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                                                                    EXHIBIT 4.27







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                            NOTE PURCHASE AGREEMENT

                           Dated as of March 21, 1997

                                     Among

                          CONTINENTAL AIRLINES, INC.,

                           WILMINGTON TRUST COMPANY,
                   as Pass Through Trustee under each of the
                         Pass Through Trust Agreements

                           WILMINGTON TRUST COMPANY,
                             as Subordination Agent

                   FIRST SECURITY BANK, NATIONAL ASSOCIATION,
                                as Escrow Agent

                                      and

                           WILMINGTON TRUST COMPANY,
                                as Paying Agent





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                        INDEX TO NOTE PURCHASE AGREEMENT

                                                                                                                     Page
SECTION 1.  Financing of New Aircraft . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
SECTION 2.  Conditions Precedent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
SECTION 3.  Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
SECTION 4.  Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
SECTION 5.  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
SECTION 6.  Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
SECTION 7.  Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
SECTION 8.  Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
SECTION 9.  Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

                                                        Schedules

Schedule I                New Aircraft and Scheduled Delivery Months
Schedule II               Pass Through Trust Agreements
Schedule III              Deposit Agreements
Schedule IV               Escrow and Paying Agent Agreements
Schedule V                Mandatory Document Terms
Schedule VI               Mandatory Economic Terms
Schedule VII              Aggregate Amortization Schedule

                                                          Annex

Annex A                   Definitions

                                                         Exhibits

Exhibit A-1               Form of Leased Aircraft Participation Agreement
Exhibit A-2               Form of Lease
Exhibit A-3               Form of Leased Aircraft Indenture
Exhibit A-4               Form of Aircraft Purchase Agreement Assignment
Exhibit A-5               Form of Leased Aircraft Trust Agreement
Exhibit B                 Form of Delivery Notice
Exhibit C-1               Form of Owned Aircraft Participation Agreement
Exhibit C-2               Form of Owned Aircraft Indenture
Exhibit D-1               Form of Special Participation Agreement
Exhibit D-2               Form of Special Lease
Exhibit D-3               Form of Special Indenture
Exhibit D-4               Form of Special Trust Agreement

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                            NOTE PURCHASE AGREEMENT

                 This NOTE PURCHASE AGREEMENT, dated as of March 21, 1997, among (i)CONTINENTAL AIRLINES, INC., a Delaware corporation (the "Company"),
(ii)WILMINGTON TRUST COMPANY ("WTC"), a Delaware banking corporation, not in its individual capacity except as otherwise expressly provided herein, but solely as trustee (in such capacity together with its successors in such capacity, the "Pass Through Trustee") under each of the four separate Pass Through Trust Agreements (as defined below), (iii)WILMINGTON TRUST COMPANY, a Delaware banking corporation, as subordination agent and trustee (in such capacity together with its successors in such capacity, the "Subordination Agent") under the Intercreditor Agreement (as defined below), (iv)FIRST SECURITY BANK, NATIONAL ASSOCIATION, a national banking association, as Escrow Agent (in such capacity together with its successors in such capacity, the "Escrow Agent"), under each of the Escrow and Paying Agent Agreements (as defined below) and (v) WILMINGTON TRUST COMPANY, a Delaware banking corporation, as Paying Agent (in such capacity together with its successors in such capacity, the "Paying Agent") under each of the Escrow and Paying Agent Agreements.

                              W I T N E S S E T H:

                 WHEREAS, capitalized terms used but not defined herein shall have the meanings ascribed to such terms in Annex A hereto;

                 WHEREAS, the Company has obtained commitments from the Manufacturer pursuant to the Aircraft Purchase Agreement for the delivery of the 30 aircraft listed in Schedule I hereto (together with any aircraft substituted therefor in accordance with the Aircraft Purchase Agreement upon a total loss of an aircraft prior to the delivery thereof, the "New Aircraft");

                 WHEREAS, pursuant to each of the Pass Through Trust Agreements set forth in Schedule II hereto (the "Pass Through Trust Agreements"), and concurrently with the execution and delivery of this Agreement, separate grantor trusts (collectively, the "Pass Through Trusts" and, individually, a "Pass Through Trust") have been created to facilitate certain of the transactions contemplated hereby, including, without limitation, the issuance and sale of pass through certificates





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pursuant thereto (collectively, the "Certificates") to provide for a portion of the financing of the New Aircraft;

                 WHEREAS, the Company has entered into the Certificate Purchase Agreement dated as of March 12, 1997 (the "Certificate Purchase Agreement") with the several purchasers (the "Initial Purchasers") named therein, which provides that each Pass Through Trustee will issue and sell the Certificates to the Initial Purchasers;

                 WHEREAS, concurrently with the execution and delivery of this Agreement, (i) the Escrow Agents and the Depositary entered into the Deposit Agreements set forth in Schedule III hereto (the "Deposit Agreements") whereby the applicable Escrow Agent agreed to direct the Initial Purchasers to make certain deposits referred to therein on the Issuance Date (as defined in the Certificate Purchase Agreement) (the "Initial Deposits") and to permit the applicable Pass Through Trustee to make additional deposits from time to time thereafter (the Initial Deposits together with such additional deposits are collectively referred to as the "Deposits") and (ii) the Pass Through Trustees, the Initial Purchasers, the Paying Agents and the Escrow Agents entered into the Escrow and Paying Agent Agreements set forth in Schedule IV hereto (the "Escrow and Paying Agent Agreements") whereby, among other things, (a) the Initial Purchasers agreed to deliver an amount equal to the amount of the Initial Deposits to the Depositary on behalf of the applicable Escrow Agent and
(b) the applicable Escrow Agent, upon the Depositary receiving such amount, has agreed to deliver escrow receipts to be affixed to each Certificate;

                 WHEREAS, prior to the delivery of each New Aircraft, the Company will determine whether to enter into a leveraged lease transaction as lessee with respect to such New Aircraft (a "Leased Aircraft") or to purchase as owner such New Aircraft (an "Owned Aircraft") and will give to the Pass Through Trustee a Delivery Notice (as defined below) specifying its election;

                 WHEREAS, upon receipt of a Delivery Notice with respect to a New Aircraft, subject to the terms and conditions of this Agreement, the applicable Pass Through Trustees will enter into the applicable Financing Agreements relating to such New Aircraft;





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                 WHEREAS, upon the delivery of each New Aircraft, each Pass
Through Trustee will fund its purchase of Equipment Notes with the proceeds of one or more Deposits withdrawn by the applicable Escrow Agent under the related Deposit Agreement bearing the same interest rate as the Certificates issued by such Pass Through Trust; and

                 WHEREAS, concurrently with the execution and delivery of this Agreement, (i)ABN AMRO Bank N.V., a bank organized under the laws of The Netherlands acting through its Chicago Branch and ING Bank N.V., a bank organized under the laws of The Netherlands (collectively, the "Liquidity Providers"), each has entered into four revolving credit agreements (each, a "Liquidity Facility"), one each for the benefit of the Certificateholders of each Pass Through Trust, with the Subordination Agent, as agent for the Pass Through Trustee on behalf of each such Pass Through Trust and (ii)the Pass Through Trustee, the Liquidity Providers and the Subordination Agent have entered into the Intercreditor Agreement, dated as of the date hereof (the "Intercreditor Agreement");

                 NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements herein contained and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                 SECTION 1. Financing of New Aircraft. (a) The Company confirms that it has entered into the Aircraft Purchase Agreements with the Manufacturer pursuant to which the Company has agreed to purchase, and the Manufacturer has agreed to deliver, the New Aircraft in the months specified in
Schedule I hereto, all on and subject to terms and conditions specified in the applicable Aircraft Purchase Agreement. The Company agrees to finance the New Aircraft in the manner provided herein, all on and subject to the terms and conditions hereof and of the relevant Financing Agreements.

                 (b) In furtherance of the foregoing, the Company agrees to give the parties hereto, the Depositary and each of the Rating Agencies not less than two Business Days' prior notice (a "Delivery Notice") of the scheduled delivery date (the "Scheduled Delivery Date") (or, in the case of a substitute Delivery Notice under Section 1(e) or (f) hereof, one Business Day's prior





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notice) in respect of each New Aircraft under the Aircraft Purchase Agreement, which notice shall:

                 (i) specify whether the Company has elected to treat such New Aircraft as a Leased Aircraft or an Owned Aircraft;

                 (ii) specify the Scheduled Delivery Date of such New Aircraft (which shall be a Business Day before the Cut-off Date and, except as provided in Section 1(f) hereof, the date (the "Funding Date") on which the financing therefore in the manner provided herein shall be consummated);

                 (iii) instruct the Pass Through Trustee to instruct the Escrow Agent to provide a Notice of Purchase Withdrawal to the Depositary with respect to the Equipment Notes to be issued in connection with the financing of such New Aircraft;

                 (iv) instruct the Pass Through Trustee to enter into the Participation Agreement included in the Financing Agreements with respect to such Aircraft in such form and at such a time on or before the Funding Date specified in such Delivery Notice and to perform its obligations thereunder;

                 (v) specify the aggregate principal amount of each series of Equipment Notes to be issued, and purchased by the Pass Through Trustees, in connection with the financing of such New Aircraft scheduled to be delivered on such Funding Date (which shall in all respects comply with the Mandatory Economic Terms); and

                 (vi) if such New Aircraft is to be a Leased Aircraft, certify that the related Owner Participant is (A) not an Affiliate of the Company and (B) either (1) a Qualified Owner Participant or (2) any other person the obligations of which under the Owner Participant Agreements (as defined in the applicable Participation Agreement) are guaranteed by a Qualified Owner Participant.

Notwithstanding the foregoing, in the event the date of issuance of the Certificates coincides with the Scheduled Delivery Date of the first Aircraft to be financed pursuant to the terms hereof, the Delivery Notice therefor may be delivered to the parties hereto on such Scheduled Delivery Date.





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                 (c)      Upon receipt of a Delivery Notice, the Pass Through
Trustees (subject to Section 1(d)) shall, and shall cause the Subordination Agent to, enter into and perform their obligations under the Participation Agreement specified in such Delivery Notice, provided that such Participation Agreement and the other Lease Financing Agreements, Special Financing Agreements or Owner Financing Agreements to be entered into pursuant to such Participation Agreement shall be in the forms thereof annexed hereto in all material respects with such changes therein as shall have been requested by the related Owner Participant, agreed to by the Company and, if modified in any material respect, as to which Rating Agency Confirmation shall have been obtained from each Rating Agency by the Company (to be delivered by the Company to the applicable Pass Through Trustee on or before the relevant Delivery Date, it being understood that if Rating Agency Confirmation shall have been received with respect to any Financing Agreements and such Financing Agreements are utilized for subsequent New Aircraft (or Substitute Aircraft) without material modifications, no additional Rating Agency Conformation shall be required); provided, however, that the relevant Financing Agreements as executed and delivered shall not vary the Mandatory Economic Terms and shall contain the Mandatory Document Terms. Notwithstanding the foregoing, (i) if The Boeing Company or any of its Affiliates is the Owner Participant with respect to any Leased Aircraft, the Lease Financing Agreements to be entered into pursuant to the Delivery Notice with respect to such Leased Aircraft may be modified from the forms annexed hereto to exclude from amounts secured under the applicable Indenture the "Additional Excluded Amounts," as such term was defined in the Lease Agreement 116, between the Company, as Lessee and First Security Bank of Utah, National Association, Owner Trustee, as Lessor, dated as of March 15, 1996, as amended by Lease Agreement 116 Amendment No. 1, dated as of May 20, 1996, and such Lease Financing Agreements, as so modified, shall be deemed (A) to be substantially in forms thereof annexed hereto and (B)by virtue of such modification not to be inconsistent with the Mandatory Document Terms and (ii) if any Financing Document annexed hereto shall not have been reviewed by either Rating Agency prior to the Issuance Date, then, prior to the use thereof in connection with the financing of any Aircraft hereunder, the Company shall obtain from each Rating Agency a confirmation that the use of such Financing Documents would not result in (i) a reduction of the rating for any Class of





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Certificates below the then current rating for such Class of Certificates or
(ii) a withdrawal or suspension of the rating of any Class of Certificates. With respect to each New Aircraft, the Company shall cause WTC (or such other person that meets the eligibility requirements to act as loan trustee under the Leased Aircraft Indenture, Owned Aircraft Indenture or Special Indenture) to execute as Loan Trustee the Financing Agreements relating to such Aircraft to which such Loan Trustee is intended to be a party, and shall concurrently therewith execute such Financing Agreements to which the Company is intended to be a party and perform its respective obligations thereunder. Upon the request of either Rating Agency, the Company shall deliver or cause to be delivered to each Rating Agency a true and complete copy of each Financing Agreement relating to the financing of each New Aircraft together with a true and complete set of the closing documentation (including legal opinions) delivered to the related Loan Trustee, Subordination Agent and Pass Through Trustee under the related Participation Agreement.

                 (d) Notwithstanding the provisions of Section 2.01 of each of the C-I Pass Through Trust Agreement and C-II Pass Through Trust Agreement, the parties hereto agree that the C-II Trustee shall not use (and the Company will not request the C-II Trustee to use) the proceeds of any of the C-II Deposits to purchase any Series C Equipment Notes in connection with the financing hereunder of a New Aircraft unless and until the C-I Trustee has used (or, simultaneously therewith, will use) the proceeds of all C-I Deposits to purchase Series C Equipment Notes.

                 (e) If after giving any Delivery Notice, there shall be a delay in the delivery of a New Aircraft, or if on the Scheduled Delivery Date of a New Aircraft the financing thereof in the manner contemplated hereby shall not be consummated for whatever reason, the Company shall give the parties hereto prompt notice thereof. The Company shall, concurrently with the giving of such notice of postponement or subsequently, give the parties hereto a substitute Delivery Notice specifying the date to which such delivery and related financing shall have been re-scheduled (which shall be a Business Day before the Cut-off Date on which the Escrow Agents shall be entitled to withdraw one or more Deposits under each of the applicable Deposit Agreements to enable each applicable Pass Through Trustee to fund its purchase of the related Equipment Notes). Upon receipt of any such notice of postponement, each applicable Pass Through Trustee shall comply with its obligations under
Section 2.01(b) of each of the Pass Through Trust Agreements and thereafter the financing of the





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relevant New Aircraft shall take place on the re-scheduled Delivery Date therefor (all on and subject to the terms and conditions of the relevant Financing Agreements) unless further postponed as provided herein.

                 (f) Anything in this Section 1 to the contrary notwithstanding, the Company shall have the right at any time on or before the Scheduled Delivery Date of any New Aircraft, and subsequent to its giving a Delivery Notice therefor, to postpone the Scheduled Delivery Date of such New Aircraft so as to enable the Company to change its election to treat such New Aircraft as a Leased Aircraft or an Owned Aircraft by written notice of such postponement to the other parties hereto. The Company shall subsequently give the parties hereto a substitute Delivery Notice complying with the provisions of Section 1(b) hereof and specifying the new Funding Date therefor (which shall be a Business Day occurring before the Cut-off Date and on which the Escrow Agents shall be entitled to withdraw Deposits under each of the applicable Deposit Agreements sufficient to enable each applicable Pass Through Trustee to fund its purchase of the related Equipment Notes). In addition, the Company shall have the further right, anything in this Section 1 to the contrary notwithstanding, to accept delivery of a New Aircraft under the applicable Aircraft Purchase Agreement on the Delivery Date thereof by utilization of bridge financing of such New Aircraft and promptly thereafter give the parties hereto a Delivery Notice specifying a Funding Date not later than 30 days after the Delivery Date of such New Aircraft and otherwise complying with the provisions of Section 1(a) hereof. All other terms and conditions of this Note Purchase Agreement shall apply to the financing of any such New Aircraft on the re-scheduled Funding Date therefor except (i)the re-scheduled Funding Date shall be deemed the Delivery Date of such New Aircraft for all purposes of this Section 1 and (ii)The related Financing Agreements shall be amended to reflect the original delivery of such New Aircraft to the Company.

                 (g) If the Scheduled Delivery Date for any New Aircraft is delayed (a) more than 30 days beyond the last day of the month set forth opposite such Aircraft under the heading "Scheduled Delivery Months" in
Schedule I hereto or (b) beyond June 30, 1998, the Company may identify for delivery a substitute aircraft therefor meeting the following conditions (a "Substitute Aircraft"): (i) a Substitute Aircraft must be a Boeing 757-200, 737-500 or 737-700 aircraft manufactured after the date of this





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Agreement, (ii) one or more Substitute Aircraft of the same or different types may be substituted for one or more New Aircraft of the same or different types so long as after giving effect thereto such substitution does not vary the Mandatory Economic Terms and (iii) the Company shall be obligated to obtain Rating Agency Confirmation in respect of the replacement of any New Aircraft by Substitute Aircraft. Upon the satisfaction of the conditions set forth above with respect to a Substitute Aircraft, the New Aircraft to be replaced shall cease to be subject to this Agreement and all rights and obligations of the parties hereto concerning such New Aircraft shall cease, and such Substitute Aircraft shall become and thereafter be subject to the terms and conditions of this Agreement to the same extent as such New Aircraft.

                 (h) The Company shall have no liability for the failure of the Pass Through Trustees to purchase Equipment Notes with respect to any New Aircraft or Substitute Aircraft, other than the Company's obligation, if any, to pay the Deposit Make-Whole Premium and the Class II Premium pursuant to
Section 4(a)(i) of this Agreement.

                 (i) The Company agrees that if, in connection with the delivery of a New Aircraft or Substitute Aircraft, any Owner Participant who is to be a party to any Lease Financing Agreement or Special Financing Agreement shall not be a "Citizen of the United States" within the meaning of Section 40102(a)(15) of the Act, then the applicable Leased Aircraft Participation Agreement or Special Participation Agreement shall be modified, consistent with the Mandatory Document Terms, to require such Owner Participant to enter into a voting trust, voting powers or similar arrangement satisfactory to the Company that (A) enables such New Aircraft or Substitute Aircraft to be registered in the United States and (B) complies with the FAA regulations issued under the Act applicable thereto.

                 (j)      Anything herein to the contrary notwithstanding,
(i)The Company shall not have the right, and shall not be entitled, at any time to request the issuance of Equipment Notes of any series to any Pass Through Trustee in an aggregate principal amount in excess of the amount of the Deposits then available for withdrawal by the Escrow Agent under and in accordance with the provisions of the related Deposit Agreement; and (ii)if any New Aircraft is not delivered and financed by the Company under the Financing Agreements in its respective





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Scheduled Delivery Months, then the Company shall use reasonable efforts to assure that the aggregate amortization schedule of the Equipment Notes will correspond as closely as reasonably practicable to the aggregate amortization schedule set forth in Schedule VII hereto.

                 SECTION 2. Conditions Precedent. The obligation of the Pass Through Trustees to enter into, and to cause the Subordination Agent to enter into, any Participation Agreement as directed pursuant to a Delivery Notice and to perform its obligations under such Participation Agreement is subject to satisfaction of the following conditions:

                 (a)      no Triggering Event shall have occurred; and

                 (b) the Company shall have delivered a certificate to each such Pass Through Trustee and each Liquidity Provider stating that (i) such Participation Agreement and the other Financing Agreements to be entered into pursuant to such Participation Agreement do not vary the Mandatory Economic Terms and contain the Mandatory Document Terms and (ii)any substantive modification of such Financing Agreements from the forms thereof attached to this Agreement do not materially and adversely affect the Certificateholders, and such certification shall be true and correct.

                 Anything herein to the contrary notwithstanding, the obligation of each Pass Through Trustee to purchase Equipment Notes shall terminate on the Cut-off Date.

                 SECTION 3. Representations and Warranties. (a) The Company represents and warrants that:

                          (i) the Company is duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is a "citizen of the United States" as defined in 49 U.S.C. Section 40102, and has the full corporate power, authority and legal right under the laws of the State of Delaware to execute and deliver this Agreement and each Financing Agreement to which it will be a party and to carry out the obligations of the Company under this Agreement and each Financing Agreement to which it will be a party;

                          (ii) the execution and delivery by the Company of this Agreement and the performance by the Company of





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                 its obligations under this Agreement have been duly authorized by the Company and will not violate its Certificate of Incorporation or by-laws or the provisions of any indenture, mortgage, contract or other agreement to which it is a party or by which it is bound; and

                          (iii) this Agreement constitutes the legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity, whether considered in a proceeding at law or in equity.

                 (b)      WTC represents and warrants that:

                          (i) WTC is duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is a "citizen of the United States" as defined in 49 U.S.C. Section 40102, and has the full corporate power, authority and legal right under the laws of the State of Delaware and the United States pertaining to its banking, trust and fiduciary powers to execute and deliver this Agreement and each Financing Agreement to which it will be a party and to carry out the obligations of WTC, in its capacity as Subordination Agent, Pass Through Trustee or Paying Agent, as the case may be, under this Agreement and each Financing Agreement to which it will be a party;

                          (ii) the execution and delivery by WTC, in its capacity as Subordination Agent, Pass Through Trustee or Paying Agent, as the case may be, of this Agreement and the performance by WTC, in its capacity as Subordination Agent, Pass Through Trustee or Paying Agent, as the case may be, of its obligations under this Agreement have been duly authorized by WTC, in its capacity as Subordination Agent, Pass Through Trustee or Paying Agent, as the case may be, and will not violate its articles of association or by-laws or the provisions of any indenture, mortgage, contract or other agreement to which it is a party or by which it is bound; and





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                          (iii)   this Agreement constitutes the legal, valid
                 and binding obligations of WTC, in its capacity as Subordination Agent, Pass Through Trustee or Paying Agent, as the case may be, enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity, whether considered in a proceeding at law or in equity.

                 (c) The Pass Through Trustee hereby confirms to each of the other parties hereto that its representations and warranties set forth in
Section 7.15 of each Pass Through Trust Agreement are true and correct as of the date hereof.

                 (d)      The Subordination Agent represents and warrants that:

                          (i) the Subordination Agent is duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has the full corporate power, authority and legal right under the laws of the State of Delaware and the United States pertaining to its banking, trust and fiduciary powers to execute and deliver this Agreement and each Financing Agreement to which it is or will be a party and to perform its obligations under this Agreement and each Financing Agreement to which it is or will be a party;

                          (ii) this Agreement has been duly authorized, executed and delivered by the Subordination Agent; this Agreement constitutes the legal, valid and binding obligations of the Subordination Agent enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity, whether considered in a proceeding at law or in equity;

                          (iii)   none of the execution, delivery and
                 performance by the Subordination Agent of this Agreement contravenes any law, rule or regulation of the State of Delaware or any United States governmental





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                 authority or agency regulating the Subordination Agent's
                 banking, trust or fiduciary powers or any judgment or order applicable to or binding on the Subordination Agent and do not contravene or result in any breach of, or constitute a default under, the Subordination Agent's articles of association or by-laws or any agreement or instrument to which the Subordination Agent is a party or by which it or any of its properties may be bound;

                          (iv) neither the execution and delivery by the Subordination Agent of this Agreement nor the consummation by the Subordination Agent of any of the transactions contemplated hereby requires the consent or approval of, the giving of notice to, the registration with, or the taking of any other action with respect to, any Delaware governmental authority or agency or any federal governmental authority or agency regulating the Subordination Agent's banking, trust or fiduciary powers;

                          (v)     there are no Taxes payable by the
                 Subordination Agent imposed by the State of Delaware or any political subdivision or taxing authority thereof in connection with the execution, delivery and performance by the Subordination Agent of this Agreement (other than franchise or other taxes based on or measured by any fees or compensation received by the Subordination Agent for services rendered in connection with the transactions contemplated by the Intercreditor Agreement or any of the Liquidity Facilities), and there are no Taxes payable by the Subordination Agent imposed by the State of Delaware or any political subdivision thereof in connection with the acquisition, possession or ownership by the Subordination Agent of any of the Equipment Notes (other than franchise or other taxes based on or measured by any fees or compensation received by the Subordination Agent for services rendered in connection with the transactions contemplated by the Intercreditor Agreement or any of the Liquidity Facilities); and

                          (vi) there are no pending or threatened actions or proceedings against the Subordination Agent before any court or administrative agency which individually or in





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                 the aggregate, if determined adversely to it, would materially adversely affect the ability of the Subordination Agent to perform its obligations under this Agreement.

                 (e)      The Escrow Agent represents and warrants that:

                          (i) the Escrow Agent is a national banking association duly incorporated, validly existing and in good standing under the laws of the United States and has the full corporate power, authority and legal right under the laws of the United States pertaining to its banking, trust and fiduciary powers to execute and deliver this Agreement, each Deposit Agreement and each Escrow and Paying Agent Agreement (collectively, the "Escrow Agent Agreements") and to carry out the obligations of the Escrow Agent under each of the Escrow Agent Agreements;

                          (ii) the execution and delivery by the Escrow Agent of each of the Escrow Agent Agreements and the performance by the Escrow Agent of its obligations hereunder and thereunder have been duly authorized by the Escrow Agent and will not violate its articles of association or by-laws or the provisions of any indenture, mortgage, contract or other agreement to which it is a party or by which it is bound; and

                          (iii)   each of the Escrow Agent Agreements
                 constitutes the legal, valid and binding obligations of the Escrow Agent enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity, whether considered in a proceeding at law or in equity.

                 (f)      The Paying Agent represents and warrants that:

                          (i) the Paying Agent is duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the full corporate power, authority and legal right under the laws of the United States pertaining to its banking, trust and fiduciary powers to execute and deliver this Agreement and the

                 Escrow and Paying Agent Agreement (collectively, the "Paying Agent Agreements") and to carry out the obligations of the Paying Agent under each of the Paying Agent Agreements;

                          (ii) the execution and delivery by the Paying Agent of each of the Paying Agent Agreements and the performance by the Paying Agent of its obligations hereunder and thereunder have been duly authorized by the Paying Agent and will not violate its articles of association or by-laws or the provisions of any indenture, mortgage, contract or other agreement to which it is a party or by which it is bound; and

                          (iii)   each of the Paying Agent Agreements
                 constitutes the legal, valid and binding obligations of the Paying Agent enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity, whether considered in a proceeding at law or in equity.

                 SECTION 4. Covenants. (a) The Company covenants with each of the other parties hereto that:

                 (i) on the date that the Depositary is obligated to pay the amount of the Final Withdrawal to the Paying Agent pursuant to a Deposit Agreement relating to any Trust, the Company shall pay to the Pass Through Trustee of such Trust no later than 12:30 p.m. (New York time) an amount equal to (i) in the case of the Class C-II Trust, the Class C-II Premium to be paid in respect of such Final Withdrawal amount and (ii) in the case of each other Trust, the Deposit Make-Whole Premium to be paid in respect of such Final Withdrawal amount;

                 (ii) subject to Section 4(a)(iv) of this Agreement, the Company shall at all times maintain its corporate existence and shall not wind-up, liquidate or dissolve or take any action, or fail to take any action, that would have the effect of any of the foregoing;

                 (iii) the Company shall at all times remain a U.S. Air Carrier and shall at all times be otherwise certificated and registered to the extent necessary to entitle (i) in the case of Leased Aircraft, the Owner Trustee (and the Loan Trustee as assignee of the Owner Trustee's rights under each Lease) to the rights afforded to lessors of aircraft equipment under Section 1110 and (ii) in the case of Owned Aircraft, the Loan Trustee to the rights afforded to secured parties of aircraft equipment under Section 1110;

                 (iv) Section 13.2.2 of each Lease is hereby incorporated by reference herein; and

                 (v) the Company agrees to provide written notice to each of the parties hereto of the occurrence of the Cut-off Date no later than one Business Day after the date thereof; such notice to specifically refer to the Pass Through Trustee's obligation to assign, transfer and deliver all of it's right, title and interest to the Trust Property (as defined in each Pass Through Trust Agreement) to the trustee of the Related Trust (as defined in each Pass Through Trust Agreement) in accordance with Section 11.01 of each of the Pass Through Trust Agreements.

                 (b) WTC, in its individual capacity, covenants with each of the other parties to this Agreement that it will, immediately upon obtaining knowledge of any facts that would cast doubt upon its continuing status as a "citizen of the United States" as defined in 49 U.S.C. Section 40102 and promptly upon public disclosure of negotiations in respect of any transaction which would or might adversely affect such status, notify in writing all parties hereto of all relevant matters in connection therewith. Upon WTC giving any such notice, WTC shall, subject to Section 8.02 of any Indenture then entered into, resign as Loan Trustee in respect of such Indenture.

                 SECTION 5. Notices. Unless otherwise specifically provided herein, all notices required or permitted by the terms of this Agreement shall be in English and in writing, and any such notice shall become effective upon being delivered personally or, if promptly confirmed by mail, when dispatched by facsimile or other written telecommunication, addressed to such party hereto at its address or facsimile number set forth below the signature of such party at the foot of this Agreement.

                 SECTION 6. Expenses. (a) The Company agrees to pay an amount or amounts equal to the fees payable to the relevant

Liquidity Provider under Section 2.03 of each Liquidity Facility and the related Fee Letter (as defined in the Intercreditor Agreement) multiplied by a fraction the numerator of which shall be the then outstanding aggregate amount of the Deposits under the Deposit Agreements and the denominator of which shall be the sum of (x) the then outstanding aggregate principal amount of the Series A Equipment Notes, Series B Equipment Notes and Series C Equipment Notes issued under all of the Indentures and (y) the then outstanding aggregate amount of the Deposits under the Deposit Agreements.


                 (b) So long as no Equipment Notes have been issued in respect of any Aircraft, the Company agrees to pay (i) (A) the amount equal to interest on any Downgrade Advance (other than any Applied Downgrade Advance) payable under Section 3.07(e) of each Liquidity Facility minus Investment Earnings while such Downgrade Advance shall be outstanding, (B) the amount equal to interest on any Non-Extension Advance (other than any Applied Non-Extension Advance) payable under Section 3.07(a)(i) of each Liquidity Facility minus Investment Earnings while such Non-Extension Advance shall be outstanding and (C) any other amounts owed to the Liquidity Provider by the Subordination Agent as borrower under each Liquidity Facility (other than amounts due as repayment of advances thereunder or as interest on such advances, except to the extent payable pursuant to clause (A) or (B)), (ii) all compensation and reimbursement of expenses, disbursements and advances payable by the Company under the Pass Through Trust Agreements, (iii) all compensation and reimbursement of expenses and disbursements payable to the Subordination Agent under the Intercreditor Agreement except with respect to any income or franchise taxes incurred by the Subordination Agent in connection with the transactions contemplated by the Intercreditor Agreement and (iv) in the event the Company requests any amendment to any Operative Agreement, all reasonable fees and expenses (including, without limitation, fees and disbursements of counsel) of the Escrow Agent and/or the Paying Agent in connection therewith. For purposes of this Section 6(b), the terms "Applied Downgrade Advance", "Applied Non-Extension Advance", "Downgrade Advance", "Investment Earnings" and "Non- Extension Advance" shall have the meanings specified in each Liquidity Facility.

                 SECTION 7. Further Assurances. Each party hereto shall duly execute, acknowledge and deliver, or shall cause to be executed, acknowledged and delivered, all such further agreements, instruments, certificates or documents, and shall do and cause to be done such further acts and things, in any case, as any other party hereto shall reasonably request in connection with its administration of, or to carry out more effectually the purposes of, or to better assure and confirm unto it the rights and benefits to be provided under, this Agreement.

                 SECTION 8. Miscellaneous. (a) Provided that the transactions contemplated hereby have been consummated, and except as otherwise provided for herein, the representations, warranties and agreements herein of the Company, the Subordination Agent, the Escrow Agent, the Paying Agent and the Pass Through Trustee, and the Company's, the Subordination Agent's, the Escrow Agent's, the Paying Agent's and the Pass Through Trustee's obligations under any and all thereof, shall survive the expiration or other termination of this Agreement and the other agreements referred to herein.

                 (b) This Agreement may be executed in any number of counterparts (and each of the parties hereto shall not be required to execute the same counterpart). Each counterpart of this Agreement, including a signature page executed by each of the parties hereto, shall be an original counterpart of this Agreement, but all of such counterparts together shall constitute one instrument. Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented, waived or modified orally, but only by an instrument in writing signed by the party against which the enforcement of the termination, amendment, supplement, waiver or modification is sought. The index preceding this Agreement and the headings of the various Sections of this Agreement are for convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions hereof. The terms of this Agreement shall be binding upon, and shall inure to the benefit of, the Company and its successors and permitted assigns, the Pass Through Trustee and its successors as Pass Through Trustee (and any additional trustee appointed) under any of the Pass Through Trust Agreements, the Escrow Agent and its successors as Escrow Agent under the Escrow and Paying Agent Agreements, the Paying Agent and its successors as Paying Agent under the Escrow and Paying Agent Agreement and the Subordination Agent and its successors as Subordination Agent under the Intercreditor Agreement.

                 (c) This Agreement is not intended to, and shall not, provide any person not a party hereto (other than the Initial Purchasers and each of the beneficiaries of Section 6 hereof) with any rights of any nature whatsoever against any of the parties hereto, and no person not a party hereto (other than the Initial Purchasers and each of the beneficiaries of Section 6 hereof) shall have any right, power or privilege in respect of, or have any benefit or interest arising out of, this Agreement.

                 SECTION 9. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. THIS AGREEMENT IS BEING DELIVERED IN THE STATE OF NEW YORK.

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

                                 CONTINENTAL AIRLINES, INC.


                                 By
                                   -----------------------------------------
                                 Name:
                                 Title:

                                 Address:   2929 Allen Parkway
                                            Suite 2010
                                            Houston, TX  77019
                                            Attention: Executive Vice
                                             President and Chief
                                             Financial Officer
                                            Facsimile:  (713) 520-6329


                                 WILMINGTON TRUST COMPANY,
                                 not in its individual capacity, except as otherwise provided herein, but solely as Pass Through Trustee


                                 By
                                   ------------------------------------------
                                 Name:  Bruce Bisson
                                 Title:  Vice President

                                 Address:  Rodney Square North
                                           1100 North Market Street
                                           Wilmington, Delaware 19890
                                           Attention:  Corporate Trust
                                            Administration
                                           Facsimile:  (302) 651-1576

                                 WILMINGTON TRUST COMPANY,
                                 not in its individual capacity, except as otherwise provided herein, but solely as Subordination Agent


                                 By
                                   ------------------------------------------
                                 Name: Bruce Bisson
                                 Title: Vice President

                                 Address: Rodney Square North
                                 1100 North Market Street
                                 Wilmington, Delaware 19890
                                 Attention:Corporate Trust
                                          Administration
                                 Facsimile:  (302) 651-1576


                                 FIRST SECURITY BANK, NATIONAL ASSOCIATION, as Escrow Agent


                                 By
                                   ------------------------------------------
                                 Name:
                                 Title:

                                 Address:  79 South Main Street
                                           Salt Lake City, Utah 84111
                                           Attention:  Corporate Trust
                                            Department
                                           Facsimile:  (801) 246-5053

                                 WILMINGTON TRUST COMPANY,
                                 as Paying Agent


                                 By
                                   -----------------------------------------
                                 Name:  Bruce Bisson
                                 Title:  Vice President

                                 Address:  Rodney Square North
                                           1100 North Market Street
                                           Wilmington, Delaware 19890
                                           Attention:  Corporate Trust
                                            Administration
                                           Facsimile:  (302) 651-1576

                                 SCHEDULE I to
                            Note Purchase Agreement


                   NEW AIRCRAFT AND SCHEDULED DELIVERY MONTHS


                                                              Manufacturer's Serial            Scheduled Delivery
New Aircraft Type              Aircraft Tail Number                   Number                          Months
-----------------              --------------------           ---------------------            ------------------
Boeing 757-224                       118                            27560                            March 1997
Boeing 757-224                       119                            27561                            May 1997
Boeing 757-224                       120                            27562                            June 1997
Boeing 757-224                       121                            27563                            July 1997
Boeing 757-224                       122                            27564                            August 1997
Boeing 757-224                       126                            28966                            December 1997
Boeing 757-224                       123                            27565                            January 1998
Boeing 757-224                       127                            28967                            January 1998
Boeing 737-524                       638                            28899                            July 1997
Boeing 737-524                       639                            28900                            July 1997
Boeing 737-524                       640                            28901                            August 1997
Boeing 737-524                       641                            28902                            August 1997
Boeing 737-524                       642                            28903                            August 1997
Boeing 737-524                       643                            28904                            September 1997
Boeing 737-524                       644                            28905                            September 1997
Boeing 737-524                       645                            28906                            October 1997
Boeing 737-524                       646                            28907                            October 1997
Boeing 737-524                       647                            28908                            November 1997
Boeing 737-524                       648                            28909                            November 1997
Boeing 737-524                       649                            28910                            December 1997
Boeing 737-524                       650                            28911                            December 1997
Boeing 737-524                       651                            28912                            December 1997
Boeing 737-524                       652                            28913                            January 1998
Boeing 737-524                       653                            28914                            January 1998
Boeing 737-524                       654                            28915                            February 1998
Boeing 737-524                       655                            28916                            February 1998
Boeing 737-724                       701                            28762                            January 1998
Boeing 737-724                       702                            28763                            January 1998
Boeing 737-724                       703                            28764                            February 1998
Boeing 737-724                       704                            28765                            February 1998

                                 SCHEDULE II to
                            Note Purchase Agreement


                         PASS THROUGH TRUST AGREEMENTS


     Pass Through Trust Agreement, dated as of March 21, 1997, between Continental Airlines, Inc., and Wilmington Trust Company, as Trustee, made with respect to the formation of Continental Airlines Pass Through Trust, Series 1997-1A-0 and the issuance of 7.461% Continental Airlines Pass Through Trust, Series 1997-1A-0 Pass Through Certificates representing fractional undivided interests in the Trust

     Pass Through Trust Agreement, dated as of March 21, 1997, between Continental Airlines, Inc., and Wilmington Trust Company, as Trustee, made with respect to the formation of Continental Airlines Pass Through Trust, Series 1997-1B-0 and the issuance of 7.461% Continental Airlines Pass Through Trust, Series 1997-1B-0 Pass Through Certificates representing fractional undivided interests in the Trust

     Pass Through Trust Agreement, dated as of March 21, 1997, between Continental Airlines, Inc., and Wilmington Trust Company, as Trustee, made with respect to the formation of Continental Airlines Pass Through Trust, Series 1997-1C-I-0 and the issuance of 7.420% Continental Airlines Pass Through Trust, Series 1997-1C-I-0 Pass Through Certificates representing fractional undivided interests in the Trust

     Pass Through Trust Agreement, dated as of March 21, 1997, between Continental Airlines, Inc., and Wilmington Trust Company, as Trustee, made with respect to the formation of Continental Airlines Pass Through Trust, Series 1997-1C-II-0 and the issuance of 7.420% Continental Airlines Pass Through Trust, Series 1997-1C-II-0 Pass Through Certificates representing fractional undivided interests in the Trust

                                SCHEDULE III to
                            Note Purchase Agreement


                               DEPOSIT AGREEMENTS


     Deposit Agreement (Class A) dated as of March 21, 1997 between First Security Bank, National Association as Escrow Agent under the Escrow and Paying Agent Agreement, and Credit Suisse First Boston, New York Branch, as Depositary

     Deposit Agreement (Class B) dated as of March 21, 1997 between First Security Bank, National Association as Escrow Agent under the Escrow and Paying Agent Agreement, and Credit Suisse First Boston, New York Branch, as Depositary

     Deposit Agreement (Class C-I) dated as of March 21, 1997 between First Security Bank, National Association as Escrow Agent under the Escrow and Paying Agent Agreement, and Credit Suisse First Boston, New York Branch, as Depositary

     Deposit Agreement (Class C-II) dated as of March 21, 1997 between First Security Bank, National Association as Escrow Agent under the Escrow and Paying Agent Agreement, and Credit Suisse First Boston, New York Branch, as Depositary

                                 SCHEDULE IV to
                            Note Purchase Agreement


                       ESCROW AND PAYING AGENT AGREEMENTS


     Escrow and Paying Agent Agreement (Class A) dated as of March 21, 1997 among First Security Bank, National Association as Escrow Agent; Credit Suisse First Boston Corporation, Morgan Stanley & Co. Incorporated, Chase Securities Inc. and Goldman, Sachs & Co., as Initial Purchasers under the Certificate Purchase Agreement; Wilmington Trust Company, not in its individual capacity, but solely as Pass Through Trustee for and on behalf of Continental Airlines Pass Through Trust 1997-1A-0 as Pass Through Trustee; and Wilmington Trust Company as Paying Agent

     Escrow and Paying Agent Agreement (Class B) dated as of March 21, 1997 among First Security Bank, National Association as Escrow Agent; Credit Suisse First Boston Corporation, Morgan Stanley & Co. Incorporated, Chase Securities Inc. and Goldman, Sachs & Co., as Initial Purchasers under the Certificate Purchase Agreement; Wilmington Trust Company, not in its individual capacity, but solely as Pass Through Trustee for and on behalf of Continental Airlines Pass Through Trust 1997-1B-0 as Pass Through Trustee; and Wilmington Trust Company as Paying Agent

     Escrow and Paying Agent Agreement (Class C-I) dated as of March 21, 1997 among First Security Bank, National Association as Escrow Agent; Credit Suisse First Boston Corporation, Morgan Stanley & Co. Incorporated, Chase Securities Inc. and Goldman, Sachs & Co., as Initial Purchasers under the Certificate Purchase Agreement; Wilmington Trust Company, not in its individual capacity, but solely as Pass Through Trustee for and on behalf of Continental Airlines Pass Through Trust 1997-1C-I-0 as Pass Through Trustee; and Wilmington Trust Company as Paying Agent

     Escrow and Paying Agent Agreement (Class C-II) dated as of March 21, 1997 among First Security Bank, National Association as Escrow Agent; Credit Suisse First Boston Corporation, Morgan Stanley & Co. Incorporated, Chase Securities Inc. and Goldman, Sachs & Co., as Initial Purchasers under the Certificate Purchase Agreement; Wilmington Trust Company, not in its individual capacity, but solely as Pass Through Trustee for and on behalf of Continental Airlines Pass Through Trust 1997-1C-II-0 as Pass Through Trustee; and Wilmington Trust Company as Paying Agent

                                 SCHEDULE V to
                            Note Purchase Agreement


                            MANDATORY DOCUMENT TERMS



1. May not modify in any material adverse respect the Granting Clause of the Trust Indenture Form so as to deprive the Note Holders of a first priority security interest in and mortgage lien on the Aircraft and the Lease or to eliminate any of the obligations secured thereby or otherwise modify in any material adverse respect as regards the interests of the Note Holders, the Subordination Agent, the Liquidity Providers or the Mortgagee the provisions of Article II or III or Section 4.02, 4.03, 4.04, 5.02, 5.06, 9.01(b), 10.04 or 10.12 of the Trust Indenture Form.

2. May not modify in any material adverse respect as regards the interests of the Note Holders, the Subordination Agent, the Liquidity Providers or the Mortgagee the provisions of Section 3.2.1(e), 3.3(c), 4.7, the final sentence of 7.1.1, 10.3.1(d)(ii), 13.3, 16, 18.3 or 18.7(a) of the Lease
      Form or otherwise modify the terms of the Lease Form so as to deprive the Mortgagee of rights expressly granted to the "Mortgagee" therein.

3. May not modify in any material adverse respect as regards the interests of the Note Holders, the Subordination Agent, the Liquidity Providers or the Mortgagee the provisions of Section 5.1.9, 5.1.10, 5.1.11, 5.1.12, 7.5, 12, 15.8(a) or 15.9 of the Participation Agreement Form or of the provisions of Section 5.1.2(xxiv) or 10.1.1(a)(iv) of the Participation Agreement Form so as to eliminate the requirement to deliver to the Loan Participant or the Mortgagee, as the case may be, the legal opinions to be provided to such Persons thereunder (recognizing that the lawyers rendering such opinions may be changed) or of the provisions of Section 7.6.11(ii) of the Participation Agreement Form as regards the rights of the Mortgagee thereunder or otherwise modify the terms of the Participation Agreement Form to deprive the Trustees, the Subordination Agent, the Liquidity Providers or the Mortgagee of any indemnity or right of reimbursement in its favor for Expenses or Taxes.

4. May not modify, in any material adverse respect as regards the interests of the Note Holders, the Subordination Agent, the Liquidity Providers or the Mortgagee, the definition of "Make Whole Amount" in Annex A to the Note Purchase Agreement.

      Notwithstanding the foregoing, any such Mandatory Document Term may be modified to correct or supplement any such provision which may be defective or to cure any ambiguity or correct any mistake, provided that any such action shall not materially adversely affect the interests of the Note Holders, the Subordination Agent, the Liquidity Providers, the Mortgagee or the Certificateholders.

                                 SCHEDULE VI to
                            Note Purchase Agreement


                            MANDATORY ECONOMIC TERMS



Equipment Notes

Obligor:          Continental or an Owner Trust

Maximum Principal Amount:


For each Boeing 757-224 Aircraft $37,600,000

         For each Boeing 737-524 Aircraft $18,400,000

         For each Boeing 737-724 Aircraft $24,400,000

Aggregate Maximum Principal Amount:

         For all Boeing 757-224 Aircraft $300,800,000

         For all Boeing 737-524 Aircraft $331,200,000

         For all Boeing 737-724 Aircraft $97,600,000

The aggregate original principal amount of all Equipment Notes for all Aircraft shall not exceed the aggregate face amount of all Certificates issued on the Issuance Date. The aggregate original principal amount of all Equipment Notes of any series shall not exceed the aggregate face amount of all Certificates of the related class issued on the Issuance Date.

Initial Loan to Aircraft Value (with the value of any Aircraft equal to the value for such Aircraft set forth in the Offering Circular in "Offering Circular Summary--The Offering--Equipment Notes and the Aircraft" under the column "Appraised Value"):


         Series A:         not in excess of 41%

         Series B:         not in excess of 55%

         Series C:         For each Boeing 757-224 Aircraft: not in excess of
              69.99%

         For each Boeing 737-524 Aircraft: not in excess of 66.19%

         For each Boeing 737-724 Aircraft: not in excess of 66.25%

Initial Average Life (in years)

         For each Boeing 757-224 Aircraft


                  Series A:  not less than 11.75 nor more than 12.60
                      years

                  Series B:  not less than 9.00 nor more than 9.75 years

                  Series C:  not less than 4.50 nor more than 5.55 years

         For each Boeing 737-524 Aircraft

                  Series A:  not less than 11.00 nor more than 12.55
                      years

                  Series B:  not less than 6.90 nor more than 10.52 years

                  Series C:  not less than 3.50 nor more than 7.60 years

         For each Boeing 737-724 Aircraft

                  Series A:  not less than 12.25 nor more than 12.55
                      years

                  Series B:  not less than 9.75 nor more than 10.05 years

                  Series C:  not less than 5.25 nor more than 5.55 years


Average Life (in years)

As of the Delivery Period Termination Date (or if earlier, the date of the occurrence of a Triggering Event), the average life of the Class A Certificates, the Class B Certificates, the Class C-I Certificates and the Class C-II Certificates shall not exceed, respectively, 12.91 years, 10.15 years, 6.00 years and 6.00 years (computed without regard to the acceleration of any Equipment Notes and after giving effect to any special distribution on the Certificates thereafter required in respect of unused Deposits).

Amortization Schedule

The amortization schedule for each Series of Equipment Notes, assuming the maximum amount thereof in respect of all of the Aircraft are purchased by the Pass Through Trusts and all New

Aircraft are delivered as currently scheduled shall be as set forth in Schedule VII of the Note Purchase Agreements.

Final Maturity Date

                  Series A:   not in excess of 18.025 years from the date
                      of issuance of the Certificates (the "Date of Issuance")

                  Series B:   not in excess of 16.025 years from the Date
                      of Issuance

                  Series C:   not in excess of 10.025 years from the Date
                      of Issuance

Debt Rate (computed on the basis of a 360-day year consisting of twelve 30-day months, payable semi-annually in arrears)

         Series A:         7.461%

         Series B:         7.461%

         Series C:         7.420%

Payment Due Rate:                   Debt Rate plus 2% per annum

Payment Dates:                      April 1 and October 1

Make-Whole Premiums:                as provided in Article II of the form of
                                    Trust Indenture marked as Exhibit A-3 or D-3
                                    (whichever shall be utilized for a Leased
                                    Aircraft) of the Note Purchase Agreement
                                    (the "Trust Indenture Form")

Redemption and Purchase:            as provided in Article II of the Trust
                                    Indenture Form

Lease

Term: The Base Lease Term shall expire by its terms on or after final maturity date of the related Series A Equipment Notes

Lease Payment Dates:                April 1 and October 1

Minimum Rent:                       Basic Rent due and payable on each Payment
                                    Date shall be at least
                                    sufficient to pay in full, as of such
                                    Payment Date (assuming timely payment of the related Equipment Notes prior to such
                                    Date), the aggregate principal amount of scheduled installments due on the related
                                    Equipment Notes outstanding on such Payment
                                    Date

Supplemental Rent:                  Sufficient to cover the sums described in
                                    clauses (a) through (d) of such term as
                                    defined in Annex A to the form of Lease
                                    (the "Lease Form") marked as Exhibit A-2 or
                                    D-2 (whichever shall be utilized for a
                                    Leased Aircraft) of the Note Purchase
                                    Agreement

Stipulated Loss Value:              At all times equal to or greater than
                                    the then outstanding principal amount of the related Equipment Notes together with accrued interest thereon

Termination Value:                  At all times equal to or greater than the
                                    then outstanding principal amount of the related Equipment Notes together with accrued interest thereon

All-risk hull insurance:            not less than Stipulated Loss Value, subject
                                    to Lessee's right to self-insure on terms no more favorable to Lessee in any material respect than those set forth in Section G of Annex D to the form of Lease marked as Exhibit A-2.

Minimum Liability

Insurance Amount:                   as set forth in Schedule 1 to the form of
                                    Lease marked as Exhibit A-2.

Payment Due Rate:                   as set forth in Schedule 1 to the form of
                                    Lease marked as Exhibit A-2.

SLV Rate:                           as set forth in Schedule 1 to the form of
                                    Lease marked as Exhibit A-2.

Participation Agreement

Mortgagee, Subordination Agent, Liquidity Providers, Pass Through Trustees, Escrow Agents and Note Holders indemnified against Expenses and Taxes to the extent set forth in Section 9 of the form of the Participation Agreement (the "Participation Form") marked as Exhibit A-1 to the Note Purchase Agreement

                               SCHEDULE VII to
                           Note Purchase Agreement


                       AGGREGATE AMORTIZATION SCHEDULE



                        1997-1A Trust
                          Scheduled            1997-1B Trust         1997-1C-I Trust       1997-1C-II Trust
         Date              Payment           Scheduled Payment     Scheduled Payment     Scheduled Payment
         ----           -------------        -----------------     -----------------     -----------------

                                                     [OMITTED]



                                   ANNEX A to
                            Note Purchase Agreement
                                  DEFINITIONS


"Act" means 49 U.S.C. Sections  40101-46507.

"Adjusted Treasury Yield" means, as of any date of determination, the sum of the Treasury Yield plus 42 basis points.

"Affiliate" means, with respect to any person, any other person directly or indirectly controlling, controlled by or under common control with such person. For purposes of this definition, "control" means the power, directly or indirectly, to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise and "controlling," "controlled by" and "under common control with" have correlative meanings.

"Aircraft Purchase Agreement" means, in the case of the Boeing 757-224 Aircraft, the Purchase Agreement No. 1783 dated March 18, 1993, or, in the case of the Boeing 737-524 Aircraft and the Boeing 737-724 Aircraft, the Purchase Agreement No. 1951 dated July 23, 1996, each between the Company and the Manufacturer (including all exhibits thereto, together with all letter agreements entered into that by their terms constitute part of any such Purchase Agreement).

"Aircraft Purchase Agreement Assignment" means the CFM International Aircraft Purchase Agreement Assignment or the Rolls-Royce Aircraft Purchase Agreement Assignment.

"Assumed Amortization Schedule" means Schedule VII to the Note Purchase
Agreement.

"Average Life Date" means, for any Equipment Note, the date which follows the time of determination by a period equal to the Remaining Weighted Average Life of such Equipment Note.

"Bankruptcy Code" means the United States Bankruptcy Code, 11 U.S.C. Sections 102 et seq.

"Business Day" means any day, other than a Saturday, Sunday or other day on which commercial banks are authorized or required by law to close in New York, New York, Houston, Texas, Wilmington, Delaware or Salt Lake City, Utah.

"C-I Deposits" means the Deposits under the Deposit Agreement relating to the Class C-I Certificates (as defined in the Intercreditor Agreement).

"C-I Pass Through Trust Agreement" means the Pass Through Trust Agreement relating to the Pass Through Trust designated as 1997-1-I.

"C-II Deposits" means the Deposits under the Deposit Agreement relating to the Class C-II Certificates (as defined in the Intercreditor Agreement).

"C-II Pass Through Trust Agreement" means the Pass Through Trust Agreement relating to the Pass Through Trust designated as 1997-1C-II.

"C-II Trustee" means the Pass Through Trustee for the Pass Through Trust designated as 1997-1C-II.

"Certificate" has the meaning set forth in the third recital to the Note Purchase Agreement.

"Certificateholder" means the Person in whose name a Certificate is registered in the Register.

"CFM International Aircraft Purchase Agreement Assignment" means a Purchase Agreement and Engine Warranties Assignment substantially in the form of Exhibit A-4-a to the Note Purchase Agreement.

"Class" means the class of Certificates issued by each Pass Through Trust.

"Class C-II Premium" means, as of any date of determination, with respect to the distribution of unused Deposits to holders of Class C-II Certificates, (a) if Equipment Notes with respect to all of New Aircraft (or Substitute Aircraft in lieu thereof) have been purchased by the Pass Through Trusts prior to such date of determination, an amount equal to the excess, if any, of (i) the present value of the excess of (x) the scheduled payment of principal and interest to maturity of the Equipment Notes on each remaining Regular Distribution Date for the Class C-II Certificates under the Assumed Amortization Schedule over (y) the scheduled payment of principal and interest to maturity of the Equipment Notes actually acquired by the Pass Through Trustee for such Class on each such Regular Distribution Date, such present value computed by discounting such excess on a semiannual basis on each Regular Distribution Date (assuming a 360-day year of twelve 30-day months) using a discount rate equal to the Adjusted Treasury Yield over (ii) the amount of such unused Deposits to be distributed to the holders of such Certificates plus accrued and unpaid interest to but excluding such date of determination from and including the preceding Regular Distribution Date (or if such date of determination precedes the first Regular Distribution Date, the Issuance Date), or (b) in any other case, an amount equal to the sum of (i) a premium calculated pursuant to the preceding clause
(a) determined with respect to the portion of such unused Deposits that would have remained unused had the maximum principal amount of the Series C Equipment Notes been purchased with respect to each of the New Aircraft as to which such Equipment Notes were not actually purchased by any of the Pass Through Trusts and as to which no replacement by a Substitute Aircraft was made and (ii) the Deposit Make-Whole Premium determined with respect to the balance of such unused Deposits.

"Company" means Continental Airlines, Inc., a Delaware corporation.

"Corporate Trust Office" with respect to any Pass Through Trustee or any Loan Trustee, means the office of such trustee in the city at which at any particular time its corporate trust business shall be principally administered.

"Cut-off Date" means the earlier of (a) the day after the Delivery Period Termination Date and (b) the date on which a Triggering Event occurs.

"Delivery Period Termination Date" means the earlier of (a) March 31, 1998, or, if the Equipment Notes relating to all of the New Aircraft (or Substitute Aircraft in lieu thereof) have not been purchased by the Pass Through Trustees on or prior to such date due to any reason beyond the control of the Company and not occasioned by the Company's fault or negligence, June 30, 1998 and (b) the date on which Equipment Notes issued with respect to all of the New Aircraft (or Substitute Aircraft in lieu thereof) have been purchased by the Pass Through Trustees in accordance with the Note Purchase Agreement.

"Delivery Date" means the Business Day on which a New Aircraft is delivered to and accepted by the Company.

"Deposit" has the meaning set forth in the fifth recital to the Note Purchase Agreement.

"Deposit Agreement" has the meaning set forth in the fifth recital to the Note Purchase Agreement.

"Deposit Make-Whole Premium" means, with respect to the distribution of unused Deposits to holders of any Class of Certificates, as of any date of determination, an amount equal to the excess, if any, of (a) the present value of the excess of (i) the scheduled payment of principal and interest to maturity of the Equipment Notes, assuming the maximum principal amount thereof were issued, on each remaining Regular Distribution Date for such Class under the Assumed Amortization Schedule over (ii) the scheduled payment of principal and interest to maturity of the Equipment Notes actually acquired by the Pass Through Trustee for such Class on each such Regular Distribution Date, such present value computed by discounting such excess on a semiannual basis on each Regular Distribution Date (assuming a 360-day year of twelve 30-day months) using a discount rate equal to the Treasury Yield over (b) the amount of such unused Deposits to be distributed to the holders of such Certificates plus accrued and unpaid interest to but excluding such date of determination from and including the preceding Regular Distribution Date (or if such date of determination precedes the first Regular Distribution Date, the Issuance Date).

"Depositary" means Credit Suisse First Boston, New York Branch, a banking institution organized under the laws of Switzerland.

"Equipment Notes" means and includes any equipment notes issued under any Indenture in the form specified in Section 2.01 thereof (as such form may be varied pursuant to the terms of such Indenture) and any Equipment Note issued under any Indenture in exchange for or replacement of any other Equipment Note.

"Escrow Agent" has the meaning set forth in the first paragraph of the Note Purchase Agreement.

"Escrow and Paying Agent Agreement" has the meaning set forth in the fifth recital to the Note Purchase Agreement.

"FAA" means the Federal Aviation Administration of the United States.

"Final Withdrawal" with respect to each Escrow and Paying Agent Agreement, has the meaning set forth in Section 1.02 thereof.

"Financing Agreements" means, collectively, the Lease Financing Agreements, the Special Financing Agreements and the Owner Financing Agreements.

"Government Entity" means (a) any federal, state, provincial or similar government, and any body, board, department, commission, court, tribunal, authority, agency or other instrumentality of any such government or otherwise exercising any executive, legislative, judicial, administrative or regulatory functions of such government or (b) any other government entity having jurisdiction over any matter contemplated by the Operative Agreements or relating to the observance or performance of the obligations of any of the parties to the Operative Agreements.

"H.15(519)" means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the Federal Reserve System.

"Indentures" means, collectively, the Leased Aircraft Indentures, the Special Indentures and the Owned Aircraft Indentures.

"Initial Purchasers" has the meaning set forth in the fourth recital to the Note Purchase Agreement.

"Intercreditor Agreement" has the meaning set forth in the ninth recital to the Note Purchase Agreement.

"Issuance Date" means the date of the original issuance of the Certificates.

"Law" means (a) any constitution, treaty, statute, law, decree, regulation, order, rule or directive of any Government Entity, and (b) any judicial or administrative interpretation or application of, or decision under, any of the foregoing.

"Lease" means a Lease Agreement substantially in the form of Exhibit A-2 to the Note Purchase Agreement.

"Lease Financing Agreements" means, collectively, the Aircraft Purchase Agreement Assignment, the Leased Aircraft Participation

Agreement, the Lease, the Leased Aircraft Indenture, the Equipment Notes issued thereunder and the Trust Agreement relating to the financing of a Leased Aircraft.

"Leased Aircraft" means a New Aircraft subject to a Lease or Special Lease.

"Leased Aircraft Indenture" means a Trust Indenture and Mortgage substantially in the form of Exhibit A-3 to the Note Purchase Agreement.

"Leased Aircraft Participation Agreement" means a Participation Agreement substantially in the form of Exhibit A-1 to the Note Purchase Agreement.

"Liquidity Facility" has the meaning set forth in the ninth recital to the Note Purchase Agreement.

"Liquidity Provider" has the meaning set forth in the ninth recital to the Note Purchase Agreement.

"Loan Trustee" means (i) in the case of the Lease Financing Agreements, the "Mortgagee" as defined therein, (ii) in the case of the Special Financing Agreements, the "Loan Trustee" as defined therein and (iii) in the case of the Owner Financing Agreements, the "Mortgagee" as defined therein.

"Mandatory Document Terms" means the terms set forth on Schedule V to the Note Purchase Agreement.

"Mandatory Economic Terms" means the terms set forth on Schedule VI to the Note Purchase Agreement.

"Manufacturer" means The Boeing Company, a Delaware corporation, solely in its capacity as manufacturer or seller of New Aircraft.

"New Aircraft" has the meaning set forth in the second recital to the Note Purchase Agreement.

"Note Purchase Agreement" means the Note Purchase Agreement to which this Annex A is attached.

"Notice of Purchase Withdrawal" with respect to each Deposit Agreement, has the meaning set forth in Section 2.3 thereof.

"Operative Agreements" means, collectively, the Pass Through Trust Agreements, the Escrow and Paying Agent Agreements, the

Deposit Agreements, the Liquidity Facilities, the Intercreditor Agreement, the Registration Rights Agreements, the Trust Agreements, the Equipment Notes, the Certificates and the Financing Agreements.

"Owned Aircraft Indenture" means a Trust Indenture and Mortgage substantially in the form of Exhibit C-2 to the Note Purchase Agreement.

"Owned Aircraft Participation Agreement" means a Participation Agreement substantially in the form of Exhibit C-1 to the Note Purchase Agreement.

"Owner Financing Agreements" means, collectively, the Owned Aircraft Participation Agreement, the Owned Aircraft Indenture and the Equipment Notes issued thereunder.

"Owner Participant" means, with respect to any Leased Aircraft, the Person named as the Owner Participant in the Participation Agreement with respect to such Leased Aircraft.

"Owner Trust" means with respect to any Leased Aircraft, the trust created by the "Trust Agreement" referred to in the Leased Aircraft Indenture or Special Indenture related thereto.

"Owner Trustee" means with respect to any Leased Aircraft, the "Owner Trustee" party to the "Trust Agreement" referred to in the Leased Aircraft Indenture or Special Indenture related thereto.

"Participation Agreements" means, collectively, the Leased Aircraft Participation Agreements, the Special Participation Agreements and the Owned Aircraft Participation Agreements.

"Pass Through Trust" has the meaning set forth in the third recital to the Note Purchase Agreement.

"Pass Through Trust Agreement" has the meaning set forth in the third recital to the Note Purchase Agreement.

"Pass Through Trustee" has the meaning set forth in the first paragraph of the Note Purchase Agreement.

"Paying Agent" has the meaning set forth in the first paragraph of the Note Purchase Agreement.

"Person" means any individual, firm, partnership, joint venture, trust, trustee, Government Entity, organization, association, corporation, government agency, committee, department, authority and other body, corporate or incorporate, whether having distinct legal status or not, or any member of any of the same.

"Qualified Owner Participant" means any bank, trust company, insurance company, financial institution or corporation (other than, without the Company's consent, a commercial air carrier, a commercial aircraft operator, a freight forwarder or Affiliate of any of the foregoing), in each case with a combined capital and surplus or net worth of at least $50,000,000.

"Rating Agencies" means, collectively, at any time, each nationally recognized rating agency which shall have been requested to rate the Certificates and which shall then be rating the Certificates. The initial Rating Agencies will be Moody's Investors Service, Inc. and Standard & Poor's Rating Group, a division of McGraw-Hill Inc.

"Rating Agency Confirmation" means, with respect to any Financing Agreement that has been modified in any material respect from the forms thereof attached to the Note Purchase Agreement or with respect to Substitute Aircraft, a written confirmation from each of the Rating Agencies that the use of such Financing Agreement with such modifications or the substituting of such Substitute Aircraft for a New Aircraft, whichever of the foregoing shall in a particular case require Rating Agency Confirmation, would not result in (i) a reduction of the rating for any Class of Certificates below the then current rating for such Class of Certificates or (ii) a withdrawal or suspension of the rating of any Class of Certificates.

"Register" means the register maintained pursuant to Sections 3.04 and 7.12 of each Pass Through Trust Agreement.

"Registration Rights Agreement" means the Exchange and Registration Rights Agreement dated as of the Issuance Date, among the Initial Purchasers, the Pass Through Trustees and the Company, as amended, supplemented or otherwise modified from time to time in accordance with its terms.

"Regular Distribution Dates" shall mean April 1 and October 1 of each year, commencing October 1, 1997.

"Remaining Weighted Average Life" means, on a given date with respect to any Equipment Note, the number of days equal to the quotient obtained by dividing
(a) the sum of each of the products
obtained by multiplying (i) the amount of each then remaining scheduled payment of principal of such Equipment Note by (ii) the number of days from and including such determination date to but excluding the date on which such payment of principal is scheduled to be made, by (b) the then outstanding principal amount of such Equipment Note.

"Rolls-Royce Aircraft Purchase Agreement Assignment" means a Purchase Agreement and Engine Warranties Assignment substantially in the form of Exhibit A-4-b to the Note Purchase Agreement.

"Section 1110" means 11 U.S.C. Section 1110 of the Bankruptcy Code or any successor or analogous Section of the federal bankruptcy Law in effect from time to time.

"Series A Equipment Notes" means Equipment Notes issued under an Indenture and designated as "Series A" thereunder.

"Series B Equipment Notes" means Equipment Notes issued under an Indenture and designated as "Series B" thereunder.

"Series C Equipment Notes" means Equipment Notes issued under an Indenture and designated as "Series C" thereunder.

"Special Financing Agreements" means, collectively, the Aircraft Purchase Agreement Assignment, the Special Participation Agreement, the Special Lease, the Special Indenture, the Equipment Notes issued thereunder and the Trust Agreement relating to the financing of a Leased Aircraft.

"Special Indenture" means a Trust Indenture and Mortgage substantially in the form of Exhibit D-3 to the Note Purchase Agreement.

"Special Lease" means a Lease Agreement substantially in the form of Exhibit D-2 to the Note Purchase Agreement.

"Special Participation Agreement" means a Participation Agreement substantially in the form of Exhibit D-1 to the Note Purchase Agreement.

"Subordination Agent" has the meaning set forth in the first paragraph of the Note Purchase Agreement.

"Substitute Aircraft" has the meaning set forth in Section 1(g) of the Note Purchase Agreement.

"Taxes" means all license, recording, documentary, registration and other similar fees and all taxes, levies, imposts, duties, charges, assessments or withholdings of any nature whatsoever imposed by any Taxing Authority, together with any penalties, additions to tax, fines or interest thereon or additions thereto.

"Taxing Authority" means any federal, state or local government or other taxing authority in the United States, any foreign government or any political subdivision or taxing authority thereof, any international taxing authority or any territory or possession of the United States or any taxing authority thereof.

"Treasury Yield" means, as of any date of determination, with respect to any Equipment Note (utilizing the Assumed Amortization Schedule applicable thereto), the interest rate (expressed as a decimal and, in the case of United States Treasury bills, converted to a bond equivalent yield) determined to be the per annum rate equal to the semi-annual yield to maturity for United States Treasury securities maturing on the Average Life Date (of such Equipment Note) and trading in the public securities markets either as determined by interpolation between the most recent weekly average yield to maturity for two series of United States Treasury securities, trading in the public securities markets, (A) one maturing as close as possible to, but earlier than, the Average Life Date (of such Equipment Note) and (B) the other maturing as close as possible to, but later than, the Average Life Date (of such Equipment Note), in each case as published in the most recent H.15(519) or, if a weekly average yield to maturity for United States Treasury securities maturing on the Average Life Date (of such Equipment Note) is reported on the most recent H.15(519), such weekly average yield to maturity as published in such H.15(519).

"Triggering Event" has the meaning assigned to such term in the Intercreditor Agreement.

"Trust Agreement" means a Trust Agreement substantially in the form of Exhibit E to the Note Purchase Agreement.

"WTC" has the meaning set forth in the first paragraph of the Note Purchase Agreement.

                                EXHIBIT A-1 to
                            Note Purchase Agreement


                FORM OF LEASED AIRCRAFT PARTICIPATION AGREEMENT

--------------------------------------------------------------------------------
             CONFIDENTIAL: SUBJECT TO RESTRICTIONS ON DISSEMINATION
                    SET FORTH IN SECTION 8 OF THIS AGREEMENT
--------------------------------------------------------------------------------


================================================================================


                            PARTICIPATION AGREEMENT
                                  Dated as of

                                     Among

                          CONTINENTAL AIRLINES, INC.,
                                    Lessee,

                               [               ],
                               Owner Participant,

                              FIRST SECURITY BANK,
                             NATIONAL ASSOCIATION,
                         Not in its individual capacity
                      except as expressly provided herein,
                          but solely as Owner Trustee,

                                 Owner Trustee,
                                      and


                           WILMINGTON TRUST COMPANY,
                         Not in its individual capacity
                      except as expressly provided herein,
                  but solely as Mortgagee, Subordination Agent
               under the Intercreditor Agreement and Pass Through
         Trustee under each of the Applicable Pass Through Agreements,

                         Mortgagee and Loan Participant
                         ------------------------------

                     One Boeing Model ___________ Aircraft
                    Bearing Manufacturer's Serial No. ____



================================================================================

PARTICIPATION AGREEMENT BASE                                              PAGE i

                                    CONTENTS


SECTION 1.   DEFINITIONS AND CONSTRUCTION .......................................................2

SECTION 2.   PARTICIPATION IN LESSOR'S COST; ISSUANCE
             OF EQUIPMENT NOTES; TERMINATION OF
             OBLIGATION TO PARTICIPATE ..........................................................3
     2.1     Participation in Lessor's Cost .....................................................3
     2.2     Nature of Obligations of Participants ..............................................3
     2.3     Termination of Obligation to Participate ...........................................4

SECTION 3.   COMMITMENT TO LEASE AIRCRAFT .......................................................4

SECTION 4.   PROCEDURE FOR PARTICIPATION IN
             PAYMENT OF LESSOR'S COST;
             POSTPONEMENT OF SCHEDULED DELIVERY DATE ............................................4
     4.1     Notices of Scheduled Delivery Date .................................................4
     4.2     Payment of Lessor's Cost ...........................................................5
     4.3     Postponement of Scheduled Delivery Date ............................................6
     4.4     Closing ............................................................................7

SECTION 5.   CONDITIONS PRECEDENT ...............................................................7
     5.1     Conditions Precedent to Obligations of Participants ................................7
     5.2     Conditions Precedent to Obligations
             of Owner Trustee ...................................................................15
     5.3     Conditions Precedent to Obligations
             of Mortgagee .......................................................................15
     5.4     Conditions Precedent to Obligations
             of Lessee ..........................................................................16
     5.5     Post-Registration Opinion ..........................................................17

SECTION 6.   REPRESENTATIONS AND WARRANTIES .....................................................18
     6.1     Lessee's Representations and
             Warranties .........................................................................18
     6.2     Owner Participant's Representations
             and Warranties .....................................................................22
     6.3     First Security's Representations and
             Warranties .........................................................................25
     6.4     WTC's Representations and Warranties ...............................................28

SECTION 7.   COVENANTS, UNDERTAKINGS AND AGREEMENTS .............................................32
     7.1     Covenants of Lessee ................................................................32
     7.2     Covenants of Owner Participant .....................................................34


PARTICIPATION AGREEMENT BASE                                             PAGE ii

     7.3      Covenants of First Security and Owner
              Trustee ......................................................................................37
     7.4      Covenants of WTC .............................................................................40
     7.5      Covenants of Note Holders ....................................................................41
     7.6      Agreements ...................................................................................42

SECTION 8.    CONFIDENTIALITY ..............................................................................51

SECTION 9.    INDEMNIFICATION AND EXPENSES .................................................................52
     9.1      General Indemnity ............................................................................52
     9.2      Expenses .....................................................................................59
     9.3      General Tax Indemnity ........................................................................61
     9.4      Payments .....................................................................................73
     9.5      Interest .....................................................................................73
     9.6      Benefit of Indemnities .......................................................................74

SECTION 10.   ASSIGNMENT OR TRANSFER OF INTERESTS ..........................................................74
    10.1      Participants, Owner Trustee and Note
              Holders ......................................................................................74
    10.2      Effect of Transfer ...........................................................................76

SECTION 11.   REFUNDING AND CERTAIN OTHER MATTERS ..........................................................77
    11.1      Refunding Generally ..........................................................................77
    11.2      Limitations on Obligation to Refund ..........................................................79
    11.3      Execution of Certain Documents ...............................................................80
    11.4      ERISA ........................................................................................80
    11.5      Consent to Optional Redemptions ..............................................................80

SECTION 12.   SECTION 1110 .................................................................................81

SECTION 13.   CHANGE OF CITIZENSHIP ........................................................................81
    13.1      Generally ....................................................................................81
    13.2      Owner Participant ............................................................................81
    13.3      Owner Trustee ................................................................................82
    13.4      Mortgagee ....................................................................................82

SECTION 14.   CONCERNING OWNER TRUSTEE .....................................................................82

SECTION 15.   MISCELLANEOUS ................................................................................83
    15.1      Amendments ...................................................................................83
    15.2      Severability .................................................................................83
    15.3      Survival .....................................................................................84
    15.4      Reproduction of Documents ....................................................................84
    15.5      Counterparts .................................................................................84
    15.6      No Waiver ....................................................................................85
    15.7      Notices ......................................................................................85




PARTICIPATION AGREEMENT BASE                                            PAGE iii

    15.8      GOVERNING LAW; SUBMISSION TO JURISDICTION;
              VENUE ........................................................................................86
    15.9      Third-Party Beneficiary ......................................................................87
    15.10     Entire Agreement .............................................................................87
    15.11     Further Assurances ...........................................................................87





ANNEX, SCHEDULES AND EXHIBITS

ANNEX A -           Definitions

SCHEDULE 1 -        Accounts; Addresses
SCHEDULE 2 -        Commitments
SCHEDULE 3 -        Certain Terms


EXHIBIT A -         Opinion of special counsel to Lessee
EXHIBIT B -         Opinion of corporate counsel to Lessee
EXHIBIT C -         Opinion of corporate counsel to Airframe
                    Manufacturer
EXHIBIT D -         Opinion of special counsel to Owner
                    Trustee
EXHIBIT E -         Opinion of special counsel to Mortgagee
EXHIBIT F -         Opinion of special counsel to Owner
                    Participant and Owner Participant Parent
EXHIBIT G -         Opinion of corporate counsel to Owner
                    Participant and Owner Participant Parent
EXHIBIT H -         Opinion of special counsel in Oklahoma
                    City, Oklahoma


PARTICIPATION AGREEMENT BASE                                            PAGE iv

                            PARTICIPATION AGREEMENT
                                                     ______

      PARTICIPATION AGREEMENT ________ , dated as of __________ (this "Agreement"), among (a) CONTINENTAL AIRLINES, INC., a Delaware corporation
("Lessee"), (b) [     ] ("Owner Participant"), (c) FIRST SECURITY BANK, NATIONAL
ASSOCIATION, a national banking association, not in its individual capacity, except as expressly provided herein, but solely as Owner Trustee (this and all other capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in Section 1) (in its capacity as Owner Trustee, "Owner Trustee" or "Lessor," and in its individual capacity, "First Security"),
(d) WILMINGTON TRUST COMPANY, a Delaware banking corporation, not in its individual capacity, except as expressly provided herein, but solely as Mortgagee (in its capacity as Mortgagee, "Mortgagee" and in its individual capacity, "WTC"), (e) WILMINGTON TRUST COMPANY, not in its individual capacity, except as expressly provided herein, but solely as Pass Through Trustee under each of the Applicable Pass Through Trust Agreements, (each, an "Applicable
Pass Through Trustee") and (f) WILMINGTON TRUST COMPANY, not in its individual capacity, except as expressly provided herein, but solely as Subordination
Agent under the Intercreditor Agreement ("Subordination Agent").

                                    RECITALS

     A. Owner Participant and First Security, concurrently herewith, are entering into the Trust Agreement, pursuant to which, among other things, Owner Trustee agrees to hold the Trust Estate for the use and benefit of Owner Participant upon and subject to the terms and conditions set forth therein.

     B. Lessee and Airframe Manufacturer have entered into the Purchase Agreement, pursuant to which, among other things, Airframe Manufacturer has agreed to manufacture and sell to Lessee and Lessee has agreed to purchase from Airframe Manufacturer, certain aircraft, including the Aircraft.

     C. On the Delivery Date, Lessee and Owner Trustee will enter into the Purchase Agreement Assignment, pursuant to which, among other things, Lessee will assign to Owner Trustee its right to purchase the Aircraft from Airframe Manufacturer upon and subject to the terms and conditions set forth in the Purchase Agreement and the Purchase Agreement Assignment.


PARTICIPATION AGREEMENT BASE                                              PAGE 1

     D. Pursuant to each of the Pass Through Trust Agreements, on the Issuance Date the Pass Through Trusts were created and the Pass Through Certificates were issued and sold.

     E. Pursuant to the Note Purchase Agreement, each Applicable Pass Through Trustee has agreed to use a portion of the proceeds from the issuance and sale of the Pass Through Certificates issued by each Applicable Pass Through Trust to purchase from the Owner Trustee, on behalf of the related Applicable Pass Through Trust, the Equipment Note bearing the same interest rate as the Pass Through Certificates issued by such Pass Through Trust.

     F. Owner Trustee and Mortgagee, concurrently with the execution and delivery hereof, have entered into the Trust Indenture for the benefit of the Note Holders, pursuant to which, among other things, Owner Trustee agrees (1) to issue Equipment Notes, in the amounts and otherwise as provided in the Trust Indenture, the proceeds of which will be used to pay a portion of Lessor's Cost and (2) to mortgage, pledge and assign to Mortgagee all of Owner Trustee's right, title and interest in the Trust Indenture Estate to secure the Secured Obligations, including, without limitation, Owner Trustee's obligations under the Equipment Notes.

     G. On the Delivery Date, Lessor and Lessee will enter into the Lease, pursuant to which, among other things, Lessor shall lease the Aircraft to Lessee and Lessee shall lease the Aircraft from Lessor upon and subject to the terms and conditions set forth therein.

     H. The parties hereto wish to set forth in this Agreement the terms and conditions upon and subject to which the aforesaid transactions shall be effected.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.    DEFINITIONS AND CONSTRUCTION

     Capitalized terms used but not defined herein shall have the respective meanings set forth or incorporated by reference, and shall be construed and interpreted in the manner described, in Annex A.


PARTICIPATION AGREEMENT BASE                                              PAGE 2

SECTION 2. PARTICIPATION IN LESSOR'S COST; ISSUANCE OF EQUIPMENT NOTES; TERMINATION OF OBLIGATION TO PARTICIPATE

     2.1      Participation in Lessor's Cost

     Subject to the terms and conditions of this Agreement, on the Delivery Date, Owner Participant and each Applicable Pass Through Trustee shall participate in the payment of Lessor's Cost as follows:

     (a) Owner Participant shall participate in the payment of Lessor's Cost for the Aircraft by making an equity investment in the beneficial ownership of the Aircraft in the amount in Dollars equal to Owner Participant's Percentage multiplied by Lessor's Cost; and

     (b) Each Applicable Pass Through Trustee shall make a non-recourse secured loan to Owner Trustee to finance, in part, the Owner Trustee's payment of Lessor's Cost in the amount in Dollars equal to such Pass Through Trustee's PTT Percentage multiplied by Lessor's Cost, such loan to be evidenced by one or more Equipment Notes, dated the Delivery Date, issued to the Subordination Agent as the registered holder on behalf of each such Applicable Pass Through Trustee for the related Applicable Pass Through Trust by Owner Trustee in accordance with this Agreement and the Trust Indenture, in an aggregate principal amount equal to the Commitment of each such Applicable Pass Through Trustee.

     2.2      Nature of Obligations of Participants

     The obligations hereunder of each Participant are several, and not joint, and a Participant shall have no obligation to make available to Owner Trustee any portion of any amount not paid hereunder by any other Participant. The failure by either Participant to perform its obligations hereunder shall not affect the obligations of Lessee toward the other Participant, except to the extent provided in Section 5.4.

     2.3      Termination of Obligation to Participate

     Notwithstanding any other provision of this Agreement, if the Closing does not occur on or before the Commitment


PARTICIPATION AGREEMENT BASE                                              PAGE 3

Termination Date, the Commitment of each Participant and its obligation to participate in the payment of Lessor's Cost shall expire and be of no further force and effect; provided, that the liability of any Participant that has defaulted in the payment of its Commitment shall not be released.

SECTION 3.    COMMITMENT TO LEASE AIRCRAFT

     Subject to the terms and conditions of this Agreement, concurrently with the issuance of the Equipment Notes on the Delivery Date, Owner Trustee shall purchase and accept delivery of the Aircraft under and pursuant to the Purchase Agreement and the Purchase Agreement Assignment, and thereupon Owner Trustee shall lease the Aircraft to Lessee, and Lessee shall lease the Aircraft from Owner Trustee, under the Lease.

SECTION 4. PROCEDURE FOR PARTICIPATION IN PAYMENT OF LESSOR'S COST; POSTPONEMENT OF SCHEDULED DELIVERY DATE

     4.1      Notices of Scheduled Delivery Date

     Without limiting its obligations to the Loan Participant under Section 1(b) of the Note Purchase Agreement, Lessee agrees to give Participants, Owner Trustee, and Mortgagee at least one Business Day's written notice of the Scheduled Delivery Date, which notice shall set forth Lessor's Cost and the amount of each Participant's Commitment. Each Participant agrees that making available its respective Commitment shall constitute a waiver of such notice. Owner Trustee and Mortgagee shall be deemed to have waived such notice if Mortgagee shall have received from each Participant funds in the full amount of its respective Commitment.

     4.2      Payment of Lessor's Cost

     (a) Each Participant agrees, subject to the terms and conditions of this Agreement, to make the Dollar amount of its respective Commitment available, by wire transfer of immediately available funds to WTC's account no. 920-1-014363 at The Chase Manhattan Bank (National Association), New York, New York ABA# 021000021 (contact: Emma Budget, tel. (718) 242- 3795), reference Continental Lease ___, at or before 12:00 Noon, New York City time, on the Scheduled Delivery Date. All such funds made available by each Participant to WTC shall, until payment thereof to Airframe Manufacturer and Lessee as provided in
Section 4.2(b)(ii) or return thereof to the respective



PARTICIPATION AGREEMENT BASE                                              PAGE 4

Participant as provided in Section 4.3.2, be held by WTC in trust for the benefit of the respective Participant, as the sole and exclusive property of the respective Participant and not as part of the Trust Estate or the Trust Indenture Estate.

     (b) Subject to the satisfaction, or waiver by the applicable party, of the conditions precedent set forth in Section 5, and simultaneously with the receipt by the parties hereto of all amounts to be paid to them on the Delivery Date pursuant to this Section 4.2, Owner Trustee shall:

         (i)     purchase, take title to, and accept delivery of,the Aircraft;

         (ii) in consideration of the transfer of title to the Aircraft to Owner Trustee, direct WTC to pay, from the funds made available to WTC hereunder by the Participants, all or a specified portion of its Commitment either to (A) Airframe Manufacturer, which payments in the aggregate shall be equal to Manufacturer's Purchase Price, by wire transfer of immediately available funds to Airframe Manufacturer's account set forth in Schedule 1 and (B) Lessee, which payments in the aggregate shall be equal to Lessor's Cost minus Manufacturer's Purchase Price, by wire transfer of immediately available funds to Lessee's account set forth in Schedule 1 or as otherwise directed by Lessee;

         (iii) execute an application for registration of the Aircraft with the FAA and Lease Supplement No. 1, in each case with respect to the Aircraft;

         (iv) execute the Trust Indenture and the initial Trust Indenture Supplement and issue the Equipment Notes to the Subordination Agent in accordance with Section 2.1(b);

         (v)     lease the Aircraft to Lessee, pursuant to the Lease; and

         (vi) take such other action as may be required to be taken by the Owner Trustee on the Delivery Date by the terms of any Operative Agreement.


PARTICIPATION AGREEMENT BASE                                              PAGE 5

     4.3      Postponement of Scheduled Delivery Date

              4.3.1     POSTPONEMENT

     If for any reason whatsoever the Closing is not consummated on the Scheduled Delivery Date, Lessee may, subject to the provisions of 1(e) of the Note Purchase Agreement, by telephonic notice, given by 5:00 p.m., New York City time (such telephonic notice to be promptly confirmed in writing by personal delivery or facsimile), on the Scheduled Delivery Date to each Participant, Owner Trustee and Mortgagee, designate a Delayed Delivery Date, in which case the Owner Participant will keep its funds available, and the Loan Participant shall comply with its obligations under Section 2.01 of each applicable Pass Through Trust Agreement.

              4.3.2     RETURN OF FUNDS

     WTC shall promptly return to each Participant that makes funds available to it in accordance with Section 4.2(a) such funds, together with interest or income earned thereon, if the Closing fails to occur on the Scheduled Delivery Date, provided that any funds made available by the Loan Participant shall be returned on such Scheduled Delivery Date.

     4.4      Closing

     The Closing shall occur at the offices of Hughes Hubbard & Reed LLP, One Battery Park Plaza, New York, New York 10004, or such other place as the parties shall agree.

SECTION 5.    CONDITIONS PRECEDENT

     5.1      Conditions Precedent to Obligations of Participants

     The obligation of each Participant to make the Dollar amount of its respective Commitment available for payment as directed by the Owner Trustee on the Delivery Date is subject to satisfaction or waiver by each such Participant, on or prior to the Delivery Date, of the conditions precedent set forth below in this Section 5.1; provided, that it shall not be a condition precedent to the obligation of any Participant that any document be produced or action taken that is to be produced or taken by such Participant or by a Person within such Participant's control; provided, further, that Sections 5.1.2(iii),
(xv) and (xxiii) (H) shall not be conditions precedent to the obligation of Loan


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

Participant and Sections 5.1.15 and 5.1.16 shall not be conditions precedent to the obligation of Owner Participant.

              5.1.1     NOTICE

     Such Participant shall have received the notice described in Section 4.1 or, in the case of a Delayed Delivery Date, 4.3, when and as required thereby, or shall have waived such notice.

              5.1.2     DELIVERY OF DOCUMENTS

     Such Participant shall, except as noted below, have received executed counterparts of the following agreements, instruments, certificates or documents, and such counterparts (a) shall have been duly authorized, executed and delivered by the respective party or parties thereto, (b) shall be reasonably satisfactory in form and substance to such Participant and (c) shall be in full force and effect:

          (i) the Lease; provided, that only Mortgagee shall receive the sole executed chattel paper original thereof;

          (ii) Lease Supplement No. 1; provided, that only Mortgagee shall receive the sole executed chattel paper original thereof;

          (iii) the Tax Indemnity Agreement; provided, that only Owner Participant and Lessee shall receive copies of the Tax Indemnity Agreement;

          (iv)     the Trust Agreement;

          (v)      the Trust Indenture;

          (vi)     the initial Trust Indenture Supplement;

          (vii)    the Purchase Agreement Assignment;

          (viii) the Consent and Agreement and the Engine Consent and Agreement;

          (ix) the Equipment Notes dated the Delivery Date; provided, that only the Subordination Agent shall receive the authenticated Equipment Notes;

          (x) an excerpted copy of the Purchase Agreement to the extent relating to Airframe Manufacturer's or Engine



PARTICIPATION AGREEMENT BASE                                              PAGE 7

         Manufacturer's respective warranties or related obligations or any right in the Purchase Agreement assigned to Owner Trustee pursuant to the Purchase Agreement Assignment; provided, that only Owner Trustee and Mortgagee shall receive copies of such agreements (copies of which may be inspected by Participants and their respective special counsel on the Delivery Date, but after the Delivery Date such copies shall be retained by Owner Trustee and Mortgagee and may be inspected and reviewed by Owner Participant or Loan Participant or their respective counsel if and only if there shall have occurred and be continuing a Lease Default or Lease Event of Default);

                  (xi)     the Bills of Sale;

                 (xii) an invoice from Airframe Manufacturer to Owner Trustee in respect of the Aircraft (except for the BFE) specifying the amount of the Manufacturer's Purchase Price and an invoice from Lessee specifying the amount due to Lessee in respect of the Aircraft and the BFE, which amounts, in the aggregate, shall equal Lessor's Cost of the Aircraft;

                (xiii) an appointment of authorized representatives by Owner Trustee, and an acceptance thereof by such representatives in each case, dated the Delivery Date;

                 (xiv) the broker's report and insurance certificates required by Section 11 of the Lease;

                 (xv) an appraisal or appraisals from an Appraiser, which appraisal or appraisals shall be reasonably satisfactory in form and substance to Owner Participant; provided, that only Owner Participant and Lessee shall receive copies of such appraisal or appraisals;

                 (xvi) (A) a copy of the Certificate of Incorporation and By-Laws of Lessee and resolutions of the board of directors of Lessee and/or the executive committee thereof, in each case certified as of the Delivery Date, by the Secretary or an Assistant Secretary of Lessee, duly authorizing the execution, delivery and performance by Lessee of the Lessee Operative Agreements required to be executed and delivered by Lessee on or prior to the Delivery Date in accordance with the provisions hereof and thereof; (B) an incumbency certificate of Lessee, Owner Participant, First Security and WTC as to the person or persons authorized to execute and deliver the relevant Operative Agreements on behalf of such party; and (C) a copy of the Certificate of Incorporation or Articles of Incorporation and By-Laws and general authorizing resolutions of the boards of directors (or executive committees) or other satisfactory evidence of authorization of Owner Participant, First Security and


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


         WTC, certified as of the Delivery Date by the Secretary or an Assistant or Attesting Secretary of Owner Participant, First Security and WTC, respectively, which authorize the execution, delivery and performance by Owner Participant, First Security and WTC, respectively, of each of the Operative Agreements to which it is a party, together with such other documents and evidence with respect to it as Lessee or any Participant may reasonably request in order to establish the consummation of the transactions contemplated by this Agreement and the taking of all corporate proceedings in connection therewith;

                 (xvii) an Officer's Certificate of Lessee, dated as of the Delivery Date, stating that its representations and warranties set forth in this Agreement are true and correct as of the Delivery Date (or, to the extent that any such representation and warranty expressly relates to an earlier date, true and correct as of such earlier date);

                 (xviii) an Officer's Certificate of First Security, dated as of the Delivery Date, stating that its representations and warranties, in its individual capacity and as Owner Trustee, set forth in this Agreement are true and correct as of the Delivery Date (or, to the extent that any such representation and warranty expressly relates to an earlier date, true and correct as of such earlier date);

                 (xix) an Officer's Certificate of Owner Participant, dated as of the Delivery Date, stating that its representations and warranties set forth in this Agreement are true and correct as of the Delivery Date (or, to the extent that any such representation and warranty expressly relates to an earlier date, true and correct as of such earlier date);

                 (xx) an Officer's Certificate of WTC, dated as of the Delivery Date, stating that its representations and warranties in its individual capacity or as Mortgagee, a



PARTICIPATION AGREEMENT BASE                                              PAGE 9

         Pass Through Trustee or Subordination Agent, as the case may be, set forth in this Agreement are true and correct as of the Delivery Date (or, to the extent that any such representation and warranty expressly relates to an earlier date, true and correct as of such earlier date);

                 (xxi) an application for registration of the Aircraft with the FAA in the name of Owner Trustee; provided, that only special counsel in Oklahoma City, Oklahoma shall receive the sole executed copy thereof for filing with the FAA;

                 (xxii)  the Financing Statements;

                 (xxiii) the following opinions of counsel, in each case dated the Delivery Date:

                         (A) an opinion of Hughes Hubbard & Reed LLP, special
                  counsel to Lessee, substantially in the form of Exhibit A;

                         (B) an opinion of Lessee's Legal Department,
                  substantially in the form of Exhibit B;

                         (C) an opinion of _________________, corporate
                  counsel to Airframe Manufacturer, substantially in the form of Exhibit C;

                         (D) an opinion of Ray, Quinney & Nebeker, special
                  counsel to Owner Trustee, substantially in the form of Exhibit D;

                         (E) an opinion of Richards, Layton & Finger, special counsel to Mortgagee, substantially in the form of Exhibit E;

                         (F) an opinion of ____________, special counsel to Owner Participant, substantially in the form of Exhibit F;

                         (G) an opinion of Richards, Layton & Finger, special
                  counsel for the Loan Participant, substantially in the form set forth in Exhibit G;

                         (H) an opinion of ___________, special tax counsel to
                  Owner Participant, with respect to certain


PARTICIPATION AGREEMENT BASE                                             PAGE 10
                  tax consequences of the transactions contemplated hereby; provided, that only Owner Participant shall receive such opinion; and

                         (I) an opinion of Lytle Soule & Curlee, special
                  counsel in Oklahoma City, Oklahoma, substantially in the form of Exhibit H;

                 (xxiv) a copy of a current, valid Standard Certificate of Airworthiness for the Aircraft duly issued by the FAA;

                 (xxv) the Participants and their respective counsel shall have received copies of such documents and papers as such Participants may reasonably request, other than (A) in the case of Loan Participant, copies of the Purchase Agreement, provided that special counsel for Loan Participant may inspect the Purchase Agreement in connection with the transactions contemplated hereby or as a basis for such counsel's closing opinion, and (B) in the case of parties other than Owner Participant and its special counsel, the Tax Indemnity Agreement.


              5.1.3     OTHER COMMITMENTS

         Each other Participant shall have made available the Dollar amount of its Commitment as directed by Owner Trustee in accordance with Section 4.

              5.1.4     VIOLATION OF LAW

     No change shall have occurred after the date of this Agreement in any applicable Law that makes it a violation of Law for (a) Lessee, any Participant, Subordination Agent, Owner Trustee or Mortgagee to execute, deliver and perform the Operative Agreements to which any of them is a party or
(b) any Participant to make the Dollar amount of its Commitment available or, in the case of any Loan Participant, to acquire an Equipment Note or to realize the benefits of the security afforded by the Trust Indenture.

              5.1.5     TAX LAW CHANGE

     In respect of Owner Participant, no Adverse Change in Tax Law shall have been enacted, promulgated or issued on or prior to the Delivery Date. Owner Participant agrees to consider promptly, and to consult with Lessee concerning any such Adverse



PARTICIPATION AGREEMENT BASE                                             PAGE 11

         Change in Tax Law and to advise Lessee and Loan Participant promptly if Owner Participant determines that an Adverse Change in Tax Law which has been enacted or promulgated or, if proposed, has a substantial likelihood of becoming effective, would cause Owner Participant to elect not to close with respect to the Aircraft. At any time on or before the Delivery Date, Owner Participant may notify Lessee and Loan Participant that Owner Participant elects not to close as a result of the enactment, promulgation or issuance of any Adverse Change in Tax Law on or before the Delivery Date, specifying such Adverse Change in Tax Law; and failure to give such notice on or before the Delivery Date shall preclude Owner Participant from not closing with respect to such Aircraft as a result of any Adverse Change in Tax Law.

              5.1.6     REPRESENTATIONS, WARRANTIES AND COVENANTS

     The representations and warranties of each other party to this Agreement made, in each case, in this Agreement and in any other Operative Agreement to which it is a party, shall be true and accurate in all material respects as of the Delivery Date (unless any such representation and warranty shall have been made with reference to a specified date, in which case such representation and warranty shall be true and accurate as of such specified date) and each other party to this Agreement shall have performed and observed, in all material respects, all of its covenants, obligations and agreements in this Agreement and in any other Operative Agreement to which it is a party to be observed or performed by it as of the Delivery Date.

              5.1.7     NO EVENT OF DEFAULT

     On the Delivery Date, no event shall have occurred and be continuing, or would result from the sale, mortgage or lease of the Aircraft, which constitutes a Lease Default or Lease Event of Default, or an Indenture Default or Indenture Event of Default.

              5.1.8     NO EVENT OF LOSS

     No Event of Loss with respect to the Airframe or any Engine shall have occurred and no circumstance, condition, act or event that, with the giving of notice or lapse of time or both, would give rise to or constitute an Event of Loss with respect to the Airframe or any Engine shall have occurred.


PARTICIPATION AGREEMENT BASE                                             PAGE 12

              5.1.9     TITLE


     Owner Trustee shall have good title (subject to filing and recordation of the FAA Bill of Sale with the FAA) to the Aircraft, free and clear of Liens, except (a) the rights of Lessee under the Lease and Lease Supplement No. 1, (b) the Lien created by the Trust Indenture and the initial Trust Indenture Supplement, (c) the beneficial interest of Owner Participant created by the Trust Agreement, (d) Liens permitted by clause (d) (solely for taxes not yet due) of Section 6 of the Lease and (e) Liens permitted by clause (e) of Section 6 of the Lease.

              5.1.10     CERTIFICATION

     The Aircraft shall have been duly certificated by the FAA as to type and airworthiness in accordance with the terms of the Purchase Agreement.

              5.1.11     SECTION 1110

     Owner Trustee, as lessor under the Lease (and Mortgagee, as assignee of Owner Trustee under the Trust Indenture), shall be entitled to the benefits of
Section 1110 (as currently in effect) with respect to the right to take possession of the Airframe and Engines as provided in the Lease in the event of a case under Chapter 11 of the Bankruptcy Code in which Lessee is a debtor.

              5.1.12     FILING

     On the Delivery Date (a) the FAA Filed Documents shall have been duly filed for recordation (or shall be in the process of being so duly filed for recordation) with the FAA in accordance with the Act and (b) each Financing Statement shall have been duly filed (or shall be in the process of being so duly filed) in the appropriate jurisdiction.

              5.1.13     NO PROCEEDINGS

     No action or proceeding shall have been instituted, nor shall any action be threatened in writing, before any Government Entity, nor shall any order, judgment or decree have been issued or proposed to be issued by any Government Entity, to set aside, restrain, enjoin or prevent the completion and consummation of this Agreement or any other Operative Agreement or the transactions contemplated hereby or thereby.


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

              5.1.14     GOVERNMENTAL ACTION

     All appropriate action required to have been taken prior to the Delivery Date by the FAA, or any governmental or political agency, subdivision or instrumentality of the United States, in connection with the transactions contemplated by this Agreement shall have been taken, and all orders, permits, waivers, authorizations, exemptions and approvals of such entities required to be in effect on the Delivery Date in connection with the transactions contemplated by this Agreement shall have been issued.

              5.1.15    NOTE PURCHASE AGREEMENT

     The conditions precedent to the obligations of the Loan Participants and the other requirements relating to the Aircraft and the Equipment Notes set forth in the Note Purchase Agreement shall have been satisfied.

              5.1.16    PERFECTED SECURITY INTEREST

     On the Delivery Date, after giving effect to the filing of the FAA Filed Documents and the Financing Statements, Mortgagee shall have received a duly perfected first priority security interest in all of Owner Trustee's right, title and interest in the Aircraft and the Lease, subject only to Permitted Liens.

     5.2      Conditions Precedent to Obligations of Owner Trustee

     The obligation of Owner Trustee to direct the Participants to apply the Commitments to pay Lessor's Cost on the Delivery Date is subject to satisfaction or waiver by Owner Trustee, on or prior to the Delivery Date, of the conditions precedent set forth below in this Section 5.2.

              5.2.1     NOTICE

     Owner Trustee shall have received the notice described in Section 4.1 or, in the case of a Delayed Delivery Date, 4.3, when and as required thereby, or shall have waived such notice.

              5.2.2     DOCUMENTS

     Executed originals of the agreements, instruments, certificates or documents described in Section 5.1.2 shall have been received by Owner Trustee, except as specifically provided


PARTICIPATION AGREEMENT BASE                                             PAGE 14
therein, unless the failure to receive any such agreement, instrument, certificate or document is the result of any action or inaction by Owner Trustee.

              5.2.3     OTHER CONDITIONS PRECEDENT

     Each of the conditions set forth in Sections 5.1.4, 5.1.6, 5.1.7 and 5.1.11 shall have been satisfied unless the failure of any such condition to be satisfied is the result of any action or inaction by Owner Trustee.

              5.3       Conditions Precedent to Obligations of Mortgagee

     The obligation of Mortgagee to authenticate the Equipment Notes on the Delivery Date is subject to the satisfaction or waiver by Mortgagee, on or prior to the Delivery Date, of the conditions precedent set forth below in this
Section 5.3.

              5.3.1     NOTICE

     Mortgagee shall have received the notice described in Section 4.1 or, in the case of a Delayed Delivery Date, 4.3, when and as required thereby, or shall have waived such notice.

              5.3.2     DOCUMENTS

     Executed originals of the agreements, instruments, certificates or documents described in Section 5.1.2 shall have been received by Mortgagee, except as specifically provided therein, unless the failure to receive any such agreement, instrument, certificate or document is the result of any action or inaction by Mortgagee.

              5.3.3     OTHER CONDITIONS PRECEDENT

     Each of the conditions set forth in Sections 5.1.4, 5.1.6, 5.1.7 and 5.1.11 shall have been satisfied unless the failure of any such condition to be satisfied is the result of any action or inaction by Mortgagee.

     5.4     Conditions Precedent to Obligations of Lessee

     The obligation of Lessee to lease the Aircraft on the Delivery Date is subject to the satisfaction or waiver by Lessee, on or prior to the Delivery Date, of the conditions precedent set forth below in this Section 5.4.


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

              5.4.1     DOCUMENTS

     Executed originals of the agreements, instruments, certificates or documents described in Section 5.1.2 shall have been received by Lessee, except as specifically provided therein, and shall be satisfactory to Lessee, unless the failure to receive any such agreement, instrument, certificate or document is the result of any action or inaction by Lessee.

              5.4.2     SALES TAX

     Lessee shall be satisfied that no sales, use, value added, goods and services or like tax, and no stamp tax duty, is payable with respect to the delivery of the Aircraft on the Delivery Date to the extent that Lessee has liability therefor under Section 9.3.

              5.4.3     OTHER CONDITIONS PRECEDENT

     Each of the conditions set forth in Sections 5.1.3 (as to all Participants), 5.1.4, 5.1.5, 5.1.6, 5.1.7 (as to Indenture Defaults or Indenture Events of Default not constituting Lease Defaults or Lease Events of Default, respectively), 5.1.8, 5.1.9, 5.1.10, 5.1.11, 5.1.12, 5.1.13 and 5.1.14
shall have been satisfied or waived by Lessee, unless the failure of any such condition to be satisfied is the result of any action or inaction by Lessee.

              5.4.4     TAX LAW CHANGE

     No Adverse Change in Tax Law shall have been enacted, promulgated or proposed on or prior to the Delivery Date. Lessee agrees to consider promptly, and to consult with Owner Participant concerning, any such Adverse Change in Tax Law and to advise Owner Participant and Loan Participant promptly if Lessee determines that an Adverse Change in Tax Law which has been enacted or promulgated or, if proposed, has a substantial likelihood of becoming effective, would cause Lessee to elect not to close the transactions contemplated by the Lease and this Agreement. At any time on or before the Delivery Date, Lessee may notify Owner Participant and Loan Participant that Lessee elects not to close the transactions contemplated by the Lease and this Agreement as a result of the enactment, promulgation or proposal of any Adverse Change in Tax Law on or before the Delivery Date, specifying such Adverse Change in Tax Law.



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

     5.5      Post-Registration Opinion

     Promptly upon the registration of the Aircraft and the recordation of the FAA Filed Documents pursuant to the Act, Lessee will cause Lytle Soule & Curlee, special counsel in Oklahoma City, Oklahoma, to deliver to Lessee, each Participant, Owner Trustee and Mortgagee a favorable opinion or opinions addressed to each of them with respect to such registration and recordation.

SECTION 6.    REPRESENTATIONS AND WARRANTIES

     6.1      Lessee's Representations and Warranties

Lessee represents and warrants to each Participant, Subordination Agent, Owner Trustee and Mortgagee that:

              6.1.1     ORGANIZATION; QUALIFICATION

     Lessee is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has the corporate power and authority to conduct the business in which it is currently engaged and to own or hold under lease its properties and to enter into and perform its obligations under the Lessee Operative Agreements. Lessee is duly qualified to do business as a foreign corporation in good standing in each jurisdiction in which the nature and extent of the business conducted by it, or the ownership of its properties, requires such qualification, except where the failure to be so qualified would not give rise to a Material Adverse Change to Lessee.

              6.1.2     CORPORATE AUTHORIZATION

     Lessee has taken, or caused to be taken, all necessary corporate action (including, without limitation, the obtaining of any consent or approval of stockholders required by its Certificate of Incorporation or By-Laws) to authorize the execution and delivery of each of the Lessee Operative Agreements, and the performance of its obligations thereunder.

              6.1.3      NO VIOLATION

     The execution and delivery by Lessee of the Lessee Operative Agreements, the performance by Lessee of its obligations thereunder and the consummation by Lessee on the Delivery Date of the transactions contemplated thereby, do not and will not


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

(a) violate any provision of the Certificate of Incorporation or By-Laws of Lessee, (b) violate any Law applicable to or binding on Lessee or
(c) violate or constitute any default under (other than any violation or default that would not result in a Material Adverse Change to Lessee), or result in the creation of any Lien (other than as permitted under the Lease) upon the Aircraft under, any indenture, mortgage, chattel mortgage, deed of trust, conditional sales contract, lease, loan or other material agreement, instrument or document to which Lessee is a party or by which Lessee or any of its properties is bound.

              6.1.4     APPROVALS

     The execution and delivery by Lessee of the Lessee Operative Agreements, the performance by Lessee of its obligations thereunder and the consummation by Lessee on the Delivery Date of the transactions contemplated thereby do not and will not require the consent or approval of, or the giving of notice to, or the registration with, or the recording or filing of any documents with, or the taking of any other action in respect of, (a) any trustee or other holder of any Debt of Lessee and (b) any Government Entity, other than the filing of (x) the FAA Filed Documents and the Financing Statements (and continuation statements periodically) and (y) filings, recordings, notices or other ministerial actions pursuant to any routine recording, contractual or regulatory requirements applicable to it.

              6.1.5     VALID AND BINDING AGREEMENTS

     The Lessee Operative Agreements have been duly authorized, executed and delivered by Lessee and, assuming the due authorization, execution and delivery thereof by the other party or parties thereto, constitute the legal, valid and binding obligations of Lessee and are enforceable against Lessee in accordance with the respective terms thereof, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium and other similar Laws affecting the rights of creditors generally and general principles of equity, whether considered in a proceeding at law or in equity.

              6.1.6     LITIGATION

     Except as set forth in Lessee's most recent Annual Report on Form 10-K, as amended, filed by Lessee with the SEC on or prior to the Delivery Date, or in any Quarterly Report on Form 10-Q or




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

Current Report on Form 8-K filed by Lessee with the SEC subsequent to such Form 10-K and on or prior to the Delivery Date, no action, claim or proceeding is now pending or, to the Actual Knowledge of Lessee, threatened, against Lessee, before any court, governmental body, arbitration board, tribunal or administrative agency, which is reasonably likely to be determined adversely to Lessee and if determined adversely to Lessee would result in a Material Adverse Change.

              6.1.7     FINANCIAL CONDITION

     The audited consolidated balance sheet of Lessee with respect to Lessee's most recent fiscal year included in Lessee's most recent Annual Report on Form 10-K, as amended, filed by Lessee with the SEC, and the related consolidated statements of operations and cash flows for the period then ended have been prepared in accordance with GAAP and fairly present in all material respects the financial condition of Lessee and its consolidated subsidiaries as of such date and the results of its operations and cash flows for such period, and since the date of such balance sheet, there has been no material adverse change in such financial condition or operations of Lessee, except for matters disclosed in (a) the financial statements referred to above or (b) any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K filed by Lessee with the SEC on or prior to the date hereof.

              6.1.8     REGISTRATION AND RECORDATION

     Except for (a) the registration of the Aircraft with the FAA pursuant to the Act in the name of Owner Trustee, (b) the filing for recordation (and recordation) of the FAA Filed Documents, (c) the filing of the Financing Statements (and continuation statements relating thereto at periodic intervals), (d) the taking of possession and retention by Mortgagee of the original counterparts of the Lease and Lease Supplement No. 1 and (e) the affixation of the nameplates referred to in Section 7.1.3 of the Lease, no further action, including any filing or recording of any document (including any financing statement in respect thereof under Article 9 of the UCC) is necessary in order to establish and perfect the right, title or interest of Owner Trustee, and the Mortgagee's security interest, in the Aircraft and the Lease, as against Lessee and any other Person, in each case, in any applicable jurisdictions in the United States.



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


              6.1.9     CHIEF EXECUTIVE OFFICE

     The chief executive office (as such term is defined in Article 9 of the UCC) of Lessee is located at 2929 Allen Parkway, Houston, Texas 77019.

              6.1.10    NO DEFAULT

     No event which, if the Aircraft were subject to the Lease, constitutes a Lease Default or Lease Event of Default has occurred and is continuing.

              6.1.11    NO EVENT OF LOSS

     No Event of Loss has occurred with respect to the Airframe or any Engine, and, to the Actual Knowledge of Lessee, no circumstance, condition, act or event has occurred that, with the giving of notice or lapse of time or both gives rise to or constitutes an Event of Loss with respect to the Airframe or any Engine.

              6.1.12    COMPLIANCE WITH LAWS

     (a) Lessee is a Citizen of the United States and a U.S. Air Carrier.

     (b) Lessee holds all licenses, permits and franchises from the appropriate Government Entities necessary to authorize Lessee to lawfully engage in air transportation and to carry on scheduled commercial passenger service as currently conducted, except where the failure to so hold any such license, permit or franchise would not give rise to a Material Adverse Change to Lessee.

     (c) Lessee is not an "investment company" or a company controlled by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

              6.1.13    SECURITIES LAWS

     Neither Lessee nor any person authorized to act on its behalf has directly or indirectly offered any beneficial interest or Security relating to the ownership of the Aircraft or the Lease or any interest in the Trust Estate and Trust Agreement, or any of the Equipment Notes or any other interest in or security under the Trust Indenture, for sale to, or solicited any offer to



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

acquire any such interest or security from, or has sold any such interest or security to, any person in violation of the Securities Act.

              6.1.14    BROKER'S FEES

     No Person acting on behalf of Lessee is or will be entitled to any broker's fee, commission or finder's fee in connection with the Transactions, except for fees payable to Lessee's Advisor, if any.

              6.1.15    SECTION 1110

     Owner Trustee, as lessor under the Lease (and Mortgagee, as assignee under the Trust Indenture), is entitled to the benefits of Section 1110 (as currently in effect) with respect to the right to take possession of the Airframe and Engines as provided in the Lease in the event of a case under Chapter 11 of the Bankruptcy Code in which Lessee is a debtor.

     6.2      Owner Participant's Representations and Warranties

Owner Participant represents and warrants to Lessee, Loan Participant, Subordination Agent, Owner Trustee and Mortgagee that:

              6.2.1     ORGANIZATION, ETC.

     Owner Participant is a corporation duly incorporated, validly existing and in good standing under the Laws of the OP Jurisdiction, has the corporate power and authority to conduct the business in which it is currently engaged and to own or hold under lease its properties and to enter into, and perform its obligations under the Owner Participant Agreements, and has a tangible net worth (exclusive of goodwill) greater than $75,000,000.

              6.2.2     CORPORATE AUTHORIZATION

     Owner Participant has taken, or caused to be taken, all necessary corporate action (including, without limitation, the obtaining of any consent or approval of stockholders required by its Certificate of Incorporation or By-Laws) to authorize the execution and delivery of each of the Owner Participant Agreements, and the performance of its obligations thereunder.


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





              6.2.3     NO VIOLATION

     The execution and delivery by Owner Participant of the Owner Participant Agreements, the performance by Owner Participant of its obligations thereunder and the consummation by Owner Participant on the Delivery Date of the transactions contemplated thereby, do not and will not (a) violate any provision of the Certificate of Incorporation or By-Laws of Owner Participant,
(b) violate any Law applicable to or binding on Owner Participant or (c) violate or constitute any default under (other than any violation or default that would not result in a Material Adverse Change to Owner Participant), or result in the creation of any Lien (other than as provided for or otherwise permitted in the Operative Agreements) upon the Trust Estate under, any indenture, mortgage, chattel mortgage, deed of trust, conditional sales contract, lease, loan or other material agreement, instrument or document to which Owner Participant is a party or by which Owner Participant or any of its properties is bound.

              6.2.4     APPROVALS

     The execution and delivery by Owner Participant of the Owner Participant Agreements, the performance by Owner Participant of its obligations thereunder and the consummation by Owner Participant on the Delivery Date of the transactions contemplated thereby do not and will not require the consent or approval of, or the giving of notice to, or the registration with, or the recording or filing of any documents with, or the taking of any other action in respect of, (a) any trustee or other holder of any Debt of Owner Participant and (b) any Government Entity, other than the filing of the FAA Filed Documents and the Financing Statements.

              6.2.5    VALID AND BINDING AGREEMENTS

     The Owner Participant Agreements have been duly authorized, executed and delivered by Owner Participant and, assuming the due authorization, execution and delivery by the other party or parties thereto, constitute the legal, valid and binding obligations of Owner Participant and are enforceable against Owner Participant in accordance with the respective terms thereof, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting the rights of creditors


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


generally and general principles of equity, whether considered in a proceeding at law or in equity.

              6.2.6     CITIZENSHIP

     On the Delivery Date, Owner Participant is a Citizen of the United States.

              6.2.7     NO LIENS

     On the Delivery Date, there are no Lessor Liens attributable to Owner Participant in respect of all or any part of the Trust Estate.

              6.2.8     INVESTMENT BY OWNER PARTICIPANT

     Owner Participant's beneficial interest in the Trust Estate is being acquired by it for its own account, for investment and not with a view to any resale or distribution thereof, except that, subject to the restrictions on transfer set forth in Section 10, the disposition by Owner Participant of its beneficial interest in the Trust Estate shall at all times be within its control.

              6.2.9     ERISA

     No part of the funds to be used by Owner Participant to acquire or hold its interests in the Trust Estate to be acquired by it under this Agreement directly or indirectly constitutes assets of a Plan.

              6.2.10    LITIGATION

     There are no pending or, to the Actual Knowledge of Owner Participant, threatened actions or proceedings against Owner Participant before any court, governmental body, arbitration board, administrative agency or tribunal which, if determined adversely to Owner Participant, would materially adversely affect the ability of Owner Participant to perform its obligations under the Owner Participant Agreements.

              6.2.11    SECURITIES LAWS

     Neither Owner Participant nor any person Owner Participant has authorized to act on its behalf has directly or indirectly offered any beneficial interest in or Security relating to the ownership of the Aircraft or any interest in the Trust Estate, or


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


any of the Equipment Notes or any other interest in or Security under the Trust Indenture for sale to, or solicited any offer to acquire any of the same from, any Person in violation of the Securities Act or applicable state securities Laws.

              6.2.12    BROKER'S FEES

     No Person acting on behalf of Owner Participant is or will be entitled to any broker's fee, commission or finder's fee in connection with the Transactions.

     6.3      First Security's Representations and Warranties

     First Security represents and warrants to Lessee, Owner Participant, Loan Participant, Subordination Agent and Mortgagee that:

              6.3.1     ORGANIZATION, ETC.

     First Security is a national banking association duly organized, validly existing and in good standing under the Laws of the United States, holding a valid certificate to do business as a national banking association with banking authority to execute and deliver, and perform its obligations under, the Owner Trustee Agreements.

              6.3.2     CORPORATE AUTHORIZATION

     First Security has taken, or caused to be taken, all necessary corporate action (including, without limitation, the obtaining of any consent or approval of stockholders required by Law or by its Articles of Association or By-Laws) to authorize the execution and delivery by First Security, in its individual capacity and as Owner Trustee, of each of the Owner Trustee Agreements, and the performance of its obligations thereunder.

              6.3.3     NO VIOLATION

     The execution and delivery by First Security, in its individual capacity and as Owner Trustee of the Owner Trustee Agreements, the performance by First Security, in its individual capacity and as Owner Trustee, of its obligations thereunder and the consummation by First Security in its individual capacity and as Owner Trustee on the Delivery Date of the transactions contemplated thereby, do not and will not (a) violate any provision of the Articles of Association or By-Laws of First



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

Security, (b) violate any Law applicable to or binding on Owner Trustee or First Security or (c) violate or constitute any default under(other than any violation or default that would not result in a Material Adverse Change to First Security, in its individual capacity or as Owner Trustee), or result in the creation of any Lien (other than the lien of the Trust Indenture) upon any property of First Security, in its individual capacity and as Owner Trustee, or any of its subsidiaries under, any indenture, mortgage, chattel mortgage, deed of trust, conditional sales contract, lease, loan or other material agreement, instrument or document to which First Security, in its individual capacity and as Owner Trustee, is a party or by which First Security, in its individual capacity and as Owner Trustee, or any of its properties is or may be bound or affected.

              6.3.4     APPROVALS

     The execution and delivery by First Security, in its individual capacity and as Owner Trustee, of the Owner Trustee Agreements, the performance by First Security, in its individual capacity and as Owner Trustee, of its obligations thereunder and the consummation by First Security, in its individual capacity and as Owner Trustee, on the Delivery Date of the transactions contemplated thereby do not and will not require the consent, approval or authorization of, or the giving of notice to, or the registration with, or the recording or filing of any documents with, or the taking of any other action in respect of,
(a) any trustee or other holder of any Debt of First Security or (b) any Government Entity, other than the filing of the FAA Filed Documents and the Financing Statements.

              6.3.5     VALID AND BINDING AGREEMENTS

     The Owner Trustee Agreements have been duly authorized, executed and delivered by First Security, in its individual capacity or as Owner Trustee, as the case may be, and constitute the legal, valid and binding obligations of First Security, in its individual capacity and as Owner Trustee, and, assuming the due authorization, execution and delivery thereof by the other party or parties thereto, are enforceable against First Security, in its individual capacity and as Owner Trustee, in accordance with the respective terms thereof, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium and other similar Laws affecting the


PARTICIPATION AGREEMENT BASE                                             PAGE 25
rights of creditors generally and general principles of equity, whether considered in a proceeding at law or in equity.

              6.3.6     CITIZENSHIP

     On the Delivery Date, First Security is a Citizen of the United States.

              6.3.7     CHIEF EXECUTIVE OFFICE

     The chief executive office (as such term is defined in Article 9 of the UCC) of Owner Trustee is located at 79 South Main Street, Salt Lake City, Utah 84111.

              6.3.8     TITLE

     On the Delivery Date, Owner Trustee shall have received whatever title (a) to the Aircraft (other than the BFE) as was conveyed to it by Airframe Manufacturer and (b) to the BFE as was conveyed to it by Lessee.

              6.3.9     NO LIENS; FINANCING STATEMENTS

     On the Delivery Date, there are no Lessor Liens attributable to First Security or Owner Trustee in respect of all or any part of the Aircraft, Trust Estate or the Trust Indenture Estate. Except for the Financing Statements, it has not, either in its individual capacity or as Owner Trustee, executed any UCC financing statements relating to the Aircraft or the Lease.

              6.3.10    LITIGATION

     There are no pending or, to the Actual Knowledge of First Security, threatened actions or proceedings against First Security or Owner Trustee before any court, governmental body, arbitration board, administrative agency or tribunal which, if determined adversely to First Security, would materially adversely affect the ability of First Security or Owner Trustee to perform its obligations under the Owner Trustee Agreements.

              6.3.11    SECURITIES LAWS

     Neither First Security, nor any person authorized to act on its behalf, has directly or indirectly offered any beneficial interest or Security relating to the ownership of the Aircraft or any interest in the Trust Estate or any of the Equipment Notes or any other interest in or security under the Trust Indenture for


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


sale to, or solicited any offer to acquire any such interest or security from, or has sold any such interest or security to, any person other than the Participants, except for the offering and sale of the Pass Through Certificates.

              6.3.12    EXPENSES AND TAXES

     There are no Expenses or Taxes that may be imposed on or asserted against the Trust, the Trust Estate or any part thereof or any interest therein, the Trust Indenture Estate, Lessee, Owner Participant, any Applicable Pass Through Trustee, Subordination Agent, Owner Trustee or Mortgagee (except as to Owner Trustee, Taxes imposed on the fees payable to Owner Trustee) under the laws of Utah in connection with the execution, delivery or performance of any Operative Agreement by Owner Trustee or in connection with the issuance of the Equipment Notes, which Expenses or Taxes would not have been imposed if Owner Trustee had not (x) had its principal place of business in, (y) performed (in its individual capacity or as Owner Trustee) any or all of its duties under the Operative Agreements in or (z) engaged in any activities unrelated to the transactions contemplated by the Operative Agreements in, the State of Utah.

     6.4      WTC's Representations and Warranties

     WTC represents and warrants (with respect to Section 6.4.10, solely in its capacity as Subordination Agent) to Lessee, Owner Participant and Owner Trustee that:

              6.4.1     ORGANIZATION, ETC.

     WTC is a Delaware banking corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, holding a valid certificate to do business as a Delaware banking corporation with banking authority to execute and deliver, and perform its obligations under, the Mortgagee Agreements, the Pass Through Trustee Agreements and the Subordination Agent Agreements.

              6.4.2     CORPORATE AUTHORIZATION

     WTC has taken, or caused to be taken, all necessary corporate action (including, without limitation, the obtaining of any consent or approval of stockholders required by Law or by its Certificate of Incorporation or By-Laws) to authorize the execution and delivery by WTC, in its individual capacity or as




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

Mortgagee, a Pass Through Trustee or Subordination Agent, as the case may be, of the Mortgagee Agreements, the Pass Through Trustee Agreements and the Subordination Agent Agreements and the performance of its obligations thereunder.

              6.4.3     NO VIOLATION

     The execution and delivery by WTC, in its individual capacity or as Mortgagee, a Pass Through Trustee or Subordination Agent, as the case may be, of the Mortgagee Agreements, the Pass Through Trustee Agreements and the Subordination Agent Agreements, the performance by WTC, in its individual capacity or as Mortgagee, a Pass Through Trustee or Subordination Agent, as the case may be, of its obligations thereunder and the consummation on the Delivery Date of the transactions contemplated thereby, do not and will not (a) violate any provision of the Certificate of Incorporation or By-Laws of WTC, (b) violate any Law applicable to or binding on WTC, in its individual capacity or (except in the case of any Law relating to any Plan) as Mortgagee, a Pass Through Trustee or Subordination Agent, or (c) violate or constitute any default under (other than any violation or default that would not result in a Material Adverse Change to WTC, in its individual capacity or Mortgagee, a Pass Through Trustee or Subordination Agent), or result in the creation of any Lien (other than the lien of the Trust Indenture) upon any property of WTC, in its individual capacity or as Mortgagee, a Pass Through Trustee or Subordination Agent, or any of WTC's subsidiaries under, any indenture, mortgage, chattel mortgage, deed of trust, conditional sales contract, lease, loan or other agreement, instrument or document to which WTC, in its individual capacity or as Mortgagee, a Pass Through Trustee or Subordination Agent, is a party or by which WTC, in its individual capacity or as Mortgagee, a Pass Through Trustee or Subordination Agent, or any of their respective properties is bound.

               6.4.4    APPROVALS

     The execution and delivery by WTC, in its individual capacity or as Mortgagee, a Pass Through Trustee or Subordination Agent, as the case may be, of the Mortgagee Agreements, the Pass Through Trustee Agreements and the Subordination Agent Agreements, the performance by WTC, in its individual capacity or as Mortgagee, a Pass Through Trustee or Subordination Agent, as the case may be, of its obligations thereunder and the


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

consummation on the Delivery Date by WTC, in its individual capacity or as Mortgagee, a Pass Through Trustee or Subordination Agent, as the case may be, of the transactions contemplated thereby do not and will not require the consent, approval or authorization of, or the giving of notice to, or the registration with, or the recording or filing of any documents with, or the taking of any other action in respect of, (a) any trustee or other holder of any Debt of WTC or (b) any Government Entity, other than the filing of the FAA Filed Documents and the Financing Statements.

              6.4.5     VALID AND BINDING AGREEMENTS

     The Mortgagee Agreements, the Pass Through Trustee Agreements and the Subordination Agent Agreements have been duly authorized, executed and delivered by WTC and, assuming the due authorization, execution and delivery by the other party or parties thereto, constitute the legal, valid and binding obligations of WTC, in its individual capacity or as Mortgagee, a Pass Through Trustee or Subordination Agent, as the case may be, and are enforceable against WTC, in its individual capacity or as Mortgagee, a Pass Through Trustee or Subordination Agent, as the case may be, in accordance with the respective terms thereof, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other similar Laws affecting the rights of creditors generally and general principles of equity, whether considered in a proceeding at law or in equity.

              6.4.6     CITIZENSHIP

     WTC is a Citizen of the United States.

              6.4.7     NO LIENS

     On the Delivery Date, there are no Lessor Liens attributable to WTC in respect of all or any part of the Trust Estate or the Trust Indenture Estate.

              6.4.8     LITIGATION

     There are no pending or, to the Actual Knowledge of WTC, threatened actions or proceedings against WTC, in its individual capacity or as Mortgagee, a Pass Through Trustee or Subordination Agent, before any court, administrative agency or tribunal which, if determined adversely to WTC, in its individual capacity or as Mortgagee, a Pass Through Trustee or Subordination Agent, as the case may be, would materially adversely affect the ability of WTC, in its individual capacity or as


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

Mortgagee, a Pass Through Trustee or Subordination Agent, as the case may be, to perform its obligations under any of the Mortgagee Agreements, the Pass Through Trustee Agreements or the Subordination Agent Agreements.

              6.4.9     SECURITIES LAWS

     Neither WTC nor any person authorized to act on its behalf has directly or indirectly offered any beneficial interest or Security relating to the ownership of the Aircraft or any interest in the Trust Indenture Estate or any of the Equipment Notes or any other interest in or security under the Trust Indenture for sale to, or solicited any offer to acquire any such interest or security from, or has sold any such interest or security to, any Person other than the Participants, except for the offering and sale of the Pass Through Certificates.

              6.4.10    INVESTMENT

     The Equipment Notes to be acquired by the Subordination Agent are being acquired by it for the account of the Applicable Pass Through Trustees, for investment and not with a view to any resale or distribution thereof, except that, subject to the restrictions on transfer set forth in Section 10.1.3, the disposition by it of its Equipment Notes shall at all times be within its control.

              6.4.11    TAXES

     There are no Taxes payable by any Applicable Pass Through Trustee or WTC, as the case may be, imposed by the State of Delaware or any political subdivision or taxing authority thereof in connection with the execution, delivery and performance by such Pass Through Trustee or WTC, as the case may be, of this Agreement or any of the Pass Through Trustee Agreements (other than franchise or other taxes based on or measured by any fees or compensation received by any such Pass Through Trustee or WTC, as the case may be, for services rendered in connection with the transactions contemplated by any of the Pass Through Trust Agreements), and there are no Taxes payable by any Applicable Pass Through Trustee or WTC, as the case may be, imposed by the State of Delaware or any political subdivision thereof in connection with the acquisition, possession or ownership by any such Pass Through Trustee of any of the Equipment Notes (other


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
than franchise or other taxes based on or measured by any fees or compensation received by any such Pass Through Trustee or WTC, as the case may be, for services rendered in connection with the transactions contemplated by any of the Pass Through Trust Agreements), and, assuming that the trusts created by the Pass Through Trust Agreements will not be taxable as corporations, but, rather, each will be characterized as a grantor trust under subpart E, Part I of Subchapter J of the Code or as a partnership under Subchapter K of the Code, such trusts will not be subject to any Taxes imposed by the State of Delaware or any political subdivision thereof;

              6.4.12    CONTROL

     WTC is not an Affiliate of the Owner Participant or the Owner Trustee.

              6.4.13    BROKER'S FEES

     No Person acting on behalf of WTC, in its individual capacity or as Mortgagee, any Applicable Pass Through Trustee or Subordination Agent, is or will be entitled to any broker's fee, commission or finder's fee in connection with the Transactions.

SECTION 7.    COVENANTS, UNDERTAKINGS AND AGREEMENTS

     7.1      Covenants of Lessee

     Lessee covenants and agrees, at its own cost and expense, with Owner Participant, Loan Participant, Owner Trustee and Mortgagee as follows:

              7.1.1     CORPORATE EXISTENCE; U.S. AIR CARRIER

     Lessee shall at all times maintain its corporate existence, except as permitted by Section 13.2 of the Lease, and shall at all times remain a U.S. Air Carrier.

              7.1.2     NOTICE OF CHANGE OF CHIEF EXECUTIVE OFFICE

     Lessee will give Owner Participant, Owner Trustee and Mortgagee timely written notice (but in any event within 30 days prior to the expiration of the period of time specified under applicable Law to prevent lapse of perfection) of any relocation of its chief executive office (as such term is defined in Article 9 of the UCC) from its then present location and will


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
promptly take any action required by Section 7.1.3(c) as a result of such relocation.

              7.1.3     CERTAIN ASSURANCES

          (a) Lessee shall duly execute, acknowledge and deliver, or shall cause to be executed, acknowledged and delivered, all such further agreements, instruments, certificates or documents, and shall do and cause to be done such further acts and things, in any case, as Owner Participant, Owner Trustee or Mortgagee shall reasonably request for accomplishing the purposes of this Agreement and the other Operative Agreements, provided that any instrument or other document so executed by Lessee will not expand any obligations or limit any rights of Lessee in respect of the transactions contemplated by any Operative Agreement.

          (b) Lessee shall promptly take such action with respect to the recording, filing, re-recording and refiling of the Lease, the Trust Agreement and the Trust Indenture and the respective supplements thereto, including, without limitation, Lease Supplement No. 1 and the Trust Indenture Supplement, as shall be necessary to establish, perfect and protect the interests and rights of Owner Trustee in and to the Aircraft and under the Lease and the perfection and priority of the Lien created by the Trust Indenture. Lessee shall furnish to Owner Participant or Owner Trustee such information (other than with respect to the citizenship of Owner Participant and Owner Trustee) in Lessee's possession or otherwise reasonably available to Lessee as may be required to enable Owner Participant or Owner Trustee to make application for registration of the Aircraft under the Act (subject to Lessee's rights under Section 7.1.2 of the Lease) and shall pay or cause to be paid all out-of-pocket costs and expenses thereof (including, without limitation, reasonable attorneys' fees and disbursements).

          (c) Lessee, at its sole cost and expense, will cause the FAA Filed Documents, the Financing Statements and all continuation statements (and any amendments necessitated by any combination, consolidation or merger pursuant to
Section 13.2 of the Lease, or any relocation of its chief executive office) in respect of the Financing Statements to be prepared and, subject only to the execution and delivery thereof by Owner Trustee and Mortgagee, as applicable, duly and timely filed and recorded, or filed for recordation, to the extent permitted under the Act (with respect to the FAA Filed Documents) or the UCC or similar

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

law of any other applicable jurisdiction (with respect to such other documents).

          (d) If the Aircraft has been registered in a country other than the United States pursuant to Section 7.1.2 of the Lease, Lessee will furnish to Owner Trustee, Mortgagee and each Participant annually after such registration, commencing with the calendar year after such registration is effected, an opinion of special counsel reasonably satisfactory to Owner Trustee and Mortgagee stating that, in the opinion of such counsel, either that (i) such action has been taken with respect to the recording, filing, rerecording and refiling of the Operative Agreements and any supplements and amendments thereto as is necessary to establish, perfect and protect Owner Trustee's and Mortgagee's respective right, title and interest in and to the Aircraft and the Operative Agreements, reciting the details of such actions, or (ii) no such action is necessary to maintain the perfection of such right, title and interest.

              7.1.4     SECURITIES LAWS

     Neither Lessee nor any person authorized to act on its behalf will directly or indirectly offer any beneficial interest or Security relating to the ownership of the Aircraft or the Lease or any interest in the Trust Estate and Trust Agreement or any of the Equipment Notes or any other interest in or security under the Trust Indenture, for sale to, or solicit any offer to acquire any such interest or security from, or sell any such interest or security to, any person in violation of the Securities Act or applicable state or foreign securities Laws.

     7.2      Covenants of Owner Participant

     Owner Participant covenants and agrees with Lessee, and except with respect to Section 7.2.4, Loan Participant, Owner Trustee and Mortgagee as follows:

              7.2.1     LIENS

     Owner Participant (a) will not directly or indirectly create, incur, assume or suffer to exist any Lessor Lien attributable to it on or with respect to all or any part of the Trust Estate, the Trust Indenture Estate or the Aircraft,
(b) will, at its own cost and expense, promptly take such action as may be necessary to discharge any Lessor Lien attributable to Owner Participant on all or any part of the Trust Estate, the


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

Trust Indenture Estate or the Aircraft and (c) will hold harmless and indemnify Lessee, Owner Trustee, each Note Holder, Mortgagee, each of their respective Affiliates, successors and permitted assigns, the Trust Estate and the Trust Indenture Estate from and against (i) any and all Expenses, (ii) any reduction in the amount payable out of the Trust Estate or the Trust Indenture Estate and
(iii) any interference with the possession, operation or other use of all or any part of the Aircraft imposed on, incurred by or asserted against any of the foregoing as a consequence of any such Lessor Lien.

              7.2.2     REVOCATION OF TRUST AGREEMENT

     (a) Owner Participant will comply with the provisions of the Trust Agreement applicable to it, and will not terminate or revoke the Trust Agreement or the trusts created thereunder without the prior written consent of Lessee and Mortgagee and will not amend, modify or supplement the Trust Agreement, or waive any of the provisions thereof, if such amendment, modification, supplement or waiver would have a material adverse effect on Lessee, without the consent of Lessee, or on Mortgagee or any Note Holder, without the consent of Mortgagee.

     (b) Notwithstanding Section 7.2.2(a), Owner Participant may at any time remove Owner Trustee pursuant to Section 9.1 of the Trust Agreement or terminate the Trust Agreement pursuant to Section 11.2 of the Trust Agreement.

              7.2.3     CHANGE OF SITUS OF OWNER TRUST

     If, at any time, any Tax Indemnitee or the Trust Estate becomes subject to any Taxes for which it is indemnified pursuant to Section 9.3 of this Agreement and if, as a consequence thereof, Lessee should request that the situs of the Trust be moved to another state in the United States from the state in which it is then located, the situs of the Trust may be moved with the written consent of Owner Participant (which consent shall not be unreasonably withheld) and Owner Participant will take whatever action may be reasonably necessary to accomplish such removal; provided, that, in any event, (a) Lessee shall provide such additional tax indemnification as Owner Participant and the Note Holders or the Pass Through Trustees may reasonably request to cover any additional unindemnified Taxes or loss of Tax benefits described in the assumptions in the Tax Indemnity Agreement resulting from such change in the situs of the Trust,


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

(b) the rights and obligations under the Operative Agreements of Owner Participant, the Note Holders, Pass Through Trustees and Mortgagee shall not be adversely affected as a result of the taking of such action, (c) the Lien of the Trust Indenture on the Trust Indenture Estate shall not be adversely affected by such action, and Lessee and Owner Trustee shall execute and deliver such documents as may reasonably be requested by Mortgagee to protect and maintain the perfection and priority of such Lien, (d) Owner Participant, Pass Through Trustees and Mortgagee shall have received an opinion or opinions of counsel (which counsel is reasonably satisfactory to Owner Participant, Pass Through Trustees and Mortgagee) in scope, form and substance reasonably satisfactory to Owner Participant, Pass Through Trustees and Mortgagee to the effect that (i) the Trust, as thus removed, shall remain a validly established trust, (ii) any amendments to the Trust Agreement necessitated by such removal shall have been duly authorized, executed and delivered by the parties thereto and shall constitute the valid and binding obligations of such parties, enforceable in accordance with their terms, (iii) covering such other matters as Owner Participant, Pass Through Trustees or Mortgagee may reasonably request, (e) if such removal involves the replacement of Owner Trustee, then Owner Participant, Pass Through Trustees and Mortgagee shall have received an opinion of counsel to such successor Owner Trustee in form and substance reasonably satisfactory to Owner Participant, Pass Through Trustees and Mortgagee covering the matters described in the opinion delivered pursuant to
Section 5.1.2(xxiii)(D) and (f) Lessee shall indemnify and hold harmless Owner Participant, Note Holders, Pass Through Trustees and First Security, in its individual capacity and as Owner Trustee, on a net after-tax basis against any and all reasonable out-of-pocket costs and expenses including attorneys' fees and disbursements, fees and expenses of any new owner trustee, registration, recording or filing fees and taxes incurred by Owner Participant, Note Holders, Pass Through Trustees or Owner Trustee in connection with such change of situs. Owner Participant agrees with Lessee that it will not consent to or direct a change in the situs of the Trust Estate without the prior written consent of Lessee.

              7.2.4     COMPLIANCE WITH LEASE PROVISIONS

     Owner Participant will, solely for the benefit of Lessee, comply with the express provisions applicable to it contained in the Lease.




PARTICIPATION AGREEMENT BASE                                             PAGE 35

              7.2.5     SECURITIES ACT

     Owner Participant will not directly or indirectly offer any beneficial interest or security relating to the ownership of the Aircraft or any interest in the Trust Estate or any of the Equipment Notes or any other interest in or security under the Trust Indenture for sale to, or solicit any offer to acquire any such interest or security from, or sell any such interest or security to, any Person in violation of the Securities Act or applicable state or foreign securities Laws, provided that the foregoing shall not be deemed to impose on Owner Participant any responsibility with respect to any such offer, sale or solicitation by any other party hereto.

              7.2.6     REGARDING THE OWNER TRUSTEE

     Owner Participant will cause Owner Trustee to perform its obligations under each Owner Trustee Agreement.

     7.3      Covenants of First Security and Owner Trustee

     First Security, in its individual capacity and/or as Owner Trustee, as provided below, covenants and agrees with Lessee, Owner Participant, each Note Holder and Mortgagee as follows:

              7.3.1     LIENS

     First Security (a) will not directly or indirectly create, incur, assume or suffer to exist any Lessor Lien attributable to it or Owner Trustee with respect to all or any part of the Trust Estate, the Trust Indenture Estate or the Aircraft, (b) will, at its own cost and expense, promptly take such action as may be necessary to discharge any Lessor Lien attributable to First Security or Owner Trustee on all or any part of the Trust Estate, the Trust Indenture Estate or the Aircraft and (c) will personally hold harmless and indemnify Lessee, Owner Participant, each Note Holder, Mortgagee, each of their respective Affiliates, successors and permitted assigns, the Trust Estate and the Trust Indenture Estate from and against (i) any and all Expenses, (ii) any reduction in the amount payable out of the Trust Estate or the Trust Indenture Estate and (iii) any interference with the possession, operation or other use of all or any part of the Aircraft imposed on, incurred by or asserted against any of the foregoing as a consequence of any such Lessor Lien.


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


              7.3.2     OTHER BUSINESS

     Owner Trustee will not enter into any business or other activity except as contemplated by the Operative Agreements.

              7.3.3     NOTICE OF CHANGE OF CHIEF EXECUTIVE OFFICE

     First Security, in its individual capacity and as Owner Trustee, will give Lessee, each Participant and Mortgagee 30 days' prior written notice of any relocation of its chief executive office (as such term is defined in Article 9 of the UCC) from its then present location and will promptly take any action required by Section 7.3.8 as a result of such relocation.

              7.3.4     SECURITIES ACT

     First Security, in its individual capacity and as Owner Trustee, will not directly or indirectly offer any beneficial interest or Security relating to the ownership of the Aircraft or any interest in the Trust Estate or any of the Equipment Notes or any other interest in or security under the Trust Indenture for sale to, or solicit any offer to acquire any such interest or security from, or sell any such interest or security to, any Person in violation of the Securities Act or applicable state or foreign securities Laws, provided that the foregoing shall not be deemed to impose on First Security in its individual capacity or as Owner Trustee, any responsibility with respect to any such offer, sale or solicitation by any other party hereto.

              7.3.5     PERFORMANCE OF AGREEMENTS

     Owner Trustee shall perform its obligations under the Owner Trustee Agreements in accordance with the terms thereof.

              7.3.6     RELEASE OF LIEN OF TRUST INDENTURE

     Owner Trustee, in each instance referred to in the Lease in which a transfer of any property is required to be made by Owner Trustee to Lessee or any other Person (other than Mortgagee or Owner Participant), shall, at Lessee's request and expense, use its reasonable efforts to procure from Mortgagee the prompt release of the Lien of the Trust Indenture with respect to such property.



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

              7.3.7     NOTICES; DOCUMENTS

     In the event any claim with respect to any liabilities is filed against the Owner Trustee in its capacity as such and Owner Trustee shall have Actual Knowledge thereof, the Owner Trustee shall promptly notify Lessee in writing thereof. Owner Trustee further agrees to provide to Lessee promptly any documents (including the certificate of aircraft registration) that it receives from the FAA with respect to the Aircraft.

              7.3.8     FILINGS

     After the Delivery Date, Owner Trustee shall duly execute and deliver to Lessee all filings and recordings (including, without limitation, all filings and UCC financing statements under the Act and the UCC and any amendments to UCC financing statements necessitated by any relocation of its chief executive office), prepared and delivered to it by Lessee required to perfect Owner Trustee's title to the Aircraft and the liens of and security interests granted by the Trust Indenture (or to maintain such perfection) and to make such title, liens and security interests valid and enforceable.

              7.3.9     TRUST AGREEMENT

     Each of First Security and Owner Trustee hereby (i) agrees with Lessee, Loan Participant and Mortgagee not to amend, supplement, terminate or otherwise modify any provision of the Trust Agreement in such a manner as to adversely affect the rights of any such party without the prior written consent of such party and (ii) agrees with Lessee, Loan Participant and Mortgagee not to revoke the trust created by the Trust Agreement so long as the Trust Indenture remains undischarged or if such revocation would have an adverse effect on the Lessee. Nothing contained in this Agreement shall impair any right under the Trust Agreement of First Security to resign as Owner Trustee in accordance with the provisions of the Trust Agreement.

     7.4      Covenants of WTC

     WTC in its individual capacity or as Mortgagee, each Applicable Pass Through Trustee or Subordination Agent, as the case may be, covenants and agrees with Lessee, Owner Participant and Owner Trustee as follows:



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


              7.4.1     LIENS

     WTC (a) will not directly or indirectly create, incur, assume or suffer to exist any Lessor Lien attributable to it on or with respect to all or any part of the Trust Estate, the Trust Indenture Estate or the Aircraft, (b) will, at its own cost and expense, promptly take such action as may be necessary to discharge any Lessor Lien attributable to WTC on all or any part of the Trust Estate, the Trust Indenture Estate or the Aircraft and (c) will personally hold harmless and indemnify Lessee, Owner Participant, each Note Holder, Owner Trustee, each of their respective Affiliates, successors and permitted assigns, the Trust Estate and the Trust Indenture Estate from and against (i) any and all Expenses, (ii) any reduction in the amount payable out of the Trust Estate or the Trust Indenture Estate and (iii) any interference with the possession, operation or other use of all or any part of the Aircraft, imposed on, incurred by or asserted against any of the foregoing as a consequence of any such Lessor Lien.

              7.4.2     SECURITIES ACT

     WTC in its individual capacity or as Mortgagee, an Applicable Pass Through Trustee or Subordination Agent, will not offer any beneficial interest or Security relating to the ownership of the Aircraft or any interest in the Trust Indenture Estate, or any of the Equipment Notes or any other interest in or security under the Trust Indenture for sale to, or solicit any offer to acquire any such interest or security from, or sell any such interest or security to, any Person in violation of the Securities Act or applicable state or foreign securities Laws, provided that the foregoing shall not be deemed to impose on WTC any responsibility with respect to any such offer, sale or solicitation by any other party hereto.

              7.4.3     PERFORMANCE OF AGREEMENTS

     WTC, in its individual capacity and as Mortgagee, an Applicable Pass Through Trustee or Subordination Agent, as the case may be, shall perform its obligations under the Indenture Agreements, the Pass Through Trustee Agreements and the Subordination Agent Agreements in accordance with the terms thereof.


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


              7.4.4     WITHHOLDING TAXES

     WTC shall indemnify (on an after-tax basis) and hold harmless Lessee, Lessor and Owner Participant against any United States withholding taxes (and related interest, penalties and additions to tax) as a result of the failure by WTC to withhold on payments to any Note Holder if such Note Holder failed to provide to Mortgagee necessary certificates or forms to substantiate the right to exemption from such withholding tax.

     7.5      Covenants of Note Holders

     Each Note Holder (including Subordination Agent) as to itself only covenants and agrees with Lessee, Owner Participant, Owner Trustee and Mortgagee as follows:

              7.5.1     WITHHOLDING TAXES

     Such Note Holder (if it is a Non-U.S. Person) agrees to indemnify (on an after-tax basis) and hold harmless Lessee, Lessor, Owner Participant and Mortgagee against any United States withholding taxes (and related interest, penalties and additions to tax) as a result of the inaccuracy or invalidity of any certificate or form provided by such Note Holder to Mortgagee in connection with such withholding taxes. Any amount payable hereunder shall be paid within 30 days after receipt by a Note Holder of a written demand therefor.

              7.5.2     TRANSFER; COMPLIANCE

     (a) Such Note Holder will (i) not transfer any Equipment Note or interest therein in violation of the Securities Act or applicable state or foreign securities Law; provided, that the foregoing provisions of this section shall not be deemed to impose on such Note Holder any responsibility with respect to any such offer, sale or solicitation by any other party hereto, and (ii) perform and comply with the obligations specified to be imposed on it (as a Note Holder) under each of the Trust Indenture and the form of Equipment Note set forth in the Trust Indenture.

     (b) Except for the transfer of the interests of each Applicable Pass Through Trustee in the Equipment Notes to the trustee of the Related Trust (as defined in each Applicable Pass Through Trust Agreement) in accordance with the Applicable Pass Through Trust Agreement and except as otherwise required by the



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
terms of Section 2.13 of the Trust Indenture or Section 11 hereof, each Note Holder will not sell, assign, convey, exchange or otherwise transfer any Equipment Note or any interest in, or represented by, any Equipment Note (it being understood that this provision is not applicable to the Pass Through Certificates) unless the proposed transferee thereof first provides Lessee and Owner Participant with both of the following:

                   (i) a written representation and covenant that either (a) no portion of the funds it uses to purchase, acquire and hold such Equipment Note or interest directly or indirectly constitutes, or may be deemed under the Code or ERISA or any rulings, regulations or court decisions thereunder to constitute, the assets of any Plan or (b) the transfer, and subsequent holding, of such Equipment Note or interest shall not involve or give rise to a transaction that constitutes a prohibited transaction within the meaning of Section 406 of ERISA or
         Section 4975(c)(1) of the Code involving Lessee, Owner Participant, a Pass Through Trustee, the Subordination Agent or the proposed transferee (other than a transaction that is exempted from the prohibitions of such sections by applicable provisions of ERISA or the Code or administrative exemptions or regulations issued thereunder); and

                  (ii) a written covenant that it will not transfer any Equipment Note or any interest in, or represented by, any Equipment Note unless the subsequent transferee also makes the representation described in clause (i) above and agrees to comply with this clause
         (ii).

     7.6      Agreements

              7.6.1     OWNER TRUSTEE IS OWNER FOR ALL PURPOSES

     Lessee, the Owner Participant and Owner Trustee agree that for all purposes, after the Closing, Owner Trustee will be the owner of the Aircraft (except that Owner Participant will be the owner for income tax purposes) and Lessee will be the lessee thereof. No transfer, by operation of Law or otherwise, of the beneficial interest of Owner Participant in and to the Trust Estate shall operate to transfer legal title to any part of the Trust Estate to any transferee thereof.



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


              7.6.2     COMMENCEMENT OF BANKRUPTCY PROCEEDINGS

     Lessee, each Participant, each Note Holder, First Security, Owner Trustee, WTC and Mortgagee agree for the benefit of each of the others that it will not commence or join in any proceeding under the Bankruptcy Code to commence a case under Section 303 of the Bankruptcy Code against the Trust Estate. Nothing contained herein shall be deemed to preclude any Participant, any Note Holder, First Security, Owner Trustee, WTC or Mortgagee from filing any claim against the Trust Estate in any case commenced against the Trust Estate.

              7.6.3     CERTAIN BANKRUPTCY MATTERS

     If (a) all or any part of the Trust Estate becomes the property of, or Owner Trustee or Owner Participant becomes, a debtor subject to the reorganization provisions of the Bankruptcy Code, (b) pursuant to such reorganization provisions, including Section 1111(b) of the Bankruptcy Code, First Security or Owner Participant is required, by reason of First Security or Owner Participant being held to have recourse liability to any Note Holder or Mortgagee directly or indirectly (other than the recourse liability of First Security or Owner Participant under this Agreement, the Trust Indenture or by separate agreement), to make payment on account of any amount payable as principal, Make-Whole Amount, if any, interest or other amounts on the Equipment Notes, and (c) any Note Holder or Mortgagee actually receives any Excess Amount, as defined below, which reflects any payment by First Security or Owner Participant on account of (b) above, then such Note Holder or Mortgagee, as the case may be, shall promptly refund to First Security or Owner Participant (whichever shall have made such payment) such Excess Amount.

     For purposes of this Section 7.6.3, "Excess Amount" means the amount by which such payment exceeds the amount that would have been received by a Note Holder or Mortgagee if First Security or Owner Participant had not become subject to the recourse liability referred to in clause (b) above. Nothing contained in this Section 7.6.3 shall prevent a Note Holder or Mortgagee from enforcing any personal recourse obligation (and retaining the proceeds thereof) of First Security or Owner Participant under this Agreement (other than as referred to in clause (b) above) or the Trust Indenture (and any exhibits or annexes thereto) or from retaining any amount paid by Owner Participant under Sections 2.13 or 4.03 of the Trust Indenture.


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


              7.6.4     QUIET ENJOYMENT; SALE BY OWNER TRUSTEE BINDING

     (a) Owner Participant, each Applicable Pass Through Trustee, Subordination Agent, each Note Holder, Owner Trustee and Mortgagee agrees as to itself with Lessee that, so long as no Lease Event of Default shall have occurred and be continuing, such Person shall not (and shall not permit any Affiliate or other Person claiming by, through or under it to) interfere with Lessee's rights in accordance with the Lease to the quiet enjoyment, possession and use of the Aircraft during the Term.

     (b) Any assignment, sale, transfer or other conveyance of the Aircraft by Owner Trustee made pursuant to the terms of this Agreement or the Lease shall bind Owner Participant and shall be effective to transfer or convey all right, title and interest of Owner Trustee and Owner Participant in and to the Aircraft. No purchaser or other grantee shall be required to inquire as to the authorization, necessity, expediency or regularity of such assignment, sale, transfer or conveyance, or as to the application of any sale or other proceeds with respect thereto by Owner Trustee, as regards Owner Participant.

              7.6.5     RELEASE OF LIEN TRUST INDENTURE

     Each of Lessee, Lessor and Mortgagee agrees that in each instance referred to in the Lease in which a transfer of any property is required to be made by Lessor to Lessee or any other Person (other than Mortgagee), Mortgagee shall, upon request of Lessor and compliance with the applicable provisions of the Lease and the Trust Indenture, including payment of all amounts then due and payable to each Liquidity Provider as Supplemental Rent, promptly execute (at Lessee's cost and expense) such instruments as Lessor or Lessee may reasonably request to evidence the release of the Lien of the Trust Indenture with respect to such property.

              7.6.6     NON-RECOURSE

Loan Participant and Mortgagee agree that (a) obligations of Owner Trustee under the Trust Indenture or any other Operative Agreement and with respect to the Equipment Notes shall be non-recourse to Owner Participant and to First Security and (b) they will look solely to the income and proceeds from the Trust Estate and the Trust Indenture Estate to the extent available for distribution to Note Holder or Mortgagee as provided in the Trust




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

Indenture and that neither Owner Participant nor First Security will be personally liable to Loan Participant or Mortgagee for any amounts payable by Owner Trustee under the Trust Indenture or any other Operative Agreement; provided, however, that the foregoing is not intended nor shall it be construed to limit any recourse liability of Owner Participant or First Security to the extent that such liability is expressly set forth in this Agreement or in any of the Operative Agreements or arises by reason of the breach of any representation or warranty or covenant given by such Person (in the case of First Security, in its individual capacity).

              7.6.7     OTHER DOCUMENTS; AMENDMENT

     (a) Each of the Owner Participant and the Owner Trustee hereby (A) agrees with Lessee, the Loan Participant and the Mortgagee not to amend, supplement or otherwise modify any provision of the Trust Agreement in a manner that could adversely affect such party without the prior written consent of such party. Notwithstanding the foregoing, so long as the Lease has not been terminated or expired, each Participant, the Mortgagee and the Owner Trustee hereby agree for the benefit of Lessee that without the consent of Lessee they will not amend, supplement or otherwise modify (i) Article III, Article IX or Section 2.05 of the Trust Indenture, (ii) any provision of any Operative Agreement that will affect the stated principal amount of or premium or interest on the Equipment Notes or (iii) any other provision of the Trust Indenture or Equipment Notes in a manner that could adversely affect Lessee. Mortgagee and Owner Trustee agree to promptly furnish to Lessee copies of any supplement, amendment, waiver or modification of any of the Operative Agreements to which Lessee is not a party. Loan Participant agrees that it will not take any action in respect of the Trust Indenture Estate except through the Mortgagee pursuant to the Trust Indenture or as otherwise permitted by Trust Indenture.

     (b) Owner Trustee agrees to join with Lessee to the extent that action on its part is necessary or appropriate (i) to cause the following to be duly accomplished in accordance with applicable United States federal Law by the time the Aircraft is delivered under this Agreement and the Lease: (A) the application for registration of the Aircraft in the name of Owner Trustee and
(B) all related action necessary in order for Lessee to have temporary or permanent authority to operate the Aircraft as contemplated by the Lease and
(ii) forthwith upon delivery of



PARTICIPATION AGREEMENT BASE                                             PAGE 44
the Aircraft under this Agreement and the Lease, to cause all necessary documents to be duly filed for recording in accordance with applicable United States federal Law.

              7.6.8     CONSENTS

     Each Participant, each Applicable Pass Through Trustee, Subordination Agent, Owner Trustee and Mortgagee covenants and agrees, for the benefit of Lessee, that it shall not unreasonably withhold its consent to any consent or approval requested of it or of Owner Trustee or Mortgagee under the terms of any of the Operative Agreements which by its terms is not to be unreasonably withheld.

              7.6.9     INSURANCE

     Each of Owner Participant, the Applicable Pass Through Trustees, the Subordination Agent and the Owner Trustee agrees not to obtain or maintain insurance for its own account as permitted by Section 11.2 of the Lease if such insurance would limit or otherwise adversely affect the coverage of any insurance required to be obtained or maintained by Lessee pursuant to Section 11 and Annex D of the Lease.

              7.6.10    EXTENT OF INTEREST OF NOTE HOLDERS

     A Note Holder shall not, as such, have any further interest in, or other right with respect to, the Trust Estate or the Trust Indenture Estate when and if the principal and Make-Whole Amount, if any, of and interest on the Equipment Note held by such Holder, and all other sums, then due and payable to such Holder hereunder and under any other Operative Agreement, shall have been paid in full.

              7.6.11    FOREIGN REGISTRATION

     Each Participant, Owner Trustee and Mortgagee hereby agree, for the benefit of Lessee but subject to the provisions of Section 7.1.2 of the Lease:

     (a) that Lessee shall be entitled to register the Aircraft or cause the Aircraft to be registered in a country other than the United States subject to compliance with the following:

         (i)     each of the following requirements is satisfied:


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


                  (A) such registration shall be made only after the Tax Attribute Period, unless Lessee prepays on a lump sum basis any liability due under the Tax Indemnity Agreement as a result of such registration based upon the assumption that such registration would continue for the remainder of the term of the Permitted Sublease described in clause (C) below;

                  (B) no Lease Event of Default shall have occurred and be continuing at the time of such registration;

                  (C) such proposed change of registration is made in connection with a Permitted Sublease to a Permitted Air Carrier;

                  (D) such country is a country with which the United States then maintains normal diplomatic relations or, if Taiwan, the United States then maintains diplomatic relations at least as good as those in effect on the Delivery Date;

                  (ii) the Owner Trustee and Mortgagee shall have received an opinion of counsel (subject to customary exceptions) reasonably satisfactory to the Owner Participant addressed to each such party as to the effect that:

                            (A) such country would recognize the Owner Trustee's ownership interest in the Aircraft;

                            (B) the obligations of Lessee, and the rights and
                  remedies of Owner Trustee, under the Lease are valid, binding and enforceable under the laws of such jurisdiction (or the laws of the jurisdiction to which the laws of such jurisdiction would refer as the applicable governing law);

                            (C) after giving effect to such change in
                  registration, the Lien of the Trust Indenture on the Owner Trustee's right, title and interest in and to the Aircraft and the Lease shall continue as a valid and duly perfected first priority security interest and all filing, recording or other action necessary to protect the same shall have been accomplished (or, if such opinion cannot be given at the time of such proposed change in registration because such change in


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

                  registration is not yet effective, (1) the opinion shall detail what filing, recording or other action is necessary and (2) the Owner Trustee and the Mortgagee shall have received a certificate from Lessee that all possible preparations to accomplish such filing, recording and other action shall have been done, and such filing, recording and other action shall be accomplished and a supplemental opinion to that effect shall be delivered to the Owner Trustee and the Mortgagee on or prior to the effective date of such change in registration;

                            (D) it is not necessary, solely as a consequence of
                  such change in registration and without giving effect to any other activity of the Owner Trustee, the Owner Participant or the Mortgagee (or any Affiliate thereof), as the case may be, for the Owner Trustee, the Owner Participant or the Mortgagee to qualify to do business in such jurisdiction as a result of such reregistration in order to exercise any rights or remedies with respect to the Aircraft pursuant to the Lease;

                            (E) there is no tort liability of the owner or
                  lessor of an aircraft not in possession thereof under the laws of such jurisdiction (it being agreed that, in the event such latter opinion cannot be given in a form satisfactory to the Owner Participant, such opinion shall be waived if insurance reasonably satisfactory to the Owner Participant is provided to cover such risk); and

                            (F) unless Lessee shall have agreed to provide
                  insurance covering the risk of requisition of use of the Aircraft by the government of such country (so long as the Aircraft is registered under the laws of such country), the laws of such country require fair compensation by the government of such country payable in currency freely convertible into Dollars and freely removable from such country (without license or permit, unless Lessee prior to such proposed reregistration has obtained such license or permit) for the taking or requisition by such government of such use;


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


               (b) In addition, as a condition precedent to any change in registration Lessee shall have given to Lessor and Mortgagee assurances reasonably satisfactory to each of them:

                  (i) to the effect that the provisions of Section 11 of the Lease have been complied with after giving effect to such change of registration;

                  (ii) of the payment by Lessee of all reasonable out-of-pocket expenses of Lessor, each Participant and Mortgagee in connection with such change of registry, including, without limitation (1) the reasonable fees and disbursements of counsel to Lessee, Lessor and Mortgagee, (2) any filing or recording fees, Taxes or similar payments incurred in connection with the change of registration of the Aircraft and the creation and perfection of the security interest therein in favor of Mortgagee for the benefit of Note Holders, and (3) all costs and expenses incurred in connection with any filings necessary to continue in the United States the perfection of the security interest in the Aircraft and the Lease in favor of Mortgagee for the benefit of Note Holders; and

                  (iii) to the effect that the tax and other indemnities in favor of each person named as an indemnitee under any other Operative Agreement afford each such person substantially the same protection as provided prior to such change of registration (or Lessee shall have agreed upon additional indemnities that, together with such original indemnities, in the reasonable judgment of Lessor and Mortgagee, afford such protection).

              7.6.12    OTHER COMMERCIAL RELATIONS UNAFFECTED

     Notwithstanding anything to the contrary set forth in any Operative
Agreement: (a) Except as set forth in the Purchase Agreement Assignment, nothing contained in the Operative Agreements shall constitute or be deemed to be a waiver by Lessee of any rights, remedies or claims it may have against Airframe Manufacturer or Engine Manufacturer or any subcontractor or supplier of either;



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

and the Operative Agreements do not and shall not be construed or deemed to create any rights, waivers, immunities or indemnities in favor of Airframe Manufacturer, Engine Manufacturer or any subcontractor or supplier of either with respect to any such rights, remedies or claims of Lessee; and

     (b) None of Airframe Manufacturer, by its execution and delivery of the Consent and Agreement, and Engine Manufacturer, by its execution and delivery of the Engine Consent and Agreement, shall be deemed to have waived any rights, remedies or claims which Airframe Manufacturer or Engine Manufacturer (or any subcontractor or supplier of either), as the case may be, may have against Lessee; and the Operative Agreements do not and shall not be construed or deemed to create any rights, waivers, immunities or indemnities in favor of Lessee with respect to any such rights, remedies or claims of Airframe Manufacturer or Engine Manufacturer (or any subcontractor or supplier of either).

              7.6.13    INTEREST IN CERTAIN ENGINES

     Each Participant, Owner Trustee, and Mortgagee agree, for the benefit of each of the lessor, conditional seller, mortgagee or secured party of any airframe or engine leased to, or purchased by, Lessee or any Permitted Sublessee subject to a lease, conditional sale, trust indenture or other security agreement that it will not acquire or claim, as against such lessor, conditional seller, mortgagee or secured party, any right, title or interest in any engine as the result of such engine being installed on the Airframe at any time while such engine is subject to such lease, conditional sale, trust indenture or other security agreement and owned by such lessor or conditional seller or subject to a trust indenture or security interest in favor of such mortgagee or secured party.

SECTION 8.    CONFIDENTIALITY

     Lessee, Owner Participant, Note Holders, Owner Trustee and Mortgagee shall keep Annexes B, C and D and Schedules 1, 2, 3 and 4 to the Lease, the Participation Agreement, the Purchase Agreement Assignment and the Tax Indemnity Agreement confidential and shall not disclose, or cause to be disclosed, the same to any Person, except (A) to prospective and permitted transferees of Lessee's, Owner Participant's, a Note Holder's, a Liquidity Provider's, Owner Trustee's, Mortgagee's or other Indenture Indemnitee's interest or their respective counsel or special


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
counsel, independent insurance brokers, auditors, or other agents who agree to hold such information confidential, (B) to Lessee's, Owner Participant's, a Note Holder's, a Liquidity Provider's, a Pass Through Trustee's, Owner Trustee's, Mortgagee's or other Indenture Indemnitee's counsel or special counsel, independent insurance brokers, auditors, or other agents, Affiliates or investors who agree to hold such information confidential, (C) as may be required by any statute, court or administrative order or decree, legal process or governmental ruling or regulation, including those of any applicable insurance regulatory bodies (including, without limitation, the National Association of Insurance Commissioners), federal or state banking examiners, Internal Revenue Service auditors or any stock exchange, (D) with respect to Lessee and Owner Participant, by mutual agreement of such parties, (E) with respect to a Note Holder or any Pass Through Trustee, to a nationally recognized rating agency for the purpose of obtaining a rating on the Equipment Notes or the Pass Through Trust Certificates or to support an NAIC rating for the Equipment Notes or (F) such other Persons as are reasonably deemed necessary by the disclosing party in order to protect the interests of such party or for the purposes of enforcing such documents by such party; provided, that any and all disclosures permitted by clauses (C), (D), (E) or (F) above shall be made only to the extent necessary to meet the specific requirements or needs of the Persons making such disclosures.


SECTION 9.    INDEMNIFICATION AND EXPENSES

     9.1      General Indemnity



                           [INTENTIONALLY OMITTED]


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
              9.2.1     INVOICES AND PAYMENT

     Each of the Owner Trustee, Mortgagee, the Owner Participant, Lessee, the Applicable Pass Through Trustees, and the Subordination Agent shall promptly submit to Lessee for its prompt approval (which shall not be unreasonably withheld) copies of invoices in reasonable detail of the Transaction Expenses for which it is responsible for providing information as they are received (but in no event later than the 90th day after the Delivery Date). If so submitted and approved, the Owner Participant agrees promptly, but in any event no later than the 105th day after the Delivery Date, to pay (but not in excess of 2% of Lessor's Cost) Transaction Expenses. Notwithstanding the foregoing, Lessee at its sole option shall have the right to pay directly any and all Transaction Expenses. Lessee shall be obligated to pay directly any and all Transaction Expenses which are in excess of 2% of Lessor's Cost. If Owner Participant shall fail to pay any Transaction Expense that it is obligated to pay hereunder, Lessee shall pay such Transaction Expense. Any such payment by Lessee shall not affect Owner Participant's obligations or Lessee's rights against Owner Participant for its failure to make any such payment.

              9.2.2     PAYMENT OF OTHER EXPENSES

     Lessee shall pay (i) the ongoing fees and expenses of Owner Trustee and Mortgagee, and (ii) all reasonable out-of-pocket costs and expenses (including the reasonable fees and disbursements of counsel) incurred by any Participant attributable to (A) any transfer of title to the Aircraft or any


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

Engine contemplated by Section 4.5 of the Lease or (B) any waiver, amendment or modification of any Operative Agreement to the extent requested by Lessee.

              9.2.3     PAYMENTS IF TRANSACTIONS DO NOT CLOSE

     In the event that the transaction contemplated by this Agreement fails to close as a result of the Owner Participant's failure to comply with its obligations under this Agreement or any breach of a representation or warranty of Owner Participant made in or pursuant to any Operative Agreement, notwithstanding any other rights and remedies that the parties hereto shall have against Owner Participant, the Owner Participant will be responsible for all of its fees and expenses, including but not limited to the fees, expenses and disbursements of its special counsel and the fees of the Appraiser referred to in Section 5.1.2(xv).

     9.3      General Tax Indemnity

                           [INTENTIONALLY OMITTED]



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

SECTION 10.   ASSIGNMENT OR TRANSFER OF INTERESTS

     10.1     Participants, Owner Trustee and Note Holders

              10.1.1    OWNER PARTICIPANT

     (a) During the Term, Owner Participant shall not Transfer any or all of its right, title or interest in the Trust Estate or the Trust Agreement and to this Agreement unless:

              (i) The Transferee shall have full power, authority and legal right to execute and deliver and to perform the obligations of Owner Participant under this Agreement and the other Owner Participant Agreements and shall provide reasonably satisfactory evidence of such power and authority to Lessee, Owner Trustee and Mortgagee;



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

              (ii) The Transferee shall enter into one or more legal, valid, binding and enforceable agreements effective to confirm that such Transferee agrees to be bound by all the terms of, and to undertake all of the obligations arising after such transfer of, the transferring Owner Participant contained in the Owner Participant Agreements and in which it makes representations and warranties substantially the same as those contained in Section 6.2 of the Participation Agreement;

              (iii) Lessee shall not be obligated to pay any greater amount or incur any greater obligation than that which it would have been obliged to pay or incur under the Lease or other Lessee Operative Agreement if no transfer or assignment had taken place, and the terms and conditions of this Lease and the other Lessee Operative Agreements insofar as they relate to the rights and obligations of Lessee or the Loan Participant shall not be altered;

              (iv) Owner Participant shall deliver to Lessee, Owner Trustee and Mortgagee an opinion of counsel reasonably satisfactory to each of them to the effect that such agreement or agreements referred to in
         Section 10.1.1(a)(ii) and, if applicable, 10.1.1(a)(vi) are legal, binding and enforceable in accordance with its or their terms and that such transfer will not violate applicable securities laws, the Act or any other applicable law and is in accordance with this Section 10.1.1;

              (v) The Transferee is a Citizen of the United States (it being understood that the existence of any such requirement is to be determined without giving consideration to Section 47.9 of the FAA Regulations), or shall use a voting powers trust or similar arrangement in order to hold an interest in the Trust Estate such that the Aircraft can be registered in the United States (without giving consideration to Section 47.9 of the FAA Regulations); and

              (vi) The Transferee shall be a single person and shall be either
         (A) a Permitted Institution or (B) any other person (other than, without Lessee's consent, a commercial air carrier, a commercial aircraft operator, a freight forwarder or an Affiliate of any of the foregoing) the obligations of which under the Owner Participant Agreements are guaranteed by a Permitted Institution in any case,



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

         pursuant to a written guaranty, in form and substance reasonably satisfactory to Lessee, Owner Trustee and Mortgagee.

         (b) Owner Participant shall give written notice to Lessee, Mortgagee and Owner Trustee at least 10 days prior to any such Transfer, specifying the name and address of the proposed Transferee, and providing financial statements of the proposed Transferee evidencing satisfaction of the requirements described in Section 10.1.1(a)(vi)(A) or (B) above.

         (c) Any fees, charges and expenses, including the reasonable legal fees, charges and expenses incurred by Lessee, Owner Participant, Mortgagee, any Note Holder or Owner Trustee in connection with any Transfer by Owner Participant permitted by this Section 10.1.1, or by the Transferee in any such case, will be paid for by Owner Participant.

              10.1.2    OWNER TRUSTEE

     Owner Trustee may transfer its interests in the Trust Agreement pursuant to
Section 9 thereof.

              10.1.3    NOTE HOLDERS

     Subject to Section 7.5.2 hereof and Section 2.07 of the Trust Indenture, any Note Holder may, at any time and from time to time, Transfer or grant participations in all or any portion of the Equipment Notes and/or all or any portion of its beneficial interest in its Equipment Notes and the Trust Indenture Estate to any person (it being understood that the sale or issuance of Pass Through Certificates by a Pass Through Trustee shall not be considered a Transfer or participation); provided, that any participant in any such participations shall not have any direct rights under the Operative Agreements or any Lien on all or any part of the Aircraft or Trust Indenture Estate and Lessee shall not have any increased liability or obligations as a result of any such participation. In the case of any such Transfer, the Transferee, by acceptance of Equipment Notes in connection with such Transfer, shall be deemed to be bound by all of the covenants of Note Holders contained in the Operative Agreements.




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

         10.2     Effect of Transfer

     Upon any Transfer in accordance with Section 10.1.1, 10.1.2 or 10.1.3 (other than any Transfer by any Note Holder, to the extent it only grants participations in Equipment Notes or in its beneficial interest therein), Transferee shall be deemed an "Owner Participant," "Owner Trustee" or a "Note Holder," respectively, for all purposes of this Agreement and the other Operative Agreements and, in the case of a Transferee of any Participant or Note Holder, shall be deemed to have paid its ratable portion of Lessor's Cost previously made by Owner Participant or Loan Participant, respectively, making such conveyance and represented by the interest being conveyed, and each reference herein to Owner Participant, Owner Trustee or Note Holder, respectively, shall thereafter be deemed a reference to such Transferee for all purposes, and the transferring Owner Participant, Owner Trustee, Loan Participant or Note Holder shall be released (except, in the case of Owner Participant, to the extent of any guaranty provided by it under Section 10.1.1(a)(vi)) from all of its liabilities and obligations under this Agreement and any other Operative Agreements to the extent such liabilities and obligations arise after such Transfer and, in each case, to the extent such liabilities and obligations are assumed by the transferee; provided, that such transferring Owner Participant, Owner Trustee or Note Holder (and its respective Affiliates, successors, assigns, agents, servants, representatives, directors and officers) will continue to have the benefit of any rights or indemnities under any Operative Agreement vested or relating to circumstances, conditions, acts or events prior to such Transfer.

SECTION 11.   REFUNDING AND CERTAIN OTHER MATTERS

     11.1     Refunding Generally

     Subject to Sections 11.2 and 11.4, in the event that at any time Lessee shall have given written notice to Owner Participant, Owner Trustee, and Mortgagee that Lessee is requesting a voluntary redemption of all, but not less than all, of the outstanding Equipment Notes (in compliance with the provisions of Sections 2.11 and 2.12 of the Trust Indenture) by Owner Trustee as part of a refunding transaction, Owner Participant agrees to negotiate in good faith and promptly conclude an agreement with Lessee as to the terms of such refunding transaction (including the terms of any debt to be issued in connection with such


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

refunding transaction and the documentation to be executed in connection therewith), and after Lessee and Owner Participant shall have concluded such an agreement:

              11.1.1    REFUNDING CERTIFICATE

     Within ten Business Days after reaching such agreement, Owner Participant will deliver to Lessee a Refunding Certificate. Within ten Business Days of its receipt of the Refunding Certificate, Lessee may demand a verification pursuant to Section 3.2.1(d) of the Lease of the information set forth in the Refunding Certificate. Upon the acceptance by Lessee of the accuracy of the information set forth in the Refunding Certificate or the determination pursuant to such verification procedures of the Refunding Information, the appropriate parties will take the actions specified in Sections 11.1.2 through 11.1.7 below.

              11.1.2    FINANCING AGREEMENTS

     The appropriate parties will enter into appropriate documentation (which may include an underwriting agreement or similar private placement agreement) with the institution or institutions to be named therein providing for (a) the issuance and sale by Owner Trustee to such institution or institutions on the Refunding Date of the New Debt and (b) the application of the proceeds of the sale of the New Debt to the redemption of all such Equipment Notes on the Refunding Date. Lessee, acting on behalf of Owner Trustee, shall give Mortgagee at least 30 days' revocable prior written notice of the proposed date of the optional redemption.

              11.1.3    LEASE AMENDMENTS

     As a condition to the closing of the refunding transaction, Lessee and Owner Trustee will amend the Lease, as contemplated by Section 3.2.1(b) of the Lease, to provide that (a) Basic Rent in respect of the period from and after the Refunding Date shall be as provided in the Refunding Information and (b) amounts payable in respect of Stipulated Loss Value and Termination Value, from and after the Refunding Date shall be as provided in the Refunding Information.


PARTICIPATION AGREEMENT BASE                                             PAGE 76

              11.1.4    SECURITY AGREEMENTS

     Owner Trustee will enter into an agreement to provide for the securing thereunder of the New Debt in like manner as the Equipment Notes and will enter into such amendments and supplements to the Trust Indenture (or such new indenture or other security agreement) and the other Operative Agreements as may be necessary to effect such refunding).

              11.1.5    EXPENSES

     Whether or not such refunding transaction is consummated, Lessee shall pay or reimburse all of the reasonable out-of-pocket expenses of all parties to such refunding transaction, including, without limitation, any underwriting or placement fees and the reasonable fees and expenses of such parties' counsel and any related loan or commitment fees.

              11.1.6    MAKE WHOLE AMOUNT

     At the closing of such refunding, Owner Trustee shall pay, upon receipt of the same from Lessee (which Lessee shall pay as Supplemental Rent as a condition to the closing to the refunding transaction), to the Mortgagee for the account of each Note Holder, the Make-Whole Amount, if any, payable to such Note Holder under Section 2.11 of the Trust Indenture.

              11.1.7    RETURN OF EQUIPMENT NOTES

     Subject to compliance by Owner Trustee and Lessee with all applicable terms and conditions for voluntary prepayment under the Trust Indenture and this Agreement, each Note Holder will transfer to Owner Trustee the Equipment Notes held by it for cancellation (and Owner Trustee shall cancel the same), against receipt by such Note Holder of the then-outstanding principal amount of such Equipment Notes, accrued and unpaid interest and Make-Whole Amount, if any, thereon, together with payment in full of all other amounts then payable to such Note Holder and Mortgagee hereunder or under the Trust Indenture.

     11.2     Limitations on Obligation to Refund

     Notwithstanding the foregoing, Owner Participant shall have no obligation to proceed with any refunding transaction as contemplated by this Section 11:




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

     (a) If such transaction would have, or creates a material risk of, an adverse tax consequence to Owner Participant unless Lessee agrees to indemnify Owner Participant against such adverse tax consequence;

     (b) Unless Lessee indemnifies Owner Participant for any liability, obligation (other than the obligation to pay principal and interest and related payments in respect of the New Debt), cost or expense (including, without limitation, reasonable attorneys' fees) related to or arising out of any such refunding transaction;

     (c) If a Lease Event of Default shall have occurred and be continuing; or

     (d) If there shall have previously been consummated three refunding transactions at Lessee's request pursuant to this Section 11.

     11.3     Execution of Certain Documents

     Lessee, Owner Participant, Owner Trustee and Mortgagee each agree to execute any document necessary or advisable to implement this Section 11 (including, without limitation, the execution, delivery and/or provision of any appropriate additional or modified amendment, representation, warranty, certificate, opinion or other document that may reasonably be requested by Lessee or any other person).

     11.4     ERISA

     Owner Participant shall not be obligated to conclude the proposed refunding transaction unless the agreements utilized to effect such refunding contain an agreement by the initial holders of the New Debt substantially the same as
Section 7.5.2(b) of this Agreement, except in the case of any refunding transaction where the New Debt is sold in a public offering under the Securities Act or a private placement intended for resale pursuant to Rule 144A under the Securities Act, in which case the holders of the New Debt shall be subject to the restrictions relating to ERISA substantially the same as those applicable to the purchasers of the Pass Through Certificates, as described in the Offering Circular relating to the initial issuance and sale of the Pass Through Certificates.




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

     11.5     Consent to Optional Redemptions

     Each of Owner Participant, Owner Trustee and Mortgagee agrees with Lessee not to cause an optional redemption of the Equipment Notes without Lessee's consent except as set forth in Section 2.13 of the Trust Indenture.

SECTION 12.   SECTION 1110

     It is the intention of each of Lessee, Owner Participant, Loan Participant, the Note Holders (such intention being evidenced by each of their acceptance of an Equipment Note), Owner Trustee and Mortgagee that Owner Trustee, as lessor under the Lease (and Mortgagee as assignee of Owner Trustee under the Trust Indenture), shall be entitled to the benefits of Section 1110 in the event of a case under Chapter 11 of the Bankruptcy Code in which Lessee is a debtor.

SECTION 13.   CHANGE OF CITIZENSHIP

     13.1     Generally

     Without prejudice to the representations, warranties or covenants regarding the status of any party hereto as a Citizen of the United States:

     (a) Each of Lessee, First Security, WTC and Mortgagee agrees that it will, immediately upon obtaining knowledge of any facts that would cast doubt upon its continuing status as a Citizen of the United States and promptly upon public disclosure of negotiations in respect of any transaction which would or might adversely affect such status, notify in writing all parties hereto of all relevant matters in connection therewith; and

     (b) Owner Participant agrees that, in the event its status is to change or has changed as a Citizen of the United States, or it makes public disclosure of circumstances as a result of which it believes that such status is likely to change, it will notify all the other parties to this Participation Agreement of
(i) such change in status promptly after obtaining Actual Knowledge thereof or
(ii) such belief as soon as practicable after such public disclosure but in any event within ten Business Days after such public disclosure.



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

     13.2     Owner Participant

     Owner Participant agrees, solely for the benefit of Lessee and the Note Holders that if, during such time as the Aircraft is registered in the United States, (a) it shall not be a Citizen of the United States and (b) the Aircraft shall be, or would therefore become, ineligible for registration in the name of Owner Trustee under the Act and regulations then applicable thereunder (without giving consideration to Section 47.9 of the FAA Regulations or any other provision that may restrict Lessee's use or operation of the Aircraft), then Owner Participant shall as soon as is reasonably practicable, but in any event within 30 days after obtaining Actual Knowledge of such ineligibility and of such loss of citizenship, (y) effect voting trust or other similar arrangements (in which case any provisions contained in the Operative Agreements restricting Owner Participant's or Owner Trustee's ability to amend the Trust Agreement shall not apply to the extent necessary to permit the use of such a voting trust or other similar arrangement) or take any other action as may be necessary to prevent any deregistration or maintain the United States registration of the Aircraft or (z) transfer in accordance with the terms of this Agreement all its right, title and interest in and to this Agreement, the Trust Estate and the Trust Agreement in accordance with Section 10.1.

     13.3     Owner Trustee

     Upon First Security giving any notice in accordance with Section 13.1(a), Owner Trustee shall, subject to Section 9.1.1 of the Trust Agreement, resign as Owner Trustee. Upon its receipt of such notice, Owner Participant shall as promptly as practicable appoint a Citizen of the United States as successor Owner Trustee pursuant to Section 9.1 of the Trust Agreement.

     13.4     Mortgagee

     Upon WTC giving any notice in accordance with Section 13.1(a), Mortgagee shall (if and so long as such citizenship is necessary under the Act as in effect at such time or, if it is not necessary, if and so long as Mortgagee's citizenship could have any adverse effect on Lessee, any Participant or any Note Holder), subject to Section 8.02 of the Trust Indenture, resign as Mortgagee promptly upon its ceasing to be such a citizen.


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

SECTION 14.   CONCERNING OWNER TRUSTEE

     It is understood and agreed that, except as otherwise expressly provided herein or in the Trust Agreement or the Trust Indenture, Owner Trustee is entering into this Agreement solely in its capacity as trustee as provided in the Trust Agreement and not in its individual capacity and in no case whatsoever will it be liable or accountable in its individual capacity for any of the statements, representations, warranties, agreements or obligations of Owner Trustee hereunder, or for any loss in respect thereof, as to all of which the parties agree to look solely to the Trust Estate; provided, that nothing in this Section 14 shall be deemed to limit in scope or substance the personal liability of First Security (a) to Owner Participant as expressly set forth in the Trust Agreement, (b) in respect of the representations, warranties and agreements of First Security expressly made as such herein or in any other Operative Agreement to which it is a party, and (c) for the consequences of its own gross negligence, willful misconduct, and, in receiving, handling or remitting of funds only, its willful misconduct or simple negligence as a trustee.

SECTION 15.   MISCELLANEOUS

     15.1     Amendments

     No provision of this Agreement may be amended, supplemented, waived, modified, discharged, terminated or otherwise varied orally, but only by an instrument in writing that specifically identifies the provision of this Agreement that it purports to amend, supplement, waive, modify, discharge, terminate or otherwise vary and is signed by the party against which the enforcement of the amendment, supplement, waiver, modification, discharge, termination or variance is sought. Each such amendment, supplement, waiver, modification, discharge, termination or variance shall be effective only in the specific instance and for the specific purpose for which it is given. No provision of this Agreement shall be varied or contradicted by oral communication, course of dealing or performance or other manner not set forth in an agreement, document or instrument in writing and signed by the party against which enforcement of the same is sought.


PARTICIPATION AGREEMENT BASE                                             PAGE 81

     15.2     Severability

     If any provision hereof shall be held invalid, illegal or unenforceable in any respect in any jurisdiction, then, to the extent permitted by Law, (a) all other provisions hereof shall remain in full force and effect in such jurisdiction and (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction. If, however, any Law pursuant to which such provisions are held invalid, illegal or unenforceable may be waived, such Law is hereby waived by the parties hereto to the full extent permitted, to the end that this Agreement shall be deemed to be a valid and binding agreement in all respects, enforceable in accordance with its terms.

     15.3     Survival

     The indemnities set forth herein shall survive the delivery or return of the Aircraft, the Transfer of any interest of Owner Participant in this Agreement, the Trust Estate and the Trust Agreement, the Transfer of any interest by any Note Holder of its Equipment Note and the expiration or other termination of this Agreement or any other Operative Agreement.

     15.4     Reproduction of Documents

     This Agreement, all annexes, schedules and exhibits hereto and all agreements, instruments and documents relating hereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed and (b) financial statements, certificates and other information previously or hereafter furnished to any party hereto, may be reproduced by such party by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process, and such party may destroy any original documents so reproduced. Any such reproduction shall be as admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such party in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction likewise is admissible in evidence.

     15.5     Counterparts

     This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts


PARTICIPATION AGREEMENT BASE                                             PAGE 82

(or upon separate signature pages bound together into one or more counterparts), each of which when so executed shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

     15.6     No Waiver

     No failure on the part of any party hereto to exercise, and no delay by any party hereto in exercising, any of its respective rights, powers, remedies or privileges under this Agreement or provided at Law, in equity or otherwise shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach hereof or default hereunder or as an acquiescence therein nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof by it or the exercise of any other right, power, remedy or privilege by it. No notice to or demand on any party hereto in any case shall, unless otherwise required under this Agreement, entitle such party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of any party hereto to any other or further action in any circumstances without notice or demand.

     15.7     Notices

     Unless otherwise expressly permitted by the terms hereof, all notices, requests, demands, authorizations, directions, consents, waivers and other communications required or permitted to be made, given, furnished or filed hereunder shall be in writing (it being understood that the specification of a writing in certain instances and not in others does not imply an intention that a writing is not required as to the latter), shall refer specifically to this Agreement or other applicable Operative Agreement, and shall be personally delivered, sent by facsimile or telecommunication transmission (which in either case provides written confirmation to the sender of its delivery), sent by registered mail or certified mail, return receipt requested, postage prepaid, or sent by overnight courier service, in each case to the respective address, or facsimile number set forth for such party in Schedule 1, or to such other address, facsimile or other number as each party hereto may hereafter specify by notice to the other parties hereto. Each such notice, request, demand, authorization, direction, consent, waiver or other communication shall be effective when received or, if made,



PARTICIPATION AGREEMENT BASE                                             PAGE 83
given, furnished or filed (a) by facsimile or telecommunication transmission, when confirmed, or (b) by registered or certified mail, three Business Days after being deposited, properly addressed, with the U.S. Postal Service.

     15.8     GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE

     (a) THIS AGREEMENT SHALL IN ALL RESPECTS BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE. THIS AGREEMENT IS BEING DELIVERED IN THE STATE OF NEW YORK.

     (b) EACH PARTY HERETO HEREBY IRREVOCABLY AGREES, ACCEPTS AND SUBMITS ITSELF TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK IN THE CITY AND COUNTY OF NEW YORK AND OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN CONNECTION WITH ANY LEGAL ACTION, SUIT OR PROCEEDING WITH RESPECT TO ANY MATTER RELATING TO OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

     (c) EACH PARTY HERETO HEREBY IRREVOCABLY CONSENTS AND AGREES TO THE SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING MAY BE MADE BY MAILING COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, AT THE ADDRESS SET FORTH PURSUANT TO SECTION 15.7. EACH PARTY HERETO HEREBY AGREES
THAT SERVICE UPON IT, OR ANY OF ITS AGENTS, IN EACH CASE IN ACCORDANCE WITH
THIS SECTION 15.8(C), SHALL CONSTITUTE VALID AND EFFECTIVE PERSONAL SERVICE
UPON SUCH PARTY, AND EACH PARTY HERETO HEREBY AGREES THAT THE FAILURE OF ANY OF ITS AGENTS TO GIVE ANY NOTICE OF SUCH SERVICE TO ANY SUCH PARTY SHALL NOT
IMPAIR OR AFFECT IN ANY WAY THE VALIDITY OF SUCH SERVICE ON SUCH PARTY OR ANY JUDGMENT RENDERED IN ANY ACTION OR PROCEEDING BASED THEREON.

      (d) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, OR OTHERWISE, IN ANY LEGAL ACTION OR PROCEEDING BROUGHT HEREUNDER IN ANY OF THE ABOVE-NAMED COURTS, THAT SUCH ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT VENUE FOR THE ACTION OR PROCEEDING IS IMPROPER OR THAT THIS AGREEMENT OR ANY OTHER OPERATIVE AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS.

     (e) EACH PARTY HERETO HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION IN ANY COURT IN





PARTICIPATION AGREEMENT BASE                                             PAGE 84

ANY JURISDICTION BASED UPON OR ARISING OUT OF OR RELATING TO THIS AGREEMENT.

     15.9     Third-Party Beneficiary

     This Agreement is not intended to, and shall not, provide any person not a party hereto (other than the Liquidity Provider, the Escrow Agent and the Paying Agent, each of which is an intended third party beneficiary with respect to the provisions of Section 9.1) with any rights of any nature whatsoever against any of the parties hereto and no person not a party hereto (other than the Liquidity Provider, the Escrow Agent and the Paying Agent, with respect to the provisions of Section 9.1) shall have any right, power or privilege in respect of any party hereto, or have any benefit or interest, arising out of this Agreement.

     15.10    Entire Agreement

     This Agreement, together with the other Operative Agreements, on and as of the date hereof, constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and all prior or contemporaneous understandings or agreements, whether written or oral, among any of the parties hereto with respect to such subject matter are hereby superseded in their entireties.

     15.11    Further Assurances

     Each party hereto shall execute, acknowledge and deliver or shall cause to be executed, acknowledged and delivered, all such further agreements, instruments, certificates or documents, and shall do and cause to be done such further acts and things, in any case, as any other party hereto shall reasonably request in connection with the administration of, or to carry out more effectively the purposes of, or to better assure and confirm into such other party the rights and benefits to be provided under this Agreement and the other Operative Agreements.

                     [This space intentionally left blank]

PARTICIPATION AGREEMENT BASE                                             PAGE 85

     IN WITNESS WHEREOF, each of the parties has caused this Participation Agreement to be duly executed and delivered as of the day and year first above written.

                                          CONTINENTAL AIRLINES, INC.,
                                             Lessee



                                           By
                                             -----------------------------------
                                             Name:
                                             Title:




                                           -------------------------------------
                                           Owner Participant



                                           By
                                             -----------------------------------
                                             Name:
                                             Title:


                                           FIRST SECURITY BANK, NATIONAL
                                           ASSOCIATION,
                                             not in its individual capacity,
                                             except as expressly provided
                                             herein, but solely as Owner
                                             Trustee


                                           By
                                             -----------------------------------
                                             Name:
                                             Title:

                                            WILMINGTON TRUST COMPANY,
                                              not in its individual capacity,
                                              except as expressly provided
                                              herein, but solely as Mortgagee


                                           By
                                             -----------------------------------
                                             Name:
                                             Title:



                                            WILMINGTON TRUST COMPANY,
                                              not in its individual
                                              capacity, except as
                                              expressly provided
                                              herein, but solely as
                                              Pass Through Trustee
                                              under the Pass Through
                                              Trust Agreement for the
                                              Continental Airlines
                                              Pass Through Trust,
                                              1997-1A-0


                                            By
                                               ---------------------------------
                                               Name:
                                               Title:


                                            WILMINGTON TRUST COMPANY,
                                              not in its individual
                                              capacity, except as
                                              expressly provided
                                              herein, but solely as
                                              Pass Through Trustee
                                              under the Pass Through
                                              Trust Agreement for the
                                              Continental Airlines
                                              Pass Through Trust,
                                              1997-1B-0


                                            By
                                               ---------------------------------
                                               Name:
                                               Title:

                                            WILMINGTON TRUST COMPANY,
                                              not in its individual
                                              capacity, except as
                                              expressly provided
                                              herein, but solely as
                                              Pass Through Trustee
                                              under the Pass Through
                                              Trust Agreement for the
                                              Continental Airlines
                                              Pass Through Trust,
                                              1997-[1C-I][1C-II]-0


                                            By
                                               ---------------------------------
                                               Name:
                                               Title:


                                            WILMINGTON TRUST COMPANY,
                                              not in its individual capacity,
                                              except as expressly provided
                                              herein, but solely as
                                              Subordination Agent


                                            By
                                               ---------------------------------
                                               Name:
                                               Title:

                                                        ------------------------
                                                        ANNEX A - DEFINITIONS___
                                                        ------------------------

                                   ANNEX A

DEFINITIONS

GENERAL PROVISIONS

(a) In each Operative Agreement, unless otherwise expressly provided, a reference to:

                  (i) each of "Lessee," "Lessor," "Loan Participant," "Owner Trustee," "Owner Participant," "Mortgagee," "Note Holder" or any other person includes, without prejudice to the provisions of any Operative Agreement, any successor in interest to it and any permitted transferee, permitted purchaser or permitted assignee of it;

                 (ii) words importing the plural include the singular and words importing the singular include the plural;

                (iii) any agreement, instrument or document, or any annex, schedule or exhibit thereto, or any other part thereof, includes, without prejudice to the provisions of any Operative Agreement, that agreement, instrument or document, or annex, schedule or exhibit, or part, respectively, as amended, modified or supplemented from time to time in accordance with its terms and in accordance with the Operative Agreements, and any agreement, instrument or document entered into in substitution or replacement therefor (including, without limitation, in the case of each Pass Through Trust Agreement, the "Related Pass Through Trust Agreement" as defined therein);

                 (iv) any provision of any Law includes any such provision as amended, modified, supplemented, substituted, reissued or reenacted prior to the Delivery Date, and thereafter from time to time;

                  (v) the words "Agreement," "this Agreement," "hereby," "herein," "hereto," "hereof" and "hereunder" and words of similar import when used in any Operative Agreement refer to such Operative Agreement as a whole and not to any particular provision of such Operative Agreement;

ANNEX A BASE

                 (vi) the words "including," "including, without limitation," "including, but not limited to," and terms or phrases of similar import when used in any Operative Agreement, with respect to any matter or thing, mean including, without limitation, such matter or thing; and

                (vii) a "Section," an "Exhibit," an "Annex" or a "Schedule" in any Operative Agreement, or in any annex thereto, is a reference to a section of, or an exhibit, an annex or a schedule to, such Operative Agreement or such annex, respectively.

         (b) Each exhibit, annex and schedule to each Operative Agreement is incorporated in, and shall be deemed to be a part of, such Operative Agreement.

         (c) Unless otherwise defined or specified in any Operative Agreement, all accounting terms therein shall be construed and all accounting determinations thereunder shall be made in accordance with GAAP.

         (d) Headings used in any Operative Agreement are for convenience only and shall not in any way affect the construction of, or be taken into consideration in interpreting, such Operative Agreement.

         (e) For purposes of each Operative Agreement, the occurrence and continuance of a Lease Default or Lease Event of Default referred to in Section
14.5 shall not be deemed to prohibit the Lessee from taking any action or exercising any right that is conditioned on no Lease Event of Default, Lease Default or Special Default having occurred and be continuing if such Lease Default or Lease Event of Default consists of the institution of reorganization proceedings with respect to Lessee under Chapter 11 of the Bankruptcy Code and the trustee or debtor-in-possession in such proceedings shall have (i) agreed to perform its obligations under the Lease with the approval of the applicable court and thereafter shall have continued to perform such obligations in accordance with Section 1110 or (ii) shall have assumed the Lease with the approval of the relevant court and thereafter shall have continued to perform its obligations under the Lease.


ANNEX A BASE

                                                                             3
DEFINED TERMS

         "Act" means part A of subtitle VII of title 49, United States Code.

         "Actual Knowledge" means (a) as it applies to Owner Trustee or Mortgagee, as the case may be, actual knowledge of a responsible officer in the Corporate Trust Department or the Corporate Trust Office, respectively, and (b) as it applies to Owner Participant or Lessee, actual knowledge of a Vice President or more senior officer of Owner Participant or Lessee, respectively, or any other officer of Owner Participant or Lessee, respectively, having responsibility for the transactions contemplated by the Operative Agreements; provided that each of Lessee, Owner Participant, Owner Trustee and Mortgagee shall be deemed to have "Actual Knowledge" of any matter as to which it has received notice from Lessee, Owner Participant, any Note Holder, Owner Trustee or Mortgagee, such notice having been given pursuant to Section 15.7 of the Participation Agreement.

         "Additional Insured" is defined in Section D of Annex D to the Lease.

         "Adverse Change in Tax Law" means (a) for Lessee, a Change in Tax Law that Lessee regards as one that could adversely affect the economic consequences of the transactions contemplated by the Participation Agreement and the other Operative Agreements that are anticipated by Lessee or (b) for Owner Participant, any Change in Tax Law that would adversely affect any of the following tax assumptions:

                  (i) For federal income tax purposes, the Lease will be a "true" lease for purposes of the Code and Owner Participant will be treated as the owner of the Aircraft and Lessee will be treated as the lessee thereof;

                 (ii) For federal income tax purposes, Owner Participant will be entitled to depreciation or cost recovery deductions with respect to Lessor' s Cost of the Aircraft; and

                (iii) For federal income tax purposes, Owner Participant will be entitled to deductions for interest payments on the Equipment Notes.


ANNEX A BASE

         "Affiliate" means, with respect to any person, any other person directly or indirectly controlling, controlled by or under common control with such person. For purposes of this definition, "control" means the power, directly or indirectly, to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise and "controlling," "controlled by" and "under common control with" have correlative meanings.

         "Aircraft" means, collectively, the Airframe and Engines.

         "Aircraft Bill of Sale" means the full warranty bill of sale covering the Aircraft delivered by Airframe Manufacturer to Owner Trustee on the Delivery Date.

         "Aircraft Documents" means all technical data, manuals and log books, and all inspection, modification and overhaul records and other service, repair, maintenance and technical records that are required by the FAA (or the relevant Aviation Authority), to be maintained with respect to the Aircraft, Airframe, Engines or Parts; and such term shall include all additions, renewals, revisions and replacements of any such materials from time to time made, or required to be made, by the FAA (or other Aviation Authority) regulations, and in each case in whatever form and by whatever means or medium (including, without limitation, microfiche, microfilm, paper or computer disk) such materials may be maintained or retained by or on behalf of Lessee (provided, that all such materials shall be maintained in the English language).

         "Airframe" means (a) the aircraft (excluding Engines or engines from time to time installed thereon) manufactured by Airframe Manufacturer and identified by Airframe Manufacturer's model number, United States registration number and Airframe Manufacturer's serial number set forth in Lease Supplement No. 1 and any Replacement Airframe and (b) any and all Parts incorporated or installed in or attached or appurtenant to such airframe, and any and all Parts removed from such airframe, unless title to such Parts shall not be vested in Lessor in accordance with Section 8.1 and Annex C of the Lease. Upon substitution of a Replacement Airframe under and in accordance with the Lease, such Replacement Airframe shall become subject to the Lease and shall be the "Airframe" for all purposes of the Lease and the other Operative Agreements and thereupon the Airframe for which the substitution is made shall no longer be subject to the Lease, and such replaced Airframe shall cease to be the "Airframe."


ANNEX A BASE

         "Airframe Manufacturer" means The Boeing Company, a Delaware corporation.

         "Amortization Amount" means, with respect to any Equipment Note, as of any Payment Date, the amount determined by multiplying the percentage set forth opposite such Date on the Amortization Schedule by the Original Amount of such Equipment Note.

         "Amortization Schedule" means, with respect to each Equipment Note, the amortization schedule for such Equipment Note delivered pursuant to Section
2.02 of the Trust Indenture.

         "Applicable Pass Through Trust" means each of the separate pass through trusts created under the Applicable Pass Through Trust Agreements.

         "Applicable Pass Through Trust Agreement" means each of the separate Pass Through Trust Agreements by and between the Lessee and an Applicable Pass Through Trustee.

         "Applicable Pass Through Trustee" means each Pass Through Trustee that is a party to the Participation Agreement.

         "Appraiser" means a firm of internationally recognized, independent aircraft appraisers.

         "Average Life Date" for any Equipment Note shall be the date which follows the time of determination by a period equal to the Remaining Weighted Average Life of such Equipment Note. "Remaining Weighted Average Life" on a given date with respect to any Equipment Note shall be the number of days equal to the quotient obtained by dividing (a) the sum of each of the products obtained by multiplying (i) the amount of each then remaining scheduled payment of principal of such Equipment Note by (ii) the number of days from and including such determination date to but excluding the date on which such payment of principal is scheduled to be made, by (b) the then outstanding principal amount of such Equipment Note.

         "Aviation Authority" means the FAA or, if the Aircraft is permitted to be, and is, registered with any other Government Entity under and in accordance with Section 7.1.2 of the Lease, such other Government Entity.


ANNEX A BASE

         "Bankruptcy Code" means the United States Bankruptcy Code, 11 U.S.C.
Section 101 et seq.

         "Base Lease Term" means the period beginning on and including the Commencement Date and ending on the Scheduled Expiration Date, or such earlier date on which the Term terminates in accordance with the provisions of the Lease.

         "Basic Rent" means the rent payable for the Aircraft pursuant to
Section 3.2.1(a) of the Lease.

         "Beneficial Owner" when used in relation to an Equipment Note means a Person that, by reason of direct ownership, contract, share ownership or otherwise, has the right to receive or participate in receiving, directly or indirectly, payments of principal, interest or Make-Whole Amount in respect of such Equipment Note; provided that a Person shall not be deemed to be a Beneficial Owner of an Equipment Note solely because another Person in which such a Person owns common stock or other equity securities is a registered holder or Beneficial Owner of such Equipment Note unless such Person is an Affiliate of such other Person.

         "BFE" means all appliances, parts, instruments, appurtenances, accessories, furnishings or other equipment of whatever nature sold by Lessee to Owner Trustee pursuant to the BFE Bill of Sale.

         "BFE Amount" means the amount paid by Owner Trustee to Lessee to purchase the BFE, and is designated by Dollar amount in Schedule 3 to the Participation Agreement.

         "BFE Bill of Sale" means the full warranty bill of sale executed by Lessee in favor of Owner Trustee, dated the Delivery Date, identifying and covering the BFE.

         "Bills of Sale" means the FAA Bill of Sale, the Aircraft Bill of Sale and the BFE Bill of Sale.

         "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required by law to close in New York, New York, Houston, Texas, Wilmington, Delaware, or Salt Lake City, Utah.


ANNEX A BASE

         "Cash Equivalents" means the following securities (which shall mature within 90 days of the date of purchase thereof): (a) direct obligations of the U.S. Government; (b) obligations fully guaranteed by the U.S. Government; (c) certificates of deposit issued by, or bankers' acceptances of, or time deposits or a deposit account with, Owner Trustee, Mortgagee or any bank, trust company or national banking association incorporated or doing business under the laws of the United States or any state thereof having a combined capital and surplus and retained earnings of at least $500,000,000 and having a rate of "C" or better from the Thomson BankWatch Service; or (d) commercial paper of any issuer doing business under the laws of the United States or one of the states thereof and in each case having a rating assigned to such commercial paper by Standard & Poor's Corporation or Moody's Investors Service, Inc. equal to A1 or higher.

         "Change in Tax Law" means any amendment, modification, addition or change in or to the provisions of the Code, any other federal tax statutes, the Treasury Regulations promulgated thereunder, the Internal Revenue Service Revenue Rulings, Revenue Procedures or other administrative or judicial interpretations of the Code or the federal tax statutes that affects the tax assumptions set forth in the Tax Indemnity Agreement or otherwise affects Owner Participant's anticipated Net Economic Return (other than a change in the alternative minimum tax or other change that results in Owner Participant being subject to alternative minimum tax or unable to fully utilize tax benefits because of its particular tax situation).

         "Citizen of the United States" is defined in Section 40102(a)(15) of the Act and in the FAA Regulations.

         "Closing" means the closing of the transactions contemplated by the Participation Agreement on the Delivery Date.

         "Code" means the Internal Revenue Code of 1986, as amended; provided, that when used in relation to a Plan, "Code" shall mean the Internal Revenue Code of 1986 and any regulations and rulings issued thereunder, all as amended and in effect from time to time.

         "Commencement Date" is defined in Schedule 1 to the Lease.



ANNEX A BASE

         "Commitment" means, for any Participant, the amount of its participation in the payment of Lessor's Cost.

         "Commitment Termination Date" is defined in Schedule 3 to the Participation Agreement.

         "Consent and Agreement" means the Manufacturer Consent and Agreement ________, dated as of even date with the Participation Agreement, of Airframe Manufacturer.

         "Continuous Stay Period" is defined in Section 4.04(a) of the Trust Indenture.

         "Corporate Trust Department" or "Trust Office" means the principal corporate trust office of Owner Trustee located from time to time at Owner Trustee's address for notices under the Participation Agreement or such other office at which Owner Trustee's corporate trust business shall be administered which Owner Trustee shall have specified by notice in writing to Lessee, Mortgagee and each Note Holder.

         "Corporate Trust Office" means the principal office of Mortgagee located at Mortgagee's address for notices under the Participation Agreement or such other office at which Mortgagee's corporate trust business shall be administered which Mortgagee shall have specified by notice in writing to Lessee, Owner Trustee and each Note Holder.

         "CRAF" means the Civil Reserve Air Fleet Program established pursuant to 10 U.S.C. Section 9511-13 or any similar substitute program.

         "Debt" means any liability for borrowed money, or any liability for the payment of money in connection with any letter of credit transaction or any other liabilities evidenced or to be evidenced by bonds, debentures, notes or other similar instruments.

         "Debt Rate" means, with respect to (i) any Series, the rate per annum specified for such Series under the heading "Interest Rate" in Schedule I to the Trust Indenture and (ii) any other purpose, with respect to any period, the weighted average interest rate per annum during such period borne by the outstanding Equipment Notes, excluding any interest payable at the Payment Due Rate.



ANNEX A BASE

         "Default" means any event or condition that with the giving of notice or the lapse of time or both would become an Event of Default.

         "Delayed Delivery Date" means a delayed Delivery Date notified to each Participant, Owner Trustee and Mortgagee by Lessee pursuant to Section 4.3 of the Participation Agreement, which delayed Delivery Date shall be a Business Day not later than the Commitment Termination Date.

         "Delivery Date" means the Business Day specified in Lease Supplement No. 1 as the date on which, among other things, the Aircraft is delivered to and accepted by Lessee under the Lease and the Closing occurs.

         "Deposit Agreement" means each of the four Deposit Agreements between the Depositary and the Escrow Agent, dated as of the Issuance Date, each of which relates to one of the Pass Through Trusts, provided that, for purposes of any obligation of Lessee, no amendment, modification or supplement to, or substitution or replacement of, any such Deposit Agreement shall be effective unless consented to by Lessee.

         "Depositary" means Credit Suisse First Boston, New York Branch, as Depositary under each Deposit Agreement.

         "Dollars," "United States Dollars" or "$" means the lawful currency of the United States.

         "DOT" means the Department of Transportation of the United States or any Government Entity succeeding to the functions of such Department of Transportation.

         "Engine" means (a) each of the engines manufactured by Engine Manufacturer and identified by Engine Manufacturer's model number and Engine Manufacturer's serial number set forth in Lease Supplement No. 1 and originally installed on the Airframe on delivery thereof pursuant to the Lease, and any Replacement Engine, in any case whether or not from time to time installed on such Airframe or installed on any other airframe or aircraft, and (b) any and all Parts incorporated or installed in or attached or appurtenant to such engine, and any and all Parts removed from such engine, unless title to such Parts shall not be vested in Lessor in accordance with Section 8.1 and Annex C of the Lease. Upon substitution of a Replacement Engine under and in accordance



ANNEX A BASE
with the Lease, such Replacement Engine shall become subject to the Lease and shall be an "Engine" for all purposes of the Lease and the other Operative Agreements and thereupon the Engine for which the substitution is made shall no longer be subject to the Lease, and such replaced Engine shall cease to be an "Engine."

         "Enforcement Date" is defined in Section 4.03 of the Trust Indenture.

         "Engine Consent and Agreement" means the Engine Manufacturer Consent and Agreement dated as of even date with the Participation Agreement, of Engine Manufacturer.

         "Engine Manufacturer" means [CFM INTERNATIONAL, A DELAWARE CORPORATION.] [ROLLS-ROYCE PLC, A CORPORATION ORGANIZED UNDER THE LAWS OF ENGLAND.]

         "Equipment Note Register" is defined in Section 2.07 of the Trust Indenture.

         "Equipment Notes" means and includes any equipment notes issued under the Trust Indenture in the form specified in Section 2.01 thereof (as such form may be varied pursuant to the terms of the Trust Indenture) and any Equipment
Note issued under the Trust Indenture in exchange for or replacement of any Equipment Note.

         "ERISA" means the Employee Retirement Income Security Act of 1974 and any regulations and rulings issued thereunder all as amended and in effect from time to time.

         "Escrow Agent" means First Security Bank, National Association, as Escrow Agent under each of the Escrow Agreements.

         "Escrow Agreement" means each of the four Escrow and Paying Agent Agreements, among the Escrow Agent, the Paying Agent, certain initial purchasers of the Pass Through Certificates named therein and one of the Pass Through Trustees, dated as of the Issuance Date, each of which relates to one of the Pass Through Trusts, provided that, for purposes of any obligation of Lessee, no amendment, modification or supplement to, or substitution or replacement of, any such Escrow Agreement shall be effective unless consented to by Lessee.

         "Event of Default" is defined in Section 4.02 of the Trust Indenture.



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                                                                            11



         "Event of Loss" means, with respect to the Aircraft, Airframe or any Engine, any of the following circumstances, conditions or events with respect to such property, for any reason whatsoever:

         (a) the destruction of such property, damage to such property beyond economic repair or rendition of such property permanently unfit for normal use by Lessee;

         (b) the actual or constructive total loss of such property or any damage to such property, or requisition of title or use of such property, which results in an insurance settlement with respect to such property on the basis of a total loss or constructive or compromised total loss;

         (c) any theft, hijacking or disappearance of such property for a period of 180 consecutive days or more;

         (d) any seizure, condemnation, confiscation, taking or requisition (including loss of title) of such property by any Government Entity or purported Government Entity (other than a requisition of use by a Permitted Government Entity) for a period exceeding 180 consecutive days or, if earlier, at the end of the Term or, in the case of a requisition of title, the requisition of title shall not have been reversed within 90 days from the date of such requisition of title or, if earlier, at the end of the Term;

         (e) any seizure, condemnation, confiscation, taking or requisition of use of such property by any U.S. Government Entity that continues until the 30th day after the last day of the Term, provided that no such Event of Loss shall exist if Lessor shall have elected not to treat such event as an Event of Loss pursuant to Section 10.6 of the Lease; and

         (f) as a result of any law, rule, regulation, order or other action by the Aviation Authority or by any Government Entity of the government of registry of the Aircraft or by any Government Entity otherwise having jurisdiction over the operation or use of the Aircraft, the use of such property in the normal course of Lessee's business of passenger air transportation is


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                                                                            12


                 prohibited for a period of 180 consecutive days, unless Lessee, prior to the expiration of such 180 day period, shall have undertaken and shall be diligently carrying forward such steps as may be necessary or desirable to permit the normal use of such property by Lessee, but in any event if such use shall have been prohibited for a period of two consecutive years, provided that no Event of Loss shall be deemed to have occurred if such prohibition has been applicable to Lessee's entire U.S. fleet of such property and Lessee, prior to the expiration of such two-year period, shall have conformed at least one unit of such property in its fleet to the requirements of any such law, rule, regulation, order or other action and commenced regular commercial use of the same in such jurisdiction and shall be diligently carrying forward, in a manner which does not discriminate against such property in so conforming such property, steps which are necessary or desirable to permit the normal use of the Aircraft by Lessee, but in any event if such use shall have been prohibited for a period of three years or such use shall be prohibited at the expiration of the Term.

         "Excluded Payments" means (i) indemnity payments paid or payable by Lessee to or in respect of Owner Participant, or Owner Trustee in its individual capacity, their respective Affiliates, successors and permitted assigns and their directors, officers, employees, servants and agents pursuant to Section 9 of the Participation Agreement or any corresponding payments under the Lease, (ii) proceeds of public liability insurance paid or payable as a result of insurance claims made, or losses suffered, by Owner Trustee in its individual capacity or by Owner Participant, that are payable directly to Owner Trustee in its individual capacity, or Owner Participant, respectively, for their own account, (iii) proceeds of insurance maintained with respect to the Aircraft by Owner Participant or any Affiliate thereof for its or their own account or benefit (whether directly or through Owner Trustee) and permitted under Section 11.2 of the Lease, (iv) all payments required to be made under the Tax Indemnity Agreement by Lessee whether or not denominated as Supplemental Rent, (v) any Transaction Expenses paid or payable by the Lessee to the Owner Trustee (to the extent for its sole benefit) or the Owner Participant pursuant to the Lease or the Participation Agreement, (vi) any amount payable to the Owner



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                                                                            13


Participant by any transferee as the purchase price of the Owner Participant's interest in the Trust Estate, (vii) any interest that pursuant to the Operative Agreements may from time to time accrue in respect of any of the amounts described in clauses (i) through (vi) above, (viii) any right to enforce the payment of any amount described in clauses (i) through (vii) above (provided, that the rights referred to in this clause (viii) shall not be deemed to include the exercise of any remedies provided for in the Lease other than the right to sue for specific performance of any covenant to make such payment or to sue for damages in respect of the breach of any such covenant) and (ix) any right to exercise any election or option or make any decision or determination, or to give or receive any notice, consent, waiver or approval, or to take any other action in respect of, but in each case, only to the extent relating to, any Excluded Payments.

         "Expenses" means any and all liabilities, obligations, losses, damages, settlements, penalties, claims, actions, suits, costs, expenses and disbursements (including, without limitation, reasonable fees and disbursements of legal counsel, accountants, appraisers, inspectors or other professionals, and costs of investigation).

         "FAA" means the Federal Aviation Administration of the United States or any Government Entity succeeding to the functions of such Federal Aviation Administration.

         "FAA Bill of Sale" means a bill of sale for the Aircraft on AC Form 8050-2 (or such other form as may be approved by the FAA) delivered to Owner Trustee on the Delivery Date by Airframe Manufacturer.

         "FAA Filed Documents" means the Lease, Lease Supplement No. 1, the Trust Indenture, the Trust Agreement, the Trust Indenture Supplement, the FAA Bill of Sale and an application for registration of the Aircraft with the FAA in the name of Owner Trustee.

         "FAA Regulations" means the Federal Aviation Regulations issued or promulgated pursuant to the Act from time to time.

         "Fair Market Rental Value" means the fair market rental value in Dollars for the Aircraft that would apply in an arm's-length transaction between an informed and willing lessee under



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                                                                            14


no compulsion to lease, and an informed and willing lessor under no compulsion to lease, the Aircraft, for the applicable Renewal Lease Term, assuming that
(a) the Aircraft has been maintained in accordance with, and is in the condition required by, the Lease, (b) payments of rent would be made semiannually, and (c) the Aircraft would be leased during any such Renewal Term on the same terms and conditions as are set forth in the Lease with respect to the Base Lease Term.

         "Fair Market Sales Value" means the fair market sales value in Dollars for the Aircraft that would apply in an arm's-length transaction between an informed and willing buyer under no compulsion to buy, and an informed and willing seller under no compulsion to sell, the Aircraft, in a transaction that would close on or about the relevant time of determination, assuming that (a) the Aircraft has been maintained in accordance with, and is in the condition required by, the Lease and (b) the Aircraft would be delivered to such informed and willing buyer in the return condition required by the Lease.

         "Financing Statements" means, collectively, UCC-1 (and, where appropriate, UCC-3) financing statements (a) covering the Trust Indenture Estate, by Owner Trustee, as debtor, showing Mortgagee as secured party, for filing in Utah and each other jurisdiction that, in the opinion of Mortgagee, is necessary to perfect its Lien on the Trust Indenture Estate and (b) covering the Lease and the Aircraft, as a precautionary matter, by Lessee, as lessee, showing Owner Trustee as lessor and Mortgagee as assignee of Owner Trustee, for filing in Texas and each other jurisdiction that, in the opinion of Owner Trustee and Mortgagee, is reasonably desirable.

         "First Security" means First Security Bank, National Association, a national banking association, not in its capacity as Owner Trustee under the Trust Agreement, but in its individual capacity.

         "Fixed Renewal Lease Term" means each term for which the Lease is extended by Lessee, if any, pursuant to the first and second such extensions in accordance with Section 17 of the Lease.

         "GAAP" means generally accepted accounting principles as set forth in the statements of financial accounting standards issued by the Financial Accounting Standards Board of the American



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                                                                           15


Institute of Certified Public Accountants, as such principles may at any time or from time to time be varied by any applicable financial accounting rules or regulations issued by the SEC and, with respect to any person, shall mean such principles applied on a basis consistent with prior periods except as may be disclosed in such person's financial statements.

         "Government Entity" means (a) any federal, state, provincial or similar government, and any body, board, department, commission, court, tribunal, authority, agency or other instrumentality of any such government or otherwise exercising any executive, legislative, judicial, administrative or regulatory functions of such government or (b) any other government entity having jurisdiction over any matter contemplated by the Operative Agreements or relating to the observance or performance of the obligations of any of the parties to the Operative Agreements.

         "GTA" means the General Terms Agreement as defined in the Purchase Agreement Assignment.

         "Indemnitee" means (i) First Security and Owner Trustee, (ii) WTC and Mortgagee, (iii) each separate or additional trustee appointed pursuant to the Trust Agreement or the Trust Indenture, (iv) each Participant, (v) the Trust Estate and the Trust Indenture Estate, (vi) the Subordination Agent, the Paying Agent and the Escrow Agent, (vii) the Liquidity Providers, (viii) the Pass Through Trustees, (ix) each Affiliate of the persons described in clauses (i) through (iv), inclusive, (x) each Affiliate of the persons described in clauses
(vi), (vii) and (viii), (xi) the respective directors, officers, employees, agents and servants of each of the persons described in clauses (i) through
(iv) inclusive and in clause (ix), (xii) the respective directors, officers, employees, agents and servants of each of the persons described in clauses
(vi), (vii), (viii), and (x), (xiii) the successors and permitted assigns of the persons described in clauses (i) through (iv), inclusive, and in clauses
(ix) and (xi), and (xiv) the successors and permitted assigns of the persons described in clauses (vi), (vii), (viii), (x) and (xii); provided that the persons described in clauses (vi), (vii), (viii), (x), (xii) and (xiv) are Indemnitees only for purposes of Section 9.1 of the Participation Agreement. If any Indemnitee is Airframe Manufacturer or Engine Manufacturer or any subcontractor or supplier of either thereof, such Person shall be



ANNEX A BASE
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                                                                           16


an Indemnitee only in its capacity as Owner Participant, Loan Participant or Note Holder.

         "Indenture Agreements" means the Participation Agreement, the Lease, the Purchase Agreement, the Purchase Agreement Assignment, the Consent and Agreement, the Engine Consent and Agreement, the Bills of Sale and any other contract, agreement or instrument from time to time assigned or pledged under the Trust Indenture.

         "Indenture Default" means any condition, circumstance, act or event that, with the giving of notice, the lapse of time or both, would constitute an Indenture Event of Default.

         "Indenture Event of Default" means any one or more of the conditions, circumstances, acts or events set forth in Section 4.02 of the Trust Indenture.

         "Indenture Indemnitee" means (i) WTC and the Mortgagee, (ii) each separate or additional trustee appointed pursuant to the Trust Indenture, (iii) the Subordination Agent, (iv) each Liquidity Provider, (v) each Pass Through Trustee, (vi) the Paying Agent, (vii) the Escrow Agent and (viii) each of the respective directors, officers, employees, agents and servants of each of the persons described in clauses (i) through (vii) inclusive above.

         "Intercreditor Agreement" means that certain Intercreditor Agreement among the Pass Through Trustees, the Liquidity Providers and the Subordination Agent, dated as of the Issuance Date, provided that, for purposes of any obligation of Lessee, no amendment, modification or supplement to, or substitution or replacement of, such Intercreditor Agreement shall be effective unless consented to by Lessee.

         "Interim Lease Term" means the period commencing on and including the Delivery Date, and ending on and including the day immediately preceding the Commencement Date or such earlier date on which the Term terminates in accordance with the provisions of the Lease.

         "Interim Rent" is defined in Schedule 1 to the Lease.


ANNEX A BASE
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                                                                             17



         "IRS" means the Internal Revenue Service of the United States or any Government Entity succeeding to the functions of such Internal Revenue Service.

         "Issuance Date" means March 21, 1997.

         "Law" means (a) any constitution, treaty, statute, law, decree, regulation, order, rule or directive of any Government Entity, and (b) any judicial or administrative interpretation or application of, or decision under, any of the foregoing.

         "Lease" or "Lease Agreement" means the Lease Agreement , dated as of even date with the Participation Agreement, between Owner Trustee and Lessee.

         "Lease Default" means any condition, circumstance, act or event that, with the giving of notice, the lapse of time or both, would constitute a Lease Event of Default.

         "Lease Event of Default" means any one or more of the conditions, circumstances, acts or events set forth in Section 14 of the Lease.

         "Lease Supplement" means a supplement to the Lease, in the form of Exhibit A to the Lease.

         "Lease Supplement No. 1" means the initial Lease Supplement, dated the Delivery Date.

         "Lessee" means Continental Airlines, Inc., a Delaware corporation.

         "Lessee Operative Agreements" means the Participation Agreement, the Lease, Lease Supplement No. 1, the Tax Indemnity Agreement, the BFE Bill of Sale, the Purchase Agreement Assignment and each other agreement between Lessee and any other party to the Participation Agreement, relating to the Transactions, delivered on the Delivery Date.

         "Lessee Person" means Lessee, any sublessee, assignee, successor or other user or person in possession of the Aircraft, Airframe or an Engine with or without color of right, or any Affiliate of any of the foregoing (excluding any Tax Indemnitee or any related Tax Indemnitee with respect thereto, or any person using or claiming any rights with respect to the Aircraft, Airframe or an Engine directly by or through any of the persons


ANNEX A BASE
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                                                                            18


in this parenthetical, but not excluding any Person claiming directly or indirectly through or under the Lease).

         "Lessee's Advisor" is defined in Schedule 3 to the Participation Agreement.

         "Lessor" means Owner Trustee in its capacity as lessor under the Lease.

         "Lessor Lien" means, with respect to any person and in respect of any property (including, without limitation, the Trust Estate, the Trust Indenture Estate, the Aircraft, Airframe, Engines, Parts or Aircraft Documents) or any payments, any Lien on such property or payments which (a) arises from claims against such person (if such person is a trustee, whether in its individual capacity or in its capacity as a trustee) not related to any of the transactions contemplated by the Operative Agreements, (b) results from acts or omissions of such person (if such person is a trustee, whether in its individual capacity or in its capacity as a trustee) in violation of such person's obligations under any of the terms of the Operative Agreements, or not related to the transactions contemplated by the Operative Agreements, (c) is imposed as a result of Taxes against such person (if such person is a trustee, whether in its individual capacity or in its capacity as a trustee) or any of its Affiliates not required to be indemnified by Lessee under the Participation Agreement, or (d) claims against such person arising out of any transfer by such person of its interest in the Aircraft, the Trust Estate or the Operative Agreements, other than a Transfer permitted by the terms of the Operative Agreements or pursuant to the exercise of remedies set forth in Section 15 of the Lease.

         "Lessor's Cost" means the aggregate of the amounts paid by Owner Trustee to Airframe Manufacturer and Lessee to purchase the Aircraft and BFE pursuant to the Purchase Agreement Assignment and the Participation Agreement, and is designated by Dollar amount in Schedule 3 to the Participation Agreement.

         "Lien" means any mortgage, pledge, lien, charge, claim, encumbrance, lease or security interest affecting the title to or any interest in property.

         "Liquidity Facilities" means the eight Revolving Credit Agreements (consisting of a separate Revolving Credit Agreement



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                                                                            19


with each Liquidity Provider with respect to each Pass Through Trust) between the Subordination Agent, as borrower, and a Liquidity Provider, each dated as of the Issuance Date, provided that, for purposes of any obligation of Lessee, no amendment, modification or supplement to, or substitution or replacement of, any such Liquidity Facility shall be effective unless consented to by Lessee.

         "Liquidity Provider" means ABN AMRO Bank N.V., acting through its Chicago branch, or ING Bank N.V., each as a Class A Liquidity Provider, Class B Liquidity Provider, Class C-I Liquidity Provider and Class C-II Liquidity Provider (as such terms are defined in the Intercreditor Agreement) under the respective Liquidity Facilities, or any successor thereto.

         "Loan Participants" mean, until the Closing shall have been consummated, the Applicable Pass Through Trustees, and after the Closing shall have been consummated, each Note Holder.

         "Loss Payment Date" means the date on which payment is due pursuant to
Section 10.1.2(a)(i) of the Lease.

         "Maintenance Program" is defined in Annex C to the Lease.

         "Majority in Interest of Note Holders" means as of a particular date of determination, the holders of a majority in aggregate unpaid Original Amount of all Equipment Notes outstanding as of such date (excluding any Equipment Notes held by Owner Trustee, Lessee, or Owner Participant or any Affiliate of any such party or any interests of Owner Trustee or Owner Participant therein by reason of subrogation pursuant to Section 4.03 of the Trust Indenture (unless all Equipment Notes then outstanding shall be held by Owner Trustee, Lessee, Owner Participant or any Affiliate of any thereof)); provided that for the purposes of directing any action or casting any vote or giving any consent, waiver or instruction hereunder any Note Holder of an Equipment Note or Equipment Notes may allocate, in such Note Holder's sole discretion, any fractional portion of the principal amount of such Equipment Note or Equipment Notes in favor of or in opposition to any such action, vote, consent, waiver or instruction.

         "Make-Whole Amount" means, with respect to any Equipment Note, an amount (as determined by an independent investment banker of national standing) equal to the excess, if any, of



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                                                                            20


(a) the present value of the remaining scheduled payments of principal and interest to maturity of such Equipment Note computed by discounting such payments on a semiannual basis on each Payment Date (assuming a 360-day year of twelve 30- day months) using a discount rate equal to the Treasury Yield over
(b) the outstanding principal amount of such Equipment Note plus accrued interest to the date of determination. For purposes of determining the Make-Whole Amount, "Treasury Yield" means, at the date of determination with respect to any Equipment Note, the interest rate (expressed as a decimal and, in the case of United States Treasury bills, converted to a bond equivalent yield) determined to be the per annum rate equal to the semi-annual yield to maturity for United States Treasury securities maturing on the Average Life Date of such Equipment Note and trading in the public securities markets either as determined by interpolation between the most recent weekly average yield to maturity for two series of United States Treasury securities, trading in the public securities markets, (A) one maturing as close as possible to, but earlier than, the Average Life Date of such Equipment Note and (B) the other maturing as close as possible to, but later than, the Average Life Date of such Equipment Note, in each case as published in the most recent H.15(519) or, if a weekly average yield to maturity for United States Treasury securities maturing on the Average Life Date of such Equipment Note is reported on the most recent H.15(519), such weekly average yield to maturity as published in such H.15(519) "H.15(519)" means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the Federal Reserve System. The date of determination of a Make-Whole Amount shall be the third Business Day prior to the applicable payment or redemption date and the "most recent H.15(519)" means the H.15(519) published prior to the close of business on the third Business Day prior to the applicable payment or redemption date.

         "Manufacturer's Purchase Price" means the amount required to be paid to the Airframe Manufacturer to purchase the Aircraft pursuant to the Purchase Agreement Assignment.

         "Material Adverse Change" means, with respect to any person, any event, condition or circumstance that materially and adversely affects such person's business or consolidated financial condition, or its ability to observe or perform its obligations, liabilities and agreements under the Operative Agreements.



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                                                                             21



         "Minimum Liability Insurance Amount" is defined in Schedule 1 to the Lease.

         "Mortgaged Property" is defined in Section 3.03 of the Trust
Indenture.

         "Mortgagee" means Wilmington Trust Company, a Delaware banking corporation, not in its individual capacity but solely as loan trustee under the Trust Indenture.

         "Mortgagee Agreements" means, collectively, the Participation Agreement, the Trust Indenture and each other agreement between Mortgagee and any other party to the Participation Agreement, relating to the Transactions, delivered on the Delivery Date.

         "Mortgagee Event" means (i) in the event of a reorganization proceeding involving the Lessee under Chapter 11 of the Bankruptcy Code, (A) the trustee in such proceeding or the Lessee not assuming or agreeing to perform its obligations under the Lease, as contemplated under Section 1110, during the 60-day period under Section 1110(a)(1)(A) of the Bankruptcy Code (or such longer period as may apply under Section 1110(b) of the Bankruptcy Code) or (B) at any time after agreeing to perform or assume such obligations, such trustee or the Lessee ceasing to perform or assuming such obligations with the result that the Continuous Stay Period comes to an end or (ii) either the Equipment Notes shall have become due and payable pursuant to Section 4.04(b) of the Trust Indenture or Mortgagee has taken action or notified Owner Trustee that it intends to take action to foreclose the Lien of the Trust Indenture or otherwise commence the exercise of any significant remedy in accordance with
Section 4.04(a) of the Trust Indenture.

         "Net Economic Return" means the Owner Participant's net after-tax yield utilizing the multiple investment sinking fund method of analysis and aggregate net after-tax cash flow, computed on the basis of the same methodology and assumptions as were utilized by the initial Owner Participant in determining Basic Rent, Stipulated Loss Value percentages and Termination Value percentages, as of the Delivery Date, as such assumptions may be adjusted for events that have been the basis for



ANNEX A BASE
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                                                                           22


adjustments to Basic Rent pursuant to Section 3.2.1(b) of the Lease or events giving rise to indemnity payments pursuant to Section 5.1 of the Tax Indemnity Agreement; provided, that, if the initial Owner Participant shall have transferred its interest, Net Economic Return shall be calculated as if the initial Owner Participant had retained its interest; provided further, that, notwithstanding the preceding proviso, solely for purposes of Section 11 of the Participation Agreement and calculating any adjustments to Basic Rent, Stipulated Loss Values and Termination Values in connection with a refunding pursuant to such Section 11 at a time when Owner Participant is a transferee (other than an Affiliate of the initial Owner Participant), the after-tax yield (but not the after-tax cash flow) component of Net Economic Return shall be calculated on the basis of the methodology and assumptions utilized by the transferee Owner Participant as of the date on which it acquired its interest.

         "Net Present Value of Rents" means the present value, as of the date of determination, discounted at 10% per annum, compounded semiannually to the date of determination, of all unpaid Basic Rent payments during the then-remaining portion of the Base Lease Term, expressed as a percentage of Lessor's Cost.

         "Net Worth" means, for any person, the excess of its total assets over its total liabilities.

         "New Debt" means debt securities in an aggregate principal amount specified in the Refunding Information.

         "Non-U.S. Person" means any Person other than a United States person, as defined in Section 7701(a)(30) of the Code.

         "Note Holder" means at any time each registered holder of one or more Equipment Notes.

         "Note Purchase Agreement" means the Note Purchase Agreement, dated as of the Issuance Date, among Continental Airlines, Inc., the Subordination Agent, the Escrow Agent, the Paying Agent and the Pass Through Trustee under each Pass Through Trust Agreement providing for, among other things, the issuance and sale of certain equipment notes.

         "Officer's Certificate" means, in respect of any party to the Participation Agreement, a certificate signed by the Chairman, the President, any Vice President (including those with



ANNEX A BASE
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                                                                           23


varying ranks such as Executive, Senior, Assistant or Staff Vice President), the Treasurer or the Secretary of such party.

         "Operative Agreements" means, collectively, the Participation Agreement, the Trust Agreement, the Purchase Agreement Assignment, the Consent and Agreement, the Engine Consent and Agreement, the Lease, Lease Supplement No. 1, the Trust Indenture, the initial Trust Indenture Supplement, the Bills of Sale, the Tax Indemnity Agreement and the Equipment Notes.

         "Operative Indentures" means each of the indentures under which notes have been issued and purchased by the Pass Through Trustees pursuant to the Note Purchase Agreement.

         "OP Jurisdiction" is defined in Schedule 3 to the Participation Agreement.

         "Original Amount," with respect to an Equipment Note, means the stated original principal amount of such Equipment Note and, with respect to all Equipment Notes, means the aggregate stated original principal amounts of all Equipment Notes.

         "Owner Participant" means the person executing the Participation Agreement as "Owner Participant" or, if a second person becomes an "Owner Participant" pursuant to Section 10.1.1 of the Participation Agreement, both of such persons; provided that if an Owner Participant Transfers 100% of its interest to a successor Owner Participant, such transferring Owner Participant shall thereafter no longer be considered an "Owner Participant".

         "Owner Participant Agreements" means, collectively, the Participation Agreement, the Tax Indemnity Agreement, the Trust Agreement and each other agreement between Owner Participant and any other party to the Participation Agreement relating to the Transactions, delivered on the Delivery Date.

         "Owner Participant's Percentage" means the percentage of Lessor's Cost allocated to the Owner Participant in Schedule 2 to the Participation Agreement.

         "Owner Trustee" means First Security Bank, National Association, a national banking association, not in its individual capacity, except as expressly provided in any



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                                                                            24


Operative Agreement, but solely as Owner Trustee under the Trust Agreement.

         "Owner Trustee Agreements" means, collectively, the Participation Agreement, the Lease, Lease Supplement No. 1, the Trust Agreement, the Trust Indenture, the initial Trust Indenture Supplement, the Equipment Notes, the Purchase Agreement Assignment, and each other agreement between Owner Trustee and any other party to the Participation Agreement, relating to the Transactions, delivered on the Delivery Date.

         "Participants" means, collectively, Owner Participant and each Loan Participant and "Participant" means Owner Participant or a Loan Participant, individually.

         "Participation Agreement" means the Participation Agreement dated as of _____________ among Lessee, Owner Participant, Owner Trustee, the Applicable Pass Through Trustees, Subordination Agent and Mortgagee.

         "Parts" means all appliances, parts, components, instruments, appurtenances, accessories, furnishings, seats and other equipment of whatever nature (other than (a) Engines or engines, and (b) any items leased by Lessee from a third party other than Lessor)), that may from time to time be installed or incorporated in or attached or appurtenant to the Airframe or any Engine.

         "Pass Through Agreements" means the Pass Through Trust Agreements, the Note Purchase Agreement, the Deposit Agreements, the Escrow Agreements, the Intercreditor Agreement, the Liquidity Facilities and the Fee Letters referred to in Section 2.03 of each of the Liquidity Facilities provided, that no amendment, modification or supplement to, or substitution or replacement of, any such Fee Letter shall be effective for purposes of any obligation of Lessee, unless consented to by Lessee.

         "Pass Through Certificates" means the pass through certificates issued by the Pass Through Trusts (and any other pass through certificates for which such pass through certificates may be exchanged).

         "Pass Through Trust" means each of the four separate pass through trusts created under the Pass Through Trust Agreements.



ANNEX A BASE

         "Pass Through Trust Agreement" means each of the four separate pass through trust agreements dated as of the Issuance Date by and between the Lessee and a Pass Through Trustee.

         "Pass Through Trustee" means Wilmington Trust Company, a Delaware banking corporation, in its capacity as trustee under each Pass Through Trust Agreement.

         "Pass Through Trustee Agreements" means the Participation Agreement, the Pass Through Trust Agreements, the Note Purchase Agreement, the Deposit Agreements, the Escrow Agreements, and the Intercreditor Agreement.

         "Payment Date" means each April 1 and October 1 during the Term, commencing with the first such date to occur after the Commencement Date.

         "Payment Due Rate" is defined in Schedule 1 to the Lease.

         "Payment Period" means each of the consecutive semiannual periods during the Term ending on a Payment Date, the first such period commencing on and including the Commencement Date.

         "Paying Agent" means Wilmington Trust Company, as Paying Agent under each of the Escrow Agreements.

         "Permitted Air Carrier" means (i) any manufacturer of airframes or aircraft engines, or any Affiliate of a manufacturer of airframes or aircraft engines, (ii) any Permitted Foreign Air Carrier, (iii) any person approved in writing by Lessor or (iv) any U.S. Air Carrier.

         "Permitted Country" means any country listed on Schedule 5 to the Lease.

         "Permitted Foreign Air Carrier" means any air carrier with its principal executive offices in any Permitted Country and which is authorized to conduct commercial airline operations and to operate jet aircraft similar to the Aircraft under the applicable Laws of such Permitted Country.

         "Permitted Government Entity" means (i) the U.S. Government or (ii) any Government Entity if the Aircraft is then registered under the laws of the country of such Government Entity.



ANNEX A BASE

         "Permitted Institution" means (a) any bank, trust company, insurance company, financial institution or corporation (other than, without Lessee's consent, a commercial air carrier, a commercial aircraft operator, a freight forwarder or Affiliate of any of the foregoing), in each case with a combined capital and surplus or net worth of at least $50,000,000.

         "Permitted Lien" means any Lien described in clauses (a) through (g), inclusive, of Section 6 of the Lease.

         "Permitted Sublease" means a sublease permitted under Section 7.2.7 of the Lease.

         "Permitted Sublessee" means the sublessee under a Permitted Sublease.

         "Persons" or "persons" means individuals, firms, partnerships, joint ventures, trusts, trustees, Government Entities, organizations, associations, corporations, government agencies, committees, departments, authorities and other bodies, corporate or incorporate, whether having distinct legal status or not, or any member of any of the same.

         "Plan" means any employee benefit plan within the meaning of Section 3(3) of ERISA, or any plan within the meaning of Section 4975(e)(1) of the Code.

         "Preliminary Notice" is defined in Section 17.1 of the Lease.

         "Premium Termination Date" means April 1, 2010 in the case of the Series A Equipment Notes, April 1, 2007 in the case of the Series B Equipment Notes and April 1, 2003 in the case of the Series C Equipment Notes.

         "PTT Percentage" means, with respect to each Applicable Pass Through Trustee, the percentage of Lessor's Cost allocated to such Pass Through Trustee in Schedule 2 to the Participation Agreement.

         "Purchase Agreement" means the Purchase Agreement between Airframe Manufacturer and Lessee (including all exhibits thereto, together with all letter agreements entered into that by their terms constitute part of such Purchase Agreement), to the extent assigned pursuant to the Purchase Agreement Assignment.



ANNEX A BASE

         "Purchase Agreement Assignment" means the Purchase Agreement and Engine Warranties Assignment , dated as of even date with the Participation Agreement, between Lessee and Owner Trustee.

         "Purchase Date" means the last Business Day of the Base Lease Term or any Renewal Lease Term, as specified in any Purchase Notice.

         "Purchase Notice" is defined in Section 17.3.1 of the Lease.

         "QIB" is defined in Section 2.08 of the Trust Indenture.

         "Refunding Certificate" means a certificate of an authorized representative of Owner Participant delivered pursuant to Section 11.1.1 of the Participation Agreement, setting forth (a) the Refunding Date and (b) the following information, subject to the limitations set forth in Section 11 of the Participation Agreement: (i) the principal amount of debt to be issued by Owner Trustee on the Refunding Date, (ii) the proposed adjusted debt/equity ratio and (iii) the proposed revised schedules of Basic Rent, Stipulated Loss Value percentages and Termination Value percentages, and the proposed Amortization Schedules, calculated in accordance with Section 3.2.1 of the Lease.

         "Refunding Date" means the proposed date on which the outstanding Equipment Notes will be redeemed and refinanced pursuant to Section 11 of the Participation Agreement.

         "Refunding Information" means the information set forth in the Refunding Certificate (other than the Refunding Date) as such information may have been revised by any verification procedures demanded by Lessee pursuant to
Section 3.2.1(d) of the Lease.

         "Registration Rights Agreement" means the Exchange and Registration Rights Agreement dated the Issuance Date by and among the Lessee and certain initial purchasers of the Pass Through Certificates named therein, providing for, among other things, the exchange offer with respect to such Pass Through Certificates to be registered under the Securities Act or the shelf registration of such Pass Through Certificates for a period specified therein.



ANNEX A BASE

         "Renewal Lease Term" means, collectively, the Fixed Renewal Lease Terms and the Subsequent Renewal Lease Terms, in each case, if any.

         "Renewal Notice" is defined in Section 17.2.1 of the Lease.

         "Renewal Rent" for the Aircraft means the rent payable therefor in respect of a Renewal Lease Term determined pursuant to Section 17.2.2 of the Lease.

         "Rent" means, collectively, Interim Rent, Basic Rent, Renewal Rent and Supplemental Rent.

         "Replacement Airframe" means any airframe substituted for the Airframe pursuant to Section 10 of the Lease.

         "Replacement Engine" means an engine substituted for an Engine pursuant to the Lease.

         "Return Acceptance Supplement" means a Return Acceptance Supplement, dated as of the date the Aircraft is returned to Lessor pursuant to Section 5 of the Lease, by Lessor and Lessee substantially in the form of Exhibit B to the Lease.

         "Scheduled Delivery Date" means the expected Delivery Date notified to each Participant, Owner Trustee and Mortgagee by Lessee pursuant to Section 4.1 of the Participation Agreement, which expected Delivery Date shall be a Business Day not later than the Commitment Termination Date.

         "Scheduled Expiration Date" is defined in Schedule 1 to the Lease.

         "Scheduled Renewal Term Expiration Date" means, in the case of the first Fixed Renewal Lease Term, the second anniversary of the Scheduled Expiration Date, in the case of the second Fixed Renewal Lease Term, the fourth anniversary of the Scheduled Expiration Date and, in the case of any Subsequent Renewal Lease Term, the day preceding the first anniversary of the commencement date of such Subsequent Renewal Lease Term.

         "SEC" means the Securities and Exchange Commission of the United States, or any Government Entity succeeding to the functions of such Securities and Exchange Commission.



ANNEX A BASE

         "Section 1110" means 11 U.S.C. Section 1110 of the Bankruptcy Code or any successor or analogous section of the federal bankruptcy Law in effect from time to time.

         "Secured Obligations" is defined in Section 2.06 of the Trust
Indenture.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Security" means a "security" as defined in Section 2(1) of the Securities Act.

         "Senior Holder" is defined in Section 2.14(c) of the Trust Indenture.

         "Series" means any of Series A, Series B or Series C.

         "Series A" or "Series A Equipment Notes" means Equipment Notes issued under the Trust Indenture and designated as "Series A" thereunder, in the Original Amount and maturities and bearing interest as specified in Schedule I to the Trust Indenture under the heading "Series A."

         "Series B" or "Series B Equipment Notes" means Equipment Notes issued under the Trust Indenture and designated as "Series B" thereunder, in the Original Amount and maturities and bearing interest as specified in Schedule I to the Trust Indenture under the heading "Series B."

         "Series C" or "Series C Equipment Notes" means Equipment Notes issued under the Trust Indenture and designated as "Series C" thereunder, in the Original Amount and maturities and bearing interest as specified in Schedule I to the Trust Indenture under the heading "Series C."

         "Similar Aircraft" is defined in Schedule 1 to the Lease.

         "SLV Rate" is defined in Schedule 1 to the Lease.

         "Special Default" means (i) the failure by Lessee to pay any amount of Interim Rent, Basic Rent, Renewal Rent, Stipulated Loss Value or Termination Value when due or (ii) the occurrence of any Lease Default or Lease Event of Default referred to in Section 14.5 of the Lease.



ANNEX A BASE

         "Stipulated Loss Value" means, with respect to the Aircraft, (a) during the Base Lease Term, the amount determined by multiplying (i) the percentage set forth in Schedule 3 to the Lease (as adjusted from time to time in accordance with Section 3.2.1 of the Lease) opposite the Stipulated Loss Value Date by (ii) Lessor's Cost and (b) during any Renewal Term, the amount determined pursuant to Section 17.2.3 of the Lease. Notwithstanding anything to the contrary in any Operative Agreement, Stipulated Loss Value shall always be sufficient to pay in full, as of the date of payment thereof (assuming timely payment of the Equipment Notes prior to such date), the aggregate unpaid principal amount of all Equipment Notes outstanding as of such date, together with accrued and unpaid interest on all such Equipment Notes as of such date.

         "Stipulated Loss Value Date" means, for any month, the day in such month specified in Schedule 3 to the Lease or, if such day is not a Business Day, the immediately succeeding Business Day.

         "Subordination Agent" means Wilmington Trust Company, as subordination agent under the Intercreditor Agreement.

         "Subordination Agent Agreements" means the Participation Agreement, the Liquidity Facilities and the Intercreditor Agreement.

         "Subsequent Renewal Lease Term" means each term for which the Lease is extended by Lessee, if any, after the second Fixed Renewal Lease Term.

         "Supplemental Rent" means, without duplication (a) all amounts, liabilities, indemnities and obligations (other than Interim Rent, Basic Rent or Renewal Rent but including Make-Whole Amount, if any) that Lessee assumes or becomes obligated to or agrees to pay under any Lessee Operative Agreement to or on behalf of Lessor or any other person, including, without limitation, payments of Stipulated Loss Value, Termination Value and payments of indemnities under Section 9 of the Participation Agreement, (b) (i) to the extent not payable (whether or not in fact paid) under Section 6(a) of the Note Purchase Agreement (as originally in effect or amended with the consent of the Owner Participant), an amount or amounts equal to the fees payable to the relevant Liquidity Provider under Section 2.03 of each Liquidity Facility and the related Fee Letter (as defined in the



ANNEX A BASE

Intercreditor Agreement) multiplied by a fraction the numerator of which shall be the then outstanding aggregate principal amount of the Series A Equipment Notes, Series B Equipment Notes and Series C Equipment Notes and the denominator of which shall be the then outstanding aggregate principal amount of all "Series A Equipment Notes", "Series B Equipment Notes" and "Series C Equipment Notes" (each as defined in the Note Purchase Agreement); (ii) (x) the amount equal to interest on any Downgrade Advance (other than any Applied Downgrade Advance) payable under Section 3.07(e) of each Liquidity Facility minus Investment Earnings from such Downgrade Advance multiplied by (y) the fraction specified in the foregoing clause (i); (iii) (x) the amount equal to interest on any Non-Extension Advance (other than any Applied Non-Extension Advance) payable under Section 3.07(a)(i) of each Liquidity Facility minus Investment Earnings from such Non-Extension Advance multiplied by (y) the fraction specified in the forgoing clause (i); (iv) if any payment default shall have occurred and be continuing with respect to interest on any Series A Equipment Notes, Series B Equipment Notes or Series C Equipment Notes, (x) the excess, if any, of (1) an amount equal to interest on any Unpaid Advance, Applied Downgrade Advance or Applied Non-Extension Advance payable under
Section 3.07(a) of each Liquidity Facility over (2) the sum of Investment Earnings from any Final Advance plus any amount of interest at the Payment Due Rate actually payable (whether or not in fact paid) by Lessee in respect of the overdue scheduled interest on the Equipment Notes in respect of which such Unpaid Advance, Applied Downgrade Advance or Applied Non-Extension Advance was made multiplied by (y) a fraction the numerator of which shall be the then aggregate overdue amounts of interest on the Series A Equipment Notes, Series B Equipment Notes and Series C Equipment Notes (other than interest becoming due and payable solely as a result of acceleration of any such Equipment Notes) and the denominator of which shall be the then aggregate overdue amounts of interest on all "Series A Equipment Notes", "Series B Equipment Notes" and "Series C Equipment Notes" (each as defined in the Note Purchase Agreement) (other than interest becoming due and payable solely as a result of acceleration of any such "Equipment Notes"); and (v) Lessee's pro rata share of any other amounts owed to the Liquidity Providers by the Subordination Agent as borrower under each Liquidity Facility (other than amounts due as repayment of advances thereunder or as interest on such advances), except to the extent payable pursuant to clause (ii), (iii) or (iv) above, (c) Lessee's pro rata share of all compensation and reimbursement



ANNEX A BASE
of expenses, disbursements and advances payable by Lessee under the Pass Through Trust Agreements, (d) Lessee's pro rata share of all compensation and reimbursement of expenses and disbursements payable to the Subordination Agent under the Intercreditor Agreement except with respect to any income or franchise taxes incurred by the Subordination Agent in connection with the transactions contemplated by the Intercreditor Agreement and (e) in the event Lessee requests any amendment to any Operative Agreement or Pass Through Agreement, Lessee's pro rata share of all reasonable fees and expenses (including, without limitation, fees and disbursements of counsel) of the Escrow Agents and the Paying Agents in connection therewith payable by the Pass Through Trustees under the Escrow Agreements. As used herein, "Lessee's pro rata share" means as of any time a fraction, the numerator of which is the principal balance then outstanding of Equipment Notes and the denominator of which is the aggregate principal balance then outstanding of all "Equipment Notes" (as such term is defined in each of the Operative Indentures). For purposes of this definition, the terms "Applied Downgrade Advance", "Applied Non-Extension Advance", "Cash Collateral Account", "Downgrade Advance", "Final Advance", "Investment Earnings", "Non-Extension Advance" and "Unpaid Advance" shall have the meanings specified in each Liquidity Facility.

         "Tax Attribute Period" is defined in Section 1(e) of the Tax Indemnity Agreement.

         "Tax Indemnitee" means (a) First Security and Owner Trustee, (b) WTC and Mortgagee, (c) each separate or additional trustee appointed pursuant to the Trust Agreement or the Trust Indenture, (d) each Participant, (e) the Trust Estate and the Trust Indenture Estate and (f) the respective successors, assigns, agents and servants of the foregoing. For purposes of this definition, the term "Owner Participant" shall include any member of an affiliated group (within the meaning of Section 1504 of the Code) of which Owner Participant is, or may become, a member if consolidated, joint or combined returns are filed for such affiliated group for federal, state or local income tax purposes.

          "Tax Indemnity Agreement" means the Tax Indemnity Agreement, dated as of even date with the Participation Agreement, between Lessee and Owner Participant.

         "Taxes" means all license, recording, documentary, registration and other similar fees and all taxes, levies,



ANNEX A BASE
imposts, duties, charges, assessments or withholdings of any nature whatsoever imposed by any Taxing Authority, together with any penalties, additions to tax, fines or interest thereon or additions thereto.

         "Taxing Authority" means any federal, state or local government or other taxing authority in the United States, any foreign government or any political subdivision or taxing authority thereof, any international taxing authority or any territory or possession of the United States or any taxing authority thereof.

         "Term" means the term, commencing on the Delivery Date, for which the Aircraft is leased pursuant to Section 3 of the Lease, and shall include the Interim Lease Term, the Base Lease Term and, if applicable, any Renewal Lease Term; provided that if at the scheduled end of the Term the Aircraft or Airframe is being used, or was within six (6) months prior thereto being used, by the U.S. Government pursuant to CRAF, the Term shall be deemed extended for the period necessary to accommodate usage of the Aircraft or Airframe pursuant to CRAF plus six months thereafter, and Lessee shall be obligated to pay Basic Rent with respect to any such period of extension at a semiannual rate equal to the average of the Basic Rent paid during the Base Lease Term or the applicable Renewal Lease Term, whichever shall have ended immediately prior to such extension.

         "Termination Date" means any Payment Date occurring after the fifth anniversary of the Delivery Date on which the Lease shall terminate in accordance with Section 9 of the Lease.

         "Termination Value" means, with respect to the Aircraft, the amount determined by multiplying (a) the percentage set forth in Schedule 4 to the Lease (as adjusted from time to time in accordance with Section 3.2.1 of the Lease) opposite the Termination Value Date by (b) Lessor's Cost. Notwithstanding anything to the contrary in any Operative Agreement, Termination Value shall always be sufficient to pay in full, as of the date of payment thereof (assuming timely payment of the Equipment Notes prior to such date), the aggregate unpaid principal amount of all Equipment Notes outstanding as of such date, together with accrued and unpaid interest on all such Equipment Notes as of such date.



ANNEX A BASE

         "Termination Value Date" means, for any month, the day in such month specified in Schedule 4 to the Lease or, if such day is not a Business Day, the immediately succeeding Business Day.

         "Transactions" means the transactions contemplated by the Participation Agreement and the other Operative Agreements.

         "Transaction Expenses" means: (i) the reasonable and actual fees, expenses and disbursements of (1) Richards, Layton & Finger, special counsel for Mortgagee, such information to be furnished by Mortgagee, (2) Ray, Quinney & Nebeker, special counsel for the Owner Trustee under the Trust Agreement, such information to be furnished by Owner Trustee, (3) Richards, Layton & Finger, special counsel to the Loan Participants, such information to be furnished by the Subordination Agent, (4) Lytle, Soule & Curlee, special counsel in Oklahoma City, Oklahoma, such information to be furnished by Lessee,
(ii) all fees, taxes and other charges payable in connection with the recording or filing of instruments and financing statements, such information to be furnished by Lessee, (iii) the initial fee and reasonable and actual disbursements of Owner Trustee under the Trust Agreement, such information to be furnished by the Owner Trustee, (iv) the initial fee and reasonable and actual disbursements of Mortgagee under the Trust Indenture, such information to be furnished by Mortgagee, (v) the fee of the Appraiser with respect to the appraisal of the Aircraft referred to in Section 5.1.2(xv) of the Participation Agreement, such information to be furnished by the Owner Participant, (vi) the reasonable and actual fees, out-of-pocket expenses and disbursements of special counsel to the Owner Participant (as defined in Schedule 3 to the Participation Agreement), such information to be furnished by the Owner Participant, and
(vii) the equity placement fee and reasonable disbursements of Lessee's Advisor, such information to be furnished by Lessee.

         "Transfer" means the transfer, sale, assignment or other conveyance of all or any interest in any property, right or interest.

         "Transferee" means a person to which any Owner Participant, Owner Trustee or any Loan Participant or Note Holder purports or intends to Transfer any or all of its right, title or interest in the Trust Estate or in its Equipment Note and the Trust Indenture Estate, respectively, as described in
Section 10.1.1(a), 10.1.2 or 10.1.3 (but excluding participants in any participation



ANNEX A BASE
referred to in Section 10.1.3), respectively, of the Participation Agreement.

         "Trust" means the trust created by the Trust Agreement.

         "Trust Agreement" means the Trust Agreement , dated as of even date with the Participation Agreement, between Owner Participant and Owner Trustee.

         "Trust Estate" means all estate, right, title and interest of Owner Trustee in and to the Aircraft, the Lease, any Lease Supplement and the Purchase Agreement including, without limitation, all amounts of Basic Rent and Supplemental Rent including, without limitation, insurance proceeds (other than insurance proceeds payable to or for the benefit of Owner Participant, Note Holders or WTC) and requisition, indemnity or other payments of any kind for of with respect to the Aircraft (except amounts owing to Owner Participant, Note Holders or WTC, or to any of their respective directors, officers, employees, servants and agents, pursuant to Section 10 of the Participation Agreement). Notwithstanding the foregoing, "Trust Estate" shall not include any Excluded Payment.

         "Trust Indenture" means the Trust Indenture and Mortgage
_____________, dated as of even date with the Participation Agreement, between Owner Trustee and Mortgagee.

         "Trust Indenture Estate" is defined in the "Granting Clause" of the Trust Indenture.

         "Trust Indenture Supplement" means a Trust Indenture and Mortgage _____________ Supplement, substantially in the form of Exhibit A to the Trust Indenture, with appropriate modifications to reflect the purpose for which it is being used.

         "UCC" means the Uniform Commercial Code as in effect in any applicable jurisdiction.

         "United States" or "U.S." means the United States of America; provided, that for geographic purposes, "United States" means, in aggregate, the 50 states and the District of Columbia of the United States of America.

         "U.S. Air Carrier" means any United States air carrier that is a Citizen of the United States holding an air carrier operating certificate issued by the Secretary of Transportation



ANNEX A BASE
pursuant to chapter 447 of title 49 of the United States Code for aircraft capable of carrying 10 or more individuals or 6000 pounds or more of cargo, and as to which there is in force an air carrier operating certificate issued pursuant to Part 121 of the FAA Regulations, or which may operate as an air carrier by certification or otherwise under any successor or substitute provisions therefor or in the absence thereof.

         "U.S. Person" means any Person described in Section 7701(a)(30) of the Code.

         "U.S. Government" means the federal government of the United States, or any instrumentality or agency thereof the obligations of which are guaranteed by the full faith and credit of the federal government of the United States.

         "Weighted Average Life to Maturity" means, with respect to any specified Debt, at the time of the determination thereof the number of years obtained by dividing the then Remaining Dollar-years of such Debt by the then outstanding principal amount of such Debt. The term "Remaining Dollar-years" shall mean the amount obtained by (1) multiplying the amount of each then-remaining principal payment on such Debt by the number of years (calculated at the nearest one- twelfth) that will elapse between the date of determination of the Weighted Average Life to Maturity of such Debt and the date of that required payment and (2) totaling all the products obtained in clause (1) above.

         "Wet Lease" means any arrangement whereby Lessee or a Permitted Sublessee agrees to furnish the Aircraft, Airframe or any Engine to a third party pursuant to which the Aircraft, Airframe or Engine shall at all times be in the operational control of Lessee or a Permitted Sublessee, provided that Lessee's obligations under this Lease shall continue in full force and effect notwithstanding any such arrangement.

         "WTC" means Wilmington Trust Company, a Delaware banking corporation, not in its capacity as Mortgagee under the Trust Indenture, but in its individual capacity.



ANNEX A BASE

                                                        -----------------------
                                                              SCHEDULE 1
                                                                  TO
                                                        PARTICIPATION AGREEMENT
                                                        -----------------------

                              ACCOUNTS; ADDRESSES

                                    ADDRESS FOR NOTICES
                                    -------------------
CONTINENTAL                         Continental Airlines, Inc.
AIRLINES,                           2929 Allen Parkway
INC.                                Suite 2010
                                    Houston, Texas 77019
                                    Attention: Executive Vice
                                     President and Chief
                                     Financial Officer
                                    Facsimile: (713) 520-6329

OWNER
PARTICIPANT

THE BOEING                          The Boeing Company
COMPANY                             P.O. Box 3707
                                    Seattle, Washington
                                    98124-3707
                                    Attention: Treasurer
                                     M/S 68-34
                                    Facsimile: (206) 237-8746

FIRST SECURITY                      First Security Bank
BANK,                               National Association
NATIONAL                            79 South Main Street
ASSOCIATION                         Salt Lake City, Utah 84111
                                    Attention: Corporate Trust
                                    Department
                                    Facsimile: (801) 246-5053


SCHEDULE 1 TO PARTICIPATION AGREEMENT BASE                              PAGE 1


WILMINGTON                          Wilmington Trust Company
TRUST                               One Rodney Square
COMPANY, AS                         1100 North Market Street
MORTGAGEE                           Wilmington, Delaware 19890
                                    Attention: Corporate Trust
                                    Administration
                                    Facsimile: (302) 651-1576

WILMINGTON                          Wilmington Trust Company
TRUST                               One Rodney Square
COMPANY, AS                         1100 North Market Street
SUBORDINATION                       Wilmington, Delaware 19890
AGENT                               Attention: Corporate Trust
                                    Administration
                                    Facsimile: (302) 651-1576

WILMINGTON                          Wilmington Trust Company
TRUST                               One Rodney Square
COMPANY, AS                         1100 North Market Street
PASS THROUGH                        Wilmington, Delaware 19890
TRUSTEE FOR                         Attention: Corporate Trust
THE 1997-1A                         Administration
PASS THROUGH                        Facsimile: (302) 651-1576
TRUST

WILMINGTON                          Wilmington Trust Company
TRUST                               One Rodney Square
COMPANY, AS                         1100 North Market Street
PASS THROUGH                        Wilmington, Delaware 19890
TRUSTEE FOR                         Attention: Corporate Trust
THE 1997-1B                         Administration
PASS THROUGH                        Facsimile: (302) 651-1576
TRUST

WILMINGTON                          Wilmington Trust Company
TRUST                               One Rodney Square
COMPANY, AS                         1100 North Market Street
PASS THROUGH                        Wilmington, Delaware 19890
TRUSTEE FOR                         Attention: Corporate Trust
THE 1997-[1C-I]                     Administration
[1C-II]                             Facsimile: (302) 651-1576
PASS THROUGH
TRUST


SCHEDULE 1 TO PARTICIPATION AGREEMENT BASE                              PAGE 2

                                                         -----------------------
                                                               SCHEDULE 2
                                                                   TO
                                                         PARTICIPATION AGREEMENT
                                                         -----------------------
                                  COMMITMENTS




   PARTICIPANT                   PERCENTAGE OF LESSOR'S           DOLLAR AMOUNT
   -----------                   ----------------------           -------------
                                         COST
                                         ----
 OWNER PARTICIPANT               OWNER PARTICIPANT'S
                                     PERCENTAGE


 PASS THROUGH TRUSTEE            LOAN PARTICIPANT'S
                                 PTT PERCENTAGE





 TOTAL                                    100%



SCHEDULE 2 TO PARTICIPATION AGREEMENT BASE                             PAGE 1

                                                         -----------------------
                                                               SCHEDULE 3
                                                                   TO
                                                         PARTICIPATION AGREEMENT
                                                         -----------------------


                                 CERTAIN TERMS





                    DEFINED TERM                                 DEFINITION

BFE Amount
                                                               ----------------
Commitment Termination Date
                                                               ----------------
Lessor's Cost
                                                               ----------------
Lessee's Advisor
                                                               ----------------
OP Jurisdiction
                                                               ----------------
Special counsel to the Owner Participant
                                                               ----------------




SCHEDULE 3 TO PARTICIPATION AGREEMENT BASE                             PAGE 1

                                                                     EXHIBIT A





                 [Form of Opinion of Lessee's Special Counsel]

                               _________________






To the Persons Listed on Schedule I
Attached Hereto


               Re: Lease of Boeing Model _________Aircraft with Manufacturer's
                   Serial Number _______ _ and U.S. Registration
                   Number N______________________________________________



Gentlemen:

                 We have been requested by Continental Airlines, Inc., a Delaware corporation (the "Company"), to act as special counsel with respect to, and to render this opinion letter in connection with, the transactions contemplated by the Participation Agreement ________, dated as of __________ ________________(the "Participation Agreement"), among , as Owner Participant (the "Owner Participant"), First Security Bank, National Association, a national banking association ("First Security"), as Owner Trustee (the "Owner Trustee"), Wilmington Trust Company, a Delaware banking corporation ("WTC"), as Mortgagee (the "Mortgagee"), the Company as Lessee (the "Lessee"), and WTC, in its capacity as Subordination Agent under the Intercreditor Agreement (as defined in the Participation Agreement) and Pass Through Trustee under the Applicable Pass Through Trust Agreements (as defined in the Participation Agreement), as Loan Participant (the "Loan Participant"). Capitalized terms used herein and not otherwise defined herein have the respective meanings given those terms in the Participation Agreement.

                 In connection with this opinion letter we have examined, among other things, originals or copies certified or otherwise identified to our satisfaction of the following documents:

                     (i)    Participation Agreement;
                    (ii)    Lease;

                   (iii)    Lease Supplement No. 1;
                    (iv)    Tax Indemnity Agreement;
                     (v)    Trust Agreement;
                    (vi)    Trust Indenture;
                   (vii)    Trust Indenture Supplement No. 1;
                  (viii)    Purchase Agreement Assignment;
                    (ix)    Airframe Manufacturer Consent and Agreement;
                     (x)    Engine Manufacturer Consent and Agreement;
                    (xi)    Forms of the Equipment Notes; and
                   (xii)    Bills of Sale.



                 We have also examined and relied upon such other documents and such other corporate records, certificates and other statements of governmental officials and corporate officers and other representatives of the Company as we have deemed necessary or appropriate for the purposes of this opinion. As to certain facts material to the opinions expressed herein, we have relied upon representations and warranties contained in the Operative Agreements. The opinions expressed herein are subject to the following exceptions, assumptions, qualifications and limitations:

                 A. The opinions set forth below are limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware, except that we express no opinion with respect to (i) the laws, regulations or ordinances of any county, town or municipality or governmental subdivision or agency thereof, (ii) state securities or blue sky laws or federal securities laws, including the Securities Act and the Investment Company Act of 1940, (iii) any federal or state tax, antitrust or fraudulent transfer or conveyance laws, (iv) the Employee Retirement Income Security Act of 1974, as amended, or (v) the Act (except as expressly provided in paragraph 5 below), or any other laws, rules or regulations governing, regulating or relating to the acquisition, ownership, registration, use or sale of an aircraft, airframe or aircraft engine or to the particular nature of the equipment to be acquired by the Owner Trustee. In addition, our opinions are based upon a review of those laws, statutes, rules and regulations which, in our experience, are normally applicable to transactions of the type contemplated by the Participation Agreement.

                 B. The opinions set forth in paragraphs 3 and 6 below are subject to (i) limitations on enforceability arising from applicable bankruptcy, insolvency, reorganization, moratorium, receivership, fraudulent conveyance, fraudulent transfer, preferential transfer and similar laws relating to or affecting the rights and remedies of creditors or lessors generally and the effect of general principles of equity, including, without limitation, laches and estoppel as equitable defenses and concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether such enforceability is considered or applied in a proceeding in equity or at law) and considerations of impracticability or impossibility of performance, and defenses based upon unconscionability of otherwise enforceable obligations in the context of the factual circumstances under which enforcement thereof is sought and (ii) the qualification that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. In addition, certain remedial and procedural provisions of the Company Documents (as defined in paragraph 2 below) and the Trust Indenture are or may be unenforceable in whole or in part, but the inclusion of such provisions does not affect the validity of those agreements and does not, in our opinion, make the remedies provided in those agreements, or otherwise available under applicable law, inadequate for the practical realization of the substantive benefits purported to be provided thereby, except for the economic consequences resulting from any delay imposed by, or any procedure required by, applicable laws, rules, regulations and by constitutional requirements. We express no opinion as to (i) any provision contained in any Operative Agreement (a) providing for indemnification or exculpation of any Person for such Person's gross negligence, willful misconduct, recklessness or unlawful conduct or in respect of liabilities under the Securities Act, (b) providing for late payment charges or an increase in interest rate upon delinquency in payment or the occurrence of a default or other specified event but only to the extent such provision is deemed to constitute a penalty or liquidated damages provision, (c) as such provision relates to the subject matter jurisdiction of federal courts or the waiver of inconvenient forum with respect to proceedings in federal courts, (d) that purports to establish (or may be construed to establish) evidentiary standards or (e) providing for the waiver of any statutory right or any broadly or vaguely stated rights or unknown future rights, or any waiver which is against public policy considerations or (ii) Section 15.8(c) of the Participation Agreement or any comparable provision of any other Operative Agreement. Under certain circumstances the requirement that the provisions of an Operative Agreement may be modified or waived only in writing or only in a specific instance and provisions to the effect that failure or delay in exercising any right, remedy, power and/or privilege will not impair or waive such right, remedy, power and/or privilege may be unenforceable to the extent that an oral agreement has been effected or a course of dealing has occurred modifying such provisions. A court may modify or limit contractual agreements regarding attorneys' fees.

                 C. To the extent that our opinions expressed herein involve conclusions as to the matters set forth in the opinions dated the date hereof of Richards, Layton & Finger, Ray, Quinney & Nebeker or Lytle, Soule & Curlee being delivered to you on the date hereof, we have assumed, without independent investigation, the correctness of the matters set forth in such opinions.

                 D. We have assumed the due authorization, execution and delivery of the Operative Agreements by each of the parties thereto, that each of such parties (other than the Company) has the power and authority to execute, deliver and perform each such Operative Agreement and has obtained or made all necessary consents, approvals, filings and registrations in connection therewith (except any required under New York law by the Company), that such execution, delivery and performance does not violate its charter, by-laws or similar instrument, that the Trust Agreement constitutes the valid, binding and enforceable obligations of the parties thereto and duly creates the trust it purports to create, that the Owner Trustee for purposes of Section 9-103(3) of the Uniform Commercial Code of the State of New York (the "UCC") is located in Utah and that, under applicable law, the Owner Trustee would be deemed to be the owner of the Trust Estate and Trust Indenture Estate, that First Security has the legal ability to exercise its trust powers with respect to the Trust Estate in the State of New York, that value has been given by the Loan Participant to the Owner Trustee under the Trust Indenture, that the Owner Trustee has rights in the Trust Indenture Estate, that each of First Security and WTC is duly organized, validly existing and in good standing in its jurisdiction of organization and qualified to transact business in each other jurisdiction where such qualification is required.

                 E. We have assumed the due authorization, execution and issuance of the Equipment Notes by the Owner Trustee and the due authentication of the Equipment Notes by the Mortgagee and the delivery thereof against payment therefor, all in accordance with the Participation Agreement and the Trust Indenture, and that the Equipment Notes conform to the forms thereof examined by us.

                 F. We have assumed that all signatures on documents examined by us are genuine, that all persons signing such documents have legal capacity, that all documents submitted to us as originals are authentic and that all documents submitted to us as copies or specimens conform with the originals, which facts we have not independently verified.

                 G. We express no opinion as to (i) any provision in any Operative Agreement that is contrary to Section 2A-303, Section 9-311, or Part V of Article 9, of the UCC, or (ii) whether or not the Lease constitutes a "security interest" within the meaning of Section 1-201(37) of the UCC. We express no opinion as to whether or not the Lease constitutes a "Finance Lease" within the meaning of Section 2A-103(g) of the UCC and we express no opinion as to the enforceability of any provision of any Operative Agreement which purports to categorize the Lease as such.

                 H. We have not made any examination of, and express no opinion with respect to (and to the extent relevant have assumed the accuracy and sufficiency of), (i) descriptions of, the legal or beneficial ownership of, or the title or condition of title to, the Trust Estate or the Trust Indenture Estate or any other property covered by any of the Operative Agreements, (ii) except as expressly set forth in paragraphs 5 and 8 below, the existence, creation, validity or attachment of any Lien thereon, (iii) except as expressly set forth in paragraph 5 below, the perfection of any Lien thereon and (iv) the priority or enforcement of any Lien thereon.

                 I. In giving an opinion regarding the valid existence and good standing of the Company, we have relied solely upon certificates of public officials.

                 J. The opinions expressed herein are given as of the date hereof. We assume no obligation to advise you of any facts or circumstance that may come to our attention, or any changes in law that may occur after the date hereof, which may affect the opinion expressed herein.

                 Based on and subject to the foregoing, we are of the opinion that:

                 1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

                 2. The Company has all necessary corporate power to execute, deliver and perform its obligations under the Participation Agreement, the Lease, the Lease Supplement No. 1, the Purchase Agreement Assignment, the BFE Bill of Sale and the Tax Indemnity Agreement (collectively, the "Company Documents"). Neither the execution nor delivery of the Company Documents by the Company nor the consummation of the transactions contemplated thereby will result in any violation of (a) its Restated Certificate of Incorporation or By-laws or (b) any law, governmental rule or regulation known to us to be applicable to, or binding on, the Company, or requires the approval of the stockholders of the Company.

                 3. Each Company Document constitutes the valid and binding obligation of the Company and is enforceable against the Company in accordance with its terms.

                 4. Except for the matters referred to in clauses (i) through (iv) of paragraph 5 below, no approval, authorization or other action by or filing with any governmental authority is required for the execution and delivery by the Company of the Company Documents or the consummation of the transactions contemplated thereby to occur at the Closing.

                 5. Except for (i) the registration of the Aircraft with the FAA pursuant to the Act, (ii) the filing and recordation in accordance with the Act of the FAA Filed Documents, and assuming that at the time of such filing no other unrecorded document relating to the Aircraft has been filed pursuant to the Act, (iii) the filing of Financing Statements referred to in
Section 5.1.12 of the Participation Agreement, and the filing of periodic continuation statements with respect thereto, and (iv) the taking of possession by the Mortgagee of the original counterparts of the Lease and Lease Supplement No. 1, (a) no further filing or recording of any document is necessary (x) to establish the Owner Trustee's title to the Airframe and Engines, and (y) to create a valid security interest in the Owner Trustee's interest as owner of the Airframe and Engines, the Lease and the Lease Supplement No. 1 covering the Aircraft, the Purchase Agreement (to the extent assigned by the Purchase Agreement Assignment) and the Purchase Agreement Assignment in favor of the Mortgagee pursuant to the Trust Indenture and (b) no further filing or recording of any document in the State of New York or under the Act is required to perfect a security interest in the Owner Trustee's interest as owner of the Airframe and Engines, the Lease and Lease Supplement No. 1 covering the Aircraft, the Purchase Agreement (to the extent assigned by the Purchase Agreement Assignment) and the Purchase Agreement Assignment in favor of the Mortgagee pursuant to the Trust Indenture.

                 6. Each of the Participation Agreement, the Trust Indenture, the Lease and the Equipment Notes constitutes the valid and binding obligation of First Security, in its individual capacity (but only to the extent expressly stated in such document that First Security is entering into such document in its individual capacity) and otherwise solely as Owner Trustee, enforceable against First Security in its individual capacity (but only to the extent expressly stated in such document that First Security is entering into such document in its individual capacity) and otherwise solely as Owner Trustee in accordance with its terms.

                 7. So long as the Company continues to be a "citizen of the United States", as defined in section 40102 of Title 49 of the United States Code, holding an air carrier operating certificate issued by the Secretary of Transportation pursuant to Chapter 447 of Title 49 of the United States Code for aircraft capable of carrying 10 or more individuals or 6,000 pounds or more of cargo, the Owner Trustee, as lessor under the Lease, and the Mortgagee, as assignee of Owner Trustee's rights under the Lease pursuant to the Trust Indenture, will be entitled to the benefits of Section 1110 of Title 11 of the United States Code with respect to the Airframe and Engines delivered on the date hereof in connection with any case commenced by or against the Company under Chapter 11 of Title 11 of the United States Code.

                 8. Upon issuance, execution, authentication and delivery of the Equipment Notes at the Closing, the Trust Indenture creates the security interest in favor of the Mortgagee, as trustee for the benefit of the holders of the Equipment Notes, in the Trust Indenture Estate it purports to create to the extent that the UCC applies to a security interest in such property.

                 This opinion is being delivered pursuant to Section 5.1.2(xxiii)(A) of the Participation Agreement. This opinion may be relied upon by you (and any permitted Transferee under Section 10.1.1(a) or 10.1.3 of the Participation Agreement) in connection with the matters set forth herein and, without our prior written consent, may not be relied upon for any other purpose and may not be furnished to any other Person for any purpose.

                                        Very truly yours,

                                 SCHEDULE I






__________________________, as Owner Participant

First Security Bank, National Association, individually and as Owner Trustee

Wilmington Trust Company, individually, as Mortgagee, and as Loan Participant

ABN AMRO Bank N.V., Chicago Branch as Liquidity Provider

ING Bank N.V., as Liquidity Provider

Moody's Investors Service, Inc.

Standard & Poor's Ratings Group

                                                                    EXHIBIT B

                 [Form of Opinion of Lessee's Legal Department]

                            --------------------

To the Persons
Listed on
Schedule I Hereto

       Re: Lease of Boeing Model ____________Aircraft with Manufacturer's Serial Number and U.S. Registration Number N

Ladies and Gentlemen:

              This opinion letter is being delivered by Continental Airlines, Inc., a Delaware corporation ("Continental"), through its Legal Department in connection with the transactions contemplated by the Participation Agreement ___ ___ dated as of ____________, among ___________________, as Owner
Participant, First Security Bank, National Association, a national banking corporation, as Owner Trustee (the "Owner Trustee"), Wilmington Trust Company, a Delaware banking corporation, as Mortgagee, Subordination Agent under the Intercreditor Agreement (as defined in the Participation Agreement) and as Pass Through Trustee under the Applicable Pass Through Trust Agreements (as defined in the Participation Agreement) (the "Mortgagee and Loan Participant"), and Continental, as Lessee (the "Participation Agreement"). All capitalized terms used herein and not otherwise defined herein shall have the respective meanings given those terms in the Participation Agreement. This opinion letter is being furnished to you pursuant to Section 5.1.2 (xxiii)(B) of the Participation Agreement.

              In giving the following opinions, members of Continental's Legal Department or lawyers retained by Continental's Legal Department have reviewed the Participation Agreement and the other Operative Agreements to which Continental is a party and have relied upon originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. In addition, Continental's Legal Department has assumed and has not verified the accuracy as to factual matters of each document reviewed. As used herein, the phrase "to our knowledge" or words of similar import shall mean to actual knowledge of Continental's Legal Department after reasonable investigation, but shall not be interpreted to impute knowledge of others (other than members of Continental's Legal Department).

              Based on the foregoing, and subject to the assumptions and limitations contained herein, Continental's Legal Department is of the opinion that:

              (a)    Continental is an "air carrier" within the meaning of
Section 40102 of the Act, operating under a certificate issued pursuant to Chapter 447 of the Act, is a "citizen of the United States" as such term is defined in Section 40102 of such Act and holds all authority, necessary licenses and certificates under such Act and the rules and regulations promulgated thereunder necessary for the conduct of its business and to perform its obligations under the Participation Agreement, the Lease, the Lease Supplement No. 1, the Purchase Agreement Assignment, the BFE Bill of Sale and the Tax Indemnity Agreement (collectively, the "Agreements").

              (b) The execution, delivery and performance by Continental of each of the Agreements do not, to our knowledge, breach or result in a default under any indenture, mortgage, deed of trust, credit agreement, conditional sale contract or other loan agreement to which Continental is a party or by which Continental or its property may be bound.

              (c) The execution, delivery and performance of each of the Agreements has been duly authorized by all necessary corporate action on the part of Continental, and each of the Agreements has been duly executed and delivered by Continental.

              (d) There are no pending or, to our knowledge, threatened actions, suits or proceedings before any court or administrative agency or arbitrator that question the validity of any of the Agreements or that would have been required to be disclosed in Continental's Annual Report on Form 10-K filed for the year ended ____________, on any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K, except such as are therein disclosed.


              The foregoing opinions are limited to the federal law of the United States of America (other than (i) the Act (except as expressly provided in paragraph 1 above) or any other laws, rules or regulations governing, regulating or relating to the acquisition, ownership, registration, use or sale of an aircraft, airframe or aircraft engine or to the particular nature of the equipment to be acquired by Continental, (ii) state securities or blue sky laws, or federal securities laws, (iii) federal or state tax, antitrust or fraudulent transfer or conveyance laws, as to which we express no opinion), the General Corporation Law of the State of Delaware and the law of the State of Texas.

              This opinion letter is furnished to you for the purpose indicated above, and may not be relied upon by any other Person (except any permitted Transferee under Sections 10.1.1(a) or 10.1.3 of the Participation Agreement) or for any other purpose without our written consent.

                                                  Very truly yours,



                                                  Continental Airlines, Inc.
                                                  Legal Department

                                   SCHEDULE I

_____________________, as Owner Participant

First Security Bank, National Association, individually and as Owner Trustee

Wilmington Trust Company, individually and as Mortgagee and Loan Participant

ABN AMRO Bank N.V., as a Liquidity Provider

ING Bank N.V., as a Liquidity Provider

Moody's Investors Service, Inc.

Standard & Poor's Ratings Group

                                                                       EXHIBIT D

                 [Form of Owner Trustee Counsel's Opinion]


TO EACH OF THE PARTIES SET FORTH
IN SCHEDULE A HERETO:

       Re:    Continental Airlines, Inc. 1997-1 Pass
              Through Certificates

Dear Sir or Madam:

       We have acted as special counsel for First Security Bank, National Association, a national banking association, in its individual capacity ("First Security") and in its capacity as trustee (the "Owner Trustee") under Trust Agreement ____ dated as of ____________ (the "Trust Agreement") between it and ___________________, as beneficiary (the "Owner Participant"), in connection with the transactions contemplated by the Participation Agreement (as defined below). Except as otherwise defined herein, the terms used herein shall have the meanings set forth in Annex A to the Participation Agreement ____, dated as of __________ among Continental Airlines, Inc., the Owner Participant, First Security, not in its individual capacity except as provided therein, and as Owner Trustee, and Wilmington Trust Company, not in its individual capacity except as expressly provided therein, but solely as Mortgagee, Subordination Agent under the Intercreditor Agreement (as defined in the Participation Agreement) and as Pass Through Trustee under the Applicable Pass Through Trust Agreements (as defined in the Participation Agreement) (the "Participation Agreement"). This opinion is furnished pursuant to Section 5.1.2 (xxiii)(D) of the Participation Agreement.

       We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

Based upon the foregoing, we are of the opinion that:

       (1) First Security is a national banking association duly organized, validly existing and in good standing under the laws of the United States, is a "citizen of the United States" within the meaning of Section 40102(a)(15) of the Act and has the full power and authority to enter into and perform its obligations under the Trust Agreement and each other Operative

Agreement to which it, in its individual capacity or as Owner Trustee, as the case may be, is a party and, as Owner Trustee, to issue, execute, and deliver and perform the Equipment Notes.

       (2) The Owner Trustee is the duly appointed trustee under the Trust Agreement and the Trust Agreement creates a legal and valid trust under the laws of the State of Utah; the trust created by the Trust Agreement has been duly created and exists for the benefit of the Owner Participant, and the Trust Agreement creates for the benefit of the Owner Participant the rights and interests in the Trust Estate which the Trust Agreement by its terms purports to create; and assuming the Trust Agreement was properly authorized, executed and delivered by the Owner Participant and that the terms of the Trust Agreement are not in violation of any laws, documents, judgments, regulations or other provisions applicable to the Owner Participant, the Trust Agreement constitutes, under the laws of the State of Utah, a legal, valid and binding obligation of the Owner Participant enforceable against the Owner Participant in accordance with its terms.

       (3) The Trust Agreement, the Participation Agreement, and each other Operative Agreement to which First Security or the Owner Trustee, as the case may be, is a party, and the Equipment Notes, have been duly authorized, executed and delivered by First Security, or the Owner Trustee, as the case may be, and assuming due authorization, execution and delivery by the other parties thereto is a legal, valid and binding obligation of First Security, or the Owner Trustee, as the case may be, enforceable in accordance with their respective terms.

       (4) The execution and delivery by First Security of the Trust Agreement and the Participation Agreement and the execution and delivery by the Owner Trustee of the Operative Agreements to which it is a party is not, and the performance by First Security, or the Owner Trustee, as the case may be, of its respective obligations under each such agreements will not be, inconsistent with the articles of association or by-laws of First Security, do not and will not contravene any State of Utah or federal law, or any State of Utah or federal governmental rule or regulation or any judgment or order of which we have knowledge and which is applicable to it and do not and will not contravene any provision of, or result in the creation of any lien upon any property of First Security, or constitute a default under, any indenture, mortgage, contract or other instrument of which we have knowledge and to which First Security or the Owner Trustee is a party or by which either is bound or require the consent or approval of, the giving of notice to, or the registration with, or the taking of any action in respect of, or under federal law or the laws of the State of Utah or any subdivision or agency thereof.

       (5) There are no fees, taxes or other charges, except taxes imposed on fees payable to First Security, required to be paid under the laws, ordinances or regulations of the State of Utah or any political subdivision thereof, including, without limitation, Salt Lake City, in connection with the execution, delivery or performance by the Lessee, Owner Trustee, Mortgagee or any Participant of the Operative Agreements solely because First Security, or the Owner Trustee as the case may be, performs certain of its obligations under the Operative Documents in the State of Utah.

       (6) There are no pending or threatened actions or proceedings against or affecting First Security or the Owner Trustee, as the case may be, before any court, governmental authority or administrative agency which, if adversely determined, could materially adversely affect the right, power or ability, either in its individual capacity or as Owner Trustee, or both, as the case may be, to enter into or perform its obligations under the Operative Agreements.

       (7) The Trust Indenture (or financing statements or other notices with respect thereto) has been filed for record or recorded with the Division of Corporations and Commercial Code in the State of Utah and such offices are all the places in the State of Utah wherein such filing or recordation is necessary and no other actions or filings are necessary in the State of Utah to perfect the lien and security interest of the Mortgagee in the Trust Estate as against creditors of or purchasers from the Owner Trustee or the Lessee, or both.

       (8) The Owner Trustee has received such right, title and interest in and to the Aircraft as was conveyed to the Owner Trustee on the date hereof, subject to (i) the rights of the Lessee under the Lease and the Lease Supplement; (ii) the beneficial interest of the Owner Participant in the Aircraft; and (iii) the Lien created pursuant to the Trust Indenture and the Trust Indenture Supplement; and to our knowledge there exist no Liens affecting the right, title or interest of the Owner Trustee in and to the Trust Estate resulting from claims against First Security, not related to the ownership of the Trust Estate or the administration of the Trust Estate or any other transaction contemplated by the Operative Agreements.

       (9) Assuming that (i) the Aircraft is not physically located in the State of Utah at the commencement or termination of the Term, (ii) in connection with any sale of the Aircraft, such Aircraft will not be physically delivered in the State of Utah to a buyer, and (iii) the trust created by the Trust Agreement is treated as a grantor trust for federal income tax purposes in accordance with Sections 671 through 678 of the Internal Revenue Code of 1986, as amended, there are no fees, taxes or other charges (except taxes imposed on fees payable to the Owner Trustee) payable to the State of Utah or any political subdivision thereof in connection with the execution, delivery or performance by the Owner Trustee, the Mortgagee, the Lessee or any Participant of the Operative Agreements or in connection with the making by the Owner Participant of its investment in the Aircraft or its acquisition of the beneficial interest in the Trust Estate or in connection with the issuance and acquisition of the Equipment Notes, and neither the Owner Trustee, the Trust Estate nor the trust created by the Trust Agreement will be subject to any fee, tax or other governmental charge (except taxes on fees payable to the Owner Trustee) under the laws of the State of Utah or any political subdivision thereof on, based on or measured by, directly or indirectly, the gross receipts, net income or value of the Trust Estate by reason of the creation or continued existence of the trust under the terms of the Trust Agreement pursuant to the laws of the State of Utah or the Owner Trustee's performance of its duties under the Trust Agreement within such State.

       (10) Neither a Utah court nor a federal court applying Utah law or federal law, if properly presented with the issue and after having properly considered such issue, would permit the Owner Participant to terminate the Trust Agreement, except in accordance with its terms

       (11) Although there is no Utah case directly on point, under the laws of the State of Utah, so long as the Trust Agreement has not been terminated in accordance with its terms, creditors of any person that is an Owner Participant, holders of a lien against the assets of any such person that is an Owner Participant, such as trustees, receivers or liquidators (whether or not an insolvency proceeding has been commenced) (collectively the "Creditors") may acquire valid claims and liens, as to the Trust Estate, only against the rights of such Owner Participant under the Trust Agreement or in the Trust Estate, and do not have, and may not through the enforcement of such Creditors' rights acquire, any greater rights than such Owner Participant with respect to the Trust Agreement or the Trust Estate.

The foregoing opinions are subject to the following assumptions, exception and qualifications:

       A. The foregoing opinions are limited to the laws of the State of Utah and the federal laws of the United States of America governing the banking and trust powers of First Security and Title 11 of the United States Code entitled "Bankruptcy". In addition, we express no opinion with respect to (i) federal securities laws, including the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the Trust Indenture Act of 1939, as amended; (ii) the Federal Aviation Act of 1958, as amended (except with respect to the opinion set forth in paragraph 1 above concerning the citizenship of First Security); or (iii) state securities or blue sky laws. Insofar as the foregoing opinions relate to the legality, validity, binding effect and enforceability of the documents involved in these transactions, which by their terms are governed by the laws of a state other than Utah, we have assumed that such documents constitute legal, valid, binding and enforceable agreements under the laws of such state, as to which we express no opinion.

       B. The foregoing opinions regarding enforceability of any document or instrument are subject (i) except as otherwise set forth in the opinions in paragraphs 10 and 11, to applicable bankruptcy, insolvency, moratorium, reorganization, receivership and similar laws affecting the rights and remedies of creditors generally, and (ii) general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law. We call to your attention that bankruptcy courts are courts in equity with wide discretion in applying the provisions of the Bankruptcy Code.

       C. As to the documents involved in these transactions, we have assumed that each is a legal, valid and binding obligation of each party thereto, other than First Security or the Owner Trustee, and is enforceable against each such party in accordance with their respective terms.

       D. The opinion in paragraph 1 above concerning the citizenship of First Security is based upon the facts contained in an affidavit of First Security, made by its authorized officer, which facts we have not independently verified.

       E. We have assumed that all signatures, other than those of the Owner Trustee or First Security, on documents and instruments involved in these transactions are genuine, that all documents and instruments submitted to us as originals are authentic, and that all documents and instruments submitted to us conform with the originals, which facts we have not independently verified.

       F. We do not purport to be experts in respect of, or express any opinion concerning laws, rules or regulations applicable to the particular nature of the equipment involved in these transactions.

       G. We have made no investigation of, and express no opinion concerning, the nature of the title to any part of the equipment involved in these transactions or the priority of any mortgage or security interest.

       H. We have assumed that the Participation Agreement and the transactions contemplated thereby are not within the prohibitions of Section 406 of the Employee Retirement Income Security Act of 1974.

       I. In addition to any other limitation by operation of law upon the scope, meaning or purpose of this opinion, this opinion speaks only as of the date hereof. We have no obligation to advise the recipients of this opinion (or any third party) of changes of law or fact that may occur after the date hereof, even though the change may effect the legal analysis, a legal conclusion or any information contained herein.

       J. The opinions expressed in this letter are solely for the use of the parties which it is addressed in matters directly related to the Participation Agreement and the transactions contemplated thereunder and these opinions may not be relied on by any other persons or for any other purpose without our prior written approval. The opinions expressed in this letter are limited to the matters set forth in this letter and no other opinions should be inferred beyond the matters expressly stated.



                                                               Very truly yours,

                                   SCHEDULE A

       First Security Bank, National Association

       Continental Airlines, Inc.

       Wilmington Trust Company, individually and as Loan Participant and Mortgagee

       [Owner Participant]

       Standard & Poor's Rating Services

       Moody's Investors Services, Inc.

       ABN AMRO Bank N.V.

       ING Bank N.V.

                                                                      EXHIBIT E

                       [FORM OF WTC COUNSEL'S OPINION]

                          -------------------------


To Each of the Parties Listed
   on Schedule A Hereto

        Re:   Continental Airlines, Inc. - Financing of One Boeing Model
                       Aircraft Bearing Manufacturer's Serial Number

Ladies and Gentlemen:

        We have acted as counsel to Wilmington Trust Company, a Delaware banking corporation ("WTC"), in connection with the Trust Indenture and Mortgage ____, dated as of ____________ (the "Trust Indenture"), between WTC, as mortgagee (the "Mortgagee"), and First Security Bank, National Association (the "Owner Trustee"). Pursuant to Participation Agreement ____, dated as of ___________ (the "Participation Agreement"), among Continental Airlines, Inc., as Lessee, _______________, as Owner Participant, the Owner Trustee and WTC, as Mortgagee, Subordination Agent under the Intercreditor Agreement (as defined in the Participation Agreement) and as Applicable Pass Through Trustee (as defined in the Participation Agreement), financing is being provided for the acquisition of one Boeing Model __________ aircraft bearing manufacturer's serial number _______. This opinion is furnished pursuant to Section 5.1.2 (xxiii)(E) of the Participation Agreement. Capitalized terms used herein and not otherwise defined are used as defined in Annex A to the Participation Agreement or as defined in the Trust Indenture, except that reference herein to any document shall mean such document as in effect on the date hereof.

        We have examined originals or copies of the following documents:

        (a)    The Trust Indenture and the initial Trust Indenture Supplement;

        (b) The Participation Agreement (the documents referred to in paragraphs (a) and (b) above being collectively referred to as the "Mortgagee Documents"); and

        (c) The Equipment Notes being issued today and authenticated by the Mortgagee (the "Equipment Notes").

We have also examined originals or copies of such other documents and such corporate records, certificates and other

To Each of the Parties Listed
on Schedule A Hereto

------------------
Page 2



statements of governmental officials and corporate officers and other representatives of the corporations or entities referred to herein as we have deemed necessary or appropriate for the purposes of this opinion. Moreover, as to certain facts material to the opinions expressed herein, we have relied upon representations and warranties contained in the documents referred to in this paragraph.

          Based upon the foregoing and upon an examination of such questions of law as we have considered necessary or appropriate, and subject to the assumptions, exceptions and qualifications set forth below, we advise you that, in our opinion:

          1. WTC has been duly incorporated and is validly existing in good standing as a banking corporation under the laws of the State of Delaware, is a "citizen of the United States" within the meaning of Section 40102(a)(15) of Title 49 of the United States Code, as amended, and has full power, authority and legal right to execute, deliver and perform its obligations under the Mortgagee Documents and to authenticate the Equipment Notes.

          2. The Mortgagee, the Subordination Agent, the Applicable Pass Through Trustee or WTC, as the case may be, has duly authorized, executed and delivered each Mortgagee Document to which it is party, and each such document constitutes a legal, valid and binding obligation of the Mortgagee, the Subordination Agent, the Applicable Pass Through Trustee or WTC, as the case may be, enforceable against the Mortgagee, the Subordination Agent, the Applicable Pass Through Trustee or WTC, as the case may be, in accordance with its terms.

          3. The execution, delivery and performance by the Mortgagee, Subordination Agent, Applicable Pass Through Trustee or WTC, as the case may be, of the Mortgagee Documents to which it is a party, the authentication by the Mortgagee of the Equipment Notes and the consummation by the Mortgagee, the Subordination Agent, the Applicable Pass Through Trustee or WTC, as the case may be, of any of the transactions contemplated thereby are not in violation of the charter or by-laws of WTC or of any law, governmental rule or regulation of the State of Delaware or the United States governing the banking or trust powers of WTC or, to our knowledge, any indenture, mortgage, bank credit agreement, note or bond purchase agreement, long-term lease, license or other agreement or instrument to which WTC is a party or by which it is bound or, to our knowledge, any judgment or order applicable to WTC.

          4. None of the execution and delivery by the Mortgagee, the Subordination Agent, the Applicable Pass Through Trustee or WTC, as the case may be, of the Mortgagee Documents to which it is a party, the authentication of the Equipment Notes or the consummation of any of the transactions by the Mortgagee, the Subordination Agent, the Applicable Pass Through Trustee or WTC, as the case may be, contemplated thereby, requires the consent or approval of, the giving of notice to, the registration with, or the taking of any other action in respect of, any governmental authority or agency of the State of Delaware or the United States governing the banking or trust powers of WTC or under any Delaware law.

To Each of the Parties Listed
on Schedule A Hereto

------------------
Page 3




          5. No taxes, fees or other charges (other than taxes payable by WTC on or measured by any compensation received by WTC for its services as Mortgagee, Subordination Agent or Applicable Pass Through Trustee) are required to be paid by the Subordination Agent, the Applicable Pass Through Trustee or the Mortgagee or the trust created by the Indenture under the laws of the State of Delaware, or any political subdivision thereof, in connection with the execution, delivery or performance of the Mortgagee Documents to which the Mortgagee, the Subordination Agent or the Applicable Pass Through Trustee is party and the Equipment Notes, which taxes, fees or other charges would not be required to be paid if WTC were not a Delaware banking corporation and did not perform its obligations as Mortgagee under the Indenture in the State of Delaware.

          6. The Equipment Notes have been duly and validly authenticated by the Mortgagee in accordance with the Trust Indenture.

          7. To our knowledge, there are no proceedings pending or threatened against or affecting the Mortgagee, the Subordination Agent, the Applicable Pass Through Trustee or WTC in any court or before any governmental authority, agency, arbitration board or tribunal which, if adversely determined, individually or in the aggregate, would materially and adversely affect the Mortgaged Property or the right, power and authority of the Mortgagee, the Subordination Agent, the Applicable Pass Through Trustee or WTC, as the case may be, to enter into or perform its obligations under the Mortgagee Documents to which is party.

          The foregoing opinions are subject to the following assumptions, exceptions and qualifications:

          A. We are admitted to practice law in the State of Delaware and we do not hold ourselves out as being experts on the law of any other jurisdiction. The foregoing opinions are limited to the laws of the State of Delaware (and its political subdivisions to the extent set forth in paragraph 5, above) and the federal laws of the United States of America governing the banking or trust powers of WTC, except that we express no opinion with respect to (i) federal securities laws, including the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Investment Company Act of 1940, as amended, and the Trust Indenture Act of 1939, as amended, (ii) Part A of Subtitle VII of Title 49 of the United States Code, as amended (except with respect to the opinion set forth in paragraph 1 above concerning the citizenship of WTC), (iii) the Federal Communications Act of 1934, as amended, (iv) state securities or blue sky laws, or (v) laws, rules and regulations applicable to the particular nature of the equipment acquired by the Company. Insofar as the foregoing opinions relate to the validity and enforceability of the Mortgagee Documents expressed to be governed by the laws of the State of New York, we have assumed that each such document is legal, valid, binding and enforceable in accordance with its terms under such laws (as to which we express no opinion).

To Each of the Parties Listed
on Schedule A Hereto

------------------
Page 4




          B.  The foregoing opinions regarding enforceability are subject to
(i) applicable bankruptcy, insolvency, moratorium, reorganization, receivership, fraudulent conveyance and similar laws relating to or affecting the enforcement of the rights and remedies of creditors generally, and (ii) principles of equity (regardless of whether considered and applied in a proceeding in equity or at law).

          C. We have assumed that each of the parties to the Mortgagee Documents and the Equipment Notes (except the Mortgagee, the Subordination Agent, the Applicable Pass Through Trustee or WTC, as the case may be) has full power, authority and legal right to execute, deliver and perform each such document and that each such document has been duly authorized, executed and delivered by each such party.

          D. We have assumed that all signatures (other than signatures of officers of WTC) on documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as copies conform with the originals, which facts we have not independently verified.

          E. We have assumed that the Participation Agreement and the transactions contemplated thereby are not within the prohibitions of Section 406 of the Employee Retirement Income Security Act of 1974.

          F. No opinion is expressed as to the creation, attachment, perfection or priority of any mortgage or security interests or as to the nature or validity of title to any part of the Mortgaged Property.

          G. The opinion set forth in paragraph (1) above concerning the citizenship of WTC is based upon an affidavit of WTC, made by one of its Vice Presidents, the facts set forth in which we have not independently verified.



          This opinion may be relied upon by you in connection with the matters set forth herein. This opinion may also be relied upon by any transferee of a Note Holder, subject to the understanding that the opinions expressed herein are rendered as of the date hereof and only with respect to the laws, rules and regulations in effect as of such date. Otherwise, without our prior written consent, this opinion may not be relied upon by any other person or entity for any purpose.



                                                               Very truly yours,

                                   SCHEDULE A

Mortgagee
---------
Wilmington Trust Company

Loan Participant
----------------
Wilmington Trust Company

Owner Trustee
-------------
First Security Bank, National Association

Owner Participant
-----------------

-----------------

Lessee
------
Continental Airlines, Inc.

Liquidity Providers
-------------------
ABN AMRO Bank N.V., Chicago Branch
ING Bank N.V.

Rating Agencies
---------------

Standard & Poor's Ratings Services
Moody's Investors Service, Inc.

                                                                     EXHIBIT H


                        [Form of FAA Counsel Opinion]






                                 ______________




               Re:      Continental Airlines. Inc. (the "Lessee")



To the Addressees on
Exhibit A Attached Hereto

Ladies and Gentlemen:

                 Pursuant to Section 5.1.2(xxiii)(I) of Participation Agreement ____ dated as of _______________ (the "Participation Agreement") among the Lessee, ___________________ as Owner Participant (the "Owner Participant"), the Loan Participant named therein, First Security Bank, National Association, as Owner Trustee (the "Owner Trustee") under Trust Agreement ____ dated as of ______________ (the "Trust Agreement") with the Owner Participant, and Wilmington Trust Company, not in its individual capacity, except as expressly provided therein but solely as Mortgagee (the "Mortgagee"), which provides for the financing of the purchase today by the Owner Trustee of the Boeing model _________ aircraft with manufacturer's serial number _________ and United States nationality and registration marks N________ (the "Aircraft") and two Rolls Royce model __________________ aircraft engines with manufacturer's serial numbers ________ and ________ (the "Engines") and the leasing of the Aircraft and the Engines by the Owner Trustee to the Lessee, this opinion is rendered with respect to matters arising under that portion of Title 49 of the United States Code (the "Transportation Code") relating to the recordation of the instruments hereinafter described and the registration of the Aircraft pursuant to the Transportation Code. As contemplated by the Participation Agreement, title to the Aircraft has been conveyed by The Boeing Company to the Owner Trustee by an AC Form 8050-2 Aircraft Bill of Sale (the "FAA Bill of Sale"), the registration of the Aircraft will be accomplished by the filing with the Federal Aviation Administration (the "FAA") of an AC Form 8050-1 Aircraft Registration Application in the name of the Owner Trustee (the "Aircraft Registration Application"), the leasing of the Aircraft and the Engines is pursuant to Lease Agreement ____ dated as of ____________ (the "Lease") between the Owner Trustee and the Lessee, as supplemented by Lease Supplement No. 1 dated this date (the "Lease Supplement"), and the creation of a security interest in the Aircraft and the Engines is pursuant to the Trust Indenture and Mortgage _____ dated as of _____________ (the "Trust Indenture") between the Owner Trustee and the Mortgagee, as supplemented by Trust Indenture and Mortgage ____ Supplement No. 1 dated this date (the "Trust Supplement").

                 Based upon our examination of the above described instruments and of such records of the FAA as we deemed necessary to express the following opinion and as were made available to us by the FAA, it is our opinion that:

         (a) the FAA Bill of Sale, the Trust Indenture with the Trust Supplement attached and the Lease with the Lease Supplement, the Trust Indenture and the Trust Supplement attached are in due form for recording and have been duly filed for recordation with the FAA pursuant to and in accordance with the provisions of the Transportation Code today at _____________, _____________, and _____________, respectively;

         (b) the Aircraft Registration Application, to which were attached the Affidavits of the Owner Trustee and the Owner Participant required by Section 47.7(c)(2)(ii) of Part 47 of the Federal Aviation Regulations, and the Trust Agreement were duly filed with the FAA today at ________________;

         (c) the Owner Trustee is the owner of legal title to the Aircraft, and the Aircraft and the Engines are free and clear of all Liens (as such term is defined in the Lease) except the security interest created by the Trust Indenture, as supplemented by the Trust Supplement, and the interests of the parties created by the Lease, as supplemented by the Lease Supplement;

         (d) the Aircraft is eligible for registration in the name of the Owner Trustee under the Transportation Code, and the Aircraft will be duly registered by the FAA in the name of the Owner Trustee in due course pursuant to and in accordance with the provisions of the Transportation Code;

         (e) the rights of the Owner Trustee and the Lessee under the Lease, as supplemented by the Lease Supplement, with respect to the Aircraft and the Engines are perfected;

         (f) the Trust Indenture, as supplemented by the Trust Supplement, constitutes a valid, duly perfected first priority mortgage and security interest in favor of the Mortgagee, as trustee for the benefit of the Note Holders (as such term is defined in the Trust Indenture), in the Aircraft and the Engines and a valid, duly perfected first priority security interest in and collateral assignment of all of the right, title and interest of the Owner Trustee in, to and under the Lease, as supplemented by the Lease Supplement (insofar as such security interest and collateral assignment affect an interest covered by the recording system established by the FAA pursuant to
                 Section 44107(a) of the Transportation Code), subject only to the Lease, as supplemented by the Lease Supplement;

         (g) none of the Trust Indenture, the Trust Agreement, the Trust Supplement, the Lease or the Lease Supplement is required to be filed or recorded in any other place within the United States in order to perfect the mortgage and security interest in the Aircraft and the Engines or the security interest in and collateral assignment of the Lease, as supplemented by the Lease Supplement (insofar as such security interest and collateral assignment affect an interest covered by the recording system established by the FAA pursuant to Section 44107(a) of the Transportation Code) under the applicable laws of any jurisdiction within the United States;

         (h) no other registration of the Aircraft and no filings or recordings (other than the filings and recordings with the FAA which have been effected) are necessary to perfect in any jurisdiction within the United States the Owner Trustee's title to the Aircraft, the first priority security interest and collateral assignment created by the Trust Indenture and the Trust Supplement in the Aircraft and the Engines and in all right, title and interest of the Owner Trustee in and to the Lease, as supplemented by the Lease Supplement (insofar as such security interest and collateral assignment affect an interest covered by the recording system established by the FAA pursuant to Section 44107(a) of the Transportation Code); and

         (i) no authorization, approval, consent, license or order of, or registration or filing with, or the giving of notice to, the FAA Aircraft Registry is required for the valid authorization, delivery or performance of the Lease, the Lease Supplement, the Trust Agreement, the Trust Indenture and the Trust Supplement except for such authorizations, approvals, consents, licenses, orders, registrations, and notices as have been effected.

                 No opinion is herein expressed as to: (i) laws other than the federal laws of the United States; (ii) the validity or enforceability under local law of the Trust Indenture, as supplemented by the Trust Supplement; or
(iii) the recognition of the perfection of the security interest and collateral assignment created by the Trust Indenture, as supplemented by the Trust Supplement, as against third parties in any legal proceedings outside the United States. Since our examination was limited to records maintained by the FAA Aircraft Registry, our opinion does not cover liens which are perfected without the filing of notice thereof with the FAA, such as federal tax liens, liens arising under Section 1368(a) of Title 29 of the United States Code and possessory artisans' liens, and was subject to the accuracy of FAA personnel in the filing, indexing and recording of instruments filed with the FAA and in the search for encumbrance cross-reference index cards for the Engines. In rendering this opinion, we have relied upon the opinion of the Assistant Chief Counsel for the Aeronautical Center dated __________________ (a copy of which is attached hereto) and upon the past practice of the FAA which is consistent with said opinion.

                 Although this opinion is not addressed to special counsel for the Loan Participant, special counsel for the Owner Participant or counsel for the Lessee, they may rely upon it as though addressed to them.

                                        Very truly yours,

                                        Patricia J. Hanson

                                   EXHIBIT A

                         MORTGAGEE, SUBORDINATION AGENT
                              AND LOAN PARTICIPANT
                         ------------------------------

                            Wilmington Trust Company

                                 OWNER TRUSTEE
                                 -------------

                   First Security Bank, National Association

                               OWNER PARTICIPANT
                               -----------------

                             ----------------------

                                     LESSEE
                                     ------

                           Continental Airlines, Inc.

                              LIQUIDITY PROVIDERS
                              -------------------

                      ABN AMRO Bank, N.V., Chicago Branch

                                 ING Bank, N.V.

                                RATING ENTITIES
                                ---------------

                        Moody's Investors Service, Inc.

                        Standard & Poor's Ratings Group

                                 EXHIBIT A-2 to
                            Note Purchase Agreement

                                 FORM OF LEASE

--------------------------------------------------------------------------------

***************************************************************************
*                                                                         *
*  CONFIDENTIAL:  ANNEXES B, C AND D AND SCHEDULES 1, 2, 3 AND 4 OF THIS  *
*  LEASE AGREEMENT ARE SUBJECT TO RESTRICTIONS ON DISSEMINATION SET       *
*  FORTH IN SECTION 8 OF THE PARTICIPATION AGREEMENT (AS DEFINED HEREIN)  *
*                                                                         *
***************************************************************************


   ======================================================================


                             LEASE AGREEMENT ______

                          Dated as of _______________

                                    Between

                              FIRST SECURITY BANK,
                             NATIONAL ASSOCIATION,
                        Not in its Individual Capacity,
                      except as expressly provided herein,
                          but solely as Owner Trustee,

                                     Lessor

                                      and

                          CONTINENTAL AIRLINES, INC.,

                                     Lessee

            One Boeing Model [737-524] [737-724] [757-224] Aircraft
               Bearing United States Registration No. N______ and
               Bearing Manufacturer's Serial No. ______ with two
                    [CFM MODEL 56-3-B1] [CFM MODEL 56-____]
                  [ROLLS-ROYCE MODEL RB211-535E4-B-37] Engines
          Bearing Engine Manufacturer's Serial Nos. ______ and ______

   ======================================================================

       The right, title and interest of Lessor in and to, among other things, this Lease Agreement has been assigned to and is subject to a security interest in favor of Wilmington Trust Company, a Delaware banking corporation, as Mortgagee, under the Trust Indenture and Mortgage ______, dated as of _______________, for the benefit of the holders of the Equipment Notes referred to in such Trust Indenture, all to the extent provided in such Trust Indenture. This Lease Agreement has been executed in multiple counterparts; to the extent, if any, that this Lease Agreement constitutes chattel paper (as defined in the Uniform Commercial Code as in effect in any applicable jurisdiction), no security interest in Lessor's right, title and interest in and to this Lease Agreement may be perfected through the delivery or possession of any counterpart of this Lease Agreement other than the counterpart of this Lease Agreement that contains the original receipt executed by Wilmington Trust Company, as Mortgagee.





LEASE AGREEMENT BASE

                                    CONTENTS

SECTION 1.    DEFINITIONS AND CONSTRUCTION  . . . . . . . . . . . . . . . . .  1

SECTION 2.    DELIVERY AND ACCEPTANCE   . . . . . . . . . . . . . . . . . . .  1

       2.1    Delivery and Lease of Aircraft  . . . . . . . . . . . . . . . .  1
       2.2    Acceptance by Lessee  . . . . . . . . . . . . . . . . . . . . .  2

SECTION 3.    TERM AND RENT   . . . . . . . . . . . . . . . . . . . . . . . .  2

       3.1    Term  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
       3.2    Rent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
       3.3    Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . .  6

SECTION 4.    DISCLAIMER; CERTAIN AGREEMENTS OF LESSOR;
              SECTION 1110 MATTERS  . . . . . . . . . . . . . . . . . . . . .  7

       4.1    Disclaimer  . . . . . . . . . . . . . . . . . . . . . . . . . .  7
       4.2    Certain Agreements of Lessor  . . . . . . . . . . . . . . . . .  8
       4.3    Quiet Enjoyment   . . . . . . . . . . . . . . . . . . . . . . .  8
       4.4    Investment of Funds Held as Security  . . . . . . . . . . . . .  8
       4.5    Title Transfers by Lessor   . . . . . . . . . . . . . . . . . .  9
       4.6    Lessor's Interest in Certain Engines  . . . . . . . . . . . . . 10
       4.7    Lease For U.S. Federal Income Tax Law Purposes;
              Section 1110 of Bankruptcy Code   . . . . . . . . . . . . . . . 10

SECTION 5.    RETURN OF AIRCRAFT  . . . . . . . . . . . . . . . . . . . . . . 10

       5.1    Compliance with Annex B   . . . . . . . . . . . . . . . . . . . 10
       5.2    Storage and Related Matters   . . . . . . . . . . . . . . . . . 10
       5.3    Return of Other Engines   . . . . . . . . . . . . . . . . . . . 11
       5.4    Fuel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11

SECTION 6.    LIENS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11

SECTION 7.    REGISTRATION, OPERATION, POSSESSION, SUBLEASING AND RECORDS . . 13

       7.1    Registration and Operation  . . . . . . . . . . . . . . . . . . 13
       7.2    Possession  . . . . . . . . . . . . . . . . . . . . . . . . . . 15





LEASE AGREEMENT BASE                                                     PAGE i

       7.3    Certain Limitations on Subleasing or Other
              Relinquishment of Possession  . . . . . . . . . . . . . . . . . 19

SECTION 8.    MAINTENANCE; REPLACEMENT AND POOLING OF
              PARTS; ALTERATIONS, MODIFICATIONS AND
              ADDITIONS; OTHER LESSEE COVENANTS   . . . . . . . . . . . . . . 20

       8.1    Maintenance; Replacement and Pooling of Parts;
              Alterations, Modifications and Additions  . . . . . . . . . . . 20
       8.2    Information, Certificates, Notices and Reports  . . . . . . . . 20

SECTION 9.    VOLUNTARY TERMINATION UPON OBSOLESCENCE   . . . . . . . . . . . 21

       9.1    Right of Termination  . . . . . . . . . . . . . . . . . . . . . 21
       9.2    Election by Lessor to Sell  . . . . . . . . . . . . . . . . . . 22
       9.3    Retention of Aircraft by Lessor   . . . . . . . . . . . . . . . 25

SECTION 10.   LOSS, DESTRUCTION, REQUISITION, ETC.  . . . . . . . . . . . . . 26

       10.1   Event of Loss With Respect to Aircraft  . . . . . . . . . . . . 26
       10.2   Event of Loss With Respect to an Engine   . . . . . . . . . . . 29
       10.3   Conditions to any Replacement   . . . . . . . . . . . . . . . . 30
       10.4   Conveyance to Lessee  . . . . . . . . . . . . . . . . . . . . . 32
       10.5   Application of Payments   . . . . . . . . . . . . . . . . . . . 32
       10.6   Requisition of Aircraft for Use   . . . . . . . . . . . . . . . 33
       10.7   Requisition of an Engine for Use  . . . . . . . . . . . . . . . 34
       10.8   Application of Payments   . . . . . . . . . . . . . . . . . . . 34
       10.9   Application of Payments During
              Existence of a Lease Event of Default   . . . . . . . . . . . . 34

SECTION 11.   INSURANCE   . . . . . . . . . . . . . . . . . . . . . . . . . . 35

       11.1   Lessee's Obligation to Insure   . . . . . . . . . . . . . . . . 35
       11.2   Insurance for Own Account   . . . . . . . . . . . . . . . . . . 35
       11.3   Indemnification by Government in Lieu of Insurance  . . . . . . 35
       11.4   Application of Insurance Proceeds   . . . . . . . . . . . . . . 36
       11.5   Application of Payments During Existence of Default   . . . . . 36





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

SECTION 12.   INSPECTION  . . . . . . . . . . . . . . . . . . . . . . . . . . 37

SECTION 13.   ASSIGNMENT; MERGER; SUCCESSOR OWNER TRUSTEE   . . . . . . . . . 37

       13.1   In General  . . . . . . . . . . . . . . . . . . . . . . . . . . 37
       13.2   Merger of Lessee  . . . . . . . . . . . . . . . . . . . . . . . 38
       13.3   Assignment Security for Lessor's Obligations  . . . . . . . . . 39
       13.4   Successor Owner Trustee   . . . . . . . . . . . . . . . . . . . 39

SECTION 14.   LEASE EVENTS OF DEFAULT   . . . . . . . . . . . . . . . . . . . 39

       14.1   Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
       14.2   Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . 40
       14.3   Other Covenants   . . . . . . . . . . . . . . . . . . . . . . . 40
       14.4   Representations and Warranties  . . . . . . . . . . . . . . . . 41
       14.5   Bankruptcy and Insolvency   . . . . . . . . . . . . . . . . . . 41

SECTION 15.   REMEDIES AND WAIVERS  . . . . . . . . . . . . . . . . . . . . . 42

       15.1   Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
       15.2   Limitations Under CRAF  . . . . . . . . . . . . . . . . . . . . 45
       15.3   Right to Perform for Lessee   . . . . . . . . . . . . . . . . . 46
       15.4   Determination of Fair Market Rental
              Value and Fair Market Sales Value   . . . . . . . . . . . . . . 46
       15.5   Remedies Cumulative   . . . . . . . . . . . . . . . . . . . . . 47

SECTION 16.   LESSEE'S OBLIGATIONS; NO SETOFF, COUNTERCLAIM, ETC.   . . . . . 47

SECTION 17.   RENEWAL AND PURCHASE OPTIONS  . . . . . . . . . . . . . . . . . 48

       17.1   Notices Generally   . . . . . . . . . . . . . . . . . . . . . . 48
       17.2   Renewal Options   . . . . . . . . . . . . . . . . . . . . . . . 48
       17.3   Purchase Option   . . . . . . . . . . . . . . . . . . . . . . . 50
       17.4   Appraisals  . . . . . . . . . . . . . . . . . . . . . . . . . . 51

SECTION 18.   MISCELLANEOUS   . . . . . . . . . . . . . . . . . . . . . . . . 52

       18.1   Amendments  . . . . . . . . . . . . . . . . . . . . . . . . . . 52
       18.2   Severability  . . . . . . . . . . . . . . . . . . . . . . . . . 53
       18.3   Third-Party Beneficiary   . . . . . . . . . . . . . . . . . . . 53
       18.4   Reproduction of Documents   . . . . . . . . . . . . . . . . . . 53
       18.5   Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . 54
       18.6   Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . 54





LEASE AGREEMENT BASE                                                   PAGE iii

       18.7   GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE  . . . . . . . 54
       18.8   Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . 55

ANNEXES, EXHIBITS AND SCHEDULES
-------------------------------
ANNEX A       Definitions
ANNEX B       Return Conditions
ANNEX C       Maintenance
ANNEX D       Insurance
EXHIBIT A     Form of Lease Supplement
EXHIBIT B     Form of Return Acceptance Supplement
SCHEDULE 1    Certain Terms
SCHEDULE 2    Basic Rent
SCHEDULE 3    Stipulated Loss Value Schedule
SCHEDULE 4    Termination Value Schedule
SCHEDULE 5    Permitted Countries
SCHEDULE 6    Placards





LEASE AGREEMENT BASE                                                    PAGE iv

                             LEASE AGREEMENT ______

       LEASE AGREEMENT ______, dated as of _______________ (this "Agreement" or "Lease"), between (a) FIRST SECURITY BANK, NATIONAL ASSOCIATION, a national banking association, not in its individual capacity, except as expressly provided herein, but solely as Owner Trustee (this and all other capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in Section 1 below) ("Lessor" or "Owner Trustee"), and (b) CONTINENTAL AIRLINES, INC., a Delaware corporation ("Lessee").

                                    RECITALS

       A. Lessor and Lessee are parties to the Participation Agreement, pursuant to which, among other things, Lessor and Lessee have agreed to enter into this Agreement.

       B. Pursuant to the Trust Agreement, Owner Participant has authorized Lessor to enter into this Agreement.

       NOW, THEREFORE, for and in consideration of the premises and the mutual agreements contained herein and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.    DEFINITIONS AND CONSTRUCTION

       Capitalized terms used but not defined herein shall have the respective meanings set forth or incorporated by reference, and shall be construed and interpreted in the manner described, in Annex A.

SECTION 2.    DELIVERY AND ACCEPTANCE

       2.1    DELIVERY AND LEASE OF AIRCRAFT

       Lessor hereby agrees (subject to the satisfaction or waiver of the conditions set forth in Section 5 of the Participation Agreement) to lease to Lessee for the Term and Lessee hereby agrees (subject to the satisfaction or waiver of the conditions set forth in Section 5 of the Participation Agreement) to lease from Lessor for the Term, the Aircraft, commencing immediately





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
upon acquisition of the Aircraft by Lessor pursuant to the Purchase Agreement Assignment.

       2.2    ACCEPTANCE BY LESSEE

       (a) By executing and delivering Lease Supplement No. 1, Lessee confirms to Lessor that Lessee has duly and irrevocably accepted delivery of the Aircraft for all purposes of this Agreement.

       (b) Lessor has authorized one or more employees of Lessee, designated by Lessee in writing, as the authorized representative or representatives of Lessor to accept delivery of the Aircraft on behalf of Lessor pursuant to the Purchase Agreement Assignment and the Participation Agreement. Lessee hereby agrees that if delivery of the Aircraft shall be accepted by an employee or employees of Lessee pursuant to such authorization by Lessor, such acceptance of delivery by such employee or employees on behalf of Lessor shall, without further act, irrevocably constitute acceptance by Lessee of the Aircraft for all purposes of this Agreement.

SECTION 3.    TERM AND RENT

       3.1    TERM

       The Aircraft shall be leased hereunder for the Term, unless this Agreement or the leasing of the Aircraft is earlier terminated in accordance with any provision of this Agreement. Lessee shall have the option to renew the leasing of the Aircraft hereunder pursuant to, and subject to the terms and conditions of, Section 17, for the Renewal Lease Term.

       3.2    RENT

              3.2.1 INTERIM RENT; BASIC RENT; ADJUSTMENTS TO BASIC RENT AND CERTAIN OTHER AMOUNTS

       (a) Lessee shall pay Interim Rent to Lessor on the last day of the Interim Lease Term, which shall be allocated to the Interim Lease Term. During the Base Lease Term, Lessee shall pay to Lessor, on each Payment Date, Basic Rent in the amount equal to the percentage of Lessor's Cost specified in
Schedule 2 for such Payment Date, which shall be allocated to the Payment Period ending on such Payment Date, if designated as a payment in arrears, or allocated to the Payment Period commencing on such





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
Payment Date, if designated as a payment in advance, in each case as specified in Schedule 2, as such amount may be (i) adjusted pursuant to Section 3.2.1(b) or (ii) increased in an amount equal to any increase in the amount of interest due on the Equipment Notes on the relevant Payment Date pursuant to Section 2(e) of the Registration Rights Agreement.

       (b) Basic Rent, Stipulated Loss Values and Termination Values, shall be subject to adjustment as follows:

              (i) In the event that Transaction Expenses paid by Lessor pursuant to Section 9.2 of the Participation Agreement are determined to be other than 1.0% of Lessor's Cost, then in each case the Basic Rent percentages set forth in Schedule 2, Stipulated Loss Value percentages set forth in Schedule 3 and the Termination Value percentages set forth in Schedule 4 shall be recalculated (upwards or downwards) by the Owner Participant, on or prior to the 120th day after the Delivery Date using the same methods and assumptions used to calculate original Basic Rent, Stipulated Loss Value and Termination Value percentages in order to (1) maintain the Owner Participant's Net Economic Return and (2) minimize the Net Present Value of Rents to Lessee to the extent possible consistent with clause (1) hereof.

              (ii) In the event of a refinancing as contemplated by Section 11 of the Participation Agreement, then the Basic Rent percentages set forth in Schedule 2, Stipulated Loss Value percentages set forth in
       Schedule 3 and the Termination Value percentages set forth in Schedule 4 shall be recalculated (upwards and downwards) by the Owner Participant as contemplated by such Section to (1) maintain the Owner Participant's Net Economic Return and (2) to the extent possible consistent with clause (1) hereof, minimize the Net Present Value of Rents to Lessee.

              (iii) In the event that Lessee is required to indemnify the Owner Participant under the Tax Indemnity Agreement, then (A) in the event that the Lessee agrees to satisfy such indemnity obligation pursuant to SECTION __ OF THE TAX INDEMNITY AGREEMENT, the Basic Rent percentages set forth in Schedule 2, and (B) in any event, the Stipulated Loss Value percentages set forth in Schedule 3 and the Termination Value percentages set forth in Schedule 4 shall be





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
       recalculated (upwards or downwards) by Owner Participant, using the same methods and assumptions (except to the extent such assumptions shall be varied to take into account the Loss or Foreign Tax Credit Loss (as each such term is defined in the Tax Indemnity Agreement) that is the subject of such indemnification and any prior or contemporaneous Loss or Foreign Tax Credit Loss) used to calculate the Basic Rent percentages, the Stipulated Loss Value percentages and the Termination Value percentages on the Delivery Date, in order to (1) maintain the Owner Participant's Net Economic Return and (2) to the extent possible consistent with clause (1) hereof, minimize the Net Present Value of Rents to Lessee.

       (c) All adjustments pursuant to Section 3.2.1(b) shall be made as promptly as practicable after either Owner Participant or Lessee gives notice to the other that an event has occurred that requires an adjustment. Owner Participant and Lessee shall give prompt notice to the other of any event requiring an adjustment. Any recalculation of the percentages of Basic Rent, Stipulated Loss Value and Termination Value shall be prepared by Owner Participant, subject to verification at the request of Lessee in accordance with this Section 3.2.1(c), on the basis of the same methodology and assumptions used by Owner Participant in determining the percentages of Basic Rent, Stipulated Loss Value and Termination Value as of the Delivery Date, except as such assumptions have been modified to reflect the events giving rise to adjustments hereunder. Promptly after an adjustment is made hereunder, Owner Participant shall deliver to Lessee a description of such adjustment, setting forth in reasonable detail the calculation thereof. All adjustments shall (i) be made so as to avoid characterization of the Lease as a "disqualified leaseback or long-term agreement" within the meaning of
Section 467 of the Code unless such adjustments are made in a manner that reflects the effect of such characterization and (ii) be in compliance with the requirements of Sections 4.02(5), 4.07(l) and, on a prospective basis, 4.08(1) of Revenue Procedure 75-28, except to the extent that on the Delivery Date the Lease constituted a "disqualified leaseback or long-term agreement" or was not in compliance with the regulations referred to in clause (ii). All adjustments required pursuant to Section 3.2.1(b) shall be set forth in a Lease Supplement or in an amendment to this Lease, and , promptly after execution thereof by Lessor and Lessee, Lessee shall give a copy thereof to Mortgagee.





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
       (d) If Lessee believes that any calculations by Owner Participant pursuant to Section 3.2.1(c) are in error, and if, after consultation, Lessee and Owner Participant are unable to agree on an adjustment, then a nationally recognized firm of accountants selected by Lessee and reasonably satisfactory to Owner Participant shall verify such calculations. Owner Participant will make available to such firm, but not, in any circumstances, to Lessee or any representative of Lessee, the methodology and assumptions referred to in
Section 3.2.1(c) and any modifications thereto made to reflect the events giving rise to adjustments hereunder (subject to the execution by such firm of a confidentiality agreement, reasonably acceptable to Owner Participant, prohibiting disclosure of such methodology and assumptions to any third party). The determination by such firm of accountants shall be final. Lessee will pay the reasonable costs and expenses of such further verification by such accountants, provided that if it results in a decrease in Basic Rent which decreases the remaining Net Present Value of Rents by ten or more basis points from the remaining Net Present Value of Rents as recalculated by the Owner Participant, then the Owner Participant will pay such costs and expenses.

       (e) Notwithstanding anything to the contrary in any Operative Agreement, the amount of the payment of Basic Rent due and payable on each Payment Date shall be at least sufficient to pay in full, as of such Payment Date (assuming timely payment of the Equipment Notes prior to such Date), the aggregate principal amount of scheduled installments due on the Equipment Notes outstanding on such Payment Date, together with the accrued and unpaid interest thereon, due on such Payment Date in respect of the Equipment Notes; provided, however, that no installment of Basic Rent shall be increased to the extent such increase would be based upon (i) any attachment or diversion of Basic Rent on account of Lessor Liens, (ii) any modification of the payment terms of the Equipment Notes, other than as required or permitted by any Operative Agreement (including, without limitation, as permitted upon the occurrence of a Lease Event of Default) or (iii) the acceleration of any Equipment Note or Equipment Notes due solely to the occurrence of an Indenture Event of Default that does not constitute a Lease Event of Default.

              3.2.2  SUPPLEMENTAL RENT

       Lessee shall pay to Lessor, or to whosoever shall be entitled thereto, any and all Supplemental Rent when and as the





LEASE AGREEMENT BASE                                                     PAGE 5
same shall become due and owing. Lessee will also pay to Lessor, or to whosoever shall be entitled thereto as Supplemental Rent, to the extent permitted by applicable law, interest at the Payment Due Rate on any part of any amount of Rent (including, without limitation, Supplemental Rent) not paid by 12:30 p.m., New York time, on the date when due (so long as, in the case of any person not a party to the Participation Agreement, Lessee had received timely notice of the account to which such payment was required to be made), for the period from and including the date on which the same was due to, but excluding, the date of payment in full.

       3.3    PAYMENTS

       (a) Payments of Rent by Lessee shall be paid by wire transfer of immediately available Dollars, not later than 12:30 p.m., New York time, on the date when due, to the account of Lessor specified in Schedule 1 to the Participation Agreement or to such other account in the United States as directed by Lessor to Lessee in writing at least 10 Business Days prior to the date such payment of Rent is due or, in the case of any payment of Supplemental Rent expressly payable to a person other than Lessor, to the person that shall be entitled thereto to such account in the United States as such person may specify from time to time to Lessee at least 10 Business Days prior to the date such payment of Rent is due.

       (b) Except as otherwise expressly provided herein, whenever any payment of Rent shall be due on a day that is not a Business Day, such payment shall be made on the next day that is a Business Day, and, if such payment is made on such next Business Day, no interest shall accrue on the amount of such payment during such extension.

       (c) So long as Lessee has not received written notice from the Mortgagee that the Trust Indenture has been discharged, and notwithstanding
Section 3.3(a), Lessor hereby directs, and Lessee agrees, that all payments of Rent and all other amounts payable by Lessee hereunder, other than Excluded Payments, shall be paid directly to Mortgagee on behalf of Lessor by wire transfer of immediately available Dollars to the account of Mortgagee specified in Schedule 1 to the Participation Agreement, or to such other account in the United States as Mortgagee may specify by written notice to Lessor and Lessee at least 10 Business Days prior to the date such payment of Rent is due.





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
       (d) Excluded Payments shall be paid by wire transfer of immediately available Dollars to the account of the person specified in the Participation Agreement or, if not so specified, to such account in the United States as may be specified by such person by written notice to Lessor and Lessee from time to time at least 10 Business Days prior to the date such payment is required to be made.

       (e) All computations of interest under this Agreement shall be made on the basis of a year of 360 days comprised of twelve 30-day months.

SECTION 4.    DISCLAIMER; CERTAIN AGREEMENTS OF LESSOR; SECTION 1110 MATTERS

       4.1    DISCLAIMER

       LESSOR LEASES AND LESSEE TAKES THE AIRCRAFT "AS-IS, WHERE-IS." LESSEE ACKNOWLEDGES AND AGREES THAT AS BETWEEN LESSEE AND EACH OF LESSOR, MORTGAGEE AND ANY PARTICIPANT (i) LESSEE HAS SELECTED THE AIRCRAFT AND MANUFACTURER THEREOF AND (ii) NONE OF LESSOR, MORTGAGEE AND ANY PARTICIPANT MAKES, HAS MADE OR SHALL BE DEEMED TO HAVE MADE, AND EACH WILL BE DEEMED TO HAVE EXPRESSLY DISCLAIMED, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO:

       (v) THE AIRWORTHINESS, VALUE, CONDITION, DESIGN, OPERATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR USE OR FOR ANY PARTICULAR PURPOSE OF THE AIRFRAME, ANY ENGINE OR ANY PART THEREOF;

       (w) THE QUALITY OF THE MATERIAL OR WORKMANSHIP WITH RESPECT TO THE AIRFRAME, ANY ENGINE OR ANY PART THEREOF;

       (x) THE ABSENCE OF LATENT OR ANY OTHER DEFECT IN THE AIRFRAME, ANY ENGINE OR ANY PART THEREOF, WHETHER OR NOT DISCOVERABLE;

       (y) THE ABSENCE OF ANY INFRINGEMENT OF ANY PATENT, TRADEMARK OR COPYRIGHT OR THE LIKE; OR

       (z) THE ABSENCE OF OBLIGATIONS BASED ON STRICT LIABILITY IN TORT, OR ANY OTHER REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE AIRFRAME, ANY ENGINE OR ANY PART THEREOF.





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
       4.2    CERTAIN AGREEMENTS OF LESSOR

       Unless a Lease Event of Default shall have occurred and be continuing, Lessor agrees to make available to Lessee such rights as Lessor may have under any warranty with respect to the Aircraft made, or made available, by Airframe Manufacturer or Engine Manufacturer or any of their respective subcontractors or suppliers, as the case may be, pursuant to and in accordance with the terms of the Purchase Agreement Assignment.

       4.3    QUIET ENJOYMENT

       So long as no Lease Event of Default shall have occurred and be continuing, Lessor shall not interfere with Lessee's rights hereunder to continued possession, use and operation of, and quiet enjoyment of, the Aircraft during the Term.

       4.4    INVESTMENT OF FUNDS HELD AS SECURITY

              4.4.1  INVESTMENT

       Any moneys required to be paid to or retained by Lessor that are required to be paid to Lessee or applied as provided herein shall, until paid to Lessee as provided herein or applied as provided herein, be invested by Lessor from time to time as directed in writing by Lessee (or, if Lessee fails to so direct, by or as directed by Lessor in its sole discretion) and at the expense and risk of Lessee in Cash Equivalents so long as such Cash Equivalents specified by Lessee or Lessor, as the case may be, can be acquired by Lessor using its best efforts; provided, that so long as the Lien of the Trust Indenture shall not have been discharged, such moneys shall be invested and held by Mortgagee, as assignee of Lessor, in accordance with this Lease and upon discharge of such Lien, Mortgagee shall pay any such money held by it to Lessor to be held and invested in accordance with this Section.

              4.4.2  PAYMENT OF GAIN OR LOSS

       Any net gain (including interest received) realized as the result of investments pursuant to Section 4.4.1 (net of any fees, commissions and other reasonable expenses, if any, incurred in connection with such investment) shall be held and applied in the same manner as the principal amount is to be held and applied hereunder. Lessee will promptly pay to Lessor, on demand, the amount of any loss realized as the result of any such investment





LEASE AGREEMENT BASE                                                     PAGE 8

(together with any fees, commissions and other reasonable expenses, if any, incurred in connection with such investment), such amount so paid to be held and applied by Lessor as contemplated in Section 4.4.1 above.

              4.4.3  LIMITATION OF LIABILITY

       All investments under this Section 4.4 shall be at the expense and risk of Lessee, and Lessor and Mortgagee shall not be liable for any loss resulting from any investment made under this Section 4.4 other than by reason of its willful misconduct or gross negligence. Any such investment may be sold (without regard to its maturity) by Lessor without instructions whenever such sale is necessary to make a distribution required by this Lease.

       4.5    Title Transfers by Lessor

       If Lessor shall be required to transfer title to the Aircraft, Airframe or any Engine to Lessee or any other person pursuant to this Lease, then (a) Lessor shall (1) transfer to Lessee or such other person, as the case may be, all of Lessor's right, title and interest in and to the Aircraft, Airframe or such Engine, as the case may be, free and clear of all Lessor Liens, (2) so long as the Lien of the Trust Indenture has not been discharged, comply with the Trust Indenture relating to the release of the Aircraft, Airframe or such Engine, (3) assign to Lessee or such other person, as the case may be, if and to the extent permitted under the Purchase Agreement, all warranties of Airframe Manufacturer and Engine Manufacturer with respect to the Aircraft, Airframe or such Engine, and (4) assign to Lessee or such other person, as the case may be, if and to the extent permitted, all claims, if any, for damage to the Aircraft, Airframe or such Engine, in each case free of Lessor Liens, and without recourse or warranty of any kind whatsoever (except as to the transfer described in clause (1) above and as to the absence of such Lessor Liens, as aforesaid), and (b) Lessor shall promptly deliver to Lessee or such other person, as the case may be, a bill of sale and agreements of assignment, evidencing such transfer and assignment, and such other instruments of transfer, all in form and substance reasonably satisfactory to Lessee (or such other person, as the case may be), as Lessee (or such other person, as the case may be) may reasonably request.





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
       4.6    LESSOR'S INTEREST IN CERTAIN ENGINES

       Lessor hereby agrees for the benefit of each lessor, conditional seller, indenture trustee or secured party of any engine leased to, or purchased by, Lessee or any Permitted Sublessee subject to a lease, conditional sale, trust indenture or other security agreement that Lessor, its successors and assigns will not acquire or claim, as against such lessor, conditional seller, indenture trustee or secured party, any right, title or interest in any engine as the result of such engine being installed on the Airframe at any time while such engine is subject to such lease, conditional sale, trust indenture or other security agreement and owned by such lessor or conditional seller or subject to a trust indenture or security interest in favor of such indenture trustee or secured party.

       4.7 LEASE FOR U.S. FEDERAL INCOME TAX LAW PURPOSES; SECTION 1110 OF BANKRUPTCY CODE

       (a) Lessee and Lessor agree that this Lease is, and shall be treated as, a lease for U.S. federal income tax purposes of the Aircraft, Airframe, Engines and Parts.

       (b) It is the intention of each of Lessee and Lessor that Lessor (and Mortgagee as assignee of Lessor under the Trust Indenture) shall be entitled to the benefits of Section 1110 with respect to the right to take possession of the Aircraft, Airframe, Engines and Parts as provided in this Lease.

SECTION 5.    RETURN OF AIRCRAFT

       5.1    COMPLIANCE WITH ANNEX B

       Lessee shall comply with each of the provisions of Annex B hereto, which provisions are hereby incorporated by this reference as if set forth in full herein.

       5.2    STORAGE AND RELATED MATTERS

       If Lessor gives written notice to Lessee not less than 60 days nor more than 120 days prior to the end of the Term requesting storage of the Aircraft upon its return hereunder, Lessee will provide Lessor, or cause Lessor to be provided, with outdoor parking facilities for the Aircraft for a period up to 30 days, commencing on the date of such return, and upon request of Lessor to Lessee made at least 10 days prior to the end of such





LEASE AGREEMENT BASE                                                    PAGE 10
initial 30 day period, for an additional 30 day period commencing upon expiration of such initial period, at such storage facility in the 48 contiguous states of the United States as Lessee may select. Lessee shall, at Lessor's written request, maintain insurance (if available) for the Aircraft during such storage period, provided that Lessor shall reimburse Lessee for Lessee's out-of-pocket cost of providing such insurance. Such storage shall be at Lessor's risk, and Lessor shall pay all applicable storage fees, except that Lessee shall pay the parking fees for the initial 30 day storage period; provided that Lessee's obligation to provide parking shall be subject to Lessor entering into an agreement prior to the commencement of the storage period with the storage facility providing, among other things, that Lessor shall bear all maintenance charges and other costs (other than parking fees for the initial 30 day period) incurred.

       5.3    RETURN OF OTHER ENGINES

       In the event that any Engine owned by Lessor shall not be installed on the Airframe at the time of return hereunder, Lessee shall be required to return the Airframe hereunder with a Replacement Engine meeting the requirements of, and in accordance with, Section 10 hereof and Annex B hereto. Thereupon, Lessor will transfer to Lessee the Engine constituting part of such Aircraft but not installed on such Airframe at the time of the return of the Airframe.

       5.4    FUEL

       Upon the return of the Airframe upon any termination of this Lease, Lessor shall pay Lessee, as compensation for any fuel or oil contained in the fuel or oil tanks of such Airframe, the value of such fuel or oil at the price paid by Lessee for such fuel or oil, provided that if the Aircraft is being returned in connection with the exercise of remedies pursuant to Section 15, Lessor shall have no obligation to make such payment to Lessee until Lessor shall have been paid all amounts due to it pursuant to Section 15.

SECTION 6.    LIENS

       Lessee shall not, directly or indirectly, create, incur, assume or suffer to exist any Lien on or with respect to the Aircraft, the Airframe, any Engine or any Part, title to any of the foregoing or any interest of Lessee therein, or the Lessee's





LEASE AGREEMENT BASE                                                    PAGE 11
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rights in and to this Lease or any Permitted Sublease, except (a) the respective rights of Lessor, Mortgagee, the Participants or Lessee under the Operative Agreements, or of any Permitted Sublessee under any Permitted Sublease; (b) Lessor Liens; (c) the rights of others under agreements or arrangements to the extent permitted by the terms of Sections 7.2 and 7.3;
(d) Liens for Taxes of Lessee (and its U.S. federal tax law consolidated group), or Liens for Taxes of any Tax Indemnitee (and its U.S. federal tax law consolidated group) for which Lessee is obligated to indemnify such Tax Indemnitee under any of the Lessee Operative Agreements, in any such case either not yet due or being contested in good faith by appropriate proceedings so long as such Liens and such proceedings do not involve any material risk of the sale, forfeiture or loss of the Aircraft, the Airframe, any Engine or the interest of any Participant therein or impair the lien of the Trust Indenture;
(e) materialmen's, mechanics', workers', repairers', employees' or other like Liens arising in the ordinary course of business for amounts the payment of which is either not yet delinquent for more than 60 days or is being contested in good faith by appropriate proceedings, so long as such Liens and such proceedings do not involve any material risk of the sale, forfeiture or loss of the Aircraft, the Airframe, any Engine or the interest of any Participant therein or impair the lien of the Trust Indenture; (f) Liens arising out of any judgment or award against Lessee (or against any Permitted Sublessee), so long as such judgment shall, within 60 days after the entry thereof, have been discharged or vacated, or execution thereof stayed pending appeal or shall have been discharged, vacated or reversed within 60 days after the expiration of such stay, and so long as during any such 60-day period there is not, or any such judgment or award does not involve, any material risk of the sale, forfeiture or loss of the Aircraft, the Airframe, any Engine or the interest of any Participant therein or impair the lien of the Trust Indenture, and (g) any other Lien with respect to which Lessee (or any Permitted Sublessee) shall have provided a bond, cash collateral or other security adequate in the reasonable opinion of Lessor. Lessee shall promptly take (or cause to be taken) such action as may be necessary duly to discharge (by bonding or otherwise) any Lien not excepted above if the same shall at any time arise in respect of the Aircraft, the Airframe, any Engine or any Part during the Term.





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SECTION 7.    REGISTRATION, OPERATION, POSSESSION, SUBLEASING AND RECORDS

       7.1    REGISTRATION AND OPERATION

              7.1.1  REGISTRATION AND RECORDATION

       Subject to the compliance by Lessor and Owner Participant with their respective obligations under Section 13 of the Participation Agreement, Lessee shall cause the Aircraft to be, and at all times during the Term to remain, duly registered with the FAA under the Act or with such other country of registry as shall be permitted under Section 7.1.2 below, in the name of Lessor as owner and lessor (except to the extent that such registration under the Act cannot be effected with the FAA because of Lessor's or Owner Participant's failure to comply with the citizenship requirements for registration of the Aircraft under the Act). Lessor shall execute and all such documents as Lessee (or any Permitted Sublessee) may reasonably request for the purpose of effecting and continuing such registration. Unless Mortgagee has given Lessee notice that the Trust Indenture has been discharged, Lessee shall also cause the Trust Indenture to be duly recorded and at all times maintained of record as a first-priority perfected mortgage (subject to Permitted Liens) on the Aircraft, the Airframe and each of the Engines (except to the extent such perfection or priority cannot be maintained solely as a result of the failure by Lessor or Mortgagee to execute and deliver any necessary documents).

              7.1.2  REREGISTRATION

       So long as no Lease Event of Default shall have occurred and be continuing, Lessee may, by written notice to Lessor, request to change the country of registration of the Aircraft. Any such change in registration shall be effected only in compliance with, and subject to all of the conditions set forth in, Section 7.6.11 of the Participation Agreement.

              7.1.3  MARKINGS

       If permitted by applicable Law, on or reasonably promptly after the Delivery Date, Lessee will cause to be affixed to, and maintained in, the cockpit of the Airframe and on each Engine, in each case, in a clearly visible location (it being understood that the location of such placards, as identified to the Owner Participant prior to the Delivery Date, shall be deemed to be in





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
compliance with this requirement), a placard of a reasonable size and shape bearing the legend, in English, set forth in Schedule 6. Such placards may be removed temporarily, if necessary, in the course of maintenance of the Airframe or Engines. If any such placard is damaged or becomes illegible, Lessee shall promptly replace it with a placard complying with the requirements of this
Section 7.1.3.

              7.1.4  COMPLIANCE WITH LAWS

       Lessee shall not, and shall not allow any other person to, operate, use, maintain, service, repair or overhaul the Aircraft (a) in violation of any Law binding on or applicable to the Aircraft, the Airframe or any Engine, or (b) in violation of any airworthiness certificate, license or registration of any Government Entity relating to the Aircraft, the Airframe or any Engine, except
(1) immaterial or non-recurring violations with respect to which corrective measures are taken promptly by Lessee or a Permitted Sublessee, as the case may be, upon discovery thereof, and (2) to the extent Lessee or any Permitted Sublessee is contesting the validity or application of any such Law or requirement relating to any such certificate, license or registration in good faith in any reasonable manner which does not involve any material risk of the sale, forfeiture or loss of the Aircraft, the Airframe, any Engine or the interest of any Participant therein, any material risk of criminal liability or of material civil penalty against Lessor, Mortgagee or any Participant or impair the lien of the Trust Indentures.

              7.1.5  OPERATION

       Lessee agrees not to operate, use or locate the Aircraft, the Airframe or any Engine, or allow the Aircraft, the Airframe or any Engine to be operated, used or located (a) in any area excluded from coverage by any insurance required by the terms of Section 11, except in the case of a requisition by the U.S. Government where Lessee obtains an indemnity in lieu of such insurance from the U.S. Government, or insurance from the U.S. Government, covering such area, in accordance with Section 11.3 or (b) in any recognized area of hostilities unless fully covered in accordance with Annex D by war-risk insurance as required by the terms of Section 11 (including, without limitation, Section 11.3), unless in any case referred to in this Section 7.1.5 the Aircraft is only temporarily operated, used or located in such area as a result of an emergency, equipment malfunction,





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navigational error, hijacking, weather condition or other similar unforeseen circumstances, so long as Lessee diligently and in good faith proceeds to remove the Aircraft from such area.

       7.2    POSSESSION

       Lessee will not, without the prior written consent of Lessor, sublease or otherwise in any manner deliver, transfer or relinquish possession of the Aircraft, the Airframe or any Engine or install any Engine, or permit any Engine to be installed, on any airframe other than the Airframe; provided, however, subject to the provisions of Section 7.3, that if and for so long as no Lease Event of Default shall have occurred and be continuing, then Lessee may, without such prior written consent:

              7.2.1  INTERCHANGE AND POOLING

       Subject or permit any Permitted Sublessee to subject any Engine to normal interchange agreements or pooling agreements or arrangements, in each case customary in the commercial airline industry and entered into by Lessee or such Permitted Sublessee, as the case may be, in the ordinary course of business; provided, however, that if Lessor's title to any such Engine is divested under any such agreement or arrangement, then such Engine shall be deemed to have suffered an Event of Loss as of the date of such divestiture, with the effect that Lessee shall be required to replace such Engine with a Replacement Engine meeting the requirements of, and in accordance with,
Section 10.

              7.2.2  TESTING AND SERVICE

       Deliver or permit any Permitted Sublessee to deliver possession of the Aircraft, Airframe, any Engine or any Part (i) to the manufacturer thereof or to any third-party maintenance provider, for testing, service, repair, maintenance or overhaul work on the Aircraft, Airframe, any Engine or any Part, or, to the extent required or permitted by the terms of Annex C, for alterations or modifications in or additions to the Aircraft, Airframe or any Engine or (ii) to any Person for the purpose of transport to a Person referred to in the preceding clause (i).

              7.2.3  TRANSFER TO U.S. GOVERNMENT

       Transfer or permit any Permitted Sublessee to transfer possession of the Aircraft, Airframe or any Engine to the U.S. Government, in which event Lessee shall promptly notify Lessor





LEASE AGREEMENT BASE                                                    PAGE 15
and Mortgagee in writing of any such transfer of possession and, in the case of any transfer pursuant to CRAF, in such notification shall identify by name, address and telephone numbers the Contracting Office Representative or Representatives for the Military Airlift Command of the United States Air Force to whom notices must be given and to whom requests or claims must be made to the extent applicable under CRAF.

              7.2.4  INSTALLATION OF ENGINES ON OWNED AIRCRAFT

       Install or permit any Permitted Sublessee to install an Engine on an airframe owned by Lessee or such Permitted Sublessee, as the case may be, free and clear of all Liens, except (a) Permitted Liens and those that do not apply to the Engines and (b) the rights of third parties under normal interchange or pooling agreements and arrangements of the type that would be permitted under
Section 7.2.1.

              7.2.5  INSTALLATION OF ENGINES ON OTHER AIRFRAMES

       Install or permit any Permitted Sublessee to install an Engine on an airframe leased to Lessee or such Permitted Sublessee, or purchased by Lessee or such Permitted Sublessee subject to a mortgage, security agreement, conditional sale or other secured financing arrangement, but only if (a) such airframe is free and clear of all Liens, except (i) the rights of the parties to such lease, or any such secured financing arrangement, covering such airframe and (ii) Liens of the type permitted by clauses (a) and (b) of Section
7.2.4 and (b) Lessee or Permitted Sublessee, as the case may be, shall have received from the lessor, mortgagee, secured party or conditional seller, in respect of such airframe, a written agreement (which may be a copy of the lease, mortgage, security agreement, conditional sale or other agreement covering such airframe), whereby such Person agrees that it will not acquire or claim any right, title or interest in, or Lien on, such Engine by reason of such Engine being installed on such airframe at any time while such Engine is subject to this Lease or is owned by Lessor.

              7.2.6  INSTALLATIONS OF ENGINES ON FINANCED AIRCRAFT

       Install or permit any Permitted Sublessee to install an Engine on an airframe owned by Lessee or such Permitted Sublessee, leased to Lessee or such Permitted Sublessee, or





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
purchased by Lessee or such Permitted Sublessee subject to a conditional sale or other security agreement under circumstances where neither Section 7.2.4 or
7.2.5 is applicable; provided, however, that any such installation shall be deemed an Event of Loss with respect to such Engine, and Lessee shall comply with Section 10.2 hereof in respect thereof.

              7.2.7  SUBLEASING

       With respect to the Aircraft, Airframe or any Engine, enter into a sublease with any Permitted Air Carrier, but only if:

       (a) Lessee shall provide written notice to Lessor and Mortgagee (such notice in the event of a sublease to a U.S. Air Carrier to be given promptly after entering into any such sublease or, in the case of a sublease to any other Permitted Air Carrier, 10 days in advance of entering into such sublease);

       (b) At the time that Lessee enters into such sublease, such Permitted Air Carrier shall not be subject to any bankruptcy, insolvency, liquidation, reorganization, dissolution or similar proceeding, and shall not have substantially all of its property in the possession of any liquidator, trustee, receiver or similar person;

       (c) Any such sublease (i) shall not extend beyond the expiration of the Basic Term or any Renewal Term then in effect unless Lessee shall have irrevocably committed to purchase the Aircraft, (ii) shall include provisions for the maintenance, operation, possession, inspection and insurance of the Aircraft that are the same in all material respects as the applicable provisions of this Lease and (iii) shall be expressly subject and subordinate to all the terms of this Agreement and to the rights, powers and remedies of Lessor hereunder, including, without limitation, Lessor's rights under Section 15 to repossess the Aircraft, Airframe and Engines and to terminate such sublease upon the occurrence of a Lease Event of Default;

       (d)    In connection with a sublease to a Permitted Foreign Air Carrier,
(1) the United States maintains diplomatic relations with the country of domicile of such Permitted Foreign Air Carrier (or, in the case of Taiwan, diplomatic relations at least as good as those in effect on the Delivery Date) and (2) Lessee shall have furnished Lessor and Mortgagee a favorable opinion of counsel, reasonably satisfactory to Lessor, in the country of





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
domicile of such Permitted Foreign Air Carrier, that (i) the terms of such sublease are the legal, valid and binding obligations of the parties thereto enforceable under the laws of such jurisdiction, (ii) it is not necessary for Owner Participant, Lessor or Mortgagee to register or qualify to do business in such jurisdiction, if not already so registered or qualified, as a result, in whole or in part, of the proposed sublease, (iii) Lessor's title to, and Mortgagee's Lien in respect of, the Aircraft, Airframe and Engines will be recognized in such jurisdiction, (iv) the Laws of such jurisdiction of domicile require fair compensation by the government of such jurisdiction, payable in a currency freely convertible into Dollars, for the loss of title to the Aircraft, Airframe or Engines in the event of the requisition by such government of such title (unless Lessee shall provide insurance in the amounts required with respect to hull insurance under Section 11 covering the requisition of title to the Aircraft, Airframe or Engines by the government of such jurisdiction so long as the Aircraft, Airframe or Engines are subject to such sublease) and (v) the agreement of such Permitted Air Carrier that its rights under the sublease are subject and subordinate to all the terms of this Lease is enforceable against such Permitted Air Carrier under applicable law;

       (e) Lessee shall furnish to Lessor, Mortgagee and Owner Participant evidence reasonably satisfactory to Lessor that the insurance required by
Section 11 remains in effect;

       (f) All necessary documents shall have been duly filed, registered or recorded in such public offices as may be required fully to preserve the title of Lessor, and the first priority security interest (subject to Permitted Liens) of Mortgagee, in the Aircraft, Airframe and Engines;

       (g) Lessee shall reimburse Lessor, Mortgagee and Owner Participant for all of their reasonable out-of-pocket fees and expenses, including, without limitation, reasonable fees and disbursements of counsel, incurred by Lessor, Mortgagee and Owner Participant in connection with any such sublease;

       (h) For all purposes of this Section 7.2.7, the term "sublease" shall be deemed to include interchange agreements with respect to the Aircraft or Airframe; and





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       (i)    No such sublease shall be made to a Permitted Foreign Air Carrier prior to the close of the Tax Attribute Period, unless Lessee prepays on a lump-sum basis any liability due under the Tax Indemnity Agreement as a result of such sublease based upon the assumption that such sublease were to continue for the remainder of the term of such sublease.

       7.3    CERTAIN LIMITATIONS ON SUBLEASING OR OTHER RELINQUISHMENT OF
              POSSESSION

       Notwithstanding anything to the contrary in Section 7.2:

       (a) The rights of any person that receives possession of the Aircraft in accordance with Section 7.2 shall be subject and subordinate to all the terms of this Lease, and to Lessor's rights, powers and remedies hereunder, including, without limitation (i) Lessor's right to repossess the Aircraft pursuant to Section 15, (ii) Lessor's right to terminate and avoid such sublease, delivery, transfer or relinquishment of possession upon the occurrence of a Lease Event of Default and (iii) the right to require such person to forthwith deliver the Aircraft, the Airframe and Engines subject to such transfer upon the occurrence of a Lease Event of Default;

       (b) Lessee shall remain primarily liable hereunder for the performance of all the terms of this Lease to the same extent as if such transfer had not occurred, and no transfer of possession of the Aircraft, the Airframe, any Engine or any Part shall in any way discharge or diminish any of Lessee's obligations to Lessor hereunder or under any Operative Agreement;

       (c) Lessee shall ensure that no sublease, delivery, transfer or relinquishment permitted under Section 7.2 shall affect the United States registration of the Aircraft, unless also made in accordance with the provisions of Section 7.1.2.

       (d) Any event that constitutes or would, with the passage of time, constitute an Event of Loss under paragraph (c), (d), or (e) of the definition of such term (as set forth in Annex A) shall not be deemed to violate the provisions of Section 7.2; and

       (e) Any Wet Lease shall not constitute a delivery, transfer or relinquishment of possession for purposes of Section 7.2 and shall not be prohibited by the terms hereof.





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SECTION 8.    MAINTENANCE; REPLACEMENT AND POOLING OF PARTS; ALTERATIONS,
              MODIFICATIONS AND ADDITIONS; OTHER LESSEE COVENANTS

       8.1 MAINTENANCE; REPLACEMENT AND POOLING OF PARTS; ALTERATIONS, MODIFICATIONS AND ADDITIONS

       At all times during the Term, Lessee shall comply with, or cause to be complied with, each of the provisions of Annex C, which provisions are hereby incorporated by this reference as if set forth in full herein.

       8.2    INFORMATION, CERTIFICATES, NOTICES AND REPORTS

              8.2.1  FINANCIAL INFORMATION

       Lessee will furnish to Lessor:

       (a) Within 90 days after the end of each of the first three fiscal quarters in each fiscal year of Lessee, a consolidated balance sheet of Lessee as of the end of such quarter and related statements of income and cash flows for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding period in the preceding fiscal year, prepared in accordance with GAAP; provided that so long as Lessee is subject to the reporting requirements of the Securities Exchange Act of 1934, a copy of Lessee's report on Form 10-Q for such fiscal quarter (excluding exhibits) will satisfy this paragraph (a).

       (b) Within 120 days after the end of each fiscal year of Lessee, a consolidated balance sheet of Lessee as of the end of such fiscal year and related statements of income and cash flows of Lessee for such fiscal year, in comparative form with the preceding fiscal year, prepared in accordance with GAAP, together with a report of Lessee's independent certified public accountants with respect to their audit of such financial statements; provided that so long as Lessee is subject to the reporting requirements of the Securities Exchange Act of 1934, a copy of Lessee's report on Form 10-K for such fiscal year (excluding exhibits) will satisfy this paragraph (b).





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
              8.2.2  ANNUAL CERTIFICATE

       Within 120 days after the close of each fiscal year of Lessee, Lessee shall deliver to Lessor and Mortgagee an Officer's Certificate of Lessee to the effect that such officer is familiar with or has reviewed or caused to be reviewed the relevant terms of this Lease and the other Lessee Operative Agreements and that such officer does not have knowledge of the existence as at the date of such certificate of any Lease Event of Default.

              8.2.3  INFORMATION FOR FILINGS

       Lessee shall promptly furnish to Owner Participant or Lessor such information (other than with respect to the citizenship of Owner Participant and Lessor) within Lessee's or any Permitted Sublessee's possession, or reasonably available to or obtainable by Lessee or such Permitted Sublessee, as may be required to enable Lessor timely to file any reports required to be filed by it as lessor under the Lease or to enable Owner Participant to timely file any reports required to be filed by it, as the beneficiary of the Trust Estate, in either case, with any Government Entity because of, or in connection with, the interest of Owner Participant or Lessor in the Aircraft, Airframe or Engines, this Lease or any other part of the Trust Estate; provided, however, that with respect to any such information which Lessee reasonably deems commercially sensitive or confidential, Owner Participant or Lessor, as the case may be, shall afford Lessee a reasonable opportunity to seek from any such Government Entity a waiver of the obligation of Owner Participant or Lessor to file any such information, or shall consent to the filing of such information directly by Lessee in lieu of filing by Owner Participant or Lessor, and if any such waiver or consent is evidenced to the reasonable satisfaction of Owner Participant or Lessor, as the case may be, then Lessee shall not be required to furnish such information to Owner Participant or Lessor.

SECTION 9.    VOLUNTARY TERMINATION UPON OBSOLESCENCE

       9.1    RIGHT OF TERMINATION

       (a) Lessee shall have the right at its option to terminate this Lease during the Base Lease Term, effective only on a Termination Date occurring on or after the fifth anniversary of the Delivery Date, if:





LEASE AGREEMENT BASE                                                    PAGE 21

              (i) Lessee makes a good faith determination that the Aircraft either has become economically obsolete or is surplus to Lessee's requirements and the Chief Financial Officer or Treasurer of Lessee so certifies in writing to Lessor; and

              (ii) written notice of Lessee's exercise of its option to terminate this Agreement shall be given to Lessor not less than 90 days prior to the proposed Termination Date specified in such notice.

       (b) Lessor shall notify Lessee and Mortgagee of Lessor's intention to sell or retain the Aircraft, as provided in this Section 9, no less than 30 days after Lessee gives Lessor written notice pursuant to Section 9.1(a)(ii). Any failure by Lessor to give such notice of its election shall be deemed to be an election to sell the Aircraft, as provided in this Section 9.

       (c) Any termination pursuant to this Section 9 shall become effective on the date of the sale, if any, pursuant to Section 9.2 or upon the date of termination and payment by Lessee and Lessor in accordance with Section 9.3 if Lessor elects to retain the Aircraft.

       9.2    ELECTION BY LESSOR TO SELL

              9.2.1  BIDS; CLOSING OF SALE

       Unless Lessor has given Lessee notice of Lessor's election to retain the Aircraft, Lessee, as agent for Lessor, shall, until the date ten Business Days prior to the proposed Termination Date, use commercially reasonable efforts to obtain bids for a cash purchase of the Aircraft and Lessor may, if it desires to do so, also seek to obtain such bids. In the event Lessee receives any bid, Lessee shall promptly, and in any event at least ten Business Days prior to the proposed date of sale, certify to Lessor in writing the amount and terms of such bid, the proposed date of such sale and the name and address of the person (who shall not be Lessee or any Affiliate of Lessee or any person with whom Lessee or any such Affiliate has an arrangement for the future use of the Aircraft by Lessee or any such Affiliate) submitting such bid. In the event Lessor receives any bid on or prior to the date ten Business Days prior to the proposed Termination Date, Lessor shall, at least ten Business Days prior to the proposed date of sale, certify to Lessee in writing the





LEASE AGREEMENT BASE                                                    PAGE 22
amount and terms of such bid, the proposed date of such sale and the name and address of the person submitting such bid.

              9.2.2  CLOSING OF SALE

       (a) On the proposed Termination Date (i) Lessee shall deliver the Airframe and Engines or engines constituting part of the Aircraft to the bidder, if any, which shall have submitted the highest cash bid on or before the date ten Business Days prior to such Termination Date, in the same manner as if delivery were made to Lessor pursuant to Section 5 and Annex B and in full compliance with the terms thereof, and shall duly transfer to Lessor title to any such engines not owned by Lessor, all in accordance with the terms of
Section 5 and Annex B, and (ii) Lessor shall simultaneously therewith transfer the Airframe and Engines or engines to such bidder, in the manner described in
Section 4.5, against cash paid to Lessor in the amount of such highest bid and in the manner and in funds of the type specified in Section 3.3.

       (b) All proceeds of any sale described in Section 9.2.2(a) shall be paid to and retained by Lessor and, on such Termination Date, and as a condition precedent to such sale and the delivery of the Aircraft and Engines or engines to such bidder, Lessee shall pay to Lessor, in the manner and in funds of the type specified in Section 3.3:

              (i) all unpaid Basic Rent due at any time prior to such Termination Date; plus

              (ii) an amount equal to the excess, if any, of the Termination Value for the Aircraft, computed as of such Termination Date, over the proceeds of such sale; plus

              (iii) as provided in Section 3.2.2, interest on the amounts specified in the foregoing clause (i) at the Payment Due Rate from and including the date on which any such amount was due to the date of payment of such amount in full.

       As a further condition precedent to such sale and delivery, Lessee shall pay all Supplemental Rent due by Lessee to Lessor, Mortgagee or the Participants under this Lease (including, without limitation, (A) Supplemental Rent in respect of Make-Whole Amount, if any, payable pursuant to Section 2.10(b) of the Trust Indenture in connection with a prepayment of the Equipment





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
Notes upon such sale, (B) all interest charges provided for hereunder or under any other Lessee Operative Agreement with respect to the late payment of any amounts so payable, and (C) the reasonable out-of-pocket fees and expenses incurred by Lessor, Mortgagee and Owner Participant in connection with such termination and sale).

       (c) Upon and subject to any such sale and receipt of proceeds by Lessor, and full and final payment of all amounts described in
Section 9.2.2(b), and compliance by Lessee with all the other provisions of this Section 9.2,

              (i)    Lessor will transfer to Lessee, in accordance with
       Section 4.5, any Engines constituting part of the Aircraft but which were not then installed on the Airframe and sold therewith; and

              (ii) the obligation of Lessee to pay Basic Rent, on or after the Payment Date with reference to which Termination Value is computed, shall cease, and the Term for the Aircraft shall end effective as of the date of such sale.

       (d) A sale of the Aircraft pursuant to this Section 9.2.2 shall take place only on a Termination Date. Subject to Section 9.3, if no sale shall have occurred on or as of the proposed Termination Date, this Agreement shall continue in full force and effect, and all of Lessee's obligations shall continue, including, without limitation, its obligation to pay Rent, in each case, as if the notice under Section 9.1 shall not have been given and, subject to Section 9.2.3(b), Lessee may give another notice pursuant to Section 9.1.

              9.2.3  WITHDRAWAL OF NOTICE OF TERMINATION

       (a) Lessee may withdraw any notice given pursuant to Section 9.1 at any time on or before the date ten Business Days prior to the proposed Termination Date, whereupon this Agreement shall continue in full force and effect and all of Lessee's obligations shall continue, including, without limitation, its obligation to pay Rent, in each case, as if the notice under
Section 9.1 shall not have been given and Lessee may give another notice pursuant to Section 9.1; provided that Lessee shall not be entitled to give more than five notices pursuant to Section 9.1.

       (b) Lessee shall pay all reasonable out-of-pocket fees and expenses of Lessor, Mortgagee and Owner Participant in connection with any notice of termination withdrawn by Lessee or in connection





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
with any notice of termination pursuant to which a sale of the Aircraft fails to occur.

       9.3    RETENTION OF AIRCRAFT BY LESSOR

       (a)    If Lessor shall elect to retain the Aircraft in accordance with
Section 9.1, on the proposed Termination Date:

              (i) Lessor shall pay, or cause to be paid, in the manner and in funds of the type specified in Section 3.3, to the Mortgagee an amount sufficient to prepay all outstanding Equipment Notes pursuant to
       Section 2.10(b) of the Trust Indenture;

              (ii) subject to receipt by Mortgagee of the funds described in paragraph (i) above, Lessee shall deliver the Airframe and Engines or engines constituting part of the Aircraft to Lessor pursuant to
       Section 5 and Annex B and in full compliance with the terms thereof, and shall duly transfer to Lessor title to any such engines not owned by Lessor, all in accordance with the terms of Section 5 and Annex B;

              (iii) Lessee shall pay to Lessor, in the manner and in funds of the type specified in Section 3.3:

              (1) all unpaid Basic Rent due at any time prior to such Termination Date and all Basic Rent due on such Termination Date if payable in arrears with respect to the Payment Period then ended; plus

              (2) as provided in Section 3.2.2, interest on the amounts specified in the foregoing clause (1) at the Payment Due Rate from and including the date on which any such amount was due to the date of payment of such amount in full; and

              (iv) Lessee shall also pay all Supplemental Rent due and payable by Lessee to Lessor, Mortgagee or the other Participants under this Lease (other than any Supplemental Rent in respect of Make-Whole Amount, if any, payable pursuant to Section 2.10(b) of the Trust Indenture in connection with a prepayment of the Equipment Notes upon such sale), including without limitation all interest charges provided for hereunder or under any other Lessee





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
       Operative Agreement with respect to the late payment of any amounts, so payable, and the reasonable out-of-pocket fees and expenses incurred by Lessor, Mortgagee and Owner Participant in connection with such termination and sale.

       (b) Upon full and final payment to Lessor, Mortgagee and the Participants of the amounts described in Section 9.3(a), and compliance by Lessee with all the other applicable provisions of this Section 9.3,

              (i)    Lessor will transfer to Lessee, in accordance with
       Section 4.5, any Engines constituting part of the Aircraft but which were not then installed on the Airframe and sold therewith; and

              (ii) The obligation of Lessee to pay Basic Rent otherwise due on or after the Termination Date shall cease, and the Term for the Aircraft shall end effective as of such Termination Date.

SECTION 10.   LOSS, DESTRUCTION, REQUISITION, ETC.

       10.1   EVENT OF LOSS WITH RESPECT TO AIRCRAFT

              10.1.1 NOTICE AND ELECTION

       (a) Upon the occurrence of an Event of Loss with respect to the Airframe, and any Engine or Engines installed thereon at the time of such Event of Loss, Lessee shall promptly (and in any event within 15 days after such occurrence) give Lessor and Mortgagee written notice of such Event of Loss. Within 45 days after such occurrence, Lessee shall give Lessor and Mortgagee written notice of Lessee's election to make payment in respect of such Event of Loss, as provided in Section 10.1.2, or to replace the Airframe, and any such Engines, as provided in Section 10.1.3.

       (b) Any failure by Lessee to give such notice of its election shall be deemed to be an election of the option set forth in Section 10.1.2. In addition, Lessee shall not be entitled to elect the option set forth in Section
10.1.3 if, at the time Lessor receives such notice from Lessee, there shall have occurred and be continuing a Special Default.

       (c) For purposes of Section 10.1.2, an Event of Loss with respect to the Airframe shall be deemed to constitute an Event of





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
Loss with respect to the Aircraft. For purposes of Section 10.1.3, any Engine not actually suffering an Event of Loss shall not be required to be replaced.

              10.1.2 PAYMENT OF LOSS AND TERMINATION OF LEASE

       (a) If Lessee elects, in accordance with Section 10.1.1, to make payment in respect of any such Event of Loss, then Lessee shall pay, in the manner and in funds of the type specified in Section 3.3, the following amounts:

              (i) on or before the Business Day next following the earlier of (x) the 120th day following the date of the occurrence of such Event of Loss, and (y) the fourth Business Day following the receipt of insurance proceeds with respect to such occurrence (but in any event not earlier than the date of Lessee's election under Section 10.1.1 to make payment under this Section 10.1.2), Lessee shall pay to Lessor:

              (1) all unpaid Interim Rent, Basic Rent or Renewal Rent, as the case may be, due at any time prior to the Stipulated Loss Value Date that is on or immediately preceding the Loss Payment Date; plus

              (2) the Stipulated Loss Value of the Aircraft computed as of the Stipulated Loss Value Date used in the foregoing clause (1) for the computation of unpaid Rent; plus

              (3) if the Stipulated Loss Value Date used in the foregoing clause (1) is a Payment Date on which Basic Rent payable in arrears is due, the amount of such Basic Rent; plus

              (4) as provided in Section 3.2.2, interest on the amount specified in the foregoing clause (1) at the Payment Due Rate from and including the date on which any such amount was due to the date of payment of such amount in full; plus

              (5)    interest on the amounts specified in the foregoing clauses
                     (2) and (3) at the SLV Rate from and including the Stipulated Loss Value Date used in the foregoing clause
                     (1) for the computation of unpaid Rent to the date such amount is due, and





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
                     thereafter at the Payment Due Rate to the date of payment of such amounts in full;

       provided that, in the event that the Commencement Date or a Payment Date shall occur (x) on or after the Stipulated Loss Value Date used in the foregoing clause (1) for the computation of unpaid Rent, and (y) on or before the date of payment of the amounts specified above in this subparagraph (i), then Lessee shall pay the Interim Rent, Basic Rent or the Renewal Rent, as the case may be, due on such Commencement Date or Payment Date, and thereupon such amounts payable under this subparagraph
       (i) shall be reduced by the amount of such payment of Interim Rent, Basic Rent or Renewal Rent, as the case may be; and

              (ii) on or before the date required for payment of the amounts specified in paragraph (i) above, Lessee shall also pay to Lessor, Mortgagee and the other Participants all other amounts due and payable by Lessee to Lessor, Mortgagee and the other Participants under this Lease, the Participation Agreement or any other Lessee Operative Agreement.

              (b) Upon payment in full of all amounts described in the foregoing paragraph (a),(i) the obligation of Lessee to pay Interim Rent, Basic Rent or Renewal Rent hereunder with respect to the Aircraft shall terminate,
(ii) the Term for the Aircraft shall end and (iii) Lessor will transfer the Aircraft to Lessee, as-is and where-is, and subject to any insurer's salvage rights, but otherwise in the manner described in Section 4.5.

              10.1.3 REPLACEMENT OF AIRFRAME AND ENGINES

       (a) If Lessee elects, in accordance with Section 10.1.1, to replace the Airframe, and any Engines actually suffering the Event of Loss, then Lessee shall, as promptly as possible and in any event within 120 days after the occurrence of such Event of Loss, convey or cause to be conveyed to Lessor, in compliance with Section 10.3 and as replacement for the Airframe, and any such Engine, title to a Replacement Airframe (which shall comply with paragraph (b) below), and for each such Engine a Replacement Engine, in each case free and clear of all Liens other than Permitted Liens. If Lessee makes such election, but for any reason fails or is unable to effect such replacement within such time period and in compliance with the requirements set forth in





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
Section 10.3, then Lessee shall be deemed to have initially made the election set forth in Section 10.1.2 with the effect that Lessee shall immediately pay, in the manner and in funds of the type specified in Section 3.3, the amounts required under, and in accordance with, Section 10.1.2.

       (b) Any such Replacement Airframe shall be an airframe that is the same model as the Airframe to be replaced thereby, or an improved model, and that has a value, utility and remaining useful life (without regard to hours or cycles remaining until the next regular maintenance check), at least equal to the Airframe to be replaced thereby (assuming that such Airframe had been maintained in accordance with the Lease). Any such Replacement Engine shall meet the requirements of, and be conveyed by Lessee to Lessor in accordance with, Section 10.2 (other than the notice requirement set forth in Section 10.2.1).

       10.2   EVENT OF LOSS WITH RESPECT TO AN ENGINE

              10.2.1 NOTICE

       Upon the occurrence of an Event of Loss with respect to an Engine under circumstances in which an Event of Loss with respect to the Airframe has not occurred, Lessee shall promptly (and in any event within 15 days after such occurrence) give Lessor written notice of such Event of Loss.

              10.2.2 REPLACEMENT OF ENGINE

       Lessee shall, promptly and in any event within 60 days after the occurrence of such Event of Loss, convey or cause to be conveyed to Lessor, in compliance with Section 10.3 and as replacement for the Engine with respect to which any Event of Loss occurred, title to a Replacement Engine free and clear of all Liens other than Permitted Liens. Such Replacement Engine shall be an engine manufactured by Engine Manufacturer that is the same model as the Engine to be replaced thereby, or an improved model, and that is suitable for installation and use on the Airframe, and that has a value, utility and remaining useful life (without regard to hours and cycles remaining until overhaul) at least equal to the Engine to be replaced thereby (assuming that such Engine had been maintained in accordance with the Lease).





LEASE AGREEMENT BASE                                                    PAGE 29

              10.2.3 ENGINE EXCHANGE

       Upon not less than five (5) Business Days' prior written notice to Lessor, Lessee may replace any Engine leased hereunder with another engine (the "Exchanged Engine") meeting the requirements of Section 10.2.2. Such Exchanged Engine shall be deemed to be a "Replacement Engine" and Lessor and Lessee shall comply with the provisions of Section 10.3 with regard to the Exchanged Engine and the Engine so replaced.

       10.3   CONDITIONS TO ANY REPLACEMENT

              10.3.1 DOCUMENTS

       Prior to or at the time of conveyance of title to any Replacement Airframe or Replacement Engine to Lessor, Lessee shall take each of the following actions:

       (a) furnish Lessor with a full warranty bill of sale duly conveying to Lessor such Replacement Airframe or Replacement Engine, in form and substance reasonably satisfactory to Lessor and cause such Replacement Airframe to be duly registered in the name of Lessor pursuant to the Act;

       (b) cause (i) a Lease Supplement subjecting such Replacement Airframe or Replacement Engine to this Lease, duly executed by Lessee, to be delivered to Lessor for execution and, upon such execution, to be filed for recordation with the FAA pursuant to the Act, (ii) a Trust Indenture Supplement, subjecting such Replacement Airframe or Replacement Engine to the Trust Indenture, to be delivered to Lessor for execution and, upon execution, to be filed for recordation with the FAA pursuant to the Act and (iii) such Financing Statements and other filings, as Lessor or Mortgagee may reasonably request, duly executed by Lessee and, to the extent applicable, Lessor and Mortgagee (and Lessor and Mortgagee shall execute and deliver the same), to be filed in such locations as any such party may reasonably request;

       (c) furnish such evidence of compliance with the insurance provisions of Section 11 with respect to such Replacement Airframe or Replacement Engine as Lessor may reasonably request;

       (d) furnish an opinion or opinions of Lessee's counsel (which may be Lessee's legal department) reasonably satisfactory to Lessor and addressed to Lessor and Mortgagee to the effect that (i) such full warranty bill of sale referred to in





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
Section 10.3.1(a) constitutes an effective instrument for the conveyance of title to the Replacement Airframe or Replacement Engine and (ii) in the case of a Replacement Airframe, Lessor and Mortgagee, as assignee of Lessor, will be entitled to the benefits of Section 1110 with respect to the Replacement Airframe, provided that such opinion referred to in this clause (ii) need not be delivered to the extent that immediately prior to such replacement the benefits of Section 1110 were not, solely by reason of a change in law or court interpretation thereof, available to Lessor or Mortgagee, as assignee of Lessor;

       (e) furnish an opinion of Lessee's aviation law counsel reasonably satisfactory to Lessor and addressed to Lessor and Mortgagee as to the due registration of any such Replacement Airframe and the due filing for recordation of each Lease Supplement and Trust Indenture Supplement with respect to such Replacement Airframe or Replacement Engine under the Act;

       (f) with respect to any Replacement Airframe, furnish an opinion of tax counsel, selected by Owner Participant and reasonably satisfactory to Lessee, as to the federal income tax consequences (without any requirement as to the nature of such Federal income tax consequences) to Lessor and Owner Participant of any such replacement;

       (g) with respect to the replacement of the Airframe, and any Engine installed thereon at the time of the subject Event of Loss, if requested by Lessor and at Lessor's expense, furnish a certified report of a qualified independent aircraft appraiser, reasonably satisfactory to Lessor, certifying that such Replacement Airframe and any such Replacement Engine complies with the value, utility and remaining useful life requirements set forth in
Section 10.1.3(b).

       Lessor and Lessee understand and agree that if at the time of any replacement of the Airframe or any Engine, as contemplated in this Section 10, the Airframe was registered in a jurisdiction other than the United States, then the requirements set forth above in this Section 10.3.1 relating to compliance with the requirements of the Act or the FAA, shall be deemed to refer to the comparable applicable Law of, and the Aviation Authority of, such other jurisdiction.





LEASE AGREEMENT BASE                                                    PAGE 31

              10.3.2 OTHER OBLIGATIONS

       (a) Lessor and Lessee agree that, upon any Replacement Airframe becoming the Airframe hereunder, and upon any Replacement Engine becoming an Engine hereunder, this Lease shall continue to be, and shall be treated as, a lease for U.S. federal income tax purposes of, among other things, such Replacement Airframe and such Replacement Engine. Without limiting the foregoing, Lessee and Lessor intend that Lessor shall, in all events, be entitled to the benefits of Section 1110 with respect to any Replacement Airframe or Replacement Engine and Lessee and Lessor shall cooperate and take such action as the other may reasonably request so as to ensure that Lessor shall be entitled to such benefits.

       (b) No Event of Loss with respect to an Engine, or with respect to an Airframe, shall result in, or otherwise allow or permit (other than as provided in Section 10.1.2(b)), any reduction, deferral, discharge or other change in the timing or amount of any Rent payable by Lessee hereunder, and (subject to such Section 10.1.2(b)) Lessee shall pay all such Rent and other amounts as though such Event of Loss had not occurred.

       10.4   CONVEYANCE TO LESSEE

       Upon compliance by Lessee with the applicable terms of Sections 10.1.3,
10.2 and 10.3.1, Lessor will transfer to Lessee the Airframe or Engine, as the case may be, with respect to which such Event of Loss occurred, in accordance with Section 4.5.

       10.5   APPLICATION OF PAYMENTS

       Any amounts, other than insurance proceeds in respect of damage or loss not constituting an Event of Loss (the application of which is provided for in Section 11), received at any time by Lessor, Lessee or any Permitted Sublessee from any Government Entity or any other Person in respect of any Event of Loss will be applied as follows:

              10.5.1 REPLACEMENT OF AIRFRAME AND ENGINES

       If such amounts are received with respect to the Airframe, and any Engine installed thereon at the time of such Event of Loss, upon compliance by Lessee with the applicable terms of Section 10.1.3 with respect to the Event of Loss for which such





LEASE AGREEMENT BASE                                                    PAGE 32
amounts are received, such amounts shall be paid over to, or retained by, Lessee.

              10.5.2 LOSS OF ENGINE

       If such amounts are received with respect to an Engine (other than an Engine installed on the Airframe at the time such Airframe suffers an Event of
Loss), upon compliance by Lessee with the applicable terms of Section 10.2.2 with respect to the Event of Loss for which such amounts are received, such amounts shall be paid over to, or retained by, Lessee.

              10.5.3 PAYMENT OF LOSS

       If such amounts are received, in whole or in part, with respect to the Airframe, and Lessee makes, has made or is deemed to have made the election set forth in Section 10.1.2, such amounts shall be applied as follows:

       (a) first, if the sum described in Section 10.1.2 has not then been paid in full by Lessee, such amounts shall be paid to Lessor (or to Mortgagee so long as Mortgagee has not given notice to Lessee that the Trust Indenture has been duly discharged, except with respect to Excluded Payments) to the extent necessary to pay in full such sum;

       (b)    second, the remainder, if any, shall be paid to Lessee.

       10.6   REQUISITION OF AIRCRAFT FOR USE

       If any Government Entity shall requisition for use the Airframe and the Engines or engines installed thereon, and if the same does not constitute an Event of Loss, Lessee shall promptly notify Lessor and Mortgagee of such requisition and all of Lessee's obligations under this Agreement shall continue to the same extent as if such requisition had not occurred; provided, however, that if the Airframe and Engines or engines installed thereon are not returned to Lessor by Lessee at the end of the Term or within 30 days thereafter, and Lessor, upon notice given not less than 30 days nor more than 120 days before the end of the Term, shall have elected to treat such event as constituting an Event of Loss with respect to the Aircraft, Lessee shall then be deemed to have made the election set forth in Section 10.1.2 with the effect that Lessee shall be obligated to pay the Stipulated Loss Value and all other amounts payable pursuant to Section 10.1.2 with respect to the Aircraft as if an Event of





LEASE AGREEMENT BASE                                                    PAGE 33

Loss had occurred as of the end of the Term. If Lessor shall not have elected to treat such event as an Event of Loss, Lessee shall be obligated to return the Airframe and Engines or engines to Lessor pursuant to, and in all other respects to comply with the provisions of, Section 5 promptly upon their return by such Government Entity, and Lessee shall pay to Lessor upon such return an amount equal to the average daily Basic Rent payable by Lessee during the Term for each day after the end of the Term to but excluding the day of such return, up to a maximum of 30 days.

       10.7   REQUISITION OF AN ENGINE FOR USE

       If any Government Entity shall requisition for use any Engine but not the Airframe, Lessee will replace such Engine by complying with the applicable terms of Sections 10.2 and 10.3 to the same extent as if an Event of Loss had occurred with respect to such Engine, and any payments received by Lessor or Lessee from such Government Entity with respect to such requisition shall be paid or retained in accordance with Section 10.5.2.

       10.8   APPLICATION OF PAYMENTS

       All payments received by Lessor or Lessee, or any Permitted Sublessee, from any Government Entity for the use of the Airframe and Engines or engines installed thereon during the Term shall be paid over to, or retained by, Lessee and all payments received by Lessor or Lessee from any Government Entity for the use of the Airframe and Engines or engines installed thereon after the Term shall be paid over to, or retained by, Lessor; provided that, if such requisition constitutes an Event of Loss, or Lessor has elected under Section
10.6 to treat such requisition as an Event of Loss, then all such payments shall be paid over to Lessor (or to Mortgagee so long as Mortgagee has not given notice to Lessee that the Trust Indenture has been duly discharged), and held as provided in Section 10.5.

       10.9   APPLICATION OF PAYMENTS DURING EXISTENCE OF A LEASE EVENT OF
              DEFAULT

       Any amount described in this Section 10 that is payable or creditable to, or retainable by, Lessee shall not be paid or credited to, or retained by, Lessee if at the time such payment, credit or retention would otherwise occur a Special Default shall have occurred and be continuing, but shall instead be held by or paid over to Lessor (or to Mortgagee so long as Mortgagee has not





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
given notice to Lessee that the Trust Indenture has been duly discharged) as security for the obligations of Lessee under this Lease and the other Lessee Operative Agreements and shall be invested pursuant to Section 4.4 hereof unless and until Lessor shall have demanded liquidated damages pursuant to
Section 15.1.3 or 15.1.4 and such amount is applied, at the option of Lessor, or upon the written request of Lessee to Lessor, from time to time during the continuance of a Lease Event of Default, to Lessee's obligations under this Lease as and when due, it being understood that any such application shall be made to such obligations of Lessee as Lessor may determine in its sole discretion. At such time as there shall not be continuing any Special Default, such amount shall be paid to Lessee to the extent not previously applied in accordance with this Section 10.9.

SECTION 11.   INSURANCE

       11.1   LESSEE'S OBLIGATION TO INSURE

       Lessee shall comply with, or cause to be complied with, each of the provisions of Annex D, which provisions are hereby incorporated by this reference as if set forth in full herein.

       11.2   INSURANCE FOR OWN ACCOUNT

       Nothing in Section 11 shall limit or prohibit (a) Lessee from maintaining the policies of insurance required under Annex D with higher limits than those specified in Annex D, or (b) Lessor, Mortgagee or Owner Participant from obtaining insurance for its own account (and any proceeds payable under such separate insurance shall be payable as provided in the policy relating thereto); provided, however, that no insurance may be obtained or maintained that would limit or otherwise adversely affect the coverage of any insurance required to be obtained or maintained by Lessee pursuant to this Section 11 and Annex D.

       11.3   INDEMNIFICATION BY GOVERNMENT IN LIEU OF INSURANCE

       Lessor agrees to accept, in lieu of insurance against any risk with respect to the Aircraft described in Annex D, indemnification from, or insurance provided by, the U.S. Government, or upon the written consent of Lessor, other Government Entity, against such risk in an amount that, when added to the amount of insurance (including permitted self-insurance), if any, against such risk that Lessee (or any Permitted Sublessee) may continue to maintain, in accordance with





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
this Section 11, during the period of such requisition or transfer, shall be at least equal to the amount of insurance against such risk otherwise required by this Section 11.

       11.4   APPLICATION OF INSURANCE PROCEEDS

       As between Lessor and Lessee, all insurance proceeds received as a result of the occurrence of an Event of Loss with respect to the Aircraft or any Engine under policies required to be maintained by Lessee pursuant to this
Section 11 will be applied in accordance with Section 10.5. All proceeds of insurance required to be maintained by Lessee, in accordance with Section 11 and Section B of Annex D, in respect of any property damage or loss not constituting an Event of Loss with respect to the Aircraft, Airframe or any Engine will be applied in payment (or to reimburse Lessee) for repairs or for replacement property, and any balance remaining after such repairs or replacement with respect to such damage or loss shall be paid over to, or retained by, Lessee.

       11.5   APPLICATION OF PAYMENTS DURING EXISTENCE OF DEFAULT

       Any amount described in this Section 11 that is payable or creditable to, or retainable by, Lessee shall not be paid or credited to, or retained by, Lessee if at the time such payment, credit or retention would otherwise occur a Special Default shall have occurred and be continuing, but shall instead be held by or paid over to Lessor (or to Mortgagee so long as Mortgagee has not given notice to Lessee that the Trust Indenture has been duly discharged) as security for the obligations of Lessee under this Lease and shall be invested pursuant to Section 4.4 hereof unless and until Lessor shall have demanded liquidated damages pursuant to Section 15.1.3 or 15.1.4 and such amount is applied, at the option of Lessor, or upon the written request of Lessee to Lessor, from time to time during the continuance of a Lease Event of Default, to Lessee's obligations under this Lease and the other Lessee Operative Agreements as and when due, it being understood that any such application shall be made to such obligations of Lessee as Lessor may determine in its sole discretion. At such time as there shall not be continuing any Special Default, such amount shall be paid to Lessee to the extent not previously applied in accordance with this Section 11.5.





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
SECTION 12.   INSPECTION

       (a) At all reasonable times Lessor, Mortgagee or the Owner Participant, and their respective authorized representatives (the "Inspecting Parties") may (not more than once every 12 months unless a Lease Event of Default has occurred and is continuing then such inspection right shall not be so limited) inspect the Aircraft, Airframe and Engines (including, without limitation, the Aircraft Documents) and any such Inspecting Party may make copies of such Aircraft Documents not reasonably deemed confidential by Lessee or such Permitted Sublessee.

       (b) Any inspection of the Aircraft hereunder shall be limited to a visual, walk-around inspection and shall not include the opening of any panels, bays or other components of the Aircraft, and no such inspection shall interfere with Lessee's or any Permitted Sublessee's maintenance and operation of the Aircraft, Airframe and Engines.

       (c) With respect to such rights of inspection, Lessor, Owner Participant and Mortgagee shall not have any duty or liability to make, or any duty or liability by reason of not making, any such visit, inspection or survey.

       (d) Each Inspecting Party shall bear its own expenses in connection with any such inspection (including the cost of any copies made in accordance with Section 12(a)).

SECTION 13.   ASSIGNMENT; MERGER; SUCCESSOR OWNER TRUSTEE

       13.1   IN GENERAL

       This Lease and the other Lessee Operative Agreements shall be binding upon and inure to the benefit of Lessor and Lessee and their respective successors and permitted assigns. Except as otherwise expressly permitted by the terms of the Lease or any other Lessee Operative Agreement, Lessee will not, without the prior written consent of Lessor and Mortgagee, assign any of its rights under this Lease. Except as otherwise provided herein (including, without limitation, under the provisions of Section 15 hereof), Lessor and Mortgagee may not assign or convey any of its right, title and interest in and to this Lease or the Aircraft without the prior written consent of Lessee, such consent not to be unreasonably withheld.





LEASE AGREEMENT BASE                                                    PAGE 37

       13.2   MERGER OF LESSEE

              13.2.1 IN GENERAL

       Lessee shall not consolidate with or merge into any other person under circumstances in which Lessee is not the surviving corporation, or convey, transfer or lease in one or more transactions all or substantially all of its assets to any other person, unless:

       (a) such person is organized, existing and in good standing under the Laws of the United States, any State of the United States or the District Columbia and, upon consummation of such transaction, such person will be a U.S. Air Carrier;

       (b) such person executes and delivers to Lessor and Mortgagee a duly authorized, legal, valid, binding and enforceable agreement, reasonably satisfactory in form and substance to Lessor, containing an effective assumption by such person of the due and punctual performance and observance of each covenant, agreement and condition in the Lessee Operative Agreements to be performed or observed by Lessee;

       (c) such person makes such filings and recordings with the FAA pursuant to the Act as shall be necessary to evidence such consolidation or merger; and

       (d) immediately after giving effect to such consolidation or merger no Lease Event of Default shall have occurred and be continuing.

              13.2.2 EFFECT OF MERGER

       Upon any such consolidation or merger of Lessee with or into, or the conveyance, transfer or lease by Lessee of all or substantially all of its assets to, any Person in accordance with this Section 13.2, such Person will succeed to, and be substituted for, and may exercise every right and power of, Lessee under the Lessee Operative Agreements with the same effect as if such person had been named as "Lessee" therein. No such consolidation or merger, or conveyance, transfer or lease, shall have the effect of releasing Lessee or such Person from any of the obligations, liabilities, covenants or undertakings of Lessee under the Lease.





LEASE AGREEMENT BASE                                                    PAGE 38

       13.3   ASSIGNMENT SECURITY FOR LESSOR'S OBLIGATIONS

       In order to secure the indebtedness evidenced by the Equipment Notes, Lessor has agreed in the Trust Indenture, among other things, to assign to Mortgagee this Lease and to mortgage the Aircraft, Airframe and Engines in favor of Mortgagee, subject to the reservations and conditions therein set forth. Lessee hereby accepts and consents to the assignment of all Lessor's right, title and interest in and to this Lease pursuant to the terms of the Trust Indenture. In accordance with Section 3.3(c), Lessee agrees to pay directly to Mortgagee (or, after receipt by Lessee of notice from Mortgagee of the discharge of the Trust Indenture, to Lessor), all amounts of Rent (other than Excluded Payments) due or to become due hereunder and assigned to Mortgagee and Lessee agrees that Mortgagee's right to such payments hereunder shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, the circumstances set forth in
Section 16 hereof.   Notwithstanding the foregoing assignment of this Lease,
the obligations of Lessee to Lessor to perform the terms and conditions of this Lease shall remain in full force and effect.

       13.4   SUCCESSOR OWNER TRUSTEE

       Lessee agrees that in the case of the appointment of any successor Owner Trustee pursuant to the terms of the Participation Agreement and the Trust Agreement, such successor Owner Trustee shall, upon written notice by such successor Owner Trustee to Lessee, succeed to all the rights, powers and title of Lessor hereunder and shall be deemed to be Lessor and the owner of the Aircraft and the other assets of the Trust Estate for all purposes hereof without the necessity of any consent or approval by Lessee and without in any way altering the terms of this Lease or Lessee's obligations hereunder. An appointment and designation of a successor Owner Trustee shall not exhaust the right to appoint and designate further successor or additional Owner Trustees pursuant to the Participation Agreement and the Trust Agreement, and such right may be exercised repeatedly as long as this Lease shall be in effect.

SECTION 14.   LEASE EVENTS OF DEFAULT

       The occurrence of any one or more of the following circumstances, conditions, acts or events, for any reason whatsoever and whether any such circumstance, condition, act or





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event shall be voluntary or involuntary or come about or be effected by operation of Law or pursuant to or in compliance with any judgment, decree, order, rule or regulation of any Government Entity, shall constitute a Lease Event of Default so long as it shall not have been remedied:

       14.1   PAYMENTS

       Lessee shall fail to pay any amount of Interim Rent, Basic Rent, Renewal Rent, Stipulated Loss Value or Termination Value within ten (10) Business Days after the same shall have become due; or Lessee shall fail to pay any Supplemental Rent (other than Stipulated Loss Value or Termination Value) when due and such failure shall continue for a period in excess of ten (10) Business Days from and after the date of any written notice to Lessee from Lessor of the failure to make such payment when due; provided that any such failure to pay any Excluded Payment shall not constitute a Lease Event of Default until written notice is given by the Owner Participant to Lessee and Mortgagee that such failure constitutes a Lease Event of Default and such failure shall have continued for a period in excess of ten (10) Business Days after such notice.

       14.2   INSURANCE

       Lessee shall fail to carry and maintain, or cause to be carried and maintained, insurance on and in respect of the Aircraft, Airframe and Engines in accordance with the provisions of Section 11.

       14.3   OTHER COVENANTS

       Lessee shall fail to observe or perform (or caused to be observed and performed) in any material respect any other covenant, agreement or obligation set forth herein or in any other Lessee Operative Agreement (other than the covenants, agreements and obligations set forth in the Tax Indemnity Agreement), and such failure shall continue unremedied for a period of 30 days from and after the date of written notice thereof to Lessee from Lessor or Mortgagee, unless such failure is capable of being corrected and Lessee shall be diligently proceeding to correct such failure, in which case there shall be no Lease Event of Default unless and until such failure shall continue unremedied for a period of 180 days after receipt of such notice.





LEASE AGREEMENT BASE                                                    PAGE 40

       14.4   REPRESENTATIONS AND WARRANTIES

       Any representation or warranty made by Lessee herein, in the Participation Agreement or in any other Lessee Operative Agreement (other than the representations and warranties of Lessee in the Tax Indemnity Agreement)
(a) shall prove to have been untrue or inaccurate in any material respect as of the date made, (b) such untrue or inaccurate representation or warranty is material at the time in question, (c) and the same shall remain uncured (to the extent of the adverse impact of such incorrectness on the interest of the Participants or Lessor) for a period in excess of 30 days from and after the date of written notice thereof from Lessor or Mortgagee to Lessee.

       14.5   BANKRUPTCY AND INSOLVENCY

       (a) Lessee shall consent to the appointment of or the taking of possession by a receiver, trustee or liquidator of itself or of substantially all of its property, or Lessee shall admit in writing its inability to pay its debts generally as they come due, or does not pay its debts generally as they become due or shall make a general assignment for the benefit of creditors, or Lessee shall file a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization, liquidation or other relief in a case under any bankruptcy Laws or other insolvency Laws (as in effect at such time), or Lessee shall seek relief by voluntary petition, answer or consent, under the provisions of any other bankruptcy or other similar Law providing for the reorganization or winding-up of corporations (as in effect at such time) or Lessee's board of directors shall adopt a resolution authorizing any of the foregoing; or

       (b) an order, judgment or decree shall be entered by any court of competent jurisdiction appointing, without the consent of Lessee, a receiver, trustee or liquidator of Lessee or of substantially all of its property, or substantially all of the property of Lessee shall be sequestered, and any such order, judgment or decree of appointment or sequestration shall remain in force undismissed, unstayed and unvacated for a period of 90 days after the date of entry thereof; or

       (c) a petition against Lessee in a case under any bankruptcy Laws or other insolvency Laws (as in effect at such time) is filed and not withdrawn or dismissed within 90 days thereafter, or if, under the provisions of any Law providing for





LEASE AGREEMENT BASE                                                    PAGE 41
reorganization or winding-up of corporations which may apply to Lessee, any court of competent jurisdiction assumes jurisdiction, custody or control of Lessee or of substantially all of its property and such jurisdiction, custody or control remains in force unrelinquished, unstayed and unterminated for a period of 90 days.

SECTION 15.   REMEDIES AND WAIVERS

       15.1   REMEDIES

       If any Lease Event of Default shall occur and be continuing, Lessor may, at its option and at any time and from time to time, exercise any one or more of the following remedies as Lessor in its sole discretion shall elect:

              15.1.1 RETURN AND REPOSSESSION

       Lessor may cause Lessee, upon giving written notice to Lessee, to return promptly, and Lessee shall return promptly, the Airframe and Engines as Lessor may so demand, to Lessor or its order in the manner and condition required by, and otherwise in accordance with, all the provisions of Section 5 as if the Airframe or Engine were being returned at the end of the Base Lease Term or any Renewal Lease Term or Lessor, at its option, may enter upon the premises where the Airframe or any Engine, or any Part thereof, are located and take immediate possession of and remove the same by summary proceedings or otherwise, all without liability accruing to Lessor for or by reason of such entry or taking of possession, whether for the restoration of damage to property caused by such taking or otherwise.

              15.1.2 SALE AND USE

       Lessor may sell the Airframe and/or any Engine at public or private sale, at such times and places, and to such Persons (including Lessor, Mortgagee or any Participant), as Lessor may determine; or Lessor may otherwise dispose of, hold, use, operate, lease to others or keep idle the Airframe and/or any Engine, as Lessor, in its sole discretion, may determine, all free and clear of any rights of Lessee and without any duty to account to Lessee with respect to such action or inaction or for any proceeds with respect thereto, except as hereinafter set forth in this Section 15, and except to the extent that such proceeds would constitute, under applicable Law, a mitigation of Lessor's damages suffered or incurred as a result of the subject





LEASE AGREEMENT BASE                                                    PAGE 42

Lease Event of Default. Lessor shall give Lessee at least 15 days prior written notice of the date fixed for any public sale of the Airframe and/or any Engine or of the date on or after which will occur the execution of any contract providing for any private sale.

              15.1.3 CERTAIN LIQUIDATED DAMAGES

       Whether or not Lessor shall have exercised, or shall thereafter at any time exercise, any of its rights under Section 15.1.1 or 15.1.2 with respect to the Airframe and/or any Engine, or any Part thereof, Lessor, by written notice to Lessee specifying a payment date (which shall be the Stipulated Loss Value Date next occurring not less than 10 days after the date of such notice), may demand Lessee to pay to Lessor, and Lessee shall pay to Lessor, on the payment date so specified and in the manner and in funds of the type specified in
Section 3.3, as liquidated damages for loss of a bargain and not as a penalty (in lieu of the Interim Rent, Basic Rent or Renewal Rent, as the case may be, for the Aircraft in respect of all periods commencing on or after the date specified for payment in such notice), the following amounts:

       (a) all unpaid Interim Rent, Basic Rent or Renewal Rent, as the case may be, due at any time prior to the Stipulated Loss Value Date specified in such notice; plus

       (b) whichever of the following amounts Lessor, in its sole discretion shall specify in such notice:

              (i) an amount equal to the excess, if any, of the present value, computed as of the Stipulated Loss Value Date specified in such notice, discounted to such date at a rate per annum equal to the Debt Rate, compounded semiannually, of all unpaid Interim Rent and Basic Rent during the then remaining portion of the Base Lease Term or, if a Renewal Term has commenced, of all unpaid Renewal Rent during the remaining portion of such Renewal Term, over the Fair Market Rental Value of the Aircraft for the remainder of the Term, after discounting such Fair Market Rental Value to its then present value (at a rate per annum equal to the Debt Rate, compounded semiannually) as of the Stipulated Loss Value Date specified in such notice, or





LEASE AGREEMENT BASE                                                    PAGE 43

              (ii) an amount equal to the excess, if any, of the Stipulated Loss Value for the Aircraft, computed as of the Stipulated Loss Value Date specified in such notice, over the Fair Market Sales Value of the Aircraft, as of the Stipulated Loss Value Date specified in such notice; plus

       (c) interest on the amounts specified in the foregoing clause (a) at the Payment Due Rate from and including the date on which any such amount was due to the date of payment of such amount; plus

       (d) interest on the amount specified in the foregoing clause (b)(i) or
(b)(ii), according to Lessor's election, at the Payment Due Rate from and including the Stipulated Loss Value Date specified in such notice to the date of payment of such amount.

              15.1.4 LIQUIDATED DAMAGES UPON SALE

       If Lessor, pursuant to Section 15.1.2 or applicable Law, shall have sold the Airframe and/or any Engine, Lessor, in lieu of exercising its rights under
Section 15.1.3 with respect to the Aircraft, Airframe or any Engine, as the case may be, may, if Lessor shall so elect, upon giving written notice to Lessee, demand Lessee to pay Lessor, and Lessee shall pay to Lessor, on the date of such sale and in the manner and in funds of the type specified in
Section 3.3, as liquidated damages for loss of a bargain and not as a penalty (in lieu of the Interim Rent, Basic Rent or Renewal Rent, as the case may be, for the Aircraft in respect of all periods commencing on or after the date of such sale), the following amounts:

       (a) all unpaid Interim Rent, Basic Rent or Renewal Rent, as the case may be, due at any time prior to the Stipulated Loss Value Date on or immediately preceding the date of such sale; plus

       (b) an amount equal to the excess, if any, of (i) the Stipulated Loss Value of the Airframe and/or any Engine, as the case may be, computed as of the Stipulated Loss Value Date used in the foregoing clause (a) for the computation of unpaid Rent, over
              (ii) the proceeds of such sale, minus all reasonable costs of Lessor and Mortgagee in connection with the sale; plus

       (c) if the date of such sale is not a Stipulated Loss Value Date, an amount equal to interest on the outstanding





LEASE AGREEMENT BASE                                                    PAGE 44
              principal amount of the Equipment Notes at the rate per annum borne thereby from and including the Stipulated Loss Value Date used in the foregoing clause (a) for the computation of unpaid Rent to the date of such sale; plus

       (d) interest on the amounts specified in the foregoing clause (a) at the Payment Due Rate from and including the date on which any such amount was due to the date of payment of such amount; plus

       (e) interest on the sum of the amounts specified in the foregoing clause (b) at the Payment Due Rate from and including the date of such sale to the date of payment of such amounts.

              15.1.5 RESCISSION

       Lessor may (i) at its option, rescind or terminate this Lease as to the Aircraft, Airframe or any Engine, or any Part thereof, or (ii) exercise any other right or remedy that may be available to it under applicable Law or proceed by appropriate court action to enforce the terms hereof.

              15.1.6 OTHER REMEDIES

       In addition to the foregoing remedies (but without duplication of amounts otherwise paid under this Section 15), Lessee shall be liable for any and all unpaid Rent due hereunder before, during or after (except as otherwise provided herein) the exercise of any of the foregoing remedies and for all reasonable attorneys' fees and other costs and expenses of Lessor, Mortgagee the Owner Participant and the Note Holders, including, without limitation, interest on overdue Rent at the rate as herein provided, incurred by reason of the occurrence of any Lease Event of Default or the exercise of Lessor's remedies with respect thereto, including all reasonable costs and expenses incurred in connection with the return of the Airframe or any Engine, in accordance with the terms of Section 5 or in placing the Airframe or any Engine, in the condition and airworthiness required by Section 5.

       15.2   LIMITATIONS UNDER CRAF

       Notwithstanding the provisions of Section 15.1, during any period that the Aircraft, Airframe or any Engine is subject to





LEASE AGREEMENT BASE                                                    PAGE 45

CRAF in accordance with the provisions of Section 7.2.3 and in the possession of the U.S. Government, Lessor shall not, as a result of any Lease Event of Default, exercise its remedies hereunder in such manner as to limit Lessee's control under this Lease (or any Permitted Sublessee's control under any Permitted Sublease) of the Aircraft, Airframe or such Engine, unless at least 30 days' (or such other period as may then be applicable under CRAF) written notice of default hereunder shall have been given by Lessor or Mortgagee by registered or certified mail to Lessee (and any Permitted Sublessee) with a copy to the Contracting Officer Representative or Representatives for the Military Airlift Command of the United States Air Force to whom notices must be given under the contract governing Lessee's (or any Permitted Sublessee's) participation in CRAF with respect to the Aircraft, Airframe or any Engine.

       15.3   RIGHT TO PERFORM FOR LESSEE

       If Lessee (i) fails to make any payment of Rent required to be made by it hereunder or (ii) fails to perform or comply with any of its agreements contained herein and such failure continues for a period of thirty days after written notice thereof is given by Lessor or Mortgagee to Lessee, Lessor or Mortgagee may (but shall not be obligated to) make such payment or perform or comply with such agreement, and the amount of such payment and the amount of the expenses of Lessor or Mortgagee incurred in connection with such payment or the performance of or compliance with such agreement, as the case may be, together with interest thereon at the Payment Due Rate, shall be deemed Supplemental Rent, payable by Lessee upon demand by Lessor or Mortgagee, whichever is entitled thereto. No such payment, performance or compliance shall be deemed to cure any Lease Default or Lease Event of Default or otherwise relieve Lessee of its obligations with respect thereto.

       15.4   DETERMINATION OF FAIR MARKET RENTAL VALUE AND FAIR MARKET SALES
              VALUE

       For the purpose of this Section 15, the "Fair Market Rental Value" or the "Fair Market Sales Value" of the Aircraft, Airframe or any Engine, shall be determined on an "as is, where is" basis and shall take into account customary brokerage and other out-of-pocket fees and expenses which typically would be incurred in connection with a re-lease or sale of the Aircraft, Airframe or any Engine. Any such determination shall be made by an Appraiser





LEASE AGREEMENT BASE                                                    PAGE 46
selected by Lessor and the costs and expenses associated therewith shall be borne by Lessee, unless Lessor does not obtain possession of the Aircraft, Airframe and Engines pursuant to this Section 15, in which case an Appraiser shall not be appointed and Fair Market Rental Value and Fair Market Sales Value for purposes of this Section 15 shall be zero.

       15.5   REMEDIES CUMULATIVE

       Nothing contained in this Lease shall be construed to limit in any way any right, power, remedy or privilege of Lessor hereunder or under any other Operative Agreement or now or hereafter existing at law or in equity. Each and every right, power, remedy and privilege hereby given to, or retained by, Lessor in this Lease shall be in addition to and not in limitation of every other right, power, remedy and privilege given under the Operative Agreements or now or hereafter existing at law or in equity. Each and every right, power, remedy and privilege of Lessor under this Lease and any other Operative Agreement may be exercised from time to time or simultaneously and as often and in such order as may be deemed expedient by Lessor. All such rights, powers, remedies and privileges shall be cumulative and not mutually exclusive, and the exercise of one shall not be deemed a waiver of the right to exercise any other. Lessee hereby waives to the extent permitted by applicable Law any right which it may have to require Lessor to choose or elect remedies.

SECTION 16.   LESSEE'S OBLIGATIONS; NO SETOFF, COUNTERCLAIM, ETC.

       (a) Lessee's obligation to pay Rent hereunder shall be absolute and unconditional, and shall not be affected by any event or circumstance, including, without limitation: (i) any setoff, counterclaim, recoupment, defense or other right that Lessee may have against Lessor, Mortgagee, any Participant, any Note Holder, or any other Person for any reason whatsoever;
(ii) any defect in the title, airworthiness, condition, design, operation or fitness for use of, or any damage to or loss or destruction of, the Aircraft, Airframe or any Engine, or any interruption or cessation in the use or possession thereof by Lessee for any reason whatsoever; (iii) any insolvency, bankruptcy, reorganization or similar proceedings by or against Lessee or any other Person; or (iv) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.





LEASE AGREEMENT BASE                                                    PAGE 47

       (b) If for any reason whatsoever this Lease shall be terminated in whole or in part by operation of law or otherwise except as specifically provided herein, Lessee nonetheless agrees to pay an amount equal to each Rent payment at the time such payment would have become due and payable in accordance with the terms hereof had this Agreement not been terminated in whole or in part. Lessee hereby waives, to the extent permitted by applicable law, any and all rights that it may now have or that at any time hereafter may be conferred upon it, by statute or otherwise, to terminate, cancel, quit or surrender this Agreement, except in accordance with the express terms hereof.

       (c) Nothing set forth in this Section 16 shall be construed to prohibit Lessee from separately pursuing any claim that it may have from time to time against Lessor or any other Person with respect to any matter (other than the absolute and unconditional nature of Lessee's obligations hereunder to pay Rent, and other than the matters specified in paragraphs (a) and (b) above).

SECTION 17.   RENEWAL AND PURCHASE OPTIONS

       17.1   NOTICES GENERALLY

       (a) At least 120 days prior to the Scheduled Expiration Date or, if a Renewal Lease Term is then in effect, prior to the Scheduled Renewal Term Expiration Date of such Renewal Lease Term, Lessee may provide notice to Lessor that Lessee may exercise either the option to extend the leasing of the Aircraft for a Renewal Lease Term pursuant to Section 17.2 or the option to purchase the Aircraft on the Scheduled Expiration Date or Scheduled Renewal Term Expiration Date of such Renewal Lease Term, as the case may be, pursuant to Section 17.3 (a "Preliminary Notice").

       (b) If any such Preliminary Notice is given by Lessee, then Lessee may provide a further notice specifying which option it intends to elect, with respect to the relevant period, pursuant to Section 17.2.1 or 17.3.1, as the case may be.

       17.2   RENEWAL OPTIONS

              17.2.1 RENEWAL NOTICE

       (a)    If Lessee has given a Preliminary Notice, as specified in
Section 17.1, and subject to the terms and conditions of this Section 17.2, Lessee may exercise its option to extend the





LEASE AGREEMENT BASE                                                    PAGE 48
leasing of the Aircraft hereunder until the next Scheduled Renewal Term Expiration Date, on the same terms, provisions and conditions (except as contemplated by this Section 17) set forth herein and in the other Lessee Operative Agreements with respect to the Base Lease Term, by delivery of a notice (a "Renewal Notice") to Lessor not less than 90 days prior to (i) if the Base Lease Term is then in effect, the Scheduled Expiration Date, or (ii) if a Renewal Lease Term is then in effect, the Scheduled Renewal Term Expiration Date for such Renewal Lease Term.

       (b) Notwithstanding anything to the contrary in this Agreement or any other Operative Agreement:

              (i) No Preliminary Notice or Renewal Notice shall be binding on Lessor or oblige Lessor to extend the leasing of the Aircraft hereunder for a Renewal Lease Term if any Lease Event of Default shall have occurred and be continuing on and as of the date that such Renewal Lease Term would otherwise commence.

              (ii) Any Renewal Notice shall be revocable by Lessee until 10 Business Days after the Renewal Rent is determined in accordance with Sections 17.2.2 and unless revoked by written notice by Lessee to Lessor shall thereafter become irrevocable and shall constitute an unconditional obligation of Lessee to extend the leasing of the Aircraft hereunder for the Renewal Lease Term to which such Renewal Notice relates.

              (iii) Lessee shall not be entitled to give any Renewal Notice if it has (x) not delivered a Preliminary Notice or (y) delivered a Purchase Notice to Lessor.

              17.2.2 RENEWAL RENT

       (a) During the Renewal Lease Term, Lessee shall pay to Lessor on each Payment Date, in the manner and in the funds of the type specified in Section 3.3, Renewal Rent in arrears.

       (b) The Renewal Rent payable by Lessee on each Payment Date during any Fixed Renewal Lease Term shall be the lower of (i) an amount equal to one-half of the average of the semiannual Basic Rent amounts payable during the Base Lease Term and(ii) the Fair Market Rental Value of the Aircraft for such Renewal Lease Term. The Renewal Rent payable by Lessee on each Payment Date during any Subsequent Renewal Lease Term shall be the Fair Market Rental





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
Value of the Aircraft for such Renewal Lease Term. Any such Fair Market Rental Value shall be determined not more than 120 days and not less than 100 days prior to the date of commencement of such Renewal Lease Term by mutual agreement of Lessor and Lessee or, if they shall be unable to agree, by an appraisal in accordance with Section 17.4.

              17.2.3 STIPULATED LOSS AND TERMINATION VALUES

       (a) For any Renewal Lease Term, Stipulated Loss Value Dates and Termination Value Dates shall be extended throughout such Renewal Lease Term on the same days and for the same months as during the Base Lease Term.

       (b) Stipulated Loss Value and Termination Value amounts that are payable during any such Renewal Lease Term shall be determined at the same time that the Renewal Rent for such Renewal Lease Term is determined under
Section 17.2.2. Stipulated Loss Values and Termination Values for any such Renewal Lease Term shall, commencing on the first day of such Renewal Lease Term, be equal to the Fair Market Sales Value of the Aircraft, computed as of the first day of such Renewal Lease Term, and shall decline ratably on a monthly basis to the Fair Market Sales Value of the Aircraft as of the last day of such Renewal Lease Term.

       (c) Any Fair Market Sales Value of the Aircraft, for purposes of calculating Stipulated Loss Value and Termination Value amounts applicable during any such Renewal Lease Term, shall be determined by mutual agreement of Lessor and Lessee or, if they shall be unable to agree, by an appraisal in accordance with Section 17.4.

       17.3   PURCHASE OPTION

              17.3.1 PURCHASE NOTICE

       (a)    Subject to Section 17.1 and the terms and conditions of this
Section 17.3, Lessee may elect to purchase the Aircraft, on any Purchase Date, at a purchase price equal to the lesser of 50% of Lessor's Cost and the Fair Market Sales Value of the Aircraft computed as of the Purchase Date.

       (b) Lessee may exercise such option to purchase the Aircraft, by delivery of a notice (a "Purchase Notice") to Lessor





LEASE AGREEMENT BASE                                                    PAGE 50
not less than 90 days prior to the Purchase Date specified in such Purchase Notice.

       (c) Notwithstanding anything to the contrary in this Agreement or any other Operative Agreement:

              (i) Any Purchase Notice (whether delivered or deemed to have been delivered) shall be revocable until 10 Business Days after the determination of the Fair Market Sales Value in accordance with Section
       17.3.2 and unless revoked by written notice by Lessee to Lessor shall thereafter become irrevocable and shall constitute an unconditional obligation of Lessee to purchase the Aircraft under this Section 17.3.

              (ii) Lessee shall not be entitled to give any Purchase Notice in respect of any Purchase Date if it has delivered a Renewal Notice for a Renewal Lease Term that would commence immediately following such Purchase Date.

              17.3.2 DETERMINATION OF FAIR MARKET SALES VALUE

       The Fair Market Sales Value of the Aircraft shall be determined not more than 120 days and not less than 100 days prior to the applicable Purchase Date by mutual agreement of Lessor and Lessee or, if they shall be unable to agree, by an appraisal in accordance with Section 17.4.

              17.3.3 TITLE

       Upon full and final payment by Lessee of (a) the applicable purchase price of the Aircraft, (b) all unpaid Rent due and payable through and including the Purchase Date and (c) all other amounts due and payable by Lessee under this Agreement, Lessor will transfer to Lessee title to the Aircraft in accordance with Section 4.5.

       17.4   APPRAISALS

       Whenever Fair Market Rental Value or Fair Market Sales Value of the Aircraft is required to be determined by an appraisal under this Section 17, Lessee and Lessor shall appoint a mutually satisfactory Appraiser to conduct such appraisal. If Lessee and Lessor fail to agree upon a satisfactory Appraiser then each shall promptly appoint a separate Appraiser and such Appraisers shall jointly determine such amount. If either Lessee or Lessor fails to so appoint an Appraiser, the determination of the single





LEASE AGREEMENT BASE                                                    PAGE 51

Appraiser appointed shall be final. If two Appraisers are appointed and within 7 days after the appointment of the latter of such two Appraisers, they cannot agree upon such amount, such two Appraisers shall, within 8 days after such latter appointment, appoint a third Appraiser and such amount shall be determined by such three Appraisers, who shall make their separate appraisals within 7 days following the appointment of the third Appraiser, and any determination so made shall be conclusive and binding upon Lessor and Lessee. If no such third Appraiser is appointed within such 8-day period, either Lessor or Lessee may apply to the American Arbitration Association to make such appointment, and both parties shall be bound by such appointment. The foregoing appraisal procedure shall in any event be completed no less than 125 days before the end of the Base Lease Term or the current Renewal Lease Term, as the case may be. If three Appraisers are appointed and the difference between the determination which is farther from the middle determination and the middle determination is more than 125% of the difference between the middle determination and the third determination, then such farther determination shall be excluded, the remaining two determinations shall be averaged and such average shall be final and binding upon Lessor and Lessee. Otherwise, the average of all three determinations shall be final and binding upon Lessor and Lessee. The fees and expenses of all such Appraisers and such appraisal procedure shall be borne equally by Lessee and Lessor, provided that if Lessee elects not to renew this Lease or purchase the Aircraft following the conclusion of such appraisal, Lessee shall pay all expenses of such appraisal.

SECTION 18.   MISCELLANEOUS

       18.1   AMENDMENTS

       No provision of this Agreement may be amended, supplemented, waived, modified, discharged, terminated or otherwise varied orally, but only by an instrument in writing that specifically identifies the provision of this Agreement that it purports to amend, supplement, waive, modify, discharge, terminate or otherwise vary and is signed by Lessor and Lessee. Each such amendment, supplement, waiver, modification, discharge, termination or variance shall be effective only in the specific instance and for the specific purpose for which it is given. No provision of this Agreement shall be varied or contradicted by oral communication, course of dealing or performance or other





LEASE AGREEMENT BASE                                                    PAGE 52
manner not set forth in an agreement, document or instrument in writing and signed by Lessor and Lessee.

       18.2   SEVERABILITY

       If any provision hereof shall be held invalid, illegal or unenforceable in any respect in any jurisdiction, then, to the extent permitted by Law
(a) all other provisions hereof shall remain in full force and effect in such jurisdiction and (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction. If, however, any Law pursuant to which such provisions are held invalid, illegal or unenforceable may be waived, such Law is hereby waived by the parties hereto to the full extent permitted, to the end that this Agreement shall be deemed to be a valid and binding agreement in all respects, enforceable in accordance with its terms.

       18.3   THIRD-PARTY BENEFICIARY

       This Agreement is not intended to, and shall not, provide any person not a party hereto (other than Mortgagee, the Participants, the Indenture Indemnitees and the Persons referred to in Section 4.6) with any rights of any nature whatsoever against either of the parties hereto, and no person not a party hereto (other than Mortgagee, the Participants, the Indenture Indemnitees and the Persons referred to in Section 4.6) shall have any right, power or privilege in respect of, or have any benefit or interest arising out of, this Agreement.

       18.4   REPRODUCTION OF DOCUMENTS

       This Agreement, all annexes, schedules and exhibits hereto and all agreements, instruments and documents relating hereto, including, without limitation (a) consents, waivers and modifications that may hereafter be executed and (b) financial statements, certificates and other information previously or hereafter furnished to any party hereto, may be reproduced by such party by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process, and such party may destroy any original documents so reproduced. Any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such party in the regular course of





LEASE AGREEMENT BASE                                                    PAGE 53
business) and any enlargement, facsimile or further reproduction of such reproduction likewise is admissible in evidence.

       18.5   COUNTERPARTS

       This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts (or upon separate signature pages bound together into one or more counterparts), each of which when so executed shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

       18.6   NOTICES

       Unless otherwise expressly permitted by the terms hereof, all notices, requests, demands, authorizations, directions, consents, waivers and other communications required or permitted to be made, given, furnished or filed hereunder shall be in writing (it being understood that the specification of a writing in certain instances and not in others does not imply an intention that a writing is not required as to the latter), shall refer specifically to this Agreement and shall be personally delivered, sent by facsimile or telecommunication transmission (which in either case provides written confirmation to the sender of its delivery), sent by registered mail or certified mail, return receipt requested, postage prepaid, or sent by overnight courier service, in each case to the respective address or facsimile number set forth for such party in Schedule 1 to the Participation Agreement, or to such other address or number as either party hereto may hereafter specify by notice to the other party hereto. Each such notice, request, demand, authorization, direction, consent, waiver or other communication shall be effective when received or, if made, given, furnished or filed (a) by facsimile or telecommunication transmission, when confirmed, or (b) by registered or certified mail, three Business Days after being deposited, properly addressed, with the U.S. Postal Service.

       18.7   GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE

       (a) THIS AGREEMENT SHALL IN ALL RESPECTS BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE. THIS AGREEMENT IS BEING DELIVERED IN THE STATE OF NEW YORK.





LEASE AGREEMENT BASE                                                    PAGE 54

       (b) EACH PARTY HERETO HEREBY IRREVOCABLY AGREES, ACCEPTS AND SUBMITS ITSELF TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK IN THE CITY AND COUNTY OF NEW YORK AND OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN CONNECTION WITH ANY LEGAL ACTION, SUIT OR PROCEEDING WITH RESPECT TO ANY MATTER RELATING TO OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

       (c) EACH PARTY HERETO HEREBY IRREVOCABLY CONSENTS AND AGREES TO THE SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING MAY BE MADE BY MAILING COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, AT THE ADDRESS SET FORTH PURSUANT TO SECTION 18.7. EACH PARTY HERETO HEREBY AGREES THAT SERVICE UPON IT, OR ANY OF ITS AGENTS, IN EACH CASE IN ACCORDANCE WITH THIS SECTION 18.8(C), SHALL CONSTITUTE VALID AND EFFECTIVE PERSONAL SERVICE UPON SUCH PARTY, AND EACH PARTY HERETO HEREBY AGREES THAT THE FAILURE OF ANY OF ITS AGENTS TO GIVE ANY NOTICE OF SUCH SERVICE TO ANY SUCH PARTY SHALL NOT IMPAIR OR AFFECT IN ANY WAY THE VALIDITY OF SUCH SERVICE ON SUCH PARTY OR ANY JUDGMENT RENDERED IN ANY ACTION OR PROCEEDING BASED THEREON.

       (d) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, OR OTHERWISE, IN ANY LEGAL ACTION OR PROCEEDING BROUGHT HEREUNDER IN ANY OF THE ABOVE-NAMED COURTS, THAT SUCH ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT VENUE FOR THE ACTION OR PROCEEDING IS IMPROPER OR THAT THIS AGREEMENT OR ANY OTHER OPERATIVE AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS.

       (e) EACH PARTY HERETO HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION IN ANY COURT IN ANY JURISDICTION BASED UPON OR ARISING OUT OF OR RELATING TO THIS AGREEMENT.

       18.8   ENTIRE AGREEMENT

       This Agreement, together with the other Operative Agreements, on and as of the date hereof constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and all prior or contemporaneous understandings or agreements, whether written or oral, between the parties hereto with respect to such subject matter are hereby superseded in their entireties.



                     [This space intentionally left blank.]





LEASE AGREEMENT BASE                                                    PAGE 55

       IN WITNESS WHEREOF, Lessor and Lessee have each caused this Lease Agreement to be duly executed as of the day and year first above written.


                                         FIRST SECURITY BANK,
                                         NATIONAL ASSOCIATION
                                            as Lessor, not in its individual
                                            capacity, except as expressly
                                            provided herein, but solely as
                                            Owner Trustee under the Trust
                                            Agreement



                                         By
                                           -------------------------------------
                                            Name:
                                            Title:

                                         CONTINENTAL AIRLINES, INC.,
                                            as Lessee



                                         By
                                           -------------------------------------
                                            Name:
                                            Title:


       Receipt of this original counterpart of the foregoing Lease Agreement is hereby acknowledged on this ____ day of _________, _______.


                                         WILMINGTON TRUST COMPANY,
                                            as Mortgagee



                                         By
                                           -------------------------------------
                                            Name:
                                            Title:





LEASE AGREEMENT BASE                                                    PAGE 56

       IN WITNESS WHEREOF, Lessor and Lessee have each caused this Lease Agreement to be duly executed as of the day and year first above written.



                                         FIRST SECURITY BANK,
                                         NATIONAL ASSOCIATION
                                            as Lessor, not in its
                                            individual capacity, except as
                                            expressly provided herein, but
                                            solely as Owner Trustee under the
                                            Trust Agreement


                                         By
                                           -------------------------------------
                                            Name:
                                            Title:

                                         CONTINENTAL AIRLINES, INC.,
                                            as Lessee



                                         By
                                           -------------------------------------
                                            Name:
                                            Title:





LEASE AGREEMENT BASE                                                    PAGE 57




                                   ANNEX A
                    [SEE PARTICIPATION AGREEMENT ANNEX A]



                                 ANNEXES B-D
                           [INTENTIONALLY OMITTED]

                                                    EXHIBIT A - LEASE SUPPLEMENT
                                                           LEASE AGREEMENT __



                             LEASE SUPPLEMENT NO.__


       LEASE SUPPLEMENT No. __, dated ________, 199_, between FIRST SECURITY BANK, NATIONAL ASSOCIATION, a national banking association, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement _____, dated as of _____________, with the Owner Participant named therein (such Owner Trustee, in its capacity as such Owner Trustee being herein called "Lessor"), and CONTINENTAL AIRLINES, INC., a Delaware corporation, as Lessee ("Lessee").

       Lessor and Lessee have heretofore entered into that certain Lease Agreement ______, dated as of ______________, relating to one Boeing Model __________ aircraft (herein called the "Lease" and the defined terms therein being hereinafter used with the same meanings). The Lease provides for the execution and delivery of this Lease Supplement for the purpose of leasing the Airframe and Engines under the Lease as and when delivered by Lessor to Lessee in accordance with the terms thereof.

       The Lease relates to the Airframe and Engines described below, and a counterpart of the Lease to which this Lease Supplement is attached and of which this Lease Supplement is a part, is being filed for recordation on the date hereof with the Federal Aviation Administration as one document.

       NOW, THEREFORE, in consideration of the premises and other good and sufficient consideration, Lessor and Lessee hereby agree as follows:

       1. Lessee has been duly authorized by Lessor to accept, and does hereby irrevocably accept on behalf of Lessor delivery of the Aircraft from Airframe Manufacturer under, and for all purposes of, the Aircraft Bill of Sale, the Participation Agreement and the Purchase Agreement Assignment.

       2. Lessor hereby delivers and leases to Lessee under the Lease and Lessee hereby accepts and leases from Lessor under the Lease the following described Boeing __________ aircraft (the "Aircraft"), which Aircraft as of the date hereof consists of the following components:





EXHIBIT A TO LEASE AGREEMENT BASE                                        PAGE 1

              (i) Airframe: U.S. Registration No. ___________; manufacturer's serial no. ___________; and

              (ii)   Engines:  two (2) _________________________ engines
       bearing, respectively, manufacturer's serial nos. ___________ and ____________(each of which engines has 750 or more rated takeoff horsepower or the equivalent of such horsepower).

       3. The Delivery Date of the Aircraft is the date of this Lease Supplement set forth in the opening paragraph hereof.

       4. Lessee hereby confirms to Lessor that Lessee has duly and irrevocably accepted the Aircraft under and for all purposes hereof, of the Lease and of the other Lessee Operative Agreements.

       5. All of the terms and provisions of this Lease Supplement are hereby incorporated by reference in the Lease to the same extent as if fully set forth therein.

       6. This Lease Supplement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

       7. To the extent, if any, that this Lease Supplement constitutes chattel paper (as such term is defined in the Uniform Commercial Code as in effect in any applicable jurisdiction), no security interest in this Lease Supplement may be created through the transfer or possession of any counterpart other than the original executed counterpart, which shall be identified as the counterpart containing the receipt therefor executed by the Mortgagee on the signature page thereof.

                     [This space intentionally left blank.]





EXHIBIT A TO LEASE AGREEMENT BASE                                        PAGE 2

       IN WITNESS WHEREOF, Lessor and Lessee have each caused this Lease Supplement to be duly executed as of the day and year first above written.



                                         FIRST SECURITY BANK,
                                         NATIONAL ASSOCIATION
                                            as Lessor, not in its
                                            individual capacity, except
                                            as expressly provided herein,
                                            but solely as Owner Trustee
                                            under the Trust Agreement


                                         By
                                           -------------------------------------
                                            Name:
                                            Title:


                                         CONTINENTAL AIRLINES, INC.,
                                            as Lessee



                                         By
                                           -------------------------------------
                                            Name:
                                            Title:





EXHIBIT A TO LEASE AGREEMENT BASE                                        PAGE 3

       IN WITNESS WHEREOF, Lessor and Lessee have each caused this Lease Supplement to be duly executed as of the day and year first above written.



                                         FIRST SECURITY BANK,
                                         NATIONAL ASSOCIATION
                                            as Lessor, not in its individual
                                            capacity, except as expressly
                                            provided herein, but solely as
                                            Owner Trustee under the Trust
                                            Agreement




                                         By
                                           -------------------------------------
                                            Name:
                                            Title:

                                         CONTINENTAL AIRLINES, INC.,
                                            as Lessee



                                         By
                                           -------------------------------------
                                            Name:
                                            Title:


       Receipt of this original counterpart of the foregoing Lease Supplement is hereby acknowledged on this ____ day of _________, __________.


                                         WILMINGTON TRUST COMPANY,
                                            as Mortgagee



                                         By
                                           -------------------------------------
                                            Name:
                                            Title:





EXHIBIT A TO LEASE AGREEMENT BASE                                        PAGE 4

                                                    EXHIBIT B - LEASE SUPPLEMENT
                                                           LEASE AGREEMENT __



                          RETURN ACCEPTANCE SUPPLEMENT

       RETURN ACCEPTANCE SUPPLEMENT dated ________, between FIRST SECURITY BANK, NATIONAL ASSOCIATION, a national banking association, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement _____________, dated as of ________________________, with the Owner Participant named therein (such Owner Trustee, in its capacity as such Owner Trustee being herein called "Lessor"), and CONTINENTAL AIRLINES, INC., a Delaware corporation, as Lessee ("Lessee").

       Lessor and Lessee have heretofore entered into that certain Lease Agreement _________________, dated as of _______________, relating to one
Boeing Model ___________________ aircraft (herein called the "Lease" and the defined terms therein being hereinafter used with the same meanings). The Lease relates to the Airframe and Engines described below.

       NOW, THEREFORE, in consideration of the premises and other good and sufficient consideration, Lessor and Lessee hereby agree as follows:

              1. This Return Acceptance Supplement is executed by Lessor and Lessee to confirm that on the date hereof the following described Airframe and Engines were returned by Lessor to Lessee:

              (i) Airframe: U.S. Registration No. ________________; manufacturer's serial no. __________________; and

              (ii)   Engines:  two (2) _____________________ engines bearing,
       respectively, manufacturer's serial nos. ____________________________ and _________________________.

              2. This Return Acceptance Supplement is intended to be delivered in _____________________.

              3. Lessor and Lessee agree that the return of the Aircraft is in compliance with Section 5 and Annex B of the Lease, except as set forth below:

              4. Lessor and Lessee agree that the Lease is terminated, except for the provisions thereof that expressly survive termination.





EXHIBIT B TO LEASE AGREEMENT BASE                                        PAGE 1

       IN WITNESS WHEREOF, Lessor and Lessee have each caused this Return Acceptance Supplement to be duly executed as of the day and year first above written.


                                         FIRST SECURITY BANK,
                                         NATIONAL ASSOCIATION
                                            as Lessor, not in its individual
                                            capacity, except as expressly
                                            provided herein, but solely as
                                            Owner Trustee under the Trust
                                            Agreement




                                         By
                                           -------------------------------------
                                            Name:
                                            Title:

                                         CONTINENTAL AIRLINES, INC.,
                                            as Lessee



                                         By
                                           -------------------------------------
                                            Name:
                                            Title:





EXHIBIT B TO LEASE AGREEMENT BASE                                        PAGE 2





                                SCHEDULES 1-4

                           [INTENTIONALLY OMITTED]

                                                SCHEDULE 5 - PERMITTED COUNTRIES
                                                          LEASE AGREEMENT __



                              PERMITTED COUNTRIES

Argentina                                   Malta
Australia                                   Mexico
Austria                                     Morocco
Bahamas                                     Netherlands
Belgium                                     New Zealand
Brazil                                      Norway
Canada                                      Paraguay
Chile                                       Peoples Republic of China
Denmark                                     Philippines
Egypt                                       Portugal
Ecuador                                     Republic of China (Taiwan)
Finland                                     Singapore
France                                      South Africa
Germany                                     South Korea
Greece                                      Spain
Hungary                                     Sweden
Iceland                                     Switzerland
India                                       Thailand
Indonesia                                   Tobago
Ireland                                     Trinidad
Italy                                       United Kingdom
Japan                                       Uruguay
Luxembourg                                  Venezuela
Malaysia





SCHEDULE 5 TO LEASE AGREEMENT BASE                                       PAGE 1

                                                          SCHEDULE 6 - PLACARDS
                                                            LEASE AGREEMENT __




                                    PLACARDS

                                  Leased from

                   First Security Bank, National Association,
                  not in its individual capacity but solely as
                        Owner Trustee, Owner and Lessor

                                      and
                                  Mortgaged to

                           Wilmington Trust Company,
             not in its individual capacity but solely as Mortgagee





SCHEDULE 6 TO LEASE AGREEMENT BASE                                       PAGE 1

                                 EXHIBIT A-3 to
                            Note Purchase Agreement

                       FORM OF LEASED AIRCRAFT INDENTURE

                                                                     Exhibit A-3
                                                  to the Note Purchase Agreement



--------------------------------------------------------------------------------


                        TRUST INDENTURE AND MORTGAGE ___

                         Dated as of ____________, 199_

                                    Between

                   FIRST SECURITY BANK, NATIONAL ASSOCIATION,
                        not in its individual capacity,
                       except as expressly stated herein,
                          but solely as Owner Trustee,

                                 Owner Trustee

                                      and

                           WILMINGTON TRUST COMPANY,
                        not in its individual capacity,
                       except as expressly stated herein,
                            but solely as Mortgagee,

                                   Mortgagee



--------------------------------------------------------------------------------


                            EQUIPMENT NOTES COVERING
                          ONE BOEING ________ AIRCRAFT
                     BEARING U.S. REGISTRATION MARK N_____
                      LEASED BY CONTINENTAL AIRLINES, INC.

--------------------------------------------------------------------------------

                               TABLE OF CONTENTS


                                                                                                                     Page
                                                                                                                     ----
GRANTING CLAUSE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

         ARTICLE I

                                                       DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . .   8

         ARTICLE II

                                                   THE EQUIPMENT NOTES  . . . . . . . . . . . . . . . . . . . . . . .   8

         SECTION 2.01. Form of Equipment Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         SECTION 2.02. Issuance and Terms of Equipment Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         SECTION 2.03. Payments from Trust Indenture Estate Only  . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         SECTION 2.04. Method of Payment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         SECTION 2.05. Application of Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         SECTION 2.06. Termination of Interest in Trust Indenture Estate  . . . . . . . . . . . . . . . . . . . . . .  19
         SECTION 2.07. Registration Transfer and Exchange of Equipment Notes  . . . . . . . . . . . . . . . . . . . .  20
         SECTION 2.08. Mutilated, Destroyed, Lost or Stolen Equipment Notes . . . . . . . . . . . . . . . . . . . . .  21
         SECTION 2.09. Payment of Expenses on Transfer; Cancellation  . . . . . . . . . . . . . . . . . . . . . . . .  21
         SECTION 2.10. Mandatory Redemptions of Equipment Notes . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         SECTION 2.11. Voluntary Redemptions of Equipment Notes . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         SECTION 2.12. Redemptions; Notice of Redemption  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         SECTION 2.13. Option to Purchase Equipment Notes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         SECTION 2.14. Subordination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

         ARTICLE III

                                         RECEIPT, DISTRIBUTION AND APPLICATION OF
                                          INCOME FROM THE TRUST INDENTURE ESTATE  . . . . . . . . . . . . . . . . . .  25

         SECTION 3.01. Basic Rent Distribution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         SECTION 3.02. Event of Loss; Replacement; Voluntary Termination;
                       Optional Redemption  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         SECTION 3.03. Payments After Event of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         SECTION 3.04. Certain Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         SECTION 3.05. Other Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         SECTION 3.06. Payments to Owner Trustee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31





                                      (i)

                                                                                                                     Page
                                                                                                                     ----
         ARTICLE IV

                                          COVENANTS OF OWNER TRUSTEE; EVENTS OF
                                              DEFAULT; REMEDIES OF MORTGAGEE  . . . . . . . . . . . . . . . . . . . .  32

         SECTION 4.01. Covenants of Owner Trustee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         SECTION 4.02. Event of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         SECTION 4.03. Certain Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         SECTION 4.04. Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         SECTION 4.05. Return of Aircraft, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         SECTION 4.06. Remedies Cumulative  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         SECTION 4.07. Discontinuance of Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         SECTION 4.08. Waiver of Past Defaults  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         SECTION 4.09. Appointment of Receiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         SECTION 4.10. Mortgagee Authorized to Execute Bills of Sale, Etc.  . . . . . . . . . . . . . . . . . . . . .  42
         SECTION 4.11. Rights of Note Holders to Receive Payment  . . . . . . . . . . . . . . . . . . . . . . . . . .  42

         ARTICLE V

                                                 DUTIES OF THE MORTGAGEE  . . . . . . . . . . . . . . . . . . . . . .  42

         SECTION 5.01. Notice of Event of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         SECTION 5.02. Action Upon Instructions; Certain Rights and Limitations . . . . . . . . . . . . . . . . . . .  43
         SECTION 5.03. Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         SECTION 5.04. No Duties Except as Specified in Trust Indenture or
                       Instructions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         SECTION 5.05. No Action Except Under Lease, Trust Indenture or Instructions  . . . . . . . . . . . . . . . .  47
         SECTION 5.06. Replacement Airframes and Replacement Engines  . . . . . . . . . . . . . . . . . . . . . . . .  47
         SECTION 5.07. Indenture Supplements for Replacements . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         SECTION 5.08. Effect of Replacement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         SECTION 5.09. Investment of Amounts Held by Mortgagee  . . . . . . . . . . . . . . . . . . . . . . . . . . .  48

         ARTICLE VI

                                           THE OWNER TRUSTEE AND THE MORTGAGEE  . . . . . . . . . . . . . . . . . . .  49

         SECTION 6.01. Acceptance of Trusts and Duties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         SECTION 6.02. Absence of Duties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         SECTION 6.03. No Representations or Warranties as to Aircraft or Documents . . . . . . . . . . . . . . . . .  50
         SECTION 6.04. No Segregation of Monies; No Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         SECTION 6.05. Reliance; Agreements; Advice of Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         SECTION 6.06. Capacity in Which Acting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         SECTION 6.07. Compensation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         SECTION 6.08. Instructions from Note Holders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52





                                      (ii)

                                                                                                                     Page
                                                                                                                     ----
         ARTICLE VII

                                      INDEMNIFICATION OF MORTGAGEE BY OWNER TRUSTEE   . . . . . . . . . . . . . . . .  52

         SECTION 7.01. Scope of Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52

         ARTICLE VIII

                                             SUCCESSOR AND SEPARATE TRUSTEES  . . . . . . . . . . . . . . . . . . . .  53

         SECTION 8.01. Notice of Successor Owner Trustee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         SECTION 8.02. Resignation of Mortgagee; Appointment of Successor . . . . . . . . . . . . . . . . . . . . . .  53
         SECTION 8.03. Appointment of Additional and Separate Trustees  . . . . . . . . . . . . . . . . . . . . . . .  55

         ARTICLE IX

                                    SUPPLEMENTS AND AMENDMENTS TO THIS TRUST INDENTURE
                                                   AND OTHER DOCUMENTS  . . . . . . . . . . . . . . . . . . . . . . .  56

         SECTION 9.01. Instructions of Majority; Limitations  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         SECTION 9.02. Trustees Protected . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         SECTION 9.03. Documents Mailed to Note Holders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
         SECTION 9.04. No Request Necessary for Lease Supplement or Trust
                       Indenture Supplement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59

                                                        ARTICLE X

                                                      MISCELLANEOUS   . . . . . . . . . . . . . . . . . . . . . . . .  59

         SECTION 10.01. Termination of Trust Indenture  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
         SECTION 10.02. No Legal Title to Trust Indenture Estate in Note Holders  . . . . . . . . . . . . . . . . . .  60
         SECTION 10.03. Sale of Aircraft by Mortgagee Is Binding  . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         SECTION 10.04. Trust Indenture for Benefit of Owner Trustee, Mortgagee,
                        Owner Participant, Note Holders and the other
                        Indenture Indemnitees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         SECTION 10.05. Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         SECTION 10.06. Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
         SECTION 10.07. No Oral Modification or Continuing Waivers  . . . . . . . . . . . . . . . . . . . . . . . . .  61
         SECTION 10.08. Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
         SECTION 10.09. Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
         SECTION 10.10. Normal Commercial Relations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
         SECTION 10.11. Governing Law; Counterpart Form . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
         SECTION 10.12. Voting By Note Holders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
         SECTION 10.13. Bankruptcy  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62





                                     (iii)

EXHIBIT A                 Form of Trust Indenture and Mortgage Supplement

SCHEDULE I       Equipment Notes Amortization and Interest Rates





                                      (iv)

                        TRUST INDENTURE AND MORTGAGE ___


         TRUST INDENTURE AND MORTGAGE ___, dated as of ___________, 199_ ("Trust Indenture"), between FIRST SECURITY BANK, NATIONAL ASSOCIATION, a national banking association, not in its individual capacity, except as expressly stated herein, but solely as Owner Trustee under the Trust Agreement referred to below (together with its successors under the Trust Agreement, the "Owner Trustee"), and WILMINGTON TRUST COMPANY, a Delaware banking corporation, not in its individual capacity, except as expressly stated herein, but solely as Mortgagee hereunder (together with its successors hereunder, the "Mortgagee").

                              W I T N E S S E T H


         WHEREAS, all capitalized terms used herein shall have the respective meanings set forth or referred to in Article I hereof;

         WHEREAS, the Owner Participant and the Owner Trustee in its individual capacity have entered into the Trust Agreement whereby, among other things, (i) the Owner Trustee has established a certain trust for the use and benefit of the Owner Participant subject, however, to the Trust Indenture Estate created pursuant hereto for the use and benefit of, and with the priority of payment to, the holders of Equipment Notes issued hereunder, and (ii) the Owner Trustee has been authorized and directed to execute and deliver this Agreement;

         WHEREAS, the parties hereto desire by this Trust Indenture, among other things, (i) to provide for the issuance by the Owner Trustee of the Equipment Notes and (ii) to provide for the assignment, mortgage and pledge by the Owner Trustee to the Mortgagee, as part of the Trust Indenture Estate hereunder, among other things, of all of the Owner Trustee's right, title and interest in and to the Aircraft and, except as hereinafter expressly provided, all of the Owner Trustee's right, title and interest in, to and under the Lease and the Participation Agreement and all payments and other amounts received hereunder or thereunder in accordance with the terms hereof or thereof, as security for, among other things, the Owner Trustee's and the Lessee's obligations to the Noteholders and the Indenture Indemnitees;

         WHEREAS, all things have been done to make the Equipment Notes, when executed by the Owner Trustee and authenticated and delivered by the Mortgagee hereunder, the valid, binding and enforceable obligations of the Owner Trustee; and

         WHEREAS, all things necessary to make this Trust Indenture the valid, binding and legal obligation of the Owner Trustee for the uses and purposes herein set forth, in accordance with its terms, have been done and performed and have happened;

                                GRANTING CLAUSE

         NOW, THEREFORE, THIS TRUST INDENTURE AND MORTGAGE WITNESSETH, that, to secure the prompt payment of the Original Amount of, interest on, Make-Whole Amount, if any, and all other amounts due with respect to, all Equipment Notes from time to time outstanding hereunder according to their tenor and effect and to secure the performance and observance by the Owner Trustee of all the agreements, covenants and provisions contained herein and in the Participation Agreement and the Equipment Notes, for the benefit of the Note Holders, the Loan Participants and each of the Indenture Indemnitees and the prompt payment of all amounts from time to time owing hereunder, under the Participation Agreement and the Lease to the Loan Participants, the Note Holders or any Indenture Indemnitee by the Owner Trustee or the Lessee and for the uses and purposes and subject to the terms and provisions hereof, and in consideration of the premises and of the covenants herein contained, and of the acceptance of the Equipment Notes by the holders thereof, and for other good and valuable consideration the receipt and adequacy whereof are hereby acknowledged, the Owner Trustee has granted, bargained, sold, assigned, transferred, conveyed, mortgaged, pledged and confirmed, and does hereby grant, bargain, sell, assign, transfer, convey, mortgage, pledge and confirm, unto the Mortgagee, its successors in trust and assigns, for the security and benefit of the Loan Participants, the Note Holders and each of the Indenture Indemnitees, a first priority security interest in and mortgage lien on all right, title and interest of the Owner Trustee in, to and under the following described property, rights and privileges, whether now or hereafter acquired, other than Excluded Payments (which, collectively, excluding Excluded Payments but including all property hereafter specifically subject to the Lien of this Trust Indenture by the terms hereof or any supplement hereto, are included within, and are referred to as, the "Trust Indenture Estate"), to wit:

         (1) The Airframe which is one Boeing ______ aircraft with the FAA Registration number of N_____ and the manufacturer's serial number of _______ and Engines, each of which Engines is a ____________________________ engine with the manufacturer's serial numbers of _____ and _____, is of 750 or more rated takeoff horsepower or the equivalent of such horsepower (such Airframe and Engines more particularly described in the Indenture Supplement executed and delivered as provided herein) as the same is now and will hereafter be constituted, whether now owned by the Owner Trustee or hereafter acquired, leased or intended to be leased under the Lease, and in the case of such Engines, whether or not any such Engine shall be installed in or attached to the Airframe or any other airframe, together with (a) all Parts of whatever nature, which are from time to time included within the definitions of "Airframe" or "Engines", whether now owned or hereafter acquired, including all substitutions, renewals and replacements of and additions, improvements, accessions and accumulations to the Airframe and Engines (other than additions, improvements, accessions and accumulations which constitute appliances, parts, instruments, appurtenances, accessories, furnishings or other equipment excluded from the definition of Parts) and (b) all Aircraft Documents;

         (2) All right, title, interest, claims and demands of the Owner Trustee, as Lessor, in, to and under the Lease, together with all rights, powers, privileges, options and other benefits of the Owner Trustee as lessor under the Lease, including the immediate and continuing right to receive and collect all Rent, income, revenues, issues, profits, insurance proceeds, condemnation awards and other payments, tenders and security now or hereafter payable to or receivable by the Lessor under the Lease pursuant thereto, and, subject to Section 5.02 hereof, the right to make all waivers and agreements, to give and receive copies of all notices and other instruments or communications, to accept surrender or redelivery of the Aircraft or any part thereof, as well as all the rights, powers and remedies on the part of the Owner Trustee as Lessor under the Lease, to take such action upon the occurrence of a Lease Event of Default thereunder, including the commencement, conduct and consummation of legal, administrative or other proceedings, as shall be permitted by the Lease or by Law, and to do any and all other things whatsoever which the Owner Trustee or any lessor is or may be entitled to do under or in respect of the Lease and any right to restitution from the Lessee or any other Person in respect of any determination of invalidity of the Lease;

         [(3)    Each Permitted Sublease assignment and each assigned Permitted
Sublease (to the extent assigned under such Permitted Sublease assignment), and including, without limitation, all rents or other payments of any kind made under such assigned Permitted Sublease (to the extent assigned under such Permitted Sublease assignment);](1)

         [(3)/(4)]   All right, title, interest, claims and demands of the
Owner Trustee in, to and under:

         (a) the Purchase Agreement and the GTA;

         (b) the Purchase Agreement Assignment, with the Consent and Agreement and the Engine Consent and Agreement attached thereto;

         (c) the Bills of Sale; and

         (d) any and all other contracts, agreements and instruments relating to the Airframe and Engines or any rights or interests therein to which the Owner Trustee is now or may hereafter be a party;

together with all rights, powers, privileges, licenses, easements, options and other benefits of the Owner Trustee under each contract, agreement and instrument referred to in this clause [(3)/(4)],





__________________________________

     (1) Insert bracketed language if the Lease provides for an assignment of a permitted sublease.

including the right to receive and collect all payments to the Owner Trustee thereunder now or hereafter payable to or receivable by the Owner Trustee pursuant thereto and, subject to Section 5.02 hereof, the right to make all waivers and agreements, to give and receive notices and other instruments or communications, or to take any other action under or in respect of any thereof or to take such action upon the occurrence of a default thereunder, including the commencement, conduct and consummation of legal, administrative or other proceedings, as shall be permitted thereby or by Law, and to do any and all other things which the Owner Trustee is or may be entitled to do thereunder and any right to restitution from the Lessee, the Owner Participant or any other Person in respect of any determination of invalidity of any thereof;

         [(4)/(5)]   All rents, issues, profits, revenues and other income of
the property subjected or required to be subjected to the Lien of this Trust Indenture, including all payments or proceeds payable to the Owner Trustee after termination of the Lease with respect to the Aircraft as the result of the sale, lease or other disposition thereof, and all estate, right, title and interest of every nature whatsoever of the Owner Trustee in and to the same;

         [(5)/(6)]   Without limiting the generality of the foregoing, all
insurance and requisition proceeds with respect to the Aircraft or any part thereof, including the insurance required under Section 11 of the Lease;

         [(6)/(7)]   Without limiting the generality of the foregoing, all
rights of the Owner Trustee to amounts paid or payable by Lessee to the Owner Trustee under the Participation Agreement and all rights of the Owner Trustee to enforce payments of any such amounts thereunder;

         [(7)/(8)]   Without limiting the generality of the foregoing, all
monies and securities from time to time deposited or required to be deposited with the Mortgagee pursuant to any terms of this Trust Indenture or the Lease or required hereby or by the Lease to be held by the Mortgagee hereunder as security for the obligations of the Lessee under the Lease or of the Owner Trustee hereunder; and

         [(8)/(9)]   All proceeds of the foregoing;

         excluding, however, in all events from each of foregoing clauses (1) through [(8)/(9)] inclusive all Excluded Payments and the right to specifically enforce the same or to sue for damages for the breach thereof as provided in
Section 5.02 hereof.

         Concurrently with the delivery of this Trust Indenture, the Owner Trustee will deliver to the Mortgagee the original executed counterpart of the Lease and the Lease Supplement No. 1 (to each of which a chattel paper receipt is attached), and executed copies of the Participation Agreement, the Purchase Agreement and the GTA (to the extent assigned by the

Purchase Agreement Assignment), the Purchase Agreement Assignment, with the Consent and Agreement and the Engine Consent and Agreement attached thereto.

         TO HAVE AND TO HOLD all and singular the aforesaid property unto the Mortgagee, and its successors and assigns, in trust for the equal and proportionate benefit and security of the Loan Participants, the Note Holders and the Indenture Indemnitees, except as provided in Section 2.14 and Article III hereof without any preference, distinction or priority of any one Equipment Note over any other by reason of priority of time of issue, sale, negotiation, date of maturity thereof or otherwise for any reason whatsoever, and for the uses and purposes and in all cases and as to all property specified in paragraphs (1) through [(8)] inclusive above, subject to the terms and provisions set forth in this Trust Indenture.

         It is expressly agreed that anything herein contained to the contrary notwithstanding, the Owner Trustee shall remain liable under the Indenture Agreements, to perform all of the obligations assumed by it thereunder, except to the extent prohibited or excluded from doing so pursuant to the terms and provisions thereof, and the Mortgagee, the Loan Participants, the Note Holders and the Indenture Indemnitees shall have no obligation or liability under the Indenture Agreements, by reason of or arising out of the assignment hereunder, nor shall the Mortgagee, the Loan Participants, the Note Holders or the Indenture Indemnitees be required or obligated in any manner to perform or fulfill any obligations of the Owner Trustee under or pursuant to the Indenture Agreements, or, except as herein expressly provided, to make any payment, or to make any inquiry as to the nature or sufficiency of any payment received by it, or present or file any claim, or take any action to collect or enforce the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

         The Owner Trustee does hereby constitute the Mortgagee the true and lawful attorney of the Owner Trustee, irrevocably, granted for good and valuable consideration and coupled with an interest and with full power of substitution, and with full power (in the name of the Owner Trustee or otherwise) to ask for, require, demand, receive, compound and give acquittance for any and all monies and claims for monies (in each case including insurance and requisition proceeds but in all cases excluding Excluded Payments) due and to become due under or arising out of the Indenture Agreements, and all other property which now or hereafter constitutes part of the Trust Indenture Estate, to endorse any checks or other instruments or orders in connection therewith and to file any claims or to take any action or to institute any proceedings which the Mortgagee may deem to be necessary or advisable in the premises. Without limiting the generality of the foregoing, but subject to the rights of the Owner Trustee and the Owner Participant under Sections 2.13, 4.03 and 4.04(a) hereof, during the continuance of any Event of Default under this Trust Indenture, the Mortgagee shall have the right under such power of attorney to accept any offer in connection with the exercise of remedies as set forth herein of any purchaser to purchase the Airframe and Engines and upon such purchase to execute and deliver in the name of and on behalf of the Owner Trustee an appropriate bill of sale and other instruments of transfer relating to the Airframe and Engines, when purchased by such purchaser, and to perform all other necessary or appropriate acts with respect to any such purchase, and in its discretion to file any claim or take any other action or proceedings, either in its own name or in the name of the Owner Trustee or otherwise, which the Mortgagee may deem necessary or appropriate to protect and preserve the right, title and interest of the Mortgagee in and to such Rents and other sums and the security intended to be afforded hereby; provided, however, that no action of the Mortgagee pursuant to this paragraph shall increase the obligations or liabilities of the Owner Trustee to any Person beyond those obligations and liabilities specifically set forth in this Trust Indenture and in the other Operative Agreements. Under the Lease, Lessee is directed, so long as this Trust Indenture shall not have been fully discharged, to make all payments of Rent (other than Excluded Payments) and all other amounts which are required to be paid to or deposited with the Owner Trustee pursuant to the Lease (other than Excluded Payments) directly to, or as directed by, the Mortgagee at such address or addresses as the Mortgagee shall specify, for application as provided in this Trust Indenture. The Owner Trustee agrees that promptly upon receipt thereof, it will transfer to the Mortgagee any and all monies from time to time received by it constituting part of the Trust Indenture Estate, for distribution by the Mortgagee pursuant to this Trust Indenture, except that the Owner Trustee shall accept for distribution pursuant to the Trust Agreement any amounts distributed to it by the Mortgagee under this Trust Indenture.

         The Owner Trustee agrees that at any time and from time to time, upon the written request of the Mortgagee, the Owner Trustee will promptly and duly execute and deliver or cause to be duly executed and delivered any and all such further instruments and documents as the Mortgagee may reasonably deem necessary or desirable to perfect, preserve or protect the mortgage, security interests and assignments created or intended to be created hereby or to obtain for the Mortgagee the full benefits of the assignment hereunder and of the rights and powers herein granted.

         The Owner Trustee does hereby warrant and represent that it has not assigned or pledged, and hereby covenants and agrees that it will not assign or pledge, so long as the assignment hereunder shall remain in effect, and the Lien hereof shall not have been released pursuant to Section 10.01 hereof, any of its right, title or interest hereby assigned, to anyone other than the Mortgagee, and that it will not, except as otherwise provided in this Trust Indenture and except with respect to Excluded Payments to which it is entitled,
(i) accept any payment from Lessee [or any Permitted Sublessee](1) under any Indenture Agreement, (ii) enter into any agreement amending or supplementing any Indenture Agreement, (iii) execute any waiver or modification of, or consent under, the terms of, or exercise any rights, powers or





__________________________________

     (2) Insert bracketed language if the Lease provides for the assignment of a permitted sublease.

privileges under, any Indenture Agreement, (iv) settle or compromise any claim arising under any Indenture Agreement or (v) submit or consent to the submission of any dispute, difference or other matter arising under or in respect of any Indenture Agreement to arbitration thereunder.

         The Owner Trustee does hereby agree that it will not without the written consent of the Mortgagee:

         (a) receive or collect or agree to the receipt or collection of any payment (other than Excluded Payments) of Rent, including Basic Rent, Stipulated Loss Value, Termination Value or any other payment to be made pursuant to Section 9 or 10 of the Lease prior to the date for the payment thereof provided for by the Lease or assign, transfer or hypothecate (other than to the Mortgagee hereunder) any payment of Rent, including Basic Rent, Stipulated Loss Value, Termination Value or any other payment to be made pursuant to Section 9 or 10 of the Lease, then due or to accrue in the future under the Lease in respect of the Airframe and Engines; or

         (b) except as contemplated by the Trust Agreement in connection with the appointment of a successor owner trustee, sell, mortgage, transfer, assign or hypothecate (other than to the Mortgagee hereunder) its interest in the Airframe and Engines or any part thereof or in any amount to be received by it from the use or disposition of the Airframe and Engines, other than amounts distributed to it pursuant to Article III hereof.

         It is hereby further agreed that any and all property described or referred to in the granting clauses hereof which is hereafter acquired by the Owner Trustee shall ipso facto, and without any other conveyance, assignment or act on the part of the Owner Trustee or the Mortgagee, become and be subject to the Lien herein granted as fully and completely as though specifically described herein, but nothing contained in this paragraph shall be deemed to modify or change the obligations of the Owner Trustee contained in the foregoing paragraphs.

         The Owner Trustee does hereby ratify and confirm the Lease and does hereby agree that it will not violate any covenant or agreement made by it therein, herein or in any other Owner Trustee Agreement.

         Notwithstanding the Granting Clause or any of the preceding paragraphs, there is hereby excluded from the foregoing sale, transfer, assignment, grant, pledge and security interest all Excluded Payments. Further, nothing in the Granting Clause or the preceding paragraphs shall impair any of the rights of the Owner Trustee or the Owner Participant under
Section 2.13, 4.03, 4.04, 4.08, 5.02 or 5.03 hereof.

         IT IS HEREBY COVENANTED AND AGREED by and between the parties hereto as follows:

                                   ARTICLE I

                                  DEFINITIONS

         Capitalized terms used but not defined herein shall have the respective meanings set forth or incorporated by reference, and shall be construed in the manner described, in Annex A to the Lease.


                                   ARTICLE II

                              THE EQUIPMENT NOTES

         SECTION 2.01. FORM OF EQUIPMENT NOTES

         The Equipment Notes shall be substantially in the form set forth below:

  THIS EQUIPMENT NOTE HAS NOT BEEN REGISTERED PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR PURSUANT TO THE SECURITIES LAWS OF ANY STATE. ACCORDINGLY, THIS EQUIPMENT NOTE MAY NOT BE SOLD UNLESS EITHER REGISTERED UNDER THE ACT AND SUCH APPLICABLE STATE LAWS OR AN EXEMPTION FROM SUCH
                         REGISTRATIONS IS AVAILABLE.

                   FIRST SECURITY BANK, NATIONAL ASSOCIATION,
                   AS OWNER TRUSTEE UNDER TRUST AGREEMENT ___
                       DATED AS OF _______________, 199_.

 SERIES [_____] LIMITED RECOURSE EQUIPMENT NOTE DUE [____] ISSUED IN CONNECTION
   WITH THE BOEING MODEL _______ AIRCRAFT BEARING UNITED STATES REGISTRATION
                                 NUMBER N_____.

No. ____                                           Date: [__________,____]

                            $_______________________


    INTEREST RATE                     MATURITY DATE

    [___________]                     [____________]

         FIRST SECURITY BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Owner Trustee (herein in such capacity called the "Owner Trustee") under that certain Trust Agreement ___, dated as of ____________, 199_, between the Owner Participant named therein and First Security Bank, National Association (herein as such Trust Agreement may be supplemented or amended from time to time called the "Trust Agreement"), hereby promises to pay to __________________, or the registered assignee thereof, the principal sum of $____________ (the "Original Amount"), together with interest on the amount of the Original Amount remaining unpaid from time to time (calculated on the basis of a year of 360 days comprised of twelve 30-day months) from the date hereof until paid in full at a rate per annum equal to the Debt Rate. The Original Amount of this Equipment Note shall be payable in installments on the dates set forth in Schedule I hereto equal to the corresponding percentage of the Original Amount of this Equipment Note set forth in Schedule I hereto. Accrued but unpaid interest shall be due and payable in semiannual installments commencing on _____________, 199_, and thereafter on April 1 and October 1 of each year, to and including _______________. Notwithstanding the foregoing, the final payment made on this Equipment Note shall be in an amount sufficient to discharge in full the unpaid Original Amount and all accrued and unpaid interest on, and any other amounts due under, this Equipment Note. Notwithstanding anything to the contrary contained herein, if any date on which a payment under this Equipment Note becomes due and payable is not a Business Day, then such payment shall not be made on such scheduled date but shall be made on the next succeeding Business Day and if such payment is made on such next succeeding Business Day, no interest shall accrue on the amount of such payment during such extension.

         For purposes hereof, the term "Trust Indenture" means the Trust Indenture and Mortgage ___, dated as of _____________, 199_, between the Owner Trustee and Wilmington Trust Company (the "Mortgagee"), as the same may be amended or supplemented from time to time. All other capitalized terms used in this Equipment Note and not defined herein shall have the respective meanings assigned in the Trust Indenture.

         This Equipment Note shall bear interest, payable on demand, at the Payment Due Rate (calculated on the basis of a year of 360 days comprised of twelve 30-day months) on any overdue Original Amount, any overdue Make-Whole Amount, if any, and (to the extent permitted by applicable Law) any overdue interest and any other amounts payable hereunder which are overdue, in each case for the period the same is overdue. Amounts shall be overdue if not paid when due (whether at stated maturity, by acceleration or otherwise).

         The interest rate borne by this Equipment Note shall be subject to adjustments to the extent, and under the circumstances, specified by the Registration Rights Agreement.

         All payments of Original Amount, interest, Make-Whole Amount, if any, and other amounts, if any, to be made by the Owner Trustee hereunder and under the Trust Indenture or the Participation Agreement shall be payable only from the income and proceeds from the Trust Estate to the extent included in the Trust Indenture Estate and only to the extent that the Owner Trustee shall have sufficient income or proceeds from the Trust Estate to the extent included in the Trust Indenture Estate to enable the Mortgagee to make such payments in accordance with the terms of Section 2.03 and Article III of the Trust Indenture, and each holder hereof, by its acceptance of this Equipment Note, agrees that it will look solely to the income and proceeds from the Trust Indenture Estate to the extent available for distribution to the holder hereof as above provided and that none of the Owner Participant, the Owner Trustee and the Mortgagee is personally liable or liable in any manner extending to any assets other than the Trust Indenture Estate to the holder hereof for any amounts payable or any liability under this Equipment Note or, except as provided in the Trust Indenture or in the Participation Agreement, for any liability under the Trust Indenture or the Participation Agreement; provided, however, that nothing herein contained shall limit, restrict or impair the right of the Mortgagee, subject always to the terms and provisions of the Trust Indenture, to accelerate the maturity of this Equipment Note upon occurrence of an Event of Default under the Trust Indenture in accordance with Section 4.04(b) of the Trust Indenture, to bring suit and obtain a judgment against the Owner Trustee on this Equipment Note for purposes of realizing upon the Trust Indenture Estate and to exercise all rights and remedies provided under the Trust Indenture or otherwise realize upon the Trust Indenture Estate as provided under the Trust Indenture.

         There shall be maintained an Equipment Note Register for the purpose of registering transfers and exchanges of Equipment Notes at the Corporate Trust Office of the Mortgagee or at the office of any successor in the manner provided in Section 2.07 of the Trust Indenture.

         The Original Amount and interest and other amounts due hereunder shall be payable in Dollars in immediately available funds at the Corporate Trust Office of the Mortgagee, or as otherwise provided in the Trust Indenture. Each such payment shall be made on the date such payment is due and without any presentment or surrender of this Equipment Note, except that in the case of any final payment with respect to this Equipment Note, the Equipment Note shall be surrendered promptly thereafter to the Mortgagee for cancellation.

         The holder hereof, by its acceptance of this Equipment Note, agrees that, except as provided in the Trust Indenture, each payment of the Original Amount, Make-Whole Amount, if any, and interest received by it hereunder shall be applied, first, to the payment of accrued interest on this Equipment Note (as well as any interest on any overdue Original Amount, any overdue Make-Whole Amount, if any, or, to the extent permitted by Law, any overdue interest and other amounts hereunder) to the date of such payment, second, to the payment of the

Original Amount of this Equipment Note then due, third, to the payment of Make-Whole Amount, if any, and any other amount due hereunder or under the Trust Indenture, and fourth, the balance, if any, remaining thereafter, to the payment of installments of the Original Amount of this Equipment Note remaining unpaid in the inverse order of their maturity.

         This Equipment Note is one of the Equipment Notes referred to in the Trust Indenture which have been or are to be issued by the Owner Trustee pursuant to the terms of the Trust Indenture. The Trust Indenture Estate is held by the Mortgagee as security, in part, for the Equipment Notes. The provisions of this Equipment Note are subject to the Trust Indenture.
Reference is hereby made to the Trust Indenture for a complete statement of the rights and obligations of the holder of, and the nature and extent of the security for, this Equipment Note and the rights and obligations of the holders of, and the nature and extent of the security for, any other Equipment Notes executed and delivered under the Trust Indenture, as well as for a statement of the terms and conditions of the Trust created by the Trust Indenture, to all of which terms and conditions in the Trust Indenture each holder hereof agrees by its acceptance of this Equipment Note.

         As provided in the Trust Indenture and subject to certain limitations therein set forth, this Equipment Note is exchangeable for a like aggregate Original Amount of Equipment Notes of different authorized denominations, as requested by the holder surrendering the same.

         Prior to due presentment for registration of transfer of this Equipment Note, the Owner Trustee and the Mortgagee shall treat the person in whose name this Equipment Note is registered as the owner hereof for all purposes, whether or not this Equipment Note be overdue, and neither the Owner Trustee nor the Mortgagee shall be affected by notice to the contrary.

         This Equipment Note is subject to redemption as provided in Sections 2.10, 2.11 and 2.12 of the Trust Indenture but not otherwise. This Equipment
Note is also subject to exchange and to purchase by the Owner Participant or the Owner Trustee as provided in Section 2.13 of the Trust Indenture but not otherwise. In addition, this Equipment Note may be accelerated as provided in
Section 4.04 of the Trust Indenture.

         [The indebtedness evidenced by this Equipment Note is, to the extent and in the manner provided in the Trust Indenture, subordinate and subject in right of payment to the prior payment in full of the Secured Obligations (as defined in the Trust Indenture) in respect of [Series A Equipment Notes](1) [Series A and Series B Equipment Notes](2), and this Equipment





__________________________________

          (3)  To be inserted in the case of a Series B Equipment Note.

          (4)  To be inserted in the case of a Series C Equipment Note.

Note is issued subject to such provisions. The Note Holder of this Equipment Note, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Mortgagee on his behalf to take such action as may be necessary or appropriate to effectuate the subordination as provided in the Trust Indenture and (c) appoints the Mortgagee his attorney-in-fact for such purpose.]*

         Unless the certificate of authentication hereon has been executed by or on behalf of the Mortgagee by manual signature, this Equipment Note shall not be entitled to any benefit under the Trust Indenture or be valid or obligatory for any purpose.

    THIS EQUIPMENT NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

                                    *  *  *

         IN WITNESS WHEREOF, the Owner Trustee has caused this Equipment Note to be executed in its corporate name by its officer thereunto duly authorized on the date hereof.



                     FIRST SECURITY BANK,
                     NATIONAL ASSOCIATION,
                       not in its individual capacity
                       but solely as Owner Trustee


                     By __________________________
                          Name:
                          Title:

                    MORTGAGEE'S CERTIFICATE OF AUTHENTICATION

         This is one of the Equipment Notes referred to in the within-mentioned Trust Indenture.

                     WILMINGTON TRUST COMPANY, as
                       Mortgagee



                     By____________________________
                       Name:
                       Title:




__________________________________

*   To be inserted for each Equipment Note other than any Series A Equipment
    Note.

                                   SCHEDULE I

                          EQUIPMENT NOTE AMORTIZATION

                                        Percentage of
                                        Original Amount
    Payment Date                        to be Paid
    ------------                        ---------------





                       [SEE SCHEDULE I TO TRUST INDENTURE
                        WHICH IS INSERTED UPON ISSUANCE]


                                   *   *   *


         SECTION 2.02. ISSUANCE AND TERMS OF EQUIPMENT NOTES

         The Equipment Notes shall be dated the date of issuance thereof, shall be issued in three separate series consisting of Series A, Series B and Series C and in the maturities and principal amounts and shall bear interest as specified in Schedule I hereto. On the date of the consummation of the Transaction, each Equipment Note shall be issued to the Subordination Agent on behalf of the Pass Through Trustees under the Pass Through Trust Agreements. The Equipment Notes shall be issued in registered form only. The Equipment Notes shall be issued in denominations of $1,000 and integral multiples thereof, except that one Equipment Note of each Series may be in an amount that is not an integral multiple of $1,000.

         Each Equipment Note shall bear interest at the Debt Rate (calculated on the basis of a year of 360 days comprised of twelve 30-day months) on the unpaid Original Amount thereof from time to time outstanding, payable in arrears on _____________, 199_, and on each April 1 and October 1 thereafter until maturity. The Original Amount of each Equipment Note shall be payable on the dates and in the installments equal to the corresponding percentage of the Original Amount as set forth in Schedule I hereto which shall be attached as Schedule I to the Equipment Notes. Notwithstanding the foregoing, the final payment made under each Equipment Note shall be in an amount sufficient to discharge in full the unpaid Original Amount and all accrued and unpaid interest on, and any other amounts due under, such Equipment Note. Each Equipment Note shall bear interest at the Payment Due Rate (calculated on the basis of a year of 360 days comprised of twelve 30-day months) on any part of the Original Amount, Make-Whole Amount, if any, and, to the extent permitted by applicable Law, interest and any other amounts payable thereunder not paid when due for any period during which the same shall be overdue, in each case for the period the same is overdue. Amounts shall be overdue if not paid when due (whether at stated maturity, by acceleration or otherwise). Notwithstanding anything to the contrary contained herein, if any date on which a payment under any Equipment Note becomes due and payable is not a Business Day then such payment shall not be made on such scheduled date but shall be made on the next succeeding Business Day and if such payment is made on such next succeeding Business Day, no interest shall accrue on the amount of such payment during such extension.

         The Owner Trustee agrees to pay to the Mortgagee for distribution in accordance with Section 3.04 hereof: (i) to the extent not payable (whether or not in fact paid) under Section 6(a) of the Note Purchase Agreement (as originally in effect or amended with the consent of the Owner Participant), an amount equal to the fees payable to the relevant Liquidity Provider under
Section 2.03 of each Liquidity Facility and the related Fee Letter (as defined in the Intercreditor Agreement) multiplied by a fraction the numerator of which shall be the then outstanding aggregate principal amount of the Series A Equipment Notes, Series B Equipment Notes and Series C Equipment Notes and the denominator of which shall be the then outstanding aggregate principal amount of all "Series A Equipment Notes", "Series B Equipment Notes" and "Series C Equipment Notes" (each as defined in the Note Purchase Agreement); (ii) (x) the amount equal to interest on any Downgrade Advance (other than any Applied Downgrade Advance) payable under Section 3.07(e) of each Liquidity Facility minus Investment Earnings from such Downgrade Advance multiplied by (y) the fraction specified in the foregoing clause (i); (iii) (x) the amount equal to interest on any Non-Extension Advance (other than any Applied Non-Extension Advance) payable under Section 3.07(a)(i) of each Liquidity Facility minus Investment Earnings from such Non-Extension Advance multiplied by (y) the fraction specified in the foregoing clause (i); and (iv) if any payment default shall have occurred and be continuing with respect to interest on any Series A Equipment Note, Series B Equipment Note or Series C Equipment Note, (x) the excess, if any, of (1) the amount equal to interest on any Unpaid Advance, Applied Downgrade Advance or Applied Non-Extension Advance payable under
Section 3.07(a)(i) of each Liquidity Facility over (2) the sum of Investment Earnings from any Final Advance plus any amount of interest at the Payment Due Rate actually payable (whether or not in fact paid) by the Owner Trustee on the overdue scheduled interest on the Equipment Notes in respect of which such Unpaid Advance, Applied Downgrade Advance or Applied Non-

Extension Advance was made multiplied by (y) a fraction the numerator of which shall be the then aggregate overdue amounts of interest on the Series A Equipment Notes, Series B Equipment Notes and Series C Equipment Notes (other than interest becoming due and payable solely as a result of acceleration of any such Equipment Notes) and the denominator of which shall be the then aggregate overdue amounts of interest on all "Series A Equipment Notes", "Series B Equipment Notes" and "Series C Equipment Notes" (each as defined in the Note Purchase Agreement) (other than interest becoming due and payable solely as a result of acceleration of any such "Equipment Notes"). For purposes of this paragraph, the terms "Applied Downgrade Advance", "Applied Non-Extension Advance", "Cash Collateral Account", "Downgrade Advance", "Final Advance", "Investment Earnings", "Non-Extension Advance" and "Unpaid Advance" shall have the meanings specified in each Liquidity Facility or the Intercreditor Agreement referred to therein.

         The Equipment Notes shall be executed on behalf of the Owner Trustee by its President or one of its Vice Presidents, Assistant Vice Presidents or Assistant Secretaries or other authorized officer. Equipment Notes bearing the signatures of individuals who were at any time the proper officers of the Owner Trustee shall bind the Owner Trustee, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Equipment Notes or did not hold such offices at the respective dates of such Equipment Notes. The Owner Trustee may from time to time execute and deliver Equipment Notes with respect to the Aircraft to the Mortgagee for authentication upon original issue and such Equipment Notes shall thereupon be authenticated and delivered by the Mortgagee upon the written request of the Owner Trustee signed by a Vice President or Assistant Vice President or other authorized officer of the Owner Trustee; provided, however, that each such request shall specify the aggregate Original Amount of all Equipment Notes to be authenticated hereunder on original issue with respect to the Aircraft. No Equipment Note shall be secured by or entitled to any benefit under this Trust Indenture or be valid or obligatory for any purposes, unless there appears on such Equipment Note a certificate of authentication in the form provided for herein executed by the Mortgagee by the manual signature of one of its authorized officers and such certificate upon any Equipment Notes be conclusive evidence, and the only evidence, that such Equipment Note has been duly authenticated and delivered hereunder.

         The aggregate Original Amount of the Equipment Notes issued hereunder shall not exceed __% of Lessor's Cost.

            SECTION 2.03.  PAYMENTS FROM TRUST INDENTURE ESTATE ONLY

         (a) Without impairing any of the other rights, powers, remedies, privileges, liens or security interests of the Note Holders under this Trust Indenture, each Note Holder, by its acceptance of an Equipment Note, agrees that as between it and the Owner Trustee, except as expressly provided in this Trust Indenture, the Participation Agreement or any other Operative

Agreement, (i) the obligation to make all payments of the Original Amount of, interest on, Make-Whole Amount, if any, and all other amounts due with respect to the Equipment Notes, and the performance by the Owner Trustee of every obligation or covenant contained in this Trust Indenture and in the Participation Agreement or any of the other Operative Agreements, shall be payable only from the income and proceeds from the Trust Estate to the extent included in the Trust Indenture Estate and only to the extent that the Owner Trustee shall have sufficient income or proceeds from the Trust Estate to the extent included in the Trust Indenture Estate to enable the Mortgagee to make such payments in accordance with the terms of Article III hereof, and all of the statements, representations, covenants and agreements made by the Owner Trustee (when made in such capacity) contained in this Trust Indenture and any agreement referred to herein other than the Trust Agreement, unless expressly otherwise stated, are made and intended only for the purpose of binding the Trust Estate and establishing the existence of rights and remedies which can be exercised and enforced against the Trust Estate; therefore, anything contained in this Trust Indenture or such other agreements to the contrary notwithstanding (except for any express provisions or representations that the Owner Trustee is responsible for, or is making, in its individual capacity, for which there would be personal liability of the Owner Trustee), no recourse shall be had with respect to this Trust Indenture or such other agreements against the Owner Trustee in its individual capacity or against any institution or person which becomes a successor trustee or co-trustee or any officer, director, trustee, servant or direct or indirect parent or controlling Person or Persons of any of them, and (ii) none of the Owner Trustee, in its individual capacity, the Owner Participant, the Mortgagee and any officer, director, trustee, servant, employee, agent or direct or indirect parent or controlling Person or Persons of any of them shall have any personal liability for any amounts payable hereunder, under the Participation Agreement or any of the other Operative Agreements or under the Equipment Notes except as expressly provided herein, in the Lease or in the Participation Agreement; provided, however, that nothing contained in this Section 2.03(a) shall be construed to limit the exercise and enforcement in accordance with the terms of this Trust Indenture or such other agreements of rights and remedies against the Trust Indenture Estate.

         (b) If (i) all or any part of the Trust Estate becomes the property of, or the Owner Trustee or Owner Participant becomes, a debtor subject to the reorganization provisions of the Bankruptcy Code, (ii) pursuant to such reorganization provisions, including Section 1111(b) of the Bankruptcy Code, the Owner Trustee (in its individual capacity) or the Owner Participant is required, by reason of the Owner Trustee (in its individual capacity) or the Owner Participant being held to have recourse liability to any Note Holder or the Mortgagee, directly or indirectly (other than the recourse liability of the Owner Trustee (in its individual capacity) or the Owner Participant under the Participation Agreement, the Lease or this Trust Indenture or by separate agreement), to make payment on account of any amount payable as principal, Make-Whole Amount, if any, interest or other amounts on the Equipment Notes and
(iii) any Note Holder or the Mortgagee actually receives any Excess Amount (as hereinafter defined) which reflects any payment by the Owner Trustee (in its individual capacity) or the Owner Participant on account of clause (ii) above, then such Note Holder or the Mortgagee, as the case may be, shall promptly refund to the Owner Trustee (in its individual capacity) or the Owner Participant (whichever shall have made such payment) such Excess Amount.

         For purposes of this Section 2.03(b), "Excess Amount" means the amount by which such payment exceeds the amount that would have been received by a Note Holder or the Trustee if the Owner Trustee (in its individual capacity) or the Owner Participant had not become subject to the recourse liability referred to in clause (ii) above. Nothing contained in this Section 2.03(b) shall prevent a Note Holder or the Mortgagee from enforcing any personal recourse obligation (and retaining the proceeds thereof) of the Owner Trustee (in its individual capacity) or the Owner Participant under the Participation Agreement, the Lease or this Trust Indenture (and any exhibits or annexes hereto or thereto) or from retaining any amount paid by Owner Participant under
Section 2.13 or 4.03 hereof.

         SECTION 2.04.  METHOD OF PAYMENT

         (a) The Original Amount of, interest on, Make-Whole Amount, if any, and other amounts due under each Equipment Note or hereunder will be payable in Dollars by wire transfer of immediately available funds not later than 12:30 p.m., New York City time, on the due date of payment to the Mortgagee at the Corporate Trust Office for distribution among the Note Holders in the manner provided herein. The Owner Trustee shall not have any responsibility for the distribution of such payment to any Note Holder. Notwithstanding the foregoing or any provision in any Equipment Note to the contrary, the Mortgagee will use reasonable efforts to pay or cause to be paid, if so directed in writing by any Note Holder (with a copy to the Owner Trustee), all amounts paid by the Owner Trustee hereunder and under such holder's Equipment Note or Equipment Notes to such holder or a nominee therefor (including all amounts distributed pursuant to Article III of this Trust Indenture) by transferring, or causing to be transferred, by wire transfer of immediately available funds in Dollars, prior to 2:00 p.m., New York City time, on the due date of payment, to an account maintained by such holder with a bank located in the continental United States the amount to be distributed to such holder, for credit to the account of such holder maintained at such bank. If the Mortgagee shall fail to make any such payment as provided in the immediately foregoing sentence after its receipt of funds at the place and prior to the time specified above, the Mortgagee, in its individual capacity and not as trustee, agrees to compensate such holders for loss of use of funds at Debt Rate until such payment is made and the Mortgagee shall be entitled to any interest earned on such funds until such payment is made. Any payment made hereunder shall be made without any presentment or surrender of any Equipment Note, except that, in the case of the final payment in respect of any Equipment Note, such Equipment Note shall be surrendered to the Mortgagee for cancellation promptly after such payment. Notwithstanding any other provision of this Trust Indenture to the contrary, the Mortgagee shall not be required to make, or cause to be made, wire transfers as aforesaid prior to the first Business Day on which it is practicable for the Mortgagee to do so in view of the time of day when the funds to be so transferred were received by it if such funds were received after 12:30 p.m., New York City time, at the place of payment. Prior to the due presentment for registration of transfer of any Equipment Note, the Owner Trustee and the Mortgagee shall deem and treat the Person in whose name any Equipment Note is registered on the Equipment Note Register as the absolute owner and holder of such Equipment Note for the purpose of receiving payment of all amounts payable with respect to such Equipment Note and for all other purposes, and none of the Owner Trustee or the Mortgagee shall be affected by any notice to the contrary. So long as any signatory to the Participation Agreement or nominee thereof shall be a registered Note Holder, all payments to it shall be made to the account of such Note Holder specified in Schedule I thereto and otherwise in the manner provided in or pursuant to the Participation Agreement unless it shall have specified some other account or manner of payment by notice to the Mortgagee consistent with this Section 2.04.

         (b) The Mortgagee, as agent for the Owner Trustee, shall exclude and withhold at the appropriate rate from each payment of Original Amount of, interest on, Make-Whole Amount, if any, and other amounts due hereunder or under each Equipment Note (and such exclusion and withholding shall constitute payment in respect of such Equipment Note) any and all United States withholding taxes applicable thereto as required by Law. The Mortgagee agrees to act as such withholding agent and, in connection therewith, whenever any present or future United States taxes or similar charges are required to be withheld with respect to any amounts payable hereunder or in respect of the Equipment Notes, to withhold such amounts and timely pay the same to the appropriate authority in the name of and on behalf of the Note Holders, that it will file any necessary United States withholding tax returns or statements when due, and that as promptly as possible after the payment thereof it will deliver to each Note Holder (with a copy to the Owner Trustee and the Lessee) appropriate receipts showing the payment thereof, together with such additional documentary evidence as any such Note Holder may reasonably request from time to time.

         If a Note Holder which is a Non-U.S. Person has furnished to the Mortgagee a properly completed, accurate and currently effective U.S. Internal Revenue Service Form 1001 or W-8 (or such successor form or forms as may be required by the United States Treasury Department) during the calendar year in which the payment hereunder or under the Equipment Note(s) held by such holder is made (but prior to the making of such payment), or in either of the two preceding calendar years, and has not notified the Mortgagee of the withdrawal or inaccuracy of such form prior to the date of such payment (and the Mortgagee has no reason to believe that any information set forth in such form is inaccurate), the Mortgagee shall withhold only the amount, if any, required by Law (after taking into account any applicable exemptions properly claimed by the Note Holder) to be withheld from payments hereunder or under the Equipment Notes held by such holder in respect of United States federal income tax. If a Note Holder (x) which is a Non-U.S. Person has furnished to the Mortgagee a properly completed, accurate and currently effective U.S. Internal Revenue Service Form 4224 in duplicate (or such successor certificate, form or forms as may be required by the United States Treasury Department as necessary in order to properly avoid withholding of United States federal income tax), for each calendar year in which a payment is made (but prior to the making of any payment for such year), and has not notified the Mortgagee of the withdrawal or inaccuracy of such certificate or form prior to the date of such payment (and the Mortgagee has no reason to believe that any information set forth in such form is inaccurate) or (y) which is a U.S. Person has furnished to the Mortgagee a properly completed, accurate and currently effective U.S. Internal Revenue Service Form W-9, if applicable, prior to a payment hereunder or under the Equipment Notes held by such holder, no amount shall be withheld from payments in respect of United States federal income tax. If any Note Holder has notified the Mortgagee that any of the foregoing forms or certificates is withdrawn or inaccurate, or if such holder has not filed a form claiming an exemption from United States withholding tax or if the Code or the regulations thereunder or the administrative interpretation thereof is at any time after the date hereof amended to require such withholding of United States federal income taxes from payments under the Equipment Notes held by such holder, the Mortgagee agrees to withhold from each payment due to the relevant Note Holder withholding taxes at the appropriate rate under Law and will, on a timely basis as more fully provided above, deposit such amounts with an authorized depository and make such returns, statements, receipts and other documentary evidence in connection therewith as required by Law.

         Neither the Owner Trustee nor the Owner Participant shall have any liability for the failure of the Mortgagee to withhold taxes in the manner provided for herein or for any false, inaccurate or untrue evidence provided by any Note Holder hereunder.

         SECTION 2.05. APPLICATION OF PAYMENTS

         In the case of each Equipment Note, each payment of Original Amount, Make-Whole Amount, if any, and interest due thereon shall be applied:

         First: to the payment of accrued interest on such Equipment Note (as well as any interest on any overdue Original Amount, any overdue Make-Whole Amount, if any, and to the extent permitted by Law, any overdue interest and any other overdue amounts thereunder) to the date of such payment;

         Second: to the payment of the Original Amount of such Equipment Note (or a portion thereof) then due thereunder;

         Third: to the payment of Make-Whole Amount, if any, and any other amount due hereunder or under such Equipment Note; and

         Fourth: the balance, if any, remaining thereafter, to the payment of the Original Amount of such Equipment Note remaining unpaid (provided that such Equipment Note shall not be subject to redemption except as provided in Sections 2.10, 2.11 and 2.12 hereof).

The amounts paid pursuant to clause "Fourth" above shall be applied to the installments of Original Amount of such Equipment Note in the inverse order of their normal maturity.

         SECTION 2.06. TERMINATION OF INTEREST IN TRUST INDENTURE ESTATE

         No Note Holder nor any other Indenture Indemnitee shall, as such, have any further interest in, or other right with respect to, the Trust Indenture Estate when and if the Original Amount of, Make-Whole Amount, if any, and interest on and other amounts due under all Equipment Notes held by such Note Holder and all other sums then due and payable to such Note Holder, such Indenture Indemnitee or the Mortgagee hereunder (including, without limitation, under the third paragraph of Section 2.02 hereof) and under the other Operative Agreements by the Owner Trustee and the Lessee (collectively, the "Secured Obligations") shall have been paid in full.

         SECTION 2.07. REGISTRATION TRANSFER AND EXCHANGE OF EQUIPMENT NOTES

         The Mortgagee shall keep a register (the "Equipment Note Register") in which the Mortgagee shall provide for the registration of Equipment Notes and the registration of transfers of Equipment Notes. No such transfer shall be given effect unless and until registration hereunder shall have occurred. The Equipment Note Register shall be kept at the Corporate Trust Office of the Mortgagee. The Mortgagee is hereby appointed "Equipment Note Registrar" for the purpose of registering Equipment Notes and transfers of Equipment Notes as herein provided. A holder of any Equipment Note intending to exchange such Equipment Note shall surrender such Equipment Note to the Mortgagee at the Corporate Trust Office, together with a written request from the registered holder thereof for the issuance of a new Equipment Note, specifying, in the case of a surrender for transfer, the name and address of the new holder or holders. Upon surrender for registration of transfer of any Equipment Note, the Owner Trustee shall execute, and the Mortgagee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Equipment Notes of a like aggregate Original Amount and of the same series. At the option of the Note Holder, Equipment Notes may be exchanged for other Equipment Notes of any authorized denominations of a like aggregate Original Amount, upon surrender of the Equipment Notes to be exchanged to the Mortgagee at the Corporate Trust Office. Whenever any Equipment Notes are so surrendered for exchange, the Owner Trustee shall execute, and the Mortgagee shall authenticate and deliver, the Equipment Notes which the Note Holder making the exchange is entitled to receive. All Equipment Notes issued upon any registration of transfer or exchange of Equipment Notes (whether under this

Section 2.07 or under Section 2.08 hereof or otherwise under this Trust Indenture) shall be the valid obligations of the Owner Trustee evidencing the same respective obligations, and entitled to the same security and benefits under this Trust Indenture, as the Equipment Notes surrendered upon such registration of transfer or exchange. Every Equipment Note presented or surrendered for registration of transfer, shall (if so required by the Mortgagee) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Mortgagee duly executed by the Note Holder or such holder's attorney duly authorized in writing, and the Mortgagee shall require evidence satisfactory to it as to the compliance of any such transfer with the Securities Act, and the securities Laws of any applicable state. The Mortgagee shall make a notation on each new Equipment Note of the amount of all payments of Original Amount previously made on the old Equipment Note or Equipment Notes with respect to which such new Equipment Note is issued and the date to which interest on such old Equipment Note or Equipment Notes has been paid. Interest shall be deemed to have been paid on such new Equipment Note to the date on which interest shall have been paid on such old Equipment Note, and all payments of the Original Amount marked on such new Equipment Note, as provided above, shall be deemed to have been made thereon. The Owner Trustee shall not be required to exchange any surrendered Equipment Notes as provided above during the ten-day period preceding the due date of any payment on such Equipment Note. The Owner Trustee shall in all cases deem the Person in whose name any Equipment Note shall have been issued and registered as the absolute owner and holder of such Equipment Note for the purpose of receiving payment of all amounts payable by the Owner Trustee with respect to such Equipment Note and for all purposes until a notice stating otherwise is received from the Mortgagee and such change is reflected on the Equipment Note Register. The Mortgagee will promptly notify the Owner Trustee and the Lessee of each registration of a transfer of an Equipment Note. Any such transferee of an Equipment Note, by its acceptance of an Equipment Note, agrees to the provisions of the Participation Agreement applicable to Note Holders, and shall be deemed to have covenanted to the parties to the Participation Agreement as to the matters covenanted by the original Loan Participant in the Participation Agreement. Subject to compliance by the Note Holder and its transferee (if any) of the requirements set forth in this Section 2.07, Mortgagee and Owner Trustee shall use all reasonable efforts to issue new Equipment Notes upon transfer or exchange within 10 Business Days of the date an Equipment Note is surrendered for transfer or exchange.

         SECTION 2.08. MUTILATED, DESTROYED, LOST OR STOLEN EQUIPMENT NOTES

         If any Equipment Note shall become mutilated, destroyed, lost or stolen, the Owner Trustee shall, upon the written request of the holder of such Equipment Note, execute and the Mortgagee shall authenticate and deliver in replacement thereof a new Equipment Note, payable in the same Original Amount dated the same date and captioned as issued in connection with the Aircraft.
If the Equipment Note being replaced has become mutilated, such Equipment Note shall be surrendered to the Mortgagee and a photocopy thereof shall be furnished to the Owner Trustee. If the Equipment Note being replaced has been destroyed, lost or stolen, the holder of such Equipment Note shall furnish to the Owner Trustee and the Mortgagee such security or indemnity as may be required by them to save the Owner Trustee and the Mortgagee harmless and evidence satisfactory to the Owner Trustee and the Mortgagee of the destruction, loss or theft of such Equipment Note and of the ownership thereof. If a "qualified institutional buyer" of the type referred to in paragraph
(a)(1)(i)(A), (B), (D) or (E) of Rule 144A under the Securities Act (a "QIB") is the holder of any such destroyed, lost or stolen Equipment Note, then the written indemnity of such QIB, signed by an authorized officer thereof, in favor of, delivered to and in form reasonably satisfactory to Lessee, Owner Trustee and Mortgagee shall be accepted as satisfactory indemnity and security and no further indemnity or security shall be required as a condition to the execution and delivery of such new Equipment Note. Subject to compliance by the Note Holder of the requirements set forth in this Section 2.08, Mortgagee and Owner Trustee shall use all reasonable efforts to issue new Equipment Notes within 10 Business Days of the date of the written request therefor from the Note Holder.

          SECTION 2.09. PAYMENT OF EXPENSES ON TRANSFER; CANCELLATION

         (a) No service charge shall be made to a Note Holder for any registration of transfer or exchange of Equipment Notes, but the Mortgagee, as Equipment Note Registrar, may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Equipment Notes.

         (b) The Mortgagee shall cancel all Equipment Notes surrendered for replacement, redemption, transfer, exchange, payment or cancellation and shall destroy the canceled Equipment Notes.

         SECTION 2.10.  MANDATORY REDEMPTIONS OF EQUIPMENT NOTES

         (a) On the date on which Lessee is required pursuant to Section 10.1.2 of the Lease to make payment for an Event of Loss with respect to the Aircraft, all of the Equipment Notes shall be redeemed in whole at a redemption price equal to 100% of the unpaid Original Amount thereof, together with all accrued interest thereon to the date of redemption and all other

Secured Obligations owed or then due and payable to the Note Holders but without Make-Whole Amount.

         (b) If the Lease is terminated with respect to the Aircraft by Lessee pursuant to Section 9 thereof, on the date the Lease is so terminated, all the Equipment Notes shall be redeemed in whole at a redemption price equal to 100% of the unpaid Original Amount thereof, together with accrued interest thereon to the date of redemption and all other amounts then due and payable hereunder and under the Participation Agreement and all other Operative Agreements to the Note Holders plus, if such redemption is made prior to the Premium Termination Date, Make-Whole Amount, if any.

         SECTION 2.11. VOLUNTARY REDEMPTIONS OF EQUIPMENT NOTES

         All (but not less than all) of the Equipment Notes may be redeemed by the Owner Trustee in connection with a transaction described in, and subject to the terms and conditions of, Section 11 of the Participation Agreement upon at least 30 days' revocable prior written notice to the Mortgagee and the Note Holders, and the Equipment Notes shall, as provided in Section 11 of the Participation Agreement, be redeemed in whole at a redemption price equal to 100% of the unpaid Original Amount thereof, together with accrued interest thereon to the date of redemption and all other Secured Obligations owed or then due and payable to the Note Holders plus (except as provided in Section 11 of the Participation Agreement), if such redemption is made prior to the Premium Termination Date, Make-Whole Amount, if any.

         SECTION 2.12. REDEMPTIONS; NOTICE OF REDEMPTION

         (a) Neither any redemption of any Equipment Note nor any purchase by the Owner Trustee of any Equipment Note may be made except to the extent and in the manner expressly permitted by this Trust Indenture. No purchase of any Equipment Note may be made by the Mortgagee.

         (b) Notice of redemption or purchase with respect to the Equipment Notes shall be given by the Mortgagee by first-class mail, postage prepaid, mailed not less than 25 nor more than 60 days prior to the applicable redemption date, to each Note Holder of such Equipment Notes to be redeemed or purchased, at such Note Holder's address appearing in the Equipment Note Register; provided that, in the case of a redemption to be made pursuant to
Section 2.10(b) or Section 2.11, such notice shall be revocable and shall be deemed revoked in the event that the Lease does not in fact terminate on the specified termination date or if notice of such redemption shall have been given in connection with a refinancing of Equipment Notes and the Mortgagee receives written notice of such revocation from the Lessee or the Owner Trustee not later than three days prior to the redemption date. All notices of redemption shall state: (1) the redemption date, (2) the applicable basis for determining the redemption price, (3) that on the redemption date, the redemption price will become due and payable upon each such Equipment Note, and that, if any such Equipment Notes are then outstanding, interest on such Equipment Notes shall cease to accrue on and after such redemption date, and (4) the place or places where such Equipment Notes are to be surrendered for payment of the redemption price.

         (c) On or before the redemption date, the Owner Trustee (or any person on behalf of the Owner Trustee) shall, to the extent an amount equal to the redemption price for the Equipment Notes to be redeemed or purchased on the redemption date shall not then be held in the Trust Indenture Estate, deposit or cause to be deposited with the Mortgagee by 12:00 noon on the redemption date in immediately available funds the redemption price of the Equipment Notes to be redeemed or purchased.

         (d) Notice of redemption or purchase having been given as aforesaid (and not deemed revoked as contemplated in the proviso to Section 2.12(b)), the Equipment Notes to be redeemed or purchased shall, on the redemption date, become due and payable at the Corporate Trust Office of the Mortgagee or at any office or agency maintained for such purposes pursuant to Section 2.07, and from and after such redemption date (unless there shall be a default in the payment of the redemption price) any such Equipment Notes then outstanding shall cease to bear interest. Upon surrender of any such Equipment Note for redemption or purchase in accordance with said notice, such Equipment Note shall be redeemed at the redemption price. If any Equipment Note called for redemption or purchase shall not be so paid upon surrender thereof for redemption, the principal amount thereof shall, until paid, continue to bear interest from the applicable redemption date at the interest rate in effect for such Equipment Note as of such redemption date.

         SECTION 2.13. OPTION TO PURCHASE EQUIPMENT NOTES

         The Owner Trustee and the Owner Participant may, upon the events and subject to the terms and conditions and for the price set forth in this Section 2.13, purchase all but not less than all of the Equipment Notes outstanding hereunder, and each Note Holder agrees that it will, upon such events and subject to such terms and conditions and upon receipt of such price, sell, assign, transfer and convey to such purchaser or its nominee (without recourse or warranty of any kind except against Liens on such Equipment Notes arising by, through or under such holder), all of the right, title and interest of such Note Holder in and to the Equipment Notes held by it, and such purchaser or its nominee shall assume all of such holder's obligations under the Participation Agreement and hereunder.

         Such option to purchase the Equipment Notes may be exercised by the Owner Trustee or the Owner Participant at any time following the occurrence of any of the following events, and in any such event the purchase price thereof shall equal for each Equipment Note, the aggregate unpaid Original Amount thereof, plus accrued and unpaid interest thereon to, but not including, the date of purchase and all other Secured Obligations owed, or then due and payable hereunder, to the holder thereof (including under the third paragraph of Section 2.02 hereof). Such option to purchase the Equipment Notes may be exercised (x) upon a Mortgagee Event or (y) in the event there shall have occurred and be continuing a Lease Event of Default or (z) upon either the Equipment Notes becoming due and payable pursuant to Section 4.04(b) hereof or the Mortgagee taking action or notifying the Owner Trustee that it intends to take action to foreclose the Lien of this Trust Indenture or otherwise commence the exercise of any significant remedy under this Trust Indenture or the Lease, provided that if such option is exercised pursuant to clause (y) at a time when there shall have occurred and be continuing for less than 120 days a Lease Event of Default, the purchase price thereof shall equal the price provided in the preceding sentence plus the Make-Whole Amount, if any.

         Such option to purchase the Equipment Notes may be exercised by the Owner Trustee or the Owner Participant giving irrevocable written notice of its election of such option to the Mortgagee, which notice shall specify a date for such purchase within 15 days of the date of such notice. The Mortgagee shall not exercise any of the remedies hereunder and, without the consent of the Owner Trustee or the Owner Participant, under the Lease, during the period from the date of the giving of such notice until the date on which such purchase is required to occur pursuant to the terms of the preceding sentence.

         If the Owner Trustee or the Owner Participant on or before the date of such purchase shall so request, the Note Holders will comply with all the provisions of Section 2.07 to enable new Equipment Notes to be issued to the Owner Trustee or the Owner Participant or its nominee in such denominations as the Owner Trustee or the Owner Participant shall request. All taxes, charges and expenses required pursuant to Section 2.09 in connection with the issuance of such new Equipment Note shall be borne by the Owner Participant.

         SECTION 2.14. SUBORDINATION

         (a) The Owner Trustee and, by acceptance of its Equipment Notes of any Series, each Note Holder of such Series, hereby agree that no payment or distribution shall be made on or in respect of the Secured Obligations owed to such Note Holder of such Series, including any payment or distribution of cash, property or securities after the commencement of a proceeding of the type referred to in Section 4.02(g) hereof, except as expressly provided in Article III hereof.

         (b) By the acceptance of its Equipment Notes of any Series (other than Series A), each Note Holder of such Series agrees that in the event that such Note Holder, in its capacity as a Note Holder, shall receive any payment or distribution on any Secured Obligations in respect of such Series which it is not entitled to receive under this Section 2.14 or Article III hereof, it will hold any amount so received in trust for the Senior Holder (as defined in Section 2.14(c) hereof) and will forthwith turn over such payment to the Mortgagee in the form received to be applied as provided in Article III hereof.

         (c) As used in this Section 2.14, the term "Senior Holder" shall mean,
(i) the Note Holders of Series A until the Secured Obligations in respect of Series A Equipment Notes have been paid in full, (ii) after the Secured Obligations in respect of Series A Equipment Notes have been paid in full, the Note Holders of Series B until the Secured Obligations in respect of Series B Equipment Notes have been paid in full and (iii) after the Secured Obligations in respect of Series B Equipment Notes have been paid in full, the Note Holders of Series C until the Secured Obligations in respect of Series C Equipment Notes have been paid in full.

                                  ARTICLE III

                    RECEIPT, DISTRIBUTION AND APPLICATION OF
                     INCOME FROM THE TRUST INDENTURE ESTATE

         SECTION 3.01. BASIC RENT DISTRIBUTION

         Except as otherwise provided in Section 3.03 hereof, each installment of Basic Rent, any payment of interest on overdue installments of Basic Rent and any payment received by the Mortgagee pursuant to Section 4.03 hereof shall be promptly distributed in the following order of priority:

First,    (i)    so much of such installment or payment as shall be required to pay in full the aggregate amount of the payment or payments of Original Amount and interest (as well as any interest on any overdue Original Amount and, to the extent permitted by Law, on any overdue interest) then due under all Series A Equipment
                 Notes shall be distributed to the Note Holders of Series A ratably, without priority of one over the other, in the proportion that the amount of such payment or payments then due under each Series A Equipment Note bears to the aggregate amount of the payments then due under all Series A Equipment
                 Notes;

         (ii) after giving effect to paragraph (i) above, so much of such installment or payment remaining as shall be required to pay in full the aggregate amount of the payment or payments of Original Amount and interest (as well as any interest on any overdue Original Amount and, to the extent permitted by Law, on interest) then due under all Series B Equipment Notes shall be distributed to the Note Holders of Series B ratably, without priority of one over the other, in the proportion that the amount of such payment or payments then due under each Series B Equipment Note bears to the aggregate amount of the payments then due under all Series B Equipment Notes; and

         (iii) after giving effect to paragraph (ii) above, so much of such installment or payment remaining as shall be required to pay in full the aggregate amount of the payment or payments of Original Amount and interest (as well as any interest on any overdue Original Amount and, to the extent permitted by Law, on any overdue interest) then due under all Series C Equipment Notes shall be distributed to the Note Holders of Series C ratably, without priority of one over the other, in the proportion that the amount of such payment or payments then due under each Series C Equipment Note bears to the aggregate amount of the payments then due under all Series C Equipment Notes; and

         Second, the balance, if any, of such installment remaining thereafter shall be distributed to the Owner Trustee; provided, however, that if an Event of Default shall have occurred and be continuing, then such balance shall not be distributed as provided in this clause "Second" but shall be held by the Mortgagee as part of the Trust Indenture Estate and invested in accordance with Section 5.09 hereof until whichever of the following shall first occur: (i) all Events of Default shall have been cured or waived, in which event such balance shall be distributed as provided in this clause "Second", (ii)
                 Section 3.03 hereof shall be applicable, in which event such balance shall be distributed in accordance with the provisions of such Section 3.03, or (iii) the 120th day after the receipt of such payment in which case such payment shall be distributed as provided in this clause "Second".

         SECTION 3.02. EVENT OF LOSS; REPLACEMENT; VOLUNTARY TERMINATION;

OPTIONAL REDEMPTION

         Except as otherwise provided in Section 3.03 hereof, any payments received by the Mortgagee (i) with respect to the Airframe or the Airframe and one or more Engines as the result of an Event of Loss, (ii) pursuant to a voluntary termination of the Lease pursuant to Section 9 thereof, or (iii) pursuant to an optional redemption of the Equipment Notes pursuant to Section 11 of the Participation Agreement shall be applied to redemption of the Equipment Notes and to all other Secured Obligations by applying such funds in the following order of priority:

    First, (a) to reimburse the Mortgagee and the Note Holders for any reasonable costs or expenses incurred in connection with such redemption for which they are entitled to reimbursement, or indemnity by Lessee, under the Operative Agreements and then (b) to pay any other amounts then due to the Mortgagee, the Note Holders and the other

    Indenture Indemnitees under this Trust Indenture, the Participation Agreement or the Equipment Notes;

    Second,

         (i) to pay the amounts specified in paragraph (i) of clause "Third" of Section 3.03 hereof plus Make-Whole Amount, if any, then due and payable in respect of the Series A Equipment Notes;

         (ii) after giving effect to paragraph (i) above, to pay the amounts specified in paragraph (ii) of clause "Third" of Section 3.03 hereof plus Make-Whole Amount, if any, then due and payable in respect of the Series B Equipment Notes; and

         (iii) after giving effect to paragraph (ii) above, to pay the amounts specified in paragraph (iii) of clause "Third" of
                 Section 3.03 hereof plus Make-Whole Amount, if any, then due and payable in respect of the Series C Equipment Notes; and

    Third, as provided in clause "Fourth" of Section 3.03 hereof;

provided, however, that if a Replacement Airframe or Replacement Engine shall be substituted for the Airframe or Engine subject to such Event of Loss as provided in Section 10 of the Lease and in accordance with Section 5.06 hereof, any insurance, condemnation or similar proceeds which result from such Event of Loss and are paid over to the Mortgagee shall be held by the Mortgagee as permitted by Section 6.04 hereof (provided that such moneys shall be invested as provided in Section 5.09 hereof) as additional security for the obligations of Lessee under the Lessee Operative Agreements and, unless otherwise applied pursuant to the Lease, such proceeds (and such investment earnings) shall be released to the Lessee at the Lessee's written request upon the release of such damaged Airframe or Engine and the replacement thereof as provided in the Lease.

         SECTION 3.03. PAYMENTS AFTER EVENT OF DEFAULT

         Except as otherwise provided in Section 3.04 hereof, all payments received and amounts held or realized by the Mortgagee (including any amounts realized by the Mortgagee from the exercise of any remedies pursuant to Section 15 of the Lease or Article IV hereof) after an Event of Default shall have occurred and be continuing and after the declaration specified in Section 4.04(b) hereof, as well as all payments or amounts then held by the Mortgagee as part of the Trust Indenture Estate, shall be promptly distributed by the Mortgagee in the following order of priority:

    First,       so much of such payments or amounts as shall be required to
                 (i) reimburse the Mortgagee or WTC for any tax (except to the extent resulting from a failure of the Mortgagee to withhold taxes pursuant to Section 2.04(b) hereof), expense or other loss (including, without limitation, all amounts to be expended at the expense of, or charged upon the rents, revenues, issues, products and profits of, the property included in the Trust Indenture Estate (all such property being herein called the "Mortgaged Property") pursuant to
                 Section 4.05(b) hereof) incurred by the Mortgagee or WTC (to the extent not previously reimbursed), the expenses of any sale, or other proceeding, reasonable attorneys' fees and expenses, court costs, and any other expenditures incurred or expenditures or advances made by the Mortgagee, WTC or the Note Holders in the protection, exercise or enforcement of any right, power or remedy or any damages sustained by the Mortgagee, WTC or any Note Holder, liquidated or otherwise, upon such Event of Default shall be applied by the Mortgagee as between itself, WTC and the Note Holders in reimbursement of such expenses and any other expenses for which the Mortgagee, WTC or the Note Holders are entitled to reimbursement under any Operative Agreement and (ii) all amounts payable to the other Indenture Indemnitees hereunder and under the Participation Agreement and the Lease; and in the case the aggregate amount to be so distributed is insufficient to pay as aforesaid in clauses (i) and (ii), then ratably, without priority of one over the other, in proportion to the amounts owed each hereunder;

    Second, so much of such payments or amounts remaining as shall be required to reimburse the then existing or prior Note Holders for payments made pursuant to Section 5.03 hereof (to the extent not previously reimbursed) shall be distributed to such then existing or prior Note Holders ratably, without priority of one over the other, in accordance with the amount of the payment or payments made by each such then existing or prior Note Holder pursuant to said Section 5.03 hereof;

    Third, (i) so much of such payments or amounts remaining as shall be required to pay in full the aggregate unpaid Original Amount of all Series A Equipment Notes, and the accrued but unpaid interest and other amounts due thereon (other than Make-Whole Amount which shall not be due and payable) and all other Secured Obligations in respect of the Series A Equipment Notes (other than Make-Whole Amount) to the date of distribution, shall be distributed to the Note Holders of Series A, and in case the aggregate amount so to be distributed shall be insufficient to pay in full as aforesaid, then ratably, without priority of one over the other, in the proportion that the aggregate unpaid Original Amount of all Series A Equipment Notes held by each holder plus the accrued but unpaid interest and other amounts due hereunder or thereunder (other than Make-Whole Amount, if any) to the date of distribution, bears to the aggregate unpaid Original Amount of all Series A Equipment Notes held by all such holders plus the accrued but unpaid interest and other amounts due thereon (other than Make-Whole Amount) to the date of distribution;

             (ii) after giving effect to paragraph (i) above, so much of such payments or amounts remaining as shall be required to pay in full the aggregate unpaid Original Amount of all Series B Equipment Notes, and the accrued but unpaid interest and other amounts due thereon (other than Make-Whole Amount which shall not be due and payable) and all other Secured Obligations in respect of the Series B Equipment Notes (other than Make-Whole Amount) to the date of distribution, shall be distributed to the Note Holders of Series B, and in case the aggregate amount so to be distributed shall be insufficient to pay in full as aforesaid, then ratably, without priority of one over the other, in the proportion that the aggregate unpaid Original Amount of all Series B Equipment Notes held by each holder plus the accrued but unpaid interest and other amounts due hereunder or thereunder (other than the Make-Whole Amount, if any) to the date of distribution, bears to the aggregate unpaid Original Amount of all Series B Equipment Notes held by all such holders plus the accrued but unpaid interest and other amounts due thereon (other than the Make-Whole Amount) to the date of distribution; and

             (iii) after giving effect to paragraph (ii) above, so much of such payments or amounts remaining as shall be required to pay in full the aggregate unpaid Original Amount of all Series C Equipment Notes, and the accrued but unpaid interest and other amounts due thereon (other than Make-Whole Amount which shall not be due and payable) and all other Secured Obligations in respect of the Series C Equipment Notes (other than Make-Whole Amount) to the date of distribution, shall be distributed to the Note Holders of Series C, and in case the aggregate amount so to be distributed shall be insufficient to pay in full as aforesaid, then ratably, without priority of one over the other, in the proportion that the aggregate unpaid Original Amount of all Series C Equipment Notes held by each holder plus the accrued but unpaid interest and other amounts due hereunder or thereunder (other than the Make-Whole Amount, if any) to the date of distribution, bears to the aggregate unpaid Original Amount of all Series C

               Equipment Notes held by all such holders plus the accrued but unpaid interest and other amounts due thereon (other than the Make-Whole Amount) to the date of distribution; and

    Fourth, the balance, if any, of such payments or amounts remaining thereafter shall be distributed to the Owner Trustee.

         No Make-Whole Amount shall be due and payable on the Equipment Notes as a consequence of the acceleration of the Equipment Notes as a result of an Event of Default.

                 SECTION 3.04. CERTAIN PAYMENTS

                 (a) Any payments received by the Mortgagee for which no provision as to the application thereof is made in this Trust Indenture and for which such provision is made in the Lease or the Participation Agreement shall be applied forthwith to the purpose for which such payment was made in accordance with the terms of the Lease or the Participation Agreement, as the case may be.

                 (b) Notwithstanding anything to the contrary contained in this Article III, the Mortgagee will distribute promptly upon receipt any indemnity payment received by it from the Owner Trustee or Lessee in respect of the Mortgagee in its individual capacity, any Note Holder or any other Indenture Indemnitee, in each case whether pursuant to Section 9 of the Participation Agreement or as Supplemental Rent, directly to the Person entitled thereto. Any payment received by the Mortgagee under the third paragraph of Section 2.02 shall be distributed to the Subordination Agent to be distributed in accordance with the terms of the Intercreditor Agreement.

                 (c) Notwithstanding anything to the contrary contained in this Article III, any payments received by the Mortgagee which constitute Excluded Payments shall be distributed promptly upon receipt by the Mortgagee directly to the Person or Persons entitled thereto.

                 (d) Notwithstanding any provision of this Trust Indenture to the contrary, any amounts held by Mortgagee pursuant to the terms of the Lease [or any Permitted Sublease assignment]* shall be held by the Mortgagee as security for the obligations of Lessee under the Lessee Operative Agreements and, if and when required by the Lease, paid and/or applied in accordance with the applicable provisions of the Lease.





__________________________________

* Insert bracketed language if the Lease provides for the assignment of a permitted sublease.

                 SECTION 3.05. OTHER PAYMENTS

                 Any payments received by the Mortgagee for which no provision as to the application thereof is made in the Lease, the Participation Agreement, elsewhere in this Trust Indenture or in any other Operative Agreement shall be distributed by the Mortgagee to the extent received or realized at any time (i) prior to the payment in full of all Secured Obligations due the Note Holders, in the order of priority specified in Section
3.01 hereof subject to the proviso thereto, and (ii) after payment in full of all Secured Obligations, in the following order of priority:

First, to the extent payments or amounts described in clause "First" of Section 3.03 hereof are otherwise obligations of Lessee under the Operative Agreements or for which the Lessee is obligated to indemnify against thereunder, in the manner provided in clause "First" of Section 3.03 hereof, and

Second, in the manner provided in clause "Fourth" of Section 3.03 hereof.


                 Further, and except as otherwise provided in Sections 3.02,
3.03 and 3.04 hereof, all payments received and amounts realized by the Mortgagee under the Lease or otherwise with respect to the Aircraft (including, without limitation, all amounts realized upon the sale or release of the Aircraft after the termination of the Lease with respect thereto), to the extent received or realized at any time after payment in full of all Secured Obligations due the Note Holders, shall be distributed by the Mortgagee in the order of priority specified in clause (ii) of the immediately preceding sentence of this Section 3.05.

                 SECTION 3.06. PAYMENTS TO OWNER TRUSTEE

                 Any amounts distributed hereunder by the Mortgagee to the Owner Trustee shall be paid to the Owner Trustee (within the time limits contemplated by Section 2.04(a)) by wire transfer of funds of the type received by the Mortgagee at such office and to such account or accounts of such entity or entities as shall be designated by notice from the Owner Trustee to the Mortgagee from time to time. The Owner Trustee hereby notifies the Mortgagee that unless and until the Mortgagee receives notice to the contrary from the Owner Trustee, all amounts to be distributed to the Owner Trustee pursuant to clause "Second" of Section 3.01 or clause "Fourth" of Section 3.03 hereof shall be distributed by wire transfer of funds of the type received by the Mortgagee to the Owner Participant's account (within the time limits contemplated by Section 2.04(a)) specified in Schedule 1 to the Participation Agreement.

                                   ARTICLE IV

                     COVENANTS OF OWNER TRUSTEE; EVENTS OF
                         DEFAULT; REMEDIES OF MORTGAGEE

                 SECTION 4.01. COVENANTS OF OWNER TRUSTEE

                 The Owner Trustee hereby covenants and agrees (the covenants and agreements only in clause (b) below being made by the Owner Trustee in its individual capacity) as follows:

                 (a) the Owner Trustee will duly and punctually pay the Original Amount of, Make-Whole Amount, if any, and interest on and other amounts due under the Equipment Notes and hereunder in accordance with the terms of the Equipment Notes and this Trust Indenture and all amounts, if any, payable by it to the Note Holders under the Participation Agreement or Section 9 of the Lease;

                 (b) the Owner Trustee in its individual capacity covenants and agrees that it shall not, directly or indirectly, cause or permit to exist a Lessor Lien attributable to it in its individual capacity with respect to the Aircraft or any other portion of the Trust Estate; that it will promptly, at its own expense, take such action as may be necessary to duly discharge such Lessor Lien attributable to it in its individual capacity; and that it will make restitution to the Trust Indenture Estate for any actual diminution of the assets of the Trust Estate resulting from such Lessor Liens attributable to it in its individual capacity;

                 (c) in the event the Owner Trustee shall have Actual Knowledge of an Event of Default, a Default or an Event of Loss, the Owner Trustee will give prompt written notice of such Event of Default, Default or Event of Loss to the Mortgagee, each Note Holder, Lessee and the Owner Participant;

                 (d) the Owner Trustee will furnish to the Note Holders and the Mortgagee, promptly upon receipt thereof, duplicates or copies of all reports, notices, requests, demands, certificates and other instruments furnished to the Owner Trustee under the Lease, including, without limitation, a copy of any Termination Notice and a copy of each report or notice received pursuant to Section 9 or 8.2 or Annex D, Paragraph E of the Lease to the extent that the same shall not have been furnished or is not required to be furnished by the Lessee to the Note Holders or the Mortgagee pursuant to the Lease;

                 (e) except with the consent of the Mortgagee (acting pursuant to instructions given in accordance with Section 9.01 hereof) or as provided in Sections 2 and 11 of the Participation Agreement, the Owner Trustee will not contract for, create, incur, assume or suffer to exist any Debt, and will not guarantee (directly or indirectly or by an instrument having the effect of assuring another's payment or performance on any obligation or capability of so doing, or otherwise), endorse or otherwise be or become contingently liable, directly or indirectly, in connection with the Debt of any other person; and

                 (f) the Owner Trustee will not enter into any business or other activity other than the business of owning the Aircraft, the leasing thereof to Lessee and the carrying out of the transactions contemplated hereby and by the Lease, the Participation Agreement and the Trust Agreement and the other Operative Agreements.

                 SECTION 4.02. EVENT OF DEFAULT

                 "Event of Default" means any of the following events (whatever the reason for such Event of Default and whether such event shall be voluntary or involuntary or come about or be effected by operation of Law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

                 (a) any Lease Event of Default (provided that any such Lease Event of Default caused solely by a failure of Lessee to pay to the Owner Trustee or the Owner Participant when due any amount that is included in the definition of Excluded Payments shall not constitute an Event of Default unless notice is given by the Owner Trustee to the Mortgagee that such failure shall constitute an Event of Default); or

                 (b) the failure of the Owner Trustee to pay when due any payment of Original Amount of, interest on, Make-Whole Amount, if any, or other amount due and payable under any Equipment Note or hereunder (other than as a result of a Lease Event of Default or a Lease Default) and such failure shall have continued unremedied for ten Business Days in the case of any payment of Original Amount or interest or Make-Whole Amount, if any, thereon and, in the case of any other amount, for ten Business Days after the Owner Trustee or the Owner Participant receives written demand from the Mortgagee or any Note Holder; or

                 (c) any Lien required to be discharged by the Owner Trustee, in its individual capacity pursuant to Section 4.01(b) hereof or in its individual or trust capacity pursuant to Section 7.3.1 of the Participation Agreement, or by the Owner Participant pursuant to
         Section 7.2.1 of the Participation Agreement shall remain undischarged for a period of 30 days after the Owner Trustee or the Owner Participant, as the case may be, shall have received written notice from the Mortgagee or any Note Holder of such Lien; or

                 (d) any representation or warranty made by the Owner Participant or the Owner Trustee in the Participation Agreement or this Trust Indenture or in any certificate furnished by the Owner Participant or the Owner Trustee to the Mortgagee or any Note Holder in connection with the transactions contemplated by the Operative Agreements shall prove to have been false or incorrect when made in any material respect and continues to be material and adverse to the interests of the Mortgagee or the Note Holders; and if such misrepresentation is capable of being corrected and if such correction is being sought diligently, such misrepresentation shall not have been corrected within 60 days (or, without affecting Section 4.02(f) hereof, in the case of the representation made in Section 6.3.6 or 6.2.6 of the Participation Agreement as to citizenship of the Owner Trustee in its individual capacity or of the Owner Participant, respectively, as soon as is reasonably practicable but in any event within 60 days) following notice thereof from the Mortgagee or any Note Holder to the Owner Trustee or the Owner Participant, as the case may be; or

                 (e) other than as provided in (c) above or (f) below, any failure by the Owner Trustee or Owner Participant to observe or perform any other covenant or obligation of the Owner Trustee or Owner Participant, as the case may be, for the benefit of the Mortgagee or the Note Holders contained in the Participation Agreement, Section
         4.2.1 of the Trust Agreement, the Equipment Notes or this Trust Indenture which is not remedied within a period of 60 days after notice thereof has been given to the Owner Trustee and the Owner Participant; or

                 (f) if at any time when the Aircraft is registered under the Laws of the United States, the Owner Participant shall not be a "citizen of the United States" within the meaning of Section 40102(a)(15) of Part A of Subtitle VII of Title 49, United States Code, and as the result thereof the registration of the Aircraft under the Federal Aviation Act, and regulations then applicable thereunder, shall cease to be effective; provided that no Event of Default shall be deemed to have occurred under this paragraph (f) unless such circumstances continue unremedied for more than 30 days after the Owner Participant has Actual Knowledge of the state of facts that resulted in such ineffectiveness and of such loss of citizenship; or

                 (g) at any time either (i) the commencement of an involuntary case or other proceeding in respect of the Owner Participant, the Owner Trustee, the Trust or the Trust Estate under the federal bankruptcy Laws, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy, insolvency or other similar Law in the United States or seeking the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Owner Participant, the Owner Trustee, the Trust or the Trust Estate or for all or substantially all of its property, or seeking the winding-up or liquidation of its affairs and the continuation of any such case or other proceeding undismissed and unstayed for a period of 60 consecutive days; or (ii) the commencement by the Owner Participant, the Owner Trustee, the Trust or the Trust

         Estate of a voluntary case or proceeding under the federal bankruptcy Laws, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy, insolvency or other similar Law in the United States, or the consent by the Owner Participant, the Owner Trustee, the Trust or the Trust Estate to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Owner Participant, the Owner Trustee, the Trust or the Trust Estate or for all or substantially all of its property, or the making by the Owner Participant, the Owner Trustee, the Trust or the Trust Estate of any assignment for the benefit of creditors or the Owner Participant or the Owner Trustee shall take any action to authorize any of the foregoing; provided, however, that an event referred to in this
         Section 4.02(g) with respect to the Owner Participant shall not constitute an Event of Default if within 30 days of the commencement of the case or proceeding a final non-appealable order, judgment or decree shall be entered in such case or proceeding by a court or a trustee, custodian, receiver or liquidator, to the effect that, no part of the Trust Estate (except for the Owner Participant's beneficial interest therein) and no right, title or interest under the Trust Indenture Estate shall be included in, or be subject to, any declaration or adjudication of, or proceedings with respect to, the bankruptcy, insolvency or liquidation of the Owner Participant referred to in this Section 4.02(g).

                 SECTION 4.03. CERTAIN RIGHTS

                 The Mortgagee shall give the Note Holders, the Owner Trustee and the Owner Participant prompt written notice of any Event of Default of which the Mortgagee has Actual Knowledge and shall give the Note Holders, the Owner Trustee and the Owner Participant not less than ten Business Days' prior written notice of the date (the "Enforcement Date") on or after which the Mortgagee may, subject to the limitation set forth in Section 4.04(a), commence and consummate the exercise of any remedy or remedies described in Section 4.04, 4.05 or 4.06 hereof; provided, however, that in the event the Mortgagee shall have validly terminated the Lease, the Mortgagee shall not sell or lease, or otherwise afford the use of, the Aircraft or any portion thereof to the Lessee or any Affiliate thereof. Without limiting the generality of the foregoing, the Mortgagee shall give the Owner Trustee, the Owner Participant and the Lessee at least ten Business Days' prior written notice (which may be given concurrently with notice of the Enforcement Date) of any declaration of the Lease to be in default pursuant to Sections 14 and 15 of the Lease or any termination of the Lease or of the exercise of any remedy or remedies pursuant to Section 15 of the Lease. If an Event of Default shall have occurred and be continuing, the Owner Trustee shall have the rights set forth below, any of which may be exercised directly by the Owner Participant.

                 If as a result of the occurrence of an Event of Default in respect of the nonpayment by Lessee of Basic Rent due under the Lease, the Mortgagee shall have insufficient funds to make any payment of Original Amount and interest on any Equipment Note on the day it becomes due and payable, the Owner Trustee may, but shall not be obligated to pay the Mortgagee prior to the Enforcement Date, in the manner provided in
Section 2.04 hereof, for application in accordance with Section 3.01 hereof, an amount equal to the portion of the Original Amount and interest (including interest, if any, on any overdue payments of such portion of Original Amount and interest) then due and payable on the Equipment Notes, and, unless the Owner Trustee has cured Events of Default in respect of payments of Basic Rent on each of the three immediately preceding Basic Rent payment dates, or the Owner Trustee has cured six previous Events of Default in respect of payments of Basic Rent, such payment by the Owner Trustee shall, solely for purposes of this Trust Indenture be deemed to cure any Event of Default which would otherwise have arisen on account of the nonpayment by Lessee of such installment of Basic Rent (but not any other Default or Event of Default which shall have occurred and be continuing).

                 If any Event of Default (other than in respect of the nonpayment of Basic Rent by the Lessee) which can be cured by the payment of money has occurred, the Owner Trustee may, but shall not be obligated to, cure such Event of Default by making such payment prior to the Enforcement Date as is necessary to accomplish the observance or performance of the defaulted covenant, condition or agreement to the party entitled to the same.

                 Except as hereinafter in this Section 4.03 provided, the Owner Trustee shall not, as a result of exercising the right to cure any such Event of Default, obtain any Lien on any of the Mortgaged Property or any Rent payable under the Lease for or on account of costs or expenses incurred in connection with the exercise of such right, nor shall any claim of the Owner Trustee against Lessee or any other party for the repayment of such costs or expenses impair the prior right and security interest of the Mortgagee in and to the Mortgaged Property. Upon any payment by the Owner Trustee pursuant to the first or second preceding paragraphs of this Section 4.03, the Owner Trustee shall be subrogated to the rights of the Mortgagee and the Note Holders in respect of the Basic Rent which was overdue at the time of such payment and interest payable by the Lessee on account of its being overdue and any Supplemental Rent in respect of the reimbursement of amounts paid by Owner Trustee pursuant to the immediately preceding paragraph (but in either case shall have no rights as a secured party hereunder), and thereafter, the Owner Trustee shall be entitled (so long as the application thereof shall not give rise to an Event of Default hereunder) to receive such overdue Basic Rent or Supplemental Rent, as the case may be, and interest thereon upon receipt thereof by the Mortgagee; provided, however, that (i) if the Original Amount and interest on the Equipment Notes shall have become due and payable pursuant to Section 4.04(b) hereof, such subrogation shall, until the Secured Obligations shall have been paid in full, be subordinate to the rights of the Mortgagee, the Note Holders and the Indenture Indemnitees in respect of such payment of overdue Basic Rent, Supplemental Rent and such interest and (ii) the Owner Trustee shall not otherwise attempt to recover any such amount paid by it on behalf of the Lessee pursuant to this Section 4.03 except by demanding of the Lessee payment of such amount, or by commencing an action at law against the Lessee and obtaining and enforcing a judgment against the Lessee for the payment of such amount or taking appropriate action in a pending action at law against the Lessee (provided, that at no time while an Event of Default shall have occurred and be continuing shall any such demand be made or shall any such action be commenced (or continued) and any amounts nevertheless received by the Owner Trustee in respect thereof shall be held in trust for the benefit of, and promptly paid to, the Mortgagee for distribution as provided in Section 3.03 hereof).

                 Neither the Owner Trustee nor the Owner Participant shall have the right to cure any Lease Event of Default or Lease Default except as specified in this Section 4.03.

                 SECTION 4.04. REMEDIES

                 (a) If an Event of Default shall have occurred and be continuing and so long as the same shall continue unremedied, then and in every such case the Mortgagee may, subject to the second and third paragraphs of this
Section 4.04(a), exercise any or all of the rights and powers and pursue any and all of the remedies pursuant to this Article IV and shall have and may exercise all of the rights and remedies of a secured party under the Uniform Commercial Code and, in the event such Event of Default is also a Lease Event of Default, any and all of the remedies pursuant to Section 15 of the Lease [and pursuant to any Permitted Sublease assignment]* and may take possession of all or any part of the properties covered or intended to be covered by the Lien created hereby or pursuant hereto and may exclude the Owner Participant, the Owner Trustee and Lessee and all persons claiming under any of them wholly or partly therefrom; provided, that the Mortgagee shall give the Owner Trustee and the Owner Participant twenty days' prior written notice of its intention to sell the Aircraft, and provided, further, that in the event the Mortgagee shall have validly terminated the Lease, the Mortgagee shall not sell or lease, or otherwise afford the use of, the Aircraft or any portion thereof to the Lessee or any Affiliate thereof. Unless an Event of Default not resulting from or relating to a Lease Event of Default has occurred and is continuing, the Owner Participant may bid at the sale and become the purchaser. Without limiting any of the foregoing, it is understood and agreed that the Mortgagee may exercise any right of sale of the Aircraft available to it, even though it shall not have taken possession of the Aircraft and shall not have possession thereof at the time of such sale.

                 Anything in this Trust Indenture to the contrary notwithstanding, the Mortgagee shall not be entitled to exercise any remedy hereunder as a result of an Event of Default which arises solely by reason of one or more events or circumstances which constitute a Lease Event of Default unless the Mortgagee as security assignee of the Owner Trustee shall have exercised or concurrently be exercising one or more of the dispossessory remedies provided for in Section 15





__________________________________

* Insert bracketed language if the Lease provides for the assignment of a permitted sublease.

of the Lease with respect to the Aircraft; provided, however, that such requirement to exercise one or more of such remedies under the Lease shall not apply in circumstances where the Mortgagee is, and has been, for a continuous period in excess of 60 days or such other period as may be specified in Section 1110(a)(1)(A) of the Bankruptcy Code (such 60-day or other period being the "New Section 1110 Period"), involuntarily stayed or prohibited by applicable law or court order from exercising such remedies under the Lease (a "Continuous Stay Period"); provided further, however, that the requirement to exercise one or more of such remedies under the Lease shall nonetheless be applicable during a Continuous Stay Period subsequent to the expiration of the New Section 1110 Period to the extent that the continuation of such Continuous Stay Period subsequent to the expiration of the New Section 1110 Period (A) results from an agreement by the trustee or the debtor-in-possession in such proceeding during the New Section 1110 Period with the approval of the relevant court to perform the Lease in accordance with Section 1110(a)(1)(A) of the Bankruptcy Code and continues to perform as required by Section 1110(a)(1)(A-B) of the Bankruptcy Code or (B) is an extension of the New Section 1110 Period with the consent of the Mortgagee pursuant to Section 1110(b) of the Bankruptcy Code or (C) results from the Lessee's assumption during the New Section 1110 Period with the approval of the relevant court of the Lease pursuant to Section 365 of the Bankruptcy Code and Lessee's continuous performance of the Lease as so assumed or (D) is the consequence of the Mortgagee's own failure to give any requisite notice to any person. In the event that the applicability of Section 1110 of the Bankruptcy Code to the Aircraft is being contested by Lessee in judicial proceedings, both of the Mortgagee and the Owner Trustee shall have the right to participate in such proceedings; provided that any such participation by the Owner Trustee shall not affect in any way any rights or remedy of the Mortgagee hereunder.

                 It is expressly understood and agreed that, subject only to the two preceding paragraphs, the inability, described in such paragraphs, of the Mortgagee to exercise any right or remedy under the Lease shall in no event and under no circumstances prevent the Mortgagee from exercising any or all of its rights, powers and remedies under this Trust Indenture, including, without limitation, this Article IV.

                 (b) If an Event of Default shall have occurred and be continuing, then and in every such case the Mortgagee may (and shall, upon receipt of a written demand therefor from a Majority in Interest of Note Holders), subject to Section 4.03 hereof, at any time, by delivery of written notice or notices to the Owner Trustee and the Owner Participant, declare all the Equipment Notes to be due and payable, whereupon the unpaid Original Amount of all Equipment Notes then outstanding, together with accrued but unpaid interest thereon (without Make-Whole Amount) and other amounts due thereunder, shall immediately become due and payable without presentment, demand, protest or notice, all of which are hereby waived; provided that if an Event of Default referred to in clause (g) of Section 4.02 hereof shall have occurred or a Lease Event of Default under Section 14.5 of the Lease shall have occurred, then and in every such case the unpaid Original Amount then outstanding, together with accrued but unpaid interest and all other amounts due thereunder and hereunder shall immediately and without further act become due and payable without presentment, demand, protest or notice, all of which are hereby waived; provided further that in the event of a reorganization proceeding involving the Lessee instituted under Chapter 11 of the Bankruptcy Code, if no Lease Event of Default (including any Lease Event of Default set forth in Section 14.3 of the Lease) and no other Event of Default (other than the failure to pay the Original Amount of the Equipment Notes which by such declaration shall have become payable) exists at any time after the consummation of such proceeding, such declaration shall be automatically rescinded without any further action on the part of any Note Holder.

                 This Section 4.04(b), however, is subject to the condition that, if at any time after the Original Amount of the Equipment Notes shall have become so due and payable, and before any judgment or decree for the payment of the money so due, or any thereof, shall be entered, all overdue payments of interest upon the Equipment Notes and all other amounts payable under the Equipment Notes (except the Original Amount of the Equipment Notes which by such declaration shall have become payable) shall have been duly paid, and every other Default and Event of Default with respect to any covenant or provision of this Trust Indenture shall have been cured, then and in every such case a Majority in Interest of Note Holders may (but shall not be obligated to), by written instrument filed with the Mortgagee, rescind and annul the Mortgagee's declaration (or such automatic acceleration) and its consequences; but no such rescission or annulment shall extend to or affect any subsequent Default or Event of Default or impair any right consequent thereon.

                 Any acceleration pursuant to this Section 4.04(b) shall be automatically rescinded and any related declaration of an Event of Default annulled in the event that the Owner Trustee shall have cured, in accordance with Section 4.03 hereof, the Event of Default that resulted in such acceleration or declaration.

                 (c) The Note Holders shall be entitled, at any sale pursuant to Section 15 of the Lease or this Section 4.04, to credit against any purchase price bid at such sale by such holder all or any part of the unpaid obligations owing to such Note Holder and secured by the Lien of this Trust Indenture (only to the extent that such purchase price would have been paid to such Note Holder pursuant to Article III hereof if such purchase price were paid in cash and the foregoing provisions of this subsection (c) were not given effect).

                 (d) In the event of any sale of the Trust Indenture Estate, or any part thereof, pursuant to any judgment or decree of any court or otherwise in connection with the enforcement of any of the terms of this Trust Indenture, the unpaid Original Amount of all Equipment Notes then outstanding, together with accrued interest thereon (without Make-Whole Amount), and other amounts due thereunder, shall immediately become due and payable without presentment, demand, protest or notice, all of which are hereby waived.

                 (e) Notwithstanding anything contained herein, so long as the Pass Through Trustee under any Pass Through Trust Agreement (or its designee) is a Note Holder, the Mortgagee will not be authorized or empowered to acquire title to any Mortgaged Property or take any action with respect to any Mortgaged Property so acquired by it if such acquisition or action would cause any Trust to fail to qualify as a "grantor trust" for federal income tax purposes.

                 SECTION 4.05. RETURN OF AIRCRAFT, ETC.

                 (a) If an Event of Default shall have occurred and be continuing and the Equipment Notes have been accelerated, subject to Section
4.03 hereof and unless the Owner Trustee or the Owner Participant shall have elected to purchase the Equipment Notes, at the request of the Mortgagee, the Owner Trustee shall promptly execute and deliver to the Mortgagee such instruments of title and other documents as the Mortgagee may deem necessary or advisable to enable the Mortgagee or an agent or representative designated by the Mortgagee, at such time or times and place or places as the Mortgagee may specify, to obtain possession of all or any part of the Mortgaged Property included in the Trust Indenture Estate to which the Mortgagee shall at the time be entitled hereunder. If the Owner Trustee shall for any reason fail to execute and deliver such instruments and documents after such request by the Mortgagee, the Mortgagee may (i) obtain a judgment conferring on the Mortgagee the right to immediate possession and requiring the Owner Trustee to execute and deliver such instruments and documents to the Mortgagee, to the entry of which judgment the Owner Trustee hereby specifically consents to the fullest extent permitted by Law, and (ii) pursue all or part of such Mortgaged Property wherever it may be found and, in the event that a Lease Event of Default has occurred and is continuing, may enter any of the premises of Lessee wherever such Mortgaged Property may be or be supposed to be and search for such Mortgaged Property and take possession of and remove such Mortgaged Property. All expenses of obtaining such judgment or of pursuing, searching for and taking such property shall, until paid, be secured by the Lien of this Trust Indenture.

                 (b) Upon every such taking of possession, the Mortgagee may, from time to time, at the expense of the Mortgaged Property, make all such expenditures for maintenance, use, operation, storage, insurance, leasing, control, management, disposition, modifications or alterations to and of the Mortgaged Property, as it may deem proper. In each such case, the Mortgagee shall have the right to maintain, use, operate, store, insure, lease, control, manage, dispose of, modify or alter the Mortgaged Property and to carry on the business and to exercise all rights and powers of the Owner Participant and the Owner Trustee relating to the Mortgaged Property, as the Mortgagee shall deem best, including the right to enter into any and all such agreements with respect to the maintenance, use, operation, storage, insurance, leasing, control, management, disposition, modification or alteration of the Mortgaged Property or any part thereof as the Mortgagee may determine, and the Mortgagee shall be entitled to collect and receive directly all tolls, rents (including Rent), revenues, issues, income, products and profits of the Mortgaged Property and every part thereof, except Excluded Payments, without prejudice, however, to the right of the Mortgagee under any provision of this Trust Indenture to collect and receive all cash held by, or required to be deposited with, the Mortgagee hereunder other than Excluded Payments. Such tolls, rents (including Rent), revenues, issues, income, products and profits shall be applied to pay the expenses of the maintenance, use, operation, storage, insurance, leasing, control, management, disposition, improvement, modification or alteration of the Mortgaged Property and of conducting the business thereof, and to make all payments which the Mortgagee may be required or may elect to make, if any, for taxes, assessments, insurance or other proper charges upon the Mortgaged Property or any part thereof (including the employment of engineers and accountants to examine, inspect and make reports upon the properties and books and records of the Owner Trustee), and all other payments which the Mortgagee may be required or authorized to make under any provision of this Trust Indenture, as well as just and reasonable compensation for the services of the Mortgagee, and of all persons properly engaged and employed by the Mortgagee with respect hereto.

                 SECTION 4.06. REMEDIES CUMULATIVE

                 Each and every right, power and remedy given to the Mortgagee specifically or otherwise in this Trust Indenture shall be cumulative and shall be in addition to every other right, power and remedy herein specifically given or now or hereafter existing at Law, in equity or by statute, and each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time and as often and in such order as may be deemed expedient by the Mortgagee, and the exercise or the beginning of the exercise of any power or remedy shall not be construed to be a waiver of the right to exercise at the same time or thereafter any other right, power or remedy. No delay or omission by the Mortgagee in the exercise of any right, remedy or power or in the pursuance of any remedy shall impair any such right, power or remedy or be construed to be a waiver of any default on the part of the Owner Trustee or Lessee or to be an acquiescence therein.

                  SECTION 4.07. DISCONTINUANCE OF PROCEEDINGS

                 In case the Mortgagee shall have instituted any proceeding to enforce any right, power or remedy under this Trust Indenture by foreclosure, entry or otherwise, and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Mortgagee, then and in every such case the Owner Trustee, the Mortgagee and Lessee shall, subject to any determination in such proceedings, be restored to their former positions and rights hereunder with respect to the Mortgaged Property, and all rights, remedies and powers of the Owner Trustee, the Mortgagee or Lessee shall continue as if no such proceedings had been instituted.

                 SECTION 4.08. WAIVER OF PAST DEFAULTS

                 Upon written instruction from a Majority in Interest of Note Holders, the Mortgagee shall waive any past Default hereunder and its consequences and upon any such waiver such Default shall cease to exist and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Trust Indenture, but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon; provided, that in the absence of written instructions from all the Note Holders, the Mortgagee shall not waive any Default (i) in the payment of the Original Amount, Make-Whole Amount, if any, and interest and other amounts due under any Equipment Note then outstanding, or (ii) in respect of a covenant or provision hereof which, under Article IX hereof, cannot be modified or amended without the consent of each Note Holder.

                 SECTION 4.09. APPOINTMENT OF RECEIVER

                 The Mortgagee shall, as a matter of right, be entitled to the appointment of a receiver (who may be the Mortgagee or any successor or nominee thereof) for all or any part of the Mortgaged Property, whether such receivership be incidental to a proposed sale of the Mortgaged Property or the taking of possession thereof or otherwise, and the Owner Trustee hereby consents to the appointment of such a receiver and will not oppose any such appointment. Any receiver appointed for all or any part of the Mortgaged Property shall be entitled to exercise all the rights and powers of the Mortgagee with respect to the Mortgaged Property.

                 SECTION 4.10. MORTGAGEE AUTHORIZED TO EXECUTE BILLS OF SALE,
ETC.

                 Subject to the provisions of this Trust Indenture, the Owner Trustee irrevocably appoints the Mortgagee the true and lawful attorney-in-fact of the Owner Trustee (which appointment is coupled with an interest) in its name and stead and on its behalf, for the purpose of effectuating any sale, assignment, transfer or delivery for the enforcement of the Lien of this Trust Indenture, whether pursuant to foreclosure or power of sale, assignments and other instruments as may be necessary or appropriate, with full power of substitution, the Owner Trustee hereby ratifying and confirming all that such attorney or any substitute shall do by virtue hereof in accordance with applicable law. Nevertheless, if so requested by the Mortgagee or any purchaser, the Owner Trustee shall ratify and confirm any such sale, assignment, transfer or delivery, by executing and delivering to the Mortgagee or such purchaser all bills of sale, assignments, releases and other proper instruments to effect such ratification and confirmation as may be designated in any such request.

                 SECTION 4.11. RIGHTS OF NOTE HOLDERS TO RECEIVE PAYMENT

                 Notwithstanding any other provision of this Trust Indenture, the right of any Note Holder to receive payment of principal of, and premium, if any, and interest on an Equipment Note on or after the respective due dates expressed in such Equipment Note, or to bring suit for the enforcement of any such payment on or after such respective dates in accordance with the terms hereof, shall not be impaired or affected without the consent of such Note Holder.


                                   ARTICLE V

                            DUTIES OF THE MORTGAGEE

                 SECTION 5.01. NOTICE OF EVENT OF DEFAULT

                 If the Mortgagee shall have Actual Knowledge of an Event of Default or of a Default arising from a failure to pay Rent, the Mortgagee shall give prompt written notice thereof to the Owner Trustee, the Owner Participant, Lessee, and each Note Holder. Subject to the terms of Sections 2.13, 4.03, 4.04, 4.08, 5.02 and 5.03 hereof, the Mortgagee shall take such action, or refrain from taking such action, with respect to such Event of Default or Default (including with respect to the exercise of any rights or remedies hereunder) as the Mortgagee shall be instructed in writing by a Majority in Interest of Note Holders. Subject to the provisions of Section 5.03, if the Mortgagee shall not have received instructions as above provided within 20 days after mailing notice of such Event of Default to the Note Holders, the Mortgagee may, subject to instructions thereafter received pursuant to the preceding provisions of this Section 5.01, take such action, or refrain from taking such action, but shall be under no duty to take or refrain from taking any action, with respect to such Event of Default or Default as it shall determine advisable in the best interests of the Note Holders; provided, however, that the Mortgagee may not sell the Aircraft or any Engine without the consent of a Majority in Interest of Note Holders. For all purposes of this Trust Indenture, in the absence of Actual Knowledge on the part of the Mortgagee, the Owner Trustee or the Owner Participant, the Mortgagee, the Owner Trustee or the Owner Participant, as the case may be, shall not be deemed to have knowledge of a Default or an Event of Default (except, in the case of the Mortgagee, the failure of Lessee to pay any installment of Basic Rent within one Business Day after the same shall become due, if any portion of such installment was then required to be paid to the Mortgagee, which failure shall constitute knowledge of a Default) unless notified in writing by Lessee, the Owner Trustee, the Owner Participant or one or more Note Holders.

                 SECTION 5.02. ACTION UPON INSTRUCTIONS; CERTAIN RIGHTS AND LIMITATIONS

                 (a)  Subject to the terms of Sections 2.13, 4.03, 4.04(a) and
(b), 4.08, 5.01 and 5.03 hereof, upon the written instructions at any time and from time to time of a Majority in Interest of Note Holders, the Mortgagee shall, subject to the terms of this Section 5.02, take such of the following actions as may be specified in such instructions: (i) give such notice or direction or exercise such right, remedy or power hereunder as shall be specified in such instructions; (ii) give such notice or direction or exercise such right, remedy or power under the Lease, the Participation Agreement, the Purchase Agreement, the Purchase Agreement Assignment, or any other part of the Trust Indenture Estate as shall be specified in such instructions; and (iii) approve as satisfactory to the Mortgagee all matters required by the terms of the Lease to be satisfactory to the Owner Trustee, it being understood that without the written instructions of a Majority in Interest of Note Holders, the Mortgagee shall not approve any such matter as satisfactory to the Mortgagee; provided, that anything contained in this Trust Indenture, the Lease or the other Operative Agreements to the contrary notwithstanding, but subject to the next paragraph hereof:

                 (1) the Owner Trustee or the Owner Participant, may, without the consent of the Mortgagee, demand, collect, sue for or otherwise obtain all amounts included in Excluded Payments from Lessee and seek legal or equitable remedies to require Lessee to maintain the insurance coverage referred to in Section 11 of the Lease [(or the comparable provisions of any assigned Permitted Sublease)]* provided, that the rights referred to in this clause (1) shall not be deemed to include the exercise of any remedies provided for in Section 15 of the Lease other than the right to proceed by appropriate court action, either at Law or in equity, to enforce payment by Lessee of such amounts included in Excluded Payments or performance by Lessee of such insurance covenant or to recover damages for the breach thereof or for specific performance of any other term of the Lease [(or the comparable provisions of any assigned Permitted Sublease)]*;

                 (2) (A) the Mortgagee shall not, without the consent of the Owner Trustee, enter into, execute or deliver amendments or modifications in respect of any of the provisions of the Lease[, any assigned Permitted Sublease or any Permitted Sublease assignment*, and
         (B) unless a Mortgagee Event shall have occurred and be continuing, the Mortgagee shall not, without the consent of the Owner Trustee, which consent shall not be withheld if no right or interest of the Owner Trustee or the Owner Participant shall be diminished or impaired thereby, (i) enter into, execute or deliver waivers or consents in respect of any of the provisions of the Lease, or (ii) approve any accountants, engineers, appraisers or counsel as satisfactory to render services for or issue opinions to the Owner Trustee pursuant to the Operative Agreements, provided that whether or not any Mortgagee Event has occurred and is continuing, the Owner Trustee's consent shall be required with respect to any waivers or consents in respect of any of the provisions of Section 5, 7 or 11 of the Lease, or of any other Section of the Lease to the extent such action shall affect (y) the amount or timing of, or the right to enforce payment of any Excluded Payment or (z) the amount or timing of any amounts payable by the Lessee under the Lease as originally executed (or as subsequently modified with the consent of the Owner Trustee) which, absent the occurrence and continuance of an Event of Default hereunder, would be distributable to the Owner Trustee under
         Article III hereof;

                 (3) whether or not a Default or Event of Default under the Trust Indenture has occurred and is continuing, the Owner Trustee and the Owner Participant shall have the right, together with the Mortgagee, (i) to receive from Lessee [or any Permitted Sublessee]* certificates and other documents and information which Lessee is required to give or furnish to the Owner Trustee or the Lessor pursuant to any Operative Agreement and (ii) to inspect in accordance with the Lease the Airframe and Engines and all Aircraft Documents;

                 (4) whether or not a Default or Event of Default under the Trust Indenture has occurred and is continuing, the Owner Trustee shall have the right to adjust upwards Rent, Stipulated Loss Values and Termination Values as provided in Section 3.2.1 of the Lease;

                 (5) so long as no Mortgagee Event has occurred and is continuing, the Owner Trustee shall have the right, to the exclusion of the Mortgagee, to adjust Basic Rent, Stipulated Loss Values and Termination Values as provided in Section 3.2 of the Lease or to adjust downward any installment or amount of Basic Rent, Stipulated Loss Value or Termination Value, as such installments and amounts are set forth in Schedules 2, 3 and 4, respectively, to the Lease, to the extent of the portion of such installment or amount that would, under
         Section 3.01, 3.02 or 3.03 hereof, as the case may be, be distributable to the Owner Trustee or the Owner Participant;

                 (6) whether or not a Default or Event of Default under the Trust Indenture has occurred and is continuing, the Owner Trustee may, without the consent of the Mortgagee, (i) solicit and make bids with respect to the Aircraft under Section 9 of the Lease in respect of a termination of the Lease by Lessee pursuant to Section 9 thereof, (ii) determine Fair Market Sales Value and Fair Market Rental Value under
         Section 17 of the Lease for all purposes except following a Mortgagee Event pursuant to Section 15 of the Lease, and (iii) make an election pursuant to and in accordance with the provisions of Sections 9.1(b),
         9.2 and 9.3 of the Lease; and





__________________________________

* Insert bracketed language if the Lease provides for the assignment of a permitted sublease.

                 (7) so long as no Mortgagee Event shall have occurred and be continuing, all other rights of the "Lessor" under the Lease [or any assigned Permitted Sublease* shall be exercised by the Owner Trustee to the exclusion of the Mortgagee including, without limitation, the right to (i) exercise all rights with respect to Lessee's use and operation, modification or maintenance of the Aircraft and any Engine which the Lease specifically confers on the Lessor, and (ii) consent to and approve any assignment pursuant to Section 13 of the Lease; provided that the foregoing shall not (x) limit (A) any rights separately granted to the Mortgagee under the Operative Agreements or
         (B) the right of the Mortgagee to receive any funds to be delivered to the "Lessor" under the Lease (except with respect to Excluded Payments) and under the Purchase Agreement or (y) confer upon the Owner Trustee the right to adversely affect the validity or enforceability of the lien of this Indenture.

                 Notwithstanding anything to the contrary contained herein (including this Section 5.02), the Mortgagee shall have the right, to the exclusion of the Owner Trustee and the Owner Participant, to (A) declare the Lease to be in default under Section 15 thereof and (B) subject only to the provisions of Sections 4.03, 4.04(a) and (b) and 2.14 hereof, exercise the remedies set forth in such Section 15 (other than in connection with Excluded Payments and provided that each of the Owner Trustee, Owner Participant and Mortgagee shall independently retain the rights set forth in clause (ii) of
Section 15.1.5 of the Lease) at any time that a Lease Event of Default shall have occurred and be continuing. Further and for the avoidance of doubt, and anything to the contrary contained herein (including this Section 5.02), in no event may the Owner Trustee amend or otherwise modify the provisions of Section 3.2.1(e) of the Lease or of the final sentence of the definition of Stipulated Loss Value or Termination Value, in any such case, without the prior written consent of the Mortgagee.

                 The Mortgagee will execute and the Owner Trustee will file or cause to be filed such continuation statements with respect to financing statements relating to the security interest created hereunder in the Trust Indenture Estate as may be specified from time to time in written instructions of a Majority in Interest of Note Holders (which instructions shall be accompanied by the form of such continuation statement so to be filed). The Mortgagee will furnish to each Note Holder (and, during the continuation of a Mortgagee Event, to the Owner Trustee and Owner Participant), promptly upon receipt thereof, duplicates or copies of all reports, notices, requests, demands, certificates and other instruments furnished to the Mortgagee under the Lease or hereunder, including, without limitation, a copy of any Termination Notice (as defined in the Lease) and a copy of each report or notice received pursuant to Section 9 and Paragraph E of





__________________________________

* Insert bracketed language if the Lease provides for the assignment of a permitted sublease.

Annex D of the Lease, respectively to the extent that the same shall not have been furnished to such holder pursuant hereto or the Lease.

                 (b) If any Lease Event of Default shall have occurred and be continuing and the Owner Trustee shall not have cured fully such Lease Event of Default under and in accordance with Section 4.03 hereof, on request of a Majority in Interest of Note Holders, the Mortgagee shall declare the Lease to be in default pursuant to Section 15 thereof and exercise those remedies specified by such Note Holders. The Mortgagee agrees to provide to the Note Holders, the Owner Trustee and the Owner Participant concurrently with such declaration by the Mortgagee, notice of such declaration by the Mortgagee.

                 SECTION 5.03. INDEMNIFICATION

                 The Mortgagee shall not be required to take any action or refrain from taking any action under Section 5.01 (other than the first sentence thereof), 5.02 or Article IV hereof unless the Mortgagee shall have been indemnified to its reasonable satisfaction against any liability, cost or expense (including counsel fees) which may be incurred in connection therewith pursuant to a written agreement with one or more Note Holders. The Mortgagee agrees that it shall look solely to the Note Holders for the satisfaction of any indemnity (except expenses for foreclosure of the type referred to in clause "First" of Section 3.03 hereof) owed to it pursuant to this Section
5.03. The Mortgagee shall not be under any obligation to take any action under this Trust Indenture or any other Operative Agreement and nothing herein or therein shall require the Mortgagee to expend or risk its own funds or otherwise incur the risk of any financial liability in the performance of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it (the written indemnity of any Note Holder who is a QIB, signed by an authorized officer thereof, in favor of, delivered to and in form reasonably satisfactory to the Mortgagee shall be accepted as reasonable assurance of adequate indemnity). The Mortgagee shall not be required to take any action under Section 5.01 (other than the first sentence thereof) or 5.02 or Article IV hereof, nor shall any other provision of this Trust Indenture or any other Operative Agreement be deemed to impose a duty on the Mortgagee to take any action, if the Mortgagee shall have been advised by counsel that such action is contrary to the terms hereof or of the Lease or is otherwise contrary to Law.

                 SECTION 5.04. NO DUTIES EXCEPT AS SPECIFIED IN TRUST INDENTURE OR INSTRUCTIONS

                 The Mortgagee shall not have any duty or obligation to use, operate, store, lease, control, manage, sell, dispose of or otherwise deal with the Aircraft or any other part of the Trust Indenture Estate, or to otherwise take or refrain from taking any action under, or in connection with, this Trust Indenture or any part of the Trust Indenture Estate, except as expressly provided by the terms of this Trust Indenture or as expressly provided in written instructions from Note Holders as provided in this Trust Indenture; and no implied duties or obligations shall be read into this Trust Indenture against the Mortgagee. The Mortgagee agrees that it will in its individual capacity and at its own cost and expense (but without any right of indemnity in respect of any such cost or expense under Section 7.01 hereof), promptly take such action as may be necessary duly to discharge all liens and encumbrances on any part of the Trust Indenture Estate which result from claims against it in its individual capacity not related to the ownership of the Aircraft or the administration of the Trust Indenture Estate or any other transaction pursuant to this Trust Indenture or any document included in the Trust Indenture Estate.

                 SECTION 5.05. NO ACTION EXCEPT UNDER LEASE, TRUST INDENTURE OR INSTRUCTIONS

                 The Owner Trustee and the Mortgagee agree that they will not use, operate, store, lease, control, manage, sell, dispose of or otherwise deal with the Aircraft or any other part of the Trust Indenture Estate except (i) as required by the terms of the Lease or (ii) in accordance with the powers granted to, or the authority conferred upon, the Owner Trustee and the Mortgagee pursuant to this Trust Indenture and in accordance with the express terms hereof.

                 SECTION 5.06. REPLACEMENT AIRFRAMES AND REPLACEMENT ENGINES

                 At any time an Airframe or Engine is to be replaced under or pursuant to Section 10 of the Lease by a Replacement Airframe or Replacement Engine, if no Lease Event of Default is continuing, the Owner Trustee shall direct the Mortgagee to execute and deliver to the Owner Trustee an appropriate instrument releasing such Airframe and/or Engine as appropriate from the Lien of this Trust Indenture and the Mortgagee shall execute and deliver such instrument as aforesaid, but only upon compliance by Lessee with the applicable provisions of Section 10 of the Lease.

                 SECTION 5.07. INDENTURE SUPPLEMENTS FOR REPLACEMENTS

                 If a Replacement Airframe or Replacement Engine is being substituted as contemplated by Section 10 of the Lease, the Owner Trustee and the Mortgagee agree for the benefit of the Note Holders and Lessee, subject to fulfillment of the conditions precedent and compliance by Lessee with its obligations set forth in Section 10 of the Lease and the requirements of Section 5.06 hereof with respect to such Replacement Airframe or Replacement Engine, to execute and deliver a Lease Supplement and a Trust Indenture Supplement, as applicable, as contemplated by Section 10 of the Lease.

                 SECTION 5.08. EFFECT OF REPLACEMENT

                 In the event of the substitution of an Airframe or of a Replacement Engine pursuant to Section 10 of the Lease, all provisions of this Trust Indenture relating to the Airframe or Engine or Engines being replaced shall be applicable to such Replacement Airframe or Replacement Engine or Engines with the same force and effect as if such Replacement Airframe or Replacement Engine or Engines were the same airframe or engine or engines, as the case may be, as the Airframe or Engine or Engines being replaced but for the Event of Loss with respect to the Airframe or Engine or Engines being replaced.

                 SECTION 5.09. INVESTMENT OF AMOUNTS HELD BY MORTGAGEE

                 Any amounts held by the Mortgagee as assignee of the Owner Trustee's rights to hold monies for security pursuant to Section 4.4 of the Lease shall be held in accordance with the terms of such Section and the Mortgagee agrees, for the benefit of Lessee, to perform the duties of the Owner Trustee under such Section. Any amounts held by the Mortgagee pursuant to the proviso to the first sentence of Section 3.01, pursuant to Section 3.02, or pursuant to any provision of any other Operative Agreement providing for amounts to be held by the Mortgagee which are not distributed pursuant to the other provisions of Article III hereof shall be invested by the Mortgagee from time to time in Cash Equivalents as directed by the Owner Trustee so long as the Mortgagee may acquire the same using its best efforts. Unless otherwise expressly provided in this Trust Indenture, any income realized as a result of any such investment, net of the Mortgagee's reasonable fees and expenses in making such investment, shall be held and applied by the Mortgagee in the same manner as the principal amount of such investment is to be applied and any losses, net of earnings and such reasonable fees and expenses, shall be charged against the principal amount invested. The Mortgagee shall not be liable for any loss resulting from any investment required to be made by it under this Trust Indenture other than by reason of its willful misconduct or gross negligence, and any such investment may be sold (without regard to its maturity) by the Mortgagee without instructions whenever such sale is necessary to make a distribution required by this Trust Indenture.

                                   ARTICLE VI

                      THE OWNER TRUSTEE AND THE MORTGAGEE

                 SECTION 6.01. ACCEPTANCE OF TRUSTS AND DUTIES

                 The Mortgagee accepts the duties hereby created and applicable to it and agrees to perform the same but only upon the terms of this Trust Indenture and agrees to receive and disburse all monies constituting part of the Trust Indenture Estate in accordance with the terms hereof. The Owner Trustee, in its individual capacity, and the Mortgagee, in its individual capacity, shall not be answerable or accountable under any circumstances, except (i) for their own willful misconduct or gross negligence (other than for the handling of funds, for which the standard of accountability shall be willful misconduct or negligence), (ii) in the case of the Mortgagee, as provided in the fourth sentence of Section 2.04(a) hereof and the last sentence of Section 5.04 hereof, and (iii) for liabilities that may result, in the case of the Owner Trustee, from the inaccuracy of any representation or warranty of the Owner Trustee expressly made in its individual capacity in the Participation Agreement or in Section 4.01(b) or 6.03 hereof (or in any certificate furnished to the Mortgagee or any Note Holder in connection with the transactions contemplated by the Operative Agreements) or, in the case of the Mortgagee (in its individual capacity), from the inaccuracy of any representation or warranty of the Mortgagee (in its individual capacity) in the Participation Agreement or expressly made hereunder. Neither the Owner Trustee nor the Mortgagee shall be liable for any action or inaction of the other or of the Owner Participant.

                 SECTION 6.02. ABSENCE OF DUTIES

                 In the case of the Mortgagee, except in accordance with written instructions furnished pursuant to Section 5.01 or 5.02 hereof, and except as provided in, and without limiting the generality of, Sections 5.03,
5.04 and 6.08 hereof and, in the case of the Owner Trustee, except as provided in Section 4.01(b) hereof, the Owner Trustee and the Mortgagee shall have no duty (i) to see to any registration of the Aircraft or any recording or filing of the Lease or of this Trust Indenture or any other document, or to see to the maintenance of any such registration, recording or filing, (ii) to see to any insurance on the Aircraft or to effect or maintain any such insurance, whether or not Lessee shall be in default with respect thereto, (iii) to see to the payment or discharge of any lien or encumbrance of any kind against any part of the Trust Estate or the Trust Indenture Estate, (iv) to confirm, verify or inquire into the failure to receive any financial statements from Lessee, or
(v) to inspect the Aircraft at any time or ascertain or inquire as to the performance or observance of any of Lessee's covenants under the Lease [or any of the

Permitted Sublessee's covenants under any assigned Permitted Sublease]* with respect to the Aircraft. The Owner Participant shall not have any duty or responsibility hereunder, including, without limitation, any of the duties mentioned in clauses (i) through (v) above; provided, that nothing contained in this sentence shall limit any obligations of the Owner Participant under the Participation Agreement or relieve the Owner Participant from any restriction under Section 4.03 hereof.

                 SECTION 6.03. NO REPRESENTATIONS OR WARRANTIES AS TO AIRCRAFT OR DOCUMENTS

                 NEITHER THE MORTGAGEE IN ITS INDIVIDUAL OR TRUST CAPACITY NOR THE OWNER TRUSTEE IN ITS INDIVIDUAL CAPACITY OR AS OWNER TRUSTEE UNDER THE TRUST AGREEMENT, MAKES OR SHALL BE DEEMED TO HAVE MADE AND EACH HEREBY EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE TITLE, AIRWORTHINESS, VALUE, COMPLIANCE WITH SPECIFICATIONS, CONDITION, DESIGN, QUALITY, DURABILITY, OPERATION, MERCHANTABILITY OR FITNESS FOR USE FOR A PARTICULAR PURPOSE OF THE AIRCRAFT OR ANY ENGINE, AS TO THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, AS TO THE ABSENCE OF ANY INFRINGEMENT OF ANY PATENT, TRADEMARK OR COPYRIGHT, AS TO THE ABSENCE OF OBLIGATIONS BASED ON STRICT LIABILITY IN TORT OR ANY OTHER REPRESENTATION OR WARRANTY WHATSOEVER, except the Owner Trustee in its individual capacity warrants that (i) the Owner Trustee has received on the Delivery Date whatever title was conveyed to it, and (ii) the Aircraft is free and clear of Lessor Liens attributable to the Owner Trustee in its individual capacity. Neither the Owner Trustee, in its individual capacity or as Owner Trustee under the Trust Agreement, nor the Mortgagee, in its individual or trust capacities, makes or shall be deemed to have made any representation or warranty as to the validity, legality or enforceability of this Trust Indenture, the Trust Agreement, the Participation Agreement, the Equipment Notes, the Lease, the Purchase Agreement or the Purchase Agreement Assignment with the Consent and Agreement and the Engine Consent and Agreement attached thereto, or as to the correctness of any statement contained in any thereof, except for the representations and warranties of the Owner Trustee made in its individual capacity and the representations and warranties of the Mortgagee in its individual capacity, in each case expressly made in this Trust Indenture or in the Participation Agreement. The Loan Participants, the Note Holders and the Owner Participant make no representation or warranty hereunder whatsoever.





__________________________________

* Insert bracketed language if the Lease provides for the assignment of a permitted sublease.

                 SECTION 6.04. NO SEGREGATION OF MONIES; NO INTEREST

                 Any monies paid to or retained by the Mortgagee pursuant to any provision hereof and not then required to be distributed to the Note Holders, Lessee or the Owner Trustee as provided in Article III hereof need not be segregated in any manner except to the extent required by Law or Section 4.4 of the Lease and Section 5.09 hereof, and may be deposited under such general conditions as may be prescribed by Law, and the Mortgagee shall not be liable for any interest thereon (except that the Mortgagee shall invest all monies held as directed by Lessee so long as no Lease Event of Default or Lease Default has occurred and is continuing (or in the absence of such direction, by the Majority In Interest of Note Holders) in Cash Equivalents; provided, however, that any payments received, or applied hereunder, by the Mortgagee shall be accounted for by the Mortgagee so that any portion thereof paid or applied pursuant hereto shall be identifiable as to the source thereof.

                 SECTION 6.05. RELIANCE; AGREEMENTS; ADVICE OF COUNSEL

                 Neither the Owner Trustee nor the Mortgagee shall incur any liability to anyone in acting upon any signature, instrument, notice, resolution, request, consent, order, certificate, report, opinion, bond or other document or paper believed by it to be genuine and believed by it to be signed by the proper party or parties. The Owner Trustee and the Mortgagee may accept a copy of a resolution of the Board of Directors (or Executive Committee thereof) of any party to the Participation Agreement, certified by the Secretary or an Assistant Secretary thereof as duly adopted and in full force and effect, as conclusive evidence that such resolution has been duly adopted and that the same is in full force and effect. As to the aggregate unpaid Original Amount of Equipment Notes outstanding as of any date, the Owner Trustee may for all purposes hereof rely on a certificate signed by any Vice President or other authorized corporate trust officer of the Mortgagee. As to any fact or matter relating to Lessee the manner of which is not specifically described herein, the Owner Trustee and the Mortgagee may for all purposes hereof rely on a certificate, signed by a duly authorized officer of Lessee, as to such fact or matter, and such certificate shall constitute full protection to the Owner Trustee and the Mortgagee for any action taken or omitted to be taken by them in good faith in reliance thereon. The Mortgagee shall assume, and shall be fully protected in assuming, that the Owner Trustee is authorized by the Trust Agreement to enter into this Trust Indenture and to take all action to be taken by it pursuant to the provisions hereof, and shall not inquire into the authorization of the Owner Trustee with respect thereto. In the administration of the trusts hereunder, the Owner Trustee and the Mortgagee each may execute any of the trusts or powers hereof and perform its powers and duties hereunder directly or through agents or attorneys and may, at the expense of the Trust Indenture Estate, advise with counsel, accountants and other skilled persons to be selected and retained by it, and the Owner Trustee and the Mortgagee shall not be liable for anything done, suffered or omitted in good faith by them in accordance with the written advice or written opinion of any such counsel, accountants or other skilled persons.

                 SECTION 6.06. CAPACITY IN WHICH ACTING

                 The Owner Trustee acts hereunder solely as trustee as herein and in the Trust Agreement provided, and not in its individual capacity, except as otherwise expressly provided herein, in the Trust Agreement and in the Participation Agreement.

                 SECTION 6.07. COMPENSATION

                 The Mortgagee shall be entitled to reasonable compensation, including expenses and disbursements (including the reasonable fees and expenses of counsel), for all services rendered hereunder and shall, on and subsequent to an Event of Default hereunder, have a priority claim on the Trust Indenture Estate for the payment of such compensation, to the extent that such compensation shall not be paid by Lessee, and shall have the right, on and subsequent to an Event of Default hereunder, to use or apply any monies held by it hereunder in the Trust Indenture Estate toward such payments. The Mortgagee agrees that it shall have no right against the Loan Participants, the Note Holders, the Owner Trustee or the Owner Participant for any fee as compensation for its services as trustee under this Trust Indenture.

                  SECTION 6.08. INSTRUCTIONS FROM NOTE HOLDERS

                 In the administration of the trusts created hereunder, the Mortgagee shall have the right to seek instructions from a Majority in Interest of Note Holders should any provision of this Trust Indenture appear to conflict with any other provision herein or should the Mortgagee's duties or obligations hereunder be unclear, and the Mortgagee shall incur no liability in refraining from acting until it receives such instructions. The Mortgagee shall be fully protected for acting in accordance with any instructions received under this
Section 6.08.


                                  ARTICLE VII

                 INDEMNIFICATION OF MORTGAGEE BY OWNER TRUSTEE

                 SECTION 7.01. SCOPE OF INDEMNIFICATION

                 The Owner Trustee, not in its individual capacity, but solely as Owner Trustee, hereby agrees, whether or not any of the transactions contemplated hereby shall be consummated, except as to matters covered by any indemnity furnished as contemplated by Section 5.03 hereof and except as otherwise provided in Section 2.03 or 2.04(b) hereof, to assume liability for, and does hereby indemnify, protect, save and keep harmless the Mortgagee (in its individual and trust capacities), and its successors, assigns, agents and servants, from and against any and all liabilities, obligations, losses, damages, penalties, taxes (excluding any taxes payable by the Mortgagee on or measured by any compensation received by the Mortgagee for its services under this Trust Indenture), claims, actions, suits, costs, expenses or disbursements (including legal fees and expenses) of any kind and nature whatsoever, which may be imposed on, incurred by or asserted against the Mortgagee (whether or not also indemnified against by any other person under any other document) in any way relating to or arising out of this Trust Indenture or any other Operative Agreement to which it is a party or the enforcement of any of the terms of any thereof, or in any way relating to or arising out of the manufacture, purchase, acceptance, non-acceptance, rejection, ownership, delivery, lease, possession, use, operation, condition, sale, return or other disposition of the Aircraft or any Engine (including, without limitation, latent or other defects, whether or not discoverable, and any claim for patent, trademark or copyright infringement), or in any way relating to or arising out of the administration of the Trust Indenture Estate or the action or inaction of the Mortgagee hereunder except only in the case of willful misconduct or gross negligence (or negligence in the case of handling funds) of the Mortgagee in the performance of its duties hereunder or resulting from the inaccuracy of any representation or warranty of the Mortgagee (in its individual capacity) referred to in
Section 6.03 hereof, or as provided in Section 6.01 hereof or in the last sentence of Section 5.04 hereof, or as otherwise excluded by the terms of
Section 9.1 or 9.3 of the Participation Agreement from Lessee's indemnities under such Sections. In addition, if necessary, the Mortgagee shall be entitled to indemnification from the Trust Indenture Estate for any liability, obligation, loss, damage, penalty, claim, action, suit, cost, expense or disbursement indemnified against pursuant to this Section 7.01 to the extent not reimbursed by Lessee or others, but without releasing any of them from their respective agreements of reimbursement; and to secure the same the Mortgagee shall have a prior Lien on the Trust Indenture Estate. Without limiting the foregoing, the Mortgagee agrees that, prior to seeking indemnification from the Trust Indenture Estate, it will demand, and diligently pursue in good faith (but with no duty to exhaust all legal remedies therefor), indemnification available to the Mortgagee from Lessee under the Lease or the Participation Agreement.


                                  ARTICLE VIII

                        SUCCESSOR AND SEPARATE TRUSTEES

                 SECTION 8.01. NOTICE OF SUCCESSOR OWNER TRUSTEE

                 In the case of any appointment of a successor to the Owner Trustee pursuant to the Trust Agreement including upon any merger, conversion, consolidation or sale of substantially all of the corporate trust business of the Owner Trustee pursuant to the Trust Agreement, the successor Owner Trustee shall give prompt written notice thereof to the Mortgagee, Lessee and the Note Holders.

                 SECTION 8.02. RESIGNATION OF MORTGAGEE; APPOINTMENT OF
SUCCESSOR

                 (a) The Mortgagee or any successor thereto may resign at any time without cause by giving at least 30 days' prior written notice to Lessee, the Owner Trustee, the Owner Participant and each Note Holder, such resignation to be effective upon the acceptance of the trusteeship by a successor Mortgagee. In addition, a Majority in Interest of Note Holders may at any time (but only with the consent of the Lessee, which consent shall not be unreasonably withheld, except that such consent shall not be necessary if a Lease Event of Default is continuing) remove the Mortgagee without cause by an instrument in writing delivered to the Owner Trustee, Lessee, the Owner Participant and the Mortgagee, and the Mortgagee shall promptly notify each Note Holder thereof in writing, such removal to be effective upon the acceptance of the trusteeship by a successor Mortgagee. In the case of the resignation or removal of the Mortgagee, a Majority in Interest of Note Holders may appoint a successor Mortgagee by an instrument signed by such holders, which successor, so long as no Lease Event of Default shall have occurred and be continuing, shall be subject to Lessee's reasonable approval. If a successor Mortgagee shall not have been appointed within 30 days after such notice of resignation or removal, the Mortgagee, the Owner Trustee, the Owner Participant or any Note Holder may apply to any court of competent jurisdiction to appoint a successor Mortgagee to act until such time, if any, as a successor shall have been appointed as above provided. The successor Mortgagee so appointed by such court shall immediately and without further act be superseded by any successor Mortgagee appointed as above provided.

                 (b) Any successor Mortgagee, however appointed, shall execute and deliver to the Owner Trustee, the predecessor Mortgagee and the Lessee an instrument accepting such appointment and assuming the obligations of the Mortgagee under the Participation Agreement arising from and after the time of such appointment, and thereupon such successor Mortgagee, without further act, shall become vested with all the estates, properties, rights, powers and duties of the predecessor Mortgagee hereunder in the trust hereunder applicable to it with like effect as if originally named the Mortgagee herein; but nevertheless upon the written request of such successor Mortgagee, such predecessor Mortgagee shall execute and deliver an instrument transferring to such successor Mortgagee, upon the trusts herein expressed applicable to it, all the estates, properties, rights and powers of such predecessor Mortgagee, and such predecessor Mortgagee shall duly assign, transfer, deliver and pay over to such successor Mortgagee all monies or other property then held by such predecessor Mortgagee hereunder.

                 (c) Any successor Mortgagee, however appointed, shall be a bank or trust company having its principal place of business in the Borough of Manhattan, City and State of New York; Chicago, Illinois; Hartford, Connecticut; Wilmington, Delaware; or Boston, Massachusetts and having (or whose obligations under the Operative Agreements are guaranteed by an affiliated entity having) a combined capital and surplus of at least $100,000,000, if there be such an institution willing, able and legally qualified to perform the duties of the Mortgagee hereunder upon reasonable or customary terms.

                 (d) Any corporation into which the Mortgagee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Mortgagee shall be a party, or any corporation to which substantially all the corporate trust business of the Mortgagee may be transferred, shall, subject to the terms of paragraph (c) of this Section 8.02, be a successor Mortgagee and the Mortgagee under this Trust Indenture without further act.

                 SECTION 8.03. APPOINTMENT OF ADDITIONAL AND SEPARATE TRUSTEES

                 (a) Whenever (i) the Mortgagee shall deem it necessary or desirable in order to conform to any Law of any jurisdiction in which all or any part of the Trust Indenture Estate shall be situated or to make any claim or bring any suit with respect to or in connection with the Trust Indenture Estate, this Trust Indenture, any other Indenture Agreement, the Equipment Notes or any of the transactions contemplated by the Participation Agreement,
(ii) the Mortgagee shall be advised by counsel satisfactory to it that it is so necessary or prudent in the interests of the Note Holders (and the Mortgagee shall so advise the Owner Trustee and Lessee), or (iii) the Mortgagee shall have been requested to do so by a Majority in Interest of Note Holders, then in any such case, the Mortgagee and, upon the written request of the Mortgagee, the Owner Trustee, shall execute and deliver an indenture supplemental hereto and such other instruments as may from time to time be necessary or advisable either (1) to constitute one or more bank or trust companies or one or more persons approved by the Mortgagee, either to act jointly with the Mortgagee as additional trustee or trustees of all or any part of the Trust Indenture Estate, or to act as separate trustee or trustees of all or any part of the Trust Indenture Estate, in each case with such rights, powers, duties and obligations consistent with this Trust Indenture as may be provided in such supplemental indenture or other instruments as the Mortgagee or a Majority in Interest of Note Holders may deem necessary or advisable, or (2) to clarify, add to or subtract from the rights, powers, duties and obligations theretofore granted any such additional or separate trustee, subject in each case to the remaining provisions of this Section 8.03. If the Owner Trustee shall not have taken any action requested of it under this Section 8.03(a) that is permitted or required by its terms within 15 days after the receipt of a written request from the Mortgagee so to do, or if an Event of Default shall have occurred and be continuing, the Mortgagee may act under the foregoing provisions of this
Section 8.03(a) without the concurrence of the Owner Trustee, and the Owner Trustee hereby irrevocably appoints (which appointment is coupled with an interest) the Mortgagee, its agent and attorney-in-fact to act for it under the foregoing provisions of this Section 8.03(a) in either of such contingencies. The Mortgagee may, in such capacity, execute, deliver and perform any such supplemental indenture, or any such instrument, as may be required for the appointment of any such additional or separate trustee or for the clarification of, addition to or subtraction from the rights, powers, duties or obligations theretofore granted to any such additional or separate trustee. In case any additional or separate trustee appointed under this
Section 8.03(a) shall die, become incapable of acting, resign or be moved, all the assets, property, rights, powers, trusts, duties and obligations of such additional or separate trustee shall revert to the Mortgagee until a successor additional or separate trustee is appointed as provided in this Section 8.03(a).

                 (b) No additional or separate trustee shall be entitled to exercise any of the rights, powers, duties and obligations conferred upon the Mortgagee in respect of the custody, investment and payment of monies and all monies received by any such additional or separate trustee from or constituting part of the Trust Indenture Estate or otherwise payable under any Operative Agreement to the Mortgagee shall be promptly paid over by it to the Mortgagee. All other rights, powers, duties and obligations conferred or imposed upon any additional or separate trustee shall be exercised or performed by the Mortgagee and such additional or separate trustee jointly except to the extent that applicable Law of any jurisdiction in which any particular act is to be performed renders the Mortgagee incompetent or unqualified to perform such act, in which event such rights, powers, duties and obligations (including the holding of title to all or part of the Trust Indenture Estate in any such jurisdiction) shall be exercised and performed by such additional or separate trustee. No additional or separate trustee shall take any discretionary action except on the instructions of the Mortgagee or a Majority in Interest of Note Holders. No trustee hereunder shall be personally liable by reason of any act or omission of any other trustee hereunder, except that the Mortgagee shall be liable for the consequences of its lack of reasonable care in selecting, and the Mortgagee's own actions in acting with, any additional or separate trustee. Each additional or separate trustee appointed pursuant to this Section 8.03 shall be subject to, and shall have the benefit of Articles IV through VIII and
Article X hereof insofar as they apply to the Mortgagee. The powers of any additional or separate trustee appointed pursuant to this Section 8.03 shall not in any case exceed those of the Mortgagee hereunder.

                 (c) If at any time the Trustee shall deem it no longer necessary or in order to conform to any such Law or take any such action or shall be advised by such counsel that it is no longer so necessary or desirable in the interest of the Note Holders, or in the event that the Mortgagee shall have been requested to do so in writing by a Majority in Interest of Note Holders, the Mortgagee and, upon the written request of the Mortgagee, the Owner Trustee, shall execute and deliver an indenture supplemental hereto and all other instruments and agreements necessary or proper to remove any additional or separate trustee. The Mortgagee may act on behalf of the Owner Trustee under this Section 8.03(c) when and to the extent it could so act under
Section 8.03(a) hereof.

                                   ARTICLE IX

               SUPPLEMENTS AND AMENDMENTS TO THIS TRUST INDENTURE
                              AND OTHER DOCUMENTS

                 SECTION 9.01. INSTRUCTIONS OF MAJORITY; LIMITATIONS

                 (a) Except as provided in Section 5.02 hereof, the Owner Trustee agrees it shall not enter into any amendment of or supplement to the Lease, the Purchase Agreement, the Purchase Agreement Assignment, the Consent and Agreement or the Engine Consent and Agreement, or execute and deliver any written waiver or modification of, or consent under, the terms of the Lease, the Purchase Agreement, the Purchase Agreement Assignment, the Consent and Agreement or the Engine Consent and Agreement, unless such supplement, amendment, waiver, modification or consent is consented to in writing by the Mortgagee and a Majority in Interest of Note Holders. Anything to the contrary contained herein notwithstanding, without the necessity of the consent of any of the Note Holders or the Mortgagee, (i) any Excluded Payments payable to the Owner Participant may be modified, amended, changed or waived in such manner as shall be agreed to by the Owner Participant and Lessee and (ii) the Owner Trustee and Lessee may enter into amendments of or additions to the Lease to modify Section 5 (except to the extent that such amendment would affect the rights or exercise of remedies under Section 15 of the Lease) or Section 17 of the Lease so long as such amendments, modifications and changes do not and would not affect the time of, or reduce the amount of, Rent payments (except to the extent expressly permitted by Section 5.02 hereof) until after the payment in full of all Secured Obligations or otherwise adversely affect the Note Holders.

                 (b) Without limiting the provisions of Section 9.01 hereof, the Mortgagee agrees with the Note Holders that it shall not enter into any amendment, waiver or modification of, supplement or consent to this Trust Indenture, the Lease, the Purchase Agreement, the Purchase Agreement Assignment, the Consent and Agreement, the Engine Consent and Agreement or the Participation Agreement, or any other agreement included in the Trust Indenture Estate, unless such supplement, amendment, waiver, modification or consent is consented to in writing by a Majority in Interest of Note Holders, but upon the written request of a Majority in Interest of Note Holders, the Trustee shall from time to time enter into any such supplement or amendment, or execute and deliver any such waiver, modification or consent, as may be specified in such request and as may be (in the case of any such amendment, supplement or modification), to the extent such agreement is required, agreed to by the Owner Trustee and Lessee or, as may be appropriate, the Airframe Manufacturer or the Engine Manufacturer; provided, however, that, without the consent of each holder of an affected Equipment Note then outstanding and of each Liquidity Provider, no such amendment of or supplement to this Trust Indenture, the Lease, the Purchase Agreement, the Purchase Agreement Assignment, the Consent and Agreement, the Engine Consent and Agreement or the Participation Agreement or waiver or modification of the terms of, or consent under, any thereof, shall (i) modify any of the provisions of this Section 9.01, or of Article II or III or Section 4.02, 4.04(c), 4.04(d), 5.02 or 5.06 hereof, Section 13.3, 14 (except to add an Event of Default) or 16 of the Lease, Section 15.1 of the Participation Agreement, the definitions of "Event of Default," "Default," "Lease Event of Default," "Lease Default," "Majority in Interest of Note Holders," "Make-Whole Amount" or "Note Holder," or the percentage of Note Holders required to take or approve any action hereunder, (ii) reduce the amount, or change the time of payment or method of calculation of any amount, of Original Amount, Make-Whole Amount, if any, or interest with respect to any Equipment Note, or alter or modify the provisions of Article III hereof with respect to the order of priorities in which distribution thereunder shall be made as among the Note Holders, the Owner Trustee and Lessee, (iii) reduce, modify or amend any indemnities in favor of the Owner Trustee, the Mortgagee or the Note Holders (except that the Owner Trustee (in its individual capacity) or the Mortgagee, as the case may be, may consent to any waiver or reduction of an indemnity payable to it), (iv) consent to any change in the Trust Indenture or the Lease which would permit redemption of Equipment Notes earlier than permitted under Section 2.10 or 2.11 hereof or the purchase or exchange of the Equipment Notes other than as permitted by Section 2.13 hereof, (v) except as contemplated by the Lease or the Participation Agreement, reduce the amount or extend the time of payment of Basic Rent, Stipulated Loss Value, or Termination Value for the Aircraft in each case as set forth in the Lease, or modify, amend or supplement the Lease or consent to any assignment of the Lease, in either case releasing Lessee from its obligations in respect of the payment of Basic Rent, Stipulated Loss Value or Termination Value for the Aircraft or altering the absolute and unconditional character of the obligations of Lessee to pay Rent as set forth in Sections 3 and 16 of the Lease or (vi) permit the creation of any Lien on the Trust Indenture Estate or any part thereof other than Permitted Liens or deprive any Note Holder of the benefit of the Lien of this Trust Indenture on the Trust Indenture Estate, except as provided in connection with the exercise of remedies under Article IV hereof.

                 (c) At any time after the date hereof, the Owner Trustee and the Mortgagee may enter into one or more agreements supplemental hereto without the consent of any Note Holder for any of the following purposes: (i) (a) to cure any defect or inconsistency herein or in the Equipment Notes, or to make any change not inconsistent with the provisions hereof (provided that such change does not adversely affect the interests of any Note Holder in its capacity solely as Note Holder) or (b) to cure any ambiguity or correct any mistake; (ii) to evidence the succession of another party as the Owner Trustee in accordance with the terms of the Trust Agreement or to evidence the succession of a new trustee hereunder pursuant hereto, the removal of the trustee hereunder or the appointment of any co-trustee or co-trustees or any separate or additional trustee or trustees; (iii) to convey, transfer, assign, mortgage or pledge any property to or with the Mortgagee or to make any other provisions with respect to matters or questions arising hereunder so long as such action shall not adversely affect the interests of the Note Holders in its capacity solely as Note Holder; (iv) to correct or amplify the description of any property at any time subject to the Lien of this Trust Indenture or better to assure, convey and confirm unto the Mortgagee any property subject or required to be subject to the Lien of this Trust Indenture, the Airframe or Engines or any Replacement Airframe or Replacement Engine; (v) to add to the covenants of the Owner Trustee for the benefit of the Note Holders, or to surrender any rights or power herein conferred upon the Owner Trustee, the Owner Participant or the Lessee; (vi) to add to the rights of the Note Holders; and (vii) to include on the Equipment Notes any legend as may be required by Law.

                 SECTION 9.02. TRUSTEES PROTECTED

                 If, in the opinion of the institution acting as Owner Trustee under the Trust Agreement or the institution acting as Mortgagee hereunder, any document required to be executed by it pursuant to the terms of Section 9.01 hereof affects any right, duty, immunity or indemnity with respect to such institution under this Trust Indenture or the Lease, such institution may in its discretion decline to execute such document.

                 SECTION 9.03. DOCUMENTS MAILED TO NOTE HOLDERS

                 Promptly after the execution by the Owner Trustee or the Mortgagee of any document entered into pursuant to Section 9.01 hereof, the Mortgagee shall mail, by first class mail, postage prepaid, a copy thereof to Lessee and to each Note Holder at its address last set forth in the Equipment Note Register, but the failure of the Mortgagee to mail such copies shall not impair or affect the validity of such document.

                 SECTION 9.04. NO REQUEST NECESSARY FOR LEASE SUPPLEMENT OR TRUST INDENTURE SUPPLEMENT

                 No written request or consent of the Mortgagee, the Note Holders or the Owner Participant pursuant to Section 9.01 hereof shall be required to enable the Owner Trustee to enter into any Lease Supplement specifically required by the terms of the Lease or to execute and deliver a Trust Indenture Supplement specifically required by the terms hereof.

                                   ARTICLE X

                                 MISCELLANEOUS

                 SECTION 10.01. TERMINATION OF TRUST INDENTURE

                 Upon (or at any time after) payment in full of the Original Amount of, Make-Whole Amount, if any, and interest on and all other amounts due under all Equipment Notes and provided that there shall then be no other Secured Obligations due to the Indenture Indemnitees, the Note Holders and the Mortgagee hereunder or under the Participation Agreement or other Operative Agreement, the Owner Trustee shall direct the Mortgagee to execute and deliver to or as directed in writing by the Owner Trustee an appropriate instrument releasing the Aircraft and the Engines from the Lien of this Trust Indenture and releasing the Lease, the Purchase Agreement, the Purchase Agreement Assignment with the Consent and Agreement and the Engine Consent and Agreement attached thereto from the assignment and pledge thereof hereunder and the Mortgagee shall execute and deliver such instrument as aforesaid and give written notice thereof to Lessee; provided, however, that this Trust Indenture and the trusts created hereby shall earlier terminate and this Trust Indenture shall be of no further force or effect upon any sale or other final disposition by the Mortgagee of all property constituting part of the Trust Indenture Estate and the final distribution by the Mortgagee of all monies or other property or proceeds constituting part of the Trust Indenture Estate in accordance with the terms hereof. Except as aforesaid otherwise provided, this Trust Indenture and the trusts created hereby shall continue in full force and effect in accordance with the terms hereof.

                 SECTION 10.02. NO LEGAL TITLE TO TRUST INDENTURE ESTATE IN NOTE HOLDERS

                 No holder of an Equipment Note shall have legal title to any part of the Trust Indenture Estate. No transfer, by operation of law or otherwise, of any Equipment Note or other right, title and interest of any Note Holder in and to the Trust Indenture Estate or hereunder shall operate to terminate this Trust Indenture or entitle such holder or any successor or transferee of such holder to an accounting or to the transfer to it of any legal title to any part of the Trust Indenture Estate.

                 SECTION 10.03. SALE OF AIRCRAFT BY MORTGAGEE IS BINDING

                 Any sale or other conveyance of the Trust Indenture Estate, or any part thereof (including any part thereof or interest therein), by the Mortgagee made pursuant to the terms of this Trust Indenture shall bind the Note Holders and shall be effective to transfer or convey all right, title and interest of the Trustee, the Owner Trustee, the Owner Participant and such holders in and to such Trust Indenture Estate or part thereof. No purchaser or other grantee shall be required to inquire as to the authorization, necessity, expediency or regularity of such sale or conveyance or as to the application of any sale or other proceeds with respect thereto by the Mortgagee.

                 SECTION 10.04. TRUST INDENTURE FOR BENEFIT OF OWNER TRUSTEE, MORTGAGEE, OWNER PARTICIPANT, NOTE HOLDERS AND THE OTHER INDENTURE INDEMNITEES

                 Nothing in this Trust Indenture, whether express or implied, shall be construed to give any person other than the Owner Trustee, the Mortgagee, the Owner Participant, the Note Holders and the other Indenture Indemnitees, any legal or equitable right, remedy or claim under or in respect of this Trust Indenture.

                 SECTION 10.05. NOTICES

                 Unless otherwise expressly specified or permitted by the terms hereof, all notices, requests, demands, authorizations, directions, consents, waivers or documents provided or permitted by this Trust Indenture to be made, given, furnished or filed shall be in writing, personally delivered or mailed by certified mail, postage prepaid, or by facsimile or confirmed telex, and (i) if to the Owner Trustee, addressed to it at 79 South Main Street, Salt Lake City, Utah 84111 with a copy to the Owner Participant addressed as provided in clause (iii) below, (ii) if to Mortgagee, addressed to it at its office at Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890,
Attention: Corporate Trust Administration, facsimile number (302) 651-8882,
(iii) if to any Participant, Lessee, any Note Holder or any other Indenture Indemnitee, addressed to such party at such address as such party shall have furnished by notice to the Owner Trustee and the Mortgagee, or, until an address is so furnished, addressed to the address of such party (if any) set forth on Schedule 1 to the Participation Agreement or in the Equipment Note Register. Whenever any notice in writing is required to be given by the Owner Trustee, any Participant or the Mortgagee or any Note Holder to any of the other of them, such notice shall be deemed given and such requirement satisfied when such notice is received, or if such notice is mailed by certified mail, postage prepaid, three Business Days after being mailed, addressed as provided above. Any party hereto may change the address to which notices to such party will be sent by giving notice of such change to the other parties to this Trust Indenture.

                 SECTION 10.06. SEVERABILITY

                 Any provision of this Trust Indenture which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                 SECTION 10.07. NO ORAL MODIFICATION OR CONTINUING WAIVERS

                 No term or provision of this Trust Indenture or the Equipment Notes may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the Owner Trustee and the Mortgagee, in compliance with Section 9.01 hereof. Any waiver of the terms hereof or of any Equipment Note shall be effective only in the specific instance and for the specific purpose given.

                 SECTION 10.08. SUCCESSORS AND ASSIGNS

                 All covenants and agreements contained herein shall be binding upon, and inure to the benefit of, each of the parties hereto and the permitted successors and assigns of each, all as herein provided. Any request, notice, direction, consent, waiver or other instrument or action by any Note Holder shall bind the successors and assigns of such holder. This Trust Indenture and the Trust Indenture Estate shall not be affected by any amendment or supplement to the Trust Agreement or by any other action taken under or in respect of the Trust Agreement, except that each reference in this Trust Indenture to the Trust Agreement shall mean the Trust Agreement as amended and supplemented from time to time to the extent permitted hereby, thereby and by the Participation Agreement. Each Note Holder by its acceptance of an Equipment Note agrees to be bound by this Trust Indenture and all provisions of the Participation Agreement applicable to a Loan Participant or a Note Holder.

                 SECTION 10.09. HEADINGS

                 The headings of the various Articles and sections herein and in the table of contents hereto are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

                  SECTION 10.10.  NORMAL COMMERCIAL RELATIONS

                 Anything contained in this Trust Indenture to the contrary notwithstanding, Owner Trustee, Mortgagee, any Participant or any bank or other Affiliate of such Participant may conduct any banking or other financial transactions, and have banking or other commercial relationships, with Lessee [or any Permitted Sublessee]*, fully to the same extent as if this Trust Indenture were not in effect, including without limitation the making of loans or other extensions of credit to Lessee for any purpose whatsoever, whether related to any of the transactions contemplated hereby or otherwise.





__________________________________

* Insert bracketed language if the Lease provides for the assignment of a permitted sublease.

                 SECTION 10.11. GOVERNING LAW; COUNTERPART FORM

                 THIS TRUST INDENTURE SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE. THIS TRUST INDENTURE IS BEING DELIVERED IN THE STATE OF NEW YORK. This Trust Indenture may be executed by the parties hereto in separate counterparts (or upon separate signature pages bound together into one or more counterparts), each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

                 SECTION 10.12. VOTING BY NOTE HOLDERS

                 All votes of the Note Holders shall be governed by a vote of a Majority in Interest of Note Holders, except as otherwise provided herein.

                 SECTION 10.13. BANKRUPTCY

                 It is the intention of the parties that the Owner Trustee, as lessor under the Lease (and the Mortgagee as assignee of the Owner Trustee hereunder), shall be entitled to the benefits of Section 1110 with respect to the right to take possession of the Aircraft, Airframe, Engines and Parts as provided in the Lease in the event of a case under Chapter 11 of the Bankruptcy Code in which Lessee is a debtor, and in any instance where more than one construction is possible of the terms and conditions hereof or any other pertinent Operative Agreement, each such party agrees that a construction which would preserve such benefits shall control over any construction which would not preserve such benefits.

                 IN WITNESS WHEREOF, the parties hereto have caused this Trust Indenture and Mortgage to be duly executed by their respective officers thereof duly authorized as of the day and year first above written.


                                  FIRST SECURITY BANK, NATIONAL ASSOCIATION, not in its individual capacity, except as expressly provided herein, but solely as Owner Trustee, as Owner Trustee


                                  By:
                                     ----------------------------------
                                  Name:
                                       --------------------------------
                                  Title:
                                        -------------------------------

                                  WILMINGTON TRUST COMPANY, as
                                  Mortgagee


                                  By:
                                     ----------------------------------
                                  Name:
                                       --------------------------------
                                  Title:
                                        -------------------------------

                                                                       EXHIBIT A
                                             TO TRUST INDENTURE AND MORTGAGE ___


                 TRUST INDENTURE AND MORTGAGE ___ SUPPLEMENT


                 This TRUST INDENTURE AND MORTGAGE ___ SUPPLEMENT NO. 1, dated ___________, 199_ (herein called this "Trust Indenture Supplement") of FIRST SECURITY BANK, NATIONAL ASSOCIATION, not in its individual capacity, but solely as Owner Trustee (herein called the "Owner Trustee") under that certain Trust Agreement ___ dated as of ___________, 199_ (the "Trust Agreement"), between the Owner Trustee and the Owner Participant named therein.

                              W I T N E S S E T H:

                 WHEREAS, the Trust Indenture and Mortgage ___, dated as of ____________, 199_ (as amended and supplemented to the date hereof, the "Trust Indenture") between the Owner Trustee and Wilmington Trust Company, as Mortgagee (the "Mortgagee"), provides for the execution and delivery of a supplement thereto substantially in the form hereof, which shall particularly describe the Aircraft, and shall specifically mortgage such Aircraft to the Mortgagee; and

                 WHEREAS, each of the Trust Agreement and Trust Indenture relates to the Airframe and Engines described below, and a counterpart of the Trust Indenture is attached hereto and made a part hereof and this Trust Indenture Supplement, together with such counterpart of the Trust Indenture, is being filed for recordation on the date hereof with the FAA as one document;

                 NOW, THEREFORE, this Trust Indenture Supplement witnesseth that the Owner Trustee hereby confirms that the Lien of the Trust Indenture on the Trust Indenture Estate covers all of Owner Trustee's right, title and interest in and to the following described property:

                                    AIRFRAME

                 One airframe identified as follows:

                                                          FAA
                                                      Registration             Manufacturer's
   Manufacturer                  Model                    Number              Serial Number
------------------              -------               -------------           -------------
The Boeing Company

together with all of the Owner Trustee's right, title and interest in and to all Parts of whatever nature, whether now owned or hereinafter acquired and which are from time to time incorporated or installed in or attached to said airframe.

                                AIRCRAFT ENGINES

                 Two aircraft engines, each such engine having 750 or more rated take-off horsepower or the equivalent thereof, identified as follows:

         Manufacturer             Manufacturer's Model      Serial Number
         ------------             --------------------      -------------




together with all of Owner Trustee's right, title and interest in and to all Parts of whatever nature, whether now owned or hereafter acquired and which are from time to time incorporated or installed in or attached to either of such engines.

                 Together with all of Owner Trustee's right, title and interest in and to (a) all Parts of whatever nature, which from time to time are included within the definition of "Airframe" or "Engine", whether now owned or hereafter acquired, including all substitutions, renewals and replacements of and additions, improvements, accessions and accumulations to the Airframe and Engines (other than additions, improvements, accessions and accumulations which constitute appliances, parts, instruments, appurtenances, accessories, furnishings or other equipment excluded from the definition of Parts) and (b) all Aircraft Documents.

                 As further security for the obligations referred to above and secured by the Trust Indenture and hereby, the Owner Trustee has granted, bargained, sold, assigned, transferred, conveyed, mortgaged, pledged and confirmed, and does hereby grant, bargain, sell, assign, transfer, convey, mortgage, pledge and confirm, unto the Mortgagee, its successors and assigns, for the security and benefit of the Loan Participants, the Note Holders and the Indenture Indemnitees, in the trust created by the Trust Indenture, all of the right, title and interest of the Owner Trustee in, to and under the Lease Supplement of even date herewith covering the property described above.

                 Notwithstanding any provision hereof, no Excluded Payment shall constitute security for any of the aforementioned obligations.

                 TO HAVE AND TO HOLD all and singular the aforesaid property unto the Mortgagee, its successors and assigns, in trust for the equal and proportionate benefit and security of the Loan Participants, the Note Holders and the Indenture Indemnitees, except as provided in Section 2.14 and Article III of the Trust Indenture without any preference, distinction or priority of any one Equipment Note over any other by reason of priority of time of issue, sale, negotiation, date of maturity thereof or otherwise for any reason whatsoever, and for the uses and purposes and subject to the terms and provisions set forth in the Trust Indenture.

                 This Trust Indenture Supplement shall be construed as supplemental to the Trust Indenture and shall form a part thereof. The Trust Indenture is each hereby incorporated by reference herein and is hereby ratified, approved and confirmed.

                 AND, FURTHER, the Owner Trustee hereby acknowledges that the Aircraft referred to in this Trust Indenture Supplement and the aforesaid Lease Supplement has been delivered to the Owner Trustee and is included in the property of the Owner Trustee covered by all the terms and conditions of the Trust Agreement, subject to the pledge and mortgage thereof under the Trust Indenture.

                                   *   *   *

                 IN WITNESS WHEREOF, the Owner Trustee has caused this Trust Indenture Supplement to be duly executed by one of its officers, thereunto duly authorized, on the day and year first above written.


                                        FIRST SECURITY BANK,
                                          NATIONAL ASSOCIATION, not in its
                                          individual capacity, but solely as
                                          Owner Trustee, Owner Trustee


                                        By:___________________________________
                                           Name:
                                           Title:

                                                    TRUST INDENTURE AND MORTGAGE



                                   SCHEDULE I


                         ORIGINAL AMOUNT                           INTEREST RATE
                         ---------------                           -------------
         Series A:
         Series B:
         Series C:




                                                    Trust Indenture and Mortgage



                         Equipment Note Amortization




                                                  Percentage of
                                                  Original Amount
         Payment Date                             to be Paid
         ------------                             ---------------




                                 EXHIBIT A-4 to
                            Note Purchase Agreement

                 FORM OF AIRCRAFT PURCHASE AGREEMENT ASSIGNMENT

-------------------------------------------------------------------------------
             CONFIDENTIAL: Subject to Restrictions on Dissemination
   Set Forth in Section 8 of the Participation Agreement (as defined herein)
-------------------------------------------------------------------------------


            PURCHASE AGREEMENT AND ENGINE WARRANTIES ASSIGNMENT ___


         PURCHASE AGREEMENT AND ENGINE WARRANTIES ASSIGNMENT ___, dated as of ____________ 1997, between Continental Airlines, Inc., a Delaware corporation ("Assignor"), and First Security Bank, National Association, a national banking association, not in its individual capacity but solely as Owner Trustee ("Assignee") under Trust Agreement ___ dated as of ____________ 1997 (the "Trust Agreement"), between the Owner Participant named therein and Assignee, in its individual capacity, and otherwise not in its individual capacity but solely as trustee thereunder.

         Assignor and Manufacturer (as such term and other capitalized terms are hereinafter defined) are parties to the Purchase Agreement, providing, among other things, for the manufacture and sale by Manufacturer or Manufacturer's wholly owned subsidiary to Assignor of certain aircraft, engines and related equipment, including the Aircraft. Assignor and Engine Manufacturer are parties to the General Terms Agreement, containing, among other terms and conditions, the Engine Warranties.

         Assignee wishes to acquire the Aircraft from Assignor and Assignor, on the terms and conditions hereinafter set forth, is willing to assign to Assignee certain of Assignor's rights and interests under the Purchase Agreement and the General Terms Agreement and Assignee is willing to accept such assignment, as hereinafter set forth.


                                  AGREEMENTS


         The parties hereto agree as follows:

         Section 1. Definitions. For all purposes of this Assignment, except as otherwise expressly provided or unless the context otherwise requires, the following terms shall have the following meanings:

         Aircraft - The Boeing Model 757-224 aircraft bearing Manufacturer's Serial No. _________ and U.S. Registration No.



PURCHASE AGREEMENT AND ENGINE WARRANTIES ASSIGNMENT ROLLS                PAGE 1

________, to be financed pursuant to the Participation Agreement, including the Engines.

         Engines - Two Rolls-Royce Model RB211-535E4-B-37 series engines bearing manufacturer's serial numbers ________ and ________, respectively, installed on the Aircraft.

         Engine Manufacturer - Rolls-Royce plc, a corporation organized under the laws of England, and its successors and assigns.

         Engine Warranties - Engine Manufacturer's "Engine and Parts Warranty" reference CE28, "Nacelle Warranty" reference CE49A and "Non-Installation Items Warranty" reference CE7/Audit 1, as set forth in Exhibit C which forms a part of the General Terms Agreement, and as limited by the applicable terms of the General Terms Agreement and such Exhibit C.

         General Terms Agreement - The Purchase Contract reference RR/CAL/DEG2124 dated December 7, 1993, by and between Engine Manufacturer and Assignor, including Exhibit C - "Warranties" thereto, insofar as such Exhibit C relates to the Engine Warranties, but excluding any and all Side Letter Agreements attached thereto(which do not detract or limit the Engine Warranties in any material respect), to the extent that such Purchase Contract and such Exhibit relate to the Engines, as such Purchase Contract may hereafter be amended, supplemented and modified to the extent relating to the Engines.

         Lease - The Lease Agreement ___, dated as of ____________ 1997, as at any time amended, supplemented and modified, between Assignee, as lessor, and Assignor, as lessee, providing for the lease of the Aircraft.

         Manufacturer - The Boeing Company, a Delaware corporation, and its successors and assigns.

         Participation Agreement - The Participation Agreement ___, dated as of ____________ 1997, among Assignor, the Participants, Assignee and Mortgagee, as at any time amended, supplemented and modified.






PURCHASE AGREEMENT AND ENGINE WARRANTIES ASSIGNMENT ROLLS                PAGE 2

         Purchase Agreement - Purchase Agreement No. 1783, dated March 18, 1993, between Manufacturer and Assignor, providing, among other things, for the manufacture and sale by Manufacturer to Assignor of certain Boeing Model 757 aircraft (including the Aircraft) and including as part thereof Exhibits A, B, D, E and F thereto, but excluding all other exhibits and letter and supplemental agreements, to the extent that such Purchase Agreement and such Exhibits relate to the Aircraft, as such Purchase Agreement may hereafter be amended, supplemented and modified to the extent permitted by the terms of this Assignment.

         Capitalized terms used but not defined herein shall have the respective meanings set forth or incorporated by reference, and shall be construed and interpreted in the manner described, in the Participation Agreement.

         Section 2. Assignment. Assignor does hereby sell, assign, transfer and set over unto Assignee and its successors and permitted assigns all of Assignor's rights and interests in and to the Purchase Agreement, as and only to the extent that the same relates to the Aircraft, and in and to the General Terms Agreement, as and only to the extent that the Engine Warranties contained therein relate to the Engines, except to the extent reserved below, including without limitation in such assignment (a) all claims for damages in respect of the Aircraft and the Engines arising as a result of any default by Manufacturer under the Purchase Agreement or Engine Manufacturer or any other vendor or supplier of other parts or equipment installed on or in the Aircraft, including without limitation all warranty service life policies, aircraft performance guarantees and indemnity provisions contained in the Purchase Agreement and the Engine Warranties, and all claims arising thereunder, in respect of the Aircraft and the Engines, (b) any and all rights of Assignor to compel performance of the terms of the Purchase Agreement in respect of the Aircraft and the Engine Warranties in respect of the Engines and (c) the right to purchase and take title to the Aircraft pursuant to the Purchase Agreement; reserving to Assignor, however, with respect to the Aircraft and each Engine,
(i) all rights to receive any credits due to Assignor with respect to the purchase price of the Aircraft pursuant to the Purchase Agreement and of the Engines pursuant to the General Terms Agreement, (ii) all of Assignor's rights and





PURCHASE AGREEMENT AND ENGINE WARRANTIES ASSIGNMENT ROLLS                PAGE 3
interests in or arising out of any payments or deposits made relating to the Aircraft or to be made by Assignor on amounts credited or to be credited or paid or to be paid by the Manufacturer to Assignor in respect of the Aircraft, and, (iii) so long and only so long as, the Aircraft and each Engine shall be subject to the Lease and no Lease Event of Default shall have occurred and be continuing thereunder, the rights (A) to demand, accept and retain all rights in and to all property (other than the Aircraft), data and services that Manufacturer or Engine Manufacturer is obligated to provide or does provide pursuant to the Purchase Agreement or the General Terms Agreement, as the case may be, and (B) to obtain services, training, data and demonstration and test flights pursuant to the Purchase Agreement or the General Terms Agreement, as the case may be.

         Assignee hereby accepts such assignment subject to the terms hereof. Assignor has furnished a true copy of the Purchase Agreement and a true copy of the General Terms Agreement to Assignee and has specifically directed Assignee's attention to Paragraph 10 of Part A, Paragraph 5 of Part C, Paragraph 3 of Part D, Paragraph 2 of Part D-1, and Paragraph 5 of Part F of Exhibit B to the Purchase Agreement.

         Section 3. Exercise of Rights of "Buyer" under Purchase Agreement and of "Continental" under General Terms Agreement. Notwithstanding the foregoing, if and so long as no Lease Event of Default shall have occurred and be continuing, Assignee authorizes Assignor, to the exclusion of Assignee, during the Term, to exercise in Assignor's name all rights and powers of the "Buyer" in respect of the Aircraft under the Purchase Agreement and of "Continental" in respect of each Engine under the General Terms Agreement, and of Assignee in respect of a default by any vendor or supplier of parts and equipment (as specified in clause (b) of Section 2 above) and to retain any recovery or benefit resulting from the enforcement of any warranty or indemnity under the Purchase Agreement or the General Terms Agreement in respect of the Aircraft or each Engine, as the case may be, except that Assignor may not enter into any change order or other amendment, modification or supplement to the Purchase Agreement without the written consent or countersignature of Assignee if such change order, amendment, modification or supplement would (i) result in any rescission, cancellation or





PURCHASE AGREEMENT AND ENGINE WARRANTIES ASSIGNMENT ROLLS                PAGE 4
termination of the Purchase Agreement in respect of the Aircraft or (ii) materially diminish the rights assigned hereunder to Assignee. Assignee agrees that, as between Assignee and Manufacturer or Engine Manufacturer, as the case may be (and without affecting Assignor's duties or obligations under the Participation Agreement or the Lease), neither Manufacturer nor Engine Manufacturer, as the case may be, shall be deemed to have knowledge of any Lease Default, Lease Event of Default, declaration of default or the discontinuance or remedy thereof or the Aircraft or either Engine being no longer subject to the Lease or any change in the authority of Assignor or Assignee, as the case may be, to exercise any of the rights established hereunder unless and until Manufacturer shall have received written notice thereof from Assignee or Mortgagee addressed to its Treasurer at P.O. Box 3707, Seattle, Washington 98124-3707, if by mail, or to (206) 237-8746, if by facsimile, or, in the case of Engine Manufacturer, Engine Manufacturer shall have received written notice thereof from Assignee or Mortgagee addressed to its Contract Manager __535, 524 and large Fleet Engines at P.O. Box 31, Derby DE24 8BJ, England, if by mail, or to 011-44-332-248514, if by facsimile. So long as Manufacturer and Engine Manufacturer act in good faith, Manufacturer and Engine Manufacturer may rely conclusively on any such notice without inquiring as to the accuracy of, or the entitlement of the party to give, such notice.

         Section 4. Certain Agreements. It is expressly agreed that, anything herein contained to the contrary notwithstanding:


         (a) Assignor shall at all times remain liable (i) to Manufacturer under the Purchase Agreement to perform all the duties and obligations of the "Buyer" thereunder and (ii) to Engine Manufacturer under the General Terms Agreement to perform all the duties and obligations of the "Continental" thereunder, in each case to the same extent as if this Assignment had not been executed,

         (b) the exercise by Assignee of any of the rights assigned hereunder shall not release Assignor from any of its duties or obligations to Manufacturer under the Purchase Agreement or to Engine Manufacturer under the General Terms Agreement except to the extent that such



PURCHASE AGREEMENT AND ENGINE WARRANTIES ASSIGNMENT ROLLS                PAGE 5
     exercise by Assignee shall constitute performance of such duties and obligations, and

          (c) except as provided in the next sentence, none of Assignee, Mortgagee or any Participant shall have any obligation or liability under the Purchase Agreement or the General Terms Agreement by reason of, or arising out of, this Assignment or be obligated to perform any of the obligations or duties of Assignor under the Purchase Agreement or the General Terms Agreement or to make any payment thereunder or to make any inquiry as to the sufficiency of any payment received by any of them or to present or file any claim or to take any other action to collect or enforce any claim for any payment assigned hereunder.



Anything contained in this Assignment, the Consent and Agreement or the Engine Consent and Agreement to the contrary notwithstanding, but without in any way releasing Assignor from any of its duties or obligations under the Purchase Agreement, the General Terms Agreement or this Assignment, Assignee and Mortgagee confirm for the benefit of Manufacturer and Engine Manufacturer, respectively, that, insofar as the provisions of the Purchase Agreement or the Engine Warranties relate to the Aircraft or the Engines, as the case may be, in exercising any rights under the Purchase Agreement or the Engine Warranties, or in making any claim with respect to the Aircraft or other goods and services delivered or to be delivered pursuant to the Purchase Agreement or the Engine Warranties, the terms and conditions of the Purchase Agreement and the Engine Warranties, including without limitation Exhibit C thereto shall apply to, and be binding upon, Assignee and Mortgagee to the same extent as Assignor. Each of Assignee and Mortgagee agree that, in the event it intends to sell, re-lease or otherwise dispose of one or more of the Engines to any Person, it will use reasonable efforts to ensure that such Person enters into a direct warranty agreement with Engine Manufacturer prior to delivery of such Engine or Engines to such Person.


         Section 5. Preservation of Rights. Nothing contained in this Assignment shall in any way diminish or limit the provisions of Assignor's indemnity in Section 9 of the Participation Agreement with respect to any liability of Assignee to Manufacturer in any way relating to or arising out




PURCHASE AGREEMENT AND ENGINE WARRANTIES ASSIGNMENT ROLLS                PAGE 6
of the Purchase Agreement. Nothing contained in this Assignment shall subject Manufacturer or Engine Manufacturer to any obligation or liability to which it would not otherwise be subject under the Purchase Agreement or under the General Terms Agreement, as the case may be, or modify in any respect the contract rights of Manufacturer or Engine Manufacturer thereunder, except as may be provided in their respective consents attached hereto, or require Manufacturer to divest itself of title to or possession of the Aircraft or other goods and services until delivery thereof and payment therefor as provided in the Purchase Agreement or subject Manufacturer or Engine Manufacturer to any multiple or duplicative liability or obligation under the Purchase Agreement or the General Terms Agreement, as the case may be. No further assignment of the Engine Warranties, including without limitation assignments for security purposes (other than under the Trust Indenture), are permitted without the express written consent of Engine Manufacturer.

         Section 6. Appointment of Attorney. Effective at any time when a Lease Event of Default shall have occurred and be continuing, (i) unless Assignee and Mortgagee (so long as the Lien of the Trust Indenture has not been discharged), in their sole discretion, shall notify Manufacturer or Engine Manufacturer, as the case may be, to the contrary, the authorization given to Assignor under
Section 3 hereof to enforce such rights and claims shall henceforth cease to be effective and Assignee and its successors and permitted assigns shall, to the exclusion of Assignor, be entitled to assert and enforce such rights and claims as substitute party plaintiff or otherwise, and Assignor shall, at the request of Assignee or its successors or permitted assigns and at Assignor's expense, cooperate with and take such action as is reasonably necessary to enable Assignee and its successors and permitted assigns to enforce such rights and claims, and (ii) Assignor does hereby constitute Assignee, its successors and permitted assigns, Assignor's true and lawful attorney, irrevocably, with full power (in the name of Assignor or otherwise) to ask, require, demand, receive, compound and give acquittance for any and all monies and claims for monies due and to become due under, or arising out of, the Purchase Agreement in respect of the Aircraft or the Engine Warranties in respect of the Engines, as the case may be, to the extent that the same have been assigned by this Assignment and, for





PURCHASE AGREEMENT AND ENGINE WARRANTIES ASSIGNMENT ROLLS                PAGE 7
such period as Assignee may exercise rights with respect thereto under this Assignment, to endorse any checks or other instruments or orders in connection therewith and to file any claims or take any action or institute (or, if previously commenced, assume control of) any proceeding and to obtain any recovery in connection therewith which Assignee may deem to be necessary or advisable in the premises.

         Section 7. Other Action. Assignor agrees that, at Assignor's sole cost and expense, at any time and from time to time, upon the written request of Assignee or, so long as the Lien of the Trust Indenture has not been discharged, Mortgagee, Assignor will promptly and duly execute and deliver any and all such further instruments and documents and take such further action as Assignee or, so long as the Lien of the Trust Indenture has not been discharged, Mortgagee, may reasonably request in order to obtain the full benefits of this Assignment and of the rights and powers herein granted.

         Section 8. Assignor's Representations and Warranties. Assignor does hereby represent and warrant that the Purchase Agreement and the General Terms Agreement are in full force and effect as to Assignor and are enforceable against Assignor in accordance with their respective terms. Assignor does hereby further represent and warrant that Assignor has, with the authorized execution of the Consent and Agreement and the Engine Consent and Agreement,
(i) received all necessary consents to the assignment and transfer contemplated herein (including without limitation the assignment and transfer contemplated herein of Assignor's rights under the Purchase Agreement and the General Terms Agreement) and (ii) assuming that the Consent and Agreement and the Engine Consent and Agreement are in full force and effect, such consents are in full force and effect and Assignor further represents and warrants that Assignor has not assigned (except as assigned hereby) or pledged (except pursuant to (i) Purchase Contract Security Agreement dated December 7, 1993, between Lessee and Engine Manufacturer and (ii) the 757 Purchase Agreement Assignment dated February 7, 1994 between Lessee and Manufacturer, the Lien of which will have been released at or prior to the delivery of this Agreement), and hereby covenants that it will not during the Term assign (except as assigned hereby) or pledge so long as this Assignment shall remain in effect, the whole or any part






PURCHASE AGREEMENT AND ENGINE WARRANTIES ASSIGNMENT ROLLS                PAGE 8
of the rights hereby assigned or any of its rights with respect to the Aircraft under the Purchase Agreement or with respect to the Engines under the General Terms Agreement not assigned hereby to anyone other than Assignee.

         Section 9. Payments. Notwithstanding this Assignment and anything herein to the contrary, all amounts that Manufacturer or Engine Manufacturer is obligated to pay to Assignor under the Purchase Agreement with respect to the Aircraft or under the General Terms Agreement with respect to the Engines, including, without limitation, resulting from the enforcement of any warranty, covenant, representation, indemnity or product support agreement thereunder or the enforcement or exercise of any right or power thereunder or hereunder (in the case of Manufacturer, a "Manufacturer Payment," and in the case of Engine Manufacturer, an "Engine Manufacturer Payment") (excluding, however, from Manufacturer Payments and Engine Manufacturer Payments any amounts Manufacturer is obligated to pay to Assignor with respect to the rights reserved to Assignor in Section 2 hereof), will be payable and applicable as follows: all Manufacturer Payments and Engine Manufacturer Payments shall be paid to Assignor unless and until Manufacturer or Engine Manufacturer, as the case may be, shall have received written notice as set forth in Section 3 hereof from Assignee or Mortgagee that a Lease Event of Default has occurred and is continuing, whereupon Manufacturer or Engine Manufacturer, as the case may be, will, until Manufacturer or Engine Manufacturer, as the case may be, shall have received written notice from Assignee or Mortgagee that all Lease Events of Default have been cured or waived, make any and all such payments directly to Assignee (or, so long as the Trust Indenture has not been discharged and Manufacturer or Engine Manufacturer, as the case may be, shall have received notice thereof, to Mortgagee). Any amounts received by Assignee pursuant to the immediately preceding sentence shall, to the extent not theretofore applied in satisfaction of sums owing to Assignee in accordance with the terms of the Operative Agreements, be held and invested as provided in Section 4.4 of the Lease.

         Section 10. Assignee's Agreement. Assignee agrees that, during the Term, except as otherwise contemplated by Section 2 hereof and unless a Lease Event of Default shall have occurred and be continuing, it will not enter into any




PURCHASE AGREEMENT AND ENGINE WARRANTIES ASSIGNMENT ROLLS                PAGE 9
agreement that would amend, modify, supplement, rescind, cancel or terminate the Purchase Agreement or the General Terms Agreement in respect of the Aircraft or the Engines without the prior written consent of Assignor.

         Section 11. Execution; Counterparts, etc. This Assignment is executed by Assignor and Assignee concurrently with the execution and delivery of the Lease. This Assignment may be executed by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, and both of which counterparts, taken together, shall constitute one and the same instrument. The section headings in this Assignment are for convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions hereof.

         Section 12. Confidential Treatment. Assignee agrees that it will not disclose to any third party the terms of the Purchase Agreement or the General Terms Agreement except (i) as required by applicable law or governmental regulation, (ii) in connection with the financing of the Aircraft, (iii) as permitted under Section 8 of the Participation Agreement as if this Assignment were specifically referred to therein, (iv) with the consent of Assignor, Manufacturer and the Engine Manufacturer (as the case may be) or (v) in connection with any sale or lease of the Aircraft.

         Section 13. Assignment to Mortgagee. The right, title and interest of Assignee in and to this Assignment has been assigned to and is subject to a security interest in favor of Wilmington Trust Company, as Mortgagee under the Trust Indenture, for the benefit of the Noteholders and the Indenture Indemnitees referred to in such Trust Indenture, all to the extent provided in such Trust Indenture. Assignor hereby consents to such assignment and to the creation of such security interest in and to this Assignment.

         SECTION 14. GOVERNING LAW. THIS ASSIGNMENT SHALL IN ALL RESPECTS BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS.


                     [This space intentionally left blank.]



PURCHASE AGREEMENT AND ENGINE WARRANTIES ASSIGNMENT ROLLS               PAGE 10

         IN WITNESS WHEREOF, the parties hereto have caused this Purchase Agreement and Engine Warranties Assignment ___ to be duly executed as of the day and year first above written.


                                      CONTINENTAL AIRLINES, INC.



                                      By
                                        -------------------------------
                                      Name:
                                      Title:






                                      FIRST SECURITY BANK,
                                      NATIONAL ASSOCIATION,
                                         not in its individual capacity
                                         but solely as Owner Trustee


                                      By
                                        -------------------------------
                                      Name:
                                      Title:







PURCHASE AGREEMENT AND ENGINE WARRANTIES ASSIGNMENT ROLLS

         The undersigned, as Mortgagee for the benefit of the Note Holders and Indenture Indemnitees and as assignee of, and holder of a security interest in, the estate, right, title and interest of Assignee in and to the foregoing Assignment pursuant to the terms of the Trust Indenture agrees to the terms of the foregoing Assignment and agrees that its rights and remedies under the Trust Indenture shall be subject to the terms and conditions of the foregoing Assignment, including Sections 4 and 5 therein, and of the Purchase Agreement and the General Terms Agreement.



                                      WILMINGTON TRUST COMPANY,
                                      as Mortgagee




                                      By
                                        -------------------------------
                                      Name:
                                      Title:





PURCHASE AGREEMENT AND ENGINE WARRANTIES ASSIGNMENT ROLLS

                     MANUFACTURER CONSENT AND AGREEMENT ___

         The undersigned, THE BOEING COMPANY, a Delaware corporation, hereby acknowledges notice of and consents to all of the terms of Purchase Agreement and Engine Warranties Assignment ___ (herein called the "Assignment") (the defined terms therein being hereinafter used with the same meanings unless otherwise defined herein) between Continental Airlines, Inc., as Assignor, and First Security Bank, National Association, as Owner Trustee, as Assignee, and hereby confirms to Assignee that: (i) all representations, warranties, indemnities and agreements of Manufacturer under the Purchase Agreement with respect to the Aircraft shall inure to the benefit of Assignee to the same extent as if originally named the "Buyer" therein, except as provided by
Section 2 of the Assignment; (ii) Assignee shall not be liable for any of the obligations or duties of Assignor under the Purchase Agreement, nor shall the Assignment give rise to any duties or obligations whatsoever on the part of Assignee owing to Manufacturer, except as provided in Section 4 of the Assignment; (iii) Manufacturer consents to the lease of the Aircraft by Assignee to Assignor under the Lease, consents to the grant of a security interest in the Aircraft pursuant to the Trust Indenture by Assignee and agrees that the Assignment constitutes an agreement by Assignee as required by Article
10.2 of the Purchase Agreement; and (iv) Manufacturer will continue to pay to Assignor or its order all payments that Manufacturer may be required to make in respect of the Aircraft under the Purchase Agreement unless and until Manufacturer shall have received written notice from Assignee or Mortgagee addressed to its Treasurer at P.O. Box 3707, Seattle, Washington 98124-3707, if by mail, or to (206) 237-8746, if by facsimile, that a Lease Event of Default has occurred and is continuing, whereupon Manufacturer will not be required to make further inquiry into the content of such notice and will make any and all payments that it may be required thereafter to make in respect of the Aircraft under the Purchase Agreement and the right to receive that has been assigned under the Assignment, directly to Assignee at its address at 79 South Main Street, Salt Lake City, Utah 84111, Attn: Corporate Trust Department (or, so long as the Trust Indenture has not been discharged, directly to Mortgagee at



MANUFACTURER CONSENT AND AGREEMENT ROLLS                                  PAGE 1
its address at Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890, Attn: Corporate Trust Administration), unless and until Manufacturer shall have received notice in writing from Assignee or Mortgagee that no Lease Event of Default is continuing, whereupon Manufacturer shall make all payments that Manufacturer may be required to make in respect of the Aircraft under the Purchase Agreement to Assignor or its order, as aforesaid.

         Manufacturer hereby represents and warrants that: (i) Manufacturer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (ii) the making and performance of the Purchase Agreement and this Manufacturer Consent and Agreement ___ have been duly authorized by all necessary corporate action on the part of Manufacturer, do not require any stockholder approval and do not contravene Manufacturer's Certificate of Incorporation or by-laws or any indenture, credit agreement or other contractual agreement to which Manufacturer is a party or by which it is bound and the making of the Purchase Agreement and this Manufacturer Consent and Agreement ___, the performance of its obligations to sell and deliver the Aircraft thereunder and the giving of the warranty obligations thereunder, do not, as to such making, performance or giving, contravene any law binding on Manufacturer; and (iii) the Purchase Agreement constituted, as of the date thereof and at all times thereafter to and including the date of this Manufacturer Consent and Agreement ___, and this Manufacturer Consent and Agreement ___ constitutes, binding obligations of Manufacturer enforceable against Manufacturer in accordance with their respective terms subject to (A) the limitations of applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and (B) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), which principles do not make the remedies available at law or in equity with respect to the Purchase Agreement and this Manufacturer Consent and Agreement ___ inadequate for the practical realization of the benefits intended to be provided thereby. It is understood that the execution of this Manufacturer Consent and Agreement ___ by Manufacturer is subject to the condition that, concurrently with the delivery of the Aircraft to Assignee, Assignee shall lease the Aircraft




MANUFACTURER CONSENT AND AGREEMENT ROLLS                                 PAGE 2
to Assignor under the Lease.

         [This space intentionally left blank.]





MANUFACTURER CONSENT AND AGREEMENT ROLLS                                  PAGE 3

         THIS MANUFACTURER CONSENT AND AGREEMENT ___ SHALL IN ALL RESPECTS BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF WASHINGTON, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, WITHOUT REFERENCE TO CONFLICTS OF LAWS PRINCIPLES.

                 Dated as of                .
                             ---------------


                                           THE BOEING COMPANY


                                           By
                                             ----------------------------------
                                             Name:
                                             Title:





MANUFACTURER CONSENT AND AGREEMENT ROLLS

                 ENGINE MANUFACTURER CONSENT AND AGREEMENT ___


         The undersigned, ROLL-ROYCE plc, a corporation organized under the laws of England whose registered office is at 65 Buckingham Gate, London SWIE 6AT, England, hereby acknowledges notice of and consents to all of the terms of Purchase Agreement and Engine Warranties Assignment ___ (herein called the "Assignment") (the defined terms therein being hereinafter used with the same meanings unless otherwise defined herein) between Continental Airlines, Inc., as Assignor, and First Security Bank, National Association, as Owner Trustee,
as Assignee.   Under the General Terms Agreement, Engine Manufacturer has
agreed to support certain Rolls-Royce Model RB211-535E4-B-37 engines and spare parts therefor purchased by Assignor from Engine Manufacturer, as installed on certain Boeing Model 757 aircraft. Engine Manufacturer hereby confirms to Assignor and Assignee that the Engine Warranties, as and to the extent that such relate to the Engines, shall inure to the benefit of Assignee (and, so long as the Trust Indenture has not been discharged, Mortgagee) to the same extent as if originally named "Continental" in the General Terms Agreement and to the benefit of Assignor (but only to the extent provided for in the Assignment) in each case subject to the terms and conditions of the Assignment; provided, that Engine Manufacturer shall not owe any liability or obligation under the Engine Warranties more than once in total.

                 Engine Manufacturer represents and warrants that:

                 1. It is a corporation duly organized and validly existing in good standing under the laws of England;

                 2. The making and performance of this Engine Manufacturer Consent and Agreement ___ in accordance with its terms have been duly authorized by all necessary corporate action on the part of Engine Manufacturer, do not require any stockholder approval and do not contravene its Articles of Association or by-laws or any debenture, credit agreement or other contractual agreement to which Engine Manufacturer is a party or by which it is bound or any law binding on Engine Manufacturer;


ENGINE MANUFACTURER CONSENT AND AGREEMENT ROLLS                          PAGE 1

                 3. The making and performance of the Engine Warranties in accordance with their terms have been duly authorized by all necessary corporate action on the part of Engine Manufacturer, do not require any stockholder approval and do not contravene Engine Manufacturer's Articles of Association or by-laws or any debenture, credit agreement or other contractual agreement to which Engine Manufacturer is a party or by which it is bound, and do not, as to the making thereof, contravene any law binding on Engine Manufacturer, and to the best of its knowledge, do not as to the performance thereof contravene any law binding on Engine Manufacturer; and

                 4. The Engine Warranties constituted as of the date on which they were made and at all times thereafter to and including the date of this Engine Manufacturer Consent and Agreement ___, and this Engine Manufacturer Consent and Agreement ___ constitute binding obligations of Engine Manufacturer enforceable against Engine Manufacturer in accordance with their respective terms subject to:

         (a) the limitations of applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally; and

         (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).



                     [This space intentionally left blank.]





ENGINE MANUFACTURER CONSENT AND AGREEMENT ROLLS                           PAGE 2

         THIS ENGINE MANUFACTURER CONSENT AND AGREEMENT ___ SHALL IN ALL RESPECTS BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS.

                 Dated as of                .
                             ---------------


                                           ROLLS-ROYCE PLC


                                           By
                                             ----------------------------------
                                             Name:
                                             Title:


ENGINE MANUFACTURER CONSENT AND AGREEMENT ROLLS

--------------------------------------------------------------------------------
           CONFIDENTIAL:  SUBJECT TO RESTRICTIONS ON DISSEMINATION
  SET FORTH IN SECTION 8 OF THE PARTICIPATION AGREEMENT (AS DEFINED HEREIN)
--------------------------------------------------------------------------------


                    PURCHASE AGREEMENT AND ENGINE WARRANTIES ASSIGNMENT ___



         PURCHASE AGREEMENT AND ENGINE WARRANTIES ASSIGNMENT ___, dated as of __________, ____, between Continental Airlines, Inc., a Delaware corporation ("Assignor"), and First Security Bank, National Association, a national banking association, not in its individual capacity but solely as Owner Trustee ("Assignee") under Trust Agreement ___ dated as of __________, ____ (the "Trust Agreement"), between the Owner Participant named therein and Assignee, in its individual capacity, and otherwise not in its individual capacity but solely as trustee thereunder.

         Assignor and Manufacturer (as such term and other capitalized terms are hereinafter defined) are parties to the Purchase Agreement, providing, among other things, for the manufacture and sale by Manufacturer or Manufacturer's wholly owned subsidiary to Assignor of certain aircraft, engines and related equipment, including the Aircraft. Assignor and Engine Manufacturer are parties to the General Terms Agreement, containing, among other terms and conditions, the Engine Warranties.

         Assignee wishes to acquire the Aircraft and Assignor, on the terms and conditions hereinafter set forth, is willing to assign to Assignee certain of Assignor's rights and interests under the Purchase Agreement and the General Terms Agreement and Assignee is willing to accept such assignment, as hereinafter set forth.


                                   AGREEMENTS

         The parties hereto agree as follows:

         Section 1. Definitions. For all purposes of this Assignment, except as otherwise expressly provided or unless the context otherwise requires, the following terms shall have the following meanings:


PURCHASE AGREEMENT AND ENGINE WARRANTIES ASSIGNMENT CFM                PAGE 1

         Aircraft - The Boeing Model 737-___ aircraft bearing Manufacturer's Serial No. _____ and U.S. Registration No. _____, to be financed pursuant to the Participation Agreement, including the Engines.

         Engines - Two ______ series engines bearing manufacturer's serial numbers ______ and ______, respectively, installed on the Aircraft.

         Engine Manufacturer - CFM International, Inc., a Delaware corporation, and its successors and assigns.

         Engine Warranties - Engine Manufacturer's "New Engine Warranty," "New Parts Warranty," "Ultimate Life Warranty" and "Campaign Change Warranty," as set forth in the Engine Manufacturer's Engine Product Support Plan which forms a part of the General Terms Agreement, and as limited by the applicable terms of the General Terms Agreement and such Engine Product Support Plan.

         General Terms Agreement- The Agreement No. 6-7075, dated as of June 10, 1995, by and between Engine Manufacturer and Assignor, including the "Engine Product Support Plan" at Exhibit B thereto, insofar as such Engine Product Support Plan relates to the Engine Warranties, but excluding any and all letter agreements attached thereto (which do not detract or limit the Engine Warranties in any material respect), to the extent that such General Terms Agreement and such Exhibit relate to the Engines, as such General Terms Agreement may hereafter be amended, supplemented and modified to the extent permitted by the terms of this Assignment to the extent relating to the Engines.

         Lease - The Lease Agreement ___, dated as of __________, ____, as at any time amended, supplemented and modified, between Assignee, as lessor, and Assignor, as lessee, providing for the lease of the Aircraft.

         Manufacturer- The Boeing Company, a Delaware corporation, and its successors and assigns.

         Participation Agreement - The Participation Agreement ___, dated as of __________, ____, among Assignor, the Participants, Assignee and Mortgagee, as at any time amended, supplemented and modified.





PURCHASE AGREEMENT AND ENGINE WARRANTIES ASSIGNMENT CFM                   PAGE 2

         Purchase Agreement - Purchase Agreement No.1951, dated July 23, 1996, between Manufacturer and Assignor, providing, among other things, for the manufacture and sale by Manufacturer to Assignor of certain Boeing Model 737 aircraft (including the Aircraft) and including as part thereof Exhibits A, B, D, E and F thereto, but excluding all other exhibits and letter and supplemental agreements, to the extent that such Purchase Agreement and such Exhibits relate to the Aircraft, as such Purchase Agreement may hereafter be amended, supplemented and modified to the extent permitted by the terms of this Assignment.

         Capitalized terms used but not defined herein shall have the respective meanings set forth or incorporated by reference, and shall be construed and interpreted in the manner described, in the Participation Agreement.

         Section 2. Assignment. Assignor does hereby sell, assign, transfer and set over unto Assignee and its successors and permitted assigns all of Assignor's rights and interests in and to the Purchase Agreement, as and only to the extent that the same relates to the Aircraft, and in and to the General Terms Agreement, as and only to the extent that the Engine Warranties contained therein relate to the Engines, except to the extent reserved below, including without limitation in such assignment (a) all claims for damages in respect of the Aircraft and the Engines arising as a result of any default by Manufacturer under the Purchase Agreement or Engine Manufacturer or any other vendor or supplier of other parts or equipment installed on or in the Aircraft, including without limitation all warranty service life policies, aircraft performance guarantees and indemnity provisions contained in the Purchase Agreement and the Engine Warranties, and all claims arising thereunder, in respect of the Aircraft and the Engines, (b) any and all rights of Assignor to compel performance of the terms of the Purchase Agreement in respect of the Aircraft and the Engine Warranties in respect of the Engines and (c) the right to purchase and take title to the Aircraft pursuant to the Purchase Agreement; reserving to Assignor, however, with respect to the Aircraft and each Engine,
(i) all rights to receive any credits due to Assignor with respect to the purchase price of the Aircraft pursuant to the Purchase Agreement and of the Engines pursuant to the General Terms Agreement, (ii) all of Assignor's rights and





PURCHASE AGREEMENT AND ENGINE WARRANTIES ASSIGNMENT CFM                   PAGE 3
interests in or arising out of any payments or deposits made relating to the Aircraft or to be made by Assignor on amounts credited or to be credited or paid or to be paid by the Manufacturer to the Assignor in respect of the Aircraft and (iii) so long and only so long as the Aircraft and each Engine shall be subject to the Lease and no Lease Event of Default shall have occurred and be continuing thereunder, the rights (A) to demand, accept and retain all rights in and to all property (other than the Aircraft), data and services that Manufacturer or Engine Manufacturer is obligated to provide or does provide pursuant to the Purchase Agreement or the General Terms Agreement, as the case may be, and (B) to obtain services, training, data and demonstration and test flights pursuant to the Purchase Agreement or the General Terms Agreement, as the case may be.

         Assignee hereby accepts such assignment subject to the terms hereof. Assignor has furnished a true copy of the Purchase Agreement and a true copy of the General Terms Agreement to Assignee and has specifically directed Assignee's attention to Paragraph 10 of Part A, Paragraph 5 of Part C, Paragraph 3 of Part D, Paragraph 2 of Part D-1, Paragraph 5 of Part I, and Paragraph 9 and 10 of Part F-2 of Exhibit B to the Purchase Agreement.

         Section 3. Exercise of Rights of "Buyer" under Purchase Agreement and of "Airline" under General Terms Agreement. Notwithstanding the foregoing, if and so long as no Lease Event of Default shall have occurred and be continuing, Assignee authorizes Assignor, to the exclusion of Assignee, during the Term, to exercise in Assignor's name all rights and powers of the "Buyer" in respect of the Aircraft under the Purchase Agreement and of the "Airline" in respect of each Engine under the General Terms Agreement, and of Assignee in respect of a default by any vendor or supplier of parts and equipment (as specified in clause (b) of Section 2 above) and to retain any recovery or benefit resulting from the enforcement of any warranty or indemnity under the Purchase Agreement or the General Terms Agreement in respect of the Aircraft or each Engine, as the case may be, except that Assignor may not enter into any change order or other amendment, modification or supplement to the Purchase Agreement without the written consent or countersignature of Assignee if such change order, amendment, modification or





PURCHASE AGREEMENT AND ENGINE WARRANTIES ASSIGNMENT CFM                   PAGE 4
supplement would (i) result in any rescission, cancellation or termination of the Purchase Agreement in respect of the Aircraft or (ii) materially diminish the rights assigned hereunder to Assignee. Assignee agrees that, as between Assignee and Manufacturer or Engine Manufacturer, as the case may be (and without affecting Assignor's duties or obligations under the Participation Agreement or the Lease), neither Manufacturer nor Engine Manufacturer, as the case may be, shall be deemed to have knowledge of any Lease Default, Lease
Event of Default, declaration of default or the discontinuance or remedy thereof or the Aircraft or either Engine being no longer subject to the Lease or any change in the authority of Assignor or Assignee, as the case may be, to exercise any of the rights established hereunder unless and until Manufacturer shall have received written notice thereof from Assignee or Mortgagee addressed to its Treasurer at P.O. Box 3707, Seattle, Washington 98124-3707, if by mail, or to (206) 237-8746, if by facsimile, or, in the case of Engine Manufacturer, Engine Manufacturer shall have received written notice thereof from Assignee or Mortgagee addressed to its Commercial Contract Director at P.O. Box 15514, Cincinnati, Ohio 45215-6301, if by mail, or to (513) 243-1345, if by facsimile. So long as Manufacturer and Engine Manufacturer act in good faith, Manufacturer and Engine Manufacturer may rely conclusively on any such notice without inquiring as to the accuracy of, or the entitlement of the party to give, such notice.

         The Engine Manufacturer shall not be deemed to have knowledge of the replacement of an Engine with another CFM engine, until the Engine Manufacturer has received written notice thereof. Such notice shall include the serial number of the Engine being replaced, as well as the serial number of the replacement Engine and shall be sent to: Lease Pool Manager, Customer Support Operation, GE Aircraft Engines, 111 Merchant Street, Room 450, Cincinnati, Ohio 45246.

         Section 4. Certain Agreements. It is expressly agreed that, anything herein contained to the contrary notwithstanding:


                 (a) Assignor shall at all times remain liable (i) to Manufacturer under the Purchase Agreement to perform all the duties and obligations of the "Buyer" thereunder and (ii) to Engine Manufacturer under the





PURCHASE AGREEMENT AND ENGINE WARRANTIES ASSIGNMENT CFM                   PAGE 5

         General Terms Agreement to perform all the duties and obligations of the "Airline" thereunder, in each case to the same extent as if this Assignment had not been executed,

                 (b) the exercise by Assignee of any of the rights assigned hereunder shall not release Assignor from any of its duties or obligations to Manufacturer under the Purchase Agreement or to Engine Manufacturer under the General Terms Agreement except to the extent that such exercise by Assignee shall constitute performance of such duties and obligations, and

                 (c) except as provided in the next sentence, none of Assignee, Mortgagee or any Participant shall have any obligation or liability under the Purchase Agreement or the General Terms Agreement by reason of, or arising out of, this Assignment or be obligated to perform any of the obligations or duties of Assignor under the Purchase Agreement or the General Terms Agreement or to make any payment thereunder or to make any inquiry as to the sufficiency of any payment received by any of them or to present or file any claim or to take any other action to collect or enforce any claim for any payment assigned hereunder.

Anything contained in this Assignment, the Consent and Agreement or the Engine Consent and Agreement to the contrary notwithstanding, but without in any way releasing Assignor from any of its duties or obligations under the Purchase Agreement, the General Terms Agreement or this Assignment, Assignee and Mortgagee confirm for the benefit of Manufacturer and Engine Manufacturer, respectively, that, insofar as the provisions of the Purchase Agreement or the Engine Warranties relate to the Aircraft or the Engines, as the case may be, in exercising any rights under the Purchase Agreement or the Engine Warranties, or in making any claim with respect to the Aircraft or other goods and services delivered or to be delivered pursuant to the Purchase Agreement or the Engine Warranties, the terms and conditions of the Purchase Agreement and the Engine Warranties, including without limitation Exhibit B (the "Product Assurance Document") shall apply to, and be binding upon, Assignee and Mortgagee to the same extent as Assignor.





PURCHASE AGREEMENT AND ENGINE WARRANTIES ASSIGNMENT CFM                   PAGE 6

         Section 5. Preservation of Rights. Nothing contained in this Assignment shall in any way diminish or limit the provisions of Assignor's indemnity in Section 9 of the Participation Agreement with respect to any liability of Assignee to Manufacturer in any way relating to or arising out of the Purchase Agreement. Nothing contained in this Assignment shall subject Manufacturer or Engine Manufacturer to any obligation or liability to which it would not otherwise be subject under the Purchase Agreement or under the General Terms Agreement, as the case may be, or modify in any respect the contract rights of Manufacturer or Engine Manufacturer thereunder, except as may be provided in their respective consents attached hereto, or require Manufacturer to divest itself of title to or possession of the Aircraft or other goods and services until delivery thereof and payment therefor as provided in the Purchase Agreement or subject Manufacturer or Engine Manufacturer to any multiple or duplicative liability or obligation under the Purchase Agreement or the General Terms Agreement, as the case may be. No further assignment of the Engine Warranties, including without limitation assignments for security purposes (other than under the Trust Indenture), are permitted without the express written consent of Engine Manufacturer.

         Section 6. Appointment of Attorney. Effective at any time when a Lease Event of Default shall have occurred and be continuing, (i) unless Assignee and Mortgagee (so long as the Lien of the Trust Indenture has not been discharged), in their sole discretion, shall notify Manufacturer or Engine Manufacturer, as the case may be, to the contrary, the authorization given to Assignor under Section 3 hereof to enforce such rights and claims shall henceforth cease to be effective and Assignee and its successors and permitted assigns shall, to the exclusion of Assignor, be entitled to assert and enforce such rights and claims as substitute party plaintiff or otherwise, and Assignor shall, at the request of Assignee or its successors or permitted assigns and at Assignor's expense, cooperate with and take such action as is reasonably necessary to enable Assignee and its successors and permitted assigns to enforce such rights and claims, and (ii) Assignor does hereby constitute Assignee, its successors and permitted assigns, Assignor's true and lawful attorney, irrevocably, with full power (in the name of Assignor or otherwise) to ask, require, demand, receive, compound and give





PURCHASE AGREEMENT AND ENGINE WARRANTIES ASSIGNMENT CFM                   PAGE 7
acquittance for any and all monies and claims for monies due and to become due under, or arising out of, the Purchase Agreement in respect of the Aircraft or the Engine Warranties in respect of the Engines, as the case may be, to the extent that the same have been assigned by this Assignment and, for such period as Assignee may exercise rights with respect thereto under this Assignment, to endorse any checks or other instruments or orders in connection therewith and to file any claims or take any action or institute (or, if previously commenced, assume control of) any proceeding and to obtain any recovery in connection therewith which Assignee may deem to be necessary or advisable in the premises.

         Section 7. Other Action. Assignor agrees that, at Assignor's sole cost and expense, at any time and from time to time, upon the written request of Assignee or, so long as the Lien of the Trust Indenture has not been discharged, Mortgagee, Assignor will promptly and duly execute and deliver any and all such further instruments and documents and take such further action as Assignee or, so long as the Lien of the Trust Indenture has not been discharged, Mortgagee, may reasonably request in order to obtain the full benefits of this Assignment and of the rights and powers herein granted.

         Section 8. Assignor's Representations and Warranties. Assignor does hereby represent and warrant that the Purchase Agreement and the General Terms Agreement are in full force and effect as to Assignor and are enforceable against Assignor in accordance with their respective terms. Assignor does hereby further represent and warrant that Assignor has, with the authorized execution of the Consent and Agreement and the Engine Consent and Agreement,
(i) received all necessary consents to the assignment and transfer contemplated herein (including without limitation the assignment and transfer contemplated herein of Assignor's rights under the Purchase Agreement and the General Terms Agreement) and (ii) assuming that the Consent and Agreement and the Engine Consent and Agreement are in full force and effect, such consents are in full force and effect and Assignor further represents and warrants that Assignor has not assigned (except as assigned hereby) or pledged (except pursuant to the 737 Purchase Agreement Assignment dated as of November 27, 1996 between Lessee and Manufacturer, the Lien of which will have been released at or prior to the delivery of





PURCHASE AGREEMENT AND ENGINE WARRANTIES ASSIGNMENT CFM                   PAGE 8
this Agreement), and hereby covenants that it will not during the Term assign (except as assigned hereby) or pledge so long as this Assignment shall remain in effect, the whole or any part of the rights hereby assigned or any of its rights with respect to the Aircraft under the Purchase Agreement or with respect to the Engines under the General Terms Agreement not assigned hereby to anyone other than Assignee.

         Section 9. Payments. Notwithstanding this Assignment and anything herein to the contrary, all amounts that Manufacturer or Engine Manufacturer is obligated to pay to Assignor under the Purchase Agreement with respect to the Aircraft or under the General Terms Agreement with respect to the Engines, including, without limitation, resulting from the enforcement of any warranty, covenant, representation, indemnity or product support agreement thereunder or the enforcement or exercise of any right or power thereunder or hereunder (in the case of Manufacturer, a "Manufacturer Payment," and in the case of Engine Manufacturer, an "Engine Manufacturer Payment") (excluding, however, from Manufacturer Payments and Engine Manufacturer Payments any amounts Manufacturer is obligated to pay to Assignor with respect to the rights reserved to Assignor in Section 2 hereof), will be payable and applicable as follows: all Manufacturer Payments and Engine Manufacturer Payments shall be paid to Assignor unless and until Manufacturer or Engine Manufacturer, as the case may be, shall have received written notice as set forth in Section 3 hereof from Assignee or Mortgagee that a Lease Event of Default has occurred and is continuing, whereupon Manufacturer or Engine Manufacturer, as the case may be, will, until Manufacturer or Engine Manufacturer, as the case may be, shall have received written notice from Assignee or Mortgagee that all Lease Events of Default have been cured or waived, make any and all such payments directly to Assignee (or, so long as the Trust Indenture has not been discharged and Manufacturer or Engine Manufacturer, as the case may be, shall have received notice thereof, to Mortgagee). Any amounts received by Assignee pursuant to the immediately preceding sentence shall, to the extent not theretofore applied in satisfaction of sums owing to Assignee in accordance with the terms of the Operative Agreements, be held and invested as provided in Section 4.4 of the Lease.





PURCHASE AGREEMENT AND ENGINE WARRANTIES ASSIGNMENT CFM                   PAGE 9

         Section 10. Assignee's Agreement. Assignee agrees that, during the Term, except as otherwise contemplated by Section 2 hereof and unless a Lease Event of Default shall have occurred and be continuing, it will not enter into any agreement that would amend, modify, supplement, rescind, cancel or terminate the Purchase Agreement or the General Terms Agreement in respect of the Aircraft or the Engines without the prior written consent of Assignor.

         Section 11. Execution; Counterparts, etc. This Assignment is executed by Assignor and Assignee concurrently with the execution and delivery of the Lease. This Assignment may be executed by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, and both of which counterparts, taken together, shall constitute one and the same instrument. The section headings in this Assignment are for convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions hereof.

         Section 12. Confidential Treatment. Assignee agrees that it will not disclose to any third party the terms of the Purchase Agreement or the General Terms Agreement except (i) as required by applicable law or governmental regulation, (ii) in connection with the financing of the Aircraft, (iii) as permitted under Section 8 of the Participation Agreement as if this Assignment were specifically referred to therein, (iv) with the consent of Assignor, Manufacturer and the Engine Manufacturer (as the case may be) or (v) in connection with any sale or lease of the Aircraft.

         Section 13. Assignment to Mortgagee. The right, title and interest of Assignee in and to this Assignment has been assigned to and is subject to a security interest in favor of Wilmington Trust Company, as Mortgagee under the Trust Indenture, for the benefit of the Noteholders and the Indenture Indemnitees referred to in such Trust Indenture, all to the extent provided in such Trust Indenture. Assignor hereby consents to such assignment and to the creation of such security interest in and to this Assignment.

         SECTION 14. GOVERNING LAW. THIS ASSIGNMENT SHALL IN ALL RESPECTS BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS.


                     [This space intentionally left blank.]





PURCHASE AGREEMENT AND ENGINE WARRANTIES ASSIGNMENT CFM                  PAGE 10

         IN WITNESS WHEREOF, the parties hereto have caused this Purchase Agreement and Engine Warranties Assignment ___ to be duly executed as of the day and year first above written.

                                     CONTINENTAL AIRLINES, INC.





                                     By
                                       --------------------------------------
                                       Name:
                                       Title:



                                     FIRST SECURITY BANK, NATIONAL ASSOCIATION,
                                       not in its individual capacity
                                       but solely as Owner Trustee




                                     By
                                       --------------------------------------
                                        Name:
                                        Title:





PURCHASE AGREEMENT AND ENGINE WARRANTIES ASSIGNMENT CFM                  PAGE 11

         The undersigned, as Mortgagee for the benefit of the Note Holders and Indenture Indemnitees and as assignee of, and holder of a security interest in, the estate, right, title and interest of Assignee in and to the foregoing Assignment pursuant to the terms of the Trust Indenture agrees to the terms of the foregoing Assignment and agrees that its rights and remedies under the Trust Indenture shall be subject to the terms and conditions of the foregoing Assignment, including Sections 4 and 5 therein, and of the Purchase Agreement and the General Terms Agreement.

                                     WILMINGTON TRUST COMPANY,
                                     as Mortgagee




                                     By
                                       -------------------------------------
                                        Name:
                                        Title:





PURCHASE AGREEMENT AND ENGINE WARRANTIES ASSIGNMENT CFM                  PAGE 12

                     MANUFACTURER CONSENT AND AGREEMENT ___

         The undersigned, THE BOEING COMPANY, a Delaware corporation, hereby acknowledges notice of and consents to all of the terms of Purchase Agreement and Engine Warranties Assignment ___ (herein called the "Assignment") (the defined terms therein being hereinafter used with the same meanings unless otherwise defined herein) between Continental Airlines, Inc., as Assignor, and First Security Bank, National Association, as Owner Trustee, as Assignee, and hereby confirms to Assignee that: (i) all representations, warranties, indemnities and agreements of Manufacturer under the Purchase Agreement with respect to the Aircraft shall inure to the benefit of Assignee to the same extent as if originally named the "Buyer" therein, except as provided by
Section 2 of the Assignment; (ii) Assignee shall not be liable for any of the obligations or duties of Assignor under the Purchase Agreement, nor shall the Assignment give rise to any duties or obligations whatsoever on the part of Assignee owing to Manufacturer, except as provided in Section 4 of the Assignment; (iii) Manufacturer consents to the lease of the Aircraft by Assignee to Assignor under the Lease, consents to the grant of a security interest in the Aircraft pursuant to the Trust Indenture by Assignee and agrees that the Assignment constitutes an agreement by Assignee as required by Article
10.2 of the Purchase Agreement; and (iv) Manufacturer will continue to pay to Assignor or its order all payments that Manufacturer may be required to make in respect of the Aircraft under the Purchase Agreement unless and until Manufacturer shall have received written notice from Assignee or Mortgagee addressed to its Treasurer at P.O. Box 3707, Seattle, Washington 98124-3707, if by mail, or to (206) 237-8746, if by facsimile, that a Lease Event of Default has occurred and is continuing, whereupon Manufacturer will not be required to make further inquiry into the content of such notice and will make any and all payments that it may be required thereafter to make in respect of the Aircraft under the Purchase Agreement and the right to receive that has been assigned under the Assignment, directly to Assignee at its address at 79 South Main Street, Salt Lake City, Utah 84111, Attn: Corporate Trust Department (or, so long as the Trust Indenture has not been discharged, directly to Mortgagee at

MANUFACTURER CONSENT AND AGREEMENT CFM                                   PAGE 1
its address at Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890, Attn: Corporate Trust Administration), unless and until Manufacturer shall have received notice in writing from Assignee or Mortgagee that no Lease Event of Default is continuing, whereupon Manufacturer shall make all payments that Manufacturer may be required to make in respect of the Aircraft under the Purchase Agreement to Assignor or its order, as aforesaid.

    Manufacturer hereby represents and warrants that: (i) Manufacturer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (ii) the making and performance of the Purchase Agreement and this Manufacturer Consent and Agreement ___ have been duly authorized by all necessary corporate action on the part of Manufacturer, do not require any stockholder approval and do not contravene Manufacturer's Certificate of Incorporation or by-laws or any indenture, credit agreement or other contractual agreement to which Manufacturer is a party or by which it is bound and the making of the Purchase Agreement and this Manufacturer Consent and Agreement ___, the performance of its obligations to sell and deliver the Aircraft thereunder and the giving of the warranty obligations thereunder, do not, as to such making, performance or giving, contravene any law binding on Manufacturer; and (iii) the Purchase Agreement constituted, as of the date thereof and at all times thereafter to and including the date of this Manufacturer Consent and Agreement ___, and this Manufacturer Consent and Agreement ___ constitutes, binding obligations of Manufacturer enforceable against Manufacturer in accordance with their respective terms subject to (A) the limitations of applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and (B) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), which principles do not make the remedies available at law or in equity with respect to the Purchase Agreement and this Manufacturer Consent and Agreement ___ inadequate for the practical realization of the benefits intended to be provided thereby. It is understood that the execution of this Manufacturer Consent and Agreement ___ by Manufacturer is subject to the condition that, concurrently with the delivery of the Aircraft to Assignee, Assignee shall lease the Aircraft to Assignor under the Lease.


MANUFACTURER CONSENT AND AGREEMENT CFM                                   PAGE 2

         THIS MANUFACTURER CONSENT AND AGREEMENT ___ SHALL IN ALL RESPECTS BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF WASHINGTON, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, WITHOUT REFERENCE TO CONFLICTS OF LAWS PRINCIPLES.


Dated as of _______________.

                                     THE BOEING COMPANY


                                     By
                                     Name:
                                     Title
















MANUFACTURER CONSENT AND AGREEMENT CFM                                   PAGE 3

                 ENGINE MANUFACTURER CONSENT AND AGREEMENT ___

         The undersigned, CFM INTERNATIONAL INC., a Delaware corporation, hereby acknowledges notice of and consents to all of the terms of Purchase Agreement and Engine Warranties Assignment ___ (herein called the "Assignment") (the defined terms therein being hereinafter used with the same meanings unless otherwise defined herein) between Continental Airlines, Inc., as Assignor, and First Security Bank, National Association, as Owner Trustee, as Assignee.
Under the General Terms Agreement, Engine Manufacturer has agreed to support certain _______ engines and spare parts therefor purchased by Assignor from Engine Manufacturer, as installed on certain Boeing Model 737 aircraft. Engine Manufacturer hereby confirms to Assignor and Assignee that the Engine Warranties, as and to the extent that such relate to the Engines, shall inure to the benefit of Assignee (and, so long as the Trust Indenture has not been discharged, Mortgagee) to the same extent as if originally named "Airline" in the General Terms Agreement and to the benefit of Assignor (but only to the extent provided for in the Assignment) in each case subject to the terms and conditions of the Assignment; provided, that Engine Manufacturer shall not owe any liability or obligation under the Engine Warranties more than once in total.

         Engine Manufacturer represents and warrants that:

         1. It is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware;

         2. The making and performance of this Engine Manufacturer Consent and Agreement ___ in accordance with its terms have been duly authorized by all necessary corporate action on the part of Engine Manufacturer, do not require any stockholder approval and do not contravene its Certificate of Incorporation or by-laws or any debenture, credit agreement or other contractual agreement to which Engine Manufacturer is a party or by which it is bound or any law binding on Engine Manufacturer;



ENGINE MANUFACTURER CONSENT AND AGREEMENT CFM                             PAGE 1

         3. The making and performance of the Engine Warranties in accordance with their terms have been duly authorized by all necessary corporate action on the part of Engine Manufacturer, do not require any stockholder approval and do not contravene Engine Manufacturer's Certificate of Incorporation or by-laws or any debenture, credit agreement or other contractual agreement to which Engine Manufacturer is a party or by which it is bound, and do not, as to the making thereof, contravene any law binding on Engine Manufacturer, and to the best of its knowledge, do not as to the performance thereof contravene any law binding on Engine Manufacturer; and

         4. The Engine Warranties constituted as of the date on which they were made and at all times thereafter to and including the date of this Engine Manufacturer Consent and Agreement ___, and this Engine Manufacturer Consent and Agreement ___ constitute binding obligations of Engine Manufacturer enforceable against Engine Manufacturer in accordance with their respective terms subject to:

         (a) the limitations of applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally; and

         (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                     [This space intentionally left blank.]




ENGINE MANUFACTURER CONSENT AND AGREEMENT CFM                             PAGE 2

         THIS ENGINE MANUFACTURER CONSENT AND AGREEMENT ___ SHALL IN ALL RESPECTS BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS.
         Dated as of           ,     .
                     ----------  ----
                                        CFM INTERNATIONAL, INC.



                                        By
                                          ----------------------------------
                                          Name:
                                          Title:



ENGINE MANUFACTURER CONSENT AND AGREEMENT CFM                             PAGE 3

     THIS MANUFACTURER CONSENT AND AGREEMENT ___ SHALL IN ALL RESPECTS BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF WASHINGTON, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, WITHOUT REFERENCE TO CONFLICTS OF LAWS PRINCIPLES.

         Dated as of                .
                    ----------------


                                        THE BOEING COMPANY



                                        By
                                          ----------------------------------

                                          Name:
                                          Title:




MANUFACTURER CONSENT AND AGREEMENT CFM                                    PAGE 4

                                 EXHIBIT A-5 to

                            Note Purchase Agreement

                    FORM OF LEASED AIRCRAFT TRUST AGREEMENT

================================================================================





                              TRUST AGREEMENT ____

                           Dated as of ______________

                                    Between

                          [_________________________]

                                      and

                   FIRST SECURITY BANK, NATIONAL ASSOCIATION


                    One Boeing Model _____________ Aircraft
                 Bearing Manufacturer's Serial No. ___________




================================================================================



TRUST AGREEMENT BASE

                                    CONTENTS

SECTION 1.  DEFINITIONS .........................................................    1

SECTION 2.  DECLARATION OF TRUST ................................................    1

SECTION 3.  AUTHORIZATION; CONDITIONS PRECEDENT .................................    1
        3.1 Authorization .......................................................    1
        3.2 Conditions Precedent ................................................    3

SECTION 4.  RECEIPT, DISTRIBUTION AND APPLICATION OF INCOME FROM
            THE TRUST ESTATE ....................................................    3
        4.1 Payments from Trust Estate Only .....................................    3
        4.2 Distribution of Payments ............................................    4
        4.3 Method of Payments ..................................................    5

SECTION 5.  DUTIES OF OWNER TRUSTEE .............................................    6
        5.1 Notice of Event of Default ..........................................    6
        5.2 Action upon Instructions ............................................    7
        5.3 Limitations on Duties ...............................................    7
        5.4 No Duties except as Specified; No Action except as Specified ........    8
        5.5 Satisfaction of Conditions Precedent ................................    9
        5.6 Fixed Investment Trust ..............................................    9

SECTION 6.  OWNER TRUSTEE .......................................................    9
        6.1 Acceptance of Trusts and Duties .....................................    9
        6.2 Absence of Certain Duties ...........................................   10
        6.3 No Representations or Warranties as to Certain Matters ..............   11
        6.4 No Segregation of Monies; Interest ..................................   12
        6.5 Reliance upon Certificates, Counsel and Agents ......................   12
        6.6 Not Acting in Individual Capacity ...................................   13
        6.7 Fees; Compensation ..................................................   13
        6.8 Tax Returns .........................................................   14

SECTION 7.  INDEMNIFICATION OF FIRST SECURITY BY OWNER PARTICIPANT ..............   14




                                       i
TRUST AGREEMENT BASE

SECTION 8.   TRANSFER OF OWNER PARTICIPANT'S INTEREST .............................   16
        8.1  Transfer of Interest .................................................   16
        8.2  Actions of Owner Participants ........................................   17

SECTION 9.   SUCCESSOR OWNER TRUSTEES; CO-TRUSTEES ................................   17
        9.1  Resignation of Owner Trustee; Appointment of Successor ...............   17
        9.2  Co-Trustees and Separate Trustees ....................................   19

SECTION 10.  SUPPLEMENTS AND AMENDMENTS TO TRUST AGREEMENT AND OTHER DOCUMENTS ....   21
       10.1  Supplements and Amendments and Delivery Thereof ......................   21
       10.2  Discretion as to Execution of Documents ..............................   22
       10.3  Absence of Requirements as to Form ...................................   22
       10.4  Distribution of Documents ............................................   23
       10.5  No Request Needed as to Lease Supplement and Trust Indenture
             Supplement ...........................................................   23

SECTION 11.  MISCELLANEOUS ........................................................   23
       11.1  Termination of Trust Agreement .......................................   23
       11.2  Termination at Option of the Owner Participant .......................   24
       11.3  Owner Participant Has No Legal Title in Trust Estate .................   24
       11.4  Assignment, Sale, etc. of Aircraft ...................................   24
       11.5  Trust Agreement for Benefit of Certain Parties Only ..................   25
       11.6  Citizenship of Owner Participant .....................................   25
       11.7  Notices ..............................................................   25
       11.8  Severability .........................................................   26
       11.9  Waivers, Etc. ........................................................   26
       11.10 Counterparts .........................................................   26
       11.11 Binding Effect, Etc. .................................................   26
       11.12 Headings; References .................................................   27
       11.13 Governing Law ........................................................   27





                                       ii
TRUST AGREEMENT BASE

                            TRUST AGREEMENT _______

         This TRUST AGREEMENT ______, dated as of ________________, between [_________], a Delaware corporation ("Owner Participant"), and FIRST SECURITY BANK, NATIONAL ASSOCIATION, a national banking association (in its individual capacity, "First Security" and otherwise not in its individual capacity but solely as trustee hereunder, "Owner Trustee").

                                  WITNESSETH:

SECTION 1.   DEFINITIONS

         Capitalized terms used but not defined herein shall have the respective meanings set forth or incorporated by reference, and shall be construed and interpreted in the manner described, in Annex A to the Lease.

SECTION 2.   DECLARATION OF TRUST

         First Security hereby declares that it will hold the Trust Estate as Owner Trustee upon the trusts hereinafter set forth for the use and benefit of Owner Participant, subject, however, to the provisions of and the Lien created by the Trust Indenture and to the provisions of the Lease and the Participation Agreement.

SECTION 3.   AUTHORIZATION; CONDITIONS PRECEDENT

         3.1    AUTHORIZATION

         In respect of the Aircraft, Owner Participant hereby authorizes and directs Owner Trustee to, and Owner Trustee agrees for the benefit of Owner Participant that it will, on and after the Delivery Date, subject (except with respect to Section 3.1(a)) to due compliance with the terms of Section 3.2:

         (a) execute and deliver the Participation Agreement, the Trust Indenture, the Lease and the other Owner Trustee Agreements (in the respective forms in which they are delivered from time to time by Owner Participant to Owner Trustee);

         (b) subject to the terms of this Trust Agreement, exercise (i) its rights and perform its duties under the Participation Agreement, (ii) the rights and perform the duties of Lessor under




TRUST AGREEMENT BASE
the Lease and (iii) its rights and perform its duties under the Trust Indenture and the other Owner Trustee Agreements;

         (c) execute, issue and deliver to Mortgagee for authentication and further delivery to Loan Participant the Loan Certificates in the amount and as provided in Section 2 of the Participation Agreement;

         (d) purchase the Aircraft pursuant to the Purchase Agreement as assigned to Owner Trustee pursuant to the Purchase Agreement Assignment;

         (e) accept from Airframe Manufacturer the delivery of the Aircraft Bill of Sale, the FAA Bill of Sale and the invoice with respect to such Aircraft and from Lessee the delivery of the BFE Bill of Sale and the invoice with respect to such BFE;

         (f) effect the registration of the Aircraft with the FAA in the name of Owner Trustee by filing or causing to be filed with the FAA: (i) the FAA Bill of Sale; (ii) an Aircraft Registration Application in the name of Owner Trustee (including, without limitation, an affidavit from Owner Trustee in compliance with the provisions of Section 47.7(c)(2) of the FAA Regulations); and (iii) this Trust Agreement;

         (g)     execute and deliver the Financing Statements referred to in
Section 5.1.2 (xxiii) of the Participation Agreement, together with all other agreements, documents and instruments referred to in Section 5 of the Participation Agreement to which Owner Trustee is to be a party;

         (h) make payment of Lessor's Cost for the Aircraft from the aggregate amount of the Commitments for the Aircraft of Owner Participant and Loan Participant, to the extent received by Owner Trustee, in the manner provided in the Participation Agreement;

         (i) execute and deliver Lease Supplement No. 1 covering the Aircraft;

         (j) execute and deliver a Trust Indenture Supplement covering the Aircraft; and

         (k) execute and deliver all such other instruments, documents or certificates and take all such other actions in accordance with the direction of Owner Participant, as Owner Participant may deem necessary or advisable in connection with





TRUST AGREEMENT BASE
the transactions contemplated by this Trust Agreement and the other Operative Agreements.

         3.2    CONDITIONS PRECEDENT

         The rights and obligations of Owner Trustee to take the actions required by Section 3.1 shall be subject to the following conditions precedent:

         (a)     Owner Trustee shall have received the notice described in
Section 5.1.1 of the Participation Agreement, when and as required thereby, or shall have been deemed to have waived such notice in accordance with Section
5.1.1 of the Participation Agreement;

         (b) Each Participant shall have made the full amount of its Commitment specified in Section 2.1 of the Participation Agreement available to Owner Trustee, in immediately available funds, in accordance with Sections 2 and 4 of the Participation Agreement; and

         (c) Owner Participant shall have notified Owner Trustee that the terms and conditions of Section 5 of the Participation Agreement, insofar as they relate to conditions precedent to performance by Owner Participant of its obligations thereunder, have been either fulfilled to the satisfaction of, or waived by, Owner Participant. Owner Participant shall, by instructing Owner Trustee to release the full amount of its Commitment then held by Owner Trustee as provided in Section 2 of the Participation Agreement, be deemed to have found satisfactory to it, or waived, all such conditions precedent.

SECTION 4.   RECEIPT, DISTRIBUTION AND APPLICATION OF INCOME FROM THE TRUST
             ESTATE

         4.1    PAYMENTS FROM TRUST ESTATE ONLY

         Except as provided in Section 7, all payments to be made by Owner Trustee under this Trust Agreement shall be made only from (a) in the case of funds made available in accordance with Section 4 of the Participation Agreement, the Commitments (except as otherwise provided in Section 14 of the Participation Agreement) and (b) in the case of all other payments, the income from and proceeds of the Trust Estate to the extent that Owner Trustee shall have received sufficient income or proceeds from the Trust Estate to make such payments. Owner Participant agrees




TRUST AGREEMENT BASE
that it will look solely (y) in the case of funds made available in accordance with Section 4 of the Participation Agreement, to the Commitments and any income therefrom (except as otherwise provided in Section 14 of the Participation Agreement) and (z) in the case of all other payments, to the income from and proceeds of the Trust Estate to the extent available for distribution to Owner Participant as provided in this Trust Agreement. Except as provided in Section 7, Owner Participant agrees that First Security is neither personally liable to Owner Participant for any amounts payable nor subject to any other liability under this Trust Agreement.

         4.2    DISTRIBUTION OF PAYMENTS

                4.2.1        PAYMENTS TO MORTGAGEE

         Until the Trust Indenture shall have been discharged pursuant to
Section 10.01 thereof, all Rent, insurance proceeds and requisition or other payments of any kind included in the Trust Estate (other than Excluded Payments) payable to Owner Trustee shall be payable directly to Mortgagee (and, if any of the same are received by Owner Trustee, shall upon receipt be paid over to Mortgagee without deduction, set-off or adjustment of any kind) for distribution in accordance with the provisions of Article III of the Trust Indenture; provided, that any payments received by Owner Trustee from (a) Lessee with respect to Owner Trustee's fees and disbursements or (b) Owner Participant pursuant to Section 7 shall not be paid over to Mortgagee but shall be retained by Owner Trustee and applied toward the purpose for which such payments were made.

                4.2.2        PAYMENTS TO OWNER TRUSTEE, OTHER PARTIES

         After the Trust Indenture shall have been discharged pursuant to
Section 10.01 thereof, any payment of the type referred to in Section 4.2.1 (other than Excluded Payments) received by Owner Trustee, any payment received from Mortgagee (other than Excluded Payments) and any other amount received as part of the Trust Estate and for the application or distribution of which no provision is made in this Trust Agreement shall be distributed forthwith upon receipt by Owner Trustee in the following order of priority: first, so much of such payment as shall be required to reimburse Owner Trustee for any expenses not otherwise reimbursed as to which Owner Trustee is entitled to be so reimbursed pursuant to the provisions hereof shall be retained



TRUST AGREEMENT BASE
by Owner Trustee; second, so much of the remainder for which provision as to the application thereof is contained in the Lease or any of the other Operative Agreements shall be applied and distributed in accordance with the terms of the Lease or such other Operative Agreement; and third, the balance, if any, shall be paid to Owner Participant.

                4.2.3        CERTAIN DISTRIBUTIONS TO OWNER PARTICIPANT

         All amounts from time to time distributable by Mortgagee to Owner Participant pursuant to the Trust Indenture shall, if paid to Owner Trustee, be distributed by Owner Trustee to Owner Participant in accordance with the provisions of Article III of the Trust Indenture; provided, that any payments received by Owner Trustee from (a) Lessee with respect to Owner Trustee's fees and disbursements or (b) Owner Participant pursuant to Section 7 shall not be paid over to Owner Participant but shall be retained by Owner Trustee and applied toward the purpose for which such payments were made.

                4.2.4        EXCLUDED PAYMENTS

         Any Excluded Payments received by Owner Trustee shall be paid by Owner Trustee to the Person to whom such Excluded Payments are payable under the provisions of the Participation Agreement, the Tax Indemnity Agreement or the Lease.

                4.2.5        MULTIPLE OWNER PARTICIPANTS

         If, as a result of a transfer by Owner Participant under Section 8.1, there is more than one Owner Participant under this Trust Agreement, each such Owner Participant shall hold in proportion to its respective beneficial interest in the Trust Estate an undivided beneficial interest in the entire Trust Estate and is entitled to receive ratably with any other Owner Participant payments distributable by Owner Trustee under this Trust Agreement. No Owner Participant shall have legal title to the Aircraft or any other portion of the Trust Estate.

         4.3    METHOD OF PAYMENTS

         Owner Trustee shall make distributions or cause distributions to be made to Owner Participant pursuant to this Section 4 by transferring the amount to be distributed by wire transfer in immediately available funds on the day received (or




TRUST AGREEMENT BASE
on the next succeeding Business Day if the funds to be so distributed shall not have been received by Owner Trustee by 12:00 noon, New York City time, and which funds Owner Trustee shall not have been reasonably able to distribute to Owner Participant on the day received) to Owner Participant's account set forth in Schedule 1 to the Participation Agreement or to such other account or accounts of Owner Participant as Owner Participant may designate from time to time in writing to Owner Trustee; provided, that Owner Trustee shall use reasonable efforts to invest overnight, in investments that would be permitted under Section 4.4 of the Lease, all funds received by it at or later than 12:00 noon, New York City time, and which funds Owner Trustee shall not have been reasonably able to distribute to Owner Participant on the day received).

SECTION 5.   DUTIES OF OWNER TRUSTEE

         5.1    NOTICE OF EVENT OF DEFAULT

         (a) If Owner Trustee shall have knowledge of a Lease Default or a Lease Event of Default or an Indenture Default or an Indenture Event of Default, Owner Trustee shall give to Owner Participant, Mortgagee and Lessee prompt telephonic or telex notice thereof followed by prompt confirmation thereof by certified mail, postage prepaid, provided, that (i) in the case of an event which with the passage of time would constitute an Indenture Event of Default of the type referred to in paragraph (c) or (e) of Section 4.02 of the Trust Indenture, such notice shall in no event be furnished later than ten days after Owner Trustee shall first have knowledge of such event and (ii) in the case of a misrepresentation by Owner Trustee which with the passage of time would constitute an Indenture Event of Default of the type referred to in paragraph (d) of Section 4.02 of the Trust Indenture, such notice shall in no event be furnished later than ten days after Owner Trustee shall first have knowledge of such event.

         (b) Subject to the terms of Section 5.3, Owner Trustee shall take such action or shall refrain from taking such action, not inconsistent with the provisions of the Trust Indenture, with respect to such Lease Default, Lease Event of Default, Indenture Default or Indenture Event of Default or other event as Owner Trustee shall be directed in writing by Owner Participant.
For all purposes of this Trust Agreement, the Lease and the other Operative Agreements, in the absence of Actual Knowledge of Owner



TRUST AGREEMENT BASE

Trustee, Owner Trustee shall not be deemed to have knowledge of a Lease Default, Lease Event of Default, Indenture Default or Indenture Event of Default unless notified in writing by Mortgagee, Owner Participant or Lessee.

         5.2    ACTION UPON INSTRUCTIONS

         Subject to the terms of Sections 5.1 and 5.3, upon the written instructions at any time and from time to time of Owner Participant, Owner Trustee will take such of the following actions, not inconsistent with the provisions of the Lease and the Trust Indenture, as may be specified in such instructions: (a) give such notice or direction or exercise such right, remedy or power under this Trust Agreement or any of the other Owner Trustee Agreements or in respect of all or any part of the Trust Estate, or take such other action, as shall be specified in such instructions (including entering into such agreements and instruments as shall be necessary under Section 10);
(b) take such action to preserve or protect the Trust Estate (including the discharge of Liens) as may be specified in such instructions; (c) approve as satisfactory to it all matters required by the terms of the Lease or the other Operative Agreements to be satisfactory to Owner Trustee, it being understood that without written instructions of Owner Participant, Owner Trustee shall not approve any such matter as satisfactory to it; (d) subject to the rights of Lessee under the Operative Agreements, after the expiration or earlier termination of the Lease, convey all of Owner Trustee's right, title and interest in and to the Aircraft for such amount, on such terms and to such purchaser or purchasers as shall be designated in such instructions, or retain, lease or otherwise dispose of, or from time to time take such other action with respect to, the Aircraft on such terms as shall be designated in such instructions; and (e) take or refrain from taking such other action or actions as may be specified in such instructions.

         5.3    LIMITATIONS ON DUTIES

         Owner Trustee shall not be required to take any action under Section
5.1 (other than the giving of the notices referred to therein) or 5.2 if Owner Trustee shall reasonably believe such action is not adequately indemnified by Owner Participant under Section 7, unless Lessee or Owner Participant agrees to furnish such additional indemnity as shall reasonably be required, in manner and form satisfactory to Owner Trustee, and, in addition



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to the extent not otherwise paid pursuant to the provisions of the Lease or of the Participation Agreement, to pay the reasonable compensation of Owner Trustee for the services performed or to be performed by it pursuant to such direction and any reasonable fees and disbursements of counsel or agents employed by Owner Trustee in connection therewith. Owner Trustee shall not be required to take any action under Section 5.1 or 5.2 (other than the giving of the notices referred to therein) if Owner Trustee shall have been advised by counsel that such action is contrary to the terms of any of the Owner Trustee Agreements or is otherwise contrary to Law and Owner Trustee has delivered to Owner Participant written notice of the basis for its refusal to act.

        5.4     NO DUTIES EXCEPT AS SPECIFIED; NO ACTION EXCEPT AS SPECIFIED

                5.4.1        NO DUTIES EXCEPT AS SPECIFIED

         Owner Trustee shall not have any duty or obligation to manage, control, use, sell, dispose of or otherwise deal with the Aircraft or any other part of the Trust Estate or to otherwise take or refrain from taking any action under, or in connection with, any of the Owner Trustee Agreements, except as expressly required by the terms of any of the Owner Trustee Agreements, or (to the extent not inconsistent with the provisions of the Trust Indenture) as expressly provided by the terms hereof or in a written instruction from Owner Participant received pursuant to the terms of Section 5.1 or 5.2, and no implied duties or obligations shall be read into this Trust Agreement against Owner Trustee. First Security agrees that it will, in its individual capacity and at its own cost or expense (but without any right of indemnity in respect of any such cost or expense hereunder or under the Participation Agreement), promptly take such action as may be necessary to duly discharge and satisfy in full all Lessor Liens attributable to it in its individual capacity which it is required to discharge pursuant to Section 7.3.1 of the Participation Agreement and otherwise comply with the terms of said Section binding upon it.

                5.4.2        NO ACTION EXCEPT AS SPECIFIED

         Owner Trustee shall have no power, right or authority to, and agrees that it will not, manage, control, use, sell, dispose of or otherwise deal with the Aircraft or any other part of the



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                                                                               9


Trust Estate except (a) as expressly required by the terms of any of the Owner Trustee Agreements, (b) as expressly provided by the terms hereof or (c) as expressly provided in written instructions from Owner Participant pursuant to
Section 5.1 or 5.2.

         5.5    SATISFACTION OF CONDITIONS PRECEDENT

         Anything in this Trust Agreement to the contrary notwithstanding, Owner Trustee shall, subject to the satisfaction of special counsel for Owner Trustee of the occurrence of all the applicable conditions precedent specified in Section 3.2, comply with the provisions of Section 3.1.

         5.6    FIXED INVESTMENT TRUST

         Notwithstanding anything in this Trust Agreement to the contrary, Owner Trustee shall not be authorized and shall have no power to "vary the investment" of Owner Participant within the meaning of Treasury Regulations
Section 301.7701-4(c)(1), it being understood that Owner Trustee shall have the power and authority to fulfill its obligations under Section 4.3 hereof,
Section 4.3.3 of the Participation Agreement and Section 4.4 of the Lease.

SECTION 6.      OWNER TRUSTEE

         6.1    ACCEPTANCE OF TRUSTS AND DUTIES

         First Security accepts the trusts hereby created and agrees to perform the same as Owner Trustee but only upon the terms hereof and the Trust Indenture applicable to it. Owner Trustee also agrees to receive and disburse all monies received by it constituting part of the Trust Estate pursuant to the terms hereof. First Security shall not be answerable or accountable under any circumstances, except for (a) its own willful misconduct or gross negligence (including, without limitation, in connection with any activities of Owner Trustee in violation of Section 5.4.2), (b) its failure (in its individual capacity) to perform its obligations under Section 5.4.1, (c) its or Owner Trustee's failure to use ordinary care to receive or disburse funds or to comply with the first sentence of Section 6.8, (d) liabilities that may result from the inaccuracy of any representation or breach of warranty of it in its individual capacity (or from the failure by it in its individual capacity to perform any covenant) in this Trust Agreement, the Trust Indenture, the Lease or the Participation Agreement or elsewhere



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                                                                              10


in any of the other Operative Agreements, (e) taxes, fees or other charges on, based on or measured by any fees, commissions or compensation received by First Security in connection with the transactions contemplated by this Trust Agreement and the other Operative Agreements to which it (in its individual capacity or as Owner Trustee) is a party, (f) for its or Owner Trustee's failure to use ordinary care in receiving or disbursing funds or in connection with its obligation to invest funds pursuant to Section 4 of the Participation Agreement, Section 4.4 of the Lease or Section 4.3 hereof, (g) for any liability on the part of Owner Trustee arising out of its negligence or willful or negligent misconduct in connection with its obligations under Section 5.1 (other than the first sentence thereof), 6.8 or 9.2 hereof or Section 4.01 of the Trust Indenture. First Security shall have no obligation to advance its individual funds for any purpose, and Owner Trustee shall have no obligation to distribute to Owner Participant, Lessee or any third party any amounts to be paid to Owner Trustee until such amounts are collected by Owner Trustee.

         6.2    ABSENCE OF CERTAIN DUTIES

         (a) Except in accordance with written instructions furnished pursuant to Section 5.1 or 5.2 and except as provided in, and without limiting the generality of, Sections 3.1 and 5.4.1 and the last sentence of Section 9.1.2, and subject to Section 4.01 of the Trust Indenture, neither Owner Trustee nor First Security shall have any duty (i) to see to any recording or filing of any Operative Agreement or of any supplement to any thereof or to see to the maintenance of any such recording or filing or any other filing of reports with the FAA or other governmental agencies, except that of First Security to comply with the FAA reporting requirements set forth in 14 C.F.R.
Section 47.45 and 14 C.F.R. Section 47.51, and Owner Trustee shall, to the extent that information for that purpose is timely supplied by Lessee pursuant to any of the Operative Agreements, complete and timely submit (and furnish Owner Participant with a copy of) any and all reports relating to the Aircraft that may from time to time be required by the FAA or any government or governmental authority having jurisdiction, (ii) to see to any insurance on the Aircraft or to effect or maintain any such insurance, whether or not Lessee shall be in default with respect thereto, other than to forward to Owner Participant copies of all reports and other written information which Owner Trustee receives from Lessee pursuant to Section 11 of the Lease, (iii) except as




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                                                                              11


provided in Section 7.3.1 or 7.3.2 of the Participation Agreement, Section 4.01 of the Trust Indenture or Section 5.4 or 6.1 hereof, to see to the payment or discharge of any tax, assessment or other governmental charge or any lien or encumbrance of any kind owing with respect to or assessed or levied against any part of the Trust Indenture Estate or the Trust Estate, except as provided in
Section 6.3.9 of the Participation Agreement or (iv) to inspect Lessee's books and records with respect to the Aircraft at any time permitted pursuant to the Lease.

         (b) Notwithstanding clause (a), Owner Trustee will furnish to Mortgagee and Owner Participant, promptly upon receipt thereof, duplicates or copies of all reports, notices, requests, demands, certificates, financial statements and other instruments furnished to Owner Trustee under the Lease or any other Operative Agreement except to the extent to which a responsible officer of Owner Trustee reasonably believes (and confirms by telephone call with Owner Participant) that duplicates or copies thereof have already been furnished to Owner Participant by some other person.

         6.3    NO REPRESENTATIONS OR WARRANTIES AS TO CERTAIN MATTERS

         NEITHER FIRST SECURITY NOR OWNER TRUSTEE MAKES OR SHALL BE DEEMED TO HAVE MADE (a) ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE TITLE, AIRWORTHINESS, VALUE, CONDITION, DESIGN, OPERATION, MERCHANTABILITY OR FITNESS FOR USE FOR A PARTICULAR PURPOSE OF THE AIRCRAFT OR ANY PART THEREOF, AS TO THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, AS TO THE ABSENCE OF ANY INFRINGEMENT OF ANY PATENT, TRADEMARK OR COPYRIGHT, THE ABSENCE OF ANY STRICT LIABILITY OBLIGATION OR ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE AIRCRAFT OR ANY PART THEREOF WHATSOEVER, except that First Security warrants to Owner Participant that on the Delivery Date Owner Trustee shall have received whatever title to the Aircraft that was conveyed to it and that the Aircraft shall, on the Delivery Date and during the Term, be free of Lessor Liens attributable to First Security or (b) any representation or warranty as to the validity, legality or enforceability of this Trust Agreement or any other Operative Agreement to which First Security, in its individual capacity or as Owner Trustee, is a party, or any other document or instrument, or as to the correctness of any statement contained in any thereof except to the extent that any such statement is expressly made herein or




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                                                                              12


therein by such party as a representation by First Security, in its individual capacity or as Owner Trustee, as the case may be, and except that First Security hereby represents and warrants that it has all corporate power and authority to execute, deliver and perform this Trust Agreement and that this Trust Agreement has been, and (assuming due authorization, execution and delivery by Owner Participant of this Trust Agreement) the other Operative Agreements to which it or Owner Trustee is a party have been (or at the time of execution and delivery of any such instrument by it or Owner Trustee under this Trust Agreement or pursuant to the terms of the Participation Agreement that such an instrument will be) duly executed and delivered by one of its officers who is or will be, as the case may be, duly authorized to execute and deliver such instruments on behalf of itself or Owner Trustee, as the case may be, and that this Trust Agreement constitutes the legal, valid and binding obligation of First Security or Owner Trustee, as the case may be, enforceable against First Security or Owner Trustee, as the case may be, in accordance with its terms.

         6.4    NO SEGREGATION OF MONIES; INTEREST

         Monies received by Owner Trustee under this Trust Agreement need not be segregated in any manner except to the extent required by Law, or except as provided in written instructions from Owner Participant, and shall be invested as provided in Section 4.3 hereof or Section 4.4 of the Lease.

         6.5    RELIANCE UPON CERTIFICATES, COUNSEL AND AGENTS

         Owner Trustee shall incur no liability to anyone in acting in good faith in reliance upon and in accordance with any signature, instrument, notice, resolution, request, consent, order, certificate, report, opinion, bond or other document or paper reasonably believed by it to be genuine and reasonably believed by it to be signed by the proper party or parties. Unless other evidence in respect thereof is specifically prescribed in this Trust Agreement, any request, direction, order or demand of Owner Participant or Lessee mentioned in this Trust Agreement or in any of the other Owner Trustee Agreements shall be sufficiently evidenced by written instruments signed by the Chairman of the Board, the President, any Vice President or any other officer and in the name of Owner Participant or Lessee, as the case may be. Owner Trustee may accept a copy of a resolution of the Board of Directors or Executive Committee of Lessee,




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                                                                              13


certified by the Secretary or an Assistant Secretary of Lessee as duly adopted and in full force and effect, as conclusive evidence that such resolution has been duly adopted by said Board of Directors or Executive Committee and that the same is in full force and effect. As to any fact or matter the manner of ascertainment of which is not specifically described in this Trust Agreement, Owner Trustee may, absent Actual Knowledge to the contrary, for all purposes rely on a certificate signed by the Chairman of the Board, the President, any Vice President or any other officer of Lessee, and the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of Lessee, as to such fact or matter, and such certificate shall constitute full protection to Owner Trustee for any action taken or omitted to be taken by it in good faith in reliance thereon and in accordance therewith. In the administration of trusts under this Trust Agreement, Owner Trustee may execute any of the trusts or powers and perform its powers and duties under this Trust Agreement directly or through agents or attorneys and may, at the expense of the Trust Estate, consult with counsel, accountants and other skilled persons to be selected and employed by it. Owner Trustee shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such counsel, accountants or other skilled persons.

         6.6    NOT ACTING IN INDIVIDUAL CAPACITY

         In acting under this Trust Agreement, First Security acts solely as Owner Trustee and not in its individual capacity except as otherwise expressly provided in this Trust Agreement or in the other Operative Agreements to which it is a party; and, except as may be otherwise expressly provided in this Trust Agreement, the Lease, the Participation Agreement and the Trust Indenture, all persons, other than the Owner Participant as provided in this Trust Agreement or the Trust Indenture, having any claim against Owner Trustee by reason of the transactions contemplated hereby shall look only to the Trust Estate for payment or satisfaction thereof except to the extent provided in Section 6.1 or otherwise as Owner Trustee shall expressly agree otherwise in writing.

         6.7    FEES; COMPENSATION

         Lessee shall pay the Transaction Expenses of Owner Trustee. Neither Owner Participant nor the Trust Estate shall have any liability for any such fees and expenses; provided, that the




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                                                                              14


foregoing shall not limit the obligations of Owner Participant under Sections
5.3 and 7; provided, that Owner Trustee shall have a Lien upon the Trust Estate for any such fee not paid by Lessee as contemplated by Section 9.2 of the Participation Agreement and such Lien shall entitle Owner Trustee to priority as to payment thereof over payment to any other Person under this Trust Agreement; provided, that such Lien shall be subject and subordinate in all events to the Lien of the Trust Indenture; and provided, further, that Owner Trustee shall have no right to exercise, and shall not exercise, any rights or remedies Owner Trustee may have with respect to such Lien unless and until the Secured Obligations have been paid and performed in full.

         6.8    TAX RETURNS

         Owner Trustee shall be responsible for the keeping of all appropriate books and records relating to the receipt and disbursement of all monies under this Trust Agreement or any agreement contemplated hereby. Owner Participant shall be responsible for causing to be prepared and filed all income tax returns required to be filed by Owner Participant. Owner Trustee shall be responsible for causing to be prepared, at the request of Owner Participant and at the expense of Lessee, all income tax returns required to be filed with respect to the trust created hereby and shall execute and file such returns; provided, that Owner Trustee shall send promptly a completed copy of such return to Owner Participant not more than sixty nor less than fifteen days prior to the due date of the return, provided, that Owner Trustee shall have timely received all necessary information to complete and deliver to Owner Participant such return. Owner Participant, upon request, will furnish Owner Trustee with all such information as may be reasonably required from Owner Participant in connection with the preparation of such income tax returns. Owner Trustee shall keep copies of all returns delivered to or filed by it.

SECTION 7.      INDEMNIFICATION OF FIRST SECURITY BY OWNER PARTICIPANT

         Owner Participant hereby agrees, whether or not any of the transactions contemplated hereby shall be consummated, to assume liability for, and hereby indemnifies, protects, saves and keeps harmless, First Security and its successors, assigns, agents and servants, from and against any and all liabilities, obligations, losses, damages, penalties, taxes (excluding any Taxes which are



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                                                                              15


not required to be indemnified by Lessee pursuant to Section 9.1 or 9.3 of the Participation Agreement and excluding any taxes payable by First Security on or measured by any compensation received by First Security for its services under this Trust Agreement), claims, actions, suits, costs, expenses or disbursements (including, without limitation, reasonable legal fees and expenses, but excluding internal costs and expenses such as salaries and overhead, and including, without limitation, any liability of an owner, any strict liability and any liability without fault) of any kind and nature whatsoever which may be imposed on, incurred by or asserted against First Security (whether or not also indemnified against by Lessee under the Lease or under the Participation Agreement or also indemnified against by any other Person; provided, that Owner Participant shall be subrogated to the rights of Owner Trustee against Lessee or any other indemnitor) in any way relating to or arising out of this Trust Agreement or any of the other Operative Agreements or the enforcement of any of the terms of any thereof, or in any way relating to or arising out of the manufacture, purchase, acceptance, nonacceptance, rejection, ownership, delivery, lease, possession, use, operation, condition, sale, return or other disposition of the Aircraft (including, without limitation, latent and other defects, whether or not discoverable, and any claim for patent, trademark or copyright infringement), or in any way relating to or arising out of the administration of the Trust Estate or the action or inaction of Owner Trustee, under this Trust Agreement, except (a) in the case of gross negligence or willful misconduct on the part of First Security, in its individual capacity or as Owner Trustee, in the performance or nonperformance of its duties under this Trust Agreement or under any of the other Owner Trustee Agreements or (b) those Claims resulting from the inaccuracy of any representation or warranty of First Security (or from the failure of First Security to perform any of its covenants) in Section 6.3, in Section 6.03 of the Trust Indenture, in Section 4 of the Lease, in Section 6.3 of the Participation Agreement or elsewhere in any of the other Operative Agreements or (c) as may result from a breach by First Security of its covenant in the last sentence of Section 5.4.1 or (d) in the case of the failure to use ordinary care on the part of First Security, in its individual capacity or as Owner Trustee, in the receipt or disbursement of funds or in connection with its obligation to invest funds pursuant to Section 4 of the Participation Agreement, Section 4.4 of the Lease or Section 4.3 hereof or in compliance with the provisions of the first sentence of Section 6.8 or (e) any liability on the part of Owner Trustee




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                                                                              16


arising out of its negligence or willful or negligent misconduct in connection with its obligations under Section 5.1, 6.8 or 9.2 hereof or Section 4.01 of the Trust Indenture, or (f) those claims arising under any circumstances or upon any terms where Lessee would not have been required to indemnify First Security pursuant to Section 9.1 or 9.3 of the Participation Agreement; provided, that before asserting its right to indemnification, if any, pursuant to this Section 7, First Security shall first demand its corresponding right to indemnification pursuant to Section 9 of the Participation Agreement (but need not exhaust any or all remedies available thereunder). The indemnities contained in this Section 7 extend to First Security only in its individual capacity and shall not be construed as indemnities of the Trust Indenture Estate or the Trust Estate (except to the extent, if any, that First Security has been reimbursed by the Trust Indenture Estate or the Trust Estate for amounts covered by the indemnities contained in this Section 7). The indemnities contained in this Section 7 shall survive the termination of this Trust Agreement. In addition, if necessary, First Security shall be entitled to indemnification from the Trust Estate, subject to the Lien of the Trust Indenture, for any liability, obligation, loss, damage, penalty, tax, claim, action, suit, cost, expense or disbursement indemnified against pursuant to this Section 7 to the extent not reimbursed by Lessee, Owner Participant or others, but without releasing any of them from their respective agreements of reimbursement; and, to secure the same First Security shall have a lien on the Trust Estate, subject to the lien of the Trust Indenture and subject further to the provisions of Section 6.7, which shall be prior to any interest therein of Owner Participant. The payor of any indemnity under this Section 7 shall be subrogated to any right of the person indemnified in respect of the matter as to which such indemnity was paid.

SECTION 8.      TRANSFER OF OWNER PARTICIPANT'S INTEREST

         8.1    TRANSFER OF INTEREST

         All provisions of Section 10 of the Participation Agreement shall (with the same force and effect as if set forth in full in this Section 8.1) be applicable to any assignment, conveyance or other transfer by Owner Participant of any of its right, title or interest in and to the Participation Agreement, the Trust Estate or this Trust Agreement. If there is more than one Owner Participant, no assignment, conveyance or other transfer by an




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                                                                              17


Owner Participant of any of its right, title or interest in and to this Trust Agreement or the Trust Estate shall be valid unless each other Owner Participant's prior written consent (which consent may be withheld in the sole discretion of such other Owner Participant) is given to such assignment, conveyance or other transfer.

         8.2    ACTIONS OF OWNER PARTICIPANTS

         If at any time prior to the termination of this Trust Agreement there is more than one Owner Participant, then, subject to Section 11.5, during such time, if any action is required to be taken by all Owner Participants and whenever any direction, authorization, approval, consent, instruction or other action is permitted to be given or taken by Owner Participant, it shall be given or taken only upon unanimous agreement of all Owner Participants; provided, that the termination of this Trust Agreement pursuant to Section 11.2 may be effected upon the election of any Owner Participant.

SECTION 9.      SUCCESSOR OWNER TRUSTEES; CO-TRUSTEES

         9.1    RESIGNATION OF OWNER TRUSTEE; APPOINTMENT OF SUCCESSOR

                9.1.1        RESIGNATION OR REMOVAL

         Owner Trustee or any successor Owner Trustee (a) shall resign if required to do so pursuant to Section 13.3 of the Participation Agreement or upon obtaining Actual Knowledge of any facts that would cast doubt upon its continuing status as a Citizen of the United States and (b) may resign at any time without cause by giving at least 60 days' prior written notice to Owner Participant, Mortgagee and Lessee, such resignation to be effective upon the assumption of the trusts hereunder by the successor Owner Trustee under Section
9.1.2. In addition, Owner Participant may at any time remove Owner Trustee, with or without cause by a notice in writing delivered to Owner Trustee, Mortgagee and Lessee, such removal to be effective upon the assumption of the trusts hereunder by the successor Owner Trustee under Section 9.1.2, provided, that, in the case of a removal without cause, unless a Lease Event of Default shall have occurred and be continuing, such removal shall be subject to the consent of Lessee (which consent shall not be unreasonably withheld). In the case of the resignation or removal of Owner Trustee, Owner Participant may appoint a successor Owner Trustee



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                                                                              18


by an instrument signed by Owner Participant, with, unless a Lease Event of Default shall have occurred and be continuing, the consent of Lessee (which consent shall not be unreasonably withheld). If a successor Owner Trustee shall not have been appointed within 30 days after such notice of resignation or removal, Owner Trustee, any Owner Participant, Lessee or Mortgagee may apply to any court of competent jurisdiction to appoint a successor Owner Trustee to act until such time, if any, as a successor shall have been appointed as above provided. Any successor Owner Trustee so appointed by such court shall immediately and without further act be superseded by any successor Owner Trustee appointed as above provided within one year from the date of the appointment by such court.

                9.1.2        EXECUTION AND DELIVERY OF DOCUMENTS, ETC.

         Any successor Owner Trustee, however appointed, shall execute and deliver to the predecessor Owner Trustee, with a copy to Owner Participant, Lessee and Mortgagee, an instrument accepting such appointment and assuming the obligations of Owner Trustee, in its individual capacity and as Owner Trustee, under the Owner Trustee Agreements, and thereupon such successor Owner Trustee, without further act, shall become vested with all the estates, properties, rights, powers, duties and trusts of the predecessor Owner Trustee in the trusts under this Trust Agreement with like effect as if originally named Owner Trustee in this Trust Agreement; but nevertheless, upon the written request of such successor Owner Trustee, such predecessor Owner Trustee shall execute and deliver an instrument transferring to such successor Owner Trustee, upon the trusts herein expressed, all the estates, properties, rights, powers and trusts of such predecessor Owner Trustee, and such predecessor Owner Trustee shall duly assign, transfer, deliver and pay over to such successor Owner Trustee all monies or other property then held by such predecessor Owner Trustee upon the trusts herein expressed. Upon the appointment of any successor Owner Trustee under this Section 9.1, the predecessor Owner Trustee will execute such documents as are provided to it by such successor Owner Trustee and will take such further actions as are requested of it by such successor Owner Trustee as are required to cause registration of the Aircraft included in the Trust Estate to be transferred upon the records of the FAA, or other governmental authority having jurisdiction, into the name of the successor Owner Trustee.



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                                                                              19


                9.1.3        QUALIFICATIONS

         Any successor Owner Trustee, however appointed, shall be a Citizen of the United States and shall also be a bank or trust company organized under the Laws of the United States or any state thereof having a combined capital and surplus of at least $100,000,000, if there be such an institution willing, able and legally qualified to perform the duties of Owner Trustee under this Trust Agreement upon reasonable or customary terms. No such successor Owner Trustee shall be located in a jurisdiction which creates material adverse consequences for Lessee (unless such material adverse consequences would be created by substantially all jurisdictions where major banking or trust institutions are located).

                9.1.4        MERGER, ETC.

         Any corporation into which First Security may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which First Security shall be a party, or any corporation to which substantially all the corporate trust business of First Security may be transferred, shall, subject to the terms of Section 9.1.3, be Owner Trustee under this Trust Agreement without further act, provided, that such corporation shall not also be the Mortgagee.

         9.2    CO-TRUSTEES AND SEPARATE TRUSTEES

         (a) If at any time it shall be necessary or prudent in order to conform to any Law of any jurisdiction in which all or any part of the Trust Estate is located, or Owner Trustee being advised by counsel shall determine that it is so necessary or prudent in the interest of Owner Participant or Owner Trustee, or Owner Trustee shall have been directed to do so by Owner Participant, Owner Trustee and Owner Participant shall execute and deliver an agreement supplemental hereto and all other instruments and agreements necessary or proper to constitute another bank or trust company or one or more persons (any or all of which shall be a Citizen of the United States) approved by Owner Trustee and Owner Participant, either to act as co-trustee, jointly with Owner Trustee, or to act as separate trustee under this Trust Agreement (any such co-trustee or separate trustee being herein sometimes referred to as an "additional trustee"). In the event Owner Participant shall not have joined in the



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                                                                              20


execution of such agreements' supplemental hereto within ten days after the receipt of a written request from Owner Trustee so to do, or in case a Lease Event of Default or Indenture Event of Default shall occur and be continuing, Owner Trustee may act under the foregoing provisions of this Section 9.2 without the concurrence of Owner Participant; and Owner Participant hereby appoints Owner Trustee its agent and attorney-in-fact to act for it under the foregoing provisions of this Section 9.2 in either of such contingencies.

         (b) Every additional trustee under this Trust Agreement shall, to the extent permitted by Law, be appointed and act, and Owner Trustee and its successors shall act, subject to the following provisions and conditions:

                   (i) All powers, duties, obligations and rights conferred upon Owner Trustee in respect of the custody, control and management of monies, the Aircraft or documents authorized to be delivered under
         this Trust Agreement or       under the Participation Agreement shall
         be exercised solely by Owner Trustee;

                  (ii) All other rights, powers, duties and obligations conferred or imposed upon Owner Trustee shall be conferred or imposed upon and exercised or performed by Owner Trustee and such additional trustee jointly, except to the extent that under any Law of any jurisdiction in which any particular act or acts are to be performed (including the holding of title to the Trust Estate) Owner Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations shall be exercised and performed by such additional trustee;

                 (iii) No power given to, or which it is provided hereby may be exercised by, any such additional trustee shall be exercised under this Trust Agreement by such additional trustee, except jointly with, or with the consent in writing of, Owner Trustee;

                  (iv) No trustee under this Trust Agreement shall be personally liable by reason of any action or omission of any other trustee under this Trust Agreement;

                   (v) Owner Participant, at any time, by an instrument in writing may remove any such additional trustee. In the event that Owner Participant shall not have joined in the



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                                                                              21


         execution of any such instrument within ten days after the receipt of a written request from Owner Trustee so to do, Owner Trustee shall have the power to remove any such additional trustee without the concurrence of Owner Participant; and Owner Participant hereby appoints Owner Trustee its agent and attorney-in-fact to act for it in such connection in such contingency; and

                  (vi) No appointment of, or action by, any additional trustee will relieve Owner Trustee of any of its obligations under, or otherwise affect any of the terms of, the Trust Indenture or affect the interests of Mortgagee or the Certificate Holders in the Trust Indenture Estate.

         (c) In case any separate trustee under this Section 9.2 shall die, become incapable of acting, resign or be removed, the title to the Trust Estate and all rights and duties of such separate trustee shall, so far as permitted by Law, vest in and be exercised by Owner Trustee, without the appointment of a successor to such separate trustee.

SECTION 10.  SUPPLEMENTS AND AMENDMENTS TO TRUST AGREEMENT AND OTHER DOCUMENTS

         10.1   SUPPLEMENTS AND AMENDMENTS AND DELIVERY THEREOF

                10.1.1       SUPPLEMENTS AND AMENDMENTS

         Subject to Section 7.2.2 of the Participation Agreement, this Trust Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by Owner Trustee and Owner Participant. Subject to Section 10.2, Section 9.01 of the Trust Indenture and Section 7.6.7 of the Participation Agreement, Owner Trustee will execute any amendment, supplement or other modification of this Trust Agreement or of any other Owner Trustee Agreement which it is requested in writing to execute by Owner Participant, except that Owner Trustee shall not execute any such amendment, supplement or other modification which, by the express provisions of any of the above documents, requires the consent of any other party unless such consent shall have been obtained; and provided, that, without the prior written consent of Owner Participant, (a) no such supplement, amendment or modification shall (i) modify any of the provisions of Section 4 or this Section 10.1, (ii) reduce, modify or amend any indemnities in favor of Owner Participant as set forth in
Section 9 of the Participation Agreement or in the




TRUST AGREEMENT BASE

Tax Indemnity Agreement, (iii) reduce the amount or extend the time of payment of Basic Rent, Supplemental Rent, Stipulated Loss Value or Termination Value as set forth in the Lease (except in accordance with Section 3 of the Lease) or
(iv) modify any of the rights of Owner Participant under the Trust Indenture and (b) no such supplement, amendment or modification shall require Owner Participant to invest or advance funds or shall entail any additional personal liability or the surrender of any indemnification, claim or individual right on the part of Owner Participant with respect to any agreement or obligation.

                10.1.2       DELIVERY OF AMENDMENTS AND SUPPLEMENTS TO
                             CERTAIN PARTIES

         A signed copy of each amendment or supplement referred to in Section
10.1.1 to which Lessee is not a party shall be delivered promptly by Owner Trustee to Lessee, and a signed copy of each amendment or supplement referred to in Section 10.1.1 shall be delivered promptly by Owner Trustee to Mortgagee.

         10.2   DISCRETION AS TO EXECUTION OF DOCUMENTS

         Prior to executing any document required to be executed by it pursuant to the terms of Section 10.1, Owner Trustee shall be entitled to receive an opinion of its counsel to the effect that the execution of such document is authorized under this Trust Agreement. If in the opinion of Owner Trustee any such document adversely affects any right, duty, immunity or indemnity in favor of Owner Trustee under this Trust Agreement or under any other Owner Trustee Agreement, Owner Trustee may in its discretion decline to execute such document unless Owner Trustee is furnished with indemnification from Lessee or any other party upon terms and in amounts reasonably satisfactory to Owner Trustee to protect the Trust Estate and the Owner Trustee against any and all liabilities, costs and expenses arising out of the execution of such documents.

         10.3   ABSENCE OF REQUIREMENTS AS TO FORM

         It shall not be necessary for any written request furnished pursuant to Section 10.1 to specify the particular form of the proposed documents to be executed pursuant to such Section 10.1, but it shall be sufficient if such request shall indicate the substance thereof.




TRUST AGREEMENT BASE

         10.4   DISTRIBUTION OF DOCUMENTS

         Promptly after the execution by Owner Trustee of any document entered into pursuant to Section 10.1, Owner Trustee shall mail, by certified mail, postage prepaid, a conformed copy thereof to Owner Participant, but the failure of Owner Trustee to mail such conformed copy shall not impair or affect the validity of such document.

         10.5 NO REQUEST NEEDED AS TO LEASE SUPPLEMENT AND TRUST INDENTURE SUPPLEMENT

         No written request pursuant to Section 10.1 shall be required to enable Owner Trustee to enter into, pursuant to Section 3.1 and the Lease or the Trust Indenture, as the case may be, the Lease Supplement with Lessee and the Trust Indenture Supplement.

SECTION 11.     MISCELLANEOUS

         11.1   TERMINATION OF TRUST AGREEMENT

         This Trust Agreement and the trusts created hereby shall be of no further force or effect upon the earlier of (a) both the final discharge of the Trust Indenture pursuant to Section 10.01 thereof and the sale or other final disposition by Owner Trustee of all property constituting part of the Trust Estate and the final distribution by Owner Trustee of all monies or other property or proceeds constituting part of the Trust Estate in accordance with
Section 4, provided, that at such time Lessee shall have fully complied with all of the terms of the Lease and the Participation Agreement or (b) 21 years less one day after the death of the last survivor of all of the descendants of the grandparents of David C. Rockefeller living on the date of the earliest execution of this Trust Agreement by any party hereto, but if this Trust Agreement and the trusts created hereby shall be or become authorized under applicable Law to be valid for a period commencing on the 21st anniversary of the death of such last survivor (or, without limiting the generality of the foregoing, if legislation shall become effective providing for the validity of this Trust Agreement and the trusts created hereby for a period in gross exceeding the period for which this Trust Agreement and the trusts created hereby are hereinabove stated to extend and be valid), then this Trust Agreement and the trusts created hereby shall not terminate under this clause
(b) but shall extend to and continue in effect, but only




TRUST AGREEMENT BASE
if such nontermination and extension shall then be valid under applicable Law, until the day preceding such date as the same shall, under applicable Law, cease to be valid; otherwise this Trust Agreement and the trusts created hereby shall continue in full force and effect in accordance with the terms hereof. Except as expressly set forth in Section 11.2, this Trust Agreement and the trusts created hereby may not be revoked by Owner Participant.

         11.2   TERMINATION AT OPTION OF THE OWNER PARTICIPANT

         Notwithstanding Section 11.1 hereof, this Agreement and trust created hereby shall terminate and the Trust Estate shall be distributed to the Owner Participant, and this Agreement shall be of no further force and effect, upon the election of the Owner Participant by notice to the Owner Trustee, if such notice shall be accompanied by the written agreement (in form and substance satisfactory to the Owner Trustee) of the Owner Participant assuming all obligations of the Owner Trustee under or contemplated by the Operative Agreements or incurred by it as trustee hereunder and releasing the Owner Trustee therefrom; provided, however, that such notice may be given only after the time the Lien of the Trust Indenture is discharged under Section 10.01 of the Trust Indenture and after the Lease shall no longer be in effect.

         11.3   OWNER PARTICIPANT HAS NO LEGAL TITLE IN TRUST ESTATE

         No Owner Participant shall have legal title to any part of the Trust Estate. No transfer, by operation of Law or otherwise, of any right, title and interest of Owner Participant in and to the Trust Estate under this Trust Agreement shall operate to terminate this Trust Agreement or the trusts under this Trust Agreement or entitle any successors or transferees of Owner Participant to an accounting or to the transfer of legal title to any part of the Trust Estate.

         11.4   ASSIGNMENT, SALE, ETC. OF AIRCRAFT

         Any assignment, sale, transfer or other conveyance of the Aircraft by Owner Trustee made pursuant to the terms of this Trust Agreement or of the Lease or the Participation Agreement shall bind Owner Participant and shall be effective to transfer or convey all right, title and interest of Owner Trustee and Owner Participant in and to the Aircraft. No purchaser or other




TRUST AGREEMENT BASE
grantee shall be required to inquire as to the authorization, necessity, expediency or regularity of such assignment, sale, transfer or conveyance or as to the application of any sale or other proceeds with respect thereto by Owner Trustee.

         11.5   TRUST AGREEMENT FOR BENEFIT OF CERTAIN PARTIES ONLY

         Except for the terms of Section 10 of the Participation Agreement incorporated in Section 8 and except as otherwise provided in Sections 5.1, 6.7, 9, 10.1 and 11.1, nothing in this Trust Agreement, whether express or implied, shall be construed to give any person other than Owner Trustee and Owner Participant any legal or equitable right, remedy or claim under or in respect of this Trust Agreement; and this Trust Agreement shall be held to be for the sole and exclusive benefit of Owner Trustee and Owner Participant.

         11.6   CITIZENSHIP OF OWNER PARTICIPANT

         If at any time there shall be more than one Owner Participant, then any Owner Participant who shall cease to be a Citizen of the United States shall have no voting or similar rights under this Trust Agreement and shall have no right to direct, influence or limit the exercise of, or to prevent the direction or influence of, or place any limitation on the exercise of, Owner Trustee's authority or to remove Owner Trustee.

         11.7   NOTICES

         Unless otherwise expressly permitted by the terms of this Trust Agreement, all notices, requests, demands, authorizations, directions, consents, waivers and other communications required or permitted to be made, given, furnished or filed under this Trust Agreement shall be in writing, shall refer specifically to this Trust Agreement and shall be personally delivered, sent by telecopy, telex or other means of electronic facsimile or telecommunication transmission, sent by registered mail or certified mail, return receipt requested, postage prepaid, or sent by overnight courier service, in each case to the respective telex, telecopy or other number or address set forth for such party in Schedule 1 to the Participation Agreement, or to such other telex, telecopy or other number or address as each party hereto may hereafter specify by notice to the other parties hereto. Each such notice, request, demand, authorization,



TRUST AGREEMENT BASE
direction, consent, waiver or other communication shall be effective when received or, if made, given, furnished or filed (a) by telecopy or other means of electronic facsimile or telecommunication transmission, when confirmed, or
(b) by registered or certified mail, three Business Days after being deposited, properly addressed, in the U.S. mail.

         11.8   SEVERABILITY

         If any provision of this Trust Agreement shall be held invalid, illegal or unenforceable in any respect in any jurisdiction, then, to the extent permitted by Law, (a) all other provisions hereof shall remain in full force and effect in such jurisdiction and (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction. If, however, any Law pursuant to which such provisions are held invalid, illegal or unenforceable may be waived, such Law is hereby waived by the parties hereto to the full extent permitted, to the end that this Trust Agreement shall be deemed to be a valid and binding agreement in all respects, enforceable in accordance with its terms.

         11.9   WAIVERS, ETC.

         No term or provision hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing entered into in compliance with the terms of Section 10; and any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.

         11.10  COUNTERPARTS

         This Trust Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

         11.11  BINDING EFFECT, ETC.

         All covenants and agreements contained in this Trust Agreement shall be binding upon, and inure to the benefit of, Owner Trustee and its successors and assigns, and Owner Participant and its successors and, to the extent permitted by Section 8, assigns. Any request, notice, direction, consent,




TRUST AGREEMENT BASE
waiver or other instrument or action by Owner Participant shall bind its successors and assigns.

         11.12  HEADINGS; REFERENCES

         The headings and the table of contents used in this Trust Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof and shall not in any way affect the construction of, or be taken into consideration in interpreting, this Trust Agreement.

         11.13  GOVERNING LAW

         THIS TRUST AGREEMENT SHALL IN ALL RESPECTS BE GOVERNED BY THE LAWS OF THE STATE OF UTAH , INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS.

                     [This space intentionally left blank.]





TRUST AGREEMENT BASE

         IN WITNESS WHEREOF, the parties hereto have caused this Trust Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.


                                   By
                                        ------------------------------------

                                        Name:

                                        Title:

                                   FIRST SECURITY BANK, NATIONAL ASSOCIATION

                                   By
                                        ------------------------------------

                                        Name:

                                        Title:







TRUST AGREEMENT BASE

                                  EXHIBIT B to

                            Note Purchase Agreement

                            FORM OF DELIVERY NOTICE

                                  EXHIBIT B to
                            Note Purchase Agreement


                            FORM OF DELIVERY NOTICE


                       Dated as of ____________, __ 199_

To each of the addressees listed

          Re:      Delivery Notice in accordance with Note
                   Purchase Agreement referred to below

Gentlemen:


     Reference is made to the Note Purchase Agreement among Continental Airlines, Inc. (the "Company"), Wilmington Trust Company, as Pass Through Trustee under each of the Pass Through Trust Agreements (as defined therein) (the "Pass Through Trustee"), Wilmington Trust Company, as Subordination Agent (the "Subordination Agent"), First Security Bank, National Association, as Escrow Agent (the "Escrow Agent") and Wilmington Trust Company, as Paying Agent (the "Paying Agent") (as in effect from time to time, the "Note Purchase Agreement"). Unless otherwise defined herein, capitalized terms used herein shall have the meanings set forth in the Note Purchase Agreement or, to the extent not defined therein, the Intercreditor Agreement.

         Pursuant to Section l(b) of the Note Purchase Agreement, the undersigned hereby notifies you, in respect of the Boeing _______ aircraft with manufacturer's serial number ___________ (the "Aircraft"), of the following:

(1) The Company has elected to treat the Aircraft as a [Leased]1/[Owned]1 Aircraft;

(2)      The Scheduled Delivery Date of the Aircraft is ________, __, 199_; and




---------------------------------

1.       To be inserted in the case of an Owned Aircraft.

2.       To be inserted in the case of an Owned Aircraft.

(3) The aggregate amount of each series of Equipment Notes to be issued, and purchased by the respective Pass Through Trustees, on the Scheduled Delivery Date, in connection with the financing of such Aircraft is as follows:

          (a) the Class A Trustee shall purchase Series A Equipment Notes in the amount of $_________ ;

         (b) the Class B Trustee shall purchase Series B Equipment Notes in the amount of $_________ ;

         (c) the Class C-I Trustee shall purchase Series C Equipment Notes in the amount of $__________; and

         (d) the Class C-II Trustee shall purchase Series C Equipment Notes in the amount of $___________.


         The Company hereby instructs the Class A Trustee to (i) execute a Withdrawal Certificate in the form of Annex A hereto dated ___________ ___, 199_ [a date which is no later than one Business Day prior to the Scheduled Delivery Date] and attach thereto a Notice of Purchase Withdrawal dated such date completed as set forth on Exhibit A hereto and (ii) deliver such Withdrawal Certificate and Notice of Purchase Withdrawal to the applicable Escrow Agent.

         The Company hereby instructs the Class B Trustee to (i) execute a Withdrawal Certificate in the form of Annex A hereto dated ___________ __, 199_ [a date which is no later than one Business Day prior to the Scheduled Delivery Date] and attach thereto a Notice of Purchase Withdrawal dated such date completed as set forth on Exhibit B hereto and (ii) deliver such Withdrawal Certificate and Notice of Purchase Withdrawal to the applicable Escrow Agent.

         The Company hereby instructs the Class C-I Trustee to (i) execute a Withdrawal Certificate in the form of Annex A hereto dated ____________ __, 199_ [a date which is no later than one Business Day prior to the Scheduled Delivery Date] and attach thereto a Notice of Purchase Withdrawal dated such date completed as set forth on Exhibit C-I hereto and (ii) deliver such Withdrawal Certificate and Notice of Purchase Withdrawal to the applicable Escrow Agent.

         The Company hereby instructs the Class C-II Trustee to (i) execute a Withdrawal Certificate in the form of Annex A hereto dated ___________ ___, 199_ [a date which is no later than one Business Day prior to the Scheduled Delivery Date] and attach thereto a Notice of Purchase Withdrawal dated such date completed as set forth on Exhibit C-II hereto and (ii) deliver such Withdrawal Certificate and Notice of Purchase Withdrawal to the applicable Escrow Agent.

         The Company hereby instructs each Pass Through Trustee to (i) purchase Equipment Notes of a series and in an amount set forth opposite such Pass Through Trustee in clause (3) above with a portion of the proceeds of the withdrawals of Deposits referred to in the applicable Notice of Purchase Withdrawal referred to above and (ii) re- deposit with the Depositary the excess, if any, of the amount so withdrawn over the purchase price of such Equipment Notes.

         The Company hereby instructs each Pass Through Trustee to (a) enter into the Participation Agreement dated as of _____________ ___; 199_ among the Company, as [Lessee]2/[Owner]3, the Subordination Agent, the Pass Through Trustee, Wilmington Trust Company, as Mortgagee [and Loan Participant, First Security Bank, National Association, as Owner Trustee and _____________, as Owner Participant]4, (b) perform its obligations thereunder and (c) deliver such certificates, documents and legal opinions relating to such Pass Through Trustee as required thereby.




---------------------------------

3.       To be inserted in the case of a Leased Aircraft.
4.       To be inserted in the case of an Owned Aircraft.
5.       To be inserted in the case of a Leased Aircraft.

        [The Company hereby certifies that the Owner Participant with respect to the Aircraft is (a) not an Affiliate of the Company and (b) a [Qualified Owner Participant/person whose obligations under the Owner Participant Agreements (as defined in the Participation Agreement) are guaranteed by a Qualified Owner Participant].(6)

                               Yours faithfully,

                               Continental Airlines, Inc.

                               By:
                                  --------------------------------------------
                                  Name:
                                  Title:




---------------------------------

6.   To be inserted in the case of a Leased Aircraft.

                                   SCHEDULE A

Wilmington Trust Company, as
Pass Through Trustee, Subordination Agent and Paying Agent
Rodney Square North
1100 North Market Street
Wilmington, Delaware 19890
Attention: Corporate Trust Administration
Facsimile: (302) 651-1576

First Security Bank, National Association, as Escrow Agent
79 South Main Street
Salt Lake City, Utah 84111
Attention: Corporate Trust Department
Facsimile: (801) 246-5053

                                                                         ANNEX A


                           WITHDRAWAL CERTIFICATE
                                (Class _)(7)


First Security Bank, National Association, as Escrow Agent

Dear Sirs:

         Reference is made to the Escrow and Paying Agent Agreement, dated as of March 21, 1997 (the "Agreement"). We hereby certify to you that the conditions to the obligations of the undersigned to execute a Participation Agreement pursuant to the Note Purchase Agreement have been satisfied. Pursuant to Section 1.02(c) of the Agreement, please execute the attached Notice of Withdrawal and immediately transmit by facsimile to the Depositary, at (212) 325-8319.

                                  Very truly yours,

                                  WILMINGTON TRUST COMPANY not in its
                                  individual capacity by solely as
                                  Pass Through Trustee

                                  By:______________

                                     Name:
                                     Title:

Dated: __________ __,199_




---------------------------------

7.   To be inserted in the case of a Leased Aircraft.

                                                                       EXHIBIT A

                        NOTICE OF PURCHASE WITHDRAWAL


CREDIT SUISSE FIRST BOSTON
New York Branch
11 Madison Avenue
New York, N.Y. 10010
Attention:  Robert Finney and
            Kevin Kappell
Telecopier: (212) 325-8319

Gentlemen:

         Reference is made to (i) the Deposit Agreement (Class A) dated as of March 21, 1997 (the "Deposit Agreement") between First Security Bank, National Association, as Escrow Agent, and Credit Suisse First Boston, New York Branch, as Depositary (the "Depositary").

         In accordance with Section 2.3(a) of the Deposit Agreement, the undersigned hereby requests the withdrawal of the entire amount of the Deposit, $____________, Account No. __________.

         The undersigned hereby directs the Depositary to pay the proceeds of the Deposit to [__________________, Account No. ________, Reference:
_____________] on ____________ ___, 199_, upon the telephonic request of a representative of the Pass Through Trustee.

                                     FIRST SECURITY BANK,
                                     NATIONAL ASSOCIATION,
                                     as Escrow Agent


                                    By:
                                        -------------------------------------
                                        Name:
                                        Title:

Dated: __________ __,199_

                                                                       EXHIBIT B

                        NOTICE OF PURCHASE WITHDRAWAL


CREDIT SUISSE FIRST BOSTON
New York Branch
11 Madison Avenue
New York, N.Y. 10010
Attention:  Robert Finney and
            Kevin Kappell
Telecopier: (212) 325-8319

Gentlemen:

         Reference is made to (i) the Deposit Agreement (Class B) dated as of March 21, 1997 (the "Deposit Agreement") between First Security Bank, National Association, as Escrow Agent, and Credit Suisse First Boston, New York Branch, as Depositary (the "Depositary").

         In accordance with Section 2.3(a) of the Deposit Agreement, the undersigned hereby requests the withdrawal of the entire amount of the Deposit, $___________, Account No. ___________.

         The undersigned hereby directs the Depositary to pay the proceeds of the Deposit to [______________, Account No. ________________, Reference:
_____________] on ___________ ___, 199_, upon the telephonic request of a representative of the Pass Through Trustee.

                                   FIRST SECURITY BANK,
                                       NATIONAL ASSOCIATION,
                                       as Escrow Agent


                                   By:
                                      -----------------------------------------

                                        Name:
                                        Title:

Dated: __________ __,199_

                                                                     EXHIBIT C-I


                        NOTICE OF PURCHASE WITHDRAWAL


CREDIT SUISSE FIRST BOSTON
New York Branch
11 Madison Avenue
New York, N.Y. 10010
Attention:  Robert Finney and
            Kevin Kappell
Telecopier: (212) 325-8319

Gentlemen:

         Reference is made to (i) the Deposit Agreement (Class C-I) dated as of March 21, 1997 (the "Deposit Agreement") between First Security Bank, National Association, as Escrow Agent, and Credit Suisse First Boston, New York Branch, as Depositary (the "Depositary").

         In accordance with Section 2.3(a) of the Deposit Agreement, the undersigned hereby requests the withdrawal of the entire amount of the Deposit, $_______________, Account No. ________________.

         The undersigned hereby directs the Depositary to pay the proceeds of the Deposit to [_____________, Account No. ________________, Reference:
_____________] on _______________ __, 199_, upon the telephonic request of a representative of the Pass Through Trustee.

                                         FIRST SECURITY BANK,
                                             NATIONAL ASSOCIATION,
                                             as Escrow Agent


                                         By:
                                            -----------------------------------
                                              Name:
                                              Title:

Dated: __________ __,199_

                                                                    EXHIBIT C-II

                        NOTICE OF PURCHASE WITHDRAWAL


CREDIT SUISSE FIRST BOSTON
New York Branch
11 Madison Avenue
New York, N.Y. 10010
Attention:  Robert Finney and
            Kevin Kappell
Telecopier: (212) 325-8319

Gentlemen:

         Reference is made to (i) the Deposit Agreement (Class C-I) dated as of March 21, 1997 (the "Deposit Agreement") between First Security Bank, National Association, as Escrow Agent, and Credit Suisse First Boston, New York Branch, as Depositary (the "Depositary")

         In accordance with Section 2.3(a) of the Deposit Agreement, the undersigned hereby requests the withdrawal of the entire amount of the Deposit, $_______________, Account No. ________________.

         The undersigned hereby directs the Depositary to pay the proceeds of the Deposit to [_____________, Account No. ________________, Reference:
_____________] on _______________ __, 199_, upon the telephonic request of a representative of the Pass Through Trustee.

                                        FIRST SECURITY BANK,
                                            NATIONAL ASSOCIATION,
                                            as Escrow Agent

                                        By:
                                           -------------------------------------
                                             Name:
                                             Title:

Dated: __________ __,199_

                                EXHIBIT C-1 to
                            Note Purchase Agreement

                 FORM OF OWNED AIRCRAFT PARTICIPATION AGREEMENT

            CONFIDENTIAL:  SUBJECT TO RESTRICTIONS ON DISSEMINATION
                    SET FORTH IN SECTION 7 OF THIS AGREEMENT


--------------------------------------------------------------------------------


                          PARTICIPATION AGREEMENT ___

                            Dated as of ____________

                                     Among

                          CONTINENTAL AIRLINES, INC.,

                                     Owner,

                                      and

                          WILMINGTON TRUST COMPANY,
                         Not in its individual capacity
                      except as expressly provided herein,
                  but solely as Mortgagee, Subordination Agent
               under the Intercreditor Agreement and Pass Through
          Trustee under each of the Applicable Pass Through Agreements


                       ------------------------------

                        One Boeing Model ______ Aircraft
                    Bearing Manufacturer's Serial No. ______



--------------------------------------------------------------------------------


OWNED AIRCRAFT PARTICIPATION AGREEMENT

                                    CONTENTS

SECTION 1.  DEFINITIONS AND CONSTRUCTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

SECTION 2.  SECURED LOANS; CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
            2.1  Making of Loans and Issuance of Equipment Notes. . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
            2.2  Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

SECTION 3.  [Intentionally omitted] . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

SECTION 4.  CONDITIONS PRECEDENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
            4.1  Conditions Precedent to the Obligations of the Pass Through Trustees . . . . . . . . . . . . . . . . . 2
            4.2  Conditions Precedent to Obligations of Mortgagee . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
            4.3  Conditions Precedent to Obligations of Owner . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
            4.4  Post-Registration Opinion. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

SECTION 5.  REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
            5.1  Owner's Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
            5.2  WTC's Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

SECTION 6.  COVENANTS, UNDERTAKINGS AND AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
            6.1  Covenants of Owner . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
            6.2  Covenants of WTC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
            6.3  Covenants of Note Holders. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
            6.4  Agreements  . . . . . . .. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

SECTION 7.  CONFIDENTIALITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

SECTION 8.  INDEMNIFICATION AND EXPENSES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
            8.1  General Indemnity. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
            8.2  Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
            8.3  General Tax Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
            8.4  Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
            8.5  Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
            8.6  Benefit of Indemnities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

SECTION 9.  ASSIGNMENT OR TRANSFER OF INTEREST  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
            9.1  Note Holders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
            9.2  Effect of Transfer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32



OWNED AIRCRAFT PARTICIPATION AGREEMENT                                    PAGE i

SECTION 10.  SECTION 1110 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

SECTION 11.  CHANGE OF CITIZENSHIP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
             11.1  Generally  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
             11.2  Mortgagee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

SECTION 12.  MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
             12.1  Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
             12.2  Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
             12.3  Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
             12.4  Reproduction of Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
             12.5  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
             12.6  No Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
             12.7  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
             12.8  GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE . . . . . . . . . . . . . . . . . . . . . . . . .  35
             12.9  Third-Party Beneficiary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
             12.10  Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
             12.11  Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36


           SCHEDULES AND EXHIBITS
           SCHEDULE 1 -  Accounts; Addresses
           SCHEDULE 2 -  Commitments
           SCHEDULE 3 -  Certain Terms
           SCHEDULE 4 -  Permitted Countries

           EXHIBIT A -   Opinion of special counsel to Owner
           EXHIBIT B -   Opinion of corporate counsel to Owner
           EXHIBIT C -   Opinion of special counsel to Mortgagee
           EXHIBIT D -   Opinion of special counsel to Pass Through Trustees
           EXHIBIT E -   Opinion of special counsel in Oklahoma City, Oklahoma




OWNED AIRCRAFT PARTICIPATION AGREEMENT                                   PAGE ii

                          PARTICIPATION AGREEMENT ____


      PARTICIPATION AGREEMENT __, dated as of _____________ (this "Agreement"), among (a) CONTINENTAL AIRLINES, INC., a Delaware corporation ("Owner"), (b) WILMINGTON TRUST COMPANY, a Delaware banking corporation, not in its individual capacity, except as expressly provided herein, but solely as Mortgagee (in its capacity as Mortgagee, "Mortgagee" and in its individual capacity, "WTC"), (c) WILMINGTON TRUST COMPANY, not in its individual capacity, except as expressly provided herein, but solely as Pass Through Trustee under each of the Applicable Pass Through Trust Agreements, (each, an "Applicable Pass Through Trustee") and
(d) WILMINGTON TRUST COMPANY, not in its individual capacity, except as expressly provided herein, but solely as Subordination Agent under the Intercreditor Agreement ("Subordination Agent").

                                    RECITALS

       A. Owner and Airframe Manufacturer have entered into the Purchase Agreement, pursuant to which, among other things, Airframe Manufacturer has agreed to manufacture and sell to Owner and Owner has agreed to purchase from Airframe Manufacturer, certain aircraft, including the Aircraft.

       B. Pursuant to each of the Pass Through Trust Agreements, on the Issuance Date the Pass Through Trusts were created and the Pass Through Certificates were issued and sold.

       C. Pursuant to the Note Purchase Agreement, each Applicable Pass Through Trustee has agreed to use a portion of the proceeds from the issuance and sale of the Pass Through Certificates issued by each Applicable Pass Through Trust to purchase from Owner, on behalf of the related Applicable Pass Through Trust, the Equipment Note bearing the same interest rate as the Pass Through Certificates issued by such Pass Through Trust.

       D. Owner and Mortgagee, concurrently with the execution and delivery hereof, have entered into the Trust Indenture for the benefit of the Note Holders, pursuant to which, among other things, Owner agrees (1) to issue Equipment Notes, in the amounts and otherwise as provided in the Trust Indenture, and (2) to mortgage, pledge and assign to Mortgagee all of Owner's right,





OWNED AIRCRAFT PARTICIPATION AGREEMENT                                    PAGE 1
title and interest in the Collateral to secure the Secured Obligations, including, without limitation, Owner's obligations under the Equipment Notes.

       E. The parties hereto wish to set forth in this Agreement the terms and conditions upon and subject to which the aforesaid transactions shall be effected.

       NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.    DEFINITIONS AND CONSTRUCTION

       Capitalized terms used but not defined herein shall have the respective meanings set forth or incorporated by reference, and shall be construed and interpreted in the manner described, in Annex A to the Trust Indenture.

SECTION 2.    SECURED LOANS; CLOSING

       2.1    MAKING OF LOANS AND ISSUANCE OF EQUIPMENT NOTES

       Subject to the terms and conditions of this Agreement, on the date hereof or on such other date agreed to by the parties hereto (the "Closing Date"):

       (a) Each Applicable Pass Through Trustee shall make a secured loan to the Owner in the amount in Dollars opposite such Trustee's name on Schedule 2; and

       (b) The Owner shall issue, pursuant to and in accordance with the provisions of Article II of the Trust Indenture, to the Subordination Agent as the registered holder on behalf of each Applicable Pass Through Trustee, one or more Equipment Notes, dated the Closing Date, of the Series set forth opposite such Trustee's name on Schedule 2, in an aggregate principal amount equal to the secured loan made by each such Applicable Pass Through Trustee.

       2.2    CLOSING

       (a) The Closing of the transactions contemplated hereby shall take place at the offices of Hughes Hubbard & Reed LLP, One




OWNED AIRCRAFT PARTICIPATION AGREEMENT                                    PAGE 2

Battery Park Plaza, New York, New York 10004, or at such other place as the parties shall agree.

       (b) All payments pursuant to this Section 2 shall be made in immediately available funds to such accounts set forth in Schedule 1 hereto.

SECTION 3.    [INTENTIONALLY OMITTED]

SECTION 4.    CONDITIONS PRECEDENT

       4.1    CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PASS THROUGH
              TRUSTEES

       The obligation of each Applicable Pass Through Trustee to make the secured loan described in Section 2.1(a) and to participate in the transactions contemplated by this Agreement on the Closing Date is subject to the fulfillment, prior to or on the Closing Date, of the following conditions precedent:

              4.1.1  EQUIPMENT NOTES

       The Owner shall have tendered the Equipment Notes to the Mortgagee for authentication and the Mortgagee shall have authenticated such Equipment Notes and shall have tendered the Equipment Notes to the Subordination Agent on behalf of such Applicable Pass Through Trustee, against receipt of the loan proceeds, in accordance with Section 2.1.

              4.1.2  DELIVERY OF DOCUMENTS

       The Subordination Agent on behalf of each Applicable Pass Through Trustee shall have received executed counterparts or conformed copies of the following documents:

             (i)     this Agreement;

            (ii)     the Trust Indenture;

           (iii)     the initial Trust Indenture Supplement;

            (iv) the broker's report and insurance certificates required by Section 4.06 of the Trust Indenture;

             (v) the Consent and Agreement and the Engine Consent and Agreement;




OWNED AIRCRAFT PARTICIPATION AGREEMENT                                    PAGE 3

            (vi)     the Bills of Sale;

           (vii) (A) a copy of the Certificate of Incorporation and By-Laws of Owner and resolutions of the board of directors of Owner and/or the executive committee thereof, in each case certified as of the Closing Date, by the Secretary or an Assistant Secretary of Owner, duly authorizing the execution, delivery and performance by Owner of the Operative Agreements to which it is party required to be executed and delivered by Owner on or prior to the Closing Date in accordance with the provisions hereof and thereof; and (B) an incumbency certificate of Owner as to the person or persons authorized to execute and deliver the Operative Agreements on behalf of Owner;

          (viii) an Officer's Certificate of Owner, dated as of the Closing Date, stating that its representations and warranties set forth in this Agreement are true and correct as of the Closing Date (or, to the extent that any such representation and warranty expressly relates to an earlier date, true and correct as of such earlier date);

            (ix)     the Financing Statements;

             (x) the following opinions of counsel, in each case dated the Closing Date:

                     (A) an opinion of Hughes Hubbard & Reed LLP, special counsel to Owner, substantially in the form of Exhibit A;

                     (B) an opinion of Owner's Legal Department, substantially in the form of Exhibit B;

                     (C) an opinion of Richards, Layton & Finger, special counsel to Mortgagee, substantially in the form of Exhibit C;

                     (D) an opinion of Richards, Layton & Finger, special counsel for the Pass Through Trustees, substantially in the form set forth in Exhibit D;

                     (E) an opinion of Lytle Soule & Curlee, special counsel in Oklahoma City, Oklahoma, substantially in the form of Exhibit E; and



OWNED AIRCRAFT PARTICIPATION AGREEMENT                                    PAGE 4

            (xi) a copy of a current, valid Standard Certificate of Airworthiness for the Aircraft duly issued by the FAA, together with a copy of a duly executed application for registration of the Aircraft with the FAA in the name of the Owner.

               4.1.3   PERFECTED SECURITY INTEREST

       On the Closing Date, after giving effect to the filing of the FAA
Filed Documents and the Financing Statements, Mortgagee shall have received a duly perfected first priority security interest in all of Owner's right, title and interest in the Aircraft, subject only to Permitted Liens.

               4.1.4   VIOLATION OF LAW

       No change shall have occurred after the date of this Agreement in any applicable Law that makes it a violation of Law for (a) Owner, any Applicable Pass Through Trustee, Subordination Agent or Mortgagee to execute, deliver and perform the Operative Agreements to which any of them is a party or (b) any Applicable Pass Through Trustee to make the loan contemplated by Section 2.1, to acquire an Equipment Note or to realize the benefits of the security afforded by the Trust Indenture.

               4.1.5   REPRESENTATIONS, WARRANTIES AND COVENANTS

       The representations and warranties of each other party to this Agreement made, in each case, in this Agreement and in any other Operative Agreement to which it is a party, shall be true and accurate in all material respects as of the Closing Date (unless any such representation and warranty shall have been made with reference to a specified date, in which case such representation and warranty shall be true and accurate as of such specified date) and each other party to this Agreement shall have performed and observed, in all material respects, all of its covenants, obligations and agreements in this Agreement and in any other Operative Agreement to which it is a party to be observed or performed by it as of the Closing Date.

               4.1.6   NO EVENT OF DEFAULT

       On the Closing Date, no event shall have occurred and be continuing, or would result from the mortgage of the Aircraft, which constitutes a Default or an Event of Default.



OWNED AIRCRAFT PARTICIPATION AGREEMENT                                    PAGE 5

               4.1.7   NO EVENT OF LOSS

       No Event of Loss with respect to the Airframe or any Engine shall have occurred and no circumstance, condition, act or event that, with the giving of notice or lapse of time or both, would give rise to or constitute an Event of Loss with respect to the Airframe or any Engine shall have occurred.

               4.1.8   TITLE

       Owner shall have good title (subject to filing and recordation of the FAA Bill of Sale with the FAA) to the Aircraft, free and clear of all Liens, except Permitted Liens.

               4.1.9   CERTIFICATION

       The Aircraft shall have been duly certificated by the FAA as to type and airworthiness in accordance with the terms of the Purchase Agreement.

               4.1.10  SECTION 1110

       Mortgagee shall be entitled to the benefits of Section 1110 (as currently in effect) with respect to the right to take possession of the Airframe and Engines as provided in the Trust Indenture in the event of a case under Chapter 11 of the Bankruptcy Code in which Owner is a debtor.

               4.1.11  FILING

       On the Closing Date (a) the FAA Filed Documents shall have been duly filed for recordation (or shall be in the process of being so duly filed for recordation) with the FAA in accordance with the Act and (b) each Financing Statement shall have been duly filed (or shall be in the process of being so duly filed) in the appropriate jurisdiction.

               4.1.12  NO PROCEEDINGS

       No action or proceeding shall have been instituted, nor shall any action be threatened in writing, before any Government Entity, nor shall any order, judgment or decree have been issued or proposed to be issued by any Government Entity, to set aside, restrain, enjoin or prevent the completion and consummation of this Agreement or any other Operative Agreement or the transactions contemplated hereby or thereby.



OWNED AIRCRAFT PARTICIPATION AGREEMENT                                    PAGE 6

               4.1.13  GOVERNMENTAL ACTION

       All appropriate action required to have been taken prior to the Closing Date by the FAA, or any governmental or political agency, subdivision or instrumentality of the United States, in connection with the transactions contemplated by this Agreement shall have been taken, and all orders, permits, waivers, authorizations, exemptions and approvals of such entities required to be in effect on the Closing Date in connection with the transactions contemplated by this Agreement shall have been issued.

               4.1.14  NOTE PURCHASE AGREEMENT

       The conditions precedent to the obligations of the Applicable Pass Through Trustees and the other requirements relating to the Aircraft and the Equipment Notes set forth in the Note Purchase Agreement shall have been satisfied.

       4.2     CONDITIONS PRECEDENT TO OBLIGATIONS OF MORTGAGEE

       The obligation of Mortgagee to authenticate the Equipment Notes on the Closing Date is subject to the satisfaction or waiver by Mortgagee, on or prior to the Closing Date, of the conditions precedent set forth below in this
Section 4.2.

               4.2.1   DOCUMENTS

       Executed originals of the agreements, instruments, certificates or documents described in Section 4.1.2 shall have been received by Mortgagee, except as specifically provided therein, unless the failure to receive any such agreement, instrument, certificate or document is the result of any action or inaction by Mortgagee.

               4.2.2   OTHER CONDITIONS PRECEDENT

       Each of the conditions set forth in Sections 4.1.4, 4.1.5, 4.1.6 and
4.1.10 shall have been satisfied unless the failure of any such condition to be satisfied is the result of any action or inaction by Mortgagee.

       4.3     CONDITIONS PRECEDENT TO OBLIGATIONS OF OWNER

       The obligation of Owner to participate in the transaction contemplated hereby on the Closing Date is subject to the



OWNED AIRCRAFT PARTICIPATION AGREEMENT                                    PAGE 7
satisfaction or waiver by Owner, on or prior to the Closing Date, of the conditions precedent set forth below in this Section 4.3.

               4.3.1   DOCUMENTS

       Executed originals of the agreements, instruments, certificates or documents described in Section 4.1.2 shall have been received by Owner, except as specifically provided therein, and shall be satisfactory to Owner, unless the failure to receive any such agreement, instrument, certificate or document is the result of any action or inaction by Owner. In addition, the Owner shall have received the following:

               (i) (A) an incumbency certificate of WTC as to the person or persons authorized to execute and deliver the Operative Agreements on behalf of WTC and (B) a copy of the Certificate of Incorporation and By-Laws and general authorizing resolution of the board of directors (or executive committee) or other satisfactory evidence of authorization of WTC, certified as of the Closing Date by the Secretary or Assistant or Attesting Secretary of WTC, which authorize the execution, delivery and performance by WTC of the Operative Agreements to which it is a party; and

              (ii) an Officer's Certificate of WTC, dated as of the Closing Date, stating that its representations and warranties in its individual capacity or as Mortgagee, a Pass Through Trustee or Subordination Agent, as the case may be, set forth in this Agreement are true and correct as of the Closing Date (or, to the extent that any such representation and warranty expressly relates to an earlier date, true and correct as of such earlier date);

                4.3.2  OTHER CONDITIONS PRECEDENT

       Each of the conditions set forth in Sections 4.1.4, 4.1.5, 4.1.6, 4.1.7, 4.1.8, 4.1.9, 4.1.10, 4.1.11, 4.1.12 and 4.1.13 shall have been satisfied or waived by Owner, unless the failure of any such condition to be satisfied is the result of any action or inaction by Owner.

       4.4     POST REGISTRATION OPINION

       Promptly upon the registration of the Aircraft and the recordation of the FAA Filed Documents pursuant to the Act, Owner will cause Lytle Soule & Curlee, special counsel in Oklahoma



OWNED AIRCRAFT PARTICIPATION AGREEMENT                                    PAGE 8

City, Oklahoma, to deliver to Owner, each Pass Through Trustee and Mortgagee a favorable opinion or opinions addressed to each of them with respect to such registration and recordation.

SECTION 5.    REPRESENTATIONS AND WARRANTIES

       5.1    OWNER'S REPRESENTATIONS AND WARRANTIES

       Owner represents and warrants to each Applicable Pass Through Trustee, Subordination Agent and Mortgagee that:

              5.1.1 ORGANIZATION; QUALIFICATION

       Owner is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has the corporate power and authority to conduct the business in which it is currently engaged and to own or hold under lease its properties and to enter into and perform its obligations under the Operative Agreements to which it is party. Owner is duly qualified to do business as a foreign corporation in good standing in each jurisdiction in which the nature and extent of the business conducted by it, or the ownership of its properties, requires such qualification, except where the failure to be so qualified would not give rise to a Material Adverse Change to Owner.

              5.1.2 CORPORATE AUTHORIZATION

       Owner has taken, or caused to be taken, all necessary corporate action (including, without limitation, the obtaining of any consent or approval of stockholders required by its Certificate of Incorporation or By-Laws) to authorize the execution and delivery of each of the Operative Agreements to which it is party, and the performance of its obligations thereunder.

              5.1.3 NO VIOLATION

       The execution and delivery by Owner of the Operative Agreements to which it is party, the performance by Owner of its obligations thereunder and the consummation by Owner on the Closing Date of the transactions contemplated thereby, do not and will not (a) violate any provision of the Certificate of Incorporation or By-Laws of Owner, (b) violate any Law applicable to or binding on Owner or (c) violate or constitute any default under (other than any violation or default that would not result



OWNED AIRCRAFT PARTICIPATION AGREEMENT                                    PAGE 9
in a Material Adverse Change to Owner), or result in the creation of any Lien (other than as permitted under the Trust Indenture) upon the Aircraft under, any indenture, mortgage, chattel mortgage, deed of trust, conditional sales contract, lease, loan or other material agreement, instrument or document to which Owner is a party or by which Owner or any of its properties is bound.

           5.1.4   APPROVALS

       The execution and delivery by Owner of the Operative Agreements to which Owner is a party, the performance by Owner of its obligations thereunder and the consummation by Owner on the Closing Date of the transactions contemplated thereby do not and will not require the consent or approval of, or the giving of notice to, or the registration with, or the recording or filing of any documents with, or the taking of any other action in respect of, (a) any trustee or other holder of any Debt of Owner and (b) any Government Entity, other than the filing of (x) the FAA Filed Documents and the Financing Statements (and continuation statements periodically) and (y) filings, recordings, notices or other ministerial actions pursuant to any routine recording, contractual or regulatory requirements applicable to it.

           5.1.5   VALID AND BINDING AGREEMENTS

       The Operative Agreements to which Owner is a party have been duly authorized, executed and delivered by Owner and, assuming the due authorization, execution and delivery thereof by the other party or parties thereto, constitute the legal, valid and binding obligations of Owner and are enforceable against Owner in accordance with the respective terms thereof, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium and other similar Laws affecting the rights of creditors generally and general principles of equity, whether considered in a proceeding at law or in equity.

           5.1.6   LITIGATION

       Except as set forth in Owner's most recent Annual Report on Form 10-K, as amended, filed by Owner with the SEC on or prior to the Closing Date, or in any Quarterly Report on Form 10-Q or Current Report on Form 8-K filed by Owner with the SEC subsequent to such Form 10-K and on or prior to the Closing Date, no action,



OWNED AIRCRAFT PARTICIPATION AGREEMENT                                   PAGE 10
claim or proceeding is now pending or, to the Actual Knowledge of Owner, threatened, against Owner, before any court, governmental body, arbitration board, tribunal or administrative agency, which is reasonably likely to be determined adversely to Owner and if determined adversely to Owner would result in a Material Adverse Change.

           5.1.7  FINANCIAL CONDITION

       The audited consolidated balance sheet of Owner with respect to Owner's most recent fiscal year included in Owner's most recent Annual Report on Form 10-K, as amended, filed by Owner with the SEC, and the related consolidated statements of operations and cash flows for the period then ended have been prepared in accordance with GAAP and fairly present in all material respects the financial condition of Owner and its consolidated subsidiaries as of such date and the results of its operations and cash flows for such period, and since the date of such balance sheet, there has been no material adverse change in such financial condition or operations of Owner, except for matters disclosed in (a) the financial statements referred to above or (b) any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K filed by Owner with the SEC on or prior to the date hereof.

           5.1.8  REGISTRATION AND RECORDATION

       Except for (a) the registration of the Aircraft with the FAA pursuant to the Act in the name of Owner, (b) the filing for recordation (and recordation) of the FAA Filed Documents, (c) the filing of the Financing Statements (and continuation statements relating thereto at periodic intervals), and (d) the affixation of the nameplates referred to in Section 4.02(f) of the Trust Indenture, no further action, including any filing or recording of any document (including any financing statement in respect thereof under Article 9 of the UCC) is necessary in order to establish and perfect Mortgagee's security interest in the Aircraft as against Owner and any other Person, in each case, in any applicable jurisdictions in the United States.

           5.1.9  CHIEF EXECUTIVE OFFICE

       The chief executive office (as such term is defined in Article 9 of the UCC) of Owner is located at 2929 Allen Parkway, Houston, Texas 77019.



OWNED AIRCRAFT PARTICIPATION AGREEMENT                                   PAGE 11

            5.1.10   NO EVENT OF LOSS

        No Event of Loss has occurred with respect to the Airframe or any Engine, and, to the Actual Knowledge of Owner, no circumstance, condition, act or event has occurred that, with the giving of notice or lapse of time or both gives rise to or constitutes an Event of Loss with respect to the Airframe or any Engine.

            5.1.11   COMPLIANCE WITH LAWS

        (a)      Owner is a Citizen of the United States and a U.S. Air
Carrier.

        (b) Owner holds all licenses, permits and franchises from the appropriate Government Entities necessary to authorize Owner to lawfully engage in air transportation and to carry on scheduled commercial passenger service as currently conducted, except where the failure to so hold any such license, permit or franchise would not give rise to a Material Adverse Change to Owner.

        (c) Owner is not an "investment company" or a company controlled by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

            5.1.12   SECURITIES LAWS

Neither Owner nor any person authorized to act on its behalf has directly or indirectly offered any beneficial interest or Security relating to the ownership of the Aircraft, or any of the Equipment Notes or any other interest in or security under the Trust Indenture, for sale to, or solicited any offer to acquire any such interest or security from, or has sold any such interest or security to, any person in violation of the Securities Act.

            5.1.13   BROKER'S FEES

        No Person acting on behalf of Owner is or will be entitled to any broker's fee, commission or finder's fee in connection with the Transactions.

            5.1.14   SECTION 1110

        Mortgagee is entitled to the benefits of Section 1110 (as currently in effect) with respect to the right to take possession




OWNED AIRCRAFT PARTICIPATION AGREEMENT                                   PAGE 12
of the Airframe and Engines as provided in the Trust Indenture in the event of a case under Chapter 11 of the Bankruptcy Code in which Owner is a debtor.

        5.2      WTC'S REPRESENTATIONS AND WARRANTIES

        WTC represents and warrants (with respect to Section 5.2.10, solely in its capacity as Subordination Agent) to Owner that:

            5.2.1    ORGANIZATION, ETC.

        WTC is a Delaware banking corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, holding a valid certificate to do business as a Delaware banking corporation with banking authority to execute and deliver, and perform its obligations under, the Pass Through Trustee Agreements and the Operative Agreements to which it is a party.

            5.2.2    CORPORATE AUTHORIZATION

        WTC has taken, or caused to be taken, all necessary corporate action (including, without limitation, the obtaining of any consent or approval of stockholders required by Law or by its Certificate of Incorporation or By-
Laws) to authorize the execution and delivery by WTC, in its individual capacity or as Mortgagee, a Pass Through Trustee or Subordination Agent, as the case may be, of the Pass Through Trustee Agreements and the Operative Agreements to which it is a party and the performance of its obligations thereunder.

            5.2.3    NO VIOLATION

        The execution and delivery by WTC, in its individual capacity or as Mortgagee, a Pass Through Trustee or Subordination Agent, as the case may be, of the Pass Through Trustee Agreements and the Operative Agreements to which it is a party, the performance by WTC, in its individual capacity or as Mortgagee, a Pass Through Trustee or Subordination Agent, as the case may be, of its obligations thereunder and the consummation on the Closing Date of the transactions contemplated thereby, do not and will not (a) violate any provision of the Certificate of Incorporation or By-Laws of WTC, (b) violate any Law applicable to or binding on WTC, in its individual capacity or (except in the case of any Law relating to any Plan) as Mortgagee, a Pass Through Trustee or Subordination Agent, or (c) violate or constitute any default




OWNED AIRCRAFT PARTICIPATION AGREEMENT                                   PAGE 13
under (other than any violation or default that would not result in a Material Adverse Change to WTC, in its individual capacity or Mortgagee, a Pass Through Trustee or Subordination Agent), or result in the creation of any Lien (other than the lien of the Trust Indenture) upon any property of WTC, in its individual capacity or as Mortgagee, a Pass Through Trustee or Subordination Agent, or any of WTC's subsidiaries under, any indenture, mortgage, chattel mortgage, deed of trust, conditional sales contract, lease, loan or other agreement, instrument or document to which WTC, in its individual capacity or as Mortgagee, a Pass Through Trustee or Subordination Agent, is a party or by which WTC, in its individual capacity or as Mortgagee, a Pass Through Trustee or Subordination Agent, or any of their respective properties is bound.

            5.2.4    APPROVALS

        The execution and delivery by WTC, in its individual capacity or as Mortgagee, a Pass Through Trustee or Subordination Agent, as the case may be, of the Pass Through Trustee Agreements and the Operative Agreements to which it is a party, the performance by WTC, in its individual capacity or as Mortgagee, a Pass Through Trustee or Subordination Agent, as the case may be, of its obligations thereunder and the consummation on the Closing Date by WTC, in its individual capacity or as Mortgagee, a Pass Through Trustee or Subordination Agent, as the case may be, of the transactions contemplated thereby do not and will not require the consent, approval or authorization of, or the giving of notice to, or the registration with, or the recording or filing of any documents with, or the taking of any other action in respect of, (a) any trustee or other holder of any Debt of WTC or (b) any Government Entity, other than the filing of the FAA Filed Documents and the Financing Statements.

            5.2.5    VALID AND BINDING AGREEMENTS

        The Pass Through Trustee Agreements and the Operative Agreements to which it is a party have been duly authorized, executed and delivered by WTC and, assuming the due authorization, execution and delivery by the other party or parties thereto, constitute the legal, valid and binding obligations of WTC, in its individual capacity or as Mortgagee, a Pass Through Trustee or Subordination Agent, as the





OWNED AIRCRAFT PARTICIPATION AGREEMENT                                   PAGE 14
case may be, and are enforceable against WTC, in its individual capacity or as Mortgagee, a Pass Through Trustee or Subordination Agent, as the case may be, in accordance with the respective terms thereof, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other similar Laws affecting the rights of creditors generally and general principles of equity, whether considered in a proceeding at law or in equity.

            5.2.6    CITIZENSHIP

        WTC is a Citizen of the United States.

            5.2.7    NO LIENS

        On the Closing Date, there are no Liens attributable to WTC in respect of all or any part of the Collateral.

            5.2.8    LITIGATION

        There are no pending or, to the Actual Knowledge of WTC, threatened actions or proceedings against WTC, in its individual capacity or as Mortgagee, a Pass Through Trustee or Subordination Agent, before any court, administrative agency or tribunal which, if determined adversely to WTC, in its individual capacity or as Mortgagee, a Pass Through Trustee or Subordination Agent, as the case may be, would materially adversely affect the ability of WTC, in its individual capacity or as Mortgagee, a Pass Through Trustee or Subordination Agent, as the case may be, to perform its obligations under any of the Mortgagee Agreements, the Pass Through Trustee Agreements or the Subordination Agent Agreements.

            5.2.9    SECURITIES LAWS

        Neither WTC nor any person authorized to act on its behalf has directly or indirectly offered any beneficial interest or Security relating to the ownership of the Aircraft or any interest in the Collateral or any of the Equipment Notes or any other interest in or security under the Collateral for sale to, or solicited any offer to acquire any such interest or security from, or has sold any such interest or security to, any Person other than the Subordination Agent and the Pass Through Trustees, except for the offering and sale of the Pass Through Certificates.





OWNED AIRCRAFT PARTICIPATION AGREEMENT                                   PAGE 15

            5.2.10   INVESTMENT

        The Equipment Notes to be acquired by the Subordination Agent are being acquired by it for the account of the Applicable Pass Through Trustees, for investment and not with a view to any resale or distribution thereof, except that, subject to the restrictions on transfer set forth in Section 9, the disposition by it of its Equipment Notes shall at all times be within its control.

            5.2.11   TAXES

        There are no Taxes payable by any Applicable Pass Through Trustee or WTC, as the case may be, imposed by the State of Delaware or any political subdivision or taxing authority thereof in connection with the execution, delivery and performance by such Pass Through Trustee or WTC, as the case may be, of this Agreement or any of the Pass Through Trustee Agreements (other than franchise or other taxes based on or measured by any fees or compensation received by any such Pass Through Trustee or WTC, as the case may be, for services rendered in connection with the transactions contemplated by any of the Pass Through Trust Agreements), and there are no Taxes payable by any Applicable Pass Through Trustee or WTC, as the case may be, imposed by the State of Delaware or any political subdivision thereof in connection with the acquisition, possession or ownership by any such Pass Through Trustee of any of the Equipment Notes (other than franchise or other taxes based on or measured by any fees or compensation received by any such Pass Through Trustee or WTC, as the case may be, for services rendered in connection with the transactions contemplated by any of the Pass Through Trust Agreements), and, assuming that the trusts created by the Pass Through Trust Agreements will not be taxable as corporations, but, rather, each will be characterized as a grantor trust under subpart E, Part I of Subchapter J of the Code or as a partnership under Subchapter K of the Code, such trusts will not be subject to any Taxes imposed by the State of Delaware or any political subdivision thereof;

            5.2.12   BROKER'S FEES

No Person acting on behalf of WTC, in its individual capacity or as Mortgagee, any Applicable Pass Through Trustee or Subordination Agent, is or will be entitled to any broker's fee, commission or finder's fee in connection with the Transactions.





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

SECTION 6.       COVENANTS, UNDERTAKINGS AND AGREEMENTS

       6.1       COVENANTS OF OWNER

        Owner covenants and agrees, at its own cost and expense, with Note Holder and Mortgagee as follows:

            6.1.1    CORPORATE EXISTENCE; U.S. AIR CARRIER

        Owner shall at all times maintain its corporate existence, except as permitted by Section 4.07 of the Trust Indenture, and shall at all times remain a U.S. Air Carrier.

            6.1.2    NOTICE OF CHANGE OF CHIEF EXECUTIVE OFFICE

        Owner will give Mortgagee timely written notice (but in any event within 30 days prior to the expiration of the period of time specified under applicable Law to prevent lapse of perfection) of any relocation of its chief executive office (as such term is defined in Article 9 of the UCC) from its then present location and will promptly take any action required by Section 6.1.3(c) as a result of such relocation.

            6.1.3    CERTAIN ASSURANCES

        (a) Owner shall duly execute, acknowledge and deliver, or shall cause to be executed, acknowledged and delivered, all such further agreements, instruments, certificates or documents, and shall do and cause to be done such further acts and things, in any case, as Mortgagee shall reasonably request for accomplishing the purposes of this Agreement and the other Operative Agreements, provided that any instrument or other document so executed by Owner will not expand any obligations or limit any rights of Owner in respect of the transactions contemplated by any Operative Agreement.

        (b) Owner shall promptly take such action with respect to the recording, filing, re-recording and refiling of the Trust Indenture and any supplements thereto, including, without limitation, the Trust Indenture Supplement, as shall be necessary to continue the perfection and priority of the Lien created by the Trust Indenture.

        (c) Owner, at its sole cost and expense, will cause the FAA Filed Documents, the Financing Statements and all continuation statements (and any amendments necessitated by any combination,





OWNED AIRCRAFT PARTICIPATION AGREEMENT                                   PAGE 17
consolidation or merger of the Owner, or any relocation of its chief executive office) in respect of the Financing Statements to be prepared and, subject only to the execution and delivery thereof by Mortgagee, duly and timely filed and recorded, or filed for recordation, to the extent permitted under the Act (with respect to the FAA Filed Documents) or the UCC or similar law of any other applicable jurisdiction (with respect to such other documents).

        (d) If the Aircraft has been registered in a country other than the United States pursuant to Section 4.02(e) of the Trust Indenture, Owner will furnish to Mortgagee annually after such registration, commencing with the calendar year after such registration is effected, an opinion of special counsel reasonably satisfactory to Mortgagee stating that, in the opinion of such counsel, either that (i) such action has been taken with respect to the recording, filing, rerecording and refiling of the Operative Agreements and any supplements and amendments thereto as is necessary to establish, perfect and protect the Lien created by the Trust Indenture, reciting the details of such actions, or (ii) no such action is necessary to maintain the perfection of such Lien.

            6.1.4    SECURITIES LAWS

        Neither Owner nor any person authorized to act on its behalf will directly or indirectly offer any beneficial interest or Security relating to the ownership of the Aircraft or any interest in any of the Equipment Notes or any other interest in or security under the Trust Indenture, for sale to, or solicit any offer to acquire any such interest or security from, or sell any such interest or security to, any person in violation of the Securities Act or applicable state or foreign securities Laws.

        6.2       COVENANTS OF WTC

        WTC in its individual capacity or as Mortgagee, each Applicable Pass Through Trustee or Subordination Agent, as the case may be, covenants and agrees with Owner as follows:

            6.2.1    LIENS

        WTC (a) will not directly or indirectly create, incur, assume or suffer to exist any Lien attributable to it on or with respect to all or any part of the Collateral or the Aircraft, (b) will, at its own cost and expense, promptly take such action





OWNED AIRCRAFT PARTICIPATION AGREEMENT                                   PAGE 18
as may be necessary to discharge any Lien attributable to WTC on all or any part of the Collateral or the Aircraft and (c) will personally hold harmless and indemnify Owner, each Note Holder, each of their respective Affiliates, successors and permitted assigns, and the Collateral from and against (i) any and all Expenses, and (ii) any interference with the possession, operation or other use of all or any part of the Aircraft, imposed on, incurred by or asserted against any of the foregoing as a consequence of any such Lien.

            6.2.2    SECURITIES ACT

        WTC in its individual capacity or as Mortgagee, an Applicable Pass Through Trustee or Subordination Agent, will not offer any beneficial interest or Security relating to the ownership of the Aircraft or any interest in the Collateral, or any of the Equipment Notes or any other interest in or security under the Trust Indenture for sale to, or solicit any offer to acquire any such interest or security from, or sell any such interest or security to, any Person in violation of the Securities Act or applicable state or foreign securities Laws, provided that the foregoing shall not be deemed to impose on WTC any responsibility with respect to any such offer, sale or solicitation by any other party hereto.

            6.2.3    PERFORMANCE OF AGREEMENTS

        WTC, in its individual capacity and as Mortgagee, an Applicable Pass Through Trustee or Subordination Agent, as the case may be, shall perform its obligations under the Pass Through Trustee Agreements and the Operative Agreements in accordance with the terms thereof.

            6.2.4    WITHHOLDING TAXES

        WTC shall indemnify (on an after-tax basis) and hold harmless Owner against any United States withholding taxes (and related interest, penalties and additions to tax) as a result of the failure by WTC to withhold on payments to any Note Holder if such Note Holder failed to provide to Mortgagee necessary certificates or forms to substantiate the right to exemption from such withholding tax.





OWNED AIRCRAFT PARTICIPATION AGREEMENT                                   PAGE 19

        6.3       COVENANTS OF NOTE HOLDERS

        Each Note Holder (including Subordination Agent) as to itself only covenants and agrees with Owner and Mortgagee as follows:

            6.3.1    WITHHOLDING TAXES

        Such Note Holder (if it is a Non-U.S. Person) agrees to indemnify (on an after-tax basis) and hold harmless Owner and Mortgagee against any United States withholding taxes (and related interest, penalties and additions to tax) as a result of the inaccuracy or invalidity of any certificate or form provided by such Note Holder to Mortgagee in connection with such withholding taxes.
Any amount payable hereunder shall be paid within 30 days after receipt by a Note Holder of a written demand therefor.

            6.3.2    TRANSFER; COMPLIANCE

        (a) Such Note Holder will (i) not transfer any Equipment Note or interest therein in violation of the Securities Act or applicable state or foreign securities Law; provided, that the foregoing provisions of this section shall not be deemed to impose on such Note Holder any responsibility with respect to any such offer, sale or solicitation by any other party hereto, and
(ii) perform and comply with the obligations specified to be imposed on it (as a Note Holder) under each of the Trust Indenture and the form of Equipment Note set forth in the Trust Indenture.

        (b) Except for the transfer of the interests of each Applicable Pass Through Trustee in the Equipment Notes to the trustee of the Related Trust (as defined in each Applicable Pass Through Trust Agreement) in accordance with the Applicable Pass Through Trust Agreement, each Note Holder will not sell, assign, convey, exchange or otherwise transfer any Equipment Note or any interest in, or represented by, any Equipment Note (it being understood that this provision is not applicable to the Pass Through Certificates) unless the proposed transferee thereof first provides Owner with both of the following:

                 (i) a written representation and covenant that either (a) no portion of the funds it uses to purchase, acquire and hold such Equipment Note or interest directly or indirectly constitutes, or may be deemed under the Code or ERISA or any





OWNED AIRCRAFT PARTICIPATION AGREEMENT                                   PAGE 20
        rulings, regulations or court decisions thereunder to constitute, the assets of any Plan or (b) the transfer, and subsequent holding, of such Equipment Note or interest shall not involve or give rise to a transaction that constitutes a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975(c)(1) of the Code involving Owner, a Pass Through Trustee, the Subordination Agent or the proposed transferee (other than a transaction that is exempted from the prohibitions of such sections by applicable provisions of ERISA or the Code or administrative exemptions or regulations issued thereunder);
        and

                 (ii) a written covenant that it will not transfer any Equipment Note or any interest in, or represented by, any Equipment Note unless the subsequent transferee also makes the representation described in clause (i) above and agrees to comply with this clause
        (ii).

        6.4       AGREEMENTS

            6.4.1    QUIET ENJOYMENT

        Each Applicable Pass Through Trustee, Subordination Agent, each Note Holder and Mortgagee agrees as to itself with Owner that, so long as no Event of Default shall have occurred and be continuing, such Person shall not (and shall not permit any Affiliate or other Person claiming by, through or under it
to) interfere with Owner's rights in accordance with the Indenture to the quiet enjoyment, possession and use of the Aircraft.

            6.4.2    CONSENTS

        Each Applicable Pass Through Trustee, Subordination Agent and Mortgagee covenants and agrees, for the benefit of Owner, that it shall not unreasonably withhold its consent to any consent or approval requested of it under the terms of any of the Operative Agreements which by its terms is not to be unreasonably withheld.

            6.4.3    INSURANCE

        Each Applicable Pass Through Trustee, Subordination Agent, Mortgagee and each Note Holder agrees not to obtain or maintain insurance for its own account as permitted by Section 4.06 of the Trust Indenture if such insurance would limit or otherwise adversely affect the coverage of any insurance required to be





OWNED AIRCRAFT PARTICIPATION AGREEMENT                                   PAGE 21
obtained or maintained by Owner pursuant to Section 4.06 of the Trust
Indenture.

            6.4.4    EXTENT OF INTEREST OF NOTE HOLDERS

        A Note Holder shall not, as such, have any further interest in, or other right with respect to, the Collateral when and if the principal and Make-Whole Amount, if any, of and interest on the Equipment Note held by such Holder, and all other sums, then due and payable to such Holder hereunder and under any other Operative Agreement, shall have been paid in full.

            6.4.5    FOREIGN REGISTRATION

        Each Note Holder and Mortgagee hereby agree, for the benefit of Owner but subject to the provisions of Section 4.02(b) of the Trust Indenture:

        (a) that Owner shall be entitled to register the Aircraft or cause the Aircraft to be registered in a country other than the United States subject to compliance with the following:

                 (i)     each of the following requirements is satisfied:

                 (A) no Special Default or Event of Default shall have occurred and be continuing at the time of such registration;

                 (B) such proposed change of registration is made in connection with a Permitted Lease to a Permitted Air Carrier;

                 (C) such country is a country with which the United States then maintains normal diplomatic relations or, if Taiwan, the United States then maintains diplomatic relations at least as good as those in effect on the Closing Date;

                (ii) the Mortgagee shall have received an opinion of counsel (subject to customary exceptions) reasonably satisfactory to the Mortgagee addressed to Mortgagee as to the effect that:

                         (A) such country would recognize the Owner's ownership interest in the Aircraft;





OWNED AIRCRAFT PARTICIPATION AGREEMENT                                   PAGE 22

                         (B) after giving effect to such change in registration, the Lien of the Trust Indenture on the Owner's right, title and interest in and to the Aircraft shall continue as a valid and duly perfected first priority security interest and all filing, recording or other action necessary to protect the same shall have been accomplished (or, if such opinion cannot be given at the time of such proposed change in registration because such change in registration is not yet effective, (1) the opinion shall detail what filing, recording or other action is necessary and (2) the Mortgagee shall have received a certificate from Owner that all possible preparations to accomplish such filing, recording and other action shall have been done, and such filing, recording and other action shall be accomplished and a supplemental opinion to that effect shall be delivered to the Mortgagee on or prior to the effective date of such change in registration;

                         (C) unless Owner or the Permitted Air Carrier shall have agreed to provide insurance covering the risk of requisition of use of the Aircraft by the government of such country (so long as the Aircraft is registered under the laws of such country), the laws of such country require fair compensation by the government of such country payable in currency freely convertible into Dollars and freely removable from such country (without license or permit, unless Owner prior to such proposed reregistration has obtained such license or permit) for the taking or requisition by such government of such use; and

                         (D) it is not necessary, solely as a consequence of such change in registration and without giving effect to any other activity of the Mortgagee (or any Affiliate of the Mortgagee), for the Mortgagee to qualify to do business in such jurisdiction as a result of such reregistration in order to exercise any rights or remedies with respect to the Aircraft.

        (b) In addition, as a condition precedent to any change in registration Owner shall have given to Mortgagee assurances reasonably satisfactory to Mortgagee:





OWNED AIRCRAFT PARTICIPATION AGREEMENT                                   PAGE 23

                 (i) to the effect that the provisions of Section 4.06 of the Trust Indenture have been complied with after giving effect to such change of registration;

                 (ii) of the payment by Owner of all reasonable out-of-pocket expenses of each Note Holder and Mortgagee in connection with such change of registry, including, without limitation (1) the reasonable fees and disbursements of counsel to Mortgagee, (2) any filing or recording fees, Taxes or similar payments incurred in connection with the change of registration of the Aircraft and the creation and perfection of the security interest therein in favor of Mortgagee for the benefit of Note Holders, and (3) all costs and expenses incurred in connection with any filings necessary to continue in the United States the perfection of the security interest in the Aircraft in favor of Mortgagee for the benefit of Note Holders; and

                 (iii) to the effect that the tax and other indemnities in favor of each person named as an indemnitee under any other Operative Agreement afford each such person substantially the same protection as provided prior to such change of registration (or Owner shall have agreed upon additional indemnities that, together with such original indemnities, in the reasonable judgment of Mortgagee, afford such protection).

            6.4.6    INTEREST IN CERTAIN ENGINES

        Each Note Holder and Mortgagee agree, for the benefit of each of the lessor, conditional seller, mortgagee or secured party of any airframe or engine leased to, or purchased by, Owner or any Permitted Lessee subject to a lease, conditional sale, trust indenture or other security agreement that it will not acquire or claim, as against such lessor, conditional seller, mortgagee or secured party, any right, title or interest in any engine as the result of such engine being installed on the Airframe at any time while such engine is subject to such lease, conditional sale, trust





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
indenture or other security agreement and owned by such lessor or conditional seller or subject to a trust indenture or security interest in favor of such mortgagee or secured party.

SECTION 7.  CONFIDENTIALITY

        Owner, Note Holders and Mortgagee shall keep the Participation Agreement and Annex B to the Trust Indenture confidential and shall not disclose, or cause to be disclosed, the same to any Person, except (A) to prospective and permitted transferees of Owner's, a Note Holder's, a Liquidity Provider's, Mortgagee's or other Indenture Indemnitee's interest or their respective counsel or special counsel, independent insurance brokers, auditors, or other agents who agree to hold such information confidential, (B) to Owner's, a Note Holder's, a Liquidity Provider's, a Pass Through Trustee's, Mortgagee's or other Indenture Indemnitee's counsel or special counsel, independent insurance brokers, auditors, or other agents, Affiliates or investors who agree to hold such information confidential, (C) as may be required by any statute, court or administrative order or decree, legal process or governmental ruling or regulation, including those of any applicable insurance regulatory bodies (including, without limitation, the National Association of Insurance Commissioners), federal or state banking examiners, Internal Revenue Service auditors or any stock exchange, (D) with respect to a Note Holder or any Pass Through Trustee, to a nationally recognized rating agency for the purpose of obtaining a rating on the Equipment Notes or the Pass Through Certificates or to support an NAIC rating for the Equipment Notes or
(E) such other Persons as are reasonably deemed necessary by the disclosing party in order to protect the interests of such party or for the purposes of enforcing such documents by such party; provided, that any and all disclosures permitted by clauses (C), (D), or (E) above shall be made only to the extent necessary to meet the specific requirements or needs of the Persons making such disclosures.

SECTION 8.  INDEMNIFICATION AND EXPENSES

        8.1      GENERAL INDEMNITY

                           [INTENTIONALLY OMITTED]




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
        8.2      EXPENSES

            8.2.1    INVOICES AND PAYMENT

        The Mortgagee, the Applicable Pass Through Trustees and the Subordination Agent shall promptly submit to Owner for its prompt approval (which shall not be unreasonably withheld) copies of invoices in reasonable detail of the Transaction Expenses for which it is responsible for providing information as they are received (but in no event later than the 90th day after the Closing Date). If so submitted and approved, the Owner agrees promptly, but in any event no later than the 105th day after the Closing Date, to pay Transaction Expenses.

            8.2.2    PAYMENT OF OTHER EXPENSES

        Owner shall pay (i) the ongoing fees and expenses of Mortgagee, and
(ii) all reasonable out-of-pocket costs and expenses (including the reasonable fees and disbursements of





OWNED AIRCRAFT PARTICIPATION AGREEMENT                                   PAGE 32
counsel) incurred by Mortgagee or any Note Holder attributable to any waiver, amendment or modification of any Operative Agreement to the extent requested by Owner.

        8.3      GENERAL TAX INDEMNITY

                           [INTENTIONALLY OMITTED]




OWNED AIRCRAFT PARTICIPATION AGREEMENT                                   PAGE 33

SECTION 9.       ASSIGNMENT OR TRANSFER OF INTEREST

        9.1      NOTE HOLDERS

        Subject to Section 6.3.2 hereof and Section 2.07 of the Trust Indenture, any Note Holder may, at any time and from time to time, Transfer or grant participations in all or any portion of the Equipment Notes and/or all or any portion of its beneficial interest in its Equipment Notes to any person (it being understood that the sale or issuance of Pass Through Certificates by a Pass Through Trustee shall not be considered a Transfer or participation); provided, that any participant in any such participations shall not have any direct rights under the Operative Agreements or any Lien on all or any part of the Aircraft or the Collateral and Owner shall not have any increased liability or obligations as a result of any such participation. In the case of any such Transfer, the Transferee, by acceptance





OWNED AIRCRAFT PARTICIPATION AGREEMENT                                   PAGE 44
of Equipment Notes in connection with such Transfer, shall be deemed to be bound by all of the covenants of Note Holders contained in the Operative Agreements.

        9.2      EFFECT OF TRANSFER

        Upon any Transfer in accordance with Section 9.1 (other than any Transfer by any Note Holder, to the extent it only grants participations in Equipment Notes or in its beneficial interest therein), Transferee shall be deemed a "Note Holder," for all purposes of this Agreement and the other Operative Agreements, and the transferring Note Holder shall be released from all of its liabilities and obligations under this Agreement and any other Operative Agreements to the extent such liabilities and obligations arise after such Transfer and, in each case, to the extent such liabilities and obligations are assumed by the transferee; provided, that such transferring Note Holder (and its respective Affiliates, successors, assigns, agents, servants, representatives, directors and officers) will continue to have the benefit of any rights or indemnities under any Operative Agreement vested or relating to circumstances, conditions, acts or events prior to such Transfer.

SECTION 10.      SECTION 1110

        It is the intention of each of the Owner, the Note Holders (such intention being evidenced by each of their acceptance of an Equipment Note), and Mortgagee that Mortgagee shall be entitled to the benefits of Section 1110 in the event of a case under Chapter 11 of the Bankruptcy Code in which Owner is a debtor.

SECTION 11.      CHANGE OF CITIZENSHIP

        11.1     GENERALLY

        Without prejudice to the representations, warranties or covenants regarding the status of any party hereto as a Citizen of the United States, each of Owner, WTC and Mortgagee agrees that it will, immediately upon obtaining knowledge of any facts that would cast doubt upon its continuing status as a Citizen of the United States and promptly upon public disclosure of negotiations in respect of any transaction which would or might adversely affect such status, notify in writing all parties hereto of all relevant matters in connection therewith.





OWNED AIRCRAFT PARTICIPATION AGREEMENT                                   PAGE 45

        11.2     MORTGAGEE

        Upon WTC giving any notice in accordance with Section 11.1, Mortgagee shall (if and so long as such citizenship is necessary under the Act as in effect at such time or, if it is not necessary, if and so long as Mortgagee's citizenship could have any adverse effect on Owner, or any Note Holder), subject to Section 9.02 of the Trust Indenture, resign as Mortgagee promptly upon its ceasing to be such a citizen.

SECTION 12.      MISCELLANEOUS

        12.1     AMENDMENTS

        No provision of this Agreement may be amended, supplemented, waived, modified, discharged, terminated or otherwise varied orally, but only by an instrument in writing that specifically identifies the provision of this Agreement that it purports to amend, supplement, waive, modify, discharge, terminate or otherwise vary and is signed by the party against which the enforcement of the amendment, supplement, waiver, modification, discharge, termination or variance is sought. Each such amendment, supplement, waiver, modification, discharge, termination or variance shall be effective only in the specific instance and for the specific purpose for which it is given. No provision of this Agreement shall be varied or contradicted by oral communication, course of dealing or performance or other manner not set forth in an agreement, document or instrument in writing and signed by the party against which enforcement of the same is sought.

        12.2     SEVERABILITY

        If any provision hereof shall be held invalid, illegal or unenforceable in any respect in any jurisdiction, then, to the extent permitted by Law, (a) all other provisions hereof shall remain in full force and effect in such jurisdiction and (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction. If, however, any Law pursuant to which such provisions are held invalid, illegal or unenforceable may be waived, such Law is hereby waived by the parties hereto to the full extent permitted, to the end that this Agreement shall be deemed to be a valid and binding agreement in all respects, enforceable in accordance with its terms.





OWNED AIRCRAFT PARTICIPATION AGREEMENT                                   PAGE 46

        12.3     SURVIVAL

        The indemnities set forth herein shall survive the delivery or return of the Aircraft, the Transfer of any interest by any Note Holder of its Equipment Note and the expiration or other termination of this Agreement or any other Operative Agreement.

        12.4     REPRODUCTION OF DOCUMENTS

        This Agreement, all schedules and exhibits hereto and all agreements, instruments and documents relating hereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed and (b) financial statements, certificates and other information previously or hereafter furnished to any party hereto, may be reproduced by such party by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process, and such party may destroy any original documents so reproduced. Any such reproduction shall be as admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such party in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction likewise is admissible in evidence.

        12.5     COUNTERPARTS

        This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts (or upon separate signature pages bound together into one or more counterparts), each of which when so executed shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

        12.6     NO WAIVER

        No failure on the part of any party hereto to exercise, and no delay by any party hereto in exercising, any of its respective rights, powers, remedies or privileges under this Agreement or provided at Law, in equity or otherwise shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach hereof or default hereunder or as an acquiescence therein nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof by it or the exercise of any other right, power, remedy or privilege by





OWNED AIRCRAFT PARTICIPATION AGREEMENT                                   PAGE 47
it. No notice to or demand on any party hereto in any case shall, unless otherwise required under this Agreement, entitle such party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of any party hereto to any other or further action in any circumstances without notice or demand.

        12.7     NOTICES

        Unless otherwise expressly permitted by the terms hereof, all notices, requests, demands, authorizations, directions, consents, waivers and other communications required or permitted to be made, given, furnished or filed hereunder shall be in writing (it being understood that the specification of a writing in certain instances and not in others does not imply an intention that a writing is not required as to the latter), shall refer specifically to this Agreement or other applicable Operative Agreement, and shall be personally delivered, sent by facsimile or telecommunication transmission (which in either case provides written confirmation to the sender of its delivery), sent by registered mail or certified mail, return receipt requested, postage prepaid, or sent by overnight courier service, in each case to the respective address, or facsimile number set forth for such party in Schedule 1, or to such other address, facsimile or other number as each party hereto may hereafter specify by notice to the other parties hereto. Each such notice, request, demand, authorization, direction, consent, waiver or other communication shall be effective when received or, if made, given, furnished or filed (a) by facsimile or telecommunication transmission, when confirmed, or (b) by registered or certified mail, three Business Days after being deposited, properly addressed, with the U.S. Postal Service.

        12.8     GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE

        (a) THIS AGREEMENT SHALL IN ALL RESPECTS BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE. THIS AGREEMENT IS BEING DELIVERED IN THE STATE OF NEW YORK.

        (b) EACH PARTY HERETO HEREBY IRREVOCABLY AGREES, ACCEPTS AND SUBMITS ITSELF TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK IN THE CITY AND COUNTY OF NEW YORK AND OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN CONNECTION WITH ANY LEGAL ACTION, SUIT OR PROCEEDING





OWNED AIRCRAFT PARTICIPATION AGREEMENT                                   PAGE 48

WITH RESPECT TO ANY MATTER RELATING TO OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

        (c) EACH PARTY HERETO HEREBY IRREVOCABLY CONSENTS AND AGREES TO THE SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING MAY BE MADE BY MAILING COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, AT THE ADDRESS SET FORTH PURSUANT TO SECTION 12.7. EACH PARTY HERETO HEREBY AGREES THAT SERVICE UPON IT, OR ANY OF ITS AGENTS, IN EACH CASE IN ACCORDANCE WITH THIS SECTION 12.8(C), SHALL CONSTITUTE VALID AND EFFECTIVE PERSONAL SERVICE UPON SUCH PARTY, AND EACH PARTY HERETO HEREBY AGREES THAT THE FAILURE OF ANY OF ITS AGENTS TO GIVE ANY NOTICE OF SUCH SERVICE TO ANY SUCH PARTY SHALL NOT IMPAIR OR AFFECT IN ANY WAY THE VALIDITY OF SUCH SERVICE ON SUCH PARTY OR ANY JUDGMENT RENDERED IN ANY ACTION OR PROCEEDING BASED THEREON.

        (d) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, OR OTHERWISE, IN ANY LEGAL ACTION OR PROCEEDING BROUGHT HEREUNDER IN ANY OF THE ABOVE-NAMED COURTS, THAT SUCH ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT VENUE FOR THE ACTION OR PROCEEDING IS IMPROPER OR THAT THIS AGREEMENT OR ANY OTHER OPERATIVE AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS.

        (e) EACH PARTY HERETO HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION IN ANY COURT IN ANY JURISDICTION BASED UPON OR ARISING OUT OF OR RELATING TO THIS AGREEMENT.

        12.9     THIRD-PARTY BENEFICIARY

        This Agreement is not intended to, and shall not, provide any person not a party hereto (other than the Indenture Indemnitees, each of which is an intended third party beneficiary with respect to the provisions of Section 8.1 and the persons referred to in Section 6.4.6, which are intended third party beneficiaries with respect to such Section) with any rights of any nature whatsoever against any of the parties hereto and no person not a party hereto (other than the Indenture Indemnitees, with respect to the provisions of Section 8.1, and the persons referred to in Section 6.4.6 with respect to the provisions of such Section) shall have any right, power or privilege in respect





OWNED AIRCRAFT PARTICIPATION AGREEMENT                                   PAGE 49
of any party hereto, or have any benefit or interest, arising out of this Agreement.

        12.10    ENTIRE AGREEMENT

        This Agreement, together with the other Operative Agreements, on and as of the date hereof, constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and all prior or contemporaneous understandings or agreements, whether written or oral, among any of the parties hereto with respect to such subject matter are hereby superseded in their entireties.

        12.11    FURTHER ASSURANCES

        Each party hereto shall execute, acknowledge and deliver or shall cause to be executed, acknowledged and delivered, all such further agreements, instruments, certificates or documents, and shall do and cause to be done such further acts and things, in any case, as any other party hereto shall reasonably request in connection with the administration of, or to carry out more effectually the purposes of, or to better assure and confirm into such other party the rights and benefits to be provided under this Agreement and the other Operative Agreements.

                     [This space intentionally left blank]





OWNED AIRCRAFT PARTICIPATION AGREEMENT                                   PAGE 50

IN WITNESS WHEREOF, each of the parties has caused this Participation Agreement to be duly executed and delivered as of the day and year first above written.

                                        CONTINENTAL AIRLINES, INC.,
                                          Owner



                                        By
                                          -------------------------------------
                                          Name:
                                          Title:



                                        WILMINGTON TRUST COMPANY,
                                           not in its individual capacity,
                                           except as expressly provided
                                           herein, but solely as Mortgagee



                                        By
                                          -------------------------------------
                                          Name:
                                          Title:



                                        WILMINGTON TRUST COMPANY,
                                           not in its individual capacity,
                                           except as expressly provided
                                           herein, but solely as Pass Through
                                           Trustee under the Pass Through
                                           Trust Agreement for the Continental
                                           Airlines Pass Through Trust,
                                           1997-1A-0





                                        By
                                          -------------------------------------
                                          Name:
                                          Title:






OWNED AIRCRAFT PARTICIPATION AGREEMENT                            SIGNATURE PAGE

                                        WILMINGTON TRUST COMPANY,
                                           not in its individual capacity,
                                           except as expressly provided herein,
                                           but solely as Pass Through Trustee
                                           under the Pass Through Trust
                                           Agreement for the Continental
                                           Airlines Pass Through Trust,
                                           1997-1B-0





                                        By
                                          -------------------------------------
                                          Name:
                                          Title:



                                        WILMINGTON TRUST COMPANY,
                                           not in its individual capacity,
                                           except as expressly provided
                                           herein, but solely as Pass Through
                                           Trustee under the Pass Through Trust
                                           Agreement for the Continental
                                           Airlines Pass Through Trust,
                                           1997-[1C-I][1C-II]-0





                                        By
                                          -------------------------------------
                                          Name:
                                          Title:




                                        WILMINGTON TRUST COMPANY,
                                           not in its individual
                                           capacity, except as
                                           expressly provided
                                           herein, but solely as Subordination
                                           Agent





                                        By
                                          -------------------------------------
                                          Name
                                          Title:



OWNED AIRCRAFT PARTICIPATION AGREEMENT                            SIGNATURE PAGE

                                                        ------------------------
                                                               SCHEDULE 1
                                                                   TO
                                                         PARTICIPATION AGREEMENT
                                                        ------------------------


                              ACCOUNTS; ADDRESSES

                        ACCOUNTS FOR PAYMENTS          ADDRESS FOR NOTICES
                        ---------------------          -------------------
CONTINENTAL AIRLINES,                               Continental Airlines, Inc.
INC.                                                2929 Allen Parkway
                                                    Suite 2010
                                                    Houston, Texas 77019
                                                    Attention: Executive Vice
                                                     President and Chief
                                                     Financial Officer
                                                    Facsimile: (713) 520-6329


WILMINGTON TRUST                                    Wilmington Trust Company
COMPANY, MORTGAGEE                                  One Rodney Square
                                                    1100 North Market Street
                                                    Wilmington, Delaware 19890
                                                    Attention: Corporate Trust
                                                     Administration
                                                    Facsimile: (302) 651-1576


WILMINGTON TRUST                                    Wilmington Trust Company
COMPANY, AS                                         One Rodney Square
SUBORDINATION AGENT                                 1100 North Market Street
                                                    Wilmington, Delaware 19890
                                                    Attention: Corporate Trust
                                                     Administration
                                                    Facsimile:  (302) 651-1576


WILMINGTON TRUST                                    Wilmington Trust Company
COMPANY, AS PASS                                    One Rodney Square
THROUGH TRUSTEE                                     1100 North Market Street
FOR THE 1997-1A                                     Wilmington, Delaware  19890
PASS THROUGH TRUST                                  Attention:  Corporate Trust
                                                     Administration
                                                    Facsimile:  (302) 651-1576





SCHEDULE 1 TO OWNED AIRCRAFT PARTICIPATION AGREEMENT                     PAGE 1

                         ACCOUNT FOR PAYMENTS         ADDRESS FOR NOTICES
                         --------------------         -------------------
WILMINGTON TRUST                                    Wilmington Trust Company
COMPANY, AS PASS                                    One Rodney Square
THROUGH TRUSTEE                                     1100 North Market Street
FOR THE 1997-1B                                     Wilmington, Delaware  19890
PASS THROUGH TRUST                                  Attention:  Corporate Trust
                                                     Administration
                                                    Facsimile:  (302) 651-1576





WILMINGTON TRUST                                    Wilmington Trust Company
COMPANY, AS PASS                                    One Rodney Square
THROUGH TRUSTEE                                     1100 North Market Street
FOR THE                                             Wilmington, Delaware  19890
1997-[1C-I] [1C-II]                                 Attention:  Corporate Trust
PASS THROUGH TRUST                                   Administration
                                                    Facsimile:  (302) 651-1576




SCHEDULE 1 TO OWNED AIRCRAFT PARTICIPATION AGREEMENT                     PAGE 2

                                                                 ---------------
                                                                    SCHEDULE 2
                                                                        TO
                                                                  PARTICIPATION
                                                                    AGREEMENT
                                                                 ---------------


                                          COMMITMENTS
PASS THROUGH                               SERIES OF               DOLLAR AMOUNT
  TRUSTEE                               EQUIPMENT NOTES               OF LOAN
------------                            ---------------            -------------








SCHEDULE 2 TO OWNED AIRCRAFT PARTICIPATION AGREEMENT                     PAGE 1

                                                            --------------------
                                                            SCHEDULE 3 - CERTAIN
                                                                   TERMS
                                                               PARTICIPATION
                                                                 AGREEMENT
                                                            --------------------

                                 CERTAIN TERMS

                DEFINED TERM                             DEFINITION
                ------------                             ----------
Minimum Liability Insurance Amount

Threshold Amount




SCHEDULE 3 TO OWNED AIRCRAFT PARTICIPATION AGREEMENT                     PAGE 1

                                                --------------------------------
                                                SCHEDULE 4 - PERMITTED COUNTRIES
                                                    PARTICIPATION AGREEMENT
                                                --------------------------------



                              PERMITTED COUNTRIES

Argentina                           Malta

Australia                           Mexico

Austria                             Morocco

Bahamas                             Netherlands

Belgium                             New Zealand

Brazil                              Norway

Canada                              Paraguay

Chile                               Peoples Republic of China

Denmark                             Philippines

Egypt                               Portugal

Ecuador                             Republic of China (Taiwan)

Finland                             Singapore

France                              South Africa

Germany                             South Korea

Greece                              Spain

Hungary                             Sweden

Iceland                             Switzerland

India                               Thailand

Indonesia                           Tobago

Ireland                             Trinidad

Italy                               United Kingdom

Japan                               Uruguay

Luxembourg                          Venezuela

Malaysia


SCHEDULE 4 TO OWNED AIRCRAFT PARTICIPATION AGREEMENT                     PAGE 1

                                                                     EXHIBIT A





                 [Form of Opinion of Owner's Special Counsel]

                               _________________






To the Persons Listed on Schedule I
Attached Hereto


               Re: Mortgage of Boeing Model _________Aircraft with
                   Manufacturer's Serial Number ________ and U.S. Registration Number N



Gentlemen:

                 We have been requested by Continental Airlines, Inc., a Delaware corporation (the "Company"), to act as special counsel with respect to, and to render this opinion letter in connection with, the transactions contemplated by the Participation Agreement ________, dated as of __________ ________________(the "Participation Agreement"), among the Company, as Owner, and Wilmington Trust Company, a Delaware banking corporation ("WTC"), in its capacity as Mortagagee (the "Mortgagee"), as Subordination Agent under the Intercreditor Agreement (as defined in the Participation Agreement) and as Pass Through Trustee under the Applicable Pass Through Trust Agreements (as defined in the Participation Agreement). Capitalized terms used herein and not otherwise defined herein have the respective meanings given those terms in the Participation Agreement.

                 In connection with this opinion letter we have examined, among other things, originals or copies certified or otherwise identified to our satisfaction of the following documents:

                     (i)    Participation Agreement;
                    (ii)    Trust Indenture;
                   (iii)    Trust Indenture Supplement No. 1;
                    (iv)    Airframe Manufacturer Consent and Agreement;
                     (v)    Engine Manufacturer Consent and Agreement;

                    (vi)    Forms of the Equipment Notes; and
                   (vii)    Bills of Sale.



                 We have also examined and relied upon such other documents and such other corporate records, certificates and other statements of governmental officials and corporate officers and other representatives of the Company as we have deemed necessary or appropriate for the purposes of this opinion. As to certain facts material to the opinions expressed herein, we have relied upon representations and warranties contained in the Operative Agreements. The opinions expressed herein are subject to the following exceptions, assumptions, qualifications and limitations:

                 A. The opinions set forth below are limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware, except that we express no opinion with respect to (i) the laws, regulations or ordinances of any county, town or municipality or governmental subdivision or agency thereof, (ii) state securities or blue sky laws or federal securities laws, including the Securities Act and the Investment Company Act of 1940, (iii) any federal or state tax, antitrust or fraudulent transfer or conveyance laws, (iv) the Employee Retirement Income Security Act of 1974, as amended, or (v) the Act (except as expressly provided in paragraph 5 below), or any other laws, rules or regulations governing, regulating or relating to the acquisition, ownership, registration, use or sale of an aircraft, airframe or aircraft engine or to the particular nature of the equipment to be acquired by the Company. In addition, our opinions are based upon a review of those laws, statutes, rules and regulations which, in our experience, are normally applicable to transactions of the type contemplated by the Participation Agreement.

                 B. The opinions set forth in paragraphs 3 and 6 below are subject to (i) limitations on enforceability arising from applicable bankruptcy, insolvency, reorganization, moratorium, receivership, fraudulent conveyance, fraudulent transfer, preferential transfer and similar laws relating to or affecting the rights and remedies of creditors generally and the effect of general principles of equity, including, without limitation, laches and estoppel as equitable defenses and concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether such enforceability is considered or applied in a proceeding in equity or at law) and considerations of impracticability or impossibility of performance, and defenses based upon unconscionability of otherwise enforceable obligations in the context of the factual circumstances under which enforcement thereof is sought and (ii) the qualification that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. In addition, certain remedial and procedural provisions of the Company Documents (as defined in paragraph 2 below) are or may be unenforceable in whole or in part, but the inclusion of such provisions does not affect the validity of those agreements and does not, in our opinion, make the remedies provided in those agreements, or otherwise available under applicable law, inadequate for the practical realization of the substantive benefits purported to be provided thereby, except for the economic consequences resulting from any delay imposed by, or any procedure required by, applicable laws, rules, regulations and by constitutional requirements. We express no opinion as to (i) any provision contained in any Operative Agreement (a) providing for indemnification or exculpation of any Person for such Person's gross negligence, willful misconduct, recklessness or unlawful conduct or in respect of liabilities under the Securities Act, (b) providing for late payment charges or an increase in interest rate upon delinquency in payment or the occurrence of a default or other specified event but only to the extent such provision is deemed to constitute a penalty or liquidated damages provision, (c) as such provision relates to the subject matter jurisdiction of federal courts or the waiver of inconvenient forum with respect to proceedings in federal courts, (d) that purports to establish (or may be construed to establish) evidentiary standards or (e) providing for the waiver of any statutory right or any broadly or vaguely stated rights or unknown future rights, or any waiver which is against public policy considerations or (ii) Section 12.8(c) of the Participation Agreement or any comparable provision of any other Operative Agreement. Under certain circumstances the requirement that the provisions of an Operative Agreement may be modified or waived only in writing or only in a specific instance and provisions to the effect that failure or delay in exercising any right, remedy, power and/or privilege will not impair or waive such right, remedy, power and/or privilege may be unenforceable to the extent that an oral agreement has been effected or a course of dealing has occurred modifying such provisions. A court may modify or limit contractual agreements regarding attorneys' fees.

                 C. To the extent that our opinions expressed herein involve conclusions as to the matters set forth in the opinions dated the date hereof of Richards, Layton & Finger or Lytle, Soule & Curlee being delivered to you on the date hereof, we have assumed, without independent investigation, the correctness of the matters set forth in such opinions.

                 D. We have assumed the due authorization, execution and delivery of the Operative Agreements by each of the parties thereto, that each of such parties (other than the Company) has the power and authority to execute, deliver and perform each such Operative Agreement and has obtained or made all necessary consents, approvals, filings and registrations in connection therewith (except any required under New York law by the Company), that such execution, delivery and performance does not violate its charter, by-laws or similar instrument, that value has been given by each Applicable Pass Through Trustee to the Company under the Trust Indenture, that the Company has rights in the Collateral and that WTC is duly organized, validly existing and in good standing in its jurisdiction of organization and qualified to transact business in each other jurisdiction where such qualification is required.

                 E. We have assumed the due authentication of the Equipment Notes by the Mortgagee and the delivery thereof against payment therefor, all in accordance with the Participation Agreement and the Trust Indenture, and that the Equipment Notes conform to the forms thereof examined by us.

                 F. We have assumed that all signatures on documents examined by us are genuine, that all persons signing such documents have legal capacity, that all documents submitted to us as originals are authentic and that all documents submitted to us as copies or specimens conform with the originals, which facts we have not independently verified.

                 G. We express no opinion as to any provision in any Operative Agreement that is contrary to Section 9-311, or Part V of Article 9, of the UCC.

                 H. We have not made any examination of, and express no opinion with respect to (and to the extent relevant have assumed the accuracy and sufficiency of), (i) descriptions of, the legal or beneficial ownership of, or the title or condition of title to, the Collateral or any other property covered by any of the Operative Agreements, (ii) except as expressly set forth in paragraphs 5 and 7 below, the existence, creation, validity or attachment of any Lien thereon, (iii) except as expressly set forth in paragraph 5 below, the perfection of any Lien thereon and (iv) the priority or enforcement of any Lien thereon.

                 I. In giving an opinion regarding the valid existence and good standing of the Company, we have relied solely upon certificates of public officials.

                 J. The opinions expressed herein are given as of the date hereof. We assume no obligation to advise you of any facts or circumstance that may come to our attention, or any changes in law that may occur after the date hereof, which may affect the opinion expressed herein.

                 Based on and subject to the foregoing, we are of the opinion that:

                 1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

                 2. The Company has all necessary corporate power to execute, deliver and perform its obligations under the Participation Agreement, the Trust Indenture, the Trust Indenture Supplement No. 1 and the Equipment Notes (collectively, the "Company Documents"). Neither the execution nor delivery of the Company Documents by the Company nor the consummation of the transactions contemplated thereby will result in any violation of (a) its Restated Certificate of Incorporation or By-laws or (b) any law, governmental rule or regulation known to us to be applicable to, or binding on, the Company, or requires the approval of the stockholders of the Company.

                 3. Each Company Document constitutes the valid and binding obligation of the Company and is enforceable against the Company in accordance with its terms.

                 4. Except for the matters referred to in clauses (i) through (iii) of paragraph 5 below, no approval, authorization or other action by or filing with any governmental authority is required for the execution and delivery by the Company of the Company Documents or the consummation of the transactions contemplated thereby to occur at the Closing.

                 5. Except for (i) the registration of the Aircraft with the FAA pursuant to the Act, (ii) the filing and recordation in accordance with the Act of the FAA Filed Documents, and assuming that at the time of such filing no other unrecorded document relating to the Aircraft has been filed pursuant to the Act, (iii) the filing of Financing Statements referred to in
Section 4.1.11 of the Participation Agreement, and the filing of periodic continuation statements with respect thereto, (a) no further filing or recording of any document is necessary (x) to establish the Company's title to the Airframe and Engines, and (y) to create a valid security interest in the Company's interest as owner of the Airframe and Engines or in the Purchase Agreement (to the extent a security interest therein is created by the Trust Indenture) in favor of the Mortgagee pursuant to the Trust Indenture and (b) no further filing or recording of any document in the State of New York or under the Act is required to perfect a security interest in the Company's interest as owner of the Airframe and Engines or in the Purchase Agreement (to the extent a security interest therein is created by the Trust Indenture) in favor of the Mortgagee pursuant to the Trust Indenture.

                 6. So long as the Company continues to be a "citizen of the United States", as defined in section 40102 of Title 49 of the United States Code, holding an air carrier operating certificate issued by the Secretary of Transportation pursuant to Chapter 447 of Title 49 of the United States Code for aircraft capable of carrying 10 or more individuals or 6,000 pounds or more of cargo, the Mortgagee will be entitled to the benefits of Section 1110 of Title 11 of the United States Code with respect to the Airframe and Engines delivered on the date hereof in connection with any case commenced by or against the Company under Chapter 11 of Title 11 of the United States Code.

                 7. Upon issuance, execution, authentication and delivery of the Equipment Notes at the Closing, the Trust Indenture creates the security interest in favor of the Mortgagee, as trustee for the benefit of the holders of the Equipment Notes, in the Collateral it purports to create to the extent that the UCC applies to a security interest in such property.

                 This opinion is being delivered pursuant to Section 4.1.2(x)(A) of the Participation Agreement. This opinion may be relied upon by you (and any permitted Transferee under Section 9.1 of the Participation Agreement) in connection with the matters set forth herein and, without our prior written consent, may not be relied upon for any other purpose and may not be furnished to any other Person for any purpose.



                                        Very truly yours,

                                 SCHEDULE I






Wilmington Trust Company, individually, as Mortgagee, as Subordination Agent and as each Applicable Pass Through Trustee

ABN AMRO Bank N.V., Chicago Branch as Liquidity Provider

ING Bank N.V., as Liquidity Provider

Moody's Investors Service, Inc.

Standard & Poor's Ratings Group

                                                                    EXHIBIT B

                 [Form of Opinion of Owner's Legal Department]

                            --------------------

To the Persons
Listed on
Schedule I Hereto

       Re: Mortgage of Boeing Model ____________ Aircraft with Manufacturer's Serial Number ____________ and U.S. Registration Number N

Ladies and Gentlemen:

              This opinion letter is being delivered by Continental Airlines, Inc., a Delaware corporation ("Continental"), through its Legal Department in connection with the transactions contemplated by the Participation Agreement ______ dated as of ____________, among Wilmington Trust Company, a Delaware banking corporation, as Mortgagee, Subordination Agent under the Intercreditor Agreement (as defined in the Participation Agreement) and as Pass Through Trustee under the Applicable Pass Through Trust Agreements (as defined in the Participation Agreement) and Continental, as Owner (the "Participation Agreement"). All capitalized terms used herein and not otherwise defined herein shall have the respective meanings given those terms in the Participation Agreement. This opinion letter is being furnished to you pursuant to Section 4.1.2(x)(B) of the Participation Agreement.

              In giving the following opinions, members of Continental's Legal Department or lawyers retained by Continental's Legal Department have reviewed the Participation Agreement and the other Operative Agreements to which Continental is a party and have relied upon originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. In addition, Continental's Legal Department has assumed and has not verified the accuracy as to factual matters of each document reviewed. As used herein, the phrase "to our knowledge" or words of similar import shall mean to actual knowledge of Continental's Legal Department after reasonable investigation, but shall not be interpreted to impute knowledge of others (other than members of Continental's Legal Department).

              Based on the foregoing, and subject to the assumptions and limitations contained herein, Continental's Legal Department is of the opinion that:

              (a)    Continental is an "air carrier" within the meaning of
Section 40102 of the Act, operating under a certificate issued pursuant to Chapter 447 of the Act, is a "citizen of the United States" as such term is defined in Section 40102 of such Act and holds all authority, necessary licenses and certificates under such Act and the rules and regulations promulgated thereunder necessary for the conduct of its business and to perform its obligations under the Participation Agreement, the Trust Indenture, the Trust Indenture Supplement No. 1 and the Equipment Notes (collectively, the "Agreements").

              (b) The execution, delivery and performance by Continental of each of the Agreements do not, to our knowledge, breach or result in a default under any indenture, mortgage, deed of trust, credit agreement, conditional sale contract or other loan agreement to which Continental is a party or by which Continental or its property may be bound.

              (c) The execution, delivery and performance of each of the Agreements has been duly authorized by all necessary corporate action on the part of Continental, and each of the Agreements has been duly executed and delivered by Continental.

              (d) There are no pending or, to our knowledge, threatened actions, suits or proceedings before any court or administrative agency or arbitrator that question the validity of any of the Agreements or that would have been required to be disclosed in Continental's Annual Report on Form 10-K filed for the year ended ____________, on any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K, except such as are therein disclosed.


              The foregoing opinions are limited to the federal law of the United States of America (other than (i) the Act (except as expressly provided in paragraph 1 above) or any other laws, rules or regulations governing, regulating or relating to the acquisition, ownership, registration, use or sale of an aircraft, airframe or aircraft engine or to the particular nature of the equipment to be acquired by Continental, (ii) state securities or blue sky laws, or federal securities laws, (iii) federal or state tax, antitrust or fraudulent transfer or conveyance laws, as to which we express no opinion), the General Corporation Law of the State of Delaware and the law of the State of Texas.

              This opinion letter is furnished to you for the purpose indicated above, and may not be relied upon by any other Person (except any permitted Transferee under Section 9.1 of the Participation Agreement) or for any other purpose without our written consent.

                                                  Very truly yours,



                                                  Continental Airlines, Inc.
                                                  Legal Department

                                   SCHEDULE I

Wilmington Trust Company, individually and as Mortgagee, as Subordination Agent and as each Applicable Pass Through Trustee

ABN AMRO Bank N.V., Chicago Branch, as a Liquidity Provider

ING Bank N.V., as a Liquidity Provider

Moody's Investors Service, Inc.

Standard & Poor's Ratings Group

                                                                     EXHIBIT E



[FAA Counsel's opinion to be substantially the same as in the Leased Aircraft Participation Agreement, with modifications to account for elimination of lease and ownership of the Aircraft by Continental]

                                 EXHIBIT C-2 to
                            Note Purchase Agreement

                        FORM OF OWNED AIRCRAFT INDENTURE

--------------------------------------------------------------------------------

                      TRUST INDENTURE AND MORTGAGE _______

                          Dated as of _______ __, 199_

                                    Between

                          CONTINENTAL AIRLINES, INC.,

                                     Owner

                                      and

                           WILMINGTON TRUST COMPANY,
                        not in its individual capacity,
                       except as expressly stated herein,
                            but solely as Mortgagee,

                                   Mortgagee

--------------------------------------------------------------------------------

                            EQUIPMENT NOTES COVERING
                          ONE BOEING _______ AIRCRAFT
                     BEARING U.S. REGISTRATION MARK N_____
                      AND MANUFACTURER'S SERIAL NO. _____

--------------------------------------------------------------------------------




OWNED AIRCRAFT INDENTURE

                               TABLE OF CONTENTS

                                                                                                            PAGE
GRANTING CLAUSE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1

ARTICLE I   DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     4

ARTICLE II  THE EQUIPMENT NOTES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     4
      SECTION 2.01.   Form of Equipment Notes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     4
      SECTION 2.02.   Issuance and Terms of Equipment Notes   . . . . . . . . . . . . . . . . . . . . . .     9
      SECTION 2.03.   [Intentionally Omitted]   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    11
      SECTION 2.04.   Method of Payment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    11
      SECTION 2.05.   Application of Payments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    13
      SECTION 2.06.   Termination of Interest in Collateral   . . . . . . . . . . . . . . . . . . . . . .    13
      SECTION 2.07.   Registration Transfer and Exchange of Equipment Notes   . . . . . . . . . . . . . .    14
      SECTION 2.08.   Mutilated, Destroyed, Lost or Stolen Equipment Notes  . . . . . . . . . . . . . . .    15
      SECTION 2.09.   Payment of Expenses on Transfer; Cancellation   . . . . . . . . . . . . . . . . . .    15
      SECTION 2.10.   Mandatory Redemptions of Equipment Notes  . . . . . . . . . . . . . . . . . . . . .    16
      SECTION 2.11.   Voluntary Redemptions of Equipment Notes  . . . . . . . . . . . . . . . . . . . . .    16
      SECTION 2.12.   Redemptions; Notice of Redemption   . . . . . . . . . . . . . . . . . . . . . . . .    16
      SECTION 2.13.   Subordination   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17

ARTICLE III RECEIPT, DISTRIBUTION AND APPLICATION OF PAYMENTS . . . . . . . . . . . . . . . . . . . . . .    17
      SECTION 3.01.   Basic Distributions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17
      SECTION 3.02.   Event of Loss; Replacement; Optional Redemption   . . . . . . . . . . . . . . . . .    18
      SECTION 3.03.   Payments After Event of Default   . . . . . . . . . . . . . . . . . . . . . . . . .    19
      SECTION 3.04.   Certain Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    21
      SECTION 3.05.   Other Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    21

ARTICLE IV  COVENANTS OF THE OWNER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    22
      SECTION 4.01.   Liens   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    22
      SECTION 4.02.   Possession, Operation and Use, Maintenance, Registration and Markings . . . . . . .    22
      SECTION 4.03.   Inspection  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    27
      SECTION 4.04.   Replacement and Pooling of Parts, Alterations, Modifications
                      and Additions; Substitution of Engines  . . . . . . . . . . . . . . . . . . . . . .    27
      SECTION 4.05.   Loss, Destruction or Requisition  . . . . . . . . . . . . . . . . . . . . . . . . .    31





OWNED AIRCRAFT INDENTURE              i

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                                            PAGE
      SECTION 4.06.   Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    35
      SECTION 4.07.   Merger of Owner   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    36

ARTICLE V  EVENTS OF DEFAULT; REMEDIES OF MORTGAGEE . . . . . . . . . . . . . . . . . . . . . . . . . . .    37
      SECTION 5.01.   Event of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    37
      SECTION 5.02.   Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    38
      SECTION 5.03.   Return of Aircraft, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    39
      SECTION 5.04.   Remedies Cumulative   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    40
      SECTION 5.05.   Discontinuance of Proceedings   . . . . . . . . . . . . . . . . . . . . . . . . . .    41
      SECTION 5.06.   Waiver of Past Defaults   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    41
      SECTION 5.07.   Appointment of Receiver   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    41
      SECTION 5.08.   Mortgagee Authorized to Execute Bills of Sale, Etc.   . . . . . . . . . . . . . . .    41
      SECTION 5.09.   Rights of Note Holders to Receive Payment   . . . . . . . . . . . . . . . . . . . .    42

ARTICLE VI  DUTIES OF THE MORTGAGEE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    42
      SECTION 6.01.   Notice of Event of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    42
      SECTION 6.02.   Action Upon Instructions; Certain Rights and Limitations  . . . . . . . . . . . . .    42
      SECTION 6.03.   Indemnification   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    43
      SECTION 6.04.   No Duties Except as Specified in Trust Indenture or Instructions  . . . . . . . . .    43
      SECTION 6.05.   No Action Except Under Trust Indenture or Instructions  . . . . . . . . . . . . . .    44
      SECTION 6.06.   Investment of Amounts Held by Mortgagee   . . . . . . . . . . . . . . . . . . . . .    44

ARTICLE VII THE MORTGAGEE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    44
      SECTION 7.01.   Acceptance of Trusts and Duties   . . . . . . . . . . . . . . . . . . . . . . . . .    44
      SECTION 7.02.   Absence of Duties   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    45
      SECTION 7.03.   No Representations or Warranties as to Aircraft or Documents  . . . . . . . . . . .    45
      SECTION 7.04.   No Segregation of Monies; No Interest   . . . . . . . . . . . . . . . . . . . . . .    46
      SECTION 7.05.   Reliance; Agreements; Advice of Counsel   . . . . . . . . . . . . . . . . . . . . .    46
      SECTION 7.06.   Compensation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    46
      SECTION 7.07.   Instructions from Note Holders  . . . . . . . . . . . . . . . . . . . . . . . . . .    47

ARTICLE VIII INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    47
      SECTION 8.01.   Scope of Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    47





OWNED AIRCRAFT INDENTURE              ii

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                                            PAGE
ARTICLE IX  SUCCESSOR AND SEPARATE TRUSTEES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    47
      SECTION 9.01.   Resignation of Mortgagee; Appointment of Successor  . . . . . . . . . . . . . . . .    47
      SECTION 9.02.   Appointment of Additional and Separate Trustees   . . . . . . . . . . . . . . . . .    48

ARTICLE X   SUPPLEMENTS AND AMENDMENTS TO THIS TRUST INDENTURE AND OTHER DOCUMENTS  . . . . . . . . . . .    50
      SECTION 10.01.  Instructions of Majority; Limitations   . . . . . . . . . . . . . . . . . . . . . .    50
      SECTION 10.02.  Mortgagee Protected   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    51
      SECTION 10.03.  Documents Mailed to Note Holders  . . . . . . . . . . . . . . . . . . . . . . . . .    51
      SECTION 10.04.  No Request Necessary for Trust Indenture Supplement   . . . . . . . . . . . . . . .    51

ARTICLE XI  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    51
      SECTION 11.01.  Termination of Trust Indenture  . . . . . . . . . . . . . . . . . . . . . . . . . .    51
      SECTION 11.02.  No Legal Title to Collateral in Note Holders  . . . . . . . . . . . . . . . . . . .    52
      SECTION 11.03.  Sale of Aircraft by Mortgagee Is Binding  . . . . . . . . . . . . . . . . . . . . .    52
      SECTION 11.04.  Trust Indenture for Benefit of Owner, Mortgagee, Note Holders
                      and the other Indenture Indemnitees   . . . . . . . . . . . . . . . . . . . . . . .    52
      SECTION 11.05.  Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    52
      SECTION 11.06.  Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    53
      SECTION 11.07.  No Oral Modification or Continuing Waivers  . . . . . . . . . . . . . . . . . . . .    53
      SECTION 11.08.  Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    53
      SECTION 11.09.  Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    53
      SECTION 11.10.  Normal Commercial Relations   . . . . . . . . . . . . . . . . . . . . . . . . . . .    53
      SECTION 11.11   Governing Law; Counterpart Form   . . . . . . . . . . . . . . . . . . . . . . . . .    54
      SECTION 11.12.  Voting By Note Holders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    54
      SECTION 11.13.  Bankruptcy  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    54

ANNEX A       Definitions

ANNEX B       Insurance

EXHIBIT A     Form of Trust Indenture and Mortgage Supplement

SCHEDULE I    Equipment Notes Amortization and Interest Rates





OWNED AIRCRAFT INDENTURE                iii

                        TRUST INDENTURE AND MORTGAGE ___

                 TRUST INDENTURE AND MORTGAGE ___, dated as of ______________ __, 199_ ("Trust Indenture"), between CONTINENTAL AIRLINES, INC., a Delaware corporation ("Owner"), and WILMINGTON TRUST COMPANY, a Delaware banking corporation, not in its individual capacity, except as expressly stated herein, but solely as Mortgagee hereunder (together with its successors hereunder, the "Mortgagee").

                              W I T N E S S E T H

                 WHEREAS, all capitalized terms used herein shall have the respective meanings set forth or referred to in Article I hereof;

                 WHEREAS, the parties hereto desire by this Trust Indenture, among other things, (i) to provide for the issuance by the Owner of the Equipment Notes and (ii) to provide for the assignment, mortgage and pledge by the Owner to the Mortgagee, as part of the Collateral hereunder, among other things, of all of the Owner's right, title and interest in and to the Aircraft and, except as hereinafter expressly provided, all payments and other amounts received hereunder in accordance with the terms hereof, as security for, among other things, the Owner's obligations to the Note Holders and the Indenture Indemnitees;

                 WHEREAS, all things have been done to make the Equipment Notes, when executed by the Owner and authenticated and delivered by the Mortgagee hereunder, the valid, binding and enforceable obligations of the Owner; and

                 WHEREAS, all things necessary to make this Trust Indenture the valid, binding and legal obligation of the Owner for the uses and purposes herein set forth, in accordance with its terms, have been done and performed and have happened;

                                GRANTING CLAUSE

                 NOW, THEREFORE, THIS TRUST INDENTURE AND MORTGAGE WITNESSETH, that, to secure the prompt payment of the Original Amount of, interest on, Make-Whole Amount, if any, and all other amounts due with respect to, all Equipment Notes from time to time outstanding hereunder according to their tenor and effect and to secure the performance and observance by the Owner of all the agreements, covenants and provisions contained herein and in the Participation Agreement and in the Equipment Notes, for the benefit of the Note Holders and each of the Indenture Indemnitees, and in consideration of the premises and of the covenants herein contained, and of the acceptance of the Equipment Notes by the holders thereof, and for other good and valuable consideration the receipt and adequacy whereof are hereby acknowledged, the Owner has granted, bargained, sold, assigned, transferred, conveyed, mortgaged, pledged and confirmed, and does hereby grant, bargain, sell, assign, transfer, convey, mortgage, pledge and confirm, unto the Mortgagee, its successors in trust and assigns, for the security and benefit of, the Note Holders and each of the Indenture Indemnitees, a first priority security interest in and mortgage lien on all right, title and interest of the Owner in,





OWNED AIRCRAFT INDENTURE
to and under the following described property, rights and privileges, whether now or hereafter acquired (which, collectively, together with all property hereafter specifically subject to the Lien of this Trust Indenture by the terms hereof or any supplement hereto, are included within, and are referred to as, the "Collateral"), to wit:

                 (1) The Airframe which is one Boeing _______ aircraft with the FAA Registration number of N_____ and the manufacturer's serial number of _____ and Engines, each of which Engines is a ____________________________
engine with the manufacturer's serial numbers of _____ and _____, is of 750 or more rated takeoff horsepower or the equivalent of such horsepower (such Airframe and Engines more particularly described in the Trust Indenture Supplement executed and delivered as provided herein) as the same is now and will hereafter be constituted, whether now owned by the Owner or hereafter acquired, and in the case of such Engines, whether or not any such Engine shall be installed in or attached to the Airframe or any other airframe, together with (a) all Parts of whatever nature, which are from time to time included within the definitions of "Airframe" or "Engines", whether now owned or hereafter acquired, including all substitutions, renewals and replacements of and additions, improvements, accessions and accumulations to the Airframe and Engines (other than additions, improvements, accessions and accumulations which constitute appliances, parts, instruments, appurtenances, accessories, furnishings or other equipment excluded from the definition of Parts) and (b) all Aircraft Documents;

                 (2) The Purchase Agreement and the Bills of Sale to the extent the same relate to continuing rights of the Owner in respect of any warranty, indemnity or agreement, express or implied, as to title, materials, workmanship, design or patent infringement or related matters with respect to the Airframe or the Engines (reserving to the Owner, however, all of the Owner's other rights and interest in and to the Purchase Agreement) together with all rights, powers, privileges, options and other benefits of the Owner thereunder (subject to such reservation) with respect to the Airframe or the Engines, including, without limitation, the right to make all waivers and agreements, to give and receive all notices and other instruments or communications, to take such action upon the occurrence of a default thereunder, including the commencement, conduct and consummation of legal, administrative or other proceedings, as shall be permitted thereby or by law, and to do any and all other things which the Owner is or may be entitled to do thereunder (subject to such reservation), subject, with respect to the Purchase Agreement, to the terms and conditions of the Consent and Agreement and the Engine Consent and Agreement;

                 (3) All proceeds with respect to the requisition of title to or use of the Aircraft or any Engine by any Government Entity or from the sale or other disposition of the Aircraft, the Airframe, any Engine or other property described in any of these Granting Clauses by the Mortgagee pursuant to the terms of this Trust Indenture, and all insurance proceeds with respect to the Aircraft, the Airframe, any Engine or any part thereof, but excluding any insurance maintained by the Owner and not required under Section 4.06;

                 (4) All rents, revenues and other proceeds collected by the Mortgagee pursuant to Section 5.03(b) and all monies and securities from time to time deposited or required





OWNED AIRCRAFT INDENTURE                2
to be deposited with the Mortgagee by or for the account of the Owner pursuant to any terms of this Trust Indenture held or required to be held by the Mortgagee hereunder; and

                 (5)      All proceeds of the foregoing.

                 PROVIDED, HOWEVER, that notwithstanding any of the foregoing provisions, so long as no Event of Default shall have occurred and be continuing, (a) the Mortgagee shall not take or cause to be taken any action contrary to the Owner's right hereunder to quiet enjoyment of the Airframe and Engines, and to possess, use, retain and control the Airframe and Engines and all revenues, income and profits derived therefrom, and (b) the Owner shall have the right, to the exclusion of the Mortgagee, with respect to the Purchase Agreement, to exercise in the Owner's name all rights and powers of the buyer under the Purchase Agreement (other than to amend, modify or waive any of the warranties or indemnities contained therein, except in the exercise of the Owner's reasonable business judgment) and to retain any recovery or benefit resulting from the enforcement of any warranty or indemnity under the Purchase Agreement; and provided further that, notwithstanding the occurrence or continuation of an Event of Default, the Mortgagee shall not enter into any amendment of the Purchase Agreement which would increase the obligations of the Owner thereunder.

                 TO HAVE AND TO HOLD all and singular the aforesaid property unto the Mortgagee, and its successors and assigns, in trust for the equal and proportionate benefit and security of the Note Holders and the Indenture Indemnitees, except as provided in Section 2.13 and Article III hereof, without any preference, distinction or priority of any one Equipment Note over any other by reason of priority of time of issue, sale, negotiation, date of maturity thereof or otherwise for any reason whatsoever, and for the uses and purposes and in all cases and as to all property specified in paragraphs (1) through (5) inclusive above, subject to the terms and provisions set forth in this Trust Indenture.

                 It is expressly agreed that anything herein contained to the contrary notwithstanding, the Owner shall remain liable under the Indenture Agreements to perform all of the obligations assumed by it thereunder, except to the extent prohibited or excluded from doing so pursuant to the terms and provisions thereof, and the Mortgagee, the Note Holders and the Indenture Indemnitees shall have no obligation or liability under the Indenture Agreements by reason of or arising out of the assignment hereunder, nor shall the Mortgagee, the Note Holders or the Indenture Indemnitees be required or obligated in any manner to perform or fulfill any obligations of the Owner under or pursuant to the Indenture Agreements, or, except as herein expressly provided, to make any payment, or to make any inquiry as to the nature or sufficiency of any payment received by it, or present or file any claim, or take any action to collect or enforce the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

                 The Owner does hereby constitute the Mortgagee the true and lawful attorney of the Owner, irrevocably, granted for good and valuable consideration and coupled with an interest and with full power of substitution, and with full power (in the name of the Owner or otherwise) to ask for, require, demand, receive, compound and give acquittance for any and all monies and





OWNED AIRCRAFT INDENTURE                3
claims for monies (in each case including insurance and requisition proceeds) due and to become due under or arising out of the Indenture Agreements, and all other property which now or hereafter constitutes part of the Collateral, to endorse any checks or other instruments or orders in connection therewith and to file any claims or to take any action or to institute any proceedings which the Mortgagee may deem to be necessary or advisable in the premises; provided that the Mortgagee shall not exercise any such rights except upon the occurrence and during the continuance of an Event of Default hereunder.

                 The Owner agrees that at any time and from time to time, upon the written request of the Mortgagee, the Owner will promptly and duly execute and deliver or cause to be duly executed and delivered any and all such further instruments and documents (including without limitation UCC continuation statements) as the Mortgagee may reasonably deem necessary to perfect, preserve or protect the mortgage, security interests and assignments created or intended to be created hereby or to obtain for the Mortgagee the full benefits of the assignment hereunder and of the rights and powers herein granted.

                 IT IS HEREBY COVENANTED AND AGREED by and between the parties hereto as follows:

                                   ARTICLE I

                                  DEFINITIONS

                 Capitalized terms used but not defined herein shall have the respective meanings set forth or incorporated by reference, and shall be construed in the manner described, in Annex A hereto.

                                   ARTICLE II

                              THE EQUIPMENT NOTES

                 SECTION 2.01. FORM OF EQUIPMENT NOTES

                 The Equipment Notes shall be substantially in the form set forth below:

 THIS EQUIPMENT NOTE HAS NOT BEEN REGISTERED PURSUANT TO THE SECURITIES ACT OF
   1933, AS AMENDED (THE "ACT"), OR PURSUANT TO THE SECURITIES LAWS OF ANY
    STATE. ACCORDINGLY, THIS EQUIPMENT NOTE MAY NOT BE SOLD UNLESS EITHER
        REGISTERED UNDER THE ACT AND SUCH APPLICABLE STATE LAWS OR AN
               EXEMPTION FROM SUCH REGISTRATIONS IS AVAILABLE.





OWNED AIRCRAFT INDENTURE                4

                           CONTINENTAL AIRLINES, INC.

 SERIES [_____] EQUIPMENT NOTE DUE [____] ISSUED IN CONNECTION WITH THE BOEING
                     MODEL _______ AIRCRAFT BEARING UNITED
                       STATES REGISTRATION NUMBER N_____.

No. ____                                               Date: [__________, ____]

_______________________

INTEREST RATE                                                 MATURITY DATE

[___________]                                                 [____________]

                 CONTINENTAL AIRLINES, INC., a Delaware corporation ("Owner"), hereby promises to pay to __________________, or the registered assignee thereof, the principal sum of $____________ (the "Original Amount"), together with interest on the amount of the Original Amount remaining unpaid from time to time (calculated on the basis of a year of 360 days comprised of twelve 30-day months) from the date hereof until paid in full at a rate per annum equal to the Debt Rate. The Original Amount of this Equipment Note shall be payable in installments on the dates set forth in Schedule I hereto equal to the corresponding percentage of the Original Amount of this Equipment Note set forth in Schedule I hereto. Accrued but unpaid interest shall be due and payable in semiannual installments commencing on ______, __ 199_, and thereafter on April 1, and October 1 of each year, to and including _______________. Notwithstanding the foregoing, the final payment made on this Equipment Note shall be in an amount sufficient to discharge in full the unpaid Original Amount and all accrued and unpaid interest on, and any other amounts due under, this Equipment Note. Notwithstanding anything to the contrary contained herein, if any date on which a payment under this Equipment Note becomes due and payable is not a Business Day, then such payment shall not be made on such scheduled date but shall be made on the next succeeding Business Day and if such payment is made on such next succeeding Business Day, no interest shall accrue on the amount of such payment during such extension.

                 For purposes hereof, the term "Trust Indenture" means the Trust Indenture and Mortgage ________, dated as of _______ __, 199_, between the Owner and Wilmington Trust Company (the "Mortgagee"), as the same may be amended or supplemented from time to time. All other capitalized terms used in this Equipment Note and not defined herein shall have the respective meanings assigned in the Trust Indenture.

                 This Equipment Note shall bear interest, payable on demand, at the Payment Due Rate (calculated on the basis of a year of 360 days comprised of twelve 30-day months) on any overdue Original Amount, any overdue Make-Whole Amount, if any, and (to the extent permitted by applicable Law) any overdue interest and any other amounts payable hereunder which are overdue, in each case for the period the same is overdue. Amounts shall be overdue if not paid when due (whether at stated maturity, by acceleration or otherwise).





OWNED AIRCRAFT INDENTURE                5

                 The interest rate borne by this Equipment Note shall be subject to adjustments to the extent, and under the circumstances, specified by the Registration Rights Agreement.

                 There shall be maintained an Equipment Note Register for the purpose of registering transfers and exchanges of Equipment Notes at the Corporate Trust Office of the Mortgagee or at the office of any successor in the manner provided in Section 2.07 of the Trust Indenture.

                 The Original Amount and interest and other amounts due hereunder shall be payable in Dollars in immediately available funds at the Corporate Trust Office of the Mortgagee, or as otherwise provided in the Trust Indenture. Each such payment shall be made on the date such payment is due and without any presentment or surrender of this Equipment Note, except that in the case of any final payment with respect to this Equipment Note, the Equipment Note shall be surrendered promptly thereafter to the Mortgagee for cancellation.

                 The holder hereof, by its acceptance of this Equipment Note, agrees that, except as provided in the Trust Indenture, each payment of the Original Amount, Make-Whole Amount, if any, and interest received by it hereunder shall be applied, first, to the payment of accrued interest on this Equipment Note (as well as any interest on any overdue Original Amount, any overdue Make-Whole Amount, if any, or, to the extent permitted by Law, any overdue interest and other amounts hereunder) to the date of such payment, second, to the payment of the Original Amount of this Equipment Note then due, third, to the payment of Make-Whole Amount, if any, and any other amount due hereunder or under the Trust Indenture, and fourth, the balance, if any, remaining thereafter, to the payment of installments of the Original Amount of this Equipment Note remaining unpaid in the inverse order of their maturity.

                 This Equipment Note is one of the Equipment Notes referred to in the Trust Indenture which have been or are to be issued by the Owner pursuant to the terms of the Trust Indenture. The Collateral is held by the Mortgagee as security, in part, for the Equipment Notes. The provisions of this Equipment Note are subject to the Trust Indenture. Reference is hereby made to the Trust Indenture for a complete statement of the rights and obligations of the holder of, and the nature and extent of the security for, this Equipment Note and the rights and obligations of the holders of, and the nature and extent of the security for, any other Equipment Notes executed and delivered under the Trust Indenture, as well as for a statement of the terms and conditions of the Trust created by the Trust Indenture, to all of which terms and conditions in the Trust Indenture each holder hereof agrees by its acceptance of this Equipment Note.

                 As provided in the Trust Indenture and subject to certain limitations therein set forth, this Equipment Note is exchangeable for a like aggregate Original Amount of Equipment Notes of different authorized denominations, as requested by the holder surrendering the same.

                 Prior to due presentment for registration of transfer of this Equipment Note, the Owner and the Mortgagee shall treat the person in whose name this Equipment Note is registered as the owner hereof for all purposes, whether or not this Equipment Note be overdue, and neither the Owner nor the Mortgagee shall be affected by notice to the contrary.





OWNED AIRCRAFT INDENTURE                6

                 This Equipment Note is subject to redemption as provided in Sections 2.10, 2.11 and 2.12 of the Trust Indenture but not otherwise. In addition, this Equipment Note may be accelerated as provided in Section 5.02 of the Trust Indenture.

                 [The indebtedness evidenced by this Equipment Note is, to the extent and in the manner provided in the Trust Indenture, subordinate and subject in right of payment to the prior payment in full of the Secured Obligations (as defined in the Trust Indenture) in respect of [Series A Equipment Notes](1) [Series A and Series B Equipment Notes](2) and this Equipment Note is issued subject to such provisions. The Note Holder of this Equipment Note, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Mortgagee on his behalf to take such action as may be necessary or appropriate to effectuate the subordination as provided in the Trust Indenture and (c) appoints the Mortgagee his attorney-in-fact for such purpose.](3)

                 Unless the certificate of authentication hereon has been executed by or on behalf of the Mortgagee by manual signature, this Equipment Note shall not be entitled to any benefit under the Trust Indenture or be valid or obligatory for any purpose.

                 THIS EQUIPMENT NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

                                   *   *   *

                 IN WITNESS WHEREOF, the Owner has caused this Equipment Note to be executed in its corporate name by its officer thereunto duly authorized on the date hereof.

                                        CONTINENTAL AIRLINES, INC.



                                        By:
                                           -----------------------------------
                                           Name:
                                           Title:





---------------

(1)  To be inserted in the case of a Series B Equipment Note.
(2)  To be inserted in the case of a Series C Equipment Note.
(3)  To be inserted for each Equipment Note other than any Series A
     Equipment Note.

OWNED AIRCRAFT INDENTURE                7

                   MORTGAGEE'S CERTIFICATE OF AUTHENTICATION

         This is one of the Equipment Notes referred to in the within-mentioned Trust Indenture.

                                        WILMINGTON TRUST COMPANY, as
                                          Mortgagee


                                        By:
                                           ------------------------------------
                                           Name:
                                           Title:


                                   SCHEDULE I

                          EQUIPMENT NOTE AMORTIZATION

Payment Date               Percentage of Original Amount to Be Paid
------------               ----------------------------------------

                     [SEE SCHEDULE I TO TRUST INDENTURE
                      WHICH IS INSERTED UPON ISSUANCE]

                                   *   *   *





OWNED AIRCRAFT INDENTURE                8

                 SECTION 2.02. ISSUANCE AND TERMS OF EQUIPMENT NOTES

                 The Equipment Notes shall be dated the date of issuance thereof, shall be issued in three separate series consisting of Series A, Series B and Series C and in the maturities and principal amounts and shall bear interest as specified in Schedule I hereto. On the date thereof, each Equipment Note shall be issued to the Subordination Agent on behalf of the Pass Through Trustee under the Applicable Pass Through Trust Agreement. The Equipment Notes shall be issued in registered form only. The Equipment Notes shall be issued in denominations of $1,000 and integral multiples thereof, except that one Equipment Note of each Series may be in an amount that is not an integral multiple of $1,000.

                 Each Equipment Note shall bear interest at the Debt Rate (calculated on the basis of a year of 360 days comprised of twelve 30-day months) on the unpaid Original Amount thereof from time to time outstanding, payable in arrears on _____ __, 199_, and on each _____ April 1 and October 1 thereafter until maturity. The Original Amount of each Equipment Note shall be payable on the dates and in the installments equal to the corresponding percentage of the Original Amount as set forth in Schedule I hereto which shall be attached as Schedule I to the Equipment Notes. Notwithstanding the foregoing, the final payment made under each Equipment Note shall be in an amount sufficient to discharge in full the unpaid Original Amount and all accrued and unpaid interest on, and any other amounts due under, such Equipment Note. Each Equipment Note shall bear interest at the Payment Due Rate (calculated on the basis of a year of 360 days comprised of twelve 30-day months) on any part of the Original Amount, Make-Whole Amount, if any, and, to the extent permitted by applicable Law, interest and any other amounts payable thereunder not paid when due for any period during which the same shall be overdue, in each case for the period the same is overdue. Amounts shall be overdue if not paid when due (whether at stated maturity, by acceleration or otherwise). Notwithstanding anything to the contrary contained herein, if any date on which a payment under any Equipment Note becomes due and payable is not a Business Day then such payment shall not be made on such scheduled date but shall be made on the next succeeding Business Day and if such payment is made on such next succeeding Business Day, no interest shall accrue on the amount of such payment during such extension.

                 The Owner agrees to pay to the Mortgagee for distribution in accordance with Section 3.04 hereof: (i) to the extent not payable (whether or not in fact paid) under Section 6(a) of the Note Purchase Agreement, an amount equal to the fees payable to the relevant Liquidity Provider under Section 2.03 of each Liquidity Facility and the related Fee Letter (as defined in the Intercreditor Agreement) multiplied by a fraction the numerator of which shall be the then outstanding aggregate principal amount of the Series A Equipment Notes, Series B Equipment Notes and Series C Equipment Notes and the denominator of which shall be the then outstanding aggregate principal amount of all "Series A Equipment Notes," "Series B Equipment Notes" and "Series C Equipment Notes" (each as defined in the Note Purchase Agreement); (ii) (x) the amount equal to interest on any Downgrade Advance (other than any Applied Downgrade Advance) payable under Section 3.07(e) of each Liquidity Facility minus Investment Earnings from such Downgrade Advance multiplied by (y) the fraction specified in the foregoing clause





OWNED AIRCRAFT INDENTURE                9

(i); (iii) (x) the amount equal to interest on any Non-Extension Advance (other than any Applied Non-Extension Advance) payable under Section 3.07(a)(i) of each Liquidity Facility minus Investment Earnings from such Non-Extension Advance multiplied by (y) the fraction specified in the foregoing clause (i);
(iv) if any payment default shall have occurred and be continuing with respect to interest on any Series A Equipment Notes, Series B Equipment Notes or Series C Equipment Notes, (x) the excess, if any, of (1) an amount equal to interest on any Unpaid Advance, Applied Downgrade Advance or Applied Non-Extension Advance payable under Section 3.07(a)(i) of each Liquidity Facility over (2) the sum of Investment Earnings from any Final Advance plus any amount of interest at the Payment Due Rate actually payable (whether or not in fact paid) by Owner on the overdue scheduled interest on the Equipment Notes in respect of which such Unpaid Advance, Applied Downgrade Advance or Applied Non-Extension Advance was made multiplied by (y) a fraction the numerator of which shall be the then aggregate overdue amounts of interest on the Series A Equipment Notes, Series B Equipment Notes and Series C Equipment Notes (other than interest becoming due and payable solely as a result of acceleration of any such Equipment Notes) and the denominator of which shall be the then aggregate overdue amounts of interest on all "Series A Equipment Notes," "Series B Equipment Notes" and "Series C Equipment Notes" (each as defined in the Note Purchase Agreement) (other than interest becoming due and payable solely as a result of acceleration of any such "Equipment Notes"); and (v) Owner's pro rata share of any other amounts owed to the Liquidity Providers by the Subordination Agent as borrower under each Liquidity Facility other than amounts due as repayment of advances thereunder or as interest on such advances, except to the extent payable pursuant to clause (ii), (iii) or (iv) above, (c) Owner's pro rata share of all compensation and reimbursement of expenses, disbursements and advances payable by Owner under the Pass Through Trust Agreements, (d) Owner's pro rata share of all compensation and reimbursement of expenses and disbursements payable to the Subordination Agent under the Intercreditor Agreement except with respect to any income or franchise taxes incurred by the Subordination Agent in connection with the transactions contemplated by the Intercreditor Agreement and (e) in the event Owner requests any amendment to any Operative Agreement or Pass Through Agreement, Owner's pro rata share of all reasonable fees and expenses (including, without limitation, fees and disbursements of counsel) of the Escrow Agents and the Paying Agents in connection therewith payable by the Pass Through Trustees under the Escrow Agreements. As used herein, "Owner's pro rata share" means as of any time a fraction, the numerator of which is the principal balance then outstanding of Equipment Notes and the denominator of which is the aggregate principal balance then outstanding of all "Equipment Notes" (as such term is defined in each of the Operative Indentures). For purposes of this paragraph, the terms "Applied Downgrade Advance", "Applied Non-Extension Advance", "Cash Collateral Account", "Downgrade Advance", "Final Advance", "Investment Earnings", "Non-Extension Advance" and "Unpaid Advance" shall have the meanings specified in each Liquidity Facility.

                 The Equipment Notes shall be executed on behalf of the Owner by one of its authorized officers. Equipment Notes bearing the signatures of individuals who were at any time the proper officers of the Owner shall bind the Owner, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Equipment Notes or did not hold such offices at the respective dates of such Equipment Notes.





OWNED AIRCRAFT INDENTURE                10

The Owner may from time to time execute and deliver Equipment Notes with respect to the Aircraft to the Mortgagee for authentication upon original issue and such Equipment Notes shall thereupon be authenticated and delivered by the Mortgagee upon the written request of the Owner signed by an authorized officer of the Owner; provided, however, that each such request shall specify the aggregate Original Amount of all Equipment Notes to be authenticated hereunder on original issue with respect to the Aircraft. No Equipment Note shall be secured by or entitled to any benefit under this Trust Indenture or be valid or obligatory for any purposes, unless there appears on such Equipment Note a certificate of authentication in the form provided for herein executed by the Mortgagee by the manual signature of one of its authorized officers and such certificate upon any Equipment Notes be conclusive evidence, and the only evidence, that such Equipment Note has been duly authenticated and delivered hereunder.

                 The aggregate Original Amount of the Equipment Notes issued hereunder shall not exceed _______.

                 SECTION 2.03.  [INTENTIONALLY OMITTED]

                 SECTION 2.04.  METHOD OF PAYMENT

                          (a)     The Original Amount of, interest on,
Make-Whole Amount, if any, and other amounts due under each Equipment Note or hereunder will be payable in Dollars by wire transfer of immediately available funds not later than 12:30 PM, New York time, on the due date of payment to the Mortgagee at the Corporate Trust Office for distribution among the Note Holders in the manner provided herein. The Owner shall not have any responsibility for the distribution of such payment to any Note Holder. Notwithstanding the foregoing or any provision in any Equipment Note to the contrary, the Mortgagee will use reasonable efforts to pay or cause to be paid, if so directed in writing by any Note Holder (with a copy to the Owner), all amounts paid by the Owner hereunder and under such holder's Equipment Note or Equipment Notes to such holder or a nominee therefor (including all amounts distributed pursuant to Article III of this Trust Indenture) by transferring, or causing to be transferred, by wire transfer of immediately available funds in Dollars, prior to 2:00 p.m., New York City time, on the due date of payment, to an account maintained by such holder with a bank located in the continental United States the amount to be distributed to such holder, for credit to the account of such holder maintained at such bank. If the Mortgagee shall fail to make any such payment as provided in the immediately foregoing sentence after its receipt of funds at the place and prior to the time specified above, the Mortgagee, in its individual capacity and not as trustee, agrees to compensate such holders for loss of use of funds at Debt Rate until such payment is made and the Mortgagee shall be entitled to any interest earned on such funds until such payment is made. Any payment made hereunder shall be made without any presentment or surrender of any Equipment Note, except that, in the case of the final payment in respect of any Equipment Note, such Equipment Note shall be surrendered to the Mortgagee for cancellation promptly after such payment. Notwithstanding any other provision of this Trust Indenture to the contrary, the Mortgagee shall not be required to make, or cause to be made, wire transfers as aforesaid prior to the first Business Day on which it is practicable for the Mortgagee to do so in view of the time of day when the funds to be so transferred were received by it if such funds were received after





OWNED AIRCRAFT INDENTURE                11

12:30 PM, New York time, at the place of payment. Prior to the due presentment for registration of transfer of any Equipment Note, the Owner and the Mortgagee shall deem and treat the Person in whose name any Equipment Note is registered on the Equipment Note Register as the absolute owner and holder of such Equipment Note for the purpose of receiving payment of all amounts payable with respect to such Equipment Note and for all other purposes, and none of the Owner or the Mortgagee shall be affected by any notice to the contrary. So long as any signatory to the Participation Agreement or nominee thereof shall be a registered Note Holder, all payments to it shall be made to the account of such Note Holder specified in Schedule I thereto and otherwise in the manner provided in or pursuant to the Participation Agreement unless it shall have specified some other account or manner of payment by notice to the Mortgagee consistent with this Section 2.04.

                          (b)     The Mortgagee, as agent for the Owner, shall
exclude and withhold at the appropriate rate from each payment of Original Amount of, interest on, Make-Whole Amount, if any, and other amounts due hereunder or under each Equipment Note (and such exclusion and withholding shall constitute payment in respect of such Equipment Note) any and all United States withholding taxes applicable thereto as required by Law. The Mortgagee agrees to act as such withholding agent and, in connection therewith, whenever any present or future United States taxes or similar charges are required to be withheld with respect to any amounts payable hereunder or in respect of the Equipment Notes, to withhold such amounts and timely pay the same to the appropriate authority in the name of and on behalf of the Note Holders, that it will file any necessary United States withholding tax returns or statements when due, and that as promptly as possible after the payment thereof it will deliver to each Note Holder (with a copy to the Owner) appropriate receipts showing the payment thereof, together with such additional documentary evidence as any such Note Holder may reasonably request from time to time.

                 If a Note Holder which is a Non-U.S. Person has furnished to the Mortgagee a properly completed, accurate and currently effective U.S. Internal Revenue Service Form 1001 or W-8 (or such successor form or forms as may be required by the United States Treasury Department) during the calendar year in which the payment hereunder or under the Equipment Note(s) held by such holder is made (but prior to the making of such payment), or in either of the two preceding calendar years, and has not notified the Mortgagee of the withdrawal or inaccuracy of such form prior to the date of such payment (and the Mortgagee has no reason to believe that any information set forth in such form is inaccurate), the Mortgagee shall withhold only the amount, if any, required by Law (after taking into account any applicable exemptions properly claimed by the Note Holder) to be withheld from payments hereunder or under the Equipment Notes held by such holder in respect of United States federal income tax. If a Note Holder (x) which is a Non-U.S. Person has furnished to the Mortgagee a properly completed, accurate and currently effective U.S. Internal Revenue Service Form 4224 in duplicate (or such successor certificate, form or forms as may be required by the United States Treasury Department as necessary in order to properly avoid withholding of United States federal income tax), for each calendar year in which a payment is made (but prior to the making of any payment for such year), and has not notified the Mortgagee of the withdrawal or inaccuracy of such certificate or form prior to the date of such payment (and the Mortgagee has no reason to believe that any information set forth in such form is inaccurate) or (y) which is a U.S. Person has





OWNED AIRCRAFT INDENTURE                12
furnished to the Mortgagee a properly completed, accurate and currently effective U.S. Internal Revenue Service Form W- 9, if applicable, prior to a payment hereunder or under the Equipment Notes held by such holder, no amount shall be withheld from payments in respect of United States federal income tax. If any Note Holder has notified the Mortgagee that any of the foregoing forms or certificates is withdrawn or inaccurate, or if such holder has not filed a form claiming an exemption from United States withholding tax or if the Code or the regulations thereunder or the administrative interpretation thereof is at any time after the date hereof amended to require such withholding of United States federal income taxes from payments under the Equipment Notes held by such holder, the Mortgagee agrees to withhold from each payment due to the relevant Note Holder withholding taxes at the appropriate rate under Law and will, on a timely basis as more fully provided above, deposit such amounts with an authorized depository and make such returns, statements, receipts and other documentary evidence in connection therewith as required by Law.

                 Owner shall not have any liability for the failure of the Mortgagee to withhold taxes in the manner provided for herein or for any false, inaccurate or untrue evidence provided by any Note Holder hereunder.

                 SECTION 2.05. APPLICATION OF PAYMENTS

                 In the case of each Equipment Note, each payment of Original Amount, Make-Whole Amount, if any, and interest due thereon shall be applied:

                 First: to the payment of accrued interest on such Equipment Note (as well as any interest on any overdue Original Amount, any overdue Make-Whole Amount, if any, and to the extent permitted by Law, any overdue interest and any other overdue amounts thereunder) to the date of such payment;

                 Second: to the payment of the Original Amount of such Equipment Note (or a portion thereof) then due thereunder;

                 Third: to the payment of Make-Whole Amount, if any, and any other amount due hereunder or under such Equipment Note; and

                 Fourth: the balance, if any, remaining thereafter, to the payment of the Original Amount of such Equipment Note remaining unpaid (provided that such Equipment Note shall not be subject to redemption except as provided in Sections 2.10, 2.11 and 2.12 hereof).

The amounts paid pursuant to clause "Fourth" above shall be applied to the installments of Original Amount of such Equipment Note in the inverse order of their normal maturity.

                 SECTION 2.06. TERMINATION OF INTEREST IN COLLATERAL

                 No Note Holder nor any other Indenture Indemnitee shall, as such, have any further interest in, or other right with respect to, the Collateral when and if the Original Amount





OWNED AIRCRAFT INDENTURE                13
of, Make-Whole Amount, if any, and interest on and other amounts due under all Equipment Notes held by such Note Holder and all other sums then due and payable to such Note Holder, such Indenture Indemnitee or the Mortgagee hereunder (including, without limitation, under the third paragraph of Section
2.02 hereof) and under the other Operative Agreements by the Owner (collectively, the "Secured Obligations") shall have been paid in full.

                 SECTION 2.07. REGISTRATION TRANSFER AND EXCHANGE OF EQUIPMENT NOTES

                 The Mortgagee shall keep a register (the "Equipment Note Register") in which the Mortgagee shall provide for the registration of Equipment Notes and the registration of transfers of Equipment Notes. No such transfer shall be given effect unless and until registration hereunder shall have occurred. The Equipment Note Register shall be kept at the Corporate Trust Office of the Mortgagee. The Mortgagee is hereby appointed "Equipment Note Registrar" for the purpose of registering Equipment Notes and transfers of Equipment Notes as herein provided. A holder of any Equipment Note intending to exchange such Equipment Note shall surrender such Equipment Note to the Mortgagee at the Corporate Trust Office, together with a written request from the registered holder thereof for the issuance of a new Equipment Note, specifying, in the case of a surrender for transfer, the name and address of the new holder or holders. Upon surrender for registration of transfer of any Equipment Note, the Owner shall execute, and the Mortgagee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Equipment Notes of a like aggregate Original Amount and of the same series. At the option of the Note Holder, Equipment Notes may be exchanged for other Equipment Notes of any authorized denominations of a like aggregate Original Amount, upon surrender of the Equipment Notes to be exchanged to the Mortgagee at the Corporate Trust Office. Whenever any Equipment Notes are so surrendered for exchange, the Owner shall execute, and the Mortgagee shall authenticate and deliver, the Equipment Notes which the Note Holder making the exchange is entitled to receive. All Equipment Notes issued upon any registration of transfer or exchange of Equipment Notes (whether under this Section 2.07 or under Section 2.08 hereof or otherwise under this Trust Indenture) shall be the valid obligations of the Owner evidencing the same respective obligations, and entitled to the same security and benefits under this Trust Indenture, as the Equipment Notes surrendered upon such registration of transfer or exchange. Every Equipment Note presented or surrendered for registration of transfer, shall (if so required by the Mortgagee) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Mortgagee duly executed by the Note Holder or such holder's attorney duly authorized in writing, and the Mortgagee shall require evidence satisfactory to it as to the compliance of any such transfer with the Securities Act, and the securities Laws of any applicable state. The Mortgagee shall make a notation on each new Equipment Note of the amount of all payments of Original Amount previously made on the old Equipment Note or Equipment Notes with respect to which such new Equipment Note is issued and the date to which interest on such old Equipment Note or Equipment Notes has been paid. Interest shall be deemed to have been paid on such new Equipment Note to the date on which interest shall have been paid on such old Equipment Note, and all payments of the Original Amount marked on such new Equipment Note, as provided above, shall be deemed to have been made thereon. The Owner shall not be required to exchange any surrendered Equipment Notes as provided above during the ten-day period preceding the due





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
date of any payment on such Equipment Note. The Owner shall in all cases deem the Person in whose name any Equipment Note shall have been issued and registered as the absolute owner and holder of such Equipment Note for the purpose of receiving payment of all amounts payable by the Owner with respect to such Equipment Note and for all purposes until a notice stating otherwise is received from the Mortgagee and such change is reflected on the Equipment Note Register. The Mortgagee will promptly notify the Owner of each registration of a transfer of an Equipment Note. Any such transferee of an Equipment Note, by its acceptance of an Equipment Note, agrees to the provisions of this Indenture and the Participation Agreement applicable to Note Holders, including Sections 6.3, 6.4 and 9.1 thereof and shall be deemed to have covenanted to the parties to the Participation Agreement as to the matters covenanted by the original Note Holder in the Participation Agreement. Subject to compliance by the Note Holder and its transferee (if any) of the requirements set forth in this
Section 2.07, Mortgagee and Owner shall use all reasonable efforts to issue new Equipment Notes upon transfer or exchange within 10 Business Days of the date an Equipment Note is surrendered for transfer or exchange.

                 SECTION 2.08. MUTILATED, DESTROYED, LOST OR STOLEN EQUIPMENT NOTES

                 If any Equipment Note shall become mutilated, destroyed, lost or stolen, the Owner shall, upon the written request of the holder of such Equipment Note, execute and the Mortgagee shall authenticate and deliver in replacement thereof a new Equipment Note, payable in the same Original Amount dated the same date and captioned as issued in connection with the Aircraft.
If the Equipment Note being replaced has become mutilated, such Equipment Note shall be surrendered to the Mortgagee and a photocopy thereof shall be furnished to the Owner. If the Equipment Note being replaced has been destroyed, lost or stolen, the holder of such Equipment Note shall furnish to the Owner and the Mortgagee such security or indemnity as may be required by them to save the Owner and the Mortgagee harmless and evidence satisfactory to the Owner and the Mortgagee of the destruction, loss or theft of such Equipment Note and of the ownership thereof. If a "qualified institutional buyer" of the type referred to in paragraph (a)(1)(i)(A), (B), (D) or (E) of Rule 144A under the Securities Act (a "QIB") is the holder of any such destroyed, lost or stolen Equipment Note, then the written indemnity of such QIB, signed by an authorized officer thereof, in favor of, delivered to and in form reasonably satisfactory Owner shall be accepted as satisfactory indemnity and security and no further indemnity or security shall be required as a condition to the execution and delivery of such new Equipment Note. Subject to compliance by the Note Holder with the requirements set forth in this Section 2.08, Mortgagee and Owner shall use all reasonable efforts to issue new Equipment Notes within 10 Business Days of the date of the written request therefor from the Note Holder.

                 SECTION 2.09.  PAYMENT OF EXPENSES ON TRANSFER; CANCELLATION

                          (a)     No service charge shall be made to a Note
Holder for any registration of transfer or exchange of Equipment Notes, but the Mortgagee, as Equipment Note Registrar, may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Equipment Notes.





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
                          (b)     The Mortgagee shall cancel all Equipment
Notes surrendered for replacement, redemption, transfer, exchange, payment or cancellation and shall destroy the canceled Equipment Notes.

                 SECTION 2.10. MANDATORY REDEMPTIONS OF EQUIPMENT NOTES

                          On the date on which the Owner is required pursuant
to Section 4.05 hereof to make payment for an Event of Loss with respect to the Airframe, all of the Equipment Notes shall be redeemed in whole at a redemption price equal to 100% of the unpaid Original Amount thereof, together with all accrued interest thereon to the date of redemption and all other Secured Obligations owed or then due and payable to the Note Holders but without Make-Whole Amount.

                 SECTION 2.11. VOLUNTARY REDEMPTIONS OF EQUIPMENT NOTES

                 All (but not less than all) of the Equipment Notes may be redeemed by the Owner upon at least 30 days' revocable prior written notice to the Mortgagee and the Note Holders, and the Equipment Notes shall be redeemed in whole at a redemption price equal to 100% of the unpaid Original Amount thereof, together with accrued interest thereon to the date of redemption and all other Secured Obligations owed or then due and payable to the Note Holders plus, if such redemption is made prior to the Premium Termination Date, Make-Whole Amount, if any.

                 SECTION 2.12. REDEMPTIONS; NOTICE OF REDEMPTION

                          (a)     No redemption of any Equipment Note may be
made except to the extent and in the manner expressly permitted by this Trust Indenture. No purchase of any Equipment Note may be made by the Mortgagee.

                          (b)     Notice of redemption with respect to the
Equipment Notes shall be given by the Mortgagee by first-class mail, postage prepaid, mailed not less than 25 nor more than 60 days prior to the applicable redemption date, to each Note Holder of such Equipment Notes to be redeemed, at such Note Holder's address appearing in the Equipment Note Register; provided that such notice shall be revocable by written notice from the Owner to Mortgagee given not later than three days prior to the redemption date. All notices of redemption shall state: (1) the redemption date, (2) the applicable basis for determining the redemption price, (3) that on the redemption date, the redemption price will become due and payable upon each such Equipment Note, and that, if any such Equipment Notes are then outstanding, interest on such Equipment Notes shall cease to accrue on and after such redemption date, and
(4) the place or places where such Equipment Notes are to be surrendered for payment of the redemption price.

                          (c)     On or before the redemption date, the Owner
(or any person on behalf of the Owner) shall, to the extent an amount equal to the redemption price for the Equipment Notes to be redeemed on the redemption date shall not then be held by the Mortgagee, deposit or cause to be deposited with the Mortgagee by 12:30 PM New York time on the redemption date in immediately available funds the redemption price of the Equipment Notes to be redeemed.





OWNED AIRCRAFT INDENTURE                16

                          (d)     Notice of redemption having been given as
aforesaid, the Equipment Notes to be redeemed shall, on the redemption date, become due and payable at the Corporate Trust Office of the Mortgagee or at any office or agency maintained for such purposes pursuant to Section 2.07, and from and after such redemption date (unless there shall be a default in the payment of the redemption price) any such Equipment Notes then outstanding shall cease to bear interest. Upon surrender of any such Equipment Note for redemption in accordance with said notice, such Equipment Note shall be redeemed at the redemption price. If any Equipment Note called for redemption shall not be so paid upon surrender thereof for redemption, the principal amount thereof shall, until paid, continue to bear interest from the applicable redemption date at the interest rate in effect for such Equipment Note as of such redemption date.

                 SECTION 2.13. SUBORDINATION

                          (a)     The Owner and, by acceptance of its Equipment
Notes of any Series, each Note Holder of such Series, hereby agree that no payment or distribution shall be made on or in respect of the Secured Obligations owed to such Note Holder of such Series, including any payment or distribution of cash, property or securities after the commencement of a proceeding of the type referred to in Section 5.01(vi) hereof, except as expressly provided in Article III hereof.

                          (b)     By the acceptance of its Equipment Notes of
any Series (other than Series A), each Note Holder of such Series agrees that in the event that such Note Holder, in its capacity as a Note Holder, shall receive any payment or distribution on any Secured Obligations in respect of such Series which it is not entitled to receive under this Section 2.13 or
Article III hereof, it will hold any amount so received in trust for the Senior Holder (as defined in Section 2.13(c) hereof) and will forthwith turn over such payment to the Mortgagee in the form received to be applied as provided in
Article III hereof.

                          (c)     As used in this Section 2.13, the term
"Senior Holder" shall mean, (i) the Note Holders of Series A until the Secured Obligations in respect of Series A Equipment Notes have been paid in full, (ii) after the Secured Obligations in respect of Series A Equipment Notes have been paid in full, the Note Holders of Series B until the Secured Obligations in respect of Series B Equipment Notes have been paid in full and (iii) after the Secured Obligations in respect of Series B Equipment Notes have been paid in full, the Note Holders of Series C until the Secured Obligations in respect of Series C Equipment Notes have been paid in full.

                                  ARTICLE III

               RECEIPT, DISTRIBUTION AND APPLICATION OF PAYMENTS

                 SECTION 3.01. BASIC DISTRIBUTIONS

                 Except as otherwise provided in Section 3.03 hereof, each periodic payment of principal or interest on the Equipment Notes received by the Mortgagee shall be promptly distributed in the following order of priority:





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
           (i) so much of such payment as shall be required to pay in full the aggregate amount of the payment or payments of Original Amount and interest (as well as any interest on any overdue Original Amount and, to the extent permitted by Law, on any overdue interest) then due under all Series A Equipment Notes shall be distributed to the Note Holders of Series A ratably, without priority of one over the other, in the proportion that the amount of such payment or payments then due under each Series A Equipment Note bears to the aggregate amount of the payments then due under all Series A Equipment Notes;

           (ii) after giving effect to paragraph (i) above, so much of such payment remaining as shall be required to pay in full the aggregate amount of the payment or payments of Original Amount and interest (as well as any interest on any overdue Original Amount and, to the extent permitted by Law, on any overdue interest) then due under all Series B Equipment Notes shall be distributed to the Note Holders of Series B ratably, without priority of one over the other, in the proportion that the amount of such payment or payments then due under each Series B Equipment Note bears to the aggregate amount of the payments then due under all Series B Equipment Notes; and

           (iii) after giving effect to paragraph (ii) above, so much of such payment remaining as shall be required to pay in full the aggregate amount of the payment or payments of Original Amount and interest (as well as any interest on any overdue Original Amount and, to the extent permitted by Law, on any overdue interest) then due under all Series C Equipment Notes shall be distributed to the Note Holders of Series C ratably, without priority of one over the other, in the proportion that the amount of such payment or payments then due under each Series C Equipment Note bears to the aggregate amount of the payments then due under all Series C Equipment Notes.

                 SECTION 3.02. EVENT OF LOSS; REPLACEMENT; OPTIONAL REDEMPTION

                 Except as otherwise provided in Section 3.03 hereof, any payments received by the Mortgagee (i) with respect to the Airframe or the Airframe and one or more Engines as the result of an Event of Loss or (ii) pursuant to an optional redemption of the Equipment Notes pursuant to Section
2.11 hereof shall be applied to redemption of the Equipment Notes and to all other Secured Obligations by applying such funds in the following order of priority:

First, (a)to reimburse the Mortgagee and the Note Holders for any reasonable costs or expenses incurred in connection with such redemption for which they are entitled to reimbursement, or indemnity by Owner, under the Operative Agreements and then
                 (b) to pay any other amounts then due (except as provided in clause "Second" below) to the Mortgagee, the Note Holders and the other Indenture Indemnitees under this Trust Indenture, the Participation Agreement or the Equipment Notes;





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
Second,    (i)   to pay the amounts specified in paragraph (i) of clause
                 "Third" of Section 3.03 hereof plus Make-Whole Amount, if any, then due and payable in respect of the Series A Equipment
                 Notes;

           (ii) after giving effect to paragraph (i) above, to pay the amounts specified in paragraph (ii) of clause "Third" of Section 3.03 hereof plus Make-Whole Amount, if any, then due and payable in respect of the Series B Equipment Notes; and

           (iii) after giving effect to paragraph (ii) above, to pay the amounts specified in paragraph (iii) of clause "Third" of
                 Section 3.03 hereof plus Make-Whole Amount, if any, then due and payable in respect of the Series C Equipment Notes; and

Third,           as provided in clause "Fourth" of Section 3.03 hereof;

provided, however, that if a Replacement Airframe or Replacement Engine shall be substituted for the Airframe or Engine subject to such Event of Loss as provided in Section 4.05 hereof, any insurance, condemnation or similar proceeds which result from such Event of Loss and are paid over to the Mortgagee shall be held by the Mortgagee as permitted by Section 7.04 hereof (provided that such moneys shall be invested as provided in Section 6.06 hereof) as additional security for the obligations of Owner under Operative Agreements and such proceeds (and such investment earnings), to the extent not theretofore applied as provided herein, shall be released to the Owner at the Owner's written request upon the release of such Airframe or Engine and the replacement thereof as provided herein.

                 SECTION 3.03. PAYMENTS AFTER EVENT OF DEFAULT

                 Except as otherwise provided in Section 3.04 hereof, all payments received and amounts held or realized by the Mortgagee (including any amounts realized by the Mortgagee from the exercise of any remedies pursuant to
Article V hereof) after an Event of Default shall have occurred and be continuing and after the declaration specified in Section 5.02(b) hereof, as well as all payments or amounts then held by the Mortgagee as part of the Collateral, shall be promptly distributed by the Mortgagee in the following order of priority:

First,           so much of such payments or amounts as shall be required to
                 (i) reimburse the Mortgagee or WTC for any tax (except to the extent resulting from a failure of the Mortgagee to withhold taxes pursuant to Section 2.04(b) hereof), expense or other loss (including, without limitation, all amounts to be expended at the expense of, or charged upon the rents, revenues, issues, products and profits of, the property included in the Collateral (all such property being herein called the "Mortgaged Property") pursuant to Section 5.03(b) hereof) incurred by the Mortgagee or WTC (to the extent not previously reimbursed), the expenses of any sale, or other proceeding, reasonable attorneys' fees and expenses, court costs, and any other expenditures incurred or expenditures or advances made by the Mortgagee, WTC or the Note Holders in the protection, exercise or enforcement of any right, power or remedy or any damages sustained by the Mortgagee, WTC or any Note Holder,





OWNED AIRCRAFT INDENTURE                19
                 liquidated or otherwise, upon such Event of Default shall be applied by the Mortgagee as between itself, WTC and the Note Holders in reimbursement of such expenses and any other expenses for which the Mortgagee, WTC or the Note Holders are entitled to reimbursement under any Operative Agreement and
                 (ii) all amounts payable to the other Indenture Indemnitees hereunder and under the Participation Agreement; and in the case the aggregate amount to be so distributed is insufficient to pay as aforesaid in clauses (i) and (ii), then ratably, without priority of one over the other, in proportion to the amounts owed each hereunder;

Second, so much of such payments or amounts remaining as shall be required to reimburse the then existing or prior Note Holders for payments made pursuant to Section 6.03 hereof (to the extent not previously reimbursed) shall be distributed to such then existing or prior Note Holders ratably, without priority of one over the other, in accordance with the amount of the payment or payments made by each such then existing or prior Note Holder pursuant to said Section 6.03 hereof;

Third,      (i)  so much of such payments or amounts remaining as shall be required to pay in full the aggregate unpaid Original Amount of all Series A Equipment Notes, and the accrued but unpaid interest and other amounts due thereon (other than Make-Whole
                 Amount which shall not be due and payable) and all other
                 Secured Obligations in respect of the Series A Equipment Notes
                 (other than Make-Whole Amount) to the date of distribution, shall be distributed to the Note Holders of Series A, and in case the aggregate amount so to be distributed shall be insufficient to pay in full as aforesaid, then ratably, without priority of one over the other, in the proportion that the aggregate unpaid Original Amount of all Series A Equipment
                 Notes held by each holder plus the accrued but unpaid interest and other amounts due hereunder or thereunder (other than Make-Whole Amount, if any) to the date of distribution, bears to the aggregate unpaid Original Amount of all Series A
                 Equipment Notes held by all such holders plus the accrued but unpaid interest and other amounts due thereon (other than Make-Whole Amount) to the date of distribution;

            (ii) after giving effect to paragraph (i) above, so much of such payments or amounts remaining as shall be required to pay in full the aggregate unpaid Original Amount of all Series B Equipment Notes, and the accrued but unpaid interest and other amounts due thereon (other than Make-Whole Amount which shall not be due and payable) and all other Secured Obligations in respect of the Series B Equipment Notes (other than Make-Whole Amount) to the date of distribution, shall be distributed to the Note Holders of Series B, and in case the aggregate amount so to be distributed shall be insufficient to pay in full as aforesaid, then ratably, without priority of one over the other, in the proportion that the aggregate unpaid Original Amount of all Series B Equipment Notes held by each holder plus the accrued but unpaid interest and other amounts due hereunder or thereunder (other than the Make-Whole Amount, if any) to the date of distribution, bears to the aggregate unpaid Original Amount of all Series B Equipment Notes held by





OWNED AIRCRAFT INDENTURE                20
                 all such holders plus the accrued but unpaid interest and other amounts due thereon (other than the Make-Whole Amount) to the date of distribution; and

           (iii) after giving effect to paragraph (ii) above, so much of such payments or amounts remaining as shall be required to pay in full the aggregate unpaid Original Amount of all Series C Equipment Notes, and the accrued but unpaid interest and other amounts due thereon (other than Make-Whole Amount which shall not be due and payable) and all other Secured Obligations in respect of the Series C Equipment Notes (other than Make-Whole Amount) to the date of distribution, shall be distributed to the Note Holders of Series C, and in case the aggregate amount so to be distributed shall be insufficient to pay in full as aforesaid, then ratably, without priority of one over the other, in the proportion that the aggregate unpaid Original Amount of all Series C Equipment Notes held by each holder plus the accrued but unpaid interest and other amounts due hereunder or thereunder (other than the Make-Whole Amount, if any) to the date of distribution, bears to the aggregate unpaid Original Amount of all Series C Equipment Notes held by all such holders plus the accrued but unpaid interest and other amounts due thereon (other than the Make-Whole Amount) to the date of distribution; and

Fourth, the balance, if any, of such payments or amounts remaining thereafter shall be distributed to the Owner.

                 No Make-Whole Amount shall be due and payable on the Equipment Notes as a consequence of the acceleration of the Equipment Notes as a result of an Event of Default.

                 SECTION 3.04. CERTAIN PAYMENTS

                          (a)     Any payments received by the Mortgagee for
which no provision as to the application thereof is made in this Trust Indenture and for which such provision is made in any other Operative Agreement shall be applied forthwith to the purpose for which such payment was made in accordance with the terms of such other Operative Agreement, as the case may be.

                          (b)     Notwithstanding anything to the contrary
contained in this Article III, the Mortgagee will distribute promptly upon receipt any indemnity payment received by it from the Owner in respect of the Mortgagee in its individual capacity, any Note Holder or any other Indenture Indemnitee, in each case whether pursuant to Section 8 of the Participation Agreement, directly to the Person entitled thereto. Any payment received by the Mortgagee under the third paragraph of Section 2.02 shall be distributed to the Subordination Agent to be distributed in accordance with the terms of the Intercreditor Agreement.

                 SECTION 3.05.  OTHER PAYMENTS

                 Any payments received by the Mortgagee for which no provision as to the application thereof is made elsewhere in this Trust Indenture or in any other Operative Agreement shall be distributed by the Mortgagee to the extent received or realized at any time, in





OWNED AIRCRAFT INDENTURE                21
the order of priority specified in Section 3.01 hereof, and after payment in full of all amounts then due in accordance with Section 3.01 in the manner provided in clause "Fourth" of Section 3.03 hereof.

                                   ARTICLE IV

                             COVENANTS OF THE OWNER

                 SECTION 4.01.  LIENS

                 The Owner will not directly or indirectly create, incur, assume or suffer to exist any Lien or with respect to the Airframe or any Engine, title to any of the foregoing or any interest of Owner therein, except Permitted Liens. The Owner shall promptly, at its own expense, take such action as may be necessary to duly discharge (by bonding or otherwise) any Lien other than a Permitted Lien arising at any time.

                 SECTION 4.02. POSSESSION, OPERATION AND USE, MAINTENANCE, REGISTRATION AND MARKINGS

                          (a)     General.  Except as otherwise expressly
provided herein, the Owner shall be entitled to operate, use, locate, employ or otherwise utilize or not utilize the Airframe, any Engine or any Parts in any lawful manner or place in accordance with the Owner's business judgment.

                          (b)     Possession.  The Owner, without the prior
consent of Mortgagee, shall not lease or otherwise in any manner deliver, transfer or relinquish possession of the Aircraft, the Airframe or any Engine or install any Engine, or permit any Engine to be installed, on any airframe other than the Airframe; except that the Owner may, without such prior written consent of Mortgagee:

                                  (i)      Subject or permit any Permitted
Lessee to subject any Engine to normal interchange agreements or pooling agreements or arrangements, in each case customary in the commercial airline industry and entered into by Owner or such Permitted Lessee, as the case may be, in the ordinary course of business; provided, however, that if Owner's title to any such Engine is divested under any such agreement or arrangement, then such Engine shall be deemed to have suffered an Event of Loss as of the date of such divestiture, and Owner shall comply with Section 4.04(e) in respect thereof;

                                  (ii)     Deliver or permit any Permitted
Lessee to deliver possession of the Aircraft, Airframe, any Engine or any Part
(x) to the manufacturer thereof or to any third-party maintenance provider for testing, service, repair, maintenance or overhaul work on the Aircraft, Airframe, any Engine or any Part, or, to the extent required or permitted by
Section 4.04, for alterations or modifications in or additions to the Aircraft, Airframe or any Engine or (y) to any Person for the purpose of transport to a Person referred to in the preceding clause (x);





OWNED AIRCRAFT INDENTURE                22

                                  (iii)    Install or permit any Permitted
Lessee to install an Engine on an airframe owned by Owner or such Permitted Lessee, as the case may be, free and clear of all Liens, except (x) Permitted Liens and those that do not apply to the Engines, and (y) the rights of third parties under normal interchange or pooling agreements and arrangements of the type that would be permitted under Section 4.02(b)(i);

                                  (iv)     Install or permit any Permitted
Lessee to install an Engine on an airframe leased to Owner or such Permitted Lessee, or purchased by Owner or such Permitted Lessee subject to a mortgage, security agreement, conditional sale or other secured financing arrangement, but only if (x) such airframe is free and clear of all Liens, except (A) the rights of the parties to such lease, or any such secured financing arrangement, covering such airframe and (B) Liens of the type permitted by clause (iii) above and (y) Owner or Permitted Lessee, as the case may be, shall have received from the lessor, mortgagee, secured party or conditional seller, in respect of such airframe, a written agreement (which may be a copy of the lease, mortgage, security agreement, conditional sale or other agreement covering such airframe), whereby such Person agrees that it will not acquire or claim any right, title or interest in, or Lien on, such Engine by reason of such Engine being installed on such airframe at any time while such Engine is subject to the Lien of this Trust Indenture;

                                  (v)      Install or permit any Permitted
Lessee to install an Engine on an airframe owned by Owner or such Permitted Lessee, leased to Owner or such Permitted Lessee, or purchased by Owner or such Permitted Lessee subject to a conditional sale or other security agreement under circumstances where neither clause (iii) or (iv) above is applicable; provided, however, that any such installation shall be deemed an Event of Loss with respect to such Engine, and Owner shall comply with Section 4.04(e) hereof in respect thereof;

                                  (vi)     Transfer or permit any Permitted
Lessee to transfer possession of the Aircraft, Airframe or any Engine to the U.S. Government, in which event Owner shall promptly notify Mortgagee in writing of any such transfer of possession and, in the case of any transfer pursuant to CRAF, in such notification shall identify by name, address and telephone numbers the Contracting Office Representative or Representatives for the Military Airlift Command of the United States Air Force to whom notices must be given and to whom requests or claims must be made to the extent applicable under CRAF;

                                  (vii)    Enter into a charter or Wet Lease or
other similar arrangement with respect to the Aircraft or any other aircraft on which any Engine may be installed (which shall not be considered a transfer of possession hereunder); provided that the Owner's obligations hereunder shall continue in full force and effect notwithstanding any such charter or Wet Lease or other similar arrangement;

                                  (viii)   So long as no Event of Default shall
have occurred and be continuing, and subject to the provisions of the immediately following paragraph, enter into a lease with respect to the Aircraft, Airframe or any Engine to any Permitted Air Carrier that is not the subject to any bankruptcy, insolvency, liquidation, reorganization, dissolution or similar proceeding and shall not have substantially all of its property in the possession of any liquidator,





OWNED AIRCRAFT INDENTURE                23
trustee, receiver or similar person; provided that, in the case only of a lease to a Permitted Foreign Air Carrier, (A) the United States maintains diplomatic relations with the country of domicile of such Permitted Foreign Air Carrier (or, in the case of Taiwan, diplomatic relations at least as good as those in effect on the Closing Date) and (B) Owner shall have furnished Mortgagee a favorable opinion of counsel, reasonably satisfactory to Mortgagee, in the country of domicile of such Permitted Foreign Air Carrier, that (v) the terms of such lease are the legal, valid and binding obligations of the parties thereto enforceable under the laws of such jurisdiction, (w) it is not necessary for Mortgagee to register or qualify to do business in such jurisdiction, if not already so registered or qualified, as a result, in whole or in part, of the proposed lease, (x) Mortgagee's Lien in respect of, the Aircraft, Airframe and Engines will be recognized in such jurisdiction, (y) the Laws of such jurisdiction of domicile require fair compensation by the government of such jurisdiction, payable in a currency freely convertible into Dollars, for the loss of title to the Aircraft, Airframe or Engines in the event of the requisition by such government of such title (unless Owner shall provide insurance in the amounts required with respect to hull insurance under this Trust Indenture covering the requisition of title to the Aircraft, Airframe or Engines by the government of such jurisdiction so long as the Aircraft, Airframe or Engines are subject to such lease) and (z) the agreement of such Permitted Air Carrier that its rights under the lease are subject and subordinate to all the terms of this Trust Indenture is enforceable against such Permitted Air Carrier under applicable law;

provided that (1) the rights of any transferee who receives possession by reason of a transfer permitted by this Section 4.02(b) (other than by a transfer of an Engine which is deemed an Event of Loss) shall be subject and subordinate to all the terms of this Trust Indenture, (2) the Owner shall remain primarily liable for the performance of all of the terms of this Trust Indenture and all the terms and conditions of this Trust Indenture and the other Operative Agreements shall remain in effect and (3) no lease or transfer of possession otherwise in compliance with this Section 4.02(b) shall (x) result in any registration or re-registration of an Aircraft, except to the extent permitted by Section 4.02(e) or the maintenance, operation or use thereof except in compliance with Sections 4.02(c) and 4.02(d) or (y) permit any action not permitted to the Owner hereunder.

         In the case of any lease permitted under this Section 4.02(b), the Owner will included in such lease appropriate provisions which (t) make such lease expressly subject and subordinate to all of the terms of this Trust Indenture, including the rights of the Mortgagee to avoid such lease in the exercise of its rights to repossession of the Airframe and Engines hereunder;
(u) require the Permitted Lessee to comply with the terms of Section 4.06; and
(v) require that the Airframe or any Engine subject thereto be used in accordance with the limitations applicable to the Owner's possession and use provided in this Trust Indenture. No lease permitted under this Section 4.02(b) shall be entered into unless (w) Owner shall provide written notice to Mortgagee (such notice in the event of a lease to a U.S. Air Carrier to be given promptly after entering into any such lease or, in the case of a lease to any other Permitted Air Carrier, 10 days in advance of entering into such lease); (x) Owner shall furnish to Mortgagee evidence reasonably satisfactory to Mortgagee that the insurance required by Section 4.06 remains in effect; (y) all necessary documents shall have been duly filed, registered or recorded in such public offices as may be required fully to preserve the first priority security interest





OWNED AIRCRAFT INDENTURE                24

(subject to Permitted Liens) of Mortgagee in the Aircraft, Airframe and Engines; and (z) Owner shall reimburse Mortgagee for all of its reasonable out-of-pocket fees and expenses, including, without limitation, reasonable fees and disbursements of counsel, incurred by Mortgagee in connection with any such lease. For all purposes of this Section, the term "lease" shall be deemed to include interchange agreements with respect to the Aircraft or Airframe.
Except as otherwise provided herein and without in any way relieving the Owner from its primary obligation for the performance of its obligations under this Trust Indenture, the Owner may in its sole discretion permit a lessee to exercise any or all rights which the Owner would be entitled to exercise under Sections 4.02 and 4.04, and may cause a lessee to perform any or all of the Owner's obligations under Article IV, and the Mortgagee agrees to accept actual and full performance thereof by a lessee in lieu of performance by the Owner.

                 Mortgagee hereby agrees, and each Note Holder by acceptance of an Equipment Note agrees, for the benefit of each lessor, conditional seller, indenture trustee or secured party of any engine leased to, or purchased by, Owner or any Permitted Lessee subject to a lease, conditional sale, trust indenture or other security agreement that Mortgagee, each Note Holder and their respective successors and assigns will not acquire or claim, as against such lessor, conditional seller, indenture trustee or secured party, any right, title or interest in any engine as the result of such engine being installed on the Airframe at any time while such engine is subject to such lease, conditional sale, trust indenture or other security agreement and owned by such lessor or conditional seller or subject to a trust indenture or security interest in favor of such indenture trustee or secured party.

                          (c)     Operation and Use.  So long as the Aircraft,
Airframe or any Engine is subject to the Lien of this Trust Indenture, the Owner shall not operate, use or locate the Aircraft, Airframe or any Engine, or allow the Aircraft, Airframe or any Engine to be operated, used or located, (i) in any area excluded from coverage by any insurance required by the terms of
Section 4.06, except in the case of a requisition by the U.S. Government where the Owner obtains indemnity in lieu of such insurance from the U.S. Government, or insurance from the U.S. Government, against substantially the same risks and for at least the amounts of the insurance required by Section 4.06 covering such area, or (ii) in any recognized area of hostilities unless covered in accordance with Section 4.06 by war risk insurance, or in either case unless the Aircraft, the Airframe or any Engine is only temporarily operated, used or located in such area as a result of an emergency, equipment malfunction, navigational error, hijacking, weather condition or other similar unforeseen circumstance, so long as Owner diligently and in good faith proceeds to remove the Aircraft from such area. So long as the Aircraft, the Airframe or any Engine is subject to the Lien of this Trust Indenture, the Owner shall not permit such Aircraft, Airframe or any Engine, as the case may be, to be used, operated, maintained, serviced, repaired or overhauled (x) in violation of any Law binding on or applicable to such Aircraft, Airframe or Engine or (y) in violation of any airworthiness certificate, license or registration of any Government Entity relating to the Aircraft, the Airframe or any Engine, except
(i) immaterial or non-recurring violations with respect to which corrective measures are taken promptly by Owner or Permitted Lessee, as the case may be, upon discovery thereof, or (ii) to the extent the validity or application of any such Law or requirement relating to any such certificate, license or registration is being contested in good faith by Owner or Permitted Lessee in any reasonable





OWNED AIRCRAFT INDENTURE                25
manner which does not involve any material risk of the sale, forfeiture or loss of the Aircraft, Airframe or any Engine, any material risk of criminal liability or material civil penalty against Mortgagee or impair the Mortgagee's security interest in the Aircraft, Airframe or any Engine.

                          (d)     Maintenance and Repair.  So long as the
Aircraft, Airframe or any Engine is subject to the Lien of this Trust Indenture, the Owner shall cause the Aircraft, Airframe and each Engine to be maintained, serviced, repaired and overhauled in accordance with (i) maintenance standards required by or substantially equivalent to those required by the FAA or the central aviation authority of Canada, France, Germany, Japan, the Netherlands or the United Kingdom for the Aircraft, Airframe and Engines, so as to (A) keep the Aircraft, the Airframe and each Engine in as good operating condition as on the Closing Date, ordinary wear and tear excepted,
(B) keep the Aircraft in such operating condition as may be necessary to enable the applicable airworthiness certification of such Aircraft to be maintained under the regulations of the FAA or other Aviation Authority then having jurisdiction over the operation of the Aircraft, except during (x) temporary periods of storage in accordance with applicable regulations, (y) maintenance and modification permitted hereunder or (z) periods when the FAA or such other Aviation Authority has revoked or suspended the airworthiness certificates for Similar Aircraft; and (ii) except during periods when a Permitted Lease is in effect, the same standards as Owner uses with respect to similar aircraft of similar size in its fleet operated by Owner in similar circumstances and, during any period in which a Permitted Lease is in effect, the same standards used by the Permitted Lessee with respect to similar aircraft of similar size in its fleet and operated by the Permitted Lessee in similar circumstances. Owner further agrees that the Aircraft, Airframe and Engines will be maintained, used, serviced, repaired, overhauled or inspected in compliance with applicable Laws with respect to the maintenance of the Aircraft and in compliance with each applicable airworthiness certificate, license and registration relating to the Aircraft, Airframe or any Engine issued by the Aviation Authority, other than minor or nonrecurring violations with respect to which corrective measures are taken upon discovery thereof and except to the extent Owner or Permitted Lessee is contesting in good faith the validity or application of any such Law or requirement relating to any such certificate, license or registration in any reasonable manner which does not create a material risk of sale, loss or forfeiture of the Aircraft, the Airframe or any Engine or the interest of Mortgagee therein, or any material risk of criminal liability or material civil penalty against Mortgagee. The Owner shall maintain or cause to be maintained the Aircraft Documents in the English language.

                          (e)     Registration.  The Owner on or prior to the
date of the Closing shall cause the Aircraft to be duly registered in its name under the Act and except as otherwise permitted by this Section 4.02(e) at all times thereafter shall cause the Aircraft to remain so registered. So long as no Special Default or Event of Default shall have occurred and be continuing, Owner may, by written notice to Mortgagee, request to change the country of registration of the Aircraft. Any such change in registration shall be effected only in compliance with, and subject to all of the conditions set forth in, Section 6.4.5 of the Participation Agreement. Unless the Trust Indenture has been discharged, Owner shall also cause the Trust Indenture to be duly recorded and at all times maintained of record as a first-priority perfected mortgage (subject to Permitted Liens) on the Aircraft, the Airframe and each of the Engines





OWNED AIRCRAFT INDENTURE                26

(except to the extent such perfection or priority cannot be maintained solely as a result of the failure by Mortgagee to execute and deliver any necessary documents).

                          (f)     Markings.  If permitted by applicable Law, on
or reasonably promptly after the Closing Date, Owner will cause to be affixed to, and maintained in, the cockpit of the Airframe and on each Engine, in each case, in a clearly visible location, a placard of a reasonable size and shape bearing the legend: "Subject to a security interest in favor of Wilmington Trust Company, not in its individual capacity but solely as Mortgagee." Such placards may be removed temporarily, if necessary, in the course of maintenance of the Airframe or Engines. If any such placard is damaged or becomes illegible, Owner shall promptly replace it with a placard complying with the requirements of this Section.

                 SECTION 4.03.  INSPECTION

                          (a)     At all reasonable times, so long as the
Aircraft is subject to the Lien of this Trust Indenture, Mortgagee and its authorized representatives (the "Inspecting Parties") may (not more than once every 12 months unless an Event of Default has occurred and is continuing then such inspection right shall not be so limited) inspect the Aircraft, Airframe and Engines (including without limitation, the Aircraft Documents) and any such Inspecting Party may make copies of such Aircraft Documents not reasonably deemed confidential by Owner or such Permitted Lessee.

                          (b)     Any inspection of the Aircraft hereunder
shall be limited to a visual, walk-around inspection and shall not include the opening of any panels, bays or other components of the Aircraft, and no such inspection shall interfere with Owner's or any Permitted Lessee's maintenance and operation of the Aircraft, Airframe and Engines.

                          (c)     With respect to such rights of inspection,
Mortgagee shall not have any duty or liability to make, or any duty or liability by reason of not making, any such visit, inspection or survey.

                          (d)     Each Inspecting Party shall bear its own
expenses in connection with any such inspection (including the cost of any copies made in accordance with Section 4.03(a)).

                 SECTION 4.04. REPLACEMENT AND POOLING OF PARTS, ALTERATIONS, MODIFICATIONS AND ADDITIONS; SUBSTITUTION OF ENGINES

                          (a)     Replacement of Parts.  Except as otherwise
provided herein, so long as the Airframe or Engine is subject to the Lien of this Indenture, Owner, at its own cost and expense, will, or will cause a Permitted Lessee to, at its own cost and expense, promptly replace (or cause to be replaced) all Parts which may from time to time be incorporated or installed in or attached to the Aircraft, Airframe or any Engine and which may from time to time become worn out, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or permanently rendered unfit for use for any reason whatsoever. In addition, Owner may, at its own cost and expense, or may permit a Permitted Lessee at its own cost and expense to, remove (or cause to be removed)





OWNED AIRCRAFT INDENTURE                27
in the ordinary course of maintenance, service, repair, overhaul or testing any Parts, whether or not worn out, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or permanently rendered unfit for use; provided, however, that Owner, except as otherwise provided herein, at its own cost and expense, will, or will cause a Permitted Lessee at its own cost and expense to, replace such Parts as promptly as practicable. All replacement Parts shall be free and clear of all Liens, except for Permitted Liens and pooling arrangements to the extent permitted by Section 4.04(c) below (and except in the case of replacement property temporarily installed on an emergency basis) and shall be in good operating condition and have a value and utility not less than the value and utility of the Parts replaced (assuming such replaced Parts were in the condition required hereunder).

                          (b)     Parts.  Except as otherwise provided herein,
any Part at any time removed from the Airframe or any Engine shall remain subject to the Lien of this Trust Indenture, no matter where located, until such time as such Part shall be replaced by a Part that has been incorporated or installed in or attached to such Airframe or any Engine and that meets the requirements for replacement Parts specified above. Immediately upon any replacement Part becoming incorporated or installed in or attached to such Airframe or any Engine as provided in Section 4.04(a), without further act, (i) the replaced Part shall thereupon be free and clear of all rights of the Mortgagee and shall no longer be deemed a Part hereunder, and (ii) such replacement Part shall become subject to this Trust Indenture and be deemed part of such Airframe or any Engine, as the case may be, for all purposes hereof to the same extent as the Parts originally incorporated or installed in or attached to such Airframe or any Engine.

                          (c)     Pooling of Parts.  Any Part removed from the
Aircraft, Airframe or an Engine may be subjected by the Owner or a Permitted Lessee to a normal pooling arrangement customary in the airline industry and entered into in the ordinary course of business of Owner or Permitted Lessee that the part replacing such removed Part shall be incorporated or installed in or attached to such Airframe or any Engine in accordance with Sections 4.04(a) and 4.04(b) as promptly as practicable after the removal of such removed Part. In addition, any replacement part when incorporated or installed in or attached to the Airframe or any Engine may be owned by any third party, subject to a normal pooling arrangement, so long as the Owner or a Permitted Lessee, at its own cost and expense, as promptly thereafter as reasonably possible, either (i) causes such replacement part to become subject to the Lien of this Trust Indenture, free and clear of all Liens except Permitted Liens, at which time such replacement part shall become a Part or (ii) replaces such replacement part by incorporating or installing in or attaching to the Aircraft, Airframe or any Engine a further replacement Part owned by the Owner free and clear of all Liens except Permitted Liens and which shall become subject to the Lien of this Trust Indenture in accordance with Section 4.04(b).

                          (d)     Alterations, Modifications and Additions.
The Owner shall, or shall cause a Permitted Lessee to, make (or cause to be made) alterations and modifications in an additions to the Aircraft, Airframe and each Engine as may be required to be made from time to time to meet the applicable standards of the FAA or other Aviation Authority having jurisdiction over the operation of the Aircraft, to the extent made mandatory in respect of the Aircraft (a "Mandatory Modification"); provided however, that the Owner or a Permitted Lessee may, in





OWNED AIRCRAFT INDENTURE                28
good faith and by appropriate procedure, contest the validity or application of any law, rule, regulation or order in any reasonable manner which does not materially adversely affect Mortgagee's interest in the Aircraft and does not involve any material risk of sale, forfeiture or loss of the Aircraft or the interest of Mortgagee therein, or any material risk of material civil penalty or any material risk of criminal liability being imposed on Mortgagee or the holder of any Equipment Note. In addition, the Owner, at its own expense, may, or may permit a Permitted Lessee at its own cost and expense to, from time to time make or cause to be made such alterations and modifications in and additions to the Airframe or any Engine (each an "Optional Modification") as the Owner or such Permitted Lessee may deem desirable in the proper conduct of its business including, without limitation, removal of Parts which Owner deems are obsolete or no longer suitable or appropriate for use in the Aircraft, Airframe or such Engine; provided, however, that no such Optional Modification shall (i) materially diminish the fair market value, utility, or useful life of the Aircraft or any Engine below its fair market value, utility or useful life immediately prior to such Optional Modification (assuming the Aircraft or such Engine was in the condition required by the Lease immediately prior to such Optional Modification) or (ii) cause the Aircraft to cease to have the applicable standard certificate of airworthiness. All Parts incorporated or installed in or attached to any Airframe or any Engine as the result of any alteration, modification or addition effected by the Owner shall be free and clear of any Liens except Permitted Liens and become subject to the Lien of this Trust Indenture; provided that the Owner or any Permitted Lessee may, at any time so long as the Airframe or any Engine is subject to the Lien of this Trust Indenture, remove any such Part (such Part being referred to herein as a "Removable Part") from such Airframe or an Engine if (i) such Part is in addition to, and not in replacement of or in substitution for, any Part originally incorporated or installed in or attached to such Airframe or any Engine at the time of delivery thereof hereunder or any Part in replacement of, or in substitution for, any such original Part, (ii) such Part is not required to be incorporated or installed in or attached or added to such Airframe or any Engine pursuant to the terms of Section 4.02(d) or the first sentence of this
Section 4.04(d) and (iii) such Part can be removed from such Airframe or any Engine without materially diminishing the fair market value, utility or remaining useful life which such Airframe or any Engine would have had at the time of removal had such removal not been effected by the Owner, assuming the Aircraft was otherwise maintained in the condition required by this Trust Indenture. Upon the removal by the Owner of any such Part as above provided, title thereto shall, without further act, be free and clear of all rights of the Mortgagee and such Part shall no longer be deemed a Part hereunder. Removable Parts may be leased from or financed by third parties other than Mortgagee.

                          (e)     Substitution of Engines.  Upon the occurrence
of an Event of Loss with respect to an Engine under circumstances in which an Event of Loss with respect to the Airframe has not occurred, Owner shall promptly (and in any event within 15 days after such occurrence) give the Mortgagee written notice of such Event of Loss. The Owner shall have the right at its option at any time, on at least 5 Business Days' prior notice to the Mortgagee, to substitute, and if an Event of Loss shall have occurred with respect to an Engine under circumstances in which an Event of Loss with respect to the Airframe has not occurred, shall within 60 days of the occurrence of such Event of Loss substitute, a Replacement Engine for any Engine. In such event, immediately upon the effectiveness of such substitution and without further act, (i) the replaced Engine shall thereupon be free and clear of all rights of the Mortgagee





OWNED AIRCRAFT INDENTURE                29
and the Lien of this Trust Indenture and shall no longer be deemed an Engine hereunder and (ii) such Replacement Engine shall become subject to this Trust Indenture and be deemed part of the Aircraft for all purposes hereof to the same extent as the replaced Engine. Such Replacement Engine shall be an engine manufactured by Engine Manufacturer that is the same model as the Engine to be replaced thereby, or an improved model, and that is suitable for installation and use on the Airframe, and that has a value, utility and remaining useful life (without regard to hours and cycles remaining until overhaul) at least equal to the Engine to be replaced thereby (assuming that such Engine had been maintained in accordance with this Trust Indenture). The Owner's right to make a replacement hereunder shall be subject to the fulfillment (which may be simultaneous with such replacement) of the following conditions precedent at the Owner's sole cost and expense, and the Mortgagee agrees to cooperate with the Owner to the extent necessary to enable it to timely satisfy such conditions:

                                  (i)      an executed counterpart of each of
the following documents shall be delivered to the Mortgagee:

                      (A) a Trust Indenture Supplement covering the Replacement Engine, which shall have been duly filed for recordation pursuant to the Act or such other applicable law of the jurisdiction other than the United States in which the Aircraft of which such Engine is a part is registered in accordance with Section 4.02(e), as the case may be;

                      (B) a full warranty bill of sale (as to title), covering the Replacement Engine, executed by the former owner thereof in favor of the Owner (or, at the Owner's option, other evidence of the Owner's ownership of such Replacement Engine, reasonably satisfactory to the Mortgagee); and

                      (C) Uniform Commercial Code financing statements covering the security interests created by this Trust Indenture (or any similar statements or other documents required to be filed or delivered pursuant to the laws of the jurisdiction in which such Aircraft may be registered) as are deemed necessary or desirable by counsel for the Mortgagee to protect the security interests of the Mortgagee in the Replacement Engine;

                                  (ii)     the Owner shall cause to be
delivered to the Mortgagee an opinion of counsel to the effect that the Lien of this Trust Indenture continues to be in full force and effect with respect to the Replacement Engine and such evidence of compliance with the insurance provisions of Section 4.06 with respect to such Replacement Engine as Mortgagee shall reasonably request; and

                                  (iii)    the Owner shall have furnished to
Mortgagee an opinion of Owner's aviation law counsel reasonably satisfactory to Mortgagee and addressed to Mortgagee as to the due filing for recordation of the Trust Indenture Supplement with respect to such Replacement Engine under the Act or such other applicable law of the jurisdiction other than the United States in which the Aircraft is registered in accordance with Section 4.02(e), as the case may be.





OWNED AIRCRAFT INDENTURE                30

                                  (iv)     the Owner shall have furnished to
Mortgagee a certificate of a qualified aircraft engineer (who may be an employee of Owner) certifying that such Replacement Engine has a value and utility and remaining useful life (without regard to hours and cycles remaining until overhaul) at least equal to the Engine so replaced (assuming that such Engine had been maintained in accordance with this Trust Indenture).

                 Upon satisfaction of all conditions to such substitution, (x) the Mortgagee shall execute and deliver to the Owner such documents and instruments, prepared at the Owner's expense, as the Owner shall reasonably request to evidence the release of such replaced Engine from the Lien of this Trust Indenture, (y) the Mortgagee shall assign to the Owner all claims it may have against any other Person relating to any Event of Loss giving rise to such substitution and (z) the Owner shall receive all insurance proceeds (other than those reserved to others under Section 4.06(b)) and proceeds in respect of any Event of Loss giving rise to such replacement to the extent not previously applied to the purchase price of the Replacement Engine as provided in Sections 4.05(d).

                 SECTION 4.05.  LOSS, DESTRUCTION OR REQUISITION

                          (a)     Event of Loss With Respect to the Airframe.

                 Upon the occurrence of an Event of Loss with respect to the Airframe, the Owner shall promptly (and in any event within 15 days after such occurrence) give the Mortgagee written notice of such Event of Loss. The Owner shall, within 45 days after such occurrence, give the Mortgagee written notice of Owner's election to either replace the Airframe as provided under Section 4.05(a)(i) or to make payment in respect of such Event of Loss as provided under Section 4.05(a)(ii) (it being agreed that if Owner shall not have given the Mortgagee such notice of such election within the above specified time period, the Owner shall be deemed to have elected to make payment in respect of such Event of Loss as provided under Section 4.03(a)(ii)):

                                  (i)      if Owner elects to replace the
Airframe, Owner shall, subject to the satisfaction of the conditions contained in Section 4.05(c), as promptly as possible and in any event within 120 days after the occurrence of such Event of Loss, cause to be subjected to the Lien of this Trust Indenture, in replacement of the Airframe with respect to which the Event of Loss occurred, a Replacement Airframe and, if any Engine shall have been installed on the Airframe when it suffered the Event of Loss, a Replacement Engine therefor, such Replacement Airframe and Replacement Engines to be free and clear of all Liens except Permitted Liens and to have a value, utility and remaining useful life (without regard to hours or cycles remaining until the next regular maintenance check) at least equal to the Airframe or Engine, as the case may be, to be replaced thereby (assuming that such Airframe or Engine had been maintained in accordance with this Trust Indenture); provided that if the Owner shall not perform its obligation to effect such replacement under this clause (i) during the 120-day period of time provided herein, it shall pay the amounts required to be paid pursuant to and within the time frame specified in clause (ii) below; or

                                  (ii)     if Owner elects to make a payment in
respect of such Event of Loss of the Airframe, Owner shall make a payment to the Mortgagee for purposes of





OWNED AIRCRAFT INDENTURE                31
redeeming Equipment Notes in accordance with Section 2.10 hereof on a date on or before the Business Day next following the earlier of (x) the 120th day following the date of the occurrence of such Event of Loss, and (y) the fourth Business Day following the receipt of insurance proceeds with respect to such Event of Loss (but in any event not earlier than the date of Owner's election under Section 4.05(a) to make payment under this section 4.05 (a)(ii)); and upon such payment and payment of all other Secured Obligations then due and payable, the Mortgagee shall, at the cost and expense of the Owner, release from the Lien of this Trust Indenture the Airframe and the Engines, by executing and delivering to the Owner all documents and instruments as the Owner may reasonably request to evidence such release.

                          (b)     Effect of Replacement.  Should the Owner have
provided a Replacement Airframe and Replacement Engines, if any, as provided for in Section 4.05(a)(i), (i) the Lien of this Trust Indenture shall continue with respect to such Replacement Airframe and Replacement Engines, if any, as though no Event of Loss had occurred; (ii) the Mortgagee shall, at the cost and expense of the Owner, release from the Lien of this Trust Indenture the replaced Airframe and Engines, if any, by executing and delivering to the Owner such documents and instruments as the Owner may reasonably request to evidence such release; and (iii) in the case of a replacement upon an Event of Loss, the Mortgagee shall assign to the Owner all claims the Mortgagee may have against any other Person arising from the Event of Loss and the Owner shall receive all insurance proceeds (other than those reserved to others under Section 4.06(b)) and proceeds from any award in respect of condemnation, confiscation, seizure or requisition, including any investment interest thereon, to the extent not previously applied to the purchase price of the Replacement Airframe and Replacement Engines, if any, as provided in Sections 4.05(d).

                          (c)     Conditions to Airframe and Engine
Replacement. The Owner's right to substitute a Replacement Airframe and Replacement Engines, if any, as provided in Section 4.05(a)(i) shall be subject to the fulfillment, at the Owner's sole cost and expense, in addition to the conditions contained in such Section 4.05(a)(i), of the following conditions precedent:

                                  (i)      on the date when the Replacement
Airframe and Replacement Engines, if any, is subjected to the Lien of this Trust Indenture (such date being referred to in this Section 4.05 as the "Replacement Closing Date"), an executed counterpart of each of the following documents (or, in the case of the FAA Bill of Sale and full warranty bill of sale referred to below, a photocopy thereof) shall have been delivered to the
Mortgagee:

                      (A) a Trust Indenture Supplement covering the Replacement Airframe and Replacement Engines, if any, which shall have been duly filed for recordation pursuant to the Act or such other applicable law of such jurisdiction other than the United States in which the Replacement Airframe and Replacement Engines, if any, are to be registered in accordance with Section 4.02(e), as the case may be;

                      (B) an FAA Bill of Sale (or a comparable document, if any, of another Aviation Authority, if applicable) covering the Replacement Airframe and





OWNED AIRCRAFT INDENTURE                32

                 Replacement Engines, if any, executed by the former owner thereof in favor of the Owner;

                      (C) a full warranty (as to title) bill of sale, covering the Replacement Airframe and Replacement Engines, if any, executed by the former owner thereof in favor of the Owner (or, at the Owner's option, other evidence of the Owner's ownership of such Replacement Airframe and Replacement Engines, if any, reasonably satisfactory to the Mortgagee); and

                      (D) Uniform Commercial Code financing statements (or any similar statements or other documents required to be filed or delivered pursuant to the laws of the jurisdiction in which the Replacement Airframe and Replacement Engines, if any, may be registered in accordance with Section 4.02(e)) as are deemed necessary or desirable by counsel for the Mortgagee to protect the security interests of the Mortgagee in the Replacement Airframe and Replacement Engines, if any;

                                  (ii)     the Replacement Airframe and
Replacement Engines, if any, shall be of the same model as the Airframe or Engines, as the case may be, or an improved model of such aircraft or engines of the manufacturer thereof, shall have a value and utility (without regard to hours or cycles remaining until the next regular maintenance check) at least equal to, and be in as good operating condition and repair as, the Airframe and any Engines replaced (assuming such Airframe and Engines had been maintained in accordance with this Trust Indenture);

                                  (iii)    the Mortgagee (acting directly or by
authorization to its special counsel) shall have received satisfactory evidence as to the compliance with Section 4.06 with respect to the Replacement Airframe and Replacement Engines, if any;

                                  (iv)     on the Replacement Closing Date, (A)
the Owner shall cause the Replacement Airframe and Replacement Engines, if any, to be subject to the Lien of this Trust Indenture free and clear of Liens (other than Permitted Liens), (B) the Replacement Airframe shall have been duly certified by the FAA as to type and airworthiness in accordance with the terms of this Trust Indenture and (C) application for registration of the Replacement Airframe in accordance with Section 4.02(e) shall have been duly made with the FAA or other applicable Aviation Authority and the Owner shall have authority to operate the Replacement Airframe;

                                  (v)      the Mortgagee at the expense of the
Owner, shall have received (acting directly or by authorization to its special counsel) (A) an opinion of counsel, addressed to the Mortgagee, to the effect that the Replacement Airframe and Replacement Engine, if any, has or have duly been made subject to the Lien of this Trust Indenture, and Mortgagee will be entitled to the benefits of Section 1110 with respect to the Replacement Airframe, provided that such opinion with respect to Section 1110 need not be delivered to the extent that immediately prior to such replacement the benefits of Section 1110 were not, solely by reason of a change in law or court interpretation thereof, available to Mortgagee, and (B) an





OWNED AIRCRAFT INDENTURE                33
opinion of Owner's aviation law counsel reasonably satisfactory to and addressed to Mortgagee as to the due registration of any such Replacement Airframe and the due filing for recordation of each Trust Indenture Supplement with respect to such Replacement Airframe or Replacement Engine under the Act or such other applicable law of the jurisdiction other than the United States in which the Replacement Airframe is to be registered in accordance with
Section 4.02(e), as the case may be; and

                                  (vi)     the Owner shall have furnished to
the Mortgagee a certificate of a qualified aircraft engineer (who may be an employee of Owner) certifying that the Replacement Airframe and Replacement Engines, if any, have a value and utility and remaining useful life (without regard to hours and cycles remaining until overhaul) at least equal to the Airframe and any Engines so replaced (assuming that such Airframe and Engines had been maintained in accordance with this Trust Indenture).

                          (d)     Non-Insurance Payments Received on Account of
an Event of Loss. Any amounts, other than insurance proceeds in respect of damage or loss not constituting an Event of Loss (the application of which is provided for in Annex B), received at any time by Mortgagee or Owner from any Government Entity or any other Person in respect of any Event of Loss will be applied as follows:

                      (i) If such amounts are received with respect to the Airframe, and any Engine installed thereon at the time of such Event of Loss, upon compliance by Owner with the applicable terms of Section 4.05(c) with respect to the Event of Loss for which such amounts are received, such amounts shall be paid over to, or retained by, Owner;

                      (ii) If such amounts are received with respect to an Engine (other than an Engine installed on the Airframe at the time such Airframe suffers an Event of Loss), upon compliance by Owner with the applicable terms of Section 4.04(e) with respect to the Event of Loss for which such amounts are received, such amounts shall be paid over to, or retained by, Owner;

                      (iii) If such amounts are received, in whole or in part, with respect to the Airframe, and Owner makes, has made or is deemed to have made the election set forth in Section 4.05(a)(ii), such amounts shall be applied as follows:

                                  first, if the sum described in Section
                 4.05(a)(ii) has not then been paid in full by Owner, such amounts shall be paid to Mortgagee to the extent necessary to pay in full such sum; and

                                  second, the remainder, if any, shall be paid
to Owner.

                          (e)     Requisition for Use.  In the event of a
requisition for use by any Government Entity of the Airframe and the Engines, if any, or engines installed on such Airframe while such Airframe is subject to the Lien of this Trust Indenture, the Owner shall promptly notify the Mortgagee of such requisition and all of the Owner's obligations under this





OWNED AIRCRAFT INDENTURE                34

Trust Indenture shall continue to the same extent as if such requisition had not occurred except to the extent that the performance or observance of any obligation by the Owner shall have been prevented or delayed by such requisition; provided that the Owner's obligations under this Section 4.05 with respect to the occurrence of an Event of Loss for the payment of money and under Section 4.06 (except while an assumption of liability by the U.S. Government of the scope referred to in Section 4.02(c) is in effect) shall not be reduced or delayed by such requisition. Any payments received by the Mortgagee or the Owner or Permitted Lessee from such Government Entity with respect to such requisition of use shall be paid over to, or retained by, the Owner. In the event of an Event of Loss of an Engine resulting from the requisition for use by a Government Entity of such Engine (but not the Airframe), the Owner will replace such Engine hereunder by complying with the terms of Section 4.04(e) and any payments received by the Mortgagee or the Owner from such Government Entity with respect to such requisition shall be paid over to, or retained by, the Owner.

                          (f)     Certain Payments to be Held As Security.  Any
amount referred to in this Section 4.05 or Section 4.06 which is payable or creditable to, or retainable by, the Owner shall not be paid or credited to, or retained by the Owner if at the time of such payment, credit or retention a Special Default or an Event of Default shall have occurred and be continuing, but shall be paid to and held by the Mortgagee as security for the obligations of the Owner under this Trust Indenture and the Operative Agreements, and at such time as there shall not be continuing any such Special Default or Event of Default such amount and any gain realized as a result of investments required to be made pursuant to Section 6.06 shall to the extent not theretofore applied as provided herein, be paid over to the Owner.

                 SECTION 4.06.  INSURANCE

                          (a)     Owner's Obligation to Insure.  Owner shall
comply with, or cause to be complied with, each of the provisions of Annex B, which provisions are hereby incorporated by this reference as if set forth in full herein.

                          (b)     Insurance for Own Account.  Nothing in
Section 4.06 shall limit or prohibit (a) Owner from maintaining the policies of insurance required under Annex B with higher limits than those specified in Annex B, or (b) Mortgagee from obtaining insurance for its own account (and any proceeds payable under such separate insurance shall be payable as provided in the policy relating thereto); provided, however, that no insurance may be obtained or maintained that would limit or otherwise adversely affect the coverage of any insurance required to be obtained or maintained by Owner pursuant to this Section 4.06 and Annex B.

                          (c)     Indemnification by Government in Lieu of
Insurance. Mortgagee agrees to accept, in lieu of insurance against any risk with respect to the Aircraft described in Annex B, indemnification from, or insurance provided by, the U.S. Government, or upon the written consent of Mortgagee, other Government Entity, against such risk in an amount that, when added to the amount of insurance (including permitted self-insurance), if any, against such risk that Owner (or any Permitted Lessee) may continue to maintain, in accordance with this





OWNED AIRCRAFT INDENTURE                35

Section 11, during the period of such requisition or transfer, shall be at least equal to the amount of insurance against such risk otherwise required by this Section 11.

                          (d)     Application of Insurance Proceeds.  As
between Owner and Mortgagee, all insurance proceeds received as a result of the occurrence of an Event of Loss with respect to the Aircraft or any Engine under policies required to be maintained by Owner pursuant to this Section 4.06 will be applied in accordance with Section 4.05(d). All proceeds of insurance required to be maintained by Owner, in accordance with Section 4.06 and Section B of Annex B, in respect of any property damage or loss not constituting an Event of Loss with respect to the Aircraft, Airframe or any Engine will be applied in payment (or to reimburse Owner) for repairs or for replacement property, and any balance remaining after such repairs or replacement with respect to such damage or loss shall be paid over to, or retained by, Owner.

                 SECTION 4.07.  MERGER OF OWNER

                          (a)     In General.

                 Owner shall not consolidate with or merge into any other person under circumstances in which Owner is not the surviving corporation, or convey, transfer or lease in one or more transactions all or substantially all of its assets to any other person, unless:

                                  (i)      such person is organized, existing
and in good standing under the Laws of the United States, any State of the United States or the District of Columbia and, upon consummation of such transaction, such person will be a U.S. Air Carrier;

                                  (ii)     such person executes and delivers to
Mortgagee a duly authorized, legal, valid, binding and enforceable agreement, reasonably satisfactory in form and substance to Mortgagee, containing an effective assumption by such person of the due and punctual performance and observance of each covenant, agreement and condition in the Operative Agreements to be performed or observed by Owner;

                                  (iii)    such person makes such filings and
recordings with the FAA pursuant to the Act as shall be necessary to evidence such consolidation or merger; and

                                  (iv)     immediately after giving effect to
such consolidation or merger no Event of Default shall have occurred and be continuing.

                          (b)     Effect of Merger

                 Upon any such consolidation or merger of Owner with or into, or the conveyance, transfer or lease by Owner of all or substantially all of its assets to, any Person in accordance with this Section 4.07, such Person will succeed to, and be substituted for, and may exercise every right and power of, Owner under the Operative Agreements with the same effect as if such person had been named as "Owner" therein. No such consolidation or merger, or conveyance, transfer or lease, shall have the effect of releasing Owner or such Person from any of the obligations, liabilities, covenants or undertakings of Owner under the Trust Indenture.





OWNED AIRCRAFT INDENTURE                36

                                   ARTICLE V

                    EVENTS OF DEFAULT; REMEDIES OF MORTGAGEE

                 SECTION 5.01.  EVENT OF DEFAULT

                 "Event of Default" means any of the following events (whatever the reason for such Event of Default and whether such event shall be voluntary or involuntary or come about or be effected by operation of Law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

                                  (i)      the failure of the Owner to pay (i)
principal of, interest on or Make-Whole Amount, if any, under any Equipment Note when due, and such failure shall continue unremedied for a period of 10 Business Days, or (ii) any other amount payable by it to the Note Holders under this Trust Indenture or the Participation Agreement when due, and such failure shall continue for a period in excess of 10 Business Days after Owner has received written notice from Mortgagee of the failure to make such payment when due;

                                  (ii)     Owner shall fail to carry and
maintain, or cause to be carried and maintained, insurance on and in respect of the Aircraft, Airframe and Engines in accordance with the provisions of Section 4.06;

                                  (iii)    Owner shall fail to observe or
perform (or caused to be observed and performed) in any material respect any other covenant, agreement or obligation set forth herein or in any other Operative Agreement to which Owner is a party and such failure shall continue unremedied for a period of 30 days from and after the date of written notice thereof to Owner from Mortgagee, unless such failure is capable of being corrected and Owner shall be diligently proceeding to correct such failure, in which case there shall be no Event of Default unless and until such failure shall continue unremedied for a period of 180 days after receipt of such notice;

                                  (iv)     any representation or warranty made
by Owner herein, in the Participation Agreement or in any other Operative Agreement to which Owner is a party (a) shall prove to have been untrue or inaccurate in any material respect as of the date made, (b) such untrue or inaccurate representation or warranty is material at the time in question, (c) and the same shall remain uncured (to the extent of the adverse impact of such incorrectness on the interest of the Mortgagee) for a period in excess of 30 days from and after the date of written notice thereof from Mortgagee to Owner;

                                  (v)      the Owner shall consent to the
appointment of or taking possession by a receiver, trustee or liquidator of itself or of a substantial part of its property, or the Owner shall admit in writing its inability to pay its debts generally as they come due or shall make a general assignment for the benefit of its creditors, or the Owner shall file a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization, liquidation or other relief under any bankruptcy laws or insolvency laws (as in effect at such time), or an answer admitting the material allegations of a petition filed against it in any such case, or the





OWNED AIRCRAFT INDENTURE                37

Owner shall seek relief by voluntary petition, answer or consent, under the provisions of any other bankruptcy or similar law providing for the reorganization or winding-up of corporations (as in effect at such time), or the Owner shall seek an agreement, composition, extension or adjustment with its creditors under such laws or the Owner's board of directors shall adopt a resolution authorizing corporate action in furtherance of any of the foregoing;

                                  (vi)     an order, judgment or decree shall
be entered by any court of competent jurisdiction appointing, without the consent of the Owner, a receiver, trustee or liquidator of the Owner or of any substantial part of its property, or any substantial part of the property of the Owner shall be sequestered, or granting any other relief in respect of the Owner as a debtor under any bankruptcy laws or other insolvency laws (as in effect at such time), and any such order, judgment, decree, or decree of appointment or sequestration shall remain in force undismissed, unstayed or unvacated for a period of 90 days after the date of entry thereof; or

                                  (vii)    a petition against the Owner in a
proceeding under any bankruptcy laws or other insolvency laws (as in effect at such time) is filed and not withdrawn or dismissed within 90 days thereafter, or if, under the provisions of any law providing for reorganization or winding-up of corporations which may apply to the Owner, any court of competent jurisdiction shall assume jurisdiction, custody or control of the Owner of any substantial part of its property and such jurisdiction, custody or control shall remain in force unrelinquished, unstayed or unterminated for a period of 90 days.

                 SECTION 5.02.  REMEDIES

                          (a)     If an Event of Default shall have occurred
and be continuing and so long as the same shall continue unremedied, then and in every such case the Mortgagee may exercise any or all of the rights and powers and pursue any and all of the remedies pursuant to this Article V and shall have and may exercise all of the rights and remedies of a secured party under the Uniform Commercial Code and may take possession of all or any part of the properties covered or intended to be covered by the Lien created hereby or pursuant hereto and may exclude the Owner and all persons claiming under it wholly or partly therefrom; provided, that the Mortgagee shall give the Owner twenty days' prior written notice of its intention to sell the Aircraft. Without limiting any of the foregoing, it is understood and agreed that the Mortgagee may exercise any right of sale of the Aircraft available to it, even though it shall not have taken possession of the Aircraft and shall not have possession thereof at the time of such sale.

                          (b)     If an Event of Default shall have occurred
and be continuing, then and in every such case the Mortgagee may (and shall, upon receipt of a written demand therefor from a Majority in Interest of Note Holders), at any time, by delivery of written notice or notices to the Owner, declare all the Equipment Notes to be due and payable, whereupon the unpaid Original Amount of all Equipment Notes then outstanding, together with accrued but unpaid interest thereon (without Make-Whole Amount) and other amounts due thereunder or otherwise payable hereunder, shall immediately become due and payable without presentment, demand, protest or notice, all of which are hereby waived; provided that if an Event of Default referred to in clause (v), (vi) or
(vii) of Section 5.01 hereof shall have occurred, then and in every such case





OWNED AIRCRAFT INDENTURE                38
the unpaid Original Amount then outstanding, together with accrued but unpaid interest and all other amounts due hereunder and under the Equipment Notes shall immediately and without further act become due and payable without presentment, demand, protest or notice, all of which are hereby waived.

                 This Section 5.02(b), however, is subject to the condition that, if at any time after the Original Amount of the Equipment Notes shall have become so due and payable, and before any judgment or decree for the payment of the money so due, or any thereof, shall be entered, all overdue payments of interest upon the Equipment Notes and all other amounts payable hereunder or under the Equipment Notes (except the Original Amount of the Equipment Notes which by such declaration shall have become payable) shall have been duly paid, and every other Default and Event of Default with respect to any covenant or provision of this Trust Indenture shall have been cured, then and in every such case a Majority in Interest of Note Holders may (but shall not be obligated to), by written instrument filed with the Mortgagee, rescind and annul the Mortgagee's declaration (or such automatic acceleration) and its consequences; but no such rescission or annulment shall extend to or affect any subsequent Default or Event of Default or impair any right consequent thereon.

                          (c)     The Note Holders shall be entitled, at any
sale pursuant to this Section 5.02, to credit against any purchase price bid at such sale by such holder all or any part of the unpaid obligations owing to such Note Holder and secured by the Lien of this Trust Indenture (only to the extent that such purchase price would have been paid to such Note Holder pursuant to Article III hereof if such purchase price were paid in cash and the foregoing provisions of this subsection (c) were not given effect).

                          (d)     In the event of any sale of the Collateral,
or any part thereof, pursuant to any judgment or decree of any court or otherwise in connection with the enforcement of any of the terms of this Trust Indenture, the unpaid Original Amount of all Equipment Notes then outstanding, together with accrued interest thereon (without Make-Whole Amount), and other amounts due thereunder, shall immediately become due and payable without presentment, demand, protest or notice, all of which are hereby waived.

                          (e)     Notwithstanding anything contained herein, so
long as the Pass Through Trustee under any Pass Through Trust Agreement (or its designee) is a Note Holder, the Mortgagee will not be authorized or empowered to acquire title to any Collateral or take any action with respect to any Collateral so acquired by it if such acquisition or action would cause any Trust to fail to qualify as a "grantor trust" for federal income tax purposes.

                 SECTION 5.03.  RETURN OF AIRCRAFT, ETC.

                          (a)     If an Event of Default shall have occurred
and be continuing and the Equipment Notes have been accelerated, at the request of the Mortgagee, the Owner shall promptly execute and deliver to the Mortgagee such instruments of title and other documents as the Mortgagee may deem necessary or advisable to enable the Mortgagee or an agent or representative designated by the Mortgagee, at such time or times and place or places as the Mortgagee may specify, to obtain possession of all or any part of the Collateral to which the





OWNED AIRCRAFT INDENTURE                39

Mortgagee shall at the time be entitled hereunder. If the Owner shall for any reason fail to execute and deliver such instruments and documents after such request by the Mortgagee, the Mortgagee may (i) obtain a judgment conferring on the Mortgagee the right to immediate possession and requiring the Owner to execute and deliver such instruments and documents to the Mortgagee, to the entry of which judgment the Owner hereby specifically consents to the fullest extent permitted by Law, and (ii) pursue all or part of such Collateral wherever it may be found and may enter any of the premises of Owner wherever such Collateral may be or be supposed to be and search for such Collateral and take possession of and remove such Collateral. All expenses of obtaining such judgment or of pursuing, searching for and taking such property shall, until paid, be secured by the Lien of this Trust Indenture.

                          (b)     Upon every such taking of possession, the
Mortgagee may, from time to time, at the expense of the Collateral, make all such expenditures for maintenance, use, operation, storage, insurance, leasing, control, management, disposition, modifications or alterations to and of the Collateral, as it may deem proper. In each such case, the Mortgagee shall have the right to maintain, use, operate, store, insure, lease, control, manage, dispose of, modify or alter the Collateral and to exercise all rights and powers of the Owner relating to the Collateral, as the Mortgagee shall deem best, including the right to enter into any and all such agreements with respect to the maintenance, use, operation, storage, insurance, leasing, control, management, disposition, modification or alteration of the Collateral or any part thereof as the Mortgagee may determine, and the Mortgagee shall be entitled to collect and receive directly all rents, revenues and other proceeds of the Collateral and every part thereof, without prejudice, however, to the right of the Mortgagee under any provision of this Trust Indenture to collect and receive all cash held by, or required to be deposited with, the Mortgagee hereunder. Such rents, revenues and other proceeds shall be applied to pay the expenses of the maintenance, use, operation, storage, insurance, leasing, control, management, disposition, improvement, modification or alteration of the Collateral and of conducting the business thereof, and to make all payments which the Mortgagee may be required or may elect to make, if any, for taxes, assessments, insurance or other proper charges upon the Collateral or any part thereof (including the employment of engineers and accountants to examine, inspect and make reports upon the properties and books and records of the Owner), and all other payments which the Mortgagee may be required or authorized to make under any provision of this Trust Indenture, as well as just and reasonable compensation for the services of the Mortgagee, and of all persons properly engaged and employed by the Mortgagee with respect hereto.

                 SECTION 5.04.  REMEDIES CUMULATIVE

                 Each and every right, power and remedy given to the Mortgagee specifically or otherwise in this Trust Indenture shall be cumulative and shall be in addition to every other right, power and remedy herein specifically given or now or hereafter existing at Law, in equity or by statute, and each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time and as often and in such order as may be deemed expedient by the Mortgagee, and the exercise or the beginning of the exercise of any power or remedy shall not be construed to be a waiver of the right to exercise at the same time or thereafter any other right, power or remedy. No delay or omission by the Mortgagee in the





OWNED AIRCRAFT INDENTURE                40
exercise of any right, remedy or power or in the pursuance of any remedy shall impair any such right, power or remedy or be construed to be a waiver of any default on the part of the Owner or to be an acquiescence therein.

                 SECTION 5.05.  DISCONTINUANCE OF PROCEEDINGS

                 In case the Mortgagee shall have instituted any proceeding to enforce any right, power or remedy under this Trust Indenture by foreclosure, entry or otherwise, and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Mortgagee, then and in every such case the Owner and the Mortgagee shall, subject to any determination in such proceedings, be restored to their former positions and rights hereunder with respect to the Collateral, and all rights, remedies and powers of the Owner or the Mortgagee shall continue as if no such proceedings had been instituted.

                 SECTION 5.06.  WAIVER OF PAST DEFAULTS

                 Upon written instruction from a Majority in Interest of Note Holders, the Mortgagee shall waive any past Default hereunder and its consequences and upon any such waiver such Default shall cease to exist and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Trust Indenture, but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon; provided, that in the absence of written instructions from all the Note Holders, the Mortgagee shall not waive any Default (i) in the payment of the Original Amount, Make-Whole Amount, if any, and interest and other amounts due under any Equipment Note then outstanding, or (ii) in respect of a covenant or provision hereof which, under Article X hereof, cannot be modified or amended without the consent of each Note Holder.

                 SECTION 5.07.  APPOINTMENT OF RECEIVER

                 The Mortgagee shall, as a matter of right, be entitled to the appointment of a receiver (who may be the Mortgagee or any successor or nominee thereof) for all or any part of the Collateral, whether such receivership be incidental to a proposed sale of the Collateral or the taking of possession thereof or otherwise, and the Owner hereby consents to the appointment of such a receiver and will not oppose any such appointment. Any receiver appointed for all or any part of the Collateral shall be entitled to exercise all the rights and powers of the Mortgagee with respect to the Collateral.

                 SECTION 5.08.  MORTGAGEE AUTHORIZED TO EXECUTE BILLS OF
SALE, ETC.

                 The Owner irrevocably appoints, while an Event of Default has occurred and is continuing, the Mortgagee the true and lawful attorney-in-fact of the Owner (which appointment is coupled with an interest) in its name and stead and on its behalf, for the purpose of effectuating any sale, assignment, transfer or delivery for the enforcement of the Lien of this Trust Indenture, whether pursuant to foreclosure or power of sale, assignments and other instruments as may be necessary or appropriate, with full power of substitution, the Owner hereby ratifying and confirming all that such attorney or any substitute shall do by virtue hereof in accordance with





OWNED AIRCRAFT INDENTURE                41
applicable law. Nevertheless, if so requested by the Mortgagee or any purchaser, the Owner shall ratify and confirm any such sale, assignment, transfer or delivery, by executing and delivering to the Mortgagee or such purchaser all bills of sale, assignments, releases and other proper instruments to effect such ratification and confirmation as may be designated in any such request.

                 SECTION 5.09.  RIGHTS OF NOTE HOLDERS TO RECEIVE PAYMENT

                 Notwithstanding any other provision of this Trust Indenture, the right of any Note Holder to receive payment of principal of, and premium, if any, and interest on an Equipment Note on or after the respective due dates expressed in such Equipment Note, or to bring suit for the enforcement of any such payment on or after such respective dates in accordance with the terms hereof, shall not be impaired or affected without the consent of such Note Holder.

                                   ARTICLE VI

                            DUTIES OF THE MORTGAGEE

                 SECTION 6.01.  NOTICE OF EVENT OF DEFAULT

                 If the Mortgagee shall have Actual Knowledge of an Event of Default or of a Default arising from a failure to pay any installment of principal and interest on any Equipment Note, the Mortgagee shall give prompt written notice thereof to each Note Holder. Subject to the terms of Sections 5.06, 6.02 and 6.03 hereof, the Mortgagee shall take such action, or refrain from taking such action, with respect to such Event of Default or Default (including with respect to the exercise of any rights or remedies hereunder) as the Mortgagee shall be instructed in writing by a Majority in Interest of Note Holders. Subject to the provisions of Section 6.03, if the Mortgagee shall not have received instructions as above provided within 20 days after mailing notice of such Event of Default to the Note Holders, the Mortgagee may, subject to instructions thereafter received pursuant to the preceding provisions of this Section 6.01, take such action, or refrain from taking such action, but shall be under no duty to take or refrain from taking any action, with respect to such Event of Default or Default as it shall determine advisable in the best interests of the Note Holders; provided, however, that the Mortgagee may not sell the Aircraft or any Engine without the consent of a Majority in Interest of Note Holders. For all purposes of this Trust Indenture, in the absence of Actual Knowledge on the part of the Mortgagee, the Mortgagee shall not be deemed to have knowledge of a Default or an Event of Default (except, the failure of Owner to pay any installment of principal or interest within one Business Day after the same shall become due, which failure shall constitute knowledge of a Default) unless notified in writing by the Owner or one or more Note Holders.

                 SECTION 6.02. ACTION UPON INSTRUCTIONS; CERTAIN RIGHTS AND LIMITATIONS

                 Subject to the terms of Sections 5.02(a), 5.06, 6.01 and 6.03 hereof, upon the written instructions at any time and from time to time of a Majority in Interest of Note Holders, the Mortgagee shall, subject to the terms of this Section 6.02, take such of the following actions





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
as may be specified in such instructions: (i) give such notice or direction or exercise such right, remedy or power hereunder as shall be specified in such instructions and (ii) give such notice or direction or exercise such right, remedy or power hereunder with respect to any part of the Collateral as shall be specified in such instructions; it being understood that without the written instructions of a Majority in Interest of Note Holders, the Mortgagee shall not, except as provided in Section 6.01, approve any such matter as satisfactory to the Mortgagee.

                 The Mortgagee will execute and the Owner will file such continuation statements with respect to financing statements relating to the security interest created hereunder in the Collateral as may be specified from time to time in written instructions of a Majority in Interest of Note Holders (which instructions shall be accompanied by the form of such continuation statement so to be filed). The Mortgagee will furnish to each Note Holder, promptly upon receipt thereof, duplicates or copies of all reports, notices, requests, demands, certificates and other instruments furnished to the Mortgagee hereunder

                 SECTION 6.03.  INDEMNIFICATION

                 The Mortgagee shall not be required to take any action or refrain from taking any action under Section 6.01 (other than the first sentence thereof), 6.02 or Article V hereof unless the Mortgagee shall have been indemnified to its reasonable satisfaction against any liability, cost or expense (including counsel fees) which may be incurred in connection therewith pursuant to a written agreement with one or more Note Holders. The Mortgagee agrees that it shall look solely to the Note Holders for the satisfaction of any indemnity (except expenses for foreclosure of the type referred to in clause "First" of Section 3.03 hereof) owed to it pursuant to this Section
6.03. The Mortgagee shall not be under any obligation to take any action under this Trust Indenture or any other Operative Agreement and nothing herein or therein shall require the Mortgagee to expend or risk its own funds or otherwise incur the risk of any financial liability in the performance of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it (the written indemnity of any Note Holder who is a QIB, signed by an authorized officer thereof, in favor of, delivered to and in form reasonably satisfactory to the Mortgagee shall be accepted as reasonable assurance of adequate indemnity). The Mortgagee shall not be required to take any action under Section 6.01 (other than the first sentence thereof) or 6.02 or Article V hereof, nor shall any other provision of this Trust Indenture or any other Operative Agreement be deemed to impose a duty on the Mortgagee to take any action, if the Mortgagee shall have been advised by counsel that such action is contrary to the terms hereof or of the Lease or is otherwise contrary to Law.

                 SECTION 6.04. NO DUTIES EXCEPT AS SPECIFIED IN TRUST INDENTURE OR INSTRUCTIONS

                 The Mortgagee shall not have any duty or obligation to use, operate, store, lease, control, manage, sell, dispose of or otherwise deal with the Aircraft or any other part of the Collateral, or to otherwise take or refrain from taking any action under, or in connection with, this Trust Indenture or any part of the Collateral, except as expressly provided by the terms of





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
this Trust Indenture or as expressly provided in written instructions from Note Holders as provided in this Trust Indenture; and no implied duties or obligations shall be read into this Trust Indenture against the Mortgagee. The Mortgagee agrees that it will in its individual capacity and at its own cost and expense (but without any right of indemnity in respect of any such cost or expense under Section 8.01 hereof), promptly take such action as may be necessary duly to discharge all liens and encumbrances on any part of the Collateral which result from claims against it in its individual capacity not related to the ownership of the Aircraft or the administration of the Collateral or any other transaction pursuant to this Trust Indenture or any document included in the Collateral.

                 SECTION 6.05. NO ACTION EXCEPT UNDER TRUST INDENTURE OR INSTRUCTIONS

                 The Mortgagee will not use, operate, store, lease, control, manage, sell, dispose of or otherwise deal with the Aircraft or any other part of the Collateral except in accordance with the powers granted to, or the authority conferred upon the Mortgagee pursuant to this Trust Indenture and in accordance with the express terms hereof.

                 SECTION 6.06.  INVESTMENT OF AMOUNTS HELD BY MORTGAGEE

                 Any amounts held by the Mortgagee pursuant to the proviso to the first sentence of Section 3.01, pursuant to Section 3.02, or pursuant to any provision of any other Operative Agreement providing for amounts to be held by the Mortgagee which are not distributed pursuant to the other provisions of
Article III hereof shall be invested by the Mortgagee from time to time in Cash Equivalents as directed by the Owner so long as the Mortgagee may acquire the same using its best efforts. Unless otherwise expressly provided in this Trust Indenture, any income realized as a result of any such investment, net of the Mortgagee's reasonable fees and expenses in making such investment, shall be held and applied by the Mortgagee in the same manner as the principal amount of such investment is to be applied and any losses, net of earnings and such reasonable fees and expenses, shall be charged against the principal amount invested. The Mortgagee shall not be liable for any loss resulting from any investment required to be made by it under this Trust Indenture other than by reason of its willful misconduct or gross negligence, and any such investment may be sold (without regard to its maturity) by the Mortgagee without instructions whenever such sale is necessary to make a distribution required by this Trust Indenture.

                                  ARTICLE VII

                                 THE MORTGAGEE

                 SECTION 7.01. ACCEPTANCE OF TRUSTS AND DUTIES

                 The Mortgagee accepts the duties hereby created and applicable to it and agrees to perform the same but only upon the terms of this Trust Indenture and agrees to receive and disburse all monies constituting part of the Trust Indenture Estate in accordance with the terms hereof. The Mortgagee, in its individual capacity, shall not be answerable or accountable under





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
any circumstances, except (i) for its own willful misconduct or gross negligence (other than for the handling of funds, for which the standard of accountability shall be willful misconduct or negligence), (ii) as provided in the fourth sentence of Section 2.04(a) hereof and the last sentence of Section
6.04 hereof, and (iii) from the inaccuracy of any representation or warranty of the Mortgagee (in its individual capacity) in the Participation Agreement or expressly made hereunder.

                 SECTION 7.02.  ABSENCE OF DUTIES

                 Except in accordance with written instructions furnished pursuant to Section 6.01 or 6.02 hereof, and except as provided in, and without limiting the generality of, Sections 6.03, 6.04 and 7.07 hereof the Mortgagee shall have no duty (i) to see to any registration of the Aircraft or any recording or filing of this Trust Indenture or any other document, or to see to the maintenance of any such registration, recording or filing, (ii) to see to any insurance on the Aircraft or to effect or maintain any such insurance, whether or not Owner shall be in default with respect thereto, (iii) to see to the payment or discharge of any lien or encumbrance of any kind against any part of the Collateral, (iv) to confirm, verify or inquire into the failure to receive any financial statements from Owner, or (v) to inspect the Aircraft at any time or ascertain or inquire as to the performance or observance of any of Owner's covenants herein or any Permitted Lessee's covenants under any assigned Permitted Lease with respect to the Aircraft.

                 SECTION 7.03. NO REPRESENTATIONS OR WARRANTIES AS TO AIRCRAFT OR DOCUMENTS

                 THE MORTGAGEE IN ITS INDIVIDUAL OR TRUST CAPACITY DOES NOT MAKE AND SHALL NOT BE DEEMED TO HAVE MADE AND HEREBY EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE TITLE, AIRWORTHINESS, VALUE, COMPLIANCE WITH SPECIFICATIONS, CONDITION, DESIGN, QUALITY, DURABILITY, OPERATION, MERCHANTABILITY OR FITNESS FOR USE FOR A PARTICULAR PURPOSE OF THE AIRCRAFT OR ANY ENGINE, AS TO THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, AS TO THE ABSENCE OF ANY INFRINGEMENT OF ANY PATENT, TRADEMARK OR COPYRIGHT, AS TO THE ABSENCE OF OBLIGATIONS BASED ON STRICT LIABILITY IN TORT OR ANY OTHER REPRESENTATION OR WARRANTY WHATSOEVER The Mortgagee, in its individual or trust capacities, does not make or shall not be deemed to have made any representation or warranty as to the validity, legality or enforceability of this Trust Indenture, the Participation Agreement, the Equipment Notes, or the Purchase Agreement, or as to the correctness of any statement contained in any thereof, except for the representations and warranties of the Owner made in its individual capacity and the representations and warranties of the Mortgagee in its individual capacity, in each case expressly made in this Trust Indenture or in the Participation Agreement. The Note Holders make no representation or warranty hereunder whatsoever.





OWNED AIRCRAFT INDENTURE                45

                 SECTION 7.04.  NO SEGREGATION OF MONIES; NO INTEREST

                 Any monies paid to or retained by the Mortgagee pursuant to any provision hereof and not then required to be distributed to the Note Holders, or the Owner as provided in Article III hereof need not be segregated in any manner except to the extent required by Law or Section 6.06 hereof, and may be deposited under such general conditions as may be prescribed by Law, and the Mortgagee shall not be liable for any interest thereon (except that the Mortgagee shall invest all monies held as directed by Owner so long as no Event of Default has occurred and is continuing (or in the absence of such direction, by the Majority In Interest of Note Holders) in Cash Equivalents; provided, however, that any payments received, or applied hereunder, by the Mortgagee shall be accounted for by the Mortgagee so that any portion thereof paid or applied pursuant hereto shall be identifiable as to the source thereof.

                 SECTION 7.05.  RELIANCE; AGREEMENTS; ADVICE OF COUNSEL

                 The Mortgagee shall not incur any liability to anyone in acting upon any signature, instrument, notice, resolution, request, consent, order, certificate, report, opinion, bond or other document or paper believed by it to be genuine and believed by it to be signed by the proper party or parties. The Mortgagee may accept a copy of a resolution of the Board of Directors (or Executive Committee thereof) of the Owner, certified by the Secretary or an Assistant Secretary thereof as duly adopted and in full force and effect, as conclusive evidence that such resolution has been duly adopted and that the same is in full force and effect. As to the aggregate unpaid Original Amount of Equipment Notes outstanding as of any date, the Owner may for all purposes hereof rely on a certificate signed by any Vice President or other authorized corporate trust officer of the Mortgagee. As to any fact or matter relating to the Owner the manner of which is not specifically described herein, the Mortgagee may for all purposes hereof rely on a certificate, signed by a duly authorized officer of the Owner, as to such fact or matter, and such certificate shall constitute full protection to the Mortgagee for any action taken or omitted to be taken by it in good faith in reliance thereon. In the administration of the trusts hereunder, the Mortgagee may execute any of the trusts or powers hereof and perform its powers and duties hereunder directly or through agents or attorneys and may, at the expense of the Collateral, advise with counsel, accountants and other skilled persons to be selected and retained by it, and the Mortgagee shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the written advice or written opinion of any such counsel, accountants or other skilled persons.

                 SECTION 7.06.  COMPENSATION

                 The Mortgagee shall be entitled to reasonable compensation, including expenses and disbursements (including the reasonable fees and expenses of counsel), for all services rendered hereunder and shall, on and subsequent to an Event of Default hereunder, have a priority claim on the Collateral for the payment of such compensation, to the extent that such compensation shall not be paid by Owner, and shall have the right, on and subsequent to an Event of Default hereunder, to use or apply any monies held by it hereunder in the Collateral toward such payments. The Mortgagee agrees that it shall have no right against the Note Holders for any fee as compensation for its services as trustee under this Trust Indenture.





OWNED AIRCRAFT INDENTURE                46

                 SECTION 7.07.  INSTRUCTIONS FROM NOTE HOLDERS

                 In the administration of the trusts created hereunder, the Mortgagee shall have the right to seek instructions from a Majority in Interest of Note Holders should any provision of this Trust Indenture appear to conflict with any other provision herein or should the Mortgagee's duties or obligations hereunder be unclear, and the Mortgagee shall incur no liability in refraining from acting until it receives such instructions. The Mortgagee shall be fully protected for acting in accordance with any instructions received under this
Section 7.07.

                                  ARTICLE VIII

                                INDEMNIFICATION

                 SECTION 8.01.  SCOPE OF INDEMNIFICATION

                 The Mortgagee shall be indemnified by the Owner to the extent and in the manner provided in Section 8 of the Participation Agreement.

                                   ARTICLE IX

                        SUCCESSOR AND SEPARATE TRUSTEES

                 SECTION 9.01.  RESIGNATION OF MORTGAGEE; APPOINTMENT OF
SUCCESSOR

                          (a)     The Mortgagee or any successor thereto may
resign at any time without cause by giving at least 30 days' prior written notice to the Owner and each Note Holder, such resignation to be effective upon the acceptance of the trusteeship by a successor Mortgagee. In addition, a Majority in Interest of Note Holders may at any time (but only with the consent of Owner, which consent shall not be unreasonably withheld, except that such consent shall not be necessary if an Event of Default is continuing) remove the Mortgagee without cause by an instrument in writing delivered to the Owner and the Mortgagee, and the Mortgagee shall promptly notify each Note Holder thereof in writing, such removal to be effective upon the acceptance of the trusteeship by a successor Mortgagee. In the case of the resignation or removal of the Mortgagee, a Majority in Interest of Note Holders may appoint a successor Mortgagee by an instrument signed by such holders, which successor, so long as no Lease Event of Default shall have occurred and be continuing, shall be subject to Owner's reasonable approval. If a successor Mortgagee shall not have been appointed within 30 days after such notice of resignation or removal, the Mortgagee, the Owner or any Note Holder may apply to any court of competent jurisdiction to appoint a successor Mortgagee to act until such time, if any, as a successor shall have been appointed as above provided. The successor Mortgagee so appointed by such court shall immediately and without further act be superseded by any successor Mortgagee appointed as above provided.





OWNED AIRCRAFT INDENTURE                47

                          (b)     Any successor Mortgagee, however appointed,
shall execute and deliver to the Owner and the predecessor Mortgagee an instrument accepting such appointment and assuming the obligations of the Mortgagee arising from and after the time of such appointment, and thereupon such successor Mortgagee, without further act, shall become vested with all the estates, properties, rights, powers and duties of the predecessor Mortgagee hereunder in the trust hereunder applicable to it with like effect as if originally named the Mortgagee herein; but nevertheless upon the written request of such successor Mortgagee, such predecessor Mortgagee shall execute and deliver an instrument transferring to such successor Mortgagee, upon the trusts herein expressed applicable to it, all the estates, properties, rights and powers of such predecessor Mortgagee, and such predecessor Mortgagee shall duly assign, transfer, deliver and pay over to such successor Mortgagee all monies or other property then held by such predecessor Mortgagee hereunder.

                          (c)     Any successor Mortgagee, however appointed,
shall be a bank or trust company having its principal place of business in the Borough of Manhattan, City and State of New York; Chicago, Illinois; Hartford, Connecticut; Wilmington, Delaware; or Boston, Massachusetts and having (or whose obligations under the Operative Agreements are guaranteed by an affiliated entity having) a combined capital and surplus of at least $100,000,000, if there be such an institution willing, able and legally qualified to perform the duties of the Mortgagee hereunder upon reasonable or customary terms.

                          (d)     Any corporation into which the Mortgagee may
be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Mortgagee shall be a party, or any corporation to which substantially all the corporate trust business of the Mortgagee may be transferred, shall, subject to the terms of paragraph (c) of this Section 9.01, be a successor Mortgagee and the Mortgagee under this Trust Indenture without further act.

                 SECTION 9.02.  APPOINTMENT OF ADDITIONAL AND SEPARATE TRUSTEES

                          (a)     Whenever (i) the Mortgagee shall deem it
necessary or desirable in order to conform to any Law of any jurisdiction in which all or any part of the Collateral shall be situated or to make any claim or bring any suit with respect to or in connection with the Collateral this Trust Indenture, any other Indenture Agreement, the Equipment Notes or any of the transactions contemplated by the Participation Agreement, (ii) the Mortgagee shall be advised by counsel satisfactory to it that it is so necessary or prudent in the interests of the Note Holders (and the Mortgagee shall so advise the Owner), or (iii) the Mortgagee shall have been requested to do so by a Majority in Interest of Note Holders, then in any such case, the Mortgagee and, upon the written request of the Mortgagee, the Owner, shall execute and deliver an indenture supplemental hereto and such other instruments as may from time to time be necessary or advisable either (1) to constitute one or more bank or trust companies or one or more persons approved by the Mortgagee, either to act jointly with the Mortgagee as additional trustee or trustees of all or any part of the Collateral, or to act as separate trustee or trustees of all or any part of the Collateral, in each case with such rights, powers, duties and obligations consistent with this Trust Indenture as may be provided in such supplemental indenture or other





OWNED AIRCRAFT INDENTURE                48
instruments as the Mortgagee or a Majority in Interest of Note Holders may deem necessary or advisable, or (2) to clarify, add to or subtract from the rights, powers, duties and obligations theretofore granted any such additional or separate trustee, subject in each case to the remaining provisions of this
Section 9.02. If the Owner shall not have taken any action requested of it under this Section 9.02(a) that is permitted or required by its terms within 15 days after the receipt of a written request from the Mortgagee so to do, or if an Event of Default shall have occurred and be continuing, the Mortgagee may act under the foregoing provisions of this Section 9.02(a) without the concurrence of the Owner, and the Owner hereby irrevocably appoints (which appointment is coupled with an interest) the Mortgagee, its agent and attorney-in-fact to act for it under the foregoing provisions of this Section 9.02(a) in either of such contingencies. The Mortgagee may, in such capacity, execute, deliver and perform any such supplemental indenture, or any such instrument, as may be required for the appointment of any such additional or separate trustee or for the clarification of, addition to or subtraction from the rights, powers, duties or obligations theretofore granted to any such additional or separate trustee. In case any additional or separate trustee appointed under this Section 9.02(a) shall die, become incapable of acting, resign or be moved, all the assets, property, rights, powers, trusts, duties and obligations of such additional or separate trustee shall revert to the Mortgagee until a successor additional or separate trustee is appointed as provided in this Section 9.02(a).

                          (b)     No additional or separate trustee shall be
entitled to exercise any of the rights, powers, duties and obligations conferred upon the Mortgagee in respect of the custody, investment and payment of monies and all monies received by any such additional or separate trustee from or constituting part of the Collateral or otherwise payable under any Operative Agreement to the Mortgagee shall be promptly paid over by it to the Mortgagee. All other rights, powers, duties and obligations conferred or imposed upon any additional or separate trustee shall be exercised or performed by the Mortgagee and such additional or separate trustee jointly except to the extent that applicable Law of any jurisdiction in which any particular act is to be performed renders the Mortgagee incompetent or unqualified to perform such act, in which event such rights, powers, duties and obligations (including the holding of title to all or part of the Collateral in any such jurisdiction) shall be exercised and performed by such additional or separate trustee. No additional or separate trustee shall take any discretionary action except on the instructions of the Mortgagee or a Majority in Interest of Note Holders.
No trustee hereunder shall be personally liable by reason of any act or omission of any other trustee hereunder, except that the Mortgagee shall be liable for the consequences of its lack of reasonable care in selecting, and the Mortgagee's own actions in acting with, any additional or separate trustee. Each additional or separate trustee appointed pursuant to this Section 9.02 shall be subject to, and shall have the benefit of Articles V through IX and
Article XI hereof insofar as they apply to the Mortgagee. The powers of any additional or separate trustee appointed pursuant to this Section 9.02 shall not in any case exceed those of the Mortgagee hereunder.

                          (c)     If at any time the Mortgagee shall deem it no
longer necessary or in order to conform to any such Law or take any such action or shall be advised by such counsel that it is no longer so necessary or desirable in the interest of the Note Holders, or in the event that the Mortgagee shall have been requested to do so in writing by a Majority in Interest of Note Holders, the Mortgagee and, upon the written request of the Mortgagee, the Owner, shall execute





OWNED AIRCRAFT INDENTURE                49
and deliver an indenture supplemental hereto and all other instruments and agreements necessary or proper to remove any additional or separate trustee. The Mortgagee may act on behalf of the Owner under this Section 9.02(c) when and to the extent it could so act under Section 9.02(a) hereof.

                                   ARTICLE X

               SUPPLEMENTS AND AMENDMENTS TO THIS TRUST INDENTURE
                              AND OTHER DOCUMENTS

                 SECTION 10.01.  INSTRUCTIONS OF MAJORITY; LIMITATIONS

                          (a)     The Mortgagee agrees with the Note Holders
that it shall not enter into any amendment, waiver or modification of, supplement or consent to this Trust Indenture, or any other Operative Agreement to which it is a party, unless such supplement, amendment, waiver, modification or consent is consented to in writing by a Majority in Interest of Note Holders, but upon the written request of a Majority in Interest of Note Holders, the Mortgagee shall from time to time enter into any such supplement or amendment, or execute and deliver any such waiver, modification or consent, as may be specified in such request and as may be (in the case of any such amendment, supplement or modification), to the extent such agreement is required, agreed to by the Owner, as may be appropriate, the Airframe Manufacturer or the Engine Manufacturer; provided, however, that, without the consent of each holder of an affected Equipment Note then outstanding and of each Liquidity Provider, no such amendment, waiver or modification of the terms of, or consent under, any thereof, shall (i) modify any of the provisions of this Section 10.01, or of Article II or III or Section 5.01, 5.02(c), 5.02(d), or 6.02 hereof, the definitions of "Event of Default," "Default," "Majority in Interest of Note Holders," "Make-Whole Amount" or "Note Holder," or the percentage of Note Holders required to take or approve any action hereunder,
(ii) reduce the amount, or change the time of payment or method of calculation of any amount, of Original Amount, Make-Whole Amount, if any, or interest with respect to any Equipment Note, (iii) reduce, modify or amend any indemnities in favor of the Mortgagee or the Note Holders (except that the Mortgagee may consent to any waiver or reduction of an indemnity payable to it), or (iv) permit the creation of any Lien on the Trust Indenture Estate or any part thereof other than Permitted Liens or deprive any Note Holder of the benefit of the Lien of this Trust Indenture on the Collateral, except as provided in connection with the exercise of remedies under Article V hereof.

                          (b)     The Owner and the Mortgagee may enter into
one or more agreements supplemental hereto without the consent of any Note Holder for any of the following purposes: (i) (a) to cure any defect or inconsistency herein or in the Equipment Notes, or to make any change not inconsistent with the provisions hereof (provided that such change does not adversely affect the interests of any Note Holder in its capacity solely as Note Holder) or (b) to cure any ambiguity or correct any mistake; (ii) to evidence the succession of another party as the Owner in accordance with the terms hereof or to evidence the succession of a new trustee hereunder pursuant hereto, the removal of the trustee hereunder or the appointment of any co-trustee or co-trustees or any separate or additional trustee or trustees;
(iii) to convey, transfer,





OWNED AIRCRAFT INDENTURE                50
assign, mortgage or pledge any property to or with the Mortgagee or to make any other provisions with respect to matters or questions arising hereunder so long as such action shall not adversely affect the interests of the Note Holders in its capacity solely as Note Holder; (iv) to correct or amplify the description of any property at any time subject to the Lien of this Trust Indenture or better to assure, convey and confirm unto the Mortgagee any property subject or required to be subject to the Lien of this Trust Indenture, the Airframe or Engines or any Replacement Airframe or Replacement Engine; (v) to add to the covenants of the Owner for the benefit of the Note Holders, or to surrender any rights or power herein conferred upon the Owner; (vi) to add to the rights of the Note Holders; and (vii) to include on the Equipment Notes any legend as may be required by Law.

                 SECTION 10.02.  MORTGAGEE PROTECTED

                 If, in the opinion of the institution acting as Mortgagee hereunder, any document required to be executed by it pursuant to the terms of
Section 10.01 hereof affects any right, duty, immunity or indemnity with respect to such institution under this Trust Indenture, such institution may in its discretion decline to execute such document.

                 SECTION 10.03.  DOCUMENTS MAILED TO NOTE HOLDERS

                 Promptly after the execution by the Owner or the Mortgagee of any document entered into pursuant to Section 10.01 hereof, the Mortgagee shall mail, by first class mail, postage prepaid, a copy thereof to Owner (if not a party thereto) and to each Note Holder at its address last set forth in the Equipment Note Register, but the failure of the Mortgagee to mail such copies shall not impair or affect the validity of such document.

                 SECTION 10.04. NO REQUEST NECESSARY FOR TRUST INDENTURE SUPPLEMENT

                 No written request or consent of the Note Holders pursuant to
Section 10.01 hereof shall be required to enable the Mortgagee to execute and deliver a Trust Indenture Supplement specifically required by the terms hereof.

                                   ARTICLE XI

                                 MISCELLANEOUS

                 SECTION 11.01.  TERMINATION OF TRUST INDENTURE

                 Upon (or at any time after) payment in full of the Original Amount of, Make-Whole Amount, if any, and interest on and all other amounts due under all Equipment Notes and provided that there shall then be no other Secured Obligations due to the Indenture Indemnitees, the Note Holders and the Mortgagee hereunder or under the Participation Agreement or other Operative Agreement, the Owner shall direct the Mortgagee to execute and deliver to or as directed in writing by the Owner an appropriate instrument releasing the Aircraft and the Engines and all other Collateral from the Lien of the Trust Indenture and the Mortgagee shall execute and





OWNED AIRCRAFT INDENTURE                51
deliver such instrument as aforesaid; provided, however, that this Trust Indenture and the trusts created hereby shall earlier terminate and this Trust Indenture shall be of no further force or effect upon any sale or other final disposition by the Mortgagee of all property constituting part of the Collateral and the final distribution by the Mortgagee of all monies or other property or proceeds constituting part of the Collateral in accordance with the terms hereof. Except as aforesaid otherwise provided, this Trust Indenture and the trusts created hereby shall continue in full force and effect in accordance with the terms hereof.

                 SECTION 11.02.  NO LEGAL TITLE TO COLLATERAL IN NOTE HOLDERS

                 No holder of an Equipment Note shall have legal title to any part of the Collateral. No transfer, by operation of law or otherwise, of any Equipment Note or other right, title and interest of any Note Holder in and to the Collateral or hereunder shall operate to terminate this Trust Indenture or entitle such holder or any successor or transferee of such holder to an accounting or to the transfer to it of any legal title to any part of the Collateral.

                 SECTION 11.03.  SALE OF AIRCRAFT BY MORTGAGEE IS BINDING

                 Any sale or other conveyance of the Collateral, or any part thereof (including any part thereof or interest therein), by the Mortgagee made pursuant to the terms of this Trust Indenture shall bind the Note Holders and shall be effective to transfer or convey all right, title and interest of the Mortgagee, the Owner and such holders in and to such Collateral or part thereof. No purchaser or other grantee shall be required to inquire as to the authorization, necessity, expediency or regularity of such sale or conveyance or as to the application of any sale or other proceeds with respect thereto by the Mortgagee.

                 SECTION 11.04. TRUST INDENTURE FOR BENEFIT OF OWNER, MORTGAGEE, NOTE HOLDERS AND THE OTHER INDENTURE INDEMNITEES

                 Nothing in this Trust Indenture, whether express or implied, shall be construed to give any person other than the Owner, the Mortgagee, the Note Holders and the other Indenture Indemnitees, any legal or equitable right, remedy or claim under or in respect of this Trust Indenture, except that the persons referred to in the last paragraph of Section 4.02(b) shall be third party beneficiaries of such paragraph.

                 SECTION 11.05.  NOTICES

                 Unless otherwise expressly specified or permitted by the terms hereof, all notices, requests, demands, authorizations, directions, consents, waivers or documents provided or permitted by this Trust Indenture to be made, given, furnished or filed shall be in writing, personally delivered or mailed by certified mail, postage prepaid, or by facsimile or confirmed telex, and (i) if to the Owner, addressed to it at 2929 Allan Parkway, Houston, Texas 77019,
Attention: Chief Financial Officer, facsimile number (713) 520-6329, (ii) if to Mortgagee, addressed to it at its office at Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890, Attention: Corporate Trust Administration, facsimile number (302) 651-8882, (iii) if to any Note Holder or any Indenture Indemnitee, addressed to such party at such address





OWNED AIRCRAFT INDENTURE                52
as such party shall have furnished by notice to the Owner and the Mortgagee, or, until an address is so furnished, addressed to the address of such party (if any) set forth on Schedule 1 to the Participation Agreement or in the Equipment Note Register. Whenever any notice in writing is required to be given by the Owner or the Mortgagee or any Note Holder to any of the other of them, such notice shall be deemed given and such requirement satisfied when such notice is received, or if such notice is mailed by certified mail, postage prepaid, three Business Days after being mailed, addressed as provided above. Any party hereto may change the address to which notices to such party will be sent by giving notice of such change to the other parties to this Trust Indenture.

                 SECTION 11.06.  SEVERABILITY

                 Any provision of this Trust Indenture which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                 SECTION 11.07.  NO ORAL MODIFICATION OR CONTINUING WAIVERS

                 No term or provision of this Trust Indenture or the Equipment Notes may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the Owner and the Mortgagee, in compliance with
Section 10.01 hereof. Any waiver of the terms hereof or of any Equipment Note shall be effective only in the specific instance and for the specific purpose given.

                 SECTION 11.08.  SUCCESSORS AND ASSIGNS

                 All covenants and agreements contained herein shall be binding upon, and inure to the benefit of, each of the parties hereto and the permitted successors and assigns of each, all as herein provided. Any request, notice, direction, consent, waiver or other instrument or action by any Note Holder shall bind the successors and assigns of such holder. Each Note Holder by its acceptance of an Equipment Note agrees to be bound by this Trust Indenture and all provisions of the Operative Agreements applicable to a Note Holder.

                 SECTION 11.09.  HEADINGS

                 The headings of the various Articles and sections herein and in the table of contents hereto are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

                 SECTION 11.10.  NORMAL COMMERCIAL RELATIONS

                 Anything contained in this Trust Indenture to the contrary notwithstanding. Owner and Mortgagee may conduct any banking or other financial transactions, and have banking or other commercial relationships, with Owner, fully to the same extent as if this Trust





OWNED AIRCRAFT INDENTURE                53

Indenture were not in effect, including without limitation the making of loans or other extensions of credit to Owner for any purpose whatsoever, whether related to any of the transactions contemplated hereby or otherwise.

                 SECTION 11.11  GOVERNING LAW; COUNTERPART FORM

                 THIS TRUST INDENTURE SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE. THIS TRUST INDENTURE IS BEING DELIVERED IN THE STATE OF NEW YORK. This Trust Indenture may be executed by the parties hereto in separate counterparts (or upon separate signature pages bound together into one or more counterparts), each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

                 SECTION 11.12.  VOTING BY NOTE HOLDERS

                 All votes of the Note Holders shall be governed by a vote of a Majority in Interest of Note Holders, except as otherwise provided herein.

                 SECTION 11.13.  BANKRUPTCY

                 It is the intention of the parties that the Mortgagee shall be entitled to the benefits of Section 1110 with respect to the right to take possession of the Aircraft. Airframe, Engines and Parts as provided herein in the event of a case under Chapter 11 of the Bankruptcy Code in which Owner is a debtor, and in any instance where more than one construction is possible of the terms and conditions hereof or any other pertinent Operative Agreement, each such party agrees that a construction which would preserve such benefits shall control over any construction which would not preserve such benefits.

                 IN WITNESS WHEREOF, the parties hereto have caused this Trust Indenture and Mortgage to be duly executed by their respective officers thereof duly authorized as of the day and year first above written.

                                        CONTINENTAL AIRLINES, INC.




                                        By:
                                           ------------------------------------
                                           Name:
                                           Title:





                                        WILMINGTON TRUST COMPANY,
                                          as Mortgagee



                                        By:
                                           ------------------------------------
                                           Name:
                                           Title:





OWNED AIRCRAFT INDENTURE                54

                                    ANNEX A

                                  DEFINITIONS

                               GENERAL PROVISIONS

                        (a) In each Operative Agreement, unless otherwise expressly provided, a reference to:

         (i) each of "Owner," "Mortgagee," "Note Holder" or any other person includes, without prejudice to the provisions of any Operative Agreement, any successor in interest to it and any permitted transferee, permitted purchaser or permitted assignee of it;

         (ii) words importing the plural include the singular and words importing the singular include the plural;

         (iii) any agreement, instrument or document, or any annex, schedule or exhibit thereto, or any other part thereof, includes, without prejudice to the provisions of any Operative Agreement, that agreement, instrument or document, or annex, schedule or exhibit, or part, respectively, as amended, modified or supplemented from time to time in accordance with its terms and in accordance with the Operative Agreements, and any agreement, instrument or document entered into in substitution or replacement therefor (including, without limitation, in the case of each Pass Through Trust Agreement, the "Related Pass Through Trust Agreement" as defined therein);

         (iv) any provision of any Law includes any such provision as amended, modified, supplemented, substituted, reissued or reenacted prior to the Closing Date, and thereafter from time to time;

         (v) the words "Agreement," "this Agreement," "hereby," "herein," "hereto," "hereof" and "hereunder" and words of similar import when used in any Operative Agreement refer to such Operative Agreement as a whole and not to any particular provision of such Operative Agreement;

         (vi) the words "including," "including, without limitation," "including, but not limited to," and terms or phrases of similar import when used in any Operative Agreement, with respect to any matter or thing, mean including, without limitation, such matter or thing; and

         (vii) a "Section," an "Exhibit," an "Annex" or a "Schedule" in any Operative Agreement, or in any annex thereto, is a reference to a section of, or an exhibit, an annex or a schedule to, such Operative Agreement or such annex, respectively.





OWNED AIRCRAFT INDENTURE

                          (b)     Each exhibit, annex and schedule to each
Operative Agreement is incorporated in, and shall be deemed to be a part of, such Operative Agreement.

                          (c)     Unless otherwise defined or specified in any
Operative Agreement, all accounting terms therein shall be construed and all accounting determinations thereunder shall be made in accordance with GAAP.

                          (d)     Headings used in any Operative Agreement are
for convenience only and shall not in any way affect the construction of, or be taken into consideration in interpreting, such Operative Agreement.

                          (e)     For purposes of each Operative Agreement, the
occurrence and continuance of a Default or Event of Default referred to in
Section 5.01(v),(vi) or (vii) shall not be deemed to prohibit the Owner from taking any action or exercising any right that is conditioned on no Special Default, Default or Event of Default having occurred and be continuing if such Special Default, Default or Event of Default consists of the institution of reorganization proceedings with respect to Owner under Chapter 11 of the Bankruptcy Code and the trustee or debtor-in- possession in such proceedings shall have (i) agreed to perform its obligations under the Trust Indenture with the approval of the applicable court and thereafter shall have continued to perform such obligations in accordance with Section 1110 or (ii) shall have assumed the Trust Indenture with the approval of the relevant court and thereafter shall have continued to perform its obligations under the Trust Indenture.

                                 DEFINED TERMS

         "Act" means part A of subtitle VII of title 49, United States Code.

         "Actual Knowledge" means (a) as it applies to Mortgagee, actual knowledge of a responsible officer in the Corporate Trust Office, and (b) as it applies to Owner, actual knowledge of a Vice President or more senior officer of Owner or any other officer of Owner having responsibility for the transactions contemplated by the Operative Agreements; provided that each of Owner and Mortgagee shall be deemed to have "Actual Knowledge" of any matter as to which it has received notice from Owner, any Note Holder or Mortgagee, such notice having been given pursuant to Section 11.05 of the Trust Indenture.

         "Affiliate" means, with respect to any person, any other person directly or indirectly controlling, controlled by or under common control with such person. For purposes of this definition, "control" means the power, directly or indirectly, to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise and "controlling," "controlled by" and "under common control with" have correlative meanings.

         "Aircraft" means, collectively, the Airframe and Engines.





OWNED AIRCRAFT INDENTURE                2

         "Aircraft Bill of Sale" means the full warranty bill of sale covering the Aircraft delivered by Airframe Manufacturer to Owner on the Closing Date.

         "Aircraft Documents" means all technical data, manuals and log books, and all inspection, modification and overhaul records and other service, repair, maintenance and technical records that are required by the FAA (or the relevant Aviation Authority), to be maintained with respect to the Aircraft, Airframe, Engines or Parts, and such term shall include all additions, renewals, revisions and replacements of any such materials from time to time made, or required to be made, by the FAA (or other Aviation Authority) regulations, and in each case in whatever form and by whatever means or medium (including, without limitation, microfiche, microfilm, paper or computer disk) such materials may be maintained or retained by or on behalf of Owner (provided, that all such materials shall be maintained in the English language).

         "Airframe" means (a) the aircraft (excluding Engines or engines from time to time installed thereon) manufactured by Airframe Manufacturer and identified by Airframe Manufacturer's model number, United States registration number and Airframe Manufacturer's serial number set forth in the initial Trust Indenture Supplement and any Replacement Airframe and (b) any and all Parts incorporated or installed in or attached or appurtenant to such airframe, and any and all Parts removed from such airframe, unless the Lien of the Trust Indenture shall not be applicable to such Parts in accordance with Section 4.04 of the Trust Indenture. Upon substitution of a Replacement Airframe under and in accordance with the Lease, such Replacement Airframe shall become subject to the Lease and shall be the "Airframe" for all purposes of the Lease and the other Operative Agreements and thereupon the Airframe for which the substitution is made shall no longer be subject to the Lease, and such replaced Airframe shall cease to be the "Airframe."

         "Airframe Manufacturer" means The Boeing Company, a Delaware corporation.

         "Amortization Amount" means, with respect to any Equipment Note, as of any Payment Date, the amount determined by multiplying the percentage set forth opposite such Date on the Amortization Schedule by the Original Amount of such Equipment Note.

         "Amortization Schedule" means, with respect to each Equipment Note, the amortization schedule for such Equipment Note delivered pursuant to Section
2.02 of the Trust Indenture.

         "Applicable Pass Through Trust" means each of the separate pass through trusts created under the Applicable Pass Through Trust Agreements.

         "Applicable Pass Through Trust Agreement" means each of the separate Pass Through Trust Agreements by and between the Owner and an Applicable Pass Through Trustee.

         "Applicable Pass Through Trustee" means each Pass Through Trustee that is a party to the Participation Agreement.





OWNED AIRCRAFT INDENTURE                3

         "Appraiser" means a firm of internationally recognized, independent aircraft appraisers.

         "Average Life Date" for any Equipment Note shall be the date which follows the time of determination by a period equal to the Remaining Weighted Average Life of such Equipment Note. "Remaining Weighted Average Life" on a given date with respect to any Equipment Note shall be the number of days equal to the quotient obtained by dividing (a) the sum of each of the products obtained by multiplying (i) the amount of each then remaining scheduled payment of principal of such Equipment Note by (ii) the number of days from and including such determination date to but excluding the date on which such payment of principal is scheduled to be made, by (b) the then outstanding principal amount of such Equipment Note.

         "Aviation Authority" means the FAA or, if the Aircraft is permitted to be, and is, registered with any other Government Entity under and in accordance with Section 4.02 (e) of the Trust Indenture and Section 6.4.5 of the Participation Agreement, such other Government Entity.

         "Bankruptcy Code" means the United States Bankruptcy Code, 11 U.S.C. Sections 101 et seq.

         "Beneficial Owner" when used in relation to an Equipment Note means a Person that, by reason of direct ownership, contract, share ownership or otherwise, has the right to receive or participate in receiving, directly or indirectly, payments of principal, interest or Make-Whole Amount in respect of such Equipment Note; provided that a Person shall not be deemed to be a Beneficial Owner of an Equipment Note solely because another Person in which such a Person owns common stock or other equity securities is a registered holder or Beneficial Owner of such Equipment Note unless such Person is an Affiliate of such other Person.

         "Bills of Sale" means the FAA Bill of Sale and the Aircraft Bill of Sale.

         "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required by law to close in New York, New York, Houston, Texas, Wilmington, Delaware or Salt Lake City, Utah.

         "Cash Equivalents" means the following securities (which shall mature within 90 days of the date of purchase thereof): (a) direct obligations of the U.S. Government; (b) obligations fully guaranteed by the U.S. Government; (c) certificates of deposit issued by, or bankers' acceptances of, or time deposits or a deposit account with, Mortgagee or any bank, trust company or national banking association incorporated or doing business under the laws of the United States or any state thereof having a combined capital and surplus and retained earnings of at least $500,000,000 and having a rate of "C" or better from the Thomson BankWatch Service; or (d) commercial paper of any issuer doing business under the laws of the United States or one of the states thereof and in each case having a rating assigned to such commercial paper by Standard & Poor's Corporation or Moody's Investors Service, Inc. equal to A1 or higher.

         "Citizen of the United States" is defined in 49 U.S.C. Section 40102(a)(15).





OWNED AIRCRAFT INDENTURE                4

         "Closing" means the closing of the transactions contemplated by the Participation Agreement.

         "Closing Date" means the date on which the Closing occurs.

         "Code" means the Internal Revenue Code of 1986, as amended; provided that, when used in relation to a Plan, "Code" shall mean the Internal Revenue Code of 1986 and any regulations and rulings issued thereunder, all as amended and in effect from time to time.

         "Collateral" is defined in the Granting Clause of the Trust Indenture.

         "Consent and Agreement" means the Manufacturer Consent and Agreement ____, dated as of even date with the Participation Agreement, of Airframe Manufacturer.

         "Corporate Trust Office" means the principal office of Mortgagee located at Mortgagee's address for notices under the Participation Agreement or such other office at which Mortgagee's corporate trust business shall be administered which Mortgagee shall have specified by notice in writing to Owner and each Note Holder.

         "CRAF" means the Civil Reserve Air Fleet Program established pursuant to 10 U.S.C. Section 9511-13 or any similar substitute program.

         "Debt Rate" means, with respect to (i) any Series, the rate per annum specified for such Series under the heading "Interest Rate" in Schedule I to the Trust Indenture and (ii) for any other purpose, with respect to any period, the weighted average interest rate per annum during such period borne by the outstanding Equipment Notes, excluding any interest payable at the Payment Due Rate.

         "Default" means any event or condition that with the giving of notice or the lapse of time or both would become an Event of Default.

         "Deposit Agreement" means each of the four Deposit Agreements between the Escrow Agent and the Depositary, dated as of the Issuance Date, each of which relates to one of the Pass Through Trusts, provided that, for purposes of any obligation of Owner, no amendment, modification or supplement to, or substitution or replacement of, any such Deposit Agreement shall be effective unless consented to by Owner.

         "Depositary" means Credit Suisse First Boston, New York Branch, as Depositary under each Deposit Agreement.

         "Dollars," "United States Dollars" or "$" means the lawful currency of the United States.

         "DOT" means the Department of Transportation of the United States or any Government Entity succeeding to the functions of such Department of Transportation.





OWNED AIRCRAFT INDENTURE                5

         "Engine" means (a) each of the engines manufactured by Engine Manufacturer and identified by Engine Manufacturer's model number and Engine Manufacturer's serial number set forth in the initial Trust Indenture Supplement and originally installed on the Airframe on the Closing Date, and any Replacement Engine, in any case whether or not from time to time installed on such Airframe or installed on any other airframe or aircraft, and (b) any and all Parts incorporated or installed in or attached or appurtenant to such engine, and any and all Parts removed from such engine, unless the Lien of the Trust Indenture shall not apply to such Parts in accordance with Section 4.04 of the Trust Indenture. Upon substitution of a Replacement Engine under and in accordance with the Trust Indenture, such Replacement Engine shall become subject to the Trust Indenture and shall be an "Engine" for all purposes of the Trust Indenture and the other Operative Agreements and thereupon the Engine for which the substitution is made shall no longer be subject to the Trust Indenture, and such replaced Engine shall cease to be an "Engine."

         "Engine Consent and Agreement" means the Engine Manufacturer Consent and Agreement ___ dated as of even date with the Participation Agreement, of Engine Manufacturer.

         "Engine Manufacturer" means _________________ a corporation organized under the laws of __________.

         "Equipment Note Register" is defined in Section 2.07 of the Trust Indenture.

         "Equipment Notes" means and includes any equipment notes issued under the Trust Indenture in the form specified in Section 2.01 thereof (as such form may be varied pursuant to the terms of the Trust Indenture) and any Equipment
Note issued under the Trust Indenture in exchange for or replacement of any Equipment Note.

         "ERISA" means the Employee Retirement Income Security Act of 1974, and any regulations and rulings issued thereunder all as amended and in effect from time to time.

         "Escrow Agent" means First Security Bank, National Association, as Escrow Agent under each of the Escrow Agreements.

         "Escrow Agreement" means each of the four Escrow and Paying Agent Agreements, among the Escrow Agent, the Paying Agent, certain initial purchasers of the Pass Through Certificates named therein and one of the Pass Through Trustees, dated as of the Issuance Date, each of which relates to one of the Pass Through Trusts, provided that, for purposes of any obligation of Owner, no amendment, modification or supplement to, or substitution or replacement of, any such Escrow Agreement shall be effective unless consented to by Owner.

         "Event of Default" is defined in Section 5.01 of the Trust Indenture.

         "Event of Loss" means, with respect to the Aircraft, Airframe or any Engine, any of the following circumstances, conditions or events with respect to such property, for any reason whatsoever:





OWNED AIRCRAFT INDENTURE                6

                          (a)     the destruction of such property, damage to
such property beyond economic repair or rendition of such property permanently unfit for normal use by Owner;

                          (b)     the actual or constructive total loss of such
property or any damage to such property, or requisition of title or use of such property, which results in an insurance settlement with respect to such property on the basis of a total loss or constructive or compromised total loss;

                          (c)     any theft, hijacking or disappearance of such
property for a period of 180 consecutive days or more;

                          (d)     any seizure, condemnation, confiscation,
taking or requisition (including loss of title) of such property by any Government Entity or purported Government Entity (other than a requisition of use by a Permitted Government Entity) for a period exceeding 180 consecutive days or, in the case of a requisition of title, the requisition of title shall not have been reversed within 90 days from the date of such requisition of title; by any U.S. Government Entity;

                          (e)     as a result of any law, rule, regulation,
order or other action by the Aviation Authority or by any Government Entity of the government of registry of the Aircraft or by any Government Entity otherwise having jurisdiction over the operation or use of the Aircraft, the use of such property in the normal course of Owner's business of passenger air transportation is prohibited for a period of 180 consecutive days unless Owner, prior to the expiration of such 180-day period, shall have undertaken and shall be diligently carrying forward such steps as may be necessary or desirable to permit the normal use of such property by Owner, but in any event if such use shall have been prohibited for a period of two consecutive years, provided that no Event of Loss shall be deemed to have occurred if such prohibition has been applicable to Owner's entire U.S. fleet of such property and Owner, prior to the expiration of such two-year period, shall have conformed at least one unit of such property in its fleet to the requirements of any such law, rule, regulation, order or other action and commenced regular commercial use of the same in such jurisdiction and shall be diligently carrying forward, in a manner which does not discriminate against such property in so conforming such property, steps which are necessary or desirable to permit the normal use of the Aircraft by Owner, but in any event if such use shall have been prohibited for a period of three years.

         "Expenses" means any and all liabilities, obligations, losses, damages, settlements, penalties, claims, actions, suits, costs, expenses and disbursements (including, without limitation, reasonable fees and disbursements of legal counsel, accountants, appraisers, inspectors or other professionals, and costs of investigation).

         "FAA" means the Federal Aviation Administration of the United States or any Government Entity succeeding to the functions of such Federal Aviation Administration.

         "FAA Bill of Sale" means a bill of sale for the Aircraft on AC Form 8050-2 (or such other form as may be approved by the FAA) delivered to Owner on the Closing Date by Airframe Manufacturer.





OWNED AIRCRAFT INDENTURE                7

         "FAA Filed Documents" means the Trust Indenture, the Trust Indenture Supplement, the FAA Bill of Sale and an application for registration of the Aircraft with the FAA in the name of Owner.

         "FAA Regulations" means the Federal Aviation Regulations issued or promulgated pursuant to the Act from time to time.

         "Financing Statements" means, collectively, UCC-1 (and, where appropriate, UCC-3) financing statements (a) covering the Collateral, by Owner, as debtor, showing Mortgagee as secured party, for filing in Texas and each other jurisdiction that, in the opinion of Mortgagee, is necessary to perfect its Lien on the Collateral.

         "GAAP" means generally accepted accounting principles as set forth in the statements of financial accounting standards issued by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants, as such principles may at any time or from time to time be varied by any applicable financial accounting rules or regulations issued by the SEC and, with respect to any person, shall mean such principles applied on a basis consistent with prior periods except as may be disclosed in such person's financial statements.

         "Government Entity" means (a) any federal, state, provincial or similar government, and any body, board, department, commission, court, tribunal, authority, agency or other instrumentality of any such government or otherwise exercising any executive, legislative, judicial, administrative or regulatory functions of such government or (b) any other government entity having jurisdiction over any matter contemplated by the Operative Agreements or relating to the observance or performance of the obligations of any of the parties to the Operative Agreements.

         "Indemnitee" means (i) WTC and Mortgagee, (ii) each separate or additional trustee appointed pursuant to the Trust Indenture, (iii) the Subordination Agent, the Paying Agent and the Escrow Agent, (iv) each Liquidity Provider, (v) the Pass Through Trustees, (vi) each Affiliate of the persons described in clauses (i) and (ii), (vii) each Affiliate of the persons described in clauses (iii), (iv) and (v), (viii) the respective directors, officers, employees, agents and servants of each of the persons described in clauses (i), (ii) and (vi), (ix) the respective directors, officers, employees, agents and servants of each of the persons described in clauses (iii), (iv),
(v) and (vii), (x) the successors and permitted assigns of the persons described in clauses (i), (ii) and (viii), and (xi) the successors and permitted assigns of the persons described in clauses (iii), (iv), (v) and
(ix). If any Indemnitee is Airframe Manufacturer or Engine Manufacturer or any subcontractor or supplier of either thereof, such Person shall be an Indemnitee only in its capacity as Note Holder.

         "Indenture Agreements" means the Purchase Agreement and the Bills of Sale, to the extent included in Granting Clause (2) of the Trust Indenture, and any other contract, agreement or instrument from time to time assigned or pledged under the Trust Indenture.

         "Indenture Default" means any condition, circumstance, act or event that, with the giving of notice, the lapse of time or both, would constitute an Indenture Event of Default.





OWNED AIRCRAFT INDENTURE                8

         "Indenture Event of Default" means any one or more of the conditions, circumstances, acts or events set forth in Section 5.01 of the Trust Indenture.

         "Indenture Indemnitee" means (i) WTC and the Mortgagee, (ii) each separate or additional trustee appointed pursuant to the Trust Indenture, (iii) the Subordination Agent, (iv) each Liquidity Provider, (v) each Pass Through Trustee, (vi) the Paying Agent, (vii) the Escrow Agent and (viii) each of the respective directors, officers, employees, agents and servants of each of the persons described in clauses (i) through (vii) inclusive above.

         "Intercreditor Agreement" means that certain Intercreditor Agreement among the Pass Through Trustees, the Liquidity Providers and the Subordination Agent, dated as of the Issuance Date, provided that, for purposes of any obligation of Owner, no amendment, modification or supplement to, or substitution or replacement of, such Intercreditor Agreement shall be effective unless consented to by Owner.

         "IRS" means the Internal Revenue Service of the United States or any Government Entity succeeding to the functions of such Internal Revenue Service.

         "Issuance Date" means March 21, 1997.

         "Law" means (a) any constitution, treaty, statute, law, decree, regulation, order, rule or directive of any Government Entity, and (b) any judicial or administrative interpretation or application of, or decision under, any of the foregoing.

         "Lien" means any mortgage, pledge, lien, charge, claim, encumbrance, lease or security interest affecting the title to or any interest in property.

         "Liquidity Facilities" means the eight Revolving Credit Agreements (consisting of a separate Revolving Credit Agreement with each Liquidity Provider with respect to each Pass Through Trust) between the Subordination Agent, as borrower, and a Liquidity Provider, each dated as of the Issuance Date, provided that, for purposes of any obligation of Owner, no amendment, modification or supplement to, or substitution or replacement of, any such Liquidity Facility shall be effective unless consented to by Owner.

         "Liquidity Provider" means ABN AMRO Bank N.V., acting through its Chicago branch, or ING Bank N.V., each as a Class A Liquidity Provider, Class B Liquidity Provider, Class C-I Liquidity Provider and Class C-II Liquidity Provider (as such terms are defined in the Intercreditor Agreement) under the respective Liquidity Facilities, or any successor thereto.

         "Majority in Interest of Note Holders" means as of a particular date of determination, the holders of a majority in aggregate unpaid Original Amount of all Equipment Notes outstanding as of such date (excluding any Equipment Notes held by Owner or any of its Affiliates (unless all Equipment Notes then outstanding shall be held by Owner or any Affiliate of Owner); provided that for the purposes of directing any action or casting any vote or giving any consent, waiver or instruction hereunder, any Note Holder of an Equipment Note or Equipment Notes may allocate, in such Note Holder's sole discretion, any fractional portion of





OWNED AIRCRAFT INDENTURE                9
the principal amount of such Equipment Note or Equipment Notes in favor of or in opposition to any such action, vote, consent, waiver or instruction.

         "Make-Whole Amount" means, with respect to any Equipment Note, an amount (as determined by an independent investment banker of national standing) equal to the excess, if any, of (a) the present value of the remaining scheduled payments of principal and interest to maturity of such Equipment Note computed by discounting such payments on a semiannual basis on each Payment Date (assuming a 360-day year of twelve 30-day months) using a discount rate equal to the Treasury Yield over (b) the outstanding principal amount of such Equipment Note plus accrued interest to the date of determination. For purposes of determining the Make-Whole Amount, "Treasury Yield" means, at the date of determination with respect to any Equipment Note, the interest rate (expressed as a decimal and, in the case of United States Treasury bills, converted to a bond equivalent yield) determined to be the per annum rate equal to the semi-annual yield to maturity for United States Treasury securities maturing on the Average Life Date of such Equipment Note and trading in the public securities markets either as determined by interpolation between the most recent weekly average yield to maturity for two series of United States Treasury securities, trading in the public securities markets, (A) one maturing as close as possible to, but earlier than, the Average Life Date of such Equipment Note and (B) the other maturing as close as possible to, but later than, the Average Life Date of such Equipment Note, in each case as published in the most recent H.15(519) or, if a weekly average yield to maturity for United States Treasury securities maturing on the Average Life Date of such Equipment Note is reported on the most recent H.15(519), such weekly average yield to maturity as published in such H.15(519). "H.15(519)" means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the Federal Reserve System. The date of determination of a Make- Whole Amount shall be the third Business Day prior to the applicable payment or redemption date and the "most recent H.15(519)" means the H.15(519) published prior to the close of business on the third Business Day prior to the applicable payment or redemption date.

         "Material Adverse Change" means, with respect to any person, any event, condition or circumstance that materially and adversely affects such person's business or consolidated financial condition, or its ability to observe or perform its obligations, liabilities and agreements under the Operative Agreements.

         "Minimum Liability Insurance Amount" is defined in Schedule 3 to the Participation Agreement.

         "Mortgaged Property" is defined in Section 3.03 of the Trust
Indenture.

         "Mortgagee" means Wilmington Trust Company, a Delaware banking corporation, not in its individual capacity but solely as mortgagee under the Trust Indenture.

         "Net Worth" means, for any person, the excess of its total assets over its total liabilities.





OWNED AIRCRAFT INDENTURE                10

         "Non-U.S. Person" means any Person other than a United States person, as defined in Section 7701(a)(30) of the Code.

         "Note Holder" means at any time each registered holder of one or more Equipment Notes.

         "Note Purchase Agreement" means the Note Purchase Agreement, dated as of the Issuance Date, among Continental Airlines, Inc., the Subordination Agent, the Escrow Agent, the Paying Agent and the Pass Through Trustee under each Pass Through Trust Agreement providing for, among other things, the issuance and sale of certain equipment notes.

         "Officer's Certificate" means, in respect of any party to the Participation Agreement, a certificate signed by the Chairman, the President, any Vice President (including those with varying ranks such as Executive, Senior, Assistant or Staff Vice President), the Treasurer or the Secretary of such party.

         "Operative Agreements" means, collectively, the Participation Agreement, the Trust Indenture, the initial Trust Indenture Supplement, the Bills of Sale, and the Equipment Notes.

         "Operative Indentures" means each of the indentures under which notes have been issued and purchased by the Pass Through Trustees pursuant to the Note Purchase Agreement.

         "Original Amount," with respect to an Equipment Note, means the stated original principal amount of such Equipment Note and, with respect to all Equipment Notes, means the aggregate stated original principal amounts of all Equipment Notes.

         "Owner Person" means Owner, any lessee, assignee, successor or other user or person in possession of the Aircraft, Airframe or an Engine with or without color of right, or any Affiliate of any of the foregoing (excluding any Tax Indemnitee or any related Tax Indemnitee with respect thereto, or any person using or claiming any rights with respect to the Aircraft, Airframe or an Engine directly by or through any of the persons in this parenthetical).

         "Participation Agreement" means the Participation Agreement _______ dated as of ________________ among Owner, the Applicable Pass Through Trustees, the Subordination Agent and Mortgagee.

         "Parts" means all appliances, parts, components, instruments, appurtenances, accessories, furnishings, seats and other equipment of whatever nature (other than (a) Engines or engines, and (b) any Removable Part leased by Owner from a third party or subject to a security interest granted to a third party), that may from time to time be installed or incorporated in or attached or appurtenant to the Airframe or any Engine.

         "Pass Through Agreements" means the Pass Through Trust Agreements, the Note Purchase Agreement, the Deposit Agreements, the Escrow Agreements, the Intercreditor Agreement, the Liquidity Facilities and the Fee Letters referred to in Section 2.03 of each of the





OWNED AIRCRAFT INDENTURE                11

Liquidity Facilities, provided that no amendment, modification or supplement to, or substitution or replacement of, any such Fee Letter shall be effective for purposes of any obligation of Owner, unless consented to by Owner.

         "Pass Through Certificates" means the pass through certificates issued by the Pass Through Trusts (and any other pass through certificates for which such pass through certificates may be exchanged).

         "Pass Through Trust" means each of the four separate pass through trusts created under the Pass Through Trust Agreements.

         "Pass Through Trust Agreement" means each of the four separate pass through trust agreements dated as of the Issuance Date by and between the Owner and a Pass Through Trustee.

         "Pass Through Trustee" means Wilmington Trust Company, a Delaware banking corporation, in its capacity as trustee under each Pass Through Trust Agreement.

         "Pass Through Trustee Agreements" means the Participation Agreement, the Pass Through Trust Agreements, the Note Purchase Agreement, the Deposit Agreements, the Escrow Agreements, and the Intercreditor Agreement.

         "Paying Agent" means Wilmington Trust Company, as paying agent under each of the Escrow Agreements.

         "Payment Date" means each April 1 and October 1, commencing on
_________.

         "Payment Due Rate" means, with respect to (i) any payment made to a Note Holder under any Series of Equipment Notes, the lesser of (a) the Debt Rate applicable to such Series plus 2% and (b) the maximum rated permitted by applicable law and (ii) any other payment made under any Operative Agreement to any other Person, 9.45% per annum (computed on the basis of a year of 360 days comprised of twelve 30-day months).

         "Permitted Air Carrier" means (i) any manufacturer of airframes or aircraft engines, or any Affiliate of a manufacturer of airframes or aircraft engines, (ii) any Permitted Foreign Air Carrier, (iii) any person approved in writing by Lessor or (iv) any U.S. Air Carrier.

         "Permitted Country" means any country listed on Schedule 4 to the Participation Agreement.

         "Permitted Foreign Air Carrier" means any air carrier with its principal executive offices in any Permitted Country and which is authorized to conduct commercial airline operations and to operate jet aircraft similar to the Aircraft under the applicable Laws of such Permitted Country.





OWNED AIRCRAFT INDENTURE                12

         "Permitted Government Entity" means (i) the U.S. Government or (ii) any Government Entity if the Aircraft is then registered under the laws of the country of such Government Entity.

         "Permitted Lien" means (a) the rights of Mortgagee under the Operative Agreements, or of any Permitted Lessee under any Permitted Lease; (b) Liens attributable to Mortgagee (both in its capacity as trustee under the Trust Indenture and in its individual capacity); (c) the rights of others under agreements or arrangements to the extent expressly permitted by the terms of
Section 4.02(b) or 4.04 of the Trust Indenture; (d) Liens of Taxes of Owner (and its U.S. federal tax law consolidated group), or Liens for Taxes of any Tax Indemnitee (and its U.S. federal tax law consolidated group) for which Owner is obligated to indemnify such Tax Indemnitee under any of the Operative Agreements, in any such case either not yet due or being contested in good faith by appropriate proceedings so long as such Liens and such proceedings do not involve any material risk of the sale, forfeiture or loss of the Aircraft, the Airframe, or any Engine or the interest of Mortgagee therein or impair the Lien of the Trust Indenture; (e) materialmen's, mechanics', workers', repairers', employees' or other like Liens arising in the ordinary course of business for amounts the payment of which is either not yet delinquent for more than 60 days or is being contested in good faith by appropriate proceedings, so long as such Liens and such proceedings do not involve any material risk of the sale, forfeiture or loss of the Aircraft, the Airframe, or any Engine or the interest of Mortgagee therein or impair the Lien of the Trust Indenture; (f) Liens arising out of any judgment or award against Owner (or any Permitted Lessee), so long as such judgment shall, within 60 days after the entry thereof, have been discharged or vacated, or execution thereof stayed pending appeal or shall have been discharged, vacated or reversed within 60 days after the expiration of such stay, and so long as during any such 60 day period there is not, or any such judgment or award does not involve, any material risk of the sale, forfeiture or loss of the Aircraft, the Airframe, or any Engine or the interest of Mortgagee therein or impair the Lien of the Trust Indenture;
(g) any other Lien with respect to which Owner (or any Permitted Lessee) shall have provided a bond, cash collateral or other security adequate in the reasonable opinion of Mortgagee.

         "Permitted Lease" means a lease permitted under Section 4.02(b) of the Trust Indenture.

         "Permitted Lessee" means the lessee under a Permitted Lease.

         "Persons" or "persons" means individuals, firms, partnerships, joint ventures, trusts, trustees, Government Entities, organizations, associations, corporations, government agencies, committees, departments, authorities and other bodies, corporate or incorporate, whether having distinct legal status or not, or any member of any of the same.

         "Plan" means any employee benefit plan within the meaning of Section 3(3) of ERISA, or any plan within the meaning of Section 4975(e)(1) of the Code.

         "Premium Termination Date" means April 1, 2010 in the case of the Series A Equipment Notes, April 1, 2007 in the case of the Series B Equipment Notes and April 1, 2003 in the case of the Series C Equipment Notes.





OWNED AIRCRAFT INDENTURE                13

         "Purchase Agreement" means the Purchase Agreement No. ____, dated ________________, between Airframe Manufacturer and Owner (including all exhibits thereto, together with all letter agreements entered into that by their terms constitute part of such Purchase Agreement), to the extent included in the Granting Clause (2) of the Trust Indenture.

         "QIB" is defined in Section 2.08 of the Trust Indenture.

         "Registration Rights Agreement" means the Exchange and Registration Rights Agreement dated the Issuance Date by and among Owner and certain initial purchasers of the Pass Through Certificates named therein, providing for, among other things, the exchange offer with respect to such Pass Through Certificates to be registered under the Securities Act or the shelf registration of such Pass Through Certificates for a period specified therein.

         "Removable Part" is defined in Section 4.04(d) of the Trust Indenture.

         "Replacement Airframe" means any airframe substituted for the Airframe pursuant to Article IV of the Trust Indenture.

         "Replacement Engine" means an engine substituted for an Engine pursuant to Article IV of the Trust Indenture.

         "SEC" means the Securities and Exchange Commission of the United States, or any Government Entity succeeding to the functions of such Securities and Exchange Commission.

         "Section 1110" means 11 U.S.C. Section 1110 of the Bankruptcy Code or any successor or analogous section of the federal bankruptcy law in effect from time to time.

         "Secured Obligations" is defined in Section 2.06 of the Trust
Indenture.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Security" means a "security" as defined in Section 2(l) of the Securities Act.

         "Senior Holder" is defined in Section 2.13(c) of the Trust Indenture.

         "Series" means any of Series A, Series B or Series C.

         "Series A" or "Series A Equipment Notes" means Equipment Notes issued under the Trust Indenture and designated as "Series A" thereunder, in the Original Amount and maturities and bearing interest as specified in Schedule I to the Trust Indenture under the heading "Series A."

         "Series B" or "Series B Equipment Notes" means Equipment Notes issued under the Trust Indenture and designated as "Series B" thereunder, in the Original Amount and maturities and bearing interest as specified in Schedule I to the Trust Indenture under the heading "Series B."





OWNED AIRCRAFT INDENTURE                14

         "Series C" or "Series C Equipment Notes" means Equipment Notes issued under the Trust Indenture and designated as "Series C" thereunder, in the Original Amount and maturities and bearing interest as specified in Schedule I to the Trust Indenture under the heading "Series C."

         "Similar Aircraft" means a Boeing Model _______ aircraft.

         "Special Default" means (i) the failure by Owner to pay any amount of principal of or interest on any Equipment Note when due or (ii) the occurrence of any Default or Event of Default referred to in Section 5.01(v), (vi) or
(vii).

         "Subordination Agent" means Wilmington Trust Company, as subordination agent under the Intercreditor Agreement, or any successor thereto.

         "Tax Indemnitee" means (a) WTC and Mortgagee, (b) each separate or additional trustee appointed pursuant to the Trust Indenture, (c) each Note Holder and (d) the respective successors, assigns, agents and servants of the foregoing.

         "Taxes" means all license, recording, documentary, registration and other similar fees and all taxes, levies, imposts, duties, charges, assessments or withholdings of any nature whatsoever imposed by any Taxing Authority, together with any penalties, additions to tax, fines or interest thereon or additions thereto.

         "Taxing Authority" means any federal, state or local government or other taxing authority in the United States, any foreign government or any political subdivision or taxing authority thereof, any international taxing authority or any territory or possession of the United States or any taxing authority thereof.

         "Transaction Expenses" means all costs and expenses incurred by Mortgagee in connection with (a) the preparation, execution and delivery of the Operative Agreements and the recording or filing of any documents, certificates or instruments in accordance with any Operative Agreement, including, without limitation, the FAA Filed Documents and the Financing Statements, (b) the initial fee of Mortgagee under the Trust Indenture and (c) the reasonable fees and disbursements of counsel for each Mortgagee and special counsel in Oklahoma City, Oklahoma, in each case, in connection with the Closing.

         "Transactions" means the transactions contemplated by the Participation Agreement.

         "Transfer" means the transfer, sale, assignment or other conveyance of all or any interest in any property, right or interest.

         "Transferee" means a person to which any Note Holder purports or intends to Transfer any or all of its right, title or interest in the Equipment Note, as described in Section 9 of the Participation Agreement..





OWNED AIRCRAFT INDENTURE                15

         "Trust Indenture" means the Trust Indenture and Mortgage __________, dated as of the date of the Participation Agreement between Owner and Mortgagee.

         "Trust Indenture Supplement" means a Trust Indenture and Mortgage Supplement, substantially in the form of Exhibit A to the Trust Indenture, with appropriate modifications to reflect the purpose for which it is being used.

         "UCC" means the Uniform Commercial Code as in effect in any applicable jurisdiction.

         "United States" or "U.S." means the United States of America; provided that for geographic purposes, "United States" means, in aggregate, the 50 states and the District of Columbia of the United States of America.

         "U.S. Air Carrier" means any United States air carrier that is a Citizen of the United States holding an air carrier operating certificate issued by the Secretary of Transportation pursuant to chapter 447 of title 49 of the United States Code for aircraft capable of carrying 10 or more individuals or 6000 pounds or more of cargo, and as to which there is in force an air carrier operating certificate issued pursuant to Part 121 of the FAA Regulations, or which may operate as an air carrier by certification or otherwise under any successor or substitute provisions therefor or in the absence thereof.

         "U.S. Government" means the federal government of the United States, or any instrumentality or agency thereof the obligations of which are guaranteed by the full faith and credit of the federal government of the United States.

         "U.S. Person" means any Person described in Section 7701 (a)(30) of the Code.

         "Weighted Average Life to Maturity" means, with respect to any specified Debt, at the time of the determination thereof the number of years obtained by dividing the then Remaining Dollar-years of such Debt by the then outstanding principal amount of such Debt. The term "Remaining Dollar-years" shall mean the amount obtained by (1) multiplying the amount of each then-remaining principal payment on such Debt by the number of years (calculated at the nearest one- twelfth) that will elapse between the date of determination of the Weighted Average Life to Maturity of such Debt and the date of that required payment and (2) totaling all the products obtained in clause (1) above.

         "Wet Lease" means any arrangement whereby Owner agrees to furnish the Aircraft, Airframe or any Engine to a third party pursuant to which the Aircraft, Airframe or Engine shall at all times be in the operational control of Owner or a Permitted Lessee, provided that Owner's obligations under the Trust Indenture shall continue in full force and effect notwithstanding any such arrangement.

         "WTC" means Wilmington Trust Company, a Delaware banking corporation, not in its capacity as Mortgagee under the Trust Indenture, but in its individual capacity.





OWNED AIRCRAFT INDENTURE                16

                                                                       EXHIBIT A
                                                                              TO
                                                    TRUST INDENTURE AND MORTGAGE

                    TRUST INDENTURE AND MORTGAGE SUPPLEMENT

         This TRUST INDENTURE AND MORTGAGE SUPPLEMENT NO. 1, dated ______________ ___, ____ (herein called this "Trust Indenture Supplement") of CONTINENTAL AIRLINES, INC., as Owner (the "Owner").

                                  WITNESSETH:

         WHEREAS, the Trust Indenture and Mortgage, dated as of ______________ __, 199_ (as amended and supplemented to the date hereof, the "Trust Indenture") between the Owner and Wilmington Trust Company, as Mortgagee (the "Mortgagee"), provides for the execution and delivery of a supplement thereto substantially in the form hereof, which shall particularly describe the Aircraft, and shall specifically mortgage such Aircraft to the Mortgagee; and

         WHEREAS, each of the Trust Agreement and Trust Indenture relates to the Airframe and Engines described below, and a counterpart of the Trust Indenture is attached hereto and made a part hereof and this Trust Indenture Supplement, together with such counterpart of the Trust Indenture, is being filed for recordation on the date hereof with the FAA as one document;

         NOW, THEREFORE, this Trust Indenture Supplement WITNESSETH that the Owner hereby confirms that the Lien of the Trust Indenture on the Collateral covers all of Owners right, title and interest in and to the following described property:

                                    AIRFRAME

One airframe identified as follows:

                                      FAA Registration            Manufacturer's
Manufacturer             Model             Number                 Serial Number
------------             -----        ----------------            --------------
The Boeing Company

together with all of the Owner's right, title and interest in and to all Parts of whatever nature, whether now owned or hereinafter acquired and which are from time to time incorporated or installed in or attached to said airframe.

                                AIRCRAFT ENGINES

         Two aircraft engines, each such engine having 750 or more rated take-off horsepower or the equivalent thereof, identified as follows:





OWNED AIRCRAFT INDENTURE

Manufacturer                 Manufacturer's Model            Serial Number
------------                 --------------------            -------------

together with all of Owner's right, title and interest in and to all Parts of whatever nature, whether now owned or hereafter acquired and which are from time to time incorporated or installed in or attached to either of such engines.

         Together with all of Owner's right, title and interest in and to (a) all Parts of whatever nature, which from time to time are included within the definition of "Airframe" or "Engine", whether now owned or hereafter acquired, including all substitutions, renewals and replacements of and additions, improvements, accessions and accumulations to the Airframe and Engines (other than additions, improvements, accessions and accumulations which constitute appliances, parts, instruments, appurtenances, accessories, furnishings or other equipment excluded from the definition of Parts) and (b) all Aircraft Documents.

         TO HAVE AND TO HOLD all and singular the aforesaid property unto the Mortgagee, its successors and assigns, in trust for the equal and proportionate benefit and security of the Note Holders and the Indenture Indemnitees, except as provided in Section 2.14 and Article III of the Trust Indenture without any preference, distinction or priority of any one Equipment Note over any other by reason of priority of time of issue, sale, negotiation, date of maturity thereof or otherwise for any reason whatsoever, and for the uses and purposes and subject to the terms and provisions set forth in the Trust Indenture.

         This Trust Indenture Supplement shall be construed as supplemental to the Trust Indenture and shall form a part thereof. The Trust Indenture is each hereby incorporated by reference herein and is hereby ratified, approved and confirmed.

         AND, FURTHER, the Owner hereby acknowledges that the Aircraft referred to in this Trust Indenture Supplement has been delivered to the Owner and is included in the property of the Owner subject to the pledge and mortgage thereof under the Trust Indenture.

                                   *   *   *

         IN WITNESS WHEREOF, the Owner has caused this Trust Indenture Supplement to be duly executed by one of its officers, thereunto duly authorized, on the day and year first above written.


                                        CONTINENTAL AIRLINES, INC.



                                        By:
                                           -----------------------------------
                                           Name:
                                           Title:





OWNED AIRCRAFT INDENTURE                2

                                   SCHEDULE I

                                  ORIGINAL AMOUNT                INTEREST RATE
                                  ---------------                -------------
Series A:

Series B:

Series C:

                          Trust Indenture and Mortgage

                          Equipment Note Amortization

                                                     Percentage of Original
                      Payment Date                     Amount to be Paid
                      ------------                   ----------------------





OWNED AIRCRAFT INDENTURE

                                 EXHIBIT D-1 to
                            Note Purchase Agreement
                            -----------------------

                    FORM OF SPECIAL PARTICIPATION AGREEMENT

            CONFIDENTIAL:  SUBJECT TO RESTRICTIONS ON DISSEMINATION
                    SET FORTH IN SECTION 8 OF THIS AGREEMENT
         ______________________________________________________________


                          PARTICIPATION AGREEMENT ___

                           Dated as of _____________

                                     Among

                          CONTINENTAL AIRLINES, INC.,

                                    Lessee,

                             ______________________

                               Owner Participant,


                              FIRST SECURITY BANK,
                             NATIONAL ASSOCIATION,
                        Not in its individual capacity,
                      except as expressly provided herein,
                          but solely as Owner Trustee,

                                 Owner Trustee

                                      and

                           WILMINGTON TRUST COMPANY,
                        Not in its individual capacity,
                      except as expressly provided herein,
                  but solely as Mortgagee, Subordination Agent
               under the Intercreditor Agreement and Pass Through
         Trustee under each of the Applicable Pass Through Agreements,

                         Mortgagee and Loan Participant

                           __________________________

                       One Boeing Model ________ Aircraft

                    Bearing Manufacturer's Serial No. _____
         ______________________________________________________________





PARTICIPATION AGREEMENT SPECIAL

                                    CONTENTS

SECTION 1.  DEFINITIONS AND CONSTRUCTION ......................................  3

SECTION 2.  PARTICIPATION IN LESSOR'S COST;
            ISSUANCE OF EQUIPMENT NOTES; TERMINATION
            OF OBLIGATION TO PARTICIPATE ......................................  3
     2.1    Participation in Lessor's Cost ....................................  3
     2.2    Nature of Obligations of Participants .............................  4
     2.3    Termination of Obligation to Participate ..........................  4

SECTION 3.  COMMITMENT TO LEASE AIRCRAFT ......................................  4

SECTION 4.  PROCEDURE FOR PARTICIPATION IN PAYMENT
            OF LESSOR'S COST; POSTPONEMENT OF
            SCHEDULED DELIVERY DATE............................................  4
     4.1    Notices of Scheduled Delivery Date ................................  4
     4.2    Payment of Lessor's Cost ..........................................  5
     4.3    Postponement of Scheduled Delivery Date ...........................  6
            4.3.1   Postponement ..............................................  6
            4.3.2   Return of Funds ...........................................  6
     4.4    Closing ...........................................................  6

SECTION 5.  CONDITIONS PRECEDENT ..............................................  7
     5.1    Conditions Precedent to Obligations of Participants................  7
            5.1.1   Notice ....................................................  7
            5.1.2   Delivery of Documents .....................................  7
            5.1.3   Other Commitments ......................................... 12
            5.1.4   Violation of Law .......................................... 12
            5.1.5   Tax Law Change ............................................ 12
            5.1.6   Representations, Warranties and Covenants.................. 12
            5.1.7   No Default ................................................ 13
            5.1.8   No Event of Loss .......................................... 13
            5.1.9   Title ..................................................... 13
            5.1.10  Certification ............................................. 13
            5.1.11  Section 1110 .............................................. 14
            5.1.12  Filing .................................................... 14
            5.1.13  No Proceedings ............................................ 14
            5.1.14  Governmental Action ....................................... 14
            5.1.15  Note Purchase Agreement ................................... 14
            5.1.16  Perfected Security Interest ............................... 15
     5.2    Conditions Precedent to Obligations of Owner Trustee............... 15



PARTICIPATION AGREEMENT SPECIAL                                          PAGE i

            5.2.1   Notice .................................................... 15
            5.2.2   Documents ................................................. 15
            5.2.3   Other Conditions Precedent ................................ 15
     5.3    Conditions Precedent to Obligations of Mortgagee .................. 15
            5.3.1   Notice .................................................... 16
            5.3.2   Documents ................................................. 16
            5.3.3   Other Conditions Precedent ................................ 16
     5.4    Conditions Precedent to Obligations of Lessee...................... 16
            5.4.1   Documents ................................................. 16
            5.4.2   Sales Tax ................................................. 16
            5.4.3   Other Conditions Precedent ................................ 17
            5.4.4   Tax Law Change ............................................ 17
     5.5    Post-Registration Opinion ......................................... 17

SECTION 6.  REPRESENTATIONS AND WARRANTIES .................................... 17
     6.1    Lessee's Representations and Warranties ........................... 17
            6.1.1   Organization; Qualification ............................... 18
            6.1.2   Corporate Authorization ................................... 18
            6.1.3   No Violation .............................................. 18
            6.1.4   Approvals ................................................. 18
            6.1.5   Valid and Binding Agreements .............................. 19
            6.1.6   Litigation ................................................ 19
            6.1.7   Financial Condition ....................................... 20
            6.1.8   Registration and Recordation .............................. 20
            6.1.9   Chief Executive Office .................................... 20
            6.1.10  No Default ................................................ 21
            6.1.11  No Event of Loss .......................................... 21
            6.1.12  Compliance With Laws ...................................... 21
            6.1.13  Securities Laws ........................................... 21
            6.1.14  All Disclosures Made ...................................... 22
            6.1.15  Broker's Fees ............................................. 22
            6.1.16  Section 1110 .............................................. 22
     6.2    Owner Participant's Representations and Warranties ................ 22
            6.2.1   Organization, Etc. ........................................ 22
            6.2.2   Corporate Authorization ................................... 23
            6.2.3   No Violation .............................................. 23
            6.2.4   Approvals ................................................. 23
            6.2.5   Valid and Binding Agreements .............................. 24
            6.2.6   Citizenship ............................................... 24
            6.2.7   No Liens .................................................. 24
            6.2.8   Investment by Owner Participant ........................... 24
            6.2.9   ERISA ..................................................... 24


PARTICIPATION AGREEMENT SPECIAL                                        PAGE ii

            6.2.10  Litigation ................................................ 25
            6.2.11  Securities Laws ........................................... 25
            6.2.12  Broker's Fees ............................................. 25
     6.3    First Security's Representations and Warranties ................... 25
            6.3.1   Organization, Etc. ........................................ 25
            6.3.2   Corporate Authorization ................................... 25
            6.3.3   No Violation .............................................. 26
            6.3.4   Approvals ................................................. 26
            6.3.5   Valid and Binding Agreements .............................. 27
            6.3.6   Citizenship ............................................... 27
            6.3.7   Chief Executive Office .................................... 27
            6.3.8   Title ..................................................... 27
            6.3.9   No Liens; Financing Statements ............................ 27
            6.3.10  Litigation ................................................ 28
            6.3.11  Securities Laws ........................................... 28
            6.3.12  Expenses and Taxes ........................................ 28
     6.4    WTC's Representations and Warranties .............................. 28
            6.4.1   Organization, Etc. ........................................ 29
            6.4.2   Corporate Authorization ................................... 29
            6.4.3   No Violation .............................................. 29
            6.4.4   Approvals ................................................. 30
            6.4.5   Valid and Binding Agreements .............................. 30
            6.4.6   Citizenship ............................................... 31
            6.4.7   No Liens .................................................. 31
            6.4.8   Litigation ................................................ 31
            6.4.9   Securities Laws ........................................... 31
            6.4.10  Investment ................................................ 31
            6.4.11  Taxes ..................................................... 32
            6.4.12  Control ................................................... 32
            6.4.13  Broker's Fees ............................................. 32

SECTION 7.  COVENANTS, UNDERTAKINGS AND AGREEMENTS ............................ 33
     7.1    Covenants of Lessee ............................................... 33
            7.1.1   Corporate Existence; Franchises ........................... 33
            7.1.2   U.S. Air Carrier; Section 1110 ............................ 33
            7.1.3 Notice of Change of Chief Executive Office................... 33
            7.1.4   Certain Assurances ........................................ 34
            7.1.5   Securities Laws ........................................... 35
     7.2    Covenants of Owner Participant .................................... 35
            7.2.1   Liens ..................................................... 35
            7.2.2   Revocation of Trust Agreement ............................. 36
            7.2.3   Change of Situs of Owner Trust ............................ 36
            7.2.4   Compliance with Lease Provisions .......................... 37





PARTICIPATION AGREEMENT SPECIAL                                       PAGE iii

            7.2.5   Securities Act ............................................ 38
            7.2.6   Regarding the Owner Trustee ............................... 38
     7.3    Covenants of First Security and Owner Trustee...................... 38
            7.3.1   Liens ..................................................... 38
            7.3.2   Other Business ............................................ 39
            7.3.3   Notice of Change of Chief Executive Office................. 39
            7.3.4   Securities Act ............................................ 39
            7.3.5   Performance of Agreements ................................. 39
            7.3.6   Release of Lien of Trust Indenture ........................ 39
            7.3.7   Notices; Documents ........................................ 40
            7.3.8   Filings ................................................... 40
     7.4    Covenants of WTC .................................................. 40
            7.4.1   Liens ..................................................... 40
            7.4.2   Securities Act ............................................ 41
            7.4.3   Performance of Agreements ................................. 41
            7.4.4   Withholding Taxes ......................................... 41
     7.5    Covenants of Note Holders ......................................... 41
            7.5.1   Withholding Taxes ......................................... 42
            7.5.2   Transfer; Compliance ...................................... 42
     7.6    Agreements ........................................................ 43
            7.6.1   Owner Trustee Is Owner for All Purposes.................... 43
            7.6.2   Rights under the Lease .................................... 43
            7.6.3   Commencement of Bankruptcy Proceedings..................... 43
            7.6.4   Certain Bankruptcy Matters ................................ 44
            7.6.5   Quiet Enjoyment; Sale by Owner
                    Trustee Binding............................................ 44
            7.6.6   Effect of Lessee's Merger ................................. 45
            7.6.7   Non-Recourse .............................................. 45
            7.6.8   Other Documents; Amendment ................................ 46
            7.6.9   Consents .................................................. 47
            7.6.10  Insurance ................................................. 47
            7.6.11  Extent of Interest of Note Holders ........................ 47
            7.6.12  Foreign Registration ...................................... 47
            7.6.13  Other Commercial Relations Unaffected ..................... 53
            7.6.14  Interest in Certain Engines ............................... 53
            7.6.15  Trust Agreement ........................................... 54
            7.6.16  Release of Lien of Trust Indenture ........................ 54





PARTICIPATION AGREEMENT SPECIAL                                        PAGE iv

 SECTION 8. CONFIDENTIALITY ................................................... 55

 SECTION 9. INDEMNIFICATION AND EXPENSES ...................................... 56
     9.1    General Indemnity ................................................. 56
            9.1.1   Indemnity ................................................. 56
            9.1.2   Exceptions ................................................ 57
            9.1.3   Separate Agreement ........................................ 60
            9.1.4   Notice .................................................... 61
            9.1.5   Notice of Proceedings; Defense
                    of Claims; Limitations..................................... 61
            9.1.6   Information................................................ 62
            9.1.7   Effect of Other Indemnities;
                    Subrogation; Further Assurances............................ 63
            9.1.8   Refunds.................................................... 63
     9.2    Expenses .......................................................... 63
            9.2.1   Invoices and Payment....................................... 63
            9.2.2   Payment of Other Expenses.................................. 64
     9.3    General Tax Indemnity ............................................. 64
            9.3.1   General.................................................... 64
            9.3.2   Certain Exceptions......................................... 65
            9.3.3   Payment.................................................... 69
            9.3.4   Contest.................................................... 71
            9.3.5   Refund..................................................... 74
            9.3.6   Tax Filing................................................. 74
            9.3.7   Forms...................................................... 75
            9.3.8   Non-Parties................................................ 75
            9.3.9   Subrogation................................................ 75
            9.3.10  Foreign Tax On Loan Payments............................... 76
     9.4    Payments .......................................................... 76
     9.5    Interest .......................................................... 76
     9.6    Benefit of Indemnities ............................................ 77

SECTION 10. ASSIGNMENT OR TRANSFER OF INTERESTS ............................... 77
     10.1   Participants, Owner Trustee and Note Holders ...................... 77
            10.1.1  Owner Participant.......................................... 77
            10.1.2  Owner Trustee.............................................. 80
            10.1.3  Note Holders............................................... 80
     10.2   Effect of Transfer ................................................ 81

SECTION 11. REFUNDING AND CERTAIN OTHER MATTERS ............................... 81
     11.1   Refunding Generally ............................................... 81
            11.1.1  Refunding Certificate...................................... 82
            11.1.2  Financing Agreements....................................... 82
            11.1.3  Lease Amendments........................................... 82





PARTICIPATION AGREEMENT SPECIAL                                          PAGE v

            11.1.4  Security Agreements........................................ 83
            11.1.5  Make-Whole Amount.......................................... 83
            11.1.6  Expenses................................................... 83
            11.1.7  Return of Equipment Notes.................................. 83
     11.2   Timing; Refunding Limit; Notice ................................... 83
     11.3   Limitations on Obligation to Refund ............................... 84
     11.4   All Equipment Notes ............................................... 84
     11.5   Execution of Certain Documents .................................... 84
     11.6   ERISA ............................................................. 85
     11.7   Consent to Optional Redemptions ................................... 85

SECTION 12. LEASE FOR ALL PURPOSES; SECTION 1110 .............................. 85

SECTION 13. OWNER PARTICIPANT'S RIGHT TO RESTRUCTURE .......................... 86
     13.1   General Right to Restructure ...................................... 86
     13.2   Limitations on Restructuring Provisions;
            Additional Terms................................................... 87
            13.2.1  Lessee..................................................... 87
            13.2.2  Loan Participant and Note Holders.......................... 87
     13.3   Special Structure Transaction Expenses ............................ 88

SECTION 14. CHANGE OF CITIZENSHIP ............................................. 88
     14.1   Generally ......................................................... 88
     14.2   Owner Participant ................................................. 89
     14.3   Owner Trustee ..................................................... 89
     14.4   Mortgagee ......................................................... 89

SECTION 15. CONCERNING OWNER TRUSTEE .......................................... 90

SECTION 16. MISCELLANEOUS ..................................................... 90
     16.1   Amendments ........................................................ 90
     16.2   Severability ...................................................... 91
     16.3   Survival .......................................................... 91
     16.4   Reproduction of Documents ......................................... 91
     16.5   Counterparts ...................................................... 92
     16.6   No Waiver ......................................................... 92
     16.7   Notices ........................................................... 92
     16.8   GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE .................. 93
     16.9   Third-Party Beneficiary ........................................... 93
     16.10  Entire Agreement .................................................. 94
     16.11  Further Assurances ................................................ 94








PARTICIPATION AGREEMENT SPECIAL                                        PAGE vi

ANNEX, SCHEDULES AND EXHIBITS

ANNEX A -        Definitions

SCHEDULE 1 -     Accounts; Addresses
SCHEDULE 2 -     Commitments
SCHEDULE 3 -     Certain Terms

EXHIBIT A -      Opinion of special counsel to Lessee
EXHIBIT B -      Opinion of corporate counsel to Lessee
EXHIBIT C -      Opinion of corporate counsel to Airframe Manufacturer

EXHIBIT D -      Opinion of special counsel to Owner Trustee
EXHIBIT E -      Opinion of special counsel to Mortgagee
EXHIBIT F -      Opinion of special counsel to Owner Participant
EXHIBIT G -      Opinion of corporate counsel to Owner Participant
EXHIBIT H -      Opinion of special counsel to Loan Participant
EXHIBIT I -      Opinion of special counsel in Oklahoma City, Oklahoma







PARTICIPATION AGREEMENT SPECIAL                                        PAGE vii

                          PARTICIPATION AGREEMENT ___


     PARTICIPATION AGREEMENT ___, dated as of ___________ (this "Agreement"), among (a) CONTINENTAL AIRLINES, INC., a Delaware corporation ("Lessee"), (b) _________________, a New York corporation ("Owner Participant"), (c) FIRST SECURITY BANK NATIONAL ASSOCIATION, a national banking association, not in its individual capacity, except as expressly provided herein, but solely as Owner Trustee (this and all other capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in Section 1) (in its capacity as Owner Trustee, "Owner Trustee" or "Lessor," and in its individual capacity, "First Security"), (d) WILMINGTON TRUST COMPANY, a Delaware banking corporation, not in its individual capacity, except as expressly provided herein, but solely as Mortgagee (in its capacity as Mortgagee, "Mortgagee" and in its individual capacity, "WTC"), (e) WILMINGTON TRUST COMPANY, not in its individual capacity, except as expressly provided herein, but solely as Pass Through Trustee under each of the Applicable Pass Through Trust Agreements, (each, an "Applicable Pass Through Trustee") and (f) WILMINGTON TRUST COMPANY, not in its individual capacity, except as expressly provided herein, but solely as Subordination Agent under the Intercreditor Agreement ("Subordination Agent").

                                    RECITALS

     A. Owner Participant and First Security, concurrently herewith, are entering into the Trust Agreement, pursuant to which, among other things, Owner Trustee agrees to hold the Trust Estate for the use and benefit of Owner Participant upon and subject to the terms and conditions set forth therein.

     B. Lessee and Airframe Manufacturer have entered into the Purchase Agreement, pursuant to which, among other things, Airframe Manufacturer has agreed to manufacture and sell to Lessee and Lessee has agreed to purchase from Airframe Manufacturer, certain aircraft, including the Aircraft.

     C. On the Delivery Date, Lessee and Owner Trustee will enter into the Purchase Agreement Assignment, pursuant to which, among other things, Lessee will assign to Owner Trustee its right to purchase the Aircraft from Airframe Manufacturer upon and





PARTICIPATION AGREEMENT SPECIAL                                          PAGE 1
subject to the terms and conditions set forth in the Purchase Agreement and the Purchase Agreement Assignment.

     D. Pursuant to each of the Pass Through Trust Agreements, on the Issuance Date the Pass Through Trusts were created and the Pass Through Certificates were issued and sold.

     E. Pursuant to the Note Purchase Agreement, each Applicable Pass Through Trustee has agreed to use a portion of the proceeds from the issuance and sale of the Pass Through Certificates issued by each Applicable Pass Through Trust to purchase from the Owner Trustee, on behalf of the related Applicable Pass Through Trust, the Equipment Note bearing the same interest rate as the Pass Through Certificates issued by such Pass Through Trust.

     F. Owner Trustee and Mortgagee, concurrently with the execution and delivery hereof, have entered into the Trust Indenture for the benefit of the Note Holders, pursuant to which, among other things, Owner Trustee agrees (1) to issue Equipment Notes, in the amounts and otherwise as provided in the Trust Indenture, the proceeds of which will be used to pay a portion of Lessor's Cost and (2) to mortgage, pledge and assign to Mortgagee all of Owner Trustee's right, title and interest in the Trust Indenture Estate to secure the Secured Obligations, including, without limitation, Owner Trustee's obligations under the Equipment Notes.

     G. On the Delivery Date, Lessor and Lessee will enter into the Lease, pursuant to which, among other things, Lessor shall lease the Aircraft to Lessee and Lessee shall lease the Aircraft from Lessor upon and subject to the terms and conditions set forth therein.

     H. The parties hereto wish to set forth in this Agreement the terms and conditions upon and subject to which the aforesaid transactions shall be effected.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:




PARTICIPATION AGREEMENT SPECIAL                                          PAGE 2

SECTION 1. DEFINITIONS AND CONSTRUCTION

     Capitalized terms used but not defined herein shall have the respective meanings set forth or incorporated by reference, and shall be construed and interpreted in the manner described, in Annex A.

SECTION 2. PARTICIPATION IN LESSOR'S COST; ISSUANCE OF EQUIPMENT
           NOTES; TERMINATION OF OBLIGATION TO PARTICIPATE

     2.1   PARTICIPATION IN LESSOR'S COST

     Subject to the terms and conditions of this Agreement, on the Delivery Date, Owner Participant and each Applicable Pass Through Trustee shall participate in the payment of Lessor's Cost as follows:

      (a) Owner Participant shall participate in the payment of Lessor's Cost for the Aircraft by making an equity investment in the beneficial ownership of the Aircraft in the amount in Dollars equal to Owner Participant's Percentage multiplied by Lessor's Cost, provided that in no event shall Owner Participant be obligated to make such investment in an amount in excess of the dollar amount set forth for the Owner Participant in Schedule 2; and

      (b) Each Applicable Pass Through Trustee shall make a non-recourse secured loan to Owner Trustee to finance, in part, the Owner Trustee's payment of Lessor's Cost in the amount in Dollars equal to such Pass Through Trustee's PTT Percentage multiplied by Lessor's Cost, such loan to be evidenced by one or more Equipment Notes, dated the Delivery Date, issued to the Subordination Agent as the registered holder on behalf of each such Applicable Pass Through Trustee for the related Applicable Pass Through Trust by Owner Trustee in accordance with this Agreement and the Trust Indenture, in an aggregate principal amount equal to the Commitment of each such Applicable Pass Through Trustee.





PARTICIPATION AGREEMENT SPECIAL                                          PAGE 3

     2.2  NATURE OF OBLIGATIONS OF PARTICIPANTS

     The obligations hereunder of each Participant are several, and not joint, and a Participant shall have no obligation to make available to Owner Trustee any portion of any amount not paid hereunder by any other Participant. The failure by any Participant to perform its obligations hereunder shall not affect the obligations of Lessee toward any other Participant, except to the extent provided in Section 5.4.

     2.3  TERMINATION OF OBLIGATION TO PARTICIPATE

     Notwithstanding any other provision of this Agreement, if the Closing does not occur on or before the Commitment Termination Date, the Commitment of each Participant and its obligation to participate in the payment of Lessor's Cost shall expire and be of no further force and effect; provided, that the liability of any Participant that has defaulted in the payment of its Commitment shall not be released.

SECTION 3. COMMITMENT TO LEASE AIRCRAFT

     Subject to the terms and conditions of this Agreement, concurrently with the issuance of the Equipment Notes on the Delivery Date, Owner Trustee shall purchase and accept delivery of the Aircraft under and pursuant to the Purchase Agreement and the Purchase Agreement Assignment, and thereupon Owner Trustee shall lease the Aircraft to Lessee, and Lessee shall lease the Aircraft from Owner Trustee, under the Lease.

SECTION 4. PROCEDURE FOR PARTICIPATION IN PAYMENT OF LESSOR'S COST;
           POSTPONEMENT OF SCHEDULED DELIVERY DATE

     4.1   NOTICES OF SCHEDULED DELIVERY DATE

     Without limiting its obligations to the Loan Participant under Section 1(b) of the Note Purchase Agreement, Lessee agrees to give Participants, Owner Trustee, and Mortgagee at least one Business Day's written notice of the Scheduled Delivery Date, which notice shall set forth Lessor's Cost and the amount of each Participant's Commitment. Each Participant agrees that making available its respective Commitment shall constitute a waiver of such notice. Owner Trustee and Mortgagee shall be deemed to have waived such notice if WTC shall have received from each Participant funds in the full amount of its respective Commitment.





PARTICIPATION AGREEMENT SPECIAL                                          PAGE 4

     4.2   PAYMENT OF LESSOR'S COST

     (a) Each Participant agrees, subject to the terms and conditions of this Agreement, to make the Dollar amount of its respective Commitment available, by wire transfer of immediately available funds to WTC's account no. 920-1-014363 at The Chase Manhattan Bank (National Association), New York, New York ABA# 021000021 (contact: Emma Budget, tel. (718) 242-3795), reference Continental Lease ___, at or before 12:00 Noon, New York City time, on the Scheduled Delivery Date. All such funds made available by each Participant to WTC shall, until payment thereof to Airframe Manufacturer and Lessee as provided in
Section 4.2(b)(ii) or return thereof to the respective Participant as provided in Section 4.3.2, be held by WTC in trust for the benefit of the respective Participant, as the sole and exclusive property of the respective Participant and not as part of the Trust Estate or the Trust Indenture Estate.

     (b) Subject to the satisfaction, or waiver by the applicable party, of the conditions precedent set forth in Section 5, and simultaneously with the receipt by the parties hereto of all amounts to be paid to them on the Delivery Date pursuant to this Section 4.2, Owner Trustee shall:

           (i) purchase, take title to, and accept delivery of, the Aircraft;

           (ii) in consideration of the transfer of title to the Aircraft to Owner Trustee, direct WTC to pay, from the funds made available to WTC hereunder by the Participants, all or a specified portion of such funds either to (A) Airframe Manufacturer, which payments in the aggregate shall be equal to Manufacturer's Purchase Price, by wire transfer of immediately available funds to Airframe Manufacturer's account set forth in Schedule 1 or (B) Lessee, which payments to Lessee in the aggregate shall be equal to Lessor's Cost minus Manufacturer's Purchase Price, by wire transfer of immediately available funds to Lessee's account set forth in Schedule 1 or as otherwise directed by Lessee;

           (iii) execute an application for registration of the Aircraft with the FAA, the Lease and Lease Supplement No. 1, in each case with respect to the Aircraft;






PARTICIPATION AGREEMENT SPECIAL                                          PAGE 5

           (iv) execute the Trust Indenture and the initial Trust Indenture Supplement and issue the Equipment Notes to the Subordination Agent in accordance with Section 2.1(b);

           (v) lease the Aircraft to Lessee, pursuant to the Lease; and

           (vi) take such other action as may be required to be taken by the Owner Trustee on the Delivery Date by the terms of any Operative Agreement.

     4.3   POSTPONEMENT OF SCHEDULED DELIVERY DATE

          4.3.1  POSTPONEMENT

     If for any reason whatsoever the Closing is not consummated on the Scheduled Delivery Date, Lessee may, subject to the provisions of 1(e) of the Note Purchase Agreement, by telephonic notice, given by 5:00 p.m., New York City time (such telephonic notice to be promptly confirmed in writing by personal delivery or facsimile), on the Scheduled Delivery Date to each Participant, Owner Trustee and Mortgagee, designate a Delayed Delivery Date, in which case the Owner Participant will make its funds available pursuant to
Section 4.2(a), and each Loan Participant shall comply with its obligations under Section 2.01 of each Applicable Pass Through Trust Agreement.

          4.3.2  RETURN OF FUNDS

     WTC shall promptly return to each Participant that makes funds available to it in accordance with Section 4.2(a) such funds, together with interest or income earned thereon, if the Closing fails to occur on the Scheduled Delivery Date, provided that any funds made available by the Owner Participant or the Loan Participants shall be returned on such Scheduled Delivery Date.

     4.4  CLOSING

     The Closing shall occur at the offices of Hughes Hubbard & Reed LLP, One Battery Park Plaza, New York, New York 10004, or such other place as the parties shall agree.






PARTICIPATION AGREEMENT SPECIAL                                          PAGE 6

SECTION 5.  CONDITIONS PRECEDENT

     5.1    CONDITIONS PRECEDENT TO OBLIGATIONS OF PARTICIPANTS

     The obligation of each Participant to make the Dollar amount of its respective Commitment available for payment as directed by the Owner Trustee on the Delivery Date is subject to satisfaction or waiver by each such Participant, on or prior to the Delivery Date, of the conditions precedent set forth below in this Section 5.1; provided, that it shall not be a condition precedent to the obligation of any Participant that any document be produced or action taken that is to be produced or taken by such Participant or by a Person within such Participant's control; provided, further, that Sections 5.1.2(iii),
(xv) and (xxiii)(H) shall not be conditions precedent to the obligation of Loan Participant and Sections 5.1.15 shall not be conditions precedent to the obligation of Owner Participant.

          5.1.1  NOTICE

     Such Participant shall have received the notice described in Section 4.1 or, in the case of a Delayed Delivery Date, 4.3, when and as required thereby, or shall have waived such notice.

          5.1.2  DELIVERY OF DOCUMENTS

     Such Participant shall, except as noted below, have received executed counterparts of the following agreements, instruments, certificates or documents, and such counterparts (a) shall have been duly authorized, executed and delivered by the respective party or parties thereto, (b) shall be reasonably satisfactory in form and substance to such Participant and (c) shall be in full force and effect:

          (i) the Lease; provided, that only Mortgagee shall receive the sole executed chattel paper original thereof;

          (ii) Lease Supplement No. 1 in respect of the Aircraft; provided, that only Mortgagee shall receive the sole executed chattel paper original thereof;

          (iii) the Tax Indemnity Agreement; provided, that only Owner Participant and Lessee shall receive copies of the Tax Indemnity Agreement;

          (iv) the Trust Agreement;





PARTICIPATION AGREEMENT SPECIAL                                          PAGE 7

          (v) the Trust Indenture;

          (vi) the initial Trust Indenture Supplement;

          (vii) the Purchase Agreement Assignment;

          (viii) the Consent and Agreement and the Engine Consent and Agreement;

          (ix) the Equipment Notes dated the Delivery Date; provided, that only the Subordination Agent shall receive the authenticated Equipment Notes;

          (x) an excerpted copy of the Purchase Agreement, to the extent relating to Airframe Manufacturer's or Engine Manufacturer's respective warranties or related obligations or any right in the Purchase Agreement assigned to Owner Trustee pursuant to the Purchase Agreement Assignment; provided, that only Owner Trustee and Mortgagee shall receive copies of such agreements (copies of which may be inspected by Participants and their respective special counsel on the Delivery Date, but after the Delivery Date such copies shall be retained by Owner Trustee and Mortgagee and may be inspected and reviewed by Owner Participant or Loan Participant or their respective counsel if and only if there shall have occurred and be continuing a Lease Default or Lease Event of Default);

          (xi) the Bills of Sale;

          (xii) an invoice from Airframe Manufacturer to Owner Trustee in respect of the Aircraft (except for the BFE) specifying the amount of the Manufacturer's Purchase Price and an invoice from Lessee specifying the amount due to Lessee in respect of the Aircraft and the BFE, which amounts, in the aggregate, shall equal Lessor's Cost of the Aircraft;

          (xiii) an appointment of authorized representatives by Owner Trustee, and an acceptance thereof by such representatives in each case, dated the Delivery Date;

          (xiv) the broker's report and insurance certificates in respect of the Aircraft required by Section 11 of the Lease;





PARTICIPATION AGREEMENT SPECIAL                                          PAGE 8

          (xv) an appraisal or appraisals from an Appraiser, which appraisal or appraisals shall be satisfactory in form and substance to Owner Participant; provided, that only Owner Participant and Lessee shall receive copies of such appraisal or appraisals;

          (xvi) (A) a copy of the Certificate of Incorporation and By-Laws of Lessee and resolutions of the board of directors of Lessee and/or the executive committee thereof, in each case certified as of the Delivery Date, by the Secretary or an Assistant Secretary of Lessee, duly authorizing the execution, delivery and performance by Lessee of the Lessee Operative Agreements required to be executed and delivered by Lessee on or prior to the Delivery Date in accordance with the provisions hereof and thereof; (B) an incumbency certificate of Lessee, Owner Participant, First Security and WTC as to the person or persons authorized to execute and deliver the relevant Operative Agreements on behalf of such party; and (C) a copy of the Certificate of Incorporation or Articles of Incorporation and By-Laws and general authorizing resolutions of the boards of directors (or executive committees) or other satisfactory evidence of authorization of Owner Participant, First Security and WTC, certified as of the Delivery Date by the Secretary or an Assistant or Attesting Secretary of Owner Participant, First Security and WTC, respectively, which authorize the execution, delivery and performance by Owner Participant, First Security and WTC, respectively, of each of the Operative Agreements to which it is a party, together with such other documents and evidence with respect to it as Lessee or any Participant may reasonably request in order to establish the consummation of the transactions contemplated by this Agreement and the taking of all corporate proceedings in connection therewith;

          (xvii) an Officer's Certificate of Lessee, dated as of the Delivery Date, stating that its representations and warranties set forth in this Agreement are true and correct as of the Delivery Date (or, to the extent that any such representation and warranty expressly relates to an earlier date, true and correct as of such earlier date);

          (xviii) an Officer's Certificate of First Security, dated as of the Delivery Date, stating that its representations and warranties, in its individual capacity and as Owner





PARTICIPATION AGREEMENT SPECIAL                                          PAGE 9

      Trustee, set forth in this Agreement are true and correct as of the Delivery Date (or, to the extent that any such representation and warranty expressly relates to an earlier date, true and correct as of such earlier date);

          (xix) an Officer's Certificate of Owner Participant, dated as of the Delivery Date, stating that its representations and warranties set forth in this Agreement are true and correct as of the Delivery Date (or, to the extent that any such representation and warranty expressly relates to an earlier date, true and correct as of such earlier date);

          (xx) an Officer's Certificate of WTC, dated as of the Delivery Date, stating that its representations and warranties, in its individual capacity or as Mortgagee, a Pass Through Trustee or Subordination Agent, as the case may be, set forth in this Agreement are true and correct as of the Delivery Date (or, to the extent that any such representation and warranty expressly relates to an earlier date, true and correct as of such earlier date);

          (xxi) an application for registration of the Aircraft with the FAA in the name of Owner Trustee; provided, that only special counsel in Oklahoma City, Oklahoma shall receive the sole executed copy thereof for filing with the FAA;

          (xxii) the Financing Statements;

          (xxiii) the following opinions of counsel, in each case dated the Delivery Date:

                 (A) an opinion of Hughes Hubbard & Reed LLP, special counsel to Lessee, substantially in the form of Exhibit A;

                 (B) an opinion of Lessee's Legal Department, substantially in the form of Exhibit B;

                 (C) an opinion of ______________________________, corporate counsel to Airframe Manufacturer, substantially in the form of Exhibit C;





PARTICIPATION AGREEMENT SPECIAL                                         PAGE 10

                 (D) an opinion of Ray, Quinney & Nebeker, special counsel to
            Owner Trustee, substantially in the form of Exhibit D;

                 (E) an opinion of Richards, Layton & Finger, special counsel to Mortgagee, substantially in the form of Exhibit E;

                 (F) an opinion of ______________, special counsel to Owner
            Participant, substantially in the form of Exhibit F;

                 (G) an opinion of ______________, corporate counsel to the
            Owner Participant;

                 (H) an opinion of Richards, Layton & Finger, special counsel for the Loan Participant, substantially in the form set forth in Exhibit H;

                 (I) an opinion of ______________, special tax counsel to Owner
            Participant, with respect to certain tax consequences of the transactions contemplated hereby; provided, that only Owner Participant shall receive such opinion; and

                 (J) an opinion of Lytle Soule & Curlee, special counsel in
            Oklahoma City, Oklahoma, substantially in the form of Exhibit I;

          (xxiv) a copy of a current, valid Standard Certificate of Airworthiness for the Aircraft duly issued by the FAA;

          (xxv) a letter of Lessee, certifying the documents Lessee has provided pursuant to Section 6.1.6 and 6.1.7 and attaching any such documents not otherwise furnished to Owner Participant; and

          (xxvi) the Participants and their respective counsel shall have received copies of such documents and papers as such Participants may reasonably request, other than (A) in the case of Loan Participant, copies of the Purchase Agreement, provided that special counsel for Loan Participant may inspect the Purchase Agreement in connection with the transactions contemplated hereby or as a basis for such counsel's closing opinion, and (B) in the case of





PARTICIPATION AGREEMENT SPECIAL                                         PAGE 11
     parties other than Owner Participant and its special counsel, the Tax Indemnity Agreement.

          5.1.3  OTHER COMMITMENTS

     Each other Participant shall have made available the Dollar amount of its Commitment as directed by Owner Trustee in accordance with Section 4.

          5.1.4  VIOLATION OF LAW

     No circumstance or condition shall exist that makes it a violation of Law for (a) Lessee, any Participant, Subordination Agent, Owner Trustee or Mortgagee to execute, deliver and perform the Operative Agreements to which any of them is a party or (b) any Participant to make the Dollar amount of its Commitment available or, in the case of any Loan Participant, to acquire an Equipment Note or to realize the benefits of the security afforded by the Trust Indenture.

          5.1.5  TAX LAW CHANGE

     In respect of Owner Participant, no Adverse Change in Tax Law shall have been enacted, promulgated or issued on or prior to the Delivery Date. Owner Participant agrees to consider promptly, and to consult with Lessee concerning any such Adverse Change in Tax Law and to advise Lessee and Loan Participant promptly if Owner Participant determines that an Adverse Change in Tax Law which has been enacted or promulgated or, if proposed, has a substantial likelihood of becoming effective, would cause Owner Participant to elect not to close with respect to the Aircraft. At any time on or before the Delivery Date, Owner Participant may notify Lessee and Loan Participant that Owner Participant elects not to close as a result of the enactment, promulgation or issuance of any Adverse Change in Tax Law on or before the Delivery Date, specifying such Adverse Change in Tax Law; and failure to give such notice on or before the Delivery Date shall preclude Owner Participant from not closing with respect to such Aircraft as a result of any Adverse Change in Tax Law.

          5.1.6  REPRESENTATIONS, WARRANTIES AND COVENANTS

     The representations and warranties of each other party to this Agreement made, in each case, in this Agreement and in any other Operative Agreement to which it is a party, shall be true







PARTICIPATION AGREEMENT SPECIAL                                         PAGE 12
and accurate in all material respects as of the Delivery Date (unless any such representation and warranty shall have been made with reference to a specified date, in which case such representation and warranty shall be true and accurate as of such specified date) and each other party to this Agreement shall have performed and observed, in all material respects, all of its covenants, obligations and agreements in this Agreement and in any other Operative Agreement to which it is a party to be observed or performed by it as of the Delivery Date.

          5.1.7  NO DEFAULT

     On the Delivery Date, no event shall have occurred and be continuing, or would result from the sale, mortgage or lease of the Aircraft, which constitutes a Lease Default or Lease Event of Default, or an Indenture Default or Indenture Event of Default.

          5.1.8  NO EVENT OF LOSS

     No Event of Loss with respect to the Airframe or any Engine shall have occurred and no circumstance, condition, act or event that, with the giving of notice or lapse of time or both, would give rise to or constitute an Event of Loss with respect to the Airframe or any Engine shall have occurred.

          5.1.9  TITLE

     Owner Trustee shall have good title (subject to filing and recordation of the FAA Bill of Sale with the FAA) to the Aircraft, free and clear of Liens, except (a) the rights of Lessee under the Lease and Lease Supplement No. 1, (b) the Lien created by the Trust Indenture and the initial Trust Indenture Supplement, (c) the beneficial interest of Owner Participant created by the Trust Agreement, (d) Liens permitted by clause (d) (solely for taxes not yet due) of Section 6 of the Lease and (e) Liens permitted by clause (e) (solely for amounts not yet due) of Section 6 of the Lease.

          5.1.10  CERTIFICATION

     The Aircraft shall have been duly certificated by the FAA as to type and airworthiness in accordance with the terms of the Purchase Agreement.





PARTICIPATION AGREEMENT SPECIAL                                         PAGE 13

          5.1.11  SECTION 1110

     Owner Trustee, as lessor under the Lease (and Mortgagee, as assignee of Owner Trustee under the Trust Indenture), shall be entitled to the benefits of
Section 1110 (as currently in effect) with respect to the right to take possession of the Airframe and Engines as provided in the Lease in the event of a case under Chapter 11 of the Bankruptcy Code in which Lessee is a debtor.

          5.1.12  FILING

     On the Delivery Date (a) the FAA Filed Documents shall have been duly filed for recordation (or shall be in the process of being so duly filed for recordation) with the FAA in accordance with the Act and (b) each Financing Statement shall have been duly filed (or shall be in the process of being so duly filed) in the appropriate jurisdiction.

          5.1.13  NO PROCEEDINGS

     No action or proceeding shall have been instituted, nor shall any action be threatened in writing, before any Government Entity, nor shall any order, judgment or decree have been issued or proposed to be issued by any Government Entity, to set aside, restrain, enjoin or prevent the completion and consummation of this Agreement or any other Operative Agreement or the transactions contemplated hereby or thereby.

          5.1.14  GOVERNMENTAL ACTION

     All appropriate action required to have been taken prior to the Delivery Date by the FAA, or any governmental or political agency, subdivision or instrumentality of the United States, in connection with the transactions contemplated by this Agreement shall have been taken, and all orders, permits, waivers, authorizations, exemptions and approvals of such entities required to be in effect on the Delivery Date in connection with the transactions contemplated by this Agreement shall have been issued.

          5.1.15  NOTE PURCHASE AGREEMENT

     The conditions precedent to the obligations of the Loan Participants and the other requirements relating to the Aircraft and the Equipment Notes set forth in the Note Purchase Agreement shall have been satisfied.






PARTICIPATION AGREEMENT SPECIAL                                         PAGE 14

          5.1.16  PERFECTED SECURITY INTEREST

     On the Delivery Date, after giving effect to the filing of the FAA Filed Documents and the Financing Statements, Mortgagee shall have received a duly perfected first priority security interest in all of Owner Trustee's right, title and interest in the Aircraft and the Lease, subject only to Permitted Liens.

     5.2  CONDITIONS PRECEDENT TO OBLIGATIONS OF OWNER TRUSTEE

     The obligation of Owner Trustee to direct the Participants to apply the Commitments to pay Lessor's Cost on the Delivery Date is subject to satisfaction or waiver by Owner Trustee, on or prior to the Delivery Date, of the conditions precedent set forth below in this Section 5.2.

          5.2.1  NOTICE

     Owner Trustee shall have received the notice described in Section 4.1 or, in the case of a Delayed Delivery Date, 4.3, when and as required thereby, or shall have waived such notice.

          5.2.2  DOCUMENTS

     Executed originals of the agreements, instruments, certificates or documents described in Section 5.1.2 shall have been received by Owner Trustee, except as specifically provided therein, unless the failure to receive any such agreement, instrument, certificate or document is the result of any action or inaction by Owner Trustee.

          5.2.3  OTHER CONDITIONS PRECEDENT

     Each of the conditions set forth in Sections 5.1.4, 5.1.6, 5.1.7 and
5.1.11 shall have been satisfied unless the failure of any such condition to be satisfied is the result of any action or inaction by Owner Trustee.

     5.3  CONDITIONS PRECEDENT TO OBLIGATIONS OF MORTGAGEE

     The obligation of Mortgagee to authenticate the Equipment Notes on the Delivery Date is subject to the satisfaction or waiver by Mortgagee, on or prior to the Delivery Date, of the conditions precedent set forth below in this
Section 5.3.




PARTICIPATION AGREEMENT SPECIAL                                         PAGE 15

          5.3.1  NOTICE

     Mortgagee shall have received the notice described in Section 4.1 or, in the case of a Delayed Delivery Date, 4.3, when and as required thereby, or shall have waived such notice.

          5.3.2  DOCUMENTS

     Executed originals of the agreements, instruments, certificates or documents described in Section 5.1.2 shall have been received by Mortgagee, except as specifically provided therein, unless the failure to receive any such agreement, instrument, certificate or document is the result of any action or inaction by Mortgagee.

          5.3.3  OTHER CONDITIONS PRECEDENT

     Each of the conditions set forth in Sections 5.1.4, 5.1.6, 5.1.7, and
5.1.11 shall have been satisfied unless the failure of any such condition to be satisfied is the result of any action or inaction by Mortgagee.

     5.4  CONDITIONS PRECEDENT TO OBLIGATIONS OF LESSEE

     The obligation of Lessee to lease the Aircraft on the Delivery Date is subject to the satisfaction or waiver by Lessee, on or prior to the Delivery Date, of the conditions precedent set forth below in this Section 5.4.

          5.4.1  DOCUMENTS

     Executed originals of the agreements, instruments, certificates or documents described in Section 5.1.2 shall have been received by Lessee, except as specifically provided therein, and shall be satisfactory to Lessee, unless the failure to receive any such agreement, instrument, certificate or document is the result of any action or inaction by Lessee.

          5.4.2  SALES TAX

     Lessee shall be satisfied that no sales, use, value added, goods and services or like tax, and no stamp tax duty, is payable with respect to the delivery of the Aircraft on the Delivery Date to the extent that Lessee has liability therefor under Section 9.3.





PARTICIPATION AGREEMENT SPECIAL                                         PAGE 16

          5.4.3  OTHER CONDITIONS PRECEDENT

     Each of the conditions set forth in Sections 5.1.3 (as to all Participants), 5.1.4, 5.1.5, 5.1.6, 5.1.7 (as to Indenture Defaults or Indenture Events of Default not constituting Lease Defaults or Lease Events of Default, respectively), 5.1.8, 5.1.9, 5.1.10, 5.1.11, 5.1.12, 5.1.13 and 5.1.14
shall have been satisfied or waived by Lessee, unless the failure of any such condition to be satisfied is the result of any action or inaction by Lessee.

          5.4.4  TAX LAW CHANGE

     No Adverse Change in Tax Law shall have been enacted, promulgated or proposed on or prior to the Delivery Date. Lessee agrees to consider promptly, and to consult with Owner Participant concerning, any such Adverse Change in Tax Law and to advise Owner Participant and Loan Participant promptly if Lessee determines that an Adverse Change in Tax Law which has been enacted or promulgated or, if proposed, has a substantial likelihood of becoming effective, would cause Lessee to elect not to close the transactions contemplated by the Lease and this Agreement. At any time on or before the Delivery Date, Lessee may notify Owner Participant and Loan Participant that Lessee elects not to close the transactions contemplated by the Lease and this Agreement as a result of the enactment, promulgation or proposal of any Adverse Change in Tax Law on or before the Delivery Date, specifying such Adverse Change in Tax Law.

     5.5    POST-REGISTRATION OPINION

     Promptly upon the registration of the Aircraft and the recordation of the FAA Filed Documents pursuant to the Act, Lessee will cause Lytle Soule & Curlee, special counsel in Oklahoma City, Oklahoma, to deliver to Lessee, each Participant, Owner Trustee and Mortgagee a favorable opinion or opinions addressed to each of them with respect to such registration and recordation.

SECTION 6.  REPRESENTATIONS AND WARRANTIES

     6.1    LESSEE'S REPRESENTATIONS AND WARRANTIES

     Lessee represents and warrants to each Participant, Subordination Agent, Owner Trustee and Mortgagee that:




PARTICIPATION AGREEMENT SPECIAL                                         PAGE 17

          6.1.1  ORGANIZATION; QUALIFICATION

     Lessee is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has the corporate power and authority to conduct the business in which it is currently engaged and to own or hold under lease its properties and to enter into and perform its obligations under the Lessee Operative Agreements. Lessee is duly qualified to do business as a foreign corporation in good standing in the State of Texas and in all other jurisdictions required by Law or in which the nature and extent of the business conducted by it, or the ownership of its properties, makes such qualification necessary or desirable except where the failure to be so qualified would not give rise to a Material Adverse Change to Lessee.

          6.1.2  CORPORATE AUTHORIZATION

     Lessee has taken, or caused to be taken, all necessary corporate action (including, without limitation, the obtaining of any consent or approval of stockholders required by its Certificate of Incorporation or By-Laws) to authorize the execution and delivery of each of the Lessee Operative Agreements, and the performance of its obligations thereunder.

          6.1.3  NO VIOLATION

     The execution and delivery by Lessee of the Lessee Operative Agreements, the performance by Lessee of its obligations thereunder and the consummation by Lessee on the Delivery Date of the transactions contemplated thereby, do not and will not (a) violate or contravene any provision of the Certificate of Incorporation or By-Laws of Lessee, (b) violate or contravene any Law applicable to or binding on Lessee or (c) violate, contravene or constitute any default under, or result in the creation of any Lien (other than as permitted under the Lease) upon any property of Lessee or any of its subsidiaries under, any indenture, mortgage, chattel mortgage, deed of trust, conditional sales contract, lease, loan or other material agreement, instrument or document to which Lessee is a party or by which Lessee or any of its properties is or may be bound or affected.

          6.1.4  APPROVALS

     The execution and delivery by Lessee of the Lessee Operative Agreements, the performance by Lessee of its obligations





PARTICIPATION AGREEMENT SPECIAL                                         PAGE 18
thereunder and the consummation by Lessee on the Delivery Date of the transactions contemplated thereby do not and will not require the consent, approval or authorization of, or the giving of notice to, or the registration with, or the recording or filing of any documents with, or the taking of any other action in respect of, (a) any trustee or other holder of any Debt of Lessee and (b) any Government Entity, other than the filing of the FAA Filed Documents and the Financing Statements (and continuation statements periodically) and filings, recordings, notices or other ministerial actions pursuant to any routine recording, contractual or regulatory requirements applicable to it.

          6.1.5  VALID AND BINDING AGREEMENTS

     The Lessee Operative Agreements have been duly authorized, executed and delivered by Lessee and, assuming the due authorization, execution and delivery thereof by the other party or parties thereto, constitute the legal, valid and binding obligations of Lessee and are enforceable against Lessee in accordance with the respective terms thereof, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium and other similar Laws affecting the rights of creditors generally and general principles of equity, whether considered in a proceeding at law or in equity.

          6.1.6  LITIGATION

     Except as set forth in Lessee's most recent Annual Report on Form 10-K, as amended, Quarterly Report on Form 10-Q or Current Report on Form 8-K filed by Lessee with the SEC on or prior to the Delivery Date (copies of which (excluding exhibits), in each case, have been furnished to Owner Participant by Lessee), no action, claim or proceeding is now pending or, to the Actual Knowledge of Lessee, threatened, against Lessee, at law, in equity or otherwise, before any court, board, commission, agency or instrumentality of any foreign government or any federal, state or local government or of any agency or subdivision thereof, or before any arbitrator or panel of arbitrators, which is reasonably likely to be determined adversely to Lessee and if determined adversely to Lessee would result in a Material Adverse Change.






PARTICIPATION AGREEMENT SPECIAL                                         PAGE 19

          6.1.7  FINANCIAL CONDITION

     The audited consolidated balance sheet of Lessee with respect to Lessee's most recent fiscal year included in Lessee's most recent Annual Report on Form 10-K, and the related consolidated statements of operations and cash flows for the period then ended (copies of which have been furnished to Owner Participant by Lessee) have been prepared in accordance with GAAP and fairly present in all material respects the financial condition of Lessee and its consolidated subsidiaries as of such date and the results of its operations and cash flows for such period, and since the date of such balance sheet, there has been no material adverse change in such financial condition or operations of Lessee, except for matters disclosed in (a) the financial statements referred to above or (b) any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K filed by Lessee with the SEC on or prior to the date hereof (copies of which (excluding exhibits) have been delivered to Owner Participant by Lessee).

          6.1.8  REGISTRATION AND RECORDATION

     Except for (a) the registration of the Aircraft with the FAA pursuant to the Act in the name of Owner Trustee, (b) the filing for recordation (and recordation) of the FAA Filed Documents, (c) the filing of the Financing Statements (and continuation statements relating thereto at periodic intervals), (d) the taking of possession and retention by Mortgagee of the original counterparts of the Lease and Lease Supplement No. 1 and (e) the affixation of the nameplates referred to in Section 7.1.3 of the Lease, no further action, including any filing or recording of any document (including any financing statement in respect thereof under Article 9 of the UCC) is necessary or advisable in order to establish and perfect the right, title or interest of Owner Trustee, and the Mortgagee's security interest, in the Aircraft and the Lease, as against Lessee and any other Person, in each case, in any applicable jurisdictions.

          6.1.9  CHIEF EXECUTIVE OFFICE

     The chief executive office (as such term is defined in Article 9 of the UCC) of Lessee is located at 2929 Allen Parkway, Houston, Texas 77019.





PARTICIPATION AGREEMENT SPECIAL                                         PAGE 20

          6.1.10  NO DEFAULT

     No event which, if the Aircraft were subject to the Lease, constitutes a Lease Default or Lease Event of Default has occurred and is continuing.

          6.1.11  NO EVENT OF LOSS

     No Event of Loss has occurred with respect to the Airframe or any Engine, and, to the Actual Knowledge of Lessee, no circumstance, condition, act or event has occurred that, with the giving of notice or lapse of time or both gives rise to or constitutes an Event of Loss with respect to the Airframe or any Engine.

          6.1.12  COMPLIANCE WITH LAWS

     (a) Lessee is not in default under, or in violation of, any Law applicable to Lessee or to which Lessee is subject, the violation of which would give rise to a Material Adverse Change to Lessee.

     (b) Without limiting the generality of Section 6.1.12(a):

           (i) Lessee is a Citizen of the United States and a U.S. Air Carrier;

           (ii) Lessee holds all licenses, permits and franchises from the appropriate Government Entities necessary to authorize Lessee to lawfully engage in air transportation and to carry on scheduled commercial passenger service as currently conducted, except where the failure to so hold any such license, permit or franchise would not give rise to a Material Adverse Change to Lessee; and

           (iii) Lessee is not an "investment company" or a company controlled by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

          6.1.13  SECURITIES LAWS

     Neither Lessee nor any person authorized to act on its behalf has directly or indirectly offered any beneficial interest or Security relating to the ownership of the Aircraft or the Lease or any interest in the Trust Estate and Trust Agreement, or any of the Equipment Notes or any other interest in or security





PARTICIPATION AGREEMENT SPECIAL                                         PAGE 21
under the Trust Indenture, for sale to, or solicited any offer to acquire any such interest or security from, or has sold any such interest or security to, any person in violation of the Securities Act or applicable state securities Laws.

          6.1.14  ALL DISCLOSURES MADE

     No Operative Agreement contains any untrue statement of a material fact by Lessee and Lessee has not omitted to state any material fact necessary to make the statements of fact of Lessee, in light of the circumstances under which they were made, contained herein or therein not misleading. For purposes of this Section 6.1.14, the term "Operative Agreements" shall not include the Tax Indemnity Agreement.

          6.1.15  BROKER'S FEES

     No Person acting on behalf of Lessee is or will be entitled to any broker's fee, commission or finder's fee in connection with the Transactions, except for fees payable to Lessee's Advisor, if any.

          6.1.16  SECTION 1110

     Owner Trustee, as lessor under the Lease (and Mortgagee, as assignee of Owner Trustee under the Trust Indenture), is entitled to the benefits of
Section 1110 (as currently in effect) with respect to the right to take possession of the Airframe and Engines as provided in the Lease in the event of a case under Chapter 11 of the Bankruptcy Code in which Lessee is a debtor.

     6.2  OWNER PARTICIPANT'S REPRESENTATIONS AND WARRANTIES

     Owner Participant represents and warrants to Lessee, Loan Participant, Subordination Agent, Owner Trustee and Mortgagee that:

          6.2.1  ORGANIZATION, ETC.

     Owner Participant is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of New York and has the corporate power and authority to conduct the business in which it is currently engaged and to own or hold under lease its properties and to enter into, and perform its obligations under the Owner Participant Agreements and has a





PARTICIPATION AGREEMENT SPECIAL                                         PAGE 22
    tangible net worth (exclusive of good will) greater than $50,000,000.

          6.2.2  CORPORATE AUTHORIZATION

     Owner Participant has taken, or caused to be taken, all necessary corporate action (including, without limitation, the obtaining of any consent or approval of stockholders required by its Certificate of Incorporation or By-Laws) to authorize the execution and delivery of each of the Owner Participant Agreements, and the performance of its obligations thereunder.

          6.2.3  NO VIOLATION

     The execution and delivery by Owner Participant of the Owner Participant Agreements, the performance by Owner Participant of its obligations thereunder and the consummation by Owner Participant on the Delivery Date of the transactions contemplated thereby, do not and will not (a) violate or contravene any provision of the Certificate of Incorporation or By-Laws of Owner Participant, (b) violate or contravene any Law applicable to or binding on Owner Participant (it being understood that no representation or warranty is made with respect to any Law to the extent that such Law relates to ERISA or any Plan, other than as set forth in Section 6.2.9) or (c) violate, contravene or constitute any default under, or result in the creation of any Lien (other than as provided for or otherwise permitted in the Operative Agreements) upon the Trust Estate under, any indenture, mortgage, chattel mortgage, deed of trust, conditional sales contract, lease, loan or other material agreement, instrument or document to which Owner Participant is a party or by which Owner Participant or any of its properties is or may be bound or affected.

          6.2.4  APPROVALS

     The execution and delivery by Owner Participant of the Owner Participant Agreements, the performance by Owner Participant of its obligations thereunder and the consummation by Owner Participant on the Delivery Date of the transactions contemplated thereby do not and will not require the consent, approval or authorization of, or the giving of notice to, or the registration with, or the recording or filing of any documents with, or the taking of any other action in respect of, (a) any trustee or other holder of any Debt of Owner Participant and (b) any Government Entity, other than the filing of the FAA Filed





PARTICIPATION AGREEMENT SPECIAL                                         PAGE 23

Documents and the Financing Statements and routine regulatory filings.

          6.2.5  VALID AND BINDING AGREEMENTS

     The Owner Participant Agreements have been duly authorized, executed and delivered by Owner Participant and, assuming the due authorization, execution and delivery by the other party or parties thereto, constitute the legal, valid and binding obligations of Owner Participant and are enforceable against Owner Participant in accordance with the respective terms thereof, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium and other similar Laws affecting the rights of creditors generally and general principles of equity, whether considered in a proceeding at law or in equity.

          6.2.6  CITIZENSHIP

     On the Delivery Date, Owner Participant is a Citizen of the United States.

          6.2.7  NO LIENS

     On the Delivery Date, there are no Lessor Liens attributable to Owner Participant in respect of all or any part of the Trust Estate.

          6.2.8  INVESTMENT BY OWNER PARTICIPANT

     Owner Participant's beneficial interest in the Trust Estate is being acquired by it for its own account, for investment and not with a view to any resale or distribution thereof, except that, subject to the restrictions on transfer set forth in Section 10, the disposition by Owner Participant of its beneficial interest in the Trust Estate shall at all times be within its control.

          6.2.9  ERISA

     No part of the funds to be used by Owner Participant to acquire or hold its interests in the Trust Estate to be acquired by it under this Agreement directly or indirectly constitutes assets of a Plan.





PARTICIPATION AGREEMENT SPECIAL                                         PAGE 24

          6.2.10  LITIGATION

     There are no pending or, to the Actual Knowledge of Owner Participant, threatened actions or proceedings against Owner Participant before any court, administrative agency or tribunal which, if determined adversely to Owner Participant, would materially adversely affect the ability of Owner Participant to perform its obligations under the Owner Participant Agreements.

          6.2.11  SECURITIES LAWS

     Neither Owner Participant nor any person Owner Participant has authorized to act on its behalf has directly or indirectly offered any beneficial interest in or Security relating to the ownership of the Aircraft or any interest in the Trust Estate, or any of the Equipment Notes or any other interest in or Security under the Trust Indenture for sale to, or solicited any offer to acquire any of the same from, any Person in violation of the Securities Act or applicable state securities Laws.

          6.2.12  BROKER'S FEES

     No Person acting on behalf of Owner Participant is or will be entitled to any broker's fee, commission or finder's fee in connection with the Transactions.

     6.3  FIRST SECURITY'S REPRESENTATIONS AND WARRANTIES

     First Security represents and warrants to Lessee, Owner Participant, Loan Participant, Subordination Agent and Mortgagee that:

          6.3.1  ORGANIZATION, ETC.

     First Security is a national banking association duly organized, validly existing and in good standing under the Laws of the United States, holding a valid certificate to do business as a national banking association with banking authority to execute and deliver, and perform its obligations under, the Owner Trustee Agreements.

          6.3.2  CORPORATE AUTHORIZATION

     First Security has taken, or caused to be taken, all necessary corporate action (including, without limitation, the obtaining of any consent or approval of stockholders required by





PARTICIPATION AGREEMENT SPECIAL                                         PAGE 25

Law or by its Articles of Association or By-Laws) to authorize the execution and delivery by First Security, in its individual capacity and as Owner Trustee, of each of the Owner Trustee Agreements, and the performance of its obligations thereunder.

          6.3.3  NO VIOLATION

     The execution and delivery by First Security, in its individual capacity and as Owner Trustee of the Owner Trustee Agreements, the performance by First Security, in its individual capacity and as Owner Trustee, of its obligations thereunder and the consummation by First Security in its individual capacity and as Owner Trustee on the Delivery Date of the transactions contemplated thereby, do not and will not (a) violate or contravene any provision of the Articles of Association or By-Laws of First Security, (b) violate or contravene any Law applicable to or binding on Owner Trustee or First Security or (c) violate, contravene or constitute any default under, or result in the creation of any Lien (other than the lien of the Trust Indenture) upon any property of First Security, in its individual capacity and as Owner Trustee, or any of its subsidiaries under, any indenture, mortgage, chattel mortgage, deed of trust, conditional sales contract, lease, loan or other material agreement, instrument or document to which First Security, in its individual capacity and as Owner Trustee, is a party or by which First Security, in its individual capacity and as Owner Trustee, or any of its properties is or may be bound or affected.

          6.3.4  APPROVALS

     The execution and delivery by First Security, in its individual capacity and as Owner Trustee, of the Owner Trustee Agreements, the performance by First Security, in its individual capacity and as Owner Trustee, of its obligations thereunder and the consummation by First Security, in its individual capacity and as Owner Trustee, on the Delivery Date of the transactions contemplated thereby do not and will not require the consent, approval or authorization of, or the giving of notice to, or the registration with, or the recording or filing of any documents with, or the taking of any other action in respect of,
(a) any trustee or other holder of any Debt of First Security or (b) any Government Entity, other than the filing of the FAA Filed Documents and the Financing Statements.


PARTICIPATION AGREEMENT SPECIAL                                         PAGE 26

          6.3.5  VALID AND BINDING AGREEMENTS

     The Owner Trustee Agreements have been duly authorized, executed and delivered by First Security, in its individual capacity or as Owner Trustee, as the case may be, and constitute the legal, valid and binding obligations of First Security, in its individual capacity and as Owner Trustee, and, assuming the due authorization, execution and delivery thereof by the other party or parties thereto, are enforceable against First Security, in its individual capacity and as Owner Trustee, in accordance with the respective terms thereof, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium and other similar Laws affecting the rights of creditors generally and general principles of equity, whether considered in a proceeding at law or in equity.

          6.3.6  CITIZENSHIP

     On the Delivery Date, First Security is a Citizen of the United States.

          6.3.7  CHIEF EXECUTIVE OFFICE

     The chief executive office (as such term is defined in Article 9 of the UCC) of Owner Trustee is located at 79 South Main Street, Salt Lake City, Utah 84111.

          6.3.8  TITLE

     On the Delivery Date, Owner Trustee shall have received whatever title (a) to the Aircraft (other than the BFE) as was conveyed to it by Airframe Manufacturer and (b) to the BFE as was conveyed to it by Lessee.

          6.3.9  NO LIENS; FINANCING STATEMENTS

     On the Delivery Date, there are no Lessor Liens attributable to First Security or Owner Trustee in respect of all or any part of the Aircraft, Trust Estate or the Trust Indenture Estate. Except for the Financing Statements, it has not, either in its individual capacity or as Owner Trustee, executed any UCC financing statements relating to the Aircraft or the Lease.





PARTICIPATION AGREEMENT SPECIAL                                         PAGE 27

          6.3.10  LITIGATION

     There are no pending or, to the Actual Knowledge of First Security, threatened actions or proceedings against First Security or Owner Trustee before any court, administrative agency or tribunal which, if determined adversely to First Security, would materially adversely affect the ability of First Security or Owner Trustee, to perform its obligations under the Owner Trustee Agreements.

          6.3.11  SECURITIES LAWS

     Neither First Security, nor any person authorized to act on its behalf, has directly or indirectly offered any beneficial interest or Security relating to the ownership of the Aircraft or any interest in the Trust Estate or any of the Equipment Notes or any other interest in or security under the Trust Indenture for sale to, or solicited any offer to acquire any such interest or security from, or has sold any such interest or security to, any person other than the Participants, except for the offering and sale of the Pass Through Certificates.

          6.3.12  EXPENSES AND TAXES

     There are no Expenses or Taxes that may be imposed on or asserted against the Trust, the Trust Estate or any part thereof or any interest therein, the Trust Indenture Estate, Lessee, Owner Participant, any Applicable Pass Through Trustee, Subordination Agent, Owner Trustee or Mortgagee (except as to Owner Trustee, Taxes imposed on the fees payable to Owner Trustee) under the laws of Utah in connection with the execution, delivery or performance of any Operative Agreement by Owner Trustee or in connection with the issuance of the Equipment Notes, which Expenses or Taxes would not have been imposed if Owner Trustee had not (x) had its principal place of business in, (y) performed (in its individual capacity or as Owner Trustee) any or all of its duties under the Operative Agreements in or (z) engaged in any activities unrelated to the transactions contemplated by the Operative Agreements in, the State of Utah.

     6.4  WTC'S REPRESENTATIONS AND WARRANTIES

     WTC represents and warrants (with respect to Section 6.4.10 solely in its capacity as Subordination Agent) to Lessee, Owner Participant and Owner Trustee that:




PARTICIPATION AGREEMENT SPECIAL                                         PAGE 28

          6.4.1  ORGANIZATION, ETC.

     WTC is a Delaware banking corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, holding a valid certificate to do business as a Delaware banking corporation with banking authority to execute and deliver, and perform its obligations under, the Mortgagee Agreements, the Pass Through Trustee Agreements and the Subordination Agent Agreements.

          6.4.2  CORPORATE AUTHORIZATION

     WTC has taken, or caused to be taken, all necessary corporate action (including, without limitation, the obtaining of any consent or approval of stockholders required by Law or by its Certificate of Incorporation or By-Laws) to authorize the execution and delivery by WTC, in its individual capacity or as Mortgagee, a Pass Through Trustee or Subordination Agent, as the case may be, of the Mortgagee Agreements, the Pass Through Trustee Agreements and the Subordination Agent Agreements and the performance of its obligations thereunder.

          6.4.3  NO VIOLATION

     The execution and delivery by WTC, in its individual capacity or as Mortgagee, a Pass Through Trustee or Subordination Agent, as the case may be, of the Mortgagee Agreements, the Pass Through Trustee Agreements and the Subordination Agent Agreements, the performance by WTC, in its individual capacity or as Mortgagee, a Pass Through Trustee or Subordination Agent, as the case may be, of its obligations thereunder and the consummation on the Delivery Date of the transactions contemplated thereby, do not and will not (a) violate or contravene any provision of the Certificate of Incorporation or By-Laws of WTC, (b) violate or contravene any Law applicable to or binding on WTC, in its individual capacity or (except in the case of any Law relating to any Plan) as Mortgagee, a Pass Through Trustee or Subordination Agent, or (c) violate, contravene or constitute any default under, or result in the creation of any Lien (other than the lien of the Trust Indenture) upon any property of WTC, in its individual capacity or as Mortgagee, a Pass Through Trustee or Subordination Agent, or any of WTC's subsidiaries under, any indenture, mortgage, chattel mortgage, deed of trust, conditional sales contract, lease, loan or other agreement, instrument or document to which WTC is a party or by which WTC, in its individual capacity or as Mortgagee, a Pass Through Trustee or Subordination Agent, is a






PARTICIPATION AGREEMENT SPECIAL                                         PAGE 29
party or by which WTC, in its individual capacity or as Mortgagee, a Pass Through Trustee or Subordination Agent, or any of their respective properties is or may be bound or affected.

          6.4.4  APPROVALS

     The execution and delivery by WTC, in its individual capacity or as Mortgagee, a Pass Through Trustee or Subordination Agent, as the case may be, of the Mortgagee Agreements, the Pass Through Trustee Agreements and the Subordination Agent Agreements, the performance by WTC, in its individual capacity or as Mortgagee, a Pass Through Trustee or Subordination Agent, as the case may be, of its obligations thereunder and the consummation on the Delivery Date by WTC, in its individual capacity or as Mortgagee, a Pass Through Trustee or Subordination Agent, as the case may be, of the transactions contemplated thereby do not and will not require the consent, approval or authorization of, or the giving of notice to, or the registration with, or the recording or filing of any documents with, or the taking of any other action in respect of,
(a) any trustee or other holder of any Debt of WTC or (b) any Government Entity, other than the filing of the FAA Filed Documents and the Financing Statements.

          6.4.5  VALID AND BINDING AGREEMENTS

     The Mortgagee Agreements, the Pass Through Trustee Agreements and the Subordination Agent Agreements have been duly authorized, executed and delivered by WTC and, assuming the due authorization, execution and delivery by the other party or parties thereto, constitute the legal, valid and binding obligations of WTC, in its individual capacity or as Mortgagee, a Pass Through Trustee or Subordination Agent, as the case may be, and are enforceable against WTC, in its individual capacity or as Mortgagee, a Pass Through Trustee or Subordination Agent, as the case may be, in accordance with the respective terms thereof, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other similar Laws affecting the rights of creditors generally and general principles of equity, whether considered in a proceeding at law or in equity.





PARTICIPATION AGREEMENT SPECIAL                                         PAGE 30

          6.4.6  CITIZENSHIP

     WTC is a Citizen of the United States.

          6.4.7  NO LIENS

     On the Delivery Date, there are no Lessor Liens attributable to WTC in respect of all or any part of the Trust Estate or the Trust Indenture Estate.

          6.4.8  LITIGATION

     There are no pending or, to the Actual Knowledge of WTC, threatened actions or proceedings against WTC, in its individual capacity or as Mortgagee, a Pass Through Trustee or Subordination Agent, before any court, administrative agency or tribunal which, if determined adversely to WTC, in its individual capacity or as Mortgagee, a Pass Through Trustee or Subordination Agent, as the case may be, would materially adversely affect the ability of WTC, in its individual capacity or as Mortgagee, a Pass Through Trustee or Subordination Agent, as the case may be, to perform its obligations under any of the Mortgagee Agreements, the Pass Through Trustee Agreements or the Subordination Agent Agreements.

          6.4.9  SECURITIES LAWS

     Neither WTC nor any person authorized to act on its behalf has directly or indirectly offered any beneficial interest or Security relating to the ownership of the Aircraft or any interest in the Trust Indenture Estate or any of the Equipment Notes or any other interest in or security under the Trust Indenture for sale to, or solicited any offer to acquire any such interest or security from, or has sold any such interest or security to, any Person other than the Participants, except for the offering and sale of the Pass Through Certificates.

          6.4.10  INVESTMENT

     The Equipment Notes to be acquired by the Subordination Agent are being acquired by it for the account of the Applicable Pass Through Trustees, for investment and not with a view to any resale or distribution thereof, except that, subject to the restrictions on transfer set forth in Section 10.1.3, the disposition by it of its Equipment Notes shall at all times be within its control.





PARTICIPATION AGREEMENT SPECIAL                                         PAGE 31

          6.4.11  TAXES

     There are no Taxes payable by any Applicable Pass Through Trustee or WTC, as the case may be, imposed by the State of Delaware or any political subdivision or taxing authority thereof in connection with the execution, delivery and performance by such Pass Through Trustee or WTC, as the case may be, of this Agreement or any of the Pass Through Trustee Agreements (other than franchise or other taxes based on or measured by any fees or compensation received by any such Pass Through Trustee or WTC, as the case may be, for services rendered in connection with the transactions contemplated by any of the Pass Through Trust Agreements), and there are no Taxes payable by any Applicable Pass Through Trustee or WTC, as the case may be, imposed by the State of Delaware or any political subdivision thereof in connection with the acquisition, possession or ownership by any such Pass Through Trustee of any of the Equipment Notes (other than franchise or other taxes based on or measured by any fees or compensation received by any such Pass Through Trustee or WTC, as the case may be, for services rendered in connection with the transactions contemplated by any of the Pass Through Trust Agreements), and, assuming that the trusts created by the Pass Through Trust Agreements will not be taxable as corporations, but, rather, each will be characterized as a grantor trust under subpart E, Part I of Subchapter J of the Code or as a partnership under Subchapter K of the Code, such trusts will not be subject to any Taxes imposed by the State of Delaware or any political subdivision thereof.

          6.4.12  CONTROL

     WTC is not an Affiliate of the Owner Participant or the Owner Trustee.

          6.4.13  BROKER'S FEES

     No Person acting on behalf of WTC, in its individual capacity or as Mortgagee, any Applicable Pass Through Trustee or Subordination Agent, is or will be entitled to any broker's fee, commission or finder's fee in connection with the Transactions.



PARTICIPATION AGREEMENT SPECIAL                                         PAGE 32

SECTION 7.  COVENANTS, UNDERTAKINGS AND AGREEMENTS

     7.1    COVENANTS OF LESSEE

     Lessee covenants and agrees, at its own cost and expense, with Owner Participant, Loan Participant, Owner Trustee and Mortgagee as follows:

          7.1.1  CORPORATE EXISTENCE; FRANCHISES

     Lessee shall at all times maintain its corporate existence, except as permitted by Section 13.2 of the Lease, and shall not wind-up, liquidate or dissolve or take any action, or fail to take any action, that would have the effect of any of the foregoing. Lessee will do or cause to be done all things necessary to preserve and keep in full force and effect its rights (charter and statutory) and franchises, except that Lessee shall not be required to preserve or keep in full force and effect any right or franchise if Lessee shall reasonably determine that the preservation thereof is no longer necessary or desirable in the conduct of its business and if the loss thereof does not (a) adversely affect or diminish the rights of Participants under the Operative Agreements or (b) materially and adversely affect Lessee's ability to observe or perform its obligations, liabilities and agreements under the Lessee Operative Agreements.

          7.1.2  U.S. AIR CARRIER; SECTION 1110

     Lessee shall at all times remain a U.S. Air Carrier and shall at all times be otherwise certificated and registered to the extent necessary to entitle Owner Trustee (and Mortgagee as assignee of Owner Trustee's rights under the Lease) the rights afforded to lessors of aircraft equipment under Section 1110.

          7.1.3  NOTICE OF CHANGE OF CHIEF EXECUTIVE OFFICE

     Lessee will give Owner Participant, Owner Trustee and Mortgagee timely written notice (but in any event not later than three Business Days after its occurrence) of any relocation of its chief executive office (as such term is defined in Article 9 of the UCC) from its then present location and will promptly take any action required by Section 7.1.4(c) as a result of such relocation.




PARTICIPATION AGREEMENT SPECIAL                                         PAGE 33

          7.1.4  CERTAIN ASSURANCES

     (a) Lessee shall duly execute, acknowledge and deliver, or shall cause to be executed, acknowledged and delivered, all such further agreements, instruments, certificates or documents, and shall do and cause to be done such further acts and things, in any case, as Owner Participant, Owner Trustee or Mortgagee shall reasonably request in connection with its administration of, or to carry out more effectually the purposes of, or to better assure and confirm unto it the rights and benefits to be provided under, this Agreement and the other Operative Agreements.

     (b) Lessee shall promptly take such action with respect to the recording, filing, re-recording and refiling of the Lease, the Trust Agreement and the Trust Indenture and the respective supplements thereto, including, without limitation, Lease Supplement No. 1 and the Trust Indenture Supplement, as shall be necessary to establish, perfect and protect the interests and rights of Owner Trustee in and to the Aircraft and under the Lease and the perfection and priority of the Lien created by the Trust Indenture. Lessee shall furnish to Owner Participant or Owner Trustee such information (other than with respect to the citizenship of Owner Participant and Owner Trustee) in Lessee's possession or otherwise reasonably available to Lessee as may be required to enable Owner Participant or Owner Trustee to make application for registration of the Aircraft under the Act (subject to Lessee's rights under Section 7.1.2 of the Lease) and shall, without limiting the generality of Section 9, pay or cause to be paid all out-of-pocket costs and expenses thereof (including, without limitation, reasonable attorneys' fees and disbursements).

     (c) Lessee, at its sole cost and expense, will cause the FAA Filed Documents, the Financing Statements and all continuation statements (and any amendments necessitated by any combination, consolidation or merger pursuant to
Section 13.2 of the Lease, or any relocation of its chief executive office) in respect of the Financing Statements to be prepared and, subject only to the execution and delivery thereof by Owner Trustee and Mortgagee, as applicable, duly and timely filed and recorded, or filed for recordation, to the extent permitted under the Act (with respect to the FAA Filed Documents) or the UCC or similar law of any other applicable jurisdiction (with respect to such other documents).





PARTICIPATION AGREEMENT SPECIAL                                         PAGE 34

     (d) If the Aircraft has been registered in a country other than the United States pursuant to Section 7.1.2 of the Lease, Lessee will furnish to Owner Trustee, Mortgagee and each Participant annually after such registration, commencing with the calendar year after such registration is effected, an opinion of special counsel reasonably satisfactory to the Owner Participant and the Mortgagee, stating that, in the opinion of such counsel, either that (i) such action has been taken with respect to the recording, filing, rerecording and refiling of the Operative Agreements and any supplements and amendments thereto as is necessary to establish, perfect and protect Owner Trustee's and Mortgagee's respective right, title and interest in and to the Aircraft and the Operative Agreements, reciting the details of such actions, or (ii) no such action is necessary to maintain the perfection of such right, title and interest.

          7.1.5  SECURITIES LAWS

     Neither Lessee nor any person authorized to act on its behalf will directly or indirectly offer any beneficial interest or Security relating to the ownership of the Aircraft or the Lease or any interest in the Trust Estate and Trust Agreement or any of the Equipment Notes or any other interest in or security under the Trust Indenture, for sale to, or solicit any offer to acquire any such interest or security from, or sell any such interest or security to, any person in violation of the Securities Act or applicable state or foreign securities Laws.

     7.2  COVENANTS OF OWNER PARTICIPANT

     Owner Participant covenants and agrees with Lessee, and, except with respect to Section 7.2.4, Loan Participant, Subordination Agent, Owner Trustee and Mortgagee as follows:

          7.2.1  LIENS

     Owner Participant (a) will not directly or indirectly create, incur, assume or suffer to exist any Lessor Lien attributable to it on or with respect to all or any part of the Trust Estate, the Trust Indenture Estate or the Aircraft, (b) will, at its own cost and expense, promptly take such action as may be necessary to discharge any Lessor Lien attributable to Owner Participant on all or any part of the Trust Estate, the Trust Indenture Estate or the Aircraft and (c) will make restitution to the Trust Estate for any actual diminution of the





PARTICIPATION AGREEMENT SPECIAL                                         PAGE 35
assets of the Trust Estate resulting from such Lessor Liens attributable to or caused by it.

          7.2.2  REVOCATION OF TRUST AGREEMENT

     (a) Owner Participant (i) will comply with the provisions of the Trust Agreement applicable to it, the non-compliance with which would have a material adverse effect on Lessee, any Note Holder or Mortgagee, (ii) will not terminate or revoke the Trust Agreement or the trusts created thereunder prior to the termination or expiration of the Term of the Lease, without the consent of Lessee, or prior to the discharge of the Lien of the Trust Indenture, without the consent of the Mortgagee and (iii) will not amend, modify or supplement the Trust Agreement, or waive any of the provisions thereof, prior to the termination or expiration of the Term of the Lease if such amendment, modification, supplement or waiver would have a material adverse effect on Lessee, without the consent of Lessee, or prior to the discharge of the Lien of the Trust Indenture if such amendment, modification, supplement or waiver would have a material adverse effect on Mortgagee or any Note Holder, without the consent of Mortgagee.

     (b) Notwithstanding Section 7.2.2(a), Owner Participant may at any time remove Owner Trustee pursuant to Section 9.1 of the Trust Agreement or terminate the Trust Agreement pursuant to Section 11.2 of the Trust Agreement.

          7.2.3  CHANGE OF SITUS OF OWNER TRUST

     If, at any time, any Tax Indemnitee or the Trust Estate becomes subject to any Taxes for which it is indemnified pursuant to Section 9.3 of this Agreement and if, as a consequence thereof, Lessee should request that the situs of the Trust be moved to another state in the United States from the state in which it is then located, the situs of the Trust may be moved with the written consent of Owner Participant (which consent shall not be unreasonably withheld) and Owner Participant will take whatever action may be reasonably necessary to accomplish such removal; provided, that, in any event, (a) Lessee shall provide such additional tax indemnification as Owner Participant and the Note Holders may reasonably request to cover any additional unindemnified Taxes or loss of Tax benefits described in the assumptions in the Tax Indemnity Agreement resulting from such change in the situs of the Trust, (b) the rights and





PARTICIPATION AGREEMENT SPECIAL                                         PAGE 36
obligations under the Operative Agreements of Owner Participant, the Note Holders, Pass Through Trustees and Mortgagee shall not be adversely affected as a result of the taking of such action, (c) the Lien of the Trust Indenture on the Trust Indenture Estate shall not be adversely affected by such action, and Lessee and Owner Trustee shall execute and deliver such documents as may reasonably be requested by Mortgagee to protect and maintain the perfection and priority of such Lien, (d) Owner Participant, Mortgagee and Pass Through Trustee shall have received an opinion or opinions of counsel (which counsel is reasonably satisfactory to Owner Participant , Mortgagee and Pass Through Trustees) in scope, form and substance reasonably satisfactory to Owner Participant, Mortgagee and Pass Through Trustees to the effect that (i) the Trust, as thus removed, shall remain a validly established trust, (ii) any amendments to the Trust Agreement necessitated by such removal shall have been duly authorized, executed and delivered by the parties thereto and shall constitute the valid and binding obligations of such parties, enforceable in accordance with their terms, (iii) covering such other matters as Owner Participant, Mortgagee and Pass Through Trustees may reasonably request, (e) if such removal involves the replacement of Owner Trustee, then Owner Participant, Mortgagee and Pass Through Trustees shall have received an opinion of counsel to such successor Owner Trustee in form and substance reasonably satisfactory to Owner Participant, Mortgagee and Pass Through Trustees covering the matters described in the opinion delivered pursuant to Section 5.1.2(xxiii)(D) and (f) Lessee shall indemnify and hold harmless Owner Participant, Note Holders, and First Security, in its individual capacity and as Owner Trustee and Pass Through Trustees, on a net after-tax basis against any and all reasonable out-of-pocket costs and expenses including attorneys' fees and disbursements, fees and expenses of any new owner trustee, registration, recording or filing fees and taxes incurred by Owner Participant, Note Holders, Owner Trustee and Pass Through Trustees in connection with such change of situs. Owner Participant agrees with Lessee that, prior to the termination or expiration of the Term of the Lease, it will not consent to or direct a change in the situs of the Trust Estate without the prior written consent of Lessee.

          7.2.4  COMPLIANCE WITH LEASE PROVISIONS

     Owner Participant will, solely for the benefit of Lessee, comply with the express provisions applicable to it contained in Sections 3.2.1 and 8.2.5 of the Lease.





PARTICIPATION AGREEMENT SPECIAL                                         PAGE 37

          7.2.5  SECURITIES ACT

     Owner Participant will not directly or indirectly offer any beneficial interest or security relating to the ownership of the Aircraft or any interest in the Trust Estate or any of the Equipment Notes or any other interest in or security under the Trust Indenture for sale to, or solicit any offer to acquire any such interest or security from, or sell any such interest or security to, any Person in violation of the Securities Act or applicable state or foreign securities Laws, provided that the foregoing shall not be deemed to impose on Owner Participant any responsibility with respect to any such offer, sale or solicitation by any other party hereto.

          7.2.6  REGARDING THE OWNER TRUSTEE

     Owner Participant will not cause Owner Trustee to violate its obligations under each Owner Trustee Agreement.

     7.3  COVENANTS OF FIRST SECURITY AND OWNER TRUSTEE

     First Security, in its individual capacity and/or as Owner Trustee, as provided below, covenants and agrees with Lessee, Owner Participant, each Note Holder and Mortgagee as follows:

          7.3.1  LIENS

     First Security (a) will not directly or indirectly create, incur, assume or suffer to exist any Lessor Lien attributable to it or Owner Trustee with respect to all or any part of the Trust Estate, the Trust Indenture Estate or the Aircraft, (b) will, at its own cost and expense, promptly take such action as may be necessary to discharge any Lessor Lien attributable to First Security or Owner Trustee on all or any part of the Trust Estate, the Trust Indenture Estate or the Aircraft and (c) will personally hold harmless and indemnify Lessee, Owner Participant, each Note Holder, Mortgagee, each of their respective Affiliates, successors and permitted assigns, the Trust Estate and the Trust Indenture Estate from and against (i) any and all Expenses, (ii) any reduction in the amount payable out of the Trust Estate or the Trust Indenture Estate and (iii) any interference with the possession, operation or other use of all or any part of the Aircraft imposed on, incurred by or asserted against any of the foregoing as a consequence of any such Lessor Lien.






PARTICIPATION AGREEMENT SPECIAL                                         PAGE 38

          7.3.2  OTHER BUSINESS

     Owner Trustee will not enter into any business or other activity except as contemplated by the Operative Agreements.

          7.3.3  NOTICE OF CHANGE OF CHIEF EXECUTIVE OFFICE

     First Security, in its individual capacity and as Owner Trustee, will give Lessee, each Participant and Mortgagee 30 days' prior written notice of any relocation of its chief executive office (as such term is defined in Article 9 of the UCC) from its then present location and will promptly take any action required by Section 7.3.8 as a result of such relocation.

          7.3.4  SECURITIES ACT

     First Security, in its individual capacity and as Owner Trustee, will not directly or indirectly offer any beneficial interest or Security relating to the ownership of the Aircraft or any interest in the Trust Estate or any of the Equipment Notes or any other interest in or security under the Trust Indenture for sale to, or solicit any offer to acquire any such interest or security from, or sell any such interest or security to, any Person in violation of the Securities Act or applicable state or foreign securities Laws, provided that the foregoing shall not be deemed to impose on First Security in its individual capacity or as Owner Trustee, any responsibility with respect to any such offer, sale or solicitation by any other party hereto.

          7.3.5  PERFORMANCE OF AGREEMENTS

     Owner Trustee shall perform its obligations under the Owner Trustee Agreements in accordance with the terms thereof.

          7.3.6  RELEASE OF LIEN OF TRUST INDENTURE

     Owner Trustee, in each instance referred to in the Lease in which a transfer of any property is required to be made by Owner Trustee to Lessee or any other Person (other than Mortgagee or Owner Participant), shall, at Lessee's request and expense, use its reasonable efforts to procure from Mortgagee the prompt release of the Lien of the Trust Indenture with respect to such property.





PARTICIPATION AGREEMENT SPECIAL                                         PAGE 39

          7.3.7  NOTICES; DOCUMENTS

     In the event any claim with respect to any liabilities is filed against the Owner Trustee in its capacity as such and Owner Trustee shall have Actual Knowledge thereof, the Owner Trustee shall promptly notify Lessee in writing thereof. Owner Trustee further agrees to provide to Lessee promptly any documents (including the certificate of aircraft registration) that it receives from the FAA with respect to the Aircraft.

          7.3.8  FILINGS

     After the Delivery Date, Owner Trustee shall duly execute and deliver to Lessee all filings and recordings (including, without limitation, all filings and UCC financing statements under the Act and the UCC and any amendments to UCC financing statements necessitated by any relocation of its chief executive office), prepared and delivered to it by Lessee required to perfect Owner Trustee's title to the Aircraft and the liens of and security interests granted by the Trust Indenture (or to maintain such perfection) and to make such title, liens and security interests valid and enforceable.

     7.4  COVENANTS OF WTC

     WTC, in its individual capacity or as Mortgagee, each Applicable Pass Through Trustee or Subordination Agent, as the case may be, covenants and agrees with Lessee, Owner Participant and Owner Trustee as follows:

          7.4.1  LIENS

     WTC (a) will not directly or indirectly create, incur, assume or suffer to exist any Lessor Lien attributable to it on or with respect to all or any part of the Trust Estate, the Trust Indenture Estate or the Aircraft, (b) will, at its own cost and expense, promptly take such action as may be necessary to discharge any Lessor Lien attributable to WTC on all or any part of the Trust Estate, the Trust Indenture Estate or the Aircraft and (c) will personally hold harmless and indemnify Lessee, Owner Participant, each Note Holder, Owner Trustee, each of their respective Affiliates, successors and permitted assigns, the Trust Estate and the Trust Indenture Estate from and against (i) any and all Expenses, (ii) any reduction in the amount payable out of the Trust Estate or the Trust Indenture Estate and (iii) any interference with the possession, operation or other use of





PARTICIPATION AGREEMENT SPECIAL                                         PAGE 40
all or any part of the Aircraft, imposed on, incurred by or asserted against any of the foregoing as a consequence of any such Lessor Lien.

          7.4.2  SECURITIES ACT

     WTC, in its individual capacity or as Mortgagee, an Applicable Pass Through Trustee or Subordination Agent, will not offer any beneficial interest or Security relating to the ownership of the Aircraft or any interest in the Trust Indenture Estate, or any of the Equipment Notes or any other interest in or security under the Trust Indenture for sale to, or solicit any offer to acquire any such interest or security from, or sell any such interest or security to, any Person in violation of the Securities Act or applicable state or foreign securities Laws, provided that the foregoing shall not be deemed to impose on WTC any responsibility with respect to any such offer, sale or solicitation by any other party hereto.

          7.4.3  PERFORMANCE OF AGREEMENTS

     WTC, in its individual capacity and as Mortgagee, an Applicable Pass Through Trustee or Subordination Agent, as the case may be, shall perform its obligations under the Indenture Agreements, the Pass Through Trustee Agreements and the Subordination Agent Agreements in accordance with the terms thereof.

          7.4.4  WITHHOLDING TAXES

     WTC shall indemnify (on an after-tax basis) and hold harmless Lessee and Owner Participant against any United States withholding taxes (and related interest, penalties and additions to tax) as a result of the failure by WTC to withhold on payments to any Note Holder if such Note Holder failed to provide to Mortgagee necessary certificates or forms to substantiate the right to exemption from such withholding tax.

     7.5  COVENANTS OF NOTE HOLDERS

     Each Note Holder (including Subordination Agent) as to itself only covenants and agrees with Lessee, Owner Participant, Owner Trustee and Mortgagee as follows:





PARTICIPATION AGREEMENT SPECIAL                                         PAGE 41

          7.5.1  WITHHOLDING TAXES

     Such Note Holder (if it is a Non-U.S. Person) agrees to indemnify (on an after-tax basis) and hold harmless Lessee, Owner Participant and Mortgagee against any United States withholding taxes (and related interest, penalties and additions to tax) as a result of the inaccuracy or invalidity of any certificate or form provided by such Note Holder to Mortgagee in connection with such withholding taxes. Any amount payable hereunder shall be paid within 30 days after receipt by a Note Holder of a written demand therefor.

          7.5.2  TRANSFER; COMPLIANCE

     (a) Such Note Holder will (i) not transfer any Equipment Note or interest therein in violation of the Securities Act or applicable state or foreign securities Law; provided, that the foregoing provisions of this section shall not be deemed to impose on such Note Holder any responsibility with respect to any such offer, sale or solicitation by any other party hereto, and (ii) perform and comply with the obligations specified to be imposed on it (as a Note Holder) under each of the Trust Indenture and the form of Equipment Note set forth in the Trust Indenture.

     (b) Except for the transfer of the interests of each Applicable Pass Through Trustee in the Equipment Notes to the trustee of the Related Trust (as defined in each Applicable Pass Through Trust Agreement) in accordance with the Applicable Pass Through Trust Agreement and except as otherwise required by the terms of Section 2.13 of the Trust Indenture or Section 11 hereof, each Note Holder will not sell, assign, convey, exchange or otherwise transfer any Equipment Note or any interest in, or represented by, any Equipment Note (it being understood that this provision is not applicable to the Pass Through Certificates) unless the proposed transferee thereof first provides Lessee and Owner Participant with both of the following:

           (i) a written representation and covenant that either (a) no portion of the funds it uses to purchase, acquire and hold such Equipment Note or interest directly or indirectly constitutes, or may be deemed under the Code or ERISA or any rulings, regulations or court decisions thereunder to constitute, the assets of any Plan or (b) the transfer, and subsequent holding, of such Equipment Note or interest shall





PARTICIPATION AGREEMENT SPECIAL                                         PAGE 42
      not involve or give rise to a transaction that constitutes a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975(c)(1) of the Code involving Lessee, Owner Participant, a Pass Through Trustee, the Subordination Agent or the proposed transferee (other than a transaction that is exempted from the prohibitions of such sections by applicable provisions of ERISA or the Code or administrative exemptions or regulations issued thereunder); and

           (ii) a written covenant that it will not transfer any Equipment Note or any interest in, or represented by, any Equipment Note unless the subsequent transferee also makes the representation described in clause
      (i) above and agrees to comply with this clause (ii) and agrees to be bound by all the covenants and agreements of Note Holders in the Operative Agreements.

     7.6  AGREEMENTS

          7.6.1  OWNER TRUSTEE IS OWNER FOR ALL PURPOSES

     Lessee, the Owner Participant and Owner Trustee agree that for all purposes, after the Closing, Owner Trustee will be the owner of the Aircraft (except that Owner Participant will be the owner for income tax purposes) and Lessee will be the lessee thereof. No transfer, by operation of Law or otherwise, of the beneficial interest of Owner Participant in and to the Trust Estate shall operate to transfer legal title to any part of the Trust Estate to any transferee thereof.

          7.6.2  RIGHTS UNDER THE LEASE

     Lessee acknowledges and confirms each of Owner Participant's rights under the Lease.

          7.6.3  COMMENCEMENT OF BANKRUPTCY PROCEEDINGS

     Lessee, each Participant, each Note Holder, First Security, Owner Trustee, WTC and Mortgagee agree for the benefit of each of the others that it will not commence or join in any proceeding under the Bankruptcy Code to commence a case under Section 303 of the Bankruptcy Code against the Trust Estate. Nothing contained herein shall be deemed to preclude any Participant, any Note Holder, First Security, Owner Trustee, WTC or Mortgagee from filing any claim against the Trust Estate in any case commenced against the Trust Estate.





PARTICIPATION AGREEMENT SPECIAL                                         PAGE 43

          7.6.4  CERTAIN BANKRUPTCY MATTERS

     If (a) all or any part of the Trust Estate becomes the property of, or Owner Trustee or Owner Participant becomes, a debtor subject to the reorganization provisions of the Bankruptcy Code, (b) pursuant to such reorganization provisions, including Section 1111(b) of the Bankruptcy Code, First Security or Owner Participant is required, by reason of First Security or Owner Participant being held to have recourse liability to any Note Holder or Mortgagee directly or indirectly (other than the recourse liability of First Security or Owner Participant under this Agreement, the Trust Indenture or by separate agreement), to make payment on account of any amount payable as principal, Make-Whole Amount, if any, interest or other amounts on the Equipment Notes, and (c) any Note Holder or Mortgagee actually receives any Excess Amount, as defined below, which reflects any payment by First Security or Owner Participant on account of (b) above, then such Note Holder or Mortgagee, as the case may be, shall promptly refund to First Security or Owner Participant (whichever shall have made such payment) such Excess Amount.

     For purposes of this Section 7.6.4, "Excess Amount" means the amount by which such payment exceeds the amount that would have been received by a Note Holder or Mortgagee if First Security or Owner Participant had not become subject to the recourse liability referred to in clause (b) above. Nothing contained in this Section 7.6.4 shall prevent a Note Holder or Mortgagee from enforcing any personal recourse obligation (and retaining the proceeds thereof) of First Security or Owner Participant under this Agreement (other than as referred to in clause (b) above) or the Trust Indenture (and any exhibits or annexes thereto) or from retaining any amount paid by Owner Participant under Sections 2.13 or 4.03 of the Trust Indenture.

          7.6.5  QUIET ENJOYMENT; SALE BY OWNER TRUSTEE BINDING

     (a) Owner Participant, each Applicable Pass Through Trustee, Subordination Agent, each Note Holder, Owner Trustee and Mortgagee agrees as to itself with Lessee that, so long as no Lease Event of Default shall have occurred and be continuing, such Person shall not (and shall not permit any Affiliate or other Person claiming by, through or under it to) interfere with Lessee's rights in accordance with the Lease to the quiet enjoyment, possession and use of the Aircraft during the Term.





PARTICIPATION AGREEMENT SPECIAL                                         PAGE 44

The foregoing, however, shall not be construed or deemed to modify or condition in any respect the obligations of Lessee pursuant to Section 16 of the Lease, which obligations are absolute and unconditional.

     (b) Any assignment, sale, transfer or other conveyance of the Aircraft by Owner Trustee made pursuant to the terms of this Agreement or the Lease shall bind Owner Participant and shall be effective to transfer or convey all right, title and interest of Owner Trustee and Owner Participant in and to the Aircraft. No purchaser or other grantee shall be required to inquire as to the authorization, necessity, expediency or regularity of such assignment, sale, transfer or conveyance, or as to the application of any sale or other proceeds with respect thereto by Owner Trustee, as regards Owner Participant.

          7.6.6  EFFECT OF LESSEE'S MERGER

     Section 13.2.2 of the Lease is incorporated by reference herein.

          7.6.7  NON-RECOURSE

     Loan Participant and Mortgagee agree that (a) obligations of Owner Trustee under the Trust Indenture or any other Operative Agreement and with respect to the Equipment Notes shall be non-recourse to Owner Participant and to First Security and (b) they will look solely to the income and proceeds from the Trust Estate and the Trust Indenture Estate to the extent available for distribution to Note Holder or Mortgagee as provided in the Trust Indenture and that neither Owner Participant nor First Security will be personally liable to Loan Participant or Mortgagee for any amounts payable by Owner Trustee under the Trust Indenture or any other Operative Agreement; provided, however, that the foregoing is not intended nor shall it be construed to limit any recourse liability of Owner Participant or First Security to the extent that such liability is expressly set forth in this Agreement (with respect to Owner Participant) or in any of the Operative Agreements (with respect to First Security) or arising by reason of the breach of any representation or warranty or covenant given by such Person (in the case of First Security, in its individual capacity).





PARTICIPATION AGREEMENT SPECIAL                                         PAGE 45

          7.6.8  OTHER DOCUMENTS; AMENDMENT

     (a) Each Participant hereby consents to the terms of the Lease, the Trust Agreement and the Trust Indenture. Lessee acknowledges receipt of executed copies of the Trust Agreement and the Trust Indenture and hereby consents to the execution and delivery of the Trust Agreement and the Trust Indenture and to all the terms thereunder, including, without limitation, the creation of a Lien in respect of, among other things, the Aircraft and the Lease pursuant to the Trust Indenture. Nothing in this Section 7.6.8 shall be construed to require Lessee's consent to any future supplement to, or amendment, waiver or modification of any other terms of, the Trust Agreement or the Trust Indenture. Notwithstanding the foregoing, so long as the Lease has not terminated or expired, Owner Trustee and Mortgagee hereby agree for the benefit of Lessee (i) to comply with the provisions of the Trust Indenture if failure to so comply would have an adverse effect on Lessee and such noncompliance is not the direct result of an act or failure to act by Lessee, and (ii) not, without the consent of Lessee, directly or indirectly to amend or modify (i) Article III, Article IX or Section 2.05 of the Trust Indenture, (ii) any provision of any Operative Agreement that will affect the stated principal amount of or premium or interest on the Equipment Notes or (iii) any other provision of the Trust Indenture or Equipment Notes in a manner that would adversely affect Lessee. Mortgagee and Owner Trustee agree to promptly furnish to Lessee copies of any supplement, amendment, waiver or modification of any of the Operative Agreements to which Lessee or Owner Participant, as the case may be, is not a party. Loan Participant agrees that it will not take any action in respect of the Trust Indenture Estate except through the Mortgagee pursuant to the Trust Indenture or as otherwise permitted by Trust Indenture.

     (b) Owner Trustee agrees to join with Lessee to the extent that action on its part is necessary or appropriate (i) to cause the following to be duly accomplished in accordance with applicable United States federal Law by the time the Aircraft is delivered under this Agreement and the Lease: (A) the application for registration of the Aircraft in the name of Owner Trustee and
(B) all related action necessary in order for Lessee to have temporary or permanent authority to operate the Aircraft as contemplated by the Lease and
(ii) forthwith upon delivery of the Aircraft under this Agreement and the Lease, to cause all





PARTICIPATION AGREEMENT SPECIAL                                         PAGE 46
necessary documents to be duly filed for recording in accordance with applicable United States federal Law.

          7.6.9  CONSENTS

     Each Participant, each Applicable Pass Through Trustee, Subordination Agent, Owner Trustee and Mortgagee covenants and agrees, for the benefit of Lessee, that it shall not unreasonably withhold its consent to any consent or approval requested of it or of Owner Trustee or Mortgagee under the terms of any of the Operative Agreements which by its terms is not to be unreasonably withheld.

          7.6.10 INSURANCE

     Each of Owner Participant, the Applicable Pass Through Trustees, the Subordination Agent and the Owner Trustee agrees not to obtain or maintain insurance for its own account as permitted by Section 11.3 of the Lease if such insurance would limit or otherwise adversely affect the coverage of any insurance required to be obtained or maintained by Lessee pursuant to Section 11 and Annex D of the Lease.

          7.6.11 EXTENT OF INTEREST OF NOTE HOLDERS

     A Note Holder shall not, as such, have any further interest in, or other right with respect to, the Trust Estate or the Trust Indenture Estate when and if the principal and Make-Whole Amount, if any, of and interest on the Equipment Note held by such Holder, and all other sums, then due and payable to such Holder hereunder and under any other Operative Agreement, shall have been paid in full.

          7.6.12 FOREIGN REGISTRATION

     Each Participant, Owner Trustee and Mortgagee hereby agrees, for the benefit of Lessee but subject to the provisions of Section 7.1.2 of the Lease:
(a) that Lessee shall be entitled to register the Aircraft or cause the Aircraft to be registered in a country other than the United States subject to compliance with the following:

           (i) Lessor gives its prior written consent; and

           (ii) each of the following requirements is satisfied:






PARTICIPATION AGREEMENT SPECIAL                                         PAGE 47

            (A) Lessee shall deliver such request to Lessor at least 30 days in advance of the date of any such proposed change of registration;

            (B) such registration shall be made, if at all, only after the close of the calendar year in which the seventh anniversary of the Delivery Date occurs or if a Lessee Act (as defined in the Tax Indemnity Agreement) as a result of which indemnification has been required under the Tax Indemnity Agreement has created a longer Tax Attribute Period (as defined in the Tax Indemnity Agreement), after the close of the Tax Attribute Period, unless in either case Lessee prepays any liability Owner Participant determines would be due under the Tax Indemnity Agreement as a result of such registration based upon the assumption that such registration would continue for the remainder of the term of the Permitted Sublease described in clause (D) below;

            (C) no Lease Default or Lease Event of Default shall have occurred and be continuing at the time of such request;

            (D) such proposed change of registration is made in connection with a Permitted Sublease to a Permitted Air Carrier;

            (E)  such country (1) is the domicile of Permitted
                 Sublessee and the country in which Permitted Sublessee maintains its principal place of business and (2) is a country with which the United States then maintains normal diplomatic relations;

            (F) such country would recognize the interests of, and would provide substantially equivalent protection (including the right to take possession of the Aircraft in the event of (1) a Lease Event of Default or a default by Permitted Sublessee or (2) the bankruptcy of Lessee or Permitted Sublessee) for the rights and remedies of, owner participants, lessors, lenders and mortgagees in




PARTICIPATION AGREEMENT SPECIAL                                         PAGE 48
                  similar transactions as provided under the Law of the United States;

            (G) the courts of such country would give effect to Lessor's title to and leasehold interest in the Aircraft, to the registration of the Aircraft in the name of Lessor and to the priority of the Lien of the Trust Indenture, in each case substantially to the same extent as provided under the Law of the United States; and

            (H)  if requested by Lessor, Lessee or any Permitted
                 Sublessee shall, for purposes of enforcement of the rights and remedies provided for in Section 15 of the Lease, execute an irrevocable power of attorney in form and substance satisfactory to Lessor providing for, among other things, upon and during the continuance of a Lease Event of Default, (1) the deregistration of the Aircraft and (2) the reregistration of the Aircraft in the United States by Lessor, including the ability to obtain export licenses and take any other action necessary or advisable for the repossession, export and redelivery to Lessor of the Airframe, any Engine and any airframe or engine substituted for the Airframe or any Engine, all in accordance with the Lease.

     (b) Lessor shall not unreasonably withhold its consent to such a request by Lessee for a change of registration of the Aircraft in accordance with this Section, if (and in connection with any reregistration Lessee shall provide Mortgagee with the matters referred to in clauses (A), (B), (C),(D) and (H) of
Section 7.6.12(b)(i) and in clauses (A), (B), (C), (D),(E) and (F) of Section 7.6.12(b)(ii), in each case insofar as they relate to Mortgagee, Note Holders, the Trust Indenture or the Trust Indenture Estate):

           (i) Lessee shall have given to Lessor and Mortgagee assurances reasonably satisfactory to each of them:

            (A) to the effect that the provisions of Section 11 of the Lease have been complied with after giving effect to such change of registration;





PARTICIPATION AGREEMENT SPECIAL                                         PAGE 49

            (B) of the payment by Lessee of all reasonable expenses of Lessor, each Participant and Mortgagee in connection with such change of registry, including, without limitation (1) the reasonable fees and disbursements of counsel, (2) any filing or recording fees, Taxes or similar payments incurred in connection with the change of registration of the Aircraft and the creation and perfection of the security interest therein in favor of Mortgagee for the benefit of Note Holders, (3) all costs and expenses incurred in connection with any filings necessary to continue in the United States the perfection of the security interest in the Aircraft and the Lease in favor of Mortgagee for the benefit of Note Holders and (4) any and all other costs, expenses and Taxes under the Law of the country of registry, whether initial or on a continuing basis, incurred by Lessor or Owner Participant as a result of the registration of the Aircraft, or the creation, attachment and perfection of the security interest therein, under the laws of the country of registry;

            (C) to the effect that the tax and other indemnities in favor of each person named as an indemnitee under any other Operative Agreement afford each such person substantially the same protection as provided prior to such change of registration (or Lessee shall have agreed upon additional indemnities that, together with such original indemnities, in the reasonable judgment of Lessor and Mortgagee, afford such protection);

            (D) as to the continued status of the Trust Indenture as a first priority perfected Lien (subject to Permitted Liens) on the Trust Indenture Estate (including, without limitation, the Aircraft);

            (E) that any import or export permits necessary to take the Aircraft into or out of such country and any exchange permits necessary to allow all Rent and other payments provided for under the Lease shall be in full force and effect;





PARTICIPATION AGREEMENT SPECIAL                                         PAGE 50

            (F) that any value-added tax, customs or import fee or duty, tariff, other Tax or similar governmental charge relating to the change in jurisdiction of registration of the Aircraft shall have been paid in full or adequately provided for by Lessee;

            (G) that such new country of registry imposes aircraft maintenance standards no less stringent than those of the FAA;

            (H) that no Lease Default or Lease Event of Default exists and that no Lease Default or Lease Event of Default will occur or exist upon, or result from, such reregistration; and

            (I) with respect to such other matters as Lessor or Owner Participant may reasonably request; and

           (ii) Lessee shall deliver to Lessor, Owner Participant and Mortgagee a favorable opinion, in form and substance and from counsel in such country, in each case, reasonably satisfactory to Lessor, to the effect that:

            (A) the terms (including, without limitation, the governing law, service-of-process and jurisdictional submission provisions, and the remedies) of this Agreement, the Lease, the applicable Permitted Sublease and the Trust Indenture are legal, valid, binding and enforceable in such country;

            (B) it is not necessary for Lessor, any Participant, Note Holders or Mortgagee to register or qualify to do business in such country as a result, in whole or in part, of the registration of the Aircraft in such country;

            (C) there is no tort liability of or imputed to the owner or lessor, or of persons lending money, on a secured or unsecured basis, or any guarantor of any such person, to such an owner or lessor for the purchase of, an aircraft, under the laws of such country (it being understood that, in the event such latter opinion cannot be given in a form satisfactory to Lessor, Owner Participant and Mortgagee, such opinion shall be waived if





PARTICIPATION AGREEMENT SPECIAL                                         PAGE 51
                 insurance or third-party indemnities satisfactory to Lessor, Owner Participant and Mortgagee are available to cover such risk and is provided at or before the time of such change of registration, at Lessee's expense);

            (D) unless Lessee shall have agreed to provide insurance satisfactory to Lessor, Owner Participant and Mortgagee covering the risk of requisition of use of the Aircraft by the government of such country (so long as the Aircraft is registered under the laws of such country), the laws of such country require fair compensation by the government of such country payable in currency freely convertible into Dollars and freely removable from such country (without license or permit, unless Lessee prior to such proposed reregistration has obtained such license or permit) for the taking or loss of use of the Aircraft in the event of the taking or requisition by such government of such use;

            (E) the registration of the Aircraft would be terminable without material burden, penalty or delay by Lessor or Mortgagee upon the occurrence of a Lease Event of Default;

            (F) there shall not exist possessory rights in favor of the government of such country, Lessee or Permitted Sublessee (including, without limitation, a defense of sovereign immunity) that would, upon the bankruptcy of Lessee or Permitted Sublessee or upon the occurrence of a Lease Event of Default, prevent or delay the return of the Aircraft pursuant to the Lease;

      and covering the matters set forth in Sections 7.6.12(a)(ii)(F) and (G) and to such further effect with respect to such other matters as Lessor or Owner Participant may reasonably request.

     (c) The parties hereto acknowledge to each other that none of such parties has conducted a review of the countries in which the Permitted Air Carriers are domiciled to determine whether any





PARTICIPATION AGREEMENT SPECIAL                                         PAGE 52
of the criteria set forth in Section 7.6.12(a) or (b) are currently met.

     (d) Any such change in registration shall be at the sole expense of Lessee, and Lessee shall pay all reasonable expenses of Lessor, each Participant, Note Holders and Mortgagee in connection with any request to change (and the evaluation thereof), and any actual change, of registration of the Aircraft.

          7.6.13 OTHER COMMERCIAL RELATIONS UNAFFECTED

     Notwithstanding anything to the contrary set forth in any Operative
Agreement:


     (a) Except as set forth in the Purchase Agreement Assignment, nothing contained in the Lessee Operative Agreements shall constitute or be deemed to be a waiver by Lessee of any rights, remedies or claims it may have against Airframe Manufacturer or Engine Manufacturer or any subcontractor or supplier of either; and the Operative Agreements do not and shall not be construed or deemed to create any rights, waivers, immunities or indemnities in favor of Airframe Manufacturer, Engine Manufacturer or any subcontractor or supplier of either with respect to any such rights, remedies or claims of Lessee; and

     (b) None of Airframe Manufacturer, by its execution and delivery of the Consent and Agreement, and Engine Manufacturer, by its execution and delivery of the Engine Consent and Agreement, shall be deemed to have waived any rights, remedies or claims which Airframe Manufacturer or Engine Manufacturer (or any subcontractor or supplier of either), as the case may be, may have against Lessee; and the Operative Agreements do not and shall not be construed or deemed to create any rights, waivers, immunities or indemnities in favor of Lessee with respect to any such rights, remedies or claims of Airframe Manufacturer or Engine Manufacturer (or any subcontractor or supplier of either).

          7.6.14 INTEREST IN CERTAIN ENGINES

     Each Participant, Owner Trustee and Mortgagee agree, for the benefit of each of the lessor, conditional seller, mortgagee or secured party of any airframe or engine leased to, or purchased by, Lessee or any Permitted Sublessee subject to a lease, conditional sale, trust indenture or other security agreement that it will not acquire or claim, as against such lessor,





PARTICIPATION AGREEMENT SPECIAL                                         PAGE 53
conditional seller, mortgagee or secured party, any right, title or interest in any engine as the result of such engine being installed on the Airframe at any time while such engine is subject to such lease, conditional sale, trust indenture or other security agreement and owned by such lessor or conditional seller or subject to a trust indenture or security interest in favor of such mortgagee or secured party; provided, that Lessee or any such Permitted Sublessee shall have received from the lessor, conditional seller, mortgagee or secured party in respect of such airframe a written agreement (which may be the lease, conditional sale agreement, trust indenture or other security agreement covering such airframe) whereby such lessor, conditional seller, mortgagee or secured party effectively agrees that neither it nor its successors or assigns will acquire or claim any right, title or interest in any Engine by reason of such Engine being installed on such airframe at any time while such Engine is subject to the Lease or is owned by Owner Trustee.

          7.6.15 TRUST AGREEMENT

     Each of First Security and Owner Trustee hereby (i) agrees with Lessee that prior to the termination or expiration of the Term of the Lease, it will not amend, supplement, terminate or otherwise modify any provision of the Trust Agreement in such a manner as to adversely affect the rights of Lessee without the prior written consent of Lessee and it will not revoke the trust created by the Trust Agreement so long as the Lien of the Trust Indenture remains undischarged or if such revocation would have an adverse effect on the Lessee and (ii) agrees with Loan Participant and Mortgagee that prior to the discharge of the Lien of the Trust Indenture it will not amend, supplement, terminate or otherwise modify any provision of the Trust Agreement in such a manner as to adversely affect the rights of Loan Participant or Mortgagee without the prior written consent of such party and it will not revoke the trust created by the Trust Agreement so long as the Lien of the Trust Indenture remains undischarged. Nothing contained in this Agreement shall impair any right under the Trust Agreement of First Security to resign as Owner Trustee.

          7.6.16 RELEASE OF LIEN OF TRUST INDENTURE

     Each of Lessee, Lessor and Mortgagee agree that in each instance referred to in the Lease in which a transfer of any property is required to be made by Lessor to Lessee or any other Person (other than Mortgagee or Owner Participant), upon full




PARTICIPATION AGREEMENT SPECIAL                                         PAGE 54
compliance by Lessee with Lessee's obligations, if any, under the applicable section thereof and compliance with any applicable provisions of the Trust Indenture, Mortgagee shall (upon certification by Lessee and Owner Trustee of any such event and without the consent of Note Holders) promptly execute such instruments as Owner Trustee or Lessee may reasonably request to evidence the release of the Lien of the Trust Indenture with respect to such property.

SECTION 8. CONFIDENTIALITY

     Lessee, Owner Participant, Note Holders, Owner Trustee and Mortgagee shall keep Annexes B, C and D and Schedules 1, 2, 3 and 4 to the Lease, the Participation Agreement, the Purchase Agreement Assignment and the Tax Indemnity Agreement confidential and shall not disclose, or cause to be disclosed, the same to any Person, except (A) to prospective and permitted transferees of Lessee's, Owner Participant's, a Note Holder's, a Liquidity Provider's, Owner Trustee's, Mortgagee's or other Indenture Indemnitee's interest or their respective counsel or special counsel, independent insurance brokers, auditors, or other agents who agree to hold such information confidential, (B) to Lessee's, Owner Participant's, a Note Holder's, a Liquidity Provider's, a Pass Through Trustee's, Owner Trustee's, Mortgagee's, or other Indenture Indemnitee's counsel or special counsel, independent insurance brokers, auditors, or other agents, Affiliates or investors who agree to hold such information confidential, (C) as may be required by any statute, court or administrative order or decree, legal process or governmental ruling or regulation, including those of any applicable insurance regulatory bodies (including, without limitation, the National Association of Insurance Commissioners), federal or state banking examiners, Internal Revenue Service auditors or any stock exchange, (D) with respect to Lessee and Owner Participant, by mutual agreement of such parties, (E) with respect to a Note Holder or any Pass Through Trustee, to a nationally recognized rating agency for the purpose of obtaining a rating on the Equipment Notes or the Pass Through Trust Certificates or to support an NAIC rating for the Equipment Notes or (F) such other Persons as are reasonably deemed necessary by the disclosing party in order to protect the interests of such party or for the purposes of enforcing such documents by such party; provided, that any and all disclosures permitted by clauses (C), (D), (E) or (F) above shall be made only to the extent necessary to meet the specific requirements or needs of the Persons making such disclosures.





PARTICIPATION AGREEMENT SPECIAL                                         PAGE 55

SECTION 9.  INDEMNIFICATION AND EXPENSES

     9.1    GENERAL INDEMNITY

                           [INTENTIONALLY OMITTED]




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


     9.2  EXPENSES

          9.2.1  INVOICES AND PAYMENT

     Each of the Owner Trustee, Mortgagee, Lessee, the Applicable Pass Through Trustees, and the Subordination Agent shall promptly submit to Lessee for its prompt approval (which shall not be unreasonably withheld) copies of invoices in reasonable detail of the Transaction Expenses for which it is responsible for providing information as they are received (but in no event later than the 90th day after the Delivery Date). If so submitted and approved, Lessee agrees promptly to pay Transaction Expenses.





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


          9.2.2  PAYMENT OF OTHER EXPENSES

     Lessee shall pay (i) the ongoing fees and expenses of Owner Trustee and Mortgagee, and (ii) all reasonable out-of-pocket costs and expenses (including the reasonable fees and disbursements of counsel) incurred by any Participant attributable to (A) any transfer of title to the Aircraft or any Engine contemplated by Section 4.6 of the Lease or (B) any waiver, amendment or modification of any Operative Agreement to the extent requested by Lessee.

     9.3  GENERAL TAX INDEMNITY

                           [INTENTIONALLY OMITTED]




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



SECTION 10.  ASSIGNMENT OR TRANSFER OF INTERESTS

     10.1    PARTICIPANTS, OWNER TRUSTEE AND NOTE HOLDERS

          10.1.1  OWNER PARTICIPANT

     (a) During the Term, Owner Participant shall not Transfer any or all of its right, title or interest in the Trust Estate or the Trust Agreement and to this Agreement unless:

           (i) The Transferee shall have full power, authority and legal right to execute and deliver and to perform whatever obligations under this Agreement and the other Owner Participant Agreements shall be assumed by such Transferee;

           (ii) The Transferee shall enter into one or more legal, valid, binding and enforceable agreements (accompanied by an opinion of counsel (who may be internal counsel for Owner Participant or the Transferee) addressed to Lessee, Owner Trustee and Mortgagee to the effect that the Transferee has the power and authority to execute, deliver and perform such agreement or agreements, and that such agreement or agreements are legal, binding and enforceable against Transferee in accordance with its or their terms, subject to customary bankruptcy and equitable remedies exceptions and to any other applicable exceptions, qualifications and assumptions of the types contained in the opinions delivered pursuant to
      Section 5.1.2(xxiii) (F) and (G)) effective to confirm that such Transferee agrees for the benefit of Lessee, Owner Trustee and Mortgagee to be bound by all the





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


      terms of and to undertake all of the obligations arising after such Transfer of the transferring Owner Participant under this Agreement and the other Owner Participant Agreements, and in which it makes representations and warranties comparable to those contained in Section 6.2;

           (iii) Owner Participant shall deliver to Lessee and Mortgagee an opinion of counsel (which may be internal counsel for Owner Participant) to the effect that such Transfer does not violate the Act, the Securities Act or any other applicable Federal law, subject to applicable exceptions, qualifications and assumptions of the types contained in the opinions delivered pursuant to Section 5.1.2(xxiii) (F) and (G);

           (iv) The Transferee is a Citizen of the United States, if such citizenship is necessary to maintain registration of the Aircraft under the Act (it being understood that the existence of any such requirement is to be determined without giving consideration to Section 47.9 of the FAA Regulations), or shall use a voting powers trust or similar arrangement in order to hold an interest in the Trust Estate such that the Aircraft can be registered in the United States (without giving consideration to Section 47.9 of the FAA Regulations); and

           (v) Its Transferee shall be either (A) a Permitted Institution or
      (B) any other person (other than, without Lessee's consent, a commercial air carrier or Affiliate thereof that is in direct competition with Lessee) the obligations of which under the Owner Participant Agreements are guaranteed by a Permitted Institution or a guarantor consented to by Lessee, Owner Trustee and Mortgagee, in any case, pursuant to a written guaranty, in form and substance reasonably satisfactory to Lessee and, if at the time of Transfer to such Transferee an Event of Default that is not also, and is not caused by, a Lease Event of Default has occurred and is continuing, to Mortgagee.


     (b) Notwithstanding anything to the contrary contained in this Section
10.1:

           (i) Owner Participant may at any time grant participations in its interest in and to this Agreement, the Trust Estate or the Trust Agreement to any person






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


      (hereinafter in this Section 10.1.1(b) referred to as a "participant"), so long as (A) no such participant shall be an Owner Participant of record, it being agreed that Lessee, the Note Holders, Owner Trustee and Mortgagee shall be entitled to deal solely with Owner Participant of record (who shall not (unless such participant is the sole participant and is a Permitted Institution) be required by contract to obtain the consent of any such participant in order to take action under the Operative Agreements) in connection with the transactions contemplated by this Agreement and the other Operative Agreements and (B) Owner Participant shall provide Lessee, the Note Holders, Owner Trustee and Mortgagee with written notice of any such participation specifying the name and address of the proposed participant and shall reimburse Lessee, the Note Holders, Owner Trustee and Mortgagee for all reasonable Expenses incurred by such party relating to any such participation;

           (ii) Owner Participant may at any time Transfer any or all of its right to receive payment of residual value of the Aircraft (including, without limitation, with respect to a Transfer of all or a portion of (y) any net proceeds from a sale or re-lease of the Aircraft whether at the end of the Term or pursuant to any provision of the Lease or otherwise or
      (z) the net proceeds received as a result of an Event of Loss or an Event of Default), subject in each case to the Lien of the Trust Indenture (to the extent applicable);

           (iii) There shall be no more than two Owner Participants of record at any one time; and

           (iv) After the expiration or termination of the Term of the Lease and discharge of the Lien of the Trust Indenture, Owner Participant may freely Transfer all or any of its right, title or interest in and to this Agreement, the Trust Estate and the Trust Agreement without compliance with this Section 10.1;

provided, that (A) no participant under clause (i) above or transferee under clause (ii) above shall have any direct rights under the Operative Agreements or any Lien on all or any part of the Aircraft, Trust Estate or Trust Indenture Estate, (B) Lessee shall not have any increased liability or obligations as a result of any participation under clause (i) above or Transfer under






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


clause (ii) above and (C) any participation under clause (i) above or Transfer under clause (ii) above shall not cause the Aircraft to be or become ineligible for registration in the name of Owner Trustee under the Act and regulations then applicable thereunder (without giving consideration to Section 47.9 of the FAA Regulations).

     (c) Owner Participant shall give written notice to Lessee, Mortgagee and Owner Trustee at least 10 days prior to any such Transfer, specifying the name and address of the proposed Transferee, and providing financial statements of the proposed Transferee evidencing the requirements described in Section 10.1.1(a)(v)(A) or (B) above.

     (d) Any fees, charges and expenses, including the reasonable legal fees, charges and expenses incurred by Lessee, Owner Participant, Mortgagee, any Note Holder or Owner Trustee in connection with any Transfer by Owner Participant permitted by this Section 10.1.1, or by the Transferee in any such case, will be paid for by Lessee, in the case of any Transfer by the initial Owner Participant, and thereafter by the Owner Participant making a transfer, or its Transferee.

          10.1.2  OWNER TRUSTEE

     Owner Trustee may transfer its interests in the Trust Agreement pursuant to Section 9 thereof.

          10.1.3  NOTE HOLDERS

     Subject to Section 7.5.3 hereof and Section 2.07 of the Trust Indenture, any Note Holder may, at any time and from time to time, Transfer or grant participations in all or any portion of the Equipment Notes and/or all or any portion of its beneficial interest in its Equipment Notes and the Trust Indenture Estate to any person (it being understood that the sale or issuance of Pass Through Certificates by a Pass Through Trustee shall not be considered a Transfer or participation); provided, that any participant in any such participations shall not have any direct rights under the Operative Agreements or any Lien on all or any part of the Aircraft or Trust Indenture Estate and Lessee shall not have any increased liability or obligations as a result of any such participation. In the case of any such Transfer, the Transferee, by acceptance of Equipment Notes in connection with such Transfer, shall be deemed to be bound by all





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


of the covenants of Note Holders contained in the Operative Agreements.

     10.2  EFFECT OF TRANSFER

     Upon any Transfer in accordance with Section 10.1.1, 10.1.2 or 10.1.3 (other than any Transfer (a) by Owner Participant pursuant to Section 10.1.1(b)(i) or (ii), or (b) by any Note Holder, in each case, to the extent it only grants participations in Equipment Notes or in its beneficial interest therein), Transferee shall be deemed an "Owner Participant," "Owner Trustee" or a "Note Holder," respectively, for all purposes of this Agreement and the other Operative Agreements and, in the case of a Transferee of any Participant or Note Holder, shall be deemed to have paid its ratable portion of Lessor's Cost previously made by Owner Participant or Loan Participant, respectively, making such conveyance and represented by the interest being conveyed, and each reference herein to Owner Participant, Owner Trustee or Note Holder, respectively, shall thereafter be deemed a reference to such Transferee for all purposes, and the transferring Owner Participant, Owner Trustee or Note Holder shall be released (except, in the case of Owner Participant, to the extent of any guaranty provided by it under Section 10.1.1(a)(v)) from all of its liabilities and obligations under this Agreement and any other Operative Agreements to the extent such liabilities and obligations arise after such Transfer and, in each case, to the extent such liabilities and obligations are assumed by the transferee; provided, that such transferring Owner Participant, Owner Trustee or Note Holder (and its respective Affiliates, successors, assigns, agents, servants, representatives, directors and officers) will continue to have the benefit of any rights or indemnities under any Operative Agreement vested or relating to circumstances, conditions, acts or events prior to such Transfer.

SECTION 11.  REFUNDING AND CERTAIN OTHER MATTERS

     11.1    REFUNDING GENERALLY

     Subject to Sections 11.3 and 11.4, in the event that at any time Lessee shall have given written notice to Owner Participant, Owner Trustee, and Mortgagee that Lessee is requesting a voluntary redemption of all, but not less than all, of the outstanding Equipment Notes (in compliance with the provisions of Sections 2.11 and 2.12 of the Trust Indenture) by Owner Trustee





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


as part of a refunding transaction, Owner Participant agrees to negotiate in good faith and promptly conclude an agreement, in form and substance reasonably satisfactory to Owner Participant, with Lessee as to the terms of such refunding transaction (including the terms of any debt to be issued in connection with such refunding transaction and the documentation to be executed in connection therewith), and after Lessee and Owner Participant shall have concluded such an agreement:

          11.1.1  REFUNDING CERTIFICATE

     Within ten Business Days after reaching such agreement, Owner Participant will deliver to Lessee a Refunding Certificate. The terms of the Refunding Certificate shall not provide for an increase in the then-outstanding principal amount of the Equipment Notes. Within ten Business Days of its receipt of the Refunding Certificate, Lessee may demand a verification pursuant to Section 3.2.1(d) of the Lease of the information set forth in the Refunding Certificate. Upon the acceptance by Lessee of the accuracy of the information set forth in the Refunding Certificate or the determination pursuant to such verification procedures of the Refunding Information, the appropriate parties will take the actions specified in Sections 11.1.2 through 11.1.7 below.

          11.1.2  FINANCING AGREEMENTS

     Owner Trustee, Mortgagee and other appropriate parties will enter into a financing or loan agreement in form and substance satisfactory to Owner Participant with the institution or institutions to be named therein providing for (a) the issuance and sale by Owner Trustee to such institution or institutions on the Refunding Date of the New Debt and (b) the application of the proceeds of the sale of the New Debt to the redemption of all such Equipment Notes on the Refunding Date.

          11.1.3  LEASE AMENDMENTS

     As a condition to the closing of the refunding transaction, Lessee and Owner Trustee will amend the Lease, as contemplated by Section 3.2.1(b) of the Lease, to provide that (a) Basic Rent in respect of the period from and after the Refunding Date shall be as provided in the Refunding Information and (b) amounts payable in respect of Stipulated Loss Value and Termination Value from and after the Refunding Date shall be as provided in the Refunding Information.






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


          11.1.4  SECURITY AGREEMENTS

     Owner Trustee will enter into an agreement to provide for the securing thereunder of the New Debt in like manner as the Equipment Notes and will enter into such amendments and supplements to the Trust Indenture (or such new indenture or other security agreement) as may be necessary to effect such refunding).

          11.1.5  MAKE-WHOLE AMOUNT

     At the closing of such refunding (and as indemnification for the loss resulting therefrom), Owner Trustee shall pay, upon receipt of the same from Lessee (which Lessee shall pay as Supplemental Rent as a condition to the closing to the refunding transaction), to each Note Holder, the Make-Whole Amount, if any, payable to such Note Holder.

          11.1.6  EXPENSES

     Whether or not such refunding transaction is consummated, Lessee shall pay or reimburse all of the reasonable Expenses of all parties to such refunding transaction, including, without limitation, the reasonable fees and expenses of such parties' counsel and any related loan or commitment fees and the reasonable fees and expenses of one advisor to Owner Participant.

          11.1.7  RETURN OF EQUIPMENT NOTES

     Subject to compliance by Owner Trustee and Lessee with all applicable terms and conditions for voluntary prepayment under the Trust Indenture and this Agreement, each Note Holder will transfer to Owner Trustee the Equipment Notes held by it for cancellation (and Owner Trustee shall cancel the same), against receipt by such Note Holder of the then-outstanding principal amount of such Equipment Notes, accrued and unpaid interest and Make-Whole Amount, if any, thereon, together with payment in full of all other amounts then payable to such Note Holder and Mortgagee hereunder or under the Trust Indenture.

     11.2  TIMING; REFUNDING LIMIT; NOTICE

     No such optional refunding shall be permitted until after the last day of the calendar year in which the fifth anniversary of the Delivery Date occurs. Only one such refunding shall be permitted during the Term. Lessee, acting on behalf of Owner





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


Trustee, shall give Mortgagee at least 30 days' revocable prior written notice of the proposed date of the optional redemption.

     11.3  LIMITATIONS ON OBLIGATION TO REFUND

     Notwithstanding the foregoing, Owner Participant shall have no obligation to proceed with any refunding transaction as contemplated by this Section 11:

     (a) If in Owner Participant's reasonable good faith judgment, such transaction would have an adverse impact on it (including, without limitation, the risk of adverse tax consequences to Owner Participant for which it is not indemnified by Lessee or the unavailability to Owner Trustee or Mortgagee of the benefits of Section 1110 with respect to the Aircraft);

     (b) Unless a third party or parties, unaffiliated with Lessee or Owner Participant, shall have committed to (and shall) provide the financing needed to consummate the proposed refunding transaction, it being understood that Owner Participant shall not have any obligation to locate any such party or parties;

     (c) Unless Lessee indemnifies Owner Trustee and Owner Participant by agreement in form and substance satisfactory to each of them for any liability, obligation (other than the obligation to pay principal and interest and related payments in respect of the New Debt), cost or expense (including, without limitation, reasonable attorneys' fees) related to or arising out of any such refunding transaction;

     (d) If a Lease Default or a Lease Event of Default shall have occurred and be continuing; or

     (e) If such refunding is to be denominated in any currency other than Dollars.

     11.4  ALL EQUIPMENT NOTES

     Any refinancing pursuant to this Section 11 shall be of all Equipment Notes then outstanding.

     11.5  EXECUTION OF CERTAIN DOCUMENTS

     Lessee, Owner Participant, Owner Trustee and Mortgagee each agree to execute any document necessary or advisable to implement this Section 11 (including, without limitation, the execution,





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


delivery and/or provision of any appropriate additional or modified amendment, representation, warranty, certificate, opinion or other document that may reasonably be requested by Lessee or any other person).

     11.6  ERISA

     Owner Participant shall not be obligated to conclude the proposed refunding transaction unless the agreements utilized to effect such refunding contain an agreement by the initial holders of the New Debt substantially the same as Section 7.5.2(b) of this Agreement, except, so long as relevant provisions of ERISA shall not have changed since the date of this Agreement in any respect material to Owner Participant with respect to such refunding, in the case of any refunding transaction where the New Debt is sold in a public offering under the Securities Act or a private placement intended for resale pursuant to Rule 144A under the Securities Act, in which case the holders of the New Debt shall be subject to the restrictions relating to ERISA substantially the same as those applicable to the purchasers of the Pass Through Certificates, as described in the Offering Circular relating to the initial issuance and sale of the Pass Through Certificates.

     11.7  CONSENT TO OPTIONAL REDEMPTIONS

     Each of Owner Participant, Owner Trustee and Mortgagee agrees with Lessee not to cause an optional redemption of the Equipment Notes that would cause an increase in Lessee's periodic Rent obligations or adversely affect Lessee's voluntary redemption rights under this Section 11 or any of Lessee's other rights or obligations under the Operative Agreements without the prior written consent of Lessee or at Lessee's expense except as provided in Section 2.13 of the Trust Indenture or otherwise in connection with the exercise of remedies under the Trust Indenture upon the occurrence and continuation of a Lease Event of Default.

SECTION 12. LEASE FOR ALL PURPOSES; SECTION 1110

     (a) Each of Lessee, Owner Participant and Owner Trustee agrees that the Lease constitutes an agreement of lease and nothing contained therein shall be construed as conveying to Lessee any right, title or interest in the Aircraft except as a lessee only.






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


     (b) It is the intention of each of Lessee, Owner Participant, Loan Participant, the Note Holders (such intention being evidenced by each of their acceptance of an Equipment Note), Owner Trustee and Mortgagee that Owner Trustee, as lessor under the Lease (and Mortgagee as assignee of Owner Trustee under the Trust Indenture), shall be entitled to the benefits of Section 1110 with respect to the right to take possession of the Aircraft, Airframe, Engines and Parts as provided in the Lease in the event of a case under Chapter 11 of the Bankruptcy Code in which Lessee is a debtor, and in any instance where more than one construction is possible of the terms and conditions of the Lease or any other pertinent Operative Agreement, each such party agrees that a construction which would preserve such benefits shall control over any construction which would not preserve such benefits.

SECTION 13.  OWNER PARTICIPANT'S RIGHT TO RESTRUCTURE

     13.1    GENERAL RIGHT TO RESTRUCTURE

     Lessee, Loan Participant and each Note Holder agree that after the Delivery Date and subject to the limitations of Section 13.2, for so long as the initial Owner Participant is the Owner Participant, the Owner Participant shall have the right to restructure the Transactions using (a) a "cross-border lease," a tax lease or a head-lease/sublease structure and (b) any other transaction, which may involve special structural arrangements, as such Owner Participant may elect (any such structure described above, a "Special Structure"). Any Special Structure may result in additional persons participating in the Transactions, which persons shall agree to provisions comparable to Sections 7.6.5(a) and 7.6.14. Subject to the provisions of Sections 13.2 and 13.3, Lessee, Loan Participant and each Note Holder agree to cooperate in the implementation of any such restructuring and take such action as may reasonably be requested by the Owner Participant to accomplish such restructuring, including taking such actions as may be reasonable or customary in the type of Special Structure elected. In connection with any proposed Special Structure, Owner Participant shall provide all information reasonably requested by Lessee, Loan Participant or any Note Holder with respect thereto. The Owner Participant shall be entitled to retain all of the benefits of any such transaction.






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


     13.2  LIMITATIONS ON RESTRUCTURING PROVISIONS; ADDITIONAL TERMS

          13.2.1  LESSEE

     Notwithstanding Section 13.1, in no event shall any such Special Structure
(a) change the terms and conditions of Lessee's rights and obligations, from those which Lessee would otherwise possess or be subject to in the absence of any such Special Structure, in a manner which is materially adverse to Lessee,
(b) expose Lessee to any additional risks (including overall tax risks) beyond those to which Lessee would be exposed in the absence of any such Special Structure or (c) change the terms and conditions of Lessee's rights and obligations, from those which Lessee would otherwise possess or be subject to in the absence of any Special Structure, in a manner which is adverse to Lessee, unless, with respect to clause (b) and clause (c) above, Lessee shall have been indemnified against such additional risks by Owner Participant, or other participants in such transaction (so long as such other participants shall, as to their creditworthiness at the time any such indemnity is given, be reasonably acceptable to Lessee) in a manner reasonably satisfactory to Lessee. In no event shall Lessee be required to provide an indemnity with respect to any foreign tax benefit of a Special Structure or to indemnify against the failure of a head lease not to constitute a true lease for U.S. federal income tax purposes.

          13.2.2  LOAN PARTICIPANT AND NOTE HOLDERS

     Notwithstanding Section 13.1, any such Special Structure shall not, and prior to the exercise of its rights thereunder, the Owner Participant shall deliver an officer's certificate to Mortgagee and to the Pass Through Trustees that provides that any such Special Structure shall not, (a) change the terms and conditions of Loan Participant's or any Note Holder's rights and obligations under the Operative Agreements or rights and obligations of holders of Pass Through Certificates issued in connection with the Transaction or the rights and obligations of any of the other Indenture Indemnitees, from those which Loan Participant, Note Holders, or Indenture Indemnitees and such Pass Through Certificate holders would otherwise possess or be subject to in the absence of such Special Structure (including, without limitation, the amount and timing of any payment of principal, interest and Make-Whole Amount under the Equipment Notes, the






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


relative rights of the Note Holders and other Indenture Indemnitees with respect to such payments and such holder of Pass Through Certificates and the priority of Mortgagee's Lien on the Trust Indenture Estate under the Trust Indenture) or (b) expose Loan Participant, any such Note Holder, any such holder of Pass Through Certificates or other Indenture Indemnitees to any additional risks beyond those to which Loan Participant, such Certificate Holder or such holder of Pass Through Certificates would be exposed in the absence of such Special Structure. In addition, in no event shall any Special Structure be permitted unless a written confirmation from the Rating Agencies is obtained prior to the implementation of such Special Structure to the effect that such Special Structure will not adversely affect the ratings of the Pass Through Certificates.

     13.3  SPECIAL STRUCTURE TRANSACTION EXPENSES

     Whether or not any proposed restructuring transaction under this Section 13 is consummated, the Owner Participant shall pay (or cause to be paid) the reasonable costs and expenses incurred by all parties in connection therewith; provided, that if any proposed Special Structure is not consummated as a result of Lessee's failure to act in good faith in connection with any amendments to any Operative Agreement necessary as a result thereof, then all such costs and expenses shall be borne by Lessee.

SECTION 14. CHANGE OF CITIZENSHIP

     14.1   GENERALLY

     Without prejudice to the representations, warranties or covenants regarding the status of any party hereto as a Citizen of the United States:

     (a) Each of Lessee, First Security, WTC and Mortgagee agrees that it will, immediately upon obtaining knowledge of any facts that would cast doubt upon its continuing status as a Citizen of the United States and promptly upon public disclosure of negotiations in respect of any transaction which would or might adversely affect such status, notify in writing all parties hereto of all relevant matters in connection therewith; and

     (b) Owner Participant agrees that, in the event its status is to change or has changed as a Citizen of the United States, or it makes public disclosure of circumstances as a result of which





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


it believes that such status is likely to change, it will notify all the other parties to this Participation Agreement of (i) such change in status promptly after obtaining Actual Knowledge thereof or (ii) such belief as soon as practicable after such public disclosure but in any event within ten Business Days after such public disclosure.

     14.2  OWNER PARTICIPANT

     Owner Participant agrees, solely for the benefit of Lessee and the Note Holders that if, during such time as the Aircraft is registered in the United States, (a) it shall not be a Citizen of the United States and (b) the Aircraft shall be, or would therefore become, ineligible for registration in the name of Owner Trustee under the Act and regulations then applicable thereunder (without giving consideration to Section 47.9 of the FAA Regulations), then Owner Participant shall as soon as is reasonably practicable, but in any event within 30 days after obtaining Actual Knowledge of such ineligibility and of such loss of citizenship, (y) effect voting trust or other similar arrangements (in which case any provisions contained in the Operative Agreements restricting Owner Participant's or Owner Trustee's ability to amend the Trust Agreement shall not apply to the extent necessary to permit the use of such a voting trust or other similar arrangement) or take any other action as may be necessary to prevent any deregistration or maintain the United States registration of the Aircraft or (z) transfer in accordance with the terms of this Agreement all its right, title and interest in and to this Agreement, the Trust Estate and the Trust Agreement in accordance with Section 10.1.

     14.3  OWNER TRUSTEE

     Upon First Security giving any notice in accordance with Section 14.1(a), Owner Trustee shall, subject to Section 9.1.1 of the Trust Agreement, resign as Owner Trustee. Upon its receipt of such notice, Owner Participant shall as promptly as practicable appoint a Citizen of the United States as successor Owner Trustee pursuant to Section 9.1 of the Trust Agreement.

     14.4  MORTGAGEE

     Upon WTC giving any notice in accordance with Section 14.1(a), Mortgagee shall (if and so long as such citizenship is necessary under the Act as in effect at such time or, if it is not necessary, if and so long as Mortgagee's





PARTICIPATION AGREEMENT SPECIAL                                         PAGE 89
citizenship could have any adverse effect on Lessee, any Participant or any Note Holder), subject to Section 8.02 of the Trust Indenture, resign as Mortgagee promptly upon its ceasing to be such a citizen.

SECTION 15. CONCERNING OWNER TRUSTEE

     It is understood and agreed that, except as otherwise expressly provided herein or in the Trust Agreement or the Trust Indenture, Owner Trustee is entering into this Agreement solely in its capacity as trustee as provided in the Trust Agreement and not in its individual capacity and in no case whatsoever will it be liable or accountable in its individual capacity for any of the statements, representations, warranties, agreements or obligations of Owner Trustee hereunder, or for any loss in respect thereof, as to all of which the parties agree to look solely to the Trust Estate; provided, that nothing in this Section 15 shall be deemed to limit in scope or substance the personal liability of First Security (a) to Owner Participant as expressly set forth in the Trust Agreement, (b) in respect of the representations, warranties and agreements of First Security expressly made as such herein or in any other Operative Agreement to which it is a party, and (c) for the consequences of its own gross negligence, willful misconduct, and, in receiving, handling or remitting of funds only, its willful misconduct or simple negligence as a trustee.

SECTION 16. MISCELLANEOUS

     16.1   AMENDMENTS

     No provision of this Agreement may be amended, supplemented, waived, modified, discharged, terminated or otherwise varied orally, but only by an instrument in writing that specifically identifies the provision of this Agreement that it purports to amend, supplement, waive, modify, discharge, terminate or otherwise vary and is signed by the party against which the enforcement of the amendment, supplement, waiver, modification, discharge, termination or variance is sought. Each such amendment, supplement, waiver, modification, discharge, termination or variance shall be effective only in the specific instance and for the specific purpose for which it is given. No provision of this Agreement shall be varied or contradicted by oral communication, course of dealing or performance or other manner not set forth in an agreement, document or instrument in






PARTICIPATION AGREEMENT SPECIAL                                         PAGE 90
writing and signed by the party against which enforcement of the same is sought.

     16.2  SEVERABILITY

     If any provision hereof shall be held invalid, illegal or unenforceable in any respect in any jurisdiction, then, to the extent permitted by Law, (a) all other provisions hereof shall remain in full force and effect in such jurisdiction and (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction. If, however, any Law pursuant to which such provisions are held invalid, illegal or unenforceable may be waived, such Law is hereby waived by the parties hereto to the full extent permitted, to the end that this Agreement shall be deemed to be a valid and binding agreement in all respects, enforceable in accordance with its terms.

     16.3  SURVIVAL

     The representations, warranties, indemnities and covenants set forth herein shall survive the making available of the respective Commitments by Participants, the delivery or return of the Aircraft, the Transfer of any interest of Owner Participant in this Agreement, the Trust Estate and the Trust Agreement, the Transfer of any interest by any Note Holder of its Equipment Note, provided that on the expiration or other termination of the Lease, only such indemnities shall survive.

     16.4  REPRODUCTION OF DOCUMENTS

     This Agreement, all annexes, schedules and exhibits hereto and all agreements, instruments and documents relating hereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed and (b) financial statements, certificates and other information previously or hereafter furnished to any party hereto, may be reproduced by such party by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process, and such party may destroy any original documents so reproduced. Any such reproduction shall be as admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such party in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction likewise is admissible in evidence.






PARTICIPATION AGREEMENT SPECIAL                                         PAGE 91

     16.5  COUNTERPARTS

     This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts (or upon separate signature pages bound together into one or more counterparts), each of which when so executed shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

     16.6  NO WAIVER

     No failure on the part of any party hereto to exercise, and no delay by any party hereto in exercising, any of its respective rights, powers, remedies or privileges under this Agreement or provided at Law, in equity or otherwise shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach hereof or default hereunder or as an acquiescence therein nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof by it or the exercise of any other right, power, remedy or privilege by it. No notice to or demand on any party hereto in any case shall, unless otherwise required under this Agreement, entitle such party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of any party hereto to any other or further action in any circumstances without notice or demand.

     16.7  NOTICES

     Unless otherwise expressly permitted by the terms hereof, all notices, requests, demands, authorizations, directions, consents, waivers and other communications required or permitted to be made, given, furnished or filed hereunder shall be in writing (it being understood that the specification of a writing in certain instances and not in others does not imply an intention that a writing is not required as to the latter), shall refer specifically to this Agreement or other applicable Operative Agreement, and shall be personally delivered, sent by facsimile or telecommunication transmission (which in either case provides written confirmation to the sender of its delivery), sent by registered mail or certified mail, return receipt requested, postage prepaid, or sent by overnight courier service, in each case to the respective address, or facsimile number set forth for such party in Schedule 1, or to such other address,





PARTICIPATION AGREEMENT SPECIAL                                         PAGE 92
facsimile or other number as each party hereto may hereafter specify by notice to the other parties hereto. Each such notice, request, demand, authorization, direction, consent, waiver or other communication shall be effective when received or, if made, given, furnished or filed (a) by facsimile or telecommunication transmission, when confirmed, or (b) by registered or certified mail, three Business Days after being deposited, properly addressed, with the U.S. Postal Service.

     16.8  GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE

     (a) THIS AGREEMENT SHALL IN ALL RESPECTS BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS. THIS AGREEMENT IS BEING DELIVERED IN THE STATE OF NEW YORK.

     (b) EACH PARTY HERETO HEREBY IRREVOCABLY AGREES, ACCEPTS AND SUBMITS ITSELF TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK IN THE CITY AND COUNTY OF NEW YORK AND OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ANY LEGAL ACTION, SUIT OR PROCEEDING WITH RESPECT TO ANY MATTER RELATING TO OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

     (c) EACH PARTY HERETO HEREBY IRREVOCABLY CONSENTS AND AGREES TO THE SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING MAY BE MADE BY MAILING COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, AT THE ADDRESS IN THE STATE, CITY AND COUNTY OF NEW YORK SET FORTH PURSUANT TO SECTION
16.7. EACH PARTY HERETO HEREBY AGREES THAT SERVICE UPON IT, OR ANY OF ITS AGENTS, IN EACH CASE IN ACCORDANCE WITH THIS SECTION 16.8(C), SHALL CONSTITUTE VALID AND EFFECTIVE PERSONAL SERVICE UPON SUCH PARTY, AND EACH SUCH PARTY HEREBY AGREES THAT THE FAILURE OF ANY OF ITS AGENTS TO GIVE ANY NOTICE OF SUCH SERVICE TO SUCH PARTY SHALL NOT IMPAIR OR AFFECT IN ANY WAY THE VALIDITY OF SUCH SERVICE ON SUCH PARTY OR ANY JUDGMENT RENDERED IN ANY ACTION OR PROCEEDING BASED THEREON.

     16.9  THIRD-PARTY BENEFICIARY

     This Agreement is not intended to, and shall not, provide any person not a party hereto (other than the Indenture Indemnitees, each of which is an intended third party beneficiary with respect to the provisions of Section 9.1, and the persons





PARTICIPATION AGREEMENT SPECIAL                                         PAGE 93
referred to in Section 7.6.14, which are intended third party beneficiaries with respect to such Section) with any rights of any nature whatsoever against any of the parties hereto and no person not a party hereto (other than the Indenture Indemnitees with respect to the provisions of Section 9.1, and the persons referred to in Section 7.6.14 with respect to the provisions of such Section) shall have any right, power or privilege in respect of any party hereto, or have any benefit or interest, arising out of this Agreement.

     16.10  ENTIRE AGREEMENT

     This Agreement, together with the other Operative Agreements, on and as of the date hereof, constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and all prior or contemporaneous understandings or agreements, whether written or oral, among any of the parties hereto with respect to such subject matter are hereby superseded in their entireties. Notwithstanding the foregoing or any other provisions of the Operative Agreements, the Lessee agrees with the Owner Participant that the provisions of this Agreement (including, without limitation, the provisions of Sections 9.1 and 9.3 of this Agreement) or any other Operative Agreement are not intended nor shall they be construed to limit the Lessee's obligations to, or the rights of, the Owner Participant under any other agreement between the Lessee and the Owner Participant (it being understood that any such agreements will not affect the rights and obligations of the Loan Participant or the Mortgagee under the Operative Agreements).

     16.11  FURTHER ASSURANCES

     Each party hereto shall execute, acknowledge and deliver or shall cause to be executed, acknowledged and delivered, all such further agreements, instruments, certificates or documents, and shall do and cause to be done such further acts and things, in any case, as any other party hereto shall reasonably request in connection with the administration of, or to carry out more effectually the purposes of, or to better assure and confirm into such other party the rights and benefits to be provided under this Agreement and the other Operative Agreements.

                     [This space intentionally left blank]







PARTICIPATION AGREEMENT SPECIAL                                         PAGE 94

     IN WITNESS WHEREOF, each of the parties hereto confirms that it has had an opportunity to review, become familiar with and negotiate this Participation Agreement, including, without limitation, Section 16.8, and has caused this Participation Agreement to be duly executed and delivered as of the day and year first above written.

                                    CONTINENTAL AIRLINES, INC.,
                                        Lessee

                                    By
                                       ----------------------------------------
                                       Name:
                                       Title:

                                       ----------------------------------------
                                       Owner Participant

                                    By
                                       ----------------------------------------
                                       Name:
                                       Title:

                                    FIRST SECURITY BANK,
                                    NATIONAL ASSOCIATION,
                                        not in its individual
                                        capacity, except as expressly
                                        provided herein, but solely as
                                        Owner Trustee,
                                        Owner Trustee

                                    By
                                       ----------------------------------------
                                       Name:
                                       Title:






PARTICIPATION AGREEMENT SPECIAL                                          PAGE 1

                                    WILMINGTON TRUST COMPANY,
                                        not in its individual
                                        capacity, except as expressly provided
                                        herein, but solely as
                                        Mortgagee,
                                        Mortgagee

                                    By
                                       ----------------------------------------
                                       Name:
                                       Title:

                                    WILMINGTON TRUST COMPANY,
                                        not in its individual
                                        capacity, except as expressly provided
                                        herein, but solely as
                                        Pass Through Trustee under
                                        the Pass Through Trust Agreement for
                                        the Continental Pass Through Trust,
                                        1997-1A-O

                                    By
                                       ----------------------------------------
                                       Name:
                                       Title:

                                    WILMINGTON TRUST COMPANY,
                                        not in its individual
                                        capacity, except as expressly provided
                                        herein, but solely as
                                        Pass Through Trustee under
                                        the Pass Through Trust Agreement for
                                        the Continental Airlines Pass Through
                                        Trust, 1997-1B-O

                                    By
                                       ----------------------------------------
                                       Name:
                                       Title:






PARTICIPATION AGREEMENT SPECIAL                                  SIGNATURE PAGE

                                    WILMINGTON TRUST COMPANY,
                                        not in its individual
                                        capacity, except as expressly provided
                                        herein, but solely as
                                        Pass Through Trustee under
                                        the Pass Through Trust Agreement for
                                        the Continental Airlines Pass Through
                                        Trust, 1997-[1C-1][1C-II]-O

                                    By
                                       ----------------------------------------
                                       Name:
                                       Title:

                                    WILMINGTON TRUST COMPANY,
                                        not in its individual
                                        capacity, except as expressly provided
                                        herein, but solely as
                                        Subordination Agent

                                    By
                                       ----------------------------------------
                                       Name:
                                       Title:





PARTICIPATION AGREEMENT SPECIAL                                  SIGNATURE PAGE

                                                           ANNEX A - DEFINITIONS
                                                            LEASE AGREEMENT ____

                                    ANNEX A

DEFINITIONS

GENERAL PROVISIONS

(a) In each Operative Agreement, unless otherwise expressly provided, a reference to:

                 (i) each of "Lessee," "Lessor," "Loan Participant," "Owner Trustee," "Owner Participant," "Mortgagee," "Note Holder" or any other person includes, without prejudice to the provisions of any Operative Agreement, any successor in interest to it and any permitted transferee, permitted purchaser or permitted assignee of it;

                 (ii) words importing the plural include the singular and words importing the singular include the plural;

                 (iii) any agreement, instrument or document, or any annex, schedule or exhibit thereto, or any other part thereof, includes, without prejudice to the provisions of any Operative Agreement, that agreement, instrument or document, or annex, schedule or exhibit, or part, respectively, as amended, modified or supplemented from time to time in accordance with its terms and in accordance with the Operative Agreements, and any agreement, instrument or document entered into in substitution or replacement therefor (including, without limitation, in the case of each Pass Through Trust Agreement, the "Related Pass Through Trust Agreement" as defined therein);

                 (iv) any provision of any Law includes any such provision as amended, modified, supplemented, substituted, reissued or reenacted prior to the Delivery Date, and thereafter from time to time;

                 (v) the words "Agreement," "this Agreement," "hereby," "herein," "hereto," "hereof" and "hereunder" and words of similar import when used in any Operative Agreement refer to such Operative Agreement as a whole and not to any particular provision of such Operative Agreement;



Annex A Special

                 (vi) the words "including," "including, without limitation," "including, but not limited to," and terms or phrases of similar import when used in any Operative Agreement, with respect to any matter or thing, mean including, without limitation, such matter or thing; and

                 (vii) a "Section," an "Exhibit," an "Annex" or a "Schedule" in any Operative Agreement, or in any annex thereto, is a reference to a section of, or an exhibit, an annex or a schedule to, such Operative Agreement or such annex, respectively.

         (b) Each exhibit, annex and schedule to each Operative Agreement is incorporated in, and shall be deemed to be a part of, such Operative Agreement.

         (c) Unless otherwise defined or specified in any Operative Agreement, all accounting terms therein shall be construed and all accounting determinations thereunder shall be made in accordance with GAAP.

         (d) Headings used in any Operative Agreement are for convenience only and shall not in any way affect the construction of, or be taken into consideration in interpreting, such Operative Agreement.

DEFINED TERMS

         "Act" means part A of subtitle VII of title 49, United States Code.

         "Actual Knowledge" means (a) as it applies to Owner Trustee or Mortgagee, as the case may be, actual knowledge of a responsible officer in the Corporate Trust Department or the Corporate Trust Office, respectively, and (b) as it applies to Owner Participant or Lessee, actual knowledge of a Vice President or more senior officer of Owner Participant or Lessee, respectively, or any other officer of Owner Participant or Lessee, respectively, having responsibility for the transactions contemplated by the Operative Agreements; provided that each of Lessee, Owner Participant, Owner Trustee and Mortgagee shall be deemed to have "Actual Knowledge" of any matter as to which it has received notice from Lessee, Owner Participant, any Note Holder, Owner Trustee or Mortgagee, such notice having been given pursuant to Section 16.7 of the Participation Agreement.




Annex A Special

         "Additional Insured" is defined in Section D of Annex D to the Lease.

         "Adverse Change in Tax Law" means (a) for Lessee, a Change in Tax Law that Lessee regards as one that could adversely affect the economic consequences of the transactions contemplated by the Participation Agreement and the other Operative Agreements that are anticipated by Lessee or (b) for Owner Participant, any Change in Tax Law that would adversely affect any of the following tax assumptions:

                 (i) For federal income tax purposes, the Lease will be a "true" lease for purposes of the Code and Owner Participant will be treated as the owner of the Aircraft and Lessee will be treated as the lessee thereof;

                 (ii) For federal income tax purposes, Owner Participant will be entitled to depreciation or cost recovery deductions with respect to Lessor' s Cost of the Aircraft; and

                 (iii) For federal income tax purposes, Owner Participant will be entitled to deductions for interest payments on the Equipment Notes.

         "Affiliate" means, with respect to any person, any other person directly or indirectly controlling, controlled by or under common control with such person. For purposes of this definition, "control" means the power, directly or indirectly, to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise and "controlling," "controlled by" and "under common control with" have correlative meanings.

         "Aircraft" means, collectively, the Airframe and Engines.

         "Aircraft Bill of Sale" means the full warranty bill of sale covering the Aircraft delivered by Airframe Manufacturer to Owner Trustee on the Delivery Date.

         "Aircraft Documents" means all technical data, manuals and log books, and all inspection, modification and overhaul records and other service, repair, maintenance and technical records that are required by the FAA (or the relevant Aviation Authority), the Lease or Maintenance Program to be maintained with respect to the Aircraft, Airframe, Engines or Parts, or that are of a type





Annex A Special
required to be delivered by Lessee upon return of the Aircraft, Airframe or Engines under Section 5 of the Lease; and such term shall include all additions, renewals, revisions and replacements of any such materials from time to time made, or required to be made, in accordance with the Lease or Maintenance Program or by the FAA (or other Aviation Authority) regulations, and in each case in whatever form and by whatever means or medium (including, without limitation, microfiche, microfilm, paper or computer disk) such materials may be maintained or retained by or on behalf of Lessee (provided, that all such materials shall be maintained in the English language); and such term shall include, without limitation, the documents described in Section N of Annex B to the Lease.

         "Airframe" means (a) the aircraft (excluding Engines or engines from time to time installed thereon) manufactured by Airframe Manufacturer and identified by Airframe Manufacturer's model number, United States registration number and Airframe Manufacturer's serial number set forth in Lease Supplement No. 1 and any Replacement Airframe and (b) any and all Parts incorporated or installed in or attached or appurtenant to such airframe, and any and all Parts removed from such airframe, unless title to such Parts shall not be vested in Lessor in accordance with Section 8.1 and Annex C of the Lease. Upon substitution of a Replacement Airframe under and in accordance with the Lease, such Replacement Airframe shall become subject to the Lease and shall be the "Airframe" for all purposes of the Lease and the other Operative Agreements and thereupon the Airframe for which the substitution is made shall no longer be subject to the Lease, and such replaced Airframe shall cease to be the "Airframe."

         "Airframe Manufacturer" means The Boeing Company, a Delaware corporation.

         "Amortization Amount" means, with respect to any Equipment Note, as of any Payment Date, the amount determined by multiplying the percentage set forth opposite such Date on the Amortization Schedule by the Original Amount of such Equipment Note.

         "Amortization Schedule" means, with respect to each Equipment Note, the amortization schedule for such Equipment Note delivered pursuant to Section
2.02 of the Trust Indenture.





Annex A Special

         "Applicable Pass Through Trust" means each of the separate pass through trusts created under the Applicable Pass Through Trust Agreements.

         "Applicable Pass Through Trust Agreement" means each of the separate Pass Through Trust Agreements by and between the Lessee and an Applicable Pass Through Trustee.

         "Applicable Pass Through Trustee" means each Pass Through Trustee that is a party to the Participation Agreement.

         "Appraiser" means a firm of internationally recognized, independent aircraft appraisers.

         "APU" means the auxiliary power unit installed on the Aircraft on the Delivery Date, whether or not installed on the Aircraft from time to time thereafter, unless title to such APU shall not be vested in Lessor in accordance with Section 8.1 of the Lease, and any replacement or substituted auxiliary power unit installed on the Aircraft in accordance with the Lease.

         "Average Life Date" for any Equipment Note shall be the date which follows the time of determination by a period equal to the Remaining Weighted Average Life of such Equipment Note. "Remaining Weighted Average Life" on a given date with respect to any Equipment Note shall be the number of days equal to the quotient obtained by dividing (a) the sum of each of the products obtained by multiplying (i) the amount of each then remaining scheduled payment of principal of such Equipment Note by (ii) the number of days from and including such determination date to but excluding the date on which such payment of principal is scheduled to be made, by (b) the then outstanding principal amount of such Equipment Note.

         "Aviation Authority" means the FAA or, if the Aircraft is permitted to be, and is, registered with any other Government Entity under and in accordance with Section 7.1.2 of the Lease, such other Government Entity.

         "Bankruptcy Code" means the United States Bankruptcy Code, 11 U.S.C.
Section  101 et seq.

         "Base Lease Term" means the period beginning on and including the Commencement Date and ending on the Scheduled





Annex A Special

Expiration Date, or such earlier date on which the Term terminates in accordance with the provisions of the Lease.

         "Basic Rent" means the rent payable for the Aircraft pursuant to
Section 3.2.1(a) of the Lease.

         "Beneficial Owner" when used in relation to an Equipment Note means a Person that, by reason of direct ownership, contract, share ownership or otherwise, has the right to receive or participate in receiving, directly or indirectly, payments of principal, interest or Make-Whole Amount in respect of such Equipment Note; provided that a Person shall not be deemed to be a Beneficial Owner of an Equipment Note solely because another Person in which such a Person owns common stock or other equity securities is a registered holder or Beneficial Owner of such Equipment Note unless such Person is an Affiliate of such other Person.

         "BFE" means all appliances, parts, instruments, appurtenances, accessories, furnishings or other equipment of whatever nature sold by Lessee to Owner Trustee pursuant to the BFE Bill of Sale.

         "BFE Amount" means the amount paid by Owner Trustee to Lessee to purchase the BFE, and is designated by Dollar amount in Schedule 3 to the Participation Agreement.

         "BFE Bill of Sale" means the full warranty bill of sale executed by Lessee in favor of Owner Trustee, dated the Delivery Date, identifying and covering the BFE.

         "Bills of Sale" means the FAA Bill of Sale, the Aircraft Bill of Sale and the BFE Bill of Sale.

         "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required by law to close in New York, New York, Houston, Texas, Wilmington, Delaware or Salt Lake City, Utah.

         "Cash Equivalents" means the following securities (which shall mature within 90 days of the date of purchase thereof): (a) direct obligations of the U.S. Government; (b) obligations fully guaranteed by the U.S. Government; (c) certificates of deposit issued by, or bankers' acceptances of, or time deposits or a deposit account with, Owner Trustee, Mortgagee or any bank,





Annex A Special
trust company or national banking association incorporated or doing business under the laws of the United States or any state thereof having a combined capital and surplus and retained earnings of at least $500,000,000 and having a rate of "C" or better from the Thomson BankWatch Service; or (d) commercial paper of any issuer doing business under the laws of the United States or one of the states thereof and in each case having a rating assigned to such commercial paper by Standard & Poor's Corporation or Moody's Investors Service, Inc. equal to A1 or higher.

         "Change in Tax Law" means any amendment, modification, addition or change in or to the provisions of the Code, any other federal tax statutes, the Treasury Regulations promulgated thereunder, the Internal Revenue Service Revenue Rulings, Revenue Procedures or other administrative or judicial interpretations of the Code or the federal tax statutes that affects the tax assumptions set forth in the Tax Indemnity Agreement or otherwise affects Owner Participant's anticipated Net Economic Return (other than a change in the alternative minimum tax or other change that results in Owner Participant being subject to alternative minimum tax or unable to fully utilize tax benefits because of its particular tax situation).

         "Citizen of the United States" is as defined in Section 40102(a)(15) of the Act and in the FAA Regulations.

         "Closing" means the closing of the transactions contemplated by the Participation Agreement on the Delivery Date.

         "Code" means the Internal Revenue Code of 1986, as amended; provided, that when used in relation to a Plan, "Code" shall mean the Internal Revenue Code of 1986 and any regulations and rulings issued thereunder, all as amended and in effect from time to time.

         "Commencement Date" is defined in Schedule 1 to the Lease.

         "Commitment" means, for any Participant, the amount of its participation in the payment of Lessor's Cost, which amount shall be determined in accordance with Section 2.1 of the Participation Agreement.

         "Commitment Termination Date" is defined in Schedule 3 to the Participation Agreement.





Annex A Special

         "Consent and Agreement" means the Manufacturer Consent and Agreement ________, dated as of even date with the Participation Agreement, of Airframe Manufacturer.

         "Continuous Stay Period" is defined in Section 4.04(a) of the Trust Indenture.

         "Corporate Trust Department" or "Trust Office" means the principal corporate trust office of Owner Trustee located from time to time at Owner Trustee's address for notices under the Participation Agreement or such other office at which Owner Trustee's corporate trust business shall be administered which Owner Trustee shall have specified by notice in writing to Lessee, Mortgagee and each Note Holder.

         "Corporate Trust Office" means the principal office of Mortgagee located at Mortgagee's address for notices under the Participation Agreement or such other office at which Mortgagee's corporate trust business shall be administered which Mortgagee shall have specified by notice in writing to Lessee, Owner Trustee and each Note Holder.

         "CRAF" means the Civil Reserve Air Fleet Program established pursuant to 10 U.S.C. Section 9511-13 or any similar substitute program.

         "Damage Payment Threshold" is defined in Schedule 1 to the Lease.

         "Debt" means any liability for borrowed money, or any liability for the payment of money in connection with any letter of credit transaction or any other liabilities evidenced or to be evidenced by bonds, debentures, notes or other similar instruments.

         "Debt Rate" means, with respect to (i) any Series, the rate per annum specified for such Series under the heading "Interest Rate" in Schedule I to the Trust Indenture and (ii) any other purpose, with respect to any period, the weighted average interest rate per annum during such period borne by the outstanding Equipment Notes, excluding any interest payable at the Payment Due Rate.





Annex A Special
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                                                                               9

         "Default" means any event or condition that with the giving of notice or the lapse of time or both would become an Event of Default.

         "Definitive Purchase Notice" is defined in Section 17.1 of the Lease.

         "Delayed Delivery Date" means a delayed Delivery Date notified to each Participant, Owner Trustee and Mortgagee by Lessee pursuant to Section 4.3 of the Participation Agreement, which delayed Delivery Date shall be a Business Day not later than the Commitment Termination Date.

         "Delivery Date" means the Business Day specified in Lease Supplement No. 1 as the date on which, among other things, the Aircraft is delivered to and accepted by Lessee under the Lease and the Closing occurs.

         "Deposit Agreement" means each of the four Deposit Agreements between the Depositary and the Escrow Agent, dated as of the Issuance Date, each of which relates to one of the Pass Through Trusts, provided that, for purposes of any obligation of Lessee or Owner Trustee, no amendment, modification or supplement to, or substitution or replacement of, any such Deposit Agreement shall be effective unless consented to by Lessee.

         "Depositary" means Credit Suisse First Boston, New York Branch, as Depositary under each Deposit Agreement.

         "Dollars," "United States Dollars" or "$" means the lawful currency of the United States.

         "DOT" means the Department of Transportation of the United States or any Government Entity succeeding to the functions of such Department of Transportation.

         "Enforcement Date" is defined in Section 4.03 of the Trust Indenture.

         "Engine" means (a) each of the engines manufactured by Engine Manufacturer and identified by Engine Manufacturer's model number and Engine Manufacturer's serial number set forth in Lease Supplement No. 1 and originally installed on the Airframe on delivery thereof pursuant to the Lease, and any Replacement Engine, in any case whether or not from time to time installed on such Airframe or installed on any other airframe or aircraft, and





Annex A Special

(b) any and all Parts incorporated or installed in or attached or appurtenant to such engine, and any and all Parts removed from such engine, unless title to such Parts shall not be vested in Lessor in accordance with Section 8.1 and Annex C of the Lease. Upon substitution of a Replacement Engine under and in accordance with the Lease, such Replacement Engine shall become subject to the Lease and shall be an "Engine" for all purposes of the Lease and the other Operative Agreements and thereupon the Engine for which the substitution is made shall no longer be subject to the Lease, and such replaced Engine shall cease to be an "Engine."

         "Engine Consent and Agreement" means the Engine Manufacturer Consent
and Agreement           dated as of even date with the Participation Agreement,
of Engine Manufacturer.

         "Engine Manufacturer" means CFM International, a Delaware corporation.

         "Equipment Note Register" is defined in Section 2.07 of the Trust Indenture.

         "Equipment Notes" means and includes any equipment notes issued under the Trust Indenture in the form specified in Section 2.01 thereof (as such form may be varied pursuant to the terms of the Trust Indenture) and any Equipment
Note issued under the Trust Indenture in exchange for or replacement of any Equipment Note.

         "ERISA" means the Employee Retirement Income Security Act of 1974 and any regulations and rulings issued thereunder all as amended and in effect from time to time.

         "Escrow Agent" means First Security Bank, National Association, as Escrow Agent under each of the Escrow Agreements.

         "Escrow Agreement" means each of the four Escrow and Paying Agent Agreements, among the Escrow Agent, the Paying Agent, certain initial purchasers of the Pass Through Certificates named therein and one of the Pass Through Trustees, dated as of the Issuance Date, each of which relates to one of the Pass Through Trusts, provided that, for purposes of any obligation of Lessee or Owner Trustee, no amendment, modification or supplement to, or substitution or replacement of, any such Escrow Agreement shall be effective unless consented to by Lessee.





Annex A Special

         "Event of Default" is defined in Section 4.02 of the Trust Indenture.

         "Event of Loss" means, with respect to the Aircraft, Airframe or any Engine, any of the following circumstances, conditions or events with respect to such property, for any reason whatsoever:

         (a) the destruction of such property, damage to such property beyond practical or economic repair or rendition of such property permanently unfit for normal use;

         (b) the actual or constructive total loss of such property or any damage to such property, or requisition of title or use of such property, which results in an insurance settlement with respect to such property on the basis of a total loss or constructive or compromised total loss;

         (c) any loss of such property or loss of use of such property for a period of 90 days or more as a consequence of any theft, hijacking or disappearance of such property;

         (d) any seizure, condemnation, confiscation, taking or requisition of title to such property by any Government Entity or purported non-U.S. Government Entity;

         (e) any seizure, condemnation, confiscation, taking or requisition of use of such property that continues until the earliest of
                 (i) the last day of the Term, (ii) the date upon which the Aircraft is modified, altered or adapted in such a manner as would render conversion of such property for use in normal commercial passenger service impractical or uneconomical,
                 (iii) the date on which such property is operated or located in any area excluded from coverage by any insurance policy required to be maintained in respect of such property pursuant to the Lease (unless an indemnity in lieu of insurance is provided to Lessor and Mortgagee in accordance with Section
                 11.4 of the Lease) or (iv) the date that is 90 days following the commencement of such loss of use (unless such loss of use results from action by the U.S. Government, in





Annex A Special
                 which case this clause (iv) shall not apply to such loss of use); and

         (f) as a result of any law, rule, regulation, order or any other action by the Aviation Authority or by any Government Entity of the government of registry of the Aircraft or by any Government Entity otherwise having jurisdiction over the operation or use of the Aircraft, the use of such property in the normal course of Lessee's business of passenger air transportation is prohibited for a period expiring on the earlier to occur of (i) the last day of the Term or (ii) the date that is 180 days following commencement of such prohibition, provided that if Lessee, prior to the expiration of such 180-day period, shall have undertaken and shall be diligently carrying forward all steps which are necessary or desirable to permit the normal use of such property by Lessee, then the date that is 360 days following commencement of such prohibition.

The date of such Event of Loss shall be the date of such loss, damage, insurance settlement, seizure, condemnation, confiscation, taking or requisition of title or use or prohibition, except that, for purposes of clauses (c), (e) and (f) above, no Event of Loss shall be deemed to have occurred until the date of expiration of the applicable period referred to therein.

         "Excluded Payments" means (i) indemnity payments paid or payable by Lessee to or in respect of Owner Participant, or Owner Trustee in its individual capacity, their respective Affiliates, successors and permitted assigns and their directors, officers, employees, servants and agents pursuant to Section 9 of the Participation Agreement or any corresponding payments under the Lease or any comparable type of payments under any sublease, (ii) proceeds of public liability insurance paid or payable as a result of insurance claims made, or losses suffered, by Owner Trustee in its individual capacity or by Owner Participant, that are payable directly to Owner Trustee in its individual capacity, or Owner Participant, respectively, for their own account, (iii) proceeds of insurance maintained with respect to the Aircraft by Owner Participant or any Affiliate thereof for its or their own account or benefit (whether directly or through Owner Trustee) and permitted under Section 11.3 of the Lease, (iv) all payments





Annex A Special
required to be made under the Tax Indemnity Agreement by Lessee whether or not denominated as Supplemental Rent, (v) all payments, if any, required to be made from the proceeds of collateral securing any obligation of Lessee to Owner Participant or any Affiliate thereof (provided that no such payment shall in any event constitute, or have the effect of, a release, discharge or satisfaction in whole or in part of any obligation or liability of Lessee under any of the Operative Agreements to make any payment or render any performance to or for the benefit of any other Person (including, without limitation, Lessee's obligation to pay certain Rent to the Mortgagee in accordance with
Section 13.3 of the Lease), (vi) any interest that pursuant to the Operative Agreements may from time to time accrue in respect of any of the amounts described in clauses (i) through (v) above, (vii) any right to enforce the payment of any amount described in clauses (i) through (vi) above (provided, that the rights referred to in this clause (vii) shall not be deemed to include the exercise of any remedies provided for in the Lease other than the right to sue for specific performance of any covenant to make such payment or to sue for damages in respect of the breach of any such covenant) and (viii) any right to exercise any election or option or make any decision or determination, or to give or receive any notice, consent, waiver or approval, or to take any other action in respect of, but in each case, only to the extent relating to, any Excluded Payments.

         "Expenses" means any and all liabilities, obligations, losses, damages, settlements, penalties, claims (including, without limitation, claims or liabilities based or asserted upon (a) negligence, (b) strict or absolute liability, (c) liability in tort, (d) infringement of patent, trademark or other property or other right and (e) liabilities arising out of violation of any Law), actions, suits, costs, expenses and disbursements (including, without limitation, reasonable fees and disbursements of legal counsel, accountants, appraisers, inspectors or other professionals, and costs of investigation), including, without limitation, all such costs, expenses and disbursements imposed on or incurred by any person in asserting or establishing, or in defending any claims arising out of its assertion of, any rights it may have under, or its cooperation in connection with any Expenses indemnified pursuant to, Section 9 of the Participation Agreement.





Annex A Special

         "FAA" means the Federal Aviation Administration of the United States or any Government Entity succeeding to the functions of such Federal Aviation Administration.

         "FAA Bill of Sale" means a bill of sale for the Aircraft on AC Form 8050-2 (or such other form as may be approved by the FAA) delivered to Owner Trustee on the Delivery Date by Airframe Manufacturer.

         "FAA Filed Documents" means the Lease, Lease Supplement No. 1, the Trust Indenture, the Trust Agreement, the Trust Indenture Supplement, the FAA Bill of Sale and an application for registration of the Aircraft with the FAA in the name of Owner Trustee.

         "FAA Regulations" means the Federal Aviation Regulations issued or promulgated pursuant to the Act from time to time.

         "Fair Market Rental Value" means the fair market rental value in Dollars for the Aircraft that would apply in an arm's-length transaction between an informed and willing lessee under no compulsion to lease, and an informed and willing lessor under no compulsion to lease, the Aircraft, for the applicable period (if such fair market rental value is being determined for purposes of Section 15 of the Lease) or for the applicable Renewal Lease Term, as the case may be, assuming that (a) the Aircraft has been maintained in accordance with, and is in the condition required by, the Lease (subject to Section 15.4 of the Lease, if applicable), (b) payments of rent would be made semiannually (if such fair market rental value is being determined for purposes of Section 15 of the Lease) or quarterly (if such fair market rental value is being determined for purposes of Section 17 of the Lease), and (c) the Aircraft would be leased during any such Renewal Term on the same terms and conditions as are set forth in the Lease with respect to the Base Lease Term.

         "Fair Market Sales Value" means the fair market sales value in Dollars for the Aircraft that would apply in an arm's-length transaction between an informed and willing buyer under no compulsion to buy, and an informed and willing seller under no compulsion to sell, the Aircraft, in a transaction that would close on or about the relevant time of determination, assuming that (a) the Aircraft has been maintained in accordance with, and is in the condition required by, the Lease (subject to Section





Annex A Special

15.4 of the Lease, if applicable) and (b) the Aircraft would be delivered to such informed and willing buyer in the return condition required by the Lease.

         "Financing Statements" means, collectively, UCC-1 (and, where appropriate, UCC-3) financing statements (a) covering the Trust Indenture Estate, by Owner Trustee, as debtor, showing Mortgagee as secured party, for filing in Utah and each other jurisdiction that, in the opinion of Mortgagee, is necessary to perfect its Lien on the Trust Indenture Estate and (b) covering the Lease and the Aircraft, as a precautionary matter, by Lessee, as lessee, showing Owner Trustee as lessor and Mortgagee as assignee of Owner Trustee, for filing in Texas and each other jurisdiction that, in the opinion of Owner Trustee and Mortgagee, is reasonably desirable.

         "First Renewal Lease Term" means, if Lessee exercises its option to renew the Lease at the end of the Base Lease Term pursuant to and in accordance with Section 17.2 of the Lease, the period commencing on the first day following the Scheduled Expiration Date, and ending on the First Renewal Term Expiration Date or such earlier date on which the Term terminates in accordance with the provisions of the Lease.

         "First Renewal Term Expiration Date" means the first anniversary of the Scheduled Expiration Date.

         "First Security" means First Security Bank, National Association, a national banking association, not in its capacity as Owner Trustee under the Trust Agreement or as Escrow Agent under the Escrow Agreements, but in its individual capacity.

         "Fourth Renewal Lease Term" means, if Lessee exercises its option to renew the Lease at the end of the Third Renewal Lease Term pursuant to and in accordance with Section 17.2 of the Lease, the period commencing on the first day following the Third Renewal Term Expiration Date, and ending on the fourth anniversary of the Scheduled Expiration Date.

         "GAAP" means generally accepted accounting principles as set forth in the statements of financial accounting standards issued by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants, as such principles may at any time or from time to time be varied by any applicable financial accounting rules or regulations issued by the SEC and,





Annex A Special
with respect to any person, shall mean such principles applied on a basis consistent with prior periods except as may be disclosed in such person's financial statements.

         "Government Entity" means (a) any federal, state, provincial or similar government, and any body, board, department, commission, court, tribunal, authority, agency or other instrumentality of any such government or otherwise exercising any executive, legislative, judicial, administrative or regulatory functions of such government or (b) any other government entity having jurisdiction over any matter contemplated by the Operative Agreements or relating to the observance or performance of the obligations of any of the parties to the Operative Agreements.

         "GTA" means the General Terms Agreement as defined in the Purchase Agreement Assignment.

         "Inclusion" is defined in the Tax Indemnity Agreement.

         "Indemnitee" means (i) First Security and Owner Trustee, (ii) WTC and Mortgagee, (iii) each separate or additional trustee appointed pursuant to the Trust Agreement or the Trust Indenture, (iv) the Owner Participant and each other Participant, (v) the Trust Estate and the Trust Indenture Estate, (vi) the Subordination Agent, the Paying Agent and the Escrow Agent, (vii) the Liquidity Providers, (viii) the Pass Through Trustees, (ix) each Affiliate of the persons described in clauses (i) through (iv), inclusive, (x) each Affiliate of the persons described in clauses (vi), (vii) and (viii), (xi) the respective directors, officers, employees, agents and servants of each of the persons described in clauses (i) through (iv) inclusive and in clause (ix),
(xii) the respective directors, officers, employees, agents and servants of each of the persons described in clauses (vi), (vii), (viii), and (x), (xiii) the successors and permitted assigns of the persons described in clauses (i) through (iv), inclusive, and in clauses (ix) and (xi), and (xiv) the successors and permitted assigns of the persons described in clauses (vi), (vii), (viii),
(x) and (xii); provided that the persons described in clauses (vi), (vii),
(viii), (x), (xii) and (xiv) are Indemnitees only for purposes of Section 9.1 of the Participation Agreement. If any Indemnitee is Airframe Manufacturer or Engine Manufacturer or any subcontractor or supplier of either thereof, such Person shall be an Indemnitee only in its capacity as Owner Participant, Loan Participant or Note Holder.





Annex A Special

         "Indenture Agreements" means the Participation Agreement, the Lease, the Purchase Agreement, the Purchase Agreement Assignment, the Consent and Agreement, the Engine Consent and Agreement, the Bills of Sale and any other contract, agreement or instrument from time to time assigned or pledged under the Trust Indenture.

         "Indenture Default" means any condition, circumstance, act or event that, with the giving of notice, the lapse of time or both, would constitute an Indenture Event of Default.

         "Indenture Event of Default" means any one or more of the conditions, circumstances, acts or events set forth in Section 4.02 of the Trust Indenture.

         "Indenture Indemnitee" means (i) WTC and the Mortgagee, (ii) each separate or additional trustee appointed pursuant to the Trust Indenture, (iii) the Subordination Agent, (iv) each Liquidity Provider, (v) each Pass Through Trustee, (vi) the Paying Agent, (vii) the Escrow Agent and (viii) each of the respective directors, officers, employees, agents and servants of each of the persons described in clauses (i) through (vii) inclusive above.

         "Intercreditor Agreement" means that certain Intercreditor Agreement among the Pass Through Trustees, the Liquidity Providers and the Subordination Agent, dated as of the Issuance Date, provided that, for purposes of any obligation of Lessee or Owner Trustee, no amendment, modification or supplement to, or substitution or replacement of, such Intercreditor Agreement shall be effective unless consented to by Lessee.

         "Interim Lease Term" means the period commencing on and including the Delivery Date, and ending on and including the day immediately preceding the Commencement Date or such earlier date on which the Term terminates in accordance with the provisions of the Lease.

         "Interim Rent" is defined in Schedule 1 to the Lease.

         "IRS" means the Internal Revenue Service of the United States or any Government Entity succeeding to the functions of such Internal Revenue Service.

         "Issuance Date" means March 21, 1997.





Annex A Special

         "Law" means (a) any constitution, treaty, statute, law, decree, regulation, order, rule or directive of any Government Entity, and (b) any judicial or administrative interpretation or application of, or decision under, any of the foregoing.

         "Lease" or "Lease Agreement" means the Lease Agreement          ,
dated as of even date with the Participation Agreement, between Owner Trustee and Lessee.

         "Lease Default" means any condition, circumstance, act or event that, with the giving of notice, the lapse of time or both, would constitute a Lease Event of Default.

         "Lease Event of Default" means any one or more of the conditions, circumstances, acts or events set forth in Section 14 of the Lease.

         "Lease Supplement" means a supplement to the Lease, in the form of Exhibit A to the Lease.

         "Lease Supplement No. 1" means the initial Lease Supplement, dated the Delivery Date.

         "Lessee" means Continental Airlines, Inc., a Delaware corporation.

         "Lessee Operative Agreements" means the Participation Agreement, the Lease, Lease Supplement No. 1, the Tax Indemnity Agreement, the BFE Bill of Sale, the Purchase Agreement Assignment and each other agreement between Lessee and any other party to the Participation Agreement, relating to the Transactions, delivered on the Delivery Date.

         "Lessee Person" means Lessee, any sublessee, assignee, successor or other user or person in possession of the Aircraft, Airframe or an Engine with or without color of right, or any Affiliate of any of the foregoing (other than any Indemnitee or any related Indemnitee with respect thereto, or any person using or claiming any rights with respect to the Aircraft, Airframe or an Engine directly by or through any of the persons in this parenthetical).

         "Lessee's Advisor" is defined in Schedule 3 to the Participation Agreement.





Annex A Special

         "Lessor" means Owner Trustee in its capacity as lessor under the Lease.

         "Lessor Lien" means, with respect to any person and in respect of any property (including, without limitation, the Trust Estate, the Trust Indenture Estate, the Aircraft, Airframe, Engines, Parts or Aircraft Documents) or any payments, any Lien on such property or payments which (a) arises from claims against such person (if such person is a trustee, whether in its individual capacity or in its capacity as a trustee) not related to or arising out of, directly or indirectly (i) its ownership of, Lien on or other interest in the Aircraft, Airframe, Engines, Parts or Aircraft Documents or all or any other part of the Trust Estate or Trust Indenture Estate or (ii) any of the transactions contemplated by the Operative Agreements, (b) results from actions taken by such person (if such person is a trustee, whether in its individual capacity or in its capacity as a trustee) (i) in violation of such person's obligations under any of the terms of the Operative Agreements, (ii) not participated in or consented to by Lessee and (iii) not taken in connection with or by reason of the occurrence of a Lease Default or a Lease Event of Default, or (c) is imposed as a result of Taxes against such person (if such person is a trustee, whether in its individual capacity or in its capacity as a trustee) or any of its Affiliates not required to be indemnified by Lessee under the Participation Agreement, the Tax Indemnity Agreement or any other Operative Agreement; provided that for purposes of Sections 7.2.1 and 7.3.1 of the Participation Agreement, any Lien that is attributable solely to Owner Participant, First Security or Lessor and would otherwise constitute a Lessor Lien thereunder shall not constitute a Lessor Lien thereunder, so long as (A) the existence of such Lien poses no material risk of the sale, forfeiture or loss of the Aircraft, Airframe or any Engine or any interest therein, (B) the existence of such Lien does not interfere in any way with the use or operation of the Aircraft by Lessee(or any Permitted Sublessee), (C) the existence of such Lien does not affect the priority or perfection of, or otherwise jeopardize, the Lien of the Trust Indenture, (D) First Security, Lessor or Owner Participant, as the case may be, is diligently contesting such Lien by appropriate proceedings, (E) the existence of such Lien does not result in actual interruption in the receipt and distribution by Mortgagee in accordance with the Trust Indenture of Rent assigned to Mortgagee for the benefit of the Note Holders, and (F) any property subject to such Lien is





Annex A Special
not then required to be conveyed to any other Person pursuant to Section 4.6 of the Lease.

         "Lessor's Cost" means the aggregate of the amounts paid by Owner Trustee to Airframe Manufacturer and Lessee to purchase the Aircraft and BFE pursuant to the Purchase Agreement, the Purchase Agreement Assignment and the Participation Agreement, and is designated by Dollar amount in Schedule 3 to the Participation Agreement.

         "Liability Deductible" is defined in Schedule 1 to the Lease.

         "Lien" means any mortgage, pledge, lien, charge, claim, encumbrance, lease or security interest affecting the title to or any interest in property.

         "Liquidity Facilities" means the eight Revolving Credit Agreements (consisting of a separate Revolving Credit Agreement with each Liquidity Provider with respect to each Pass Through Trust) between the Subordination Agent, as borrower, and a Liquidity Provider, each dated as of the Issuance Date, provided that, for purposes of any obligation of Lessee, no amendment, modification or supplement to, or substitution or replacement of, any such Liquidity Facility shall be effective unless consented to by Lessee.

         "Liquidity Provider" means ABN AMRO Bank N.V., acting through its Chicago branch, or ING Bank N.V., each as a Class A Liquidity Provider, Class B Liquidity Provider, Class C-I Liquidity Provider and Class C-II Liquidity Provider (as such terms are defined in the Intercreditor Agreement) under the respective Liquidity Facilities, or any successor thereto.

         "Loan Participants" mean, until the Closing shall have been consummated, the Applicable Pass Through Trustees, and after the Closing shall have been consummated, each Note Holder.

         "Loan Trustee" means Mortgagee.

         "Maintenance Program" is defined in Annex C to the Lease.

         "Majority in Interest of Note Holders" means as of a particular date of determination, the holders of a majority in aggregate unpaid Original Amount of all Equipment Notes outstanding as of such date (excluding any Equipment Notes held





Annex A Special
by Owner Trustee, Lessee, or Owner Participant or any Affiliate of any such party or any interests of Owner Trustee or Owner Participant therein by reason of subrogation pursuant to Section 4.03 of the Trust Indenture (unless all Equipment Notes then outstanding shall be held by Owner Trustee, Lessee, Owner Participant or any Affiliate of any thereof)); provided that for the purposes of directing any action or casting any vote or giving any consent, waiver or instruction hereunder any Note Holder of an Equipment Note or Equipment Notes may allocate, in such Note Holder's sole discretion, any fractional portion of the principal amount of such Equipment Note or Equipment Notes in favor of or in opposition to any such action, vote, consent, waiver or instruction.

         "Make-Whole Amount" means, with respect to any Equipment Note, an amount (as determined by an independent investment banker of national standing) equal to the excess, if any, of (a) the present value of the remaining scheduled payments of principal and interest to maturity of such Equipment Note computed by discounting such payments on a semiannual basis on each Payment Date (assuming a 360-day year of twelve 30-day months) using a discount rate equal to the Treasury Yield over (b) the outstanding principal amount of such Equipment Note plus accrued interest to the date of determination. For purposes of determining the Make-Whole Amount, "Treasury Yield" means, at the date of determination with respect to any Equipment Note, the interest rate (expressed as a decimal and, in the case of United States Treasury bills, converted to a bond equivalent yield) determined to be the per annum rate equal to the semi-annual yield to maturity for United States Treasury securities maturing on the Average Life Date of such Equipment Note and trading in the public securities markets either as determined by interpolation between the most recent weekly average yield to maturity for two series of United States Treasury securities, trading in the public securities markets, (A) one maturing as close as possible to, but earlier than, the Average Life Date of such Equipment Note and (B) the other maturing as close as possible to, but later than, the Average Life Date of such Equipment Note, in each case as published in the most recent H.15(519) or, if a weekly average yield to maturity for United States Treasury securities maturing on the Average Life Date of such Equipment Note is reported on the most recent H.15(519), such weekly average yield to maturity as published in such H.15(519) "H.15(519)" means the weekly statistical release





Annex A Special
designated as such, or any successor publication, published by the Board of Governors of the Federal Reserve System. The date of determination of a Make-Whole Amount shall be the third Business Day prior to the applicable payment or redemption date and the "most recent H.15(519)" means the H.15(519) published prior to the close of business on the third Business Day prior to the applicable payment or redemption date.

         "Manufacturer's Purchase Price" means the amount required to be paid to the Airframe Manufacturer to purchase the Aircraft pursuant to the Purchase Agreement Assignment.

         "Material Adverse Change" means, with respect to any person, any event, condition or circumstance that materially and adversely affects such person's business or consolidated financial condition, or its ability to observe or perform its obligations, liabilities and agreements under the Operative Agreements.

         "Minimum Liability Insurance Amount" is defined in Schedule 1 to the Lease.

         "Minimum Residual Percentage" is defined in Schedule 1 to the Lease.

         "Minimum Value Percentage" is defined in Schedule 1 to the Lease.

         "Mortgaged Property" is defined in Section 3.03 of the Trust
Indenture.

         "Mortgagee" means Wilmington Trust Company, a Delaware banking corporation, not in its individual capacity but solely as loan trustee under the Trust Indenture.

         "Mortgagee Agreements" means, collectively, the Participation Agreement, the Trust Indenture and each other agreement between Mortgagee and any other party to the Participation Agreement, relating to the Transactions, delivered on the Delivery Date.

         "Mortgagee Event" means (i) in the event of a reorganization proceeding involving the Lessee under Chapter 11 of the Bankruptcy Code, (A) the trustee in such proceeding or the Lessee not assuming or agreeing to perform its obligations under the Lease, as contemplated under Section 1110, during the 60-day





Annex A Special
period under Section 1110(a)(1)(A) of the Bankruptcy Code (or such longer period as may apply under Section 1110(b) of the Bankruptcy Code) or (B) at any time after agreeing to perform or assuming such obligations, such trustee or the Lessee ceasing to perform such obligations with the result that the Continuous Stay Period comes to an end or (ii) either the Equipment Notes shall have become due and payable pursuant to Section 4.04(b) of the Trust Indenture or Mortgagee has taken action or notified Owner Trustee that it intends to take action to foreclose the Lien of the Trust Indenture or otherwise commence the exercise of any significant remedy in accordance with Section 4.04(a) of the Trust Indenture.

         "Net Economic Return" means Owner Participant's net after-tax yield and aggregate after-tax cash flow computed on the basis of the same methodology and assumptions as were utilized by the initial Owner Participant in determining Basic Rent, Stipulated Loss Value percentages and Termination Value percentages as of the Delivery Date, as such assumptions may be adjusted for events that have been the basis for adjustments to Basic Rent pursuant to
Section 3.2.1(b) of the Lease or events giving rise to indemnity payments pursuant to Section [6(A)] of the Tax Indemnity Agreement; provided, that, if the initial Owner Participant shall have transferred its interest, Net Economic Return shall be calculated as if the initial Owner Participant had retained its interest; provided further, that, notwithstanding the preceding proviso, solely for purposes of Section 11 of the Participation Agreement and calculating any adjustments to Basic Rent, Stipulated Loss Values and Termination Values in connection with a refunding pursuant to such Section 11 at a time when Owner Participant is a transferee (other than an Affiliate of the initial Owner Participant), the after-tax yield (but not the after-tax cash flow) component of Net Economic Return shall be calculated on the basis of the methodology and assumptions utilized by the transferee Owner Participant as of the date on which it acquired its interest.

         "Net Present Value of Rents" means the present value, as of the date of determination, discounted at ten percent per annum, compounded semiannually to the date of determination, of all unpaid Basic Rent payments during the then-remaining portion of the Base Lease Term, expressed as a percentage of Lessor's Cost.

         "Net Worth" means, for any person, the excess of its total assets over its total liabilities.





Annex A Special

         "New Debt" means debt securities in an aggregate principal amount specified in the Refunding Information, which amount shall be no greater than the aggregate principal amount of all Equipment Notes outstanding on the Refunding Date.

         "Non-U.S. Person" means any Person other than a United States person, as defined in Section 7701(a)(30) of the Code.

         "Note Holder" means at any time each registered holder of one or more Equipment Notes.

         "Note Purchase Agreement" means the Note Purchase Agreement, dated as of the Issuance Date, among Continental Airlines, Inc., the Subordination Agent, the Escrow Agent, the Paying Agent and the Pass Through Trustee under each Pass Through Trust Agreement providing for, among other things, the issuance and sale of certain equipment notes.

         "Officer's Certificate" means, in respect of any party to the Participation Agreement, a certificate signed by the Chairman, the President, any Vice President (including those with varying ranks such as Executive, Senior, Assistant or Staff Vice President), the Treasurer or the Secretary of such party.

         "Operative Agreements" means, collectively, the Participation Agreement, the Trust Agreement, the Purchase Agreement Assignment, the Consent and Agreement, the Engine Consent and Agreement, the Lease, Lease Supplement No. 1, the Trust Indenture, the initial Trust Indenture Supplement, the Bills of Sale, the Tax Indemnity Agreement and the Equipment Notes.

         "Operative Indentures" means each of the indentures under which notes have been issued and purchased by the Pass Through Trustees pursuant to the Note Purchase Agreement.

         "Original Amount," with respect to an Equipment Note, means the stated original principal amount of such Equipment Note and, with respect to all Equipment Notes, means the aggregate stated original principal amounts of all Equipment Notes.

         "Owner Participant" means the person executing the Participation Agreement as "Owner Participant" or, if a second person becomes an "Owner Participant" pursuant to Section 10.1.1 of the Participation Agreement, both of such persons; provided





Annex A Special
that if an Owner Participant Transfers 100% of its interest to a successor Owner Participant, such transferring Owner Participant shall thereafter no longer be considered an "Owner Participant".

         "Owner Participant Agreements" means, collectively, the Participation Agreement, the Tax Indemnity Agreement, the Trust Agreement and each other agreement between Owner Participant and any other party to the Participation Agreement relating to the Transactions, delivered on the Delivery Date.

         "Owner Participant's Percentage" means the percentage of Lessor's Cost allocated to the Owner Participant in Schedule 2 to the Participation Agreement.

         "Owner Trustee" means First Security Bank, National Association, a national banking association, not in its individual capacity, except as expressly provided in any Operative Agreement, but solely as Owner Trustee under the Trust Agreement.

         "Owner Trustee Agreements" means, collectively, the Participation Agreement, the Lease, Lease Supplement No. 1, the Trust Agreement, the Trust Indenture, the initial Trust Indenture Supplement, the Equipment Notes, the Purchase Agreement Assignment, and each other agreement between Owner Trustee and any other party to the Participation Agreement, relating to the Transactions, delivered on the Delivery Date.

         "Participants" means, collectively, Owner Participant and each Loan Participant and "Participant" means Owner Participant or a Loan Participant, individually.

         "Participation Agreement" means the Participation Agreement
dated as of             among Lessee, Owner Participant, Owner Trustee, the
Applicable Pass Through Trustees, Subordination Agent and Mortgagee.

         "Parts" means all appliances, parts, components, instruments, appurtenances, accessories, furnishings, seats and other equipment of whatever nature (including, without limitation, all BFE, avionics, the APU and Passenger Convenience





Annex A Special

Equipment, but excluding Engines or engines) that may from time to time be installed or incorporated in or attached or appurtenant to the Airframe or any Engine; provided that the term "Parts" shall not be deemed to include any Passenger Convenience Equipment if and for so long as such Equipment shall be owned by, or shall be subject to a security interest, license or other interest of, another Person (other than any Affiliate of Lessee) as provided under Section D.3 of Annex C to the Lease.

         "Passenger Convenience Equipment" means components or systems installed on or affixed to the Airframe that are used to provide individual telecommunications or electronic entertainment to passengers aboard the Aircraft.

         "Pass Through Agreements" means the Pass Through Trust Agreements, the Note Purchase Agreement, the Deposit Agreements, the Escrow Agreements, the Intercreditor Agreement, the Liquidity Facilities and the Fee Letters referred to in Section 2.03 of each of the Liquidity Facilities provided, that no amendment, modification or supplement to, or substitution or replacement of, any such Fee Letter shall be effective for purposes of any obligation of Lessee or Owner Trustee, unless consented to by Lessee.

         "Pass Through Certificates" means the pass through certificates issued by the Pass Through Trusts (and any other pass through certificates for which such pass through certificates may be exchanged).

         "Pass Through Trust" means each of the four separate pass through trusts created under the Pass Through Trust Agreements.

         "Pass Through Trust Agreement" means each of the four separate pass through trust agreements dated as of the Issuance Date by and between the Lessee and a Pass Through Trustee.

         "Pass Through Trustee" means Wilmington Trust Company, a Delaware banking corporation, in its capacity as trustee under each Pass Through Trust Agreement.

         "Pass Through Trustee Agreements" means the Participation Agreement, the Pass Through Trust Agreements, the Note Purchase Agreement, the Deposit Agreements, the Escrow Agreements and the Intercreditor Agreement.

         "Payment Date" means (i) each April 1 and October 1 during the Base Lease Term, commencing with the first such date to occur after the Commencement Date and (ii) each January 1, April 1,





Annex A Special

July 1 and October 1 during any Renewal Lease Term, commencing with the first day of such Renewal Lease Term.

         "Payment Due Rate" is defined in Schedule 1 to the Lease.

         "Payment Period" means (i) each of the consecutive semiannual periods during the Base Lease Term ending on a Payment Date, the first such period commencing on and including the Commencement Date and (ii) each of the consecutive three month periods during any Renewal Lease Term commencing with a Payment Date, the first such period commencing on and including the first Payment Date in such Renewal Lease Term.

         "Paying Agent" means Wilmington Trust Company, as Paying Agent under each of the Escrow Agreements.

         "Permitted Air Carrier" means any U.S. Air Carrier or any air carrier listed on Schedule 5 to the Lease.

         "Permitted Institution" means (a) any bank, trust company, insurance company, finance or leasing corporation, financial institution or other person (other than, without Lessee's consent, a commercial air carrier or Affiliate thereof that is in direct competition with Lessee), in each case with a combined capital and surplus or net worth of at least $50,000,000 or (b) any Affiliate of any person described in clause (a) in respect of which such person has provided a written guarantee of the obligations assumed by such Affiliate under the Owner Participant Agreements in form and substance reasonably satisfactory to Lessee and, if at the time of Transfer to such Permitted Institution an Event of Default that is not also, and is not caused by, a Lease Event of Default has occurred and is continuing, to Mortgagee.

         "Permitted Lien" means any Lien described in clauses (a) through (f), inclusive, of Section 6 of the Lease.

         "Permitted Sublease" means a sublease permitted under Section 7.2.7 of the Lease.

         "Permitted Sublessee" means the sublessee under a Permitted Sublease.

         "Persons" or "persons" means individuals, firms, partnerships, joint ventures, trusts, trustees, Government Entities, organizations, associations, corporations, government





Annex A Special
agencies, committees, departments, authorities and other bodies, corporate or incorporate, whether having distinct legal status or not, or any member of any of the same.

         "Plan" means any employee benefit plan within the meaning of Section 3(3) of ERISA, and any plan within the meaning of Section 4975(e)(1) of the Code.

         "Preliminary Notice" is defined in Section 17.1 of the Lease.

         "Premium Termination Date" means April 1, 2010, in the case of the Series A Equipment Notes, April 1, 2007 in the case of the Series B Equipment Notes and April 1, 2003 in the case of the Series C Equipment Notes.

         "PTT Percentage" means, with respect to each Applicable Pass Through Trustee, the percentage of Lessor's Cost allocated to such Pass Through Trustee in Schedule 2 to the Participation Agreement.

         "Purchase Agreement" means the Purchase Agreement             between
Airframe Manufacturer and Lessee (including all exhibits thereto, together with all letter agreements entered into that by their terms constitute part of such Purchase Agreement), to the extent assigned pursuant to the Purchase Agreement Assignment.

         "Purchase Agreement Assignment" means the Purchase Agreement and
Engine Warranties Assignment          , dated as of even date with the
Participation Agreement, between Lessee and Owner Trustee.

         "Purchase Date" means the last Business Day of the Base Lease Term or any Renewal Lease Term, as specified in any Purchase Notice.

         "Purchase Notice" is defined in Section 17.3.1 of the Lease.

         "QIB" is defined in Section 2.08 of the Trust Indenture.

         "Refunding Certificate" means a certificate of an authorized representative of Owner Participant delivered pursuant to Section 11.1.1 of the Participation Agreement, setting forth (a) the Refunding Date and (b) the following information, subject to the limitations set forth in Section 11 of the Participation





Annex A Special

Agreement: (i) the principal amount of debt to be issued by Owner Trustee on the Refunding Date and (ii) the proposed revised schedules of Basic Rent, Stipulated Loss Value percentages and Termination Value percentages and the proposed Amortization Schedules.

         "Refunding Date" means the proposed date on which the outstanding Equipment Notes will be redeemed and refinanced pursuant to Section 11 of the Participation Agreement.

         "Refunding Information" means the information set forth in the Refunding Certificate (other than the Refunding Date) as such information may have been revised by any verification procedures demanded by Lessee pursuant to
Section 3.2.1(d) of the Lease.

         "Registration Rights Agreement" means the Exchange and Registration Rights Agreement dated the Issuance Date by and among the Lessee and certain initial purchasers of the Pass Through Certificates named therein, providing for, among other things, the exchange offer with respect to such Pass Through Certificates to be registered under the Securities Act or the shelf registration of such Pass Through Certificates for a period specified therein.

         "Renewal Lease Term" means, collectively, the First Renewal Lease Term, the Second Renewal Lease Term, the Third Renewal Lease Term and the Fourth Renewal Lease Term, in each case, if any.

         "Renewal Notice" is defined in Section 17.2.1 of the Lease.

         "Renewal Rent" for the Aircraft means the rent payable therefor in respect of a Renewal Lease Term determined pursuant to Section 17.2.2 of the Lease.

         "Rent" means, collectively, Interim Rent, Basic Rent, Renewal Rent and Supplemental Rent.

         "Replacement Airframe" means any airframe substituted for the Airframe pursuant to Section 10 of the Lease.

         "Replacement Engine" means an engine substituted for an Engine pursuant to Section 5.3, 7.2, 9 or 10 of the Lease.

         "Return Acceptance Supplement" means a Return Acceptance Supplement, dated as of the date the Aircraft is returned to





Annex A Special

Lessor pursuant to Section 5 of the Lease, by Lessor and Lessee substantially in the form of Exhibit B to the Lease.

         "Scheduled Delivery Date" means the expected Delivery Date notified to each Participant, Owner Trustee and Mortgagee by Lessee pursuant to Section 4.1 of the Participation Agreement, which expected Delivery Date shall be a Business Day not later than the Commitment Termination Date.

         "Scheduled Expiration Date" means the Business Day (or, for purposes
of any Renewal Lease Term, the day) next preceding the   th anniversary of the
Commencement Date.

         "SEC" means the Securities and Exchange Commission of the United States, or any Government Entity succeeding to the functions of such Securities and Exchange Commission.

         "Second Renewal Lease Term" means, if Lessee exercises its option to renew the Lease at the end of the First Renewal Lease Term pursuant to and in accordance with Section 17.2 of the Lease, the period commencing on the first day following the First Renewal Term Expiration Date, and ending on the Second Renewal Term Expiration Date or such earlier date on which the Term terminates in accordance with the provisions of the Lease.

         "Second Renewal Term Expiration Date" means the second anniversary of the Scheduled Expiration Date.

         "Section 1110" means 11 U.S.C. Section 1110 of the Bankruptcy Code or any successor or analogous section of the federal bankruptcy Law in effect from time to time.

         "Secured Obligations" is defined in Section 2.06 of the Trust
Indenture.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Security" means a "security" as defined in Section 2(1) of the Securities Act.

         "Senior Holder" is defined in Section 2.14(c) of the Trust Indenture.

         "Series" means any of Series A, Series B or Series C.





Annex A Special

         "Series A" or "Series A Equipment Notes" means Equipment Notes issued under the Trust Indenture and designated as "Series A" thereunder, in the Original Amount and maturities and bearing interest as specified in Schedule I to the Trust Indenture under the heading "Series A."

         "Series B" or "Series B Equipment Notes" means Equipment Notes issued under the Trust Indenture and designated as "Series B" thereunder, in the Original Amount and maturities and bearing interest as specified in Schedule I to the Trust Indenture under the heading "Series B."

         "Series C" or "Series C Equipment Notes" means Equipment Notes issued under the Trust Indenture and designated as "Series C" thereunder, in the Original Amount and maturities and bearing interest as specified in Schedule I to the Trust Indenture under the heading "Series C."

         "Similar Aircraft" is defined in Schedule 1 to the Lease.

         "SLV Rate" is defined in Schedule 1 to the Lease.

         "Stipulated Loss Value" means, with respect to the Aircraft, (a) during the Interim Lease Term or the Base Lease Term, the amount determined by multiplying (i) the percentage set forth in Schedule 3 to the Lease (as adjusted from time to time in accordance with Section 3.2.1 of the Lease) opposite the Stipulated Loss Value Date as of which Stipulated Loss Value is required to be computed by (ii) Lessor's Cost and (b) during any Renewal Term, the amount determined pursuant to Section 17.2.3 of the Lease. Notwithstanding anything to the contrary in any Operative Agreement, Stipulated Loss Value shall always be sufficient to pay in full, as of the date of payment thereof (assuming timely payment of the Equipment Notes prior to such date), the aggregate unpaid principal amount of all Equipment Notes outstanding as of such date, together with accrued and unpaid interest on all such Equipment Notes as of such date.

         "Stipulated Loss Value Date" means, for any month, the day in such month specified in Schedule 3 to the Lease or, if such day is not a Business Day, the immediately succeeding Business Day.

         "Subordination Agent" means Wilmington Trust Company, as subordination agent under the Intercreditor Agreement.





Annex A Special

         "Subordination Agent Agreements" means the Participation Agreement, the Liquidity Facilities and the Intercreditor Agreement.

         "Supplemental Rent" means, without duplication (a) all Expenses, Transaction Expenses and all other amounts, liabilities, indemnities and obligations (other than Interim Rent, Basic Rent or Renewal Rent but including Make-Whole Amount, if any) that Lessee assumes or becomes obligated to or agrees to pay under any Lessee Operative Agreement to or on behalf of Lessor or any other person, including, without limitation, payments of Stipulated Loss Value, Termination Value and payments of indemnities under Section 9 of the Participation Agreement, (b) (i) to the extent not payable (whether or not in fact paid) under Section 6(a) of the Note Purchase Agreement (as originally in effect or amended with the consent of the Owner Participant), an amount or amounts equal to the fees payable to the relevant Liquidity Provider under
Section 2.03 of each Liquidity Facility and the related Fee Letter (as defined in the Intercreditor Agreement) multiplied by a fraction the numerator of which shall be the then outstanding aggregate principal amount of the Series A Equipment Notes, Series B Equipment Notes and Series C Equipment Notes and the denominator of which shall be the then outstanding aggregate principal amount of all "Series A Equipment Notes", "Series B Equipment Notes" and "Series C Equipment Notes" (each as defined in the Note Purchase Agreement); (ii) (x) the amount equal to interest on any Downgrade Advance (other than any Applied Downgrade Advance) payable under Section 3.07(e) of each Liquidity Facility minus Investment Earnings from such Downgrade Advance multiplied by (y) the fraction specified in the foregoing clause (i); (iii) the amount equal to interest on any Non-Extension Advance (other than any Applied Non-Extension Advance) payable under Section 3.07 (a)(i) of each Liquidity Facility minus Investment Earnings from such Non-Extension Advance multiplied by (y) the fraction specified in the forgoing clause (i); (iv) if any payment default shall have occurred and be continuing with respect to interest on any Series A Equipment Notes, Series B Equipment Notes or Series C Equipment Notes, (x) the excess, if any, of (1) an amount equal to interest on any Unpaid Advance, Applied Downgrade Advance or Applied Non-Extension Advance payable under
Section 3.07(a)of each Liquidity Facility over (2) the sum of Investment Earnings from any Final Advance plus any amount of interest at the Payment Due Rate actually payable (whether or not in fact paid) by Owner Trustee





Annex A Special
on the overdue scheduled interest on the Equipment Notes in respect of which such Unpaid Advance, Applied Downgrade Advance or Applied Non-Extension Advance was made multiplied by (y) a fraction the numerator of which shall be the then aggregate overdue amounts of interest on the Series A Equipment Notes, Series B Equipment Notes and Series C Equipment Notes (other than interest becoming due and payable solely as a result of acceleration of any such Equipment Notes) and the denominator of which shall be the then aggregate overdue amounts of interest on all "Series A Equipment Notes", "Series B Equipment Notes" and "Series C Equipment Notes" (each as defined in the Note Purchase Agreement) (other than interest becoming due and payable solely as a result of acceleration of any such "Equipment Notes"); and (v) the Pro Rata Share of any other amounts owed to the Liquidity Providers by the Subordination Agent as borrower under each Liquidity Facility (other than amounts due as repayment of advances thereunder or as interest on such advances), except to the extent payable pursuant to clause (ii), (iii) or (iv) above), (c) the Pro Rata Share of all compensation and reimbursement of expenses, disbursements and advances payable by Lessee under the Pass Through Trust Agreements, (d) the Pro Rata Share of all compensation and reimbursement of expenses and disbursements payable to the Subordination Agent under the Intercreditor Agreement except with respect to any income or franchise taxes incurred by the Subordination Agent in connection with the transactions contemplated by the Intercreditor Agreement and (e) in the event Lessee requests any amendment to any Operative Agreement or Pass Through Agreement, the Pro Rata Share of all reasonable fees and expenses (including, without limitation, fees and disbursements of counsel) of the Escrow Agents and the Paying Agents in connection therewith payable by the Pass Through Trustees under the Escrow Agreements. As used herein, the "Pro Rata Share" means as of any time a fraction, the numerator of which is the principal balance then outstanding of Equipment Notes and the denominator of which is the aggregate principal balance then outstanding of all "Equipment Notes" (as such term is defined in each of the Operative Indentures). For purposes of this definition, the terms "Applied Downgrade Advance", "Applied Non-Extension Advance", "Cash Collateral Account", "Downgrade Advance", "Final Advance", "Investment Earnings", "Non-Extension Advance", and "Unpaid Advance" shall have the meanings specified in each Liquidity Facility.





Annex A Special

         "Tax Attribute Period" is defined in the Tax Indemnity Agreement.

         "Tax Indemnitee" means (a) First Security and Owner Trustee, (b) WTC and Mortgagee, (c) each separate or additional trustee appointed pursuant to the Trust Agreement or the Trust Indenture, (d) the Owner Participant and each other Participant, (e)each Pass Through Trustee, (f) the Trust Estate and the Trust Indenture Estate and (g) the respective successors, assigns, agents and servants of the foregoing. For purposes of this definition, the term "Owner Participant" shall include any member of an affiliated group (within the meaning of Section 1504 of the Code) of which Owner Participant is, or may become, a member if consolidated, joint or combined returns are filed for such affiliated group for federal, state or local income tax purposes. If the Tax Indemnitee is the Airframe Manufacturer or Engine Manufacturer, such Person shall be a Tax Indemnitee only in its capacity as Owner Participant, Loan Participant or Note Holder.

         "Tax Indemnity Agreement" means the Tax Indemnity Agreement, dated as of even date with the Participation Agreement, between Lessee and Owner Participant.

         "Taxes" means all license, recording, documentary, registration and other similar fees and all taxes, levies, imposts, duties, charges, assessments or withholdings of any nature whatsoever imposed by any Taxing Authority, together with any penalties, additions to tax, fines or interest thereon or additions thereto.

         "Taxing Authority" means any federal, state or local government or other taxing authority in the United States, any foreign government or any political subdivision or taxing authority thereof, any international taxing authority or any territory or possession of the United States or any taxing authority thereof.

         "Term" means the term, commencing on the Delivery Date, for which the Aircraft is leased pursuant to Section 3 of the Lease, and shall include the Interim Lease Term, the Base Lease Term and, if applicable, any Renewal Lease Term; provided that if at the scheduled end of the Term the Aircraft or Airframe is being used, or was within six (6) months prior thereto being used, by the U.S. Government pursuant to CRAF, the Term shall be deemed extended for a period not in excess of six months as may be





Annex A Special
necessary to accommodate usage of the Aircraft or Airframe pursuant to CRAF plus six months thereafter, and Lessee shall be obligated to pay Basic Rent with respect to any such period of extension at the conclusion of such period of extension at a semiannual rate equal to the average of the Basic Rent paid during the Base Lease Term or the applicable Renewal Lease Term, whichever shall have ended immediately prior to such extension.

         "Termination Date" means any Payment Date occurring after the tenth anniversary of the Delivery Date and on or before the date one year prior to the Scheduled Expiration Date on which the Lease shall terminate in accordance with Section 9 of the Lease.

         "Termination Value" means, with respect to the Aircraft, the amount determined by multiplying (a) the percentage set forth in Schedule 4 to the Lease (as adjusted from time to time in accordance with Section 3.2.1 of the Lease) opposite the Termination Value Date as of which Termination Value is required to be computed by (b) Lessor's Cost. Notwithstanding anything to the contrary in any Operative Agreement, Termination Value shall always be sufficient to pay in full, as of the date of payment thereof (assuming timely payment of the Equipment Notes prior to such date), the aggregate unpaid principal amount of all Equipment Notes outstanding as of such date, together with accrued and unpaid interest on all such Equipment Notes as of such date.

         "Termination Value Date" means, for any month, the day in such month specified in Schedule 4 to the Lease or, if such day is not a Business Day, the immediately succeeding Business Day.

         "Third Renewal Lease Term" means, if Lessee exercises its option to renew the Lease at the end of the Second Renewal Lease Term pursuant to and in accordance with Section 17.2 of the Lease, the period commencing on the first day following the Second Renewal Term Expiration Date, and ending on the third anniversary of the Scheduled Expiration Date.

         "Third Renewal Term Expiration Date" means the third anniversary of the Scheduled Expiration Date.

         "Transactions" means the transactions contemplated by the Participation Agreement and the other Operative Agreements.





Annex A Special

         "Transaction Expenses" means: (i) the reasonable and actual fees, expenses and disbursements of (1) Richards, Layton & Finger, special counsel for Mortgagee, such information to be furnished by Mortgagee, (2) Ray, Quinney & Nebeker, special counsel for the Owner Trustee under the Trust Agreement, such information to be furnished by Owner Trustee, (3) Richards, Layton & Finger, special counsel to the Loan Participants, such information to be furnished by the Subordination Agent, (4) Hughes Hubbard & Reed LLP, special counsel to Lessee, such information to be furnished by Lessee, and (5) Lytle, Soule & Curlee, special counsel in Oklahoma City, Oklahoma, such information to be furnished by Lessee, (ii) all fees, taxes and other charges payable in connection with the recording or filing of instruments and financing statements, such information to be furnished by Lessee, (iii) the initial fee and reasonable and actual disbursements of Owner Trustee under the Trust Agreement, such information to be furnished by the Owner Trustee, (iv) the initial fee and reasonable and actual disbursements of Mortgagee under the Trust Indenture, such information to be furnished by Mortgagee, (v) the fee of the Appraiser with respect to the appraisal of the Aircraft referred to in
Section 5.1.2(xv) of the Participation Agreement, such information to be furnished by the Owner Participant, and (vi) the equity placement fee and reasonable disbursements of Lessee's Advisor, such information to be furnished by Lessee.

         "Transfer" means the transfer, sale, assignment or other conveyance of all or any interest in any property, right or interest.

         "Transferee" means a person to which any Owner Participant, Owner Trustee or any Loan Participant or Note Holder purports or intends to Transfer any or all of its right, title or interest in the Trust Estate or in its Equipment Note and the Trust Indenture Estate, respectively, as described in
Section 10.1.1(a), 10.1.2 or 10.1.3 (but excluding participants in any participation referred to in Section 10.1.3), respectively, of the Participation Agreement.

         "Trust" means the trust created by the Trust Agreement.

         "Trust Agreement" means the Trust Agreement         , dated as of even
date with the Participation Agreement, between Owner Participant and Owner Trustee.





Annex A Special

         "Trust Estate" means all estate, right, title and interest of Owner Trustee in and to the Aircraft, the Lease, any Lease Supplement and the Purchase Agreement including, without limitation, all amounts of Basic Rent and Supplemental Rent including, without limitation, insurance proceeds (other than insurance proceeds payable to or for the benefit of Owner Participant, Note Holders or WTC) and requisition, indemnity or other payments of any kind for or with respect to the Aircraft (except amounts owing to Owner Participant, Note Holders or WTC, or to any of their respective directors, officers, employees, servants and agents, pursuant to Section 9 of the Participation Agreement). Notwithstanding the foregoing, "Trust Estate" shall not include any Excluded Payment.

         "Trust Indenture" means the Trust Indenture and Mortgage
_____________, dated as of even date with the Participation Agreement, between Owner Trustee and Mortgagee.

         "Trust Indenture Estate" is defined in the "Granting Clause" of the Trust Indenture.

         "Trust Indenture Supplement" means a Trust Indenture and Mortgage _____________ Supplement, substantially in the form of Exhibit A to the Trust Indenture, with appropriate modifications to reflect the purpose for which it is being used.

         "UCC" means the Uniform Commercial Code as in effect in any applicable jurisdiction.

         "United States" or "U.S." means the United States of America; provided, that for geographic purposes, "United States" means, in aggregate, the 50 states and the District of Columbia of the United States of America.

         "U.S. Air Carrier" means any United States air carrier that is a Citizen of the United States holding an air carrier operating certificate issued by the Secretary of Transportation pursuant to chapter 447 of title 49 of the United States Code for aircraft capable of carrying 10 or more individuals or 6000 pounds or more of cargo, and as to which there is in force an air carrier operating certificate issued pursuant to Part 121 of the FAA Regulations, or which may operate as an air carrier by certification or otherwise under any successor or substitute provisions therefor or in the absence thereof.





Annex A Special

         "U.S. Person" means any Person described in Section 7701(a)(30) of the Code.

         "U.S. Government" means the federal government of the United States, or any instrumentality or agency thereof the obligations of which are guaranteed by the full faith and credit of the federal government of the United States.

         "Wet Lease" means any arrangement whereby Lessee agrees to furnish the Airframe and Engines or engines installed thereon to a third party pursuant to which the Airframe and such Engines or engines (i) shall at all times be in the sole possession and control of Lessee, (ii) shall be operated in all respects solely by regular employees of Lessee possessing all current certificates and licenses that are required under the Act or any FAA Regulations for the possession, use and operation of the Airframe and such Engines or engines (or, if the Airframe is then under foreign registration, in accordance with Section
7.1.2 of the Lease, the foregoing requirement shall apply in respect of all certificates and licenses required by such government of registration and the applicable Aviation Authority for the possession, use and operation of the Airframe and such Engines or engines), and (iii) shall in all events be maintained, insured and otherwise used and operated in compliance with the terms and provisions of the Lease.

         "WTC" means Wilmington Trust Company, a Delaware banking corporation, not in its capacity as Mortgagee under the Trust Indenture, but in its individual capacity.





Annex A Special

                                                                SCHEDULE 1
                                                                    TO
                                                        PARTICIPATION AGREEMENT



                              ACCOUNTS; ADDRESSES



                                   ACCOUNT FOR PAYMENTS     ADDRESS FOR NOTICES
                                   --------------------     -------------------

                                   [OMITTED]





















SCHEDULE 1 PARTICIPATION AGREEMENT SPECIAL                               PAGE 1

                                                               SCHEDULE 2
                                                                    TO
                                                        PARTICIPATION AGREEMENT



                                  COMMITMENTS

                             PERCENTAGE OF LESSOR'S
                             ----------------------
    PARTICIPANT                      COST                    DOLLAR AMOUNT
--------------------         ----------------------          -------------
OWNER PARTICIPANT              OWNER PARTICIPANT'S
                                   PERCENTAGE

PASS THROUGH TRUSTEE            LOAN PARTICIPANT'S
                                  PTT PERCENTAGE




TOTAL                            100%





SCHEDULE 3 PARTICIPATION AGREEMENT SPECIAL                               PAGE 1

                                                               SCHEDULE 3
                                                                    TO
                                                        PARTICIPATION AGREEMENT


                                 CERTAIN TERMS


                 DEFINED TERM                                      DEFINITION
                 ------------                                     -------------


BFE Amount                                                       $
                                                                  -------------


Commitment Termination Date
                                                                  -------------


Lessee's Advisor
                                                                  -------------


Lessor's Cost                                                    $
                                                                  -------------


Special Counsel to the Owner Participant





SCHEDULE 5 PARTICIPATION AGREEMENT SPECIAL                               PAGE 1

                                                                     EXHIBIT A





                 [Form of Opinion of Lessee's Special Counsel]

                               _________________






To the Persons Listed on Schedule I
Attached Hereto


               Re: Lease of Boeing Model _________Aircraft with Manufacturer's
                   Serial Number _______ _ and U.S. Registration
                   Number N______________________________________________



Gentlemen:

                 We have been requested by Continental Airlines, Inc., a Delaware corporation (the "Company"), to act as special counsel with respect to, and to render this opinion letter in connection with, the transactions contemplated by the Participation Agreement ________, dated as of __________ ________________(the "Participation Agreement"), among , as Owner Participant (the "Owner Participant"), First Security Bank, National Association, a national banking association ("First Security"), as Owner Trustee (the "Owner Trustee"), Wilmington Trust Company, a Delaware banking corporation ("WTC"), as Mortgagee (the "Mortgagee"), the Company as Lessee (the "Lessee"), and WTC, in its capacity as Subordination Agent under the Intercreditor Agreement (as defined in the Participation Agreement) and Pass Through Trustee under the Applicable Pass Through Trust Agreements (as defined in the Participation Agreement), as Loan Participant (the "Loan Participant"). Capitalized terms used herein and not otherwise defined herein have the respective meanings given those terms in the Participation Agreement.

                 In connection with this opinion letter we have examined, among other things, originals or copies certified or otherwise identified to our satisfaction of the following documents:

                     (i)    Participation Agreement;
                    (ii)    Lease;

                   (iii)    Lease Supplement No. 1;
                    (iv)    Tax Indemnity Agreement;
                     (v)    Trust Agreement;
                    (vi)    Trust Indenture;
                   (vii)    Trust Indenture Supplement No. 1;
                  (viii)    Purchase Agreement Assignment;
                    (ix)    Airframe Manufacturer Consent and Agreement;
                     (x)    Engine Manufacturer Consent and Agreement;
                    (xi)    Forms of the Equipment Notes; and
                   (xii)    Bills of Sale.



                 We have also examined and relied upon such other documents and such other corporate records, certificates and other statements of governmental officials and corporate officers and other representatives of the Company as we have deemed necessary or appropriate for the purposes of this opinion. As to certain facts material to the opinions expressed herein, we have relied upon representations and warranties contained in the Operative Agreements. The opinions expressed herein are subject to the following exceptions, assumptions, qualifications and limitations:

                 A. The opinions set forth below are limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware, except that we express no opinion with respect to (i) the laws, regulations or ordinances of any county, town or municipality or governmental subdivision or agency thereof, (ii) state securities or blue sky laws or federal securities laws, including the Securities Act and the Investment Company Act of 1940, (iii) any federal or state tax, antitrust or fraudulent transfer or conveyance laws, (iv) the Employee Retirement Income Security Act of 1974, as amended, or (v) the Act (except as expressly provided in paragraph 5 below), or any other laws, rules or regulations governing, regulating or relating to the acquisition, ownership, registration, use or sale of an aircraft, airframe or aircraft engine or to the particular nature of the equipment to be acquired by the Owner Trustee. In addition, our opinions are based upon a review of those laws, statutes, rules and regulations which, in our experience, are normally applicable to transactions of the type contemplated by the Participation Agreement.

                 B. The opinions set forth in paragraphs 3 and 6 below are subject to (i) limitations on enforceability arising from applicable bankruptcy, insolvency, reorganization, moratorium, receivership, fraudulent conveyance, fraudulent transfer, preferential transfer and similar laws relating to or affecting the rights and remedies of creditors or lessors generally and the effect of general principles of equity, including, without limitation, laches and estoppel as equitable defenses and concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether such enforceability is considered or applied in a proceeding in equity or at law) and considerations of impracticability or impossibility of performance, and defenses based upon unconscionability of otherwise enforceable obligations in the context of the factual circumstances under which enforcement thereof is sought and (ii) the qualification that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. In addition, certain remedial and procedural provisions of the Company Documents (as defined in paragraph 2 below) and the Trust Indenture are or may be unenforceable in whole or in part, but the inclusion of such provisions does not affect the validity of those agreements and does not, in our opinion, make the remedies provided in those agreements, or otherwise available under applicable law, inadequate for the practical realization of the substantive benefits purported to be provided thereby, except for the economic consequences resulting from any delay imposed by, or any procedure required by, applicable laws, rules, regulations and by constitutional requirements. We express no opinion as to (i) any provision contained in any Operative Agreement (a) providing for indemnification or exculpation of any Person for such Person's gross negligence, willful misconduct, recklessness or unlawful conduct or in respect of liabilities under the Securities Act, (b) providing for late payment charges or an increase in interest rate upon delinquency in payment or the occurrence of a default or other specified event but only to the extent such provision is deemed to constitute a penalty or liquidated damages provision, (c) as such provision relates to the subject matter jurisdiction of federal courts or the waiver of inconvenient forum with respect to proceedings in federal courts, (d) that purports to establish (or may be construed to establish) evidentiary standards or (e) providing for the waiver of any statutory right or any broadly or vaguely stated rights or unknown future rights, or any waiver which is against public policy considerations or (ii) Section 15.8(c) of the Participation Agreement or any comparable provision of any other Operative Agreement. Under certain circumstances the requirement that the provisions of an Operative Agreement may be modified or waived only in writing or only in a specific instance and provisions to the effect that failure or delay in exercising any right, remedy, power and/or privilege will not impair or waive such right, remedy, power and/or privilege may be unenforceable to the extent that an oral agreement has been effected or a course of dealing has occurred modifying such provisions. A court may modify or limit contractual agreements regarding attorneys' fees.

                 C. To the extent that our opinions expressed herein involve conclusions as to the matters set forth in the opinions dated the date hereof of Richards, Layton & Finger, Ray, Quinney & Nebeker or Lytle, Soule & Curlee being delivered to you on the date hereof, we have assumed, without independent investigation, the correctness of the matters set forth in such opinions.

                 D. We have assumed the due authorization, execution and delivery of the Operative Agreements by each of the parties thereto, that each of such parties (other than the Company) has the power and authority to execute, deliver and perform each such Operative Agreement and has obtained or made all necessary consents, approvals, filings and registrations in connection therewith (except any required under New York law by the Company), that such execution, delivery and performance does not violate its charter, by-laws or similar instrument, that the Trust Agreement constitutes the valid, binding and enforceable obligations of the parties thereto and duly creates the trust it purports to create, that the Owner Trustee for purposes of Section 9-103(3) of the Uniform Commercial Code of the State of New York (the "UCC") is located in Utah and that, under applicable law, the Owner Trustee would be deemed to be the owner of the Trust Estate and Trust Indenture Estate, that First Security has the legal ability to exercise its trust powers with respect to the Trust Estate in the State of New York, that value has been given by the Loan Participant to the Owner Trustee under the Trust Indenture, that the Owner Trustee has rights in the Trust Indenture Estate, that each of First Security and WTC is duly organized, validly existing and in good standing in its jurisdiction of organization and qualified to transact business in each other jurisdiction where such qualification is required.

                 E. We have assumed the due authorization, execution and issuance of the Equipment Notes by the Owner Trustee and the due authentication of the Equipment Notes by the Mortgagee and the delivery thereof against payment therefor, all in accordance with the Participation Agreement and the Trust Indenture, and that the Equipment Notes conform to the forms thereof examined by us.

                 F. We have assumed that all signatures on documents examined by us are genuine, that all persons signing such documents have legal capacity, that all documents submitted to us as originals are authentic and that all documents submitted to us as copies or specimens conform with the originals, which facts we have not independently verified.

                 G. We express no opinion as to (i) any provision in any Operative Agreement that is contrary to Section 2A-303, Section 9-311, or Part V of Article 9, of the UCC, or (ii) whether or not the Lease constitutes a "security interest" within the meaning of Section 1-201(37) of the UCC. We express no opinion as to whether or not the Lease constitutes a "Finance Lease" within the meaning of Section 2A-103(g) of the UCC and we express no opinion as to the enforceability of any provision of any Operative Agreement which purports to categorize the Lease as such.

                 H. We have not made any examination of, and express no opinion with respect to (and to the extent relevant have assumed the accuracy and sufficiency of), (i) descriptions of, the legal or beneficial ownership of, or the title or condition of title to, the Trust Estate or the Trust Indenture Estate or any other property covered by any of the Operative Agreements, (ii) except as expressly set forth in paragraphs 5 and 8 below, the existence, creation, validity or attachment of any Lien thereon, (iii) except as expressly set forth in paragraph 5 below, the perfection of any Lien thereon and (iv) the priority or enforcement of any Lien thereon.

                 I. In giving an opinion regarding the valid existence and good standing of the Company, we have relied solely upon certificates of public officials.

                 J. The opinions expressed herein are given as of the date hereof. We assume no obligation to advise you of any facts or circumstance that may come to our attention, or any changes in law that may occur after the date hereof, which may affect the opinion expressed herein.

                 Based on and subject to the foregoing, we are of the opinion that:

                 1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

                 2. The Company has all necessary corporate power to execute, deliver and perform its obligations under the Participation Agreement, the Lease, the Lease Supplement No. 1, the Purchase Agreement Assignment, the BFE Bill of Sale and the Tax Indemnity Agreement (collectively, the "Company Documents"). Neither the execution nor delivery of the Company Documents by the Company nor the consummation of the transactions contemplated thereby will result in any violation of (a) its Restated Certificate of Incorporation or By-laws or (b) any law, governmental rule or regulation known to us to be applicable to, or binding on, the Company, or requires the approval of the stockholders of the Company.

                 3. Each Company Document constitutes the valid and binding obligation of the Company and is enforceable against the Company in accordance with its terms.

                 4. Except for the matters referred to in clauses (i) through (iv) of paragraph 5 below, no approval, authorization or other action by or filing with any governmental authority is required for the execution and delivery by the Company of the Company Documents or the consummation of the transactions contemplated thereby to occur at the Closing.

                 5. Except for (i) the registration of the Aircraft with the FAA pursuant to the Act, (ii) the filing and recordation in accordance with the Act of the FAA Filed Documents, and assuming that at the time of such filing no other unrecorded document relating to the Aircraft has been filed pursuant to the Act, (iii) the filing of Financing Statements referred to in
Section 5.1.12 of the Participation Agreement, and the filing of periodic continuation statements with respect thereto, and (iv) the taking of possession by the Mortgagee of the original counterparts of the Lease and Lease Supplement No. 1, (a) no further filing or recording of any document is necessary (x) to establish the Owner Trustee's title to the Airframe and Engines, and (y) to create a valid security interest in the Owner Trustee's interest as owner of the Airframe and Engines, the Lease and the Lease Supplement No. 1 covering the Aircraft, the Purchase Agreement (to the extent assigned by the Purchase Agreement Assignment) and the Purchase Agreement Assignment in favor of the Mortgagee pursuant to the Trust Indenture and (b) no further filing or recording of any document in the State of New York or under the Act is required to perfect a security interest in the Owner Trustee's interest as owner of the Airframe and Engines, the Lease and Lease Supplement No. 1 covering the Aircraft, the Purchase Agreement (to the extent assigned by the Purchase Agreement Assignment) and the Purchase Agreement Assignment in favor of the Mortgagee pursuant to the Trust Indenture.

                 6. Each of the Participation Agreement, the Trust Indenture, the Lease and the Equipment Notes constitutes the valid and binding obligation of First Security, in its individual capacity (but only to the extent expressly stated in such document that First Security is entering into such document in its individual capacity) and otherwise solely as Owner Trustee, enforceable against First Security in its individual capacity (but only to the extent expressly stated in such document that First Security is entering into such document in its individual capacity) and otherwise solely as Owner Trustee in accordance with its terms.

                 7. So long as the Company continues to be a "citizen of the United States", as defined in section 40102 of Title 49 of the United States Code, holding an air carrier operating certificate issued by the Secretary of Transportation pursuant to Chapter 447 of Title 49 of the United States Code for aircraft capable of carrying 10 or more individuals or 6,000 pounds or more of cargo, the Owner Trustee, as lessor under the Lease, and the Mortgagee, as assignee of Owner Trustee's rights under the Lease pursuant to the Trust Indenture, will be entitled to the benefits of Section 1110 of Title 11 of the United States Code with respect to the Airframe and Engines delivered on the date hereof in connection with any case commenced by or against the Company under Chapter 11 of Title 11 of the United States Code.

                 8. Upon issuance, execution, authentication and delivery of the Equipment Notes at the Closing, the Trust Indenture creates the security interest in favor of the Mortgagee, as trustee for the benefit of the holders of the Equipment Notes, in the Trust Indenture Estate it purports to create to the extent that the UCC applies to a security interest in such property.

                 This opinion is being delivered pursuant to Section 5.1.2(xxiii)(A) of the Participation Agreement. This opinion may be relied upon by you (and any permitted Transferee under Section 10.1.1(a) or 10.1.3 of the Participation Agreement) in connection with the matters set forth herein and, without our prior written consent, may not be relied upon for any other purpose and may not be furnished to any other Person for any purpose.

                                        Very truly yours,

                                 SCHEDULE I






__________________________, as Owner Participant

First Security Bank, National Association, individually and as Owner Trustee

Wilmington Trust Company, individually, as Mortgagee, and as Loan Participant

ABN AMRO Bank N.V., Chicago Branch as Liquidity Provider

ING Bank N.V., as Liquidity Provider

Moody's Investors Service, Inc.

Standard & Poor's Ratings Group

                                                                    EXHIBIT B

                 [Form of Opinion of Lessee's Legal Department]

                            --------------------

To the Persons
Listed on
Schedule I Hereto

       Re: Lease of Boeing Model ____________Aircraft with Manufacturer's Serial Number and U.S. Registration Number N

Ladies and Gentlemen:

              This opinion letter is being delivered by Continental Airlines, Inc., a Delaware corporation ("Continental"), through its Legal Department in connection with the transactions contemplated by the Participation Agreement ___ ___ dated as of ____________, among ___________________, as Owner
Participant, First Security Bank, National Association, a national banking corporation, as Owner Trustee (the "Owner Trustee"), Wilmington Trust Company, a Delaware banking corporation, as Mortgagee, Subordination Agent under the Intercreditor Agreement (as defined in the Participation Agreement) and as Pass Through Trustee under the Applicable Pass Through Trust Agreements (as defined in the Participation Agreement) (the "Mortgagee and Loan Participant"), and Continental, as Lessee (the "Participation Agreement"). All capitalized terms used herein and not otherwise defined herein shall have the respective meanings given those terms in the Participation Agreement. This opinion letter is being furnished to you pursuant to Section 5.1.2 (xxiii)(B) of the Participation Agreement.

              In giving the following opinions, members of Continental's Legal Department or lawyers retained by Continental's Legal Department have reviewed the Participation Agreement and the other Operative Agreements to which Continental is a party and have relied upon originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. In addition, Continental's Legal Department has assumed and has not verified the accuracy as to factual matters of each document reviewed. As used herein, the phrase "to our knowledge" or words of similar import shall mean to actual knowledge of Continental's Legal Department after reasonable investigation, but shall not be interpreted to impute knowledge of others (other than members of Continental's Legal Department).

              Based on the foregoing, and subject to the assumptions and limitations contained herein, Continental's Legal Department is of the opinion that:

              (a)    Continental is an "air carrier" within the meaning of
Section 40102 of the Act, operating under a certificate issued pursuant to Chapter 447 of the Act, is a "citizen of the United States" as such term is defined in Section 40102 of such Act and holds all authority, necessary licenses and certificates under such Act and the rules and regulations promulgated thereunder necessary for the conduct of its business and to perform its obligations under the Participation Agreement, the Lease, the Lease Supplement No. 1, the Purchase Agreement Assignment, the BFE Bill of Sale and the Tax Indemnity Agreement (collectively, the "Agreements").

              (b) The execution, delivery and performance by Continental of each of the Agreements do not, to our knowledge, breach or result in a default under any indenture, mortgage, deed of trust, credit agreement, conditional sale contract or other loan agreement to which Continental is a party or by which Continental or its property may be bound.

              (c) The execution, delivery and performance of each of the Agreements has been duly authorized by all necessary corporate action on the part of Continental, and each of the Agreements has been duly executed and delivered by Continental.

              (d) There are no pending or, to our knowledge, threatened actions, suits or proceedings before any court or administrative agency or arbitrator that question the validity of any of the Agreements or that would have been required to be disclosed in Continental's Annual Report on Form 10-K filed for the year ended ____________, on any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K, except such as are therein disclosed.


              The foregoing opinions are limited to the federal law of the United States of America (other than (i) the Act (except as expressly provided in paragraph 1 above) or any other laws, rules or regulations governing, regulating or relating to the acquisition, ownership, registration, use or sale of an aircraft, airframe or aircraft engine or to the particular nature of the equipment to be acquired by Continental, (ii) state securities or blue sky laws, or federal securities laws, (iii) federal or state tax, antitrust or fraudulent transfer or conveyance laws, as to which we express no opinion), the General Corporation Law of the State of Delaware and the law of the State of Texas.

              This opinion letter is furnished to you for the purpose indicated above, and may not be relied upon by any other Person (except any permitted Transferee under Sections 10.1.1(a) or 10.1.3 of the Participation Agreement) or for any other purpose without our written consent.

                                                  Very truly yours,



                                                  Continental Airlines, Inc.
                                                  Legal Department

                                   SCHEDULE I

_____________________, as Owner Participant

First Security Bank, National Association, individually and as Owner Trustee

Wilmington Trust Company, individually and as Mortgagee and Loan Participant

ABN AMRO Bank N.V., as a Liquidity Provider

ING Bank N.V., as a Liquidity Provider

Moody's Investors Service, Inc.

Standard & Poor's Ratings Group

                                                                       EXHIBIT D

                 [Form of Owner Trustee Counsel's Opinion]


TO EACH OF THE PARTIES SET FORTH
IN SCHEDULE A HERETO:

       Re:    Continental Airlines, Inc. 1997-1 Pass
              Through Certificates

Dear Sir or Madam:

       We have acted as special counsel for First Security Bank, National Association, a national banking association, in its individual capacity ("First Security") and in its capacity as trustee (the "Owner Trustee") under Trust Agreement ____ dated as of ____________ (the "Trust Agreement") between it and ___________________, as beneficiary (the "Owner Participant"), in connection with the transactions contemplated by the Participation Agreement (as defined below). Except as otherwise defined herein, the terms used herein shall have the meanings set forth in Annex A to the Participation Agreement ____, dated as of __________ among Continental Airlines, Inc., the Owner Participant, First Security, not in its individual capacity except as provided therein, and as Owner Trustee, and Wilmington Trust Company, not in its individual capacity except as expressly provided therein, but solely as Mortgagee, Subordination Agent under the Intercreditor Agreement (as defined in the Participation Agreement) and as Pass Through Trustee under the Applicable Pass Through Trust Agreements (as defined in the Participation Agreement) (the "Participation Agreement"). This opinion is furnished pursuant to Section 5.1.2 (xxiii)(D) of the Participation Agreement.

       We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

Based upon the foregoing, we are of the opinion that:

       (1) First Security is a national banking association duly organized, validly existing and in good standing under the laws of the United States, is a "citizen of the United States" within the meaning of Section 40102(a)(15) of the Act and has the full power and authority to enter into and perform its obligations under the Trust Agreement and each other Operative

Agreement to which it, in its individual capacity or as Owner Trustee, as the case may be, is a party and, as Owner Trustee, to issue, execute, and deliver and perform the Equipment Notes.

       (2) The Owner Trustee is the duly appointed trustee under the Trust Agreement and the Trust Agreement creates a legal and valid trust under the laws of the State of Utah; the trust created by the Trust Agreement has been duly created and exists for the benefit of the Owner Participant, and the Trust Agreement creates for the benefit of the Owner Participant the rights and interests in the Trust Estate which the Trust Agreement by its terms purports to create; and assuming the Trust Agreement was properly authorized, executed and delivered by the Owner Participant and that the terms of the Trust Agreement are not in violation of any laws, documents, judgments, regulations or other provisions applicable to the Owner Participant, the Trust Agreement constitutes, under the laws of the State of Utah, a legal, valid and binding obligation of the Owner Participant enforceable against the Owner Participant in accordance with its terms.

       (3) The Trust Agreement, the Participation Agreement, and each other Operative Agreement to which First Security or the Owner Trustee, as the case may be, is a party, and the Equipment Notes, have been duly authorized, executed and delivered by First Security, or the Owner Trustee, as the case may be, and assuming due authorization, execution and delivery by the other parties thereto is a legal, valid and binding obligation of First Security, or the Owner Trustee, as the case may be, enforceable in accordance with their respective terms.

       (4) The execution and delivery by First Security of the Trust Agreement and the Participation Agreement and the execution and delivery by the Owner Trustee of the Operative Agreements to which it is a party is not, and the performance by First Security, or the Owner Trustee, as the case may be, of its respective obligations under each such agreements will not be, inconsistent with the articles of association or by-laws of First Security, do not and will not contravene any State of Utah or federal law, or any State of Utah or federal governmental rule or regulation or any judgment or order of which we have knowledge and which is applicable to it and do not and will not contravene any provision of, or result in the creation of any lien upon any property of First Security, or constitute a default under, any indenture, mortgage, contract or other instrument of which we have knowledge and to which First Security or the Owner Trustee is a party or by which either is bound or require the consent or approval of, the giving of notice to, or the registration with, or the taking of any action in respect of, or under federal law or the laws of the State of Utah or any subdivision or agency thereof.

       (5) There are no fees, taxes or other charges, except taxes imposed on fees payable to First Security, required to be paid under the laws, ordinances or regulations of the State of Utah or any political subdivision thereof, including, without limitation, Salt Lake City, in connection with the execution, delivery or performance by the Lessee, Owner Trustee, Mortgagee or any Participant of the Operative Agreements solely because First Security, or the Owner Trustee as the case may be, performs certain of its obligations under the Operative Documents in the State of Utah.

       (6) There are no pending or threatened actions or proceedings against or affecting First Security or the Owner Trustee, as the case may be, before any court, governmental authority or administrative agency which, if adversely determined, could materially adversely affect the right, power or ability, either in its individual capacity or as Owner Trustee, or both, as the case may be, to enter into or perform its obligations under the Operative Agreements.

       (7) The Trust Indenture (or financing statements or other notices with respect thereto) has been filed for record or recorded with the Division of Corporations and Commercial Code in the State of Utah and such offices are all the places in the State of Utah wherein such filing or recordation is necessary and no other actions or filings are necessary in the State of Utah to perfect the lien and security interest of the Mortgagee in the Trust Estate as against creditors of or purchasers from the Owner Trustee or the Lessee, or both.

       (8) The Owner Trustee has received such right, title and interest in and to the Aircraft as was conveyed to the Owner Trustee on the date hereof, subject to (i) the rights of the Lessee under the Lease and the Lease Supplement; (ii) the beneficial interest of the Owner Participant in the Aircraft; and (iii) the Lien created pursuant to the Trust Indenture and the Trust Indenture Supplement; and to our knowledge there exist no Liens affecting the right, title or interest of the Owner Trustee in and to the Trust Estate resulting from claims against First Security, not related to the ownership of the Trust Estate or the administration of the Trust Estate or any other transaction contemplated by the Operative Agreements.

       (9) Assuming that (i) the Aircraft is not physically located in the State of Utah at the commencement or termination of the Term, (ii) in connection with any sale of the Aircraft, such Aircraft will not be physically delivered in the State of Utah to a buyer, and (iii) the trust created by the Trust Agreement is treated as a grantor trust for federal income tax purposes in accordance with Sections 671 through 678 of the Internal Revenue Code of 1986, as amended, there are no fees, taxes or other charges (except taxes imposed on fees payable to the Owner Trustee) payable to the State of Utah or any political subdivision thereof in connection with the execution, delivery or performance by the Owner Trustee, the Mortgagee, the Lessee or any Participant of the Operative Agreements or in connection with the making by the Owner Participant of its investment in the Aircraft or its acquisition of the beneficial interest in the Trust Estate or in connection with the issuance and acquisition of the Equipment Notes, and neither the Owner Trustee, the Trust Estate nor the trust created by the Trust Agreement will be subject to any fee, tax or other governmental charge (except taxes on fees payable to the Owner Trustee) under the laws of the State of Utah or any political subdivision thereof on, based on or measured by, directly or indirectly, the gross receipts, net income or value of the Trust Estate by reason of the creation or continued existence of the trust under the terms of the Trust Agreement pursuant to the laws of the State of Utah or the Owner Trustee's performance of its duties under the Trust Agreement within such State.

       (10) Neither a Utah court nor a federal court applying Utah law or federal law, if properly presented with the issue and after having properly considered such issue, would permit the Owner Participant to terminate the Trust Agreement, except in accordance with its terms

       (11) Although there is no Utah case directly on point, under the laws of the State of Utah, so long as the Trust Agreement has not been terminated in accordance with its terms, creditors of any person that is an Owner Participant, holders of a lien against the assets of any such person that is an Owner Participant, such as trustees, receivers or liquidators (whether or not an insolvency proceeding has been commenced) (collectively the "Creditors") may acquire valid claims and liens, as to the Trust Estate, only against the rights of such Owner Participant under the Trust Agreement or in the Trust Estate, and do not have, and may not through the enforcement of such Creditors' rights acquire, any greater rights than such Owner Participant with respect to the Trust Agreement or the Trust Estate.

The foregoing opinions are subject to the following assumptions, exception and qualifications:

       A. The foregoing opinions are limited to the laws of the State of Utah and the federal laws of the United States of America governing the banking and trust powers of First Security and Title 11 of the United States Code entitled "Bankruptcy". In addition, we express no opinion with respect to (i) federal securities laws, including the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the Trust Indenture Act of 1939, as amended; (ii) the Federal Aviation Act of 1958, as amended (except with respect to the opinion set forth in paragraph 1 above concerning the citizenship of First Security); or (iii) state securities or blue sky laws. Insofar as the foregoing opinions relate to the legality, validity, binding effect and enforceability of the documents involved in these transactions, which by their terms are governed by the laws of a state other than Utah, we have assumed that such documents constitute legal, valid, binding and enforceable agreements under the laws of such state, as to which we express no opinion.

       B. The foregoing opinions regarding enforceability of any document or instrument are subject (i) except as otherwise set forth in the opinions in paragraphs 10 and 11, to applicable bankruptcy, insolvency, moratorium, reorganization, receivership and similar laws affecting the rights and remedies of creditors generally, and (ii) general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law. We call to your attention that bankruptcy courts are courts in equity with wide discretion in applying the provisions of the Bankruptcy Code.

       C. As to the documents involved in these transactions, we have assumed that each is a legal, valid and binding obligation of each party thereto, other than First Security or the Owner Trustee, and is enforceable against each such party in accordance with their respective terms.

       D. The opinion in paragraph 1 above concerning the citizenship of First Security is based upon the facts contained in an affidavit of First Security, made by its authorized officer, which facts we have not independently verified.

       E. We have assumed that all signatures, other than those of the Owner Trustee or First Security, on documents and instruments involved in these transactions are genuine, that all documents and instruments submitted to us as originals are authentic, and that all documents and instruments submitted to us conform with the originals, which facts we have not independently verified.

       F. We do not purport to be experts in respect of, or express any opinion concerning laws, rules or regulations applicable to the particular nature of the equipment involved in these transactions.

       G. We have made no investigation of, and express no opinion concerning, the nature of the title to any part of the equipment involved in these transactions or the priority of any mortgage or security interest.

       H. We have assumed that the Participation Agreement and the transactions contemplated thereby are not within the prohibitions of Section 406 of the Employee Retirement Income Security Act of 1974.

       I. In addition to any other limitation by operation of law upon the scope, meaning or purpose of this opinion, this opinion speaks only as of the date hereof. We have no obligation to advise the recipients of this opinion (or any third party) of changes of law or fact that may occur after the date hereof, even though the change may effect the legal analysis, a legal conclusion or any information contained herein.

       J. The opinions expressed in this letter are solely for the use of the parties which it is addressed in matters directly related to the Participation Agreement and the transactions contemplated thereunder and these opinions may not be relied on by any other persons or for any other purpose without our prior written approval. The opinions expressed in this letter are limited to the matters set forth in this letter and no other opinions should be inferred beyond the matters expressly stated.



                                                               Very truly yours,

                                   SCHEDULE A

       First Security Bank, National Association

       Continental Airlines, Inc.

       Wilmington Trust Company, individually and as Loan Participant and Mortgagee

       [Owner Participant]

       Standard & Poor's Rating Services

       Moody's Investors Services, Inc.

       ABN AMRO Bank N.V.

       ING Bank N.V.

                                                                      EXHIBIT E

                       [FORM OF WTC COUNSEL'S OPINION]

                          -------------------------


To Each of the Parties Listed
   on Schedule A Hereto

        Re:   Continental Airlines, Inc. - Financing of One Boeing Model
                       Aircraft Bearing Manufacturer's Serial Number

Ladies and Gentlemen:

        We have acted as counsel to Wilmington Trust Company, a Delaware banking corporation ("WTC"), in connection with the Trust Indenture and Mortgage ____, dated as of ____________ (the "Trust Indenture"), between WTC, as mortgagee (the "Mortgagee"), and First Security Bank, National Association (the "Owner Trustee"). Pursuant to Participation Agreement ____, dated as of ___________ (the "Participation Agreement"), among Continental Airlines, Inc., as Lessee, _______________, as Owner Participant, the Owner Trustee and WTC, as Mortgagee, Subordination Agent under the Intercreditor Agreement (as defined in the Participation Agreement) and as Applicable Pass Through Trustee (as defined in the Participation Agreement), financing is being provided for the acquisition of one Boeing Model __________ aircraft bearing manufacturer's serial number _______. This opinion is furnished pursuant to Section 5.1.2 (xxiii)(E) of the Participation Agreement. Capitalized terms used herein and not otherwise defined are used as defined in Annex A to the Participation Agreement or as defined in the Trust Indenture, except that reference herein to any document shall mean such document as in effect on the date hereof.

        We have examined originals or copies of the following documents:

        (a)    The Trust Indenture and the initial Trust Indenture Supplement;

        (b) The Participation Agreement (the documents referred to in paragraphs (a) and (b) above being collectively referred to as the "Mortgagee Documents"); and

        (c) The Equipment Notes being issued today and authenticated by the Mortgagee (the "Equipment Notes").

We have also examined originals or copies of such other documents and such corporate records, certificates and other

To Each of the Parties Listed
on Schedule A Hereto

------------------
Page 2



statements of governmental officials and corporate officers and other representatives of the corporations or entities referred to herein as we have deemed necessary or appropriate for the purposes of this opinion. Moreover, as to certain facts material to the opinions expressed herein, we have relied upon representations and warranties contained in the documents referred to in this paragraph.

          Based upon the foregoing and upon an examination of such questions of law as we have considered necessary or appropriate, and subject to the assumptions, exceptions and qualifications set forth below, we advise you that, in our opinion:

          1. WTC has been duly incorporated and is validly existing in good standing as a banking corporation under the laws of the State of Delaware, is a "citizen of the United States" within the meaning of Section 40102(a)(15) of Title 49 of the United States Code, as amended, and has full power, authority and legal right to execute, deliver and perform its obligations under the Mortgagee Documents and to authenticate the Equipment Notes.

          2. The Mortgagee, the Subordination Agent, the Applicable Pass Through Trustee or WTC, as the case may be, has duly authorized, executed and delivered each Mortgagee Document to which it is party, and each such document constitutes a legal, valid and binding obligation of the Mortgagee, the Subordination Agent, the Applicable Pass Through Trustee or WTC, as the case may be, enforceable against the Mortgagee, the Subordination Agent, the Applicable Pass Through Trustee or WTC, as the case may be, in accordance with its terms.

          3. The execution, delivery and performance by the Mortgagee, Subordination Agent, Applicable Pass Through Trustee or WTC, as the case may be, of the Mortgagee Documents to which it is a party, the authentication by the Mortgagee of the Equipment Notes and the consummation by the Mortgagee, the Subordination Agent, the Applicable Pass Through Trustee or WTC, as the case may be, of any of the transactions contemplated thereby are not in violation of the charter or by-laws of WTC or of any law, governmental rule or regulation of the State of Delaware or the United States governing the banking or trust powers of WTC or, to our knowledge, any indenture, mortgage, bank credit agreement, note or bond purchase agreement, long-term lease, license or other agreement or instrument to which WTC is a party or by which it is bound or, to our knowledge, any judgment or order applicable to WTC.

          4. None of the execution and delivery by the Mortgagee, the Subordination Agent, the Applicable Pass Through Trustee or WTC, as the case may be, of the Mortgagee Documents to which it is a party, the authentication of the Equipment Notes or the consummation of any of the transactions by the Mortgagee, the Subordination Agent, the Applicable Pass Through Trustee or WTC, as the case may be, contemplated thereby, requires the consent or approval of, the giving of notice to, the registration with, or the taking of any other action in respect of, any governmental authority or agency of the State of Delaware or the United States governing the banking or trust powers of WTC or under any Delaware law.

To Each of the Parties Listed
on Schedule A Hereto

------------------
Page 3




          5. No taxes, fees or other charges (other than taxes payable by WTC on or measured by any compensation received by WTC for its services as Mortgagee, Subordination Agent or Applicable Pass Through Trustee) are required to be paid by the Subordination Agent, the Applicable Pass Through Trustee or the Mortgagee or the trust created by the Indenture under the laws of the State of Delaware, or any political subdivision thereof, in connection with the execution, delivery or performance of the Mortgagee Documents to which the Mortgagee, the Subordination Agent or the Applicable Pass Through Trustee is party and the Equipment Notes, which taxes, fees or other charges would not be required to be paid if WTC were not a Delaware banking corporation and did not perform its obligations as Mortgagee under the Indenture in the State of Delaware.

          6. The Equipment Notes have been duly and validly authenticated by the Mortgagee in accordance with the Trust Indenture.

          7. To our knowledge, there are no proceedings pending or threatened against or affecting the Mortgagee, the Subordination Agent, the Applicable Pass Through Trustee or WTC in any court or before any governmental authority, agency, arbitration board or tribunal which, if adversely determined, individually or in the aggregate, would materially and adversely affect the Mortgaged Property or the right, power and authority of the Mortgagee, the Subordination Agent, the Applicable Pass Through Trustee or WTC, as the case may be, to enter into or perform its obligations under the Mortgagee Documents to which is party.

          The foregoing opinions are subject to the following assumptions, exceptions and qualifications:

          A. We are admitted to practice law in the State of Delaware and we do not hold ourselves out as being experts on the law of any other jurisdiction. The foregoing opinions are limited to the laws of the State of Delaware (and its political subdivisions to the extent set forth in paragraph 5, above) and the federal laws of the United States of America governing the banking or trust powers of WTC, except that we express no opinion with respect to (i) federal securities laws, including the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Investment Company Act of 1940, as amended, and the Trust Indenture Act of 1939, as amended, (ii) Part A of Subtitle VII of Title 49 of the United States Code, as amended (except with respect to the opinion set forth in paragraph 1 above concerning the citizenship of WTC), (iii) the Federal Communications Act of 1934, as amended, (iv) state securities or blue sky laws, or (v) laws, rules and regulations applicable to the particular nature of the equipment acquired by the Company. Insofar as the foregoing opinions relate to the validity and enforceability of the Mortgagee Documents expressed to be governed by the laws of the State of New York, we have assumed that each such document is legal, valid, binding and enforceable in accordance with its terms under such laws (as to which we express no opinion).

To Each of the Parties Listed
on Schedule A Hereto

------------------
Page 4




          B.  The foregoing opinions regarding enforceability are subject to
(i) applicable bankruptcy, insolvency, moratorium, reorganization, receivership, fraudulent conveyance and similar laws relating to or affecting the enforcement of the rights and remedies of creditors generally, and (ii) principles of equity (regardless of whether considered and applied in a proceeding in equity or at law).

          C. We have assumed that each of the parties to the Mortgagee Documents and the Equipment Notes (except the Mortgagee, the Subordination Agent, the Applicable Pass Through Trustee or WTC, as the case may be) has full power, authority and legal right to execute, deliver and perform each such document and that each such document has been duly authorized, executed and delivered by each such party.

          D. We have assumed that all signatures (other than signatures of officers of WTC) on documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as copies conform with the originals, which facts we have not independently verified.

          E. We have assumed that the Participation Agreement and the transactions contemplated thereby are not within the prohibitions of Section 406 of the Employee Retirement Income Security Act of 1974.

          F. No opinion is expressed as to the creation, attachment, perfection or priority of any mortgage or security interests or as to the nature or validity of title to any part of the Mortgaged Property.

          G. The opinion set forth in paragraph (1) above concerning the citizenship of WTC is based upon an affidavit of WTC, made by one of its Vice Presidents, the facts set forth in which we have not independently verified.



          This opinion may be relied upon by you in connection with the matters set forth herein. This opinion may also be relied upon by any transferee of a Note Holder, subject to the understanding that the opinions expressed herein are rendered as of the date hereof and only with respect to the laws, rules and regulations in effect as of such date. Otherwise, without our prior written consent, this opinion may not be relied upon by any other person or entity for any purpose.



                                                               Very truly yours,

                                   SCHEDULE A

Mortgagee
---------
Wilmington Trust Company

Loan Participant
----------------
Wilmington Trust Company

Owner Trustee
-------------
First Security Bank, National Association

Owner Participant
-----------------

-----------------

Lessee
------
Continental Airlines, Inc.

Liquidity Providers
-------------------
ABN AMRO Bank N.V., Chicago Branch
ING Bank N.V.

Rating Agencies
---------------

Standard & Poor's Ratings Services
Moody's Investors Service, Inc.

                                                                     EXHIBIT I



                        [Form of FAA Counsel Opinion]

                             --------------------


                 Re:      Continental Airlines. Inc. (the "Lessee")

To the Addressees on
Exhibit A Attached Hereto

Ladies and Gentlemen:

                 Pursuant to Section 5.1.2(xxiii)(I) of Participation Agreement ____ dated as of _______________ (the "Participation Agreement") among the Lessee, ___________________ as Owner Participant (the "Owner Participant"), the Loan Participant named therein, First Security Bank, National Association, as Owner Trustee (the "Owner Trustee") under Trust Agreement ____ dated as of ______________ (the "Trust Agreement") with the Owner Participant, and Wilmington Trust Company, not in its individual capacity, except as expressly provided therein but solely as Mortgagee (the "Mortgagee"), which provides for the financing of the purchase today by the Owner Trustee of the Boeing model _________ aircraft with manufacturer's serial number _________ and United States nationality and registration marks N________ (the "Aircraft") and two Rolls Royce model __________________ aircraft engines with manufacturer's serial numbers ________ and ________ (the "Engines") and the leasing of the Aircraft and the Engines by the Owner Trustee to the Lessee, this opinion is rendered with respect to matters arising under that portion of Title 49 of the United States Code (the "Transportation Code") relating to the recordation of the instruments hereinafter described and the registration of the Aircraft pursuant to the Transportation Code. As contemplated by the Participation Agreement, title to the Aircraft has been conveyed by The Boeing Company to the Owner Trustee by an AC Form 8050-2 Aircraft Bill of Sale (the "FAA Bill of Sale"), the registration of the Aircraft will be accomplished by the filing with the Federal Aviation Administration (the "FAA") of an AC Form 8050-1 Aircraft Registration Application in the name of the Owner Trustee (the "Aircraft Registration Application"), the leasing of the Aircraft and the Engines is pursuant to Lease Agreement ____ dated as of ____________ (the "Lease") between the Owner Trustee and the Lessee, as supplemented by Lease Supplement No. 1 dated this date (the "Lease Supplement"), and the creation of a security interest in the Aircraft and the Engines is pursuant to the Trust Indenture and Mortgage _____ dated as of _____________ (the "Trust Indenture") between the Owner Trustee and the Mortgagee, as supplemented by Trust Indenture and Mortgage ____ Supplement No. 1 dated this date (the "Trust Supplement").

                 Based upon our examination of the above described instruments and of such records of the FAA as we deemed necessary to express the following opinion and as were made available to us by the FAA, it is our opinion that:

         (a) the FAA Bill of Sale, the Trust Indenture with the Trust Supplement attached and the Lease with the Lease Supplement, the Trust Indenture and the Trust Supplement attached are in due form for recording and have been duly filed for recordation with the FAA pursuant to and in accordance with the provisions of the Transportation Code today at _____________, _____________, and _____________, respectively;

         (b) the Aircraft Registration Application, to which were attached the Affidavits of the Owner Trustee and the Owner Participant required by Section 47.7(c)(2)(ii) of Part 47 of the Federal Aviation Regulations, and the Trust Agreement were duly filed with the FAA today at ________________;

         (c) the Owner Trustee is the owner of legal title to the Aircraft, and the Aircraft and the Engines are free and clear of all Liens (as such term is defined in the Lease) except the security interest created by the Trust Indenture, as supplemented by the Trust Supplement, and the interests of the parties created by the Lease, as supplemented by the Lease Supplement;

         (d) the Aircraft is eligible for registration in the name of the Owner Trustee under the Transportation Code, and the Aircraft will be duly registered by the FAA in the name of the Owner Trustee in due course pursuant to and in accordance with the provisions of the Transportation Code;

         (e) the rights of the Owner Trustee and the Lessee under the Lease, as supplemented by the Lease Supplement, with respect to the Aircraft and the Engines are perfected;

         (f) the Trust Indenture, as supplemented by the Trust Supplement, constitutes a valid, duly perfected first priority mortgage and security interest in favor of the Mortgagee, as trustee for the benefit of the Note Holders (as such term is defined in the Trust Indenture), in the Aircraft and the Engines and a valid, duly perfected first priority security interest in and collateral assignment of all of the right, title and interest of the Owner Trustee in, to and under the Lease, as supplemented by the Lease Supplement (insofar as such security interest and collateral assignment affect an interest covered by the recording system established by the FAA pursuant to
                 Section 44107(a) of the Transportation Code), subject only to the Lease, as supplemented by the Lease Supplement;

         (g) none of the Trust Indenture, the Trust Agreement, the Trust Supplement, the Lease or the Lease Supplement is required to be filed or recorded in any other place within the United States in order to perfect the mortgage and security interest in the Aircraft and the Engines or the security interest in and collateral assignment of the Lease, as supplemented by the Lease Supplement (insofar as such security interest and collateral assignment affect an interest covered by the recording system established by the FAA pursuant to Section 44107(a) of the Transportation Code) under the applicable laws of any jurisdiction within the United States;

         (h) no other registration of the Aircraft and no filings or recordings (other than the filings and recordings with the FAA which have been effected) are necessary to perfect in any jurisdiction within the United States the Owner Trustee's title to the Aircraft, the first priority security interest and collateral assignment created by the Trust Indenture and the Trust Supplement in the Aircraft and the Engines and in all right, title and interest of the Owner Trustee in and to the Lease, as supplemented by the Lease Supplement (insofar as such security interest and collateral assignment affect an interest covered by the recording system established by the FAA pursuant to Section 44107(a) of the Transportation Code); and

         (i) no authorization, approval, consent, license or order of, or registration or filing with, or the giving of notice to, the FAA Aircraft Registry is required for the valid authorization, delivery or performance of the Lease, the Lease Supplement, the Trust Agreement, the Trust Indenture and the Trust Supplement except for such authorizations, approvals, consents, licenses, orders, registrations, and notices as have been effected.

                 No opinion is herein expressed as to: (i) laws other than the federal laws of the United States; (ii) the validity or enforceability under local law of the Trust Indenture, as supplemented by the Trust Supplement; or
(iii) the recognition of the perfection of the security interest and collateral assignment created by the Trust Indenture, as supplemented by the Trust Supplement, as against third parties in any legal proceedings outside the United States. Since our examination was limited to records maintained by the FAA Aircraft Registry, our opinion does not cover liens which are perfected without the filing of notice thereof with the FAA, such as federal tax liens, liens arising under Section 1368(a) of Title 29 of the United States Code and possessory artisans' liens, and was subject to the accuracy of FAA personnel in the filing, indexing and recording of instruments filed with the FAA and in the search for encumbrance cross-reference index cards for the Engines. In rendering this opinion, we have relied upon the opinion of the Assistant Chief Counsel for the Aeronautical Center dated __________________ (a copy of which is attached hereto) and upon the past practice of the FAA which is consistent with said opinion.

                 Although this opinion is not addressed to special counsel for the Loan Participant, special counsel for the Owner Participant or counsel for the Lessee, they may rely upon it as though addressed to them.

                                        Very truly yours,


                                        Patricia J. Hanson

                                  EXHIBIT A


                       MORTGAGEE, SUBORDINATION AGENT
                            AND LOAN PARTICIPANT


                          Wilmington Trust Company

                                OWNER TRUSTEE

                  First Security Bank, National Association

                              OWNER PARTICIPANT

                           -----------------------

                                   LESSEE

                         Continental Airlines, Inc.

                             LIQUIDITY PROVIDERS

                     ABN AMRO Bank, N.V., Chicago Branch

                               ING Bank, N.V.

                               RATING ENTITIES

                       Moody's Investors Service, Inc.

                       Standard & Poor's Ratings Group

                                 EXHIBIT D-2 to
                            Note Purchase Agreement

                             FORM OF SPECIAL LEASE

-------------------------------------------------------------------------------
      CONFIDENTIAL: ANNEXES B, C AND D AND SCHEDULES 1, 2, 3 AND 4 OF THIS
         LEASE AGREEMENT ARE SUBJECT TO RESTRICTIONS ON DISSEMINATION
   SET FORTH IN SECTION 8 OF THE PARTICIPATION AGREEMENT (AS DEFINED HEREIN)
-------------------------------------------------------------------------------

                             LEASE AGREEMENT ______

                            Dated as of _____________

                                    Between

                              FIRST SECURITY BANK,
                             NATIONAL ASSOCIATION,
                        Not in its Individual Capacity,
                      except as expressly provided herein,
                          but solely as Owner Trustee,

                                     Lessor

                                      and

                          CONTINENTAL AIRLINES, INC.,

                                     Lessee
            --------------------------------------------------------

                           One Boeing Model __________ Aircraft
                   Bearing United States Registration No. _______ and
                       Bearing Manufacturer's Serial No. _______
                       with two CFM Model 56-3-B1 Engines
          Bearing Engine Manufacturer's Serial Nos. ______ and ______
         =============================================================

  The right, title and interest of Lessor in and to, among other things, this Lease Agreement has been assigned to and is subject to a security interest in favor of Wilmington Trust Company, a Delaware banking corporation, as Mortgagee, under the Trust Indenture and Mortgage , dated as of , for the benefit of the holders of the Equipment Notes referred to in such Trust Indenture, all to the extent provided in such Trust Indenture. This Lease Agreement has been executed in multiple counterparts; to the extent, if any, that this Lease Agreement constitutes chattel paper (as defined in the Uniform Commercial Code as in effect in any applicable jurisdiction), no security interest in Lessor's right, title and interest in and to this Lease Agreement may be perfected through the delivery or possession of any counterpart of this Lease Agreement other than the counterpart of this Lease Agreement that contains the original receipt executed by Wilmington Trust Company, as Mortgagee.

LEASE AGREEMENT SPECIAL                                                  PAGE 1

                                    CONTENTS

                                                                           Page

SECTION 1.      DEFINITIONS AND CONSTRUCTION.............................    1
         1.1    Definitions..............................................    1
         1.2    Finance Lease Parties....................................    1

SECTION 2.      DELIVERY AND ACCEPTANCE..................................    2
         2.1    Delivery and Lease of Aircraft...........................    2
         2.2    Acceptance by Lessee.....................................    2

SECTION 3.      TERM AND RENT............................................    2
         3.1    Term.....................................................    2
         3.2    Rent.....................................................    3
                3.2.1  Interim Rent; Basic Rent; Adjustments
                       to Basic Rent, Stipulated Loss Value
                       and Termination Value.............................    3
                3.2.2  Supplemental Rent.................................    5
         3.3    Payments.................................................    6

SECTION 4.      DISCLAIMER; CERTAIN AGREEMENTS OF LESSOR;
                SECTION 1110 MATTERS.....................................    7
         4.1    Computation of Stipulated Loss and Termination Values....    7
         4.2    Disclaimer...............................................    7
         4.3    Certain Agreements of Lessor.............................    8
         4.4    Quiet Enjoyment..........................................    9
         4.5    Investment of Funds Held as Security.....................    9
                4.5.1  Investment........................................    9
                4.5.2  Payment of Gain or Loss...........................    9
                4.5.3  Limitation of Liability...........................   10
         4.6    Title Transfers by Lessor................................   10
         4.7    Lessor's Interest in Certain Engines.....................   11
         4.8    Lease For U.S. Federal Income Tax Law Purposes;
                Section 1110 of Bankruptcy Code..........................   11

SECTION 5.      RETURN OF AIRCRAFT.......................................   12
         5.1    Compliance with Annex B..................................   12
         5.2    Storage and Related Matters..............................   12
         5.3    Return of Other Engines..................................   13
         5.4    Failure to Return Aircraft...............................   13


LEASE AGREEMENT SPECIAL                                                  PAGE i

SECTION 6.      LIENS....................................................   13

SECTION 7.      REGISTRATION, OPERATION, POSSESSION, SUBLEASING AND
                RECORDS..................................................   15
         7.1    Registration and Operation...............................   15
                7.1.1  Registration and Recordation......................   15
                7.1.2  Reregistration....................................   15
                7.1.3  Markings..........................................   15
                7.1.4  Compliance With Laws..............................   16
                7.1.5  Operation.........................................   17
         7.2    Possession...............................................   17
                7.2.1  Interchange and Pooling...........................   17
                7.2.2  Testing and Service...............................   18
                7.2.3  Civil Reserve Air Fleet Program...................   18
                7.2.4  Installation of Engines on Owned Aircraft.........   19
                7.2.5  Installation of Engines on Other Airframes........   19
                7.2.6  Installations of Engines on Financed Aircraft.....   20
                7.2.7  Subleasing........................................   20
                7.2.8  Transfer to U.S. Government.......................   23
         7.3    Certain Limitations on Subleasing or Other
                Relinquishment of Possession.............................   23

SECTION 8.      MAINTENANCE; REPLACEMENT AND POOLING OF
                PARTS; ALTERATIONS, MODIFICATIONS AND
                ADDITIONS; OTHER LESSEE COVENANTS........................   24
         8.1    Maintenance; Replacement and Pooling of
                Parts; Alterations, Modifications
                and Additions............................................   24
         8.2    Information, Certificates, Notices and Reports...........   25
                8.2.1  Financial Information.............................   25
                8.2.2  Annual Certificate................................   26
                8.2.3  SEC Reports.......................................   26
                8.2.4  Notice of Default.................................   26
                8.2.5  Information for Filings...........................   27
                8.2.6  Other Information.................................   27
         8.3    Certain Agreements of Lessee.............................   28

SECTION 9.      VOLUNTARY TERMINATION UPON OBSOLESCENCE..................   28
         9.1    Right of Termination.....................................   28



LEASE AGREEMENT SPECIAL                                                  PAGE ii

         9.2    Election by Lessor to Sell...............................   29
                9.2.1  Bids; Closing of Sale.............................   29
                9.2.2  Closing of Sale...................................   30
                9.2.3  Withdrawal of Notice of Termination...............   32
         9.3    Retention of Aircraft by Lessor..........................   32

SECTION 10.     LOSS, DESTRUCTION, REQUISITION, ETC......................   34
         10.1   Event of Loss With Respect to Aircraft...................   34
                10.1.1 Notice and Election...............................   34
                10.1.2 Payment of Loss and Termination of Lease..........   35
                10.1.3 Replacement of Airframe and Engines...............   37
         10.2   Event of Loss With Respect to an Engine..................   38
                10.2.1 Notice............................................   38
                10.2.2 Replacement of Engine.............................   38
         10.3   Conditions to any Replacement............................   38
                10.3.1 Documents.........................................   38
                10.3.2 Other Conditions..................................   41
                10.3.3 Other Obligations.................................   41
         10.4   Conveyance to Lessee.....................................   42
         10.5   Application of Payments..................................   42
                10.5.1 Replacement of Airframe and Engines...............   42
                10.5.2 Loss of Engine....................................   43
                10.5.3 Payment of Loss...................................   43
         10.6   Requisition of Aircraft for Use..........................   43
         10.7   Requisition of an Engine for Use.........................   44
         10.8   Application of Payments..................................   44
         10.9   Application of Payments During Existence of Default......   45

SECTION 11.     INSURANCE................................................   45
         11.1   Lessee's Obligation to Insure............................   45
         11.2   Lessor's Right to Maintain Insurance.....................   45
         11.3   Insurance for Own Account................................   46
         11.4   Indemnification by Government in Lieu of Insurance.......   46
         11.5   Application of Insurance Proceeds........................   47
         11.6   Application of Payments During Existence of Default......   47


LEASE AGREEMENT SPECIAL                                                 PAGE iii

SECTION 12.     INSPECTION...............................................   48

SECTION 13.     ASSIGNMENT; MERGER; SUCCESSOR OWNER TRUSTEE..............   49
         13.1   In General...............................................   49
         13.2   Merger of Lessee.........................................   49
                13.2.1 In General........................................   49
                13.2.2 Effect of Merger..................................   50
         13.3   Assignment as Security for Lessor's Obligations..........   50
         13.4   Successor Owner Trustee..................................   51

SECTION 14.     LEASE EVENTS OF DEFAULT..................................   51
         14.1   Payments.................................................   52
         14.2   Insurance................................................   52
         14.3   Corporate Existence......................................   52
         14.4   Certain Covenants........................................   52
         14.5   Other Covenants..........................................   52
         14.6   Representations and Warranties...........................   53
         14.7   Bankruptcy and Insolvency................................   53

SECTION 15.     REMEDIES AND WAIVERS.....................................   54
         15.1   Remedies.................................................   54
                15.1.1 Return and Repossession...........................   54
                15.1.2 Sale and Use......................................   55
                15.1.3 Certain Liquidated Damages........................   55
                15.1.4 Liquidated Damages Upon Sale......................   57
                15.1.5 Rescission........................................   58
                15.1.6 Other Remedies....................................   58
         15.2   Limitations Under CRAF...................................   59
         15.3   Right to Perform for Lessee..............................   59
         15.4   Determination of Fair Market Rental Value
                and Fair Market Sales Value..............................   59
         15.5   Lessor Appointed Attorney-in-Fact........................   60
         15.6   Remedies Cumulative......................................   60

SECTION 16.     LESSEE'S OBLIGATIONS; NO SETOFF, COUNTERCLAIM, ETC.......   61

SECTION 17.     RENEWAL AND PURCHASE OPTIONS.............................   62
         17.1   Notices Generally........................................   62
         17.2   Renewal Options..........................................   63
                17.2.1 Renewal Notice....................................   63
                17.2.2 Renewal Rent......................................   65


LEASE AGREEMENT SPECIAL                                                  PAGE iv

                17.2.3 Stipulated Loss and Termination Values............   65
         17.3   Purchase Option..........................................   66
                17.3.1 Purchase Notice...................................   66
                17.3.2 Purchase Price....................................   67
                17.3.3 Title.............................................   67
         17.4   Appraisals...............................................   67

SECTION 18.     MISCELLANEOUS............................................   68
         18.1   Amendments...............................................   68
         18.2   Severability.............................................   68
         18.3   Survival.................................................   69
         18.4   Reproduction of Documents................................   69
         18.5   Counterparts.............................................   69
         18.6   No Waiver................................................   70
         18.7   Notices..................................................   70
         18.8   GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE.........   71
         18.9   Third-Party Beneficiary..................................   72
         18.10  Entire Agreement.........................................   72

ANNEXES, EXHIBITS AND SCHEDULES

ANNEX A         Definitions
ANNEX B         Return Conditions
ANNEX C         Maintenance
ANNEX D         Insurance

EXHIBIT A       Form of Lease Supplement

SCHEDULE 1      Certain Terms
SCHEDULE 2      Basic Rent
SCHEDULE 3      Stipulated Loss Value Schedule
SCHEDULE 4      Termination Value Schedule
SCHEDULE 5      Permitted Air Carriers
SCHEDULE 6      Placards


LEASE AGREEMENT SPECIAL                                                  PAGE v

                             LEASE AGREEMENT _____

     LEASE AGREEMENT ______, dated as of (this "Agreement" or "Lease"), between
(a) FIRST SECURITY BANK, NATIONAL ASSOCIATION, a national banking association, not in its individual capacity, except as expressly provided herein, but solely as Owner Trustee (this and all other capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in Section 1 below) ("Lessor" or "Owner Trustee"), and (b) CONTINENTAL AIRLINES, INC., a Delaware corporation ("Lessee").

                                    RECITALS

     A. Lessor and Lessee are parties to the Participation Agreement, pursuant to which, among other things, Lessor and Lessee have agreed to enter into this Agreement.

     B. Pursuant to the Trust Agreement, Owner Participant has authorized Lessor to enter into this Agreement.

     NOW, THEREFORE, for and in consideration of the premises and the mutual agreements contained herein and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:


SECTION 1.     DEFINITIONS AND CONSTRUCTION


     1.1       DEFINITIONS

     Capitalized terms used but not defined herein shall have the respective meanings set forth or incorporated by reference, and shall be construed and interpreted in the manner described, in Annex A.


     1.2       FINANCE LEASE PARTIES

     The parties agree, to the extent permitted by applicable Law, that no right or remedy granted solely by reason of Article 2A of the UCC shall be available to Lessor or Lessee as against each other unless expressly set forth in this Lease; and to the extent the foregoing waiver is not wholly effective, the parties agree that this Lease shall constitute a "Finance Lease" for

LEASE AGREEMENT SPECIAL                                                  PAGE 1
purposes of Article 2A of, and as defined by Section 2A-103(g) of, the UCC.

SECTION 2.     DELIVERY AND ACCEPTANCE

     2.1       DELIVERY AND LEASE OF AIRCRAFT

     Lessor hereby agrees (subject to the satisfaction or waiver of the conditions set forth in Section 5 of the Participation Agreement) to lease to Lessee for the Term and Lessee hereby agrees (subject to the satisfaction or waiver of the conditions set forth in Section 5 of the Participation Agreement) to lease from Lessor for the Term, the Aircraft, commencing immediately upon acquisition of the Aircraft by Lessor pursuant to the Purchase Agreement Assignment.


     2.2       ACCEPTANCE BY LESSEE

     (a) By executing and delivering Lease Supplement No. 1, Lessee confirms to Lessor that (i) Lessee has duly and irrevocably accepted delivery of the Aircraft for all purposes of this Agreement, (ii) Lessee has duly and irrevocably accepted the Aircraft as being in satisfactory condition and in good working order, without defect in design, operation or fitness for use, whether or not discoverable by Lessee as of the Delivery Date, and (iii) the Aircraft has been duly marked in accordance with Section 7.1.3(a).

     (b) Lessor has authorized one or more employees of Lessee, designated by Lessee in writing, as the authorized representative or representatives of Lessor to accept delivery of the Aircraft on behalf of Lessor pursuant to the Purchase Agreement Assignment and the Participation Agreement. Lessee hereby agrees that if delivery of the Aircraft shall be accepted by an employee or employees of Lessee pursuant to such authorization by Lessor, such acceptance of delivery by such employee or employees on behalf of Lessor shall, without further act, irrevocably constitute acceptance by Lessee of the Aircraft for all purposes of this Agreement.


SECTION 3.     TERM AND RENT


     3.1       TERM

     The Aircraft shall be leased hereunder for the Term, unless this Agreement or the leasing of the Aircraft is earlier

LEASE AGREEMENT SPECIAL                                                  PAGE 2
terminated in accordance with any provision of this Agreement. Lessee shall have the option to renew the leasing of the Aircraft hereunder pursuant to, and subject to the terms and conditions of, Section 17, for the Renewal Lease Term.


     3.2       RENT


          3.2.1 INTERIM RENT; BASIC RENT; ADJUSTMENTS TO BASIC RENT, STIPULATED LOSS VALUE AND TERMINATION VALUE

     (a) Lessee shall pay Interim Rent to Lessor on the last day of the Interim Lease Term. During the Base Lease Term, Lessee shall pay to Lessor, on each Payment Date, in the manner and in funds of the type specified in Section 3.3, Basic Rent in the amount equal to the percentage of Lessor's Cost specified in
Schedule 2 for such Payment Date, which shall be allocated to the Payment
Period ending on such Payment Date, if designated as a payment in arrears, or allocated to the Payment Period commencing on such Payment Date, if designated as a payment in advance, in each case as specified in Schedule 2, as such amount may be adjusted pursuant to Section 3.2.1 (b) or increased pursuant to the next sentence. Interim Rent and Basic Rent shall be increased in an amount equal to any increase in the amount of interest due on the Equipment Notes on the relevant Payment Date pursuant to the terms of the Equipment Notes with respect to adjustments to the respective interest rates borne by the Equipment Notes to the extent, and under the circumstances, specified in the Registration Rights Agreement.

     (b) In the event of a refinancing as contemplated by Section 11 of the Participation Agreement, then the Basic Rent percentages set forth in Schedule 2, Stipulated Loss Value percentages set forth in Schedule 3 and the Termination Value percentages set forth in Schedule 4 shall be recalculated (upwards and downwards) by the Owner Participant as contemplated by such
Section 11 in accordance with Section 3.2.1(c). Any adjustment described in this Section shall be set forth in an amendment to this Lease executed and delivered by Lessor and Lessee.

     (c) All adjustments pursuant to Section 3.2.1(b) shall be made as promptly as practicable after either Owner Participant or Lessee gives notice to the other that an event has occurred that requires an adjustment. Owner Participant and Lessee shall


LEASE AGREEMENT SPECIAL                                                  PAGE 3
give prompt notice to the other of any event requiring an adjustment. All such adjustments shall be made in a manner that (i) maintains the Net Economic Return to Owner Participant and (ii) to the extent possible consistent with clause (i), minimizes the Net Present Value of Rents to Lessee. Any recalculation of the percentages of Basic Rent, Stipulated Loss Value and Termination Value shall be prepared by Owner Participant, subject to verification at the request of Lessee in accordance with Section 3.2.1(d), on the basis of the same methodology and assumptions used by Owner Participant in determining the percentages of Basic Rent, Stipulated Loss Value and Termination Value as of the Delivery Date (including compliance with Revenue Procedures 75-21 and 75-28 and Section 467 of the Code), except as such assumptions have been modified to reflect the events giving rise to adjustments hereunder. Promptly after an adjustment is made hereunder, Owner Participant shall deliver to Lessee a description of such adjustment, setting forth in reasonable detail the calculation thereof. All adjustments shall (y) be made so as to avoid characterization of the Lease as a "disqualified leaseback or long-term agreement" within the meaning of Section 467 of the Code and to avoid any additional risk of such characterization and (z) be in compliance with the requirements of Revenue Procedure 75-21 and Sections 4.02(5), 4.07(l) and, on a prospective basis, 4.08(1) of Revenue Procedure 75-28. For purposes of this
Section 3.2.1(c), adjustments to Basic Rent shall be considered to comply with
Section 467 and not to result in recharacterization of the Lease as a "disqualified leaseback or long-term agreement" if (i) application of Section 467 does not result in recognition of income in any taxable year of the Owner Participant in excess of the amount of Basic Rent scheduled to accrue during such taxable year (in accordance with the schedule of adjusted Basic Rent) without regard to the provisions of Section 467(b)(2) of the Code and the regulations thereunder or (ii) Section 467 does require such recognition of income, but the adjustments to Basic Rent maintain Owner Participant's Net Economic Return notwithstanding such acceleration.

     (d) If Lessee believes that any calculations by Owner Participant pursuant to Section 3.2.1(c) are in error, and if, after consultation, Lessee and Owner Participant are unable to agree on an adjustment, then a nationally recognized firm of accountants selected by Owner Participant and reasonably satisfactory to Lessee (which may be Owner Participant's independent public accountants) shall verify such calculations.


LEASE AGREEMENT SPECIAL                                                  PAGE 4

Owner Participant will make available to such firm, but not, in any circumstances, to Lessee or any representative of Lessee, the methodology and assumptions referred to in Section 3.2.1(c) and any modifications thereto made to reflect the events giving rise to adjustments hereunder (subject to the execution by such firm of a confidentiality agreement, reasonably acceptable to Owner Participant, prohibiting disclosure of such methodology and assumptions to any third party). The determination by such firm of accountants shall be final. Lessee will pay the reasonable costs and expenses of such further verification by such accountants, provided that if it results in a decrease in Basic Rent which decreases the remaining Net Present Value of Rents by more than twenty basis points from the remaining Net Present Value of Rents as recalculated by the Owner Participant, then the Owner Participant will pay such costs and expenses.

     (e) Notwithstanding anything to the contrary in any Operative Agreement, the amount of the payment of Basic Rent due and payable on each Payment Date shall be at least sufficient to pay in full, as of such Payment Date (assuming timely payment of the Equipment Notes prior to such Date), the aggregate principal amount of scheduled installments due on the Equipment Notes outstanding on such Payment Date, together with the accrued and unpaid interest thereon, due on such Payment Date in respect of the Equipment Notes; provided, however, that no installment of Basic Rent shall be increased to the extent such increase would be based upon (i) any judicial attachment or diversion of Basic Rent on account of Lessor Liens attributable to Lessor or Owner Participant, (ii) any modification of the amount or due date of any scheduled payment required to be made in respect of the Equipment Notes, other than as required or permitted by any Operative Agreement (including, without limitation, as permitted upon the occurrence of a Lease Event of Default) or
(iii) the acceleration of any Equipment Note due solely to the occurrence of an Indenture Event of Default that does not constitute a Lease Event of Default.


     3.2.2          SUPPLEMENTAL RENT

     Lessee shall pay to Lessor, or to whosoever shall be entitled thereto, any and all Supplemental Rent when and as the same shall become due and owing. Lessee shall pay, as Supplemental Rent, the Make-Whole Amount, if any, due pursuant to Section 2.10(b) or Section 2.11 of the Trust Indenture in connection with a redemption of the Equipment Notes pursuant to


LEASE AGREEMENT SPECIAL                                                  PAGE 5
such Section 2.10(b) or Section 2.11. Lessee will also pay to Lessor, or to whosoever shall be entitled thereto, on demand, as Supplemental Rent, to the extent permitted by applicable law, interest at the Payment Due Rate on any part of any amount of Rent (including, without limitation, Supplemental Rent) not paid by 12:30 p.m., New York time, on the date when due, for the period from and including the date on which the same was due to, but excluding, the date of payment in full.


     3.3       PAYMENTS

     (a) Payments of Rent and any and all other amounts payable by Lessee hereunder and under any other Operative Agreement shall be paid by wire transfer of immediately available Dollars, not later than 12:30 p.m., New York time, on the date when due, to the account of Lessor specified in Schedule 1 to the Participation Agreement or to such other account in the United States as directed by Lessor to Lessee in writing or, in the case of any payment of Supplemental Rent expressly payable to a person other than Lessor, to the person that shall be entitled thereto to such account in the United States as such person may specify from time to time to Lessee.

     (b) Except as otherwise expressly provided herein, whenever any payment of Rent, or any other amount payable under this Agreement, the Participation Agreement or any other Operative Agreement shall be due on a day that is not a Business Day, such payment shall be made on the next day that is a Business Day, and, if such payment is made on such next Business Day, no interest shall accrue on the amount of such payment during such extension.

     (c) So long as Lessee has not received written notice from the Mortgagee that the Trust Indenture has been discharged pursuant to Section 10.01 thereof, and notwithstanding Section 3.3(a), Lessor hereby directs, and Lessee agrees, that all payments of Rent and all other amounts payable by Lessee hereunder, other than Excluded Payments, shall be paid directly to Mortgagee on behalf of Lessor by wire transfer of immediately available Dollars to the account of Mortgagee specified in Schedule 1 to the Participation Agreement, or to such other account in the United States as Mortgagee may specify by written notice to Lessor and Lessee from time to time.

LEASE AGREEMENT SPECIAL                                                  PAGE 6

     (d) Excluded Payments shall be paid by wire transfer of immediately available Dollars to the account of the person specified in the Participation Agreement or, if not so specified, to such account in the United States as may be specified by such person by written notice to Lessor and Lessee from time to time.

     (e) All computations of interest under this Agreement shall be made on the basis of a year of 360 days comprised of twelve 30-day months.


SECTION 4.     DISCLAIMER; CERTAIN AGREEMENTS OF LESSOR; SECTION
               1110 MATTERS


     4.1       COMPUTATION OF STIPULATED LOSS AND TERMINATION VALUES

     Lessor and Lessee acknowledge and agree that, notwithstanding the second sentence of Section 3.2.1(a), the percentages set forth in Schedules 3 and 4 hereto, with respect to Stipulated Loss Value Dates and Termination Value Dates which are not Payment Dates, have been computed on the assumption that the Basic Rent payable on the Payment Date immediately preceding any such Stipulated Loss Value Date or Termination Value Date, as the case may be, has been paid to and will be retained by Lessor, such that if such computations did not assume payment and retention of such Basic Rent, the Stipulated Loss Values and Termination Values corresponding to such Stipulated Loss Value Dates and Termination Value Dates, respectively, would be commensurately higher than those set forth in Schedules 3 and 4 hereto.


     4.2       DISCLAIMER

     LESSOR LEASES AND LESSEE TAKES THE AIRCRAFT "AS-IS, WHERE-IS." LESSEE ACKNOWLEDGES AND AGREES THAT AS BETWEEN LESSEE AND EACH OF LESSOR, MORTGAGEE AND ANY PARTICIPANT (i) THE AIRFRAME AND EACH ENGINE ARE OF A SIZE, DESIGN, CAPACITY AND MANUFACTURE SELECTED BY AND ACCEPTABLE TO LESSEE, (ii) LESSEE IS SATISFIED THAT THE AIRFRAME AND EACH ENGINE ARE SUITABLE FOR THEIR RESPECTIVE PURPOSES, AND (iii) NONE OF LESSOR, MORTGAGEE AND ANY PARTICIPANT MAKES, HAS MADE OR SHALL BE DEEMED TO HAVE MADE, AND EACH WILL BE DEEMED TO HAVE EXPRESSLY DISCLAIMED, AND LESSEE HEREBY WAIVES, RELEASES AND RENOUNCES, ANY WARRANTY, REPRESENTATION, GUARANTY, LIABILITY AND OBLIGATION OF LESSOR, MORTGAGEE AND ANY PARTICIPANT AND ANY RIGHT, CLAIM AND REMEDY OF


LEASE AGREEMENT SPECIAL                                                  PAGE 7

LESSEE AGAINST SUCH PARTIES, EXPRESS OR IMPLIED, ARISING BY OPERATION OF LAW, COURSE OF PERFORMANCE, COURSE OF DEALING, USAGE OF TRADE OR OTHERWISE, AS TO:

         (w) THE TITLE, AIRWORTHINESS, VALUE, CONDITION, DESIGN, OPERATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR USE OR FOR ANY PARTICULAR PURPOSE OF THE AIRFRAME, ANY ENGINE, ANY PART, ANY DATA OR ANY OTHER THING DELIVERED, SOLD OR TRANSFERRED HEREUNDER,

         (x) THE QUALITY OF THE MATERIAL OR WORKMANSHIP WITH RESPECT TO THE AIRFRAME, ANY ENGINE, ANY PART, ANY DATA OR ANY OTHER THING DELIVERED, SOLD OR TRANSFERRED HEREUNDER,

         (y) THE ABSENCE OF LATENT OR ANY OTHER DEFECT OR NONCONFORMANCE IN THE AIRFRAME, ANY ENGINE, ANY PART, ANY DATA OR ANY OTHER THING DELIVERED, SOLD OR TRANSFERRED HEREUNDER, WHETHER OR NOT DISCOVERABLE, OR

         (z) THE ABSENCE OF ANY ACTUAL OR ALLEGED INFRINGEMENT OF ANY PATENT, TRADEMARK OR COPYRIGHT OR THE LIKE.

LESSEE FURTHER WAIVES, DISCLAIMS, RELEASES AND RENOUNCES ANY LIABILITY, RIGHT, CLAIM, REMEDY OR OBLIGATION BASED ON TORT, INCLUDING STRICT LIABILITY, WHETHER OR NOT ARISING FROM THE NEGLIGENCE (WHETHER ACTIVE, PASSIVE OR IMPUTED) OF LESSOR, MORTGAGEE OR ANY PARTICIPANT, ANY OBLIGATION, LIABILITY, RIGHT, CLAIM OR REMEDY FOR LOSS OF OR DAMAGE TO THE AIRFRAME, ANY ENGINE, ANY PART, ANY DATA OR ANY OTHER THING DELIVERED, SOLD OR TRANSFERRED HEREUNDER, OR ANY OTHER REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE AIRFRAME, ANY ENGINE, ANY PART, ANY DATA OR ANY OTHER THING DELIVERED, SOLD OR TRANSFERRED HEREUNDER.


     4.3       CERTAIN AGREEMENTS OF LESSOR

     Unless a Lease Event of Default shall have occurred and be continuing, Lessor agrees to make available to Lessee such rights as Lessor may have under any warranty with respect to the Aircraft made, or made available, by Airframe Manufacturer or Engine Manufacturer or any of their respective subcontractors or suppliers, as the case may be, pursuant to and in accordance with the terms of the Purchase Agreement Assignment.


LEASE AGREEMENT SPECIAL                                                  PAGE 8

     4.4       QUIET ENJOYMENT

     So long as no Lease Event of Default shall have occurred and be continuing, Lessor shall not interfere with Lessee's rights hereunder to possession and use of the Aircraft during the Term. The foregoing, however, shall not be construed or deemed to modify or condition in any respect the obligations of Lessee pursuant to Section 16, which obligations are absolute and unconditional.


     4.5       INVESTMENT OF FUNDS HELD AS SECURITY

          4.5.1     INVESTMENT
Any moneys required to be paid to or retained by Lessor that are not required to be paid to Lessee pursuant to Section 10.9 or 11.6 solely because a Lease Default or a Lease Event of Default shall have occurred and be continuing, or that are held by Lessor pending payment to Lessee pursuant to Section 10.5,
10.8 or 11.5, or that are required to be paid to Lessee pursuant to Section 10.5, 10.8 or 11.5 after completion of a replacement to be made pursuant to Sections 10.1, 10.2 and 10.3, shall, until paid to Lessee as provided in
Section 10 or 11 or applied as provided herein, be held by Lessor as security for the obligations of Lessee under this Lease and the other Lessee Operative Agreements (and Lessee hereby grants to Lessor a security interest in such moneys) and shall be invested by Lessor from time to time as directed in writing by Lessee (or, if Lessee fails to so direct, by or as directed by Lessor in its sole discretion) and at the expense and risk of Lessee in Cash Equivalents so long as such Cash Equivalents specified by Lessee or Lessor, as the case may be, can be acquired by Lessor using its best efforts; provided, that so long as the Lien of the Trust Indenture shall not have been discharged under Section 10.01 thereof, such moneys shall be invested and held by Mortgagee, as assignee of Lessor, as security for the obligations of Lessee under this Lease and the other Lessee Operative Agreements and shall be invested by Mortgagee pursuant to the first sentence of Section 5.09 of the Trust Indenture.


          4.5.2     PAYMENT OF GAIN OR LOSS

     Any net gain (including interest received) realized as the result of investments pursuant to Section 4.5.1 (net of any fees, commissions and other reasonable expenses, if any, incurred in


LEASE AGREEMENT SPECIAL                                                  PAGE 9
connection with such investment) shall be held and applied in the same manner as the principal amount is to be held and applied hereunder. Lessee will promptly pay to Lessor, on demand, the amount of any loss realized as the result of any such investment (together with any fees, commissions and other reasonable expenses, if any, incurred in connection with such investment), such amount so paid to be held and applied by Lessor as contemplated in Section
4.5.1 above.


          4.5.3     LIMITATION OF LIABILITY

     All investments under this Section 4.5, and under the first sentence of
Section 5.09 of the Trust Indenture, shall be at the expense and risk of Lessee, and Lessor and Mortgagee shall not be liable for any loss resulting from any investment made under this Section 4.5, or under the first sentence of
Section 5.09 of the Trust Indenture, other than by reason of its willful misconduct or gross negligence. Any such investment may be sold (without regard to its maturity) by Lessor without instructions whenever such sale is necessary to make a distribution required by this Lease or the Trust Indenture.


     4.6       TITLE TRANSFERS BY LESSOR

     If Lessor shall be required to transfer title to the Aircraft, Airframe or any Engine to Lessee or any other person pursuant to Section 5.3, 9, 10 or 17.3, then (a) Lessor shall (1) transfer to Lessee or such other person, as the case may be, all of Lessor's right, title and interest in and to the Aircraft, Airframe or such Engine, as the case may be, (2) assign to Lessee or such other person, as the case may be, if and to the extent permitted under the Purchase Agreement, all warranties of Airframe Manufacturer and Engine Manufacturer with respect to the Aircraft, Airframe or such Engine, and (3) assign to Lessee or such other person, as the case may be, if and to the extent permitted, all claims, if any, for damage to the Aircraft, Airframe or such Engine, in each case free of Lessor Liens attributable to Lessor or Owner Participant, and without recourse or warranty of any kind whatsoever (except as to the transfer described in clause (1) above and as to the absence of such Lessor Liens, as aforesaid), and (b) Lessor shall promptly deliver to Lessee or such other person, as the case may be, a bill of sale and agreements of assignment, evidencing such transfer and assignment and such other instruments of transfer, all in form and substance reasonably satisfactory to Lessor and


LEASE AGREEMENT SPECIAL                                                  PAGE 10

Lessee (or such other person, as the case may be), as Lessee (or such other person, as the case may be) may reasonably request.

     4.7       LESSOR'S INTEREST IN CERTAIN ENGINES

     In the event Lessee shall have received from the lessor, conditional seller, indenture trustee or secured party of any airframe leased to, or purchased by, Lessee or any Permitted Sublessee subject to a lease, conditional sale, trust indenture or other security agreement a written agreement complying with clause (b) of Section 7.2.5, Lessor hereby agrees for the benefit of such lessor, conditional seller, indenture trustee or secured party that Lessor, its successors and assigns will not acquire or claim, as against such lessor, conditional seller, indenture trustee or secured party, any right, title or interest in any engine as the result of such engine being installed on the Airframe at any time while such engine is subject to such lease, conditional sale, trust indenture or other security agreement and owned by such lessor or conditional seller or subject to a trust indenture or security interest in favor of such indenture trustee or secured party.


     4.8       LEASE FOR U.S. FEDERAL INCOME TAX LAW PURPOSES;
               SECTION 1110 OF BANKRUPTCY CODE

     (a) Lessee and Lessor agree that this Lease is, and shall be treated as, a lease for U.S. federal income tax purposes of the Aircraft, Airframe, Engines and Parts.

     (b) It is the intention of each of Lessee and Lessor that Lessor (and Mortgagee as assignee of Lessor under the Trust Indenture) shall be entitled to the benefits of Section 1110 with respect to the right to take possession of the Aircraft, Airframe, Engines and Parts as provided in this Lease, and in any instance where more than one construction of the terms and conditions of this Lease or any other pertinent Operative Agreement is possible, or of the facts and circumstances underlying the transactions contemplated herein or therein, Lessor and Lessee agree that a construction which would create and preserve such benefits shall control over any construction which would not create and preserve such benefits.

     (c) Lessor and Lessee agree that, for all purposes of applicable Law, this Lease constitutes an agreement of lease and nothing contained herein shall be construed as conveying to


LEASE AGREEMENT SPECIAL                                                  PAGE 11

Lessee any right, title or interest in the Aircraft, Airframe, Engines, Parts or Aircraft Documents except as a lessee only.

SECTION 5.     RETURN OF AIRCRAFT

     5.1       COMPLIANCE WITH ANNEX B

     Lessee shall comply with each of the provisions of Annex B hereto, which provisions are hereby incorporated by this reference as if set forth in full herein. Without limiting any other rights of Lessor under this Lease or any other Operative Agreement, Lessee acknowledges that the provisions of this
Section 5 and of Annex B, are of the essence of this Lease and the transactions contemplated herein.

     5.2       STORAGE AND RELATED MATTERS

     If Lessee receives from Lessor a written request for storage of the Aircraft upon its return hereunder, Lessee will promptly (and in any event within ten (10) days following such request) provide Lessor, or cause Lessor to be provided, with outdoor storage facilities for the Aircraft for a period not exceeding one hundred eighty (180) days, commencing on the date of such return, at Mojave, California or Marana, Arizona, as Lessor may specify, or if Lessor elects not to store the Aircraft at either of such locations, then the Aircraft shall be stored at such storage facility in the 48 contiguous states of the United States as Lessee may select and which is used as a location for the storage of large commercial aircraft. Lessee shall, at Lessor's written request, maintain insurance (if available) for the Aircraft during such storage period. Such storage shall be at Lessor's risk (subject to Lessee's insurance obligations, as aforesaid); provided that Lessee shall pay all applicable storage fees; and provided further that Lessee's obligation to provide storage shall be subject to Lessor entering into an agreement prior to the commencement of the storage period with the storage facility which agreement shall provide, among other things, that Lessor shall bear all maintenance charges (other than maintenance required as a result of Lessee's failure to comply with the provisions of Annex B hereto) and all storage fees incurred after the initial 180 day storage period. In addition, upon the return of the Aircraft, Lessor shall have no obligation with respect to the amount of any fuel or oil contained in the fuel or oil tanks of the Aircraft.


     5.3    RETURN OF OTHER ENGINES

     In the event that any Engine owned by Lessor shall not be installed on the Airframe at the time of return hereunder, such Engine shall be deemed to have suffered an Event of Loss as of the sixty-first day prior to the date of such return, with the effect that Lessee shall be required to return the Airframe hereunder with a Replacement Engine meeting the requirements of, and in accordance with, Section 10 hereof and Annex B hereto. Thereupon, Lessor will transfer to Lessee the Engine constituting part of such Aircraft but not installed on such Airframe at the time of return of the Airframe.


LEASE AGREEMENT SPECIAL                                                 PAGE 12

     5.4       FAILURE TO RETURN AIRCRAFT

     If Lessee shall, for any reason whatsoever, fail to return the Aircraft and the Aircraft Documents at the time specified herein, all obligations of Lessee under this Lease shall continue in effect with respect to the Aircraft until the Aircraft is returned to Lessor; provided, however, that this Section
5.4 shall not be construed as permitting Lessee to fail to meet its obligation to return the Aircraft or the Aircraft Documents in accordance with the requirements hereof or constitute, or be deemed to constitute, a waiver of any Lease Event of Default resulting from Lessee's failure to return the Aircraft or the Aircraft Documents or otherwise.


SECTION 6.     LIENS.

     Lessee shall not, directly or indirectly, create, incur, assume or suffer to exist any Lien on or with respect to the Aircraft, the Airframe, any Engine, any Part or any Aircraft Documents, title to any of the foregoing or any interest therein, or this Lease or any interest of Lessor herein, or any amount payable hereunder, including, without limitation, any Rent, except (a) the respective rights of Lessor, Mortgagee, the Participants or Lessee under the Operative Agreements, or of any Permitted Sublessee under any Permitted Sublease; (b) Lessor Liens attributable to Owner Trustee (both in its capacity as trustee under the Trust Agreement and in its individual capacity), Mortgagee (both in its capacity as trustee under the Trust Indenture and in its individual capacity) or Owner Participant; (c) the rights of others under agreements or arrangements to the extent expressly permitted by the terms of Sections 7.2 and 7.3 and Section F of Annex C; (d) Liens for


LEASE AGREEMENT SPECIAL                                                 PAGE 13

Taxes of Lessee (and its U.S. federal tax law consolidated group), or Liens for Taxes of any Tax Indemnitee (and its U.S. federal tax law consolidated group) for which Lessee is obligated to indemnify such Tax Indemnitee under any of the Lessee Operative Agreements, in any such case either not yet due or being contested in good faith by appropriate proceedings so long as such Liens and such proceedings do not involve any material risk of the sale, forfeiture or loss (including loss of use) of the Aircraft, the Airframe, any Engine or any of the Aircraft Documents, or any interest therein or any discernible risk of criminal liability or any material risk of civil penalty against Lessor, Mortgagee or any Participant or impair the lien of the Trust Indenture; (e) materialmen's, mechanics', workers', repairers', employees' or other like Liens arising in the ordinary course of business for amounts the payment of which is either not yet delinquent or is being contested in good faith by appropriate proceedings, so long as such Liens and such proceedings do not involve any material risk of the sale, forfeiture or loss (including loss of use) of the Aircraft, the Airframe, any Engine or any of the Aircraft Documents, or any interest therein or any discernible risk of criminal liability or any material risk of civil penalty against Lessor, Mortgagee or any Participant or impair the lien of the Trust Indenture; and (f) Liens arising out of any judgment or award against Lessee (or any Permitted Sublessee), so long as such judgment shall, within 30 days after the entry thereof, have been discharged or vacated, or execution thereof stayed pending appeal or shall have been discharged, vacated or reversed within 30 days after the expiration of such stay, and so long as during any such 30-day period there is not, or any such judgment or award does not involve, any material risk of the sale, forfeiture or loss (including loss of use) of the Aircraft, the Airframe, any Engine or any of the Aircraft Documents, or any interest therein or any discernible risk of criminal liability or any material risk of civil penalty against Lessor, Mortgagee or any Participant or impair the lien of the Trust Indenture. Lessee shall promptly take such action as may be necessary duly to pay, satisfy, remove and discharge any Lien not excepted above if the same shall at any time arise in respect of the Aircraft, the Airframe, any Engine, any Part, the Aircraft Documents or all or any other part of the Trust Estate and shall promptly provide to Lessor evidence of such payment, satisfaction, removal or discharge.


LEASE AGREEMENT SPECIAL                                                 PAGE 14

SECTION 7.     REGISTRATION, OPERATION, POSSESSION, SUBLEASING AND RECORDS

     7.1       REGISTRATION AND OPERATION

          7.1.1     REGISTRATION AND RECORDATION

     Subject to the compliance by Lessor and Owner Participant with their respective obligations under Section 14 of the Participation Agreement, Lessee shall cause the Aircraft to be, and at all times during the Term to remain, duly registered with the FAA under the Act or with such other country of registry as shall be permitted under Section 7.1.2 below, in the name of Lessor as owner and lessor (except to the extent that such registration under the Act cannot be effected with the FAA because of Lessor's or Owner Participant's failure to comply with the citizenship requirements for registration of the Aircraft under the Act). Lessor, at Lessee's expense, shall execute any and all such documents as Lessee (or any Permitted Sublessee) may reasonably request for the purposes of effecting and continuing such registration. Unless the Trust Indenture has been discharged in accordance with its terms, Lessee shall also cause the Trust Indenture to be duly recorded and at all times maintained of record as a first-priority perfected mortgage (subject to Permitted Liens) on the Aircraft, the Airframe and each of the Engines (except to the extent such perfection or priority cannot be maintained solely as a result of the failure by Lessor or Mortgagee to execute and deliver any necessary documents).


          7.1.2          REREGISTRATION

     So long as no Lease Default or Lease Event of Default shall have occurred and be continuing, Lessee may, by written notice to Lessor, request to change the country of registration of the Aircraft. Any such change in registration shall be effected, if at all, only in compliance with, and subject to all of the conditions set forth in, Section 7.6.12 of the Participation Agreement.


          7.1.3          MARKINGS

     (a) On or reasonably promptly after the Delivery Date, Lessee will cause to be affixed to, and maintained in, the cockpit of the Airframe and on each Engine, in each case, in a clearly visible location (it being understood that the location


LEASE AGREEMENT SPECIAL                                                 PAGE 15
of such placards, as identified to the Owner Participant prior to the Delivery Date, shall be deemed to be in compliance with this requirement), a placard of a reasonable size and shape bearing the legend, in English, set forth in
Schedule 6. Lessee shall not remove or permit the removal of such placards, except that such placards may be removed temporarily, if necessary, in the course of maintenance of the Airframe or Engines. If any such placard is damaged or becomes illegible, Lessee shall promptly replace it with a placard complying with the requirements of this Section 7.1.3.

     (b) During the Term, Lessee may letter, paint or mark the Aircraft with the name and logo of Lessee or any Permitted Sublessee and may cause the Aircraft to bear insignia plates or other markings identifying the supplier or manufacturer of the Airframe or the Engines or any Parts. Except as provided above, Lessee will not allow the name of any person to be placed on the Airframe or on any Engine as a designation that could reasonably be interpreted as a claim of ownership.


          7.1.4     COMPLIANCE WITH LAWS

     Lessee shall not, and shall not allow any other person to, operate, use, maintain, service, repair, overhaul or otherwise similarly deal with the Aircraft (a) in violation of any Law binding on or applicable to the Lessee or to the Aircraft, the Airframe or any Engine, or any of the Aircraft Documents, or to the operation, use, maintenance, service, repair or overhaul of, or similar dealings in, the Aircraft, Airframe or any Engine, or (b) in violation of any airworthiness certificate, license or registration of any Government Entity relating to Lessee or to the Aircraft, the Airframe or any Engine, except (1) immaterial or non-recurring violations of which Lessee or any Permitted Sublessee had no prior knowledge or information and with respect to which corrective measures are taken promptly by Lessee or a Permitted Sublessee, as the case may be, upon discovery thereof, and (2) to the extent Lessee or any Permitted Sublessee is contesting the validity or application of any such law, rule, regulation, order, certificate, license or registration in good faith in any reasonable manner which does not involve any material risk of the sale, forfeiture or loss (including loss of use) of the Aircraft, the Airframe, any Engine or any of the Aircraft Documents or any interest therein or any discernible risk of criminal liability or any material risk of civil penalty


LEASE AGREEMENT SPECIAL                                                 PAGE 16
against Lessor, Mortgagee or any Participant or impair the lien of the Trust Indenture.

          7.1.5     OPERATION

     Lessee agrees not to operate, use or locate the Aircraft, the Airframe or any Engine, or allow the Aircraft, the Airframe or any Engine to be operated, used or located (a) in any area excluded from coverage by any insurance required by the terms of Section 11, except in the case of a requisition by the U.S. Government where Lessee obtains an indemnity in lieu of such insurance from the U.S. Government, or insurance from the U.S. Government, covering such area, in accordance with Section 11.4 or (b) in any recognized or threatened area of hostilities unless fully covered in accordance with Annex D by war-risk insurance as required by the terms of Section 11, unless the Aircraft is only temporarily located in such area as a result of an emergency, equipment malfunction, navigational error, hijacking, weather condition or other similar unforeseen circumstances, so long as Lessee diligently and in good faith proceeds to remove the Aircraft from such area immediately.


     7.2       POSSESSION

     Lessee will not, without the prior written consent of Lessor, sublease or otherwise in any manner deliver, transfer or relinquish possession of the Aircraft, the Airframe or any Engine or install any Engine, or permit any Engine to be installed, on any airframe other than the Airframe; provided, however, subject to the provisions of Section 7.3, that if and for so long as
(a) no Lease Event of Default shall have occurred and be continuing, (b) with respect to any sublease or transfer contemplated by Section 7.2.7 or 7.2.8 below, no Lease Default or Lease Event of Default shall have occurred and be continuing at the time of such sublease or transfer and (c) all approvals, consents or authorizations required in connection with any such sublease or such delivery, transfer or relinquishment of possession by the Aviation Authority have been obtained and remain in full force and effect, then Lessee may, without such prior written consent:


          7.2.1     INTERCHANGE AND POOLING

     Subject or permit any Permitted Sublessee to subject any Engine to normal interchange agreements or pooling agreements or


LEASE AGREEMENT SPECIAL                                                 PAGE 17
arrangements, in each case customary in the commercial airline industry and entered into in writing by Lessee or such Permitted Sublessee, as the case may be, in the ordinary course of business and with (a) any U.S. Air Carrier or (b) any other air carrier organized and having its principal place of business in a country with which the United States then maintains normal diplomatic relations and which recognizes and gives effect to the rights, title and interests of Lessor and Mortgagee in, and with respect to, such Engine; provided, however, that no such agreements or arrangements shall require, contemplate or result in any transfer of Lessor's title to such Engine. If, notwithstanding the foregoing, Lessor's title to any such Engine is divested under any such agreement or arrangement, then such Engine shall be deemed to have suffered an Event of Loss as of the date of such divestiture, with the effect that Lessee shall be required to replace such Engine with a Replacement Engine meeting the requirements of, and in accordance with, Section 10.


          7.2.2     TESTING AND SERVICE

     Deliver or permit any Permitted Sublessee to deliver possession of the Aircraft, Airframe, any Engine or any Part to the manufacturer thereof or, to the extent permitted by Section B of Annex C, to any third-party maintenance provider, for testing, service, repair, maintenance or overhaul work on the Aircraft, Airframe, any Engine or any Part, or, to the extent required or permitted by the terms of Section D of Annex C, for alterations or modifications in or additions to the Aircraft, Airframe or any Engine, it being understood that, with respect to Engines and Parts, delivery may be accomplished by transport on licensed or bonded common carriers qualified in the shipping and transport of such items.


          7.2.3     CIVIL RESERVE AIR FLEET PROGRAM

     Transfer or permit any Permitted Sublessee to transfer possession of the Aircraft, Airframe or any Engine to the U.S. Government pursuant to CRAF, in which event Lessee shall promptly notify Lessor and Mortgagee in writing of any such transfer of possession and in such notification shall identify by name, address and telephone numbers the Contracting Office Representative or Representatives for the Military Airlift Command of the United States Air Force to whom notices must be given and to whom requests or claims must be made; provided, however, that any such transfer of possession shall not continue,



LEASE AGREEMENT SPECIAL                                                 PAGE 18
and shall not be permitted to continue, beyond the end of the Term. If, notwithstanding the foregoing, such transfer does continue beyond the end of the Term, then (without limiting any other right of Lessor with respect to such event) Lessor may, in accordance with Section 10.6, deem the Aircraft, Airframe or Engines, as the case may be, to have suffered an Event of Loss with the effect that Lessee would be required to pay, in accordance with Section 10.6, the amounts specified in Section 10.1.2. If as of the Scheduled Expiration Date the Aircraft or Airframe is being used or was within six months prior thereto being used by the U.S. Government pursuant to CRAF, then Lessee shall give notice to Owner Participant and Lessor of such fact, which notice shall specify the date on which the Lessee expects the Term to end or, if such date cannot reasonably be determined by Lessee, so stating.

          7.2.4     INSTALLATION OF ENGINES ON OWNED AIRCRAFT

     Install or permit any Permitted Sublessee to install an Engine on an airframe owned by Lessee or such Permitted Sublessee, as the case may be, free and clear of all Liens, except (a) those of the type permitted under clauses
(d), (e) and (f) of Section 6 and those that apply only to the engines (other than Engines) and/or only to parts, appliances, instruments, appurtenances, accessories, furnishings and other equipment (other than Parts), and (b) the rights of third parties under normal interchange or pooling agreements and arrangements of the type that would be permitted under Section 7.2.1.


          7.2.5     INSTALLATION OF ENGINES ON OTHER AIRFRAMES

     Install or permit any Permitted Sublessee to install an Engine on an airframe leased to Lessee or such Permitted Sublessee, or purchased by Lessee or such Permitted Sublessee subject to a mortgage, security agreement, conditional sale or other secured financing arrangement, but only if (a) such airframe is free and clear of all Liens, except (i) the rights of the parties to such lease, or any such secured financing arrangement, covering such airframe and (ii) Liens of the type permitted by clauses (a) and (b) of Section
7.2.4 and (b) Lessee shall have received from the lessor, mortgagee, secured party or conditional seller, in respect of such airframe, a written agreement (which may be a copy of the lease, mortgage, security


LEASE AGREEMENT SPECIAL                                                 PAGE 19
agreement, conditional sale or other agreement covering such airframe), whereby such Person agrees that neither such Person nor its successors or assigns will acquire or claim any right, title or interest in, or Lien on, such Engine by reason of such Engine being installed on such airframe.

          7.2.6     INSTALLATIONS OF ENGINES ON FINANCED AIRCRAFT

     Install or permit any Permitted Sublessee to install an Engine on an airframe owned by Lessee or such Permitted Sublessee, leased to Lessee or such Permitted Sublessee, or purchased by Lessee or such Permitted Sublessee subject to a conditional sale or other security agreement under circumstances where neither Section 7.2.4 or 7.2.5 is applicable; provided, however, that in the event of any such installation, such Engine shall be deemed to have suffered an Event of Loss as of the date of such installation, with the effect that Lessee shall be required to replace such Engine with a Replacement Engine meeting the requirements of, and in accordance with, Section 10. Until Section 10 has been fully complied with, Lessor's interest in any such Engine shall continue in full force and effect.


          7.2.7     SUBLEASING

     With respect to the Aircraft, Airframe or any Engine, enter into a sublease with any Permitted Air Carrier, but only if:

     (a) Lessee shall provide 15 days' advance written notice to Lessor and Mortgagee;

     (b) At the time that Lessee enters into such sublease, no such Permitted Air Carrier shall be insolvent or subject to any bankruptcy, insolvency, liquidation, reorganization, dissolution or similar proceeding, or any similar non-ordinary course transaction, shall be seeking any reorganization or any readjustment of its debts or shall be, or shall have substantially all of its property, in the possession of any liquidator, trustee, receiver or similar person;

     (c) No such sublease shall provide for payment of rent, or any amount in lieu of rent, (i) more than three months in advance, or (ii) less frequently than once every three months;

     (d) Any such sublease (i) shall include provisions for the registration, maintenance, operation, possession, inspection


LEASE AGREEMENT SPECIAL                                                 PAGE 20
and insurance of the Aircraft that are substantially the same as, or (from a lessor's perspective) more favorable than, the applicable provisions of Sections 7, 8, 11 and 12, (ii) shall provide that such Permitted Air Carrier may not further sublease or transfer its interests (except transfers of the type permitted in Sections 7.2.1 through 7.2.6, inclusive) in the Aircraft, Airframe or Engines, (iii) shall be for a period not in excess of 60 months (inclusive of all renewal periods) and not extending beyond the date which is one year prior to the end of the Term, and (iv) shall be expressly subject and subordinate to all the terms of this Agreement and to the rights, powers and remedies of Lessor hereunder, including, without limitation, Lessor's rights under Section 15 to repossess the Aircraft, Airframe and Engines and to terminate such sublease, upon the occurrence of a Lease Event of Default;

     (e) In connection with a sublease to a Permitted Air Carrier which is not a U.S. Air Carrier, all necessary governmental approvals, if any, required for the Aircraft, Airframe or Engines to be imported to, and exported from (upon repossession thereof by Lessor or other termination or expiration of such sublease), the applicable jurisdiction shall have been obtained prior to commencement of any such sublease, and any foreign exchange permits necessary to allow all rent and other payments provided for under such sublease shall be in full force and effect; and Lessee shall have provided to Lessor a power-of-attorney, reasonably satisfactory in form and substance to Lessor and, to the extent permitted by applicable Law, valid and enforceable in the applicable jurisdiction, permitting Lessor to exercise all rights of Lessee under such sublease in such jurisdiction, upon the occurrence and continuation of a Lease Event of Default;

     (f) In connection with a sublease to a Permitted Air Carrier which is not a U.S. Air Carrier, Lessee shall have furnished Lessor, Mortgagee and Owner Participant a favorable opinion of counsel, satisfactory to Lessor and Owner Participant, in the country of domicile of such Permitted Air Carrier, in form and substance satisfactory to Lessor and Owner Participant, that (i) the terms of such sublease, this Lease and the Trust Indenture are the legal, valid and binding obligations of the parties thereto enforceable under the laws of such jurisdiction, (ii) it is not necessary for Owner Participant, Lessor or Mortgagee to register or qualify to do business in such jurisdiction, if not already so registered or qualified, as a


LEASE AGREEMENT SPECIAL                                                 PAGE 21
result, in whole or in part, of the proposed sublease, (iii) Lessor's title to, and Mortgagee's Lien in respect of, the Aircraft, Airframe and Engines will be recognized in such jurisdiction, (iv) such jurisdiction maintains normal diplomatic relations with the United States and the Laws of such jurisdiction of domicile require fair compensation by the government of such jurisdiction, payable in a currency freely convertible into Dollars, for the loss of use of or title to the Aircraft, Airframe or Engines in the event of the requisition by such government of such use or title (unless Lessee shall provide insurance in the amounts required with respect to hull insurance under Section 11 covering the requisition of use of or title to the Aircraft, Airframe or Engines by the government of such jurisdiction so long as the Aircraft, Airframe or Engines are subject to such sublease) and (v) the agreement of such Permitted Air Carrier that its rights under the sublease are subject and subordinate to all the terms of this Lease is enforceable against such Permitted Air Carrier under applicable law and Lessor shall be able to repossess the Aircraft, Airframe and Engines, and return it to the United States, without undue expense, penalty or delay, upon the occurrence of a Lease Event of Default;

     (g) Lessee shall furnish to Lessor, Mortgagee and Owner Participant evidence reasonably satisfactory to Lessor and Owner Participant that the insurance required by Section 11 remains in effect;

     (h) All necessary action, if any, shall have been taken to continue in full force and effect (i) the perfection of (y) Lessor's title to and interest in the Aircraft, Airframe and Engines and (z) Mortgagee's first-priority perfected Lien on the Aircraft, Airframe and Engines (subject to Permitted Liens) and (ii) Lessor's and Mortgagee's rights under this Lease;

     (i) All necessary documents shall have been duly filed, registered or recorded in such public offices as may be required fully to preserve the title of, and the priority of the interest of, Lessor and Mortgagee in the Aircraft, Airframe and Engines;

     (j) Each such sublease shall be assigned by Lessee to Lessor as security for the performance of all of Lessee's obligations under this Lease (with Lessee retaining all rights of sublessor thereunder, to the extent consistent with this Section 7.2.7, (i) except the right to receive rents and (ii) if


LEASE AGREEMENT SPECIAL                                                 PAGE 22
and for so long as there shall not have occurred and be continuing a Lease Event of Default) and, if the Trust Indenture is then in effect, such sublease shall be further assigned without representation or warranty by Lessor to the Mortgagee as security for the performance of all of Lessor's obligations under the Trust Indenture, in each case, with the express consent of such Permitted Air Carrier;

     (k) No such sublease shall be made to Permitted Air Carriers, other than U.S. Air Carriers, prior to the close of the calendar year in which the seventh anniversary of the Delivery Date occurs, or if a Lessee Act (as defined in the Tax Indemnity Agreement) as a result of which indemnification has been required under the Tax Indemnity Agreement has created a longer Tax Attribute Period (as defined in the Tax Indemnity Agreement), prior to the close of the Tax Attribute Period, unless in either case Lessee prepays any liability Owner Participant determines would be due under the Tax Indemnity Agreement as a result of such sublease based upon the assumption that such sublease were to continue for the remainder of the term of such sublease;

     (l) Lessee shall reimburse the reasonable out-of-pocket fees and expenses, including, without limitation, reasonable fees and disbursements of counsel, incurred by Lessor, Mortgagee and Owner Participant in connection with any such sublease; and

     (m) For all purposes of this Section 7.2.7, the term "sublease" shall be deemed to include interchange agreements with respect to the Aircraft or Airframe.


          7.2.8     TRANSFER TO U.S. GOVERNMENT

     Transfer or permit the transfer of possession of the Aircraft, Airframe or any Engine to the U.S. Government pursuant to a sublease under which the sublessee's obligations are guaranteed or supported by the full faith and credit of the United States, but only if such sublease complies, or Lessee shall comply, as the case may be, with the requirements of clauses (a), (d)(i) (other than with respect to insurance), (d)(ii)-(iii), (j) and (l) of Section 7.2.7.


     7.3       Certain Limitations on Subleasing or Other Relinquishment of
Possession

     Notwithstanding anything to the contrary in Section 7.2:


LEASE AGREEMENT SPECIAL                                                 PAGE 23

     (a) The rights of any person that receives possession of the Aircraft in accordance with Section 7.2 shall be subject and subordinate to all the terms of this Lease, and to Lessor's rights, powers and remedies hereunder, including, without limitation (i) Lessor's right to repossess the Aircraft pursuant to Section 15, (ii) Lessor's right to terminate and avoid such sublease, delivery, transfer or relinquishment of possession upon the occurrence of a Lease Event of Default and (iii) the right to require such person to forthwith deliver the Aircraft, the Airframe and Engines subject to such transfer upon the occurrence of a Lease Event of Default;

     (b) Lessee shall remain primarily liable hereunder for the performance of all the terms of this Lease to the same extent as if such transfer had not occurred and no transfer of possession of the Aircraft, the Airframe, any Engine or any Part or any Aircraft Documents shall in any way discharge or diminish any of Lessee's obligations to Lessor hereunder or under any Operative Agreement;

     (c) Lessee shall ensure that no sublease, delivery, transfer or relinquishment permitted under Section 7.2 shall affect the United States registration of the Aircraft, unless also made in accordance with the provisions of Section 7.1.2;

     (d) Any event that constitutes or would, with the passage of time, constitute an Event of Loss under paragraph (c), (d), or (e) of the definition of such term (as set forth in Annex A) shall not be deemed to violate the provisions of Section 7.2; and

     (e) Any Wet Lease shall not constitute a delivery, transfer or relinquishment of possession for purposes of Section 7.2.


SECTION 8. MAINTENANCE; REPLACEMENT AND POOLING OF PARTS; ALTERATIONS, MODIFICATIONS AND ADDITIONS; OTHER LESSEE COVENANTS

     8.1 MAINTENANCE; REPLACEMENT AND POOLING OF PARTS; ALTERATIONS, MODIFICATIONS AND ADDITIONS

     At all times during the Term, Lessee shall comply with, or cause to be complied with, each of the provisions of Annex C, which provisions are hereby incorporated by this reference as if set forth in full herein. Without limiting any other rights of


LEASE AGREEMENT SPECIAL                                                 PAGE 24

Lessor under this Lease or any other Operative Agreement, Lessee acknowledges that the provisions of this Section 8 and of Annex C are of the essence of this Lease and the transactions contemplated herein.

     8.2       INFORMATION, CERTIFICATES, NOTICES AND REPORTS

          8.2.1     FINANCIAL INFORMATION

     Lessee will furnish to Lessor and Owner Participant, to the extent not already provided to such persons pursuant to Section 8.2.3:

     (a) Within 60 days after the end of each of the first three fiscal quarters in each fiscal year of Lessee, a consolidated balance sheet of Lessee as of the end of such quarter and related statements of income and cash flows for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding period in the preceding fiscal year, prepared in accordance with GAAP; provided that so long as Lessee is subject to the reporting requirements of the Securities Exchange Act of 1934, a copy of Lessee's report on Form 10-Q for such fiscal quarter (together with all documents containing such financial information incorporated by reference therein) will satisfy this paragraph (a).

     (b) Within 120 days after the end of each fiscal year of Lessee, a consolidated balance sheet of Lessee as of the end of such fiscal year and related statements of income and cash flows of Lessee for such fiscal year, in comparative form with the preceding fiscal year, prepared in accordance with GAAP, together with a report of Lessee's independent certified public accountants with respect to their audit of such financial statements; provided that so long as Lessee is subject to the reporting requirements of the Securities Exchange Act of 1934, a copy of Lessee's report on Form 10-K for such fiscal year (including all corresponding publicly-available annual reports to stockholders, if not previously furnished) will satisfy this paragraph (b).


LEASE AGREEMENT SPECIAL                                                 PAGE 25

          8.2.2     ANNUAL CERTIFICATE

     Within 120 days after the close of each fiscal year of Lessee, Lessee shall deliver to Lessor, Mortgagee and Owner Participant an Officer's Certificate of Lessee to the effect that such officer is familiar with or has reviewed or caused to be reviewed the relevant terms of this Lease and the other Operative Agreements and has made, or caused to be made under his or her supervision, a review of the transactions and condition of Lessee during the preceding fiscal year, and that such review has not disclosed the existence during such fiscal year, nor does such officer have knowledge of the existence as at the date of such certificate, of any Lease Default or Lease Event of Default or, if any such Lease Default or Lease Event of Default existed or exists, specifying the nature and period of existence thereof and the action Lessee has taken or is taking or proposes to take with respect thereto.

          8.2.3     SEC REPORTS

     Lessee will furnish to Lessor and Owner Participant:

     (a) promptly after filing with the SEC, copies of Lessee's annual reports on Form 10-K (including all corresponding publicly-available annual reports to stockholders, if not previously furnished), and quarterly reports on Form 10-Q (in each case, excluding exhibits unless any such recipient requests otherwise); and (b) if provided by Lessee from time to time to aircraft lessors and other aircraft creditors generally, then (i) promptly after filing with the SEC, copies of current reports on Form 8-K, or any similar reports filed with the SEC (in each case, excluding exhibits unless any such recipient requests otherwise), and (ii) promptly upon distribution thereof, copies of all periodic reports furnished by Lessee, or any parent company of Lessee, to its respective stockholders generally.

          8.2.4     NOTICE OF DEFAULT

     Lessee will furnish to Lessor, Mortgagee and Owner Participant, immediately upon any senior officer or financial officer of Lessee, or other administrative officer of Lessee


LEASE AGREEMENT SPECIAL                                                 PAGE 26
having any material responsibility for Lessee's day-to-day compliance with its obligations under this Lease, becoming aware that a Lease Default or a Lease Event of Default has occurred, a certificate of Lessee, signed by any such officer of Lessee, describing such Lease Default or Lease Event of Default in reasonable detail, with a statement describing the action Lessee has taken or is taking or proposes to take with respect thereto.


          8.2.5     INFORMATION FOR FILINGS

     Lessee shall promptly furnish to Owner Participant or Lessor such information (other than with respect to the citizenship of Owner Participant and Lessor) within Lessee's or any Permitted Sublessee's possession, or reasonably available to or obtainable by Lessee or such Permitted Sublessee, as may be required to enable Lessor timely to file any reports required to be filed by it as lessor under this Lease or to enable Owner Participant to timely file any reports required to be filed by it, as the beneficiary of the Trust Estate, in either case, with any Government Entity because of, or in connection with, the interest of Owner Participant or Lessor in the Aircraft, Airframe or Engines, this Lease or any other part of the Trust Estate; provided, however, that with respect to any such information which Lessee reasonably deems commercially sensitive or confidential, Owner Participant or Lessor, as the case may be, shall afford Lessee a reasonable opportunity to seek from any such Government Entity a waiver of the obligation of Owner Participant or Lessor to file any such information, or shall consent to the filing of such information directly by Lessee in lieu of filing by Owner Participant or Lessor and if any such waiver or consent is evidenced to the reasonable satisfaction of Owner Participant or Lessor, as the case may be, then Lessee shall not be required to furnish such information to Owner Participant or Lessor.

          8.2.6     OTHER INFORMATION

     Lessee shall provide to Lessor, Mortgagee and each Participant, from time to time such other information or data as Lessor, Mortgagee or any such Participant may reasonably request concerning the Aircraft, Airframe or Engines, or Lessee's financial condition, or otherwise relating to the transactions or matters contemplated herein and in the other Operative Agreements, in each case if and to the extent within Lessee's or any Permitted Sublessee's possession, or reasonably available to


LEASE AGREEMENT SPECIAL                                                 PAGE 27
or obtainable by Lessee or such Permitted Sublessee (unless Lessee reasonably deems the same to be commercially sensitive or confidential).

     8.3       CERTAIN AGREEMENTS OF LESSEE

     Lessee hereby agrees with Lessor that it shall perform the agreements, covenants and indemnities set forth in the Participation Agreement and the Tax Indemnity Agreement, and hereby restates Lessee's representations and warranties set forth in the Participation Agreement, in each case as fully and to the same extent and with the same force and effect as if set forth in full in this Section 8.3. Lessee hereby further agrees that it shall pay to Lessor or whosoever shall be entitled thereto, as Supplemental Rent, (i) all amounts referred to clause (b) of the first sentence in the definition of Supplemental Rent in Annex A hereto and (ii) all compensation and reimbursement of expenses, disbursements and advances referred to clauses (c), (d) and (e) of the first sentence in such definition of Supplemental Rent.

SECTION 9.     VOLUNTARY TERMINATION UPON OBSOLESCENCE


     9.1       RIGHT OF TERMINATION

     (a) Lessee shall have the right at its option to terminate this Lease during the Base Lease Term, effective only on a Termination Date occurring after the tenth anniversary of the Delivery Date and on or before the date one year prior to the Scheduled Expiration Date, if:

               (i) the Aircraft is not then subject to any sublease or other possessory interests of another person (including, without limitation, interests of the type permitted under Section 7.2) and either has become economically obsolete or is surplus to Lessee's requirements and the Chief Financial Officer or Treasurer of Lessee so certifies in writing to Lessor;

               (ii) Lessee's termination of this Lease shall be made on a nondiscriminatory basis with respect to the Aircraft and all Similar Aircraft which are then owned, leased or otherwise operated by Lessee and which are then eligible for termination or disposition under any applicable agreements of Lessee relating to the purchase, ownership, lease or operation thereof, with the effect that the disposition of the Aircraft and any Similar Aircraft shall


LEASE AGREEMENT SPECIAL                                                 PAGE 28
     be determined and effected on a random basis; and Lessee shall provide such information to Lessor, as Lessor may reasonably request to establish that such dispositions have been so determined;

               (iii) written notice of Lessee's exercise of its option to terminate this Agreement shall be given to Lessor, Mortgagee and Owner Participant not less than six months nor more than eighteen months prior to the proposed Termination Date specified in such notice; and

               (iv) on the date of any notice described in clause (iii) no Lease Event of Default shall have occurred and be continuing, and on such proposed Termination Date no Lease Default or Lease Event of Default shall have occurred and be continuing. (b) Lessor shall notify Lessee and Mortgagee of Lessor's intention to sell or retain the Aircraft, as provided in this Section 9, no later than 10 days prior to the proposed Termination Date. Any such notice of an intention to retain the Aircraft shall include assurances reasonably satisfactory to Mortgagee of Lessor's ability to make the payments required by Section 9.3(a). Any failure by Lessor to give such notice of its election shall be deemed to be an election to sell the Aircraft, as provided in this Section 9. (c) Any termination pursuant to this Section 9 shall become effective on the date of the sale, if any, pursuant to Section 9.2 or upon the date of termination and payment by Lessee and Lessor in accordance with Section
     9.3 if Lessor elects to retain the Aircraft.


     9.2            ELECTION BY LESSOR TO SELL

          9.2.1     BIDS; CLOSING OF SALE

     If Lessor elects to sell the Aircraft, Lessee, as agent for Lessor, shall, from the date of such election until the date 30 days prior to the proposed Termination Date, use its best reasonable efforts to obtain bids for a cash purchase of the Aircraft and Lessor may, if it desires to do so, also seek to obtain such bids. In the event Lessee receives any bid, Lessee shall promptly, and in any event at least 25 days prior to the proposed date of sale, certify to Lessor in writing the amount and terms of such bid, the proposed date of such sale and the


LEASE AGREEMENT SPECIAL                                                 PAGE 29
name and address of the person (who shall not be Lessee or any Affiliate of Lessee or any person with whom Lessee or any such Affiliate of Lessee has any agreement or understanding with respect to the purchase, lease, use or operation by Lessee or any such Affiliate of the Aircraft, Airframe or any Engine) submitting such bid. In the event Lessor receives any bid, Lessor shall, at least 25 days prior to the proposed date of sale, certify to Lessee in writing the amount and terms of such bid, the proposed date of such sale and the name and address of the person submitting such bid.

          9.2.2     CLOSING OF SALE

     (a) On the proposed Termination Date (i) Lessee shall deliver the Airframe and Engines or engines constituting part of the Aircraft to the bidder, if any, which shall have submitted the highest cash bid on or before the date 30 days prior to such Termination Date, in the same manner as if delivery were made to Lessor pursuant to Section 5 and Annex B and in full compliance with the terms thereof, and shall duly transfer to Lessor title to any such engines not owned by Lessor, all in accordance with the terms of
Section 5 and Annex B, and (ii) Lessor shall simultaneously therewith transfer the Airframe and Engines or engines to such bidder, in the manner described in
Section 4.6, against cash paid to Lessor in the amount of such highest bid and in the manner and in funds of the type specified in Section 3.3.

     (b) All proceeds of any sale described in Section 9.2.2(a) shall be paid to and retained by Lessor and, on such Termination Date, and as a condition precedent to such sale and the delivery of the Aircraft and Engines or engines to such bidder, Lessee shall pay to Lessor, in the manner and in funds of the type specified in Section 3.3:

               (i) all unpaid Basic Rent due at any time prior to such Termination Date; plus

               (ii) an amount equal to the excess, if any, of the Termination Value for the Aircraft, computed as of such Termination Date, over the proceeds of such sale; plus

               (iii) as provided in Section 3.2.2, interest on the amounts specified in the foregoing clause (i) at the Payment Due Rate from and including the date on


LEASE AGREEMENT SPECIAL                                                 PAGE 30
     which any such amount was due to the date of payment of such amount in full; plus

               (iv) the Basic Rent due on such Termination Date (other than the portion (if any) of the Basic Rent due on such Termination Date that is designated in Schedule 2 as a payment in advance).

     As a further condition precedent to such sale and delivery, Lessee shall pay all other amounts due and payable by Lessee to Lessor, Mortgagee or the Participants under this Lease (other than the portion (if any) of the Basic Rent due on such Termination Date that is designated in Schedule 2 as a payment in advance), the Participation Agreement or any other Operative Agreement (including, without limitation, (A) Supplemental Rent in respect of Make-Whole Amount, if any, payable pursuant to Section 2.10(b) of the Trust Indenture in connection with a redemption of the Equipment Notes upon such sale, and (B) all interest charges provided for hereunder or under any other Lessee Operative Agreement with respect to the late payment of any amounts so payable), and (C) the reasonable out-of-pocket fees and expenses incurred by Lessor, Mortgagee and Owner Participant in connection with such termination and sale).

     (c) Upon and subject to any such sale and receipt of proceeds by Lessor, and full and final payment of all amounts described in Section 9.2.2(b), and compliance by Lessee with all the other provisions of this
Section 9.2,

               (i) Lessor will transfer to Lessee, in accordance with Section 4.6, any Engines constituting part of the Aircraft but which were not then installed on the Airframe and sold therewith; and

               (ii) the obligation of Lessee to pay Basic Rent, with respect to periods after the Payment Date with reference to which Termination Value is computed, shall cease, and the Term for the Aircraft shall end effective as of the date of such sale.

     (d) A sale of the Aircraft pursuant to this Section 9.2.2 shall take place only on a Termination Date. Subject to Section 9.3, if no sale shall have occurred on or as of the proposed Termination Date, this Agreement shall continue in full force and effect, and all of Lessee's obligations shall


LEASE AGREEMENT SPECIAL                                                 PAGE 31
continue, including, without limitation, its obligation to pay Rent, in each case, as if the notice under Section 9.1 shall not have been given and, subject to Section 9.2.3(b), Lessee may give another notice pursuant to Section 9.1.

     (e) Lessor shall be under no duty to solicit bids, to inquire into the efforts of Lessee to obtain bids or otherwise to take any action in connection with any such sale other than to transfer to the purchaser named in the highest bid referred to above (or to such purchaser and, in the case of Engines described in Section 9.2.2(c), to Lessee) the Airframe and Engines or engines against receipt of the payments described in Section 9.2.2(b).


          9.2.3          WITHDRAWAL OF NOTICE OF TERMINATION

     (a) Lessee may withdraw any notice given pursuant to Section 9.1 at any time on or before the date 25 days prior to the proposed Termination Date if it has determined that no bid of a reasonable amount has been received, whereupon this Agreement shall continue in full force and effect and all of Lessee's obligations shall continue, including, without limitation, its obligation to pay Rent, in each case, as if the notice under Section 9.1 shall not have been given and, subject to Section 9.2.3(b), Lessee may give another notice pursuant to Section 9.1.

     (b) Anything herein to the contrary notwithstanding, Lessee shall not be entitled to give more than three notices pursuant to Section 9.1. (c) Lessee shall pay any and all reasonable out-of-pocket fees and expenses of Lessor, Mortgagee and Owner Participant in connection with any notice of termination withdrawn by Lessee or in connection with any notice of termination pursuant to which a sale of the Aircraft fails to occur.

     9.3       RETENTION OF AIRCRAFT BY LESSOR

     (a)       If Lessor shall elect to retain the Aircraft in accordance with
Section 9.1, on the proposed Termination Date:

               (i) Lessor shall pay, or cause to be paid, in the manner and in funds of the type specified in Section 3.3, to the Mortgagee an amount sufficient to prepay


LEASE AGREEMENT SPECIAL                                                 PAGE 32
     all outstanding Equipment Notes pursuant to Section 2.10(b) of the Trust Indenture;

               (ii) subject to receipt by Mortgagee of the funds described in paragraph (i) above, Lessee shall deliver the Airframe and Engines or engines constituting part of the Aircraft to Lessor pursuant to Section 5 and Annex B and in full compliance with the terms thereof, and shall duly transfer to Lessor title to any such engines not owned by Lessor, all in accordance with the terms of Section 5 and Annex B;

               (iii) Lessee shall pay to Lessor, in the manner and in funds of the type specified in Section 3.3:

          (1) all unpaid Basic Rent due at any time prior to such Termination Date; plus

          (2) the excess, if any, of (A) the Termination Value of the Aircraft, computed as of such Termination Date, over (B) an amount equal to the highest bona fide cash bid made for the Aircraft by a person that is not a person described in the parenthetical of the second sentence of Section 9.2.1; plus

          (3) as provided in Section 3.2.2, interest on the amounts specified in the foregoing clause (1) at the Payment Due Rate from and including the date on which any such amount was due to the date of payment of such amount in full; plus

          (4) the Basic Rent due on such Termination Date (other than the portion (if any) of the Basic Rent due on such Termination Date that is designated in Schedule 2 as a payment in advance); and

                    (iv) Lessee shall also pay all other amounts due and payable by Lessee to Lessor, Mortgagee or the other Participants under this Lease
(other than the portion (if any) of the Basic Rent due on such Termination Date that is designated in Schedule 2 as a payment in advance), the Participation Agreement or any other Operative Agreement (including, without limitation, (A) Supplemental Rent in respect of Make-Whole Amount, if any, payable pursuant to
Section 2.10(b) of the Trust Indenture in


LEASE AGREEMENT SPECIAL                                                 PAGE 33
connection with a redemption of the Equipment Notes upon redemption of such Equipment Notes in accordance with such Section 2.10(b), (B) all interest charges provided for hereunder or under any other Operative Agreement with respect to the late payment of any amounts, so payable, and (C) the out-of-pocket fees and expenses incurred by Lessor, Mortgagee and Owner Participant in connection with such termination and sale).

     (b) Upon full and final payment to Lessor, Mortgagee and the Participants of the amounts described in Section 9.3(a), and compliance by Lessee with all the other applicable provisions of this Section 9.3,

               (i)       Lessor will transfer to Lessee, in accordance with
     Section 4.6, any Engines constituting part of the Aircraft but which were not then installed on the Airframe and sold therewith; and

               (ii) The obligation of Lessee to pay Basic Rent otherwise due with respect to periods after the Payment Date with reference to which Termination Value is computed shall cease, and the Term for the Aircraft shall end effective as of such Termination Date.

SECTION 10.    LOSS, DESTRUCTION, REQUISITION, ETC.

     10.1      EVENT OF LOSS WITH RESPECT TO AIRCRAFT

          10.1.1    NOTICE AND ELECTION

     (a) Upon the occurrence of an Event of Loss with respect to the Airframe, and any Engine or Engines installed thereon at the time of such Event of Loss, Lessee shall promptly (and in any event within 10 days after such occurrence) give Lessor, Mortgagee and Owner Participant written notice of such Event of Loss. Within 20 days after such occurrence, Lessee shall give Lessor, Mortgagee and Owner Participant written notice of Lessee's election to make payment in respect of such Event of Loss, as provided in Section 10.1.2 (which notice shall specify the date, which shall be the first Business Day occurring 25 days after the date of such notice, on which such payment shall be made), or to replace the Airframe, and any such Engines, as provided in Section 10.1.3.

LEASE AGREEMENT SPECIAL                                                 PAGE 34

     (b) Any failure by Lessee to give such notice of its election shall be deemed to be an election of the option set forth in Section 10.1.2. In addition, Lessee shall not be entitled to elect the option set forth in Section
10.1.3 if, at the time Lessor receives such notice from Lessee, there shall have occurred and be continuing a Lease Default (other than with respect to Section 14.5 or 14.6) or a Lease Event of Default.

     (c) For purposes of Section 10.1.2, an Event of Loss with respect to the Airframe shall be deemed to constitute an Event of Loss with respect to the Aircraft. For purposes of Section 10.1.3, any Engine not actually suffering an Event of Loss shall not be required to be replaced.


          10.1.2         PAYMENT OF LOSS AND TERMINATION OF LEASE

     (a) If Lessee elects, in accordance with Section 10.1.1, to make payment in respect of any such Event of Loss, then Lessee shall pay, in the manner and in funds of the type specified in Section 3.3, the following amounts:

               (i) On or before the Business Day next following the earlier of (x) the sixty-first day following the date of the occurrence of such Event of Loss, and (y) the second Business Day following the receipt of insurance proceeds with respect to such occurrence (but in any event not earlier than the date specified in Lessee's notice under Section 10.1.1(a) on which payment in respect to such Event of Loss shall be made), Lessee shall pay to Lessor:

          (1) all unpaid Interim Rent, Basic Rent or Renewal Rent, as the case may be, (A) due at any time prior to the Stipulated Loss Value Date immediately preceding the date of such Event of Loss, or (B) if such Event of Loss occurs on a Stipulated Loss Value Date, due at any time prior to such Date; plus

          (2) the Stipulated Loss Value of the Aircraft computed as of the Stipulated Loss Value Date used in the foregoing clause (1) for the computation of unpaid Rent; plus

          (3) as provided in Section 3.2.2, interest on the amount specified in the foregoing clause (1) at the Payment Due Rate from and including the date


LEASE AGREEMENT SPECIAL                                                 PAGE 35
               on which any such amount was due to the date of payment of such amount in full; plus

          (4) interest on the amounts specified in the foregoing clause(2) at the SLV Rate from and including the Stipulated Loss Value Date, used in the foregoing clause (1) for the computation of unpaid Rent, to the date such amount is due, and thereafter at the Payment Due Rate to the date of payment of such amounts in full;

     provided that, in the event that the last day of the Interim Lease Term or a Payment Date shall occur (x) on or after the Stipulated Loss Value Date used in the foregoing clause (1) for the computation of unpaid Rent, and
     (y) on or before the date of payment of the amounts specified above in this subparagraph (i), then Lessee shall pay the Interim Rent, Basic Rent or the Renewal Rent, as the case may be, due on such last day of the Interim Lease Term or Payment Date, and thereupon such amounts payable under this subparagraph (i) shall be reduced by (A) the amount (if any) of such Basic Rent or Renewal Rent referred to in this proviso which is due on such Stipulated Loss Value Date and is designated in Schedule 2 (in the case of such Basic Rent) or Section 17.2.2 (in the case of such Renewal
     Rent) as a payment in advance and (B) the amount (if any) of such Interim Rent, Basic Rent or Renewal Rent referred to in this proviso which is due after such Stipulated Loss Value Date; and

               (ii) on or before the date required for payment of the amounts specified in paragraph (i) above, Lessee shall also pay to Lessor, Mortgagee and the Participants all other amounts due and payable by Lessee to Lessor, Mortgagee and the Participants under this Lease, the Participation Agreement or any other Operative Agreement (including, without limitation, (A) any interest charges provided for hereunder or thereunder with respect to the late payment of any such other amounts, and
     (B) all out-of-pocket fees and expenses of Lessor, each Participant and Mortgagee in connection with such Event of Loss).

                    (b) Upon payment in full of all amounts described in the foregoing paragraph (a),(i) the obligation of Lessee to pay Interim Rent, Basic Rent or Renewal Rent hereunder with respect to the Aircraft shall terminate,


LEASE AGREEMENT SPECIAL                                                 PAGE 36

(ii) the Term for the Aircraft shall end, and (iii) Lessor will transfer the Aircraft to Lessee, as-is and where-is, and subject to any insurer's salvage rights, but otherwise in the manner described in Section 4.6.

          10.1.3    REPLACEMENT OF AIRFRAME AND ENGINES

     (a) If Lessee elects, in accordance with Section 10.1.1, to replace the Airframe, and any Engines actually suffering the Event of Loss, then Lessee shall, as promptly as possible and in any event within 60 days after the occurrence of such Event of Loss, convey or cause to be conveyed to Lessor, in compliance with Section 10.3 and as replacement for the Airframe, and any such Engine, title to a Replacement Airframe (which shall comply with paragraph (b) below), and for each such Engine a Replacement Engine, in each case free and clear of all Liens other than Permitted Liens. If Lessee makes such election, but for any reason fails or is unable to effect such replacement within such time period and in compliance with the requirements set forth in Section 10.3, then Lessee shall be deemed to have initially made the election set forth in
Section 10.1.2 with the effect that Lessee shall immediately pay, in the manner and in funds of the type specified in Section 3.3, the amounts required under, and in accordance with, Section 10.1.2.

     (b) Any such Replacement Airframe shall be an airframe (i) that is manufactured by Airframe Manufacturer and delivered on any date occurring after the Delivery Date, and (ii) that is the same model as the Airframe to be replaced thereby, or an improved model, and that has performance and durability characteristics, and a value and utility and remaining useful life, at least equal to, and is in at least as good operating condition as, the Airframe to be replaced thereby (assuming that such Airframe was of the value and utility and in the condition and repair required by the terms hereof immediately prior to the occurrence of the Event of Loss). Any such Replacement Engine shall meet the requirements of, and be conveyed by Lessee to Lessor in accordance with,
Section 10.2 (other than the notice requirement set forth in Section 10.2.1).


LEASE AGREEMENT SPECIAL                                                 PAGE 37

     10.2      EVENT OF LOSS WITH RESPECT TO AN ENGINE

          10.2.1         NOTICE

     Upon the occurrence of an Event of Loss with respect to an Engine under circumstances in which an Event of Loss with respect to the Airframe has not occurred, Lessee shall promptly (and in any event within 15 days after such occurrence) give Lessor, Mortgagee and Owner Participant written notice of such Event of Loss.

          10.2.2         REPLACEMENT OF ENGINE

     Lessee shall, as promptly as possible and in any event within 60 days after the occurrence of such Event of Loss, convey or cause to be conveyed to Lessor, in compliance with Section 10.3 and as replacement for the Engine with respect to which any Event of Loss occurred, title to a Replacement Engine free and clear of all Liens other than Permitted Liens. Such Replacement Engine shall be an engine manufactured by Engine Manufacturer that is the same model as the Engine to be replaced thereby, or an improved model, and that is suitable for installation and use on the Airframe, and that has performance and durability characteristics, and a value and utility and remaining useful life, at least equal to, and is in at least as good operating condition as, the Engine to be replaced thereby (assuming that such Engine was of the value and utility and in the condition and repair required by the terms hereof immediately prior to the occurrence of the Event of Loss).


     10.3      CONDITIONS TO ANY REPLACEMENT

          10.3.1         DOCUMENTS

     Prior to or at the time of conveyance of title to any Replacement Airframe or Replacement Engine to Lessor, Lessee shall promptly take each of the following actions, and shall promptly furnish the following agreements, instruments, certificates and documents to (and in each case reasonably satisfactory in form and substance to) Lessor and Owner Participant: (a) furnish Lessor with a full warranty bill of sale duly conveying to Lessor such Replacement Airframe or Replacement Engine, together with such evidence of title as Lessor may reasonably request;


LEASE AGREEMENT SPECIAL                                                 PAGE 38

     (b) cause such Replacement Airframe to be duly registered in the name of Lessor pursuant to the Act;

     (c) cause (i) a Lease Supplement subjecting such Replacement Airframe or Replacement Engine to this Lease, duly executed by Lessee, to be delivered to Lessor for execution and, upon such execution, to be filed for recordation with the FAA pursuant to the Act, (ii) a Trust Indenture Supplement, subjecting such Replacement Airframe or Replacement Engine to the Trust Indenture, to be delivered to Lessor for execution and, upon execution, to be filed for recordation with the FAA pursuant to the Act and (iii) such Financing
Statements and other filings, as Lessor, Mortgagee or Owner Participant may reasonably request, duly executed by Lessee and, to the extent applicable, Lessor and Mortgagee (and Lessor and Mortgagee shall execute and deliver the same), to be filed in such locations as any such party may reasonably request;

     (d) furnish such evidence of compliance with the insurance provisions of Section 11 with respect to such Replacement Airframe or Replacement Engine as Lessor or Owner Participant may reasonably request;

     (e) furnish an opinion or opinions of Lessee's counsel (which may be Lessee's legal department) reasonably satisfactory to Lessor and Owner Participant (which shall include Mortgagee as an addressee) to the effect that
(i) upon such conveyance, Lessor will acquire good title to such Replacement Airframe or Replacement Engine free and clear of all Liens other than Permitted Liens, (ii) such Replacement Airframe or Replacement Engine will be leased hereunder and made subject to the Trust Indenture to the same extent as the Airframe or Engine replaced thereby, (iii) Lessor and Mortgagee, as assignee of Lessor, shall be entitled to the benefits of Section 1110 with respect to such Replacement Airframe, (iv) (if and to the extent that such opinion, in view of applicable Law, can be rendered) Lessor and Mortgagee, as assignee of Lessor, shall be entitled to the benefits of Section 1110 with respect to such Replacement Engine to the extent that the Lessor and the Mortgagee were entitled to the benefits of Section 1110 with respect to the Engine so replaced, and (v) to such further effect as Lessor, Mortgagee or Owner Participant may reasonably request;

     (f) furnish an opinion of Lessee's aviation law counsel reasonably satisfactory to Lessor and Owner Participant


LEASE AGREEMENT SPECIAL                                                 PAGE 39

(which shall include Mortgagee as an addressee) as to the due registration of any such Replacement Airframe and the due recordation of each Lease Supplement and Trust Indenture Supplement with respect to such Replacement Airframe or Replacement Engine and as to such other matters concerning the Act as Lessor or Owner Participant may reasonably request;

     (g) with respect to any Replacement Airframe, furnish an opinion of tax counsel, selected by Owner Participant and reasonably satisfactory to Lessee, as to the tax consequences to Lessor and Owner Participant of any such replacement;

     (h) with respect to the replacement of any Engine (other than in connection with replacement of the Airframe), furnish a certificate of a qualified aircraft engineer (who may be an employee of Lessee) certifying that such Replacement Engine has performance and durability characteristics, and a value and utility and remaining useful life, at least equal to, and is in at least as good operating condition as, the Engine so replaced, assuming such Engine was of the value and utility and in the condition and repair required by the terms hereof immediately prior to the occurrence of such Event of Loss;

     (i) with respect to the replacement of the Airframe, and any Engine installed thereon at the time of the subject Event of Loss, furnish a certified report of a qualified independent aircraft appraiser, satisfactory to Lessor and Owner Participant, setting forth such appraiser's opinion as to the fair market value, as of the date of conveyance hereunder, of such Replacement Airframe and any such Replacement Engine, and certifying that such Replacement Airframe and any such Replacement Engine have performance and durability characteristics, and a value and utility (including, but not limited to, equivalent current value, estimated residual value at the end of the Term (and at any relevant interval thereof, as may be specified by the Lessor) and estimated remaining useful life) at least equal to, and are in at least as good operating condition as, the Airframe and Engines so replaced (assuming the Airframe and Engines were in the condition and repair required by the terms hereof immediately prior to the occurrence of such Event of Loss); and

     (j) take such other actions and furnish such other certificates and documents as Lessor, Mortgagee or Owner Participant may reasonably request in order that such Replacement


LEASE AGREEMENT SPECIAL                                                 PAGE 40

Airframe or Replacement Engine be duly and properly titled in Lessor, leased hereunder and subjected to the Lien of the Trust Indenture to the same extent as initially required under the Operative Agreements with respect to the Airframe or Engine so replaced.

     Lessor and Lessee understand and agree that if at the time of any replacement of the Airframe or any Engine, as contemplated in this Section 10, the Airframe was registered in a jurisdiction other than the United States, then the requirements set forth above in this Section 10.3.1 relating to compliance with the requirements of the Act or the FAA, shall be deemed to refer to the comparable applicable Law of, and the Aviation Authority of, such other jurisdiction.

          10.3.2         OTHER CONDITIONS

     Lessee shall not be entitled to replace the Airframe under Section 10.1.3 and this Section 10.3, and shall be deemed to have initially made the election set forth in Section 10.1.2, if at the time of such replacement

     (a) there shall have occurred and be continuing any Lease Default (other than with respect to Section 14.5 or 14.6) or Lease Event of Default; or

     (b) under applicable Law and notwithstanding any actions by Lessor and Lessee under Section 10.3.3(a), (i) Lessor or Mortgagee, as assignee of Lessor, shall for any reason not be entitled to the benefits of Section 1110 with respect to such Replacement Airframe or (ii) with respect to any Replacement Engine which replaces an Engine installed on the Airframe at the time of such Event of Loss, Lessor or Mortgagee, as assignee of Lessor, shall for any reason not be entitled to the benefits of Section 1110 with respect to such Replacement Engine to the same extent that the Lessor and the Mortgagee were entitled to the benefits of Section 1110 with respect to the Engine so replaced.

          10.3.3         OTHER OBLIGATIONS

     (a) Lessor and Lessee agree that, upon any Replacement Airframe becoming the Airframe hereunder, and upon any Replacement Engine becoming an Engine hereunder, this Lease shall continue to be, and shall be treated as, a lease for U.S. federal income tax purposes of, among other things, such Replacement Airframe and such Replacement Engine. Without limiting the


LEASE AGREEMENT SPECIAL                                                 PAGE 41
foregoing, Lessee and Lessor intend that Lessor shall, in all events, be entitled to the benefits of Section 1110 with respect to any Replacement Airframe or Replacement Engine and Lessee and Lessor shall cooperate and take such action as the other may reasonably request so as to ensure that Lessor shall be entitled to such benefits.

     (b) No Event of Loss with respect to an Engine, or with respect to an Airframe, shall result in, or otherwise allow or permit (other than as provided in Section 10.1.2(b)), any reduction, deferral, discharge or other change in the timing or amount of any Rent payable by Lessee hereunder or any other amount payable by Lessee under any other Operative Agreement, and (subject to such Section 10.1.2(b)) Lessee shall pay all such Rent and other amounts as though such Event of Loss had not occurred.

     10.4      CONVEYANCE TO LESSEE

     Upon full compliance by Lessee with the applicable terms of Sections 10.1.3, 10.2 and 10.3, Lessor will transfer to Lessee the Airframe or Engine, as the case may be, with respect to which such Event of Loss occurred, in accordance with Section 4.6, provided that Lessor shall not be required to effect any such transfer if and for so long as there shall have occurred and be continuing any Lease Default (other than with respect to Section 14.5 or 14.6) or Lease Event of Default.


     10.5      APPLICATION OF PAYMENTS

     Any amounts, other than insurance proceeds in respect of damage or loss not constituting an Event of Loss (the application of which is provided for in Section 11), received at any time by Lessor, Lessee or any Permitted Sublessee from any Government Entity or any other Person in respect of any Event of Loss will be applied as follows:


          10.5.1    REPLACEMENT OF AIRFRAME AND ENGINES

     If such amounts are received with respect to the Airframe, and any Engine installed thereon at the time of such Event of Loss, such amounts shall be paid over to, or retained by, Lessor (or until the Lien of the Trust Indenture is discharged in accordance with Section 10.01 thereof, the Mortgagee, except with respect to Excluded Payments), and shall be held in accordance with Section 4.5, and if, and at such time as, Lessee shall have


LEASE AGREEMENT SPECIAL                                                 PAGE 42
fully complied with the applicable terms of Sections 10.1, 10.2 and 10.3 with respect to the Event of Loss for which such amounts are received, such amounts shall, subject to Section 10.9, be paid to Lessee.

          10.5.2    LOSS OF ENGINE

     If such amounts are received with respect to an Engine (other than an Engine installed on the Airframe at the time such Airframe suffers an Event of
Loss), such amounts shall be paid over to, or retained by, Lessor (or, until the Lien of the Trust Indenture is discharged in accordance with Section 10.01 thereof, the Mortgagee, except with respect to Excluded Payments) and shall be held in accordance with Section 4.5, and if, and at such time as, Lessee shall have fully complied with the applicable terms of Section 10.1, 10.2 and 10.3 with respect to the Event of Loss for which such amounts are received, such amounts shall, subject to Section 10.9, be paid to Lessee.

          10.5.3    PAYMENT OF LOSS

     If such amounts are received, in whole or in part, with respect to the Airframe, and Lessee makes, has made or is deemed to have made the election set forth in Section 10.1.2, such amounts shall be applied as follows:

     (a) first, if the sum described in Section 10.1.2 has not then been paid in full by Lessee, such amounts shall be paid to Lessor (or to Mortgagee so long as Mortgagee has not given notice to Lessee that the Trust Indenture has been duly discharged, except with respect to Excluded Payments) to the extent necessary to pay in full such sum;

     (b) second, the remainder, if any, shall, subject to Section 10.9, be paid to Lessee.

     10.6      REQUISITION OF AIRCRAFT FOR USE

     If any Government Entity shall requisition for use the Airframe and the Engines or engines installed thereon, and if the same does not constitute an Event of Loss, Lessee shall promptly notify Lessor and Mortgagee of such requisition and all of Lessee's obligations under this Agreement shall continue to the same extent as if such requisition had not occurred; provided, however, that if the Airframe and Engines or engines installed thereon are not returned by such Government Entity prior to the



LEASE AGREEMENT SPECIAL                                                 PAGE 43
end of the Term, Lessor, upon notice given not less than 30 days nor more than 120 days before the end of the Term, may elect to treat such event as constituting an Event of Loss with respect to the Aircraft, and Lessee shall then be deemed to have made the election set forth in Section 10.1.2 with the effect that Lessee shall be obligated upon expiration of the Term to pay the Stipulated Loss Value and all other amounts payable pursuant to Section 10.1.2 with respect to the Aircraft as if an Event of Loss earlier occurred and such amounts were payable on such date. If Lessor does not elect to treat such event as an Event of Loss, Lessee shall be obligated to return the Airframe and Engines or engines to Lessor pursuant to, and in all other respects to comply with the provisions of, Section 5 promptly upon their return by such Government Entity.

     10.7      REQUISITION OF AN ENGINE FOR USE

     If any Government Entity shall requisition for use any Engine but not the Airframe, Lessee will replace such Engine by complying with the applicable terms of Sections 10.2 and 10.3 to the same extent as if an Event of Loss had occurred with respect to such Engine, and any payments received by Lessor or Lessee from such Government Entity with respect to such requisition shall be paid or retained in accordance with Section 10.5.2.


     10.8      APPLICATION OF PAYMENTS

     All payments received by Lessor or Lessee, or any Permitted Sublessee, from any Government Entity for the use of the Airframe and Engines or engines installed thereon during the Term shall be paid over to, or retained by, Lessee and all payments received by Lessor or Lessee from any Government Entity for the use of the Airframe and Engines or engines installed thereon after the Term shall be paid over to, or retained by, Lessor; provided that, if such requisition constitutes an Event of Loss, or Lessor has elected under Section
10.6 to treat such requisition as an Event of Loss, then all such payments shall be paid over to Lessor (or to Mortgagee so long as Mortgagee has not given notice to Lessee that the Trust Indenture has been duly discharged), and held as provided in Section 10.5 and applied as provided in Sections 10.1, 10.2, 10.3 and 10.5.


LEASE AGREEMENT SPECIAL                                                 PAGE 44

     10.9      APPLICATION OF PAYMENTS DURING EXISTENCE OF DEFAULT

     Any amount described in this Section 10 that is payable or creditable to, or retainable by, Lessee shall not be paid or credited to, or retained by, Lessee if at the time such payment, credit or retention would otherwise occur a Lease Default or a Lease Event of Default shall have occurred and be continuing, but shall instead be held by or paid over to Lessor (or to Mortgagee so long as Mortgagee has not given notice to Lessee that the Trust Indenture has been duly discharged) as security for the obligations of Lessee under this Lease and the other Operative Agreements and shall be invested pursuant to Section 4.5 hereof unless and until such amount is applied, at the option of Lessor, or upon the written request of Lessee to Lessor, from time to time during the continuance of a Lease Event of Default, to Lessee's obligations under this Lease and the other Lessee Operative Agreements as and when due, it being understood that any such application shall be made to such obligations of Lessee as Lessor may determine in its sole discretion. At such time as there shall not be continuing any Lease Default or any Lease Event of Default, such amount shall be paid to Lessee to the extent not previously applied in accordance with this Section 10.9.


SECTION 11.    INSURANCE

     11.1      LESSEE'S OBLIGATION TO INSURE

     Lessee shall comply with, or cause to be complied with, each of the provisions of Annex D, which provisions are hereby incorporated by this reference as if set forth in full herein. Without limiting any other rights of Lessor under this Lease or any other Operative Agreement, Lessee acknowledges that the provisions of this Section 11 and of Annex D are of the essence of this Lease and the transactions contemplated herein.

     11.2      LESSOR'S RIGHT TO MAINTAIN INSURANCE

     In the event that Lessee shall fail to maintain, or cause to be maintained, insurance as herein provided, Lessor, Mortgagee or any Participant may at its option (but shall not be obligated to) provide such insurance and, in such event, Lessee shall, upon demand, reimburse such person, as Supplemental Rent, for the cost thereof. No such payment, performance or compliance shall be


LEASE AGREEMENT SPECIAL                                                 PAGE 45
deemed to cure any Lease Default or Lease Event of Default or otherwise relieve Lessee of its obligations with respect thereto.

     11.3      INSURANCE FOR OWN ACCOUNT

     Nothing in Section 11 shall limit or prohibit (a) Lessee from maintaining the policies of insurance required under Annex D with higher limits than those specified in Annex D, or (b) Lessor, Mortgagee or Owner Participant from obtaining insurance for its own account (and any proceeds payable under such separate insurance shall be payable as provided in the policy relating thereto); provided, however, that no insurance may be obtained or maintained by Lessee or Lessor that would limit or otherwise adversely affect the coverage of any insurance required to be obtained or maintained by Lessee pursuant to this
Section 11 and Annex D.


     11.4      INDEMNIFICATION BY GOVERNMENT IN LIEU OF INSURANCE

     During any period that the Aircraft, Airframe or any Engine shall have been requisitioned for use by, or possession of the Aircraft shall have been transferred to, the U.S. Government, Lessor agrees to accept, in lieu of insurance against any risk with respect to the Aircraft described in Sections B and C (but, with respect to Section C, as to hull coverage only) of Annex D, indemnification from, or insurance provided by, the U.S. Government, or upon written consent of Lessor and Owner Participant, other Government Entity, against such risk in an amount that, when added to the amount of insurance, if any, against such risk that Lessee (or any Permitted Sublessee) may continue to maintain, in accordance with this Section 11, during the period of such requisition or transfer, shall be at least equal to the amount of insurance against such risk otherwise required by this Section 11. Any such indemnification or insurance provided by the U.S. Government (or other Government Entity consented to in accordance with the preceding sentence) shall provide protection no less favorable to the Indemnitees, after taking into account any insurance the Lessee or any Permitted Sublessee may continue to maintain, than insurance coverage that would comply with the terms of this
Section 11. Lessee shall furnish to Lessor, Mortgagee and Owner Participant, in advance of the attachment of such indemnity or insurance (a) a certificate of a responsible Vice President of Lessee stating that such indemnification or insurance complies with the preceding sentence and (b) any other information, documentation


LEASE AGREEMENT SPECIAL                                                 PAGE 46
or certificates relating to such indemnity or insurance as Lessor, Mortgagee or Owner Participant shall reasonably request.


     11.5      APPLICATION OF INSURANCE PROCEEDS

     As between Lessor and Lessee, all insurance proceeds received as a result of the occurrence of an Event of Loss with respect to the Aircraft or any Engine under policies required to be maintained by Lessee pursuant to this
Section 11 will be applied in accordance with Section 10.5. All proceeds of insurance required to be maintained by Lessee, in accordance with Section 11 and Section B of Annex D, in respect of any property damage or loss not constituting an Event of Loss with respect to the Aircraft, Airframe or any Engine will be applied in payment (or to reimburse Lessee) for repairs or for replacement property in accordance with the terms of Section 8.1, and any balance remaining after compliance with said Section 8.1 with respect to such damage or loss shall be paid over to, or retained by, Lessee.


     11.6      APPLICATION OF PAYMENTS DURING EXISTENCE OF DEFAULTE OF DEFAULT

     Any amount described in this Section 11 that is payable or creditable to, or retainable by, Lessee shall not be paid or credited to, or retained by, Lessee if at the time such payment, credit or retention would otherwise occur a Lease Default or a Lease Event of Default shall have occurred and be continuing, but shall instead be held by or paid over to Lessor (or to Mortgagee so long as Mortgagee has not given notice to Lessee that the Trust Indenture has been duly discharged) as security for the obligations of Lessee under this Lease and the other Operative Agreements and shall be invested pursuant to Section 4.5 hereof unless and until such amount is applied, at the option of Lessor, or upon the written request of Lessee to Lessor, from time to time during the continuance of a Lease Event of Default, to Lessee's obligations under this Lease and the other Lessee Operative Agreements as and when due, it being understood that any such application shall be made to such obligations of Lessee as Lessor may determine in its sole discretion. At such time as there shall not be continuing any Lease Default or any Lease Event of Default, such amount shall be paid to Lessee to the extent not previously applied in accordance with this Section 11.6.


LEASE AGREEMENT SPECIAL                                                 PAGE 47

SECTION 12.    INSPECTION

     (a) At all reasonable times Lessor, Mortgagee, each Participant, and their respective authorized representatives (the "Inspecting Parties") may inspect the Aircraft, Airframe and Engines (including, without limitation, the Aircraft Documents) and Lessee shall cooperate, and shall cause any Permitted Sublessee to cooperate, with the Inspecting Parties in connection with any such inspection (including, without limitation, permitting any such Inspecting Party to make copies of such Aircraft Documents not reasonably deemed confidential by Lessee or such Permitted Sublessee).

     (b) Any inspection of the Aircraft hereunder shall be a visual, walk-around inspection that may include going on board the Aircraft and examining the contents of any open panels, bays or other components of the Aircraft, Airframe and Engines (but shall not include the opening of any unopened panels, bays or other components).

     (c) With respect to such rights of inspection, Lessor, Participants and Mortgagee shall not:

               (i) have any duty or liability to make, or any duty or liability arising out of, any such visit, inspection or survey or failure to make any such visit, inspection or survey; or

               (ii) so long as no Lease Event of Default has occurred and is continuing, exercise its inspection rights hereunder other than on reasonable notice and so as not to unreasonably interfere with Lessee's maintenance and operation of the Aircraft, Airframe and Engines.

     (d) Each person inspecting the Aircraft, Airframe or Engines hereunder shall bear its own expenses in connection with any such inspection, unless such person discovers, in connection therewith, any material failure by Lessee or any Permitted Sublessee to comply with the provisions of this Lease, in which case Lessee shall bear all such expenses.

     (e) If requested by Lessor, Lessee shall give, or shall cause any Permitted Sublessee to give, reasonable prior notice to Lessor of the date upon which the Aircraft, Airframe or any Engine undergoes its next scheduled maintenance visit and next major check, and with respect to any Engine the next off-


LEASE AGREEMENT SPECIAL                                                 PAGE 48
the-wing maintenance, and shall advise Lessor of the name and location of the relevant maintenance performer and shall, at least 5 days prior to commencement of such major check or maintenance, make available for inspection by Lessor all relevant Aircraft Documents at Lessee's records facility in the United States, or at such Permitted Sublessee's records facility, or at the premises of the maintenance performer.


SECTION 13.    ASSIGNMENT; MERGER; SUCCESSOR OWNER TRUSTEE OWNER TRUSTEE

     13.1      IN GENERAL

     This Lease and the other Operative Agreements shall be binding upon and inure to the benefit of Lessor and Lessee and their respective successors and permitted assigns. Except as otherwise expressly permitted in Section 7.2 or 7.3, or as required in the case of any requisition by the U.S. Government referred to in Section 7.1.5, or as permitted by Section 13.2.1, Lessee will not, without the prior written consent of Lessor, Mortgagee and Owner Participant, assign any of its rights under this Lease. Except as otherwise provided herein (including, without limitation, under the provisions of Section 15 hereof), Lessor and Mortgagee may not assign or convey any of its right, title and interest in and to this Lease or the Aircraft without the prior written consent of Lessee, such consent not to be unreasonably withheld.

     13.2      MERGER OF LESSEE

               13.2.1  IN GENERAL

     Lessee shall not consolidate or merge with or into any other Person under circumstances in which Lessee is not the surviving corporation, or convey, transfer or lease in one or more transactions all or substantially all of its assets to any other Person, unless:

     (a) such person is organized, existing and in good standing under the Laws of the United States, any State of the United States or the District Columbia;

     (b)       such person is a U.S. Air Carrier;

     (c) such person executes and delivers to Lessor, Mortgagee and Owner Participant a duly authorized, legal, valid, binding and enforceable agreement, reasonably satisfactory in


LEASE AGREEMENT SPECIAL                                                 PAGE 49
form and substance to Lessor and Owner Participant, containing an effective assumption by such person of the due and punctual performance and observance of each covenant, agreement and condition in the Lessee Operative Agreements to be performed or observed by Lessee;

     (d) such person makes such filings and recordings, including, without limitation, any filing or recording with the FAA pursuant to the Act, as shall be necessary or desirable to evidence such consolidation or merger;

     (e)       immediately after giving effect to such consolidation or merger
(i) no Lease Event of Default shall have occurred and be continuing and (ii) the Net Worth of such person shall not be less than the Net Worth of Lessee immediately prior to such consolidation or merger; and

     (f) Lessee shall deliver to Owner Participant, Mortgagee and Lessor a certificate signed by the President or any Vice President of Lessee, and an opinion of special counsel satisfactory to Owner Participant and Lessor, together stating that such consolidation or merger and the assumption agreement described in clause (c) above comply with this Section 13.2, that the agreements entered into to effect such consolidation or merger and such assumption agreement are legal, valid and binding obligations of such person, and such other matters as Owner Participant and Lessor may reasonably request.


               13.2.2    EFFECT OF MERGER

     Upon any such consolidation or merger of Lessee with or into, or the conveyance, transfer or lease by Lessee of all or substantially all of its assets to, any Person in accordance with this Section 13.2, such Person will succeed to, and be substituted for, and may exercise every right and power of, Lessee under the Lessee Operative Agreements with the same effect as if such person had been named as "Lessee" therein. No such consolidation or merger, or conveyance, transfer or lease, shall have the effect of releasing Lessee or such Person from any of the obligations, liabilities, covenants or undertakings of Lessee under the Lessee Operative Agreements.

     13.3      ASSIGNMENT AS SECURITY FOR LESSOR'S OBLIGATIONS

     In order to secure the indebtedness evidenced by the Equipment Notes, Lessor has agreed in the Trust Indenture, among


LEASE AGREEMENT SPECIAL                                                 PAGE 50
other things, to assign to Mortgagee this Lease and to mortgage the Aircraft, Airframe and Engines in favor of Mortgagee, subject to the reservations and conditions therein set forth. Lessee hereby accepts and consents to the assignment of all Lessor's right, title and interest in and to this Lease pursuant to the terms of the Trust Indenture. In accordance with Section 3.3(c), Lessee agrees to pay directly to Mortgagee (or, after receipt by Lessee of notice from Mortgagee of the discharge of the Trust Indenture, to Lessor), all amounts of Rent (other than Excluded Payments) due or to become due hereunder and assigned to Mortgagee and Lessee agrees that Mortgagee's right to such payments hereunder shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, the circumstances set forth in Section 16 hereof. Notwithstanding the foregoing assignment of this Lease, the obligations of Lessee to Lessor to perform the terms and conditions of this Lease shall remain in full force and effect.

     13.4      SUCCESSOR OWNER TRUSTEE

     Lessee agrees that in the case of the appointment of any successor Owner Trustee pursuant to the terms of the Participation Agreement and the Trust Agreement, such successor Owner Trustee shall, upon written notice by such successor Owner Trustee to Lessee, succeed to all the rights, powers and title of Lessor hereunder and shall be deemed to be Lessor and the owner of the Aircraft and the other assets of the Trust Estate for all purposes hereof without the necessity of any consent or approval by Lessee and without in any way altering the terms of this Lease or Lessee's obligations hereunder. An appointment and designation of a successor Owner Trustee shall not exhaust the right to appoint and designate further successor or additional Owner Trustees pursuant to the Participation Agreement and the Trust Agreement, and such right may be exercised repeatedly as long as this Lease shall be in effect.


SECTION 14.    LEASE EVENTS OF DEFAULT

     The occurrence of any one or more of the following circumstances, conditions, acts or events, for any reason whatsoever and whether any such circumstance, condition, act or event shall be voluntary or involuntary or come about or be effected by operation of Law or pursuant to or in compliance with any judgment, decree, order, rule or regulation of any Government Entity, shall constitute a Lease Event of Default:


LEASE AGREEMENT SPECIAL                                                 PAGE 51

     14.1      PAYMENTS

     Lessee shall fail to pay any amount of Interim Rent, Basic Rent, Renewal Rent, Stipulated Loss Value or Termination Value within five (5) Business Days after the same shall have become due; or Lessee shall fail to pay any other amount due hereunder or under any other Lessee Operative Agreement when due and such failure shall continue for a period in excess of five (5) Business Days from and after the date of any written notice to Lessee from Lessor of the failure to make such payment when due; provided that any such failure to pay any Excluded Payment shall not constitute a Lease Event of Default until written notice is given by the Owner Participant to Lessee and Mortgagee that such failure constitutes a Lease Event of Default and such failure shall have continued for a period in excess of five (5) Business Days after such notice.

     14.2      INSURANCE

     Lessee shall fail to carry and maintain, or cause to be carried and maintained, insurance on and in respect of the Aircraft, Airframe and Engines in accordance with the provisions of Section 11, or Lessee shall operate the Aircraft, Airframe or Engines, or permit the Aircraft, Airframe or Engines to be operated, at any time when such insurance shall not be in effect.

     14.3      CORPORATE EXISTENCE

     Lessee shall fail to maintain at all times its corporate existence (except as permitted by Section 13.2), or Lessee shall otherwise wind-up, liquidate or dissolve, or Lessee shall take or fail to take any action that would have the effect of any of the foregoing.

     14.4      CERTAIN COVENANTS

     Lessee shall not observe, perform or comply with, or shall otherwise breach, any of its obligations under Section 7.1 (other than Sections 7.1.3 and 7.1.4, which shall be subject to Section 14.5), 7.2 (in respect of the Aircraft or Airframe) or 13.

     14.5      OTHER COVENANTS

     Lessee shall fail to observe, perform or comply with, or shall otherwise breach, any other covenant, agreement or


LEASE AGREEMENT SPECIAL                                                 PAGE 52
obligation set forth herein or in any other Lessee Operative Agreement (other than the covenants, agreements and obligations set forth in Section 4.8(a) and in the first sentence of Section 10.3.3(a) of this Lease, and in Section [3] of the Tax Indemnity Agreement and in Section 8.3 of this Lease insofar as it relates to Section [3] (except for Lessee's covenants in the last clause thereof)) [AND SECTION 5] of the Tax Indemnity Agreement, and such failure shall continue unremedied for a period of 30 days (or any shorter period as may be expressly set forth in such other Lessee Operative Agreement) from and after the date of written notice thereof to Lessee.


     14.6      REPRESENTATIONS AND WARRANTIES

     Any representation or warranty made by Lessee herein, in the Participation Agreement or in any other Lessee Operative Agreement (other than the representations and warranties of Lessee in Section [3] (except for Lessee's covenants in the last clause thereof) [AND SECTION 5] of the Tax Indemnity Agreement and in Section 8.3 of this Lease insofar as it relates to Section 3 of the Tax Indemnity Agreement) (a) shall prove to have been untrue, inaccurate or misleading in any material respect as of the date made, (b) such untrue, inaccurate or misleading representation or warranty is material at the time in question, (c) and the same shall remain uncured for a period in excess of 30 days from and after the date of written notice thereof to Lessee.


     14.7      BANKRUPTCY AND INSOLVENCY

     (a) Lessee shall consent to the appointment of or the taking of possession by a receiver, trustee or liquidator of itself or of a substantial part of its property, or Lessee shall admit in writing its inability to pay its debts generally as they come due, or does not pay its debts generally as they become due or shall make a general assignment for the benefit of creditors, or Lessee shall file a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization, liquidation or other relief in a case under any bankruptcy Laws or other insolvency Laws (as in effect at such time) or an answer admitting the material allegations of a petition filed against Lessee in any such case, or Lessee shall seek relief by voluntary petition, answer or consent, under the provisions of any other bankruptcy or other similar Law providing for the reorganization or winding-up of corporations (as in effect at such time) or


LEASE AGREEMENT SPECIAL                                                 PAGE 53

Lessee shall seek an agreement, composition, extension or adjustment with its creditors under such Laws, or Lessee's board of directors shall adopt a resolution authorizing corporate action in furtherance of any of the foregoing; or

     (b) an order, judgment or decree shall be entered by any court of competent jurisdiction appointing, without the consent of Lessee, a receiver, trustee or liquidator of Lessee or of any substantial part of its property, or any substantial part of the property of Lessee shall be sequestered, or granting any other relief in respect of Lessee as a debtor under any bankruptcy Laws or other insolvency Laws (as in effect at such time), and any such order, judgment or decree of appointment or sequestration shall remain in force undismissed, unstayed and unvacated for a period of 60 days after the date of entry thereof; or

     (c) a petition against Lessee in a case under any bankruptcy Laws or other insolvency Laws (as in effect at such time) is filed and not withdrawn or dismissed within 60 days thereafter, or if, under the provisions of any Law providing for reorganization or winding-up of corporations which may apply to Lessee, any court of competent jurisdiction assumes jurisdiction, custody or control of Lessee or of any substantial part of its property and such jurisdiction, custody or control remains in force unrelinquished, unstayed and unterminated for a period of 60 days.

SECTION 15.    REMEDIES AND WAIVERS

     15.1      REMEDIES

     If any Lease Event of Default shall occur and be continuing, Lessor may, at its option and at any time and from time to time, exercise any one or more of the following remedies as Lessor in its sole discretion shall elect:

               15.1.1  RETURN AND REPOSSESSION

     Lessor may cause Lessee, upon giving written notice to Lessee, to return promptly, and Lessee shall return promptly, all or any part of the Aircraft, Airframe and Engines as Lessor may so demand, to Lessor or its order in the manner and condition required by, and otherwise in accordance with, all the provisions of Section 5 as if the Aircraft or such part were being returned at the end of the Base Lease Term or any Renewal Lease Term or Lessor, at its option, may enter upon the premises where the


LEASE AGREEMENT SPECIAL                                                 PAGE 54

Aircraft, Airframe or any Engine, or any part thereof, are located and take immediate possession of and remove the same by summary proceedings or otherwise, all without liability accruing to Lessor for or by reason of such entry or taking of possession, whether for the restoration of damage to property caused by such taking or otherwise, and Lessee expressly waives any right it may have under applicable Law to a hearing prior to repossession of the Aircraft, Airframe or any Engine, or any part thereof.

               15.1.2  SALE AND USE

     Lessor may sell the Aircraft, Airframe or any Engine, or any part thereof, at public or private sale, at such times and places, and to such Persons (including Lessor, Mortgagee or any Participant), as Lessor may determine and, without limiting the generality of the provisions of this Section 15, Lessor may hold Lessee liable for the payment of any Basic Rent or Renewal Rent remaining unpaid at the time of such sale and relating to any period prior to the date of such sale; or Lessor may otherwise dispose of, hold, use, operate, lease to others or keep idle the Aircraft, Airframe or any Engine, or any part thereof, as Lessor, in its sole discretion, may determine, all free and clear of any rights of Lessee, except as hereinafter set forth in this Section 15, and without any duty to account to Lessee with respect to such action or inaction or for any proceeds with respect thereto (except in connection with any calculation of liquidated damages under Section 15.1.3(b) below and except to the extent that such proceeds would constitute, under applicable Law, a mitigation of Lessor's damages suffered or incurred as a result of the subject Lease Event of Default).

               15.1.3  CERTAIN LIQUIDATED DAMAGES

     Whether or not Lessor shall have exercised, or shall thereafter at any time exercise, any of its rights under Section 15.1.1 or 15.1.2 with respect to the Aircraft, Airframe or any Engine, or any part thereof, Lessor, by written notice to Lessee specifying a payment date (which shall be a Termination Value Date occurring not less than 10 days after the date of such notice), may demand Lessee to pay to Lessor, and Lessee shall pay to Lessor, on the payment date so specified and in the manner and in funds of the type specified in Section 3.3, as liquidated damages for loss of a bargain and not as a penalty (in lieu of the Interim Rent, Basic Rent or Renewal Rent, as the case may be, for the Aircraft in respect of all periods commencing on or after


LEASE AGREEMENT SPECIAL                                                 PAGE 55
the date specified for payment in such notice), the following amounts:

     (a) all unpaid Interim Rent, Basic Rent or Renewal Rent, as the case may be, due at any time prior to the Termination Value Date specified in such notice; plus

     (b) whichever of the following amounts Lessor, in its sole discretion shall specify in such notice:

               (i) an amount equal to the excess, if any, of the Termination Value for the Aircraft, Airframe or any Engine, or any part thereof, as the case may be, computed as of the Termination Value Date specified in such notice, over the Fair Market Rental Value of the Aircraft, Airframe or any Engine, or any part thereof, as the case may be, for the remainder of the Term, after discounting such Fair Market Rental Value to its then present value (at a rate per annum equal to ten percent, compounded semi-annually) as of the Termination Value Date specified in such notice, or

               (ii) an amount equal to the excess, if any, of the Termination Value for the Aircraft, Airframe or any Engine, or any part thereof, as the case may be, computed as of the Termination Value Date specified in such notice, over the Fair Market Sales Value of the Aircraft, Airframe or any Engine, or any part thereof, as the case may be, as of the Termination Value Date specified in such notice; plus

     (c) interest on the amounts specified in the foregoing clause (a) at the Payment Due Rate from and including the date on which any such amount was due to the date of payment of such amount in full; plus

     (d) if the Termination Value Date specified in such notice is the last day of the Interim Lease Term or a Payment Date, all Interim Rent, Basic Rent or Renewal Rent, as the case may be, due on the last day of the Interim Lease Term or such Payment Date, as the case may be (other than, in the case of such Basic Rent or Renewal Rent, the portion (if any) of such Basic Rent or Renewal Rent that is designated in Schedule 2 or Section 17.2.2, as the case may be, as a payment in advance); plus

     (e) interest on the amount specified in the foregoing clause (b)(i) or (b)(ii), according to Lessor's election, and interest on the amount specified in the foregoing clause (d), in each case


LEASE AGREEMENT SPECIAL                                                 PAGE 56
at the Payment Due Rate from and including the Termination Value Date specified in such notice to the date of payment of such amount in full.


               15.1.4  LIQUIDATED DAMAGES UPON SALE

     If Lessor, pursuant to Section 15.1.2 or applicable Law, shall have sold the Aircraft, Airframe or any Engine, or any part thereof, Lessor, in lieu of exercising its rights under Section 15.1.3 with respect to the Aircraft, Airframe or any Engine, or any part thereof, as the case may be, may, if Lessor shall so elect, upon giving written notice to Lessee, demand Lessee to pay Lessor, and Lessee shall pay to Lessor, on the date of such sale and in the manner and in funds of the type specified in Section 3.3, as liquidated damages for loss of a bargain and not as a penalty (in lieu of the Interim Rent, Basic Rent or Renewal Rent, as the case may be, for the Aircraft in respect of all periods commencing on or after the date of such sale), the following amounts:

     (a) all unpaid Interim Rent, Basic Rent or Renewal Rent, as the case may be, (i) due at any time prior to the Termination Value Date immediately preceding the date of such sale, or (ii) if such sale occurs on a Termination Value Date, due at any time prior to such Date; plus

     (b) an amount equal to the excess, if any, of the Termination Value of the Aircraft, Airframe or any Engine, or any part thereof, as the case may be, computed as of the Termination Value Date used in the foregoing clause (a) for the computation of unpaid Rent, over (i) the proceeds of such sale, or (ii) if such sale is a private sale and is made to Lessor, Mortgagee, a Participant or any Affiliate thereof, the Fair Market Sales Value of the Aircraft, Airframe or any Engine, or any part thereof, as the case may be, determined as of the date of such sale; plus

     (c) all brokerage and other out-of-pocket fees and expenses incurred by Lessor, Mortgagee and any Participant in connection with such sale; plus

     (d) interest on the amounts specified in the foregoing clause (a) at the Payment Due Rate from and including


LEASE AGREEMENT SPECIAL                                                 PAGE 57
          the date on which any such amount was due to the date of payment of such amount in full; plus

     (e) if such sale occurs on a Termination Value Date which is the last day of the Interim Lease Term or a Payment Date, all Interim Rent, Basic Rent or Renewal Rent, as the case may be, due on such Termination Value Date (other than, in the case of such Basic Rent or Renewal Rent, the portion (if any) of such Basic Rent or Renewal Rent that is designated in Schedule 2 or Section 17.2.2, as the case may be, as a payment in advance); plus

     (f)  interest on the sum of the amounts specified in the foregoing clauses
          (b), (c) and (e), at the Payment Due Rate from and including the date of such sale to the date of payment of such amounts in full.

               15.1.5  RESCISSION

     Lessor may (i) at its option, rescind or terminate this Lease as to the Aircraft, Airframe or any Engine, or any part thereof, or (ii) exercise any other right or remedy that may be available to it under applicable Law or proceed by appropriate court action to enforce the terms hereof or to recover damages for the breach hereof, including, without limitation, Lessee's agreement to lease the Aircraft for the Term and to pay Rent.


               15.1.6  OTHER REMEDIES

     In addition to the foregoing remedies (but without duplication of amounts otherwise paid under this Section 15), Lessee shall be liable for any and all unpaid Rent due hereunder before, during or after (except as otherwise provided herein) the exercise of any of the foregoing remedies and for all attorneys' fees and other costs and expenses of Lessor, Mortgagee and the Participants, including, without limitation, interest on overdue Rent at the rate as herein provided, incurred by reason of the occurrence of any Lease Event of Default or the exercise of Lessor's remedies with respect thereto, including all costs and expenses incurred in connection with the return of the Aircraft, Airframe or any Engine, or any part thereof, in accordance with the terms of Section 5 or in placing the Aircraft, Airframe or any Engine, or any part thereof, in the condition and airworthiness required by Section 5.


LEASE AGREEMENT SPECIAL                                                 PAGE 58

     15.2      LIMITATIONS UNDER CRAF

     Notwithstanding the provisions of Section 15.1, during any period that the Aircraft, Airframe or any Engine is subject to CRAF in accordance with the provisions of Section 7.2.3 and in the possession of the U.S. Government, Lessor shall not, as a result of any Lease Event of Default, exercise its remedies hereunder in such manner as to limit Lessee's control under this Lease (or any Permitted Sublessee's control under any Permitted Sublease) of the Aircraft, Airframe or such Engine, unless at least 30 days' (or such other period as may then be applicable under CRAF) written notice of default hereunder shall have been given by Lessor or Mortgagee by registered or certified mail to Lessee (and any Permitted Sublessee) with a copy to the Contracting Officer Representative or Representatives for the Military Airlift Command of the United States Air Force to whom notices must be given under the contract governing Lessee's (or any Permitted Sublessee's) participation in CRAF with respect to the Aircraft, Airframe or any Engine.

     15.3      RIGHT TO PERFORM FOR LESSEE

     If Lessee fails to make any payment of Rent required to be made by it hereunder or fails to perform or comply with any of its agreements contained herein, Lessor, Mortgagee or Owner Participant may (but shall not be obligated to) make such payment or perform or comply with such agreement, and the amount of such payment and the amount of the expenses of Lessor, Mortgagee or Owner Participant incurred in connection with such payment or the performance of or compliance with such agreement, as the case may be, together with interest thereon at the Payment Due Rate, shall be deemed Supplemental Rent, payable by Lessee upon demand. No such payment, performance or compliance shall be deemed to cure any Lease Default or Lease Event of Default or otherwise relieve Lessee of its obligations with respect thereto.

     15.4      DETERMINATION OF FAIR MARKET RENTAL VALUE AND FAIR MARKET SALES
               VALUE

     For the purpose of this Section 15, the "Fair Market Rental Value" or the "Fair Market Sales Value" of the Aircraft, Airframe or any Engine, or any part thereof shall be determined on an "as is, where is" basis and shall take into account customary brokerage and other out-of-pocket fees and expenses which typically would be incurred in connection with a re-lease or sale


LEASE AGREEMENT SPECIAL                                                 PAGE 59
of the Aircraft, Airframe or any Engine. Any such determination shall be made by an Appraiser selected by Lessor and the costs and expenses associated therewith shall be borne by Lessee, unless Lessor does not obtain possession of the Aircraft, Airframe and Engines pursuant to this Section 15, in which case an Appraiser shall not be appointed and Fair Market Rental Value and Fair Market Sales Value for purposes of this Section 15 shall be zero.

     15.5      LESSOR APPOINTED ATTORNEY-IN-FACT

     Lessee hereby appoints Lessor as the attorney-in-fact of Lessee, with full authority in the place and stead of Lessee and in the name of Lessee or otherwise, for the purpose of carrying out the provisions of this and any other Operative Agreement and taking any action and executing any instrument that Lessor may deem necessary or advisable to accomplish the purposes hereof; provided, however, that Lessor may only take action or execute instruments under this Section 15.5 after a Lease Event of Default has occurred and is continuing. Lessee hereby declares that the foregoing powers are granted for valuable consideration, constitute powers granted as security for the performance of the obligations of Lessee hereunder, are coupled with an interest and shall be irrevocable. Without limiting the generality of the foregoing or any other rights of Lessor or Mortgagee under the Operative Agreements, Lessor shall, as between Lessor and Lessee, upon the occurrence and during the continuation of a Lease Event of Default have the sole and exclusive right and power to (i) settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to or pertaining to the Aircraft, Airframe or any Engine, or this Lease and (ii) make proof of loss, appear in and prosecute any action arising from any policy or policies of insurance maintained pursuant to this Lease, and settle, adjust or compromise any claims for loss, damage or destruction under, or take any other action in respect of, any such policy or policies.

     15.6      REMEDIES CUMULATIVE

     Nothing contained in this Lease shall be construed to limit in any way any right, power, remedy or privilege of Lessor hereunder or under any other Operative Agreement or now or hereafter existing at law or in equity. Each and every right, power, remedy and privilege hereby given to, or retained by, Lessor in this Lease shall be in addition to and not in


LEASE AGREEMENT SPECIAL                                                 PAGE 60
limitation of every other right, power, remedy and privilege given under the Operative Agreements or now or hereafter existing at law or in equity. Each and every right, power, remedy and privilege of Lessor under this Lease and any other Operative Agreement may be exercised from time to time or simultaneously and as often and in such order as may be deemed expedient by Lessor. All such rights, powers, remedies and privileges shall be cumulative and not mutually exclusive, and the exercise of one shall not be deemed a waiver of the right to exercise any other. Lessee hereby waives to the extent permitted by applicable Law any right which it may have to require Lessor to choose or elect remedies.

SECTION 16. LESSEE'S OBLIGATIONS; NO SETOFF, COUNTERCLAIM, ETC.

     (a) Lessee's obligation to pay Rent and all other amounts payable hereunder, under the Participation Agreement or under any other Lessee Operative Agreement shall be absolute and unconditional, and shall be construed as covenants separate and independent from the agreements or undertakings of any other Person, including, without limitation, Lessor, Mortgagee or any Participant, and shall not be affected by any event or circumstance, including, without limitation: (i) any setoff, counterclaim, recoupment, defense or other right that Lessee may have against Lessor, Mortgagee, any Participant, any Note Holder, Airframe Manufacturer, Engine Manufacturer, any Indemnitee or any other Person for any reason whatsoever; (ii) any defect in the title, airworthiness, condition, design, operation or fitness for use of, or any damage to or loss or destruction of, the Aircraft, Airframe or any Engine, or any interruption or cessation in the use or possession thereof by Lessee for any reason whatsoever;
(iii) any insolvency, bankruptcy, reorganization or similar proceedings by or against Lessee or any other Person; (iv) any restriction, prevention or curtailment of or interference with any use of the Aircraft, Airframe or any Engine, or any part thereof; (v) any change, waiver, extension, indulgence or other action or omission in respect of any obligation or liability of Lessee or Lessor; (vi) any claim that Lessee has or might have against any Person; (vii) any failure on the part of Lessor, Mortgagee or any Participant to perform or comply with any of the terms of this Lease or any other Operative Agreement;
(viii) any invalidity or unenforceability or disaffirmance of this Lease or any provision hereof or any of the other Operative Agreements or any provision thereof, in each case whether against or by Lessee


LEASE AGREEMENT SPECIAL                                                 PAGE 61
or otherwise; or (ix) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

     (b) If for any reason whatsoever this Lease shall be terminated in whole or in part by operation of law or otherwise except as specifically provided herein, Lessee nonetheless agrees to pay an amount equal to each Interim Rent, Basic Rent, Renewal Rent and Supplemental Rent payment at the time such payment would have become due and payable in accordance with the terms hereof had this Agreement not been terminated in whole or in part. All Rent payable by Lessee shall be paid without notice or demand (except as otherwise expressly provided) and without abatement, suspension, deferment, deduction, diminution or proration by reason of any circumstance or occurrence whatsoever. Lessee hereby waives, to the extent permitted by applicable law, any and all rights that it may now have or that at any time hereafter may be conferred upon it, by statute or otherwise, to terminate, cancel, quit or surrender this Agreement or any part hereof, or to any abatement, suppression, deferment, diminution, reduction or proration of Rent, except in accordance with the express terms hereof. Each payment of Rent made by Lessee shall be final as to Lessor and Lessee and, except for any manifest clerical computational error, Lessee will not seek to recover all or any part of any such payment of Rent for any reason whatsoever.

     (c) All obligations, liabilities, covenants and undertakings of Lessee in this Agreement or in any other Operative Agreement shall be performed, observed and complied with at Lessee's sole cost and expense, whether or not so expressed, unless otherwise expressly provided.

     (d) Nothing set forth in this Section 16 shall be construed to prohibit Lessee from separately pursuing any claim that it may have from time to time against Lessor or any other Person with respect to any matter (other than the absolute and unconditional nature of Lessee's obligations hereunder to pay Rent, and other than the matters specified in paragraphs (b) and (c) above).

SECTION 17.  RENEWAL AND PURCHASE OPTIONS

     17.1    NOTICES GENERALLY

     (a) At least 180 days but not more than 360 days prior to the Scheduled Expiration Date, Lessee may provide notice to Lessor that Lessee may exercise either the option to extend the


LEASE AGREEMENT SPECIAL                                                 PAGE 62
leasing of the Aircraft for the First Renewal Lease Term pursuant to Section
17.2 or the option to purchase the Aircraft on the Scheduled Expiration Date pursuant to Section 17.3. At least 180 days but not more than 360 days prior to the First Renewal Term Expiration Date, Lessee may, if it has leased the Aircraft during the First Renewal Lease Term, provide notice to Lessor that Lessee may exercise either the option to extend the leasing of the Aircraft for the Second Renewal Lease Term pursuant to Section 17.2, or the option to purchase the Aircraft on the First Renewal Term Expiration Date pursuant to
Section 17.3. At least 180 days but not more than 360 days prior to the Second Renewal Term Expiration Date, Lessee may, if it has leased the Aircraft during the Second Renewal Lease Term, provide notice to Lessor that Lessee may exercise either the option to extend the leasing of the Aircraft for the Third Renewal Lease Term pursuant to Section 17.2, or the option to purchase the Aircraft on the Second Renewal Term Expiration Date pursuant to Section 17.3. At least 180 days but not more than 360 days prior to the Third Renewal Term Expiration Date, Lessee may, if it has leased the Aircraft during the Third Renewal Lease Term, provide notice to Lessor that Lessee may exercise either the option to extend the leasing of the Aircraft for the Fourth Renewal Lease Term pursuant to Section 17.2, or the option to purchase the Aircraft on the Third Renewal Term Expiration Date pursuant to Section 17.3. Any such notice (a "Preliminary Notice") shall be irrevocable.

     (b) If any such Preliminary Notice is given by Lessee, then Lessee may provide a further notice specifying which option it intends to elect, with respect to the relevant period, pursuant to Section 17.2.1 or 17.3.1, as the case may be.

     (c) At least 180 days but not more than 360 days prior to the last day of the Fourth Renewal Lease Term, Lessee may provide notice (the "Definitive Purchase Notice") to Lessor that Lessee shall exercise the option to purchase the Aircraft on the Fourth Renewal Term Expiration Date pursuant to
Section 17.3. Any such Definitive Purchase Notice shall be irrevocable.

     17.2      RENEWAL OPTIONS

               17.2.1  RENEWAL NOTICE

     (a)       If Lessee has given a Preliminary Notice, as specified in
Section 17.1, and subject to the terms and conditions of this


LEASE AGREEMENT SPECIAL                                                 PAGE 63

Section 17.2, Lessee may exercise its option to extend the leasing of the Aircraft hereunder, on the same terms, provisions and conditions (except as contemplated by this Section 17) set forth herein and in the other Lessee Operative Agreements with respect to the Base Lease Term, by delivery of a notice (a "Renewal Notice") to Lessor:

               (i) in the case of the First Renewal Lease Term, not more than 180 days nor less than 120 days prior to the Scheduled Expiration Date,

               (ii) in the case of the Second Renewal Lease Term, not more than 180 days nor less than 120 days prior to the First Renewal Term Expiration Date,

               (iii) in the case of the Third Renewal Lease Term, not more than 180 days nor less than 120 days prior to the Second Renewal Term Expiration Date; and

               (iv) in the case of the Fourth Renewal Lease Term, not more than 180 days nor less than 120 days prior to the Third Renewal Lease Term Expiration Date.

     (b) Notwithstanding anything to the contrary in this Agreement or any other Operative Agreement:

               (i) No Preliminary Notice or Renewal Notice shall be binding on Lessor or oblige Lessor to extend the leasing of the Aircraft hereunder for the First Renewal Lease Term, the Second Renewal Lease Term, the Third Renewal Lease Term or the Fourth Renewal Lease Term, as the case may be, if any Lease Default or Lease Event of Default shall have occurred and be continuing on and as of either the date of such Preliminary Notice or Renewal Notice or the date that such Renewal Lease Term would otherwise commence.

               (ii) Any Renewal Notice shall be irrevocable and shall constitute an unconditional obligation of Lessee to extend the leasing of the Aircraft hereunder for the First Renewal Lease Term, the Second Renewal Lease Term, the Third Renewal Lease Term or the Fourth Renewal Lease Term, as the case may be.

               (iii) Lessee shall not be entitled to give any Renewal Notice if it has (i) not delivered a Preliminary Notice or (ii) delivered a Purchase Notice to Lessor.


LEASE AGREEMENT SPECIAL                                                 PAGE 64

               17.2.2  RENEWAL RENT

     (a) During the Renewal Lease Term, Lessee shall pay to Lessor on each Payment Date, in the manner and in the funds of the type specified in
Section 3.3, Renewal Rent in advance. Each installment of Renewal Rent shall, for all purposes hereof (including, without limitation, for purposes of Section 467 of the Code), be accrued on a daily basis over the three-month period beginning on the Payment Date on which such installment is scheduled to be made; and as security for the obligations of Lessee under this Lease and the other Lessee Operative Agreements, Lessee hereby grants to Lessor a security interest in all amounts of Renewal Rent which may be paid but unaccrued hereunder from time to time.

     (b) The Renewal Rent payable by Lessee on each Payment Date during any First, Second, Third or Fourth Renewal Lease Term shall be the lower of (i) an amount equal to one-quarter of the average annual Basic Rent payable during the Interim Term and the Base Lease Term, or (ii) the Fair Market Rental Value of the Aircraft for such First, Second, Third or Fourth Renewal Lease Term. Any such Fair Market Rental Value shall be determined not more than 170 days and not less than 150 days prior to the date of commencement of such First, Second, Third or Fourth Renewal Lease Term, as the case may be, by mutual agreement of Lessor and Lessee or, if they shall be unable to agree, by an appraisal in accordance with Section 17.4.


               17.2.3  STIPULATED LOSS AND TERMINATION VALUES

     (a) For any First, Second, Third or Fourth Renewal Lease Term, Stipulated Loss Value Dates and Termination Value Dates shall be extended throughout such Renewal Lease Term on the same days and for the same months as during the Base Lease Term.

     (b) Stipulated Loss Value and Termination Value amounts that are payable during any such First, Second, Third or Fourth Renewal Lease Term shall be determined at the same time that the Renewal Rent for such Renewal Lease Term is determined under Section 17.2.2. Stipulated Loss Values for any such Lease Term shall, throughout such Renewal Lease Term, be equal to the greater of (i) the Fair Market Sales Value of the Aircraft, computed as of the first day of such Renewal Lease Term, and (ii) the Minimum Residual Percentage. Termination Values for any such Renewal Lease Term shall, throughout such Renewal Lease


LEASE AGREEMENT SPECIAL                                                 PAGE 65

Term, be equal to the greater of (i) the Fair Market Sales Value of the Aircraft, computed as of the first day of such Renewal Lease Term, and (ii) the Minimum Value Percentage.

     (c) Any Fair Market Sales Value of the Aircraft, for purposes of calculating Stipulated Loss Value and Termination Value amounts applicable during any such Renewal Lease Term, shall be determined by mutual agreement of Lessor and Lessee or, if they shall be unable to agree, by an appraisal in accordance with Section 17.4.

     17.3      PURCHASE OPTION

               17.3.1  PURCHASE NOTICE

     (a)       Subject to Section 17.1 and the terms and conditions of this
Section 17.3, Lessee may elect to purchase the Aircraft, on any Purchase Date occurring on or after the Scheduled Expiration Date, at a purchase price equal to the Fair Market Sales Value of the Aircraft computed as of the Purchase Date.

     (b) Lessee may exercise such option to purchase the Aircraft, by delivery of a notice (a "Purchase Notice") to Lessor not more than 180 days nor less than 120 days prior to the Purchase Date specified in such Purchase Notice.

     (c) Notwithstanding anything to the contrary in this Agreement or any other Operative Agreement:

               (i) No Preliminary Notice, Definitive Purchase Notice or Purchase Notice shall be binding on Lessor or obligate Lessor to sell the Aircraft to Lessee hereunder if any Lease Default or Lease Event of Default shall have occurred and be continuing on and as of either the date of such Preliminary Notice, Definitive Purchase Notice or Purchase Notice or the proposed Purchase Date.

               (ii) Any Purchase Notice (whether delivered or deemed to have been delivered) shall be irrevocable and shall constitute an unconditional obligation of Lessee to purchase the Aircraft under this Section 17.3.

               (iii) No Preliminary Notice, Definitive Purchase Notice or Purchase Notice shall be binding on Lessor or obligate Lessor to sell the Aircraft to Lessee hereunder if the Fair Market Sales Value of the Aircraft is determined to be less


LEASE AGREEMENT SPECIAL                                                 PAGE 66
     than an amount equal to the Minimum Residual Percentage multiplied by Lessor's Cost.

               (iv) Lessee shall not be entitled to give any Purchase Notice in respect of any Purchase Date if it has delivered a Renewal Notice for a Renewal Lease Term that would commence immediately following such Purchase Date.

               17.3.2  PURCHASE PRICE

     The Fair Market Sales Value of the Aircraft shall be determined not more than 170 days and not less than 150 days prior to the applicable Purchase Date by mutual agreement of Lessor and Lessee or, if they shall be unable to agree, by an appraisal in accordance with Section 17.4.

               17.3.3  TITLE

     Upon full and final payment by Lessee of (a) the applicable Fair Market Sales Value of the Aircraft, (b) all unpaid Rent due and payable through and including the Purchase Date and (c) all other amounts due and payable by Lessee under this Agreement, the Participation Agreement or any other Operative Agreement, Lessor will transfer to Lessee title to the Aircraft in accordance with Section 4.6.

     17.4      APPRAISALS

     Whenever Fair Market Rental Value or Fair Market Sales Value of the Aircraft is required to be determined by an appraisal under this Section 17, Lessee and Lessor shall appoint a mutually satisfactory Appraiser to conduct such appraisal. If Lessee and Lessor fail to agree upon a satisfactory Appraiser then each shall promptly appoint a separate Appraiser and such Appraisers shall jointly determine such amount. If either Lessee or Lessor fails to so appoint an Appraiser, the determination of the single Appraiser appointed shall be final. If two Appraisers are appointed and within 7 days after the appointment of the latter of such two Appraisers, they cannot agree upon such amount, such two Appraisers shall, within 8 days after such latter appointment, appoint a third Appraiser and such amount shall be determined by such three Appraisers, who shall make their separate appraisals within 7 days following the appointment of the third Appraiser, and any determination so made shall be conclusive and binding upon Lessor and Lessee. If no such third Appraiser is appointed within such 8-day period, either Lessor or


LEASE AGREEMENT SPECIAL                                                 PAGE 67

Lessee may apply to the American Arbitration Association to make such appointment, and both parties shall be bound by such appointment. The foregoing appraisal procedure shall in any event be completed no less than 125 days before the end of the Base Lease Term or the Renewal Lease Term, as the case may be. If three Appraisers are appointed and the difference between the determination which is farther from the middle determination and the middle determination is more than 125% of the difference between the middle determination and the third determination, then such farther determination shall be excluded, the remaining two determinations shall be averaged and such average shall be final and binding upon Lessor and Lessee. Otherwise, the average of all three determinations shall be final and binding upon Lessor and Lessee. The fees and expenses of all such Appraisers and such appraisal procedure, together with the reasonable out-of-pocket fees and expenses of Lessor (including, without limitation, attorney's fees and expenses) shall be borne by Lessee.

SECTION 18.    MISCELLANEOUS


     18.1      AMENDMENTS

     No provision of this Agreement may be amended, supplemented, waived, modified, discharged, terminated or otherwise varied orally, but only by an instrument in writing that specifically identifies the provision of this Agreement that it purports to amend, supplement, waive, modify, discharge, terminate or otherwise vary and is signed by Lessor and Lessee. Each such amendment, supplement, waiver, modification, discharge, termination or variance shall be effective only in the specific instance and for the specific purpose for which it is given. No provision of this Agreement shall be varied or contradicted by oral communication, course of dealing or performance or other manner not set forth in an agreement, document or instrument in writing and signed by Lessor and Lessee.

     18.2      SEVERABILITY

     If any provision hereof shall be held invalid, illegal or unenforceable in any respect in any jurisdiction, then, to the extent permitted by Law (a) all other provisions hereof shall remain in full force and effect in such jurisdiction and (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any


LEASE AGREEMENT SPECIAL                                                 PAGE 68
other jurisdiction. If, however, any Law pursuant to which such provisions are held invalid, illegal or unenforceable may be waived, such Law is hereby waived by the parties hereto to the full extent permitted, to the end that this Agreement shall be deemed to be a valid and binding agreement in all respects, enforceable in accordance with its terms.

     18.3      SURVIVAL

     The representations, warranties, indemnities and covenants set forth herein shall survive the making available of the respective Commitments by Participants, the delivery or return of the Aircraft, the Transfer of any interest of Owner Participant in this Agreement, the other Operative Agreements, the Trust Estate and the Trust Agreement, the Transfer of any interest by any Note Holder of its Equipment Notes and the expiration or other termination of this Agreement or any other Operative Agreement.

     18.4      REPRODUCTION OF DOCUMENTS

     This Agreement, all annexes, schedules and exhibits hereto and all agreements, instruments and documents relating hereto, including, without limitation (a) consents, waivers and modifications that may hereafter be executed and (b) financial statements, certificates and other information previously or hereafter furnished to any party hereto, may be reproduced by such party by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process, and such party may destroy any original documents so reproduced. Any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such party in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction likewise is admissible in evidence.

     18.5      COUNTERPARTS

     This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts (or upon separate signature pages bound together into one or more counterparts), each of which when so executed shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.


LEASE AGREEMENT SPECIAL                                                 PAGE 69

     18.6      NO WAIVER

     No failure on the part of Lessor to exercise, and no delay by Lessor in exercising, any of its rights, powers, remedies or privileges under this Agreement or provided at Law, in equity or otherwise shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach hereof or default hereunder or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof by Lessor or the exercise of any other right, power, remedy or privilege by Lessor. No notice to or demand on Lessee in any case shall, unless otherwise required under this Agreement, entitle Lessee to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Lessor to any other or further action in any circumstances without notice or demand.

     18.7      NOTICES

     Unless otherwise expressly permitted by the terms hereof, all notices, requests, demands, authorizations, directions, consents, waivers and other communications required or permitted to be made, given, furnished or filed hereunder shall be in writing (it being understood that the specification of a writing in certain instances and not in others does not imply an intention that a writing is not required as to the latter), shall refer specifically to this Agreement and shall be personally delivered, sent by facsimile or telecommunication transmission (which in either case provides written confirmation to the sender of its delivery), sent by registered mail or certified mail, return receipt requested, postage prepaid, or sent by overnight courier service, in each case to the respective address or facsimile number set forth for such party in Schedule 1 to the Participation Agreement, or to such other address or number as either party hereto may hereafter specify by notice to the other party hereto. Each such notice, request, demand, authorization, direction, consent, waiver or other communication shall be effective when received or, if made, given, furnished or filed (a) by facsimile or telecommunication transmission, when confirmed, or (b) by registered or certified mail, three Business Days after being deposited, properly addressed, with the U.S. Postal Service.


LEASE AGREEMENT SPECIAL                                                 PAGE 70

     18.8      GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE

     (a) THIS AGREEMENT SHALL IN ALL RESPECTS BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS. THIS AGREEMENT IS BEING DELIVERED IN THE STATE OF NEW YORK.

     (b) EACH PARTY HERETO IRREVOCABLY AGREES, ACCEPTS AND SUBMITS FOR ITSELF TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK IN THE CITY AND COUNTY OF NEW YORK AND OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN CONNECTION WITH ANY LEGAL ACTION, SUIT OR PROCEEDING WITH RESPECT TO ANY MATTER RELATING TO OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

     (c) EACH PARTY HERETO HEREBY IRREVOCABLY CONSENTS AND AGREES TO THE SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING MAY BE MADE BY MAILING COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, AT THE ADDRESS SET FORTH IN SECTION 18.7. EACH PARTY HERETO HEREBY AGREES THAT SERVICE UPON IT, OR ANY OF ITS AGENTS, IN EACH CASE IN ACCORDANCE WITH THIS SECTION 18.8(C), SHALL CONSTITUTE VALID AND EFFECTIVE PERSONAL SERVICE UPON SUCH PARTY, AND EACH PARTY HERETO HEREBY AGREES THAT THE FAILURE OF ANY OF ITS AGENTS TO GIVE ANY NOTICE OF SUCH SERVICE TO ANY SUCH PARTY SHALL NOT IMPAIR OR AFFECT IN ANY WAY THE VALIDITY OF SUCH SERVICE ON SUCH PARTY OR ANY JUDGMENT RENDERED IN ANY ACTION OR PROCEEDING BASED THEREON.

     (d) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, OR OTHERWISE, IN ANY LEGAL ACTION OR PROCEEDING BROUGHT HEREUNDER IN ANY OF THE ABOVE-NAMED COURTS, THAT SUCH ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT VENUE FOR THE ACTION OR PROCEEDING IS IMPROPER OR THAT THIS AGREEMENT OR ANY OTHER OPERATIVE AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS.

     (e) EACH PARTY HERETO HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION IN ANY COURT IN ANY JURISDICTION BASED UPON OR ARISING OUT OF OR RELATING TO THIS AGREEMENT.


LEASE AGREEMENT SPECIAL                                                 PAGE 71

     18.9      THIRD-PARTY BENEFICIARY

     This Agreement is not intended to, and shall not, provide any person not a party hereto (other than Mortgagee, the Participants, the Indenture Indemnitees and the persons referred to in Section 4.7, in each case to the extent expressly provided herein) with any rights of any nature whatsoever against either of the parties hereto, and no person not a party hereto (other than Mortgagee, the Participants, the Indenture Indemnitees and the persons referred to in Section 4.7, in each case to the extent expressly provided herein) shall have any right, power or privilege in respect of, or have any benefit or interest arising out of, this Agreement.

     18.10     ENTIRE AGREEMENT

     This Agreement, together with the other Operative Agreements, on and as of the date hereof constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and all prior or contemporaneous understandings or agreements, whether written or oral, between the parties hereto with respect to such subject matter are hereby superseded in their entireties.


                     [This space intentionally left blank.]


LEASE AGREEMENT SPECIAL                                                 PAGE 72

     IN WITNESS WHEREOF, Lessor and Lessee have each caused this Lease Agreement to be duly executed as of the day and year first above written.

                                       FIRST SECURITY BANK,
                                       NATIONAL ASSOCIATION
                                         as Lessor, not in its individual
                                         capacity, except as
                                         expressly provided herein, but
                                         solely as Owner Trustee under
                                         the Trust Agreement



                                       By
                                          -----------------------------------
                                          Name:
                                          Title:



                                       CONTINENTAL AIRLINES, INC.,
                                         as Lessee



                                       By
                                          -----------------------------------
                                          Name:
                                          Title:

     Receipt of this original counterpart of the foregoing Lease Agreement is hereby acknowledged on this ____ day of _________, 199 .


                                       WILMINGTON TRUST COMPANY,
                                         as Mortgagee



                                       By
                                          -----------------------------------
                                          Name:
                                          Title:


LEASE AGREEMENT SPECIAL                                                 PAGE 73

     IN WITNESS WHEREOF, Lessor and Lessee have each caused this Lease Agreement to be duly executed as of the day and year first above written.

                                       FIRST SECURITY BANK,
                                       NATIONAL ASSOCIATION
                                         as Lessor, not in its
                                         individual capacity, except
                                         as expressly provided herein,
                                         but solely as Owner Trustee
                                         under the Trust Agreement


                                       By
                                          -----------------------------------
                                          Name:
                                          Title:



                                       CONTINENTAL AIRLINES, INC.,
                                         as Lessee



                                       By
                                          -----------------------------------
                                          Name:
                                          Title:


               [ANNEX A - SEE PARTICIPATION AGREEMENT ANNEX A]
                            [ANNEXES B-D OMITTED]
                           [SCHEDULES 1-4 OMITTED]



LEASE AGREEMENT SPECIAL                                                 PAGE 74

                                                   ----------------------------
                                                   EXHIBIT A - LEASE SUPPLEMENT
                                                          LEASE AGREEMENT
                                                   ----------------------------

                             LEASE SUPPLEMENT NO.__

     LEASE SUPPLEMENT No. __, dated ________, 199_, between FIRST SECURITY BANK, NATIONAL ASSOCIATION, a national banking association, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement , dated as of , with the Owner Participant named therein (such Owner Trustee, in its capacity as such Owner Trustee being herein called "Lessor"), and CONTINENTAL AIRLINES, INC., a Delaware corporation, as Lessee ("Lessee").

     Lessor and Lessee have heretofore entered into that certain Lease Agreement , dated as of , relating to one Boeing Model aircraft (herein called the "Lease" and the defined terms therein being hereinafter used with the same meanings). The Lease provides for the execution and delivery of this Lease Supplement for the purpose of leasing the Airframe and Engines under the Lease as and when delivered by Lessor to Lessee in accordance with the terms thereof.

     The Lease relates to the Airframe and Engines described below, and a counterpart of the Lease to which this Lease Supplement is attached and of which this Lease Supplement is a part, is being filed for recordation on the date hereof with the Federal Aviation Administration as one document.

     NOW, THEREFORE, in consideration of the premises and other good and sufficient consideration, Lessor and Lessee hereby agree as follows:

     1. Lessee has been duly authorized by Lessor to accept, and does hereby irrevocably accept on behalf of Lessor delivery of the Aircraft from Airframe Manufacturer under, and for all purposes of, the Aircraft Bill of Sale, the Participation Agreement and the Purchase Agreement Assignment.

     2. Lessor hereby delivers and leases to Lessee under the Lease and Lessee hereby accepts and leases from Lessor under the Lease the following described Boeing aircraft (the "Aircraft"), which Aircraft as of the date hereof consists of the following components:


EXHIBIT A TO LEASE AGREEMENT SPECIAL                                     PAGE 1

               (i) Airframe: U.S. Registration No. ___________; manufacturer's serial no. _________; and

               (ii) Engines: two (2) engines bearing, respectively, manufacturer's serial nos. and (each of which engines has 750 or more rated takeoff horsepower or the equivalent of such horsepower).

     3. The Delivery Date of the Aircraft is the date of this Lease Supplement set forth in the opening paragraph hereof.

     4. Lessee hereby confirms its agreement to pay Lessor Rent for the Aircraft in accordance with Sections 3 and 17, and the other provisions, of the Lease.

     5. Lessee hereby confirms to Lessor that Lessee has duly and irrevocably accepted the Aircraft under and for all purposes hereof, of the Lease and of the other Lessee Operative Agreements.

     6. All of the terms and provisions of this Lease Supplement are hereby incorporated by reference in the Lease to the same extent as if fully set forth therein.

     7. This Lease Supplement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

     8. To the extent, if any, that this Lease Supplement constitutes chattel paper (as such term is defined in the Uniform Commercial Code as in effect in any applicable jurisdiction), no security interest in this Lease Supplement may be created through the transfer or possession of any counterpart other than the original executed counterpart, which shall be identified as the counterpart containing the receipt therefor executed by the Mortgagee on the signature page thereof.

                     [This space intentionally left blank.]


EXHIBIT A TO LEASE AGREEMENT SPECIAL                                     PAGE 2

     IN WITNESS WHEREOF, Lessor and Lessee have each caused this Lease Supplement to be duly executed as of the day and year first above written.

                                       FIRST SECURITY BANK,
                                       NATIONAL ASSOCIATION
                                         as Lessor, not in its
                                         individual capacity, except
                                         as expressly provided herein,
                                         but solely as Owner Trustee
                                         under the Trust Agreement


                                       By
                                          ------------------------------------
                                          Name:
                                          Title:

                                       CONTINENTAL AIRLINES, INC.,
                                         as Lessee



                                       By
                                          ------------------------------------
                                          Name:
                                          Title:


EXHIBIT A TO LEASE AGREEMENT SPECIAL                                     PAGE 3

     IN WITNESS WHEREOF, Lessor and Lessee have each caused this Lease Supplement to be duly executed as of the day and year first above written.

                                       FIRST SECURITY BANK,
                                       NATIONAL ASSOCIATION
                                         as Lessor, not in its individual
                                         capacity, except as
                                         expressly provided herein, but
                                         solely as Owner Trustee under
                                         the Trust Agreement



                                       By
                                          ------------------------------------
                                          Name:
                                          Title:



                                       CONTINENTAL AIRLINES, INC.,
                                         as Lessee



                                       By
                                          ------------------------------------
                                          Name:
                                          Title:

     Receipt of this original counterpart of the foregoing Lease Supplement is hereby acknowledged on this ____ day of _________, 199 .

                                       WILMINGTON TRUST COMPANY,
                                         as Mortgagee



                                       By
                                          ------------------------------------
                                          Name:
                                          Title:





EXHIBIT A TO LEASE AGREEMENT SPECIAL                                     PAGE 4

                                            -----------------------------------
                                            SCHEDULE 5 - PERMITTED AIR CARRIERS
                                                        LEASE AGREEMENT
                                            -----------------------------------


                             PERMITTED AIR CARRIERS

                                   Aer Lingus
                                   Air Canada
                                   Air France
                                   Air Inter
                                Air New Zealand
                                    Alitalia
                                   All Nippon
                          Ansett Airlines of Australia
                              Australian Airlines
                               Braathens S.A.F.E.
                                British Airways
                                British Midland
                               Britannia Airways
                        Canadian Airlines, International
                         Cathay Pacific Air Lines Ltd.
                           Condor (Sub of Lufthansa)
                                    Finnair
                                   Icelandair
                           Iberia Air Lines of Spain
                                Japan Air Lines
                                Japan Air System
                                      KLM
                                   Lufthansa
                                    Lux Air
                               Malaysian Airlines
                                   Martinair
                                Monarch Airlines
                                    Olympic
                              Phillipine Airlines
                              Qantas Airways Ltd.
                                     Sabena
                          Scandinavian Airlines System
                           Singapore Airlines Limited
                                    Swissair
                                 TAP (Portugal)
                                  Thai Airways
                                   Transavia
                          Union de Transports Aeriens


SCHEDULE 5 TO LEASE AGREEMENT SPECIAL                                    PAGE 1

                                                          ---------------------
                                                          SCHEDULE 6 - PLACARDS
                                                           LEASE AGREEMENT
                                                          ---------------------

                                    PLACARDS


                                  Leased from

                   First Security Bank, National Association,
                  not in its individual capacity but solely as
                        Owner Trustee, Owner and Lessor

                                      and
                                  Mortgaged to

                           Wilmington Trust Company,
             not in its individual capacity but solely as Mortgagee


SCHEDULE 6 TO LEASE AGREEMENT SPECIAL                                    PAGE 1

                               Exhibit D-3 to
                         the Note Purchase Agreement


                          FORM OF SPECIAL INDENTURE

                                                                    Exhibit D-3
                                                 to the Note Purchase Agreement



                          TRUST INDENTURE AND MORTGAGE

                         Dated as of ___________, 199_

                                    Between

                   FIRST SECURITY BANK, NATIONAL ASSOCIATION,
                        not in its individual capacity,
                       except as expressly stated herein,
                          but solely as Owner Trustee,

                                 Owner Trustee

                                      and

                           WILMINGTON TRUST COMPANY,
                        not in its individual capacity,
                       except as expressly stated herein,
                          but solely as Loan Trustee,

                                  Loan Trustee

       _________________________________________________________________

                            EQUIPMENT NOTES COVERING
                          ONE BOEING ________ AIRCRAFT
                     BEARING U.S. REGISTRATION MARK _______
                      LEASED BY CONTINENTAL AIRLINES, INC.

       _________________________________________________________________

                               TABLE OF CONTENTS

                                                                                                                     Page
GRANTING CLAUSE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3

ARTICLE I

                                                       DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . .   8

ARTICLE II

                                                   THE EQUIPMENT NOTES  . . . . . . . . . . . . . . . . . . . . . . .   8

         SECTION 2.01.  Form of Equipment Notes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         SECTION 2.02.  Issuance and Terms of Equipment Notes . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         SECTION 2.03.  Payments from Trust Indenture Estate  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         SECTION 2.04.  Method of Payment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         SECTION 2.05.  Application of Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         SECTION 2.06.  Termination of Interest in Trust  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         SECTION 2.07.  Registration, Transfer and Exchange of Equipment Notes  . . . . . . . . . . . . . . . . . . .  20
         SECTION 2.08.  Mutilated, Destroyed, Lost or Stolen Equipment Notes  . . . . . . . . . . . . . . . . . . . .  22
         SECTION 2.09.  Payment of Expenses on Transfer; Cancellation . . . . . . . . . . . . . . . . . . . . . . . .  22
         SECTION 2.10.  Mandatory Redemptions of Equipment
                        Notes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         SECTION 2.11.  Voluntary Redemptions of Equipment
                        Notes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         SECTION 2.12.  Redemptions; Notice of Redemption . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         SECTION 2.13.  Option to Purchase Equipment Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         SECTION 2.14.  Subordination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

ARTICLE III

                                         RECEIPT, DISTRIBUTION AND APPLICATION OF
                                          INCOME FROM THE TRUST INDENTURE ESTATE  . . . . . . . . . . . . . . . . . .  27

         SECTION 3.01.  Basic Rent Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         SECTION 3.02.  Event of Loss; Replacement; Voluntary Termination; Optional Redemption  . . . . . . . . . . .  28
         SECTION 3.03.  Payments After Event of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         SECTION 3.04.  Certain Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         SECTION 3.05.  Other Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         SECTION 3.06.  Payments to Owner Trustee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

ARTICLE IV

                                          COVENANTS OF OWNER TRUSTEE; EVENTS OF
                                            DEFAULT; REMEDIES OF LOAN TRUSTEE   . . . . . . . . . . . . . . . . . . .  33

         SECTION 4.01.  Covenants of Owner Trustee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         SECTION 4.02.  Event of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         SECTION 4.03.  Certain Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         SECTION 4.04.  Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         SECTION 4.05.  Return of Aircraft, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         SECTION 4.06.  Remedies Cumulative . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         SECTION 4.07.  Discontinuance of Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         SECTION 4.08.  Waiver of Past Defaults . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         SECTION 4.09.  Appointment of Receiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         SECTION 4.10.  Loan Trustee Authorized to Execute Bills of Sale, Etc.  . . . . . . . . . . . . . . . . . . .  45
         SECTION 4.11.  Rights of Note Holders to Receive Payment . . . . . . . . . . . . . . . . . . . . . . . . . .  45

ARTICLE V

                                               DUTIES OF THE LOAN TRUSTEE   . . . . . . . . . . . . . . . . . . . . .  45

         SECTION 5.01.  Notice of Event of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         SECTION 5.02.  Action upon Instructions; Certain Rights and Limitations  . . . . . . . . . . . . . . . . . .  46
         SECTION 5.03.  Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         SECTION 5.04.  No Duties Except as Specified in Trust Indenture or Instructions  . . . . . . . . . . . . . .  50
         SECTION 5.05.  No Action Except Under Lease, Trust Indenture or Instructions . . . . . . . . . . . . . . . .  50
         SECTION 5.06.  Replacement Airframes and Replacement Engines . . . . . . . . . . . . . . . . . . . . . . . .  51
         SECTION 5.07.  Indenture Supplements for Replacements  . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         SECTION 5.08.  Effect of Replacement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         SECTION 5.09.  Investment of Amounts Held by Loan Trustee  . . . . . . . . . . . . . . . . . . . . . . . . .  51

ARTICLE VI

                                          THE OWNER TRUSTEE AND THE LOAN TRUSTEE  . . . . . . . . . . . . . . . . . .  52

         SECTION 6.01.  Acceptance of Trusts and Duties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         SECTION 6.02.  Absence of Duties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         SECTION 6.03.  No Representations or Warranties as to Aircraft or Documents  . . . . . . . . . . . . . . . .  53
         SECTION 6.04.  No Segregation of Monies; No Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54

         SECTION 6.05.  Reliance; Agreements; Advice of Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         SECTION 6.06.  Capacity in Which Acting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         SECTION 6.07.  Compensation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         SECTION 6.08.  Instructions from Note Holders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55

ARTICLE VII

                                     INDEMNIFICATION OF LOAN TRUSTEE BY OWNER TRUSTEE . . . . . . . . . . . . . . . .  56

         SECTION 7.01.  Scope of Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56

ARTICLE VIII

                                             SUCCESSOR AND SEPARATE TRUSTEES  . . . . . . . . . . . . . . . . . . . .  57

         SECTION 8.01.  Notice of Successor Owner Trustee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
         SECTION 8.02.  Resignation of Loan Trustee; Appointment of Successor . . . . . . . . . . . . . . . . . . . .  57
         SECTION 8.03.  Appointment of Additional and Separate Trustees . . . . . . . . . . . . . . . . . . . . . . .  58

ARTICLE IX

                                    SUPPLEMENTS AND AMENDMENTS TO THIS TRUST INDENTURE
                                                   AND OTHER DOCUMENTS  . . . . . . . . . . . . . . . . . . . . . . .  60

         SECTION 9.01.  Instructions of Majority; Limitations . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         SECTION 9.02.  Trustees Protected  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
         SECTION 9.03.  Documents Mailed to Note Holders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
         SECTION 9.04.  No Request Necessary for Lease Supplement or Trust Indenture Supplement . . . . . . . . . . .  63
         ARTICLE X

                                                      MISCELLANEOUS   . . . . . . . . . . . . . . . . . . . . . . . .  63

         SECTION 10.01.  Termination of Trust Indenture . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
         SECTION 10.02.  No Legal Title to Trust Indenture
                         Estate in Note Holders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
         SECTION 10.03.  Sale of Aircraft by Loan Trustee Is
                         Binding  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
         SECTION 10.04.  Trust Indenture for Benefit of Owner
                         Trustee, Loan Trustee, Owner Participant,
                         Note Holders and the other Indenture
                         Indemnitees. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
         SECTION 10.05.  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
         SECTION 10.06.  Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
         SECTION 10.07.  No Oral Modification or Continuing

                                   Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
         SECTION 10.08.  Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
         SECTION 10.9.   Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
         SECTION 10.10.  Normal Commercial Relations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
         SECTION 10.11.  Governing Law; Counterpart Form  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
         SECTION 10.12.  Voting By Note Holders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
         SECTION 10.13.  Bankruptcy . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67

EXHIBIT A      Form of Trust Indenture and Mortgage Supplement
SCHEDULE I     Equipment Notes Amortization and Interest Rates

                          TRUST INDENTURE AND MORTGAGE

                 TRUST INDENTURE AND MORTGAGE, dated as of ___________, 199_ ("Trust Indenture") between FIRST SECURITY BANK, NATIONAL ASSOCIATION, a national banking association, not in its individual capacity, except as expressly stated herein, but solely as Owner Trustee under the Trust Agreement referred to below (together with its successors under the Trust Agreement, the "Owner Trustee"), and WILMINGTON TRUST COMPANY, a Delaware banking corporation, not in its individual capacity, except as expressly stated herein, but solely as Loan Trustee hereunder (together with its successors hereunder, the "Loan Trustee").

                              W I T N E S S E T H

                 WHEREAS, all capitalized terms used herein shall have the respective meanings set forth or referred to in Article I hereof;

                 WHEREAS, the Owner Participant and the Owner Trustee in its individual capacity have entered into the Trust Agreement whereby, among other things, (i) the Owner Trustee has established a certain trust for the use and benefit of the Owner Participant subject, however, to the Trust Indenture Estate created pursuant hereto for the use and benefit of, and with the priority of payment to, the holders of Equipment Notes issued hereunder, and
(ii) the Owner Trustee has been authorized and directed to execute and deliver this Agreement;

                 WHEREAS, the parties hereto desire by this Trust Indenture, among other things, (i) to provide for the issuance by the Owner Trustee of the Equipment Notes and (ii) to provide for the assignment, mortgage and pledge by the Owner Trustee to the Loan Trustee, as part of the Trust Indenture Estate hereunder, among other things, of all of the Owner Trustee's right, title and interest in and to the Aircraft and, except as hereinafter expressly provided, all of the Owner Trustee's right, title and interest in, to and under the Lease and the Participation Agreement and all payments and other amounts received hereunder or thereunder in accordance with the terms hereof or thereof, as security for, among other things, the Owner Trustee's obligations to the Noteholders and the Indenture Indemnitees;

                 WHEREAS, all things have been done to make the Equipment Notes, when executed by the Owner Trustee and authenticated and delivered by the Loan Trustee hereunder, the valid, binding and enforceable obligations of the Owner Trustee; and

                 WHEREAS, all things necessary to make this Trust Indenture the valid, binding and legal obligation of the Owner Trustee for the uses and purposes herein set forth, in accordance with its terms, have been done and performed and have happened;

                                GRANTING CLAUSE

                 NOW, THEREFORE, THIS TRUST INDENTURE AND MORTGAGE WITNESSETH, that, to secure the prompt payment of the Original Amount of, interest on, Make-Whole Amount, if any, and all other amounts due with respect to, all Equipment Notes from time to time outstanding hereunder according to their tenor and effect and to secure the performance and observance by the Owner Trustee of all the agreements, covenants and provisions contained herein and in the Participation Agreement and the Equipment Notes, for the benefit of the Note Holders, the Loan Participants and each of the Indenture Indemnitees and the prompt payment of all amounts from time to time owing hereunder, under the Participation Agreement and the Lease to the Loan Participants, the Note Holders or any Indenture Indemnitee by the Owner Trustee or the Lessee and for the uses and purposes and subject to the terms and provisions hereof, and in consideration of the premises and of the covenants herein contained, and of the acceptance of the Equipment Notes by the holders thereof, and for other good and valuable consideration the receipt and adequacy whereof are hereby acknowledged, the Owner Trustee has granted, bargained, sold, assigned, transferred, conveyed, mortgaged, pledged and confirmed, and does hereby grant, bargain, sell, assign, transfer, convey, mortgage, pledge and confirm, unto the Loan Trustee, its successors in trust and assigns, for the security and benefit of the Loan Participants, the Note Holders and each of the Indenture Indemnitees, a first priority security interest in and mortgage lien on all right, title and interest of the Owner Trustee in, to and under the following described property, rights and privileges, whether now or hereafter acquired, other than Excluded Payments (which collectively, excluding Excluded Payments but including all property hereafter specifically subjected to the Lien of this Trust Indenture by the terms hereof or any supplement hereto, are included within, and are referred to as, the "Trust Indenture Estate"), to wit:

                 (1) The Airframe which is one Boeing ________ aircraft with the FAA Registration number of ______ and the manufacturer's serial number of ______ and Engines, each of which Engines is a ________________ engine with the manufacturer's serial numbers of ______ and _____, is of 750 or more rated takeoff horsepower or the equivalent of such horsepower (such Airframe and Engines more particularly described in the Indenture Supplement executed and delivered as provided herein) as the same is now and will hereafter be constituted, whether now owned by the Owner Trustee or hereafter acquired, leased or intended to be leased under the Lease, and in the case of such Engines, whether or not any such Engine shall be installed in or attached to the Airframe or any other airframe, together with (a) all Parts of whatever nature, which are from time to time included within the definitions of "Airframe" or "Engines", whether now owned or hereafter acquired, including all substitutions, renewals and replacements of and additions, improvements, accessions and accumulations to the Airframe and Engines (other than additions, improvements, accessions and accumulations which constitute appliances, parts, instruments, appurtenances, accessories, furnishings or other equipment excluded from the definition of Parts) and (b) all Aircraft Documents;

                 (2) All right, title, interest, claims and demands of the Owner Trustee, as Lessor, in, to and under the Lease, together with all rights, powers, privileges, options and other benefits of the Owner Trustee as Lessor under the Lease, including the immediate and continuing right to receive and collect all Rent, income, revenues, issues, profits, insurance proceeds, condemnation awards and other payments, tenders and security now or hereafter payable to or receivable by the Lessor under the Lease pursuant thereto, and, subject to Section 5.02 hereof, the right to make all waivers and agreements, to give and receive copies of all notices and other instruments or communications, to accept surrender or redelivery of the Aircraft or any part thereof, as well as all the rights, powers and remedies on the part of the Owner Trustee as Lessor under the Lease, to take such action upon the occurrence of a Lease Event of Default thereunder, including the commencement, conduct and consummation of legal, administrative or other proceedings, as shall be permitted by the Lease or by Law, and to do any and all other things whatsoever which the Owner Trustee or any lessor is or may be entitled to do under or in respect of the Lease and any right to restitution from the Lessee or any other Person in respect of any determination of invalidity of the Lease;

                 (3) Each Permitted Sublease assignment and each assigned Permitted Sublease (to the extent assigned under such Permitted Sublease assignment), and including, without limitation, all rents or other payments of any kind made under such assigned Permitted Sublease (to the extent assigned under such Permitted Sublease assignment);

                 (4) All right, title, interest, claims and demands of the Owner Trustee in, to and under:

                      (a)      the Purchase Agreement and the GTA;

                      (b) the Purchase Agreement Assignment with the Consent and Agreement and the Engine Consent and Agreement attached thereto;

                      (c)      the Bills of Sale; and

                      (d) any and all other contracts, agreements and instruments relating to the Airframe and Engines or any rights or interests therein to which the Owner Trustee is now or may hereafter be a party;

together with all rights, powers, privileges, licenses, easements, options and other benefits of the Owner Trustee under each contract, agreement and instrument referred to in this clause (4), including the right to receive and collect all payments to the Owner Trustee thereunder now or hereafter payable to or receivable by the Owner Trustee pursuant thereto and, subject to Section
5.02 hereof, the right to make all waivers and agreements, to give and receive notices and other instruments or communications, or to take any other action under or in respect of any thereof or to take such action upon the occurrence of a default thereunder, including the commencement, conduct and consummation of legal, administrative or other proceedings, as shall be permitted thereby or by Law, and to do any and all other things which the Owner Trustee is or may be entitled to do thereunder and any right to restitution from the Lessee, the

Owner Participant or any other Person in respect of any determination of invalidity of any thereof;

                 (5) All rents, issues, profits, revenues and other income of the property subjected or required to be subjected to the Lien of this Trust Indenture, including all payments or proceeds payable to the Owner Trustee after termination of the Lease with respect to the Aircraft as the result of the sale, lease or other disposition thereof, and all estate, right, title and interest of every nature whatsoever of the Owner Trustee in and to the same;

                 (6) Without limiting the generality of the foregoing, all insurance and requisition proceeds with respect to the Aircraft or any part thereof, including the insurance required under Section 11 of the Lease;

                 (7) Without limiting the generality of the foregoing, all rights of the Owner Trustee to amounts paid or payable by Lessee to the Owner Trustee under the Participation Agreement and all rights of the Owner Trustee to enforce payments of any such amounts thereunder;

                 (8) Without limiting the generality of the foregoing, all monies and securities from time to time deposited or required to be deposited with the Loan Trustee pursuant to any terms of this Trust Indenture or the Lease or required hereby or by the Lease to be held by the Loan Trustee hereunder as security for the obligations of the Lessee under the Lease or of the Owner Trustee hereunder; and

                 (9)  All proceeds of the foregoing.

                 Excluding, however, in all events from each of foregoing clauses (1) through (9) inclusive all Excluded Payments and the right to specifically enforce the same or to sue for damages for the breach thereof as provided in Section 5.02 hereof.

                 Concurrently with the delivery of this Trust Indenture, the Owner Trustee will deliver to the Loan Trustee the original executed counterpart of the Lease and the Lease Supplement No. 1 (to each of which a chattel paper receipt is attached), and executed copies of the Participation Agreement, the Purchase

Agreement and the GTA (to the extent assigned by the Purchase Agreement Assignment), the Purchase Agreement Assignment with the Consent and Agreement and the Engine Consent and Agreement attached thereto.

                 TO HAVE AND TO HOLD all and singular the aforesaid property unto the Loan Trustee, and its successors and assigns, in trust for the equal and proportionate benefit and security of the Loan Participants, the Note Holders and the Indenture Indemnitees, except as provided in Section 2.14 and
Article III hereof without any preference, distinction or priority of any one Equipment Note over any other by reason of priority of time of issue, sale, negotiation, date of maturity thereof or otherwise for any reason whatsoever, and for the uses and purposes and in all cases and as to all property specified in paragraphs (1) through (8) inclusive above, subject to the terms and provisions set forth in this Trust Indenture.

                 It is expressly agreed that anything herein contained to the contrary notwithstanding, the Owner Trustee shall remain liable under the Indenture Agreements, to perform all of the obligations assumed by it thereunder, except to the extent prohibited or excluded from doing so pursuant to the terms and provisions thereof, and the Loan Trustee, the Loan Participants, the Indenture Indemnitees and the Note Holders shall have no obligation or liability under the Indenture Agreements, by reason of or arising out of the assignment hereunder, nor shall the Loan Trustee, the Loan Participants, the Indenture Indemnitees or the Note Holders be required or obligated in any manner to perform or fulfill any obligations of the Owner Trustee under or pursuant to the Indenture Agreements, or, except as herein expressly provided, to make any payment, or to make any inquiry as to the nature or sufficiency of any payment received by it, or present or file any claim, or take any action to collect or enforce the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

                 The Owner Trustee does hereby constitute the Loan Trustee the true and lawful attorney of the Owner Trustee, irrevocably, granted for good and valuable consideration and coupled with an interest and with full power of substitution, and with full power (in the name of the Owner Trustee or otherwise) to ask for, require, demand, receive, compound and give acquittance for any and all monies and claims for monies (in each case including insurance and requisition proceeds but in all cases excluding Excluded Payments) due and to become due under or arising out of the Indenture Agreements, and all other property which now or hereafter constitutes part of the Trust Indenture Estate, to endorse any checks or other instruments or orders in connection therewith and to file any claims or to take any action or to institute any proceedings which the Loan Trustee may deem to be necessary or advisable in the premises. Without limiting the generality of the foregoing, but subject to the rights of the Owner Trustee and the Owner Participant under Sections 2.13, 4.03 and 4.04(a) hereof, during the continuance of any Event of Default under this Trust Indenture, the Loan Trustee shall have the right under such power of attorney to accept any offer in connection with the exercise of remedies as set forth herein of any purchaser to purchase the Airframe and Engines and upon such purchase to execute and deliver in the name of and on behalf of the Owner Trustee an appropriate bill of sale and other instruments of transfer relating to the Airframe and Engines, when purchased by such purchaser, and to perform all other necessary or appropriate acts with respect to any such purchase, and in its discretion to file any claim or take any other action or proceedings, either in its own name or in the name of the Owner Trustee or otherwise, which the Loan Trustee may deem necessary or appropriate to protect and preserve the right, title and interest of the Loan Trustee in and to such Rents and other sums and the security intended to be afforded hereby; provided, however, that no action of the Loan Trustee pursuant to this paragraph shall increase the obligations or liabilities of the Owner Trustee to any Person beyond those obligations and liabilities specifically set forth in this Trust Indenture and in the other Operative Agreements. Under the Lease, Lessee is directed, so long as this Trust Indenture shall not have been fully discharged, to make all payments of Rent (other than Excluded Payments) and all other amounts which are required to be paid to or deposited with the Owner Trustee pursuant to the Lease (other than Excluded Payments) directly to, or as directed by, the Loan Trustee at such address or addresses as the Loan Trustee shall specify, for application as provided in this Trust Indenture. The Owner Trustee agrees that promptly upon receipt thereof, it will transfer to the Loan Trustee any and all monies from time to time received by it constituting part of the Trust Indenture Estate, for distribution by the Loan Trustee pursuant to this Trust Indenture, except that the Owner Trustee shall accept for distribution pursuant to the Trust Agreement any amounts distributed to it by the Loan Trustee under this Trust Indenture.

                 The Owner Trustee agrees that at any time and from time to time, upon the written request of the Loan Trustee, the Owner Trustee will promptly and duly execute and deliver or cause to be duly executed and delivered any and all such further instruments and documents as the Loan Trustee may reasonably deem necessary or desirable to perfect, preserve or protect the mortgage, security interests and assignments created or intended to be created hereby or to obtain for the Loan Trustee the full benefits of the assignment hereunder and of the rights and powers herein granted.

                 The Owner Trustee does hereby warrant and represent that it has not assigned or pledged, and hereby covenants and agrees that it will not assign or pledge, so long as the assignment hereunder shall remain in effect, and the Lien hereof shall not have been released pursuant to Section 10.01 hereof, any of its right, title or interest hereby assigned, to anyone other than the Loan Trustee, and that it will not, except as otherwise provided in this Trust Indenture and except with respect to Excluded Payments to which it is entitled, (i) accept any payment from Lessee or any Permitted Sublessee under any Indenture Agreement, (ii) enter into any agreement amending or supplementing any Indenture Agreement, (iii) execute any waiver or modification of, or consent under, the terms of, or exercise any rights, powers or privileges under, any Indenture Agreement, (iv) settle or compromise any claim arising under any Indenture Agreement or (v) submit or consent to the submission of any dispute, difference or other matter arising under or in respect of any Indenture Agreement to arbitration thereunder.

                 The Owner Trustee does hereby further agree that it will not without the written consent of the Loan Trustee:

                 (a) except with respect to Excluded Payments, receive or collect or agree to the receipt or collection of any payment of Rent, including Basic Rent, Stipulated Loss Value, Termination Value or any other payment to be made pursuant to Section 9 or 10 of the Lease prior to the date for the payment thereof provided for by the Lease or assign, transfer or hypothecate (other than to the Loan Trustee hereunder) any payment of Rent, including Basic Rent,

         Stipulated Loss Value, Termination Value or any other payment to be made pursuant to Section 9 or 10 of the Lease, then due or to accrue in the future under the Lease in respect of the Airframe and Engines; or

                 (b) except as contemplated by the Trust Agreement in connection with the appointment of a successor owner trustee, sell, mortgage, transfer, assign or hypothecate (other than to the Loan Trustee hereunder) its interest in the Airframe and Engines or any part thereof or in any amount to be received by it from the use or disposition of the Airframe and Engines, other than amounts distributed to it pursuant to Article III hereof.

                 It is hereby further agreed that any and all property described or referred to in the granting clauses hereof which is hereafter acquired by the Owner Trustee shall ipso facto, and without any further conveyance, assignment or act on the part of the Owner Trustee or the Loan Trustee, become and be subject to the Lien herein granted as fully and completely as though specifically described herein, but nothing contained in this paragraph shall be deemed to modify or change the obligations of the Owner Trustee contained in the foregoing paragraphs.

                 The Owner Trustee does hereby ratify and confirm the Lease and does hereby agree that it will not violate any covenant or agreement made by it therein, herein or in any other Owner Trustee Agreement.

                 IT IS HEREBY COVENANTED AND AGREED by and between the parties hereto as follows:

                                   ARTICLE I

                                  DEFINITIONS

                 Capitalized terms used but not defined herein shall have the respective meanings set forth or incorporated by reference, and shall be construed in the manner described, in Annex A to the Lease.

                                   ARTICLE II

                              THE EQUIPMENT NOTES

                     SECTION 2.01.  Form of Equipment Notes

                 The Equipment Notes shall be substantially in the form set forth below:

          THIS EQUIPMENT NOTE HAS NOT BEEN REGISTERED PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR PURSUANT TO
         THE SECURITIES LAWS OF ANY STATE.  ACCORDINGLY, THIS EQUIPMENT
        NOTE MAY NOT BE SOLD UNLESS EITHER REGISTERED UNDER THE ACT AND
              SUCH APPLICABLE STATE LAWS OR AN EXEMPTION FROM SUCH
                          REGISTRATIONS IS AVAILABLE.

                   FIRST SECURITY BANK, NATIONAL ASSOCIATION,
                     AS OWNER TRUSTEE UNDER TRUST AGREEMENT
                           DATED AS OF _______, 199_.

               SERIES [_____] LIMITED RECOURSE EQUIPMENT NOTE DUE
                 [______________] ISSUED IN CONNECTION WITH THE
                     BOEING MODEL ________ AIRCRAFT BEARING
                   UNITED STATES REGISTRATION NUMBER _______.

No. _____                                              Date:  [________, ____]
                            $____________________

             INTEREST RATE                                 MATURITY DATE

              [_______]                                  [__________, ____]

                 FIRST SECURITY BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Owner Trustee (herein in such capacity called the "Owner Trustee") under that certain Trust Agreement, dated as of _________, 199_, between the Owner Participant named therein and First Security Bank, National Association (herein as such Trust Agreement may be supplemented or amended from time to time called the "Trust Agreement"), hereby promises to pay to _______________, or the registered assignee thereof, the principal sum of $__________ (the "Original Amount"), together with interest on the amount of the Original Amount remaining unpaid from time to time (calculated on the basis of a year of 360 days comprised of twelve 30-day months) from the date hereof until paid in full at a rate per annum equal to the Debt Rate. The Original Amount of this Equipment Note shall be payable in installments on the dates set forth in Schedule I hereto equal to the corresponding percentage of the Original Amount of this Equipment Note set forth in Schedule I hereto. Accrued but unpaid interest shall be due and payable in semiannual installments commencing on _________, 199_, and thereafter on ______________ ____ and ___________ ____ of each year, to and including _________, ____. Notwithstanding the foregoing, the final payment made on this Equipment Note shall be in an amount sufficient to discharge in full the unpaid Original Amount and all accrued and unpaid interest on, and any other amounts due under, this Equipment Note. Notwithstanding anything to the contrary contained herein, if any date on which a payment under this Equipment Note becomes due and payable is not a Business Day then such payment shall not be made on such scheduled date but shall be made on the next succeeding Business Day and if such payment is made on such next succeeding Business Day, no interest shall accrue on the amount of such payment during such extension.

                 For purposes hereof, the term "Trust Indenture" means the Trust Indenture and Mortgage, dated as of __________, 199_, between the Owner Trustee and Wilmington Trust Company (the "Loan Trustee"), as the same may be amended or supplemented from time to time. All other capitalized terms used in this Equipment Note and not defined herein shall have the respective meanings assigned in the Trust Indenture.

                 This Equipment Note shall bear interest, payable on demand, at the Payment Due Rate (calculated on the basis of a year of 360 days comprised of twelve 30-day months) on any overdue Original Amount, any overdue Make-Whole Amount, if any, and (to the extent permitted by applicable Law) any overdue interest and any other amounts payable hereunder which are overdue, in each case for the period the same is overdue. Amounts shall be overdue if not paid when due (whether at stated maturity, by acceleration or otherwise).

                 The interest rate borne by this Equipment Note shall be subject to adjustments to the extent, and under the circumstances, specified by the Registration Rights Agreement. For the avoidance of doubt, the interest rate, as so adjusted, shall never exceed 0.50% per annum over the interest rate initially borne by this Equipment Note save by reason of the application of the Payment Due Rate.

                 All payments of Original Amount, interest, Make-Whole Amount, if any, and other amounts, if any, to be made by the Owner Trustee hereunder and under the Trust Indenture or the Participation Agreement shall be payable only from the income and proceeds from the Trust Estate to the extent included in the Trust Indenture Estate and only to the extent that the Owner Trustee shall have sufficient income or proceeds from the Trust Estate to the extent included in the Trust Indenture Estate to enable the Loan Trustee to make such payments in accordance with the terms of Section 2.03 and Article III of the Trust Indenture, and each holder hereof, by its acceptance of this Equipment Note, agrees that it will look solely to the income and proceeds from the Trust Indenture Estate to the extent available for distribution to the holder hereof as above provided and that none of the Owner Participant, the Owner Trustee and the Loan Trustee is personally liable or liable in any manner extending to any assets other than the Trust Indenture Estate to the holder hereof for any amounts payable or any liability under this Equipment Note or, except as provided in the Trust Indenture or in the Participation Agreement, for any liability under the Trust Indenture or the Participation Agreement; provided, however, that nothing herein contained shall limit, restrict or impair the right of the Loan Trustee, subject always to the terms and provisions of the Trust Indenture, to accelerate the maturity of this Equipment Note upon occurrence of an Event of Default under the Trust Indenture in accordance with
Section 4.04(b) of the Trust Indenture, to bring suit and obtain a judgment against the Owner Trustee on this Equipment Note for purposes of realizing upon the Trust Indenture Estate and to exercise all rights and remedies provided under the Trust Indenture or otherwise realize upon the Trust Indenture Estate.

                 There shall be maintained an Equipment Note Register for the purpose of registering transfers and exchanges of Equipment Notes at the Corporate Trust Office of the Loan Trustee or at the office of any successor in the manner provided in Section 2.07 of the Trust Indenture.

                 The Original Amount and interest and other amounts due hereunder shall be payable in Dollars in immediately available funds at the Corporate Trust Office of the Loan Trustee, or as otherwise provided in the Trust Indenture. Each such payment shall be made on the date such payment is due and without any presentment or surrender of this Equipment Note, except that in the case of any final payment with respect to this Equipment Note, the Equipment Note shall be surrendered promptly thereafter by the Loan Trustee to the Owner Trustee for cancellation.

                 The holder hereof, by its acceptance of this Equipment Note, agrees that, except as provided in the Trust Indenture, each payment of the Original Amount, Make-Whole Amount, if any, and interest received by it hereunder shall be applied, first, to the payment of accrued interest on this Equipment Note (as well as any interest on any overdue Original Amount, any overdue Make-Whole Amount, if any, or, to the extent permitted by Law, any overdue interest and other amounts hereunder) to the date of such payment, second, to the payment of the Original Amount of this Equipment Note then due, third, to the payment of Make-Whole Amount, if any, and any other amount due hereunder or under the Trust Indenture, and fourth, the balance, if any, remaining thereafter, to the payment of the installments of the Original Amount of this Equipment Note remaining unpaid in the inverse order of maturity.

                 This Equipment Note is one of the Equipment Notes referred to in the Trust Indenture which have been or are to be issued by the Owner Trustee pursuant to the terms of the Trust Indenture. The Trust Indenture Estate is held by the Loan Trustee as security, in part, for the Equipment Notes. The provisions of this Equipment Note are subject to the Trust Indenture.
Reference is hereby made to the Trust Indenture for a complete statement of the rights and obligations of the holder of, and the nature and extent of the security for, this Equipment Note and the rights and obligations of the holders of, and the nature and extent of the security for, any other Equipment Notes executed and delivered under the Trust Indenture, as well as for a statement of the terms and conditions of the Trust created by the Trust Indenture, to all of which terms and conditions in the Trust Indenture each holder hereof agrees by its acceptance of this Equipment Note.

                 As provided in the Trust Indenture and subject to certain limitations therein set forth, this Equipment Note is exchangeable for a like aggregate Original Amount of Equipment Notes of different authorized denominations, as requested by the holder surrendering the same.

                 Prior to due presentment for registration of transfer of this Equipment Note, the Owner Trustee and the Loan Trustee shall treat the person in whose name this Equipment Note is registered as the owner hereof for all purposes, whether or not this Equipment Note be overdue, and neither the Owner Trustee nor the Loan Trustee shall be affected by notice to the contrary.

                 This Equipment Note is subject to redemption as provided in Sections 2.10, 2.11 and 2.12 of the Trust Indenture but not otherwise. This Equipment Note is also subject to exchange and to purchase by the Owner Participant or the Owner Trustee as provided in Section 2.13 of the Trust Indenture but not otherwise. In addition, this Equipment Note may be accelerated as provided in Section 4.04 of the Trust Indenture.

                 [The indebtedness evidenced by this Equipment Note is, to the extent and in the manner provided in the Trust Indenture, subordinate and subject in right of payment to the prior payment in full of the Secured Obligations (as defined in the Trust Indenture) in respect of [Series A Equipment Notes]1 [Series A and Series B Equipment Notes]2, and this Equipment
Note is issued subject to such provisions. The Note Holder of this Equipment Note, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Loan Trustee on his behalf to take such action as may be necessary or appropriate to effectuate the subordination as provided in the Trust Indenture and (c) appoints the Loan Trustee his attorney-in-fact for such purpose.]*

                 Unless the certificate of authentication hereon has been executed by or on behalf of the Loan Trustee by manual signature, this Equipment Note shall not be entitled to any benefit under the Trust Indenture or be valid or obligatory for any purpose.





____________________

1    To be inserted in the case of a Series B Equipment Note.

2    To be inserted in the case of a Series C Equipment Note.

*    To be inserted for each Equipment Note other than any Series A Equipment
     Note.

                 THIS EQUIPMENT NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

                               *       *       *

                 IN WITNESS WHEREOF, the Owner Trustee has caused this Equipment Note to be executed in its corporate name by its officer thereunto duly authorized on the date hereof.

                                      FIRST SECURITY BANK,
                                      NATIONAL ASSOCIATION, not in its
                                      individual capacity but solely as
                                      Owner Trustee

                                      By
                                        ------------------------------------
                                        Name:
                                        Title:



                  LOAN TRUSTEE'S CERTIFICATE OF AUTHENTICATION

                 This is one of the Equipment Notes referred to in the within-mentioned Trust Indenture.

                                      WILMINGTON TRUST COMPANY,
                                        as Loan Trustee

                                      By
                                        ------------------------------------
                                        Name:
                                        Title:



                                 SCHEDULE I

                          EQUIPMENT NOTE AMORTIZATION

                                                         Percentage of
                                                        Original Amount
         Payment Date                                     to be Paid
         ------------                                   ---------------

                       [SEE SCHEDULE I TO TRUST INDENTURE
                        WHICH IS INSERTED UPON ISSUANCE]


                               *       *       *


                 SECTION 2.02.  Issuance and Terms of Equipment Notes

                 The Equipment Notes shall be dated the date of issuance thereof, shall be issued in three separate series consisting of Series A, Series B and Series C and in the maturities and principal amounts and shall bear interest as specified in Schedule I hereto. On the date of the consummation of the Transaction, each Equipment Note shall be issued to the Subordination Agent on behalf of the Pass Through Trustees under the Pass Through Trust Agreements. The Equipment Notes shall be issued in registered form only. The Equipment Notes shall be issued in denominations of $1,000 and integral multiples thereof, except that one Equipment Note of each Series may be in an amount that is not an integral multiple of $1,000.

                 Each Equipment Note shall bear interest at the Debt Rate (calculated on the basis of a year of 360 days comprised of twelve 30-day months) on the unpaid Original Amount thereof from time to time outstanding, payable in arrears on _________, 199_, and on each _________ and _________
thereafter until maturity. The Original Amount of each Equipment Note shall be payable on the dates and in the installments equal to the corresponding percentage of the Original Amount as set forth in Schedule I hereto which shall be attached as Schedule I to the Equipment Notes. Notwithstanding the foregoing, the final payment made under each Equipment Note shall be in an amount sufficient to discharge in full the unpaid Original Amount and all accrued and unpaid interest on, and any other amounts due under, such Equipment Note. Each Equipment Note shall bear interest at the Payment Due Rate (calculated on the basis of a year of 360 days comprised of twelve 30-day months) on any part of the Original Amount, Make-Whole Amount, if any, and to the extent permitted by applicable Law, interest and any other amounts payable thereunder not paid when due for any period during which the same shall be overdue, in each case for the period the same is overdue. Amounts shall be overdue if not paid when due (whether at stated maturity, by acceleration or otherwise). Notwithstanding anything to the contrary contained herein, if any date on which a payment under any Equipment Note becomes due and payable is not a Business Day then such payment shall not be made on such scheduled date but shall be made on the next succeeding Business Day and if such payment is made on such next succeeding Business Day, no interest shall accrue on the amount of such payment during such extension.

                 The Owner Trustee agrees to pay to the Loan Trustee for distribution in accordance with Section 3.04 hereof: (i) to the extent not payable (whether or not in fact paid) under Section 6(a) of the Note Purchase Agreement (as originally in effect or amended with the consent of the Owner Participant), an amount equal to the fees payable to the relevant Liquidity Provider under Section 2.03 of each Liquidity Facility and the related Fee Letter (as defined in the Intercreditor Agreement) multiplied by a fraction the numerator of which shall be the then outstanding aggregate principal amount of the Series A Equipment Notes, Series B Equipment Notes and Series C Equipment Notes and the denominator of which shall be the then outstanding aggregate principal amount of all "Series A Equipment Notes", "Series B Equipment Notes" and "Series C Equipment Notes" (each as defined in the Note Purchase Agreement); (ii) (x) the amount equal to interest on any Downgrade Advance (other than any Applied Downgrade Advance) payable under Section 3.07(e) of each Liquidity Facility minus Investment Earnings from such Downgrade Advance multiplied by (y) the fraction specified in the foregoing clause (i); (iii) (x) the amount equal to interest on any Non-Extension Advance (other than any Applied Non-Extension Advance) payable under Section 3.07(a)(i) of each Liquidity Facility minus Investment Earnings from such Non-Extension Advance multiplied by (y) the fraction specified in the foregoing clause (i); and (iv) if any payment default shall have occurred and be continuing with respect to interest on any Series A Equipment Note, Series B Equipment Note or Series C Equipment Note, (x) the excess, if any, of (1) the amount equal to interest on any Unpaid Advance, Applied Downgrade Advance or Applied Non-Extension Advance payable under Section 3.07(a)(i) of each Liquidity Facility over (2) the sum of Investment Earnings from any Final Advance plus any amount of interest at the Payment Due Rate actually payable (whether or not in fact paid) by the Owner Trustee on the overdue scheduled interest on the Equipment Notes in respect of which such Unpaid Advance, Applied Downgrade Advance or Applied Non-Extension Advance was made multiplied by (y) a fraction the numerator of which shall be the then aggregate overdue amounts of interest on the Series A Equipment Notes, Series B Equipment Notes and Series C Equipment Notes (other than interest becoming due and payable solely as a result of acceleration of any such Equipment Notes) and the denominator of which shall be the then aggregate overdue amounts of interest on all "Series A Equipment Notes", "Series B Equipment Notes" and "Series C Equipment Notes" (each as defined in the Note Purchase Agreement) (other than interest becoming due and payable solely as a result of acceleration of any such "Equipment Notes"). For purposes of this paragraph, the terms "Applied Downgrade Advance", "Applied Non-Extension Advance", "Cash Collateral Account", "Downgrade Advance", "Final Advance", "Investment Earnings", "Non-Extension Advance" and "Unpaid Advance" shall have the meanings specified in each Liquidity Facility or the Intercreditor Agreement referred to therein.

                 The Equipment Notes shall be executed on behalf of the Owner Trustee by its President or one of its Vice Presidents, Assistant Vice Presidents or Assistant Secretaries or other authorized officer. Equipment Notes bearing the signatures of individuals who were at any time the proper officers of the Owner Trustee shall bind the Owner Trustee, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Equipment Notes or did not hold such offices at the respective dates of such Equipment Notes. The Owner Trustee may from time to time execute and deliver Equipment Notes with respect to the Aircraft to the Loan Trustee for authentication upon original issue and such Equipment Notes shall thereupon be authenticated and delivered by the Loan Trustee upon the written request of the Owner Trustee signed by a Vice President or Assistant Vice President or other authorized officer of the Owner Trustee; provided, however, that each such request shall specify the aggregate Original Amount of all Equipment Notes to be authenticated hereunder on original issue with respect to the Aircraft. No Equipment Note shall be secured by or entitled to any benefit under this Trust Indenture or be valid or obligatory for any purposes, unless there appears on such Equipment Note a certificate of authentication in the form provided for herein executed by the Loan Trustee by the manual signature of one of its authorized officers and such certificate upon any Equipment Notes shall be conclusive evidence, and the only evidence, that such Equipment Note has been duly authenticated and delivered hereunder.

                 The aggregate Original Amount of the Equipment Notes to be issued and outstanding hereunder shall not exceed __% of Lessor's Cost.

                 SECTION 2.03.  Payments from Trust Indenture Estate Only

                 (a) Without impairing any of the other rights, powers, remedies, privileges, liens or security interests of the Note Holders under this Trust Indenture, each Note Holder, by its acceptance of an Equipment Note, agrees that as between it and the Owner Trustee, except as expressly provided in this Trust Indenture, the Participation Agreement or any other Operative Agreement, (i) the obligation to make all payments of the Original Amount of, interest on, Make-Whole Amount, if any, and all other amounts due with respect to the Equipment Notes, and the performance by the Owner Trustee of every obligation or covenant contained in this Trust Indenture and in the Participation Agreement or any of the other Operative Agreements, shall be payable only from the income and proceeds from the Trust Estate to the extent included in the Trust Indenture Estate and only to the extent that the Owner Trustee shall have sufficient income or proceeds from the Trust Estate to the extent included in the Trust Indenture Estate to enable the Loan Trustee to make such payments in accordance with the terms of Article III hereof, and all of the statements, representations, covenants and agreements made by the Owner Trustee (when made in such capacity) contained in this Trust Indenture and any agreement referred to herein other than the Trust Agreement, unless expressly otherwise stated, are made and intended only for the purpose of binding the Trust Estate and establishing the existence of rights and remedies which can be exercised and enforced against the Trust Estate; therefore, anything contained in this Trust Indenture or such other agreements to the contrary notwithstanding (except for any express provisions or representations that the Owner Trustee is responsible for, or is making, in its individual capacity, for which there would be personal liability of the Owner Trustee), no recourse shall be had with respect to this Trust Indenture or such other agreements against the Owner Trustee in its individual capacity or against any institution or person which becomes a successor trustee or co-trustee or any officer, director, trustee, servant or direct or indirect parent or controlling Person or Persons of any of them, and (ii) none of the Owner Trustee, in its individual capacity, the Owner Participant, the Loan Trustee and any officer, director, trustee, servant, employee, agent or direct or indirect parent or controlling Person or Persons of any of them shall have any personal liability for any amounts payable hereunder, under the Participation Agreement or any of the other Operative Agreements or under the Equipment Notes except as expressly provided herein or in the Participation Agreement; provided, however, that nothing contained in this Section 2.03(a) shall be construed to limit the exercise and enforcement in accordance with the terms of this Trust Indenture or such other agreements of rights and remedies against the Trust Indenture Estate.

                 (b) If (i) all or any part of the Trust Estate becomes the property of, or the Owner Trustee or Owner Participant becomes, a debtor subject to the reorganization provisions of the Bankruptcy Code, (ii) pursuant to such reorganization provisions, including Section 1111(b) of the Bankruptcy Code, the Owner Trustee (in its individual capacity) or the Owner Participant is required, by reason of the Owner Trustee (in its individual capacity) or the Owner Participant being held to have recourse liability to any Note Holder or the Loan Trustee, directly or indirectly (other than the recourse liability of the Owner Trustee (in its individual capacity) or the Owner Participant under the Participation Agreement or this Trust Indenture or by separate agreement), to make payment on account of any amount payable as principal, Make-Whole Amount, if any, interest or other amounts on the Equipment Notes and (iii) any Note Holder or the Loan Trustee actually receives any Excess Amount (as hereinafter defined) which reflects any payment by the Owner Trustee (in its individual capacity) or the Owner Participant on account of clause (ii) above, then such Note Holder or the Loan Trustee, as the case may be, shall promptly refund to the Owner Trustee (in its individual capacity) or the Owner Participant (whichever shall have made such payment) such Excess Amount.

                 For purposes of this Section 2.03(b), "Excess Amount" means the amount by which such payment exceeds the amount that would have been received by a Note Holder or the Loan Trustee if the Owner Trustee (in its individual capacity) or the Owner Participant had not become subject to the recourse liability referred to in clause (ii) above. Nothing contained in this
Section 2.03(b) shall prevent a Note Holder or the Loan Trustee from enforcing any personal recourse obligation (and retaining the proceeds thereof) of the Owner Trustee (in its individual capacity) or the Owner Participant under the Participation Agreement or this Trust Indenture (and any exhibits or annexes hereto or thereto) or by separate agreement or from retaining any amount paid by Owner Participant under Section 2.13 or 4.03 hereof.

                 SECTION 2.04.  Method of Payment

                 (a) The Original Amount of, interest on, Make-Whole Amount, if any, and other amounts due under each Equipment Note or hereunder will be payable in Dollars by wire transfer of immediately available funds not later than 12:00 noon, New York City time, on the due date of payment to the Loan Trustee at the Corporate Trust Office for distribution among the Note Holders in the manner provided herein. The Owner Trustee shall not have any responsibility for the distribution of such payment to any Note Holder. Notwithstanding the foregoing or any provision in any Equipment Note to the contrary, the Loan Trustee will use reasonable efforts to pay or cause to be paid, if so directed in writing by any Note Holder (with a copy to the Owner Trustee), all amounts paid by the Owner Trustee hereunder and under such holder's Equipment Note or Equipment Notes to such holder or a nominee therefor (including all amounts distributed pursuant to Article III of this Trust Indenture) by transferring, or causing to be transferred, by wire transfer of immediately available funds in Dollars, prior to 2:00 p.m., New York City time, on the due date of payment, to an account maintained by such holder with a bank located in the continental United States the amount to be distributed to such holder, for credit to the account of such holder maintained at such bank. If the Loan Trustee shall fail to make any such payment as provided in the immediately foregoing sentence after its receipt of funds at the place and prior to the time specified above, the Loan Trustee, in its individual capacity and not as trustee, agrees to compensate such holders for loss of use of funds at the Debt Rate until such payment is made and the Loan Trustee shall be entitled to any interest earned on such funds until such payment is made. Any payment made hereunder shall be made without any presentment or surrender of any Equipment Note, except that, in the case of the final payment in respect of any Equipment Note, such Equipment Note shall be surrendered to the Loan Trustee for cancellation promptly after such payment. Notwithstanding any other provision of this Trust Indenture to the contrary, the Loan Trustee shall not be required to make, or cause to be made, wire transfers as aforesaid prior to the first Business Day on which it is practicable for the Loan Trustee to do so in view of the time of day when the funds to be so transferred were received by it if such funds were received after 12:00 noon, New York City time, at the place of payment. Prior to the due presentment for registration of transfer of any Equipment Note, the Owner Trustee and the Loan Trustee shall deem and treat the Person in whose name any Equipment Note is registered on the Equipment Note

Register as the absolute owner and holder of such Equipment Note for the purpose of receiving payment of all amounts payable with respect to such Equipment Note and for all other purposes, and none of the Owner Trustee or the Loan Trustee shall be affected by any notice to the contrary. So long as any signatory to the Participation Agreement or nominee thereof shall be a registered Note Holder, all payments to it shall be made to the account of such Note Holder specified in Schedule I thereto and otherwise in the manner provided in or pursuant to the Participation Agreement unless it shall have specified some other account or manner of payment by notice to the Loan Trustee consistent with this Section 2.04.

                 (b) The Loan Trustee, as agent for the Owner Trustee, shall exclude and withhold at the appropriate rate from each payment of Original Amount of, interest on, Make-Whole Amount, if any, and other amounts due hereunder or under each Equipment Note (and such exclusion and withholding shall constitute payment in respect of such Equipment Note) any and all United States withholding taxes applicable thereto as required by Law. The Loan Trustee agrees to act as such withholding agent and, in connection therewith, whenever any present or future United States taxes or similar charges are required to be withheld with respect to any amounts payable hereunder or in respect of the Equipment Notes, to withhold such amounts and timely pay the same to the appropriate authority in the name of and on behalf of the Note Holders, that it will file any necessary United States withholding tax returns or statements when due, and that as promptly as possible after the payment thereof it will deliver to each Note Holder (with a copy to the Owner Trustee and the Lessee) appropriate receipts showing the payment thereof, together with such additional documentary evidence as any such Note Holder may reasonably request from time to time.

                 If a Note Holder which is a Non-U.S. Person has furnished to the Loan Trustee a properly completed, accurate and currently effective U.S. Internal Revenue Service Form 1001 or W-8 (or such successor form or forms as may be required by the United States Treasury Department) during the calendar year in which the payment hereunder or under the Equipment Note(s) held by such holder is made (but prior to the making of such payment), or in either of the two preceding calendar years, and has not notified the Loan Trustee of the withdrawal or inaccuracy of such form prior to the date of such payment (and the Loan Trustee has no reason to believe that any information set forth in such form is inaccurate), the Loan Trustee shall withhold only the amount, if any, required by Law (after taking into account any applicable exemptions properly claimed by the Note Holder) to be withheld from payments hereunder or under the Equipment Notes held by such holder in respect of United States federal income tax. If a Note Holder (x) which is a Non-U.S. Person has furnished to the Loan Trustee a properly completed, accurate and currently effective U.S. Internal Revenue Service Form 4224 in duplicate (or such successor certificate, form or forms as may be required by the United States Treasury Department as necessary in order to properly avoid withholding of United States federal income tax), for each calendar year in which a payment is made (but prior to the making of any payment for such year), and has not notified the Loan Trustee of the withdrawal or inaccuracy of such certificate or form prior to the date of such payment (and the Loan Trustee has no reason to believe that any information set forth in such form is inaccurate) or (y) which is a U.S. Person has furnished to the Loan Trustee a properly completed, accurate and currently effective U.S. Internal Revenue Service Form W-9, if applicable, prior to a payment hereunder or under the Equipment Notes held by such holder, no amount shall be withheld from payments in respect of United States federal income tax. If any Note Holder has notified the Loan Trustee that any of the foregoing forms or certificates is withdrawn or inaccurate, or if such holder has not filed a form claiming an exemption from United States withholding tax or if the Code or the regulations thereunder or the administrative interpretation thereof is at any time after the date hereof amended to require such withholding of United States federal income taxes from payments under the Equipment Notes held by such holder, the Loan Trustee agrees to withhold from each payment due to the relevant Note Holder withholding taxes at the appropriate rate under Law and will, on a timely basis as more fully provided above, deposit such amounts with an authorized depository and make such returns, statements, receipts and other documentary evidence in connection therewith as required by Law.

                 SECTION 2.05.  Application of Payments

                 In the case of each Equipment Note, each payment of Original Amount, Make-Whole Amount, if any, and interest due thereon shall be applied:

                 First:   to the payment of accrued interest on such Equipment
         Note (as well as any interest on any overdue Original Amount, any overdue Make-Whole Amount, if any, and to the extent permitted by Law, any overdue interest and any other overdue amounts thereunder) to the date of such payment;

                 Second: to the payment of the Original Amount of such Equipment Note (or a portion thereof) then due thereunder;

                 Third:   to the payment of Make-Whole Amount, if any, and any
         other amount due hereunder or under such Equipment Note; and

                 Fourth: the balance, if any, remaining thereafter, to the payment of the Original Amount of such Equipment Note remaining unpaid (provided that such Equipment Note shall not be subject to redemption except as provided in Sections 2.10, 2.11 and 2.12 hereof).

The amounts paid pursuant to clause "Fourth" above shall be applied to the installments of Original Amount of such Equipment Note in the inverse order of their normal maturity.

                 SECTION 2.06.  Termination of Interest in Trust
                                Indenture Estate

                 No Note Holder nor any other Indenture Indemnitee shall, as such, have any further interest in, or other right with respect to, the Trust Indenture Estate when and if the Original Amount of, Make-Whole Amount, if any, and interest on and other amounts due under all Equipment Notes held by such Note Holder and all other sums then due and payable to such Note Holder, such Indenture Indemnitee or the Loan Trustee hereunder (including, without limitation, under the third paragraph of Section 2.02 hereof) and under the other Operative Agreements by the Owner Trustee (collectively, the "Secured Obligations") shall have been paid in full.

                 SECTION 2.07. Registration, Transfer and Exchange of Equipment Notes

                 The Loan Trustee shall keep a register (the "Equipment Note Register") in which the Loan Trustee shall provide for the registration of Equipment Notes and the registration of transfers of Equipment Notes. No such transfer shall be given effect unless and until registration hereunder shall have occurred. The Equipment Note Register shall be kept at the Corporate Trust Office of the Loan Trustee. The Loan Trustee is hereby appointed "Equipment Note Registrar" for the purpose of registering Equipment Notes and transfers of Equipment Notes as herein provided. A holder of any Equipment
Note intending to exchange such Equipment Note shall surrender such Equipment Note to the Loan Trustee at the Corporate Trust Office, together with a written request from the registered holder thereof for the issuance of a new Equipment Note, specifying, in the case of a surrender for transfer, the name and address of the new holder or holders. Upon surrender for registration of transfer of any Equipment Note, the Owner Trustee shall execute, and the Loan Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Equipment Notes of a like aggregate Original Amount and of the same series.

                 At the option of the Note Holder, Equipment Notes may be exchanged for other Equipment Notes of any authorized denominations of a like aggregate Original Amount, upon surrender of the Equipment Notes to be exchanged to the Loan Trustee at the Corporate Trust Office. Whenever any Equipment Notes are so surrendered for exchange, the Owner Trustee shall execute, and the Loan Trustee shall authenticate and deliver, the Equipment Notes which the Note Holder making the exchange is entitled to receive. All Equipment Notes issued upon any registration of transfer or exchange of Equipment Notes (whether under this Section 2.07 or under Section 2.08 hereof or otherwise under this Trust Indenture) shall be the valid obligations of the Owner Trustee evidencing the same respective obligations, and entitled to the same security and benefits under this Trust Indenture, as the Equipment Notes surrendered upon such registration of transfer or exchange. Every Equipment Note presented or surrendered for registration of transfer, shall (if so required by the Loan Trustee) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Loan Trustee duly executed by the Note Holder or such holder's attorney duly authorized in writing, and the Loan Trustee shall require evidence satisfactory to it as to the compliance of any such transfer with the Securities Act, and the securities Laws of any applicable state. The Loan Trustee shall make a notation on each new Equipment Note of the amount of all payments of Original Amount previously made on the old Equipment Note or Equipment Notes with respect to which such new Equipment Note is issued and the date to which interest on such old Equipment Note or Equipment Notes has been paid. Interest shall be deemed to have been paid on such new Equipment Note to the date on which interest shall have been paid on such old Equipment Note, and all payments of the Original Amount marked on such new Equipment Note, as provided above, shall be deemed to have been made thereon. The Owner Trustee shall not be required to exchange any surrendered Equipment Notes as provided above during the ten-day period preceding the due date of any payment on such Equipment Note. The Owner Trustee shall in all cases deem the Person in whose name any Equipment Note shall have been issued and registered as the absolute owner and holder of such Equipment Note for the purpose of receiving payment of all amounts payable by the Owner Trustee with respect to such Equipment Note and for all purposes until a notice stating otherwise is received from the Loan Trustee and such change is reflected on the Equipment Note Register. The Loan Trustee will promptly notify the Owner Trustee and the Lessee of each registration of a transfer of an Equipment Note. Any such transferee of an Equipment Note, by its acceptance of an Equipment Note, agrees to the provisions of the Participation Agreement applicable to Note Holders, and shall be deemed to have covenanted to the parties to the Participation Agreement as to the matters covenanted by the original Loan Participant in the Participation Agreement. Subject to compliance by the Note Holder and its transferee (if any) of the requirements set forth in this Section 2.07, Loan Trustee and Owner Trustee shall use all reasonable efforts to issue new Equipment Notes upon transfer or exchange within 10 Business Days of the date an Equipment Note is surrendered for transfer or exchange.

                 SECTION 2.08. Mutilated, Destroyed, Lost or Stolen Equipment Notes

                 If any Equipment Note shall become mutilated, destroyed, lost or stolen, the Owner Trustee shall, upon the written request of the holder of such Equipment Note, execute and the Loan Trustee shall authenticate and deliver in replacement thereof a new Equipment Note, payable in the same Original Amount dated the same date and captioned as issued in connection with the Aircraft. If the Equipment Note being replaced has become mutilated, such Equipment Note shall be surrendered to the Loan Trustee and a photocopy thereof shall be furnished to the Owner Trustee. If the Equipment Note being replaced has been destroyed, lost or stolen, the holder of such Equipment Note shall furnish to the Owner Trustee and the Loan Trustee such security or indemnity as may be required by them to save the Owner Trustee and the Loan Trustee harmless and evidence satisfactory to the Owner Trustee and the Loan Trustee of the destruction, loss or theft of such Equipment Note and of the ownership thereof. If a "qualified institutional buyer" of the type referred to in paragraph
(a)(1)(i)(A), (B), (D) or (E) of Rule 144A under the Securities Act (a "QIB") is the holder of any such destroyed, lost or stolen Equipment Note, then the written indemnity of such QIB, signed by an authorized officer thereof, in favor of, delivered to and in form reasonably satisfactory to Lessee, Owner Trustee and Loan Trustee shall be accepted as satisfactory indemnity and security and no further indemnity or security shall be required as a condition to the execution and delivery of such new Equipment Note. Subject to compliance by the Note Holder with the requirements set forth in this Section 2.08, Loan Trustee and Owner Trustee shall use all reasonable efforts to issue new Equipment Notes within 10 Business Days of the date of the written request therefor from the Note Holder.

                 SECTION 2.09.  Payment of Expenses on Transfer;
                                Cancellation

                 (a) No service charge shall be made to a Note Holder for any registration of transfer or exchange of Equipment Notes, but the Loan Trustee, as Equipment Note Registrar, may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Equipment Notes.

                 (b) The Loan Trustee shall cancel all Equipment Notes surrendered for replacement, redemption, transfer, exchange, payment or cancellation and shall destroy the canceled Equipment Notes.

                 SECTION 2.10.  Mandatory Redemptions of Equipment Notes

                 (a)  On the date on which Lessee is required pursuant to
Section 10.1.2 of the Lease to make payment for an Event of Loss with respect to the Aircraft, all of the Equipment Notes shall be redeemed in whole at a redemption price equal to 100% of the unpaid Original Amount thereof, together with all accrued interest thereon to the date of redemption and all other Secured Obligations owed or then due and payable to the Note Holders but without Make-Whole Amount.

                 (b) If the Lease is terminated with respect to the Aircraft by Lessee pursuant to Section 9 thereof, on the date the Lease is so terminated, all the Equipment Notes shall be redeemed in whole at a redemption price equal to 100% of the unpaid Original Amount thereof, together with accrued interest thereon to the date of redemption and all other amounts then due and payable hereunder and under the Participation Agreement and all other Operative Agreements to the Note Holders plus, if such redemption is made prior to the Premium Termination Date, Make-Whole Amount, if any.

                 SECTION 2.11.  Voluntary Redemptions of Equipment Notes

                 All (but not less than all) of the Equipment Notes may be redeemed by the Owner Trustee in connection with a transaction described in, and subject to the terms and conditions of, Section 11 of the Participation Agreement upon at least 30 days' revocable prior written notice to the Loan Trustee and the Note Holders, and the Equipment Notes shall, as provided in
Section 11 of the Participation Agreement, be redeemed in whole at a redemption price equal to 100% of the unpaid Original Amount thereof, together with accrued interest thereon to the date of redemption and all other Secured Obligations owed or then due and payable to the Note Holders plus (except as provided in Section 11 of the Participation Agreement), if such redemption is made prior to the Premium Termination Date, Make-Whole Amount, if any.

                 SECTION 2.12.  Redemptions; Notice of Redemption

                 (a) Neither any redemption of any Equipment Note nor any purchase by the Owner Trustee of any Equipment Note may be made except to the extent and in the manner expressly permitted by this Trust Indenture. No purchase of any Equipment Note may be made by the Loan Trustee.

                 (b) Notice of redemption or purchase with respect to the Equipment Notes shall be given by the Loan Trustee by first-class mail, postage prepaid, mailed not less than 25 nor more than 60 days prior to the applicable redemption date, to each Note Holder of such Equipment Notes to be redeemed or purchased, at such Note Holder's address appearing in the Equipment Note Register; provided that, in the case of a redemption to be made pursuant to
Section 2.10(b) or Section 2.11, such notice shall be revocable and shall be deemed revoked in the event that the Lease does not in fact terminate on the specified termination date or if notice of such redemption shall have been given in connection with a refinancing of Equipment Notes and the Loan Trustee receives written notice of such revocation from the Lessee or the Owner Trustee not later than three days prior to the redemption date. All notices of redemption shall state: (1) the redemption date, (2) the applicable basis for determining the redemption price, (3) that on the redemption date, the redemption price will become due and payable upon each such Equipment Note, and that, if any such Equipment Notes are then outstanding, interest on such Equipment Notes shall cease to accrue on and after such redemption date, and
(4) the place or places where such Equipment Notes are to be surrendered for payment of the redemption price.

                 (c) On or before the redemption date, the Owner Trustee (or any person on behalf of the Owner Trustee) shall, to the extent an amount equal to the redemption price for the Equipment Notes to be redeemed or purchased on the redemption date shall not then be held in the Trust Indenture Estate, deposit or cause to be deposited with the Loan Trustee by 12:00 noon on the redemption date in immediately available funds the redemption price of the Equipment Notes to be redeemed or purchased.

                 (d) Notice of redemption or purchase having been given as aforesaid (and not deemed revoked as contemplated in the proviso to Section 2.12(b)), the Equipment Notes to be redeemed or purchased shall, on the redemption date, become due and payable at the Corporate Trust Office of the Loan Trustee or at any office or agency maintained for such purposes pursuant to Section 2.07, and from and after such redemption date (unless there shall be a default in the payment of the redemption price) any such Equipment Notes then outstanding shall cease to bear interest. Upon surrender of any such Equipment Note for redemption or purchase in accordance with said notice, such Equipment Note shall be redeemed at the redemption price. If any Equipment Note called for redemption or purchase shall not be so paid upon surrender thereof for redemption, the principal amount thereof shall, until paid, continue to bear interest from the applicable redemption date at the interest rate in effect for such Equipment Note as of such redemption date.

                 SECTION 2.13.  Option to Purchase Equipment Notes

                 The Owner Trustee and the Owner Participant may, upon the events and subject to the terms and conditions and for the price set forth in this Section 2.13, purchase all but not less than all of the Equipment Notes outstanding hereunder, and each Note Holder agrees that it will, upon such events and subject to such terms and conditions and upon receipt of such price, sell, assign, transfer and convey to such purchaser or its nominee (without recourse or warranty of any kind except against Liens on such Equipment Notes arising by, through or under such holder), all of the right, title and interest of such Note Holder in and to the Equipment Notes held by it, and such purchaser or its nominee shall assume all of such holder's obligations under the Participation Agreement and hereunder.

                 Such option to purchase the Equipment Notes may be exercised by the Owner Trustee or the Owner Participant at any time after any of the following events, and in any such event the purchase price thereof shall equal for each Equipment Note, the aggregate unpaid Original Amount thereof, plus accrued and unpaid interest thereon to the date of purchase and all other Secured Obligations owed, or then due and payable hereunder, to the holder thereof (including under the third paragraph of Section 2.02 hereof). Such option to purchase the Equipment Notes may be exercised (x) at any time after a Mortgagee Event or (y) in the event there shall have occurred and be continuing a Lease Event of Default, provided that if such option is exercised pursuant to this clause (y) at a time when there shall have occurred and be continuing for less than 120 days a Lease Event of Default, the purchase price thereof shall equal the price provided in the preceding sentence plus (subject to Section 4.04(b) hereof) the Make-Whole Amount, if any, [provided further that if such option is exercised pursuant to this clause (y) at any time when there shall have occurred and be continuing a Lease Event of Default only under Section
14.8 of the Lease (in which event the option to purchase the Equipment Notes pursuant to this Section 2.13 may not be exercised for 60 days after the date of notice by the Loan Trustee of such Lease Event of Default to the Note Holders), the purchase price thereof shall equal the price provided in the preceding sentence plus (subject to Section 4.04(b) hereof) the Make-Whole Amount, if any].

                 Such option to purchase the Equipment Notes may be exercised by the Owner Trustee or the Owner Participant giving written notice of its election of such option to the Loan Trustee, which notice shall specify a date for such purchase within 30 days of the date of such notice. The Loan Trustee shall not exercise any of the remedies hereunder and, without the consent of the Owner Trustee or the Owner Participant, under the Lease, during the period from the time that an exercise by the Owner Trustee or the Owner Participant of such option to purchase becomes irrevocable until the date on which such purchase is required to occur pursuant to the terms of the preceding sentence. Such election to purchase the Equipment Notes shall become irrevocable upon the sixteenth day following the giving of written notice as provided above.

                 If the Owner Trustee or the Owner Participant on or before the date of such purchase shall so request, the Note Holders will comply with all the provisions of Section 2.07 to enable new Equipment Notes to be issued to the Owner Trustee or the Owner Participant or its nominee in such denominations as the Owner Trustee or the Owner Participant shall request. All taxes, charges and expenses required pursuant to Section 2.09 in connection with the issuance of such new Equipment Note shall be borne by the Owner Participant.

                 SECTION 2.14.  Subordination

                 (a) The Owner Trustee and, by acceptance of its Equipment Notes of any Series, each Note Holder of such Series, hereby agree that no payment or distribution shall be made on or in respect of the Secured Obligations owed to such Note Holder of such Series, including any payment or distribution of cash, property or securities after the commencement of a proceeding of the type referred to in Section 4.02(g) hereof, except as expressly provided in Article III hereof.

                 (b) By the acceptance of its Equipment Notes of any Series (other than Series A), each Note Holder of such Series agrees that in the event that such Note Holder, in its capacity as a Note Holder, shall receive any payment or distribution on any Secured Obligations in respect of such Series which it is not entitled to receive under this Section 2.14 or Article III hereof, it will hold any amount so received in trust for the Senior Holder (as defined in Section 2.14(c) hereof) and will forthwith turn over such payment to the Loan Trustee in the form received to be applied as provided in Article III hereof.

                 (c) As used in this Section 2.14, the term "Senior Holder" shall mean, (i) the Note Holders of Series A until the Secured Obligations in respect of Series A Equipment Notes have been paid in full, (ii) after the Secured Obligations in respect of Series A Equipment Notes have been paid in full, the Note Holders of Series B until the Secured Obligations in respect of Series B Equipment Notes have been paid in full and (iii) after the Secured Obligations in respect of Series B Equipment Notes have been paid in full, the Note Holders of Series C until the Secured Obligations in respect of Series C Equipment Notes have been paid in full.

                                  ARTICLE III

                    RECEIPT, DISTRIBUTION AND APPLICATION OF
                     INCOME FROM THE TRUST INDENTURE ESTATE

                 SECTION 3.01.  Basic Rent Distribution

                 Except as otherwise provided in Section 3.03 hereof, each installment of Basic Rent, any payment of interest on overdue installments of Basic Rent and any payment received by the Loan Trustee pursuant to Section
4.03 hereof shall be promptly distributed in the following order of priority:

First,       (i) so much of such installment or payments as shall be required to pay in full the aggregate amount of the payment or payments of Original Amount and interest (as well as any interest on any overdue Original Amount and, to the extent permitted by Law, on any overdue interest) then due under all Series A Equipment Notes shall be distributed to the Note Holders of Series A ratably, without priority of one over the other, in the proportion that the amount of such payment or payments then due under each Series A Equipment Note bears to the aggregate amount of the payments then due under all Series A Equipment Notes;

            (ii) after giving effect to paragraph (i) above, so much of such installment or payment remaining as shall be required to pay in full the aggregate amount of the payment or payments of Original Amount and interest (as well as any interest on any overdue Original Amount and, to the extent permitted by Law, on interest) then due under all Series B Equipment Notes shall be distributed to the Note Holders of Series B ratably, without priority of one over the other, in the proportion that the amount of such payment or payments then due under each Series B Equipment Note bears to the aggregate amount of the payments then due under all Series B Equipment Notes; and

           (iii) after giving effect to paragraph (ii) above, so much of such installment or payment remaining as shall be required to pay in full the aggregate amount of the payment or payments of Original Amount and interest (as well as any interest on any overdue Original Amount and, to the extent permitted by Law, on any overdue interest) then due under all Series C Equipment Notes shall be distributed to the Note Holders of Series C ratably, without priority of one over the other, in the proportion that the amount of such payment or payments then due under each Series C Equipment Note bears to the aggregate amount of the payments then due under all Series C Equipment Notes; and

Second, the balance, if any, of such installment remaining thereafter shall be distributed to the Owner Trustee; provided, however, that if an Event of Default shall have occurred and be continuing, then such balance shall not be distributed as provided in this clause "Second" but shall be held by the Loan Trustee as part of the Trust Indenture Estate and invested in accordance with Section 5.09 hereof until whichever of the following shall first occur: (i) all Events of Default shall have been cured or waived, in which event such balance shall be distributed as provided in this clause "Second", (ii)
                 Section 3.03 hereof shall be applicable, in which event such balance shall be distributed in accordance with the provisions of such Section 3.03, or (iii) the 180th day after the receipt of such payment in which case such payment shall be distributed as provided in this clause "Second".

                 SECTION 3.02. Event of Loss; Replacement; Voluntary Termination; Optional Redemption

                 Except as otherwise provided in Section 3.03 or 3.04 hereof, any payments received by the Loan Trustee (i) with respect to the Airframe or the Airframe and one or more Engines as the result of an Event of Loss, (ii) pursuant to a voluntary termination of the Lease pursuant to Section 9 thereof, or (iii) pursuant to an optional redemption of the Equipment Notes pursuant to
Section 11 of the Participation Agreement shall be applied to redemption of the Equipment Notes and to all other Secured Obligations by applying such funds in the following order of priority:

First, (a) to reimburse the Loan Trustee and the Note Holders for any reasonable costs or expenses incurred in connection with such redemption for which they are entitled to reimbursement, or indemnity by Lessee, under the Operative Agreements and then
                 (b) to pay any other Secured Obligations then due to the Loan Trustee, the Note Holders and the other Indenture Indemnitees under this Trust Indenture, the Participation Agreement or the Equipment Notes;

Second,          (i)    to pay the amounts specified in paragraph (i) of clause
                        "Third" of Section 3.03 hereof plus Make-Whole Amount, if any, then due and payable in respect of the Series A
                        Equipment Notes;

                 (ii) after giving effect to paragraph (i) above, to pay the amounts specified in paragraph (ii) of clause "Third" of
                        Section 3.03 hereof plus Make-Whole Amount, if any, then due and payable in respect of the Series B Equipment Notes; and

                 (iii) after giving effect to paragraph (ii) above, to pay the amounts specified in paragraph (iii) of clause "Third" of Section 3.03 hereof plus Make-Whole Amount, if any, then due and payable in respect of the Series C Equipment Notes; and

Third,           as provided in clause "Fourth" of Section 3.03 hereof;

provided, however, that if a Replacement Airframe or Replacement Engine shall be substituted for the Airframe or Engine subject to such Event of Loss as provided in Section 10 of the Lease and in accordance with Section 5.06 hereof, any insurance, condemnation or similar proceeds which result from such Event of Loss and are paid over to the Loan Trustee shall be held by the Loan Trustee as permitted by Section 6.04 hereof (provided that such moneys shall be invested as provided in Section 5.09 hereof) as additional security for the obligations of Lessee under the Lessee Operative Agreements and, unless otherwise applied pursuant to the Lease, such proceeds (and such investment earnings) shall be released to the Lessee at the Lessee's written request upon the release of such damaged Airframe or Engine and the replacement thereof as provided in the Lease.

                 SECTION 3.03.  Payments After Event of Default

                 Except as otherwise provided in Section 3.04 hereof, all payments received and amounts held or realized by the Loan Trustee (including any amounts realized by the Loan Trustee from the exercise of any remedies pursuant to Section 15 of the Lease or Article IV hereof) after an Event of Default shall have occurred and be continuing and after the declaration specified in Section 4.04(b) hereof, as well as all payments or amounts then held by the Loan Trustee as part of the Trust Indenture Estate, shall be promptly distributed by the Loan Trustee in the following order of priority:

First, so much of such payments or amounts as shall be required to (i) reimburse the Loan Trustee or WTC for any tax, expense or other loss (including, without limitation, all amounts to be expended at the expense of, or charged upon the tolls, rents, revenues, issues, products and profits of, the property included in the Trust Indenture Estate (all such property being herein called the "Mortgaged Property") pursuant to Section 4.05(b) hereof) incurred by the Loan Trustee or WTC (to the extent not previously reimbursed), the expenses of any sale, taking or other proceeding, reasonable attorneys' fees and expenses, court costs, and any other expenditures incurred or expenditures or advances made by the Loan Trustee, WTC or the Note Holders in the protection, exercise or enforcement of any right, power or remedy or any damages sustained by the Loan Trustee, WTC or any Note Holder, liquidated or otherwise, upon such Event of Default shall be applied by the Loan Trustee as between itself, WTC and the Note Holders in reimbursement of such expenses and any other expenses for which the Loan Trustee, WTC or the Note Holders are entitled to reimbursement under any Operative Agreement and (ii) all Secured Obligations payable to the other Indenture Indemnitees hereunder, under the Participation Agreement and the Lease; and in the case the aggregate amount to be so distributed is insufficient to pay as aforesaid in clauses (i) and (ii), then ratably, without priority of one over the other, in proportion to the amounts owed each hereunder;

Second, so much of such payments or amounts remaining as shall be required to reimburse the then existing or prior Note Holders for payments made pursuant to Section 5.03 hereof (to the extent not previously reimbursed) shall be distributed to such then existing or prior Note Holders ratably, without priority of one over the other, in accordance with the amount of the payment or payments made by each such then existing or prior Note Holder pursuant to said Section 5.03 hereof;

Third,           (i)    so much of such payments or amounts remaining as shall
                        be required to pay in full the aggregate unpaid Original
                        Amount of all Series A Equipment Notes, and the accrued but unpaid interest and other amounts due thereon (other than Make-Whole Amount which shall not be due and payable) and all other Secured Obligations in respect of the Series A Equipment Notes (other than Make-Whole
                        Amount) to the date of distribution, shall be distributed to the Note Holders of Series A, and in case the aggregate amount so to be distributed shall be insufficient to pay in full as aforesaid, then ratably, without priority of one over the other, in the proportion that the aggregate unpaid Original Amount of all Series A Equipment Notes held by each holder plus the accrued but unpaid interest and other amounts due hereunder or thereunder (other than Make-Whole Amount, if any) to the date of distribution, bears to the aggregate unpaid Original Amount of all Series A
                        Equipment Notes held by all such holders plus the accrued but unpaid interest and other amounts due thereon (other than Make-Whole Amount) to the date of distribution;

                 (ii) after giving effect to paragraph (i) above, so much of such payments or amounts remaining as shall be required to pay in full the aggregate unpaid Original Amount of all Series B Equipment Notes, and the accrued but unpaid interest and other amounts due thereon (other than Make-Whole Amount which shall not be due and payable) and all other Secured Obligations in respect of the Series

                        B Equipment Notes (other than Make-Whole Amount) to the date of distribution, shall be distributed to the Note Holders of Series B, and in case the aggregate amount so to be distributed shall be insufficient to pay in full as aforesaid, then ratably, without priority of one over the other, in the proportion that the aggregate unpaid Original Amount of all Series B Equipment Notes held by each holder plus the accrued but unpaid interest and other amounts due hereunder or thereunder (other than the Make-Whole Amount, if any) to the date of distribution, bears to the aggregate unpaid Original Amount of all Series B Equipment Notes held by all such holders plus the accrued but unpaid interest and other amounts due thereon (other than the Make-Whole Amount) to the date of distribution; and

                 (iii) after giving effect to paragraph (ii) above, so much of such payments or amounts remaining as shall be required to pay in full the aggregate unpaid Original Amount of all Series C Equipment Notes, and the accrued but unpaid interest and other amounts due thereon (other than Make-Whole Amount which shall not be due and payable) and all other Secured Obligations in respect of the Series C Equipment Notes (other than Make-Whole Amount) to the date of distribution, shall be distributed to the Note Holders of Series C, and in case the aggregate amount so to be distributed shall be insufficient to pay in full as aforesaid, then ratably, without priority of one over the other, in the proportion that the aggregate unpaid Original Amount of all Series C Equipment Notes held by each holder plus the accrued but unpaid interest and other amounts due hereunder or thereunder (other than the Make-Whole Amount, if any) to the date of distribution, bears to the aggregate unpaid Original Amount of all Series C Equipment Notes held by all such holders plus the accrued but unpaid interest and other amounts due thereon (other than the Make-Whole Amount) to the date of distribution; and

Fourth, the balance, if any, of such payments or amounts remaining thereafter shall be distributed to the Owner Trustee.

                 No Make-Whole Amount shall be due and payable on the Equipment Notes as a consequence of the acceleration of the Equipment Notes as a result of an Event of Default.

                 SECTION 3.04.  Certain Payments

                 (a) Any payments received by the Loan Trustee for which no provision as to the application thereof is made in this Trust Indenture and for which such provision is made in the Lease, the Participation Agreement or any other Operative Agreement shall be applied forthwith to the purpose for which such payment was made in accordance with the terms of the Lease, the Participation Agreement or such other Operative Agreement, as the case may be.

                 (b) Notwithstanding anything to the contrary contained in this Article III, the Loan Trustee will distribute promptly upon receipt any indemnity payment received by it from the Owner Trustee or Lessee in respect of the Loan Trustee in its individual capacity, any Note Holder or any other Indenture Indemnitee, in each case whether pursuant to Section 9 of the Participation Agreement or as Supplemental Rent, directly to the Person entitled thereto. Any payment received by the Loan Trustee under the third paragraph of Section 2.02 shall be distributed to the Subordination Agent to be distributed in accordance with the terms of the Intercreditor Agreement.

                 (c)  [Intentionally Omitted]

                 (d) Notwithstanding anything to the contrary contained in this Article III, any payments received by the Loan Trustee which constitute Excluded Payments shall be distributed promptly upon receipt by the Loan Trustee directly to the Person or Persons entitled thereto.

                 (e) Notwithstanding any provision of this Trust Indenture to the contrary, any amounts held by Loan Trustee pursuant to the terms of the Lease or any Permitted Sublease assignment shall be held by the Loan Trustee as security for the obligations of Lessee under the Lessee Operative Agreements and, if and when required by the Lease, paid and/or applied in accordance with the applicable provisions of the Lease.

                 SECTION 3.05.  Other Payments

                 Any payments received by the Loan Trustee for which no provision as to the application thereof is made in the Lease, the Participation Agreement, elsewhere in this Trust Indenture or in any other Operative Agreement shall be distributed by the Loan Trustee to the extent received or realized at any time (i) prior to the payment in full of all Secured Obligations due the Note Holders, in the order of priority specified in Section
3.01 hereof subject to the proviso thereto, and (ii) after payment in full of all Secured Obligations, in the following order of priority:

First, to the extent payments or amounts described in clause "First" of Section 3.03 hereof are otherwise obligations of Lessee under the Operative Agreements or for which the Lessee is obligated to indemnify against thereunder, in the manner provided in clause "First" of Section 3.03 hereof, and

Second, in the manner provided in clause "Fourth" of Section 3.03 hereof.

                 Further, and except as otherwise provided in Sections 3.02,
3.03 and 3.04 hereof, all payments received and amounts realized by the Loan Trustee under the Lease or otherwise with respect to the Aircraft (including, without limitation, all amounts realized upon the sale or release of the Aircraft after the termination of the Lease with respect thereto), to the extent received or realized at any time after payment in full of all Secured Obligations due the Note Holders, shall be distributed by the Loan Trustee in the order of priority specified in clause (ii) of the immediately preceding sentence of this Section 3.05.

                 SECTION 3.06.  Payments to Owner Trustee

                 Any amounts distributed hereunder by the Loan Trustee to the Owner Trustee shall be paid to the Owner Trustee (within the time limits contemplated by Section 2.04(a)) by wire transfer of funds of the type received by the Loan Trustee at such office and to such account or accounts of such entity or entities as shall be designated by notice from the Owner Trustee to the Loan Trustee from time to time. The Owner Trustee hereby notifies the Loan Trustee that unless and until the Loan Trustee receives notice to the contrary from the Owner Trustee, all amounts to be distributed to the Owner Trustee pursuant to clause "Second" of Section 3.01 or clause "Fourth" of Section 3.03 hereof shall be distributed by wire transfer of funds of the type received by the Loan Trustee to the Owner Participant's account (within the time limits contemplated by Section 2.04(a)) specified in Schedule 1 to the Participation Agreement.

                                   ARTICLE IV

                     COVENANTS OF OWNER TRUSTEE; EVENTS OF
                       DEFAULT; REMEDIES OF LOAN TRUSTEE

                 SECTION 4.01.  Covenants of Owner Trustee

                 The Owner Trustee hereby covenants and agrees (the covenants and agreements only in clause (b) below being made by the Owner Trustee in its individual capacity) as follows:

                 (a) the Owner Trustee will duly and punctually pay the Original Amount of, Make-Whole Amount, if any, and interest on and other amounts due under the Equipment Notes and hereunder in accordance with the terms of the Equipment Notes and this Trust Indenture and all amounts, if any, payable by it to the Note Holders under the Participation Agreement or Section 9 of the Lease;

                 (b) the Owner Trustee in its individual capacity covenants and agrees that it shall not, directly or indirectly, cause or permit to exist a Lessor Lien attributable to it in its individual capacity with respect to the Aircraft or any other portion of the Trust Estate; that it will promptly, at its own expense, take such action as may be necessary to duly discharge such Lessor Lien attributable to it in its individual capacity; and that it will make restitution to the Trust Indenture Estate for any actual diminution of the assets of the Trust Estate resulting from such Lessor Liens attributable to it in its individual capacity;

                 (c) in the event the Owner Trustee shall have Actual Knowledge of an Event of Default, a Default or an Event of Loss, the Owner Trustee will give prompt written notice of such Event of Default, Default or Event of Loss to the Loan Trustee, each Note Holder, Lessee and the Owner Participant;

                 (d) the Owner Trustee will furnish to the Note Holders and the Loan Trustee, promptly upon receipt thereof, duplicates or copies of all reports, notices, requests, demands, certificates and other instruments furnished to the Owner Trustee under the Lease, including, without limitation, a copy of any Termination Notice and a copy of each report or notice received pursuant to Section 9 or 8.2 or Annex D, Paragraph E of the Lease to the extent that the same shall not have been furnished to the Note Holders or the Loan Trustee pursuant to the Lease;

                 (e) except with the consent of the Loan Trustee (acting pursuant to instructions given in accordance with Section 9.01 hereof) or as provided in Sections 2, 11 and 13 of the Participation Agreement, the Owner Trustee will not contract for, create, incur, assume or suffer to exist any Debt, and will not guarantee (directly or indirectly or by an instrument having the effect of assuring another's payment or performance on any obligation or capability of so doing, or otherwise), endorse or otherwise be or become contingently liable, directly or indirectly, in connection with the Debt of any other person; and

                 (f) the Owner Trustee will not enter into any business or other activity other than the business of owning the Aircraft, the leasing thereof to Lessee and the carrying out of the transactions contemplated hereby and by the Lease, the Participation Agreement and the Trust Agreement and the other Operative Agreements.

                 SECTION 4.02.  Event of Default

                 "Event of Default" means any of the following events (whatever the reason for such Event of Default and whether such event shall be voluntary or involuntary or come about or be effected by operation of Law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

                 (a) any Lease Event of Default (provided that any such Lease Event of Default caused solely by a failure of Lessee to pay to the Owner Trustee or the Owner Participant when due any amount that is included in the definition of Excluded Payments shall not constitute an Event of Default unless notice is given by the Owner Trustee to the Loan Trustee that such failure shall constitute an Event of Default); or

                 (b) the failure of the Owner Trustee to pay when due any payment of Original Amount of, interest on, Make-Whole Amount, if any, or other amount due and payable under any Equipment Note or hereunder (other than as a result of a Lease Event of Default or a Lease Default) and such failure shall have continued unremedied for ten Business Days in the case of any payment of Original Amount or interest or Make-Whole Amount, if any, thereon and, in the case of any other amount, for ten Business Days after the Owner Trustee or the Owner Participant receives written demand from the Loan Trustee or any Note Holder; or

                 (c) any Lien required to be discharged by the Owner Trustee, in its individual capacity pursuant to Section 4.01(b) hereof or in its individual or trust capacity pursuant to Section 7.3.1 of the Participation Agreement, or by the Owner Participant pursuant to
         Section 7.2.1 of the Participation Agreement shall remain undischarged for a period of 30 days after the Owner Trustee or the Owner Participant, as the case may be, shall have received written notice from the Loan Trustee or any Note Holder of such Lien; or

                 (d) any representation or warranty made by the Owner Participant or the Owner Trustee herein, in the Participation Agreement or in any certificate furnished by the Owner Participant or the Owner Trustee to the Loan Trustee or any Note Holder in connection with the transactions contemplated by the Operative Agreements shall prove to have been false or incorrect when made in any material respect and continues to be material to the Loan Trustee or the Note Holders; and if such misrepresentation is capable of being corrected and if such correction is being sought diligently, such misrepresentation shall not have been corrected within 60 days (or, without affecting Section 4.02(f) hereof, in the case of the representation made in Section 6.3.6 or 6.2.6 of the Participation Agreement as to citizenship of the Owner Trustee in its individual capacity or of the Owner Participant, respectively, as soon as is reasonably practicable but in any event within 60 days) following notice thereof from the Loan Trustee or any Note Holder to the Owner Trustee or the Owner Participant, as the case may be; or

                 (e) other than as provided in (c) above or (f) below, any failure by the Owner Trustee or Owner Participant to observe or perform any other covenant or obligation of the Owner Trustee or Owner Participant, as the case may be, for the benefit of the Loan Trustee or the Note Holders contained in the Participation Agreement, Section
         4.2.1 of the Trust Agreement, the Equipment Notes or this Trust Indenture which is not remedied within a period of 60 days after notice thereof has been given to the Owner Trustee and the Owner Participant; or

                 (f) if at any time when the Aircraft is registered under the Laws of the United States, the Owner Participant shall not be a "citizen of the United States" within the meaning of Section 40102(a)(15) of Part A of Subtitle VII of Title 49, United States Code, and as the result thereof the registration of the Aircraft under the Federal Aviation Act, and regulations then applicable thereunder, shall cease to be effective; provided that no Event of Default shall be deemed to have occurred under this paragraph (f) unless such circumstances continue unremedied for more than 60 days after the Owner Participant has Actual Knowledge of the state of facts that resulted in such ineffectiveness and of such loss of citizenship; or

                 (g) at any time either (i) the commencement of an involuntary case or other proceeding in respect of the Owner Participant, the Owner Trustee, the Trust or the Trust Estate under the federal bankruptcy Laws, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy, insolvency or other similar Law in the United States or seeking the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Owner Participant, the Owner Trustee, the Trust or the Trust Estate or for all or substantially all of its property, or seeking the winding-up or liquidation of its affairs and the continuation of any such case or other proceeding undismissed and unstayed for a period of 60 consecutive days; or (ii) the commencement by the Owner Participant, the Owner Trustee, the Trust or the Trust Estate of a voluntary case or proceeding under the federal bankruptcy Laws, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy, insolvency or other similar Law in the United States, or the consent by the Owner Participant, the Owner Trustee, the Trust or the Trust Estate to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Owner Participant, the Owner Trustee, the Trust or the Trust Estate or for all or substantially all of its property, or the making by the Owner Participant, the Owner Trustee, the Trust or the Trust Estate of any assignment for the benefit of creditors or the Owner Participant or the Owner Trustee shall take any action to authorize any of the foregoing; provided, however, that an event referred to in this
         Section 4.02(g) with respect to the Owner Participant shall not constitute an Event of Default if within 30 days of the commencement of the case or proceeding a final non-appealable order, judgment or decree shall be entered in such case or proceeding by a court or a trustee, custodian, receiver or liquidator, to the effect that, no part of the Trust Estate (except for the Owner Participant's beneficial interest therein) and no right, title or interest under the Trust Indenture Estate shall be included in, or be subject to, any declaration or adjudication of, or proceedings with respect to, the bankruptcy, insolvency or liquidation of the Owner Participant referred to in this Section 4.02(g).

                 SECTION 4.03.  Certain Rights

                 The Loan Trustee shall give the Note Holders, the Owner Trustee and the Owner Participant prompt written notice of any Event of Default of which the Loan Trustee has Actual Knowledge and, if any such Event of Default results from a Lease Event of Default that can be cured by the payment of money, shall give the Note Holders, the Owner Trustee and the Owner Participant not less than ten Business Days' prior written notice of the date (the "Enforcement Date") on or after which the Loan Trustee may commence and consummate the exercise of any remedy or remedies described in Section 4.04,
4.05 or 4.06 hereof, or the exercise of any remedy or remedies pursuant to the provisions of Section 15 of the Lease; provided, however, that in the event the Loan Trustee shall have validly terminated the Lease, the Loan Trustee shall not sell or lease, or otherwise afford the use of, the Aircraft or any portion thereof to the Lessee or any Affiliate thereof. Without limiting the generality of the foregoing, the Loan Trustee shall give the Owner Trustee and the Owner Participant at least ten Business Days' prior written notice of any termination of the Lease or of the exercise of any remedy or remedies pursuant to Section 15 of the Lease. If an Event of Default shall have occurred and be continuing, the Owner Trustee shall have the following rights hereunder, any of which may be exercised directly by the Owner Participant.

                 If as a result of the occurrence of an Event of Default in respect of the nonpayment by Lessee of Basic Rent due under the Lease, the Loan Trustee shall have insufficient funds to make any payment of Original Amount and interest on any Equipment Note on the day it becomes due and payable, the Owner Trustee may, but shall not be obligated to, pay the Loan Trustee prior to the Enforcement Date, in the manner provided in Section 2.04 hereof, for application in accordance with Section 3.01 hereof, an amount equal to the portion of the Original Amount and interest (including interest, if any, on any overdue payments of such portion of Original Amount and interest) then due and payable on the Equipment Notes, and, unless the Owner Trustee has cured Events of Default in respect of payments of Basic Rent on each of the three immediately preceding Basic Rent payment dates, or the Owner Trustee has cured six previous Events of Default in respect of payments of Basic Rent, such payment by the Owner Trustee shall, solely for purposes of this Trust Indenture be deemed to cure any Event of Default which would otherwise have arisen on account of the nonpayment by Lessee of such installment of Basic Rent (but not any other Default or Event of Default which shall have occurred and be continuing).

                 If any Event of Default (other than in respect of the nonpayment of Basic Rent by the Lessee) which can be cured by the payment of money has occurred, the Owner Trustee may, but shall not be obligated to, cure such Event of Default by making such payment prior to the Enforcement Date as is necessary to accomplish the observance or performance of the defaulted covenant, condition or agreement to the party entitled to the same.

                 Except as hereinafter in this Section 4.03 provided, the Owner Trustee shall not, as a result of exercising the right to cure any such Event of Default, obtain any Lien on any of the Mortgaged Property or any Rent payable under the Lease for or on account of costs or expenses incurred in connection with the exercise of such right, nor shall any claim of the Owner Trustee against Lessee or any other party for the repayment of such costs or expenses impair the prior right and security interest of the Loan Trustee in and to the Mortgaged Property. Upon any payment by the Owner Trustee pursuant to the first or second preceding paragraphs of this Section 4.03, the Owner Trustee shall be subrogated to the rights of the Loan Trustee and the Note Holders in respect of the Basic Rent which was overdue at the time of such payment and interest payable by the Lessee on account of its being overdue and any Supplemental Rent in respect of the reimbursement of amounts paid by Owner Trustee pursuant to the immediately preceding paragraph (but in either case shall have no rights as a secured party hereunder), and thereafter, the Owner Trustee shall be entitled to receive such overdue Basic Rent or Supplemental Rent, as the case may be, and interest thereon upon receipt thereof by the Loan Trustee; provided, however, that (i) if the Original Amount and interest on the Equipment Notes shall have become due and payable pursuant to Section 4.04(b) hereof, such subrogation shall, until the Secured Obligations shall have been paid in full, be subordinate to the rights of the Loan Trustee, the Note Holders and the Indenture Indemnitees in respect of such payment of overdue Basic Rent, Supplemental Rent and such interest and (ii) the Owner Trustee shall not otherwise attempt to recover any such amount paid by it on behalf of the Lessee pursuant to this Section 4.03 except by demanding of the Lessee payment of such amount, or by commencing an action at law against the Lessee and obtaining and enforcing a judgment against the Lessee for the payment of such amount or taking appropriate action in a pending action at law against the Lessee (provided, that at no time while an Event of Default shall have occurred and be continuing shall any such demand be made or shall any such action be commenced (or continued) and any amounts nevertheless received by the Owner Trustee in respect thereof shall be held in trust for the benefit of, and promptly paid to, the Loan Trustee for distribution as provided in Section 3.03 hereof).

                 Neither the Owner Trustee nor the Owner Participant shall have the right to cure any Lease Event of Default or Lease Default except as specified in this Section 4.03.

                 SECTION 4.04.  Remedies

                 (a) If an Event of Default shall have occurred and be continuing and so long as the same shall continue unremedied, then and in every such case the Loan Trustee may, subject to Section 4.03 and to the second and third paragraphs of this Section 4.04(a), exercise any or all of the rights and powers and pursue any and all of the remedies pursuant to this Article IV and shall have and may exercise all of the rights and remedies of a secured party under the Uniform Commercial Code and, in the event such Event of Default is also a Lease Event of Default, any and all of the remedies pursuant to Section 15 of the Lease and pursuant to any Permitted Sublease assignment and may take possession of all or any part of the properties covered or intended to be covered by the Lien created hereby or pursuant hereto and may exclude the Owner Participant, the Owner Trustee and Lessee and all persons claiming under any of them wholly or partly therefrom; provided, that the Loan Trustee shall give the Owner Trustee and the Owner Participant twenty days' prior written notice of its intention to sell the Aircraft; provided, however, that in the event the Loan Trustee shall have validly terminated the Lease, the Loan Trustee shall not sell or lease, or otherwise afford the use of, the Aircraft or any portion thereof to the Lessee or any Affiliate thereof. Unless an Event of Default not resulting from or relating to a Lease Event of Default has occurred and is continuing, the Owner Participant may bid at the sale and become the purchaser. Without limiting any of the foregoing, it is understood and agreed that the Loan Trustee may exercise any right of sale of the Aircraft available to it, even though it shall not have taken possession of the Aircraft and shall not have possession thereof at the time of such sale.

                 Anything in this Trust Indenture to the contrary notwithstanding, the Loan Trustee shall not be entitled to exercise any remedy hereunder as a result of an Event of Default which arises solely by reason of one or more events or circumstances which constitute a Lease Event of Default unless the Loan Trustee as security assignee of the Owner Trustee shall have exercised or concurrently be exercising one or more of the dispossessory remedies provided for in Section 15 of the Lease with respect to the Aircraft; provided, however, that such requirement to exercise one or more of such remedies under the Lease shall not apply in circumstances where the Loan Trustee is, and has been, for a continuous period in excess of 60 days or such other period as may be specified in Section 1110(a)(l)(A) of the Bankruptcy Code (such 60-day or other period being the "New Section 1110 Period"), involuntarily stayed or prohibited by applicable law or court order from exercising such remedies under the Lease (a "Continuous Stay Period"); provided further, however, that the requirement to exercise one or more of such remedies under the Lease shall nonetheless be applicable during a Continuous Stay Period subsequent to the expiration of the New Section 1110 Period to the extent that the continuation of such Continuous Stay Period subsequent to the expiration of the New Section 1110 Period (A) results from an agreement by the trustee or the debtor-in-possession in such proceeding during the New Section 1110 Period with the approval of the relevant court to perform the Lease in accordance with
Section 1110(a)(l)(A) of the Bankruptcy Code and continues to perform as required by Section 1110(a)(l)(A-B) of the Bankruptcy Code or (B) is an extension of the New Section 1110 Period with the consent of the Loan Trustee pursuant to Section 1110(b) of the Bankruptcy Code or (C) results from the Lessee's assumption during the New Section 1110 Period with the approval of the relevant court of the Lease pursuant to Section 365 of the Bankruptcy Code and Lessee's continuous performance of the Lease as so assumed or (D) is the consequence of the Loan Trustee's own failure to give any requisite notice to any person. In the event that the applicability of Section 1110 of the Bankruptcy Code to the Aircraft is being contested by Lessee in judicial proceedings, so long as the Loan Trustee fails to participate in such proceedings, the Owner Trustee shall have the right (without affecting in any way any rights or remedy of the Loan Trustee hereunder) to participate in such proceedings.

                 It is expressly understood and agreed that, subject only to the preceding paragraph, the inability, described in such paragraph, of the Loan Trustee to exercise any right or remedy under the Lease shall in no event and under no circumstances prevent the Loan Trustee from exercising any or all of its rights, powers and remedies under this Trust Indenture, including, without limitation, this Article IV.

                 (b) If an Event of Default shall have occurred and be continuing, then and in every such case the Loan Trustee may (and shall, upon receipt of a written demand therefor from a Majority in Interest of Note Holders), subject to Section 4.03 hereof, at any time, by delivery of written notice or notices to the Owner Trustee and the Owner Participant, declare all the Equipment Notes to be due and payable, whereupon the unpaid Original Amount of all Equipment Notes then outstanding, together with accrued but unpaid interest thereon (without Make-Whole Amount) and other amounts due thereunder, shall immediately become due and payable without presentment, demand, protest or notice, all of which are hereby waived; provided that if an Event of Default referred to in clause (g) of Section 4.02 hereof shall have occurred or a Lease Event of Default under Section 14.5 of the Lease shall have occurred, then and in every such case the unpaid Original Amount then outstanding, together with accrued but unpaid interest and all other amounts due thereunder and hereunder shall immediately and without further act become due and payable without presentment, demand, protest or notice, all of which are hereby waived; provided further that in the event of a reorganization proceeding involving the Lessee instituted under Chapter 11 of the Bankruptcy Code, if no Lease Event of Default (including any Lease Event of Default set forth in Section 14.3 of the Lease) and no other Event of Default (other than the failure to pay the Original Amount of the Equipment Notes which by such declaration shall have become payable) exists at any time after the consummation of such proceeding, such declaration shall be automatically rescinded without any further action on the part of any Note Holder.

                 This Section 4.04(b), however, is subject to the condition that, if at any time after the Original Amount of the Equipment Notes shall have become so due and payable, and before any judgment or decree for the payment of the money so due, or any thereof, shall be entered, all overdue payments of interest upon the Equipment Notes and all other amounts payable under the Equipment Notes (except the Original Amount of the Equipment Notes which by such declaration shall have become payable) shall have been duly paid, and every other Default and Event of Default with respect to any covenant or provision of this Trust Indenture shall have been cured, then and in every such case a Majority in Interest of Note Holders may (but shall not be obligated to), by written instrument filed with the Loan Trustee, rescind and annul the Loan Trustee's declaration (or such automatic acceleration) and its consequences; but no such rescission or annulment shall extend to or affect any subsequent Default or Event of Default or impair any right consequent thereon.

                 Any acceleration pursuant to this Section 4.04(b) shall be automatically rescinded and any related declaration of an Event of Default annulled in the event that the Owner Trustee shall have cured, in accordance with Section 4.03 hereof, the Event of Default that resulted in such acceleration or declaration.

                 (c) The Note Holders shall be entitled, at any sale pursuant to Section 15 of the Lease or this Section 4.04, to credit against any purchase price bid at such sale by such holder all or any part of the unpaid obligations owing to such Note Holder and secured by the Lien of this Trust Indenture (only to the extent that such purchase price would have been paid to such Note Holder pursuant to Article III hereof if such purchase price were paid in cash and the foregoing provisions of this subsection (c) were not given effect).

                 (d) In the event of any sale of the Trust Indenture Estate, or any part thereof, pursuant to any judgment or decree of any court or otherwise in connection with the enforcement of any of the terms of this Trust Indenture, the unpaid Original Amount of all Equipment Notes then outstanding, together with accrued interest thereon (without Make-Whole Amount), and other amounts due thereunder, shall immediately become due and payable without presentment, demand, protest or notice, all of which are hereby waived.

                 (e) Notwithstanding anything contained herein, so long as the Pass Through Trustee under any Pass Through Trust Agreement (or its designee) is a Note Holder, the Loan Trustee will not be authorized or empowered to acquire title to any Mortgaged Property or take any action with respect to any Mortgaged Property so acquired by it if such acquisition or action would cause any Trust to fail to qualify as a "grantor trust" for federal income tax purposes.

                 SECTION 4.05.  Return of Aircraft, Etc.

                 (a) If an Event of Default shall have occurred and be continuing, subject to Sections 4.03 and 4.04 hereof, at the request of the Loan Trustee, the Owner Trustee shall promptly execute and deliver to the Loan Trustee such instruments of title and other documents as the Loan Trustee may deem necessary or advisable to enable the Loan Trustee or an agent or representative designated by the Loan Trustee, at such time or times and place or places as the Loan Trustee may specify, to obtain possession of all or any part of the Mortgaged Property included in the Trust Indenture Estate to which the Loan Trustee shall at the time be entitled hereunder. If the Owner Trustee shall for any reason fail to execute and deliver such instruments and documents after such request by the Loan Trustee, the Loan Trustee may (i) obtain a judgment conferring on the Loan Trustee the right to immediate possession and requiring the Owner Trustee to execute and deliver such instruments and documents to the Loan Trustee, to the entry of which judgment the Owner Trustee hereby specifically consents to the fullest extent permitted by Law, and (ii) pursue all or part of such Mortgaged Property wherever it may be found and, in the event that a Lease Event of Default has occurred and is continuing, may enter any of the premises of Lessee wherever such Mortgaged Property may be or be supposed to be and search for such Mortgaged Property and take possession of and remove such Mortgaged Property. All expenses of obtaining such judgment or of pursuing, searching for and taking such property shall, until paid, be secured by the Lien of this Trust Indenture.

                 (b) Upon every such taking of possession, the Loan Trustee may, from time to time, at the expense of the Mortgaged Property, make all such expenditures for maintenance, use, operation, storage, insurance, leasing, control, management, disposition, modifications or alterations to and of the Mortgaged Property, as it may deem proper. In each such case, the Loan Trustee shall have the right to maintain, use, operate, store, insure, lease, control, manage, dispose of, modify or alter the Mortgaged Property and to carry on the business and to exercise all rights and powers of the Owner Participant and the Owner Trustee relating to the Mortgaged Property, as the Loan Trustee shall deem best, including the right to enter into any and all such agreements with respect to the maintenance, use, operation, storage, insurance, leasing, control, management, disposition, modification or alteration of the Mortgaged Property or any part thereof as the Loan Trustee may determine, and the Loan Trustee shall be entitled to collect and receive directly all tolls, rents (including Rent), revenues, issues, income, products and profits of the Mortgaged Property and every part thereof, except Excluded Payments, without prejudice, however, to the right of the Loan Trustee under any provision of this Trust Indenture to collect and receive all cash held by, or required to be deposited with, the Loan Trustee hereunder. Such tolls, rents (including Rent), revenues, issues, income, products and profits shall be applied to pay the expenses of the maintenance, use, operation, storage, insurance, leasing, control, management, disposition, improvement, modification or alteration of the Mortgaged Property and of conducting the business thereof, and to make all payments which the Loan Trustee may be required or may elect to make, if any, for taxes, assessments, insurance or other proper charges upon the Mortgaged Property or any part thereof (including the employment of engineers and accountants to examine, inspect and make reports upon the properties and books and records of the Owner Trustee), and all other payments which the Loan Trustee may be required or authorized to make under any provision of this Trust Indenture, as well as just and reasonable compensation for the services of the Loan Trustee, and of all persons properly engaged and employed by the Loan Trustee with respect hereto.

                 SECTION 4.06.  Remedies Cumulative

                 Each and every right, power and remedy given to the Loan Trustee specifically or otherwise in this Trust Indenture shall be cumulative and shall be in addition to every other right, power and remedy herein specifically given or now or hereafter existing at Law, in equity or by statute, and each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time and as often and in such order as may be deemed expedient by the Loan Trustee, and the exercise or the beginning of the exercise of any power or remedy shall not be construed to be a waiver of the right to exercise at the same time or thereafter any other right, power or remedy. No delay or omission by the Loan Trustee in the exercise of any right, remedy or power or in the pursuance of any remedy shall impair any such right, power or remedy or be construed to be a waiver of any default on the part of the Owner Trustee or Lessee or to be an acquiescence therein.

                 SECTION 4.07.  Discontinuance of Proceedings

                 In case the Loan Trustee shall have instituted any proceeding to enforce any right, power or remedy under this Trust Indenture by foreclosure, entry or otherwise, and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Loan Trustee, then and in every such case the Owner Trustee, the Loan Trustee and Lessee shall, subject to any determination in such proceedings, be restored to their former positions and rights hereunder with respect to the Mortgaged Property, and all rights, remedies and powers of the Owner Trustee, the Loan Trustee or Lessee shall continue as if no such proceedings had been instituted.

                 SECTION 4.08.  Waiver of Past Defaults

                 Upon written instruction from a Majority in Interest of Note Holders, the Loan Trustee shall waive any past Default hereunder and its consequences and upon any such waiver such Default shall cease to exist and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Trust Indenture, but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon; provided, that in the absence of written instructions from all the Note Holders, the Loan Trustee shall not waive any Default (i) in the payment of the Original Amount, Make-Whole Amount, if any, and interest and other amounts due under any Equipment Note then outstanding, or (ii) in respect of a covenant or provision hereof which, under Article IX hereof, cannot be modified or amended without the consent of each Note Holder.

                 SECTION 4.09.  Appointment of Receiver

                 The Loan Trustee shall, as a matter of right, be entitled to the appointment of a receiver (who may be the Loan Trustee or any successor or nominee thereof) for all or any part of the Mortgaged Property, whether such receivership be incidental to a proposed sale of the Mortgaged Property or the taking of possession thereof or otherwise, and the Owner Trustee hereby consents to the appointment of such a receiver and will not oppose any such appointment. Any receiver appointed for all or any part of the Mortgaged Property shall be entitled to exercise all the rights and powers of the Loan Trustee with respect to the Mortgaged Property.

                 SECTION 4.10. Loan Trustee Authorized to Execute Bills of Sale, Etc.

                 Subject to the provisions of this Trust Indenture, the Owner Trustee irrevocably appoints the Loan Trustee the true and lawful attorney-in-fact of the Owner Trustee (which appointment is coupled with an interest) in its name and stead and on its behalf, for the purpose of effectuating any sale, assignment, transfer or delivery for the enforcement of the Lien of this Trust Indenture, whether pursuant to foreclosure or power of sale, assignments and other instruments as may be necessary or appropriate, with full power of substitution, the Owner Trustee hereby ratifying and confirming all that such attorney or any substitute shall do by virtue hereof in accordance with applicable law. Nevertheless, if so requested by the Loan Trustee or any purchaser, the Owner Trustee shall ratify and confirm any such sale, assignment, transfer or delivery, by executing and delivering to the Loan Trustee or such purchaser all bills of sale, assignments, releases and other proper instruments to effect such ratification and confirmation as may be designated in any such request.

                 SECTION 4.11.  Rights of Note Holders to Receive Payment

                 Notwithstanding any other provision of this Trust Indenture, the right of any Note Holder to receive payment of principal of, and premium, if any, and interest on an Equipment Note on or after the respective due dates expressed in such Equipment Note, or to bring suit for the enforcement of any such payment on or after such respective dates in accordance with the terms hereof, shall not be impaired or affected without the consent of such Note Holder.

                                   ARTICLE V

                           DUTIES OF THE LOAN TRUSTEE

                 SECTION 5.01.  Notice of Event of Default

                 If the Loan Trustee shall have Actual Knowledge of an Event of Default or of a Default arising from a failure to pay Rent, the Loan Trustee shall give prompt written notice thereof to the Owner Trustee, the Owner Participant, Lessee, and each Note Holder. Subject to the terms of Sections 2.13, 4.03, 4.04, 4.08, 5.02 and 5.03 hereof, the Loan Trustee shall take such action, or refrain from taking such action, with respect to such Event of Default or Default (including with respect to the exercise of any rights or remedies hereunder) as the Loan Trustee shall be instructed in writing by a Majority in Interest of Note Holders. Subject to the provisions of Sections 2.13, 4.03, 4.04 and 5.03, if the Loan Trustee shall not have received instructions as above provided within 20 days after mailing notice of such Event of Default to the Note Holders, the Loan Trustee may, subject to instructions thereafter received pursuant to the preceding provisions of this
Section 5.01, take such action, or refrain from taking such action, but shall be under no duty to take or refrain from taking any action, with respect to such Event of Default or Default as it shall determine advisable in the best interests of the Note Holders; provided, however, that the Loan Trustee may not sell the Aircraft or any Engine without the consent of a Majority in Interest of Note Holders. If the Loan Trustee shall at any time declare the Lease to be in default pursuant to Section 15 thereof or shall elect to foreclose or otherwise enforce this Trust Indenture, the Loan Trustee shall forthwith notify the Owner Participant, the Note Holders, the Owner Trustee and Lessee. For all purposes of this Trust Indenture, in the absence of Actual Knowledge on the part of the Loan Trustee, the Owner Trustee or the Owner Participant, the Loan Trustee, the Owner Trustee or the Owner Participant, as the case may be, shall not be deemed to have knowledge of a Default or an Event of Default (except, in the case of the Loan Trustee, the failure of Lessee to pay any installment of Basic Rent within one Business Day after the same shall become due, if any portion of such installment was then required to be paid to the Loan Trustee, which failure shall constitute knowledge of a Default) unless notified in writing by Lessee, the Owner Trustee, the Owner Participant or one or more Note Holders.

                 SECTION 5.02. Action upon Instructions; Certain Rights and Limitations

                 (a)  Subject to the terms of Sections 2.13, 4.03, 4.04(a) and
(b), 4.08, 5.01 and 5.03 hereof, upon the written instructions at any time and from time to time of a Majority in Interest of Note Holders, the Loan Trustee shall, subject to the terms of this Section 5.02, take such of the following actions as may be specified in such instructions: (i) give such notice or direction or exercise such right, remedy or power hereunder as shall be specified in such instructions; (ii) give such notice or direction or exercise such right, remedy or power under the Lease, the Participation Agreement, the Purchase Agreement, the Purchase Agreement Assignment or any other part of the Trust Indenture Estate as shall be specified in such instructions; and (iii) approve as satisfactory to the Loan Trustee all matters required by the terms of the Lease to be satisfactory to the Owner Trustee, it being understood that without the written instructions of a Majority in Interest of Note Holders, the Loan Trustee shall not approve any such matter as satisfactory to the Loan Trustee; provided, that anything contained in this Trust Indenture, the Lease or the other Operative Agreements to the contrary notwithstanding, but subject to the next paragraph hereof:

                 (1) the Owner Trustee or the Owner Participant may, without the consent of the Loan Trustee, demand, collect, sue for or otherwise obtain all amounts included in Excluded Payments from Lessee and seek legal or equitable remedies to require Lessee to maintain the insurance coverage referred to in Section 11 of the Lease (or the comparable provisions of any assigned Permitted Sublease); provided, that the rights referred to in this clause (1) shall not be deemed to include the exercise of any remedies provided for in Section 15 of the Lease other than the right to proceed by appropriate court action, either at Law or in equity, to enforce payment by Lessee of such amounts included in Excluded Payments or performance by Lessee of such insurance covenant or to recover damages for the breach thereof or for specific performance of any other term of the Lease (or the comparable provisions of any assigned Permitted Sublease);

                 (2) (A) the Loan Trustee shall not, without the consent of the Owner Trustee, enter into, execute or deliver amendments or modifications in respect of any of the provisions of the Lease, any assigned Permitted Sublease or any Permitted Sublease assignment, and
         (B) unless a Mortgagee Event shall have occurred and be continuing, the Loan Trustee shall not, without the consent of the Owner Trustee, which consent shall not be withheld if no right or interest of the Owner Trustee or the Owner Participant shall be diminished or impaired thereby, (i) enter into, execute or deliver waivers or consents in respect of any of the provisions of the Lease, or (ii) approve any accountants, engineers, appraisers or counsel as satisfactory to render services for or issue opinions to the Owner Trustee pursuant to the Operative Agreements, provided that whether or not any Mortgagee Event has occurred and is continuing, the Owner Trustee's consent shall be required with respect to any waivers or consents in respect of any of the provisions of Section 5, 7 or 11 of the Lease, or of any other Section of the Lease to the extent such action shall affect (y) the amount or timing of, or the right to enforce payment of any Excluded Payment or (z) the amount of timing of any amounts payable by the Lessee under the Lease as originally executed (or as subsequently modified with the consent of the Owner Trustee) which, absent the occurrence and continuance of an Event of Default hereunder, would be distributable to the Owner Trustee under Article III hereof;

                 (3) whether or not a Default or Event of Default under the Trust Indenture has occurred and is continuing, the Owner Trustee and the Owner Participant shall have the right, together with the Loan Trustee, (i) to receive from Lessee or any Permitted Sublessee certificates and other documents and information which Lessee is required to give or furnish to the Owner Trustee or the Lessor pursuant to any Operative Agreement and (ii) to inspect in accordance with the Lease the Airframe and Engines and all Aircraft Documents;

                 (4) whether or not a Default or Event of Default under the Trust Indenture has occurred and is continuing, the Owner Trustee shall have the right to adjust upwards Rent, Stipulated Loss Values and Termination Values as provided in Section 3.2.1 of the Lease;

                 (5) so long as no Mortgagee Event has occurred and is continuing, the Owner Trustee shall have the right, to the exclusion of the Loan Trustee, to adjust Basic Rent, Stipulated Loss Values and Termination Values as provided in Section 3.2 of the Lease;

                 (6) whether or not a Default or Event of Default under the Trust Indenture has occurred and is continuing, the Owner Trustee may, without the consent of the Loan Trustee, (i) solicit and make bids with respect to the Aircraft under Section 9 of the Lease in respect of a termination of the Lease by Lessee pursuant to Section 9 thereof,
         (ii) determine Fair Market Sales Value and Fair Market Rental Value under Section 17 of the Lease for all purposes except following an Event of Default pursuant to Section 15 of the Lease, and (iii) make an election pursuant to and in accordance with the provisions of Sections 9.1(b), 9.2 and 9.3 of the Lease; and

                 (7) so long as no Mortgagee Event shall have occurred and be continuing, all other rights of the "Lessor" under the Lease or any assigned Permitted Sublease shall be exercised by the Owner Trustee to the exclusion of the Loan Trustee including, without limitation, the right to (i) exercise all rights with respect to Lessee's use and operation, modification or maintenance of the Aircraft and any Engine which the Lease specifically confers on the Lessor, and (ii) consent to and approve any assignment pursuant to Section 13 of the Lease; provided that the foregoing shall not (x) limit (A) any rights separately granted to the Loan Trustee under the Operative Agreements or (B) the right of the Loan Trustee to receive any funds to be delivered to the "Lessor" under the Lease (except with respect to Excluded Payments) and under the Purchase Agreement or (y) confer upon the Owner Trustee the right to adversely affect the validity or enforceability of the lien of this Indenture.

                 Notwithstanding anything to the contrary contained herein (including this Section 5.02), the Loan Trustee shall have the right, to the exclusion of the Owner Trustee and the Owner Participant, to (A) declare the Lease to be in default under Section 15 thereof (other than with respect to a Lease Event of

Default described in the proviso to Section 14.1 thereof) and (B) subject only to the provisions of Sections 4.03, 4.04(a) and 2.13 hereof, exercise the remedies set forth in such Section 15 (other than in connection with Excluded Payments and provided that each of the Owner Trustee, Owner Participant and Loan Trustee shall independently retain the rights set forth in clause (ii) of
Section 15.1.5 of the Lease) at any time that a Lease Event of Default shall have occurred and be continuing. Further and for the avoidance of doubt, and anything to the contrary contained herein (including this Section 5.02), in no event may the Owner Trustee amend or otherwise modify the provisions of Section 3.2.1(e) of the Lease or of the final sentence of the definition of Stipulated Loss Value or Termination Value, in any such case, without the prior written consent of the Loan Trustee.

                 The Loan Trustee will execute and the Owner Trustee will file or cause to be filed such continuation statements with respect to financing statements relating to the security interest created hereunder in the Trust Indenture Estate as may be specified from time to time in written instructions of a Majority in Interest of Note Holders (which instructions shall be accompanied by the form of such continuation statement so to be filed). The Loan Trustee will furnish to each Note Holder (and, during the continuation of a Mortgagee Event, to the Owner Trustee and Owner Participant), promptly upon receipt thereof, duplicates or copies of all reports, notices, requests, demands, certificates and other instruments furnished to the Loan Trustee under the Lease or hereunder, including, without limitation, a copy of any Termination Notice (as defined in the Lease) and a copy of each report or notice received pursuant to Section 9 and Paragraph E of Annex D of the Lease, respectively, to the extent that the same shall not have been furnished to such holder pursuant hereto or to the Lease.

                 (b) If any Lease Event of Default shall have occurred and be continuing and the Owner Trustee shall not have cured fully such Lease Event of Default under and in accordance with Section 4.03 hereof, on request of a Majority in Interest of Note Holders, the Loan Trustee shall declare the Lease to be in default pursuant to Section 15 thereof and exercise those remedies specified by such Note Holders. The Loan Trustee agrees to provide to the Note Holders, the Owner Trustee, the Owner Participant and Lessee concurrently with such declaration by the Loan Trustee, notice of such declaration by the Loan Trustee.

                 SECTION 5.03.  Indemnification

                 The Loan Trustee shall not be required to take any action or refrain from taking any action under Section 5.01 (other than the first sentence thereof), 5.02 or Article IV hereof unless the Loan Trustee shall have been indemnified to its reasonable satisfaction against any liability, cost or expense (including counsel fees) which may be incurred in connection therewith pursuant to a written agreement with one or more Note Holders. The Loan Trustee agrees that it shall look solely to the Note Holders for the satisfaction of any indemnity (except expenses for foreclosure of the type referred to in clause "First" of Section 3.03 hereof) owed to it pursuant to this Section 5.03. The Loan Trustee shall not be under any obligation to take any action under this Trust Indenture or any other Operative Agreement and nothing herein or therein shall require the Loan Trustee to expend or risk its own funds or otherwise incur the risk of any financial liability in the performance of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it (the written indemnity of any Note Holder who is a QIB, signed by an authorized officer thereof, in favor of, delivered to and in form reasonably satisfactory to Loan Trustee shall be accepted as reasonable assurance of adequate indemnity). The Loan Trustee shall not be required to take any action under Section 5.01 (other than the first sentence thereof) or 5.02 or Article IV hereof, nor shall any other provision of this Trust Indenture or any other Operative Agreement be deemed to impose a duty on the Loan Trustee to take any action, if the Loan Trustee shall have been advised by counsel that such action is contrary to the terms hereof or of the Lease or is otherwise contrary to Law.

                 SECTION 5.04. No Duties Except as Specified in Trust Indenture or Instructions

                 The Loan Trustee shall not have any duty or obligation to use, operate, store, lease, control, manage, sell, dispose of or otherwise deal with the Aircraft or any other part of the Trust Indenture Estate, or to otherwise take or refrain from taking any action under, or in connection with, this Trust Indenture or any part of the Trust Indenture Estate, except as expressly provided by the terms of this Trust Indenture or as expressly provided in written instructions from Note Holders as provided in this Trust Indenture; and no implied duties or obligations shall be read into this Trust Indenture against the Loan Trustee. The Loan Trustee agrees that it will in its individual capacity and at its own cost and expense (but without any right of indemnity in respect of any such cost or expense under Section
7.01 hereof), promptly take such action as may be necessary duly to discharge all liens and encumbrances on any part of the Trust Indenture Estate which result from claims against it in its individual capacity not related to the ownership of the Aircraft or the administration of the Trust Indenture Estate or any other transaction pursuant to this Trust Indenture or any document included in the Trust Indenture Estate.

                 SECTION 5.05. No Action Except Under Lease, Trust Indenture or Instructions

                 The Owner Trustee and the Loan Trustee agree that they will not use, operate, store, lease, control, manage, sell, dispose of or otherwise deal with the Aircraft or any other part of the Trust Indenture Estate except
(i) as required by the terms of the Lease or (ii) in accordance with the powers granted to, or the authority conferred upon, the Owner Trustee and the Loan Trustee pursuant to this Trust Indenture and in accordance with the express terms hereof.

                 SECTION 5.06.  Replacement Airframes and Replacement Engines

                 At any time an Airframe or Engine is to be replaced under or pursuant to Section 10 of the Lease by a Replacement Airframe or Replacement Engine, if no Lease Event of Default is continuing, the Owner Trustee shall direct the Loan Trustee to execute and deliver to the Owner Trustee an appropriate instrument releasing such Airframe and/or Engine as appropriate from the Lien of this Trust Indenture and the Loan Trustee shall execute and deliver such instrument as aforesaid, but only upon compliance by Lessee with the applicable provisions of Section 10 of the Lease.

                 SECTION 5.07.  Indenture Supplements for Replacements

                 If a Replacement Airframe or Replacement Engine is being substituted as contemplated by Section 10 of the Lease, the Owner Trustee and the Loan Trustee agree for the benefit of the Note Holders and Lessee, subject to fulfillment of the conditions precedent and compliance by Lessee with its obligations set forth in Section 10 of the Lease and the requirements of
Section 5.06 hereof with respect to such Replacement Airframe or Replacement Engine, to execute and deliver a Lease Supplement and a Trust Indenture Supplement, as applicable, as contemplated by Section 10 of the Lease.

                 SECTION 5.08.  Effect of Replacement

                 In the event of the substitution of an Airframe or of a Replacement Engine pursuant to Section 10 of the Lease, all provisions of this Trust Indenture relating to the Airframe or Engine or Engines being replaced shall be applicable to such Replacement Airframe or Replacement Engine or Engines with the same force and effect as if such Replacement Airframe or Replacement Engine or Engines were the same airframe or engine or engines, as the case may be, as the Airframe or Engine or Engines being replaced but for the Event of Loss with respect to the Airframe or Engine or Engines being replaced.

                 SECTION 5.09.  Investment of Amounts Held by Loan Trustee

                 Any amounts held by the Loan Trustee as assignee of the Owner Trustee's rights to hold monies for security pursuant to Section 4.5 of the Lease shall be held in accordance with the terms of such Section and the Loan Trustee agrees, for the benefit of Lessee, to perform the duties of the Owner Trustee under such Section. Any amounts held by the Loan Trustee pursuant to the proviso to the first sentence of Section 3.01, pursuant to Section 3.02, or pursuant to any provision of any other Operative Agreement providing for amounts to be held by the Loan Trustee which are not distributed pursuant to the other provisions of Article III hereof shall be invested by the Loan Trustee from time to time in Cash Equivalents as directed by the Owner Trustee so long as the Loan Trustee may acquire the same using its best efforts.
Unless otherwise expressly provided in this Trust Indenture, any income realized as a result of any such investment, net of the Loan Trustee's reasonable fees and expenses in making such investment, shall be held and applied by the Loan Trustee in the same manner as the principal amount of such investment is to be applied and any losses, net of earnings and such reasonable fees and expenses, shall be charged against the principal amount invested. The Loan Trustee shall not be liable for any loss resulting from any investment required to be made by it under this Trust Indenture other than by reason of its willful misconduct or gross negligence, and any such investment may be sold (without regard to its maturity) by the Loan Trustee without instructions whenever such sale is necessary to make a distribution required by this Trust Indenture.

                                   ARTICLE VI

                     THE OWNER TRUSTEE AND THE LOAN TRUSTEE

                 SECTION 6.01.  Acceptance of Trusts and Duties

                 The Loan Trustee accepts the duties hereby created and applicable to it and agrees to perform the same but only upon the terms of this Trust Indenture and agrees to receive and disburse all monies constituting part of the Trust Indenture Estate in accordance with the terms hereof. The Owner Trustee, in its individual capacity, and the Loan Trustee, in its individual capacity, shall not be answerable or accountable under any circumstances, except (i) for their own willful misconduct or gross negligence (other than for the handling of funds, for which the standard of accountability shall be willful misconduct or negligence), (ii) in the case of the Loan Trustee, as provided in the fourth sentence of Section 2.04(a) hereof and the last sentence of Section 5.04 hereof, and (iii) for liabilities that may result, in the case of the Owner Trustee, from the inaccuracy of any representation or warranty of the Owner Trustee expressly made in its individual capacity in the Participation Agreement or in Section 4.01(b) or 6.03 hereof (or in any certificate furnished to the Loan Trustee or any Note Holder in connection with the transactions contemplated by the Operative Agreements) or, in the case of the Loan Trustee (in its individual capacity), from the inaccuracy of any representation or warranty of the Loan Trustee (in its individual capacity) in the Participation Agreement or expressly made hereunder. Neither the Owner Trustee nor the Loan Trustee shall be liable for any action or inaction of the other or of the Owner Participant.

                 SECTION 6.02.  Absence of Duties

                 In the case of the Loan Trustee, except in accordance with written instructions furnished pursuant to Section 5.01 or 5.02 hereof, and except as provided in, and without limiting the generality of, Sections 5.03,
5.04 and 6.08 hereof and, in the case of the Owner Trustee, except as provided in Section 4.01(b) hereof, the Owner Trustee and the Loan Trustee shall have no duty (i) to see to any registration of the Aircraft or any recording or filing of the Lease or of this Trust Indenture or any other document, or to see to the maintenance of any such registration, recording or filing, (ii) to see to any insurance on the Aircraft or to effect or maintain any such insurance, whether or not Lessee shall be in default with respect thereto, (iii) to see to the payment or discharge of any lien or encumbrance of any kind against any part of the Trust Estate or the Trust Indenture Estate, (iv) to confirm, verify or inquire into the failure to receive any financial statements from Lessee, or
(v) to inspect the Aircraft at any time or ascertain or inquire as to the performance or observance of any of Lessee's covenants under the Lease or any of the Permitted Sublessee's covenants under any assigned Permitted Sublease with respect to the Aircraft. The Owner Participant shall not have any duty or responsibility hereunder, including, without limitation, any of the duties mentioned in clauses (i) through (v) above; provided, that nothing contained in this sentence shall limit any obligations of the Owner Participant under the Participation Agreement or relieve the Owner Participant from any restriction under Section 4.03 hereof.

                 SECTION 6.03. No Representations or Warranties as to Aircraft or Documents

                 NEITHER THE LOAN TRUSTEE IN ITS INDIVIDUAL OR TRUST CAPACITY NOR THE OWNER TRUSTEE IN ITS INDIVIDUAL CAPACITY OR AS OWNER TRUSTEE UNDER THE TRUST AGREEMENT, MAKES OR SHALL BE DEEMED TO HAVE MADE AND EACH HEREBY EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE TITLE, AIRWORTHINESS, VALUE, COMPLIANCE WITH SPECIFICATIONS, CONDITION, DESIGN, QUALITY, DURABILITY, OPERATION, MERCHANTABILITY OR FITNESS FOR USE FOR A PARTICULAR PURPOSE OF THE AIRCRAFT OR ANY ENGINE, AS TO THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, AS TO THE ABSENCE OF ANY INFRINGEMENT OF ANY PATENT, TRADEMARK OR COPYRIGHT, AS TO THE ABSENCE OF OBLIGATIONS

BASED ON STRICT LIABILITY IN TORT OR ANY OTHER REPRESENTATION OR WARRANTY WHATSOEVER, except the Owner Trustee in its individual capacity warrants that
(i) the Owner Trustee has received on the Delivery Date whatever title was conveyed to it, and (ii) the Aircraft is free and clear of Lessor Liens (including for this purpose Liens that would be Lessor Liens but for the proviso to the definition of Lessor Liens) attributable to the Owner Trustee in its individual capacity. Neither the Owner Trustee, in its individual capacity or as Owner Trustee under the Trust Agreement, nor the Loan Trustee, in its individual or trust capacities, makes or shall be deemed to have made any representation or warranty as to the validity, legality or enforceability of this Trust Indenture, the Trust Agreement, the Participation Agreement, the Equipment Notes, the Lease, the Purchase Agreement or the Purchase Agreement Assignment with the Consent and Agreement and the Engine Consent and Agreement attached thereto, or as to the correctness of any statement contained in any thereof, except for the representations and warranties of the Owner Trustee made in its individual capacity and the representations and warranties of the Loan Trustee in its individual capacity, in each case expressly made in this Trust Indenture or in the Participation Agreement. The Loan Participants, the Note Holders and the Owner Participant make no representation or warranty hereunder whatsoever.

                 SECTION 6.04.  No Segregation of Monies; No Interest

                 Any monies paid to or retained by the Loan Trustee pursuant to any provision hereof and not then required to be distributed to the Note Holders, Lessee or the Owner Trustee as provided in Article III hereof need not be segregated in any manner except to the extent required by Law or Section 4.5 of the Lease and Section 5.09 hereof, and may be deposited under such general conditions as may be prescribed by Law, and the Loan Trustee shall not be liable for any interest thereon (except that the Loan Trustee shall invest all monies held as directed by Lessee so long as no Lease Event of Default or Lease Default has occurred and is continuing (or in the absence of such direction, by the Majority In Interest of Note Holders) in Cash Equivalents; provided, however, that any payments received, or applied hereunder, by the Loan Trustee shall be accounted for by the Loan Trustee so that any portion thereof paid or applied pursuant hereto shall be identifiable as to the source thereof.

                 SECTION 6.05.  Reliance; Agreements; Advice of Counsel

                 Neither the Owner Trustee nor the Loan Trustee shall incur any liability to anyone in acting upon any signature, instrument, notice, resolution, request, consent, order, certificate, report, opinion, bond or other document or paper believed by it to be genuine and believed by it to be signed by the proper party or parties. The Owner Trustee and the Loan Trustee may accept a copy of a resolution of the Board of Directors (or Executive Committee thereof) of any party to the Participation Agreement, certified by the Secretary or an Assistant Secretary thereof as duly adopted and in full force and effect, as conclusive evidence that such resolution has been duly adopted and that the same is in full force and effect. As to the aggregate unpaid Original Amount of Equipment Notes outstanding as of any date, the Owner Trustee may for all purposes hereof rely on a certificate signed by any Vice President or other authorized corporate trust officer of the Loan Trustee. As to any fact or matter relating to Lessee the manner of ascertainment of which is not specifically described herein, the Owner Trustee and the Loan Trustee may for all purposes hereof rely on a certificate, signed by a duly authorized officer of Lessee, as to such fact or matter, and such certificate shall constitute full protection to the Owner Trustee and the Loan Trustee for any action taken or omitted to be taken by them in good faith in reliance thereon. The Loan Trustee shall assume, and shall be fully protected in assuming, that the Owner Trustee is authorized by the Trust Agreement to enter into this Trust Indenture and to take all action to be taken by it pursuant to the provisions hereof, and shall not inquire into the authorization of the Owner Trustee with respect thereto. In the administration of the trusts hereunder, the Owner Trustee and the Loan Trustee each may execute any of the trusts or powers hereof and perform its powers and duties hereunder directly or through agents or attorneys and may, at the expense of the Trust Indenture Estate, advise with counsel, accountants and other skilled persons to be selected and retained by it, and the Owner Trustee and the Loan Trustee shall not be liable for anything done, suffered or omitted in good faith by them in accordance with the written advice or written opinion of any such counsel, accountants or other skilled persons.

                 SECTION 6.06.  Capacity in Which Acting

                 The Owner Trustee acts hereunder solely as trustee as herein and in the Trust Agreement provided, and not in its individual capacity, except as otherwise expressly provided herein, in the Trust Agreement and in the Participation Agreement.

                 SECTION 6.07.  Compensation

                 The Loan Trustee shall be entitled to reasonable compensation, including expenses and disbursements (including the reasonable fees and expenses of counsel), for all services rendered hereunder and shall, on and subsequent to an Event of Default hereunder, have a priority claim on the Trust Indenture Estate for the payment of such compensation, to the extent that such compensation shall not be paid by Lessee, and shall have the right, on and subsequent to an Event of Default hereunder, to use or apply any monies held by it hereunder in the Trust Indenture Estate toward such payments. The Loan Trustee agrees that it shall have no right against the Loan Participants, the Note Holders, the Owner Trustee or the Owner Participant for any fee as compensation for its services as trustee under this Trust Indenture.

                 SECTION 6.08.  Instructions from Note Holders

                 In the administration of the trusts created hereunder, the Loan Trustee shall have the right to seek instructions from a Majority in Interest of Note Holders should any provision of this Trust Indenture appear to conflict with any other provision herein or should Loan Trustee's duties or obligations hereunder be unclear, and Loan Trustee shall incur no liability in refraining from acting until it receives such instructions. Loan Trustee shall be fully protected for acting in accordance with any instructions received under this Section 6.08.

                                  ARTICLE VII

                INDEMNIFICATION OF LOAN TRUSTEE BY OWNER TRUSTEE

                 SECTION 7.01.  Scope of Indemnification

                 The Owner Trustee, not in its individual capacity, but solely as Owner Trustee, hereby agrees, whether or not any of the transactions contemplated hereby shall be consummated, except as to matters covered by any indemnity furnished as contemplated by Section 5.03 hereof and except as otherwise provided in Section 2.03 and 2.04(b) hereof, to assume liability for, and does hereby indemnify, protect, save and keep harmless the Loan Trustee (in its individual and trust capacities), and its successors, assigns, agents and servants, from and against any and all liabilities, obligations, losses, damages, penalties, taxes (excluding any taxes payable by the Loan Trustee on or measured by any compensation received by the Loan Trustee for its services under this Trust Indenture), claims, actions, suits, costs, expenses or disbursements (including legal fees and expenses) of any kind and nature whatsoever, which may be imposed on, incurred by or asserted against the Loan Trustee (whether or not also indemnified against by any other person under any other document) in any way relating to or arising out of this Trust Indenture or any other Operative Agreement to which it is a party or the enforcement of any of the terms of any thereof, or in any way relating to or arising out of the manufacture, purchase, acceptance, non-acceptance, rejection, ownership, delivery, lease, possession, use, operation, condition, sale, return or other disposition of the Aircraft or any Engine (including, without limitation, latent or other defects, whether or not discoverable, and any claim for patent, trademark or copyright infringement), or in any way relating to or arising out of the administration of the Trust Indenture Estate or the action or inaction of the Loan Trustee hereunder except only in the case of willful misconduct or gross negligence (or negligence in the case of handling funds) of the Loan Trustee in the performance of its duties hereunder or resulting from the inaccuracy of any representation or warranty of the Loan Trustee (in its individual capacity) referred to in Section 6.03 hereof, or as provided in
Section 6.01 hereof or in the last sentence of Section 5.04 hereof, or as otherwise excluded by the terms of Section 9.1 or 9.3 of the Participation Agreement from Lessee's indemnities under such Sections. In addition, if necessary, the Loan Trustee shall be entitled to indemnification from the Trust Indenture Estate for any liability, obligation, loss, damage, penalty, claim, action, suit, cost, expense or disbursement indemnified against pursuant to this Section 7.01 to the extent not reimbursed by Lessee or others, but without releasing any of them from their respective agreements of reimbursement; and to secure the same the Loan Trustee shall have a prior Lien on the Trust Indenture Estate. Without limiting the foregoing, the Loan Trustee agrees that, prior to seeking indemnification from the Trust Indenture Estate, it will demand, and diligently pursue in good faith (but with no duty to exhaust all legal remedies therefor), indemnification available to the Loan Trustee from Lessee under the Lease or the Participation Agreement.

                                  ARTICLE VIII

                        SUCCESSOR AND SEPARATE TRUSTEES

                 SECTION 8.01.  Notice of Successor Owner Trustee

                 In the case of any appointment of a successor to the Owner Trustee pursuant to the Trust Agreement including upon any merger, conversion, consolidation or sale of substantially all of the corporate trust business of the Owner Trustee pursuant to the Trust Agreement, the successor Owner Trustee shall give prompt written notice thereof to the Loan Trustee, Lessee and the Note Holders.

                 SECTION 8.02. Resignation of Loan Trustee; Appointment of Successor

                 (a) The Loan Trustee or any successor thereto may resign at any time without cause by giving at least 30 days' prior written notice to Lessee, the Owner Trustee, the Owner Participant and each Note Holder, such resignation to be effective upon the acceptance of the trusteeship by a successor Loan Trustee. In addition, a Majority in Interest of Note Holders may at any time (but only with the consent of the Lessee, which consent shall not be unreasonably withheld, except that such consent shall not be necessary if a Lease Event of Default is continuing) remove the Loan Trustee without cause by an instrument in writing delivered to the Owner Trustee, Lessee, the Owner Participant and the Loan Trustee, and the Loan Trustee shall promptly notify each Note Holder thereof in writing, such removal to be effective upon the acceptance of the trusteeship by a successor Loan Trustee. In the case of the resignation or removal of the Loan Trustee, a Majority in Interest of Note Holders may appoint a successor Loan Trustee by an instrument signed by such holders, which successor, so long as no Lease Event of Default shall have occurred and be continuing, shall be subject to Lessee's reasonable approval. If a successor Loan Trustee shall not have been appointed within 30 days after such notice of resignation or removal, the Loan Trustee, the Owner Trustee, the Owner Participant or any Note Holder may apply to any court of competent jurisdiction to appoint a successor Loan Trustee to act until such time, if any, as a successor shall have been appointed as above provided. The successor Loan Trustee so appointed by such court shall immediately and without further act be superseded by any successor Loan Trustee appointed as above provided.

                 (b) Any successor Loan Trustee, however appointed, shall execute and deliver to the Owner Trustee, the predecessor Loan Trustee and the Lessee an instrument accepting such appointment and assuming the obligations of the Loan Trustee under the Participation Agreement arising from and after the time of such appointment, and thereupon such successor Loan Trustee, without further act, shall become vested with all the estates, properties, rights, powers and duties of the predecessor Loan Trustee hereunder in the trust hereunder applicable to it with like effect as if originally named the Loan Trustee herein; but nevertheless upon the written request of such successor Loan

Trustee, such predecessor Loan Trustee shall execute and deliver an instrument transferring to such successor Loan Trustee, upon the trusts herein expressed applicable to it, all the estates, properties, rights and powers of such predecessor Loan Trustee, and such predecessor Loan Trustee shall duly assign, transfer, deliver and pay over to such successor Loan Trustee all monies or other property then held by such predecessor Loan Trustee hereunder.

                 (c) Any successor Loan Trustee, however appointed, shall be a bank or trust company having its principal place of business in the Borough of Manhattan, City and State of New York; Chicago, Illinois; Hartford, Connecticut; Wilmington, Delaware; or Boston, Massachusetts and having (or whose obligations under the Operative Agreements are guaranteed by an affiliated entity having) a combined capital and surplus of at least $100,000,000, if there be such an institution willing, able and legally qualified to perform the duties of the Loan Trustee hereunder upon reasonable or customary terms.

                 (d) Any corporation into which the Loan Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Loan Trustee shall be a party, or any corporation to which substantially all the corporate trust business of the Loan Trustee may be transferred, shall, subject to the terms of paragraph (c) of this Section 8.02, be a successor Loan Trustee and the Loan Trustee under this Trust Indenture without further act.

                SECTION 8.03.    Appointment of Additional and Separate Trustees

                 (a) Whenever (i) the Loan Trustee shall deem it necessary or desirable in order to conform to any Law of any jurisdiction in which all or any part of the Trust Indenture Estate shall be situated or to make any claim or bring any suit with respect to or in connection with the Trust Indenture Estate, this Trust Indenture, any other Indenture Agreement, the Equipment Notes or any of the transactions contemplated by the Participation Agreement,
(ii) the Loan Trustee shall be advised by counsel satisfactory to it that it is so necessary or prudent in the interests of the Note Holders (and the Loan Trustee shall so advise the Owner Trustee and Lessee), or (iii) the Loan Trustee shall have been requested to do so by a Majority in Interest of Note Holders, then in any such case, the Loan Trustee and, upon the written request of the Loan Trustee, the Owner Trustee, shall execute and deliver an indenture supplemental hereto and such other instruments as may from time to time be necessary or advisable either (1) to constitute one or more bank or trust companies or one or more persons approved by the Loan Trustee, either to act jointly with the Loan Trustee as additional trustee or trustees of all or any part of the Trust Indenture Estate, or to act as separate trustee or trustees of all or any part of the Trust Indenture Estate, in each case with such rights, powers, duties and obligations consistent with this Trust Indenture as may be provided in such supplemental indenture or other instruments as the Loan Trustee or a Majority in Interest of Note Holders may deem necessary or advisable, or (2) to clarify, add to or subtract from the rights, powers, duties and obligations theretofore granted any such additional or separate trustee, subject in each case to the remaining provisions of this Section 8.03. If the Owner Trustee shall not have taken any action requested of it under this
Section 8.03(a) that is permitted or required by its terms within 15 days after the receipt of a written request from the Loan Trustee so to do, or if an Event of Default shall have occurred and be continuing, the Loan Trustee may act under the foregoing provisions of this Section 8.03(a) without the concurrence of the Owner Trustee; and the Owner Trustee hereby irrevocably appoints (which appointment is coupled with an interest) the Loan Trustee, its agent and attorney-in-fact to act for it under the foregoing provisions of this Section 8.03(a) in either of such contingencies. The Loan Trustee may, in such capacity, execute, deliver and perform any such supplemental indenture, or any such instrument, as may be required for the appointment of any such additional or separate trustee or for the clarification of, addition to or subtraction from the rights, powers, duties or obligations theretofore granted to any such additional or separate trustee. In case any additional or separate trustee appointed under this Section 8.03(a) shall die, become incapable of acting, resign or be moved, all the assets, property, rights, powers, trusts, duties and obligations of such additional or separate trustee shall revert to the Loan Trustee until a successor additional or separate trustee is appointed as provided in this Section 8.03(a).

                 (b) No additional or separate trustee shall be entitled to exercise any of the rights, powers, duties and obligations conferred upon the Loan Trustee in respect of the custody, investment and payment of monies and all monies received by any such additional or separate trustee from or constituting part of the Trust Indenture Estate or otherwise payable under any Operative Agreement to the Loan Trustee shall be promptly paid over by it to the Loan Trustee. All other rights, powers, duties and obligations conferred or imposed upon any additional or separate trustee shall be exercised or performed by the Loan Trustee and such additional or separate trustee jointly except to the extent that applicable Law of any jurisdiction in which any particular act is to be performed renders the Loan Trustee incompetent or unqualified to perform such act, in which event such rights, powers, duties and obligations (including the holding of title to all or part of the Trust Indenture Estate in any such jurisdiction) shall be exercised and performed by such additional or separate trustee. No additional or separate trustee shall take any discretionary action except on the instructions of the Loan Trustee or a Majority in Interest of Note Holders. No trustee hereunder shall be personally liable by reason of any act or omission of any other trustee hereunder, except that the Loan Trustee shall be liable for the consequences of its lack of reasonable care in selecting, and Loan Trustee's own actions in acting with, any additional or separate trustee. Each additional or separate trustee appointed pursuant to this Section 8.03 shall be subject to, and shall have the benefit of Articles IV through VIII and Article X hereof insofar as they apply to the Loan Trustee. The powers of any additional or separate trustee appointed pursuant to this Section 8.03 shall not in any case exceed those of the Loan Trustee hereunder.

                 (c) If at any time the Loan Trustee shall deem it no longer necessary or desirable in order to conform to any such Law or take any such action or shall be advised by such counsel that it is no longer so necessary or desirable in the interest of the Note Holders, or in the event that the Loan Trustee shall have been requested to do so in writing by a Majority in Interest of Note Holders, the Loan Trustee and, upon the written request of the Loan Trustee, the Owner Trustee, shall execute and deliver an indenture supplemental hereto and all other instruments and agreements necessary or proper to remove any additional or separate trustee. The Loan Trustee may act on behalf of the Owner Trustee under this Section 8.03(c) when and to the extent it could so act under Section 8.03(a) hereof.

                                   ARTICLE IX

               SUPPLEMENTS AND AMENDMENTS TO THIS TRUST INDENTURE
                              AND OTHER DOCUMENTS

                 SECTION 9.01.  Instructions of Majority; Limitations

                 (a) Except as provided in Section 5.02 hereof, the Owner Trustee agrees it shall not enter into any amendment of or supplement to the Lease, the Purchase Agreement, the Purchase Agreement Assignment, the Consent and Agreement or the Engine Consent and Agreement, or execute and deliver any written waiver or modification of, or consent under, the terms of the Lease, the Purchase Agreement, the Purchase Agreement Assignment, the Consent and Agreement or the Engine Consent and Agreement, unless such supplement, amendment, waiver, modification or consent is consented to in writing by the Loan Trustee and a Majority in Interest of Note Holders. Anything to the contrary contained herein notwithstanding, without the necessity of the consent of any of the Note Holders or the Loan Trustee, (i) any Excluded Payments payable to the Owner Participant may be modified, amended, changed or waived in such manner as shall be agreed to by the Owner Participant and Lessee and (ii) the Owner Trustee and Lessee may enter into amendments of or additions to the Lease to modify Section 5 (except to the extent that such amendment would affect the rights or exercise of remedies under Section 15 of the Lease) or
Section 17 of the Lease so long as such amendments, modifications and changes do not and would not affect the time of, or reduce the amount of, Rent payments (except to the extent expressly permitted by Section 5.02 hereof) until after the payment in full of all Secured Obligations or otherwise adversely affect the Note Holders.

                 (b) Without limiting the provisions of Section 9.01 hereof, the Loan Trustee agrees with the Note Holders that it shall not enter into any amendment, waiver or modification of, supplement or consent to this Trust Indenture, the Lease, the Purchase Agreement, the Purchase Agreement Assignment, the Consent and Agreement, the Engine Consent and Agreement or the Participation Agreement, or any other agreement included in the Trust Indenture Estate, unless such supplement, amendment, waiver, modification or consent is consented to in writing by a Majority in Interest of Note Holders, but upon the written request of a Majority in Interest of Note Holders, the Loan

Trustee shall from time to time enter into any such supplement or amendment, or execute and deliver any such waiver, modification or consent, as may be specified in such request and as may be (in the case of any such amendment, supplement or modification), to the extent such agreement is required, agreed to by the Owner Trustee and Lessee or, as may be appropriate, the Airframe Manufacturer or the Engine Manufacturer; provided, however, that, without the consent of each holder of an affected Equipment Note then outstanding and of each Liquidity Provider, no such amendment of or supplement to this Trust Indenture, the Lease, the Purchase Agreement, the Purchase Agreement Assignment, the Consent and Agreement, the Engine Consent and Agreement or the Participation Agreement or waiver or modification of the terms of, or consent under, any thereof, shall (i) modify any of the provisions of this Section 9.01, or of Article II or III or Section 4.02, 4.04(c), 4.04(d), 5.02 or 5.06
hereof, Section 13.3, 14 (except to add an Event of Default) or 16 of the Lease, Section 16.1 of the Participation Agreement, the definitions of "Event of Default," "Default," "Lease Event of Default," "Lease Default," "Majority in Interest of Note Holders," "Make-Whole Amount" or "Note Holder," or the percentage of Note Holders required to take or approve any action hereunder,
(ii) reduce the amount, or change the time of payment or method of calculation of any amount, of Original Amount, Make-Whole Amount, if any, or interest with respect to any Equipment Note, or alter or modify the provisions of Article III hereof with respect to the order of priorities in which distribution thereunder shall be made as among the Note Holders, the Owner Trustee and Lessee, (iii) reduce, modify or amend any indemnities in favor of the Owner Trustee, the Loan Trustee or the Note Holders (except that the Owner Trustee (in its individual capacity) or the Loan Trustee, as the case may be, may consent to any waiver or reduction of an indemnity payable to it), (iv) consent to any change in the Trust Indenture or the Lease which would permit redemption of Equipment Notes earlier than permitted under Section 2.10 or 2.11 hereof or the purchase or exchange of the Equipment Notes other than as permitted by Section 2.13 hereof,
(v) except as contemplated by the Lease or the Participation Agreement, reduce the amount or extend the time of payment of Basic Rent, Stipulated Loss Value, or Termination Value for the Aircraft in each case as set forth in the Lease, or modify, amend or supplement the Lease or consent to any assignment of the Lease, in either case releasing Lessee from its obligations in respect of the payment of Basic Rent, Stipulated

Loss Value or Termination Value for the Aircraft or altering the absolute and unconditional character of the obligations of Lessee to pay Rent as set forth in Sections 3 and 16 of the Lease or (vi) permit the creation of any Lien on the Trust Indenture Estate or any part thereof other than Permitted Liens or deprive any Note Holder of the benefit of the Lien of this Trust Indenture on the Trust Indenture Estate, except as provided in connection with the exercise of remedies under Article IV hereof.

                 (c) At any time after the date hereof, the Owner Trustee and the Loan Trustee may enter into one or more agreements supplemental hereto without the consent of any Note Holder for any of the following purposes: (i)
(a) to cure any defect or inconsistency herein or in the Equipment Notes, or to make any change not inconsistent with the provisions hereof (provided that such change does not adversely affect the interests of any Note Holder in its capacity solely as Note Holder) or (b) to cure any ambiguity or correct any mistake; (ii) to evidence the succession of another party as the Owner Trustee in accordance with the terms of the Trust Agreement or to evidence the succession of a new trustee hereunder pursuant hereto, the removal of the trustee hereunder or the appointment of any co-trustee or co-trustees or any separate or additional trustee or trustees; (iii) to convey, transfer, assign, mortgage or pledge any property to or with the Loan Trustee or to make any other provisions with respect to matters or questions arising hereunder so long as such action shall not adversely affect the interests of the Note Holders in its capacity solely as Note Holder; (iv) to correct or amplify the description of any property at any time subject to the Lien of this Trust Indenture or better to assure, convey and confirm unto the Loan Trustee any property subject or required to be subject to the Lien of this Trust Indenture, the Airframe or Engines or any Replacement Airframe or Replacement Engine; (v) to add to the covenants of the Owner Trustee for the benefit of the Note Holders, or to surrender any rights or power herein conferred upon the Owner Trustee, the Owner Participant or the Lessee; (vi) to add to the rights of the Note Holders; and (vii) to include on the Equipment Notes any legend as may be required by Law.

                 SECTION 9.02.  Trustees Protected

                 If, in the opinion of the institution acting as Owner Trustee under the Trust Agreement or the institution acting as Loan Trustee hereunder, any document required to be executed by it pursuant to the terms of Section
9.01 hereof affects any right, duty, immunity or indemnity with respect to such institution under this Trust Indenture or the Lease, such institution may in its discretion decline to execute such document.

                 SECTION 9.03.  Documents Mailed to Note Holders

                 Promptly after the execution by the Owner Trustee or the Loan Trustee of any document entered into pursuant to Section 9.01 hereof, the Loan Trustee shall mail, by first class mail, postage prepaid, a copy thereof to Lessee and to each Note Holder at its address last set forth in the Equipment Note Register, but the failure of the Loan Trustee to mail such copies shall not impair or affect the validity of such document.

                 SECTION 9.04. No Request Necessary for Lease Supplement or Trust Indenture Supplement

                 No written request or consent of the Loan Trustee, the Note Holders or the Owner Participant pursuant to Section 9.01 hereof shall be required to enable the Owner Trustee to enter into any Lease Supplement specifically required by the terms of the Lease or to execute and deliver a Trust Indenture Supplement specifically required by the terms hereof.

                                   ARTICLE X

                                 MISCELLANEOUS

                 SECTION 10.01.  Termination of Trust Indenture

                 Upon (or at any time after) payment in full of the Original Amount of, Make-Whole Amount, if any, and interest on and all other amounts due under all Equipment Notes and provided that there shall then be no other Secured Obligations due to the Indenture Indemnitees, the Note Holders and the Loan Trustee hereunder or under the Participation Agreement or other Operative Agreement, the Owner Trustee shall direct the Loan Trustee to execute and deliver to or as directed in writing by the Owner Trustee an appropriate instrument releasing the Aircraft and the Engines from the Lien of this Trust Indenture and releasing the Lease, the Purchase Agreement, the Purchase Agreement Assignment with the Consent and Agreement and the Engine Consent and Agreement attached thereto from the assignment and pledge thereof hereunder and the Loan Trustee shall execute and deliver such instrument as aforesaid and give written notice thereof to Lessee; provided, however, that this Trust Indenture and the trusts created hereby shall earlier terminate and this Trust Indenture shall be of no further force or effect upon any sale or other final disposition by the Loan Trustee of all property constituting part of the Trust Indenture Estate and the final distribution by the Loan Trustee of all monies or other property or proceeds constituting part of the Trust Indenture Estate in accordance with the terms hereof. Except as aforesaid otherwise provided, this Trust Indenture and the trusts created hereby shall continue in full force and effect in accordance with the terms hereof.

                 SECTION 10.02. No Legal Title to Trust Indenture Estate
                                in Note Holders

                 No holder of an Equipment Note shall have legal title to any part of the Trust Indenture Estate. No transfer, by operation of law or otherwise, of any Equipment Note or other right, title and interest of any Note Holder in and to the Trust Indenture Estate or hereunder shall operate to terminate this Trust Indenture or entitle such holder or any successor or transferee of such holder to an accounting or to the transfer to it of any legal title to any part of the Trust Indenture Estate.

                 SECTION 10.03.   Sale of Aircraft by Loan Trustee Is Binding

                 Any sale or other conveyance of the Trust Indenture Estate, or any part thereof (including any part thereof or interest therein), by the Loan Trustee made pursuant to the terms of this Trust Indenture shall bind the Note Holders and shall be effective to transfer or convey all right, title and interest of the Loan Trustee, the Owner Trustee, the Owner Participant and such holders in and to such Trust Indenture Estate or part thereof. No purchaser or other grantee shall be required to inquire as to the authorization, necessity, expediency or regularity of such sale or conveyance or as to the application of any sale or other proceeds with respect thereto by the Loan Trustee.

                 SECTION 10.04. Trust Indenture for Benefit of Owner Trustee, Loan Trustee, Owner Participant, Note Holders and the Other Indenture Indemnitees

                 Nothing in this Trust Indenture, whether express or implied, shall be construed to give any person other than the Owner Trustee, the Loan Trustee, the Owner Participant, the Note Holders and the other Indenture Indemnitees, any legal or equitable right, remedy or claim under or in respect of this Trust Indenture.

                 SECTION 10.05.  Notices

                 Unless otherwise expressly specified or permitted by the terms hereof, all notices, requests, demands, authorizations, directions, consents, waivers or documents provided or permitted by this Trust Indenture to be made, given, furnished or filed shall be in writing, personally delivered or mailed by certified mail, postage prepaid, or by facsimile or confirmed telex, and (i) if to the Owner Trustee, addressed to it at 79 South Main Street, Salt Lake City, Utah 84111 with a copy to the Owner Participant addressed as provided in clause (iii) below, (ii) if to Loan Trustee, addressed to it at its office at Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890,
Attention: Corporate Trust Administration, facsimile number (302) 651-8882,
(iii) if to any Participant, Lessee, any Note Holder or any other Indenture Indemnitee addressed to such party at such address as such party shall have furnished by notice to the Owner Trustee and the Loan Trustee, or, until an address is so furnished, addressed to the address of such party (if any) set forth on Schedule 1 to the Participation Agreement or in the Equipment Note Register. Whenever any notice in writing is required to be given by the Owner Trustee, any Participant or the Loan Trustee or any Note Holder to any of the other of them, such notice shall be deemed given and such requirement satisfied when such notice is received, or if such notice is mailed by certified mail, postage prepaid, three Business Days after being mailed, addressed as provided above. Any party hereto may change the address to which notices to such party will be sent by giving notice of such change to the other parties to this Trust Indenture.

                 SECTION 10.06.  Severability

                 Any provision of this Trust Indenture which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                 SECTION 10.07.   No Oral Modification or Continuing Waivers

                 No term or provision of this Trust Indenture or the Equipment Notes may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the Owner Trustee and the Loan Trustee, in compliance with Section 9.01 hereof. Any waiver of the terms hereof or of any Equipment Note shall be effective only in the specific instance and for the specific purpose given.

                 SECTION 10.08.  Successors and Assigns

                 All covenants and agreements contained herein shall be binding upon, and inure to the benefit of, each of the parties hereto and the permitted successors and assigns of each, all as herein provided. Any request, notice, direction, consent, waiver or other instrument or action by any Note Holder shall bind the successors and assigns of such holder. This Trust Indenture and the Trust Indenture Estate shall not be affected by any amendment or supplement to the Trust Agreement or by any other action taken under or in respect of the Trust Agreement, except that each reference in this Trust Indenture to the Trust Agreement shall mean the Trust Agreement as amended and supplemented from time to time to the extent permitted hereby, thereby and by the Participation Agreement. Each Note Holder by its acceptance of an Equipment Note agrees to be bound by this Trust Indenture and all provisions of the Participation Agreement applicable to a Loan Participant or a Note Holder.

                 SECTION 10.09.  Headings

                 The headings of the various Articles and sections herein and in the table of contents hereto are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

                 SECTION 10.10.  Normal Commercial Relations

                 Anything contained in this Trust Indenture to the contrary notwithstanding, Owner Trustee, Loan Trustee, any Participant or any bank or other Affiliate of such Participant may conduct any banking or other financial transactions, and have banking or other commercial relationships, with Lessee or any Permitted Sublessee, fully to the same extent as if this Trust Indenture were not in effect, including without limitation the making of loans or other extensions of credit to Lessee for any purpose whatsoever, whether related to any of the transactions contemplated hereby or otherwise.

                 SECTION 10.11.  Governing Law; Counterpart Form

                 THIS TRUST INDENTURE SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE. THIS TRUST INDENTURE IS BEING DELIVERED IN THE STATE OF NEW YORK. This Trust Indenture may be executed by the parties hereto in separate counterparts (or upon separate signature pages bound together into one or more counterparts), each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

                 SECTION 10.12.  Voting By Note Holders

                 All votes of the Note Holders shall be governed by a vote of a Majority in Interest of Note Holders, except as otherwise provided herein.

                 SECTION 10.13.  Bankruptcy

                 It is the intention of the parties that the Owner Trustee, as lessor under the Lease (and the Loan Trustee as assignee of the Owner Trustee hereunder), shall be entitled to the benefits of Section 1110 with respect to the right to take possession of the Aircraft, Airframe, Engines and Parts as provided in the Lease in the event of a case under Chapter 11 of the Bankruptcy Code in which Lessee is a debtor, and in any instance where more than one construction is possible of the terms and conditions hereof or any other pertinent Operative Agreement, each such party agrees that a construction which would preserve such benefits shall control over any construction which would not preserve such benefits.

                                     * * *

                 IN WITNESS WHEREOF, the parties hereto have caused this Trust Indenture and Mortgage to be duly executed by their respective officers thereof duly authorized as of the day and year first above written.

                                  FIRST SECURITY BANK,
                                  NATIONAL ASSOCIATION, not in its
                                  individual capacity, except as
                                  expressly provided herein, but
                                  solely as Owner Trustee, as Owner
                                  Trustee

                                  By
                                    ----------------------------------
                                  Name:
                                  Title:

                                  WILMINGTON TRUST COMPANY, not in
                                  its individual capacity, except as
                                  expressly provided herein, but
                                  solely as Loan Trustee

                                  By
                                    ----------------------------------
                                  Name:
                                  Title:

                                                                       EXHIBIT A
                                                                              TO
                                                    TRUST INDENTURE AND MORTGAGE

               TRUST INDENTURE AND MORTGAGE ____ SUPPLEMENT NO. 1

                 This TRUST INDENTURE AND MORTGAGE ___ SUPPLEMENT NO. 1, dated __________ __, ____ (herein called this "Trust Indenture Supplement") of FIRST SECURITY BANK, NATIONAL ASSOCIATION, not in its individual capacity, but solely as Owner Trustee (herein called the "Owner Trustee") under that certain Trust Agreement ___ dated as of _________, 199_ (the "Trust Agreement"), between the Owner Trustee and the Owner Participant named therein.

                              W I T N E S S E T H:

                 WHEREAS, the Trust Indenture and Mortgage ___, dated as of ___________, 199_ (as amended and supplemented to the date hereof, the "Trust Indenture") between the Owner Trustee and Wilmington Trust Company, as Loan Trustee (the "Loan Trustee"), provides for the execution and delivery of a supplement thereto substantially in the form hereof, which shall particularly describe the Aircraft, and shall specifically mortgage such Aircraft to the Loan Trustee; and

                 WHEREAS, each of the Trust Agreement and Trust Indenture relates to the Airframe and Engines described below, and a counterpart of the Trust Indenture is attached hereto and made a part hereof and this Trust Indenture Supplement, together with such counterpart of the Trust Indenture, is being filed for recordation on the date hereof with the FAA as one document;

                 NOW, THEREFORE, this Trust Indenture Supplement witnesseth that the Owner Trustee hereby confirms that the Lien of the Trust Indenture on the Trust Indenture Estate covers all of Owner Trustee's right, title and interest in and to the following described property:

                                    AIRFRAME

                 One airframe identified as follows:

                          FAA
                          Registration     Manufacturer's
Manufacturer     Model    Number           Serial Number
------------     -----    ------------     --------------
The Boeing
Company


together with all of the Owner Trustee's right, title and interest in and to all Parts of whatever nature, whether now owned or hereinafter acquired and which are from time to time incorporated or installed in or attached to said airframe.

                                AIRCRAFT ENGINES

      Two aircraft engines, each such engine having 750 or more rated take-off horsepower or the equivalent thereof, identified as follows:

Manufacturer                Manufacturer's Model             Serial Number
------------                --------------------             -------------

together with all of Owner Trustee's right, title and interest in and to all Parts of whatever nature, whether now owned or hereafter acquired and which are from time to time incorporated or installed in or attached to either of such engines.

                 Together with all of Owner Trustee's right, title and interest in and to (a) all Parts of whatever nature, which from time to time are included within the definition of "Airframe" or "Engine", whether now owned or hereafter acquired, including all substitutions, renewals and replacements of and additions, improvements, accessions and accumulations to the Airframe and Engines (other than additions, improvements, accessions and accumulations which constitute appliances, parts, instruments, appurtenances, accessories, furnishings or other equipment excluded from the definition of Parts) and (b) all Aircraft Documents.

                 As further security for the obligations referred to above and secured by the Trust Indenture and hereby, the Owner Trustee has granted, bargained, sold, assigned, transferred, conveyed, mortgaged, pledged and confirmed, and does hereby grant, bargain, sell, assign, transfer, convey, mortgage, pledge and confirm, unto the Loan Trustee, its successors and assigns, for the security and benefit of the Loan Participants, the Note Holders and the Indenture Indemnitees, in the trust created by the Trust Indenture, all of the right, title and interest of the Owner Trustee in, to and under the Lease Supplement of even date herewith covering the property described above.

                 Notwithstanding any provision hereof, no Excluded Payment shall constitute security for any of the aforementioned obligations.

                 TO HAVE AND TO HOLD all and singular the aforesaid property unto the Loan Trustee, its successors and assigns, in trust for the equal and proportionate benefit and security of the Loan Participants, the Note Holders and the Indenture Indemnitees, except as provided in Section 2.14 and Article III of the Trust Indenture without any preference, distinction or priority of any one Equipment Note over any other by reason of priority of time of issue, sale, negotiation, date of maturity thereof or otherwise for any reason whatsoever, and for the uses and purposes and subject to the terms and provisions set forth in the Trust Indenture.

                 This Trust Indenture Supplement shall be construed as supplemental to the Trust Indenture and shall form a part thereof. The Trust Indenture is each hereby incorporated by reference herein and is hereby ratified, approved and confirmed.

                 AND, FURTHER, the Owner Trustee hereby acknowledges that the Aircraft referred to in this Trust Indenture Supplement and the aforesaid Lease Supplement has been delivered to the Owner Trustee and is included in the property of the Owner Trustee covered by all the terms and conditions of the Trust Agreement, subject to the pledge and mortgage thereof under the Trust Indenture.

                                     * * *

                 IN WITNESS WHEREOF, the Owner Trustee has caused this Trust Indenture Supplement to be duly executed by one of its officers, thereunto duly authorized, on the day and year first above written.

                                  FIRST SECURITY BANK,
                                  NATIONAL ASSOCIATION, not in its
                                  individual capacity, but solely as
                                  Owner Trustee, Owner Trustee

                                  By
                                    ----------------------------------
                                    Name:
                                    Title:

                                   SCHEDULE I

                          Original Amount                   Interest Rate
                          ---------------                   -------------
Series A . . .
Series B . . .
Series C . . .
Series D . . .

                          Equipment Note Amortization

                                    SERIES A

                                                      Percentage of Original
         Payment Date                                 Amount to be Paid
         ------------                                 ----------------------

                                    SERIES B

                                                      Percentage of Original
         Payment Date                                 Amount to be Paid
         ------------                                 ----------------------

                                    SERIES C

                                                      Percentage of Original
         Payment Date                                 Amount to be Paid
         ------------                                 ----------------------

                                    SERIES D

                                                      Percentage of Original
         Payment Date                                 Amount to be Paid
         ------------                                 ----------------------

                                 EXHIBIT D-4 to
                            Note Purchase Agreement


                        FORM OF SPECIAL TRUST AGREEMENT

================================================================================




                              TRUST AGREEMENT ____

                           Dated as of ______________


                                    Between


                          [_________________________]


                                      and


                         FIRST SECURITY BANK, NATIONAL
                                  ASSOCIATION


                     One Boeing Model _____________Aircraft
                 Bearing Manufacturer's Serial No. ___________




================================================================================

TRUST AGREEMENT SPECIAL

                                    CONTENTS

SECTION 1.  DEFINITIONS  . . .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

SECTION 2.  DECLARATION OF TRUST  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

SECTION 3.  AUTHORIZATION; CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         3.1  Authorization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         3.2  Conditions Precedent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

SECTION 4.  RECEIPT, DISTRIBUTION AND APPLICATION OF INCOME FROM THE TRUST ESTATE . . . . . . . . . . . . 4
         4.1  Payments from Trust Estate Only . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         4.2  Distribution of Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         4.3  Method of Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

SECTION 5.  DUTIES OF OWNER TRUSTEE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         5.1  Notice of Event of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         5.2  Action upon Instructions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         5.3  Limitations on Duties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         5.4  No Duties except as Specified; No Action except as Specified  . . . . . . . . . . . . . . . 8
         5.5  Satisfaction of Conditions Precedent  . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         5.6  Fixed Investment Trust  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9

SECTION 6.  OWNER TRUSTEE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
         6.1  Acceptance of Trusts and Duties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
         6.2  Absence of Certain Duties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
         6.3  No Representations or Warranties as to Certain Matters  . . . . . . . . . . . . . . . . . . 12
         6.4  No Segregation of Monies; Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
         6.5  Reliance upon Certificates, Counsel and Agents  . . . . . . . . . . . . . . . . . . . . . . 13
         6.6  Not Acting in Individual Capacity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
         6.7  Fees; Compensation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
         6.8  Tax Returns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15

SECTION 7.  INDEMNIFICATION OF FIRST SECURITY BY OWNER PARTICIPANT  . . . . . . . . . . . . . . . . . . . 15

SECTION 8.  TRANSFER OF OWNER PARTICIPANT'S INTEREST  . . . . . . . . . . . . . . . . . . . . . . . . . . 17
         8.1  Transfer of Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
         8.2  Actions of Owner Participants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18

TRUST AGREEMENT SPECIAL

SECTION 9.  SUCCESSOR OWNER TRUSTEES; CO-TRUSTEES . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
         9.1  Resignation of Owner Trustee; Appointment of Successor  . . . . . . . . . . . . . . . . . . 18
         9.2  Co-Trustees and Separate Trustees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20

SECTION 10.  SUPPLEMENTS AND AMENDMENTS TO TRUST AGREEMENT AND OTHER DOCUMENTS  . . . . . . . . . . . . . 22
         10.1  Supplements and Amendments and Delivery Thereof  . . . . . . . . . . . . . . . . . . . . . 23
         10.2  Discretion as to Execution of Documents  . . . . . . . . . . . . . . . . . . . . . . . . . 24
         10.3  Absence of Requirements as to Form . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
         10.4  Distribution of Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
         10.5  No Request Needed as to Lease Supplement and Trust Indenture Supplement  . . . . . . . . . 24

SECTION 11.  MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
         11.1  Termination of Trust Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
         11.2  Termination at Option of the Owner Participant . . . . . . . . . . . . . . . . . . . . . . 25
         11.3  Owner Participant Has No Legal Title in Trust Estate . . . . . . . . . . . . . . . . . . . 26
         11.4  Assignment, Sale, etc. of Aircraft . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
         11.5  Trust Agreement for Benefit of Certain Parties Only  . . . . . . . . . . . . . . . . . . . 26
         11.6  Citizenship of Owner Participant . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
         11.7  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
         11.8  Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
         11.9  Waivers, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
         11.10  Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
         11.11  Binding Effect, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
         11.12  Headings; References  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28

TRUST AGREEMENT SPECIAL

                            TRUST AGREEMENT _______

         This TRUST AGREEMENT ______, dated as of ________________, between [_________], a New York corporation ("Owner Participant"), and FIRST SECURITY BANK, NATIONAL ASSOCIATION, a national banking association (in its individual capacity, "First Security" and otherwise not in its individual capacity but solely as trustee hereunder, "Owner Trustee").

                                  WITNESSETH:

SECTION 1.           DEFINITIONS

         Capitalized terms used but not defined herein shall have the respective meanings set forth or incorporated by reference, and shall be construed and interpreted in the manner described, in Annex A to the Lease.

SECTION 2.           DECLARATION OF TRUST

         First Security hereby declares that it will hold the Trust Estate as Owner Trustee upon the trusts hereinafter set forth for the use and benefit of Owner Participant, subject, however, to the provisions of and the Lien created by the Trust Indenture and to the provisions of the Lease and the Participation Agreement.

SECTION 3.           AUTHORIZATION; CONDITIONS PRECEDENT

         3.1         AUTHORIZATION

         In respect of the Aircraft, Owner Participant hereby authorizes and directs Owner Trustee to, and Owner Trustee agrees for the benefit of Owner Participant that it will, on and after the Delivery Date, subject (except with respect to Section 3.1(a)) to due compliance with the terms of Section 3.2:

         (a) execute and deliver the Participation Agreement, the Trust Indenture, the Lease and the other Owner Trustee Agreements (in the respective forms in which they are delivered from time to time by Owner Participant to Owner Trustee);

         (b) subject to the terms of this Trust Agreement, exercise (i) its rights and perform its duties under the Participation Agreement, (ii) the rights and perform the duties of Lessor under

TRUST AGREEMENT SPECIAL
the Lease and (iii) its rights and perform its duties under the Trust Indenture and the other Owner Trustee Agreements;

         (c) execute, issue and deliver to Mortgagee for authentication and further delivery to Loan Participant the Loan Certificates in the amount and as provided in Section 2 of the Participation Agreement;

         (d) purchase the Aircraft pursuant to the Purchase Agreement as assigned to Owner Trustee pursuant to the Purchase Agreement Assignment;

         (e) accept from Airframe Manufacturer the delivery of the Aircraft Bill of Sale, the FAA Bill of Sale and the invoice with respect to such Aircraft and from Lessee the delivery of the BFE Bill of Sale and the invoice with respect to such BFE;

         (f) effect the registration of the Aircraft with the FAA in the name of Owner Trustee by filing or causing to be filed with the FAA: (i) the FAA Bill of Sale; (ii) an Aircraft Registration Application in the name of Owner Trustee (including, without limitation, an affidavit from Owner Trustee in compliance with the provisions of Section 47.7(c)(2) of the FAA Regulations); and (iii) this Trust Agreement;

         (g)     execute and deliver the Financing Statements referred to in
Section 5.1.2 (xxii) of the Participation Agreement, together with all other agreements, documents and instruments referred to in Section 5 of the Participation Agreement to which Owner Trustee is to be a party;

         (h) make payment of Lessor's Cost for the Aircraft from the aggregate amount of the Commitments for the Aircraft of Owner Participant and Loan Participant, to the extent received by Owner Trustee, in the manner provided in the Participation Agreement;

         (i) execute and deliver Lease Supplement No. 1 covering the Aircraft;

         (j) execute and deliver a Trust Indenture Supplement covering the Aircraft; and

         (k) execute and deliver all such other instruments, documents or certificates and take all such other actions in accordance with the direction of Owner Participant, as Owner Participant may deem necessary or advisable in connection with

TRUST AGREEMENT SPECIAL
the transactions contemplated by this Trust Agreement and the other Operative Agreements.

         3.2         CONDITIONS PRECEDENT

         The rights and obligations of Owner Trustee to take the actions required by Section 3.1 shall be subject to the following conditions precedent:

         (a)     Owner Trustee shall have received the notice described in
Section 5.1.1 of the Participation Agreement, when and as required thereby, or shall have waived such notice in accordance with Section 5.1.1 of the Participation Agreement;

         (b) Each Participant shall have made the full amount of its Commitment specified in Section 2.1 of the Participation Agreement available to Owner Trustee, in immediately available funds, in accordance with Sections 2 and 4 of the Participation Agreement; and

         (c) Owner Participant shall have notified Owner Trustee that the terms and conditions of Section 5 of the Participation Agreement, insofar as they relate to conditions precedent to performance by Owner Participant of its obligations thereunder, have been either fulfilled to the satisfaction of, or waived by, Owner Participant. Owner Participant shall, by instructing Owner Trustee to release the full amount of its Commitment then held by Owner Trustee as provided in Section 2 of the Participation Agreement, be deemed to have found satisfactory to it, or waived, all such conditions precedent.

SECTION 4.           RECEIPT, DISTRIBUTION AND APPLICATION OF INCOME FROM THE
                     TRUST ESTATE

         4.1         PAYMENTS FROM TRUST ESTATE ONLY

         Except as provided in Section 7, all payments to be made by Owner Trustee under this Trust Agreement shall be made only from (a) in the case of funds made available in accordance with Section 4 of the Participation Agreement, the Commitments (except as otherwise provided in Section 15 of the Participation Agreement) and (b) in the case of all other payments, the income from and proceeds of the Trust Estate to the extent that Owner Trustee shall have received sufficient income or proceeds from the Trust Estate to make such payments. Owner Participant agrees that it will look solely (y) in the case of funds made available

TRUST AGREEMENT SPECIAL
in accordance with Section 4 of the Participation Agreement, to the Commitments and any income therefrom (except as otherwise provided in Section 15 of the Participation Agreement) and (z) in the case of all other payments, to the income from and proceeds of the Trust Estate to the extent available for distribution to Owner Participant as provided in this Trust Agreement. Except as provided in Section 7, Owner Participant agrees that First Security is neither personally liable to Owner Participant for any amounts payable nor subject to any other liability under this Trust Agreement.

         4.2         DISTRIBUTION OF PAYMENTS

                     4.2.1        PAYMENTS TO MORTGAGEE

         Until the Trust Indenture shall have been discharged pursuant to
Section 10.01 thereof, all Rent, insurance proceeds and requisition or other payments of any kind included in the Trust Estate (other than Excluded Payments) payable to Owner Trustee shall be payable directly to Mortgagee (and, if any of the same are received by Owner Trustee, shall upon receipt be paid over to Mortgagee without deduction, set-off or adjustment of any kind) for distribution in accordance with the provisions of Article III of the Trust Indenture; provided, that any payments received by Owner Trustee from (a) Lessee with respect to Owner Trustee's fees and disbursements or (b) Owner Participant pursuant to Section 7 shall not be paid over to Mortgagee but shall be retained by Owner Trustee and applied toward the purpose for which such payments were made.

                     4.2.2        PAYMENTS TO OWNER TRUSTEE, OTHER
                                  PARTIES

         After the Trust Indenture shall have been discharged pursuant to
Section 10.01 thereof, any payment of the type referred to in Section 4.2.1 (other than Excluded Payments) received by Owner Trustee, any payment received from Mortgagee (other than Excluded Payments) and any other amount received as part of the Trust Estate and for the application or distribution of which no provision is made in this Trust Agreement shall be distributed forthwith upon receipt by Owner Trustee in the following order of priority: first, so much of such payment as shall be required to reimburse Owner Trustee for any expenses not otherwise reimbursed as to which Owner Trustee is entitled to be so reimbursed pursuant to the provisions hereof shall be retained by Owner Trustee; second, so much of the remainder for which

TRUST AGREEMENT SPECIAL
provision as to the application thereof is contained in the Lease or any of the other Operative Agreements shall be applied and distributed in accordance with the terms of the Lease or such other Operative Agreement; and third, the balance, if any, shall be paid to Owner Participant.

                     4.2.3        CERTAIN DISTRIBUTIONS TO OWNER
                                  PARTICIPANT

         All amounts from time to time distributable by Mortgagee to Owner Participant pursuant to the Trust Indenture shall, if paid to Owner Trustee, be distributed by Owner Trustee to Owner Participant in accordance with the provisions of Article III of the Trust Indenture; provided, that any payments received by Owner Trustee from (a) Lessee with respect to Owner Trustee's fees and disbursements or (b) Owner Participant pursuant to Section 7 shall not be paid over to Owner Participant but shall be retained by Owner Trustee and applied toward the purpose for which such payments were made.

                     4.2.4        EXCLUDED PAYMENTS

         Any Excluded Payments received by Owner Trustee shall be paid by Owner Trustee to the Person to whom such Excluded Payments are payable under the provisions of the Participation Agreement, the Tax Indemnity Agreement or the Lease.
                     4.2.5        MULTIPLE OWNER PARTICIPANTS

         If, as a result of a transfer by Owner Participant under Section 8.1, there is more than one Owner Participant under this Trust Agreement, each such Owner Participant shall hold in proportion to its respective beneficial interest in the Trust Estate an undivided beneficial interest in the entire Trust Estate and is entitled to receive ratably with any other Owner Participant payments distributable by Owner Trustee under this Trust Agreement. No Owner Participant shall have legal title to the Aircraft or any other portion of the Trust Estate.

         4.3         METHOD OF PAYMENTS

         Owner Trustee shall make distributions or cause distributions to be made to Owner Participant pursuant to this Section 4 by transferring the amount to be distributed by wire transfer in immediately available funds on the day received (or on the next succeeding Business Day if the funds to be so

TRUST AGREEMENT SPECIAL
distributed shall not have been received by Owner Trustee by 12:30 P.M., New York City time, and which funds Owner Trustee shall not have been reasonably able to distribute to Owner Participant on the day received) to Owner Participant's account set forth in Schedule 1 to the Participation Agreement or to such other account or accounts of Owner Participant as Owner Participant may designate from time to time in writing to Owner Trustee; provided, that Owner Trustee shall use reasonable efforts to invest overnight, in investments that would be permitted under Section 4.5 of the Lease, all funds received by it at or later than 12:30 P.M., New York City time, and which funds Owner Trustee shall not have been reasonably able to distribute to Owner Participant on the day received).

SECTION 5.           DUTIES OF OWNER TRUSTEE

         5.1         NOTICE OF EVENT OF DEFAULT

         (a) If Owner Trustee shall have knowledge of a Lease Default or a Lease Event of Default or an Indenture Default or an Indenture Event of Default, Owner Trustee shall give to Owner Participant, Mortgagee and Lessee prompt telephonic or telex notice thereof followed by prompt confirmation thereof by certified mail, postage prepaid, provided, that (i) in the case of an event which with the passage of time would constitute an Indenture Event of Default of the type referred to in paragraph (c) or (e) of Section 4.02 of the Trust Indenture, such notice shall in no event be furnished later than ten days after Owner Trustee shall first have knowledge of such event and (ii) in the case of a misrepresentation by Owner Trustee which with the passage of time would constitute an Indenture Event of Default of the type referred to in paragraph (d) of Section 4.02 of the Trust Indenture, such notice shall in no event be furnished later than ten days after Owner Trustee shall first have knowledge of such event.

         (b) Subject to the terms of Section 5.3, Owner Trustee shall take such action or shall refrain from taking such action, not inconsistent with the provisions of the Trust Indenture, with respect to such Lease Default, Lease Event of Default, Indenture Default or Indenture Event of Default or other event as Owner Trustee shall be directed in writing by Owner Participant. For all purposes of this Trust Agreement, the Lease and the other Operative Agreements, in the absence of Actual Knowledge of Owner Trustee, Owner Trustee shall not be deemed to have knowledge of a

TRUST AGREEMENT SPECIAL

Lease Default, Lease Event of Default, Indenture Default or Indenture Event of Default unless notified in writing by Mortgagee, Owner Participant or Lessee.

         5.2         ACTION UPON INSTRUCTIONS

         Subject to the terms of Sections 5.1 and 5.3, upon the written instructions at any time and from time to time of Owner Participant, Owner Trustee will take such of the following actions, not inconsistent with the provisions of the Lease and the Trust Indenture, as may be specified in such instructions: (a) give such notice or direction or exercise such right, remedy or power under this Trust Agreement or any of the other Owner Trustee Agreements or in respect of all or any part of the Trust Estate, or take such other action, as shall be specified in such instructions (including entering into such agreements and instruments as shall be necessary under Section 10);
(b) take such action to preserve or protect the Trust Estate (including the discharge of Liens) as may be specified in such instructions; (c) approve as satisfactory to it all matters required by the terms of the Lease or the other Operative Agreements to be satisfactory to Owner Trustee, it being understood that without written instructions of Owner Participant, Owner Trustee shall not approve any such matter as satisfactory to it; (d) subject to the rights of Lessee under the Operative Agreements, after the expiration or earlier termination of the Lease, convey all of Owner Trustee's right, title and interest in and to the Aircraft for such amount, on such terms and to such purchaser or purchasers as shall be designated in such instructions, or retain, lease or otherwise dispose of, or from time to time take such other action with respect to, the Aircraft on such terms as shall be designated in such instructions; and (e) take or refrain from taking such other action or actions as may be specified in such instructions.

         5.3         LIMITATIONS ON DUTIES

         Owner Trustee shall not be required to take any action under Section
5.1 (other than the giving of the notices referred to therein) or 5.2 if Owner Trustee shall reasonably believe such action is not adequately indemnified by Owner Participant under Section 7, unless Lessee or Owner Participant agrees to furnish such additional indemnity as shall reasonably be required, in manner and form satisfactory to Owner Trustee, and, in addition to the extent not otherwise paid pursuant to the provisions of

TRUST AGREEMENT SPECIAL
the Lease or of the Participation Agreement, to pay the reasonable compensation of Owner Trustee for the services performed or to be performed by it pursuant to such direction and any reasonable fees and disbursements of counsel or agents employed by Owner Trustee in connection therewith. Owner Trustee shall not be required to take any action under Section 5.1 or 5.2 (other than the giving of the notices referred to therein) if Owner Trustee shall have been advised by counsel that such action is contrary to the terms of any of the Owner Trustee Agreements or is otherwise contrary to Law and Owner Trustee has delivered to Owner Participant written notice of the basis for its refusal to act.

         5.4         NO DUTIES EXCEPT AS SPECIFIED; NO ACTION EXCEPT AS
                     SPECIFIED

                     5.4.1        NO DUTIES EXCEPT AS SPECIFIED

         Owner Trustee shall not have any duty or obligation to manage, control, use, sell, dispose of or otherwise deal with the Aircraft or any other part of the Trust Estate or to otherwise take or refrain from taking any action under, or in connection with, any of the Owner Trustee Agreements, except as expressly required by the terms of any of the Owner Trustee Agreements, or (to the extent not inconsistent with the provisions of the Trust Indenture) as expressly provided by the terms hereof or in a written instruction from Owner Participant received pursuant to the terms of Section 5.1 or 5.2, and no implied duties or obligations shall be read into this Trust Agreement against Owner Trustee. First Security agrees that it will, in its individual capacity and at its own cost or expense (but without any right of indemnity in respect of any such cost or expense hereunder or under the Participation Agreement), promptly take such action as may be necessary to duly discharge and satisfy in full all Lessor Liens attributable to it in its individual capacity which it is required to discharge pursuant to Section 7.3.1 of the Participation Agreement and otherwise comply with the terms of said Section binding upon it.

                     5.4.2        NO ACTION EXCEPT AS SPECIFIED

         Owner Trustee shall have no power, right or authority to, and agrees that it will not, manage, control, use, sell, dispose of or otherwise deal with the Aircraft or any other part of the Trust Estate except (a) as expressly required by the terms of any

TRUST AGREEMENT SPECIAL
of the Owner Trustee Agreements, (b) as expressly provided by the terms hereof or (c) as expressly provided in written instructions from Owner Participant pursuant to Section 5.1 or 5.2.

         5.5         SATISFACTION OF CONDITIONS PRECEDENT

         Anything in this Trust Agreement to the contrary notwithstanding, Owner Trustee shall, subject to the satisfaction of special counsel for Owner Trustee of the occurrence of all the applicable conditions precedent specified in Section 3.2, comply with the provisions of Section 3.1.

         5.6         FIXED INVESTMENT TRUST

         Notwithstanding anything in this Trust Agreement to the contrary, Owner Trustee shall not be authorized and shall have no power to "vary the investment" of Owner Participant within the meaning of Treasury Regulations
Section 301.7701-4(c)(1), it being understood that Owner Trustee shall have the power and authority to fulfill its obligations under Section 4.3 hereof and
Section 4.5 of the Lease.

SECTION 6.           OWNER TRUSTEE

         6.1         ACCEPTANCE OF TRUSTS AND DUTIES

         First Security accepts the trusts hereby created and agrees to perform the same as Owner Trustee but only upon the terms hereof and the Trust Indenture applicable to it. Owner Trustee also agrees to receive and disburse all monies received by it constituting part of the Trust Estate pursuant to the terms hereof. First Security shall not be answerable or accountable under any circumstances, except for (a) its own willful misconduct or gross negligence (including, without limitation, in connection with any activities of Owner Trustee in violation of Section 5.4.2), (b) its failure (in its individual capacity) to perform its obligations under Section 5.4.1, (c) its or Owner Trustee's failure to use ordinary care to receive or disburse funds or to comply with the first sentence of Section 6.8, (d) liabilities that may result from the inaccuracy of any representation or breach of warranty of it in its individual capacity (or from the failure by it in its individual capacity to perform any covenant) in this Trust Agreement, the Trust Indenture, the Lease or the Participation Agreement or elsewhere in any of the other Operative Agreements, (e) taxes, fees or other charges on, based on or measured by any fees, commissions

TRUST AGREEMENT SPECIAL
or compensation received by First Security in connection with the transactions contemplated by this Trust Agreement and the other Operative Agreements to which it (in its individual capacity or as Owner Trustee) is a party, (f) for its or Owner Trustee's failure to use ordinary care in receiving or disbursing funds or in connection with its obligation to invest funds pursuant to Section
4.5 of the Lease or Section 4.3 hereof, (g) for any liability on the part of Owner Trustee arising out of its negligence or willful or negligent misconduct in connection with its obligations under Section 5.1 (other than the first sentence thereof), 6.8 or 9.2 hereof or Section 4.01 of the Trust Indenture. First Security shall have no obligation to advance its individual funds for any purpose, and Owner Trustee shall have no obligation to distribute to Owner Participant, Lessee or any third party any amounts to be paid to Owner Trustee until such amounts are collected by Owner Trustee.

         6.2         ABSENCE OF CERTAIN DUTIES

         (a) Except in accordance with written instructions furnished pursuant to Section 5.1 or 5.2 and except as provided in, and without limiting the generality of, Sections 3.1 and 5.4.1 and the last sentence of Section 9.1.2, and subject to Section 4.01 of the Trust Indenture, neither Owner Trustee nor First Security shall have any duty (i) to see to any recording or filing of any Operative Agreement or of any supplement to any thereof or to see to the maintenance of any such recording or filing or any other filing of reports with the FAA or other governmental agencies, except that of First Security to comply with the FAA reporting requirements set forth in 14 C.F.R.
Section 47.45 and 14 C.F.R. Section 47.51, and Owner Trustee shall, to the extent that information for that purpose is timely supplied by Lessee pursuant to any of the Operative Agreements, complete and timely submit (and furnish Owner Participant with a copy of) any and all reports relating to the Aircraft that may from time to time be required by the FAA or any government or governmental authority having jurisdiction, (ii) to see to any insurance on the Aircraft or to effect or maintain any such insurance, whether or not Lessee shall be in default with respect thereto, other than to forward to Owner Participant copies of all reports and other written information which Owner Trustee receives from Lessee pursuant to Section 11 of the Lease, (iii) except as provided in Section 7.3.1 or 7.3.2 of the Participation Agreement, Section
4.01 of the Trust Indenture or Section 5.4 or 6.1 hereof, to see to the payment or discharge of any tax,

TRUST AGREEMENT SPECIAL
assessment or other governmental charge or any lien or encumbrance of any kind owing with respect to or assessed or levied against any part of the Trust Indenture Estate or the Trust Estate, except as provided in Section 6.3.9 of the Participation Agreement or (iv) to inspect Lessee's books and records with respect to the Aircraft at any time permitted pursuant to the Lease.

         (b) Notwithstanding clause (a), Owner Trustee will furnish to Mortgagee and Owner Participant, promptly upon receipt thereof, duplicates or copies of all reports, notices, requests, demands, certificates, financial statements and other instruments furnished to Owner Trustee under the Lease or any other Operative Agreement except to the extent to which a responsible officer of Owner Trustee reasonably believes (and confirms by telephone call with Owner Participant) that duplicates or copies thereof have already been furnished to Owner Participant by some other person.

         6.3         NO REPRESENTATIONS OR WARRANTIES AS TO CERTAIN
                     MATTERS

         NEITHER FIRST SECURITY NOR OWNER TRUSTEE MAKES OR SHALL BE DEEMED TO HAVE MADE (a) ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE TITLE, AIRWORTHINESS, VALUE, CONDITION, DESIGN, OPERATION, MERCHANTABILITY OR FITNESS FOR USE FOR A PARTICULAR PURPOSE OF THE AIRCRAFT OR ANY PART THEREOF, AS TO THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, AS TO THE ABSENCE OF ANY INFRINGEMENT OF ANY PATENT, TRADEMARK OR COPYRIGHT, THE ABSENCE OF ANY STRICT LIABILITY OBLIGATION OR ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE AIRCRAFT OR ANY PART THEREOF WHATSOEVER, except that First Security warrants to Owner Participant that on the Delivery Date Owner Trustee shall have received whatever title to the Aircraft that was conveyed to it and that the Aircraft shall, on the Delivery Date and during the Term, be free of Lessor Liens attributable to First Security or (b) any representation or warranty as to the validity, legality or enforceability of this Trust Agreement or any other Operative Agreement to which First Security, in its individual capacity or as Owner Trustee, is a party, or any other document or instrument, or as to the correctness of any statement contained in any thereof except to the extent that any such statement is expressly made herein or therein by such party as a representation by First Security, in its individual capacity or as Owner Trustee, as the case may be, and except that First Security hereby represents and warrants

TRUST AGREEMENT SPECIAL
that it has all corporate power and authority to execute, deliver and perform this Trust Agreement and that this Trust Agreement has been, and (assuming due authorization, execution and delivery by Owner Participant of this Trust Agreement) the other Operative Agreements to which it or Owner Trustee is a party have been (or at the time of execution and delivery of any such instrument by it or Owner Trustee under this Trust Agreement or pursuant to the terms of the Participation Agreement that such an instrument will be) duly executed and delivered by one of its officers who is or will be, as the case may be, duly authorized to execute and deliver such instruments on behalf of itself or Owner Trustee, as the case may be, and that this Trust Agreement constitutes the legal, valid and binding obligation of First Security or Owner Trustee, as the case may be, enforceable against First Security or Owner Trustee, as the case may be, in accordance with its terms.

         6.4         NO SEGREGATION OF MONIES; INTEREST

         Monies received by Owner Trustee under this Trust Agreement need not be segregated in any manner except to the extent required by Law, or except as provided in written instructions from Owner Participant, and shall be invested as provided in Section 4.3 hereof or Section 4.5 of the Lease.

         6.5         RELIANCE UPON CERTIFICATES, COUNSEL AND AGENTS

         Owner Trustee shall incur no liability to anyone in acting in good faith in reliance upon and in accordance with any signature, instrument, notice, resolution, request, consent, order, certificate, report, opinion, bond or other document or paper reasonably believed by it to be genuine and reasonably believed by it to be signed by the proper party or parties. Unless other evidence in respect thereof is specifically prescribed in this Trust Agreement, any request, direction, order or demand of Owner Participant or Lessee mentioned in this Trust Agreement or in any of the other Owner Trustee Agreements shall be sufficiently evidenced by written instruments signed by the Chairman of the Board, the President, any Vice President or any other officer and in the name of Owner Participant or Lessee, as the case may be. Owner Trustee may accept a copy of a resolution of the Board of Directors or Executive Committee of Lessee, certified by the Secretary or an Assistant Secretary of Lessee as duly adopted and in full force and effect, as conclusive evidence that such resolution has been duly adopted by said Board of

TRUST AGREEMENT SPECIAL

Directors or Executive Committee and that the same is in full force and effect. As to any fact or matter the manner of ascertainment of which is not specifically described in this Trust Agreement, Owner Trustee may, absent Actual Knowledge to the contrary, for all purposes rely on a certificate signed by the Chairman of the Board, the President, any Vice President or any other officer of Lessee, and the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of Lessee, as to such fact or matter, and such certificate shall constitute full protection to Owner Trustee for any action taken or omitted to be taken by it in good faith in reliance thereon and in accordance therewith. In the administration of trusts under this Trust Agreement, Owner Trustee may execute any of the trusts or powers and perform its powers and duties under this Trust Agreement directly or through agents or attorneys and may, at the expense of the Trust Estate, consult with counsel, accountants and other skilled persons to be selected and employed by it. Owner Trustee shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such counsel, accountants or other skilled persons.

         6.6         NOT ACTING IN INDIVIDUAL CAPACITY

         In acting under this Trust Agreement, First Security acts solely as Owner Trustee and not in its individual capacity except as otherwise expressly provided in this Trust Agreement or in the other Operative Agreements to which it is a party; and, except as may be otherwise expressly provided in this Trust Agreement, the Lease, the Participation Agreement and the Trust Indenture, all persons, other than the Owner Participant as provided in this Trust Agreement or the Trust Indenture, having any claim against Owner Trustee by reason of the transactions contemplated hereby shall look only to the Trust Estate for payment or satisfaction thereof except to the extent provided in Section 6.1 or otherwise as Owner Trustee shall expressly agree otherwise in writing.

         6.7         FEES; COMPENSATION

         Lessee shall pay the Transaction Expenses of Owner Trustee. Neither Owner Participant nor the Trust Estate shall have any liability for any such fees and expenses; provided, that the foregoing shall not limit the obligations of Owner Participant under Sections 5.3 and 7; provided, that Owner Trustee shall have a Lien upon the Trust Estate for any such fee not paid by Lessee

TRUST AGREEMENT SPECIAL
as contemplated by Section 9.2 of the Participation Agreement and such Lien shall entitle Owner Trustee to priority as to payment thereof over payment to any other Person under this Trust Agreement; provided, that such Lien shall be subject and subordinate in all events to the Lien of the Trust Indenture; and provided, further, that Owner Trustee shall have no right to exercise, and shall not exercise, any rights or remedies Owner Trustee may have with respect to such Lien unless and until the Secured Obligations have been paid and performed in full.

         6.8         TAX RETURNS

         Owner Trustee shall be responsible for the keeping of all appropriate books and records relating to the receipt and disbursement of all monies under this Trust Agreement or any agreement contemplated hereby. Owner Participant shall be responsible for causing to be prepared and filed all income tax returns required to be filed by Owner Participant. Owner Trustee shall be responsible for causing to be prepared, at the request of Owner Participant and at the expense of Lessee, all income tax returns required to be filed with respect to the trust created hereby and shall execute and file such returns; provided, that Owner Trustee shall send promptly a completed copy of such return to Owner Participant not more than sixty nor less than fifteen days prior to the due date of the return, provided, that Owner Trustee shall have timely received all necessary information to complete and deliver to Owner Participant such return. Owner Participant, upon request, will furnish Owner Trustee with all such information as may be reasonably required from Owner Participant in connection with the preparation of such income tax returns. Owner Trustee shall keep copies of all returns delivered to or filed by it.

SECTION 7.           INDEMNIFICATION OF FIRST SECURITY BY OWNER PARTICIPANT

         Owner Participant hereby agrees, whether or not any of the transactions contemplated hereby shall be consummated, to assume liability for, and hereby indemnifies, protects, saves and keeps harmless, First Security and its successors, assigns, agents and servants, from and against any and all liabilities, obligations, losses, damages, penalties, taxes (excluding any Taxes which are not required to be indemnified by Lessee pursuant to Section
9.1 or 9.3 of the Participation Agreement and excluding any taxes payable by First Security on or measured by any compensation

TRUST AGREEMENT SPECIAL
received by First Security for its services under this Trust Agreement), claims, actions, suits, costs, expenses or disbursements (including, without limitation, reasonable legal fees and expenses, but excluding internal costs and expenses such as salaries and overhead, and including, without limitation, any liability of an owner, any strict liability and any liability without fault) of any kind and nature whatsoever which may be imposed on, incurred by or asserted against First Security (whether or not also indemnified against by Lessee under the Lease or under the Participation Agreement or also indemnified against by any other Person; provided, that Owner Participant shall be subrogated to the rights of Owner Trustee against Lessee or any other indemnitor) in any way relating to or arising out of this Trust Agreement or any of the other Operative Agreements or the enforcement of any of the terms of any thereof, or in any way relating to or arising out of the manufacture, purchase, acceptance, nonacceptance, rejection, ownership, delivery, lease, possession, use, operation, condition, sale, return or other disposition of the Aircraft (including, without limitation, latent and other defects, whether or not discoverable, and any claim for patent, trademark or copyright infringement), or in any way relating to or arising out of the administration of the Trust Estate or the action or inaction of Owner Trustee, under this Trust Agreement, except (a) in the case of gross negligence or willful misconduct on the part of First Security, in its individual capacity or as Owner Trustee, in the performance or nonperformance of its duties under this Trust Agreement or under any of the other Owner Trustee Agreements or (b) those Claims resulting from the inaccuracy of any representation or warranty of First Security (or from the failure of First Security to perform any of its covenants) in Section 6.3 hereof, in Section 6.03 of the Trust Indenture, in
Section 4 of the Lease, in Section 6.3 of the Participation Agreement or elsewhere in any of the other Operative Agreements or (c) as may result from a breach by First Security of its covenant in the last sentence of Section 5.4.1 or (d) in the case of the failure to use ordinary care on the part of First Security, in its individual capacity or as Owner Trustee, in the receipt or disbursement of funds or in connection with its obligation to invest funds pursuant to Section 4.5 of the Lease or Section 4.3 hereof or in compliance with the provisions of the first sentence of Section 6.8 hereof or (e) any liability on the part of Owner Trustee arising out of its negligence or willful or negligent misconduct in connection with its obligations under Section 5.1,
6.8 or 9.2 hereof or Section 4.01 of the Trust Indenture, or (f) those claims arising

TRUST AGREEMENT SPECIAL
under any circumstances or upon any terms where Lessee would not have been required to indemnify First Security pursuant to Section 9.1 or 9.3 of the Participation Agreement; provided, that before asserting its right to indemnification, if any, pursuant to this Section 7, First Security shall first demand its corresponding right to indemnification pursuant to Section 9 of the Participation Agreement (but need not exhaust any or all remedies available thereunder). The indemnities contained in this Section 7 extend to First Security only in its individual capacity and shall not be construed as indemnities of the Trust Indenture Estate or the Trust Estate (except to the extent, if any, that First Security has been reimbursed by the Trust Indenture Estate or the Trust Estate for amounts covered by the indemnities contained in this Section 7). The indemnities contained in this Section 7 shall survive the termination of this Trust Agreement. In addition, if necessary, First Security shall be entitled to indemnification from the Trust Estate, subject to the Lien of the Trust Indenture, for any liability, obligation, loss, damage, penalty, tax, claim, action, suit, cost, expense or disbursement indemnified against pursuant to this Section 7 to the extent not reimbursed by Lessee, Owner Participant or others, but without releasing any of them from their respective agreements of reimbursement; and, to secure the same First Security shall have a lien on the Trust Estate, subject to the lien of the Trust Indenture and subject further to the provisions of Section 6.7, which shall be prior to any interest therein of Owner Participant. The payor of any indemnity under this
Section 7 shall be subrogated to any right of the person indemnified in respect of the matter as to which such indemnity was paid.

SECTION 8.           TRANSFER OF OWNER PARTICIPANT'S INTEREST

         8.1         TRANSFER OF INTEREST

         All provisions of Section 10 of the Participation Agreement applicable to a transfer by the Owner Participant shall (with the same force and effect as if set forth in full in this Section 8.1) be applicable to any assignment, conveyance or other transfer by Owner Participant of any of its right, title or interest in and to the Participation Agreement, the Trust Estate or this Trust Agreement. If there is more than one Owner Participant, no assignment, conveyance or other transfer by an Owner Participant of any of its right, title or interest in and to this Trust Agreement or the Trust Estate shall be valid unless

TRUST AGREEMENT SPECIAL
each other Owner Participant's prior written consent (which consent may be withheld in the sole discretion of such other Owner Participant) is given to such assignment, conveyance or other transfer.

         8.2         ACTIONS OF OWNER PARTICIPANTS

         If at any time prior to the termination of this Trust Agreement there is more than one Owner Participant, then, subject to Section 11.5, during such time, if any action is required to be taken by all Owner Participants and whenever any direction, authorization, approval, consent, instruction or other action is permitted to be given or taken by Owner Participant, it shall be given or taken only upon unanimous agreement of all Owner Participants; provided, that the termination of this Trust Agreement pursuant to Section 11.2 may be effected upon the election of any Owner Participant.

SECTION 9.           SUCCESSOR OWNER TRUSTEES; CO-TRUSTEES

         9.1         RESIGNATION OF OWNER TRUSTEE; APPOINTMENT OF
                     SUCCESSOR

                     9.1.1        RESIGNATION OR REMOVAL

         Owner Trustee or any successor Owner Trustee (a) shall resign if required to do so pursuant to Section 14.3 of the Participation Agreement or upon obtaining Actual Knowledge of any facts that would cast doubt upon its continuing status as a Citizen of the United States and (b) may resign at any time without cause by giving at least 60 days' prior written notice to Owner Participant, Mortgagee and Lessee, such resignation to be effective upon the assumption of the trusts hereunder by the successor Owner Trustee under Section
9.1.2. In addition, Owner Participant may at any time remove Owner Trustee, with or without cause by a notice in writing delivered to Owner Trustee, Mortgagee and Lessee, such removal to be effective upon the assumption of the trusts hereunder by the successor Owner Trustee under Section 9.1.2, provided, that, in the case of a removal without cause, unless a Lease Event of Default shall have occurred and be continuing, such removal shall be subject to the consent of Lessee (which consent shall not be unreasonably withheld). In the case of the resignation or removal of Owner Trustee, Owner Participant may appoint a successor Owner Trustee by an instrument signed by Owner Participant, with, unless a Lease Event of Default shall have occurred and be continuing, the

TRUST AGREEMENT SPECIAL
consent of Lessee (which consent shall not be unreasonably withheld). If a successor Owner Trustee shall not have been appointed within 30 days after such notice of resignation or removal, Owner Trustee, any Owner Participant, Lessee or Mortgagee may apply to any court of competent jurisdiction to appoint a successor Owner Trustee to act until such time, if any, as a successor shall have been appointed as above provided. Any successor Owner Trustee so appointed by such court shall immediately and without further act be superseded by any successor Owner Trustee appointed as above provided within one year from the date of the appointment by such court.

                     9.1.2        EXECUTION AND DELIVERY OF DOCUMENTS,
                                  ETC.

         Any successor Owner Trustee, however appointed, shall execute and deliver to the predecessor Owner Trustee, with a copy to Owner Participant, Lessee and Mortgagee, an instrument accepting such appointment and assuming the obligations of Owner Trustee, in its individual capacity and as Owner Trustee, under the Owner Trustee Agreements, and thereupon such successor Owner Trustee, without further act, shall become vested with all the estates, properties, rights, powers, duties and trusts of the predecessor Owner Trustee in the trusts under this Trust Agreement with like effect as if originally named Owner Trustee in this Trust Agreement; but nevertheless, upon the written request of such successor Owner Trustee, such predecessor Owner Trustee shall execute and deliver an instrument transferring to such successor Owner Trustee, upon the trusts herein expressed, all the estates, properties, rights, powers and trusts of such predecessor Owner Trustee, and such predecessor Owner Trustee shall duly assign, transfer, deliver and pay over to such successor Owner Trustee all monies or other property then held by such predecessor Owner Trustee upon the trusts herein expressed. Upon the appointment of any successor Owner Trustee under this Section 9.1, the predecessor Owner Trustee will execute such documents as are provided to it by such successor Owner Trustee and will take such further actions as are requested of it by such successor Owner Trustee as are required to cause registration of the Aircraft included in the Trust Estate to be transferred upon the records of the FAA, or other governmental authority having jurisdiction, into the name of the successor Owner Trustee.

TRUST AGREEMENT SPECIAL

                     9.1.3        QUALIFICATIONS

         Any successor Owner Trustee, however appointed, shall be a Citizen of the United States and shall also be a bank or trust company organized under the Laws of the United States or any state thereof having a combined capital and surplus of at least $100,000,000, if there be such an institution willing, able and legally qualified to perform the duties of Owner Trustee under this Trust Agreement upon reasonable or customary terms. No such successor Owner Trustee shall be located in a jurisdiction which creates material adverse consequences for Lessee (unless such material adverse consequences would be created by substantially all jurisdictions where major banking or trust institutions are located).

                     9.1.4        MERGER, ETC.

         Any corporation into which First Security may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which First Security shall be a party, or any corporation to which substantially all the corporate trust business of First Security may be transferred, shall, subject to the terms of Section 9.1.3, be Owner Trustee under this Trust Agreement without further act, provided, that such corporation shall not also be the Mortgagee.

         9.2         CO-TRUSTEES AND SEPARATE TRUSTEES

         (a) If at any time it shall be necessary or prudent in order to conform to any Law of any jurisdiction in which all or any part of the Trust Estate is located, or Owner Trustee being advised by counsel shall determine that it is so necessary or prudent in the interest of Owner Participant or Owner Trustee, or Owner Trustee shall have been directed to do so by Owner Participant, Owner Trustee and Owner Participant shall execute and deliver an agreement supplemental hereto and all other instruments and agreements necessary or proper to constitute another bank or trust company or one or more persons (any or all of which shall be a Citizen of the United States) approved by Owner Trustee and Owner Participant, either to act as co-trustee, jointly with Owner Trustee, or to act as separate trustee under this Trust Agreement (any such co-trustee or separate trustee being herein sometimes referred to as an "additional trustee"). In the event Owner Participant shall not have joined in the

TRUST AGREEMENT SPECIAL
execution of such agreements' supplemental hereto within ten days after the receipt of a written request from Owner Trustee so to do, or in case a Lease Event of Default or Indenture Event of Default shall occur and be continuing, Owner Trustee may act under the foregoing provisions of this Section 9.2 without the concurrence of Owner Participant; and Owner Participant hereby appoints Owner Trustee its agent and attorney-in-fact to act for it under the foregoing provisions of this Section 9.2 in either of such contingencies.

         (b) Every additional trustee under this Trust Agreement shall, to the extent permitted by Law, be appointed and act, and Owner Trustee and its successors shall act, subject to the following provisions and conditions:

                   (i) All powers, duties, obligations and rights conferred upon Owner Trustee in respect of the custody, control and management of monies, the Aircraft or documents authorized to be delivered under this Trust Agreement or under the Participation Agreement shall be exercised solely by Owner Trustee;

                  (ii) All other rights, powers, duties and obligations conferred or imposed upon Owner Trustee shall be conferred or imposed upon and exercised or performed by Owner Trustee and such additional trustee jointly, except to the extent that under any Law of any jurisdiction in which any particular act or acts are to be performed (including the holding of title to the Trust Estate) Owner Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations shall be exercised and performed by such additional trustee;

                 (iii) No power given to, or which it is provided hereby may be exercised by, any such additional trustee shall be exercised under this Trust Agreement by such additional trustee, except jointly with, or with the consent in writing of, Owner Trustee;

                  (iv) No trustee under this Trust Agreement shall be personally liable by reason of any action or omission of any other trustee under this Trust Agreement;

                   (v) Owner Participant, at any time, by an instrument in writing may remove any such additional trustee. In the event that Owner Participant shall not have joined in the

TRUST AGREEMENT SPECIAL
         execution of any such instrument within ten days after the receipt of a written request from Owner Trustee so to do, Owner Trustee shall have the power to remove any such additional trustee without the concurrence of Owner Participant; and Owner Participant hereby appoints Owner Trustee its agent and attorney-in-fact to act for it in such connection in such contingency; and

                  (vi) No appointment of, or action by, any additional trustee will relieve Owner Trustee of any of its obligations under, or otherwise affect any of the terms of, the Trust Indenture or affect the interests of Mortgagee or the Note Holders in the Trust Indenture Estate.

         (c) In case any separate trustee under this Section 9.2 shall die, become incapable of acting, resign or be removed, the title to the Trust Estate and all rights and duties of such separate trustee shall, so far as permitted by Law, vest in and be exercised by Owner Trustee, without the appointment of a successor to such separate trustee.

SECTION 10.          SUPPLEMENTS AND AMENDMENTS TO TRUST AGREEMENT AND OTHER
                     DOCUMENTS

         10.1        SUPPLEMENTS AND AMENDMENTS AND DELIVERY THEREOF

                     10.1.1       SUPPLEMENTS AND AMENDMENTS

         Subject to Section 7.2.2 of the Participation Agreement, this Trust Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by Owner Trustee and Owner Participant. Subject to Section 10.2, Section 9.01 of the Trust Indenture and Section 7.6.8 of the Participation Agreement, Owner Trustee will execute any amendment, supplement or other modification of this Trust Agreement or of any other Owner Trustee Agreement which it is requested in writing to execute by Owner Participant, except that Owner Trustee shall not execute any such amendment, supplement or other modification which, by the express provisions of any of the above documents, requires the consent of any other party unless such consent shall have been obtained; and provided, that, without the prior written consent of Owner Participant, (a) no such supplement, amendment or modification shall (i) modify any of the provisions of Section 4 or this Section 10.1, (ii) reduce, modify or amend any indemnities in favor of Owner Participant as set forth in
Section 9 of the Participation Agreement or in the

TRUST AGREEMENT SPECIAL

Tax Indemnity Agreement, (iii) reduce the amount or extend the time of payment of Basic Rent, Supplemental Rent, Stipulated Loss Value or Termination Value as set forth in the Lease (except in accordance with Section 3 of the Lease) or
(iv) modify any of the rights of Owner Participant under the Trust Indenture and (b) no such supplement, amendment or modification shall require Owner Participant to invest or advance funds or shall entail any additional personal liability or the surrender of any indemnification, claim or individual right on the part of Owner Participant with respect to any agreement or obligation.

                     10.1.2       DELIVERY OF AMENDMENTS AND
                                  SUPPLEMENTS TO CERTAIN PARTIES

         A signed copy of each amendment or supplement referred to in Section
10.1.1 to which Lessee is not a party shall be delivered promptly by Owner Trustee to Lessee, and a signed copy of each amendment or supplement referred to in Section 10.1.1 shall be delivered promptly by Owner Trustee to Mortgagee.

         10.2        DISCRETION AS TO EXECUTION OF DOCUMENTS

         Prior to executing any document required to be executed by it pursuant to the terms of Section 10.1, Owner Trustee shall be entitled to receive an opinion of its counsel to the effect that the execution of such document is authorized under this Trust Agreement. If in the opinion of Owner Trustee any such document adversely affects any right, duty, immunity or indemnity in favor of Owner Trustee under this Trust Agreement or under any other Owner Trustee Agreement, Owner Trustee may in its discretion decline to execute such document unless Owner Trustee is furnished with indemnification from Lessee or any other party upon terms and in amounts reasonably satisfactory to Owner Trustee to protect the Trust Estate and the Owner Trustee against any and all liabilities, costs and expenses arising out of the execution of such documents.

         10.3        ABSENCE OF REQUIREMENTS AS TO FORM

         It shall not be necessary for any written request furnished pursuant to Section 10.1 to specify the particular form of the proposed documents to be executed pursuant to such Section 10.1, but it shall be sufficient if such request shall indicate the substance thereof.

TRUST AGREEMENT SPECIAL

         10.4        DISTRIBUTION OF DOCUMENTS

         Promptly after the execution by Owner Trustee of any document entered into pursuant to Section 10.1, Owner Trustee shall mail, by certified mail, postage prepaid, a conformed copy thereof to Owner Participant, but the failure of Owner Trustee to mail such conformed copy shall not impair or affect the validity of such document.

         10.5 NO REQUEST NEEDED AS TO LEASE SUPPLEMENT AND TRUST INDENTURE SUPPLEMENT

         No written request pursuant to Section 10.1 shall be required to enable Owner Trustee to enter into, pursuant to Section 3.1 and the Lease or the Trust Indenture, as the case may be, the Lease Supplement with Lessee and the Trust Indenture Supplement.

SECTION 11.          MISCELLANEOUS

         11.1        TERMINATION OF TRUST AGREEMENT

         This Trust Agreement and the trusts created hereby shall be of no further force or effect upon the earlier of (a) both the final discharge of the Trust Indenture pursuant to Section 10.01 thereof and the sale or other final disposition by Owner Trustee of all property constituting part of the Trust Estate and the final distribution by Owner Trustee of all monies or other property or proceeds constituting part of the Trust Estate in accordance with
Section 4, provided, that at such time Lessee shall have fully complied with all of the terms of the Lease and the Participation Agreement or (b) 21 years less one day after the death of the last survivor of all of the descendants of the grandparents of David C. Rockefeller living on the date of the earliest execution of this Trust Agreement by any party hereto, but if this Trust Agreement and the trusts created hereby shall be or become authorized under applicable Law to be valid for a period commencing on the 21st anniversary of the death of such last survivor (or, without limiting the generality of the foregoing, if legislation shall become effective providing for the validity of this Trust Agreement and the trusts created hereby for a period in gross exceeding the period for which this Trust Agreement and the trusts created hereby are hereinabove stated to extend and be valid), then this Trust Agreement and the trusts created hereby shall not terminate under this clause
(b) but shall extend to and continue in effect, but only

TRUST AGREEMENT SPECIAL
if such nontermination and extension shall then be valid under applicable Law, until the day preceding such date as the same shall, under applicable Law, cease to be valid; otherwise this Trust Agreement and the trusts created hereby shall continue in full force and effect in accordance with the terms hereof. Except as expressly set forth in Section 11.2, this Trust Agreement and the trusts created hereby may not be revoked by Owner Participant.

         11.2        TERMINATION AT OPTION OF THE OWNER PARTICIPANT

         Notwithstanding Section 11.1 hereof, this Agreement and trust created hereby shall terminate and the Trust Estate shall be distributed to the Owner Participant, and this Agreement shall be of no further force and effect, upon the election of the Owner Participant by notice to the Owner Trustee, if such notice shall be accompanied by the written agreement (in form and substance satisfactory to the Owner Trustee) of the Owner Participant assuming all obligations of the Owner Trustee under or contemplated by the Operative Agreements or incurred by it as trustee hereunder and releasing the Owner Trustee therefrom; provided, however, that such notice may be given only after the time the Lien of the Trust Indenture is discharged under Section 10.01 of the Trust Indenture and after the expiration or termination of the Term of the Lease.

         11.3        OWNER PARTICIPANT HAS NO LEGAL TITLE IN TRUST
                     ESTATE

         No Owner Participant shall have legal title to any part of the Trust Estate. No transfer, by operation of Law or otherwise, of any right, title and interest of Owner Participant in and to the Trust Estate under this Trust Agreement shall operate to terminate this Trust Agreement or the trusts under this Trust Agreement or entitle any successors or transferees of Owner Participant to an accounting or to the transfer of legal title to any part of the Trust Estate.

         11.4        ASSIGNMENT, SALE, ETC. OF AIRCRAFT

         Any assignment, sale, transfer or other conveyance of the Aircraft by Owner Trustee made pursuant to the terms of this Trust Agreement or of the Lease or the Participation Agreement shall bind Owner Participant and shall be effective to transfer or convey all right, title and interest of Owner Trustee and Owner Participant in and to the Aircraft. No purchaser or other

TRUST AGREEMENT SPECIAL
grantee shall be required to inquire as to the authorization, necessity, expediency or regularity of such assignment, sale, transfer or conveyance or as to the application of any sale or other proceeds with respect thereto by Owner Trustee.

         11.5        TRUST AGREEMENT FOR BENEFIT OF CERTAIN PARTIES
                     ONLY

         Except for the terms of Section 10 of the Participation Agreement incorporated in Section 8 and except as otherwise provided in Sections 5.1, 6.7, 9, 10.1 and 11.1, nothing in this Trust Agreement, whether express or implied, shall be construed to give any person other than Owner Trustee and Owner Participant any legal or equitable right, remedy or claim under or in respect of this Trust Agreement; and this Trust Agreement shall be held to be for the sole and exclusive benefit of Owner Trustee and Owner Participant.

         11.6        CITIZENSHIP OF OWNER PARTICIPANT

         If at any time there shall be more than one Owner Participant, then any Owner Participant who shall cease to be a Citizen of the United States shall have no voting or similar rights under this Trust Agreement and shall have no right to direct, influence or limit the exercise of, or to prevent the direction or influence of, or place any limitation on the exercise of, Owner Trustee's authority or to remove Owner Trustee.

         11.7        NOTICES

         Unless otherwise expressly permitted by the terms of this Trust Agreement, all notices, requests, demands, authorizations, directions, consents, waivers and other communications required or permitted to be made, given, furnished or filed under this Trust Agreement shall be in writing, shall refer specifically to this Trust Agreement and shall be personally delivered, sent by telecopy, telex or other means of electronic facsimile or telecommunication transmission, sent by registered mail or certified mail, return receipt requested, postage prepaid, or sent by overnight courier service, in each case to the respective telex, telecopy or other number or address set forth for such party in Schedule 1 to the Participation Agreement, or to such other telex, telecopy or other number or address as each party hereto may hereafter specify by notice to the other parties hereto. Each such notice, request, demand, authorization,

TRUST AGREEMENT SPECIAL
direction, consent, waiver or other communication shall be effective when received or, if made, given, furnished or filed (a) by telecopy or other means of electronic facsimile or telecommunication transmission, when confirmed, or
(b) by registered or certified mail, three Business Days after being deposited, properly addressed, in the U.S. mail.

         11.8        SEVERABILITY

         If any provision of this Trust Agreement shall be held invalid, illegal or unenforceable in any respect in any jurisdiction, then, to the extent permitted by Law, (a) all other provisions hereof shall remain in full force and effect in such jurisdiction and (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction. If, however, any Law pursuant to which such provisions are held invalid, illegal or unenforceable may be waived, such Law is hereby waived by the parties hereto to the full extent permitted, to the end that this Trust Agreement shall be deemed to be a valid and binding agreement in all respects, enforceable in accordance with its terms.

         11.9        WAIVERS, ETC.

         No term or provision hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing entered into in compliance with the terms of Section 10; and any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.

         11.10       COUNTERPARTS

         This Trust Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

         11.11       BINDING EFFECT, ETC.

         All covenants and agreements contained in this Trust Agreement shall be binding upon, and inure to the benefit of, Owner Trustee and its successors and assigns, and Owner Participant and its successors and, to the extent permitted by Section 8, assigns. Any request, notice, direction, consent,

TRUST AGREEMENT SPECIAL
waiver or other instrument or action by Owner Participant shall bind its successors and assigns.

         11.12       HEADINGS; REFERENCES

         The headings and the table of contents used in this Trust Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof and shall not in any way affect the construction of, or be taken into consideration in interpreting, this Trust Agreement.

         11.13       GOVERNING LAW

         THIS TRUST AGREEMENT SHALL IN ALL RESPECTS BE GOVERNED BY THE LAWS OF THE STATE OF UTAH , INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS.


                     [This space intentionally left blank.]

TRUST AGREEMENT SPECIAL

         IN WITNESS WHEREOF, the parties hereto have caused this Trust Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.


                              -----------------------------------------



                              By
                                ---------------------------------------
                                 Name:
                                 Title:


                              FIRST SECURITY BANK, NATIONAL ASSOCIATION


                              By
                                ---------------------------------------
                                Name:
                                Title:



TRUST AGREEMENT SPECIAL